Form 10-K405, Exhibit 13
period 1994-12-31
HUNTINGTON BANCSHARES INC/MD
filed 1995-03-01
CIK 49196

                                                                                                                        EXHIBIT 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 1
- ------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED SELECTED FINANCIAL DATA                             YEAR ENDED DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS, EXCEPT PER
 SHARE AMOUNTS)                                  1994            1993           1992           1991          1990           1989
- ------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
  Total interest income ..................    $ 1,219,721    $ 1,236,311    $ 1,202,286    $ 1,208,407    $ 1,266,770    $ 1,177,754
  Total interest expense .................        463,671        440,111        504,846        659,918        780,759        730,386
  Net interest income ....................        756,050        796,200        697,440        548,489        486,011        447,368
  Securities gains .......................          2,594         27,189         36,332         16,951            579            302
  Provision for loan losses ..............         15,284         79,294         81,562         62,061         76,434         43,739
  Net income .............................        242,593        236,912        161,046        133,940         99,765        122,829

PER COMMON SHARE(1)
  Net income .............................           1.87           1.85           1.27           1.06            .79           1.02
  Cash dividends declared ................            .72            .60            .50            .46            .41            .35
  Book value at year end .................          10.84          10.21           8.87           8.10           7.43           7.06

BALANCE SHEET HIGHLIGHTS
  Total assets at year-end ...............     17,770,640     17,618,707     16,246,526     14,500,477     13,671,182     13,353,001
  Total long-term debt at year-end .......      1,214,052        762,310        478,872        261,168        206,578        209,808

Average long-term debt ...................        927,797        640,976        299,905        218,645        200,939        206,356
Average shareholders' equity .............      1,403,314      1,216,470      1,074,159        977,073        917,474        815,270
Average total assets .....................    $16,749,850    $16,850,719    $15,165,151    $13,612,543    $13,489,939    $12,247,488

- ------------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS AND STATISTICS                         1994           1993           1992           1991           1990           1989
- ------------------------------------------------------------------------------------------------------------------------------------
MARGIN ANALYSIS - AS A %
OF AVERAGE EARNING ASSETS(2)
  Interest income ........................        7.97%          8.03%          8.75%          9.85%         10.51%         10.85%
  Interest expense .......................        3.01           2.83           3.63           5.30           6.37           6.59
                                                 -----          -----          -----          -----          -----          -----
Net interest margin ......................        4.96%          5.20%          5.12%          4.55%          4.14%          4.26%
                                                 =====          =====          =====          =====          =====          =====
RETURN ON
  Average total assets ...................        1.45%          1.41%          1.06%           .98%           .74%          1.00%
  Average earning assets .................        1.57%          1.53%          1.16%          1.08%           .81%          1.11%
  Average shareholders' equity ...........       17.29%         19.48%         14.99%         13.71%         10.87%         15.07%
Dividend payout ratio ....................       38.50%         32.47%         38.99%         42.86%         51.52%         34.65%
Average shareholders' equity to
  average total assets ...................        8.38%          7.22%          7.08%          7.18%          6.80%          6.66%

Tier I risk-based capital ratio ..........        9.55%          9.60%          9.39%          9.07%          8.68%          8.69%
Total risk-based capital ratio ...........       13.57%         14.02%         12.56%         11.27%         11.19%         11.16%
Tier I leverage ratio ....................        7.99%          7.03%          6.72%          7.00%          6.54%          6.34%


- ------------------------------------------------------------------------------------------------------------------------------------
OTHER DATA                                                1994          1993          1992         1991          1990          1989
- ------------------------------------------------------------------------------------------------------------------------------------
Full-time equivalent employees                           8,152         8,395         8,039         7,562         7,074         6,884
Banking and thrift offices                                 344           352           346           334           318           304

(1) Restated for the five-for-four stock split distributed in July 1994.
(2) Presented on a fully tax equivalent basis assuming a 35% tax rate in 1994 and 1993 and a 34% tax rate in years 1989 through 1992.

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
OVERVIEW

     Huntington reported net income of $242.6 million in 1994, compared with $236.9 million and $161.0 million in 1993 and 1992, respectively. On a per share basis, net income increased to $1.87 in 1994, up from $1.85 and $1.27 in the preceding two years. Huntington's earnings were stronger in the first half of 1994 than in the final six months. Although earnings were higher in 1994, adverse changes in market conditions such as rising interest rates caused compression in the margin and reduced fee-based income from mortgage banking activities and investment management and sales, particularly in the last half of the year. Per share amounts for all prior periods have been restated to reflect the five-for-four stock split distributed to shareholders in July 1994.

     Huntington's returns on average assets (ROA) and average equity (ROE) during 1994 were 1.45% and 17.29%, respectively, which compare favorably with industry averages and the performance of its peer group. In the prior two years, ROA was 1.41% and 1.06%, and ROE was 19.48% and 14.99%.

     Total assets were $17.8 billion at December 31, 1994, representing a slight increase from December 31 of last year. The most significant growth in the balance sheet has been in the area of loans, particularly in the consumer component of the portfolio, which is indicative of Huntington's continued penetration into new and existing markets and a general improvement in economic conditions. Average total loans of $11.5 billion for the year ended December 31, 1994, increased 13.7% from the average balance of $10.1 billion reported for 1993. Conversely, mortgages held for sale dropped significantly from an average balance of $827 million in 1993 to $367 million in the year just ended. This resulted as a rapid rise in interest rates precipitated a substantial curtailment of residential loan originations. The average balance of securities

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 2
- ------------------------------------------------------------------------------------------------------------------------------------
CHANGES IN EARNINGS PER SHARE(1)                                                                     1994/1993            1993/1992
- ------------------------------------------------------------------------------------------------------------------------------------
Net income per share for 1993 and 1992, respectively ...................................               $ 1.85                $ 1.27
Increase (decrease) attributable to:
  Net interest income ..................................................................                 (.31)                  .77
  Provision for loan losses ............................................................                  .49                   .01
  Mortgage banking income ..............................................................                 (.38)                  .28
  Service charges on deposit accounts ..................................................                  .03                   .07
  Securities transactions ..............................................................                 (.19)                 (.07)
  Other income .........................................................................                 (.01)                  .16
  Salaries .............................................................................                   --                  (.15)
  Commissions ..........................................................................                  .08                  (.02)
  Employee benefits ....................................................................                 (.02)                 (.06)
  Provision for other real estate ......................................................                  .05                   .40
  Other expense ........................................................................                  .28                  (.36)
  Income taxes .........................................................................                  .02                  (.43)
  Additional shares outstanding ........................................................                 (.02)                 (.02)
                                                                                                       ------                ------
        Net change .....................................................................                  .02                   .58
                                                                                                       ------                ------
Net income per share for 1994 and 1993, respectively ...................................               $ 1.87                $ 1.85
                                                                                                       ======                ======

(1) Restated for the five-for-four stock split distributed in July 1994.

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                YEAR ENDED DECEMBER 31,
                                                                   1994                 1993                      1992
                                                           -----------------     ------------------        -------------------
                                                           CONTRI-      % OF     CONTRI-        % OF       CONTRI-      % OF
(IN MILLIONS)                                              BUTION      TOTAL     BUTION         TOTAL      BUTION       TOTAL
- ------------------------------------------------------------------------------------------------------------------------------------
BANKING SUBSIDIARIES
 NET INCOME:
  Ohio ...............................................    $179.1       73.8%        $162.1       68.4%        $ 99.6       61.9%
  West Virginia ......................................      34.0       14.0           33.1       14.0           26.4       16.4
  Michigan ...........................................      27.5       11.3           23.2        9.8           20.0       12.4
  Indiana ............................................      14.2        5.9            7.4        3.1           10.1        6.3
  Kentucky ...........................................       6.7        2.8            5.9        2.5            5.1        3.2
  Florida ............................................       2.9        1.2            3.3        1.4            1.3         .8
                                                          ------      -----         ------      -----         ------      -----
        Total Banking Subsidiaries ...................     264.4      109.0          235.0       99.2          162.5      101.0

NON-BANKING SUBSIDIARIES
  NET INCOME(LOSS)
  Huntington Mortgage Company ........................     (11.2)      (4.6)          15.0        6.3           10.5        6.5
  Trust Services .....................................       4.0        1.6            3.2        1.4            2.1        1.3
  Other Non-banking ..................................       1.7         .7             .8         .3            2.3        1.4
  Parent Company, debt service, and other
    supporting operations ............................     (16.3)      (6.7)         (17.1)      (7.2)         (16.4)     (10.2)
                                                          ------      -----         ------      -----         ------      -----
NET INCOME ...........................................    $242.6      100.0%        $236.9      100.0%        $161.0      100.0%
                                                          ======      =====         ======      =====         ======      =====

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
available for sale also declined in 1994, as management repositioned the balance sheet during the first half of the year to reduce the portfolio's exposure to rising rates. The timing of this repositioning was such that Huntington was able to achieve a lower level of interest rate risk without incurring significant losses from securities sales. Total deposits have declined slightly from the prior year amount, in large part because of an expected decrease in time deposits of $100,000 or more and foreign time deposits, as well as a lower amount of funds held in escrow in connection with Huntington's mortgage banking activities. The decline in large domestic and foreign time deposits reflects management's decision to utilize alternative sources to raise national market liabilities. In doing so, Huntington was able to reduce its FDIC insurance premiums without impeding balance sheet liquidity. As more fully discussed in the liquidity section, Huntington's core deposit base has been its most significant source of funding. Management recognizes the continued importance of core deposits and anticipates that they will remain the primary source of funding in the future.

     Shareholders' equity was $1.4 billion at December 31, 1994, an increase of 6.6% from one year ago. Huntington's regulatory capital ratios, including those of its banking and thrift subsidiaries, show continued strength and exceed the minimum levels established for well-capitalized institutions. In addition, Huntington and its subsidiaries meet all other requirements to be considered well-capitalized.

UNIT PROFITABILITY

     Net income at all of Huntington's banking and thrift subsidiaries increased during each of the past two years, with the exception of its Indiana operations which reported a decrease from 1992 to 1993 as a result of certain nonrecurring acquisition costs, and its Florida location which reported lower net income in the most recent year principally because of a lower contribution from its mortgage banking activities. In terms of the non-banking results over these same periods, The Huntington Mortgage Company reported a net loss of $11.2 million during 1994, compared with net income of $15.0 million and $10.5 million, respectively, in the two preceding years. Huntington's mortgage banking activities are more fully discussed in the sections which follow.

RESULTS OF OPERATIONS
NET INTEREST INCOME

     Huntington reported net interest income of $756.1 million in 1994, compared

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 3
- ------------------------------------------------------------------------------------------------------------------------------------
CHANGE IN NET INTEREST INCOME DUE TO CHANGES IN AVERAGE VOLUME AND INTEREST RATES(1)
- ------------------------------------------------------------------------------------------------------------------------------------

FULLY TAX EQUIVALENT BASIS(2)                                           1994                                      1993
                                                           ----------------------------------    ----------------------------------
(IN MILLIONS OF DOLLARS)                                         INCREASE (DECREASE)                     INCREASE (DECREASE)
                                                                    FROM PREVIOUS                            FROM PREVIOUS
                                                                     YEAR DUE TO:                             YEAR DUE TO:
                                                           ----------------------------------    ----------------------------------
                                                           VOLUME     YIELD/RATE      TOTAL        VOLUME      YIELD/RATE    TOTAL
- ------------------------------------------------------------------------------------------------------------------------------------
Interest bearing deposits in banks ...................     $ (1.3)      $   .4       $  (.9)      $ (2.7)      $  (.2)      $ (2.9)
Trading account securities ...........................         .2           .2           .4          (.6)         (.1)         (.7)
Federal funds sold and securities
 purchased under resale agreements ...................        1.5           .9          2.4         (1.7)         (.6)        (2.3)
Mortgages held for sale ..............................      (32.5)        (1.8)       (34.3)        11.0         (5.9)         5.1
Taxable securities ...................................      (69.9)        13.7        (56.2)        39.4        (29.4)        10.0
Tax-exempt securities ................................       (7.6)        (1.0)        (8.6)        (7.9)         5.3         (2.6)
Total loans ..........................................      119.1        (40.7)        78.4         90.4        (66.1)        24.3
                                                           ------       ------       ------       ------       ------       ------
     TOTAL EARNING ASSETS ............................        9.5        (28.3)       (18.8)       127.9        (97.0)        30.9
                                                           ------       ------       ------       ------       ------       ------
Interest bearing demand deposits .....................        1.2         (5.0)        (3.8)         4.3        (17.1)       (12.8)
Savings deposits .....................................        1.3         (9.8)        (8.5)        14.4        (21.0)        (6.6)
Certificates of deposit of
  $100,000 or more ...................................       (9.1)         3.6         (5.5)       (16.9)        (8.7)       (25.6)
Other domestic time deposits .........................       (2.1)         (.1)        (2.2)       (23.3)       (33.2)       (56.5)
Foreign time deposits ................................       (6.5)         3.6         (2.9)        10.0          (.7)         9.3
Short-term borrowings ................................       (6.5)        23.8         17.3         24.8         (8.3)        16.5
Long-term debt .......................................       17.6         11.6         29.2         19.1         (8.1)        11.0
                                                           ------       ------       ------       ------       ------       ------
     TOTAL INTEREST BEARING LIABILITIES ..............       (4.1)        27.7         23.6         32.4        (97.1)       (64.7)
                                                           ------       ------       ------       ------       ------       ------
     NET INTEREST INCOME .............................     $ 13.6       $(56.0)      $(42.4)      $ 95.5       $   .1       $ 95.6
                                                           ======       ======       ======       ======       ======       ======

(1) The change in interest due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.
(2)  Calculated assuming a 35% tax rate.

- --------------------------------------------------------------------------------



- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 4
- ------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF ALLOWANCE FOR LOAN LOSSES AND SELECTED STATISTICS
- ------------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                               1994         1993         1992          1991           1990           1989
- ------------------------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES, BEGINNING OF YEAR ..... $  211,835   $  153,654   $  134,770     $  123,622     $   91,039    $   79,110
Loan losses
  Commercial .....................................    (10,404)     (20,289)     (26,634)       (26,610)       (17,524)      (13,180)
  Real estate
    Construction .................................     (5,957)        (422)     (14,001)           (34)          (850)       (4,077)
    Mortgage .....................................     (5,428)      (2,060)      (6,665)        (6,859)        (8,115)       (1,825)
  Consumer .......................................    (23,356)     (21,492)     (25,621)       (28,773)       (26,276)      (23,585)
  Lease financing ................................       (977)      (1,329)      (2,734)        (1,338)        (1,255)       (1,048)
                                                   ----------   ----------   ----------     ----------     ----------    ----------
  Total loan losses ..............................    (46,122)     (45,592)     (75,655)       (63,614)       (54,020)      (43,715)
                                                   ----------   ----------   ----------     ----------     ----------    ----------
RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF
  Commercial .....................................      7,724        3,564        3,607          2,589          3,527         4,235
  Real estate
    Construction .................................          1            1         --              400             --            --
    Mortgage .....................................        506          352          120            736            179           155
  Consumer .......................................      9,503        9,058        8,313          6,781          6,229         5,166
  Lease financing ................................        368          263          424            230            197           214
                                                   ----------   ----------   ----------     ----------     ----------    ----------
  Total recoveries of loans previously charged off     18,102       13,238       12,464         10,736         10,132         9,770
                                                   ----------   ----------   ----------     ----------     ----------    ----------
NET LOAN LOSSES ..................................    (28,020)     (32,354)     (63,191)       (52,878)       (43,888)      (33,945)
                                                   ----------   ----------   ----------     ----------     ----------    ----------
PROVISION FOR LOAN LOSSES ........................     15,284       79,294       81,562         62,061         76,434        43,739
ALLOWANCE OF ASSETS ACQUIRED .....................      1,393       11,241          513          1,965             37         2,135
                                                   ----------   ----------   ----------     ----------     ----------    ----------
ALLOWANCE FOR LOAN LOSSES, END OF YEAR ........... $  200,492   $  211,835   $  153,654     $  134,770     $  123,622    $   91,039
                                                   ==========   ==========   ==========     ==========     ==========    ==========
AS A % OF AVERAGE TOTAL LOANS
  Net loan losses ................................        .24%         .32%         .69%           .61%           .52%          .44%
  Provision for loan losses ......................        .13%         .78%         .89%           .72%           .91%          .57%
Allowance for loan losses as a %
  of total loans (end of period) .................       1.63%        1.93%        1.61%          1.52%          1.42%         1.12%
Net loan loss coverage (1) .......................      13.62x       13.69x        4.98x          4.77x          4.82x         6.08x

(1)  Income before income taxes and the provision for loan losses to net loan losses.
- --------------------------------------------------------------------------------

with $796.2 million and $697.4 million, respectively, in 1993 and 1992. The net interest margin, on a fully tax equivalent basis, was 4.96% during the most recent twelve months, a decrease from 5.20% in 1993 and 5.12% in 1992. Rising interest rates put downward pressure on the net interest margin and further compression is expected in 1995. The drop in 1994 reflects the impact of the increase in short-term interest rates (e.g. a 250 basis point increase occurred in the federal funds rate) which increased Huntington's funding costs more rapidly than its yields on earning assets. The lower margin and reduced level of net interest income also were due to the decrease in mortgages held for sale, competitive pricing pressures on new loans, and actions taken to reposition the balance sheet to reduce Huntington's exposure to increases in interest rates. The competitive pressures on loan pricing existed throughout the entire portfolio and were particularly evident in terms of indirect automobile lending, a significant component of Huntington's consumer business.

PROVISION AND ALLOWANCE FOR LOAN
LOSSES

     The provision for loan losses was $15.3 million in 1994, $79.3 million in 1993 and $81.6 million in 1992. The decrease from prior years is directly related to a significant improvement in credit quality, as total nonperforming loans decreased $32.7 million, or 42.4%, over the last twelve months. Moreover, Huntington's net charge-offs decreased 13.4% from 1993, a significant achievement given the loan growth during 1994 and the sharp drop in net charge-offs from 1992 to 1993 of $30.8 million, or 48.8%.

     The allowance for loan losses (ALL) is maintained at a level considered appropriate by management, based on its estimate of losses inherent in the loan portfolio. The procedures employed by Huntington in evaluating the adequacy of the ALL include an analysis of specific credits which

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 5
- ------------------------------------------------------------------------------------------------------------------------------------
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
- ------------------------------------------------------------------------------------------------------------------------------------
                                 1994                1993                 1992                 1991                  1990
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)         PERCENT OF            PERCENT OF            PERCENT OF            PERCENT OF            PERCENT OF
                                   LOANS TO              LOANS TO              LOANS TO              LOANS TO              LOANS TO
                                    TOTAL                 TOTAL                 TOTAL                 TOTAL                 TOTAL
                           AMOUNT   LOANS       AMOUNT    LOANS        AMOUNT   LOANS       AMOUNT    LOANS        AMOUNT   LOANS
- ------------------------------------------------------------------------------------------------------------------------------------
Commercial ...........   $ 31,682   29.3%      $ 33,156   31.4%      $ 51,764   32.8%      $ 55,778   32.4%      $ 48,309   35.2%
Tax-free .............       --       .5           --       .7             47     .7             10     .9             15    1.0
Real estate
  Construction .......        908    2.5          1,636    3.1          1,329    4.0          6,672    4.9         19,046    5.8
  Mortgage ...........     16,677   24.5         18,008   24.5         12,274   23.7         10,545   23.6          7,833   20.8
Consumer .............     28,672   37.9         24,901   35.9         23,604   34.9         23,836   34.6         22,407   33.5
Lease financing ......      2,972    5.3          2,107    4.4          1,943    3.9          1,565    3.6          1,381    3.7
Unallocated ..........    119,581    --         132,027    --          62,693    --          36,364    --          24,631    --
                         --------  -----       --------  -----       --------  -----       --------  -----       --------  -----
        Total ........   $200,492  100.0%      $211,835  100.0%      $153,654  100.0%      $134,770  100.0%      $123,622  100.0%
                         ========  =====       ========  =====       ========  =====       ========  =====       ========  =====
- ------------------------------------------------------------------------------------------------------------------------------------

are generally selected for review on the basis of size and relative risk, portfolio trends, current and historical loss experience, prevailing economic conditions and other relevant factors. For analytical purposes, the ALL has been allocated to various portfolio segments. However, the total ALL is available to absorb losses from any segment of the portfolio. The methods used by Huntington to allocate the ALL are also subject to change and accordingly, the December 31, 1994 allocation is not necessarily indicative of the trend of future loan losses in any particular loan category.

     At year end 1994, the ALL of $200.5 million represented 1.63% of total loans, compared with ratios of 1.93% and 1.61%, respectively, at December 31, 1993 and 1992. Huntington believes this decrease from one year ago is appropriate based on the trend in nonperforming loans, as evidenced by the coverage ratio improving from 274.4% at the end of last year to 450.8% as of December 31, 1994. Additional information regarding the ALL and asset quality appears in the section "CREDIT RISK".

NON-INTEREST INCOME

     Non-interest income totaled $235.4 million in 1994, down from $305.8 million in 1993, and $250.1 million in 1992. Excluding securities transactions, the respective amounts were $232.8 million, $278.6 million, and $213.8 million.

     A significant downturn in mortgage banking operations was the predominant reason for the decrease in fee-based income from prior years. In 1993, mortgage loan originations increased substantially in response to mortgage interest rates which had reached their lowest level in several years. This trend began to level off at the beginning of 1994, and Huntington's mortgage loan production decreased dramatically throughout the year from a total volume of $6.1 billion in 1993 to $2.2 billion in 1994. Moreover, the decline in residential mortgage loan production, coupled with sales of servicing rights, resulted in a decline in the volume of mortgage loans serviced by Huntington from $9.6 billion, including loans subject to temporary subservicing agreements of $2.6 billion, to $5.4 billion at year end 1994. Given the current market conditions, and Huntington's outlook for mortgage interest rates in the coming months, this trend of decreasing fees from mortgage loan originations and other mortgage banking activities is expected to continue into 1995.

     A comparative analysis of the major components of mortgage banking income follows:

- --------------------------------------------------------------------------------
(IN THOUSANDS)                             1994            1993            1992
- --------------------------------------------------------------------------------
Net servicing fees .............         $21,586         $15,105         $16,777
Fee income .....................          13,428          38,639          33,734
Gain on sale of
  servicing rights .............          11,583          31,765           1,539
Other income ...................           3,770          13,676          11,247
                                         -------         -------         -------
  Total ........................         $50,367         $99,185         $63,297
                                         =======         =======         =======
- --------------------------------------------------------------------------------

     Net servicing fees for 1993 were significantly affected by accelerated amortization of excess mortgage servicing rights (EMSRs) during the year. As the refinancing volume which fueled the accelerated amortization last year declined dramatically in 1994, amortization of EMSRs decreased $18.1 million, from $21.2 million in 1993, to $3.1 million in the most recent twelve months.

     Servicing rights sold by Huntington for each of the last two years were related to loans totaling $2.2 billion in 1994 and $3.8 billion in 1993. Gains on such sales were the primary reason for the increase in mortgage banking income of 56.7% from 1992 to 1993, as no significant servicing sales occurred during 1992. At the end of the most recent year, the servicing portfolio had an average contractual maturity of approximately 22 years, which was comparable to a year ago, and an average coupon rate of 8.12%, versus 7.92% in 1993. The decrease between years in other mortgage banking income is a reflection

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 6
- ------------------------------------------------------------------------------------------------------------------------------------
ANALYSIS OF NON-INTEREST INCOME
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                                                          PERCENT
                                                                        YEAR ENDED DECEMBER 31,              INCREASE (DECREASE)
- ------------------------------------------------------------------------------------------------------------------------------------
                                                              1994             1993            1992         1994/93       1993/92
- ------------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts ................        $ 76,836        $ 73,172        $ 64,471         5.0%          13.5%
Mortgage banking ...................................          50,367          99,185          63,297       (49.2)          56.7
Credit card fees ...................................          34,045          31,794          27,037         7.1           17.6
Trust services .....................................          28,448          27,948          25,129         1.8           11.2
Investment product sales ...........................           6,624           9,016           5,193       (26.5)          73.6
Net gains on sales of securities
  available for sale ...............................           2,481          22,973          19,174       (89.2)          19.8
Net investment securities gains ....................             113           4,216          17,158       (97.3)         (75.4)
Other ..............................................          36,446          37,474          28,680        (2.7)          30.7
                                                            --------        --------        --------
TOTAL NON-INTEREST INCOME ..........................        $235,360        $305,778        $250,139       (23.0)%         22.2%
                                                            ========        ========        ========
- ------------------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 7
- ------------------------------------------------------------------------------------------------------------------------------------
ANALYSIS OF NON-INTEREST EXPENSE
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                                                       PERCENT
                                                                  YEAR ENDED DECEMBER 31,                  INCREASE (DECREASE)
- ------------------------------------------------------------------------------------------------------------------------------------
                                                          1994             1993             1992        1994/93         1993/92
- ------------------------------------------------------------------------------------------------------------------------------------
Salaries ......................................         $226,668         $226,405         $206,429           .1%            9.7%
Commissions ...................................           10,775           20,992           18,310        (48.7)           14.6
Employee benefits .............................           58,158           55,259           46,596          5.2            18.6
Net occupancy .................................           40,291           39,955           36,272           .8            10.2
Equipment .....................................           38,792           37,230           34,184          4.2             8.9
Credit card ...................................           26,539           24,248           20,474          9.4            18.4
FDIC insurance ................................           25,271           25,322           25,500          (.2)            (.7)
Advertising ...................................           15,320           13,259           13,308         15.5             (.4)
Printing and supplies .........................           14,821           14,721           13,588           .7             8.3
Legal and loan collection .....................            8,298           11,361           13,109        (27.0)          (13.3)
Other .........................................          144,719          190,141          204,812        (23.9)           (7.2)
                                                        --------         --------         --------
TOTAL NON-INTEREST EXPENSE ....................         $609,652         $658,893         $632,582         (7.5)%          4.2%
                                                        ========         ========         ========

of general market conditions which resulted in lower gains from the sale of loans during 1994.

     Huntington realized gains from securities transactions of $2.6 million in 1994, $27.2 million in 1993, and $36.3 million in 1992. These gains resulted principally from different programs in each of the years. In the most recent year, management initiated a program to sell certain fixed rate securities in anticipation of increased market interest rates, while the more significant sales of 1993 were the result of a program to change the earning asset mix, which was effected by deploying proceeds from securities sales into loans. Finally, expectations of accelerated prepayments of mortgage-backed securities were the primary reason for the 1992 sales.

     The remaining components of non-interest income were, in the aggregate, relatively flat when comparing 1994 results with 1993. Service charges on deposits and credit card fees represented the largest increases and were mostly volume related, while income from investment product sales showed the most significant decrease. Many of these components showed more significant increases from 1992 to 1993 as a result of changes in the pricing of service charges on various corporate and retail products, and market conditions which benefitted fee-based activities such as trust services and investment product sales.

NON-INTEREST EXPENSE

     Non-interest expense decreased $49.2 million, or 7.5%, when comparing 1994 results with the prior year, while the 1993

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
total exceeded the corresponding amount for 1992 by $26.3 million, or 4.2%.

     In 1993, Huntington experienced unsurpassed levels of mortgage refinancings resulting in significant prepayments of the mortgage servicing portfolio. As discussed previously, the upward trend in mortgage interest rates which began in early 1994 considerably slowed the pace of refinancings during the year. Accordingly, amortization of purchased mortgage servicing rights (PMSRs), which is included in other non-interest expense, decreased from $37.2 million in the prior year to $5.8 million in the year just ended. PMSR amortization in 1993 exceeded the 1992 total by $22.2 million.

     Huntington has seen reductions in various components of other non-interest expense in each of the past two years from continued improvements in asset quality, particularly in terms of costs associated with other real estate owned and loan collection. Salaries increased only slightly


- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 8
- ------------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES                                                                              DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                     1994                    1993                    1992
- ------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Federal agencies ............................             $  317,713             $   94,466             $3,420,855
States and political subdivisions .............................                153,649                232,721                282,426
Other .........................................................                  4,330                 32,158                228,626
                                                                            ----------             ----------             ----------
        Total .................................................             $  475,692             $  359,345             $3,931,907
                                                                            ==========             ==========             ==========

- ------------------------------------------------------------------------------------------------------------------------------------
AMORTIZED COST AND FAIR VALUES BY MATURITY AT DECEMBER 31, 1994
(IN THOUSANDS OF DOLLARS)                                                        AMORTIZED COST        FAIR VALUE          YIELD(1)
- ------------------------------------------------------------------------------------------------------------------------------------
U.S Treasury
  Under 1 year ......................................................             $    150             $    150              8.63%
                                                                                  --------             --------
        Total .......................................................                  150                  150
                                                                                  --------             --------

Federal agencies
  Mortgage-backed securities
  1-5 years .........................................................                  371                  344              4.90
  6-10 years ........................................................                4,812                4,806              8.54
  Over 10 years .....................................................                3,130                3,133              8.94
                                                                                  --------             --------
        Total .......................................................                8,313                8,283
                                                                                  --------             --------
  Other agencies
  1-5 years .........................................................              101,774               99,446              6.23
  6-10 years ........................................................              207,043              205,358              6.12
  Over 10 years .....................................................                  433                  350              5.60
                                                                                  --------             --------
        Total .......................................................              309,250              305,154
                                                                                  --------             --------
Total U.S. Treasury and Federal agencies ............................              317,713              313,587
                                                                                  --------             --------
States and political subdivisions
  Under 1 year ......................................................               56,361               57,080             10.99
  1-5 years .........................................................               72,812               74,975             10.18
  6-10 years ........................................................               18,433               18,059              8.14
  Over 10 years .....................................................                6,043                6,196             10.08
                                                                                  --------             --------
        Total .......................................................              153,649              156,310
                                                                                  --------             --------
Other
  Under 1 year ......................................................                1,508                1,508              9.82
  1-5 years .........................................................                    5                    5              5.50
  6-10 years ........................................................                1,504                1,424              9.74
  Over 10 years .....................................................                1,313                1,313              9.14
                                                                                  --------             --------
        Total .......................................................                4,330                4,250
                                                                                  --------             --------
Total Investment Securities .........................................             $475,692             $474,147
                                                                                  ========             ========

(1) Weighted average yields are calculated on the basis of book value. Such yields have been adjusted to a fully tax equivalent basis, assuming a 35% tax rate.

At December 31, 1994, Huntington had no concentrations of securities by a single issuer in excess of 10% of shareholders' equity.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
during 1994, as the effects of merit raises were largely negated by reductions in staff at Huntington's mortgage subsidiary. Employee benefits were up 5.2% from the prior year, as a result of the change made at the end of 1993 to an actuarial assumption associated with the defined benefit pension plan and other general cost increases. Commissions expense decreased significantly during 1994, principally because of reduced mortgage loan originations. Advertising costs increased 15.5% during the most recent year in connection with several new initiatives undertaken by Huntington such as Huntington Direct, the National Clearinghouse Association, and Direct Bill Pay.

     Huntington's expanded mortgage banking activities and, to a lesser extent, two purchase business combinations consummated during 1993 were significant reasons for the increase in non-interest expense from 1992 to 1993. Salaries were 9.7% higher in 1993 than 1992 primarily

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 9
- ------------------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE                                                                      DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                       1994                   1993                    1992
- ------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Federal agencies ............................             $3,006,277             $3,691,190             $  393,535
States and political subdivisions .............................                   --                     --                    5,686
Other .........................................................                298,216                148,874                   --
                                                                            ----------             ----------             ----------
        Total .................................................             $3,304,493             $3,840,064             $  399,221
                                                                            ==========             ==========             ==========

- ------------------------------------------------------------------------------------------------------------------------------------
AMORTIZED COST AND FAIR VALUES BY MATURITY AT DECEMBER 31, 1994
(IN THOUSANDS OF DOLLARS)                                                     AMORTIZED COST            FAIR VALUE          YIELD(1)
- ------------------------------------------------------------------------------------------------------------------------------------
U.S Treasury
  Under 1 year ...................................................             $   25,399             $   25,320             6.12%
  1-5 years ......................................................                662,106                643,100             6.27
  6-10 years .....................................................                166,909                147,671             5.60
                                                                               ----------             ----------
        Total ....................................................                854,414                816,091
                                                                               ----------             ----------
Federal agencies
  Mortgage-backed securities
  1-5 years ......................................................                 17,727                 16,922             6.65
  6-10 years .....................................................                369,061                362,716             7.72
  Over 10 years ..................................................                114,742                110,119             6.21
                                                                               ----------             ----------
        Total ....................................................                501,530                489,757
                                                                               ----------             ----------
  Other agencies
  Under 1 year ...................................................                531,082                526,617             5.78
  1-5 years ......................................................                506,740                499,748             7.01
  6-10 years .....................................................                382,849                369,404             6.16
  Over 10 years ..................................................                323,451                304,660             6.52
                                                                               ----------             ----------
        Total ....................................................              1,744,122              1,700,429
                                                                               ----------             ----------
Total U.S. Treasury and Federal agencies .........................              3,100,066              3,006,277
                                                                               ----------             ----------
Other
  1-5 years ......................................................                 95,410                 94,887             5.78
  6-10 years .....................................................                165,422                164,087             6.13
  Over 10 years ..................................................                 32,854                 32,818             6.57
  Marketable equity securities ...................................                  8,359                  6,424             4.95
                                                                               ----------             ----------
        Total ....................................................                302,045                298,216
                                                                               ----------             ----------
Total Securities Available for Sale ..............................             $3,402,111             $3,304,493
                                                                               ==========             ==========

(1) Weighted average yields are calculated on the basis of book value. Such yields have been adjusted to a fully tax equivalent basis, assuming a 35% tax rate.

     At December 31, 1994, Huntington had no concentrations of securities by a single issuer in excess of 10% of shareholders' equity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
as a result of an increased workforce at Huntington's mortgage subsidiary and normal merit increases, while related employee benefits were up 18.6% due to the additional personnel and increased costs of providing post-retirement, post-employment, and employee stock purchase plan benefits. The remaining components of non-interest expense also generally increased at a greater rate from 1992 to 1993 than was experienced during the most recent year. These increases were the result of higher volumes of mortgage originations and credit card transactions, as well as corporate expansion.

PROVISION FOR INCOME TAXES

     The provision for income taxes was $123.9 million in 1994, compared with $126.9 million in 1993 and $72.4 million in 1992. Huntington's effective tax rate decreased slightly during the most recent twelve months, principally as a result of a one-time charge recorded in 1993 of $4.0 million related to the conversion of an acquired thrift to a bank charter. In each of the three years, the major difference in the statutory and effective tax rates is tax-exempt interest income. A change in the federal income tax rate from 34% to 35% in 1993 also contributed to the higher effective rate when comparing the immediately preceding year to 1992.

     On January 1, 1993, Huntington prospectively adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Adoption of this standard did not materially impact the consolidated financial statements.

INTEREST RATE RISK AND
LIQUIDITY MANAGEMENT

INTEREST RATE RISK MANAGEMENT

     The principal objective of asset/liability management is to maximize shareholder value in a manner consistent with prudent balance sheet management. Through its asset/liability management process, Huntington seeks to achieve consistent growth in both net interest income and net income while managing volatility arising from shifts in interest rates. This is accomplished with the oversight of the Asset/Liability Management Committee (ALCO), which is comprised of key members of executive management. ALCO establishes policies and operating limits that govern the management of both interest rate and market risk as well as ensure maintenance of adequate liquidity. Both on- and off-balance sheet tactics and strategies are regularly reviewed and monitored by ALCO to confirm their consistency with Huntington's operating objectives as well as to evaluate their appropriateness and effectiveness in light of changing market and business conditions.

     Huntington monitors its interest rate risk exposure by measuring the amount that net interest income will change over a twelve to twenty-four month period given a directional shift in interest rates. The net interest income-at-risk estimation is determined using multiple interest rate and balance sheet scenarios to provide management a framework for evaluating its risk tolerance under various market conditions.

     Actively and effectively managing interest rate risk requires the use of a variety of financial instruments and funding sources. On-balance sheet investment and funding vehicles, along with off-balance sheet financial instruments such as interest rate swaps, interest rate caps/floors, and financial futures, represent the primary means by which Huntington responds to the balance sheet mismatches created by customer loan and deposit preferences and to changing market conditions. These activities are closely monitored by ALCO.

     Over the past year, Huntington has undertaken several strategies to protect earnings against rising rates. These have included the sale of approximately $2.1 billion of fixed rate securities designated as available for sale, the issuance of term fixed-rate retail deposits and wholesale liabilities, and the adjustment of interest rate swap and other off-balance sheet positions. These initiatives reduced Huntington's interest rate risk exposure during 1994 and have better positioned the company in light of expectations for further rate increases in 1995.

     At December 31, 1994, the results of Huntington's internal interest sensitivity analysis indicate that a 100 basis point increase in the federal funds rate from the current 5.50% level (assuming a 25 basis point increase per quarter) and corresponding changes in other market rates, reflected in Huntington's interest rate forecast, would result in a decrease in annual net interest income of 0% to 0.9%. This represents a significant decrease from the end of 1993, at which time Huntington's equivalent exposure was a 4-5% decline in net interest income. Assuming a gradual 200 basis point increase in rates, the sensitivity analysis indicates a decrease in net interest income ranging between 0.1% and 1.8%. Huntington uses a range in measuring its "at-risk" position because of varying assumptions regarding the volume and rate behaviors of certain loans and core deposits under the rising rate scenarios.

     Interest rate swaps are the principal off-balance sheet vehicles used by Huntington for asset/liability management. In addition to the transactional efficiencies afforded by a swap structure, which is less costly to execute than a comparable cash instrument, the overall swap strategy has enabled Huntington to lower the costs of raising wholesale funds and has allowed management to synthetically alter, or customize, the repricing characteristics of selected on-balance sheet financial instruments. Financial futures and interest rate caps/floors, as well as forward delivery contracts purchased in connection with Huntington's mortgage banking activities, are also integral to asset/liability management. These off-balance sheet financial instruments are often more attractive than the use of cash securities or other on-balance sheet alternatives because, though they provide similar protection against interest rate movements, they require less capital and may not impede liquidity.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
     The notional amounts of off-balance sheet positions used by Huntington for purposes other than interest rate risk management, consisting principally of transactions entered into on behalf of customers for which the related interest rate risk is countered by offsetting third party contracts, were $700 million and $572 million, respectively, at the end of 1994 and 1993. Total credit exposure from such contracts was $12.6 million at December 31, 1994. These separate activities, which are accounted for at fair value, are not a significant part of Huntington's operations. Accordingly, they have been excluded from the discussion of off-balance sheet financial instruments and the related tables which follow.

     The contributions to net interest income from swaps and other off-balance sheet financial instruments used for asset/liability management purposes, including amortization of $21.6 million in 1994 and $12.2 million in 1993 attributable to deferred net gains from previously terminated contracts, are presented below.

- --------------------------------------------------------------------------------
(IN MILLIONS)                                  1994          1993         1992
- --------------------------------------------------------------------------------
Interest income ......................        $29.0         $61.0         $42.1
Interest expense .....................          5.6          30.0          22.7
                                              -----         -----         -----
Net interest income ..................        $34.6         $91.0         $64.8
                                              =====         =====         =====

     Expressed in terms of the net interest margin, the contribution was 22 basis points in 1994, compared with 59 basis points and 55 basis points, respectively, in the two preceding years. The following table illustrates the estimated maturities and weighted average rates of the interest rate swaps used by Huntington in its interest rate risk management program. In preparing the information presented below, management has made no assumptions with respect to future changes in interest rates. Accordingly, as interest rates change, both the maturity and variable rate information below are subject to change.

     The portfolio of amortizing swaps consists of contracts with notional values that are indexed to certain market interest rates, primarily the London inter-bank offered rate (LIBOR) or Constant Maturity U.S. Treasury yields (CMT). To a much lesser degree, other contracts are amortized based upon the prepayment experience of a specified pool of mortgage loans. As market interest rates increase, amortization of the notional values will change, generally slowing. Basis swaps are contracts which provide for both parties to receive floating rates of interest according to different indices. All receive and pay amounts applicable to Huntington's basis swaps are determined by LIBOR, the prime rate, or other indices common to the banking industry. Certain basis swaps, with a notional value of $700 million at December 31, 1994, have embedded written periodic caps and, in some cases, purchased periodic floors. Also, embedded in the receive fixed-generic swaps is $250 million of written caps.

- -----------------------------------------------------------------------------------------------------------------------------------
                                                  EXPIRING OR AMORTIZING IN
- ------------------------------------------------------------------------------------------------------------------------------------
(IN MILLIONS)                     1995     1996       1997      1998     1999    THEREAFTER   TOTAL
- ------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1994
 Receive fixed-generic swaps
  Notional value                  $134      $434      $600        --      $850      $400    $2,418
  Weighted average receive rate   4.50%     4.22%     4.70%       --      7.76%     7.22%     6.10%
  Weighted average pay rate       5.75%     5.94%     5.94%       --      5.98%     7.79%     6.25%

Receive fixed-amortizing swaps
  Notional value                  $389      $216      $213      $198      $295      $178    $1,489
  Weighted average receive rate   4.93%     4.93%     4.95%     5.19%     5.74%     5.66%     5.22%
  Weighted average pay rate       5.70%     6.00%     5.98%     6.51%     5.97%     5.98%     5.98%

Pay fixed-generic swaps
  Notional value                  $325    $1,608        --        --        --        --    $1,933
  Weighted average receive rate   5.57%     5.91%       --        --        --        --      5.85%
  Weighted average pay rate       5.19%     6.82%       --        --        --        --      6.54%

Basis swaps
  Notional value                  $750        --        --        --      $250        --    $1,000
  Weighted average receive rate   5.99%       --        --        --      6.19%       --      6.04%
  Weighted average pay rate       6.08%       --        --        --      5.73%       --      5.99%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
     As of December 31, 1994, interest rate swaps were designated to the assets and liabilities presented below.

     The notional values of the swap portfolio represent contractually determined amounts on which calculations of interest payments to be exchanged are based. These notional values do not represent direct credit exposures. At the end of the most recent twelve months, Huntington's credit risk from interest rate swaps and other off-balance sheet financial instruments used for asset/liability management purposes was $49.7 million, which is significantly less than the notional value of the contracts, and represents the sum of the aggregate fair value of positions that have become favorable to Huntington and any accrued interest receivable due from counterparties. In order to minimize the risk that a swap counterparty will not satisfy its interest payment obligation under the terms of the contract, Huntington performs credit reviews on all counterparties, restricts the number of counterparties used to a select group of high quality institutions, obtains collateral, and enters into formal netting arrangements. Huntington has never experienced any past due amounts from a swap counterparty and does not anticipate non-performance in the future by any such counterparties.

     The second table on this page summarizes activity in the interest rate swap portfolio and other off-balance sheet financial instruments used for asset/liability management purposes during each of the last three years.

     Terminations reflect the decisions made by ALCO to modify, refine, or change balance sheet management strategies, as a result of either a change in overall interest rate risk tolerances or changes in balance sheet composition. During 1993, Huntington entered into basis swaps to protect a portion of its prime based loan portfolio against an expected narrowing in the prime/LIBOR spread. Based upon the market conditions over the past year

                                               DESIGNATED ASSETS/LIABILITIES
- ---------------------------------------------------------------------------------------------
                                                             SHORT-TERM  LONG-TERM
(IN MILLIONS)            SECURITIES    LOANS     DEPOSITS    BORROWINGS     DEBT       TOTAL
- ---------------------------------------------------------------------------------------------
Receive fixed-generic      $  233      $1,350      $  200      $  135      $  500      $2,418
Receive fixed-amortizing      198         727         549        --            15       1,489
Pay fixed-generic            --          --          --         1,008         925       1,933
Basis                        --           250        --           750        --         1,000
                           ------      ------      ------      ------      ------      ------
   Total                   $  431      $2,327      $  749      $1,893      $1,440      $6,840
                           ======      ======      ======      ======      ======      ======
- ---------------------------------------------------------------------------------------------

                                                                  PURCHASED
                                                                INTEREST RATE     FORWARD
                                INTEREST          INTEREST      CAPS, COLLARS,    DELIVERY
 (IN MILLIONS)                 RATE SWAPS       RATE FUTURES     AND FLOORS      CONTRACTS
- ---------------------------------------------------------------------------------------------
Balance December 31, 1991       $ 2,380            $   138         $    300       $   669
  Additions                       3,677              1,775            2,525         4,963
  Maturities/Amortization          (505)              (121)            (100)       (4,749)
  Terminations                   (1,125)              (535)            (300)           --
                                -------            -------         --------       -------
Balance December 31, 1992         4,427              1,257            2,425           883
                                -------            -------         --------       -------
  Additions                       6,585              1,556            2,320         7,064
  Maturities/Amortization        (1,210)            (1,187)          (2,625)       (6,655)
  Terminations                   (2,900)            (1,123)            (300)           --
                                -------            -------         --------       -------
Balance December 31, 1993         6,902                503            1,820         1,292
                                -------            -------         --------       -------
  Additions                       3,492              5,802              860         1,065
  Maturities/Amortization          (904)              (275)          (1,250)       (2,281)
  Terminations                   (2,650)            (6,014)            (300)           --
                                -------            -------         --------       -------
Balance December 31, 1994       $ 6,840            $    16         $  1,130       $    76
                                =======            =======         ========       =======


and Huntington's current interest rate forecast, a significant narrowing of the spread between these indices is not expected in the foreseeable future. Accordingly, basis swaps with a notional value of $1.5 billion were terminated in December 1994. The realized loss of approximately $69.5 million is being amortized over the 2.5 year remaining life of the original contracts.

     Unrealized gains and losses on interest rate swaps are presented in the table below. The combined net unrealized loss of $268.9 million at December 31, 1994, compares unfavorably with a net unrealized gain of $14.1 million at the end of 1993. Short-term interest rate increases during 1994 have significantly changed the fair value of the swap portfolio during the year. The unrealized gains and losses on forward delivery contracts and other off-balance sheet financial instruments used for asset/liability management purposes were not significant at either period end.

- -----------------------------------------------------------------------------------------
                                        NOTIONAL  UNREALIZED UNREALIZED   NET UNREALIZED
(IN MILLIONS)                            VALUE      GAINS      LOSSES     GAINS(LOSSES)
- -----------------------------------------------------------------------------------------
DECEMBER 31, 1994:

Receive fixed-generic swaps               $2,418    $ --        $119.9       $(119.9)
Receive fixed-amortizing swaps             1,489      --         123.0        (123.0)
                                          ------    ------      ------       -------
Total receive fixed swaps                  3,907      --         242.9        (242.9)
Less: Pay fixed-generic swaps              1,933      31.8         --           31.8
                                          ------    ------      ------       -------
Net receive fixed position                $1,974    $ 31.8      $242.9       $(211.1)
                                          ======    ======      ======       =======
Basis swaps                               $1,000    $ --        $ 57.8       $ (57.8)
                                          ======    ======      ======       =======

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 10
- ------------------------------------------------------------------------------------------------------------------------------------
SHORT-TERM BORROWINGS                                                                     YEAR ENDED DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                       1994                1993                  1992
- ------------------------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS
Balance at year-end .................................................        $1,442,138           $2,164,752           $2,547,972
Weighted average interest rate at year-end ..........................              4.82%                2.62%                3.07%
Maximum amount outstanding at month-end during the year .............        $1,798,524           $2,361,306           $2,808,686
Average amount outstanding during the year ..........................        $1,374,741           $1,964,282           $1,941,199
Weighted average interest rate during the year ......................              3.58%                2.89%                3.39%

SHORT-TERM BANK NOTES
Balance at year-end .................................................        $  640,000           $  860,000           $   20,000
Weighted average interest rate at year-end ..........................              5.55%                3.49%                3.25%
Maximum amount outstanding at month-end during the year .............        $  785,000           $1,000,000           $   40,000
Average amount outstanding during the year ..........................        $  637,055           $  719,767           $    9,508
Weighted average interest rate during the year ......................              4.28%                3.55%                3.23%

MEDIUM-TERM BANK NOTES WITH ORIGINAL MATURITIES OF LESS THAN ONE YEAR
Balance at year-end .................................................        $  624,000
Weighted average interest rate at year-end ..........................              5.55%
Maximum amount outstanding at month-end during the year .............        $  724,000
Average amount outstanding during the year ..........................        $  501,225
Weighted average interest rate during the year ......................              4.73%


- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 11
- ------------------------------------------------------------------------------------------------------------------------------------
MATURITY OF DOMESTIC CERTIFICATES OF DEPOSIT GREATER THAN $100,000 AS OF DECEMBER 31, 1994               (IN THOUSANDS OF DOLLARS)
- ------------------------------------------------------------------------------------------------------------------------------------
Three months or less ..............................................................................           $380,569
Over three through six months .....................................................................             85,569
Over six through twelve months ....................................................................             62,088
Over twelve months ................................................................................             77,537
                                                                                                              --------
Total .............................................................................................           $605,763
                                                                                                              ========
NOTE: All foreign time deposits are denominated in amounts greater than $100,000.

- ------------------------------------------------------------------------------------------------------------------------------------

     The valuation of interest rate swap contracts is largely a function of the financial market's expectations regarding the future direction of interest rates. The recent high degree of market uncertainty surrounding short-term interest rates has significantly contributed to the drop in the fair value of Huntington's swap portfolio. However, current market values are not necessarily indicative of the future impact of the swaps on net interest income. This will depend, in large part, on the shape of the yield curve as well as interest rate levels.

     Including the effects of the basis swap terminations, Huntington had deferred approximately $(74.1) million and $45.7 million, respectively, at December 31, 1994 and 1993, of net realized (losses) gains from interest rate swaps. The net losses as of the most recent year end are to be amortized as yield adjustments over the remaining term of the original contracts, as presented below. Deferred realized gains and losses on other off-balance sheet financial instruments used for asset/liability management purposes were not significant at either period end.


- -------------------------------------------------------------
                                  AMORTIZING IN
- -------------------------------------------------------------
(IN MILLIONS)          1995      1996       1997      TOTAL
- -------------------------------------------------------------
DECEMBER 31, 1994:
- -------------------------------------------------------------
Deferred gains       $ 16.3    $  7.4     $  1.3     $ 25.0
Deferred losses       (41.3)    (41.3)     (16.5)     (99.1)
                     ------    ------     ------     ------
Net losses           $(25.0)   $(33.9)    $(15.2)    $(74.1)
                     ======    ======     ======     ======


LIQUIDITY MANAGEMENT

Liquidity management is also a significant responsibility of ALCO. The goal of ALCO in this regard is to maintain an optimum balance of maturities among Huntington's assets and liabilities such that sufficient cash, or access to cash, is available at all times to meet the needs of borrowers, depositors, and creditors, as well as to fund corporate expansion and other activities. A chief source of Huntington's liquidity is derived from the large retail deposit base accessible by its extensive network of geographically dispersed banking offices. Retail deposits and other core funding sources provided a

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULT OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 12
- ------------------------------------------------------------------------------------------------------------------------------------
NON-PERFORMING ASSETS AND PAST DUE LOANS
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                              1994          1993          1992          1991          1990          1989
Non-accrual loans ................................   $ 41,929      $ 75,933      $ 87,541      $139,024      $100,899      $ 81,356
Renegotiated loans ...............................      2,550         1,254         2,508         5,491         9,447         3,969
                                                     --------      --------      --------      --------      --------      --------
Total Non-Performing Loans .......................     44,479        77,187        90,049       144,515       110,346        85,325
                                                     --------      --------      --------      --------      --------      --------
Other real estate, net ...........................     51,909        62,446        73,130        99,646        57,467        17,897
                                                     --------      --------      --------      --------      --------      --------
Total Non-Performing Assets ......................   $ 96,388      $139,633      $163,179      $244,161      $167,813      $103,222
                                                     ========      ========      ========      ========      ========      ========
Non-performing loans as a % of total loans .......        .36%          .70%          .95%         1.63%         1.27%         1.05%
Non-performing assets as a % of total loans and
other real estate ................................        .78%         1.27%         1.70%         2.72%         1.91%         1.27%
Allowance for loan losses as a % of non-performing
loans  ...........................................     450.76%       274.44%       170.63%        93.26%       112.03%       106.70%
Allowance for loan losses and other real estate as
a % of non-performing assets .....................     193.13%       143.41%        95.22%        56.53%        74.36%        88.20%
Accruing loans past due 90 days or more ..........   $ 20,877      $ 25,550      $ 24,298      $ 36,270      $ 30,169      $ 32,169
                                                     ========      ========      ========      ========      ========      ========
Accruing loans past due 90 days or more to total
loans ............................................        .17%          .23%          .26%          .41%          .35%          .40%
- ------------------------------------------------------------------------------------------------------------------------------------

NOTE: For 1994, the amount of interest income which would have been recorded under the original terms for total loans classified as non-accrual or renegotiated was $5.6 million. Amounts actually collected and recorded as interest income for these loans totalled $1.7 million.

minimum of 70% of all funding needs in both 1994 and 1993. This core funding is supplemented by Huntington's demonstrated ability to raise funds in capital markets and to access national funds. During 1993, Huntington, through its lead subsidiary, The Huntington National Bank, initiated a bank note program which provides short and medium term funding. Significant additional funds were generated under the bank note program over the most recent twelve months, and a total of $1.9 billion was outstanding at year end. A similar program was begun at the parent company in 1994 to fund certain non-banking activities, of which $75 million was outstanding at year end. Huntington also has a fully available $200 million line of credit which supports commercial paper borrowings and other short-term working capital needs.

     In addition, Huntington has significant asset liquidity from its sizeable portfolio of securities available for sale, loans which may be securitized and sold, and maturing investments. ALCO regularly monitors the liquidity position and ensures that various alternative strategies exist to cover unanticipated reductions in presently available funding sources. At December 31, 1994, Huntington's liquidity was within all key parameters established by ALCO.

CREDIT RISK

     Huntington's exposure to credit risk is managed through the use of underwriting standards which emphasize "in-market" lending to established borrowers. Highly leveraged transactions and industry or other concentrations are avoided. The credit administration function also employs extensive monitoring procedures to ensure problem loans are promptly identified and adherence with corporate compliance policies. These procedures provide executive management with information necessary to implement appropriate change and take corrective action as needed.

     Asset quality continues to improve. Net charge-offs as a percentage of average total loans were .24% in 1994, compared with .32% in 1993 and .69% in 1992. Non-performing assets, which include loans that are no longer accruing interest, loans that have been renegotiated based upon financial difficulties of the borrower, and real estate acquired through foreclosure, have trended significantly downward and are at their lowest level since 1989. The most substantial decrease in non-performing loans occurred in the construction and commercial real estate segments, which showed a combined reduction from 1993 of $28.9 million, largely as a result of additional principal paydowns. An analysis of the activity in other real estate (ORE) during the past three years follows:

- ------------------------------------------------------------------
(IN MILLIONS)             1994             1993             1992
- ------------------------------------------------------------------
Beginning balance        $89.1           $109.2           $107.1
Additions                 29.3             15.9             50.0
Write-downs               (6.6)           (11.8)           (24.3)
Sales                    (44.5)           (24.2)           (23.6)
                         -----           ------           ------
Total ORE                 67.3             89.1            109.2
ORE reserve              (15.4)           (26.7)           (36.1)
                         -----           ------           ------
Ending balance, net      $51.9           $ 62.4           $ 73.1
                         =====           ======           ======

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 13
- ------------------------------------------------------------------------------------------------------------------------------------
LOAN PORTFOLIO COMPOSITION                                                         YEAR ENDED DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------------------------------
(IN MILLIONS OF DOLLARS)                                  1994             1993             1992             1991             1990
- ------------------------------------------------------------------------------------------------------------------------------------
Commercial ....................................          $ 3,611          $ 3,435          $ 3,121          $ 2,879          $ 2,941
Tax-free ......................................               58               72               70               81               87
Real estate
  Construction ................................              305              337              379              439              492
  Mortgage ....................................            3,002            2,685            2,252            2,097            2,059
Consumer ......................................            4,642            3,944            3,325            3,061            2,821
Lease financing ...............................              646              481              368              321              311
                                                         -------          -------          -------          -------          -------
    Total loans ...............................          $12,264          $10,954          $ 9,515          $ 8,878          $ 8,711
                                                         =======          =======          =======          =======          =======

NOTE: There are no loans outstanding which would be considered a concentration of lending in any particular industry or group of industries.


- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 14
- ------------------------------------------------------------------------------------------------------------------------------------
MATURITY SCHEDULE OF SELECTED LOANS
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                     DECEMBER 31, 1994
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                AFTER ONE
                                                             WITHIN             BUT WITHIN             AFTER
                                                            ONE YEAR            FIVE YEARS           FIVE YEARS              TOTAL
                                                           ----------           ----------           ----------           ----------
Commercial and tax-free ........................           $2,222,656           $1,136,707           $  309,535           $3,668,898
Real estate - construction .....................              140,663              126,685               37,421              304,769
                                                           ----------           ----------           ----------           ----------
     Total .....................................           $2,363,319           $1,263,392           $  346,956           $3,973,667
                                                           ==========           ==========           ==========           ==========
Variable interest rates ........................                                $  993,707           $  229,717
                                                                                ==========           ==========
Fixed interest rates ...........................                                $  269,685           $  117,239
                                                                                ==========           ==========
- ------------------------------------------------------------------------------------------------------------------------------------


     Huntington's management continues to aggressively pursue the sale of its ORE to further reduce non-performing assets.

     Huntington also has certain loans which are past due ninety days or more but have not been placed on nonaccrual status. These loans, which total $20.9 million at year end 1994, are primarily consumer and residential real estate loans that are considered well-secured and in the process of collection. There were also loans outstanding of $51.5 million and $84.5 million, respectively, at December 31, 1994 and 1993, that Huntington considers to be potential problem credits and monitors closely for any further deterioration in borrower performance.

     All significant loan categories, except construction, experienced growth during 1994, the most significant occurring in the consumer and leasing segments of the portfolio which were up, in terms of average balances outstanding, 20.8% and 31.1%, respectively. Huntington has enjoyed success in the installment lending business for more than thirty years, and continues to increase its market share through higher volumes from traditional banking offices, complemented significantly by the additional market opportunities afforded by The Huntington Acceptance Company, an indirect auto lending affiliate. Huntington has achieved this growth without compromising credit quality, as its indirect lending function uses sophisticated credit scoring systems, applies consistent underwriting standards, and has a well-designed portfolio tracking system. Over the past two years, net losses resulting from this segment of the portfolio were only .21% and .20%, respectively, of related average loans.

     Average commercial real estate loans as a percent of average total loans increased only slightly from 11.2% in 1993 to 11.5% in 1994. This increase represents additional extensions of credit to borrowers within the small to middle markets for which the underlying collateral is typically owner-occupied properties with a demonstrated trend of positive cash flows.

CAPITAL AND DIVIDENDS

     Huntington places significant emphasis on the maintenance of strong capital, which promotes investor confidence, provides access to the national markets under favorable terms, and enhances the ability to capitalize on business growth and acquisition opportunities. Capital is managed at each subsidiary based upon the respective risks and growth opportunities, as well as regulatory requirements.

     Shareholders' equity at December 31, 1994 was approximately $1.4 billion, up 6.6% from one year ago. Huntington's ratio of average equity to average assets increased significantly over the last twelve months to 8.38%, compared with 7.22% and 7.08%, respectively, in the two preceding years. In addition to the increase in the ratio of average equity to average assets during 1994, Huntington continues to show strength in each of the key regulatory capital ratios. At December 31, 1994, the Tier 1 and total risk-based capital ratios were 9.55% and 13.57%, respectively, and exceeded the corresponding minimum levels to be considered "well capitalized" of 6% and 10%, respectively. These same ratios one year ago were 9.60% and 14.02%, respectively. The year end Tier 1 leverage ratio of 7.99% also exceeded the minimum regulatory requirement of 5%, and compares favorably with the ratio at the end of 1993 of 7.03%.

     Huntington increased its cash dividends to shareholders during 1994 to $.72 a share, which was 20% higher than the corresponding amount in 1993 of $.60 per share. That increase, which resulted in a pay-out ratio during the most recent year of 38.5%, was accompanied by the distribution of a five-for-four stock split in July 1994.

     Huntington also announced a con-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
tinuation of its common stock repurchase program during 1994, upon receiving
Board of Directors' authorization in July to acquire up to 5.0 million shares
(as adjusted for the July 1994 stock split) through open market purchases and privately negotiated transactions. Approximately 1.3 million of the shares repurchased pursuant to the 1994 authorization were reissued prior to year end in connection with the acquisition of a thrift holding company. Certain shares have also been reissued in connection with Huntington's dividend reinvestment, stock purchase, stock option, and other benefit plans. The treasury stock on hand at year end and all other shares to be repurchased pursuant to the 1994 authorization, of which 3.0 million shares remains available at December 31, 1994, are expected to be reissued as required by the terms and provisions of these benefit plans.

NEW ACCOUNTING STANDARDS

     On January 1, 1994, Huntington adopted Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires entities to classify debt and equity securities as either held to maturity, available for sale, or trading securities. Held to maturity securities are recorded at amortized cost, whereas available for sale securities and trading securities are carried at fair value. The statement further requires that unrealized gains and losses on available for sale securities be reported, net of tax, as a separate component of shareholders' equity. At the date of adoption, the unrealized gain on available for sale securities, net of applicable income taxes, increased Huntington's equity by $67.2 million. During 1994, as market interest rates rose, the available for sale portfolio depreciated in value, resulting in a year end reduction of shareholders' equity of $63.3 million. In the latter part of 1993, in anticipation of adopting SFAS No. 115, Huntington transferred the majority of its securities to the available for sale category. Adoption of the new accounting standard had no effect on earnings.

     In May 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which applies to financial statements for fiscal years beginning after December 15, 1994. SFAS No. 114 requires that "impaired loans" be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of SFAS No. 114, which will occur in the first quarter of 1995, is not expected to have a material effect on Huntington's consolidated financial statements.

     The FASB has also issued an Exposure Draft (ED) dated June 1994, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans", that would amend certain provisions of SFAS No. 65, which currently governs the accounting for mortgage banking activities. The most significant change proposed in the ED involves the recognition of rights to service loans for others as separate assets, regardless of whether purchased or originated. A final statement from the FASB is expected in the first half of 1995, the provisions of which are expected to be applied prospectively to transactions subsequent to the date of adoption. Because a final pronouncement has not yet been issued, Huntington is unable to determine the potential effects of the accounting change.

FOURTH QUARTER RESULTS

     Net income for the fourth quarter of 1994 was $52.5 million, or $.41 per share, compared with $63.4 million, or $.49 per share, in the same period last year. ROA and ROE for the most recent quarter were 1.22% and 14.78%, respectively, versus 1.44% and 19.60% in the final quarter of 1993.

     Net interest income was $177.3 million in the final quarter of 1994, down $31.7 million from the corresponding period of the prior year. Similarly, a decrease occurred in the net interest margin, which was 4.54% and 5.24% in the respective quarters. The downward pressures on net interest income which began in the second quarter of 1994 continued into the fourth quarter of the year, most notably in terms of reduced spreads in the rising rate environment and the effects of initiatives undertaken by Huntington to reduce exposure to further increases in interest rates.

     The provision for loan losses was $2.5 million in the final quarter of the year versus $15.3 million in the same period of 1993. The significant factors which were noted earlier as contributing to the decrease on an annual basis are also the principal considerations when comparing the quarterly results, as net loan losses were only .31% of average loans in the three months ended December 31, 1994, and period end asset quality was strong.

     Non-interest income was $54.7 million and $82.0 million, respectively, for the quarters ended December 31, 1994 and 1993. Securities transactions were not significant in either period. The sharp drop in fee income from mortgage banking activities during the most recent year was most pronounced when comparing the fourth quarter 1994 results with the corresponding amounts for 1993. For the

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
quarter just ended, mortgage banking income was $8.6 million versus the record level in the same quarter one year ago of $36.0 million. A $13.6 million decrease in gains on the sale of servicing rights, coupled with a $9.4 million decrease in origination fees, was the primary reason for this downturn. Income from certain other fee-based activities such as investment management and sales was also down when comparing these two quarters as a result of rising interest rates.

     Non-interest expenses of $150.5 million in the fourth quarter of 1994 were 12.6% less than the total for the corresponding period last year of $181.3 million. Personnel costs, including commissions, declined $10.5 million, or 13.2% largely because of lower loan production at Huntington's mortgage banking subsidiary which resulted in staff reductions and decreased volume-based compensation. Costs associated with ORE were down from the final quarter of 1993, as were legal and loan collection expenses, due to the continued improvement in asset quality.

     The provision for income taxes decreased considerably when comparing the last three months of 1994 to the same period a year ago, principally because of a drop in pre-tax earnings. A non-recurring charge of $4.0 million in the final quarter of 1993 related to the conversion of an acquired thrift to a bank charter was also a significant reason for the lower provision.

FOREIGN ACTIVITIES

     Huntington has very limited foreign activities, consisting principally of deposits accepted by its Cayman Islands branch. At December 31, 1994, Huntington had no investments in foreign assets.

INFLATION

     Huntington's assets and liabilities are principally monetary in nature. Accordingly, its financial condition is affected by changes in interest rates to a much greater degree than by inflation. Although interest rates are determined in large measure by changes in the general level of inflation, they do not change at the same rate or in the same magnitude, but rather react in correlation with changes in the expected rate of inflation and changes to monetary and fiscal policy. A financial institution's ability to react to changes in interest rates is a better indicator of its ability to perform. More information regarding the effects of changing interest rates appears in the section "Interest Rate Risk and Liquidity Management".

CONSOLIDATED AVERAGE BALANCES AND INTEREST RATES
(ANNUAL DATA)
- --------------------------------------------------------------------------------
                                  Huntington
                                  Bancshares
                                  Incorporated
- --------------------------------------------------------------------------------

FULLY TAX EQUIVALENT BASIS(1)                                         1994                                    1993
(IN MILLIONS OF DOLLARS)                                   ----------------------------------    ---------------------------------
                                                                      INTEREST                               INTEREST
                                                           AVERAGE    INCOME/        YIELD/      AVERAGE     INCOME/      YIELD/
                                                           BALANCE    EXPENSE         RATE       BALANCE     EXPENSE       RATE
                                                           ----------------------------------    ---------------------------------
ASSETS
Interest bearing deposits in banks-foreign ............      --            --           --       $    10     $     .5        4.38%
Interest bearing deposits in banks-domestic ...........   $     4     $     .3         7.57%          16           .6        4.02
Trading account securities ............................        14           .9         6.16           10           .5        5.04
Federal funds sold and securities purchased
  under resale agreements .............................       115          5.0         4.32           78          2.6        3.36
Mortgages held for sale ...............................       367         25.9         7.06          827         60.2        7.28
Securities available for sale .........................     2,944        180.7         6.14        1,359         81.6        6.00
Investment securities
  U.S. Treasury and Federal agencies ..................       257         17.0         6.60        2,669        164.4        6.16
  States and political subdivisions ...................       190         20.5        10.80          260         29.1       11.22
  Other ...............................................        16           .9         5.71          171          8.9        5.21
                                                          -------     --------                   -------     --------
     Total investment securities ......................       463         38.4         8.29        3,100        202.4        6.53
                                                          -------     --------                   -------     --------
Loans
  Commercial ..........................................     3,501        295.8         8.45        3,216        274.0        8.52
  Tax-free ............................................        64          6.4         9.92           77          7.3        9.41
  Real estate
    Construction ......................................       298         23.1         7.75          368         26.1        7.09
    Mortgage ..........................................     2,786        220.3         7.91        2,473        203.6        8.24
  Consumer ............................................     4,316        354.2         8.21        3,575        323.8        9.06
  Lease financing .....................................       556         40.8         7.34          424         34.4        8.11
                                                          -------     --------                   -------     --------
    Total loans .......................................    11,521        940.6         8.16       10,133        869.2        8.58
    Allowance for loan losses/loan fees ...............       212         37.4                       194         30.4
                                                          -------     --------                   -------     --------
    Net Loans .........................................    11,309        978.0         8.49        9,939        899.6        8.88
                                                          -------     --------                   -------     --------
    Total earning assets ..............................    15,428     $1,229.2         7.97%      15,533     $1,248.0        8.03%
                                                          -------     --------                   -------     --------
Cash and due from banks ...............................       741                                    693
All other assets ......................................       793                                    819
                                                          -------                                -------
TOTAL ASSETS ..........................................   $16,750                                $16,851
                                                          =======                                =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits
  Non-interest bearing ................................   $ 2,116                                $ 2,141
  Interest bearing ....................................     2,713     $   59.9         2.21%       2,662     $   63.7        2.39%
Savings deposits ......................................     2,281         49.0         2.15        2,229         57.5        2.58
Certificates of deposit of $100,000 or more ...........       607         25.6         4.22          831         31.1        3.74
Other domestic time deposits ..........................     3,523        148.1         4.20        3,572        150.3        4.21
Foreign time deposits .................................       286         12.2         4.25          455         15.0        3.30
                                                          -------     --------                   -------     --------
  Total deposits ......................................    11,526        294.8         3.13       11,890        317.6        3.26
                                                          -------     --------                   -------     --------
Short-term borrowings .................................     2,629        106.7         4.06        2,825         89.4        3.17
Long-term debt ........................................       928         62.2         6.71          640         33.1        5.18
                                                          -------     --------                   -------     --------
  Interest bearing liabilities ........................    12,967     $  463.7         3.58%      13,214     $  440.1        3.33%
                                                          -------     --------                   -------     --------
All other liabilities .................................       264                                    280
Shareholders' equity ..................................     1,403                                  1,216
                                                          -------                                -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ............   $16,750                                $16,851
                                                          =======                                =======
Net interest rate spread ..............................                                4.39%                                4.70%
Impact of non-interest bearing funds on margin ........                                 .57%                                 .50%
NET INTEREST INCOME/MARGIN ............................               $  765.5         4.96%                 $  807.9       5.20%
                                                                      ========                               ========

(1) Fully tax equivalent yields are calculated assuming a 35% tax rate in 1994 and 1993 and a 34% tax rate in years 1989 through 1992.

Average loan balances include non-accruing loans. Loan income includes cash received on non-accruing loans.

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

                   1992                              1991                           1990                           1989
     -------------------------------  ------------------------------   ----------------------------   ---------------------------
                 Interest                          Interest                       Interest                       Interest
     Average     Income/    Yield/     Average     Income/    Yield/   Average    Income/    Yield/    Average   Income/    Yield/
     Balance     Expense     Rate      Balance     Expense     Rate    Balance    Expense     Rate     Balance   Expense     Rate
     ------------------------------   ------------------------------   ----------------------------   ----------------------------

    $    54    $    2.6      4.74%    $    10    $     .7      6.71%   $     3    $     .2     6.91%   $   33    $   3.3      9.75%
         27         1.4      5.15          42         3.1      7.47         60         5.2     8.80        72        6.6      9.29
         22         1.2      5.43          27         1.8      6.83          9          .8     8.69        10        1.0      9.66

        126         4.9      3.90         152         8.8      5.76        231        18.4     7.94       243       21.7      8.93
        681        55.1      8.09         386        34.0      8.80        274        27.0     9.86       111       10.9      9.79
        142        11.0      7.79          21         2.0      9.34         --          --       --        --         --        --

      3,163       220.3      6.96       2,459       209.0      8.50      2,563       227.8     8.89     1,921      169.9      8.85
        336        31.7      9.43         396        41.6     10.51        458        47.9    10.47       509       52.5     10.30
        205        13.6      6.65         281        24.5      8.75        239        21.1     8.80       445       37.0      8.32
    -------    --------               -------    --------              -------    --------             ------    -------
      3,704       265.6      7.17       3,136       275.1      8.77      3,260       296.8     9.10     2,875      259.4      9.02
    -------    --------               -------    --------              -------    --------             ------    -------

      2,993       249.4      8.34       2,878       264.2      9.18      2,810       294.5    10.48      2,669      300.4    11.25
         83         8.2      9.84          89        10.1     11.32        111        13.4    12.04        147       18.5    12.60

        393        26.4      6.71         457        38.2      8.37        547        57.4    10.49        522       59.0    11.31
      2,145       191.2      8.92       2,036       202.9      9.96      1,947       203.1    10.44      1,703      178.3    10.47
      3,190       340.7     10.68       2,904       336.6     11.59      2,710       324.1    11.96      2,427      300.4    12.38
        342        30.8      9.00         314        30.0      9.57        298        29.1     9.75        267       26.7    10.00
    -------    --------               -------    --------              -------    --------             -------   --------
      9,146       846.7      9.26       8,678       882.0     10.16      8,423       921.6    10.94      7,735      883.3    11.42
        144        28.6                   131        19.2                  100        18.1                  84       16.1
    -------    --------               -------    --------              -------    --------             -------   --------
      9,002       875.3      9.57       8,547       901.2     10.38      8,323       939.7    11.16      7,651      899.4    11.63
    -------    --------               -------     --------             -------    --------             -------   --------
     13,902    $1,217.1      8.75%     12,452    $1,226.7      9.85%    12,260    $1,288.1    10.51%    11,079   $1,202.3    10.85%
    -------    --------               -------    --------              -------    --------             -------   --------
        636                               567                              670                             680
        771                               725                              660                             572
    -------                           -------                          -------                         -------
    $15,165                           $13,613                          $13,490                         $12,247
    =======                           =======                          =======                         =======


    $ 1,749                             1,401                          $ 1,393                         $ 1,365
      2,513    $   76.5      3.05%      2,210    $  103.3      4.68%     2,070    $   112.1    5.42%     2,017   $  109.5     5.43%
      1,770        64.1      3.62       1,326        64.9      4.89      1,228         61.3    4.99      1,198       60.1     5.01
      1,251        56.7      4.53       1,523       100.1      6.57      1,714        142.8    8.34      1,648      149.2     9.06
      4,066       206.8      5.09       4,223       288.5      6.83      3,894        307.1    7.89      3,244      265.4     8.18
        153         5.7      3.73          69         3.8      5.56         40          3.2    7.85         34        3.2     9.45
    -------    --------               -------    --------              -------    ---------            -------   --------
     11,502       409.8      4.20      10,752       560.6      5.99     10,339        626.5    7.00      9,506      587.4     6.29
    -------    --------               -------    --------              -------    ---------            -------   --------
      2,062        72.9      3.54       1,406        81.2      5.77      1,731        136.5    7.89      1,431      124.7     8.72
        300        22.1      7.36         219        18.4      8.41        201         17.8    8.88        204       18.3     8.95
    -------    --------               -------    --------              -------    ---------            -------   --------
     12,115    $  504.8      4.17%     10,976    $  660.2      6.01%    10,878    $   780.8    7.18%     9,776   $  730.4     7.47%
    -------    --------               -------    --------              -------    ---------            -------   --------
        227                               259                              302                             291
      1,074                               977                              917                             815
    -------                           -------                          -------                         -------
    $15,165                           $13,613                          $13,490                         $12,247
    =======                           =======                          =======                         =======
                            4.58%                              3.84%                           3.33%                          3.38%
                             .54%                               .71%                            .81%                           .88%
               $  712.3      5.12%               $  566.5      4.55%              $   507.3    4.14%             $  471.9     4.26%
               ========                          ========                         =========                      ========

SELECTED ANNUAL INCOME STATEMENT DATA
- --------------------------------------------------------------------------------
                                             Huntington
                                             Bancshares
                                             Incorporated
- --------------------------------------------------------------------------------

                                                                              YEAR ENDED DECEMBER 31,
(IN THOUSANDS OF DOLLARS)                            1994          1993          1992          1991          1990           1989
- -----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME ........................   $ 1,219,721   $ 1,236,311   $ 1,202,286   $ 1,208,407   $ 1,266,770    $ 1,177,754
TOTAL INTEREST EXPENSE .......................       463,671       440,111       504,846       659,918       780,759        730,386
                                                 -----------   -----------   -----------   -----------   -----------    -----------
NET INTEREST INCOME ..........................       756,050       796,200       697,440       548,489       486,011        447,368
Provision for loan losses ....................        15,284        79,294        81,562        62,061        76,434         43,739
                                                 -----------   -----------   -----------   -----------   -----------    -----------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES ..................       740,766       716,906       615,878       486,428       409,577        403,629
                                                 -----------   -----------   -----------   -----------   -----------    -----------
Service charges on deposit accounts ..........        76,836        73,172        64,471        57,024        50,559         44,643
Mortgage banking .............................        50,367        99,185        63,297        41,753        33,949         14,904
Credit card fees .............................        34,045        31,794        27,037        24,601        24,739         25,052
Trust services ...............................        28,448        27,948        25,129        24,435        23,769         23,878
Investment product sales .....................         6,624         9,016         5,193         2,548           746            930
Net gains (losses) on sales of securities
  available for sale .........................         2,481        22,973        19,174        10,978          (155)           (66)
Net investment securities gains ..............           113         4,216        17,158         5,973           734            368
Other ........................................        36,446        37,474        28,680        28,545        30,087         39,711
                                                 -----------   -----------   -----------   -----------   -----------    -----------
TOTAL NON-INTEREST INCOME ....................       235,360       305,778       250,139       195,857       164,428        149,420
                                                 -----------   -----------   -----------   -----------   -----------    -----------
Salaries .....................................       226,668       226,405       206,429       175,749       162,621        148,199
Commissions ..................................        10,775        20,992        18,310         9,307         5,908          3,583
Employee benefits ............................        58,158        55,259        46,596        42,435        37,504         33,619
Net occupancy ................................        40,291        39,955        36,272        33,542        32,464         27,503
Equipment ....................................        38,792        37,230        34,184        31,735        29,608         27,550
Credit card ..................................        26,539        24,248        20,474        17,726        17,068         18,339
FDIC insurance ...............................        25,271        25,322        25,500        22,126        12,200          7,717
Advertising ..................................        15,320        13,259        13,308        10,526         9,460          9,130
Printing and supplies ........................        14,821        14,721        13,588        12,599        12,625         12,336
Legal and loan collection ....................         8,298        11,361        13,109        10,807        12,471         10,869
Other ........................................       144,719       190,141       204,812       125,615       107,013         91,559
                                                 -----------   -----------   -----------   -----------   -----------    -----------
TOTAL NON-INTEREST EXPENSE ...................       609,652       658,893       632,582       492,167       438,942        390,404
                                                 -----------   -----------   -----------   -----------   -----------    -----------
INCOME BEFORE INCOME TAXES ...................       366,474       363,791       233,435       190,118       135,063        162,645
Provision for income taxes ...................       123,881       126,879        72,389        56,178        35,298         39,816
                                                 -----------   -----------   -----------   -----------   -----------    -----------
NET INCOME ...................................   $   242,593   $   236,912   $   161,046   $   133,940   $    99,765    $   122,829
                                                 ===========   ===========   ============  ===========   ===========    ===========

PER COMMON SHARE(1)
  Net income .................................   $      1.87   $      1.85   $      1.27   $      1.06   $       .79    $      1.02
  Cash dividends declared ....................   $       .72   $       .60   $       .50   $       .46   $       .41    $       .35
FULLY TAX EQUIVALENT MARGIN:
Net Interest Income ..........................   $   756,050   $   796,200   $   697,440   $   548,489   $   486,011    $   447,368
Tax Equivalent Adjustment(2) .................         9,505        11,670        14,897        18,007        21,321         24,515
                                                 -----------   -----------   -----------   -----------   -----------    -----------
Tax Equivalent Net Interest Income ...........   $   765,555   $   807,870   $   712,337   $   566,496   $   507,332    $   471,883
                                                 ===========   ===========   ===========   ============  ===========    ===========

(1)     Adjusted for the five-for-four stock split distributed in July 1994.
(2) Calculated assuming a 35% tax rate in 1994 and 1993 and a 34% tax rate in years 1989 through 1992.

MARKET PRICES, KEY RATIOS AND STATISTICS, NON-PERFORMING ASSETS
(QUARTERLY DATA)
- --------------------------------------------------------------------------------
                               Huntington
                               Bancshares
                               Incorporated
- --------------------------------------------------------------------------------

QUARTERLY COMMON STOCK SUMMARY(1)                             1994                                           1993

                                            IV Q       III Q       II Q        I Q          IV Q       III Q       II Q        I Q
- -------------------------------------     -------------------------------------------     ------------------------------------------
High ................................     $18 7/8     $21 5/8     $22 1/4     $19 1/4     $21 3/8     $22        $20 1/4     $19 1/8
Low .................................      16 5/8      18 1/8      17 7/8      17 3/4      16 1/4      19 5/8     17 3/8      15 5/8
Close ...............................      17 1/4      18 1/8      20 1/4      18 3/8      18 7/8      21 3/8     19 5/8      17 5/8
Cash dividends declared .............         .20         .20         .16         .16         .16        .16         .15         .13

(1)     Restated for the five-for-four stock split distributed in July 1994.

Note:  Stock price quotations were obtained from NASDAQ.

- --------------------------------------------------------------------------------

KEY RATIOS AND STATISTICS                                       1994                                        1993
MARGIN ANALYSIS - AS A %
OF AVERAGE EARNING ASSETS(1)                    IV Q       III Q      II Q       I Q        IV Q      III Q        II Q       I Q
- --------------------------------------------   ---------------------------------------     ---------------------------------------
Interest income ............................    8.11%      7.98%      7.91%      7.86%      7.84%      7.85%      8.16%      8.32%
Interest expense ...........................    3.57       3.09       2.78       2.55       2.60       2.76       2.93       3.06
                                                ----       ----       ----       ----       ----       ----       ----       ----
    Net Interest Margin ....................    4.54%      4.89%      5.13%      5.31%      5.24%      5.09%      5.23%      5.26%

RETURN ON
Average total assets .......................    1.22%      1.35%      1.64%      1.60%      1.44%      1.41%      1.39%      1.39%
Average earning assets .....................    1.32%      1.46%      1.78%      1.73%      1.56%      1.52%      1.50%      1.51%
Average shareholders' equity ...............   14.78%     15.77%     19.43%     19.26%     19.60%     19.48%     19.56%     19.25%

(1)     Presented on a fully tax equivalent basis assuming a 35% tax rate.

- --------------------------------------------------------------------------------

NON-PERFORMING ASSETS                                1994                                         1993
(QUARTER-END)
(IN THOUSANDS OF DOLLARS)           IV Q       III Q      II Q        I Q        IV Q       III Q       II Q          I Q
- ------------------------------   ------------------------------------------    ---------------------------------------------
Non-accrual loans ............   $ 41,929    $ 40,313   $ 61,015   $ 60,060    $ 75,933    $ 85,092    $ 87,640     $ 78,923
Renegotiated loans ...........      2,550      13,547      5,737      8,048       1,254       1,875       1,770        2,495
                                 --------    --------   --------   --------    --------    --------    --------     --------
TOTAL NON-PERFORMING LOANS ...     44,479      53,860     66,752     68,108      77,187      86,967      89,410       81,418
                                 --------    --------   --------   --------    --------    --------    --------     --------
Other real estate, net .......     51,909      51,558     59,157     65,664      62,446      64,924      72,261       72,854
                                 --------    --------   --------   --------    --------    --------    --------     --------
TOTAL NON-PERFORMING ASSETS ..   $ 96,388    $105,418   $125,909   $133,772    $139,633    $151,891    $161,671     $154,272
                                 ========    ========   ========   ========    ========    ========    ========     ========
NON-PERFORMING LOANS AS A
  % OF TOTAL LOANS ...........        .36%        .45%       .57%       .61%        .70%        .83%        .87%         .84%
NON-PERFORMING ASSETS AS A
  % OF TOTAL LOANS AND
  OTHER REAL ESTATE ..........        .78%        .88%      1.08%      1.20%       1.27%       1.44%       1.56%        1.59%
ALLOWANCE FOR LOAN LOSSES
  AS A % OF NON-PERFORMING
  LOANS ......................     450.76%     382.41%    318.31%    314.37%     274.44%     234.38%     222.64%      208.22%
ALLOWANCE FOR LOAN LOSSES
  AND OTHER REAL ESTATE AS
  A % OF NON-PERFORMING
  ASSETS .....................     193.13%     181.70%    160.22%    152.27%     143.41%     128.97%     119.69%      108.20%
ACCRUING LOANS PAST DUE
  90 DAYS OR MORE ............   $ 20,877    $ 24,182   $ 23,464   $ 19,601    $ 25,550    $ 25,891    $ 20,018     $ 21,180
                                 ========    ========   ========   ========    ========    ========    ========     ========

CONSOLIDATED AVERAGE BALANCES AND INTEREST RATES
(QUARTERLY DATA)
- --------------------------------------------------------------------------------
                             Huntington
                             Bancshares
                             Incorporated
- --------------------------------------------------------------------------------

FULLY TAX EQUIVALENT BASIS(1)                                          4TH QUARTER 1994    3RD QUARTER 1994    2ND QUARTER 1994
(IN MILLIONS OF DOLLARS)                                              -----------------     ------------------    ---------------
                                                                       AVERAGE    YIELD/   AVERAGE    YIELD/   AVERAGE    YIELD/
                                                                       BALANCE     RATE    BALANCE     RATE    BALANCE     RATE
- ------------------------------------------------------------------    -----------------     ------------------    ---------------
ASSETS
Interest bearing deposits in banks ................................   $     2     8.80%     $     3       7.46%   $     3    8.58%
Trading account securities ........................................        15     6.21           17       6.61         12    6.64
Federal funds sold and securities purchased under
  resale agreements ...............................................       115     4.91          188       4.48        117    3.76
Mortgages held for sale ...........................................       135     6.75          214       7.74        417    7.19
Securities available for sale .....................................     2,977     6.33        2,553       5.98      2,788    6.26
Investment securities
  U.S. Treasury and Federal agencies ..............................       311     6.75          318       6.70        250    6.32
  States and political subdivisions ...............................       160    10.50          176      10.61        206   10.80
  Other ...........................................................         4    14.66            4       8.08         24    4.72
                                                                       ------                ------                ------
     Total investment securities ..................................       475     8.09          498       8.09        480    8.15
                                                                       ------                ------                ------
Loans
  Commercial ......................................................     3,562     8.75        3,511       8.47      3,519    8.18
  Tax-free ........................................................        59    10.28           62       9.87         67   10.09
  Real estate
    Construction ..................................................       302     7.82          275       8.02        289    7.63
    Mortgage ......................................................     2,905     8.06        2,822       8.04      2,736    7.75
  Consumer ........................................................     4,578     8.24        4,440       8.12      4,243    8.15
  Lease financing .................................................       620     7.24          574       7.26        534    7.38
                                                                       ------                ------                ------
    Total loans ...................................................    12,026     8.29       11,684       8.17     11,388    8.02
    Allowance for loan losses .....................................       205                   212                   216
                                                                       ------                ------                ------
    Net loans .....................................................    11,821     8.60       11,472       8.48     11,172    8.37
                                                                       ------                ------                ------
    Total earning assets ..........................................    15,745     8.11%      15,158       7.98%    15,205    7.91%
                                                                       ------                ------                ------
Cash and due from banks ...........................................       770                   737                   735
All other assets ..................................................       759                   781                   792
                                                                       ------                ------                ------
TOTAL ASSETS ......................................................   $17,069               $16,465               $16,516
                                                                       ======                ======                ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits
  Non-interest bearing ............................................   $ 2,127               $ 2,061                $2,096
  Interest bearing ................................................     2,652     2.30%       2,695       2.21%     2,744    2.16%
Savings deposits ..................................................     2,171     2.43        2,264       2.23      2,336    2.02
Certificates of deposit of $100,000 or more .......................       581     4.88          589       4.38        599    3.86
Other domestic time deposits ......................................     3,678     4.62        3,553       4.23      3,474    4.02
Foreign time deposits .............................................       296     5.41          199       4.66        306    3.82
                                                                       ------                ------                ------
  Total deposits ..................................................    11,505     3.50       11,359       3.18     11,555    2.97
                                                                       ------                ------                ------
Short-term borrowings .............................................     2,797     5.06        2,519       4.30      2,468    3.58
Long-term debt ....................................................     1,138     8.19          938       6.99        831    6.44
                                                                       ------                ------                ------
  Interest bearing liabilities ....................................    13,313     4.23%      12,756       3.68%    12,758    3.31%
                                                                       ------                ------                ------
All other liabilities .............................................       220                   242                   270
Shareholders' equity ..............................................     1,409                 1,406                 1,392
                                                                       ------                ------                ------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ........................   $17,069               $16,465               $16,516
                                                                       ======                ======                ======
Net interest rate spread ..........................................               3.88%                   4.30%              4.60%
Impact of non-interest bearing funds on margin ....................                .66%                    .59%               .53%
NET INTEREST MARGIN ...............................................               4.54%                   4.89%              5.13%

(1) Fully tax equivalent yields are calculated assuming a 35% tax rate.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                1ST QUARTER 1994        4TH QUARTER 1993       3RD QUARTER 1993         2ND QUARTER 1993       1ST QUARTER 1993
              --------------------    -------------------    ------------------      --------------------     ------------------
              AVERAGE      YIELD/     AVERAGE     YIELD/     AVERAGE    YIELD/       AVERAG       YIELD/      AVERAGE     YIELD/
              BALANCE       RATE      BALANCE      RATE      BALANCE     RATE        BALANCE       RATE       BALANCE      RATE
              --------------------    ------------------     ------------------      --------------------     ------------------
            $     6        6.65%      $    14     3.85%      $    15      4.35%      $    18        3.89%     $    56      4.28%
                 13        5.09            15     3.96             8      5.34            10        5.81            7      5.89

                 40        3.44            75     3.60            99      3.21            60        3.06           80      3.56
                708        6.75         1,015     6.90           904      7.09           880        7.53          501      8.03
              3,469        5.98         2,557     5.99         1,840      5.66           704        6.55          307      6.92

                146        6.61         1,447     5.76         2,187      6.12         3,365        6.18        3,708      6.30
                220       11.12           238    11.10           253     11.20           267       11.36          280     11.18
                 33        4.84            58     4.63           147      5.17           241        5.12          243      5.40
            -------                   -------                -------                 -------                  -------
                399        8.96         1,743     6.46         2,587      6.56         3,873        6.47        4,231      6.57
            -------                   -------                -------                 -------                  -------

              3,410        8.39         3,346     8.52         3,218      8.24         3,227        8.58        3,068      8.76
                 69        9.50            73     9.46            78      9.41            79        9.37           80      9.41

                325        7.55           350     7.11           366      7.49           373        6.84          385      6.93
              2,675        7.78         2,597     8.12         2,574      8.05         2,444        8.36        2,271      8.46
              3,996        8.33         3,846     8.54         3,674      8.87         3,456        9.27        3,315      9.67
                495        7.55           468     7.85           440      8.00           407        8.22          380      8.46
            -------                   -------                -------                 -------                  -------
             10,970        8.16        10,680     8.36        10,350      8.39         9,986        8.69        9,499      8.92
                216                       211                    207                     190                      165
            -------                   -------                -------                 -------                  -------
             10,754        8.51        10,469     8.64        10,143      8.69         9,796        9.02        9,334      9.22
            -------                   -------                -------                 -------                  -------
             15,605        7.86%       16,099     7.84%       15,803      7.85%       15,531        8.16%      14,681      8.32%
            -------                   -------                -------                 -------                  -------
                720                       754                    698                     686                      631
                842                       819                    830                     822                      803
            -------                   -------                -------                 -------                  -------
            $16,951                   $17,461                $17,124                 $16,849                  $15,950
            =======                   =======                =======                 =======                  =======

             $2,181                   $ 2,408                $ 2,177                  $2,132                  $ 1,839
              2,763        2.15%        2,719     2.30%        2,669      2.36%        2,649        2.41%       2,610      2.51%
              2,358        1.93         2,327     2.21         2,312      2.56         2,211        2.70        2,063      2.90
                658        3.80           764     3.26           781      3.69           885        3.99          896      3.94
              3,385        3.91         3,413     4.03         3,514      3.97         3,645        4.33        3,720      4.48
                344        3.38           418     3.42           531      3.24           614        3.25          253      3.39
            -------                   -------                -------                 -------                  -------
             11,689        2.88        12,049     3.02        11,984      3.14        12,136        3.36       11,381      3.52
            -------                   -------                -------                 -------                  -------
              2,733        3.22         3,074     3.08         2,972      3.24         2,646        3.18        2,604      3.17
                800        4.59           734     4.54           653      5.11           609        5.61          561      5.65
            -------                   -------                -------                 -------                  -------
             13,041        3.06%       13,449     3.11%       13,432      3.26%       13,259        3.43%      12,707      3.54%
            -------                   -------                -------                 -------                  -------
                324                       321                    278                     263                      255
              1,405                     1,283                  1,237                   1,195                    1,149
            -------                   -------                -------                 -------                  -------
            $16,951                   $17,461                $17,124                 $16,849                  $15,950
            =======                   =======                =======                 =======                  =======
                           4.80%                 4.73%                    4.59%                     4.73%                  4.78%
                            .51%                  .51%                     .50%                      .50%                   .48%
                           5.31%                 5.24%                    5.09%                     5.23%                  5.26%

SELECTED QUARTERLY INCOME STATEMENT DATA
- --------------------------------------------------------------------------------
                                      Huntington
                                      Bancshares
                                      Incorporated
- --------------------------------------------------------------------------------

                                                           1994                                            1993
(IN THOUSANDS OF DOLLARS)                IVQ        III Q        II Q        I Q         IV Q       III Q        II Q        I Q
- ----------------------------------   -----------------------------------------------   ---------------------------------------------
TOTAL INTEREST INCOME ............   $ 318,875    $ 301,724    $ 297,485   $ 301,637   $ 314,369   $ 308,934   $ 313,259   $ 299,749
TOTAL INTEREST EXPENSE ...........     141,625      118,173      105,403      98,470     105,456     110,230     113,416     111,009
                                     ---------    ---------    ---------   ---------   ---------   ---------   ---------   ---------
NET INTEREST INCOME ..............     177,250      183,551      192,082     203,167     208,913     198,704     199,843     188,740
Provision for loan losses ........       2,488        1,113        3,219       8,464      15,365      15,280      25,170      23,479
                                     ---------    ---------    ---------   ---------   ---------   ---------   ---------   ---------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES ......     174,762      182,438      188,863     194,703     193,548     183,424     174,673     165,261
                                     ---------    ---------    ---------   ---------   ---------   ---------   ---------   ---------
Service charges on
  deposit accounts ...............      19,417       19,628       19,225      18,566      18,700      18,838      18,378      17,256
Mortgage banking .................       8,630        9,246       15,418      17,073      36,031      25,707      21,187      16,260
Credit card fees .................       9,728        9,451        7,933       6,933       8,937       8,500       7,693       6,664
Trust services ...................       6,686        6,732        6,902       8,128       7,015       6,885       6,697       7,351
Investment product sales .........       1,307        1,694        1,750       1,873       2,655       2,153       2,295       1,913
Net gains (losses) on sales of
  securities available for sale ..         (64)         735           62       1,748         565      16,168       1,505       4,735
Net investment securities
  gains (losses) .................           9          (87)         141          50         336         778       1,598       1,504
Other ............................       9,012        9,999       10,553       6,882       7,786      11,692      10,066       7,930
                                     ---------    ---------    ---------   ---------   ---------   ---------   ---------   ---------
TOTAL NON-INTEREST INCOME ........      54,725       57,398       61,984      61,253      82,025      90,721      69,419      63,613
                                     ---------    ---------    ---------   ---------   ---------   ---------   ---------   ---------
Salaries .........................      54,314       57,740       57,535      57,079      59,651      57,444      55,942      53,368
Commissions ......................       1,523        3,547        2,624       3,081       5,434       6,025       5,968       3,565
Employee benefits ................      13,091       13,388       15,244      16,435      14,365      13,343      13,798      13,753
Net occupancy ....................       9,962       10,593        9,621      10,115      10,030      10,526       9,466       9,933
Equipment ........................      10,151        9,651        9,491       9,499       9,960       9,225       9,247       8,798
Credit card ......................       7,281        7,382        6,219       5,657       6,887       6,562       5,705       5,094
FDIC insurance ...................       6,218        5,992        6,530       6,531       5,739       5,736       6,757       7,090
Advertising ......................       4,152        2,684        4,296       4,188       3,231       3,343       3,307       3,378
Printing and supplies ............       3,911        3,734        3,710       3,466       4,048       3,675       3,636       3,362
Legal and loan collection ........       3,370        1,719        1,808       1,401       4,065       2,717       2,319       2,260
Other ............................      36,498       38,531       33,117      36,573      48,681      62,672      41,590      37,198
                                     ---------    ---------    ---------   ---------   ---------   ---------   ---------   ---------
TOTAL NON-INTEREST EXPENSE .......     150,471      154,961      150,195     154,025     172,091     181,268     157,735     147,799
                                     ---------    ---------    ---------   ---------   ---------   ---------   ---------   ---------
INCOME BEFORE INCOME TAXES .......      79,016       84,875      100,652     101,931     103,482      92,877      86,357      81,075
Provision for income taxes .......      26,520       28,973       33,199      35,189      40,124      32,142      28,086      26,527
                                     ---------    ---------    ---------   ---------   ---------   ---------   ---------   ---------
NET INCOME .......................   $  52,496    $  55,902    $  67,453   $  66,742   $  63,358   $  60,735   $  58,271   $  54,548
                                     =========    =========    =========   =========   =========   =========   =========   =========
PER COMMON SHARE(1)
  Net income .....................   $     .41    $     .43    $     .52   $     .51   $     .49   $     .47   $     .46   $     .43
  Cash dividends declared ........   $     .20    $     .20    $     .16   $     .16   $     .16   $     .16   $     .15   $     .13

FULLY TAX EQUIVALENT MARGIN:
Net Interest Income ..............   $ 177,250    $ 183,551    $ 192,082   $ 203,167   $ 208,913   $ 198,704   $ 199,843   $ 188,740
Tax Equivalent Adjustment(2) .....       2,042        2,211        2,545       2,707       2,708       2,882       3,007       3,073
                                     ---------    ---------    ---------   ---------   ---------   ---------   ---------   ---------
Tax Equivalent Net Interest Income   $ 179,292    $ 185,762    $ 194,627   $ 205,874   $ 211,621   $ 201,586   $ 202,850   $ 191,813
                                     =========    =========    =========   =========   =========   =========   =========   =========

(1)     Adjusted for the five-for-four stock split distributed in July 1994.
(2)     Calculated assuming a 35% tax rate.

LOAN LOSS EXPERIENCE (QUARTERLY DATA)

- --------------------------------------------------------------------------------
                                Huntington
                                Bancshares
                                Incorporated
- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
                                                       1994                                                1993
(IN THOUSANDS OF DOLLARS)          IV Q        III Q         II Q         I Q          IV Q        III Q         II Q         I Q
- ------------------------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES,
  BEGINNING OF PERIOD ........  $ 205,964    $ 212,479    $ 214,111    $ 211,835    $ 203,830    $ 199,058    $ 169,525   $ 153,654
Loan losses ..................    (14,602)     (12,613)      (8,932)      (9,975)     (11,783)     (13,664)      (9,281)    (10,864)
Recoveries of loans
  previously charged off .....      5,249        4,985        4,081        3,787        3,159        3,660        3,163       3,256
Provision for loan losses ....      2,488        1,113        3,219        8,464       15,365       15,280       25,170      23,479
Allowance of assets
  acquired (sold) ............      1,393          --           --           --         1,264         (504)      10,481         --
                                ---------    ---------    ---------    ---------    ---------    ---------    ---------   ---------
ALLOWANCE FOR LOAN LOSSES,
  END OF PERIOD ..............  $ 200,492    $ 205,964    $ 212,479    $ 214,111    $ 211,835    $ 203,830    $ 199,058   $ 169,525
                                =========    =========    =========    =========    =========    =========    =========   =========

AS A % OF AVERAGE TOTAL LOANS
  Net loan losses - annualized       .31%         .26%         .17%         .23%         .32%         .38%         .25%        .32%
  Provision for loan losses -
    annualized ...............       .08%         .04%         .11%         .31%         .57%         .59%        1.01%       1.00%
Allowance for loan losses
  as a % of total loans
  (end of period) ............      1.63%        1.73%        1.83%        1.93%        1.93%        1.94%        1.94%       1.75%
Net loan loss coverage(1) ....      8.71x       11.27x       21.41x       17.84x       13.78x       10.81x       18.23x      13.74x

(1) Income before income taxes and the provision for loan losses to net loan losses.

CONSOLIDATED BALANCE SHEETS

- --------------------------------------------------------------------------------
                                  Huntington
                                  Bancshares
                                  Incorporated
- --------------------------------------------------------------------------------

(IN THOUSANDS OF DOLLARS)                                   DECEMBER 31,              1994            1993
                                                                                 ------------    ------------
ASSETS
Cash and due from banks ......................................................   $    885,327    $    704,007
Interest bearing deposits in banks ...........................................          3,059          12,610
Trading account securities ...................................................          9,427          21,964
Federal funds sold and securities purchased under resale agreements ..........          5,329          41,072
Mortgages held for sale ......................................................        138,997       1,032,338
Securities available for sale -- at fair value in 1994; fair value in
  1993 of $3,947,751 .........................................................      3,304,493       3,840,064
Investment securities -- fair value $474,147 and $373,567, respectively ......        475,692         359,345
Total loans ..................................................................     12,264,436      10,953,928
  Less allowance for loan losses .............................................        200,492         211,835
                                                                                 ------------    ------------
Net loans ....................................................................     12,063,944      10,742,093
                                                                                 ------------    ------------
Premises and equipment .......................................................        288,793         290,218
Customers' acceptance liability ..............................................         53,883          48,603
Accrued income and other assets ..............................................        541,696         526,393
                                                                                 ------------    ------------
TOTAL ASSETS .................................................................   $ 17,770,640    $ 17,618,707
                                                                                 ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits
  Non-interest bearing .......................................................   $  2,169,095    $  2,068,515
  Interest bearing ...........................................................      2,646,785       2,808,951
Savings deposits .............................................................      2,227,406       2,716,553
Certificates of deposit of $100,000 or more ..................................        605,763         674,349
Other domestic time deposits .................................................      3,909,061       3,412,685
Foreign time deposits ........................................................        406,957         363,637
                                                                                 ------------    ------------
  Total deposits .............................................................     11,965,067      12,044,690
                                                                                 ------------    ------------
Short-term borrowings ........................................................      2,898,201       3,195,463
Bank acceptances outstanding .................................................         53,883          48,603
Long-term debt ...............................................................      1,214,052         762,310
Accrued expenses and other liabilities .......................................        227,617         243,004
                                                                                 ------------    ------------
  Total Liabilities ..........................................................     16,358,820      16,294,070
                                                                                 ------------    ------------
Shareholders' equity
  Preferred stock -- authorized 6,617,808 shares; none outstanding
  Common stock -- without par value; authorized 200,000,000 shares;
    issued and outstanding -- 131,119,504 and 104,410,737 shares, respectively        912,318         902,107
  Less 904,739 and 608,032 treasury shares, respectively .....................        (16,577)        (15,290)
  Capital surplus ............................................................        215,084         216,168
  Net unrealized losses on securities available for sale .....................        (63,289)             --
  Retained earnings ..........................................................        364,284         221,652
                                                                                 ------------    ------------
  Total Shareholders' Equity .................................................      1,411,820       1,324,637
                                                                                 ------------    ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...................................   $ 17,770,640    $ 17,618,707
                                                                                 ============    ============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

- --------------------------------------------------------------------------------
                                  Huntington
                                  Banchsares
                                 Incorporated
- --------------------------------------------------------------------------------

(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)             YEAR ENDED DECEMBER 31,

                                                            1994           1993           1992
                                                        ------------   ------------   ------------
Interest and fee income
  Loans .............................................   $    975,604   $    896,932   $    872,308
  Investment securities
    Taxable .........................................         17,849        173,247        233,676
    Tax-exempt ......................................         13,663         20,268         20,155
  Securities available for sale .....................        180,745         81,548         11,043
  Mortgages held for sale ...........................         25,886         60,188         55,076
  Trading account ...................................            716            413          1,137
  Other .............................................          5,258          3,715          8,891
                                                        ------------   ------------   ------------
    TOTAL INTEREST INCOME ...........................      1,219,721      1,236,311      1,202,286
                                                        ------------   ------------   ------------
Interest expense
  Deposits ..........................................        294,780        317,545        409,798
  Short-term borrowings .............................        106,646         89,444         72,967
  Long-term debt ....................................         62,245         33,122         22,081
                                                        ------------   ------------   ------------
  TOTAL INTEREST EXPENSE ............................        463,671        440,111        504,846
                                                        ------------   ------------   ------------
  NET INTEREST INCOME ...............................        756,050        796,200        697,440
                                                        ------------   ------------   ------------
Provision for loan losses ...........................         15,284         79,294         81,562
                                                        ------------   ------------   ------------
  NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        740,766        716,906        615,878
                                                        ------------   ------------   ------------
Total non-interest income ...........................        235,360        305,778        250,139
Total non-interest expense ..........................        609,652        658,893        632,582
                                                        ------------   ------------   ------------
  INCOME BEFORE INCOME TAX EXPENSE ..................        366,474        363,791        233,435
Provision for income taxes ..........................        123,881        126,879         72,389
                                                        ------------   ------------   ------------
  NET INCOME ........................................   $    242,593   $    236,912   $    161,046
                                                        ============   ============   ============
PER COMMON SHARE(1)
  Net income ........................................   $       1.87   $       1.85   $       1.27
  Cash dividends ....................................   $        .72   $        .60   $        .50
AVERAGE COMMON SHARES OUTSTANDING ...................    129,723,581    128,313,640    126,425,920

See notes to consolidated financial statements.

(1) Restated for the five-for-four stock split distributed in July 1994.

CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS' EQUITY
- --------------------------------------------------------------------------------
                                  Huntington
                                  Bancshares
                                 Incorporated
- --------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                              NET UNREALIZED
                                         COMMON     COMMON    TREASURY   TREASURY   CAPITAL   GAINS (LOSSES) RETAINED
                                         SHARES     STOCK      SHARES     STOCK     SURPLUS   ON SECURITIES  EARNINGS       TOTAL
- -----------------------------------------------------------------------------------------------------------------------------------
BALANCE -- JANUARY 1, 1992 .............  77,197  $  634,031    (509) $   (9,018) $  203,062              $  190,235  $1,018,310
Net income .............................                                                                     161,046     161,046
Cash dividends declared
  ($.50 per share) .....................                                                                     (52,423)    (52,423)
Stock options exercised ................                         280       4,957      (1,655)                 (1,078)      2,224
Five-for-four stock split ..............  15,497                 (72)                                           (115)       (115)
Treasury shares purchased ..............                        (900)    (19,149)                                        (19,149)
Treasury shares sold:
  Shareholder dividend
    reinvestment plan ..................                         357       6,830         483                     (31)      7,282
  Employee stock purchase plan .........                         541      10,311       1,144                              11,455
Change in valuation allowance
  for marketable equity securities .....                                                                         141         141
Pre-merger transactions of pooled
  banks ................................   1,046         732                          9,569                   (9,403)        898
                                         -------  ----------  ------  ----------  ----------  ----------  ----------  ----------
BALANCE -- DECEMBER 31, 1992 ............ 93,740     634,763    (303)     (6,069)    212,603          --     288,372   1,129,669
                                         -------  ----------  ------  ----------  ----------  ----------  ----------  ----------
Stock issued for acquisitions ..........   1,972      42,052                                                              42,052
Net income .............................                                                                     236,912     236,912
Cash dividends declared ($.60 per
  share) ...............................                                                                     (68,064)    (68,064)
Stock options exercised ................                         336       8,278       1,049                  (6,897)      2,430
10% stock dividend .....................   8,479     224,544     (18)                                       (224,747)       (203)
Treasury shares purchased ..............                      (1,447)    (36,795)                                        (36,795)
Treasury shares sold:
  Shareholder dividend reinvestment
    plan ...............................                         408       9,561         353                     (59)      9,855
  Employee stock purchase plan .........                         416       9,735         691                    (117)     10,309
Conversion of convertible notes ........      36         346                                                                 346
Change in valuation allowance
  for marketable equity securities .....                                                                       1,098       1,098
Pre-merger transactions of pooled
   banks ...............................     184         402                          1,472                   (4,846)     (2,972)
                                         -------  ----------  ------  ----------  ----------  ----------  ----------  ----------
BALANCE -- DECEMBER 31, 1993 ............104,411     902,107    (608)    (15,290)    216,168          --     221,652   1,324,637
                                         -------  ----------  ------  ----------  ----------  ----------  ----------  ----------
Change in accounting method
  for securities .......................                                                      $   65,548       1,624      67,172
Stock issued for acquisition ...........     573       9,842   1,318      24,984      (2,026)                             32,800
Net income .............................                                                                     242,593     242,593
Cash dividends declared
  ($.72 per share) .....................                                                                     (93,176)    (93,176)
Stock options exercised ................                         290       6,625         775                  (5,669)      1,731
Five-for-four stock split ..............  26,088                (160)
Treasury shares purchased ..............                      (3,537)    (73,634)                                        (73,634)
Treasury shares sold:
  Shareholder dividend reinvestment
    plan ...............................                       1,159      26,635          30                  (2,151)     24,514
  Employee stock purchase plan .........                         633      14,103         137                    (589)     13,651
Conversion of convertible notes ........      48         369                                                                 369
Change in net unrealized gains (losses)
  on securities available for sale .....                                                        (128,837)               (128,837)
                                         -------  ----------  ------  ----------  ----------  ----------  ----------  ----------
BALANCE -- DECEMBER 31, 1994 ............131,120  $  912,318    (905) $  (16,577) $  215,084  $  (63,289) $  364,284  $1,411,820
                                         =======  ==========  ======  ==========  ==========  ==========  ==========  ==========


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF
CASH FLOWS

- ------------------------------------------------------------------------------------------------------------------------------------
                          Huntington
                          Bancshares
                          Incorporated
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)         YEAR ENDED DECEMBER 31,        1994           1993            1992
                                                             ------------   ------------   ------------
OPERATING ACTIVITIES
  Net Income .............................................   $   242,593    $   236,912    $   161,046
  Adjustments to reconcile net income to net cash
    provided by operating activities
    Provision for loan losses ............................        15,284         79,294         81,562
    Provision for other real estate ......................        (4,999)         1,051         52,253
    Provision for depreciation and amortization ..........        84,215        127,459         76,856
    Deferred income tax expense(benefit) .................        57,329        (30,412)       (26,014)
    Decrease(increase) in trading account securities .....        12,537        (20,681)         2,670
    Decrease(increase) in mortgages held for sale ........       893,341       (288,296)       (99,768)
    Net gains on sales of securities available for sale ..        (2,481)       (22,973)       (19,174)
    Net gains on calls and sales of investment securities           (113)        (4,216)       (17,158)
    (Increase)decrease in accrued income receivable .....           (247)         3,924        (13,817)
    Net increase in other assets .........................       (54,963)       (68,255)       (67,016)
    Decrease in accrued expenses .........................       (22,033)        (8,775)        (8,801)
    Net (decrease)increase in other liabilities .........        (41,018)        54,532         13,612
    Other ................................................           565          3,413          1,893
                                                             -----------    -----------    -----------
      NET CASH PROVIDED BY OPERATING ACTIVITIES ..........     1,180,010         62,977        138,144
                                                             -----------    -----------    -----------
INVESTING ACTIVITIES
  Decrease(increase) in interest bearing deposits in banks         9,551        152,077       (103,504)
  Proceeds from:
    Maturities of investment securities ..................        32,923        308,654        615,928
    Maturities of securities available for sale ..........       317,031        542,062         24,500
    Calls of investment securities .......................        53,104           --             --
    Sales of investment securities .......................          --          252,590        918,517
    Sales and calls of securities available for sale .....     2,316,843      2,306,111        991,360
  Purchases of:
    Investment securities ................................      (230,676)      (239,164)    (3,363,276)
    Securities available for sale ........................    (2,146,362)    (2,956,527)          --
  Net loan originations ..................................    (1,187,428)      (959,314)      (736,814)
  Proceeds from disposal of premises and equipment .......         1,200         13,035          1,360
  Purchases of premises and equipment ....................       (25,938)       (56,820)       (22,986)
  Proceeds from sales of other real estate ...............        44,484         24,169         23,698
  Net cash received(paid) from purchase/sale of subsidiary         2,670        (10,201)        17,346
                                                             -----------    -----------    -----------
    NET CASH USED FOR INVESTING ACTIVITIES ...............      (812,598)      (623,328)    (1,633,871)
                                                             -----------    -----------    -----------
FINANCING ACTIVITIES
  (Decrease)increase in total deposits ...................      (240,219)      (300,206)       471,758
  (Decrease)increase in short-term borrowings ............      (303,287)       517,008        911,969
  Net proceeds from issuance of long-term debt ...........       475,000        560,961        332,417
  Payment of long-term debt ..............................       (26,415)      (278,611)      (114,578)
  Dividends on common stock ..............................       (68,662)       (58,412)       (45,256)
  Acquisition of treasury stock ..........................       (73,634)       (36,795)       (19,149)
  Sales of treasury stock ................................        13,651         10,309         11,455
  Proceeds from exercise of stock options ................         1,731          2,430          2,224
  Pre-merger transactions of pooled banks ................          --           (2,972)        (5,544)
                                                             -----------    -----------    -----------
      NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES      (221,835)       413,712      1,545,296
                                                             -----------    -----------    -----------
      CHANGE IN CASH AND CASH EQUIVALENTS ................       145,577       (146,639)        49,569
      CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .....       745,079        891,718        842,149
                                                             -----------    -----------    -----------
      CASH AND CASH EQUIVALENTS AT END OF YEAR ...........   $   890,656    $   745,079    $   891,718
                                                             ===========    ===========    ===========

NOTE: Huntington made interest payments of $451,694,000, $430,701,000, and $510,830,000 in 1994, 1993, and 1992, respectively. Federal income tax payments were $97,775,000 in 1994, $155,457,000 in 1993, and
        $93,717,000 in 1992.


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
1. Accounting Policies

     BASIS OF PRESENTATION: The consolidated financial statements include the accounts of Huntington Bancshares Incorporated (Huntington) and its subsidiaries and are presented on the basis of generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Certain amounts in the prior year's financial statements have been reclassified to conform with the 1994 presentation. The reclassifications had no effect on net income.

     SECURITIES: Effective January 1, 1994, Huntington adopted Statement of Financial Accounting Standards No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities". Debt securities that Huntington has both the positive intent and ability to hold to maturity are classified as investments and are carried at amortized cost. Securities purchased with the intention of recognizing short-term profits are placed in the trading account and carried at fair value. Securities not classified as investments or trading are designated available-for-sale and carried at fair value. Unrealized gains and losses on securities classified as available-for-sale are carried as a separate component of shareholders' equity. Unrealized gains and losses on securities classified as trading are reported in earnings. The amortized cost of specific securities sold is used to compute the realized gain or loss at the date of sale.

     Prior to the adoption of FAS 115, if Huntington had the intent and the ability at the time of purchase to hold securities until maturity or on a long-term basis, they were classified as investment securities and reported at amortized cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis were considered held for sale and carried at the lower of aggregate cost or market value, with net unrealized losses reflected in earnings. Marketable equity securities were also reported at the lower of aggregate cost or market value, with net unrealized losses reflected as a reduction of shareholders' equity.

     LOANS: Loans are stated at the principal amount outstanding, net of unearned discount. Interest on loans is recognized primarily on the accrual basis using the "simple interest" method. The accrual of interest income is discontinued when the collection of principal, interest, or both is doubtful. When interest accruals are suspended, interest income accrued in the current period is reversed.

     Huntington principally uses the financing method of accounting for lease contracts. Under this method, a receivable is recorded for the total amount of lease payments due; lease income, represented by the excess of the total contract receivable plus estimated residual value of the leased asset over the asset cost is recognized in decreasing amounts over the term of the contract, resulting in a level rate of return on the outstanding principal.

     Significant nonrefundable loan fees and certain loan origination costs are being amortized over the commitment period and/or the term of the loan as an adjustment to the yield.

     ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses reflects management's judgment as to the level considered appropriate to absorb potential losses inherent in the portfolio. This judgment is based on a review of individual loans, historical loss experience, economic conditions, portfolio trends, and other factors. The allowance is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries.

     OTHER REAL ESTATE: Other real estate, acquired through partial or total satisfaction of loans, is included in other assets and carried at the lower of cost or fair value. At the date of acquisition, any losses are charged to the allowance for loan losses. Subsequent declines in fair value which are considered permanent or realized losses from disposition of the property are charged to the reserve for other real estate.

     PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Estimated useful lives employed are on average 30 years for premises and 3 to 10 years for equipment.

     INCOME TAXES: The amounts provided for income taxes are based on the amounts of current and deferred taxes payable (or refundable) at the date of the consolidated financial statements. A deferred tax liability (or asset) is recognized for temporary differences that will result in net taxable or deductible amounts in future years when the temporary differences reverse.

     MORTGAGE BANKING ACTIVITIES: Mortgages held for sale are valued at the lower of cost or aggregate market value as determined by outstanding commitments from investors. The cost of purchased mortgage servicing rights is capitalized and amortized over the period of, and in proportion to, the related net servicing income to be generated from the various servicing portfolios acquired.

     Huntington performs evaluations of capitalized servicing rights, including excess servicing receivables arising from loans sold in the secondary market, comparing amortized cost to the estimated value of the discounted future net revenues on an aggregate basis. Adjustments to reduce amortized cost to estimated fair value are recorded as direct reductions in carrying value and are included in non-interest income or non-interest expense, as appropriate.

     PURCHASE BUSINESS COMBINATIONS: Net assets of entities acquired in transactions accounted for under the purchase method of accounting are recorded at estimated fair value at the date of acquisition. The excess of cost over the fair value of net assets acquired (goodwill) is being amortized over periods ranging from 15 to 25 years. Core deposits and other identifiable acquired intangible assets are amortized on an accelerated basis over their estimated useful lives.

     OFF-BALANCE SHEET FINANCIAL INSTRUMENTS: Off-balance sheet financial instruments used for trading purposes are recorded in the balance sheet at fair value as of the reporting date. Realized and unrealized changes in fair value are recognized in net trading income in the period in which the changes occur.

     Amounts receivable or payable under interest rate swap, interest rate cap/floor and forward delivery agreements used in connection with Huntington's asset/liability management activities are recognized as income or expense according to the nature of the designated on-balance sheet financial assets and liabilities. With the exception of

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

forward delivery contracts, amounts accrued under these agreements are included as a component of interest income or expense. Amounts receivable or payable on forward delivery contracts, which are used exclusively to manage interest rate risk on loans to be originated for resale in the secondary market, are included in non-interest income along with related mortgage banking activities. Gains and losses on qualifying hedges, consisting principally of interest rate futures, are deferred and recognized in income or expense in the period the hedged transaction occurs. Gains and losses from the early termination of interest rate swaps and other asset/liability management positions for which Huntington applies accrual accounting are also deferred and are amortized over the remaining term of the original contracts.

     CASH EQUIVALENTS: Cash equivalents are defined as "Cash and due from banks" and "Federal funds sold and securities purchased under resale agreements."

     EARNINGS PER SHARE: Per common share amounts have been calculated based upon the weighted average number of common shares outstanding in each period, as adjusted for the five-for-four stock split distributed in July 1994. The dilutive effects of unexercised stock options are not significant.

- --------------------------------------------------------------------------------
2.      RESTRICTIONS ON CASH AND DUE FROM BANKS

     The bank and thrift subsidiaries of Huntington are required to maintain reserve balances with the Federal Reserve Bank. During 1994, the average balances were $133,012,738.

- --------------------------------------------------------------------------------
3.      SECURITIES AVAILABLE FOR SALE

     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Huntington adopted the provisions of the new standard for investments held as of or acquired after January 1, 1994. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. The opening balance of shareholders' equity was increased by $67,172,000 (net of $36,170,000 in deferred income taxes) to reflect the net unrealized holding gains on securities classified as available-for-sale previously carried at the lower of amortized cost or market value.

     Amortized cost, unrealized gains and losses, and fair values of securities available for sale as of December 31, 1994 and 1993 were:

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                UNREALIZED
                                                                                          ---------------------
                                                                     AMORTIZED            GROSS           GROSS             FAIR
(IN THOUSANDS OF DOLLARS)                                              COST               GAINS           LOSSES            VALUE
- ------------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1994
U.S. Treasury ..............................................        $  854,414        $      475        $   38,798        $  816,091
Federal Agencies
  Mortgage-backed securities ...............................           501,530             1,473            13,246           489,757
  Other agencies ...........................................         1,744,122               805            44,498         1,700,429
                                                                    ----------        ----------        ----------        ----------
  Total U.S. Treasury and agencies .........................         3,100,066             2,753            96,542         3,006,277
                                                                    ----------        ----------        ----------        ----------
Other debt securities ......................................           293,686              --               1,894           291,792
Marketable equity securities ...............................             8,359              --               1,935             6,424
                                                                    ----------        ----------        ----------        ----------
        Total securities available for sale ................        $3,402,111        $    2,753        $  100,371        $3,304,493
                                                                    ==========        ==========        ==========        ==========

                                                                                             UNREALIZED
                                                                                     --------------------------
                                                                 AMORTIZED           GROSS                GROSS             FAIR
(IN THOUSANDS OF DOLLARS)                                           COST             GAINS                LOSSES            VALUE
- ------------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1993
U.S. Treasury ..............................................        $1,988,945        $   95,027        $    6,348        $2,077,624
Federal Agencies
  Mortgage-backed securities ...............................           146,055             8,096             4,958           149,193
  Other agencies ...........................................         1,556,190            13,915                11         1,570,094
                                                                    ----------        ----------        ----------        ----------
  Total U.S. Treasury and agencies .........................         3,691,190           117,038            11,317         3,796,911
                                                                    ----------        ----------        ----------        ----------
Other debt securities ......................................           140,506             2,084               122           142,468
Marketable equity securities ...............................             8,368                 4                --             8,372
                                                                    ----------        ----------        ----------        ----------
        Total securities available for sale ................        $3,840,064        $  119,126        $   11,439        $3,947,751
                                                                    ==========        ==========        ==========        ==========

Amortized cost and fair values by contractual maturity at December 31, 1994 and 1993 were:

- ---------------------------------------------------------------------------------
                                                    AMORTIZED            FAIR
(IN THOUSANDS OF DOLLARS)                             COST              VALUE
- ---------------------------------------------------------------------------------
AT DECEMBER 31, 1994
Under 1 year ...............................        $  556,481        $  551,937
1-5 years ..................................         1,281,983         1,254,657
6-10 years .................................         1,084,241         1,043,878
Over 10 years ..............................           471,047           447,597
Marketable equity securities ...............             8,359             6,424
                                                    ----------        ----------
     Total .................................        $3,402,111        $3,304,493
                                                    ==========        ==========
AT DECEMBER 31, 1993
Under 1 year ...............................        $  130,828        $  132,853
1-5 years ..................................         2,160,439         2,264,122
6-10 years .................................           592,213           591,796
Over 10 years ..............................           948,216           950,608
Marketable equity securities ...............             8,368             8,372
                                                    ----------        ----------
     Total .................................        $3,840,064        $3,947,751
                                                    ==========        ==========

     Proceeds from sales of securities available for sale were $2,316,843,000, $2,306,111,000, and $991,360,000 during 1994, 1993, and 1992, respectively.
Gross gains of $15,194,000, $25,894,000, and $19,284,000 were realized in 1994,
1993, and 1992, respectively. Gross losses totaled $12,713,000 in 1994, $2,921,000 in 1993, and $110,000 in 1992.

- --------------------------------------------------------------------------------
4. INVESTMENT SECURITIES

     Amortized cost, unrealized gains and losses, and fair values of investment securities as of December 31, 1994 and 1993 were:


- ------------------------------------------------------------------------------------
                                                        UNREALIZED
                                                     ----------------
                                       AMORTIZED     GROSS     GROSS        FAIR
(IN THOUSANDS OF DOLLARS)                COST        GAINS     LOSSES      VALUE
- ------------------------------------------------------------------------------------
AT DECEMBER 31, 1994
U.S. Treasury ......................   $    150                         $    150
Federal Agencies
  Mortgage-backed securities .......      8,313   $     23   $     53      8,283
  Other agencies ...................    309,250         97      4,193    305,154
                                       --------   --------   --------   --------
  Total U.S. Treasury and agencies .    317,713        120      4,246    313,587
                                       --------   --------   --------   --------
States and political subdivisions ..    153,649      3,996      1,335    156,310
Other securities ...................      4,330        --          80      4,250
                                       --------   --------   --------   --------
  Total investment securities ......   $475,692   $  4,116   $  5,661   $474,147
                                       ========   ========   ========   ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
4. INVESTMENT SECURITIES (CONTINUED)

- --------------------------------------------------------------------------------
                                                        UNREALIZED
                                                     ----------------
                                       AMORTIZED     GROSS      GROSS     FAIR
(IN THOUSANDS OF DOLLARS)                COST        GAINS      LOSSES    VALUE
- --------------------------------------------------------------------------------
AT DECEMBER 31, 1993
U.S. Treasury ......................   $    150         --         --   $    150
Federal Agencies
  Mortgage-backed securities .......     12,868   $    576         --     13,444
  Other agencies ...................     81,448          1         --     81,449
                                       --------   --------   --------   --------
  Total U.S. Treasury and agencies .     94,466        577         --     95,043
                                       --------   --------   --------   --------
States and political subdivisions ..    232,721     13,600   $    137    246,184
Other securities ...................     32,158        195         13     32,340
                                       --------   --------   --------   --------
     Total investment securities ...   $359,345   $ 14,372   $    150   $373,567
                                       ========   ========   ========   ========


Amortized cost and fair values by contractual maturity at December 31, 1994 and 1993 were:

- ---------------------------------------------------------------------------------
                                                     AMORTIZED          FAIR
(IN THOUSANDS OF DOLLARS)                              COST            VALUE
- ---------------------------------------------------------------------------------
AT DECEMBER 31, 1994
Under 1 year .............................           $ 58,019           $ 58,738
1-5 years ................................            174,962            174,770
6-10 years ...............................            231,792            229,647
Over 10 years ............................             10,919             10,992
                                                     --------           --------
      Total ..............................           $475,692           $474,147
                                                     ========           ========
AT DECEMBER 31, 1993
Under 1 year .............................           $ 71,522           $ 73,097
1-5 years ................................            130,909            140,526
6-10 years ...............................            111,007            112,887
Over 10 years ............................             45,907             47,057
                                                     --------           --------
     Total ...............................           $359,345           $373,567
                                                     ========           ========

     There were no sales of investment securities in 1994. Proceeds from sales of investment securities were $252,590,000 and $918,517,000 during 1993 and 1992, respectively. Gross gains of $5,612,000, and $18,829,000 were realized in 1993 and 1992, respectively. Gross losses totaled $1,396,000 in 1993 and $1,671,000 in 1992.

- --------------------------------------------------------------------------------
5. LOANS

     At December 31, 1994 and 1993, loans were comprised of the following:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                 1994            1993
- --------------------------------------------------------------------------------
Commercial .......................................    $ 3,610,892    $ 3,434,738
Tax-free .........................................         58,006         71,525
Real estate
  Construction ...................................        304,769        337,585
  Commercial .....................................      1,378,398      1,214,575
  Residential ....................................      1,624,367      1,470,242
Consumer (net of $11,651 and $15,858 unearned
  discount, respectively) ........................      4,641,946      3,943,666
Lease financing ..................................        646,058        481,597
                                                      -----------    -----------
     Total loans .................................    $12,264,436    $10,953,928
                                                      ===========    ===========

     Huntington's subsidiaries have granted loans to its officers, directors, and their associates. Such loans were made in the ordinary course of business at the banking subsidiaries' normal credit terms, including interest rate and collateralization, and do not represent more than the normal risk of collection. These loans to related parties are summarized as follows:


- ---------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                              1994            1993
- ---------------------------------------------------------------------------------
Balance, beginning of year ...................       $ 100,856        $ 108,594
  Loans made .................................          14,069           52,903
  Repayments .................................         (21,066)         (36,221)
  Changes due to status of executive
   officers and directors ....................           4,366          (24,420)
                                                     ---------        --------
Balance, end of year .........................       $  98,225        $ 100,856
                                                     =========        =========

- --------------------------------------------------------------------------------
6. ALLOWANCE FOR LOAN LOSSES

     A summary of the transactions in the allowance for loan losses for the three years ended December 31 follows:

- ---------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                    1994          1993           1992
- ---------------------------------------------------------------------------------------
Balance, beginning of year ...........    $ 211,835     $ 153,654     $ 134,770
Allowance of assets acquired .........        1,393        11,241           513
Loan losses ..........................      (46,122)      (45,592)      (75,655)
Recoveries of loans previously
 charged off .........................       18,102        13,238        12,464
Provision for loan losses ............       15,284        79,294        81,562
                                          ---------     ---------     ---------
Balance, end of year .................    $ 200,492     $ 211,835     $ 153,654
                                          =========     =========     =========

     In May 1993, the FASB issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan". This Statement applies to financial statements for fiscal years beginning after December 15, 1994. It requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of this Statement, which will occur in the first quarter of 1995, is not expected to have a material effect on Huntington's consolidated financial statements.

- --------------------------------------------------------------------------------
7. PREMISES AND EQUIPMENT

     At December 31, 1994 and 1993, premises and equipment stated at cost were comprised of the following:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                 1994            1993
- --------------------------------------------------------------------------------
Land ...........................................        $ 44,445        $ 43,614
Buildings ......................................         215,708         197,071
Leasehold improvements .........................          79,350          82,979
Equipment ......................................         250,049         234,728
                                                        --------        --------
     Total premises and equipment ..............         589,552         558,392
Less accumulated depreciation
  and amortization .............................         300,759         268,174
                                                        --------        --------
Net premises and equipment .....................        $288,793        $290,218
                                                        ========        ========

Depreciation and amortization charged to expense and rental income credited to occupancy expense were as follows:

- ---------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                      1994          1993          1992
- ---------------------------------------------------------------------------------
Occupancy expense ....................       $11,382       $10,720       $10,011
Equipment expense ....................        16,588        16,399        14,052
                                             -------       -------       -------
  Total depreciation
    and amortization .................       $27,970       $27,119       $24,063
                                             =======       =======       =======
Rental income credited to
  occupancy expense ..................       $11,798       $12,264       $14,490
                                             =======       =======       =======

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
8. SHORT-TERM BORROWINGS

     At December 31, 1994 and 1993, short-term borrowings were comprised of the following:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                1994            1993
- --------------------------------------------------------------------------------
Federal funds purchased and securities
  sold under agreements to repurchase ..........      $1,442,138      $2,164,752
Medium-term bank notes with original
  maturities of less than one year .............         624,000              --
Short-term bank notes ..........................         640,000         860,000
Commercial paper ...............................          50,987          97,392
Other ..........................................         141,076          73,319
                                                      ----------      ----------
Total short-term borrowings ....................      $2,898,201      $3,195,463
                                                      ==========      ==========

     Commercial paper is issued by Huntington Bancshares Financial Corporation, a non-bank subsidiary with principal and interest guaranteed by Huntington Bancshares Incorporated (Parent Company).

     Huntington has the ability to borrow under a line of credit totaling $200,000,000 to support commercial paper borrowings or other short-term working capital needs. Under the terms of agreement, a quarterly fee must be paid and there are no compensating balances required. The line is cancelable, by Huntington, upon written notice and terminates September 30, 1997. There were no borrowings under the line in 1994 and 1993.

     Securities pledged to secure public or trust deposits, repurchase agreements, and for other purposes were $1,696,674,000 and $1,628,248,000 at December 31, 1994 and 1993, respectively.

- --------------------------------------------------------------------------------

9. LONG-TERM DEBT

     At December 31, 1994 and 1993, long-term debt was comprised of the following:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                 1994            1993
- --------------------------------------------------------------------------------
Notes, 7 5/8%, maturing in 2003, face value
  $150,000,000 at December 31, 1994 and
  1993, net of discount ..........................     $  149,450     $  149,382
Notes, 7 7/8%, maturing in 2002, face value
  $150,000,000 at December 31, 1994 and
  1993, net of discount ..........................        148,994        148,866
Notes, 6 3/4%, maturing in 2003, face value
  $100,000,000 at December 31, 1994 and
  1993, net of discount ..........................         99,720         99,687
Debentures, 7 7/8%, retired in 1994 ...............             --        10,519
Debentures, 7 7/8%, retired in 1994 ...............             --         9,368
Medium Term Bank Notes, 4.13% to 6.55%
  maturing in 1995 to 1997 .......................        616,600        191,600
Medium Term Notes, 5.50% and 5.67%,
  maturing in 1995 ...............................         50,000             --
Federal Home Loan Bank Notes, 4.23%
  to 7.30%, maturing in 1995 to 1997 .............        148,500        150,500
Other ............................................            788          2,388
                                                       ----------     ----------
Total long-term debt .............................     $1,214,052     $  762,310
                                                       ==========     ==========


HOLDING COMPANY OBLIGATIONS:

     The 7 7/8% Notes are not redeemable prior to maturity in 2002 and do not provide for any sinking fund.

     The 7 7/8% Debentures due in 1997 and 1998 were redeemed at face value on May 23, 1994 at the option of Huntington.

     The Medium Term Notes were issued by Huntington in 1994 and are not redeemable prior to their maturity in 1995.

SUBSIDIARY OBLIGATIONS:

     The 7 5/8% Notes and the 6 3/4% Notes were both issued by The Huntington National Bank in 1993. These Notes are not redeemable prior to maturity in 2003, and do not provide for any sinking fund.

     The Medium Term Bank Notes were issued by The Huntington National Bank in 1993 and 1994. These Notes are not redeemable prior to their maturity in 1995 through 1997.

     The Federal Home Loan Bank Notes mature serially over the period beginning February 1995 through November 1997. These advances cannot be prepaid without penalty.

     The terms of Huntington's long-term debt obligations contain various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 1994, Huntington was in compliance with all such covenants.

     The following table summarizes the maturities of Huntington's long-term debt (excluding discounts).

- --------------------------------------------------------------------------------
    YEAR                                               (IN THOUSANDS OF DOLLARS)
- --------------------------------------------------------------------------------
1995 .................................................              $   191,166
1996 .................................................                  567,362
1997 .................................................                   57,361
1998 .................................................                       --
1999 .................................................                       --
2000 and thereafter ..................................                  400,000
                                                                    -----------
                                                                      1,215,889
Discount .............................................                   (1,837)
                                                                    -----------
Total ................................................              $ 1,214,052
                                                                    ===========

- --------------------------------------------------------------------------------

10. OPERATING LEASES

     At December 31, 1994, Huntington and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options, and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses, or proportionately adjusted for increases in the consumer or other price indices.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
10. OPERATING LEASES (CONTINUED)

     The following summary reflects the future minimum rental payments, by year, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1994.

- ------------------------------------------------------------------------
YEAR                                           (IN THOUSANDS OF DOLLARS)
- ------------------------------------------------------------------------
1995 .....................................................      $ 22,156
1996 .....................................................        18,860
1997 .....................................................        15,285
1998 .....................................................        13,491
1999 .....................................................        13,107
2000 and thereafter ......................................       137,741
                                                                --------
Total Minimum Payments ...................................      $220,640
                                                                ========

     Total minimum lease payments have not been reduced by minimum sublease rentals of $69,531,000 due in the future under noncancelable subleases. The rental expense for all operating leases, except those with terms of a month or less, was $23,797,000 for 1994 compared with $22,141,000 in 1993 and $19,476,000 in 1992.

- --------------------------------------------------------------------------------

11. OFF-BALANCE SHEET TRANSACTIONS

     In the normal course of business, Huntington is party to financial instruments with varying degrees of credit and market risk in excess of the amounts reflected as assets and liabilities in the consolidated balance sheet. Loan commitments and letters of credit are commonly used to meet the financing needs of customers, while interest rate swaps, futures, and caps/floors as well as forward delivery contracts are an integral part of Huntington's asset/liability management activities. To a much lesser extent, various financial instrument agreements are entered into to assist customers in managing their exposure to interest rate fluctuations. These customer agreements, for which Huntington counters interest rate risk through offsetting third party contracts, are considered trading activities.

     The credit risk arising from loan commitments and letters of credit, represented by their contract amounts, is essentially the same as that involved in extending loans to customers, and both arrangements are subject to Huntington's standard credit policies and procedures. Collateral is obtained based on management's credit assessment of the customer and, for commercial transactions, may consist of accounts receivable, inventory, income-producing properties, and other assets. Residential properties are the principal form of collateral for consumer commitments.

     Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to Huntington and any accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contract provisions. At December 31, 1994, Huntington's credit risk from these off-balance sheet arrangements, including trading activities, was approximately $62.4 million.

     The contract or notional amount of financial instruments with off-balance sheet risk at December 31, 1994 and 1993, is presented in the following table:

- --------------------------------------------------------------------------------
(IN MILLIONS OF DOLLARS)                                      1994         1993
- --------------------------------------------------------------------------------
CONTRACT AMOUNT REPRESENTS CREDIT RISK
  Commitments to extend credit
    Commercial .......................................       $2,672       $2,080
    Consumer .........................................        2,169        2,512
    Other ............................................          218          171
  Standby letters of credit ..........................          416          360
  Commercial letters of credit .......................          137          148

NOTIONAL AMOUNT EXCEEDS CREDIT RISK
  Asset/liability management activities
    Interest rate swaps ..............................        6,840        6,902
    Interest rate futures ............................           16          503
    Purchased interest rate caps .....................          560        1,250
    Purchased interest rate floors ...................          570          570
    Forward delivery contracts .......................           76        1,292
  Trading activities
    Interest rate swaps ..............................          303          323
    Interest rate collars ............................          217           41
    Interest rate caps ...............................          114          147
    Interest rate floors .............................           66           61

     Commitments to extend credit generally have short-term, fixed expiration dates, are variable rate, and contain clauses which permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer's credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable rate nature.

     Standby letters of credit are conditional commitments issued by Huntington to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. Approximately 60% of standby letters of credit are collateralized, and approximately 85% are expected to expire without being drawn upon.

     Commercial letters of credit represent short-term, self-liquidating instruments which facilitate customer trade transactions and have maturities of no longer than ninety days. These instruments are normally secured by the merchandise or cargo being traded.

     Interest rate swaps are agreements between two parties to exchange periodic interest payments that are calculated on a notional principal amount.
Huntington enters into swaps to synthetically alter the repricing characteristics of designated earning assets and interest bearing liabilities and, on a much more limited basis, as an intermediary for customers. Because only interest payments are exchanged, cash requirements of swaps are significantly less than the notional amounts.

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
At December 31, 1994, $3.9 billion of the swaps related to asset/liability management activities provide for Huntington to receive a fixed rate of interest and pay a variable rate based on the London inter-bank offered rate (LIBOR). For approximately 38% of the receive fixed swaps, the notional amounts amortize according to movements in market interest rates, principally Constant Maturity U.S. Treasury Yields and LIBOR. Generally, as the applicable interest rate indices increase, as they did throughout much of 1994, amortization of the notional amounts occurs at a slower rate. Notional values of the remaining receive fixed swaps and the entire $1.9 billion portfolio of pay fixed swaps, for which Huntington receives LIBOR and pays a fixed rate of interest, do not change during the lives of the contracts. Huntington also has basis swaps of $1 billion outstanding at December 31, 1994, which provide for both parties to receive floating rates of interest according to different indices. These contracts are used to protect against a potential narrowing in the spread between the variable rates paid on certain interest rate swaps and the variable rates of on-balance sheet financial instruments to which the swaps were designated.

     Interest rate futures and forward contracts are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. During the latter part of 1994, Huntington initiated a program to sell futures contracts on Eurodollar deposits to hedge the risks of certain LIBOR-based funding. Futures contracts were used for this purpose due to their liquidity and credit risk advantages over swaps. Forward delivery contracts, which are used by Huntington in connection with its mortgage banking activities to reduce the exposure of fixed rate loan commitments to changing interest rates, settle in cash at a specified future date based on the differential between agreed interest rates applied to a notional amount. Forward contracts generally have a greater degree of credit risk than futures as daily cash settlements are not required.

     Huntington also uses interest rate caps/floors to manage fluctuating interest rates. Premiums paid for interest rate caps/floors grant Huntington the right to receive at specified future dates the amount, if any, by which a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate, applied to a notional amount. The purchased caps outstanding at December 31, 1994, have an average remaining term of approximately two years. The interest rate floors, which were purchased in September 1993 to protect against mortgage loan prepayments, expired on January 1, 1995.

     For more detailed information concerning off-balance sheet transactions, refer to the "Interest Rate Risk Management" section of Management's Discussion and Analysis.

- --------------------------------------------------------------------------------

12. LEGAL CONTINGENCIES

     In the ordinary course of business, there are various legal proceedings pending against Huntington and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not have a material adverse effect on Huntington's consolidated financial position.


13. STOCK OPTION PLANS

     Huntington has non-qualified and incentive stock option plans covering key employees. Most recently, shareholders approved The Huntington Bancshares Incorporated 1994 Stock Option Plan in April, 1994. Under this plan, as adjusted for the five-for-four stock split distributed in July, 1994, a maximum of 7,500,000 shares of common stock may be optioned at prices not less than the fair market value of the common stock at the date of grant. At December 31, 1994 and 1993, total options available for future grants under all stock option plans were 8,313,741 and 1,411,359, respectively.

     Huntington recognizes stock options when exercised by crediting shareholders' equity for the cash option price paid by the optionee. No amounts are charged or credited to income in connection with the stock option plans. All outstanding options are considered common stock equivalents for purposes of computing primary and fully-diluted earnings per share.

     Activity in the plans for 1994 and 1993 is summarized as follows:

                                                    SHARES
                                                    UNDER
                                                    OPTION         PRICE RANGE
- --------------------------------------------------------------------------------
Outstanding at January 1, 1993 ............       2,760,758       $ 2.75-$14.14
Granted ...................................         671,040       $ 9.73-$20.65
Exercised .................................        (846,739)      $ 2.70-$14.14
Cancelled .................................          (9,205)      $ 2.75-$20.65
                                                  ---------       -------------
Outstanding at December 31, 1993 ..........       2,575,854       $ 2.70-$20.65
- --------------------------------------------------------------------------------
Exercisable at December 31, 1993 ..........       1,901,890       $ 2.70-$17.32
- --------------------------------------------------------------------------------

Outstanding at January 1, 1994 ............       2,575,854       $ 2.70-$20.65
Granted ...................................         635,861       $20.55-$21.13
Exercised .................................        (532,931)      $ 2.70-$17.32
Cancelled .................................         (41,590)      $ 7.41-$21.13
                                                  ---------       -------------
Outstanding at December 31, 1994 ..........       2,637,194       $ 2.75-$21.13
- --------------------------------------------------------------------------------
Exercisable at December 31, 1994 ..........       1,995,643       $ 2.75-$20.65
- --------------------------------------------------------------------------------

14. EMPLOYEE BENEFIT PLANS

     Huntington sponsors a non-contributory defined benefit pension plan covering substantially all employees of Huntington and its subsidiaries. This plan provides benefits based upon a percent of final average salary for each year of service. The funding policy of Huntington is to contribute an annual amount which is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code. Plan assets, held in trust, primarily consist of marketable mutual funds.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
14. EMPLOYEE BENEFIT PLANS (CONTINUED)

     The following tables show the funded status of the plan at December 31, 1994 and 1993, the components of pension cost recognized in 1994, 1993, and 1992, and a summary of the key assumptions underlying the actuarial valuations.

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                  1994          1993
- --------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Vested benefit obligation ........................    $  64,496     $  63,790
                                                        =========     =========
  Accumulated benefit obligation ...................    $  70,172     $  69,714
                                                        =========     =========
Projected benefit obligation .......................    $ 104,381     $ 113,305
Plan assets, at fair value .........................       97,105       101,372
                                                        ---------     ---------
Projected benefit obligation in excess
  of plan assets ...................................        7,276        11,933
Unrecognized transition asset,
  net of amortization ..............................        3,480         4,044
Unrecognized net gain ..............................       14,090           695
Unrecognized prior service cost ....................       (1,776)       (1,917)
                                                        ---------     ---------
Accrued pension cost ...............................    $  23,070     $  14,755
                                                        =========     =========


- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)               1994            1993           1992
- --------------------------------------------------------------------------------
NET PENSION COST INCLUDED THE
  FOLLOWING COMPONENTS
  Service cost-benefits earned
    during the period .............   $ 10,604       $  7,485       $  6,937
  Interest cost on projected
    benefit obligation ............      7,923          7,060          6,656
  Net amortization and deferral ...    (12,111)        (1,292)         3,213
  Actual loss (return) on
    plan assets ...................      1,899         (7,448)       (11,512)
                                      --------       --------       --------
Net pension expense ...............   $  8,315       $  5,805       $  5,294
                                      ========       ========       ========

ACTUARIAL ASSUMPTIONS
  Discount rate ...................       8.00%          7.00%          8.25%
  Rate of salary increases ........       5.00%          5.00%          6.00%
  Long-term rate of return
    on assets .....................       8.75%          8.75%          8.75%

     Huntington also sponsors an unfunded Supplemental Executive Retirement Plan, a non-qualified plan that provides certain key officers of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 1994, the projected benefit obligation for this plan totaled $10,958,000, of which $3,974,000 was subject to later amortization. The remaining $6,984,000 is included in other liabilities. At December 31, 1993, the projected benefit obligation for this plan totaled $7,416,000 of which $1,554,000 was subject to later amortization. The remaining $5,862,000 is included in other liabilities. Pension costs for this plan were $1,188,000 in 1994, $971,000 in 1993, and $980,000 in 1992.

     In addition to providing pension benefits, Huntington and its subsidiaries provide certain health care and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of service. For any employee retiring on or after January 1, 1993, Huntington's contribution is based upon the employees' number of months of service and is limited to the actual cost of coverage.

     Effective January 1, 1993, Huntington adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions." The Statement requires that the expected cost of providing post-retirement benefits be recognized in the financial statements during the employees' active service period.

     The post-retirement benefit plan is unfunded. Net periodic post-retirement benefit cost for 1994 and 1993 included the following components:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                     1994          1993
- --------------------------------------------------------------------------------
Service cost .........................................       $1,458       $  782
Interest cost ........................................        2,853        2,095
Amortization of transition obligation ................        1,261        1,261
Net amortization and deferral ........................          722           --
                                                             ------       ------
Net periodic post-retirement benefit cost ............       $6,294       $4,138
                                                             ======       ======

     The following table sets forth the amounts recorded in the consolidated balance sheets at December 31, 1994 and 1993:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                   1994          1993
- --------------------------------------------------------------------------------
Accumulated post-retirement benefit obligation:
  Retirees .........................................     $ 20,426      $ 16,031
  Fully eligible active plan participants ..........        7,045         6,187
  Other active plan participants ...................        9,805         9,515
                                                         --------      --------
    Total accumulated post-retirement
      benefit obligation ...........................       37,276        31,733
  Unrecognized net loss ............................       (1,352)       (5,328)
  Unrecognized prior service cost ..................       (6,320)
  Unrecognized transition obligation ...............      (22,693)      (23,954)
                                                         --------      --------
    Accrued post-retirement benefit cost ...........     $  6,911      $  2,451
                                                         ========      ========

     The transition obligation totaled $25.2 million at January 1, 1993 and is being amortized over 20 years. Prior to 1993, Huntington recognized the cost of providing these benefits as incurred. Post-retirement health care benefits charged to expense were $1,080,000 in 1992.

     The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 8.0% in 1994 and 7.0% in 1993. The 1994 health care trend rate was projected to be 11.5% for pre-65 participants and 9.5% for post-65 participants compared to 12.25% and 10.0% in 1993. These rates are assumed to decrease gradually until they reach 5.5% in the year 2004 and remain at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1994, by $2.9 million and the aggregate of the service and interest components of net periodic post-retirement benefit cost for 1994 by $418,000.

     Also in 1993, Huntington adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Post-employment Benefits." This Statement requires the recognition of the cost to provide post-employment benefits, such as long-term disability and unemployment benefits, on an accrual basis. The accrued post-employment benefit obligation totaled $3.6 million at December 31, 1994 and $3.5 million at December 31, 1993.

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

     Huntington has a contributory employee stock purchase plan available to eligible employees. Employee contributions of up to 6% of eligible compensation are matched 75% by Huntington. Huntington may also make additional matching contributions up to an additional 25% of employee contributions, at the discretion of the Board of Directors. Eligible employees may contribute in excess of 6% up to an additional 10% on an after tax basis. These additional contributions are not matched by Huntington. The cost of providing this plan was $8.2 million in 1994, $6.7 million in 1993, and $5.4 million in 1992.

     The Huntington Supplemental Stock Purchase and Tax Savings Plan was adopted in 1989. The plan is a non-qualified plan created to allow senior officers, whose contributions to the stock purchase plan are limited by federal tax law, to defer compensation on terms similar to those provided by the stock purchase plan.

- --------------------------------------------------------------------------------

15. ACQUISITIONS

     On December 16, 1994, Huntington acquired FirstFed Northern Kentucky Bancorp, Inc. (FirstFed), a $226 million savings and loan holding company, for approximately 1.9 million shares of Huntington common stock. The acquisition was accounted for as a purchase. Accordingly, results of operations of FirstFed have been included in the consolidated results of Huntington from the date of acquisition.Proforma results of operations relative to the acquisition have not been presented due to the immaterial impact on Huntington's consolidated financial statements.

     Also in 1994, Huntington signed a definitive merger agreement with Security National Corporation of Maitland, Florida, a $180 million bank holding company, and Reliance Bank of Florida, a $93 million privately-owned bank. Both mergers will be accounted for as a pooling-of-interests and are expected to be completed during the second quarter of 1995.

- --------------------------------------------------------------------------------

16. INCOME TAXES

     The following is a summary of the provision for income taxes:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                     1994         1993           1992
- --------------------------------------------------------------------------------
Currently payable
  Federal .............................    $  62,648    $ 151,204     $  94,430
  State ...............................        3,904        6,087         3,973
                                           ---------    ---------     ---------
    Total current .....................       66,552      157,291        98,403
Deferred tax expense(benefit)
  Federal .............................       56,624      (29,107)      (25,973)
  State ...............................          705       (1,305)          (41)
                                           ---------    ---------     ---------
    Total deferred ....................       57,329      (30,412)      (26,014)
                                           ---------    ---------     ---------
  Total provision for income taxes ....    $ 123,881    $ 126,879     $  72,389
                                           =========    =========     =========

     Tax expense associated with securities transactions included in the above amounts was $908,000 in 1994, $9,516,000 in 1993, and $12,353,000 in 1992.

     The following is a reconcilement of income tax expense to the amount computed at the statutory rate of 35% in 1994 and 1993, respectively, and 34% in 1992.

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                  1994            1993          1992
- --------------------------------------------------------------------------------
Pre-tax income computed
  at the statutory rate ...........     $ 128,266      $ 127,327      $  79,369
Increases (decreases):
  Tax-exempt interest income ......        (6,077)        (8,236)       (10,191)
  State income taxes ..............         2,996          3,109          2,595
  Other-net .......................        (1,304)         4,679            616
                                        ---------      ---------      ---------
  Provision for income taxes ......     $ 123,881      $ 126,879      $  72,389
                                        =========      =========      =========

     The significant components of Huntington's deferred tax assets and liabilities at December 31, 1994 and 1993 are as follows:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                  1994           1993
- --------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses ......................       $ 63,380       $ 65,894
  Allowance for other real estate losses .........         13,791         19,346
  Financial instruments ..........................             --         16,202
  Securities .....................................         33,711             --
  Pension and other employee benefits ............         18,158         11,503
  Deferred expenses ..............................          5,509          7,615
  Other ..........................................          6,297          8,724
                                                         --------       --------
    Total deferred tax assets ....................        140,846        129,284

Deferred tax liabilities:
  Financial instruments ..........................         25,811             --
  Lease financing transactions ...................         67,099         53,261
  Premises and equipment .........................          7,790         10,047
  Revalued liabilities-net .......................          7,779          7,971
  Other ..........................................          8,081          7,450
                                                         --------       --------
    Total deferred tax liabilities ...............        116,560         78,729
                                                         --------       --------
    Net deferred tax asset .......................       $ 24,286       $ 50,555
                                                         ========       ========

     The components of the provision for deferred income taxes for the year ended December 31, 1992 are as follows:


- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                1992
- --------------------------------------------------------------------------------
Provision for loan losses ...................................          $ (7,476)
Provision for other real estate .............................           (16,694)
Lease financing .............................................             2,785
Depreciation on premises and equipment ......................               228
Pension and other employee benefits .........................            (1,648)
Other-net ...................................................            (3,209)
                                                                       --------
  Total .....................................................          $(26,014)
                                                                       ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
17. NON-INTEREST INCOME

     A summary of the components in non-interest income for the three years ended December 31 follows:

- ---------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                       1994          1993         1992
- -----------------------------------------     --------     --------     ---------
Service charges on deposit accounts .....     $ 76,836     $ 73,172     $ 64,471
Mortgage banking ........................       50,367       99,185       63,297
Credit card fees ........................       34,045       31,794       27,037
Trust services ..........................       28,448       27,948       25,129
Investment product sales ................        6,624        9,016        5,193
Net gains on sales of securities
  available for sale ....................        2,481       22,973       19,174
Net investment securities gains .........          113        4,216       17,158
Other ...................................       36,446       37,474       28,680
                                              --------     --------     --------
     TOTAL NON-INTEREST INCOME ..........     $235,360     $305,778     $250,139
                                              ========     ========     ========

- --------------------------------------------------------------------------------
18. NON-INTEREST EXPENSE

     A summary of the components in non-interest expense for the three years ended December 31 follows:
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                    1994           1993          1992
- --------------------------------------      --------      --------      --------
Salaries .............................      $226,668      $226,405      $206,429
Commissions ..........................        10,775        20,992        18,310
Employee benefits ....................        58,158        55,259        46,596
Net occupancy ........................        40,291        39,955        36,272
Equipment ............................        38,792        37,230        34,184
Credit card ..........................        26,539        24,248        20,474
FDIC insurance .......................        25,271        25,322        25,500
Advertising ..........................        15,320        13,259        13,308
Printing and supplies ................        14,821        14,721        13,588
Legal and loan collection ............         8,298        11,361        13,109
Other ................................       144,719       190,141       204,812
                                            --------      --------      --------
     TOTAL NON-INTEREST EXPENSE ......      $609,652      $658,893      $632,582
                                            ========      ========      ========

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
19. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1994 and 1993.

- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)                 I Q                II Q                III Q                IV Q
- ------------------------------------------------------------------------------------------------------------------------------------
1994
Interest income ..................................           $ 301,637           $ 297,485           $ 301,724            $ 318,875
Interest expense .................................              98,470             105,403             118,173              141,625
                                                             ---------           ---------           ---------            ---------
Net interest income ..............................             203,167             192,082             183,551              177,250
                                                             ---------           ---------           ---------            ---------
Provision for loan losses ........................               8,464               3,219               1,113                2,488
Gains (losses) on sales of
  securities available for sale ..................               1,748                  62                 735                  (64)
Net investment securities gains (losses) .........                  50                 141                 (87)                   9
Non-interest income ..............................              59,455              61,781              56,750               54,780
Non-interest expense .............................             154,025             150,195             154,961              150,471
                                                             ---------           ---------           ---------            ---------
Income before income taxes .......................             101,931             100,652              84,875               79,016
Provision for income taxes .......................              35,189              33,199              28,973               26,520
                                                             ---------           ---------           ---------            ---------
Net income .......................................           $  66,742           $  67,453           $  55,902            $  52,496
                                                             =========           =========           =========            =========
Net income per common share(1) ...................           $     .51           $     .52           $     .43            $     .41

- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)                I Q                II Q                III Q                IV Q
- ------------------------------------------------------------------------------------------------------------------------------------
1993
Interest income ..................................           $ 299,749           $ 313,259           $ 308,934            $ 314,369
Interest expense .................................             111,009             113,416             110,230              105,456
                                                             ---------           ---------           ---------            ---------
Net interest income ..............................             188,740             199,843             198,704              208,913
                                                             ---------           ---------           ---------            ---------
Provision for loan losses ........................              23,479              25,170              15,280               15,365
Gains on sales of securities
  available for sale .............................               4,735               1,505              16,168                  565
Net investment securities gains ..................               1,504               1,598                 778                  336
Non-interest income ..............................              57,374              66,316              73,775               81,124
Non-interest expense .............................             147,799             157,735             181,268              172,091
                                                             ---------           ---------           ---------            ---------
Income before income taxes .......................              81,075              86,357              92,877              103,482
Provision for income taxes .......................              26,527              28,086              32,142               40,124
                                                             ---------           ---------           ---------            ---------
Net income .......................................           $  54,548           $  58,271           $  60,735            $  63,358
                                                             =========           =========           =========            =========
Net income per common share(1) ...................           $     .43           $     .46           $     .47            $     .49

(1) Restated for the five-for-four stock split distributed in July 1994.
- --------------------------------------------------------------------------------

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying amounts and estimated fair values of Huntington's financial instruments are presented in the following table. Certain assets, the most significant being premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, intangible assets such as mortgage servicing rights, deposit base intangibles, and other customer relationships are not considered financial instruments and are not discussed below. Accordingly, this fair value information is not intended to, and does not, represent Huntington's underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.

                                                                                                         AT DECEMBER 31, 1994
- ------------------------------------------------------------------------------------------------------------------------------------

                                                                                                CARRYING                   FAIR
(IN THOUSANDS OF DOLLARS)                                                                        AMOUNT                    VALUE
- ------------------------------------------------------------------------------------------------------------------------------------
TRADING INSTRUMENTS
  Securities .......................................................................           $      9,427            $      9,427
  Interest rate swaps and other off-balance sheet agreements
    Assets .........................................................................                 12,643                  12,643
    Liabilities ....................................................................                (12,351)                (12,351)
NONTRADING INSTRUMENTS
Asset
  Cash and short-term assets .......................................................                893,715                 893,715
  Mortgages held for sale ..........................................................                138,997                 138,997
  Securities .......................................................................              3,780,185               3,778,640
    Related off-balance sheet liabilities ..........................................                     --                 (22,031)
  Loans ............................................................................             12,063,944              11,855,952
    Related off-balance sheet assets ...............................................                  4,768                   6,172
    Related off-balance sheet liabilities ..........................................                     --                (169,483)
  Customers' acceptance liability ..................................................                 53,883                  53,883
Liabilities
  Deposits .........................................................................            (11,965,067)            (11,925,464)
    Related off-balance sheet liabilities ..........................................                     --                 (59,938)
  Short-term borrowings ............................................................             (2,898,201)             (2,898,201)
    Related off-balance sheet assets ...............................................                     --                  14,647
    Related off-balance sheet liabilities ..........................................                     --                  (4,343)
  Bank acceptances .................................................................                (53,883)                (53,883)
  Long-term debt ...................................................................             (1,214,052)             (1,183,634)
    Related off-balance sheet assets ...............................................                     --                  17,210
    Related off-balance sheet liabilities ..........................................                     --                 (44,934)

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         AT DECEMBER 31, 1993
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                CARRYING                   FAIR
(IN THOUSANDS OF DOLLARS)                                                                        AMOUNT                    VALUE
- ------------------------------------------------------------------------------------------------------------------------------------
TRADING INSTRUMENTS
  Securities .......................................................................           $     21,964            $     21,964
  Interest rate swaps and other off-balance sheet agreements
    Assets .........................................................................                  5,301                   5,301
    Liabilities ....................................................................                 (4,952)                 (4,952)

NONTRADING INSTRUMENTS
Asset
  Cash and short-term assets .......................................................                757,689                 757,689
  Mortgages held for sale ..........................................................              1,032,338               1,032,338
  Securities .......................................................................              4,199,409               4,321,318
    Related off-balance sheet liabilities ..........................................                     --                    (275)
  Loans ............................................................................             10,742,093              10,799,391
    Related off-balance sheet assets ...............................................                     --                  11,032
    Related off-balance sheet liabilities ..........................................                     --                 (22,535)
  Customers' acceptance liability ..................................................                 48,603                  48,603
  Other off-balance sheet financial instruments ....................................                  1,438                     604
Liabilities
  Deposits .........................................................................            (12,044,690)            (12,083,511)
    Related off-balance sheet assets ...............................................                     --                   5,453
    Related off-balance sheet liabilities ..........................................                     --                  (5,332)
  Short-term borrowings ............................................................             (3,195,463)             (3,195,463)
    Related off-balance sheet assets ...............................................                     --                   1,221
    Related off-balance sheet liabilities ..........................................                     --                     (64)
  Bank acceptances .................................................................                (48,603)                (48,603)
  Long-term debt ...................................................................               (762,310)               (795,777)
    Related off-balance sheet assets ...............................................                     --                  28,181
    Related off-balance sheet liabilities ..........................................                     --                  (3,580)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
20. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     The terms and short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include cash and due from banks, interest bearing deposits in banks, trading account securities, federal funds sold and securities purchased under resale agreements, customers' acceptance liabilities, short-term borrowings, and bank acceptances outstanding. As indicated in Note 11, loan commitments and letters of credit generally have short-term, variable rate features and contain clauses which limit Huntington's exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value. The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

        Mortgages held for sale are valued at the lower of aggregate cost or market as determined using outstanding commitments from investors. Accordingly, the carrying amount of mortgages held for sale approximates fair value.

        Fair values of securities available for sale and investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

        For variable rate loans that reprice frequently, fair values are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of losses inherent in the loan portfolio.

        The fair values of demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

        The fair values of Huntington's long-term debt are based substantially upon quoted market prices.

        The fair values of interest rate swap agreements and other off-balance sheet financial instruments used for asset/liability management and trading purposes are based upon quoted market prices or prices of similar instruments, when available, or calculated with pricing models using current rate assumptions.

- --------------------------------------------------------------------------------

21. REGULATORY RESTRICTIONS

     Payment of dividends to Huntington by the subsidiary banks and thrifts are subject to various regulatory restrictions. The regulatory agencies must approve the declaration of any dividends in excess of available retained earnings and in excess of the sum of net income for that year and retained net income for the preceding two years, less any required transfers to surplus. Under this formula, subsidiary banks and thrifts could, without such approval, declare dividends in 1995 of approximately $223,984,000 plus an additional amount equal to their net income through the date of declaration.

     The subsidiary banks and thrifts are also restricted by federal regulation as to the amount and type of loans they may make to Huntington. At December 31, 1994, the subsidiary banks and thrifts could lend to Huntington $161,764,000, subject to the qualifying collateral requirements defined in the regulations.

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

22. HUNTINGTON BANCSHARES INCORPORATED (PARENT COMPANY ONLY) FINANCIAL INFORMATION
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEETS (IN THOUSANDS OF DOLLARS)                                       DECEMBER 31,             1994             1993
- ------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents ................................................................           $   69,767           $   73,962
Securities available for sale ............................................................                6,424                7,195
Due from non-bank subsidiaries ...........................................................              102,751                7,783
Investment in subsidiaries on the equity method
  Bank subsidiaries ......................................................................            1,426,888            1,371,406
  Non-bank subsidiaries ..................................................................               48,195               47,716
Excess of cost of investment in subsidiaries over net assets acquired ....................               25,159               26,391
Other assets .............................................................................               15,760               10,864
                                                                                                     ----------           ----------
  TOTAL ASSETS ...........................................................................           $1,694,944           $1,545,317
                                                                                                     ==========           ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings ....................................................................           $   25,000                 --
Long-term debt ...........................................................................              198,994           $  168,753
Dividends payable ........................................................................               25,908               20,278
Accrued expenses and other liabilities ...................................................               33,222               31,649
                                                                                                     ----------           ----------
  Total Liabilities ......................................................................              283,124              220,680
Shareholders' Equity .....................................................................            1,411,820            1,324,637
                                                                                                     ----------           ----------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .............................................           $1,694,944           $1,545,317
                                                                                                     ==========           ==========


- ------------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME (IN THOUSANDS OF DOLLARS)          YEAR ENDED DECEMBER 31,                1994           1993           1992
- ------------------------------------------------------------------------------------------------------------------------------------
INCOME
  Dividends from
    Bank subsidiaries .................................................................     $ 167,729      $ 127,414      $  58,750
    Non-bank subsidiaries .............................................................         5,245          5,356          4,214
  Interest from
    Bank subsidiaries .................................................................         2,876          3,759          1,370
    Non-bank subsidiaries .............................................................         2,601              6           --
  Other ...............................................................................           407            824          1,703
                                                                                            ---------      ---------      ---------
      TOTAL INCOME ....................................................................       178,858        137,359         66,037
                                                                                            ---------      ---------      ---------
EXPENSE
  Interest on long-term debt ..........................................................        15,056         13,292         12,020
  Other ...............................................................................        12,075         15,303         15,347
                                                                                            ---------      ---------      ---------
      TOTAL EXPENSE ...................................................................        27,131         28,595         27,367
                                                                                            ---------      ---------      ---------
Income before income taxes and equity in undistributed net income of subsidiaries .....       151,727        108,764         38,670
Income tax benefit ....................................................................        (8,007)        (8,324)        (7,826)
                                                                                            ---------      ---------      ---------
Income before equity in undistributed net income of subsidiaries ......................       159,734        117,088         46,496
                                                                                            ---------      ---------      ---------
Equity in undistributed net income of
  Bank subsidiaries ...................................................................        80,004        117,177        112,921
  Non-bank subsidiaries ...............................................................         2,855          2,647          1,629
                                                                                            ---------      ---------      ---------
      NET INCOME ......................................................................     $ 242,593      $ 236,912      $ 161,046
                                                                                            =========      =========      =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

22. HUNTINGTON BANCSHARES INCORPORATED (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)

- ------------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS (IN THOUSANDS OF DOLLARS)          YEAR ENDED DECEMBER 31,          1994            1993             1992
- ------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income .......................................................................      $ 242,593       $ 236,912       $ 161,046
  Adjustments to reconcile net income to net cash provided by operating activities
    Equity in undistributed net income of subsidiaries .............................        (82,859)       (119,824)       (114,550)
    Amortization ...................................................................          4,974           2,400           1,559
    Losses (gains) on sales of securities ..........................................             25              21            (930)
    Increase in other assets .......................................................         (4,909)         (5,400)         (2,422)
    Increase in other liabilities ..................................................          5,926           4,003           8,371
                                                                                          ---------       ---------       ---------
    NET CASH PROVIDED BY OPERATING ACTIVITIES ......................................        165,750         118,112          53,074
                                                                                          ---------       ---------       ---------
INVESTING ACTIVITIES
  Proceeds from sales of investment securities .....................................            173             329           4,390
  (Advances to) repayments from subsidiaries .......................................        (94,968)         94,485        (100,282)
  Acquisitions and additional capitalization of subsidiaries .......................            (10)        (31,944)         (5,000)
                                                                                          ---------       ---------       ---------
    NET CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES ...........................        (94,805)         62,870        (100,892)
                                                                                          ---------       ---------       ---------

FINANCING ACTIVITIES
  Net proceeds from issuance of long-term debt .....................................         49,958            --           147,747
  Payment of long-term debt ........................................................        (23,184)       (100,246)         (6,648)
  Increase in short-term borrowings ................................................         25,000            --              --
  Dividends on common stock ........................................................        (68,662)        (58,412)        (45,256)
  Acquisition of treasury stock ....................................................        (73,634)        (36,795)        (19,149)
  Sales of treasury stock ..........................................................         13,651          10,309          11,455
  Proceeds from exercise of stock options ..........................................          1,731           2,430           2,224
                                                                                          ---------       ---------       ---------
    NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES ...........................        (75,140)       (182,714)         90,373
                                                                                          ---------       ---------       ---------
    CHANGE IN CASH AND CASH EQUIVALENTS ............................................         (4,195)         (1,732)         42,555
    CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .................................         73,962          75,694          33,139
                                                                                          ---------       ---------       ---------
    CASH AND CASH EQUIVALENTS AT END OF YEAR .......................................      $  69,767       $  73,962       $  75,694
                                                                                          =========       =========       =========

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
To The Board of Directors And Shareholders
Huntington Bancshares Incorporated

     We have audited the accompanying consolidated balance sheets of Huntington Bancshares Incorporated and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Huntington Bancshares Incorporated and Subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


                                        /s/ Ernst & Young LLP

Columbus, Ohio
January 11, 1995