Form 10-K, Exhibit 13
period 1995-12-31
HUNTINGTON BANCSHARES INC/MD
filed 1996-02-22
CIK 49196

                                                                                                                    Exhibit 13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

------------------------------------------------------------------------------------------------------------------------------
Table 1
------------------------------------------------------------------------------------------------------------------------------
Consolidated Selected Financial Data                               Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars, except per
 share amounts)                       1995           1994           1993           1992           1991           1990
------------------------------------------------------------------------------------------------------------------------------
Summary of Operations
 Total interest income  . .      $ 1,461,896    $ 1,219,721    $ 1,236,311    $ 1,202,286    $ 1,208,407     $ 1,266,770
 Total interest expense   .          737,333        463,671        440,111        504,846        659,918         780,759
 Net interest income  . . .          724,563        756,050        796,200        697,440        548,489         486,011
 Securities gains   . . . .            9,056          2,594         27,189         36,332         16,951             579
 Provision for loan losses            28,721         15,284         79,294         81,562         62,061          76,434
 Net income   . . . . . . .          244,489        242,593        236,912        161,046        133,940          99,765
Per Common Share(1)
 Net income   . . . . . . .             1.78           1.78           1.76           1.21           1.01             .75
 Cash dividends declared  .              .78            .68            .56            .48            .44             .39
 Book value at year-end   .            11.42          10.32           9.72           8.45           7.71            7.08

Balance Sheet Highlights
 Total assets at year-end         20,254,598     17,770,640     17,618,707     16,246,526     14,500,477      13,671,182
 Total long-term debt at year-end  2,103,024      1,214,052        762,310        478,872        261,168         206,578

 Average long-term debt   .        1,423,537        927,797        640,976        299,905        218,645         200,939
 Average shareholders' equity      1,502,911      1,403,314      1,216,470      1,074,159        977,073         917,474

 Average total assets   . .      $19,047,912    $16,749,850    $16,850,719    $15,165,151    $13,612,543     $13,489,939
------------------------------------------------------------------------------------------------------------------------------
Key Ratios and Statistics             1995           1994           1993           1992           1991           1990
------------------------------------------------------------------------------------------------------------------------------
Margin Analysis   As a %
of average earning assets(2)
 Interest income  . . . . .           8.34%           7.97%         8.03%        8.75%            9.85%           10.51%
 Interest expense   . . . .           4.19            3.01          2.83         3.63             5.30             6.37
                                     -----           -----         -----        -----            -----            -----
Net interest margin   . . .           4.15%           4.96%         5.20%        5.12%           4.55%             4.14%
                                     =====           =====         =====        =====            =====            =====
Return on
 Average total assets   . .           1.28%           1.45%         1.41%        1.06%             .98%            .74%
 Average earning assets   .           1.39            1.57          1.53         1.16             1.08             .81
 Average shareholders' equity        16.27           17.29         19.48        14.99            13.71           10.87
Dividend payout ratio . . .          43.82           38.50         32.47        38.99            42.86           51.52
Average shareholders' equity to
 average total assets   . .           7.89            8.38          7.22         7.08             7.18            6.80

Tier I risk-based capital ratio       8.39            9.55          9.60         9.39             9.07            8.68
Total risk-based capital ratio       12.03           13.57         14.02        12.56            11.27           11.19
Tier I leverage ratio . . .           6.87%           7.99%         7.03%       6.72%            7.00%           6.54%
------------------------------------------------------------------------------------------------------------------------------
Other Data                            1995           1994           1993           1992           1991           1990
------------------------------------------------------------------------------------------------------------------------------
Full-time equivalent employees       7,551          8,153          8,395         8,039          7,562           7,074
Banking offices . . . . . .            322            344            352           346            334             318

(1)Restated for the five percent stock dividend distributed July 31, 1995.
(2)Presented on a fully tax equivalent basis assuming a 35% tax rate in years 1993 through 1995 and a 34% tax rate in years 1990 through 1992.

OVERVIEW
        Huntington Bancshares Incorporated (Huntington) reported earnings of $244.5 million in 1995, compared with $242.6 million and $236.9 million in 1994 and 1993, respectively. On a per share basis, net income was $1.78 in both 1995 and 1994 versus $1.76 in 1993. Per share amounts for all prior periods have been restated to reflect the five percent stock dividend distributed to shareholders in July 1995.
        Huntington's returns on average assets (ROA) and average equity (ROE) during 1995 were 1.28% and 16.27%. In the prior two years, ROA was 1.45% and 1.41%, and ROE was 17.29% and 19.48%.
        Total assets were $20.3 billion at December 31, 1995, up 14% from the end of last year due to strong loan volumes and a larger investment securities portfolio. Loan growth was achieved in all major categories, with the commercial and consumer components each contributing significantly to the increased outstandings. Securities available for sale were higher as a result of programs directed by Huntington's Asset/Liability Management Committee (ALCO) to neutralize the interest rate risk exposure arising from customer-driven business sectors.
        Total deposits grew 5.6% from one year ago to $12.6 billion, due largely to bank acquisitions consummated during 1995 and an increase in certificates of deposit of $100,000 or more. The mix of deposits also changed, as retail customers shifted their investment preferences, opting for the higher yields available through certificates of deposit. As more fully discussed in the "Liquidity Management" section, core deposits represent the company's most significant source of funding. When combined with other core funding sources, they continue to provide approximately 70% of Huntington's funding needs. Huntington's short-term and long-term borrowings were also up from December 31, 1994, as a result of increased purchases of federal funds and the issuance of additional medium-term notes.
        Shareholders' equity was $1.5 billion at the most recent year end, an increase of 7.6% over the last twelve months. Huntington's regulatory capital ratios, including those of its bank subsidiaries, exceeded the levels established for well-capitalized institutions.

--------------------------------------------------------------------------------------------------------------------------------
Table 2
--------------------------------------------------------------------------------------------------------------------------------
Change in Net Interest Income Due to Changes in Average Volume and Interest Rates(1)
--------------------------------------------------------------------------------------------------------------------------------
Fully Tax Equivalent Basis(2)                             1995                                           1994
                                            ----------------------------------            ----------------------------------
(in millions of dollars)                            Increase (Decrease)                            Increase (Decrease)
                                                      From Previous                                  From Previous
                                                       Year Due To:                                   Year Due To:
                                            ----------------------------------            ----------------------------------
                                            Volume      Yield/Rate       Total            Volume       Yield/Rate     Total
--------------------------------------------------------------------------------------------------------------------------------
Interest bearing deposits in banks           $  1.1       $   (.1)     $   1.0            $    (1.3)    $     .4    $    (.9)
Trading account securities  . . . .              .6            .2           .8                   .2           .2          .4
Federal funds sold and securities
   purchased under resale agreements           (3.8)          1.8         (2.0)                 1.5           .9         2.4
Mortgages held for sale . . . . . .           (17.8)          1.7        (16.1)               (32.5)        (1.8)      (34.3)
Taxable securities  . . . . . . . .            64.2          18.7         82.9                (69.9)        13.7       (56.2)
Tax-exempt securities . . . . . . .            (6.8)         (1.0)        (7.8)                (7.6)        (1.0)       (8.6)
Total loans . . . . . . . . . . . .           136.8          43.8        180.6                119.1        (40.7)       78.4
                                             ------        ------       ------               ------       ------      ------
   Total earning assets   . . . . .           174.3          65.1        239.4                  9.5        (28.3)      (18.8)
                                             ------        ------       ------               ------       ------      ------
Interest bearing demand deposits  .            (4.0)          6.3          2.3                  1.2         (5.0)       (3.8)
Savings deposits  . . . . . . . . .            (5.3)         12.7          7.4                  1.3         (9.8)       (8.5)
Certificates of deposit of $100,000 or more    10.2          11.3         21.5                 (9.1)         3.6        (5.5)
Other domestic time deposits  . . .            41.1          53.7         94.8                 (2.1)         (.1)       (2.2)
Foreign time deposits . . . . . . .            (1.1)          5.9          4.8                 (6.5)         3.6        (2.9)
Short-term borrowings . . . . . . .            41.9          63.5        105.4                 (6.5)        23.8        17.3
Long-term debt  . . . . . . . . . .            34.8           2.6         37.4                 17.6         11.6        29.2
                                             ------        ------       ------               ------       ------      ------
   Total interest bearing liabilities         117.6         156.0        273.6                 (4.1)        27.7        23.6
                                             ------        ------       ------               ------       ------      ------
   Net Interest Income  . . . . . .          $ 56.7       $ (90.9)     $ (34.2)           $    13.6     $  (56.0)   $  (42.4)
                                             ======        ======       ======               ======       ======      ======

(1) The change in interest due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.
(2) Calculated assuming a 35% tax rate.

-----------------------------------------------------------------------------------------------------------------------
Table 3
-----------------------------------------------------------------------------------------------------------------------
Summary of Allowance for Loan Losses and Selected Statistics
-----------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                        1995        1994         1993         1992         1991         1990
-----------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES, BEGINNING OF YEAR    $200,492   $211,835     $153,654     $134,770     $123,622     $ 91,039
LOAN LOSSES
   Commercial . . . . . . . . . . . . . .        (12,084)   (10,404)     (20,289)     (26,634)     (26,610)     (17,524)
   Real estate
      Construction  . . . . . . . . . . .           (391)    (5,957)        (422)     (14,001)         (34)        (850)
      Mortgage  . . . . . . . . . . . . .         (4,490)    (5,428)      (2,060)      (6,665)      (6,859)      (8,115)
   Consumer . . . . . . . . . . . . . . .        (34,360)   (23,356)     (21,492)     (25,621)     (28,773)     (26,276)
   Lease financing  . . . . . . . . . . .         (4,243)      (977)      (1,329)      (2,734)      (1,338)      (1,255)
                                                --------   --------     --------     --------     --------     --------
   Total loan losses  . . . . . . . . . .        (55,568)   (46,122)     (45,592)     (75,655)     (63,614)     (54,020)
                                                --------   --------     --------     --------     --------     --------
RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF
   Commercial . . . . . . . . . . . . . .          3,284      7,724        3,564        3,607        2,589        3,527
   Real estate
      Construction  . . . . . . . . . . .              5          1            1            -          400            -
      Mortgage  . . . . . . . . . . . . .            653        506          352          120          736          179
   Consumer . . . . . . . . . . . . . . .          9,727      9,503        9,058        8,313        6,781        6,229
   Lease financing  . . . . . . . . . . .            315        368          263          424          230          197
                                                --------   --------     --------     --------     --------     --------
   Total recoveries of loans previously
       charged off                                13,984     18,102       13,238       12,464       10,736       10,132
                                                --------   --------     --------     --------     --------     --------
NET LOAN LOSSES   . . . . . . . . . . . .        (41,584)   (28,020)     (32,354)     (63,191)     (52,878)     (43,888)
                                                --------   --------     --------     --------     --------     --------
PROVISION FOR LOAN LOSSES   . . . . . . .         28,721     15,284       79,294       81,562       62,061       76,434
ALLOWANCE OF ASSETS ACQUIRED/OTHER    . .          6,827      1,393       11,241          513        1,965           37
                                                --------   --------     --------     --------     --------     --------
ALLOWANCE FOR LOAN LOSSES, END OF YEAR  .       $194,456   $200,492     $211,835     $153,654    $ 134,770    $ 123,622
                                                ========   ========     ========     ========     ========     ========
AS A % OF AVERAGE TOTAL LOANS
   Net loan losses    . . . . . . . . . .            .32%       .24%         .32%         .69%         .61%         .52 %
   Provision for loan losses                         .22%       .13%         .78%         .89%         .72%         .91%
Allowance for loan losses as a %
   of total loans (end of period)   . . .           1.47%      1.63%        1.93%        1.61%        1.52%        1.42 %
Net loan loss coverage (1)    . . . . . .           9.79x     13.62x       13.69x        4.98x        4.77x        4.82x
-----------------------------------------------------------------------------------------------------------------------

(1) Income before income taxes and the provision for loan losses to net loan losses.



RESULTS OF OPERATIONS
NET INTEREST INCOME
   Huntington reported net interest income of $724.6 million in 1995, compared with $756.1 million and $796.2 million, respectively, in 1994 and 1993. The net interest margin, on a fully tax equivalent basis, was 4.15% during the most recent twelve months, a decrease from 4.96% in 1994 and 5.20% in 1993. The reduced net interest income and lower margin were the result of narrowed spreads. As illustrated in the table of "Consolidated Average Balances and Interest Rates" on pages 24 and 25, Huntington's funding costs increased more rapidly than the yields on earning assets. Competitive factors that influenced the pricing of new loans and actions taken during 1994 to reduce earnings sensitivity to rising rates also exerted downward pressure on the margin. The larger investment securities portfolio in the second half of 1995 produced additional net interest income for the company but, as anticipated by management, caused further margin compression over the final six months of the year. On the liability side, the mix of deposits shifted from non- and lower-interest bearing accounts to certificates of deposit and other more expensive liabilities as customers continued to seek higher yielding products. Similar to what was experienced in 1995, net interest income and the margin in 1994 were lower than 1993, primarily because of the significant increase in short-term interest rates during that period (250 basis point increase in the federal funds rate).
   For the year ended December 31, 1995, interest rate swaps and other off-balance sheet financial instruments used for asset/liability management purposes reduced interest income by $32.8 million and increased interest expense by $23.0 million. These products

----------------------------------------------------------------------------------------------------------------------------
TABLE 4
----------------------------------------------------------------------------------------------------------------------------
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
----------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)      1995               1994                1993                 1992                1991
----------------------------------------------------------------------------------------------------------------------------
                                Percent of         Percent of           Percent of          Percent of          Percent of
                                 Loans to           Loans to            Loans to             Loans to            Loans to
                                   Total             Total                Total               Total                Total
                         Amount    Loans    Amount    Loans     Amount    Loans      Amount   Loans      Amount    Loans
----------------------------------------------------------------------------------------------------------------------------
Commercial  . . . .    $ 104,783   31.6%  $ 120,582   29.8%    $ 137,756   32.1%   $  90,711   33.5%   $   69,988  33.3%
Real estate
   Construction . .        1,342    2.8         908    2.5         1,636    3.1        1,329    4.0         6,672   4.9
   Mortgage . . . .       14,091   20.8      16,677   24.5        18,008   24.5       12,274   23.7        10,545  23.6
Consumer  . . . . .       34,944   38.4      28,672   37.9        24,901   35.9       23,604   34.9        23,836  34.6
Lease financing . .        3,977    6.4       2,972    5.3         2,107    4.4        1,943    3.9         1,565   3.6
Unallocated . . . .       35,319      -      30,681      -        27,427      -       23,793      -        22,164     -
                       ---------  -----    --------  -----     ---------  -----    ---------  -----    ---------- -----
   Total  . . . . .    $ 194,456  100.0%  $ 200,492  100.0%    $ 211,835  100.0%   $ 153,654  100.0%   $  134,770 100.0%
                       =========  =====    ========  =====     =========  =====    =========  =====    ========== =====
----------------------------------------------------------------------------------------------------------------------------

increased interest income by $29.0 million and $61.0 million and decreased interest expense by $5.6 million and $30.0 million in 1994 and 1993, respectively. Included in the preceding amounts is amortization of deferred gains and losses from terminated contracts, that decreased net interest income by $28.6 million in 1995, and increased net interest income by $21.6 million in 1994 and $12.2 million in 1993. Expressed in terms of the margin, the effect of the off-balance sheet portfolio was a reduction of 32 basis points in the most recent twelve months, approximately 17 basis points of which related to amortization of net losses from closed positions. A swap strategy initiated by Huntington in late 1994 to create synthetic fixed rate wholesale liabilities, while lowering 1995 funding costs from what would have resulted from a comparable cash instrument, resulted in the majority of the remaining margin reduction attributable to the off-balance sheet portfolio. In the two preceding years, swaps and other interest rate contracts contributed 22 basis points and 59 basis points, respectively, to the margin.
PROVISION AND ALLOWANCE FOR LOAN LOSSES
   The provision for loan losses was $28.7 million in 1995, $15.3 million in 1994, and $79.3 million in 1993. The increase from 1994 to 1995 was largely a function of loan growth. Although higher in the second half versus the first six months of the year, net charge-offs as a percent of average total loans
were only .32% for all of 1995.   The lower provision in 1994, compared with
the immediately preceding year, was related to the low level of net loan losses and the significant reduction in non-performing loans. Net charge-offs as a percentage of average total loans were .24% in 1994 and .32% in 1993.
   The allowance for loan losses (ALL) is maintained at a level considered appropriate by management, based on its estimate of losses inherent in the loan portfolio. The procedures employed by Huntington in evaluating the adequacy of the ALL include an analysis of specific credits that are generally selected for review on the basis of size and relative risk, portfolio trends, current and historical loss experience, prevailing economic conditions, and other relevant factors. For analytical purposes, the ALL has been allocated to various portfolio segments. However, the total ALL is available to absorb losses from any segment of the portfolio. The methods used by Huntington to allocate the ALL are also subject to change; accordingly, the December 31, 1995, allocation is not necessarily indicative of the trend of future loan losses in any particular loan category.
   At the most recent year end, the ALL of $194.5 million represented 1.47% of total loans and covered 353.76% of non-performing loans; when combined with the allowance for other real estate, it was 238.65% of total non-performing assets. Additional information regarding the ALL and asset quality appears in the section "CREDIT RISK".
NON-INTEREST INCOME
   Non-interest income was $248.4 million in 1995, an increase of $26.1 million, or 11.7%, over the previous twelve months. The 1994 total of $222.3 million was $71.1 million, or 24.2%, lower than the corresponding amount for 1993 of $293.4 million. Excluding securities transactions, the respective amounts were $239.3 million, $219.7 million, and $266.2 million. Huntington achieved broad-based growth in non-interest income during the year just ended, with all categories but mortgage banking income showing improvement.
Similarly, the decrease in non-interest income from 1993 to 1994 was largely attributable to a significant downturn in mortgage banking operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

   The major components of mortgage banking income were as follows:

---------------------------------------------------------------
(in thousands)           1995           1994            1993
---------------------------------------------------------------
Net servicing fees      $15,233         $21,586         $15,105

Fee income                4,871          13,428          38,639
Gain on sale of
    servicing rights      6,405          11,583          31,765
Other income             13,084           3,770          13,676
                        -------         -------         -------
Total                   $39,593         $50,367         $99,185
                        =======         =======         =======


   Net servicing fees declined in 1995 due to a reduction in the average volume and a change in the mix of loans serviced by Huntington during the year. The decreased fee income was the result of a drop in mortgage loan production from $2.2 billion in 1994 to $1.2 billion in the year just ended. Gains from servicing sales were also lower, as Huntington only sold $1.1 billion of servicing rights in 1995, compared with $2.2 billion in the prior year. At the end of 1995, mortgage loans serviced by Huntington totaled $5.8 billion.
   Other mortgage banking income was up from 1994 largely because of the adoption of Financial Accounting Standards Board Statement No. 122, "Accounting for Mortgage Servicing Rights" (FAS 122) in the third quarter of 1995. The increased income from FAS 122 implementation relates primarily to 1995 sales of retail loan production for which the retained servicing rights were capitalized.
      Although mortgage banking income reflected a year-to-year decline, cost reductions from Huntington's restructuring initiatives enabled The Huntington Mortgage Company to post a profit of $3.6 million in 1995 versus a loss of $11.2 million in 1994. (See further discussion in the following section titled "Non-Interest Expense").
      Huntington realized gains from securities transactions of $9.1 million in 1995, $2.6 million in 1994, and $27.2 million in 1993. These gains resulted principally from specific ALCO programs in each of the years. The majority of the 1995 gains related to sales of short-term government securities, the proceeds from which were reinvested in securities of moderately longer duration. The 1994 activity was undertaken to sell certain fixed rate securities in anticipation of increased market interest rates, while the more significant sales of 1993 were the result of a program to change the earning asset mix, by deploying proceeds from securities sales into loans.
      Other non-interest income was up significantly in 1995 primarily because of an $8.9 million gain on the sale of the company's Pennsylvania bank, higher trading account profits, and volume-driven increases related to various fee-based activities.

NON-INTEREST EXPENSE
      The company's non-interest expenses declined in every quarter of 1995 and were down $30.8 million, or 5.2%, from last year and $80.7 million,

--------------------------------------------------------------------------------------------------------------------------------
TABLE 5
--------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES                                                                    December 31,
--------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                 1995                1994               1993
--------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Federal Agencies  . . . . . . . . . . . . . . .        $    156            $317,713          $ 94,466
States and political subdivisions . . . . . . . . . . . . . . . .          67,448             153,649           232,721
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               -               4,330            32,158
                                                                         --------            --------          --------
  Total Investment Securities   . . . . . . . . . . . . . . . . .        $ 67,604            $475,692          $359,345
                                                                         ========            ========          ========
--------------------------------------------------------------------------------------------------------------------------------
AMORTIZED COST AND FAIR VALUES BY MATURITY AT DECEMBER 31, 1995
(in thousands of dollars)                                              Amortized Cost      Fair Value            Yield(1)
--------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury
  1 - 5 years   . . . . . . . . . . . . . . . . . . . . . . . . .       $     156           $     156              7.75%
                                                                         --------            --------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .             156                 156
                                                                         --------            --------
States and political subdivisions
  Under 1 year  . . . . . . . . . . . . . . . . . . . . . . . . .          27,340              27,592              9.63
  1-5 years   . . . . . . . . . . . . . . . . . . . . . . . . . .          23,637              24,496              9.25
  6-10 years  . . . . . . . . . . . . . . . . . . . . . . . . . .          12,638              13,040              7.73
  Over 10 years   . . . . . . . . . . . . . . . . . . . . . . . .           3,833               3,912              9.17
                                                                         --------            --------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .          67,448              69,040
                                                                         --------            --------
Total Investment Securities   . . . . . . . . . . . . . . . . . .       $  67,604           $  69,196
                                                                         ========            ========

(1)Weighted average yields were calculated on the basis of amortized cost and have been adjusted to a fully tax equivalent basis, assuming a 35% tax rate. At December 31, 1995, Huntington had no concentrations of securities by a single issuer in excess of 10% of shareholders' equity.

or 12.5%, from 1993.
   The drop in expenses for 1995 was primarily attributable to initiatives begun in the preceding year to reduce operating costs through the restructuring of certain business activities. The resulting decrease in full-time equivalent employees contributed to a $7.8 million, or 2.6%, decline in salaries, commissions, and benefits. These initiatives also gave rise to substantial reductions in various components of other non-interest expense, particularly at The Huntington Mortgage Company.
   In September of the recent year, the FDIC lowered its assessment rates on deposits insured by the Bank Insurance Fund (BIF) from 23 basis points to 4 basis points retroactive to June 1, 1995. In December, the FDIC further lowered BIF assessment rates to zero, effective January 1, 1996. Currently, the FDIC assessment on SAIF deposits remains at 23 basis points.
   Non-interest expenses decreased

--------------------------------------------------------------------------------------------------------------------------
TABLE 6
--------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE                                                            December 31,
--------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                 1995                1994               1993
--------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Federal Agencies  . . . . . . . . . . . . . . .      $4,228,170          $3,006,277          $3,691,190
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         492,974             298,216             148,874
                                                                       ----------          ----------          ----------
  Total Securities Available for Sale   . . . . . . . . . . . . .      $4,721,144          $3,304,493          $3,840,064
                                                                       ==========          ==========          ==========
--------------------------------------------------------------------------------------------------------------------------
Amortized cost and fair values by maturity at December 31, 1995
(in thousands of dollars)                                              Amortized Cost      Fair Value            Yield(1)
--------------------------------------------------------------------------------------------------------------------------
U.S. Treasury
  Under 1 year  . . . . . . . . . . . . . . . . . . . . . . . . .      $  176,502         $   178,264              6.55%
  1-5 years   . . . . . . . . . . . . . . . . . . . . . . . . . .         228,234             231,018              6.10
  6-10 years  . . . . . . . . . . . . . . . . . . . . . . . . . .         162,352             160,596              5.46
                                                                       ----------         -----------
  Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         567,088             569,878
                                                                       ----------         -----------
Federal Agencies
  Mortgage-backed securities
  Under 1 year  . . . . . . . . . . . . . . . . . . . . . . . . .           1,097               1,124              8.08
  1-5 years   . . . . . . . . . . . . . . . . . . . . . . . . . .         110,192             114,723              7.60
  6-10 years  . . . . . . . . . . . . . . . . . . . . . . . . . .         712,804             724,317              6.99
  Over 10 years . . . . . . . . . . . . . . . . . . . . . . . . .          58,762              60,695              7.80
                                                                       ----------         -----------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .         882,855             900,859
                                                                       ----------         -----------
  Other agencies
  Under 1 year  . . . . . . . . . . . . . . . . . . . . . . . . .          53,912              54,499              7.04
  1-5 years   . . . . . . . . . . . . . . . . . . . . . . . . . .       1,928,431           1,953,446              6.75
  6-10 years  . . . . . . . . . . . . . . . . . . . . . . . . . .         234,393             234,920              6.19
  Over 10 years   . . . . . . . . . . . . . . . . . . . . . . . .         509,735             514,568              6.54
                                                                       ----------         -----------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,726,471           2,757,433
                                                                       ----------         -----------
Total U.S. Treasury and Federal Agencies  . . . . . . . . . . . .       4,176,414           4,228,170
                                                                       ----------         -----------
Other
  Under 1 year  . . . . . . . . . . . . . . . . . . . . . . . . .           6,818               6,826              5.99
  1-5 years   . . . . . . . . . . . . . . . . . . . . . . . . . .          22,352              23,578              7.33
  6-10 years  . . . . . . . . . . . . . . . . . . . . . . . . . .         230,651             240,965              6.41
  Over 10 years   . . . . . . . . . . . . . . . . . . . . . . . .         212,950             214,605              6.68
  Marketable equity securities  . . . . . . . . . . . . . . . . .           8,359               7,000              5.57
                                                                       ----------         -----------
    Total   . . . . . . . . . . . . . . . . . . . . . . . . . . .         481,130             492,974
                                                                       ----------         -----------
Total Securities Available for Sale . . . . . . . . . . . . . . .      $4,657,544         $ 4,721,144
                                                                       ==========         ===========

(1)Weighted average yields were calculated on the basis of amortized cost. At December 31, 1995, Huntington had no concentrations of securities by a single issuer in excess of 10% of shareholders' equity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

from 1993 to 1994 mostly due to a sharp decline in amortization of purchased mortgage servicing rights, as the unsurpassed levels of mortgage refinancings experienced by Huntington in 1993 resulted in a significant acceleration of expense. Reduced mortgage activity in 1994 also resulted in lower commission expense during that period.
PROVISION FOR INCOME TAXES
    The provision for income taxes was $134.0 million in 1995, compared with $123.9 million in 1994 and $126.9 million in 1993. Huntington's effective tax rate increased during the most recent twelve months as a result of a $2.1 million charge recorded in connection with the conversion of an existing thrift to a bank charter, lower nontaxable interest income, and various nondeductible expenses associated with bank acquisitions. The effective tax rate in 1994 was down slightly from the immediately preceding year principally because of a $4.0 million charge in 1993 related to an acquired thrift.
INTEREST RATE RISK AND
LIQUIDITY MANAGEMENT
INTEREST RATE RISK MANAGEMENT
   Huntington seeks to achieve consistent growth in net interest income and net income while managing volatility arising from shifts in interest rates. ALCO oversees risk management, establishing broad policies and specific operating limits that govern a variety of risks inherent in Huntington's operations including interest rate, liquidity, and market risks. On and off-balance sheet strategies and tactical programs are reviewed and monitored regularly by ALCO to ensure consistency with approved risk tolerances.
   Interest rate risk management is a dynamic process, encompassing both the business flows onto the balance sheet and the changing market and business environment. Effective management of interest rate risk begins with appropriately diversified financial instruments and funding sources. To accomplish its overall balance sheet objectives, Huntington regularly utilizes a multiple of markets: money market, bond market, and futures and options market. In addition, dealers in over-the-counter financial instruments provide availability of interest rate swaps as needed.
   Measurement and monitoring of interest rate risk is an ongoing process. A key element in this process is Huntington's estimation of the amount that net interest income will change over a twelve to twenty-four month period given a directional shift in interest rates. Management reporting of this information is regularly shared with the Board of Directors.
   At December 31, 1995, the results of Huntington's internal interest sensitivity analysis indicated that a 100 basis points increase or decrease in the federal funds rate (assuming the change occurs evenly over the next year and that corresponding changes in other market rates occur as forecasted) would be expected to reduce net interest income by less than 1%. A similar decline is anticipated if rates were to fall 200 basis points. A 200 basis points increase in rates could result in a decrease in net interest income of up to 1.7%.
   Active interest rate risk management includes the use of various types of off-balance sheet financial instruments, primarily interest rate swaps. These are used to reduce risk in a variety of ways. For example, risk created by different indices on assets and liabilities, by unequal terms to maturity of assets and liabilities and by products that are appealing to customers but incompatible with current risk limits are but a few risks that can be eliminated or decreased in a cost efficient manner. The swap strategy has also enabled Huntington to lower the costs of raising wholesale funds.
   Other off-balance sheet instruments used to control risk effectively include financial futures, interest rate caps and floors, options, and forward rate agreements. These instruments are used regularly in mortgage banking, securities investing, and wholesale funding. The use of these products versus similar cash instruments is often preferable because, though they perform financially quite similarly, they may require less capital and preserve access to the marketplace for future needs.
   Table 7 illustrates the approximate market values, estimated maturities, and weighted average rates of the interest rate swaps used by Huntington in its interest rate risk management program. The valuation of interest rate swap contracts is largely a function of the financial market's expectations regarding the future direction of interest rates. At December 31, 1995, the marketplace anticipated flat to slightly lower short-term rates versus expectations at the end of 1994 for significantly higher rates. Consequently, the interest rate swap portfolio experienced substantial appreciation during 1995 and closed the year at a net unrealized gain of $10.9 million. Current market values are not necessarily indicative of the future impact of the swaps on net interest income. This will depend, in large part, on the shape of the yield curve as well as interest rate levels. For purposes of the variable rate information and the indexed amortizing swap maturities presented in the table below, management made no assumptions with respect to future changes in interest rates.
   The pay rates on Huntington's receive fixed swaps vary based on movements in the applicable London inter-bank offered rate (LIBOR). Receive fixed liability conversion swaps with a notional value of $150 million

-----------------------------------------------------------------------------
TABLE 7
-----------------------------------------------------------------------------
INTEREST RATE SWAP PORTFOLIO
-----------------------------------------------------------------------------
(in millions of dollars)                         December 31, 1995
-----------------------------------------------------------------------------
                                              Average
                                   Notional  Maturity  Market  Average  Rate
                                    Value    (years)   Value   Receive   Pay
                                    -----    -------   -----   -------  -----
ASSET CONVERSION SWAPS
Receive fixed                       $  809   1.39   $   2.6    5.67%    5.92%
Receive fixed-amortizing               306   2.73       (.5)   5.81     5.67
                                    ------          -------
Total asset conversion swaps        $1,115   1.76   $   2.1    5.71%    5.85%
                                    ======          =======

LIABILITY CONVERSION SWAPS
Receive fixed                       $  851   3.74   $  33.6    6.33%    5.68%
Receive fixed-amortizing               208   3.33      (2.5)   5.59     5.75
Pay fixed                            2,083    .64     (20.9 )  5.85     7.04
                                    ------          -------
TOTAL LIABILITY CONVERSION SWAPS    $3,142   1.66    $ 10.2    5.96%    6.59%
                                    ======          =======

BASIS PROTECTION SWAPS              $  250   3.20    $ (1.4)   5.77%    5.87%
                                    ======          =======

have embedded written LIBOR-based caps. Also, receive fixed liability conversion swaps with a notional value of $150 million and receive fixed asset conversion swaps with a notional value of $200 million have embedded written LIBOR-based call options. The portfolio of amortizing swaps consists of contracts with notional values that are indexed to the prepayment experience of a specified pool of mortgage loans, LIBOR, or Constant Maturity U.S. Treasury yields (CMT). As market interest rates change, the amortization of the notional values will also change, generally slowing as rates increase and accelerating when rates fall. Basis swaps are contracts which provide for both parties to receive floating rates of interest according to different indices and are used to protect against changes in spreads. All receive and pay amounts applicable to Huntington's basis swaps are determined by LIBOR, the prime rate, or other indices common to the banking industry. The basis swaps also have embedded written periodic caps.
   The notional values of the swap portfolio represent contractually determined amounts on which calculations of interest payments to be exchanged are based. These notional values do not represent direct credit exposures. At December 31, 1995, Huntington's credit risk from interest rate swaps used for asset/liability management purposes was $62.5 million, which is significantly less than the notional value of the contracts, and represents the sum of the aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. In order to minimize the risk that a swap counterparty will not satisfy its interest payment obligation under the terms of the contract, Huntington performs credit reviews on all counterparties, restricts the number of counterparties used to a select group of high quality institutions, obtains collateral, and enters into formal netting arrangements. Huntington has never experienced any past due amounts from a swap counterparty and does not anticipate non-performance in the future by any such counterparties.
   Terminations reflect the decisions made by ALCO to modify, refine, or change balance sheet management strategies, as a result of either a change in overall interest rate risk tolerances or changes in balance sheet composition. At December 31, 1995, Huntington had deferred approximately $36.5 million of net realized losses from terminated interest rate swaps, which are to be amortized as yield adjustments over the remaining term of the original contracts, as presented in Table 9.
   The total notional amount of off-balance sheet instruments used by Huntington on behalf of customers (for which the related interest rate risk is offset by third party contracts) was $453 million at December 31, 1995. Total credit exposure from such contracts, represented by those instruments with a positive fair value, was $1.1 million at the most recent year end. These separate activities, which are accounted for at fair value, are not a
























-------------------------------------------------------------------------------
Table 8
-------------------------------------------------------------------------------
Interest Rate Swap Activity - Notional Values
-------------------------------------------------------------------------------
(in millions)
-------------------------------------------------------------------------------
                                        Asset         Liability         Basis
                                      Conversion     Conversion      Protection
                                      ----------     ----------      ----------
Balance at January 1, 1994             $2,281        $1,821          $ 2,800
  Additions                             1,063         2,079              350
  Maturities/Amortization                (236)         (568)            (100)
  Terminations                           (600)           --           (2,050)
                                      -------        ------         --------
Balance at December 31, 1994            2,508         3,332            1,000
                                      -------        ------         --------
  Additions                                --         1,140               --
  Maturities/Amortization                (198)         (996)            (750)
  Terminations                         (1,195)         (334)              --
                                      -------        ------         --------
Balance at December 31, 1995           $1,115        $3,142         $    250
                                      =======        ======         ========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

---------------------------------------------------------------------------------
TABLE 9
---------------------------------------------------------------------------------
INTEREST RATE SWAPS - DEFERRED GAINS AND LOSSES
---------------------------------------------------------------------------------
(in millions)                              Amortizing In
---------------------------------------------------------------------------------
                                1996          1997     1998      1999      Total
                                ----          ----     ----      ----      -----
DECEMBER 31, 1995:
Deferred gains                  $ 15.0       $   8.3   $ 7.0     $5.7      $ 36.0
Deferred losses                  (51.4)        (19.4)   (1.3)     (.4)      (72.5)
                                -------      -------   -----     ----      -------
Net (losses) gains              $(36.4)      $(11.1)   $ 5.7     $5.3      $(36.5)
                                =======      =======   =====     ====      =======

significant part of Huntington's operations. Accordingly, they have been excluded from the above discussion of off-balance sheet financial instruments and the related tables.
LIQUIDITY MANAGEMENT
   Liquidity management is also a significant responsibility of ALCO. The goal of ALCO in this regard is to maintain an optimum balance of maturities among Huntington's assets and liabilities such that sufficient cash, or access to cash, is available at all times to meet the needs of borrowers, depositors, and creditors, as well as to fund corporate expansion and other activities. A chief source of Huntington's liquidity is derived from the large retail deposit base accessible by its extensive network of geographically dispersed banking offices. Retail deposits and other core funding sources provided approximately 70% or more of all funding needs in both 1995 and 1994. This core funding is supplemented by Huntington's demonstrated ability to raise funds in capital markets and to access national funds. Huntington's $4 billion bank note program is a significant source of wholesale funding. Notes issuable under such program may range in maturity from 30 days to 15 years, with interest based on prevailing market rates. At the end of the most recent twelve months, a total of $2.0 billion of bank notes was outstanding . A similar note program is available to the parent company, the proceeds from which are used from time to time to fund certain non-banking activities, finance acquisitions, repurchase the company's stock, or for other general corporate purposes. Approximately $175 million was outstanding at year end 1995 in connection with the parent company program, with $750 million available for future use. Huntington also has a fully available $200 million line of credit that supports commercial paper borrowings and other short-term working capital needs.
   In addition, Huntington has significant asset liquidity from its portfolio of securities available for sale, loans that may be securitized and sold, and maturing investments. ALCO regularly monitors the liquidity position and ensures that various alternative strategies exist to cover unanticipated reductions in presently available funding sources. At December 31, 1995, sufficient liquidity was available to meet Huntington's short-term and long-term funding needs.
CREDIT RISK
   Huntington's exposure to credit risk is managed through the use of underwriting standards which emphasize "in-market" lending to established borrowers. Highly leveraged transactions as well as industry or other concentrations are avoided. The credit administration function also employs extensive monitoring procedures to ensure problem loans are promptly identified and adherence with corporate compliance policies. These procedures provide executive management with information necessary to implement appropriate change and take corrective action as needed.
   Asset quality continues to be strong. Non-performing assets, which include loans that are no longer accruing interest, loans that have been renegotiated based upon financial difficulties of the borrower, and real estate acquired through foreclosure, totaled $77.0 million at the most recent year end and were
down $19.4 million, or 20.1%, from one year ago.   As of December 31, 1995,
non-performing loans represented .41% of total loans and non-performing assets as a percent of total loans and other real estate were only .58%.
   Huntington also has certain loans which are past due ninety days or more but have not been placed on nonaccrual status. These loans, which total $27.0 million at year end 1995, are primarily consumer and residential real estate loans that are considered well-secured and in the process of collection. There were also loans outstanding of $49.0 million and $51.5 million, respectively, at December 31, 1995 and 1994, that Huntington considers to be potential





















---------------------------------------------------------------------------------
TABLE 10
---------------------------------------------------------------------------------
MATURITIES OF DOMESTIC CERTIFICATES OF DEPOSIT OF $100,000 OR MORE
AS OF DECEMBER 31, 1995                            (in thousands of dollars)
---------------------------------------------------------------------------------
Three months or less  . . . . . . . . . .                   $529,560
Over three through six months . . . . . .                    171,864
Over six through twelve months  . . . . .                     85,161
Over twelve months  . . . . . . . . . . .                    122,818
                                                            --------
Total . . . . . . . . . . . . . . . . . .                   $909,403
                                                            ========

NOTE: All foreign time deposits are denominated in amounts greater than $100,000.

----------------------------------------------------------------------------------------------------------------------
TABLE 11
----------------------------------------------------------------------------------------------------------------------
SHORT-TERM BORROWINGS                                                        Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                      1995                   1994                   1993
----------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS
Balance at year-end . . . . . . . . . . . . . . . . . .      $2,854,142             $1,442,138             $2,164,752
Weighted average interest rate at year-end  . . . . . .            5.12%                  4.82%                  2.62%
Maximum amount outstanding at month-end during the year      $2,854,142             $1,798,524             $2,361,306
Average amount outstanding during the year  . . . . . .      $2,154,114             $1,374,741             $1,964,282
Weighted average interest rate during the year  . . . .            5.77%                  3.58%                  2.89%

BANK NOTES WITH ORIGINAL MATURITIES OF LESS THAN ONE YEAR
Balance at year-end . . . . . . . . . . . . . . . . . .     $   494,000             $1,264,000            $   860,000
Weighted average interest rate at year-end  . . . . . .           6.17%                  5.55%                  3.49%
Maximum amount outstanding at month-end during the year     $ 1,401,000             $1,364,000             $1,000,000
Average amount outstanding during the year  . . . . . .     $ 1,127,228             $1,138,280             $  719,767
Weighted average interest rate during the year  . . . .            6.67%                  4.48%                  3.55%
----------------------------------------------------------------------------------------------------------------------

problem credits and is closely monitoring for any further deterioration in borrower performance.
CAPITAL AND DIVIDENDS
   Huntington places significant emphasis on the maintenance of strong capital, which promotes investor confidence, provides access to the national markets under favorable terms, and enhances the ability to capitalize on business growth and acquisition opportunities. The company also recognizes the importance of managing excess capital and continually strives to maintain an appropriate balance between capital adequacy and returns to shareholders. Capital is managed at each subsidiary based upon the respective risks and growth opportunities, as well as regulatory requirements.
   Huntington's ratio of average equity to average assets over the last twelve months was 7.89%, compared with 8.38% and 7.22%, respectively, in the two preceding years. As presented below, the December 31 regulatory

----------------------------------------------------------------------------------------------------------------------
TABLE 12
----------------------------------------------------------------------------------------------------------------------
NON-PERFORMING ASSETS AND PAST DUE LOANS
----------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                         1995        1994         1993         1992         1991        1990
----------------------------------------------------------------------------------------------------------------------
Non-accrual loans   . . . . . . . . . . .      $  50,669     $ 41,929   $  75,933    $   87,541   $139,024   $ 100,899
Renegotiated loans  . . . . . . . . . . .          4,299        2,550       1,254         2,508      5,491       9,447
                                               ---------     --------   ---------    ----------   --------   ---------
TOTAL NON-PERFORMING LOANS  . . . . . . .         54,968       44,479      77,187        90,049    144,515     110,346
                                               ---------     --------   ---------    ----------   --------   ---------
Other real estate, net  . . . . . . . . .         22,026       51,909      62,446        73,130     99,646      57,467
                                               ---------     --------   ---------    ----------   --------   ---------
TOTAL NON-PERFORMING ASSETS   . . . . . .      $  76,994     $ 96,388   $ 139,633     $ 163,179   $244,161    $167,813
                                               =========     ========   =========    ==========   ========   =========
NON-PERFORMING LOANS AS A % OF
  TOTAL LOANS   . . . . . . . . . . . . .            .41%         .36%        .70%          .95%      1.63%       1.27%

NON-PERFORMING ASSETS AS A % OF
  TOTAL LOANS AND OTHER REAL ESTATE   . .            .58%         .78%       1.27%         1.70%      2.72%       1.91%

ALLOWANCE FOR LOAN LOSSES AS A % OF
  NON-PERFORMING LOANS    . . . . . . . .         353.76%      450.76%     274.44%       170.63%     93.26%     112.03%

ALLOWANCE FOR LOAN LOSSES AND
  OTHER REAL ESTATE AS A % OF
  NON-PERFORMING ASSETS   . . . . . . . .         238.65%      193.13%     143.41%        95.22%     56.53%      74.36%

ACCRUING LOANS PAST DUE 90 DAYS OR MORE           $27,018     $20,877   $  25,550       $24,298    $36,270     $30,169
                                               =========     ========   =========    ==========   ========   =========
ACCRUING LOANS PAST DUE 90 DAYS
  OR MORE TO TOTAL LOANS    . . . . . . .             .20%        .17%        .23%          .26%       .41%        .35%

NOTE: The amount of interest income which would have been recorded under the original terms for total loans classified as non-accrual or renegotiated was $6.0 million in 1995 and $5.6 million in 1994. Amounts actually collected and recorded as interest income for these loans totalled $0.8 million and $1.7 million, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

capital ratios exceeded the levels established for "well-capitalized" institutions:

                                     "Well
                      1995   1994 Capitalized"
                      ----   ---- -----------
Tier 1 risk-based
  capital ratio       8.39%   9.55%  6.00%
Total risk-based
  capital ratio      12.03   13.57  10.00
Leverage ratio        6.87    7.99   5.00

        Cash dividends declared were $.78 a share in 1995, up 14.7% from the corresponding amount in 1994 of $.68 per share. A 5% stock dividend was also distributed to shareholders in 1995.
        On April 27, 1995, the Board of Directors authorized Huntington to repurchase up to 10.5 million additional shares of its common stock (as adjusted for the July 1995 stock dividend) through open market purchases and privately negotiated transactions. The authorization represents a continuation of the common stock repurchase program begun in August 1987 and provides that the shares will be reserved for reissue in connection with Huntington's benefit plans as well as for other corporate purposes. The company acquired 9.6 million shares in 1995 at an aggregate cost of $204.6 million. Approximately
4.7 million of the repurchased shares were reissued in January 1996 in the acquisition of the Peoples Bank of Lakeland, Florida. As of December 31, 1995,
3.9 million shares were available for repurchase. Huntington's management believes the majority of these shares will be repurchased in the first half of 1996.
FOURTH QUARTER RESULTS
        Net income for the fourth quarter of 1995 was $65.5 million, or $.49 per share, compared with $52.5 million, or $.39 per share, in the same period last year. ROA and ROE for the most recent quarter were 1.31% and 17.50%, respectively, versus 1.22% and 14.78% in the final three months of 1994.
        Net interest income was $181.9 million in the quarter just ended versus $177.3 million in the corresponding period of the prior year. Though spreads available in the marketplace remained narrow in the latter part of 1995, evidenced by the 56 basis points quarter-to-quarter drop in the margin, net interest income was up 2.6% due to increased balance sheet leverage from Huntington's strong loan growth and larger investment securities portfolio.
        The provision for loan losses was $12.1 million in the last quarter of the year, compared with $2.5 million in the same period of 1994. Net charge-offs were .53% of average loans in the recent three months, up from .31% in both the preceding quarter and the final quarter of 1994. The 1995 loss ratio was adversely affected by a single charge-off totaling $4.9 million.
        Non-interest income was $68.4 million and $50.9 million, respectively, for the three months ended December 31, 1995 and 1994. All major categories showed increases over the prior year. Securities transactions were not significant in either period. Included in the fourth quarter 1995 amounts was a gain of $8.9 million from the sale of Huntington's Pennsylvania bank as well as a gain of $2.8 million on the sale of residential mortgages from the loan portfolio.
        Non-interest expense totaled $138.8 million in the most recent three months, down 5.3% from the corresponding period last year. This reduction resulted largely from a drop in BIF assessment rates, as well as the restructuring of certain business activities, including the company's mortgage banking operations.
        The provision for income taxes was $33.8 million in the fourth quarter of 1995, up significantly from $26.5 million in the same period a year ago.
The higher provision relates principally to increased pre-tax earnings.

-------------------------------------------------------------------------------
Table 13
-------------------------------------------------------------------------------
Loan Portfolio Composition                    December 31,
-------------------------------------------------------------------------------
(in millions of dollars)            1995      1994      1993      1992    1991
Commercial  . . . . . . . . .     $ 4,190   $ 3,669   $ 3,507    $3,191  $2,960
Real estate
  Construction  . . . . . . .         368       305       337       379     439
  Mortgage  . . . . . . . . .       2,756     3,002     2,685     2,252   2,097
Consumer  . . . . . . . . . .       5,094     4,642     3,944     3,325   3,061
Lease financing . . . . . . .         854       646       481       368     321
                                  -------   -------   -------    ------  ------
    TOTAL LOANS   . . . . . .     $13,262   $12,264   $10,954    $9,515  $8,878
                                  =======   =======   =======    ======  ======
-------------------------------------------------------------------------------

NOTE: There are no loans outstanding which would be considered a concentration of lending in any particular industry or group of industries.



















-------------------------------------------------------------------------------
Table 14
-------------------------------------------------------------------------------
Maturity Schedule of Selected Loans
-------------------------------------------------------------------------------
(in thousands of dollars)                   December 31, 1995
-------------------------------------------------------------------------------
                                             After One
                                   Within    But Within     After
                                   One Year  Five Years   Five Years    Total
                                 ----------  ----------    --------  ----------
Commercial  . . . . . . . . .    $2,554,535  $1,243,862    $391,840  $4,190,237
Real estate   construction  .       161,081     145,251      61,557     367,889
                                 ----------  ----------    --------  ----------
    Total   . . . . . . . . .    $2,715,616  $1,389,113    $453,397  $4,558,126
                                 ==========  ==========    ========  ==========
Variable interest rates . . .                $1,112,299    $345,454
                                             ==========    ========
Fixed interest rates  . . . .               $   276,814    $107,943
                                             ==========    ========
-------------------------------------------------------------------------------

SELECTED ANNUAL INCOME STATEMENT DATA



------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars, except per share amounts)                  Year Ended December 31,
                                      1995             1994            1993           1992            1991         1990
                                   --------------------------------------------------------------------------------------
TOTAL INTEREST INCOME   . . . .     $1,461,896    $ 1,219,721     $1,236,311     $ 1,202,286     $1,208,407    $1,266,770
TOTAL INTEREST EXPENSE  . . . .        737,333        463,671        440,111         504,846        659,918       780,759
                                   -----------    -----------     ----------     -----------     ----------    ----------
NET INTEREST INCOME   . . . . .        724,563        756,050        796,200         697,440        548,489       486,011
Provision for loan losses . . .         28,721         15,284         79,294          81,562         62,061        76,434
                                   -----------    -----------     ----------     -----------     ----------    ----------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES  .        695,842        740,766        716,906         615,878        486,428       409,577
                                   -----------    -----------     ----------     -----------     ----------    ----------
Service charges on deposit accounts     85,118         76,836         73,172          64,471         57,024        50,559
Mortgage banking  . . . . . . .         39,593         50,367         99,185          63,297         41,753        33,949
Trust services  . . . . . . . .         30,377         28,448         27,948          25,129         24,435        23,769
Credit card fees  . . . . . . .         23,495         20,999         19,381          17,550         16,585        15,025
Investment product sales  . . .          8,121          6,624          9,016           5,193          2,548           746
Securities gains  . . . . . . .          9,056          2,594         27,189          36,332         16,951           579
Other . . . . . . . . . . . . .         52,630         36,446         37,474          28,680         28,545        30,087
                                   -----------    -----------     ----------     -----------     ----------    ----------
TOTAL NON-INTEREST INCOME   . .        248,390        222,314        293,365         240,652        187,841       154,714
                                   -----------    -----------     ----------     -----------     ----------    ----------
Salaries  . . . . . . . . . . .        220,168        226,668        226,405         206,429        175,749       162,621
Commissions . . . . . . . . . .          9,843         10,775         20,992          18,310          9,307         5,908
Employee benefits . . . . . . .         57,790         58,158         55,259          46,596         42,435        37,504
Net occupancy . . . . . . . . .         41,263         40,291         39,955          36,272         33,542        32,464
Equipment . . . . . . . . . . .         38,271         38,792         37,230          34,184         31,735        29,608
FDIC insurance  . . . . . . . .         15,056         25,271         25,322          25,500         22,126        12,200
Printing and supplies . . . . .         14,147         14,821         14,721          13,588         12,599        12,625
Credit card . . . . . . . . . .         13,407         13,493         11,835          10,987          9,710         7,354
Advertising . . . . . . . . . .         11,271         15,320         13,259          13,308         10,526         9,460
Legal and loan collection . . .          8,643          8,298         11,361          13,109         10,807        12,471
Other . . . . . . . . . . . . .        135,925        144,719        190,141         204,812        125,615       107,013
                                   -----------    -----------     ----------     -----------     ----------    ----------
TOTAL NON-INTEREST EXPENSE  . .        565,784        596,606        646,480         623,095        484,151       429,228
                                   -----------    -----------     ----------     -----------     ----------    ----------
INCOME BEFORE INCOME TAXES  . .        378,448        366,474        363,791         233,435        190,118       135,063
Provision for income taxes  . .        133,959        123,881        126,879          72,389         56,178        35,298
                                   -----------    -----------     ----------     -----------     ----------    ----------
Net Income  . . . . . . . . . .     $  244,489    $   242,593     $  236,912     $   161,046     $  133,940    $   99,765
                                   ===========    ===========     ==========     ===========     ==========    ==========
PER COMMON SHARE(1)
   Net income . . . . . . . . .          $1.78          $1.78          $1.76           $1.21          $1.01          $.75
   Cash dividends declared  . .           $.78           $.68           $.56            $.48           $.44          $.39
FULLY TAX EQUIVALENT MARGIN:
Net Interest Income . . . . . .     $  724,563    $   756,050     $  796,200     $   697,440     $  548,489     $ 486,011
Tax Equivalent Adjustment(2)  .          6,766          9,505         11,670          14,897         18,007        21,321
                                   -----------    -----------     ----------     -----------     ----------    ----------
Tax Equivalent Net Interest Income     731,329        765,555        807,870         712,337        566,496      $507,332
                                   ===========    ===========     ==========     ===========     ==========    ==========


(1)Adjusted for the five percent stock dividend distributed July 31, 1995.
(2)Calculated assuming a 35% tax rate in years 1993 through 1995 and a 34% tax rate in years 1990 through 1992.

CONSOLIDATED AVERAGE BALANCES AND INTEREST RATES
(ANNUAL DATA)

-------------------------------------------------------------------------------------------------------------------------
Fully Tax Equivalent Basis(1)                                      1995                                  1994
(in millions of dollars)                            --------------------------------       ------------------------------
                                                                 Interest                            Interest
                                                     Average      Income/    Yield/         Average   Income/    Yield/
                                                      Balance     Expense      Rate         Balance   Expense      Rate
---------------------------------------------       --------------------------------       ------------------------------
ASSETS
Interest bearing deposits in banks  . . . . .       $     21    $    1.3       5.99%       $     4     $     .3     7.57%
Trading account securities  . . . . . . . . .             23         1.7       7.29             14           .9     6.16
Federal funds sold and securities purchased
  under resale agreements   . . . . . . . . .             46         3.0       6.45            115          5.0     4.32
Mortgages held for sale . . . . . . . . . . .            130         9.8       7.58            367         25.9     7.06
Securities:
    Taxable   . . . . . . . . . . . . . . . .          4,191       281.6       6.72          3,217        198.6     6.17
    Tax Exempt  . . . . . . . . . . . . . . .            124        12.6      10.30            190         20.5    10.80
                                                    --------    --------                   -------     --------
    Total Securities  . . . . . . . . . . . .          4,315       294.2       6.82          3,407        219.1     6.43
                                                    --------    --------                   -------     --------
Loans
  Commercial  . . . . . . . . . . . . . . . .          4,049       341.1       8.43          3,565        302.2     8.48
  Real Estate
    Construction  . . . . . . . . . . . . . .            339        29.1       8.58            298         23.1     7.75
    Mortgage  . . . . . . . . . . . . . . . .          3,070       256.6       8.36          2,786        220.3     7.91
  Consumer  . . . . . . . . . . . . . . . . .          4,892       434.3       8.88          4,316        354.2     8.21
  Lease financing   . . . . . . . . . . . . .            731        57.1       7.81            556         40.8     7.34
                                                    --------    --------                   -------     --------
    Total loans   . . . . . . . . . . . . . .         13,081     1,118.2       8.55         11,521        940.6     8.16
    Allowance for loan losses/loan fees   . .            200        40.4                       212         37.4
                                                    --------    --------                   -------     --------
    Net loans   . . . . . . . . . . . . . . .         12,881     1,158.6       8.86         11,309        978.0     8.49
                                                    --------    --------                   -------     --------
    Total earning assets  . . . . . . . . . .         17,616    $1,468.6       8.34%        15,428     $1,229.2     7.97%
                                                    --------    --------                   -------     --------
Cash and due from banks . . . . . . . . . . .            780                                   741
All other assets  . . . . . . . . . . . . . .            852                                   793
                                                    --------                               -------
TOTAL ASSETS  . . . . . . . . . . . . . . . .       $ 19,048                               $16,750
                                                    ========                               =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits
  Non-interest bearing  . . . . . . . . . . .       $  2,179                               $ 2,116
  Interest bearing  . . . . . . . . . . . . .          2,539    $   62.2       2.45%         2,713     $   59.9     2.21%
Savings deposits  . . . . . . . . . . . . . .          2,053        56.4       2.75          2,281         49.0     2.15
Certificates of deposit of $100,000 or more .            812        47.1       5.80            607         25.6     4.22
Other domestic time deposits  . . . . . . . .          4,383       242.9       5.54          3,523        148.1     4.20
Foreign time deposits . . . . . . . . . . . .            261        17.0       6.50            286         12.2     4.25
                                                    --------    --------                   -------     --------
  Total deposits  . . . . . . . . . . . . . .         12,227       425.6       3.48         11,526        294.8     3.13
                                                    --------    --------                   -------     --------
Short-term borrowings . . . . . . . . . . . .          3,491       212.1       6.08          2,629        106.7     4.06
Long-term debt  . . . . . . . . . . . . . . .          1,424        99.6       7.00            928         62.2     6.71
                                                    --------    --------                   -------     --------
  Interest bearing liabilities  . . . . . . .         14,963    $  737.3       4.93%        12,967     $  463.7     3.58%
                                                    --------    --------                   -------     --------
All other liabilities . . . . . . . . . . . .            403                                   264
Shareholders' equity  . . . . . . . . . . . .          1,503                                 1,403
                                                    ========                               =======
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  .       $ 19,048                               $16,750
                                                    ========                               =======
Net interest rate spread  . . . . . . . . . .                                  3.41%                                4.39%
Impact of non-interest bearing funds on margin                                  .74%                                 .57%
NET INTEREST INCOME/MARGIN  . . . . . . . . .                   $  731.3       4.15%                   $  765.5     4.96%
                                                                ========                               ========

(1)Fully tax equivalent yields are calculated assuming a 35% tax rate in years 1993 through 1995 and a 34% tax rate in years 1990 through 1992. Average loan balances include non-accruing loans. Loan income includes cash received on non-accruing loans.


-----------------------------------------------------------------------------------------------------------------------------
            1993                             1992                           1991                           1990
-----------------------------  ------------------------------  ------------------------------   -----------------------------
           Interest                        Interest                        Interest                       Interest
 Average   Income/    Yield/     Average   Income/    Yield/    Average    Income/     Yield/    Average  Income/    Yield/
 Balance   Expense    Rate       Balance   Expense     Rate     Balance    Expense     Rate      Balance  Expense     Rate
$     26  $    1.1     4.16%   $     81  $     4.0     4.88%   $     52   $    3.8     7.32%    $    63     $5.4     8.71%
      10        .5     5.04          22        1.2     5.43          27        1.8     6.83           9       .8     8.69

      78       2.6     3.36         126        4.9     3.90         152        8.8     5.76         231     18.4     7.94
     827      60.2     7.28         681       55.1     8.09         386       34.0     8.80         274     27.0     9.86

   4,199     254.9     6.07       3,510      244.9     6.98       2,761      235.5     8.53       2,802    248.9     8.88
     260      29.1    11.22         336       31.7     9.43         396       41.6    10.51         458     47.9    10.47
--------  --------             --------  ---------             --------   --------              ------- --------
   4,459     284.0     6.37       3,846      276.6     7.19       3,157      277.1     8.78       3,260    296.8     9.10
--------  --------             --------  ---------             --------   --------              ------- --------

   3,293     281.3     8.54       3,076      257.6     8.38       2,967      274.3     9.24       2,921    307.9    10.54

     368      26.1     7.09         393       26.4     6.71         457       38.2     8.37         547     57.4    10.49
   2,473     203.6     8.24       2,145      191.2     8.92       2,036      202.9     9.96       1,947    203.1    10.44
   3,575     323.8     9.06       3,190      340.7    10.68       2,904      336.6    11.59       2,710    324.1    11.96
     424      34.4     8.11         342       30.8     9.00         314       30.0     9.57         298     29.1     9.75
--------  --------             --------  ---------             --------   --------              ------- --------
  10,133     869.2     8.58       9,146      846.7     9.26       8,678      882.0    10.16       8,423    921.6    10.94
     194      30.4                  144       28.6                  131       19.2                  100     18.1
--------  --------             --------  ---------             --------   --------              ------- --------
   9,939     899.6     8.88       9,002      875.3     9.57       8,547      901.2    10.38       8,323    939.7    11.16
--------  --------             --------  ---------             --------   --------              ------- --------
  15,533  $1,248.0     8.03%     13,902  $ 1,217.1     8.75%     12,452   $1,226.7     9.85%     12,260 $1,288.1    10.51%
--------  --------             --------  ---------             --------   --------              ------- --------
     693                            636                             567                             670
     819                            771                             725                             660
--------                       --------                        --------                         -------
$ 16,851                       $ 15,165                        $ 13,613                         $13,490
========                       ========                        ========                         =======



$  2,141                       $  1,749                        $  1,401                         $ 1,393
   2,662  $   63.7     2.39%      2,513  $    76.5     3.05%      2,210   $  103.3     4.68%      2,070 $  112.1     5.42%
   2,229      57.5     2.58       1,770       64.1     3.62       1,326       64.9     4.89       1,228     61.3     4.99
     831      31.1     3.74       1,251       56.7     4.53       1,523      100.1     6.57       1,714    142.8     8.34
   3,572     150.3     4.21       4,066      206.8     5.09       4,223      288.5     6.83       3,894    307.1     7.89
     455      15.0     3.30         153        5.7     3.73          69        3.8     5.56          40      3.2     7.85
--------  --------             --------  ---------             --------   --------              ------- --------
  11,890     317.6     3.26      11,502      409.8     4.20      10,752      560.6     5.99      10,339    626.5     7.00
--------  --------             --------  ---------             --------   --------              ------- --------
   2,825      89.4     3.17       2,062       72.9     3.54       1,406       81.2     5.77       1,731    136.5     7.89
     640      33.1     5.18         300       22.1     7.36         219       18.4     8.41          20    117.8     8.88
--------  --------             --------  ---------             --------   --------              ------- --------
  13,214  $  440.1     3.33%     12,115  $   504.8     4.17%     10,976   $  660.2     6.01%     10,878   $780.8     7.18%
--------  --------             --------  ---------             --------   --------              ------- --------
     280                            227                             259                             302
   1,216                          1,074                             977                             917
--------                       --------                        --------                         -------
$ 16,851                       $ 15,165                        $ 13,613                         $13,490
========                       ========                        ========                         =======
                       4.70%                           4.58%                           3.84%                         3.33%
                        .50%                            .54%                            .71%                          .81%
          $  807.9     5.20%             $   712.3     5.12%              $  566.5     4.55%            $   507.3    4.14%
          ========                       =========                        ========                      =========

MARKET PRICES, KEY RATIOS AND STATISTICS,
NON-PERFORMING ASSETS (QUARTERLY DATA)

------------------------------------------------------------------------------------------------------------------------------------
QUARTERLY COMMON STOCK SUMMARY(1)                            1995                                            1994

                                          IV Q        III Q       II Q         I Q      IV Q          III Q        II Q        I Q
High  . . . . . . . . . . . . . . . .    $25 3/8     $23 5/8     $20 1/8     $18 1/8     $18         $20 5/8     $21 1/8     $18 3/8
Low . . . . . . . . . . . . . . . . .     22 3/8      20 1/4      17 1/8      16 1/8      15 7/8      17 1/4      17          16 7/8
Close . . . . . . . . . . . . . . . .     24          22 1/2      19 3/4      17 3/8      16 1/2      17 1/4      19 1/4      17 1/2
Cash dividends declared . . . . . . .    .20         .20         .19         .19         .19         .19         .15         .15

(1)Restated for the five percent stock dividend distributed July 31, 1995.
Note:  Stock price quotations were obtained from NASDAQ.

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS AND STATISTICS                           1995                                            1994
MARGIN ANALYSIS --  AS A %
OF AVERAGE EARNING ASSETS(1)      IV Q        III Q       II Q       I Q          IV Q       III Q       II Q        I Q
Interest income . . . . . .       8.26%       8.37%      8.38%      8.26%         8.11%      7.98%       7.91%      7.86%
Interest expense  . . . . .       4.28        4.19       4.17       4.00          3.57       3.09        2.78       2.55
                                 -----       -----      -----      -----         -----      -----       -----      -----
   Net Interest Margin  . .       3.98%       4.18%      4.21%      4.26%         4.54%      4.89%       5.13%      5.31%
RETURN ON
Average total assets  . . .       1.31%       1.34%      1.25%      1.23%         1.22%      1.35%       1.64%      1.60%
Average earning assets  . .       1.41%       1.45%      1.35%      1.33%         1.32%      1.46%       1.78%      1.73%
Average shareholders' equity     17.50%      17.03%     15.08%     15.08%        14.78%     15.77%      19.43%     19.26%

(1)Presented on a fully tax equivalent basis assuming a 35% tax rate.

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
NON-PERFORMING ASSETS                              1995                                             1994
(QUARTER-END)
(in thousands of dollars)       IV Q        III Q       II Q        I Q            IV Q        III Q      II Q         I Q
Non-accrual loans . . . .     $ 50,669    $ 41,997    $ 41,554    $ 41,576       $ 41,929    $ 40,313    $ 61,015    $ 60,060
Renegotiated loans  . . .        4,299       4,313      13,424      11,568          2,550      13,547       5,737       8,048
                              --------    --------    --------    --------       --------    --------    --------    --------
TOTAL NON-PERFORMING LOANS      54,968      46,310      54,978      53,144         44,479      53,860      66,752      68,108
                              --------    --------    --------    --------       --------    --------    --------    --------
Other real estate, net  .       22,026      23,668      24,029      26,558         51,909      51,558      59,157      65,664
                              --------    --------    --------    --------       --------    --------    --------    --------
Total Non-Performing Assets   $ 76,994    $ 69,978    $ 79,007    $ 79,702       $ 96,388    $105,418    $125,909    $133,772
                              ========    ========    ========    ========       ========    ========    ========    ========
NON-PERFORMING LOANS AS A
   % OF TOTAL LOANS                .41%        .34%        .42%        .41%           .36%        .45%        .57%        .61%
NON-PERFORMING ASSETS AS A
   % OF TOTAL LOANS AND
   OTHER REAL ESTATE               .58%        .52%        .60%        .62%           .78%        .88%       1.08%       1.20%
ALLOWANCE FOR LOAN LOSSES
   AS A % OF NON-PERFORMING
   LOANS                        353.76%     428.79%     360.62%     378.38%        450.76%     382.41%     318.31%     314.37%
ALLOWANCE FOR LOAN LOSSES
   AND OTHER REAL ESTATE AS
   A % OF NON-PERFORMING
   ASSETS                       238.65%     263.26%     234.30%     235.10%        193.13%     181.70%     160.22%     152.27%
ACCRUING LOANS PAST DUE
   90 DAYS OR MORE  . . .     $ 27,018    $ 24,001    $ 20,685    $ 19,771       $ 20,877    $ 24,182    $ 23,464    $ 19,601
                              ========    ========    ========    ========       ========    ========    ========    ========

SELECTED QUARTERLY INCOME STATEMENT DATA
------------------------------------------------------------------------------------------------------------------------------------
                                                    1995                                            1994
(in thousands of dollars,
 except per share amounts)            IV Q       III Q       II Q        I Q         IV Q       III Q        II Q        I Q
------------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME   . .        $381,437    $377,859    $360,203    $342,397    $318,875    $301,724    $297,485    $301,637
TOTAL INTEREST EXPENSE  . .         199,551     191,281     180,313     166,188     141,625     118,173     105,403      98,470
                                   --------    --------    --------    --------    --------    --------    --------    --------
NET INTEREST INCOME   . . .         181,886     186,578     179,890     176,209     177,250     183,551     192,082     203,167
Provision for loan losses .          12,139       7,187       4,787       4,608       2,488       1,113       3,219       8,464
                                   --------    --------    --------    --------    --------    --------    --------    --------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES        169,747     179,391     175,103     171,601     174,762     182,438     188,863     194,703
                                   --------    --------    --------    --------    --------    --------    --------    --------

Service charges on
   deposit accounts . . . .          21,008      21,109      20,487      22,514      19,417      19,628      19,225      18,566
Mortgage banking  . . . . .          11,315       9,678       7,959      10,641       8,630       9,246      15,418      17,073
Trust services  . . . . . .           7,424       7,312       7,586       8,055       6,686       6,732       6,902       8,128
Credit card fees  . . . . .           7,190       5,939       5,467       4,899       5,873       5,846       4,933       4,347
Securities gains (losses) .             302       2,315       6,379          60        (55)         648         203       1,798
Investment product sales. .           2,292       2,159       1,971       1,699      1,307        1,694       1,750       1,873
Other . . . . . . . . . . .          18,830      12,692      10,021      11,087       9,012       9,999      10,553       6,882
                                   --------    --------    --------    --------    --------    --------    --------    --------
TOTAL NON-INTEREST INCOME            68,361      61,204      59,870      58,955      50,870      53,793      58,984      58,667
                                   --------    --------    --------    --------    --------    --------    --------    --------
Salaries  . . . . . . . . .          54,695      54,391      54,974      56,108      54,314      57,740      57,535      57,079
Commissions . . . . . . . .           3,149       3,074       1,932       1,688       1,523       3,547       2,624       3,081
Employee benefits . . . . .          12,752      13,958      15,419      15,661      13,091      13,388      15,244      16,435
Net occupancy . . . . . . .          10,459      10,039      10,079      10,686       9,962      10,593       9,621      10,115
Equipment . . . . . . . . .           9,406       9,470       9,593       9,802      10,151       9,651       9,491       9,499
FDIC insurance  . . . . . .           1,820         151       6,549       6,536       6,218       5,992       6,530       6,531
Printing and supplies . . .           3,705       3,508       3,362       3,572       3,911       3,734       3,710       3,466
Credit card . . . . . . . .           3,695       3,398       3,196       3,118       3,426       3,777       3,219       3,071
Advertising . . . . . . . .           2,179       3,149       2,912       3,031       4,152       2,684       4,296       4,188
Legal and loan collection .           2,758       1,857       1,905       2,123       3,370       1,719       1,808       1,401
Other . . . . . . . . . . .          34,209      35,855      32,477      33,384      36,498      38,531      33,117      36,573
                                   --------    --------    --------    --------    --------    --------    --------    --------
TOTAL NON-INTEREST EXPENSE          138,827     138,850     142,398     145,709     146,616     151,356     147,195     151,439
                                   --------    --------    --------    --------    --------    --------    --------    --------
INCOME BEFORE INCOME TAXES           99,281     101,745      92,575      84,847      79,016      84,875     100,652     101,931
Provision for income taxes           33,752      35,808      34,414      29,985      26,520      28,973      33,199      35,189
                                   --------    --------    --------    --------    --------    --------    --------    --------
NET INCOME  . . . . . . . .        $ 65,529   $  65,937   $  58,161    $ 54,862   $  52,496    $ 55,902    $ 67,453    $ 66,742
                                   ========    ========    ========    ========    ========    ========    ========    ========
PER COMMON SHARE(1)
   Net income . . . . . . .            $.49        $.48        $.42        $.39        $.39        $.41        $.49        $.49
   Cash dividends declared             $.20        $.20        $.19        $.19        $.19        $.19        $.15        $.15

FULLY TAX EQUIVALENT MARGIN:
Net Interest Income . . . .        $181,886    $186,578    $179,890    $176,209    $177,250    $183,551    $192,082    $203,167
Tax Equivalent Adjustment(2)          1,523       1,635       1,723       1,885       2,042       2,211       2,545       2,707
                                   --------    --------    --------    --------    --------    --------    --------    --------
Tax Equivalent Net Interest Income $183,409    $188,213    $181,613    $178,094    $179,292    $185,762    $194,627    $205,874
                                   ========    ========    ========    ========    ========    ========    ========    ========

(1)Adjusted for the five percent stock dividend distributed July 31, 1995.
(2)Calculated assuming a 35% tax rate.

CONSOLIDATED BALANCE SHEETS

------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                        DECEMBER 31,             1995                  1994
                                                                                    -------------          -------------
ASSETS
Cash and due from banks . . . . . . . . . . . . . . . . . . . . . . . . . .         $     860,958            $   885,327
Interest bearing deposits in banks  . . . . . . . . . . . . . . . . . . . .               284,393                  3,059
Trading account securities  . . . . . . . . . . . . . . . . . . . . . . . .                12,924                  9,427
Federal funds sold and securities purchased under resale agreements . . . .               197,531                  5,329
Mortgages held for sale . . . . . . . . . . . . . . . . . . . . . . . . . .               159,705                138,997
Securities available for sale -- at fair value  . . . . . . . . . . . . . .             4,721,144              3,304,493
Investment securities -- fair value $69,196 and $474,147, respectively  . .                67,604                475,692
Total loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            13,261,667             12,264,436
   Less allowance for loan losses . . . . . . . . . . . . . . . . . . . . .               194,456                200,492
                                                                                    -------------          -------------
Net loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            13,067,211             12,063,944
                                                                                    -------------          -------------
Premises and equipment  . . . . . . . . . . . . . . . . . . . . . . . . . .               296,465                288,793
Customers' acceptance liability . . . . . . . . . . . . . . . . . . . . . .                56,926                 53,883
Accrued income and other assets . . . . . . . . . . . . . . . . . . . . . .               529,737                541,696
                                                                                    -------------          -------------
TOTAL ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $  20,254,598            $17,770,640
                                                                                    =============          =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits
   Non-interest bearing . . . . . . . . . . . . . . . . . . . . . . . . . .         $   2,088,074            $ 2,169,095
   Interest bearing . . . . . . . . . . . . . . . . . . . . . . . . . . . .             2,772,845              2,646,785
Savings deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             2,207,378              2,227,406
Certificates of deposit of $100,000 or more . . . . . . . . . . . . . . . .               909,403                605,763
Other domestic time deposits  . . . . . . . . . . . . . . . . . . . . . . .             4,384,949              3,909,061
Foreign time deposits . . . . . . . . . . . . . . . . . . . . . . . . . . .               273,933                406,957
                                                                                    -------------          -------------
   Total deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            12,636,582             11,965,067
                                                                                    -------------          -------------
Short-term borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . .             3,514,773              2,898,201
Bank acceptances outstanding  . . . . . . . . . . . . . . . . . . . . . . .                56,926                 53,883
Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             2,103,024              1,214,052
Accrued expenses and other liabilities  . . . . . . . . . . . . . . . . . .               424,428                227,617
                                                                                    -------------          -------------
   Total Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .            18,735,733             16,358,820
                                                                                    -------------          -------------
Shareholders' equity
   Preferred stock -- authorized 6,617,808 shares; none outstanding
   Common stock -- without par value; authorized 200,000,000 shares;
     issued and outstanding -- 141,402,769 and 131,119,504 shares, respectively         1,056,209                912,318
   Less 8,351,978 and 904,739 treasury shares, respectively . . . . . . . .              (180,632)               (16,577)
   Capital surplus  . . . . . . . . . . . . . . . . . . . . . . . . . . . .               235,802                215,084
   Net unrealized gains (losses) on securities available for sale . . . . .                40,972                (63,289)
   Retained earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . .               366,514                364,284
                                                                                    -------------          -------------
   Total Shareholders' Equity . . . . . . . . . . . . . . . . . . . . . . .             1,518,865              1,411,820
                                                                                    -------------          -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  . . . . . . . . . . . . . . . .         $  20,254,598            $17,770,640
                                                                                    =============          =============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars, except per share amounts)

                                       YEAR ENDED DECEMBER 31,         1995                  1994                  1993
                                                                   -----------          -----------            -----------
Interest and fee income
   Loans  . . . . . . . . . . . . . . . . . . . . . . . . . .      $ 1,156,446           $  975,604            $   896,932
   Securities
      Taxable . . . . . . . . . . . . . . . . . . . . . . . .          281,633              198,594                254,795
      Tax-exempt  . . . . . . . . . . . . . . . . . . . . . .            8,099               13,663                 20,268
   Mortgages held for sale  . . . . . . . . . . . . . . . . .            9,807               25,886                 60,188
   Other  . . . . . . . . . . . . . . . . . . . . . . . . . .            5,911                5,974                  4,128
                                                                   -----------          -----------            -----------
      TOTAL INTEREST INCOME   . . . . . . . . . . . . . . . .        1,461,896            1,219,721              1,236,311
                                                                   -----------          -----------            -----------
Interest expense
   Deposits . . . . . . . . . . . . . . . . . . . . . . . . .          425,631              294,780                317,545
   Short-term borrowings  . . . . . . . . . . . . . . . . . .          212,110              106,646                 89,444
   Long-term debt . . . . . . . . . . . . . . . . . . . . . .           99,592               62,245                 33,122
                                                                   -----------          -----------            -----------
      TOTAL INTEREST EXPENSE  . . . . . . . . . . . . . . . .          737,333              463,671                440,111
                                                                   -----------          -----------            -----------
      NET INTEREST INCOME   . . . . . . . . . . . . . . . . .          724,563              756,050                796,200
                                                                   -----------          -----------            -----------
Provision for loan losses . . . . . . . . . . . . . . . . . .           28,721               15,284                 79,294
                                                                   -----------          -----------            -----------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES   .          695,842              740,766                716,906
                                                                   -----------          -----------            -----------
Total non-interest income   . . . . . . . . . . . . . . . . .          248,390              222,314                293,365
Total non-interest expense  . . . . . . . . . . . . . . . . .          565,784              596,606                646,480
                                                                   -----------          -----------            -----------
      INCOME BEFORE INCOME TAX EXPENSE  . . . . . . . . . . .          378,448              366,474                363,791
Provision for income taxes  . . . . . . . . . . . . . . . . .          133,959              123,881                126,879
                                                                   -----------          -----------            -----------
      NET INCOME  . . . . . . . . . . . . . . . . . . . . . .      $   244,489           $  242,593            $   236,912
                                                                   ===========          ===========            ===========
PER COMMON SHARE(1)
   Net income . . . . . . . . . . . . . . . . . . . . . . . .            $1.78                $1.78                  $1.76
   Cash dividends . . . . . . . . . . . . . . . . . . . . . .             $.78                 $.68                   $.56
AVERAGE COMMON SHARES OUTSTANDING   . . . . . . . . . . . . .      137,702,243          136,209,760            134,729,322


See notes to consolidated financial statements.

(1) Restated for the five percent stock dividend distributed July 31, 1995.

CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS' EQUITY

-----------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)                                                   Net Unrealized
                                    Common     Common     Treasury  Treasury     Capital   Gains (Losses)  Retained
                                    Shares     Stock       Shares    Stock       Surplus    on Securities   Earnings    Total
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE -- JANUARY 1, 1993           93,740  $  634,763      (303)  $ (6,069)   $ 212,603         --       $ 288,372   $1,129,669
Stock issued for acquisitions . .     1,972      42,052                                                                    42,052
Net income  . . . . . . . . . . .                                                                            236,912      236,912
Cash dividends declared
  ($.56 per share)  . . . . . . .                                                                            (68,064)     (68,064)
Stock options exercised . . . . .                             336      8,278        1,049                     (6,897)       2,430
10% stock dividend  . . . . . . .     8,479     224,544       (18)                                          (224,747)        (203)
Treasury shares purchased . . . .                          (1,447)   (36,795)                                             (36,795)
Treasury shares sold:
  Shareholder dividend
    reinvestment plan   . . . . .                             408      9,561          353                        (59)       9,855
  Employee benefit plans  . . . .                             416      9,735          691                       (117)      10,309
Conversion of convertible notes .        36         346                                                                       346
Change in valuation allowance
  for marketable equity securities                                                                             1,098        1,098
Pre-merger transactions
  of pooled banks   . . . . . . .       184         402                             1,472                     (4,846)      (2,972)
                                    -------  ----------   -------   --------    ---------    -------       ---------   ----------
BALANCE -- DECEMBER 31, 1993        104,411     902,107      (608)   (15,290)     216,168         --         221,652    1,324,637
                                    -------  ----------   -------   --------    ---------    -------       ---------   ----------

Change in accounting method
  for securities  . . . . . . . .                                                            $65,548           1,624       67,172
Stock issued for acquisition. . .       573       9,842     1,318     24,984       (2,026)                                 32,800
Net income  . . . . . . . . . . .                                                                            242,593      242,593
Cash dividends declared
  ($.68 per share)  . . . . . . .                                                                            (93,176)     (93,176)
Stock options exercised . . . . .                             290      6,625          775                     (5,669)       1,731
Five-for-four stock split . . . .    26,088                  (160)
Treasury shares purchased . . . .                          (3,537)   (73,634)                                             (73,634)
Treasury shares sold:
  Shareholder dividend
    reinvestment plan . . . . . .                           1,159     26,635           30                     (2,151)      24,514
  Employee benefit plans  . . . .                             633     14,103          137                       (589)      13,651
Conversion of convertible notes .        48         369                                                                       369
Change in net unrealized gains
  (losses) on securities
  available for sale  . . . . . .                                                           (128,837)                    (128,837)
                                    -------  ----------   -------   --------    ---------    -------       ---------   ----------
BALANCE -- DECEMBER 31, 1994        131,120     912,318      (905)   (16,577)     215,084    (63,289)        364,284    1,411,820
                                    -------  ----------   -------   --------    ---------    -------       ---------   ----------

Stock issued for acquisitions . .     3,510       3,434                            20,061       (985)          8,474       30,984
Net income  . . . . . . . . . . .                                                                            244,489      244,489
Cash dividends declared
  ($.78 per share)  . . . . . . .                                                                           (106,493)    (106,493)
Stock options exercised . . . . .                             231      4,155            7                     (2,809)       1,353
5% stock dividend . . . . . . . .     6,732     140,146       (45)                                          (140,272)        (126)
Treasury shares purchased . . . .                          (9,625)  (204,645)                                            (204,645)
Treasury shares sold:
  Shareholder dividend
    reinvestment plan   . . . . .                           1,553     28,609          437                     (1,114)      27,932
  Employee benefit plans  . . . .                             439      7,826          213                        (45)       7,994
Conversion of convertible notes .        41         311                                                                       311
Change in net unrealized gains
  (losses) on securities
  available for sale  . . . . . .                                                            105,246                      105,246
                                    -------  ----------   -------   ---------   ---------    -------       ---------   ----------
BALANCE -- DECEMBER 31, 1995. . .   141,403  $1,056,209    (8,352) $(180,632)   $ 235,802    $40,972       $ 366,514   $1,518,865
                                    =======  ==========   =======   =========   =========    =======       =========   ==========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                 YEAR ENDED DECEMBER 31,       1995                 1994                1993
                                                                    -------------        ------------        ------------
OPERATING ACTIVITIES
  Net Income  . . . . . . . . . . . . . . . . . . . . . . . . .     $     244,489        $    242,593        $   236,912
  Adjustments to reconcile net income to net cash
    provided by operating activities
      Provision for loan losses   . . . . . . . . . . . . . . .            28,721              15,284             79,294
      Provision for depreciation and amortization   . . . . . .            68,763              84,215            127,459
      Deferred income tax expense (benefit)   . . . . . . . . .            26,694              57,329            (30,412)
      (Increase) decrease in trading account securities   . . .            (3,497)             12,537            (20,681)
      (Increase) decrease in mortgages held for sale  . . . . .           (20,708)            893,341           (288,296)
      Gain on sale of subsidiary  . . . . . . . . . . . . . . .            (8,939)                 --                 --
      Net gains on sales of securities  . . . . . . . . . . . .            (9,056)             (2,594)           (27,189)
      (Increase) decrease in accrued income receivable  . . . .           (23,331)               (247)             3,924
      Net increase in other assets  . . . . . . . . . . . . . .           (37,053)            (59,397)           (63,791)
      Increase (decrease) in accrued expenses   . . . . . . . .           112,963             (22,033)            (8,775)
      Net increase (decrease) in other liabilities  . . . . . .               879             (46,649)            48,157
                                                                    -------------        ------------       ------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES   . . . . .           379,925           1,174,379             56,602
                                                                    -------------        ------------       ------------
INVESTING ACTIVITIES
  (Increase) decrease in interest bearing deposits in banks   .          (281,334)              9,551            152,077
  Proceeds from:
    Maturities and calls of investment securities   . . . . . .            82,082              86,027            308,654
    Maturities and calls of securities available for sale   . .           216,878             317,031            542,062
    Sales of investment securities  . . . . . . . . . . . . . .                --                  --            252,590
    Sales of securities available for sale  . . . . . . . . . .         2,653,545           2,316,843          2,306,111
  Purchases of:
    Investment securities   . . . . . . . . . . . . . . . . . .            (2,660)           (230,676)          (239,164)
    Securities available for sale   . . . . . . . . . . . . . .        (3,719,144)         (2,146,362)        (2,956,527)
  Proceeds from sales of loans  . . . . . . . . . . . . . . . .           306,105                  --                 --
  Net loan originations, excluding sales    . . . . . . . . . .        (1,267,185)         (1,187,428)          (959,314)
  Proceeds from disposal of premises and equipment  . . . . . .             2,902               1,200             13,035
  Purchases of premises and equipment   . . . . . . . . . . . .           (33,429)            (25,938)           (56,820)
  Proceeds from sales of other real estate  . . . . . . . . . .            30,133              44,484             24,169
  Net cash received (paid) from purchase/sale of subsidiaries             165,803               2,670            (13,173)
                                                                    -------------        ------------       ------------
          NET CASH USED FOR INVESTING ACTIVITIES  . . . . . . .        (1,846,304)           (812,598)          (626,300)
                                                                    -------------        ------------       ------------
FINANCING ACTIVITIES
  Increase (decrease) in total deposits   . . . . . . . . . . .           397,675            (240,219)          (300,206)
  Increase (decrease) in short-term borrowings  . . . . . . . .           620,369            (303,287)           517,008
  Proceeds from issuance of long-term debt  . . . . . . . . . .         1,095,220             475,000            560,961
  Payment of long-term debt   . . . . . . . . . . . . . . . . .          (206,166)            (26,415)          (278,611)
  Dividends paid on common stock  . . . . . . . . . . . . . . .          (105,520)            (87,545)           (61,892)
  Acquisition of treasury stock   . . . . . . . . . . . . . . .          (204,645)            (73,634)           (36,795)
  Proceeds from issuance of treasury stock  . . . . . . . . . .            37,279              39,896             22,594
                                                                    -------------        ------------       ------------
          NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES          1,634,212            (216,204)           423,059
                                                                    -------------        ------------       ------------
          CHANGE IN CASH AND CASH EQUIVALENTS   . . . . . . . .           167,833             145,577           (146,639)
          CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR  . . .           890,656             745,079            891,718
                                                                    -------------        ------------       ------------
          CASH AND CASH EQUIVALENTS AT END OF YEAR  . . . . . .     $   1,058,489        $    890,656       $    745,079
                                                                    =============        ============       ============


NOTE: Huntington made interest payments of $667,712, $451,694, and $430,701 in 1995, 1994, and 1993, respectively. Federal income tax payments were $100,039 in 1995, $97,775 in 1994, and $155,457 in 1993.


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

1. ACCOUNTING POLICIES
   NATURE OF OPERATIONS: Huntington Bancshares Incorporated (Huntington) is a multi-state bank holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through its subsidiaries, Huntington conducts a full-service commercial and consumer banking business and provides other financial products and services, principally to domestic customers.
   BASIS OF PRESENTATION: The consolidated financial statements include the accounts of Huntington and its subsidiaries and are presented on the basis of generally accepted accounting principles (GAAP). All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform with the current year's presentation.
   The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.
   In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (FAS 121). The Statement prescribes the accounting for the impairment of long-lived assets and goodwill related to those assets. The new rules specify when assets should be reviewed for impairment, how to determine whether an asset or group of assets is impaired, how to measure an impairment loss, and what financial statement disclosures are necessary. Also prescribed is the accounting for long-lived assets and identifiable intangibles that a company plans to dispose of, other than those that are a part of a discontinued operation. Any impairment of a long-lived asset resulting from management's review is to be recognized as a component of non-interest expense. The adoption of FAS 121, which will occur in the first quarter of 1996, is not expected to have a material effect on Huntington's consolidated financial statements.
   SECURITIES: Debt securities that Huntington has both the positive intent and ability to hold to maturity are classified as investments and are carried at amortized cost. Securities purchased with the intention of recognizing short-term profits are placed in the trading account and carried at fair value. Securities not classified as investments or trading are designated available-for-sale and carried at fair value. Unrealized gains and losses on securities classified as available-for-sale are carried as a separate component of shareholders' equity. Unrealized gains and losses on securities classified as trading are reported in earnings. The amortized cost of specific securities sold is used to compute realized gains and losses.
   On November 15, 1995, the FASB issued a Special Report entitled: "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the Guide). As permitted by the Guide, concurrent with its adoption in December 1995, Huntington made a one-time reclassification of securities with an amortized cost of $327.6 million and an unrealized gain of $1.5 million from the investment category to available-for-sale.
   LOANS: Loans are stated at the principal amount outstanding, net of unearned discount. Interest income on loans is primarily accrued based on principal amounts outstanding. Income from lease financing is recognized on a basis to achieve a constant periodic rate of return on the outstanding investment. The accrual of interest income is discontinued when the collection of principal, interest, or both is doubtful. When interest accruals are suspended, interest income accrued in the current period is reversed. Huntington uses the cost recovery method in accounting for cash received on non- accrual loans. Under this method, cash receipts are generally applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income.
   Significant nonrefundable loan fees and certain direct loan origination costs are deferred and amortized over the term of the loan as a yield adjustment.
   ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses reflects management's judgment as to the level considered appropriate to absorb potential losses inherent in the loan portfolio. This judgment is based on a review of individual loans, historical loss experience, economic conditions, portfolio trends, and other factors. The allowance is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries.
   OTHER REAL ESTATE: Other real estate, acquired through partial or total satisfaction of loans, is included in other assets and carried at the lower of cost or fair value less estimated costs of disposition. At the date of acquisition, any losses are charged to the allowance for loan losses. Subsequent write-downs are included in non-interest expense. Realized losses from disposition of the property and declines in fair value that are considered permanent are charged to the reserve for other real estate.
   PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Estimated useful lives employed are on average 30 years for premises and 3 to 10 years for equipment.
   MORTGAGE BANKING ACTIVITIES: Mortgages held for sale are reported at the lower of cost or aggregate market value primarily as determined by outstanding commitments from investors.
   Huntington adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights" (FAS 122) during the third quarter of 1995. FAS 122, an amendment of Statement 65, requires the recognition of rights to service loans for others as separate assets, however those servicing rights are acquired. FAS 122 also requires that a mortgage banking enterprise assess its capitalized servicing rights for impairment based on the fair value of those rights, using a disaggregated approach for mortgage servicing rights capitalized after adoption of the new standard. Mortgage servicing rights are amortized on an accelerated basis over the estimated period of net servicing revenue. Adjustments to reduce amortized cost to estimated fair value are included in non-interest income or non-interest expense, as appropriate.
   PURCHASE BUSINESS COMBINATIONS: Net assets of entities acquired in transactions accounted for under the purchase method of accounting are recorded at estimated fair value at the date of acquisition. The excess of cost over the fair value of net assets acquired (goodwill) is being amortized over periods generally ranging up to 25 years. Core deposits and other identifiable acquired

-----------------------------------------------------------------------------

intangible assets are amortized on an accelerated basis over their estimated useful lives.
   OFF-BALANCE SHEET FINANCIAL INSTRUMENTS: Huntington uses certain off-balance sheet financial instruments, principally interest rate swaps, in connection with its asset/liability management activities. Interest rate options (including caps and floors), futures, and forwards are also used to manage interest rate risk. Provided these instruments meet specific criteria, they are considered hedges and accounted for under the accrual or deferral methods, as more fully discussed below. Off-balance sheet financial instruments that do not meet the required criteria are carried on the balance sheet at fair value with realized and unrealized changes in that value recognized in earnings. Similarly, if the hedged item is sold or its outstanding balance otherwise declines below that of the related hedging instrument, the off-balance sheet product (or applicable excess portion thereof) is marked-to-market and the resulting gain or loss is included in earnings.
   Accrual accounting is used when the cash flows attributable to the hedging instrument satisfy the objectives of the asset/liability management strategy. Huntington uses the accrual method for substantially all of its interest rate swaps as well as for interest rate options. Amounts receivable or payable under these agreements are recognized as an adjustment to the interest income or expense of the hedged item. There is no recognition on the balance sheet for changes in the fair value of the hedging instrument, except for interest rate swaps designated as hedges of securities available for sale, for which changes in fair values are reported in shareholders' equity. Premiums paid for interest rate options are deferred as a component of other assets and amortized to interest income or expense over the contract term. Gains and losses on terminated hedging instruments are also deferred and amortized to interest income or expense over the remaining life of the hedged item.
   Huntington employs deferral accounting when the market value of the hedging instrument meets the objectives of the asset/liability management strategy and the hedged item is reported at other than fair value. In such cases, gains and losses associated with futures and forwards are deferred as an adjustment to the carrying value of the related asset or liability and are recognized in the corresponding interest income or expense accounts over the remaining life of the hedged item.
   STATEMENT OF CASH FLOWS: Cash and cash equivalents are defined as "Cash and due from banks" and "Federal funds sold and securities purchased under resale agreements."
   EARNINGS PER SHARE: Per common share amounts have been calculated based upon the weighted average number of common shares outstanding in each period, as adjusted for the five percent stock dividend distributed July 31, 1995.
The dilutive effects of unexercised stock options are not significant.

2. SECURITIES AVAILABLE FOR SALE
   Amortized cost, unrealized gains and losses, and fair values of securities available for sale as of December 31, 1995 and 1994 were:

---------------------------------------------------------------------------
                                                 UNREALIZED
                                              ----------------
                                 AMORTIZED    GROSS     GROSS        FAIR
(in thousands of dollars)           COST      GAINS     LOSSES       VALUE
---------------------------------------------------------------------------
AT DECEMBER 31, 1995
U.S. Treasury . . . . . . . .   $  567,088   $ 5,453  $   2,663  $   569,878
Federal Agencies
 Mortgage-backed securities .      882,855    18,115        111      900,859
 Other agencies . . . . . . .    2,726,471    33,814      2,852    2,757,433
                                ----------   -------  ---------  -----------
 Total U.S. Treasury
     and Federal Agencies . .    4,176,414    57,382      5,626    4,228,170
                                ----------   -------  ---------  -----------
Other debt securities . . . .      472,771    13,327        124      485,974
Marketable equity securities.        8,359        --      1,359        7,000
                                ----------   -------  ---------  -----------
 Total securities
     available for sale . . .   $4,657,544   $70,709  $   7,109  $ 4,721,144
                                ==========   =======  =========  ===========

AT DECEMBER 31, 1994
U.S. Treasury . . . . . . . .   $  854,414   $   475  $  38,798  $   816,091
Federal Agencies
 Mortgage-backed securities .      501,530     1,473     13,246      489,757
 Other agencies . . . . . . .    1,744,122       805     44,498    1,700,429
 Total U.S. Treasury
  and Federal Agencies. . . .    3,100,066     2,753     96,542    3,006,277
                                ----------   -------  ---------  -----------
Other debt securities . . . .      293,686        --      1,894      291,792
Marketable equity securities.        8,359        --      1,935        6,424
                                ----------   -------  ---------  -----------
 Total securities
  available for sale. . . . .   $3,402,111   $ 2,753  $ 100,371  $ 3,304,493
                                ==========   =======  =========  ===========












   Amortized cost and fair values by contractual maturity at December 31, 1995 and 1994 were:

----------------------------------------------------------
                                     AMORTIZED    FAIR
(in thousands of dollars)              COST       VALUE
----------------------------------------------------------
AT DECEMBER 31, 1995
Under 1 year  . . . . . . . . .     $  238,329  $  240,713
1-5 years . . . . . . . . . . .      2,289,209   2,322,765
6-10 years  . . . . . . . . . .      1,340,200   1,360,798
Over 10 years . . . . . . . . .        781,447     789,868
Marketable equity securities  .          8,359       7,000
                                    ----------  ----------
  Total   . . . . . . . . . . .     $4,657,544  $4,721,144
                                    ==========  ==========
AT DECEMBER 31, 1994
Under 1 year  . . . . . . . . .     $  556,481  $  551,937
1-5 years . . . . . . . . . . .      1,281,983   1,254,657
6-10 years  . . . . . . . . . .      1,084,241   1,043,878
Over 10 years . . . . . . . . .        471,047     447,597
Marketable equity securities  .          8,359       6,424
                                    ----------  ----------
  Total   . . . . . . . . . . .     $3,402,111  $3,304,493
                                    ==========  ==========

 Proceeds from sales of securities available for sale were $2.7 billion during 1995 and $2.3 billion in both 1994 and 1993. Gross gains of $12.5 million, $15.2 million, and $25.9 million were realized in 1995, 1994, and 1993, respectively. Gross losses totaled $3.5 million in 1995, $12.7 million in 1994, and $2.9 million in 1993.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3. INVESTMENT SECURITIES
   Amortized cost, unrealized gains and losses, and fair values of investment securities as of December 31, 1995 and 1994 were:

----------------------------------------------------------------
                                            UNREALIZED
                                            ----------
                               AMORTIZED  GROSS    GROSS   FAIR
(in thousands of dollars)        COST     GAINS    LOSSES  VALUE
-----------------------------------------------------------------
AT DECEMBER 31, 1995
U.S. Treasury . . . .           $    156     --       --  $   156
States and political
 subdivisions   . . .             67,448 $1,704   $  112   69,040
                                -------- ------   ------  -------
 Total investment
   securities   . . .           $ 67,604 $1,704   $  112  $69,196
                                ======== ======   ======  =======

AT DECEMBER 31, 1994
U.S. Treasury . . . .           $    150     --       --  $   150
Federal Agencies
 Mortgage-backed securities        8,313 $   23  $    53    8,283
 Other agencies . . .            309,250     97    4,193  305,154
                                -------- ------   ------  -------
 Total U.S. Treasury
     and Federal Agencies        317,713    120    4,246  313,587
                                -------- ------   ------  -------
States and political
 subdivisions   . . .            153,649  3,996    1,335  156,310
Other securities  . .              4,330     --       80    4,250
                                -------- ------   ------  -------
 Total investment
   securities   . . .           $475,692 $4,116   $5,661 $474,147
                                ======== ======   ======  =======

   Amortized cost and fair values by contractual maturity at December 31, 1995 and 1994 were:

--------------------------------------------------------
                                      AMORTIZED    FAIR
(in thousands of dollars)              COST        VALUE
--------------------------------------------------------
AT DECEMBER 31, 1995
Under 1 year  . . . . . . . . .     $ 27,340     $ 27,592
1-5 years . . . . . . . . . . .       23,793       24,652
6-10 years  . . . . . . . . . .       12,638       13,040
Over 10 years . . . . . . . . .        3,833        3,912
                                    --------     --------
  Total   . . . . . . . . . . .     $ 67,604     $ 69,196
                                    ========     ========


AT DECEMBER 31, 1994
Under 1 year  . . . . . . . . .     $ 58,019     $ 58,738
1-5 years . . . . . . . . . . .      174,962      174,770
6-10 years  . . . . . . . . . .      231,792      229,647
Over 10 years . . . . . . . . .       10,919       10,992
                                    --------     --------
  Total   . . . . . . . . . . .     $475,692     $474,147
                                    ========     ========

 There were no sales of investment securities in 1995 or 1994. Proceeds from sale of investment securities were $252.6 million in 1993. Gross gains of $5.6 million and gross losses of $1.4 million were realized from such sales.


4. LOANS
   At December 31, 1995 and 1994, loans were comprised of the following:

--------------------------------------------------------------------
(in thousands of dollars)                        1995       1994
--------------------------------------------------------------------
Commercial  . . . . . . . . . . . . .       $ 4,190,237  $ 3,668,898
Real estate
   Construction . . . . . . . . . . .           367,889      304,769
   Commercial . . . . . . . . . . . .         1,578,891    1,378,398
   Residential. . . . . . . . . . . .         1,176,715    1,624,367
Consumer (net of $11,632 and $11,651
   unearned discount, respectively) .         5,094,036    4,641,946
Lease financing . . . . . . . . . . .           853,899      646,058
                                            -----------  -----------
   Total loans  . . . . . . . . . . .       $13,261,667  $12,264,436
                                            ===========  ===========

   Huntington's subsidiaries have granted loans to its officers, directors, and their associates. Such loans were made in the ordinary course of business at the banking subsidiaries' normal credit terms, including interest rate and collateralization, and do not represent more than the normal risk of collection. These loans to related parties are summarized as follows:

----------------------------------------------------------------------------
(in thousands of dollars)                          1995              1994
----------------------------------------------------------------------------
Balance, beginning of year. . . . . . .     $       98,225   $       100,856
   Loans made . . . . . . . . . . . . .             12,747            14,069
   Repayments . . . . . . . . . . . . .            (14,544)          (21,066)
   Changes due to status of executive
      officers and directors. . . . . .             46,210             4,366
                                            --------------   ---------------
Balance, end of year  . . . . . . . . .     $      142,638   $        98,225
                                            ==============   ===============

5. ALLOWANCE FOR LOAN LOSSES
   A summary of the transactions in the allowance for loan losses for the three years ended December 31 follows:

---------------------------------------------------------------------
(in thousands of dollars)             1995         1994        1993
---------------------------------------------------------------------
Balance, beginning of year          $200,492     $211,835    $153,654
Allowance of assets acquired/other     6,827        1,393      11,241
Loan losses . . . . . . .            (55,568)     (46,122)    (45,592)
Recoveries of loans previously
    charged off . . . . .             13,984       18,102      13,238
Provision for loan losses             28,721       15,284      79,294
                                    --------     --------    --------
Balance, end of year  . .           $194,456     $200,492    $211,835
                                    ========     ========    ========

   On January 1, 1995, Huntington adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" (FAS 114), as amended by FAS 118. Under the new rules, the 1995 allowance for loan losses related to loans that are identified for evaluation in accordance with FAS 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for collateral-dependent loans. Prior to 1995, the allowance for loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral-dependent loans.
   Under FAS 114, $27.1 million of the non-performing loans presented in Table 12 of Management's Discussion and Analysis were considered impaired at December 31, 1995. Included in this amount is $20 million of impaired loans for which the related allowance for loan losses is $7.3 million and $7.1 million of impaired loans that as a result of write-downs do not have an allowance for loan losses. The average recorded investment in impaired loans during the year ended December 31, 1995, was approximately $26 million.

6. PREMISES AND EQUIPMENT
   At December 31, 1995 and 1994, premises and equipment stated at cost were comprised of the following:

---------------------------------------------------------
(in thousands of dollars)               1995        1994
---------------------------------------------------------
Land  . . . . . . . . . . . . .      $ 47,353    $ 44,445
Buildings . . . . . . . . . . .       222,942     215,708
Leasehold improvements  . . . .        80,987      79,350
Equipment . . . . . . . . . . .       265,607     250,049
                                     --------    --------
   Total premises and equipment       616,889     589,552
Less accumulated depreciation
   and amortization . . . . . .       320,424     300,759
                                     --------    --------
Net premises and equipment  . .      $296,465    $288,793
                                     ========    ========


   Depreciation and amortization charged to expense and rental income credited to occupancy expense were as follows:


-----------------------------------------------------------------
(in thousands of dollars)                 1995      1994     1993
-----------------------------------------------------------------
Occupancy expense . . . . . .           $11,795   $11,382  $10,720
Equipment expense . . . . . .            17,555    16,588   16,399
                                        -------   -------  -------
 Total depreciation and amortization    $29,350   $27,970  $27,119
                                        =======   =======  =======
Rental income credited to
   occupancy expense  . . . .           $11,447   $11,798  $12,264
                                        =======   =======  =======


7. SHORT-TERM BORROWINGS
   At December 31, 1995 and 1994, short-term borrowings were comprised of the following:

----------------------------------------------------------------------
(in thousands of dollars)                          1995        1994
----------------------------------------------------------------------
Federal funds purchased and securities
  sold under agreements to repurchase           $2,854,142  $1,442,138
Medium-term bank notes with original
  maturities of less than one year                 494,000   1,264,000
Medium-term (Parent Company) notes with
  original maturities of less than one year         80,000      25,000
Commercial paper  . . . . . . .                     69,096      50,987
Other . . . . . . . . . . . . .                     17,535     116,076
                                                ----------  ----------
Total short-term borrowings . .                 $3,514,773  $2,898,201
                                                ==========  ==========

        Commercial paper is issued by Huntington Bancshares Financial Corporation, a non-bank subsidiary, with principal and interest guaranteed by Huntington Bancshares Incorporated (Parent Company).
        Huntington has the ability to borrow under a line of credit totaling $200 million to support commercial paper borrowings or other short-term working capital needs. Under the terms of agreement, a quarterly fee must be paid and there are no compensating balances required. The line is cancelable, by Huntington, upon written notice and terminates September 30, 1997. There were no borrowings under the line in 1995 or 1994.
        Securities pledged to secure public or trust deposits, repurchase agreements, and for other purposes were $1.5 billion and $1.7 billion at December 31, 1995 and 1994, respectively.






















8.  LONG-TERM DEBT
    At December 31, 1995 and 1994, long-term debt was comprised of the following:

----------------------------------------------------------------------
(in thousands of dollars)                             1995        1994
----------------------------------------------------------------------
Subordinated Notes, 7 5/8%, maturing in 2003,
  face value $150,000 at December 31, 1995
  and 1994, net of discount   . . .               $  149,518  $  149,450
Subordinated Notes, 7 7/8%, maturing in 2002,
  face value $150,000 at December 31, 1995
  and 1994, net of discount   . . .                  149,121     148,994
Subordinated Notes, 6 3/4%, maturing in 2003,
  face value $100,000 at December 31, 1995
  and 1994, net of discount   . . .                   99,753      99,720
Medium Term Bank Notes
  maturing through 1997   . . . . .                1,510,000     616,600

Medium Term (Parent Company) Notes
  maturing through 1998   . . . . .                   95,000      50,000
Federal Home Loan Bank Notes
  maturing through 1997   . . . . .                   99,000     148,500
Other . . . . . . . . . . . . . . .                      632         788
                                                  ----------  ----------
Total long-term debt  . . . . . . .               $2,103,024  $1,214,052
                                                  ==========  ==========



PARENT COMPANY OBLIGATIONS:
        The 7 7/8% Notes are not redeemable prior to maturity in 2002 and do no provide for any sinking fund.
        The Medium Term Notes had weighted average interest rates of 5.85% and 5.59% at December 31, 1995 and 1994, respectively.
SUBSIDIARY OBLIGATIONS:
        The 7 5/8% Notes and the 6 3/4% Notes were both issued by The Huntingto National Bank in 1993. These Notes are not redeemable prior to maturity in 2003, and do not provide for any sinking fund.
        The Medium Term Bank Notes had weighted average interest rates of 5.89% and 5.68% at December 31, 1995 and 1994, respectively.
        The Federal Home Loan Bank Notes mature serially over the period beginning January 1996 through February 1997 and had a weighted average interest rate of 6.41% and 6.25% at December 31, 1995 and 1994, respectively. These advances cannot be prepaid without penalty.
        The terms of Huntington's long-term debt obligations contain various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 1995, Huntington was in compliance with all such covenants.
        Interest rate swaps were used by Huntington to convert the Subordinated Notes to a variable interest rate. The stated interest rates on certain of the Medium Term Bank Notes have also been modified by interest rate swaps. At December 31, 1995, the weighted average effective interest rate on the synthetically altered Subordinated Notes and Medium Term Bank Notes was 5.82% and 6.59%, respectively.
        The following table summarizes the maturities of Huntington's long-term debt.

---------------------------------------------------------------
      Year                   (in thousands of dollars)
---------------------------------------------------------------
      1996  . . . . . . . . . . . . . .             $ 1,415,275
      1997  . . . . . . . . . . . . . .                 219,356
      1998  . . . . . . . . . . . . . .                  70,000
      1999  . . . . . . . . . . . . . .                      --
      2000  . . . . . . . . . . . . . .                      --
      2001 and thereafter . . . . . . .                 400,000
                                                      2,104,631
      Discount  . . . . . . . . . . . .                  (1,607)
                                                     ----------
      Total . . . . . . . . . . . . . .              $2,103,024
                                                     ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


------------------------------------------------------------------------------
9. OPERATING LEASES
   At December 31, 1995, Huntington and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options, and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses, or proportionately adjusted for increases in the consumer or other price indices.
   The following summary reflects the future minimum rental payments, by year, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1995.

----------------------------------------------------------------
Year                                   (in thousands of dollars)
----------------------------------------------------------------
1996  . . . . . . . . . . . . . . . . . . . .    $ 19,565
1997  . . . . . . . . . . . . . . . . . . . .      16,759
1998  . . . . . . . . . . . . . . . . . . . .      14,719
1999  . . . . . . . . . . . . . . . . . . . .      13,622
2000  . . . . . . . . . . . . . . . . . . . .      15,223
2001 and thereafter . . . . . . . . . . . . .     124,214
                                                 --------
Total Minimum Payments  . . . . . . . . . . .    $204,102
                                                 ========

   Total minimum lease payments have not been reduced by minimum sublease rentals of $61.6 million due in the future under noncancelable subleases. The rental expense for all operating leases, except those with terms of a month or less, was $23.6 million for 1995, compared with $23.8 million in 1994 and $22.1 million in 1993.
-------------------------------------------------------------------------------
10.  OFF-BALANCE SHEET TRANSACTIONS
     In the normal course of business, Huntington is party to financial instruments with varying degrees of credit and market risk in excess of the amounts reflected as assets and liabilities in the consolidated balance sheet. Loan commitments and letters of credit are commonly used to meet the financing needs of customers, while interest rate swaps, options, futures, and forwards are an integral part of Huntington's asset/liability management activities. To a much lesser extent, various financial instrument agreements are entered into to assist customers in managing their exposure to interest rate fluctuations. These customer agreements, for which Huntington counters interest rate risk through offsetting third party contracts, are considered trading activities.
   The credit risk arising from loan commitments and letters of credit, represented by their contract amounts, is essentially the same as that involved in extending loans to customers, and both arrangements are subject to Huntington's standard credit policies and procedures. Collateral is obtained based on management's credit assessment of the customer and, for commercial transactions, may consist of accounts receivable, inventory, income-producing properties, and other assets. Residential properties are the principal form of collateral for consumer commitments.
   Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contract provisions. At December 31, 1995, Huntington's credit risk from these off-balance sheet arrangements, including trading activities, was approximately $63.6 million.
   The contract or notional amount of financial instruments with off-balance sheet risk at December 31, 1995 and 1994, is presented in the following table:

-------------------------------------------------------------------------------
(in millions of dollars)                   1995     1994
-------------------------------------------------------------------------------
CONTRACT AMOUNT REPRESENTS CREDIT RISK
  Commitments to extend credit
    Commercial  . . . . . . . . . . .    $2,857    $2,672
    Consumer  . . . . . . . . . . . .     2,561     2,169
    Other   . . . . . . . . . . . . .       360       218
  Standby letters of credit . . . . .       424       416
  Commercial letters of credit  . . .       143       137
NOTIONAL AMOUNT EXCEEDS CREDIT RISK
  Asset/liability management activities
    Interest rate swaps   . . . . . .     4,507     6,840
    Purchased interest rate options         600     1,130
    Interest rate forwards and futures      231        92
  Trading activities
    Interest rate swaps   . . . . . .       284       303
    Interest rate options   . . . . .       169       397

  Commitments to extend credit generally have short-term, fixed expiration dates, are variable rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer's credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable rate nature.
   Standby letters of credit are conditional commitments issued by Huntington to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. Approximately 40% of standby letters of credit are collateralized, and approximately 85% are expected to expire without being drawn upon.
   Commercial letters of credit represent short-term, self-liquidating instruments which facilitate customer trade transactions and have maturities of no longer than ninety days. These instruments are normally secured by the merchandise or cargo being traded.
   Interest rate swaps are agreements between two parties to exchange periodic interest payments that are calculated on a notional principal amount. Huntington enters into swaps to synthetically alter the repricing characteristics of designated earning assets and interest bearing liabilities and, on a much more limited basis, as an intermediary for customers. Because only interest payments are exchanged, cash requirements of swaps are significantly less than the notional amounts.
   Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Forward contracts, used primarily by Huntington in connection with its mortgage banking activities, settle in cash at a specified future date based on the differential between agreed interest rates applied to a notional amount. Huntington also purchases interest rate options (e.g. caps and floors) to manage fluctuating interest rates. Premiums paid for interest rate options grant Huntington the right to receive at specified future dates the amount, if any, by which a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate, applied to a notional amount. Exposure to loss from interest rate contracts changes as interest rates fluctuate.
   For more detailed information concerning off-balance sheet transactions, refer to the "Interest Rate Risk Management" section of Management's Discussion and Analysis.
-------------------------------------------------------------------------------
11.  STOCK OPTION PLANS
     Huntington has non-qualified and incentive stock option plans covering key employees. Under these plans, the exercise price of the options may not be less than the fair market value of the common stock at the date of grant. As of December 31, 1995 and 1994, options available for future grants totaled 8,059,586 and 8,729,428, respectively.
   Huntington follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) in accounting for its stock options. Under APB 25, because the exercise price of the options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized by Huntington. All outstanding options are considered common stock equivalents for purposes of computing primary and fully-diluted earnings per share.
   Activity in the plans for 1995 and 1994 is summarized as follows:

                                           Shares
                                            Under
                                           Option           Price Range
--------------------------------------------------------------------------
Outstanding at January 1, 1994           2,704,647        $  2.57-$19.67
  Granted   . . . . . . . . . .            667,654        $ 19.57-$20.12
  Exercised                               (559,578)       $  2.57-$16.50
  Cancelled   . . . . . . . . .            (43,669)       $  7.06-$20.12
                                         -------------------------------
  Outstanding at December 31, 1994       2,769,054        $  2.62-$20.12
--------------------------------------------------------------------------
  Exercisable at December 31, 1994       2,095,425        $  2.62-$19.67
--------------------------------------------------------------------------

OUTSTANDING AT JANUARY 1, 1995           2,769,054        $  2.62-$20.12
  GRANTED   . . . . . . . . . .            696,300        $ 17.86-$21.44
  EXERCISED   . . . . . . . . .           (352,867)       $  2.62-$20.12
  CANCELLED                                (26,379)       $ 13.46-$21.44
                                         -------------------------------
  OUTSTANDING AT DECEMBER 31, 1995       3,086,108        $  6.18-$21.44
--------------------------------------------------------------------------
  EXERCISABLE AT DECEMBER 31, 1995       1,910,428        $  6.18-$20.12
--------------------------------------------------------------------------


12.  LEGAL CONTINGENCIES
     In the ordinary course of business, there are various legal proceedings pending against Huntington and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not have a material adverse effect on Huntington's consolidated financial position.

-------------------------------------------------------------------------------
13.  EMPLOYEE BENEFIT PLANS
     Huntington sponsors a non-contributory defined benefit pension plan covering substantially all employees. The plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount which is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code. Plan assets, held in trust, primarily consist of mutual funds.
   The following tables show the funded status of the plan at December 31, 1995 and 1994, the components of pension cost recognized in 1995, 1994, and 1993, and the assumptions used in determining the benefit liabilities and costs.


















--------------------------------------------------------------------------------------------
(in thousands of dollars)                                       1995                  1994
--------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Vested benefit obligation   .                         $        76,711       $       64,496
                                                        ===============       ==============
  Accumulated benefit obligation                        $        82,958       $       70,172
                                                        ===============       ==============
Projected benefit obligation  .                         $       128,642       $      104,381
Plan assets, at fair value  . .                                 113,029               97,105
                                                        ---------------       --------------
Projected benefit obligation in excess
  of plan assets  . . . . . . .                                  15,613                7,276
Unrecognized transition asset,
  net of amortization   . . . .                                   2,940                3,480
Unrecognized net gain   . . . .                                  14,223               14,090
Unrecognized prior service cost                                  (1,636)              (1,776)
                                                        ---------------       --------------
Accrued pension cost  . . . . .                         $        31,140        $      23,070
                                                        ===============       ==============

-------------------------------------------------------------------------------------------
(in thousands of dollars)                   1995             1994                 1993
-------------------------------------------------------------------------------------------
NET PENSION COST INCLUDED THE
FOLLOWING COMPONENTS
  Service cost--benefits earned
    during the period   . . .           $     9,399      $      10,604        $       7,485
  Interest cost on projected
    benefit obligation  . . .                 8,242              7,923                7,060
  Net amortization and deferral              15,574            (12,111)              (1,292)
  Actual (return) loss on plan assets       (24,247)             1,899               (7,448)
                                        -----------      -------------        -------------
  Net pension expense   . . .           $     8,968      $       8,315        $       5,805
                                        ===========      =============        =============

ACTUARIAL ASSUMPTIONS
  Discount rate used for year-end
    benefit obligations   . .                  7.50%              8.00%                7.00%
  Rate of salary increases                     5.00%              5.00%                5.00%
  Long-term rate of return
    on assets   . . . . . . .                  8.75%              8.75%                8.75%

   Huntington also sponsors an unfunded Supplemental Executive Retirement Plan, a non-qualified plan that provides certain key officers of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 1995 and 1994, the accrued pension cost for this plan totaled

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$8.2 million and $7.0 million, respectively. Pension expense for this plan was $1.3 million in 1995, $1.2 million in 1994, and $1.0 million in 1993.
   Huntington's unfunded defined benefit post-retirement plan provides certain health care and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of service. For any employee retiring on or after January 1, 1993, Huntington's contribution is based upon the employee's number of months of service and is limited to the actual cost of coverage. The expected cost of providing these post-retirement benefits is recognized in the financial statements during the employees' active service period.
   Net periodic post-retirement benefit cost included the following components for the years ended December 31:

----------------------------------------------------------------------------
(in thousands of dollars)                       1995       1994       1993
----------------------------------------------------------------------------
Service cost  . . . . . . . . . . . . . .      $  970     $1,458     $  782
Interest cost . . . . . . . . . . . . . .       2,534      2,853      2,095
Amortization of transition obligation . .       1,261      1,261      1,261
Net amortization and deferral . . . . . .         397        722          -
                                               ------     ------     ------
Net periodic post-retirement benefit cost      $5,162     $6,294     $4,138
                                               ======     ======     ======

   The following table sets forth the status of the post-retirement benefit obligation at December 31:

----------------------------------------------------------------------------
(in thousands of dollars)                          1995           1994
----------------------------------------------------------------------------
Accumulated post-retirement benefit obligation:
  Retirees  . . . . . . . . . . . . . . .       $ 19,381       $ 20,426
  Fully eligible active plan participants          6,309          7,045
  Other active plan participants  . . . .         10,109          9,805
                                                --------       --------
    Total accumulated post-retirement . .
        benefit obligation  . . . . . . .         35,799         37,276
  Unrecognized net gain (loss)  . . . . .          2,566         (1,352)
  Unrecognized prior service cost . . . .         (5,503)        (6,320)
  Unrecognized transition obligation  . .        (21,432)       (22,693)
                                                --------       --------
    Accrued post-retirement benefit cost.       $ 11,430       $  6,911
                                                ========       ========

   The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 7.5% and 8.0%, respectively at December 31, 1995 and 1994. The 1995 health care cost trend rate was projected to be 10.75% for pre-65 participants and 9.0% for post-65 participants compared with 11.5% and 9.5% in 1994. These rates are assumed to decrease gradually until they reach 5.5% in the year 2004 and remain at that level thereafter.
Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1995, by $1.9 million and the aggregate of the service and interest components of net periodic post-retirement benefit cost for 1995 by $200,000.
   Huntington has a contributory employee stock purchase plan available to eligible employees. Employee contributions of up to 6% of eligible compensation are matched 75% by Huntington.  Huntington may also make additional matching contributions up to an additional 25% of employee contributions, at the discretion of the Board of Directors. Eligible employees may contribute in excess of 6% up to an additional 10% on an after tax basis. These additional contributions are not matched by Huntington. The cost of providing this plan was $6.6 million in 1995, $8.2 million in 1994, and $6.7 million in 1993.
--------------------------------------------------------------------------------
14.  ACQUISITIONS
     Huntington acquired Security National Corporation (Security), a $189 million one-bank holding company headquartered in Maitland, Florida on May 1, 1995, and Reliance Bank of Florida (Reliance), a $98 million bank headquartered in Melbourne, Florida on May 16, 1995. Huntington issued approximately 3.5 million shares of common stock in exchange for all of the common stock of Security and Reliance. Both transactions were accounted for as pooling-of-interests; however, prior year financial statements have not been restated due to immateriality. On July 16, 1995, Huntington acquired First Seminole Bank, a $51 million bank headquartered in Lake Mary, Florida for cash of $8.4 million in a transaction accounted for as a purchase.
   In August 1995, Huntington signed a definitive merger agreement with Peoples Bank of Lakeland (Peoples), a $534 million commercial bank headquartered in Lakeland, Florida. The acquisition was completed on January 23, 1996, with Huntington acquiring all of the common shares of Peoples in exchange for 4.7 million shares of Huntington common stock and cash of approximately $46.2 million. The transaction was accounted for as a purchase.

--------------------------------------------------------------------------------
15.  INCOME TAXES
     The following is a summary of the provision for income taxes:

--------------------------------------------------------------------------------
(in thousands of dollars)                    1995         1994          1993
--------------------------------------------------------------------------------
Currently payable
  Federal ..............................   $102,709     $ 62,648      $151,204
  State ................................      4,556        3,904         6,087
                                           --------     --------      --------
    Total current ......................    107,265       66,552       157,291
Deferred tax expense(benefit)
  Federal ..............................     26,866       56,624       (29,107)
  State ................................       (172)         705        (1,305)
                                           --------     --------      --------
    Total deferred .....................     26,694       57,329       (30,412)
                                           --------     --------      --------
  Total provision for income taxes .....   $133,959     $123,881      $126,879
                                           ========     ========      ========

   Tax expense associated with securities transactions included in the above amounts was $3.2 million in 1995, $908,000 in 1994, and $9.5 million in 1993.

   The following is a reconcilement of income tax expense to the amount computed at the statutory federal rate of 35%.

--------------------------------------------------------------------------------
(in thousands of dollars)                    1995         1994          1993
--------------------------------------------------------------------------------
Pre-tax income computed
  at the statutory rate ..............     $132,456     $128,266      $127,327
Increases (decreases):
  Tax-exempt interest income .........       (4,180)      (6,077)       (8,236)
  State income taxes .................        2,849        2,996         3,109
  Other-net ..........................        2,834       (1,304)        4,679
                                           --------     --------      --------
  Provision for income taxes .........     $133,959     $123,881      $126,879
                                           ========     ========      ========

   The significant components of Huntington's deferred tax assets and liabilities at December 31, 1995 and 1994 are as follows:

--------------------------------------------------------------------------------
(in thousands of dollars)                          1995          1994
--------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses ................     $ 59,472     $ 63,380
  Allowance for other real estate losses ...        8,122       13,791
  Securities ...............................           --       33,711
  Pension and other employee benefits ......       23,722       18,158
  Other ....................................       11,471       11,806
                                                 --------     --------
    Total deferred tax assets ..............      102,787      140,846
Deferred tax liabilities:
  Financial instruments ....................       20,465       25,811
  Lease financing ..........................       88,938       67,099
  Premises and equipment ...................        8,795        7,790
  Revalued liabilities-net .................        4,678        7,779
  Securities ...............................       22,061           --
  Other ....................................       11,855        8,081
                                                 --------     --------
    Total deferred tax liabilities .........      156,792      116,560
                                                 --------     --------
    Net deferred tax (liability) asset .....     $(54,005)    $ 24,286
                                                 ========     ========





























16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
  The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1995 and 1994.

-------------------------------------------------------------------------------
(in thousands of dollars,
except per share data)               I Q       II Q       III Q        IV Q
-------------------------------------------------------------------------------
1995
Interest income ................  $342,397   $360,203    $377,859     $381,437
Interest expense ...............   166,188    180,313     191,281      199,551
                                  --------   --------    --------     --------
Net interest income ............   176,209    179,890     186,578      181,886
                                  --------   --------    --------     --------
Provision for loan losses ......     4,608      4,787       7,187       12,139
Securities gains ...............        60      6,379       2,315          302
Non-interest income ............    58,895     53,491      58,889       68,059
Non-interest expense ...........   145,709    142,398     138,850      138,827
                                  --------   --------    --------     --------
Income before income taxes......    84,847     92,575     101,745       99,281
Provision for income taxes .....    29,985     34,414      35,808       33,752
                                  --------   --------    --------     --------
Net income .....................  $ 54,862   $ 58,161    $ 65,937     $ 65,529
                                  ========   ========    ========     ========
Net income per common share(1)..      $.39       $.42        $.48         $.49

-------------------------------------------------------------------------------
(in thousands of dollars,
except per share data)               I Q       II Q       III Q         IV Q
-------------------------------------------------------------------------------
1994
Interest income ................  $301,637   $297,485    $301,724     $318,875
Interest expense ...............    98,470    105,403     118,173      141,625
                                  --------   --------    --------     --------
Net interest income ............   203,167    192,082     183,551      177,250
                                  --------   --------    --------     --------
Provision for loan losses ......     8,464      3,219       1,113        2,488
Securities gains (losses) ......     1,798        203         648          (55)
Non-interest income ............    56,869     58,781      53,145       50,925
Non-interest expense ...........   151,439    147,195     151,356      146,616
                                  --------   --------    --------     --------
Income before income taxes .....   101,931    100,652      84,875       79,016
Provision for income taxes .....    35,189     33,199      28,973       26,520
                                  --------   --------    --------     --------
Net income .....................  $ 66,742   $ 67,453    $ 55,902     $ 52,496
                                  ========   ========    ========     ========
Net income per common share(1)..      $.49       $.49        $.41         $.39

(1) Restated for the five percent stock dividend distributed July 31, 1995.
-------------------------------------------------------------------------------

17.  REGULATORY RESTRICTIONS
     The bank subsidiaries of Huntington are required to maintain reserve balances with the Federal Reserve Bank. During 1995, the average balances were $132.5 million.
     Payment of dividends to Huntington by its subsidiary banks is subject to various regulatory restrictions. Regulatory approval is required prior to the declaration of any dividends in excess of available retained earnings. For national banks, the amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for that year and retained net income for the preceding two years, less any required transfers to surplus. Huntington's subsidiary banks could, without regulatory approval, declare dividends in 1996 of approximately $193.9 million plus an additional amount equal to their net income through the date of declaration.
     The subsidiary banks are also restricted as to the amount and type of loans they may make to Huntington. At December 31, 1995, the subsidiary banks could lend to Huntington $179 million, subject to the qualifying collateral requirements defined in the regulations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

------------------------------------------------------------------------------
18. NON-INTEREST INCOME
A summary of the components in non-interest income for the three years ended December 31 follows:
------------------------------------------------------------------------------

(in thousands of dollars)                   1995            1994             1993
                                         ----------        --------        --------
Service charges on deposit accounts ...  $   85,118        $ 76,836        $ 73,172
Mortgage banking ......................      39,593          50,367          99,185
Trust services ........................      30,377          28,448          27,948
Credit card fees ......................      23,495          20,999          19,381
Investment product sales ..............       8,121           6,624           9,016
Securities gains ......................       9,056           2,594          27,189
Other .................................      52,630          36,446          37,474
                                         ----------        --------        --------
   TOTAL NON-INTEREST INCOME ..........  $  248,390        $222,314        $293,365
                                         ==========        ========        ========

------------------------------------------------------------------------------
19. NON-INTEREST EXPENSE
A summary of the components in non-interest expense for the three years ended December 31 follows:
------------------------------------------------------------------------------

(in thousands of dollars)                   1995            1994             1993
                                         ----------        --------        --------
Salaries ..............................  $  220,168        $226,668        $226,405
Commissions ...........................       9,843          10,775          20,992
Employee benefits .....................      57,790          58,158          55,259
Net occupancy .........................      41,263          40,291          39,955
Equipment .............................      38,271          38,792          37,230
FDIC insurance  .......................      15,056          25,271          25,322
Printing and supplies .................      14,147          14,821          14,721
Credit card ...........................      13,407          13,493          11,835
Advertising ...........................      11,271          15,320          13,259
Legal and loan collection .............       8,643           8,298          11,361
Other .................................     135,925         144,719         190,141
                                         ----------        --------        --------
   TOTAL NON-INTEREST EXPENSE .........  $  565,784        $596,606        $646,480
                                         ==========        ========        ========

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

20.   FAIR VALUE OF FINANCIAL INSTRUMENTS

   The carrying amounts and estimated fair values of Huntington's financial instruments are presented below. Certain assets, the most significant being premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage servicing rights and deposit base and other customer relationship intangibles are not considered financial instruments and are not discussed below. Accordingly, this fair value information is not intended to, and does not, represent Huntington's underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.


                                          AT DECEMBER 31, 1995
----------------------------------------------------------------------
                                       Carrying                Fair
(in thousands of dollars)               Amount                 Value
----------------------------------------------------------------------
FINANCIAL ASSETS:
  Cash and short-term assets  . . .  $ 1,342,882           $ 1,342,882
  Trading account securities. . . .       12,924                12,924
  Mortgages held for sale   . . . .      159,705               159,705
  Securities  . . . . . . . . . . .    4,780,281             4,781,873
  Loans   . . . . . . . . . . . . .   13,067,211            13,096,826
  Customers' acceptance liability .       56,926                56,926
  Interest rate contracts:
    Asset/liability management  . .       11,261                44,465
    Customer accommodation  . . . .        1,188                 1,188
FINANCIAL LIABILITIES:
  Deposits  . . . . . . . . . . . .  (12,636,582)          (12,672,505)
  Short-term borrowings   . . . . .   (3,514,773)           (3,514,773)
  Bank acceptances outstanding. . .      (56,926)              (56,926)
  Long-term debt  . . . . . . . . .   (2,103,024)           (2,132,567)
  Interest rate contracts:
    Asset/liability management  . .          --                (33,571)
    Customer accommodation  . . . .         (970)                 (970)


----------------------------------------------------------------------
                                          AT DECEMBER 31, 1994
----------------------------------------------------------------------
                                       Carrying                Fair
(in thousands of dollars)               Amount                 Value
----------------------------------------------------------------------
FINANCIAL ASSETS:
  Cash and short-term assets. . . .  $   893,715           $   893,715
  Trading account securities. . . .        9,427                 9,427
  Mortgages held for sale . . . . .      138,997               138,997
  Securities  . . . . . . . . . . .    3,782,742             3,781,197
  Loans   . . . . . . . . . . . . .   12,063,944            11,855,952
  Customers' acceptance liability .       53,883                53,883
  Interest rate contracts:
    Asset/liability management  . .        4,768                38,029
    Customer accommodation  . . . .       12,643                12,643
FINANCIAL LIABILITIES:
  Deposits  . . . . . . . . . . . .  (11,965,067)          (11,925,464)
  Short-term borrowings   . . . . .   (2,898,201)           (2,898,201)
  Bank acceptances outstanding. . .      (53,883)              (53,883)
  Long-term debt  . . . . . . . . .   (1,214,052)           (1,183,634)
  Interest rate contracts:
    Asset/liability management. . .          --               (300,729)
    Customer accommodation  . . . .      (12,351)              (12,351)


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

   Mortgages held for sale are valued at the lower of aggregate cost or market value primarily as determined using outstanding commitments from investors. Accordingly, the carrying amount of mortgages held for sale approximates fair value.

   Fair values of securities available for sale and investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount and fair value of securities exclude the fair value of asset/liability management interet rate contracts designated as hedges of securities available for sale.

   For variable rate loans that reprice frequently, fair values are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of losses inherent in the loan portfolio. Although not considered financial instruments, lease financing receivables have been included in the loan totals at their carrying amounts.

   The fair values of demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

   The fair values of Huntington's fixed rate long-term debt are based upon quoted market prices or, in the absence of quoted market prices, discounted cash flows using rates for similar debt with the same maturities. The carrying amount of variable rate notes approximates fair value.

   The fair values of interest rate swap agreements and other off-balance sheet interest rate contracts are based upon quoted market prices or prices of similar instruments, when available, or calculated with pricing models using current rate assumptions.

NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

---------------------------------------------------------------------------------------------------------------------------------
21.  HUNTINGTON BANCSHARES INCORPORATED (PARENT COMPANY ONLY) FINANCIAL INFORMATION
---------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEETS (in thousands of dollars)                                 December 31,             1995                  1994
---------------------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $    98,020           $    69,767
Securities available for sale . . . . . . . . . . . . . . . . . . . . . . . . . . . .               6,999                 6,424
Due from non-bank subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . .             143,467               102,751
Investment in subsidiaries on the equity method
  Bank subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,629,910             1,426,888
  Non-bank subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              27,377                48,195
Excess of cost of investment in subsidiaries over net assets acquired . . . . . . . .              23,926                25,159
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              22,994                15,760
                                                                                              -----------           -----------
  TOTAL ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $ 1,952,693           $ 1,694,944
                                                                                              ===========           ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $    80,000           $    25,000
Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             244,121               198,994
Dividends payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              26,881                25,908
Accrued expenses and other liabilities  . . . . . . . . . . . . . . . . . . . . . . .              82,826                33,222
                                                                                              -----------           -----------
  Total Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             433,828               283,124
Shareholders' Equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,518,865             1,411,820
                                                                                              -----------           -----------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  . . . . . . . . . . . . . . . . . . . .         $ 1,952,693           $ 1,694,944
                                                                                              ===========           ===========

-------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME (in thousands of dollars)                YEAR ENDED DECEMBER 31,     1995       1994        1993
-------------------------------------------------------------------------------------------------------------------------------
INCOME
  Dividends from
    Bank subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $209,201   $167,729    $127,414
    Non-bank subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5,730      5,245       5,356
  Interest from
    Bank subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,753      2,876       3,759
    Non-bank subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7,252      2,601           6
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         811        407         824
                                                                                         --------   --------    --------
        TOTAL INCOME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     225,747    178,858     137,359
                                                                                         --------   --------    --------
EXPENSE
  Interest on borrowed funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      15,298     15,056      13,292
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12,182     12,075      15,303
                                                                                         --------   --------    --------
        TOTAL EXPENSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27,480     27,131      28,595
                                                                                         --------   --------    --------
Income before income taxes and equity in undistributed net income of subsidiaries . .     198,267    151,727     108,764
Income tax benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (7,936)    (8,007)     (8,324)
                                                                                         --------   --------    --------
Income before equity in undistributed net income of subsidiaries  . . . . . . . . . .     206,203    159,734     117,088
                                                                                         --------   --------    --------
Equity in undistributed net income of
  Bank subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35,638     80,004     117,177
  Non-bank subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,648      2,855       2,647
                                                                                         --------   --------    --------
        NET INCOME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $244,489   $242,593    $236,912
                                                                                         ========   ========    ========

--------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS (in thousands of dollars)              YEAR ENDED DECEMBER 31,         1995        1994        1993
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  244,489   $ 242,593   $ 236,912
  Adjustments to reconcile net income to net cash provided by operating activities
    Equity in undistributed net income of subsidiaries  . . . . . . . . . . . . . . . .         (38,286)    (82,859)   (119,824)
    Amortization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1,707        4,974      2,400
    (Gains) losses on sales of securities . . . . . . . . . . . . . . . . . . . . . . .             (20)          25         21
    Increase in other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          (7,990)      (4,951)    (5,400)
    (Decrease) increase in other liabilities  . . . . . . . . . . . . . . . . . . . . .         (10,284)         295     (2,372)
                                                                                             ----------    ---------   --------
    NET CASH PROVIDED BY OPERATING ACTIVITIES . . . . . . . . . . . . . . . . . . . . .         189,616      160,077    111,737
                                                                                             ----------    ---------   --------
INVESTING ACTIVITIES
  Proceeds from sales of securities . . . . . . . . . . . . . . . . . . . . . . . . . .             431          173        329
  Repayments from (advances to) subsidiaries  . . . . . . . . . . . . . . . . . . . . .          20,789      (94,968)    94,485
  Acquisitions and additional capitalization of subsidiaries  . . . . . . . . . . . . .          (9,697)         (10)   (31,944)
                                                                                             ----------    ---------   --------
    NET CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES  . . . . . . . . . . . . . . .          11,523      (94,805)    62,870
                                                                                             ----------    ---------   --------
FINANCING ACTIVITIES
  Increase in short-term borrowings . . . . . . . . . . . . . . . . . . . . . . . . . .          55,000       25,000         --
  Proceeds from issuance of long-term debt  . . . . . . . . . . . . . . . . . . . . . .          95,000       50,000         --
  Payment of long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         (50,000)     (23,184)  (100,246)
  Dividends paid on common stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .        (105,520)     (87,545)   (61,892)
  Acquisition of treasury stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (204,645)     (73,634)   (36,795)
  Proceeds from issuance of treasury stock  . . . . . . . . . . . . . . . . . . . . . .          37,279       39,896     22,594
                                                                                             ----------    ---------   --------
    NET CASH USED FOR FINANCING ACTIVITIES  . . . . . . . . . . . . . . . . . . . . . .        (172,886)     (69,467)  (176,339)
                                                                                             ----------    ---------   --------
    CHANGE IN CASH AND CASH EQUIVALENTS . . . . . . . . . . . . . . . . . . . . . . . .          28,253       (4,195)    (1,732)
    CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR  . . . . . . . . . . . . . . . . . .          69,767       73,962     75,694
                                                                                             ----------    ---------   --------
    CASH AND CASH EQUIVALENTS AT END OF YEAR  . . . . . . . . . . . . . . . . . . . . .      $   98,020    $  69,767   $ 73,962
                                                                                             ==========    =========   ========


REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

TO THE BOARD OR DIRECTORS AND SHAREHOLDERS
HUNTINGTON BANCSHARES INCORPORATED

     We have audited the accompanying consolidated balance sheets of Huntington Bancshares Incorporated and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Huntington Bancshares Incorporated and Subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                             /s/  Ernst & Young LLP


                                             Columbus, Ohio
                                             January 10, 1996