Form 10-K405, Exhibit 13
period 1996-12-31
HUNTINGTON BANCSHARES INC/MD
filed 1997-02-20
CIK 49196

                                                                  Exhibit 13


1996 ANNUAL REPORT TO SHAREHOLDERS


TABLE 1
----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED SELECTED FINANCIAL DATA                                 Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars, except per
 share amounts)                         1996           1995            1994           1993            1992           1991
----------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
  Total interest income........   $  1,510,464   $   1,461,896   $  1,219,721   $  1,236,311     $ 1,202,286     $ 1,208,407
  Total interest expense.......        751,640         737,333        463,671        440,111         504,846         659,918
  Net interest income..........        758,824         724,563        756,050        796,200         697,440         548,489
  Securities gains.............         17,703           9,056          2,594         27,189          36,332          16,951
  Provision for loan losses....         65,050          28,721         15,284         79,294          81,562          62,061
  Net income...................        262,101         244,489        242,593        236,912         161,046         133,940

PER COMMON SHARE(1)
  Net income...................           1.80            1.62           1.62           1.60            1.10             .92
  Cash dividends declared......            .76             .70            .62            .51             .44             .40
  Book value at year-end.......          10.60           10.38           9.38           8.84            7.68            7.01

BALANCE SHEET HIGHLIGHTS
  Total assets at year-end.....     20,851,513      20,254,598     17,770,640     17,618,707      16,246,526      14,500,477
  Total long-term debt at
   year-end ...................      1,556,326       2,103,024      1,214,052        762,310         478,872         261,168

  Average long-term debt ......      1,818,935       1,423,537        927,797        640,976         299,905         218,645
  Average shareholders' equity.      1,512,750       1,502,911      1,403,314      1,216,470       1,074,159         977,073
  Average total assets.........  $  20,048,563   $  19,047,912   $ 16,749,850   $ 16,850,719    $ 15,165,151    $ 13,612,543

----------------------------------------------------------------------------------------------------------------------------
KEY RATIOS AND STATISTICS               1996           1995            1994           1993            1992              1991
----------------------------------------------------------------------------------------------------------------------------
MARGIN ANALYSIS -- AS A %
OF AVERAGE EARNING ASSETS(2)
  Interest income..............         8.16%           8.34%          7.97%           8.03%          8.75%           9.85%
  Interest expense.............         4.05            4.19           3.01            2.83           3.63            5.30
                                       -----           -----          -----           -----          -----           -----

NET INTEREST MARGIN ...........         4.11%           4.15%          4.96%           5.20%          5.12%           4.55%
                                       =====           =====          =====           =====          =====           =====

RETURN ON
  Average total assets.........         1.31%           1.28%          1.45%           1.41%          1.06%            .98%
  Average earning assets.......         1.41            1.39           1.57            1.53           1.16            1.08
  Average shareholders' equity.        17.33           16.27          17.29           19.48          14.99           13.71
Dividend payout ratio..........        42.22           43.82          38.50           32.47          38.99           42.86
Average shareholders' equity to
  average total assets.........         7.55            7.89           8.38            7.22           7.08            7.18

Tier I risk-based capital ratio         7.84            8.39           9.55            9.60           9.39            9.07
Total risk-based capital ratio.        11.31           12.03          13.57           14.02          12.56           11.27
Tier I leverage ratio..........         6.66%           6.87%          7.99%           7.03%          6.72%           7.00%

----------------------------------------------------------------------------------------------------------------------------
OTHER DATA                               1996            1995           1994            1993           1992            1991
----------------------------------------------------------------------------------------------------------------------------
Full-time equivalent employees.        7,936           7,551          8,153           8,395          8,039          7,562
Banking offices................          339             322            344             352            346            334

(1)Restated for the ten percent stock dividend distributed July 31, 1996.
(2)Presented on a fully tax equivalent basis assuming a 35% tax rate in years 1993 through 1996 and a 34% tax rate in years
   1991 and 1992.

OVERVIEW

      Huntington reported earnings of $262.1 million in 1996, compared with $244.5 million and $242.6 million in 1995 and 1994, respectively. On a per share basis, net income was $1.80 in 1996, versus $1.62 in both 1995 and 1994. Per share amounts for all prior periods have been restated to reflect the ten percent stock dividend distributed to shareholders in July 1996.

      Huntington's return on average equity (ROE) and return on average assets
(ROA) were 17.33% and 1.31%, respectively, during 1996. In the prior two years, ROE was 16.27% and 17.29%, and ROA was 1.28% and 1.45%.

      Total assets were $20.9 billion at December 31, 1996, an increase of 2.9% from the end of last year. Total loans increased by just under $1.0 billion, or 7.5%, which was somewhat offset by a reduction in temporary investments. In terms of the average balance sheet, consumer loans and leases were up a solid 10.9%; commercial growth was also a respectable 4.9%.

      Total deposits grew 5.9% from year-end 1995, in large part because of the January 1996 acquisition of Peoples Bank of Lakeland, Florida (Lakeland). As more fully discussed in the "Liquidity Management" section, core deposits represent Huntington's most significant source of funding. When combined with other core funding sources, they continue to provide approximately 70% of Huntington's funding needs.

      Short-term borrowings increased $429.9 million on a period-end basis. This was accompanied by a decrease of $546.7 million in long-term debt. Average short-term borrowings were down 6.7% while average long-term debt rose 27.7%. These changes reflect the impact of medium-term notes with original maturities of greater than one year that were outstanding for much of 1996 but were replaced with shorter term wholesale liabilities upon maturity.

      Shareholders' equity was relatively flat versus December 31, 1995. Excluding the effect of net unrealized gains and losses on securities available for sale, equity increased approximately 3.3%. Huntington continues to maintain an appropriate balance between capital adequacy and returns to shareholders. A primary tool used by management in this regard has been the common stock repurchase program. (See "Capital and Dividends" section for further information).

RESULTS OF OPERATIONS

NET INTEREST INCOME

      Huntington reported net interest income of $758.8 million in 1996, compared with $724.6 million and $756.1 million, respectively, in 1995 and 1994. The net interest margin, on a fully tax



----------------------------------------------------------------------------------------------------------------------------
TABLE 2
----------------------------------------------------------------------------------------------------------------------------
CHANGE IN NET INTEREST INCOME DUE TO CHANGES IN AVERAGE VOLUME AND INTEREST RATES(1)
----------------------------------------------------------------------------------------------------------------------------

Fully Tax Equivalent Basis(2)                               1996                                           1995
(in millions of dollars)                ----------------------------------------        ------------------------------------
                                                    Increase (Decrease)                            Increase (Decrease)
                                                       From Previous                                 From Previous
                                                       Year Due To:                                   Year Due To:
                                        ----------------------------------------        -------------------------------------
                                          Volume       Yield/Rate       Total             Volume       Yield/Rate      Total
-----------------------------------------------------------------------------------------------------------------------------
Interest bearing deposits in banks.....    $  (.6)      $     .0      $   (.6)            $     1.1     $    (.1)   $    1.0
Trading account securities.............       (.4)           (.4)         (.8)                   .6           .2          .8
Federal funds sold and securities
   purchased under resale agreements...      (1.2)           (.4)        (1.6)                 (3.8)         1.8        (2.0)
Mortgages held for sale................      (1.3)            .3         (1.0)                (17.8)         1.7       (16.1)
Taxable securities.....................      31.0          (11.4)        19.6                  64.2         18.7        82.9
Tax-exempt securities..................      (2.8)          (1.1)        (3.9)                 (6.8)        (1.0)       (7.8)
Total loans............................      50.3          (15.0)        35.3                 136.8         43.8       180.6
                                           ------       --------      -------             ---------     --------    --------
   TOTAL EARNING ASSETS ...............      75.0          (28.0)        47.0                 174.3         65.1       239.4
                                           ------       --------      -------             ---------     --------    --------
Interest bearing demand deposits.......        .3           (1.1)         (.8)                 (4.0)         6.3         2.3
Savings deposits.......................      10.9            9.9         20.8                  (5.3)        12.7         7.4
Certificates of deposit of $100,000 or
  more ................................       9.6           (2.9)         6.7                  10.2         11.3        21.5
Other domestic time deposits...........       2.1            3.7          5.8                  41.1         53.7        94.8
Foreign time deposits..................       2.7           (1.3)         1.4                  (1.1)         5.9         4.8
Short-term borrowings..................     (13.6)         (19.8)       (33.4)                 41.9         63.5       105.4
Long-term debt.........................      25.5          (11.7)        13.8                  34.8          2.6        37.4
                                           ------       --------      -------             ---------     --------    --------
   TOTAL INTEREST BEARING LIABILITIES .      37.5          (23.2)        14.3                 117.6        156.0       273.6
                                           ------       --------      -------             ---------     --------    --------
   NET INTEREST INCOME ................    $ 37.5       $   (4.8)     $  32.7             $    56.7     $  (90.9)   $  (34.2)
                                           ======       ========      =======             =========     ========    ========

(1)The change in interest due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.
(2)Calculated assuming a 35% tax rate.

1996 ANNUAL REPORT TO SHAREHOLDERS
TABLE 3


----------------------------------------------------------------------------------
LOAN PORTFOLIO COMPOSITION                           December 31,
----------------------------------------------------------------------------------
(in millions of dollars)              1996      1995       1994      1993    1992
----------------------------------------------------------------------------------
Commercial......................    $ 4,463    $4,260    $ 3,743   $ 3,577  $3,268
Real estate
   Construction.................        474       368        305       337     379
   Mortgage.....................      2,737     2,756      3,002     2,685   2,252
Consumer
   Loans........................      5,404     5,094      4,642     3,944   3,325
   Leases.......................      1,183       784        572       411     291
                                    -------   -------    -------   -------  ------
     Total loans ...............    $14,261   $13,262    $12,264   $10,954  $9,515
                                    =======   =======    =======   =======  ======

NOTE:  There are no loans outstanding which would be considered a concentration of lending in any particular industry or group of industries.


--------------------------------------------------------------------------------------
TABLE 4
--------------------------------------------------------------------------------------
MATURITY SCHEDULE OF SELECTED LOANS
--------------------------------------------------------------------------------------
(in thousands of dollars)                        DECEMBER 31, 1996
--------------------------------------------------------------------------------------
                                                 After One
                                      Within     But Within       After
                                     One Year    Five Years     Five Years     Total
                                   ----------    ----------     ----------  ----------
Commercial and tax free ........   $3,014,762    $1,103,669      $344,205   $4,462,636
Real estate-- construction......      252,409       149,448        72,113      473,970
                                   ----------    ----------      --------   ----------
     Total .....................   $3,267,171    $1,253,117      $416,318   $4,936,606
                                   ==========    ==========      ========   ==========
Variable interest rates.........                 $  953,873      $317,064
                                                 ==========      ========
Fixed interest rates............                 $  299,244      $ 99,254
                                                 ==========      ========


equivalent basis, was 4.11% during the twelve months, a slight decrease from 4.15% in 1995. As illustrated in the table of "Consolidated Average Balances and Interest Rates" on pages 18 and 19, Huntington's yield on earning assets declined 18 basis points, principally due to commercial loans repricing at the lower prime interest rate in 1996 and reinvestment within the securities portfolio at decreased rates. On the liability side, funding costs were down, as a drop in wholesale liability rates more than offset a modest increase in the cost of deposits. The reduction in net interest income and lower margin when comparing 1995 with 1994 were the result of significantly narrowed spreads, as competitive factors that influenced the pricing of new loans and actions taken during 1994 and 1995 to reduce earnings sensitivity to rising rates exerted downward pressure.

      Interest rate swaps and other off-balance sheet financial instruments used for asset/liability management purposes reduced interest income by $36.1 million and $32.8 million, and increased interest expense by $16.0 million and $23.0 million in 1996 and 1995, respectively. These products increased interest income by $29.0 million and decreased interest expense by $5.6 million in 1994. Included in the preceding amounts is amortization of deferred gains and losses from terminated contracts that decreased net interest income by $39.3 million in 1996 and $28.6 million in 1995, and increased net interest income by $21.6 million in 1994. At December 31, 1996, deferred net losses remaining to be amortized were immaterial.

      Expressed in terms of the margin, the effect of the off-balance sheet portfolio was a reduction of 28 basis points and 32 basis points, respectively, in the two most recent years, substantially as a result of amortization of net losses from terminated contracts. A swap strategy used to create synthetic fixed-rate wholesale funding, while lowering costs from what would have resulted from a comparable cash instrument, caused the majority of the remaining margin reduction attributable to the off-balance sheet portfolio. In 1994, swaps and other interest rate contracts contributed 22 basis points to the margin.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

      The provision for loan losses was $65.1 million in 1996, up from $28.7 million in 1995 and $15.3 million in 1994. Net charge-offs as a percent of average total loans were .46% in 1996, compared with .32% and .24%, respectively, in the two preceding years. The ratio in the recent year was adversely affected by higher losses in the consumer portfolio, indicative of general market trends, and the charge-off of a large commercial credit.

      The allowance for loan losses (ALL) is maintained at a level considered appropriate by management, based on its estimate of losses inherent in the loan portfolio. The procedures employed by Huntington in evaluating the adequacy of the ALL include an analysis of specific credits that are generally selected for review on the basis of size and relative risk, portfolio trends, current and historical loss experience, prevailing economic conditions, and other relevant factors. For analytical purposes, the ALL has been allocated to various portfolio segments. However, the total ALL is available to absorb losses from any segment of the portfolio. The methods used by Huntington to allocate the ALL are also subject to change; accordingly, the December 31, 1996, allocation is not necessarily indicative of the trend of future loan losses in any particular loan category.

      At the most recent year end, the ALL of $199.1 million represented 1.40% of total loans and covered non-performing loans almost four times. When combined with the allowance for other real estate, it was 291.69% of total non-performing assets. Additional information regarding the ALL and asset quality appears in the section "Credit Risk".

NON-INTEREST INCOME

      Non-interest income was $273.0 million in 1996, versus $243.0 million and $213.9 million, respectively, in 1995 and 1994. Excluding securities transactions, non-interest income increased 9.1% over last year. All major categories showed increases, with particularly strong results in



TABLE 5
----------------------------------------------------------------------------------------------------------------------------
SUMMARY OF ALLOWANCE FOR LOAN LOSSES AND SELECTED STATISTICS
----------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                          1996        1995          1994         1993          1992          1991
----------------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES, BEGINNING OF YEAR      $194,456    $200,492      $211,835     $153,654     $134,770      $123,622
LOAN LOSSES
   Commercial...............................       (22,616)    (14,338)      (10,419)     (20,534)     (28,496)      (26,693)
   Real estate
      Construction..........................             --       (391)       (5,957)        (422)     (14,001)          (34)
      Mortgage..............................        (2,189)     (4,490)       (5,428)      (2,060)      (6,665)       (6,859)
   Consumer
      Loans.................................       (51,792)    (34,360)      (23,356)     (21,492)     (25,621)      (28,773)
      Leases................................        (4,492)     (1,989)         (962)      (1,084)        (872)       (1,255)
                                                 ---------   ---------     ---------     --------    ---------     ---------
   Total loan losses........................       (81,089)    (55,568)      (46,122)     (45,592)     (75,655)      (63,614)
                                                 ---------   ---------     ---------     --------    ---------     ---------
RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF
   Commercial...............................         4,307       3,296         7,739        3,582        3,809         2,607
   Real estate
      Construction..........................           531           5             1            1           --           400
      Mortgage..............................           995         653           506          352          120           736
   Consumer
      Loans.................................        12,180       9,727         9,503        9,058        8,313         6,781
      Leases................................           721         303           353          245          222           212
                                                 ---------   ---------     ---------     --------    ---------     ---------
   Total recoveries of loans previously charged
      off                                           18,734      13,984        18,102       13,238       12,464        10,736
                                                 ---------   ---------     ---------     --------    ---------     ---------
NET LOAN LOSSES ............................       (62,355)    (41,584)      (28,020)     (32,354)     (63,191)      (52,878)
                                                 ---------   ---------     ---------     --------    ---------     ---------
PROVISION FOR LOAN LOSSES ..................        65,050      28,721        15,284       79,294       81,562        62,061
ALLOWANCE ACQUIRED/OTHER  ..................         1,907       6,827         1,393       11,241          513         1,965
                                                 ---------   ---------     ---------     --------    ---------     ---------
ALLOWANCE FOR LOAN LOSSES, END OF YEAR .....     $ 199,058   $ 194,456     $ 200,492     $211,835    $ 153,654     $ 134,770
                                                 =========   =========     =========     ========    =========     =========

AS A % OF AVERAGE TOTAL LOANS
   Net loan losses  ........................           .46%        .32%          .24%         .32%         .69%          .61%
   Provision for loan losses................           .48%        .22%          .13%         .78%         .89%          .72%
Allowance for loan losses as a %
   of total loans (end of period)  .........          1.40%       1.47%         1.63%        1.93%        1.61%         1.52%
Net loan loss coverage (1)  ................          7.4 x       9.79x        13.62x       13.69x        4.98x         4.77x

   (1) Income before income taxes and the provision for loan losses to net loan losses.







-----------------------------------------------------------------------------------------------------------------------------
TABLE 6
-----------------------------------------------------------------------------------------------------------------------------
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
-----------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)         1996                1995                  1994                1993                1992
-----------------------------------------------------------------------------------------------------------------------------
                                  Percent of          Percent of            Percent of          Percent of         Percent of
                                   Loans to            Loans to              Loans to            Loans to           Loans to
                                    Total               Total                 Total               Total               Total
                          Amount    Loans    Amount     Loans       Amount    Loans      Amount   Loans      Amount   Loans
-----------------------------------------------------------------------------------------------------------------------------
Commercial............  $   97,825   31.3%   $ 105,109   32.1%   $  120,922   30.5%   $  138,063  32.7%   $   91,118  34.3%
Real estate
   Construction.......         755    3.3        1,342    2.8           908    2.5         1,636   3.1         1,329   4.0
   Mortgage...........      15,299   19.2       14,091   20.8        16,677   24.5        18,008  24.5        12,274  23.7
Consumer
   Loans..............      43,540   37.9       34,944   38.4        28,672   37.9        24,901  35.9        23,604  34.9
   Leases.............       3,457    8.3        3,651    5.9         2,632    4.6         1,800   3.8         1,536   3.1
Unallocated...........      38,182     --       35,319    --         30,681    --         27,427    --        23,793    --
                        ----------  -----    ---------  -----    ----------  -----    ---------- -----    ---------- -----
   Total..............  $  199,058  100.0%   $ 194,456  100.0%   $  200,492  100.0%   $  211,835 100.0%   $  153,654 100.0%
                        ==========  =====    =========  =====    ==========  =====    ========== =====    ========== =====


1996 ANNUAL REPORT TO SHAREHOLDERS

electronic banking and investment product sales. Included within the "Other" component of non-interest income for 1995 was an $8.9 million gain on the sale of Huntington's Pennsylvania bank.

      Huntington also achieved broad-based growth in non-interest income from 1994 to 1995, as all categories but mortgage banking income reflected improvement. The decrease in mortgage banking income resulted from lower production in the higher interest rate environment that prevailed in 1995, as well as from both a reduction in the average volume and a change in the mix of loans serviced by Huntington.

      Huntington realized gains from securities transactions of $17.7 million in 1996, $9.1 million in 1995, and $2.6 million in 1994. These gains resulted from specific programs in each of the years. The 1996 gains resulted principally from collateralized mortgage obligations and mortgage backed securities that were sold to reduce price and/or prepayment risk as well as from the sale of U.S. Treasury securities. The majority of the 1995 gains related to the sale of callable agency securities, the proceeds from which were reinvested in securities of moderately longer duration, while the 1994 activity was undertaken to sell certain fixed-rate securities in anticipation of increased market interest rates.

NON-INTEREST EXPENSE

      Non-interest expense increased 1.3% from one year ago. Two Florida banks acquired under the purchase method of accounting, one in third quarter 1995 and the other in first quarter 1996, represented $11.1 million of the overall increase. Excluding this amount, non-interest expense would have been down slightly from last year.

      Personnel costs (salaries, commissions, and benefits) were up $11.8 million, or 4.1%, which is indicative of more full-time equivalent employees
(FTEs) and normal salary adjustments. The larger organization, driven by higher business volumes, acquisitions, and new business initiatives, also contributed to an increase in various other components of non-interest expense. FDIC insurance was down significantly in 1996, as Huntington benefited from the reduction in assessment rates on bank deposits that occurred in the latter part of 1995. The legislation enacted in September 1996 to recapitalize the Savings Association Insurance Fund did not have a material effect on Huntington's results of operations.

      The drop in expenses when comparing 1995 with 1994 was primarily attributable to the restructuring of certain business activities. The resulting decrease in FTEs contributed to a $7.8 million, or 2.6%, decline in personnel costs. These initiatives also gave rise to substantial reductions in various components of other non-interest expense, particularly at The Huntington Mortgage Company. Provision for Income Taxes

      The provision for income taxes was $136.7 million in 1996, compared with $134.0 million in 1995 and $123.9 million in 1994. Huntington's effective tax rate declined somewhat from 1995, as a $2.1 million charge was recorded last year in connection with the conversion of a thrift to a bank charter.



----------------------------------------------------------------------------------------------------------------------------
TABLE 7
----------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES                                                                        December 31,
----------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                      1996              1995               1994
----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Federal Agencies....................................        $   156           $     156          $317,713
States and political subdivisions......................................        60,288              67,448           153,649
Other..................................................................            --                  --             4,330
                                                                              -------           ---------          --------
   Total Investment Securities.........................................       $60,444           $  67,604          $475,692
                                                                              =======           =========          ========
----------------------------------------------------------------------------------------------------------------------------
AMORTIZED COST AND FAIR VALUES BY MATURITY AT DECEMBER 31, 1996
(in thousands of dollars)                                                 Amortized Cost       Fair Value           Yield(1)
----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury
   1 - 5 years.........................................................      $    156            $    156              7.75%
                                                                             --------            --------
     Total.............................................................           156                 156
                                                                             --------            --------
States and political subdivisions
   Under 1 year........................................................        13,875              13,955              8.30
   1-5 years...........................................................        22,283              22,706              8.45
   6-10 years..........................................................        20,143              20,304              7.76
   Over 10 years.......................................................         3,987               3,986              9.08
                                                                             --------            --------
     Total.............................................................        60,288              60,951
                                                                             --------            --------
Total Investment Securities ...........................................      $ 60,444            $ 61,107
                                                                             ========            ========

(1)Weighted average yields were calculated on the basis of amortized cost and have been adjusted to a fully tax equivalent basis, assuming a 35% tax rate.
At December 31, 1996, Huntington had no concentrations of securities by a single issuer in excess of 10% of shareholders' equity.

INTEREST RATE RISK AND
LIQUIDITY MANAGEMENT

INTEREST RATE RISK MANAGEMENT

      Huntington seeks to achieve consistent growth in net interest income and net income while managing volatility arising from shifts in interest rates. The Asset and Liability Management Committee (ALCO) oversees financial risk management, establishing broad policies and specific operating limits that govern a variety of financial risks inherent in Huntington's operations, including interest rate, liquidity, and market risks. On and off-balance sheet strategies and tactics are reviewed and monitored regularly by ALCO to ensure consistency with approved risk tolerances.

      Interest rate risk management is a dynamic process, encompassing both the business flows onto the balance sheet and the changing market and business environment. Effective management of interest rate risk begins with appropriately diversified investments and funding sources. To accomplish its overall balance sheet objectives, Huntington regularly accesses a variety of markets--money, bond, and futures and options--as well as numerous trading exchanges. In addition, dealers in over-the-counter financial instruments provide availability of interest rate swaps as needed.


------------------------------------------------------------------------------------------------------------------------------
TABLE 8
------------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE                                                                December 31,
------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                      1996                1995               1994
------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Federal Agencies.....................................    $4,294,946          $4,228,170          $3,006,277
Other Securities.......................................................       448,987             492,974             298,216
                                                                         ------------        ------------          ----------
   Total Securities Available for Sale.................................    $4,743,933          $4,721,144          $3,304,493
                                                                           ==========          ==========          ==========
------------------------------------------------------------------------------------------------------------------------------
AMORTIZED COST AND FAIR VALUES BY MATURITY AT DECEMBER 31, 1996
(in thousands of dollars)                                                 Amortized Cost       Fair Value        Yield(1)
------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury
   Under 1 year........................................................  $     58,572        $     58,835              6.54%
   1-5 years...........................................................       390,881             384,021              5.51
   6-10 years..........................................................       159,747             153,489              5.46
                                                                         ------------        ------------
     Total.............................................................       609,200             596,345
                                                                         ------------        ------------
Federal Agencies
   Mortgage-backed securities
   1-5 years...........................................................       179,601             182,239              7.33
   6-10 years..........................................................       842,331             830,653              6.28
   Over 10 years.......................................................       259,214             259,519              6.82
                                                                         ------------        ------------
     Total.............................................................     1,281,146           1,272,411
                                                                         ------------        ------------
   Other agencies
   Under 1 year........................................................        63,586              63,823              6.49
   1-5 years...........................................................     1,843,924           1,845,256              6.56
   6-10 years..........................................................       176,519             175,143              6.20
   Over 10 years.......................................................       343,946             341,968              6.33
                                                                         ------------        ------------
     Total.............................................................     2,427,975           2,426,190
                                                                         ------------        ------------
Total U.S. Treasury and Federal Agencies...............................     4,318,321           4,294,946
                                                                         ------------        ------------
Other Securities
   Under 1 year........................................................         7,305               7,497             12.28
   1-5 years...........................................................         9,304               9,706             10.97
   6-10 years..........................................................       157,904             158,906              6.56
   Over 10 years.......................................................       265,534             265,649              6.78
   Marketable equity securities........................................         8,480               7,229              5.74
                                                                         ------------        ------------
     Total.............................................................       448,527             448,987
                                                                         ------------        ------------
Total Securities Available for Sale....................................  $  4,766,848        $  4,743,933
                                                                         ============        ============

(1)Weighted average yields were calculated on the basis of amortized cost.
At December 31, 1996, Huntington had no concentrations of securities by a single issuer in excess of 10% of shareholders' equity.

1996 ANNUAL REPORT TO SHAREHOLDERS

      Measurement and monitoring of interest rate risk is an ongoing process. A key element in this process is Huntington's estimation of the amount that net interest income will change over a twelve to twenty-four month period given a directional shift in interest rates. The income simulation model used by Huntington captures all assets, liabilities, and off-balance sheet financial instruments, accounting for significant variables which are believed to be affected by interest rates. These include prepayment speeds on real estate mortgages and consumer installment loans, principal amortization and maturities on other financial instruments, and balance sheet growth assumptions. The model captures embedded options, e.g. interest rate caps/floors or call options, and accounts for changes in rate relationships, as various rate indices lead or lag changes in market rates. While these assumptions are inherently uncertain, management utilizes probabilities and, therefore, believes that the model provides an accurate estimate of Huntington's interest rate risk exposure. Management reporting of this information is regularly shared with the Board of Directors.

      At December 31, 1996, the results of Huntington's interest sensitivity analysis indicated that net interest income would be relatively unchanged by a 100 basis points increase or decrease in the federal funds rate (assuming the change occurs evenly over the next year and that corresponding changes in other market rates occur as forecasted). Net interest income would be expected to increase 1.2% if rates were to fall 200 basis points versus a decline in net interest income of 2.8% if rates rose.

      Active interest rate risk management necessitates the use of various types of off-balance sheet financial instruments, primarily interest rate swaps. Risk that is created by different indices on products, by unequal terms to maturity of assets and liabilities, and by products that are appealing to customers but incompatible with current risk limits can be eliminated or decreased in a cost efficient manner by utilizing interest rate swaps. In addition, the swap strategy has enabled Huntington to lower the overall cost of raising wholesale funds. Similarly, financial futures, interest rate caps and floors, options, and forward rate agreements are used to control financial risk effectively. Off-balance sheet instruments are often preferable to similar cash instruments because, though




--------------------------------------------------------------------------------
TABLE 9
--------------------------------------------------------------------------------
INTEREST RATE SWAP PORTFOLIO
--------------------------------------------------------------------------------
(in millions of dollars)                           December 31, 1996
--------------------------------------------------------------------------------
                                                Average
                                    Notional Maturity   Market   Average  Rate
                                      Value   (years)   Value    Receive   Pay
                                      -----   -------   -----    -------   ---
ASSET CONVERSION SWAPS
Receive fixed                      $   800     1.86     $(3.8)    5.65%   5.53%
Receive fixed-amortizing                93     1.49       (.6)    5.27    5.60
                                   -------              -----
TOTAL ASSET CONVERSION SWAPS       $   893     1.82     $(4.4)    5.61%   5.54%
                                   =======              =====
LIABILITY CONVERSION SWAPS
Receive fixed                      $ 1,430     2.20    $ 18.5     6.05%   5.50%
Receive fixed-amortizing               195     2.49      (3.0)    5.63    5.67
Pay fixed                               50      .68       (.8)    5.53    8.05
                                   -------              -----
TOTAL LIABILITY CONVERSION SWAPS   $ 1,675     2.19    $ 14.7     5.98%   5.60%
                                   =======              =====
BASIS PROTECTION SWAPS             $   250     2.18    $  (.3)    5.54%   5.56%
                                   =======              =====
--------------------------------------------------------------------------------



performing identically, they require less capital while preserving access to the marketplace.

      Table 9 illustrates the approximate market values, estimated maturities and weighted average rates of the interest rate swaps used by Huntington in its interest rate risk management program. The valuation of interest rate swap contracts is largely a function of the financial market's expectations regarding the future direction of interest rates. Accordingly, current market values are not necessarily indicative of the future impact of the swaps on net interest income. This will depend, in large part, on the shape of the yield curve as well as interest rate levels. With respect to the variable rate information and the indexed amortizing swap maturities presented in the table, management made no assumptions regarding future changes in interest rates.

      The pay rates on Huntington's receive-fixed swaps vary based on movements in the applicable London inter-bank offered rate (LIBOR). Receive-fixed asset conversion swaps with a notional value of $200 million have embedded written LIBOR-based call options. Also, receive- fixed liability conversion swaps with a notional value of $150 million have embedded written LIBOR-based caps. The portfolio of amortizing swaps consists primarily of contracts that are indexed to the prepayment experience of a specified pool of mortgage loans. As market interest rates change, the amortization of the notional value of the swap will also change, generally slowing as rates increase and accelerating when rates fall. Basis swaps are contracts which provide for both parties to receive interest payments according to different rate indices and are used to protect against changes in spreads between market rates. The receive and pay amounts applicable to Huntington's basis swaps are based predominantly on LIBOR.

      The notional values of the swap portfolio represent contractual amounts on which interest payments to be exchanged are based. These notional values do not represent direct credit exposures. At December 31, 1996, Huntington's credit risk from interest rate swaps used for asset/liability management purposes was $59.8 million, which represents the sum of the



TABLE 10
--------------------------------------------------------------------------------
MATURITIES OF DOMESTIC CERTIFICATES OF DEPOSIT OF $100,000 OR MORE
AS OF DECEMBER 31, 1996                              (in thousands of dollars)
--------------------------------------------------------------------------------
Three months or less........................                   $514,845
Over three through six months...............                    206,028
Over six through twelve months..............                    131,708
Over twelve months..........................                     76,346
                                                               --------
Total.......................................                   $928,927
                                                               ========

NOTE: All foreign time deposits are denominated in amounts greater than $100,000.
--------------------------------------------------------------------------------

aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. In order to minimize the risk that a swap counterparty will not satisfy its interest payment obligation under the terms of the contract, Huntington performs credit reviews on all counterparties, restricts the number of counterparties used to a select group of high quality institutions, obtains collateral, and enters into formal netting arrangements. Huntington has never experienced any past due amounts from a swap counterparty and does not anticipate nonperformance in the future by any such counterparties.

      The total notional amount of off-balance sheet instruments used by Huntington on behalf of customers (for which the related interest rate risk is offset by third party contracts) was $450 million at December 31, 1996. Total credit exposure from such contracts, represented by those instruments with a positive fair value, was $4.2 million. These separate activities, which are accounted for at fair value, are not a significant part of Huntington's operations. Accordingly, they have been excluded from the above discussion of off-balance sheet financial instruments and the related table.

LIQUIDITY MANAGEMENT

      Liquidity management is also a significant responsibility of ALCO. The objective of ALCO in this regard is to maintain an optimum balance of maturities among Huntington's assets and liabilities such that sufficient cash, or access to cash, is available at all times to meet the needs of borrowers, depositors, and creditors, as well as to fund corporate expansion and other activities.

      A chief source of Huntington's liquidity is derived from the large retail deposit base accessible by its network of geographically dispersed banking offices. This core funding is supplemented by Huntington's demonstrated ability to raise funds in capital markets and to access funds nationwide. Huntington's $4 billion bank note program is a significant source of wholesale funding. Bank notes may range in maturity from 30 days to 15 years, with interest based on prevailing market rates. At the end of the most recent twelve months, a total of $1.1 billion of such notes was outstanding. A similar $750 million note program is available to the parent company, the proceeds from which are used from time to time to fund certain non-banking activities, finance acquisitions, repurchase Huntington's common stock, or for other general corporate purposes. At year end 1996, $320 million was outstanding in connection with the parent company program. In addition, a $2 billion European note program was initiated in October 1996, providing additional funding diversification. As of year end, $325 million was outstanding under this arrangement. Huntington also has a fully available $200 million line of credit that supports commercial paper borrowings and other short-term working capital needs.

      While liability sources are many, significant liquidity is available from Huntington's investment and loan portfolios. ALCO regularly monitors the overall liquidity position of the business and ensures that various alternative strategies exist to cover unanticipated events. At December 31, 1996, sufficient liquidity was available to meet estimated short-term and


---------------------------------------------------------------------------------------------------------------------------
TABLE 11
---------------------------------------------------------------------------------------------------------------------------
SHORT-TERM BORROWINGS                                                           Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                         1996                    1995                     1994
---------------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS
Balance at year-end........................................     $3,230,902              $2,854,142             $1,442,138
Weighted average interest rate at year-end.................           5.24%                   5.12%                  4.82%
Maximum amount outstanding at month-end during the year....     $3,230,902              $2,854,142             $1,798,524
Average amount outstanding during the year.................     $2,668,182              $2,154,114             $1,374,741
Weighted average interest rate during the year.............           5.21%                   5.77%                  3.58%

BANK NOTES WITH ORIGINAL MATURITIES OF LESS THAN ONE YEAR
Balance at year-end........................................       $505,300                $494,000             $1,264,000
Weighted average interest rate at year-end.................           5.67%                   6.17%                  5.55%
Maximum amount outstanding at month-end during the year....       $575,300              $1,401,000             $1,364,000
Average amount outstanding during the year.................       $357,923              $1,127,228             $1,138,280
Weighted average interest rate during the year.............           7.47%                   6.67%                  4.48%


1996 ANNUAL REPORT TO SHAREHOLDERS




TABLE 12
----------------------------------------------------------------------------------------------------------------------------
NON-PERFORMING ASSETS AND PAST DUE LOANS
----------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                            1996         1995         1994          1993        1992       1991
----------------------------------------------------------------------------------------------------------------------------
Non-accrual loans ............................   $  47,155    $  50,669   $   41,929    $   75,933    $  87,541   $ 139,024
Renegotiated loans............................       3,326        4,299        2,550         1,254        2,508       5,491
                                                 ---------    ---------   ----------    ----------    ---------   ---------
TOTAL NON-PERFORMING LOANS ...................      50,481       54,968       44,479        77,187       90,049     144,515
                                                 ---------    ---------   ----------    ----------    ---------   ---------
Other real estate, net........................      16,772       22,026       51,909        62,446       73,130      99,646
                                                 ---------    ---------   ----------    ----------    ---------   ---------
TOTAL NON-PERFORMING ASSETS ..................   $  67,253    $  76,994   $   96,388    $  139,633    $ 163,179   $ 244,161
                                                 =========    =========   ==========    ==========    =========   =========
NON-PERFORMING LOANS AS A % OF
   TOTAL LOANS ...............................         .35%         .41%         .36%          .70%         .95%       1.63%

NON-PERFORMING ASSETS AS A % OF
   TOTAL LOANS AND OTHER REAL ESTATE .........         .47%         .58%         .78%         1.27%        1.70%       2.72%

ALLOWANCE FOR LOAN LOSSES AS A % OF
   NON-PERFORMING LOANS ......................      394.32%      353.76%      450.76%       274.44%      170.63%      93.26%

ALLOWANCE FOR LOAN LOSSES AND
   OTHER REAL ESTATE AS A % OF
   NON-PERFORMING ASSETS .....................      291.69%      238.65%      193.13%       143.41%       95.22%      56.53%

ACCRUING LOANS PAST DUE 90 DAYS OR MORE ......     $34,056      $27,018      $20,877      $ 25,550      $24,298     $36,270
                                                 =========    =========   ==========    ==========    =========   =========
ACCRUING LOANS PAST DUE 90 DAYS OR MORE
   TO TOTAL LOANS ............................         .24%         .20%         .17%          .23%         .26%        .41%

NOTE: For 1996, the amount of interest income which would have been recorded under the original terms for total loans classified as non-accrual or renegotiated was $6.6 million.  Amounts actually collected and recorded as interest income for these loans totaled $0.7 million.
----------------------------------------------------------------------------------------------------------------------------




long-term funding needs.

CREDIT RISK

      Huntington's exposure to credit risk is managed through the use of consistent underwriting standards that emphasize "in-market" lending to established borrowers. Highly leveraged transactions and excessive industry or other concentrations are avoided. The credit administration function also employs extensive monitoring procedures to ensure problem loans are promptly identified and that loans adhere to corporate policy. These procedures provide executive management with the information necessary to implement appropriate change and take corrective action as needed.

      Asset quality continues to be strong. Non-performing assets, consisting of loans that are no longer accruing interest, loans that have been renegotiated based upon financial difficulties of the borrower, and real estate acquired through foreclosure, totaled $67.3 million at the most recent year end, down 12.7% from one year ago. As of December 31, 1996, non-performing loans represented .35% of total loans and non-performing assets as a percent of total loans and other real estate were only .47%. Loans past due ninety days or more but continuing to accrue interest (primarily consumer and residential real estate) were $34.1 million at year end 1996.

      There were also loans outstanding of $50.7 million and $49.0 million, respectively, at December 31, 1996 and 1995, that were current as to principal and interest that Huntington considered to be potential problem credits. These loans are closely monitored for any further deterioration in borrower performance.

CAPITAL AND DIVIDENDS

      Huntington places significant emphasis on the maintenance of strong capital, which promotes investor confidence, provides access to the national markets under favorable terms, and enhances business growth and acquisition opportunities. Huntington also recognizes the importance of managing excess capital and continually strives to maintain an appropriate balance between capital adequacy and returns to shareholders. Capital is managed at each subsidiary based upon the respective risks and growth opportunities, as well as regulatory requirements.

      Huntington's ratio of average equity to average assets over the last twelve months was 7.55%, compared with 7.89% and 8.38%, respectively, in the two preceding years. At December 31, 1996, Huntington met all regulatory capital requirements. In addition, each bank subsidiary had regulatory capital ratios in excess of the levels established for "well-capitalized" institutions.

      Cash dividends declared were $.76 a share in 1996, up 8.6% from the corresponding amount in 1995 of $.70 per share. A 10% stock dividend was also distributed to shareholders in 1996.

      On February 21, 1996, the Board of Directors authorized Huntington to repurchase up to 11.0 million additional shares of its common stock (adjusted for the July 1996 stock dividend) through open market purchases and privately negotiated transactions. The authorization represents a continuation of the common stock repurchase program begun in August 1987 and provides that the shares will be reserved for reissue in connection with Huntington's benefit plans as well as for other corporate purposes. Huntington purchased 10.4 million shares in 1996 at an aggregate cost of $249.2 million, leaving 4.2 million shares available for repurchase. Huntington's management believes the remaining authorized shares will be repurchased by the end of 1997.

FOURTH QUARTER RESULTS

      Net income for the fourth quarter of 1996 was $67.7 million, or $.47 per share, compared with $65.5 million, or $.45 per share, in the same period last year. ROE and ROA for the most recent quarter were 17.87% and 1.32%, respectively, versus 17.50% and 1.31% in the final three months of 1995.

      Net interest income was $193.1 million in the recent quarter versus $181.9 million in the corresponding period of the prior year, as the net interest margin and average earning assets each increased more than 3%.

      The provision for loan losses was $21.1 million in the last quarter of the year, compared with $12.1 million in the same period of 1995. Net charge-offs were .62% of average loans in the recent three months, up from .53% in the final quarter one year ago. As previously discussed, increased consumer charge-offs contributed to the higher loss ratio in 1996.

      Non-interest income was $66.6 million for the three months ended December 31, 1996. Similar to the full year results, improvements occurred across most of the major categories. The fourth quarter 1995 total was impacted significantly by the above-mentioned gain on sale of a bank subsidiary as well as a gain of $2.8 million on the sale of residential mortgage loans (a component of mortgage banking income). Securities gains were up $3.9 million when comparing the recent quarter with the same three months a year ago.

      Non-interest expense totaled $137.4 million in the most recent three months, flat with the final quarter of last year. Higher personnel and equipment costs were offset by a reduction in other non-interest expense. FDIC insurance expense was also lower, as the entire amount paid by Huntington for the fourth quarter of 1996 was refunded. Total non-interest expense for the quarter just ended included approximately $2.5 million related to the Lakeland acquisition.

HUNTINGTON BANCSHARES INCORPORATED
---------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Fully Tax Equivalent Basis(1)                                           1996                                 1995
(in millions of dollars)                               --------------------------------       -------------------------------
                                                                      Interest                              Interest
                                                        Average       Income/    Yield/         Average     Income/     Yield/
                                                        Balance       Expense     Rate          Balance     Expense     Rate
-------------------------------------------------      --------------------------------       -------------------------------
ASSETS

Interest bearing deposits in banks...............      $    11     $     .7       5.98%       $     21     $    1.3     5.99%
Trading account securities.......................           16           .9       5.66              23          1.7     7.29
Federal funds sold and securities purchased
   under resale agreements.......................           25          1.4       5.95              46          3.0     6.45
Mortgages held for sale..........................          113          8.8       7.72             130          9.8     7.58
Securities:
   Taxable.......................................        4,667        301.2       6.45           4,191        281.6     6.72
   Tax Exempt....................................           94          8.7       9.27             124         12.6    10.30
                                                       -------     --------                   --------     --------
     Total Securities............................        4,761        309.9       6.51           4,315        294.2     6.82
                                                       -------     --------                   --------     --------

Loans
   Commercial....................................        4,323        338.0       7.82           4,123        347.2     8.43
   Real Estate
     Construction................................          405         34.3       8.48             339         29.1     8.58
     Mortgage....................................        2,774        235.8       8.50           3,070        256.6     8.36
   Consumer
     Loans.......................................        5,203        464.0       8.92           4,892        434.3     8.88
     Leases......................................          950         74.8       7.87             657         51.0     7.76
                                                       -------     --------                   --------     --------
     Total loans.................................       13,655      1,146.9       8.40          13,081      1,118.2     8.55
     Allowance for loan losses/loan fees.........          201         47.0                        200         40.4
                                                       -------     --------                   --------     --------
     Net loans...................................       13,454      1,193.9       8.74          12,881      1,158.6     8.86
                                                       -------     --------                   --------     --------
     Total earning assets........................       18,581     $1,515.6       8.16%         17,616     $1,468.6     8.34%
                                                       -------     --------                   --------     --------
Cash and due from banks..........................          757                                     780
All other assets.................................          912                                     852
                                                       -------                                --------
TOTAL ASSETS ....................................      $20,049                                $ 19,048
                                                       =======                                ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits
   Non-interest bearing..........................      $ 2,340                                $  2,179
   Interest bearing..............................        2,551     $   61.4       2.41%          2,539     $   62.2     2.45%
Savings deposits.................................        2,420         77.2       3.19           2,053         56.4     2.75
Certificates of deposit of $100,000 or more......          986         53.8       5.45             812         47.1     5.80
Other domestic time deposits.....................        4,421        248.7       5.63           4,383        242.9     5.54
Foreign time deposits............................          305         18.4       6.03             261         17.0     6.50
                                                       -------     --------                   --------     --------
   Total deposits................................       13,023        459.5       4.30          12,227        425.6     4.24
                                                       -------     --------                   --------     --------
Short-term borrowings............................        3,258        178.7       5.49           3,491        212.1     6.08
Long-term debt...................................        1,819        113.4       6.23           1,424         99.6     7.00
                                                       -------     --------                   --------     --------
   Interest bearing liabilities..................       15,760     $  751.6       4.77%         14,963     $  737.3     4.93%
                                                       -------     --------                   --------     --------
All other liabilities............................          436                                     403
Shareholders' equity.............................        1,513                                   1,503
                                                       -------                                --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ......      $20,049                                $ 19,048
                                                       =======                                ========
Net interest rate spread.........................                                 3.39%                                 3.41%
Impact of non-interest bearing funds on margin...                                  .72%                                  .74%
NET INTEREST INCOME/MARGIN ......................                  $  764.0       4.11%                    $  731.3     4.15%
                                                                   ========                                ========

(1)Fully tax equivalent yields are calculated assuming a 35% tax rate in 1993 through 1996 and a 34% tax rate in years 1991 and 1992.

        Average loan balances include non-accruing loans. Loan income includes cash received on non-accruing loans.

                                              HUNTINGTON BANCSHARES INCORPORATED
                                   ---------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
             1994                              1993                            1992                         1991
-----------------------------    ------------------------------   ------------------------------   --------------------------
            Interest                         Interest                         Interest                      Interest
  Average   Income/    Yield/     Average    Income/     Yield/    Average    Income/     Yield/   Average  Income/    Yield/
  Balance   Expense     Rate      Balance    Expense     Rate      Balance    Expense     Rate     Balance  Expense     Rate
-----------------------------    ------------------------------   ------------------------------   --------------------------


$       4  $     .3     7.57%    $     26  $     1.1     4.16%    $    81    $    4.0     4.88%    $    52   $    3.8   7.32%
       14        .9     6.16           10         .5     5.04          22         1.2     5.43          27        1.8   6.83

      115       5.0     4.32           78        2.6     3.36         126         4.9     3.90         152        8.8   5.76
      367      25.9     7.06          827       60.2     7.28         681        55.1     8.09         386       34.0   8.80

    3,217     198.6     6.17        4,199      254.9     6.07       3,510       244.9     6.98       2,761      235.5   8.53
      190      20.5    10.80          260       29.1    11.22         336        31.7     9.43         396       41.6  10.51
---------  --------              --------  ---------              -------    --------             --------   --------
    3,407     219.1     6.43        4,459      284.0     6.37       3,846       276.6     7.19       3,157      277.1   8.78
---------  --------              --------  ---------              -------    --------             --------   --------


    3,636     308.3     8.48        3,368      287.9     8.55       3,155       265.1     8.40       3,050      282.0   9.25

      298      23.1     7.75          368       26.1     7.09         393        26.4     6.71         457       38.2   8.37
    2,786     220.3     7.91        2,473      203.6     8.24       2,145       191.2     8.92       2,036      202.9   9.96

    4,316     354.2     8.21        3,575      323.8     9.06       3,190       340.7    10.68       2,904      336.6  11.59
      485      34.7     7.15          349       27.8     7.97         263        23.3     8.86         231       22.3   9.65
---------  --------              --------  ---------              -------    --------             --------   --------
   11,521     940.6     8.16       10,133      869.2     8.58       9,146       846.7     9.26       8,678      882.0  10.16
      212      37.4                   194       30.4                  144        28.6                  131       19.2
---------  --------              --------  ---------              -------    --------             --------   --------
   11,309     978.0     8.49        9,939      899.6     8.88       9,002       875.3     9.57       8,547      901.2  10.38
---------  --------              --------  ---------              -------    --------             --------   --------
   15,428  $1,229.2     7.97%      15,533  $ 1,248.0     8.03%     13,902    $1,217.1     8.75%     12,452  $ 1,226.7   9.85%
---------  --------              --------  ---------              -------    --------             --------   --------
      741                             693                             636                              567
      793                             819                             771                              725
---------                        --------                         -------                         --------
$  16,750                        $ 16,851                         $15,165                          $13,613
=========                        ========                         =======                         ========



$   2,116                        $  2,141                         $ 1,749                          $ 1,401
    2,713  $   59.9     2.21%       2,662  $    63.7     2.39%      2,513    $   76.5     3.05%      2,210   $  103.3   4.68%
    2,281      49.0     2.15        2,229       57.5     2.58       1,770        64.1     3.62       1,326       64.9   4.89
      607      25.6     4.22          831       31.1     3.74       1,251        56.7     4.53       1,523      100.1   6.57
    3,523     148.1     4.20        3,572      150.3     4.21       4,066       206.8     5.09       4,223      288.5   6.83
      286      12.2     4.25          455       15.0     3.30         153         5.7     3.73          69        3.8   5.56
---------  --------              --------  ---------              -------    --------             --------   --------
   11,526     294.8     3.13       11,890      317.6     3.26      11,502       409.8     4.20      10,752      560.6   5.99
---------  --------              --------  ---------              -------    --------             --------   --------
    2,629     106.7     4.06        2,825       89.4     3.17       2,062        72.9     3.54       1,406       81.2   5.77
      928      62.2     6.71          640       33.1     5.18         300        22.1     7.36         219       18.4   8.41
---------  --------              --------  ---------              -------    --------             --------   --------
   12,967  $  463.7     3.58%      13,214  $   440.1     3.33%     12,115    $  504.8     4.17%     10,976   $  660.2   6.01%
---------  --------              --------  ---------              -------    --------             --------   --------
      264                             280                             227                              259
    1,403                           1,216                           1,074                              977
---------                        --------                         -------                         --------
$  16,750                        $ 16,851                         $15,165                          $13,613
=========                        ========                         =======                         ========
                        4.39%                            4.70%                            4.58%                         3.84%
                         .57%                             .50%                             .54%                          .71%
           $  765.5     4.96%              $   807.9     5.20%               $  712.3     5.12%              $  566.5   4.55%
           ========                        =========                         ========                        ========


HUNTINGTON BANCSHARES INCORPORATED
---------------------------------------------

------------------------------------------------------------------------------------------------------------------------------

(in thousands of dollars, except per share amounts)                       Year Ended December 31,
                                         1996             1995            1994            1993            1992         1991
                                     -----------------------------------------------------------------------------------------
TOTAL INTEREST INCOME .............  $ 1,510,464    $ 1,461,896     $ 1,219,721     $ 1,236,311     $ 1,202,286     $1,208,407
TOTAL INTEREST EXPENSE ............      751,640        737,333         463,671         440,111         504,846        659,918
                                     -----------    -----------     -----------     -----------     -----------     ----------
NET INTEREST INCOME ...............      758,824        724,563         756,050         796,200         697,440        548,489
Provision for loan losses..........       65,050         28,721          15,284          79,294          81,562         62,061
                                     -----------    -----------     -----------     -----------     -----------     ----------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES ......      693,774        695,842         740,766         716,906         615,878        486,428
                                     -----------    -----------     -----------     -----------     -----------     ----------
Service charges on deposit accounts       92,353         85,118          76,836          73,172          64,471         57,024
Mortgage banking...................       35,025         34,212          41,918          52,874          43,480         34,291
Trust services.....................       34,010         30,377          28,448          27,948          25,129         24,435
Credit card fees...................       22,506         18,463          18,410          17,954          16,467         15,261
Securities gains...................       17,703          9,056           2,594          27,189          36,332         16,951
Investment product sales...........       12,219          8,121           6,624           9,016           5,193          2,548
Electronic banking fees............       10,358          5,032           2,589           1,427           1,083          1,324
Other..............................       48,819         52,630          36,446          37,474          28,680         28,545
                                     -----------    -----------     -----------     -----------     -----------     ----------
TOTAL NON-INTEREST INCOME .........      272,993        243,009         213,865         247,054         220,835        180,379
                                     -----------    -----------     -----------     -----------     -----------     ----------
Salaries...........................      229,153        220,168         226,668         226,405         206,429        175,749
Commissions........................       13,645          9,843          10,775          20,992          18,310          9,307
Employee benefits..................       56,827         57,790          58,158          55,259          46,596         42,435
Net occupancy......................       42,543         41,263          40,291          39,955          36,272         33,542
Equipment..........................       42,129         38,271          38,792          37,230          34,184         31,735
Credit card and electronic banking.       15,509         13,407          13,493          11,835          10,987          9,710
Printing and supplies..............       15,338         14,147          14,821          14,721          13,588         12,599
Advertising........................       12,447         11,271          15,320          13,259          13,308         10,526
Legal and loan collection..........       10,050          8,643           8,298          11,361          13,109         10,807
FDIC insurance.....................        1,232         15,056          25,271          25,322          25,500         22,126
Other..............................      129,073        130,544         136,270         143,830         184,995        118,153
                                     -----------    -----------     -----------     -----------     -----------     ----------
TOTAL NON-INTEREST EXPENSE ........      567,946        560,403         588,157         600,169         603,278        476,689
                                     -----------    -----------     -----------     -----------     -----------     ----------
INCOME BEFORE INCOME TAXES ........      398,821        378,448         366,474         363,791         233,435        190,118
Provision for income taxes.........      136,720        133,959         123,881         126,879          72,389         56,178
                                     -----------    -----------     -----------     -----------     -----------     ----------
NET INCOME ........................  $   262,101    $   244,489     $   242,593     $   236,912     $   161,046    $   133,940
                                     ===========    ===========     ===========     ===========     ===========    ===========

PER COMMON SHARE(1)
   Net income......................        $1.80          $1.62           $1.62           $1.60           $1.10           $.92
   Cash dividends declared.........         $.76           $.70            $.62            $.51            $.44           $.40

FULLY TAX EQUIVALENT MARGIN:
Net Interest Income................  $   758,824    $   724,563     $   756,050     $   796,200     $   697,440      $ 548,489
Tax Equivalent Adjustment(2) ......        5,101          6,766           9,505          11,670          14,897         18,007
                                     -----------    -----------     -----------     -----------     -----------     ----------
Tax Equivalent Net Interest Income.  $   763,925    $   731,329     $   765,555     $   807,870     $   712,337      $ 566,496
                                     ===========    ===========     ===========     ===========     ===========      =========

(1)Adjusted for the ten percent stock dividend distributed July 31, 1996.
(2)Calculated assuming a 35% tax rate in years 1993 through 1996 and a 34% tax rate in years 1991 and 1992.


HUNTINGTON BANCSHARES INCORPORATED
------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
Quarterly Common Stock Summary(1)                              1996                                       1995

                                               IV Q       III Q       II Q       I Q         IV Q      III Q     II Q     I Q
                                               ---------------------------------------    --------------------------------------
High.....................................      $28 7/8    $23 1/2    $23       $ 22 1/8   $ 23 1/8    $21 1/2  $18 1/4  $16 1/2
Low......................................       22 7/8     21 1/4     21 1/2     20 1/2     20 3/8     18 3/8   15 5/8   14 5/8
Close....................................       26 3/8     23         21 3/4     21 3/4     21 3/4     20 1/2   18       15 3/4
Cash dividends declared..................      .20        .20        .18        .18        .18        .18      .17      .17

(1) Restated for the ten percent stock dividend distributed July 31, 1996.
 Note:  Stock price quotations were obtained from NASDAQ.
--------------------------------------------------------------------------------------------------------------------------------

KEY RATIOS AND STATISTICS                             1996                                              1995
MARGIN ANALYSIS-- AS A %
OF AVERAGE EARNING ASSETS(1)        IV Q       III Q       II Q        I Q           IV Q        III Q        II Q       I Q
------------------------------    ------------------------------------------        ------------------------------------------
Interest income...............      8.04%       8.15%      8.19%       8.14%         8.26%       8.37%       8.38%      8.26%
Interest expense..............      3.94        3.99       4.04        4.11          4.28        4.19        4.17       4.00
                                    ----        ----       ----        ----          ----        ----        ----       ----
   Net Interest Margin........      4.10%       4.16%      4.15%       4.03%         3.98%       4.18%       4.21%      4.26%

RETURN ON
Average total assets..........      1.32%       1.33%      1.32%       1.26%         1.31%       1.34%       1.25%      1.23%
Average earning assets........      1.42%       1.43%      1.42%       1.37%         1.41%       1.45%       1.35%      1.33%
Average shareholders' equity..     17.87%      17.92%     17.56%      16.02%        17.50%      17.03%      15.08%     15.08%

(1) Presented on a fully tax equivalent basis assuming a 35% tax rate.

--------------------------------------------------------------------------------------------------------------------------------
NON-PERFORMING ASSETS                                 1996                                            1995
(QUARTER-END)
(in thousands of dollars)           IV Q        III Q       II Q        I Q         IV Q        III Q       II Q         I Q
------------------------------    --------------------------------------------   ---------------------------------------------
Non-accrual loans............   $  47,155   $  49,800   $  51,470   $  57,530    $  50,669   $  41,997  $  41,554   $  41,576
Renegotiated loans...........       3,326       5,174       5,558       5,578        4,299       4,313     13,424      11,568
                                ---------   ---------   ---------   ---------    ---------   ---------  ---------   ---------
TOTAL NON-PERFORMING LOANS ..      50,481      54,974      57,028      63,108       54,968      46,310     54,978      53,144
                                ---------   ---------   ---------   ---------    ---------   ---------  ---------   ---------
Other real estate, net.......      16,772      15,610      21,720      20,386       22,026      23,668     24,029      26,558
                                ---------   ---------   ---------   ---------    ---------   ---------  ---------   ---------
TOTAL NON-PERFORMING ASSETS .   $  67,253   $  70,584   $  78,748   $  83,494    $  76,994   $  69,978  $  79,007   $  79,702
                                =========   =========   =========   =========    =========   =========  =========   =========
NON-PERFORMING LOANS AS A
   % OF TOTAL LOANS .........         .35%        .39%        .42%       .47%         .41%         .34%       .42%       .41%
NON-PERFORMING ASSETS AS A
   % OF TOTAL LOANS AND
   OTHER REAL ESTATE  .......         .47%        .51%        .57%       .62%         .58%         .52%       .60%       .62%
ALLOWANCE FOR LOAN LOSSES
   AS A % OF NON-PERFORMING
   LOANS ....................      394.32%     364.20%     344.54%    312.76%      353.76%      428.79%    360.62%    378.38%
ALLOWANCE FOR LOAN LOSSES
   AND OTHER REAL ESTATE AS
   A % OF NON-PERFORMING
   ASSETS ...................      291.69%     274.54%     238.03%    225.01%      238.65%      263.26%    234.30%    235.10%
ACCRUING LOANS PAST DUE
   90 DAYS OR MORE ..........   $  34,056   $  32,382   $  29,859   $  25,824    $  27,018   $  24,001  $  20,685   $  19,771
                                =========   =========   =========   =========    =========   =========  =========   =========

HUNTINGTON BANCSHARES INCORPORATED
------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                       1996                                             1995
(in thousands of dollars,
 except per share amounts)           IVQ       III Q        II Q         I Q         IV Q       III Q        II Q         I Q
------------------------------  ----------------------------------------------   -----------------------------------------------
TOTAL INTEREST INCOME ........  $  382,667  $ 378,422   $ 375,079   $  374,296   $ 381,437   $ 377,859   $ 360,203    $ 342,397
TOTAL INTEREST EXPENSE .......     189,555    186,721     185,786      189,578     199,551     191,281     180,313      166,188
                                ----------  ---------   ---------   ----------   ---------   ---------   ---------    ---------
NET INTEREST INCOME ..........     193,112    191,701     189,293      184,718     181,886     186,578     179,890      176,209
Provision for loan losses.....      21,134     20,250      11,843       11,823      12,139       7,187       4,787        4,608
                                ----------  ---------   ---------   ----------   ---------   ---------   ---------    ---------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES .     171,978    171,451     177,450      172,895     169,747     179,391     175,103      171,601
                                ----------  ---------   ---------   ----------   ---------   ---------   ---------    ---------
Service charges on
   deposit accounts...........      23,418     23,342      23,132       22,461      21,008      21,109      20,487       22,514
Mortgage banking..............       8,492      9,680       7,976        8,877       9,752       8,274       6,613        9,573
Trust services................       8,461      8,432       8,324        8,793       7,424       7,312       7,586        8,055
Credit card fees..............       5,034      4,092       8,544        4,836       5,450       4,669       4,399        3,945
Securities gains..............       4,240      6,173         200        7,090         302       2,315       6,379           60
Investment product sales......       3,000      2,694       3,286        3,239       2,292       2,159       1,971        1,699
Electronic banking fees.......       3,532      2,988       2,172        1,666       1,740       1,270       1,068          954
Other.........................      10,450     13,627      13,542       11,200      18,830      12,692      10,021       11,087
                                ----------  ---------   ---------   ----------   ---------   ---------   ---------    ---------
TOTAL NON-INTEREST INCOME ....      66,627     71,028      67,176       68,162      66,798      59,800      58,524       57,887
                                ----------  ---------   ---------   ----------   ---------   ---------   ---------    ---------
Salaries......................      58,083     58,475      56,776       55,819      54,695      54,391      54,974       56,108
Commissions...................       3,441      3,117       3,480        3,607       3,149       3,074       1,932        1,688
Employee benefits.............      10,952     13,858      14,801       17,216      12,752      13,958      15,419       15,661
Net occupancy.................      10,232     10,602      10,835       10,874      10,459      10,039      10,079       10,686
Equipment.....................      11,578     10,670      10,267        9,614       9,406       9,470       9,593        9,802
Credit card and electronic
  banking.....................       3,659      4,255       4,023        3,572       3,695       3,398       3,196        3,118
Printing and supplies.........       3,967      3,712       4,164        3,495       3,705       3,508       3,362        3,572
Advertising...................       2,685      2,845       4,052        2,865       2,179       3,149       2,912        3,031
Legal and loan collection.....       3,658      2,000       2,498        1,894       2,758       1,857       1,905        2,123
FDIC insurance................        (298)       332         679          519       1,820         151       6,549        6,536
Other.........................      29,449     31,712      33,891       34,021      32,646      34,451      31,131       32,316
                                ----------  ---------   ---------   ----------   ---------   ---------   ---------    ---------
TOTAL NON-INTEREST EXPENSE ...     137,406    141,578     145,466      143,496     137,264     137,446     141,052      144,641
                                ----------  ---------   ---------   ----------   ---------   ---------   ---------    ---------
INCOME BEFORE INCOME TAXES ...     101,199    100,901      99,160       97,561      99,281     101,745      92,575       84,847
Provision for income taxes....      33,474     34,438      34,072       34,736      33,752      35,808      34,414       29,985
                                ----------  ---------   ---------   ----------   ---------   ---------   ---------    ---------
NET INCOME ...................  $   67,725  $  66,463   $  65,088   $   62,825   $  65,529   $  65,937   $  58,161    $  54,862
                                ==========  =========   =========   ==========   =========   =========   =========    =========

PER COMMON SHARE(1)
   Net income.................        $.47       $.46        $.45         $.42        $.45        $.44        $.38         $.35
   Cash dividends declared....        $.20       $.20        $.18         $.18        $.18        $.18        $.17         $.17

FULLY TAX EQUIVALENT MARGIN:
Net Interest Income...........   $ 193,112  $ 191,701   $ 189,293   $  184,718   $ 181,886   $ 186,578   $ 179,890    $ 176,209
Tax Equivalent Adjustment(2) .       1,210      1,204       1,319        1,368       1,523       1,635       1,723        1,885
                                ----------  ---------   ---------   ----------   ---------   ---------   ---------    ---------
Tax Equivalent Net Interest
 Income                         $  194,322  $ 192,905   $ 190,612   $  186,086   $ 183,409   $ 188,213   $ 181,613    $ 178,094
                                ==========  =========   =========   ==========   =========   =========   =========    =========



(1) Adjusted for the ten percent stock dividend distributed July 31, 1996.
(2) Calculated assuming a 35% tax rate.

To The Board Of Directors And Shareholders
Huntington Bancshares Incorporated

     We have audited the accompanying consolidated balance sheets of Huntington Bancshares Incorporated and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Huntington Bancshares Incorporated and Subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




Columbus, Ohio
January 15, 1997


                                       /s/ Ernst & Young LLP

HUNTINGTON BANCSHARES INCORPORATED
-----------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                           DECEMBER 31,             1996                     1995
                                                                                        ------------             ------------
ASSETS
Cash and due from banks.........................................................        $    915,636             $    860,958
Interest bearing deposits in banks..............................................               1,704                  284,393
Trading account securities......................................................               1,873                   12,924
Federal funds sold and securities purchased under resale agreements.............               8,116                  197,531
Mortgages held for sale.........................................................             119,202                  159,705
Securities available for sale-- at fair value  .................................           4,743,933                4,721,144
Investment securities-- fair value $61,107 and $69,196, respectively............              60,444                   67,604
Total loans.....................................................................          14,260,747               13,261,667
   Less allowance for loan losses...............................................             199,058                  194,456
                                                                                        ------------             ------------
Net loans.......................................................................          14,061,689               13,067,211
                                                                                        ------------             ------------
Premises and equipment..........................................................             311,793                  296,465
Customers' acceptance liability.................................................              56,248                   56,926
Accrued income and other assets.................................................             570,875                  529,737
                                                                                        ------------             ------------
TOTAL ASSETS ...................................................................        $ 20,851,513             $ 20,254,598
                                                                                        ============             ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits
   Non-interest bearing.........................................................        $  2,463,442             $  2,088,074
   Interest bearing.............................................................           2,586,695                2,772,845
Savings deposits................................................................           2,624,383                2,207,378
Certificates of deposit of $100,000 or more.....................................             928,927                  909,403
Other domestic time deposits....................................................           4,371,994                4,384,949
Foreign time deposits...........................................................             410,450                  273,933
                                                                                        ------------             ------------
   Total deposits...............................................................          13,385,891               12,636,582
                                                                                        ------------             ------------
Short-term borrowings...........................................................           3,944,703                3,514,773
Bank acceptances outstanding....................................................              56,248                   56,926
Long-term debt..................................................................           1,556,326                2,103,024
Accrued expenses and other liabilities..........................................             396,831                  424,428
                                                                                        ------------             ------------
   Total Liabilities............................................................          19,339,999               18,735,733
                                                                                          ==========               ==========

Shareholders' equity
   Preferred stock -- authorized 6,617,808 shares; none outstanding
   Common stock -- without par value; authorized 300,000,000 shares;
      issued and outstanding-- 151,884,156 and 141,402,769 shares, respectively.           1,264,664                1,056,209
   Less 9,284,844 and 8,351,978 treasury shares, respectively...................            (204,634)                (180,632)
   Capital surplus..............................................................             237,348                  235,802
   Net unrealized (losses) gains on securities available for sale...............             (14,569)                  40,972
   Retained earnings............................................................             228,705                  366,514
                                                                                        ------------             ------------
   Total Shareholders' Equity...................................................           1,511,514                1,518,865
                                                                                        ------------             ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .....................................        $ 20,851,513             $ 20,254,598
                                                                                        ============             ============

See notes to consolidated financial statements.

                                              HUNTINGTON BANCSHARES INCORPORATED
                                 -----------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars, except per share amounts)
                                          YEAR ENDED DECEMBER 31,         1996                   1995                    1994
                                                                     ------------           -----------            -----------
Interest and fee income
   Loans.........................................................    $  1,193,896           $ 1,156,446            $   975,604
   Securities....................................................         304,794               289,732                212,257
   Other.........................................................          11,774                15,718                 31,860
                                                                     ------------           -----------            -----------
      TOTAL INTEREST INCOME .....................................       1,510,464             1,461,896              1,219,721
                                                                     ------------           -----------            -----------
Interest expense
   Deposits......................................................         459,514               425,631                294,780
   Short-term borrowings.........................................         178,721               212,110                106,646
   Long-term debt................................................         113,405                99,592                 62,245
                                                                     ------------           -----------            -----------
      TOTAL INTEREST EXPENSE ....................................         751,640               737,333                463,671
                                                                     ------------           -----------            -----------
      NET INTEREST INCOME .......................................         758,824               724,563                756,050
                                                                     ------------           -----------            -----------
Provision for loan losses........................................          65,050                28,721                 15,284
                                                                     ------------           -----------            -----------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES .......         693,774               695,842                740,766
                                                                     ------------           -----------            -----------
Total non-interest income .......................................         272,993               243,009                213,865
Total non-interest expense ......................................         567,946               560,403                588,157
                                                                     ------------           -----------            -----------
      INCOME BEFORE INCOME TAXES ................................         398,821               378,448                366,474
Provision for income taxes.......................................         136,720               133,959                123,881
                                                                     ------------           -----------            -----------
      NET INCOME ................................................    $    262,101           $   244,489            $   242,593
                                                                     ============           ===========            ===========

PER COMMON SHARE(1)
   Net income....................................................           $1.80                 $1.62                  $1.62
   Cash dividends declared.......................................            $.76                  $.70                   $.62
AVERAGE COMMON SHARES OUTSTANDING(1) ............................     145,957,137           151,385,467            149,830,736

See notes to consolidated financial statements.
(1) Restated for the ten percent stock dividend distributed July 31, 1996.

HUNTINGTON BANCSHARES INCORPORATED
-----------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)                                               Net Unrealized
                                Common       Common    Treasury   Treasury     Capital  Gains (Losses)  Retained
                                 Shares        Stock    Shares     Stock      Surplus   on Securities   Earnings      Total
                               ------------------------------------------------------------------------------------------------
BALANCE-- JANUARY 1, 1994......  104,411   $  902,107    (608)   $ (15,290)   $ 216,168              $   221,652  $ 1,324,637
Change in accounting method
   for securities..............                                                             $65,548        1,624       67,172
Stock issued for acquisition...      573        9,842   1,318       24,984       (2,026)                               32,800
Net income.....................                                                                          242,593      242,593
Cash dividends declared
   ($.62 per share)............                                                                          (93,176)     (93,176)
Stock options exercised........                           290        6,625          775                   (5,669)       1,731
Five-for-four stock split......   26,088                 (160)
Treasury shares purchased......                        (3,537)    (73,634)                                            (73,634)
Treasury shares sold:
   Shareholder dividend
     reinvestment plan.........                         1,159       26,635           30                   (2,151)      24,514
   Employee benefit plans......                           633       14,103          137                     (589)      13,651
Conversion of convertible notes       48          369                                                                     369
Change in net unrealized gains
   (losses) on securities
   available for sale                                                                      (128,837)                 (128,837)
                                 -------   ----------    ----    ---------    ---------     -------  -----------  -----------
BALANCE-- DECEMBER 31, 1994 ...  131,120      912,318    (905)     (16,577)     215,084     (63,289)     364,284    1,411,820
                                 -------   ----------    ----    ---------    ---------     -------  -----------  -----------
Stock issued for acquisitions..    3,510        3,434                            20,061        (985)       8,474       30,984
Net income.....................                                                                          244,489      244,489
Cash dividends declared
   ($.70 per share)............                                                                         (106,493)    (106,493)
Stock options exercised........                           231        4,155            7                   (2,809)       1,353
5% stock dividend..............    6,732      140,146     (45)                                          (140,272)        (126)
Treasury shares purchased......                        (9,625)    (204,645)                                          (204,645)
Treasury shares sold:
   Shareholder dividend
     reinvestment plan.........                         1,553       28,609          437                   (1,114)      27,932
   Employee benefit plans......                           439        7,826          213                      (45)       7,994
Conversion of convertible notes       41          311                                                                     311
Change in net unrealized gains
   (losses) on securities
   available for sale                                                                       105,246                   105,246
                                 -------   ----------    ----    ---------    ---------    --------  -----------  -----------
BALANCE-- DECEMBER 31, 1995 ...  141,403    1,056,209  (8,352)    (180,632)     235,802      40,972      366,514    1,518,865
                                 -------   ----------    ----    ---------    ---------    --------  -----------  -----------
Stock issued for acquisition...                         4,733      102,760        5,037                               107,797
Net income.....................                                                                          262,101      262,101
Cash dividends declared
   ($.76 per share)............                                                                         (111,120)    (111,120)
Stock options exercised........                           284        5,385       (4,318)                                1,067
10% stock dividend.............   10,431      208,110   2,837       78,030        2,444                 (288,790)        (206)
Treasury shares purchased......                       (10,419)   (246,341)       (2,819)                             (249,160)
Treasury shares sold:
   Shareholder dividend
     reinvestment plan.........                         1,405       31,189          805                                31,994
   Employee benefit plans......                           227        4,975          397                                 5,372
Conversion of convertible notes       50          345                                                                     345
Change in net unrealized gains
   (losses) on securities
   available for sale                                                                       (55,541)                  (55,541)
                                 -------   ----------    ----    ---------    ---------    --------     --------  -----------
BALANCE-- DECEMBER 31, 1996 ...  151,884   $1,264,664  (9,285)   $(204,634)   $ 237,348    ($14,569)    $228,705  $ 1,511,514
                                 =======   ==========  ======    =========    =========    ========     ========  ===========

See notes to consolidated financial statements.

                                              HUNTINGTON BANCSHARES INCORPORATED
                                 -----------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                    Year Ended December 31,         1996                 1995                1994
                                                                       -------------         -----------         ------------
OPERATING ACTIVITIES
   Net Income......................................................    $     262,101         $   244,489         $   242,593
   Adjustments to reconcile net income to net cash
     provided by operating activities
       Provision for loan losses...................................           65,050              28,721              15,284
       Provision for depreciation and amortization.................           85,639              68,763              84,215
       Deferred income tax expense ................................           30,577              26,694              57,329
       Decrease (increase) in trading account securities...........           11,051              (3,497)             12,537
       Decrease (increase) in mortgages held for sale..............           40,503             (20,708)            893,341
       Gain on sale of subsidiary..................................               --              (8,939)                 --
       Net gains on sales of securities............................          (17,703)             (9,056)             (2,594)
       Decrease (increase) in accrued income receivable............            7,036             (23,331)               (247)
       Net increase in other assets................................          (48,541)            (37,053)            (59,397)
       (Decrease) increase in accrued expenses.....................          (19,863)            112,963             (22,033)
       Net increase (decrease) in other liabilities................            1,506                 879             (46,649)
                                                                       -------------         -----------         ------------
           NET CASH PROVIDED BY OPERATING ACTIVITIES ..............          417,356             379,925           1,174,379
                                                                       -------------         -----------         ------------

INVESTING ACTIVITIES
   Decrease (increase) in interest bearing deposits in banks.......          282,889            (281,334)              9,551
   Proceeds from:
     Maturities and calls of investment securities.................           23,763              82,082              86,027
     Maturities and calls of securities available for sale.........          381,208             216,878             317,031
     Sales of securities available for sale........................        2,715,130           2,653,545           2,316,843
   Purchases of:
     Investment securities.........................................           (4,000)             (2,660)           (230,676)
     Securities available for sale.................................       (2,850,892)         (3,719,144)         (2,146,362)
   Proceeds from sales of loans....................................          110,737             306,105                  --
   Net loan originations, excluding sales .........................       (1,060,446)         (1,267,185)         (1,187,428)
   Proceeds from disposal of premises and equipment................            1,664               2,902               1,200
   Purchases of premises and equipment.............................          (39,654)            (33,429)            (25,938
   Proceeds from sales of other real estate........................           18,627              30,133              44,484
   Net cash received from purchase/sale of subsidiaries............              631             165,803               2,670
                                                                       -------------         -----------         ------------
           NET CASH USED FOR INVESTING ACTIVITIES .................         (420,343)         (1,846,304            (812,598)
                                                                       -------------         -----------         ------------

FINANCING ACTIVITIES
   Increase (decrease) in total deposits...........................          318,978             397,675            (240,219)
   Increase (decrease) in short-term borrowings..................            415,888             620,369            (303,287)
   Proceeds from issuance of long-term debt........................          870,698           1,095,220             475,000
   Payment of long-term debt.......................................       (1,417,280)           (206,166)            (26,415)
   Dividends paid on common stock..................................         (109,307)           (105,520)            (87,545)
   Acquisition of treasury stock...................................         (249,160)           (204,645)            (73,634)
   Proceeds from issuance of treasury stock........................           38,433              37,279              39,896
                                                                       -------------         -----------         ------------
           NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES ...         (131,750)          1,634,212            (216,204)
                                                                       -------------         -----------         ------------
           CHANGE IN CASH AND CASH EQUIVALENTS ....................         (134,737)            167,833             145,577
           CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .........        1,058,489             890,656             745,079
                                                                       -------------         -----------         ------------
           CASH AND CASH EQUIVALENTS AT END OF YEAR ...............    $     923,752         $ 1,058,489         $   890,656
                                                                       =============         ===========         ===========

NOTE: Huntington made interest payments of $756,763, $667,712 and $451,694 in 1996, 1995, and 1994, respectively. Federal income tax payments were $102,809 in 1996, $100,039 in 1995, and $97,775 in 1994.


See notes to consolidated financial statements.

1996 ANNUAL REPORT TO SHAREHOLDERS


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

   On January 1, 1996, Huntington adopted Financial Accounting Standards Board
(FASB) Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (FAS 121). The statement prescribes the accounting for the impairment of long-lived assets and goodwill related to those assets. The new rules specify when assets should be reviewed for impairment, how to determine whether an asset or group of assets is impaired, how to measure an impairment loss, and what financial statement disclosures are necessary. Also prescribed is the accounting for long-lived assets and identifiable intangibles that a company plans to dispose of, other than those that are a part of a discontinued operation. Any impairment of a long-lived asset resulting from management's review is to be recognized as a component of non-interest expense. The adoption of FAS 121 did not have a material effect on Huntington's consolidated financial statements.

   In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (FAS 125). The standard provides that, following a transfer of financial assets, an entity is to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. The Statement is effective for transactions occurring after December 31, 1996. The FASB also subsequently issued FAS No. 127 that delayed until January 1, 1998, the effective date of certain provisions of FAS 125. Transactions subject to the later effective date include securities lending, repurchase agreements, dollar rolls, and similar secured financing arrangements. Application of the new rules is not expected to have a material impact on Huntington's consolidated financial statements.

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

   LOANS: Loans are stated at the principal amount outstanding, net of unearned discount. Interest income on loans is primarily accrued based on principal amounts outstanding. Income from lease financing is recognized on a basis to achieve a constant periodic rate of return on the outstanding investment. The accrual of interest income is discontinued when the collection of principal, interest, or both is doubtful. When interest accruals are suspended, interest income accrued in the current period is generally reversed. Huntington uses the cost recovery method in accounting for cash received on non-accrual loans. Under this method, cash receipts are applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income.

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

   The portion of the allowance for loan losses related to impaired loans (non-accruing and restructured credits, exclusive of smaller, homogeneous loans) is based on discounted cash flows using the loans initial effective interest rate or the fair value of the collateral for collateral-dependent loans.

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

   Capitalized mortgage servicing rights are evaluated for impairment based on the fair value of those rights, using a disaggregated approach. Mortgage servicing rights are amortized on an accelerated basis over the estimated period of net servicing revenue.

   PURCHASE BUSINESS COMBINATIONS: Net assets of entities acquired in transactions accounted for under the purchase method of accounting are recorded at estimated fair value at the date of acquisition. The excess of cost over the fair value of net assets acquired (goodwill) is being amortized over periods generally up to 25 years. Core deposits and other identifiable acquired intangible assets are amortized on an accelerated basis over their estimated useful lives.

   OFF-BALANCE SHEET FINANCIAL INSTRUMENTS: Huntington uses certain off-balance sheet financial instruments, principally interest rate swaps, in connection with its asset/liability management activities. Purchased interest rate options (including caps and floors), futures, and forwards are also used to manage interest rate risk. Provided these instruments meet specific criteria, they are considered hedges and accounted for under the accrual or deferral methods, as more fully discussed below. Off-balance sheet financial instruments that do not meet the required criteria are carried on the balance sheet at fair value with realized and unrealized changes in that value recognized in earnings. Similarly, if the hedged item is sold or its outstanding balance otherwise declines below that of the related hedging instrument, the off-balance sheet product (or applicable excess portion thereof) is marked-to-market and the resulting gain or loss is included in earnings.

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

   EARNINGS PER SHARE: Per common share amounts have been calculated based upon the weighted average number of common shares outstanding in each period, as adjusted for the ten percent stock dividend distributed July 31, 1996. The dilutive effects of unexercised stock options are not significant.

2. SECURITIES AVAILABLE FOR SALE

   Amortized cost, unrealized gains and losses, and fair values of securities available for sale as of December 31, 1996, and 1995 were:

----------------------------------------------------------------------
                                      Unrealized
                                    --------------
                        Amortized   Gross   Gross      Fair
(in thousands of dollars)   Cost    Gains   Losses     Value
----------------------------------------------------------------------
AT DECEMBER 31, 1996
U.S. Treasury...........$  609,200 $ 1,052 $ 13,907  $  596,345
Federal Agencies
  Mortgage-backed
   securities........... 1,281,146   4,008   12,743   1,272,411
  Other agencies........ 2,427,975  10,354   12,139   2,426,190
                        ---------- ------- --------  ----------
  Total U.S. Treasury
      and Federal
      Agencies.......... 4,318,321  15,414   38,789   4,294,946
Other securities........   448,527   3,101    2,641     448,987
                        ---------- ------- --------  ----------
  Total securities
      available for
      sale............. $4,766,848 $18,515 $ 41,430  $4,743,933
                        ========== ======= ========  ==========

















AT DECEMBER 31, 1995
U.S. Treasury...........$  567,088 $ 5,453 $  2,663  $  569,878
Federal Agencies
  Mortgage-backed
   securities...........   882,855  18,115      111     900,859
  Other agencies........ 2,726,471  33,814    2,852   2,757,433
                        ---------- ------- --------  ----------
  Total U.S. Treasury
      and Federal
      Agencies.......... 4,176,414  57,382    5,626   4,228,170
Other securities........   481,130  13,327    1,483     492,974
                        ---------- ------- --------  ----------
  Total securities
     available for sale.$4,657,544 $70,709 $  7,109  $4,721,144
                        ========== ======= ========  ==========


   Amortized cost and fair values by contractual maturity at December 31, 1996 and 1995 were:
----------------------------------------------------------------------
                                       Amortized     Fair
(in thousands of dollars)                   Cost    Value
----------------------------------------------------------------------

AT DECEMBER 31, 1996
Under 1 year......................    $  129,463  $  130,155
1-5 years.........................     2,423,710   2,421,222
6-10 years........................     1,336,501   1,318,191
Over 10 years.....................       868,694     867,136
Marketable equity securities......         8,480       7,229
                                      ----------  ----------
   Total..........................    $4,766,848  $4,743,933
                                      ==========  ==========

AT DECEMBER 31, 1995
Under 1 year......................    $  238,329  $  240,713
1-5 years.........................     2,289,209   2,322,765
6-10 years........................     1,340,200   1,360,798
Over 10 years.....................       781,447     789,868
Marketable equity securities......         8,359       7,000
                                      ----------  ----------
   Total..........................    $4,657,544  $4,721,144
                                      ==========  ==========

  Proceeds from sales of securities available for sale were $2.7 billion in both 1996 and 1995, and $2.3 billion in 1994. Gross gains of $24.7 million, $12.5 million, and $15.2 million were realized in 1996, 1995, and 1994, respectively. Gross losses totaled $7.0 million in 1996, $3.5 million in 1995, and $12.7 million in 1994.

1996 ANNUAL REPORT TO SHAREHOLDERS

3. INVESTMENT SECURITIES

   Amortized cost, unrealized gains and losses, and fair values of investment securities as of December 31, 1996 and 1995 were:

-------------------------------------------------------------------------
                                       Unrealized
                                       ----------
                           Amortized Gross    Gross     Fair
(in thousands of dollars)     Cost   Gains   Losses    Value
-------------------------------------------------------------------------
AT DECEMBER 31, 1996
U.S. Treasury............ $   156      --       --  $   156
States and political
  subdivisions...........  60,288  $  996   $  333   60,951
                          -------  ------   ------  -------
  Total investment
    securities..........  $60,444  $  996   $  333  $61,107
                          =======  ======   ======  =======

AT DECEMBER 31, 1995
U.S. Treasury............ $   156      --       --  $   156
States and political
  subdivisions...........  67,448  $1,704   $  112   69,040
                          -------  ------   ------  -------
  Total investment
    securities........... $67,604  $1,704   $  112  $69,196
                          =======  ======   ======  =======

     Amortized cost and fair values by contractual maturity at
December 31, 1996 and 1995 were:
-------------------------------------------------------------------------
                                       Amortized     Fair
(in thousands of dollars)                 Cost      Value
-------------------------------------------------------------------------
AT DECEMBER 31, 1996
Under 1 year......................    $ 13,875     $ 13,955
1-5 years.........................      22,439       22,862
6-10 years........................      20,143       20,304
Over 10 years.....................       3,987        3,986
                                      --------     --------
   Total..........................    $ 60,444     $ 61,107
                                      ========     ========

AT DECEMBER 31, 1995
Under 1 year......................    $ 27,340     $ 27,592
1-5 years.........................      23,793       24,652
6-10 years........................      12,638       13,040
Over 10 years.....................       3,833        3,912
                                      --------     --------
   Total..........................    $ 67,604     $ 69,196
                                      ========     ========

-------------------------------------------------------------------------


4. LOANS

   At December 31, 1996, and 1995, loans were comprised of the following:

-------------------------------------------------------------------------

(in thousands of dollars)                1996           1995
-------------------------------------------------------------------------

Commercial........................  $ 4,462,636  $ 4,260,561
Real estate
   Construction...................      473,970      367,889
   Commercial                         1,617,078    1,578,891
   Residential                        1,120,800    1,176,715
Consumer
   Loans..........................    5,403,616    5,094,036
   Leases.........................    1,182,647      783,575
                                    -----------  -----------
      Total loans.................  $14,260,747  $13,261,667
                                    ===========  ===========

     Huntington's subsidiaries have granted loans to its officers, directors, and their associates. Such loans were made in the ordinary course of business at the banking subsidiaries' normal credit terms, including interest rate and collateralization, and do not represent more than the normal risk of collection. These loans to related parties are summarized below:

5. ALLOWANCE FOR LOAN LOSSES
   A summary of the transactions in the allowance for loan losses for the three years ended December 31 follows:

-------------------------------------------------------------------------

(in thousands of dollars)         1996       1995      1994
-------------------------------------------------------------------------
Balance, beginning of year..   $194,456   $200,492  $211,835
Allowance  acquired/other...      1,907      6,827     1,393
Loan losses.................    (81,089)   (55,568)  (46,122)
Recoveries of loans previously
    charged off.............     18,734     13,984    18,102
Provision for loan losses...     65,050     28,721    15,284
                               --------   --------  --------
Balance, end of year........   $199,058   $194,456  $200,492
                               ========   ========  ========

   Approximately $20.7 million and $27.1 million of non-performing loans presented in of Management's Discussion and Analysis are considered impaired (as defined in FASB Statement No. 114) at December 31, 1996 and 1995, respectively. Included in these amounts are $11.1 million and $20.0 million of impaired loans for which the related allowance for loan losses is $4.5 million and $7.3 million at December 31, 1996 and 1995. Principally as a result of write-downs, $9.6 million and $7.1 million of impaired loans do not have an allowance for loan losses. The average recorded investment in impaired loans during the years ended December 31, 1996 and 1995, was approximately $23.4 million and $26.0 million, respectively.

-------------------------------------------------------------------------

6. PREMISES AND EQUIPMENT
   At December 31, 1996 and 1995, premises and equipment stated at cost were comprised of the following:

-------------------------------------------------------------------------
(in thousands of dollars)                  1996         1995
-------------------------------------------------------------------------
Land..............................     $ 45,508     $ 47,353
Buildings.........................      239,528      222,942
Leasehold improvements............       85,137       80,987
Equipment.........................      282,119      265,607
                                       --------     --------
   Total premises and equipment...      652,292      616,889
Less accumulated depreciation
   and amortization...............      340,499      320,424
                                       --------     --------
Net premises and equipment........     $311,793     $296,465
                                       ========     ========


   Depreciation and amortization charged to expense and rental income credited to occupancy expense were as follows:

-------------------------------------------------------------------------

(in thousands of dollars)          1996      1995      1994
-------------------------------------------------------------------------
Occupancy expense...............  $12,751   $11,795  $11,382
Equipment expense...............   20,153    17,555   16,588
                                  -------   -------  -------
 Total depreciation and
  amortization                    $32,904   $29,350  $27,970
                                  =======   =======  =======
Rental income credited to
   occupancy expense............  $11,916   $11,447  $11,798
                                  =======   =======  =======

-------------------------------------------------------------------------

7. SHORT-TERM BORROWINGS

   At December 31, 1996 and 1995, short-term borrowings were comprised of the following:

-------------------------------------------------------------------------
(in thousands of dollars)                  1996        1995
-------------------------------------------------------------------------
Federal funds purchased and
   securities sold under agreements
   to repurchase...................  $3,230,902   $2,854,142
Medium-term notes with original
   maturities of less than one year
   Parent company..................     140,000       80,000
   Subsidiary bank.................     505,300      494,000
Commercial paper...................      37,418       69,096
Other..............................      31,083       17,535
                                     ----------   ----------
Total short-term borrowings........  $3,944,703   $3,514,773
                                     ==========   ==========


   Information concerning securities sold under agreements to repurchase is summarized as follows:

-------------------------------------------------------------------------
(in thousands of dollars)               1996         1995
-------------------------------------------------------------------------
Average balance during the year..... $1,102,063    $843,598
Average interest rate during
 the year...........................       4.46%       4.51%
Maximum month-end balance during
 the year........................... $1,302,007    $945,241

   Commercial paper is issued by Huntington Bancshares Financial Corporation, a non-bank subsidiary, with principal and interest guaranteed by Huntington Bancshares Incorporated (Parent Company).

   Huntington has the ability to borrow under a line of credit totaling $200 million to support commercial paper borrowings or other short-term working capital needs. Under the terms of agreement, a quarterly fee must be paid and there are no compensating balances required. The line is cancelable, by Huntington, upon written notice and terminates August 23, 2000. There were no borrowings under the line in 1996 or 1995.

  Securities pledged to secure public or trust deposits, repurchase agreements, and for other purposes were $1.9 billion and $1.5 billion at December 31, 1996 and 1995, respectively.























8. LONG-TERM DEBT

At December 31, 1996 and 1995, long-term debt was comprised of the following:

(in thousands of dollars)                   1996       1995
-------------------------------------------------------------------------
Subordinated notes, 7 5/8%, maturing in
   2003, face value $150,000 at
   December 31, 1996 and 1995, net of
   discount............................$  149,587 $  149,518
Subordinated notes, 7 7/8%, maturing in
   2002, face value $150,000 at
   December 31, 1996 and 1995, net of
   discount............................   149,249    149,121
Subordinated notes, 6 3/4%, maturing in
   2003, face value $100,000 at
   December 31, 1996 and 1995, net of
   discount............................    99,786     99,753
Medium-term notes with original
   maturities greater than one year
   Parent company (maturing through
   1999)...............................   180,000     95,000
   Subsidiary bank (maturing through
   2001)...............................   935,000  1,510,000
Federal Home Loan Bank notes
   maturing through 1997...............    42,000     99,000
Other..................................       704        632
                                       ---------- ----------
Total long-term debt...................$1,556,326 $2,103,024
                                       ========== ==========


PARENT COMPANY OBLIGATIONS:

   The 7 7/8% Notes are not redeemable prior to maturity in 2002, and do not provide for any sinking fund. Interest rate swaps were used by Huntington to convert the Notes to a variable interest rate. At December 31, 1996, the effective interest rate on the synthetically altered Notes was 6.13%.

   The Medium-term notes had weighted average interest rates of 5.92% and 5.85% at December 31, 1996 and 1995, respectively.

SUBSIDIARY OBLIGATIONS:

   The 7 5/8% Notes and the 6 3/4% Notes were both issued by The Huntington National Bank in 1993. Adjusted for the effects of interest rate swaps, the rates were 5.67% and 5.82% at December 31, 1996. These Notes are not redeemable prior to maturity in 2003, and do not provide for any sinking fund.

   The Medium-term bank notes had weighted average interest rates of 5.57% and 5.89% at December 31, 1996 and 1995, respectively. The stated interest rates on certain of these notes have also been modified by interest rate swaps. At December 31, 1996, the weighted average effective interest rate on the synthetically altered Medium-term bank notes was 5.70%.

   The Federal Home Loan Bank notes mature serially from February 1997 through November 1997, and had a weighted average interest rate of 6.78% and 6.41% at December 31, 1996 and 1995, respectively. These advances cannot be prepaid without penalty.

   The terms of Huntington's long-term debt obligations contain various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 1996, Huntington was in compliance with all such covenants.

   The following table summarizes the maturities of Huntington's long-term debt.

-------------------------------------------------------------------------

      Year                     (in thousands of dollars)
-------------------------------------------------------------------------
      1997..................................   $  617,307
      1998..................................      230,019
      1999..................................       35,021
      2000..................................       25,022
      2001..................................      250,023
      2002 and thereafter...................      400,312
                                               ----------
                                                1,557,704
      Discount..............................       (1,378)
                                               ----------
      Total                                    $1,556,326
                                               ==========

1996 ANNUAL REPORT TO SHAREHOLDERS

9. OPERATING LEASES

   At December 31, 1996, Huntington and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options, and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses, or proportionately adjusted for increases in the consumer or other price indices.

   The following summary reflects the future minimum rental payments, by year, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1996.

-------------------------------------------------------------------------
Year                                     (in thousands of dollars)
-------------------------------------------------------------------------
1997............................................   $ 19,619
1998............................................     16,689
1999............................................     15,291
2000............................................     16,242
2001............................................     16,041
2002 and thereafter.............................     96,388
                                                   --------
Total Minimum Payments..........................   $180,270
                                                   ========

   Total minimum lease payments have not been reduced by minimum sublease rentals of $60.5 million due in the future under noncancelable subleases. The rental expense for all operating leases, except those with terms of a month or less, was $23.0 million for 1996, compared with $23.6 million in 1995 and $23.8 million in 1994.

-------------------------------------------------------------------------

10.   Off-Balance Sheet Transactions

      In the normal course of business, Huntington is party to financial instruments with varying degrees of credit and market risk in excess of the amounts reflected as assets and liabilities in the consolidated balance sheet. Loan commitments and letters of credit are commonly used to meet the financing needs of customers, while interest rate swaps, purchased options, futures, and forwards are an integral part of Huntington's asset/liability management activities. To a much lesser extent, various financial instrument agreements are entered into to assist customers in managing their exposure to interest rate fluctuations. These customer agreements, for which Huntington counters interest rate risk through offsetting third party contracts, are considered trading activities.

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

   Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contract provisions. At December 31, 1996, Huntington's credit risk from these off-balance sheet arrangements, including trading activities, was approximately $70.9 million.

   The contract or notional amount of financial instruments with off-balance sheet risk at December 31, 1996 and 1995, is presented in the following table:





















-------------------------------------------------------------------------
(in millions of dollars)                    1996      1995
-------------------------------------------------------------------------
CONTRACT AMOUNT REPRESENTS CREDIT RISK
   Commitments to extend credit
     Commercial..........................  $2,908    $2,857
     Consumer............................   2,826     2,561
     Other...............................     334       360
   Standby letters of credit ............     557       424
   Commercial letters of credit..........      91       143
NOTIONAL AMOUNT EXCEEDS CREDIT RISK
   Asset/liability  management  activities
     Interest rate swaps.................   2,818     4,507
     Purchased interest rate options.....     635       600
     Interest rate forwards and futures..     163       231
   Trading  activities
     Interest rate swaps.................     298       284
     Interest rate options...............     153       169
     Interest rate futures...............      50        --

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

   Standby letters of credit are conditional commitments issued by Huntington to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. Approximately 38% of standby letters of credit are collateralized, and approximately 87% are expected to expire without being drawn upon.

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

-------------------------------------------------------------------------

11.   STOCK OPTIONS

      Huntington sponsors non-qualified and incentive stock option plans covering key employees. Approximately 16.3 million shares have been authorized under the plans, 8.1 million of which were available at December 31, 1996 for future grants. All options granted have a maximum term of 10 years. Options granted on or after May 18, 1994, vest ratably over four years; all grants preceding this date became fully exercisable after one year.

   Huntington has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation", requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of Huntington's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   Huntington's stock option activity and related information for the periods ended December 31, 1996, and December 31, 1995, is summarized below:

                          December 31, 1996  December 31, 1995
                          -----------------  -----------------
                                   Weighted          Weighted
                                    Average          Average
                          Options  Exercise Options  Exercise
                         (in 000's) Price  (in 000's) Price
                         ---------- -----  ---------- -----
Outstanding at
   beginning  of period     3,395  $14.05    3,046  $12.58
Granted................       763   22.04      766   17.22
Exercised..............      (761)  12.32     (388)   8.48
Forfeited/Expired......       (46)  17.83      (29)  17.86
                            -----            -----
Outstanding at end
   of period...........     3,351  $16.21    3,395  $14.05
                            =====            =====
Exercisable at end of
   period                   1,749  $13.12    2,101  $11.95
                            =====            =====
Weighted average fair
   value of options
   granted during
   the year............            $ 6.07           $ 4.33

   Exercise prices for options outstanding as of December 31, 1996, ranged from $5.62 to $22.38. The weighted average remaining contractual life of these options is 7.2 years.

   The fair value of the options presented above was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1995, respectively: risk-free interest rates of 6.78% and 6.24%; dividend yields of 3.41% and 4.11%; volatility factors of the expected market price of Huntington's common stock of .280 and .294; and a weighted average expected option life of 6 years. Because the effect of applying the fair value method to Huntington's stock options results in net income and earnings per share that are not materially different from amounts reported in the consolidated statements of income, pro forma information has not been provided.

-------------------------------------------------------------------------

12.   LEGAL CONTINGENCIES

      In the ordinary course of business, there are various legal proceedings pending against Huntington and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not have a material adverse effect on Huntington's consolidated financial position.

-------------------------------------------------------------------------

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

      In 1996, Huntington changed from a December 31 to a September 30 measurement date for the valuation of its pension and other post-retirement benefit obligations. The change in measurement date had no effect on 1996 operating results.

      The following table reconciles the funded status of the pension plan at the applicable measurement dates with the amounts recognized in the consolidated balance sheet at December 31, 1996 and 1995.

-------------------------------------------------------------------------
(in thousands of dollars)                  1996      1995
-------------------------------------------------------------------------
Actuarial present value of benefit
  obligations:
   Vested benefit obligation........   $  81,561   $ 76,711
                                       =========   ========
   Accumulated benefit obligation...   $  86,859   $ 82,958
                                       =========   ========
Projected benefit obligation           $ 129,551   $128,642
Plan assets, at fair value..........     122,097    113,029
                                       ---------   --------
Projected benefit obligation in
   excess of plan assets............       7,454     15,613
Unrecognized transition asset,
   net of amortization .............       2,485      2,940
Unrecognized net gain ..............      26,027     14,223
Unrecognized prior service cost.....      (1,496)    (1,636)
                                       ---------   --------
Accrued pension cost................   $  34,470   $ 31,140
                                       =========   ========

1996 ANNUAL REPORT TO SHAREHOLDERS
------------------------------------------

13. EMPLOYEE BENEFIT PLANS (CONTINUED)

The following table shows the components of pension cost recognized in 1996, 1995, and 1994, and the assumptions used in determining the benefit liabilities and costs.

-------------------------------------------------------------------------
(in thousands of dollars)          1996       1995    1994
-------------------------------------------------------------------------
NET PENSION COST INCLUDED THE
FOLLOWING COMPONENTS
   Service cost--benefits earned
     during the period...........$  9,493  $  9,39  $10,604
   Interest cost on projected
     benefit obligation..........   9,196     8,242   7,923
   Net amortization and deferral.  (3,717)   15,574 (12,111)
   Actual (return) loss on plan
     assets......................  (6,271)  (24,247)  1,899
                                 --------  -------- -------
   Net pension expense...........$  8,701  $  8,968 $ 8,315
                                 ========  ======== =======
ACTUARIAL ASSUMPTIONS
   Discount rate used for
     benefit obligations.........   7.75%     7.50%    8.00%
   Rate of salary increases......   5.00%     5.00%    5.00%
   Long-term rate of return
     on assets...................   8.75%     8.75%    8.75%

   Huntington also sponsors an unfunded Supplemental Executive Retirement Plan, a non-qualified plan that provides certain key officers of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 1996 and 1995, the accrued pension cost for this plan totaled $9.4 million and $8.2 million, respectively. Pension expense for this plan was $1.3 million in both 1996 and 1995, and $1.2 million in 1994.

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

   Net periodic post-retirement benefit cost included the following components for the years ended December 31:

-------------------------------------------------------------------------
(in thousands of dollars)            1996     1995     1994
-------------------------------------------------------------------------
Service cost.....................$  1,072  $    970 $  1,458
Interest cost....................   2,708     2,534    2,853
Amortization of transition
 obligation......................   1,261     1,261    1,261
Net amortization and deferral....     500       397      722
                                 --------  --------  -------
Net periodic post-retirement
 benefit cost....................$  5,541  $  5,162  $ 6,294
                                 ========  ========  =======

   The following table sets forth the status of the post-retirement benefit obligation at December 31:

-------------------------------------------------------------------------
(in thousands of dollars)                        1996      1995
-------------------------------------------------------------------------
Accumulated post-retirement benefit
 obligation:
   Retirees........................            $18,800    $19,381
   Fully eligible active plan participants       5,008      6,309
   Other active plan participants..              7,691     10,109
                                               -------    -------
     Total accumulated post-retirement
         benefit obligation........             31,499     35,799
   Unrecognized net gain ..........              9,267      2,566
   Unrecognized prior service cost.             (5,003)    (5,503)
   Unrecognized transition obligation          (20,171)   (21,432)
   Benefits paid in fourth quarter.               (491)        --
                                               -------    -------
     Accrued post-retirement benefit cost      $15,101    $11,430
                                               =======    =======

   The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 7.75% and 7.5%, at September 30, 1996 and December 31, 1995, respectively. The 1997 health care cost trend rate was projected to be 10.00% for pre-65 participants and 8.50% for post-65 participants compared with estimates of 10.75% and 9.00% in 1996. These rates are assumed to decrease gradually until they reach 5.5% in the year 2004 and remain at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1996, by $1.5 million and the aggregate of the service and interest components of net periodic post-retirement benefit cost for 1996 by $187,000.

   Huntington has a contributory employee stock purchase plan available to eligible employees. Employee contributions of up to 6% of eligible compensation are matched 75% by Huntington. Huntington may also make additional matching contributions up to an additional 25% of employee contributions, at the discretion of the Board of Directors. Eligible employees may contribute in excess of 6% up to an additional 10% on an after tax basis. These additional contributions are not matched by Huntington. The cost of providing this plan was $8.0 million in 1996, $6.6 million in 1995, and $8.2 million in 1994.

-------------------------------------------------------------------------

14.   ACQUISITIONS

   Huntington acquired Peoples Bank of Lakeland (Lakeland), a $551 million commercial bank headquartered in Lakeland, Florida, on January 23, 1996. Huntington paid $46.2 million in cash and issued approximately 4.7 million shares of common stock in exchange for all the common stock of Lakeland. The transaction was accounted for as a purchase; accordingly, the results of Lakeland have been included in the consolidated financial statements from the date of acquisition.

   In October 1996, Huntington entered into a merger agreement with Citi-Bancshares, Inc. (Citi-Bancshares), a $538 million one-bank holding company headquartered in Leesburg, Florida. Huntington is to exchange a combination of its common stock and cash for the outstanding common stock of Citi-Bancshares in a purchase transaction. The acquisition is expected to be completed in the first quarter of 1997.

15.   INCOME TAXES

      The following is a summary of the provision for income taxes:

-------------------------------------------------------------------------
(in thousands of dollars)         1996      1995      1994
-------------------------------------------------------------------------
Currently payable
   Federal.................... $103,067   $102,709  $ 62,648
   State......................    3,076      4,556     3,904
                               --------   --------  --------
     Total current............  106,143    107,265    66,552
Deferred tax expense (benefit)
   Federal....................   29,215     26,866    56,624
   State......................    1,362       (172)      705
                               --------   --------  --------
     Total deferred...........   30,577     26,694    57,329
                               --------   --------  --------
   Total provision for income
     taxes.................... $136,720   $133,959  $123,881
                               ========   ========  ========

   Tax expense associated with securities transactions included in the above amounts was $6.2 million in 1996, $3.2 million in 1995, and $908,000 in 1994.

   The following is a reconcilement of income tax expense to the amount computed at the statutory federal rate of 35%.

-------------------------------------------------------------------------
(in thousands of dollars)         1996      1995       1994
-------------------------------------------------------------------------
Pre-tax income computed
   at the statutory rate...... $ 139,587   $132,456  $128,266
Increases (decreases):
   Tax-exempt interest income.    (3,146)    (4,180)   (6,077)
   State income taxes.........     2,885      2,849     2,996
   Other-net..................    (2,606)     2,834    (1,304)
                               ---------   --------  --------
   Provision for income taxes. $ 136,720   $133,959  $123,881
                               =========   ========  ========

   The significant components of Huntington's deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows:

-------------------------------------------------------------------------
(in thousands of dollars)               1996        1995
-------------------------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses......    $61,531     $59,472
   Allowance for other real estate
    losses........................      2,740       8,122
   Securities.....................      7,843          --
   Pension and other employee
    benefits......................     24,803      23,722
   Other..........................      7,799      11,471
                                     --------    --------
     Total deferred tax assets....    104,716     102,787

Deferred tax liabilities:
   Financial instruments..........      5,359      20,465
   Lease financing ...............    120,708      88,938
   Mortgage servicing rights......      7,977       4,099
   Premises and equipment.........     11,393       8,795
   Revalued liabilities-net.......      5,061       4,678
   Securities.....................         --      22,061
   Other..........................     11,581       7,756
                                     --------    --------
     Total deferred tax liabilities   162,079     156,792
                                     --------    --------
     Net deferred tax liability...   $(57,363)   $(54,005)
                                     ========    ========

16.   QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

      The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1996 and 1995.

-------------------------------------------------------------------------
(in thousands of dollars,
except per share data)       I Q         II Q       III Q        IV Q
-------------------------------------------------------------------------
1996
Interest income.......     $ 374,296 $ 375,079    $ 378,422   $ 382,667
Interest expense.......      189,578   185,786      186,721     189,555
                           --------- ---------    ---------   ---------
Net interest income....      184,718   189,293      191,701     193,112
                           --------- ---------    ---------   ---------
Provision for loan losses     11,823    11,843       20,250      21,134
Securities gains ......        7,090       200        6,173       4,240
Non-interest income....       61,072    66,976       64,855      62,387
Non-interest expense...      143,496   145,466      141,578     137,406
                           --------- ---------    ---------   ---------
Income before income taxes    97,561    99,160      100,901     101,199
Provision for income taxes    34,736    34,072       34,438      33,474
                           --------- ---------    ---------   ---------
Net income.............    $  62,825 $  65,088     $ 66,463   $  67,725
                           ========= =========     ========   =========

Net income per common share(1)  $.42      $.45         $.46        $.47

-------------------------------------------------------------------------
(in thousands of dollars,
except per share data)       I Q         II Q       III Q       IV Q
-------------------------------------------------------------------------
1995
Interest income.......     $ 342,397  $ 360,203  $ 377,859  $ 381,437
Interest expense.......      166,188    180,313    191,281    199,551
                           ---------  ---------  ---------  ---------
Net interest income....      176,209    179,890    186,578    181,886
                           ---------  ---------  ---------  ---------
Provision for loan losses      4,608      4,787      7,187     12,139
Securities gains ......           60      6,379      2,315        302
Non-interest income....       57,827     52,145     57,485     66,496
Non-interest expense...      144,641    141,052    137,446    137,264
                           ---------  ---------  ---------  ---------
Income before income taxes    84,847     92,575    101,745     99,281
Provision for income taxes    29,985     34,414     35,808     33,752
                           ---------  ---------  ---------  ---------
Net income.............    $  54,862  $  58,161  $  65,937  $  65,529
                           =========  =========  =========  =========

Net income per common share(1)  $.35       $.38       $.44       $.45

(1)Restated for the ten percent stock dividend distributed July 31, 1996.
-------------------------------------------------------------------------


17.   REGULATORY MATTERS

      The bank subsidiaries of Huntington are required to maintain reserve balances with the Federal Reserve Bank. During 1996, the average balances were $96.6 million.

      Payment of dividends to Huntington by its subsidiary banks is subject to various regulatory restrictions. Regulatory approval is required prior to the declaration of any dividends in excess of available retained earnings. For national banks, the amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for that year and retained net income for the preceding two years, less any required transfers to surplus. Huntington's subsidiary banks could, without regulatory approval, declare dividends in 1997 of approximately $87.8 million plus an additional amount equal to their net income through the date of declaration.

   The subsidiary banks are also restricted as to the amount and type of loans they may make to Huntington. At December 31, 1996, the subsidiary banks could lend to Huntington $185.5 million, subject to the qualifying collateral requirements defined in the regulations.

1996 ANNUAL REPORT TO SHAREHOLDERS
-------------------------------------

17.   REGULATORY MATTERS (CONTINUED)

      Huntington and its bank subsidiaries are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a material effect on Huntington's and its bank subsidiaries' financial statements. Capital adequacy guidelines require minimum ratios of 4.00% for Tier I risk-based capital, 8.00% for total risk-based capital, and 3.00% for Tier I leverage. To be considered well capitalized under the regulatory framework for prompt corrective action, the ratios are 6.00%, 10.00%, and 5.00%, respectively. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings of assets and certain off-balance sheet items, and other factors. Management believes, as of December 31, 1996, that Huntington met all capital adequacy requirements. In addition, each bank subsidiary had regulatory capital ratios in excess of the levels established for well capitalized institutions.

      Presented in the table below are the capital ratios of Huntington and its lead subsidiary, The Huntington National Bank as well as a comparison of the period-end capital balances with the related amounts established by the regulators.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                             Capital Amounts
                                                                                  ------------------------------------------
(in millions of dollars)                                      Ratios              Actual        Minimum     Well Capitalized
----------------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1996:
Tier I Risk-Based Capital
   Huntington Bancshares Incorporated............                7.84%            $1,351          $689             N/A
   The Huntington National Bank..................                6.30                787           500            $750
Total Risk-Based Capital
   Huntington Bancshares Incorporated............               11.31              1,948         1,378             N/A
   The Huntington National Bank..................               10.60              1,324         1,000           1,250
Tier I Leverage
   Huntington Bancshares Incorporated............                6.66              1,351           609             N/A
   The Huntington National Bank..................                5.62                787           420             700

AS OF DECEMBER 31, 1995:
Tier I Risk-Based Capital
   Huntington Bancshares Incorporated............                8.39%            $1,370          $653             N/A
   The Huntington National Bank..................                8.08                986           488            $732
Total Risk-Based Capital
   Huntington Bancshares Incorporated............               12.03              1,963         1,306             N/A
   The Huntington National Bank..................               11.30              1,378           976           1,220
Tier I Leverage
   Huntington Bancshares Incorporated............                6.87              1,370           595             N/A
   The Huntington National Bank..................                7.06                986           419             698


N/A = Not Applicable

-------------------------------------------------------------------------------

18.  NON-INTEREST INCOME

A summary of the components in non-interest income for the three years ended December 31 follows:
-------------------------------------------------------------------------------

(in thousands of dollars)                                                   1996                   1995                1994
                                                                        ----------             ---------           ---------
Service charges on deposit accounts...............................      $   92,353             $  85,118           $  76,836
Mortgage banking..................................................          35,025                34,212              41,918
Trust services....................................................          34,010                30,377              28,448
Credit card fees..................................................          22,506                18,463              18,410
Securities gains..................................................          17,703                 9,056               2,594
Investment product sales..........................................          12,219                 8,121               6,624
Electronic banking fees...........................................          10,358                 5,032               2,589
Other ............................................................          48,819                52,630              36,446
                                                                        ----------             ---------           ---------
   TOTAL NON-INTEREST INCOME .....................................      $  272,993             $ 243,009           $ 213,865
                                                                        ==========             =========           =========

--------------------------------------------------------------------------------

19.  NON-INTEREST EXPENSE

A summary of the components in non-interest expense for the three years ended December 31 follows:
--------------------------------------------------------------------------------

(in thousands of dollars)                                                   1996                   1995                1994
                                                                        ----------             ---------           ---------
Salaries..........................................................      $  229,153             $ 220,168           $ 226,668
Commissions.......................................................          13,645                 9,843              10,775
Employee benefits.................................................          56,827                57,790              58,158
Net occupancy.....................................................          42,543                41,263              40,291
Equipment.........................................................          42,129                38,271              38,792
Credit card and electronic banking................................          15,509                13,407              13,493
Printing and supplies.............................................          15,338                14,147              14,821
Advertising.......................................................          12,447                11,271              15,320
Legal and loan collection.........................................          10,050                 8,643               8,298
FDIC insurance....................................................           1,232                15,056              25,271
Other ............................................................         129,073               130,544             136,270
                                                                        ----------             ---------           ---------
   TOTAL NON-INTEREST EXPENSE ....................................      $  567,946             $ 560,403           $ 588,157
                                                                        ==========             =========           =========

1996 ANNUAL REPORT TO SHAREHOLDERS
----------------------------------------------

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

                                      At December 31, 1996
---------------------------------------------------------------------------
                                      Carrying       Fair
(in thousands of dollars)              Amount        Value
---------------------------------------------------------------------------
FINANCIAL ASSETS:
   Cash and short-term assets....  $   925,456  $   925,456
   Trading account securities....        1,873        1,873
   Mortgages held for sale.......      119,202      119,202
   Securities....................    4,804,377    4,805,040
   Loans.........................   14,061,689   14,196,703
   Customers' acceptance liability      56,248       56,248
   Interest rate contracts:
     Asset/liability management..        4,893       27,758
     Customer accommodation......        4,239        4,239

FINANCIAL LIABILITIES:
   Deposits......................  (13,385,891) (13,206,266)
   Short-term borrowings.........   (3,944,703)  (3,944,703)
   Bank acceptances outstanding..      (56,248)     (56,248)
   Long-term debt................   (1,556,326)  (1,569,051)
   Interest rate contracts:
     Asset/liability management..           --      (11,424)
     Customer accommodation......       (3,493)      (3,493)
---------------------------------------------------------------------------
                                      At December 31, 1995
---------------------------------------------------------------------------
                                      Carrying       Fair
(in thousands of dollars)              Amount       Value
---------------------------------------------------------------------------
FINANCIAL ASSETS:
   Cash and short-term assets....  $ 1,342,882  $ 1,342,882
   Trading account securities....       12,924       12,924
   Mortgages held for sale.......      159,705      159,705
   Securities....................    4,780,281    4,781,873
   Loans.........................   13,067,211   13,096,826
   Customers' acceptance liability      56,926       56,926
   Interest rate contracts:
     Asset/liability management..       11,261       44,465
     Customer accommodation......        1,188        1,188

FINANCIAL LIABILITIES:
   Deposits......................  (12,636,582) (12,672,505)
   Short-term borrowings.........   (3,514,773)  (3,514,773)
   Bank acceptances outstanding..      (56,926)     (56,926)
   Long-term debt................   (2,103,024)  (2,132,567)
   Interest rate contracts:
     Asset/liability management..           --      (33,571)
     Customer accommodation......         (970)        (970)

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

     Fair values of securities available for sale and investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount and fair value of securities exclude the fair value of asset/liability management interest rate contracts designated as hedges of securities available for sale.

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


21.  HUNTINGTON BANCSHARES INCORPORATED (PARENT COMPANY ONLY) FINANCIAL INFORMATION
------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEETS (in thousands of dollars)                                 DECEMBER 31,                1996               1995
------------------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents............................................................         $     45,053       $     98,020
Securities available for sale........................................................                7,229              6,999
Due from subsidiaries
   Bank subsidiaries.................................................................              200,000                 --
   Non-bank subsidiaries.............................................................              286,936            143,467
Investment in subsidiaries on the equity method
   Bank subsidiaries.................................................................            1,433,522          1,629,910
   Non-bank subsidiaries.............................................................               35,097             27,377
Excess of cost of investment in subsidiaries over net assets acquired................               22,694             23,926
Other assets.........................................................................               50,166             22,994
                                                                                              ------------       ------------
   TOTAL ASSETS .....................................................................         $  2,080,697       $  1,952,693
                                                                                              ============       ============
LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term borrowings................................................................         $    140,000       $     80,000
Long-term debt.......................................................................              329,249            244,121
Dividends payable....................................................................               28,899             26,881
Accrued expenses and other liabilities...............................................               71,035             82,826
                                                                                              ------------       ------------
   Total Liabilities.................................................................              569,183            433,828
Shareholders' Equity.................................................................            1,511,514          1,518,865
                                                                                              ------------       ------------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .......................................         $  2,080,697       $  1,952,693
                                                                                              ============       ============
------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME (in thousands of dollars)             YEAR ENDED DECEMBER 31,         1996           1995         1994
------------------------------------------------------------------------------------------------------------------------------
INCOME

   Dividends from
     Bank subsidiaries............................................................     $ 328,029       $209,201     $ 167,729
     Non-bank subsidiaries........................................................         4,585          5,730         5,245
   Interest from
     Bank subsidiaries............................................................         2,978          2,753         2,876
     Non-bank subsidiaries........................................................        11,430          7,252         2,601
   Other .........................................................................           821            811           407
                                                                                       ---------       --------     ---------
         TOTAL INCOME ............................................................       347,843        225,747       178,858
                                                                                       ---------       --------     ---------

EXPENSE
   Interest on borrowed funds.....................................................        22,723         15,298        15,056
   Other .........................................................................         8,683         12,182        12,075
                                                                                       ---------       --------     ---------
         TOTAL EXPENSE ...........................................................        31,406         27,480        27,131
                                                                                       ---------       --------     ---------

Income before income taxes and equity in undistributed net income of subsidiaries.       316,437        198,267       151,727
Income tax benefit................................................................       (10,776)        (7,936)       (8,007)
                                                                                       ---------       --------     ---------
Income before equity in undistributed net income of subsidiaries..................       327,213        206,203       159,734
                                                                                       ---------       --------     ---------
Equity in undistributed net income of
   Bank subsidiaries..............................................................       (72,930)        35,638        80,004
   Non-bank subsidiaries..........................................................         7,818          2,648         2,855
                                                                                       ---------       --------     ---------
         NET INCOME ..............................................................     $ 262,101       $244,489     $ 242,593
                                                                                       =========       ========     =========



1996 ANNUAL REPORT TO SHAREHOLDERS
------------------------------------------

21.  HUNTINGTON BANCSHARES INCORPORATED (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)
------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS (in thousands of dollars)         YEAR ENDED DECEMBER 31,         1996           1995         1994
------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income.....................................................................   $   262,101      $  244,489    $ 242,593
   Adjustments to reconcile net income to net cash provided by operating activities
     Equity in undistributed net income of subsidiaries...........................        65,112         (38,286)     (82,859)
     Amortization.................................................................         2,107           1,707        4,974
     (Gains) losses on sales of securities........................................            --             (20)          25
     Increase in other assets.....................................................       (28,041)         (7,990)      (4,951)
     (Decrease) increase in other liabilities.....................................       (17,990)        (10,284)         295
                                                                                     -----------      ----------    ---------
     NET CASH PROVIDED BY OPERATING ACTIVITIES ...................................       283,289         189,616      160,077
                                                                                     -----------      ----------    ---------

INVESTING ACTIVITIES
   Proceeds from sales of securities..............................................            --             431          173
   (Advances to) repayments from subsidiaries.....................................      (159,789)         20,789      (94,968)
   Acquisitions and additional capitalization of subsidiaries.....................        (1,433)         (9,697)         (10)
                                                                                     -----------      ----------    ---------
     NET CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES ........................      (161,222)         11,523      (94,805)
                                                                                     -----------      ----------    ---------

FINANCING ACTIVITIES
   Increase in short-term borrowings..............................................        60,000          55,000       25,000
   Proceeds from issuance of long-term debt.......................................        85,000          95,000       50,000
   Payment of long-term debt......................................................            --         (50,000)     (23,184)
   Dividends paid on common stock.................................................      (109,307)       (105,520)     (87,545)
   Acquisition of treasury stock..................................................      (249,160)       (204,645)     (73,634)
   Proceeds from issuance of treasury stock.......................................        38,433          37,279       39,896
                                                                                     -----------      ----------    ---------
     NET CASH USED FOR FINANCING ACTIVITIES ......................................      (175,034)       (172,886)     (69,467)
                                                                                     -----------      ----------    ---------
     CHANGE IN CASH AND CASH EQUIVALENTS .........................................       (52,967)         28,253       (4,195)
     CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...............................        98,020          69,767       73,962
                                                                                     -----------      ----------    ---------
     CASH AND CASH EQUIVALENTS AT END OF YEAR.....................................   $    45,053      $   98,020    $  69,767
                                                                                     ===========      ==========    =========