Form 10-K405, Exhibit 13
period 1997-12-31
HUNTINGTON BANCSHARES INC/MD
filed 1998-02-20
CIK 49196

                                                                    Exhibit 13

MANAGEMENT'S DISCUSSION and
Analysis of Financial Condition and
Results of Operations

----------------------------------------------------------------------------------------------------------------------------------
Table 1
----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED SELECTED FINANCIAL DATA                                     Year Ended December 31
----------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars, except per share amounts) 1997         1996          1995          1994          1993         1992
----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
   Total interest income.................       $1,981,473    $1,775,734    $1,709,627    $1,418,610    $1,410,401  $ 1,379,949
   Total interest expense................          954,243       880,648       856,860       546,880       514,812      588,591
   Net interest income...................        1,027,230       895,086       852,767       871,730       895,589      791,358
   Securities gains......................            7,978        17,620         9,380         2,297        27,316       36,551
   Provision for loan losses.............          107,797        76,371        36,712        21,954        84,682       88,213
   Net income............................          292,663       304,269       281,801       276,320       266,925      187,143

PER COMMON SHARE (1)
   Net income
      Basic..............................             1.53          1.58          1.42          1.40          1.37          .97
      Diluted............................             1.52          1.57          1.41          1.39          1.35          .96
   Cash dividends declared...............              .76           .68           .62           .56           .46          .40
   Book value at year-end................            10.56          9.46          9.19          8.29          7.79         6.80

BALANCE SHEET HIGHLIGHTS
   Total assets at year-end..............       26,730,540    24,371,946    23,495,337    20,688,505    20,214,835   18,653,621
   Total long-term debt at year-end......        2,686,039     1,665,531     2,122,202     1,222,114       772,205      489,741

   Average long-term debt................        2,070,667     1,858,372     1,432,280       937,143       651,255      311,507
   Average shareholders' equity..........        1,893,788     1,776,151     1,742,826     1,621,443     1,415,839    1,254,383
   Average total assets .................      $25,150,659   $23,374,490   $22,098,785   $19,498,530   $19,340,577  $17,464,877

----------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS AND STATISTICS                             1997           1996        1995           1994          1993         1992
----------------------------------------------------------------------------------------------------------------------------------
MARGIN ANALYSIS--AS A %  OF AVERAGE EARNING ASSETS (2)
   Interest income.........................           8.52%          8.26%        8.43%         7.99%         8.02%        8.75%
   Interest expense........................           4.08           4.07         4.19          3.04          2.88         3.67
                                                      ----           ----         ----          ----          ----         ----
NET INTEREST MARGIN........................           4.44%          4.19%        4.24%         4.95%         5.14%        5.08%
                                                      ====           ====         ====          ====          ====         ====

RETURN ON
   Average total assets....................           1.16%          1.30%        1.28%         1.42%         1.38%        1.07%
   Average earning assets..................           1.25           1.40         1.38          1.54          1.50         1.17
   Average shareholders' equity............          15.44          17.13        16.17         17.04         18.85        14.92
Dividend payout ratio......................          49.67          42.22        43.82         38.50         32.47        38.99
Average shareholders' equity to
   average total assets....................           7.53           7.60         7.89          8.32          7.32         7.18

Tier I risk-based capital ratio............           8.83           8.11         8.66          9.67          9.78         9.50
Total risk-based capital ratio.............          11.68          11.29        12.01         13.32         13.81        12.39
Tier I leverage ratio......................           7.77%          6.80%        6.99%         7.95%         7.12%        6.84%

----------------------------------------------------------------------------------------------------------------------------------
OTHER DATA                                            1997           1996         1995          1994          1993         1992
----------------------------------------------------------------------------------------------------------------------------------
Full-time equivalent employees.............          9,485          9,467        9,083         9,642         9,820        9,437
Banking offices............................            454            429          406           420           423          416

(1) Adjusted for stock splits and stock dividends, as applicable.
(2) Presented on a fully tax equivalent basis assuming a 35% tax rate in years 1993 through 1997 and a 34% tax rate in 1992.

MANAGEMENT'S DISCUSSION and
Analysis of Financial Condition and
Results of Operations

--------------------------------------------------------------------------------

INTRODUCTION

FORWARD-LOOKING STATEMENTS

   Congress passed the Private Securities Litigation Reform Act of 1995 to encourage corporations to provide investors with information about the company's anticipated future financial performance, goals, and strategies. The act provides a safe harbor for such disclosure, or in other words, protection from unwarranted litigation if actual results are not the same as management expectations.

   Huntington Bancshares Incorporated (Huntington) desires to provide its shareholders with sound information about past performance and future trends. Consequently, this Annual Report, including the Letter to Shareholders and the Management's Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements that are subject to numerous assumptions, risks, and uncertainties. Actual results could diVer materially from those contained in or implied by The Huntington's statements for a variety of factors including:

- changes in economic conditions
- movements in interest rates
- competitive pressures on product pricing and services
- success and timing of business strategies
- the nature and extent of governmental actions and reforms
- extended disruption of vital infrastructure.

   The management of Huntington encourages readers of this report to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance.

POOLING OF INTERESTS

   On September 30, 1997, Huntington completed the acquisition of First Michigan Bank Corporation (First Michigan), a $3.6 billion bank holding company headquartered in Holland, Michigan. Huntington issued approximately 32.2 million shares of its common stock in exchange for all of the outstanding common stock of First Michigan in a pooling-of-interests transaction. First Michigan had total loans and deposits

TABLE 2
------------------------------------------------------------------------------------------------------------------------------
CHANGE IN NET INTEREST INCOME DUE TO CHANGES IN AVERAGE VOLUME AND INTEREST RATES (1)
------------------------------------------------------------------------------------------------------------------------------

                                                              1997                                      1996
                                         -------------------------------------------------------------------------------------
                                                       Increase (Decrease)                       Increase (Decrease)
                                                          From Previous                             From Previous
Fully Tax Equivalent Basis (2)                            Year Due To:                              Year Due To:
                                         -------------------------------------------------------------------------------------
(in millions of dollars)                        Volume      Yield/Rate       Total        Volume      Yield/Rate       Total
------------------------------------------------------------------------------------------------------------------------------

Interest bearing deposits in banks.....       $  (0.3)       $  0.0       $  (0.3)       $ (0.7)       $ (0.1)       $(0.8)
Trading account securities.............          (0.4)          0.1          (0.3)         (0.4)         (0.3)        (0.7)
Federal funds sold and securities
   purchased under resale agreements...          (1.3)         (0.1)         (1.4)         (1.5)         (0.3)        (1.8)
Mortgages held for sale................           1.4           0.0           1.4          (1.5)          0.2         (1.3)
Taxable securities.....................          10.0          (3.9)          6.1          33.3         (10.3)        23.0
Tax-exempt securities..................          (2.6)          0.0          (2.6)         (4.9)         (0.4)        (5.3)
Total loans............................         145.6          56.7         202.3          71.3         (20.6)        50.7
                                              -------        ------        ------        ------        ------        -----
   TOTAL EARNING ASSETS................         152.4          52.8         205.2          95.6         (31.8)        63.8
                                              -------        ------        ------        ------        ------        -----

Interest bearing demand deposits.......           3.6           0.6           4.2           6.4           5.2         11.6
Savings deposits.......................           7.0           7.1          14.1           5.1           3.3          8.4
Other domestic time deposits...........          22.2          (2.8)         19.4           4.6           5.4         10.0
Certificates of deposit of $100,000 or more      22.6           1.3          23.9          14.5          (3.8)        10.7
Foreign time deposits..................           4.5          (0.7)          3.8           2.7          (1.3)         1.4
Short-term borrowings..................          (4.3)         (6.6)        (10.9)        (14.3)        (20.0)       (34.3)
Long-term debt, including capital securities     24.0          (5.0)         19.0          27.5         (11.5)        16.0
                                              -------        ------        ------        ------        ------        -----
   TOTAL INTEREST BEARING LIABILITIES..          79.6          (6.1)         73.5          46.5         (22.7)        23.8
                                              -------        ------        ------        ------        ------        -----
   NET INTEREST INCOME. ...............       $  72.8        $ 58.9        $131.7        $ 49.1        $ (9.1)       $40.0
                                              =======        ======        ======        ======        ======        =====


(1) The change in interest due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.
(2) Calculated assuming a 35% tax rate.

--------------------------------------------------------------------------------

of $2.7 billion and $3.1 billion, respectively, and total equity of $285.8 million at the date of acquisition. In connection with the transaction, Huntington reported a $35.0 million restructuring charge consisting primarily of personnel, facilities, and systems costs and incurred $12.2 million of professional fees and other costs to effect the merger (reported on a combined basis as "Special Charges"). Other one-time costs related to the First Michigan acquisition were an additional loan loss provision of $4.8 million and non-interest expenses of $4.0 million. All financial information appearing in this report, except dividends per share, has been restated for the pooling of interests with First Michigan. "Operating" results, as used below, refers to Huntington's financial performance before the impact of the restructuring and other merger-related charges.

OVERVIEW

   On an operating basis, Huntington's net income was a record $338.9 million in 1997, compared with $304.3 million and $281.8 million in 1996 and 1995, respectively. Basic (operating) earnings per share were $1.78 in 1997, versus $1.58 in 1996 and $1.42 in 1995. Reported net income for the year just ended, including the special charges, was $292.7 million, or $1.53 per share. Per share amounts for all prior periods have been restated to reflect the ten percent stock dividend distributed to shareholders in July 1997.


TABLE 3
--------------------------------------------------------------------------------
LOAN PORTFOLIO COMPOSITION                    December 31,
--------------------------------------------------------------------------------
(in millions of dollars)   1997        1996       1995        1994        1993
--------------------------------------------------------------------------------
Commercial............  $  5,271     $ 5,130    $ 4,869     $ 4,285     $  4,047
Real Estate
   Construction.......       864         699        524         414          425
   Mortgage...........     3,598       3,623      3,552       3,736        3,334
Consumer
   Loans..............     6,463       6,123      5,741       5,214        4,410
   Leases.............     1,542       1,183        784         572          411
                        --------     -------    -------     -------     --------
     TOTAL LOANS .....  $ 17,738     $16,758    $15,470     $14,221     $ 12,627
                        ========     =======    =======     =======     ========

NOTE: There are no loans outstanding which would be considered a concentration of lending in any particular industry or group of industries.


TABLE 4
--------------------------------------------------------------------------------
MATURITY SCHEDULE OF SELECTED LOANS
--------------------------------------------------------------------------------
(in thousands of dollars)                     December 31, 1997
--------------------------------------------------------------------------------
                                           After One
                               Within      But Within      After
                              One Year     Five Years   Five Years       Total
--------------------------------------------------------------------------------
Commercial................   $3,021,111   $1,551,162     $698,387     $5,270,660
Real estate -- construction     442,124      316,184      105,327        863,635
                             ----------   ----------     --------     ----------
   Total..................   $3,463,235   $1,867,346     $803,714     $6,134,295
                             ==========   ==========     ========     ==========
Variable interest rates...                $1,211,854     $596,453
                                          ==========     ========
Fixed interest rates......                $  655,492     $207,261
                                          ==========     ========


   Performance ratios were also strong on an operating basis with return on average equity (ROE) at 17.88% for 1997, up from 17.13% and 16.18% in the preceding two years. Return on average assets (ROA) improved to 1.35%, versus 1.30% and 1.28%, respectively, in 1996 and 1995.

   Total assets were $26.7 billion at December 31, 1997, up 9.7% from year-end 1996. This growth was largely attributable to an increase in loans, as all major categories but residential real estate showed higher outstanding balances at the end of the recent twelve months. The smaller residential mortgage portfolio was primarily the result of sales in 1997 of adjustable-rate loans that were expected to experience significant prepayments. Temporary investments
(overnight federal funds sold) and Other assets were also up from last year.

   Total deposits grew 9.6% from December 31, 1996, fueled by a 7.4% increase in core deposits. Core deposits represent Huntington's most significant source of funding; when combined with other core funding sources, they provide approximately 70% of Huntington's funding needs.

   Huntington's wholesale liability mix changed somewhat during the recent year, as certain short-term borrowings were replaced upon maturity with floating rate medium term notes having a contractual term greater than one year (a component of long-term debt). Huntington also issued $200 million of capital securities in January 1997 through a special-purpose subsidiary. The capital securities were a cost-effective means of strengthening Huntington's regulatory capital position.

   Shareholders' equity increased 13.4% from one year ago, primarily because of retained earnings and the common stock issued by Huntington in its acquisition of Citi-Bancshares, Inc., a $548 million one-bank holding company headquartered in Leesburg, Florida.

-------------------------------------------------------------------------------

LINES OF BUSINESS

   For internal reporting and planning purposes, Huntington segments its operations into five distinct lines of business: Retail Banking, Corporate Banking, Dealer Sales, Private Financial Group and Treasury/Other. Line of business results are determined based upon Huntington's business profitability reporting system which assigns balance sheet and income statement items to each of the business segments identified above. This is a dynamic process that attempts to mirror Huntington's organizational and management structure. Accordingly, the results are not necessarily comparable with similar information published by other financial institutions which may define business segments differently. In addition, methodologies used to assign certain balance sheet, income statement and overhead items may change as Huntington continues to refine the data and its allocation assumptions used to present segment data.

   A description of each line of business is discussed below:

RETAIL BANKING

   Retail banking provides products and services to retail and community banking business customers. This line of business includes credit cards, equity loans, mortgage loans, installment loans, and deposit products. These products and associated services are offered through Huntington's traditional branches, in-store branches, Access Offices, Direct Bank, and Web Bank.

CORPORATE BANKING

   Customers in this segment represent the small, middle-market, and large corporate banking relationships which use a variety of banking products and services including commercial loans, asset-based financing, international trade services, and cash management services. Huntington's capital markets division also provides alternative financing solutions for larger business clients. These would include private placement debt and syndicated commercial lending.

EARNINGS CONTRIBUTION
---------------------

[PIE CHART]

Retail banking              50%
Corporate banking           22%
Dealer sales                16%
Private financial group      7%
Treasury/Other               5%


DEALER SALES

   Dealer sales product offerings relate predominantly to the automotive sector and include floor plan financing, indirect loans, and leases. The largest portion of the business associated with this segment comes from customers who finance through the dealership via Huntington's loan and leasing products.

PRIVATE FINANCIAL GROUP

   Huntington's Private Financial Group (PFG) provides an array of products and services designed to meet the needs of Huntington's higher wealth banking customers. Revenue is derived through personal trust, asset management, investment advisory, and other wealth management services. In conjunction with these services, PFG offers not only Huntington's traditional banking products but also investment and insurance alternatives. Huntington's Private Financial Group provides customers with "one-stop shopping" for all their financial needs.

TREASURY/OTHER

   Huntington uses a match-funded transfer pricing system to allocate interest income and interest expense to its business segments. This approach consolidates Huntington's interest rate risk management into its Treasury operations. As part of its overall interest rate risk and liquidity strategy, the Treasury Group manages a $6 billion investment portfolio. Revenue and expense associated with these activities are reported in this business unit. Additionally, the Treasury/Other group also absorbs unassigned equity which may be used to fund acquisitions or other internal growth initiatives. Costs associated with intangibles that have not been allocated to the major business lines are housed here.

EARNINGS CONTRIBUTED BY
BUSINESS SEGMENT

   Retail banking provided 50% of Huntington's operating earnings for 1997. While this group represents only 35% of Huntington's outstanding loan portfolio, it also generates retail deposits which help to fund the total balance sheet. The retail banking group earns a "deposit credit" for generating these favorably priced liabilities. This credit favorably impacts the earnings contribution of the retail banking operation. Corporate banking includes a lending portfolio which represents approximately 29% of Huntington's total loans and was responsible for 22% of operating earnings. Dealer sales contributed 16% to 1997 operating earnings and represents 33% of the loans outstanding. PFG, a very profitable and growing business segment, generated 7% of the annual operating earnings mostly driven by its fee-based services. Treasury/Other includes approximately $8 million of securities gains in 1997 as well as the earnings stream associated with the Huntington's securities portfolio.

RESULTS OF OPERATIONS

NET INTEREST INCOME

   Huntington reported net interest income of $1,027.2 million in 1997, compared with $895.1 million and $852.8 million, respectively, in 1996 and 1995. Interest rate swaps and other off-balance sheet financial instruments used for asset/liability management purposes provided a benefit of $6.0 million in the recent year

--------------------------------------------------------------------------------


versus reductions of $52.1 million in 1996 and $55.8 million in 1995. A 10% increase in average loan volumes also contributed to the increase in net interest income. The net interest margin, on a fully tax equivalent basis, was 4.44% during the recent twelve months, versus 4.19% and 4.24% in the two preceding years. The latter percentages were negatively impacted by off-balance sheet interest rate contracts that reduced the margin by 24 basis points and 27 basis points, respectively, a significant component of which was amortization of net losses from closed positions. At December 31, 1997, deferred gains and losses remaining to be amortized were immaterial.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

   The provision for loan losses, including the additional provision of $4.8 million from the First Michigan acquisition, was $107.8 million in 1997, up from $76.4 million in 1996 and $36.7 million in 1995. Net charge-offs as a percent of average total loans were .50% and .44%, respectively, in the two most recent years, compared with .30% in 1995. The higher losses were principally related to the consumer portfolio, indicative of general market trends.

   The allowance for loan losses (ALL) is maintained at a level considered appropriate by management, based on its estimate of losses inherent in the loan portfolio. The procedures employed by Huntington in evaluating the adequacy of the ALL include an analysis of specific credits that are generally selected for review on the basis of size and relative risk, portfolio trends, current and historical loss experience, prevailing economic conditions, and other relevant factors. For analytical purposes, the ALL has been allocated to various portfolio segments. However, the total ALL is available to absorb losses from any segment of the portfolio. The methods used by Huntington to allocate the ALL are also subject to change; accordingly, the December 31, 1997 allocation is not necessarily indicative of the trend of future loan losses in any particular loan category.

   At the recent year end, the ALL of $258.2 million represented 1.46% of total loans and covered non-performing loans 3.6 times. When combined with the allowance for other real estate, it was 294% of total non-performing assets. Additional information regarding the ALL and asset quality appears in the section "Credit Risk."

NON-INTEREST INCOME

   Non-interest income was $342.8 million in 1997, versus $314.1 million and $275.1 million, respectively, in 1996 and 1995. Excluding securities transactions, non-interest income increased 13.0% offer last year. Substantially all major categories showed increases, with particularly strong results in mortgage banking, electronic banking, and investment product sales. Included within mortgage banking income is $12.2 million of gains from the aforementioned sale of residential mortgages.

   Huntington also achieved broad-based growth in non-interest income from 1995 to 1996. The "Other" component of non-interest income was higher in 1995 because of an $8.9 million gain on the sale of Huntington's Pennsylvania bank.

NON-INTEREST EXPENSE

   Non-interest expense totaled $803.1 million in the year just ended. On an operating basis, non-interest expense was $751.9 million, compared with $675.5 million and $662.1 million in the two preceding years. The efficiency ratio for the recent twelve months improved to 54.9%, versus 56.6% in 1996 and 59.2% in 1995.

   Personnel costs (salaries, commissions, and benefits) were up approximately 8.9% from 1996, which is indicative of more full-time equivalent employees and normal salary adjustments. The increase in the commissions component of personnel costs represents a change in the way in which Huntington compensates employees as a result of its proactive selling emphasis. Advertising and marketing expenses were higher in 1997, as Huntington undertook a major campaign to promote and solidify brand awareness in its markets. Volume driven expenses, acquisitions, and new business initiatives also contributed to an increase in various other components of non-interest expense.

   Among the other expenses that showed increases during the recent twelve months was contract programming, which rose in connection with Huntington's company-wide commitment to prepare all of its computer systems for the year 2000. The "Year 2000" issue is the result of computer programs being written using two digits rather than four to define the applicable year. Professional fees for outside services (primarily programming) as well as internal staff costs have been, and will continue to be, incurred to alter programs that have time-sensitive software which may recognize a "00" date as the year 1900 versus 2000. Huntington anticipates substantially all reprogramming will be completed by December 31, 1998, allowing the opportunity in 1999 to fully test the systems and make any further refinements that are needed. The failure of certain third parties to adequately address Year 2000 could adversely impact Huntington. Consequently, Huntington is communicating with customers, suppliers, and others to identify any potential problems. During 1997, Huntington expensed as incurred $3.1 million of contract programming costs for the Year 2000 project. An additional $10.0 million of these costs is expected to be incurred in the future to get Huntington's systems fully compliant. However, none of these costs is expected to materially impact Huntington's results of operations in any one period.

   In 1996, non-interest expense increased only 2.0% when comparing results with the immediately preceding year. Two Florida banks acquired under the purchase method of accounting represented $11.1 million of the overall increase. Excluding this amount, non-interest expense would have been flat between the two periods. FDIC insurance was down significantly, as Huntington benefited from the reduction in assessment rates on bank deposits that occurred in the latter part of 1995.

PROVISION FOR INCOME TAXES

   The provision for income taxes was $166.5 million in 1997, compared with $153.0 million in 1996 and $147.3 million in 1995. Huntington's effective tax rate increased to 36.3%, versus 33.5% and 34.3% in the two preceding years. The higher rate in 1997 was primarily a result of various nondeductible expenses incurred in connection with the First Michigan and other bank acquisitions.

------------------------------------------------------------------------------------------------------------------------------------
TABLE 5
------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF ALLOWANCE FOR LOAN LOSSES AND SELECTED STATISTICS
------------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                1997        1996          1995          1994         1993          1992
------------------------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES, BEGINNING OF YEAR ......   $ 230,778   $ 222,487     $ 225,225     $ 233,123     $ 173,241    $ 153,038
LOAN LOSSES
   Commercial .....................................     (23,276)    (23,904)      (15,947)      (11,450)      (21,643)     (30,165)
   Real estate
      Construction ................................        (375)         --          (392)       (5,957)         (432)     (14,001)
      Mortgage ....................................      (2,663)     (2,768)       (5,086)       (5,840)       (3,642)      (8,253)
   Consumer
      Loans .......................................     (74,761)    (59,843)      (39,000)      (27,283)      (24,036)     (29,156)
      Leases ......................................      (9,648)     (4,492)       (1,989)         (962)       (1,084)        (872)
                                                      ---------   ---------     ---------     ---------     ---------    ---------
   Total loan losses ..............................    (110,723)    (91,007)      (62,414)      (51,492)      (50,837)     (82,447)
                                                      ---------   ---------     ---------     ---------     ---------    ---------
RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF
   Commercial .....................................       4,373       4,884         3,696         8,204         3,922        4,077
   Real estate
      Construction ................................         111         556             5             1             6           --
      Mortgage ....................................         619       1,402           977           859           407          286
   Consumer
      Loans .......................................      16,382      13,457        11,156        10,830        10,216        9,339
      Leases ......................................       1,057         721           303           353           245          222
                                                      ---------   ---------     ---------     ---------     ---------    ---------
   Total recoveries of loans previously charged off      22,542      21,020        16,137        20,247        14,796       13,924
                                                      ---------   ---------     ---------     ---------     ---------    ---------
NET LOAN LOSSES ...................................     (88,181)    (69,987)      (46,277)      (31,245)      (36,041)     (68,523)
                                                      ---------   ---------     ---------     ---------     ---------    ---------
PROVISION FOR LOAN LOSSES .........................     107,797      76,371        36,712        21,954        84,682       88,213
ALLOWANCE ACQUIRED/OTHER ..........................       7,777       1,907         6,827         1,393        11,241          513
                                                      ---------   ---------     ---------     ---------     ---------    ---------
ALLOWANCE FOR LOAN LOSSES, END OF YEAR ............   $ 258,171   $ 230,778     $ 222,487     $ 225,225     $ 233,123    $ 173,241
                                                      =========   =========     =========     =========     =========    =========

AS A %  OF AVERAGE TOTAL LOANS
   Net loan losses ................................        0.50%       0.44%         0.30%         0.23%         0.31%        0.65%
   Provision for loan losses ......................        0.61%       0.48%         0.24%         0.16%         0.72%        0.83%
Allowance for loan losses as a %
   of total loans (end of period) .................        1.46%       1.38%         1.44%         1.58%         1.85%        1.57%
Net loan loss coverage (1) ........................        6.43X       7.62x        10.07x        13.86x        13.52x        5.18x

(1) Income before income taxes and the provision for loan losses to net loan losses.

--------------------------------------------------------------------------------


TABLE 6
----------------------------------------------------------------------------------------------------------------------------
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
----------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)        1997               1996                1995                1994                1993
----------------------------------------------------------------------------------------------------------------------------
                                  Percent of           Percent of          Percent of         Percent of           Percent of
                                   Loans to             Loans to            Loans to           Loans to             Loans to
                                     Total                Total               Total              Total                Total
                            Amount   Loans     Amount     Loans    Amount     Loans    Amount    Loans     Amount     Loans
----------------------------------------------------------------------------------------------------------------------------
Commercial............     $ 86,439   29.7%   $113,555    30.6%   $119,200     31.5%  $133,542    30.1%   $148,804    32.0%
Real estate
   Construction.......        8,140    4.9       2,033     4.2       2,258      3.4      1,454     2.9       2,059     3.4
   Mortgage...........       38,598   20.3      18,987    21.6      18,179     23.0     20,601    26.3      21,128    26.4
Consumer..............
   Loans..............       75,405   36.4      54,564    36.5      43,880     37.1     36,315    36.7      31,905    34.9
   Leases.............        6,631    8.7       3,457     7.1       3,651      5.0      2,632     4.0       1,800     3.3
Unallocated...........       42,958     --      38,182      --      35,319      --      30,681      --      27,427      --
                           --------  -----    --------   -----    --------    -----   --------   -----    --------   -----
Total.................     $258,171  100.0%   $230,778   100.0%   $222,487    100.0%  $225,225   100.0%   $233,123   100.0%
                           ========  =====    ========   =====    ========    =====   ========   =====    ========   =====

--------------------------------------------------------------------------------


TABLE 7
----------------------------------------------------------------------------------
INVESTMENT SECURITIES                                     December 31,
----------------------------------------------------------------------------------
(in thousands of dollars)                         1997       1996        1995
----------------------------------------------------------------------------------
U.S Treasury and Federal Agencies.........      $   656    $111,559   $ 168,819
States and political subdivisions.........       32,354     233,458     245,482
Other.....................................           --         118       2,530
                                                -------    --------   ---------
Total Investment Securities...............      $33,010    $345,135   $ 416,831
                                                =======    ========   =========

----------------------------------------------------------------------------------
AMORTIZED COST AND FAIR VALUES BY MATURITY AT DECEMBER 31, 1997
(in thousands of dollars)                  Amortized Cost  Fair Value    Yield(1)
----------------------------------------------------------------------------------
U.S Treasury and Federal Agencies
   1-5 years..............................      $   656     $    656      6.57%
                                                -------     --------
     Total................................          656          656
                                                -------     --------
States and political subdivisions
   Under 1 year...........................        6,311        6,310      9.10
   1-5 years..............................       13,592       13,719      7.89
   6-10 years.............................        9,605        9,788      7.91
   offer 10 years..........................       2,846        2,910      9.10
                                                -------     --------
     Total................................       32,354       32,727
                                                -------     --------
Total Investment Securities...............      $33,010     $ 33,383
                                                =======     ========

(1) Weighted average yields were calculated on the basis of amortized cost and have been adjusted to a fully tax equivalent basis, assuming a 35% tax rate.



INTEREST RATE RISK AND LIQUIDITY MANAGEMENT

INTEREST RATE RISK MANAGEMENT

   Huntington seeks to achieve consistent growth in net interest income and net income while managing volatility arising from shifts in interest rates. The Asset and Liability Management Committee (ALCO) oversees financial risk management, establishing broad policies and specific operating limits that govern a variety of financial risks inherent in Huntington's operations, including interest rate, liquidity, counterparty settlement, and market risks. On and off-balance sheet strategies and tactics are reviewed and monitored regularly by ALCO to ensure consistency with approved risk tolerances.

   Interest rate risk management is a dynamic process, encompassing the business flows onto the balance sheet, wholesale investment and funding, and the changing market and business environment. Effective management of interest rate risk begins with appropriately diversified investments and funding sources. To accomplish its overall balance sheet objectives, Huntington regularly accesses a variety of global markets -- money, bond, futures, and options -- as well as numerous trading exchanges. In addition, dealers in over-the-counter financial instruments provide availability of interest rate swaps as needed.

   Measurement and monitoring of interest rate risk is an ongoing process. A key element in this process is Huntington's estimation of the amount that net interest income will change offer a twelve to twenty-four month period given a directional shift in interest rates. The income simulation model used by Huntington captures all assets, liabilities, and off-balance sheet financial instruments, accounting for significant variables that are believed to be affected by interest rates. These include prepayment speeds on mortgages and consumer installment loans, cash flows of loans and deposits, principal amortization on revolving credit instruments, and balance sheet growth assumptions. The model also captures embedded options, e.g. interest rate caps/floors or call options, and accounts for changes in rate relationships as various rate indices lead or lag changes in market rates. While these assumptions are inherently uncertain, management assigns probabilities and, therefore, believes that, at any point in time, the model provides a reasonably accurate estimate of Huntington's interest rate risk exposure. Management reporting of this information is regularly shared with the Board of Directors.

   At December 31, 1997, the results of Huntington's interest sensitivity analysis indicated that net interest income would be relatively unchanged by a 100 basis points increase or a 100-200 basis points decrease in the federal funds rate (assuming the change occurs evenly offer the next year and that corresponding changes in other market rates occur as forecasted). Net interest income would be expected to decrease 1.6% if rates rose 200 basis points.

   Active interest rate risk management necessitates the use of various types of off-balance sheet financial instruments, primarily interest rate swaps. Risk that is created by different indices on products, by unequal terms to maturity of assets and liabilities, and by products that are appealing to customers but incompatible with current risk limits can be eliminated or decreased in a cost efficient manner by utilizing interest rate swaps. Often, the swap strategy has enabled Huntington to lower the overall cost of raising wholesale funds. Similarly, financial futures, interest rate caps and floors, options, and forward rate agreements are used to control financial risk effectively. off-balance sheet instruments are often preferable to similar cash instruments because, though performing identically, they require less capital while preserving access to the marketplace.

   Table 9, on page 22 of the 1997 Annual Report, illustrates the approximate market values, estimated maturities, and weighted average rates of the interest rate swaps used by Huntington in its interest rate risk management program. As is the case with cash securities, the market value of interest rate swaps is largely a function of the financial market's expectations regarding the future direction of interest rates. Accordingly, current market values are not necessarily indicative

------------------------------------------------------------------------------

of the future impact of the swaps on net interest income. This will depend, in large part, on the shape of the yield curve as well as interest rate levels. With respect to the variable rate information and the indexed amortizing swap maturities presented in Table 9, management made no assumptions regarding future changes in interest rates.

   The pay rates on Huntington's receive-fixed swaps vary based on movements in the applicable London interbank offered rate (LIBOR). Receive-fixed asset conversion swaps and receive-fixed liability conversion swaps with notional values of $200 million and $300 million, respectively, have embedded written LIBOR-based call options. Also, receive-fixed liability conversion swaps with a notional value of $150 million have embedded written LIBOR-based caps. The portfolio of amortizing swaps consists primarily of contracts that are indexed to the prepayment experience of a specified pool of mortgage loans. As market interest rates change, the amortization of the notional value of the swap will also change, generally slowing as rates increase and accelerating when rates fall. Basis swaps are contracts which provide for both parties to receive interest payments according to different rate indices and are used to protect against changes in spreads between market rates. The receive and pay amounts applicable to Huntington's basis swaps are based predominantly on LIBOR.

   The notional values of the swap portfolio represent contractual amounts on which interest payments to be exchanged are based. These notional values do not represent direct credit exposures. At December 31, 1997, Huntington's credit risk from interest rate swaps used for asset/liability management purposes was $66.5 million, which represents the sum of the aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. In order to minimize the risk that a swap counterparty will not satisfy its interest payment obligation under the terms of the contract, Huntington performs credit reviews on all counterparties, restricts the number of counterparties used to a select group of high quality institutions, obtains collateral, and enters into formal netting arrangements. Huntington has never experienced any past due amounts from a swap counterparty and does not anticipate nonperformance in the future by any such counterparties.

   The total notional amount of off-balance sheet instruments used by Huntington on behalf of customers (for which the related interest rate risk is offset by third party contracts) was $179 million at December 31, 1997. Total credit exposure from such contracts is not material. These separate activities, which are accounted for at fair value, are not a significant part of


TABLE 8
-------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE                         December 31,
-------------------------------------------------------------------------------------------
(in thousands of dollars)                     1997           1996           1995
-------------------------------------------------------------------------------------------
U.S. Treasury and Federal Agencies ...     $5,001,034     $4,714,821     $4,519,310
Other Securities .....................        708,780        494,572        531,522
                                           ----------     ----------     ----------
   Total Securities Available for Sale     $5,709,814     $5,209,393     $5,050,832
                                           ==========     ==========     ==========

-------------------------------------------------------------------------------------------
AMORTIZED COST AND FAIR VALUES BY MATURITY AT DECEMBER 31, 1997
(in thousands of dollars)            Amortized Cost      Fair Value       Yield(1)
-------------------------------------------------------------------------------------------
U.S. Treasury
   Under 1 year ......................     $    1,001     $    1,012              7.13%
   1-5 years .........................        409,364        407,936              5.60
   6-10 years ........................        320,497        320,726              5.77
                                           ----------     ----------
     Total ...........................        730,862        729,674
                                           ----------     ----------
Federal Agencies
   Mortgage-backed securities
     Under 1 year ....................          2,223          2,216              6.68
     1-5 years .......................        169,877        170,177              6.54
     6-10 years ......................        497,496        494,016              6.28
     offer 10 years ..................        698,906        705,031              6.70
                                           ----------     ----------
       Total .........................      1,368,502      1,371,440
                                           ----------     ----------
   Other agencies
     Under 1 year ....................            984            992              8.29
     1-5 years .......................      1,590,592      1,594,409              6.26
     6-10 years ......................        787,682        792,359              6.63
     offer 10 years ..................        509,713        512,160              6.67
                                           ----------     ----------
       Total .........................      2,888,971      2,899,920
                                           ----------     ----------
Total U.S. Treasury and
   Federal Agencies ..................      4,988,335      5,001,034
                                           ----------     ----------
Other Securities
   Under 1 year ......................         13,940         13,925              9.78
   1-5 years .........................        211,943        214,772              7.30
   6-10 years ........................        199,849        205,771              8.15
   offer 10 years ....................        210,688        213,183              5.53
   Marketable equity securities ......         62,164         61,129              5.61
                                           ----------     ----------
     Total ...........................        698,584        708,780
                                           ----------     ----------
Total Securities Available for Sale ..     $5,686,919     $5,709,814
                                           ==========     ==========

At December 31, 1997, Huntington had no concentrations of securities by a single issuer in excess of 10% of shareholders' equity.

(1) Weighted average yields were calculated on the basis of amortized cost.

--------------------------------------------------------------------------------


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

   A chief source of Huntington's liquidity is derived from the large retail deposit base accessible by its network of geographically dispersed banking Offices. This core funding is supplemented by Huntington's demonstrated ability to raise funds in capital markets and to access funds nationwide. Huntington's $6.75 billion domestic note and $2 billion European note programs are significant sources of wholesale funding. Under these programs, unsecured senior and subordinated notes are issuable with maturities ranging from one month to thirty years. At year-end 1997, $6.8 billion of notes were available to fund Huntington's future activities. As mentioned previously, Huntington raised $200 million in 1997 through the sale of capital securities by its wholly-owned subsidiary, Huntington Capital I. A $200 million line of credit is also available to support commercial paper borrowings and other short-term working capital needs.

   While liability sources are many, significant liquidity is also available from Huntington's investment and loan portfolios. ALCO regularly monitors the overall liquidity position of the business and ensures that various alternative strategies exist to coffer unanticipated events. At December 31, 1997, sufficient liquidity was available to meet estimated short-term and long-term funding needs.

TABLE 9
-----------------------------------------------------------------------------------
INTEREST RATE SWAP PORTFOLIO
-----------------------------------------------------------------------------------
(in millions of dollars)                         December 31, 1997
-----------------------------------------------------------------------------------
                                             Average
                                Notional    Maturity  Market      Average Rate
                                  Value      (years)   Value    Receive      Pay
-----------------------------------------------------------------------------------
ASSET CONVERSION SWAPS
Receive fixed.................    $  450      1.60     $(0.3)     6.13%     5.84%
Receive fixed-amortizing......        92      0.25      (0.1)     5.27      5.84
                                  ------               -----
TOTAL ASSET CONVERSION SWAPS..    $  542      1.37     $(0.4)     5.98%     5.84%
                                  ======               =====

LIABILITY CONVERSION SWAPS
Receive fixed.................    $1,580      2.01     $25.1      6.41%     5.86%
Receive fixed-amortizing......       187      1.50      (0.7)     5.63      5.97
Pay fixed.....................       150      1.64      (0.1)     5.86      5.56
                                  ------               -----
TOTAL LIABILITY CONVERSION SWAPS  $1,917      1.93     $24.3      6.29%     5.85%
                                  ======               =====

BASIS PROTECTION SWAPS........    $  735      1.17     $(0.1)     5.89%     5.77%
                                  ======               =====


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

   Asset quality continues to compare favorably with Huntington's peers in the banking industry. Non-performing assets, consisting of loans that are no longer accruing interest, loans that have been renegotiated based upon financial difficulties of the borrower, and real estate acquired through foreclosure, totaled $87.2 million at the most recent year end. As of this same date, non-performing loans represented .40% of total loans and non-performing assets as a percent of total loans and other real estate were only .49%. Loans past due ninety days or more but continuing to accrue interest (primarily consumer and residential real estate) were $49.6 million.

   There were also loans outstanding of $54.2 million and $50.7 million, respectively, at December 31, 1997, and 1996, that were current as to principal and interest which Huntington considered to be potential problem credits. These loans are closely monitored for any further deterioration in borrower performance.

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

----------------------------------------------------------------------------------------------------------------------------
TABLE 10
----------------------------------------------------------------------------------------------------------------------------
MATURITY OF DOMESTIC CERTIFICATES OF DEPOSIT OF $100,000 OR MORE AS OF DECEMBER 31, 1997
----------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)
----------------------------------------------------------------------------------------------------------------------------
Three months or less......................................................................................      $   932,440
offer three through six months.............................................................................         380,370
offer six through twelve months............................................................................         438,106
offer twelve months........................................................................................         152,741
                                                                                                                -----------
Total.....................................................................................................      $ 1,903,657
                                                                                                                ===========



TABLE 11
-------------------------------------------------------------------------------------------------------------------
SHORT-TERM BORROWINGS                                                                DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                    1997                1996               1995
-------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS
Balance at year-end....................................   $3,064,344          $3,309,445         $2,962,252
Weighted average interest rate at year-end.............         5.26%              5.21%               5.06%
Maximum amount outstanding at
   month-end during the year...........................   $3,387,690          $3,309,445         $2,968,772
Average amount outstanding during the year.............   $2,733,764          $2,766,185         $2,264,330
Weighted average interest rate during the year.........         5.15%              5.16%               5.68%

TABLE 12
----------------------------------------------------------------------------------------------------------------------------
NON-PERFORMING ASSETS AND PAST DUE LOANS                                     December 31,
----------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                     1997          1996          1995          1994         1993          1992
----------------------------------------------------------------------------------------------------------------------------
Non-accrual loans........................  $  65,981       $ 55,040     $ 55,423    $   47,524    $   81,310    $   95,842
Renegotiated loans.......................      5,822          4,422        5,320         3,768         3,080         3,500
                                           ---------       --------     --------    ----------    ----------    ----------
TOTAL NON-PERFORMING LOANS...............     71,803         59,462       60,743        51,292        84,390        99,342
                                           ---------       --------     --------    ----------    ----------    ----------
Other real estate, net...................     15,343         17,208       23,598        54,153        66,578        75,266
                                           ---------       --------     --------    ----------    ----------    ----------
TOTAL NON-PERFORMING ASSETS..............  $  87,146       $ 76,670     $ 84,341    $  105,445    $  150,968    $  174,608
                                           =========       ========     ========    ==========    ==========    ==========

NON-PERFORMING LOANS AS A % OF TOTAL LOANS      0.40%          0.35%        0.39%         0.36%         0.67%         0.90%
NON-PERFORMING ASSETS AS A % OF TOTAL LOANS
   AND OTHER REAL ESTATE.................       0.49%          0.46%        0.54%         0.74%         1.19%         1.58%
ALLOWANCE FOR LOAN LOSSES AS A % OF
   NON-PERFORMING LOANS..................     359.55%        388.11%      366.28%       439.10%       276.24%       174.39%
ALLOWANCE FOR LOAN LOSSES AND OTHER REAL
   ESTATE AS A % OF NON-PERFORMING ASSETS     294.32%        297.12%      250.06%       199.12%       146.25%        99.35%

ACCRUING LOANS PAST DUE 90 DAYS OR MORE..  $  49,608       $ 39,267     $ 30,937    $   23,753    $   28,623    $   29,567
                                           =========       ========     ========    ==========    ==========    ==========

ACCRUING LOANS PAST DUE 90 DAYS OR MORE
   TO TOTAL LOANS........................       0.28%          0.23%        0.20%         0.17%         0.23%         0.27%


NOTE: For 1997, the amount of interest income which would have been recorded under the original terms for total loans classified as non-accrual or renegotiated was $7.8 million. Amounts actually collected and recorded as interest income for these loans totaled $0.8 million.

--------------------------------------------------------------------------------


Huntington's ratio of average equity to average assets offer the last twelve months was 7.53%, compared with 7.60% and 7.88%, respectively, in the two preceding years. Largely as a result of the sale of capital securities by its special-purpose subsidiary, Huntington showed improvement during the recent year in each of the key regulatory capital ratios. In addition, its bank subsidiaries had regulatory capital ratios in excess of the levels established for "well-capitalized" institutions.

   Cash dividends declared were $.76 per share in 1997, up 11.8% from the corresponding amount in 1996 of $.68 per share. A 10% stock dividend was also distributed to shareholders in the year just ended, marking the twenty-fourth consecutive year in which Huntington has issued a stock split or stock dividend.

   On February 21, 1996, the Board of Directors authorized Huntington to repurchase up to 12.1 million additional shares of its common stock (as adjusted for subsequent stock dividends) through open market purchases and privately negotiated transactions. The authorization represents a continuation of the common stock repurchase program begun in August 1987 and provides that the shares will be reserved for reissue in connection with Huntington's dividend reinvestment and employee benefit plans as well as for other corporate purposes. Huntington purchased 1.9 million shares in 1997 at an aggregate cost of $56.2 million, leaving 2.6 million shares available for repurchase. Upon announcement of the merger with First Michigan, Huntington suspended its common stock repurchase program. The program was temporarily reactivated for the limited purpose of acquiring shares for reissue in the purchase business combination with The Bank of Winter Park, a $90 million institution headquartered in Winter Park, Florida. With the closing of the Winter Park acquisition in October 1997, the common stock repurchase program was again suspended.

FOURTH QUARTER RESULTS

   Net income for the fourth quarter of 1997 was a record $90.6 million, compared with $79.1 million in the same period last year. Basic earnings per share were $.47, versus $.42 per share one year ago. ROE and ROA for the most recent quarter were 18.23% and 1.41%, respectively, up from 17.69% and 1.32% in the final three months of 1996.

   Net interest income was $259.6 million in the recent quarter, an increase of 13.3% offer the corresponding period of the prior year. An improved margin, coupled with growth in average earning assets (principally loans), drove the increase.

   The provision for loan losses was $26.2 million in the last quarter of the year, compared with $25.0 million in the same period of 1996. Net charge-offs (annualized) were .61% of average loans in the recent three months, virtually unchanged from .60% in the final quarter one year ago.

   Non-interest income, excluding securities gains, was $87.5 million for the three months ended December 31, 1997, an increase of 18.3% from the fourth quarter of the preceding year. Similar to the full year results, improvements occurred across most of the major categories.

   Non-interest expense totaled $188.5 million in the most recent three months, versus $165.0 million in the final quarter of 1996. The increase was primarily attributable to the same items referred to above in the discussion of annual results.

PENDING ACQUISITION

   In December 1997, Huntington announced that it was the successful bidder for 60 banking Offices in Florida to be sold by NationsBank Corporation in connection with the merger of NationsBank and Barnett Banks Inc. These Offices are in what Huntington believes to be very good markets and complement nicely its existing presence in central and west coast Florida. In addition to its assumption of $2.6 billion of low cost core deposits, Huntington is purchasing approximately $1.6 billion of high quality loans. The deposit premium, which is subject to final determination based on the deposit levels at the closing of the transaction, is projected to be $523 million, using the latest information available from NationsBank. To preserve its strong capital base, Huntington expects to issue $300 million of common stock and another $250 million of capital securities on or before the closing of the branch purchase in mid-1998. The new capital amounts are estimates only and could change based on Huntington's asset growth, the ultimate deposit premium paid, and other developments offer the next few months.

Selected ANNUAL INCOME STATEMENT Data

--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars,                                               Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------
except per share amounts)                     1997          1996          1995          1994          1993          1992
---------------------------------------    ----------     ---------    ----------    ----------    ----------    ----------
TOTAL INTEREST INCOME..................    $1,981,473    $1,775,734   $ 1,709,627    $1,418,610    $1,410,401    $1,379,949
TOTAL INTEREST EXPENSE.................       954,243       880,648       856,860       546,880       514,812       588,591
                                           ----------    ----------    ----------    ----------    ----------    ----------
NET INTEREST INCOME....................     1,027,230       895,086       852,767       871,730       895,589       791,358
Provision for loan losses..............       107,797        76,371        36,712        21,954        84,682        88,213
                                           ----------    ----------    ----------    ----------    ----------    ----------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES...........       919,433       818,715       816,055       849,776       810,907       703,145
                                           ----------    ----------    ----------    ----------    ----------    ----------
Service charges on deposit accounts....       117,852       107,669        97,505        88,457        83,570        73,503
Mortgage banking.......................        55,715        43,942        39,309        47,194        63,964        53,227
Trust services.........................        48,102        42,237        37,627        35,278        33,879        30,269
Electronic banking fees................        22,656        12,013         6,190         3,405         2,078         1,634
Credit card fees.......................        20,374        23,093        18,757        18,589        18,084        16,587
Investment product sales...............        19,024        13,950         9,704         8,058        10,616         6,420
Securities gains.......................         7,978        17,620         9,380         2,297        27,316        36,551
Other..................................        51,138        53,539        56,618        41,436        41,693        32,030
                                           ----------    ----------    ----------    ----------    ----------    ----------
TOTAL NON-INTEREST INCOME..............       342,839       314,063       275,090       244,714       281,200       250,221
                                           ----------    ----------    ----------    ----------    ----------    ----------
Salaries...............................       297,415       273,316       263,552       265,336       262,755       240,321
Commissions............................        21,398        14,587        10,347        11,463        21,510        18,810
Employee benefits......................        70,030        69,289        69,059        68,955        65,021        54,966
Equipment..............................        57,867        50,887        44,646        44,806        43,012        39,396
Net occupancy..........................        49,509        49,676        47,824        46,304        45,496        41,387
Advertising............................        24,662        14,947        13,757        17,570        15,141        15,114
Printing and supplies..................        21,584        19,602        18,103        18,379        18,405        17,489
Credit card and electronic banking.....        14,171        16,355        14,076        13,951        12,170        11,028
Legal and loan collection..............        13,418        11,106         9,658         9,098        12,378        14,142
Special charges........................        47,163            --            --            --            --            --
FDIC insurance.........................         2,774         1,261        17,974        30,451        30,042        29,900
Other..................................       183,117       154,484       153,065       157,207       163,521       204,370
                                           ----------    ----------    ----------    ----------    ----------    ----------
TOTAL NON-INTEREST EXPENSE.............       803,108       675,510       662,061       683,520       689,451       686,923
                                           ----------    ----------    ----------    ----------    ----------    ----------
INCOME BEFORE INCOME TAXES.............       459,164       457,268       429,084       410,970       402,656       266,443
Provision for income taxes.............       166,501       152,999       147,283       134,650       135,731        79,300
                                           ----------    ----------    ----------    ----------    ----------    ----------
NET INCOME.............................    $  292,663    $  304,269    $  281,801    $  276,320    $  266,925    $  187,143
                                           ==========    ==========    ==========    ==========    ==========    ==========
PER COMMON SHARE (1)
Net income
   Basic...............................         $1.53         $1.58         $1.42         $1.40         $1.37         $ .97
   Diluted.............................         $1.52         $1.57         $1.41         $1.39         $1.35         $ .96
Cash dividends declared................         $ .76         $ .68         $ .62         $ .56         $ .46         $ .40

FULLY TAX EQUIVALENT MARGIN
Net Interest Income....................    $1,027,230     $ 895,086    $  852,767    $  871,730    $  895,589    $  791,358
Tax Equivalent Adjustment (2) .........        11,864        12,363        14,602        18,405        21,072        23,376
                                           ----------     ---------    ----------    ----------    ----------    ----------
Tax Equivalent Net Interest Income.....    $1,039,094     $ 907,449    $  867,369    $  890,135    $  916,661    $  814,734
                                           ==========     =========    ==========    ==========    ==========    ==========

(1) Adjusted for stock dividends and stock splits, as applicable.
(2) Calculated assuming a 35% tax rate in years 1993 through 1997 and a 34% tax rate in 1992.

Consolidated AVERAGE
BALANCES AND INTEREST RATES


--------------------------------------------------------------------------------


                                                                            1997                           1996
                                                                ---------------------------     ---------------------------
                                                                          INTEREST                       Interest
Fully Tax Equivalent Basis (1)                                  AVERAGE   INCOME/    YIELD/     Average   Income/   Yield/
(in millions of dollars)                                        BALANCE   EXPENSE     RATE      Balance   Expense   Rate
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest bearing deposits in banks...........................   $     9   $     .5    5.47%     $    14   $    .8   5.85%
Trading account securities...................................        11         .6    5.70           16        .9   5.66
Federal funds sold and securities purchased under resale
  agreements.................................................        44        2.4    5.50           67       3.8   6.03
Mortgages held for sale......................................       131       10.1    7.75          113       8.7   7.74
Securities:
   Taxable...................................................     5,351      339.8    6.35        5,194     333.7   6.42
   Tax exempt................................................       264       25.3    9.55          291      27.9   9.59
                                                                -------   --------              -------   -------
      Total Securities.......................................     5,615      365.1    6.50        5,485     361.6   6.59
                                                                -------   --------              -------   -------
Loans
   Commercial................................................     5,302      456.6    8.61        4,955     396.9   8.01
   Real Estate
      Construction...........................................       813       73.8    8.85          580      50.7   8.75
      Mortgage...............................................     3,761      326.9    8.71        3,614     312.3   8.64
   Consumer
      Loans..................................................     6,299      574.8    9.12        5,880     528.4   8.99
      Leases.................................................     1,406      106.7    7.59          950      74.8   7.87
                                                                -------   --------              -------   -------
      Total Loans............................................    17,581    1,538.8    8.75       15,979   1,363.1   8.53
      Allowance for loan losses/loan fees....................       253       75.8                  231      49.2
                                                                -------   --------              -------  --------
      Net loans..............................................    17,328    1,614.6    9.18       15,748   1,412.3   8.84
                                                                -------   --------              -------   -------
      Total earning assets...................................    23,391    1,993.3    8.52%      21,674   1,788.1   8.26%
                                                                -------   --------              -------   -------
Cash and due from banks......................................       910                             901
All other assets.............................................     1,103                           1,031
                                                                -------                         -------
TOTAL ASSETS ................................................   $25,151                         $23,375
                                                                =======                         =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest bearing deposits...............................    $ 2,774                         $ 2,664
Interest bearing demand deposits.............................     3,204       84.4    2.64%       3,068      80.2   2.61%
Savings deposits.............................................     3,056      100.4    3.28        2,836      86.3   3.04
Other domestic time deposits.................................     5,857      329.7    5.63        5,463     310.3   5.68
                                                                -------   --------              -------   -------
   Total core deposits.......................................    14,891      514.5    4.25       14,031     476.8   4.19
                                                                -------   --------              -------   -------
Certificates of deposit of $100,000 or more..................     1,922      109.4    5.70        1,525      85.5   5.61
Foreign time deposits........................................       382       22.2    5.81          305      18.4   6.03
                                                                -------   --------              -------   -------
   Total deposits............................................    17,195      646.1    4.48       15,861     580.7   4.40
                                                                -------   --------              -------   -------
Short-term borrowings........................................     3,294      172.7    5.24        3,375     183.6   5.44
Long-term debt, including capital securities.................     2,254      135.4    6.01        1,858     116.4   6.26
                                                                -------   --------              -------   -------
   Total interest bearing liabilities........................    19,969      954.2    4.78%      18,430     880.7   4.78%
                                                                -------   --------              -------   -------
All other liabilities........................................       514                             505
Shareholders' equity.........................................     1,894                           1,776
                                                                -------                         -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...................   $25,151                         $23,375
                                                                =======                         =======

Net interest rate spread.....................................                         3.74%                         3.48%
Impact of non-interest bearing funds on margin...............                          .70%                          .71%
NET INTEREST INCOME/MARGIN...................................             $1,039.1    4.44%               $ 907.4   4.19%
                                                                          ========                        =======



(1) Fully tax equivalent yields are calculated assuming a 35% tax rate in 1993 through 1997 and a 34% tax rate in 1992.

    Average loan balances include non-accruing loans. Loan income includes cash received on non-accruing loans.

              1995                           1994                          1993                           1992
-----------------------------    ---------------------------     --------------------------    ---------------------------
            Interest                       Interest                      Interest                       Interest
  Average   Income/    Yield/    Average   Income/    Yield/     Average  Income/   Yield/      Average  Income/    Yield/
  Balance   Expense     Rate     Balance   Expense     Rate      Balance  Expense    Rate       Balance  Expense     Rate
-----------------------------    ---------------------------     --------------------------    ---------------------------

  $    26   $    1.6    5.99%    $      8  $     .5    6.23%     $    30  $    1.3    4.27%    $    88   $   4.7    5.29%
       23        1.6    7.29           14        .9    6.16           10        .5    5.04          22       1.2    5.43
       93        5.6    6.10          134       5.8    4.30          103       3.3    3.22         157       5.9    3.77
      133       10.0    7.58          367      25.9    7.06          827      60.2    7.28         681      55.0    8.09

    4,679      310.7    6.64        3,713     226.5    6.10        4,703     284.5    6.05       3,965     276.9    6.99
      342       33.2    9.73          419      42.0   10.03          464      49.6   10.70         520      50.6    9.73
  -------   --------             --------  --------              -------  --------             -------   -------
    5,021      343.9    6.85        4,132     268.5    6.50        5,167     334.1    6.47       4,485     327.5    7.30
  -------   --------             --------  --------              -------  --------             -------   -------

    4,703      403.3    8.58        4,140     350.1    8.46        3,823     321.5    8.41       3,602     300.0    8.33

      473       41.6    8.79          396      30.6    7.73          445      31.1    6.99         456      30.7    6.73
    3,834      328.1    8.56        3,474     278.3    8.01        3,084     253.9    8.24       2,698     241.7    8.96

    5,508      494.2    8.97        4,837     401.6    8.31        4,008     364.6    9.10       3,585     381.4   10.64
      657       51.0    7.76          485      34.7    7.15          349      27.8    7.97         263      23.3    8.86
  -------   --------             --------  --------              -------  --------             -------   -------
   15,175    1,318.2    8.69       13,332   1,095.3    8.21       11,709     998.9    8.53      10,604     977.1    9.22
      227       43.4                  235      40.1                  215      33.2                 163      31.7
  -------   --------             --------  --------              -------  --------             -------   -------
   14,948    1,361.6    8.97       13,097   1,135.4    8.52       11,494   1,032.1    8.82      10,441   1,008.8    9.51
  -------   --------             --------  --------              -------  --------             -------   -------
   20,471    1,724.3    8.43%      17,987   1,437.0    7.99%      17,846   1,431.5    8.02%     16,037   1,403.1    8.75%
  -------   --------             --------  --------              -------  --------             -------   -------
      883                             841                            787                           723
      972                             906                            923                           868
  -------                        --------                        -------                       -------
  $22,099                        $ 19,499                        $19,341                       $17,465
  =======                        ========                        =======                       =======


 $  2,477                        $  2,390                        $ 2,384                       $ 1,964
    2,815       68.6    2.44%       2,984      65.9    2.21%       2,908      70.2    2.41%      2,710      82.9    3.06%
    2,666       77.9    2.92        2,935      68.0    2.32        2,863      75.4    2.63       2,351      83.9    3.57
    5,382      300.3    5.58        4,383     187.3    4.27        4,376     187.6    4.29       4,846     250.2    5.17
  -------   --------             --------  --------              -------  --------             -------   -------
   13,340      446.8    4.11       12,692     321.2    3.12       12,531     333.2    3.28      11,871     417.0    4.21
  -------   --------             --------  --------              -------  --------             -------   -------
    1,269       74.8    5.89          914      39.3    4.30        1,049      39.8    3.79       1,463      66.7    4.56
      262       17.0    6.50          286      12.2    4.25          455      15.0    3.30         153       5.7    3.73
  -------   --------             --------  --------              -------  --------             -------   -------
   14,871      538.6    4.34       13,892     372.7    3.24       14,035     388.0    3.33      13,487     489.4    4.25
  -------   --------             --------  --------              -------  --------             -------   -------
    3,622      217.9    6.02        2,763     111.1    4.02        2,943      92.8    3.16       2,166      76.3    3.53
    1,432      100.4    7.01          937      63.1    6.74          651      34.0    5.24         312      22.7    7.27
  -------   --------             --------  --------              -------  --------             -------   -------
   17,448      856.9    4.91%      15,202     546.9    3.60%      15,245     514.8    3.38%     14,001     588.4    4.21%
  -------   --------             --------  --------              -------  --------             -------   -------
      432                             286                            297                           246
    1,742                           1,621                          1,415                         1,254
  -------                        --------                        -------                       -------
  $22,099                        $ 19,499                        $19,341                       $17,465
  =======                        ========                        =======                       =======

                        3.52%                          4.39%                          4.64%                         4.54%
                         .72%                           .56%                           .50%                          .54%
            $  867.4    4.24%              $  890.1    4.95%              $  916.7    5.14%              $ 814.7    5.08%
            ========                       ========                       ========                       =======

MARKET PRICES, KEY RATIOS AND
STATISTICS, NON-PERFORMING ASSETS
(Quarterly Data)


--------------------------------------------------------------------------------


QUARTERLY COMMON STOCK SUMMARY (1)                          1997                                     1996
-----------------------------------------   ----------------------------------------------------------------------------------------
                                             IVQ         IIIQ        IIQ         IQ        IVQ        IIIQ        IIQ       IQ
                                             ---         ----        ---         --        ---        ----        ---       --
High.....................................  $ 38 7/8    $ 37 3/4    $ 27 1/4   $ 28 7/8   $ 26 1/4   $ 21 3/8    $ 20 7/8   $ 20 1/8
Low......................................    31 1/2      27 1/4      23 5/8     22 3/4     20 13/16   19 5/16     19 9/16    18 5/8
Close....................................    36          36 1/16     26 3/4     23 7/8     24         20 15/16    19 3/4     19 3/4
Cash dividends declared..................  $.20        $.20        $.18       $.18       $.18       $.18        $.16       $.16

(1) Restated for the ten percent stock dividend distributed July 31, 1997.
Note: Stock price quotations were obtained from NASDAQ

--------------------------------------------------------------------------------


KEY RATIOS AND STATISTICS
MARGIN ANALYSIS--AS A %
OF AVERAGE EARNING ASSETS (1)                                 1997                                    1996
------------------------------------------   --------------------------------------   --------------------------------------
                                              IVQ       IIIQ       IIQ       IQ        IVQ       IIIQ       IIQ        IQ
                                              ---       ----       ---       --        ---       ----       ---        --
Interest Income..........................     8.48%     8.53%      8.61%     8.42%     8.16%      8.25%     8.28%     8.24%
Interest Expense.........................     4.04      4.12       4.07      4.03      3.97       4.00      4.04      4.12
                                              ----      ----       ----      ----      ----       ----      ----      ----
   Net Interest Margin...................     4.44%     4.41%      4.54%     4.39%     4.19%      4.25%     4.24%     4.12%
                                              ====      ====       ====      ====      ====       ====      ====      ====

RETURN ON
   Average total assets..................     1.41%     0.65%      1.33%     1.27%     1.32%      1.33%     1.31%     1.26%
   Average earning assets................     1.53%     0.69%      1.43%     1.37%     1.42%      1.42%     1.41%     1.36%
   Average shareholders' equity..........    18.23%     8.41%     18.07%    17.42%    17.69%     17.75%    17.30%    15.94%

(1) Presented on a fully tax equivalent basis assuming a 35% tax rate.

NON-PERFORMING ASSETS
(QUARTER-END)
(in thousands of dollars)                                   1997                                      1996
------------------------------------------------------------------------------------------------------------------------------
                                                 IVQ        IIIQ       IIQ       IQ        IVQ      IIIQ       IIQ         IQ
                                              ---------   -------   -------- ---------   -------   --------   -------   -------
Non-accrual loans...........................  $  65,981   $72,385   $ 61,105 $  64,764   $55,040   $ 57,346   $58,311   $63,540
Renegotiated loans..........................      5,822     6,069      4,449     4,490     4,422      5,725     6,726     6,334
                                              ---------   -------   -------- ---------   -------   --------   -------   -------
TOTAL NON-PERFORMING LOANS..................     71,803    78,454     65,554    69,254    59,462     63,071    65,037    69,874
                                              ---------   -------   -------- ---------   -------   --------   -------   -------
Other real estate, net......................     15,343    13,762     14,434    20,300    17,208     16,321    23,213    22,219
                                              ---------   -------   -------- ---------   -------   --------   -------   -------
TOTAL NON-PERFORMING ASSETS.................  $  87,146   $92,216   $ 79,988 $  89,554   $76,670   $ 79,392   $88,250   $92,093
                                              =========   =======   ======== =========   =======   ========   =======   =======

NON-PERFORMING LOANS AS A %  OF TOTAL LOANS..      0.40%     0.44%      0.37%     0.40%     0.35%      0.39%     0.41%     0.45%
NON-PERFORMING ASSETS AS A
  % OF TOTAL LOANS AND OTHER REAL ESTATE...        0.49%     0.52%      0.45%     0.51%     0.46%      0.48%     0.55%     0.59%
ALLOWANCE FOR LOAN LOSSES AS A
  % OF NON-PERFORMING LOANS...............       359.55%   328.71%    378.11%   348.93%   388.11%    366.24%   348.52%   324.34%
ALLOWANCE FOR LOAN LOSSES AND OTHER REAL
   ESTATE AS A % OF NON-PERFORMING ASSETS...     294.32%   277.31%    306.51%   266.89%   297.12%    282.47%   246.01%   234.94%

ACCRUING LOANS PAST DUE 90 DAYS OR MORE.....  $  49,608   $43,120   $ 40,967 $  42,023   $39,267   $ 40,301   $35,094   $30,345
                                              =========   =======   ======== =========   =======   ========   =======   =======

Selected QUARTERLY INCOME
STATEMENT Data


--------------------------------------------------------------------------------

(in thousands of dollars,                                   1997                                     1996
                                           ---------------------------------------   ---------------------------------------
except per share amounts)                    IVQ       IIIQ        IIQ       IQ         IVQ      IIIQ        IIQ       IQ
-----------------------------------------  --------   --------  --------  --------   --------  --------  --------   --------
TOTAL INTEREST INCOME ...................  $499,760   $502,821  $503,018  $475,874   $452,716  $445,453  $439,514   $438,051
TOTAL INTEREST EXPENSE...................   240,197    245,663   240,060   228,323    223,664   219,217   216,822    220,945
                                           --------   --------  --------  --------   --------  --------  --------   --------
NET INTEREST INCOME......................   259,563    257,158   262,958   247,551    229,052   226,236   222,692    217,106
                                           --------   --------  --------  --------   --------  --------  --------   --------
Provision for loan losses................    26,235     28,351    30,831    22,38      25,038    22,978    14,160     14,195
                                           --------   --------  --------  --------   --------  --------  --------   --------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES.............   233,328    228,807   232,127   225,171    204,014   203,258   208,532    202,911
                                           --------   --------  --------  --------   --------  --------  --------   --------
Service charges on deposit accounts .....    31,035     30,382    28,841    27,594     27,434    27,262    26,971     26,002
Mortgage banking ........................    15,889     20,672    10,157     8,997     10,420    11,897    10,684     10,941
Trust services ..........................    12,019     12,124    11,814    12,145     10,724    10,381    10,320     10,812
Electronic banking fees..................     6,153      5,947     6,192     4,364      3,999     3,452     2,558      2,004
Credit card fees.........................     6,583      5,073     4,523     4,195      5,235     4,255     8,696      4,907
Investment product sales ................     4,703      4,987     4,315     5,019      3,487     3,054     3,653      3,756
Securities gains.........................     1,034      1,242     3,604     2,098      4,240     6,172       102      7,106
Other ...................................    11,094     15,670    12,055    12,319     12,631    14,911    13,787     12,210
                                           --------   --------  --------  --------   --------  --------  --------   --------
TOTAL NON-INTEREST INCOME ...............    88,510     96,097    81,501    76,731     78,170    81,384    76,771     77,738
                                           --------   --------  --------  --------   --------  --------  --------   --------
Salaries ................................    74,390     76,068    74,769    72,188     70,041    69,480    67,287     66,508
Commissions .............................     6,111      6,139     4,437     4,711      3,581     3,407     3,737      3,862
Employee benefits .......................    15,286     18,259    16,813    19,672     13,668    17,129    18,042     20,450
Equipment ...............................    16,004     14,503    14,173    13,187     14,152    12,854    12,312     11,569
Net occupancy............................    11,755     12,772    11,650    13,332     12,002    12,351    12,607     12,716
Advertising..............................     5,356      6,139     5,830     7,337      3,236     3,495     4,689      3,527
Printing and supplies ...................     6,239      5,384     5,035     4,926      5,216     4,771     5,133      4,482
Credit card and electronic banking.......     3,738      3,581     3,965     2,887      3,875     4,490     4,226      3,764
Legal and loan collection................     3,975      3,541     3,186     2,716      4,004     2,235     2,714      2,153
Special charges..........................        --     47,163        --        --         --        --        --         --
Other ...................................    45,678     51,361    45,947    42,905     35,233    38,261    41,270     40,981
                                           --------   --------  --------  --------   --------  --------  --------    --------
TOTAL NON-INTEREST EXPENSE ..............   188,532    244,910   185,805   183,861    165,008   168,473   172,017    170,012
                                           --------   --------  --------  --------   --------  --------  --------   --------
INCOME BEFORE INCOME TAXES ..............   133,306     79,994   127,823   118,041    117,176   116,169   113,286    110,637
Provision for income taxes ..............    42,657     38,762    44,220    40,862     38,044    38,725    37,997     38,233
                                           --------   --------  --------  --------   --------  --------  --------   --------
NET INCOME...............................  $ 90,649   $ 41,232  $ 83,603  $ 77,179   $ 79,132  $ 77,444  $ 75,289    $72,404
                                           ========   ========  ========  ========   ========  ========  ========   ========

PER COMMON SHARE (1)
Net income
   Basic.................................      $.47       $.22      $.44      $.41       $.42      $.40      $.39       $.37
   Diluted...............................      $.47       $.21      $.43      $.40       $.41      $.40      $.39       $.37
Cash dividends declared .................      $.20       $.20      $.18      $.18       $.18      $.18      $.16       $.16

FULLY TAX EQUIVALENT MARGIN
Net Interest Income......................  $259,563   $257,158  $262,958  $247,551   $229,052  $226,236  $222,692   $217,106
Tax Equivalent Adjustment (2) ...........     2,754      3,115     2,948     3,047      3,018     3,026     3,123      3,196
                                           --------   --------  --------  --------   --------  --------  --------   --------
Tax Equivalent Net Interest Income.......  $262,317   $260,273  $265,906  $250,598   $232,070  $229,262  $225,815   $220,302
                                           ========   ========  ========  ========   ========  ========  ========   ========

(1) Adjusted for stock dividends and stock splits, as applicable.

(2) Calculated assuming a 35% tax rate.

Report of MANAGEMENT

--------------------------------------------------------------------------------

   The integrity of the financial statements and other financial information contained in this Annual Report is the responsibility of the management of Huntington. Such financial information has been prepared in accordance with generally accepted accounting principles, based on the best estimates and judgment of management.

   Huntington maintains a system of internal accounting controls designed to provide reasonable assurance that transactions are executed and recorded in accordance with management's authorization and that the assets of Huntington are properly safeguarded. This system includes the careful selection and training of staff, the communication of policies and procedures consistent with the highest standards of business conduct, and the maintenance of an internal audit function.

   The Audit Committee of the Board of Directors is composed entirely of outside directors and it meets periodically with both internal and independent auditors to review the results and recommendations of their audits. This Committee selects the independent auditor with the approval of shareholders.

   The accounting firm of Ernst & Young LLP has been engaged by Huntington to audit its financial statements, and their report appears below.

/s/ Frank Wobst                         /s/ Gerald R. Williams
Frank Wobst                             Gerald R. Williams
Chairman and                            Executive Vice President
Chief Executive Officer                   and Chief Financial Officer


Report of ERNST & YOUNG LLP,
INDEPENDENT AUDITORS

--------------------------------------------------------------------------------

To the Board of Directors and Shareholders
Huntington Bancshares Incorporated

   We have audited the accompanying consolidated balance sheets of Huntington Bancshares Incorporated and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Huntington Bancshares Incorporated and First Michigan Bank Corporation (First Michigan), which has been accounted for using the pooling of interests accounting method as described in Note 2 to the consolidated financial statements. We did not audit the 1996 and 1995 financial statements of First Michigan, which statements reflect total assets constituting 14% for 1996 and net income constituting 14% for 1996 and 13% for 1995 of the related consolidated financial statement totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts for First Michigan, is based solely on the report of other auditors.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, based on our audits, and for 1996 and 1995, the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Huntington Bancshares Incorporated and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                       /s/ Ernst & Young LLP

Columbus, Ohio
January 14, 1998

Consolidated
BALANCE SHEEETS


--------------------------------------------------------------------------------

                                                                                                DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                             1997                        1996
-----------------------------------------------------------------------------     -------------               -----------
ASSETS
Cash and due from banks.......................................................    $   1,142,450               $ 1,071,361
Interest bearing deposits in banks............................................           39,618                     3,418
Trading account securities....................................................            7,082                     1,873
Federal funds sold and securities purchased under resale agreements...........          509,119                    21,066
Mortgages held for sale.......................................................          192,948                   121,422
Securities available for sale-- at fair value.................................        5,709,814                 5,209,393
Investment securities-- fair value $33,383 and $354,702, respectively.........           33,010                   345,135
Total loans...................................................................       17,738,248                16,758,155
   Less allowance for loan losses.............................................          258,171                   230,778
                                                                                  -------------               -----------
Net loans.....................................................................       17,480,077                16,527,377
                                                                                  -------------               -----------
Premises and equipment........................................................          389,481                   380,460
Customers' acceptance liability...............................................           27,818                    56,248
Accrued income and other assets...............................................        1,199,123                   634,193
                                                                                  -------------               -----------

TOTAL ASSETS..................................................................    $  26,730,540               $24,371,946
                                                                                  =============               ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits
   Non-interest bearing.......................................................      $ 2,549,518               $ 2,825,586
   Interest bearing...........................................................        3,762,862                 3,181,512
Savings deposits..............................................................        3,133,014                 3,040,719
Certificates of deposit of $100,000 or more...................................        1,903,657                 1,506,914
Other domestic time deposits..................................................        6,115,534                 5,437,131
Foreign time deposits.........................................................          519,133                   410,450
                                                                                  -------------               -----------
   Total deposits.............................................................       17,983,718                16,402,312
                                                                                  -------------               -----------
Short-term borrowings.........................................................        3,286,671                 4,028,255
Bank acceptances outstanding..................................................           27,818                    56,248
Long-term debt................................................................        2,686,039                 1,665,531
Company-obligated mandatorily redeemable capital securities
   of Huntington Capital I....................................................          200,000                        --
Accrued expenses and other liabilities........................................          520,903                   433,942
                                                                                  -------------               -----------
   Total Liabilities..........................................................       24,705,149                22,586,288
                                                                                  -------------               -----------
Shareholders' Equity
   Preferred stock -- authorized 6,617,808 shares; none outstanding
   Common stock -- without par value; authorized 300,000,000 shares; issued
      and outstanding-- 193,279,797 and 182,265,457 shares, respectively......        1,528,768                 1,290,968
   Less 1,543,371 and 9,284,844 treasury shares, respectively.................          (36,791)                 (204,634)
   Capital surplus............................................................          404,235                   401,176
   Net unrealized gains (losses) on securities available for sale.............           14,800                   (13,931)
   Retained earnings..........................................................          114,379                   312,079
                                                                                  -------------               -----------
Total Shareholders' Equity....................................................        2,025,391                 1,785,658
                                                                                  -------------               -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................................      $26,730,540               $24,371,946
                                                                                  =============               ===========


See notes to consolidated financial statements.

Consolidated
STATEMEMENTS OF INCOME


--------------------------------------------------------------------------------

                                                                                YEAR ENDED DECEMBER 31,
                                                             --------------------------------------------------------------
(in thousands of dollars, except per share amounts)             1997                      1996                      1995
-------------------------------------------------------      ----------                ----------                ----------
Interest and fee income
   Loans...............................................      $1,611,541                $1,411,551                $1,357,975
   Securities..........................................         356,388                   349,937                   332,932
   Other...............................................          13,544                    14,246                    18,720
                                                             ----------                ----------                ----------
      TOTAL INTEREST INCOME............................       1,981,473                 1,775,734                 1,709,627
                                                             ----------                ----------                ----------
Interest Expense
   Deposits............................................         646,121                   580,686                   538,668
   Short-term borrowings...............................         172,745                   183,584                   217,818
   Long-term debt......................................         135,377                   116,378                   100,374
                                                             ----------                ----------                ----------
      TOTAL INTEREST EXPENSE...........................         954,243                   880,648                   856,860
                                                             ----------                ----------                ----------
      NET INTEREST INCOME..............................       1,027,230                   895,086                   852,767
                                                             ----------                ----------                ----------
Provision for loan losses..............................         107,797                    76,371                    36,712
                                                             ----------                ----------                ----------
   NET INTEREST INCOME AFTER PROVISION
      FOR LOAN LOSSES..................................         919,433                   818,715                   816,055
                                                             ----------                ----------                ----------
Total non-interest income .............................         342,839                   314,063                   275,090
Total non-interest expense ............................         803,108                   675,510                   662,061
                                                             ----------                ----------                ----------
   INCOME BEFORE INCOME TAXES..........................         459,164                   457,268                   429,084
      Provision for income taxes.......................         166,501                   152,999                   147,283
                                                             ----------                ----------                ----------

   NET INCOME  ........................................      $  292,663                $  304,269                $  281,801
                                                             ==========                ==========                ==========

PER COMMON SHARE (1)
   Net income
      Basic............................................           $1.53                     $1.58                     $1.42
      Diluted..........................................           $1.52                     $1.57                     $1.41
   Cash dividends declared.............................           $ .76                     $ .68                     $ .62

AVERAGE COMMON SHARES OUTSTANDING (1)  ................     190,804,039               192,491,596               198,429,594



(1) Adjusted for stock dividends and stock splits, as applicable.


See notes to consolidated financial statements.

Consolidated Statements of
CHANGES IN SHAREHOLDERS' EQUITY


--------------------------------------------------------------------------------

                                                                                               NET UNREALIZED
                                              COMMON     COMMON   TREASURY  TREASURY   CAPITAL  GAINS (LOSSES) RETAINED
(in thousands, except per share amounts)      SHARES      STOCK    SHARES    STOCK     SURPLUS  ON SECURITIES  EARNINGS    TOTAL
------------------------------------------------------------------------------------------------------------------------------------
BALANCE-- JANUARY 1, 1995................     151,720    $930,154    (905)  $(16,577)  $339,695   $(66,224)  $448,223   $ 1,635,271

Stock issued for acquisitions............       3,510       3,434                        20,061       (985)     8,474        30,984
Net income...............................                                                                     281,801       281,801
Cash dividends declared ($.62 per share).                                                                    (106,493)     (106,493)
5% stock dividend........................       6,732     140,146     (45)                                   (140,272)         (126)
Stock options exercised..................                             231      4,155          7                (2,809)        1,353
Treasury shares purchased................                          (9,625)  (204,645)                                      (204,645)
Treasury shares sold:
   Shareholder dividend reinvestment plan                           1,553     28,609        437                (1,114)       27,932
   Employee benefit plans................                             439      7,826        213                   (45)        7,994
Conversion of convertible notes..........          41         311                                                               311
Change in net unrealized gains (losses)
      on securities available for sale...                                                          105,246                  105,246
Pre-merger transactions of pooled subsidiary    1,169       1,012                        22,319      4,753    (35,019)       (6,935)
                                              -------  ----------  ------   --------   --------    -------  ---------   -----------
BALANCE-- DECEMBER 31, 1995..............     163,172   1,075,057  (8,352)  (180,632)   382,732     42,790    452,746     1,772,693
                                              -------  ----------  ------   --------   --------    -------  ---------   -----------

Stock issued for acquisitions............                           4,733    102,760      5,037                             107,797
Net income...............................                                                                     304,269       304,269
Cash dividends declared ($.68 per share).                                                                    (111,120)     (111,120)
Stock options exercised .................                             284      5,385     (4,318)                              1,067
10% stock dividend.......................      10,431     208,110   2,837     78,030      2,444              (288,790)         (206)
Treasury shares purchased................                         (10,419)  (246,341)    (2,819)                           (249,160)
Treasury shares sold:
   Shareholder dividend reinvestment plan                           1,405     31,189        805                              31,994
   Employee benefit plans................                             227      4,975        397                               5,372
Conversion of convertible notes..........          50         345                                                               345
Change in net unrealized gains (losses)
      on securities available for sale...                                                          (56,721)                 (56,721)
Pre-merger transactions of pooled subsidiary    8,612       7,456                        16,898               (45,026)      (20,672)
                                              -------  ----------  ------   --------   --------    -------  ---------   -----------
BALANCE-- DECEMBER 31, 1996..............     182,265   1,290,968  (9,285)  (204,634)   401,176    (13,931)   312,079     1,785,658
                                              -------  ----------  ------   --------   --------    -------  ---------   -----------

Stock issued for acquisitions............                           3,244     73,775     16,463                              90,238
Net income...............................                                                                     292,663       292,663
Cash dividends declared ($.76 per share).                                                                    (128,013)     (128,013)
Stock options exercised..................                             461      7,000     (3,641)                              3,359
10% stock dividend.......................       9,181     236,214   5,274    124,920    (51,488)             (309,846)         (200)
Treasury shares purchased................                          (1,930)   (53,427)    (2,748)                            (56,175)
Treasury shares sold:
   Shareholder dividend reinvestment plan                             534     11,968      2,345                              14,313
   Employee benefit plans................                             159      3,607      1,110                               4,717
Change in net unrealized gains (losses)
   on securities available for sale......                                                           28,731                   28,731
Pre-merger transactions of pooled subsidiary    1,833       1,586                        41,018               (52,504)       (9,900)
                                              -------  ----------  ------   --------   --------    -------  ---------   -----------
BALANCE-- DECEMBER 31, 1997..............     193,279  $1,528,768  (1,543)  $(36,791)  $404,235    $14,800  $ 114,379   $ 2,025,391
                                              =======  ==========  ======   ========   ========    =======  =========   ===========



See notes to consolidated financial statements.

Consolidated Statements
of CASH FLOWS

---------------------------------------------------------------------------------------------------------------------------------

                                                                                                YEAR ENDED DECEMBER 31,
                                                                                      -------------------------------------------
(in thousands of dollars)                                                                  1997           1996           1995
-----------------------------------------------------------------------------------   ------------   -----------    -------------
OPERATING ACTIVITIES
   Net Income .....................................................................   $   292,663    $   304,269    $   281,801
   Adjustments to reconcile net income to net cash provided by operating activities
      Provision for loan losses ...................................................       107,797         76,371         36,712
      Provision for depreciation and amortization .................................        63,383         91,903         76,488
      Deferred income tax expense .................................................        47,687         29,703         25,841
      (Increase) decrease in trading account securities ...........................        (5,209)        11,051         (3,497)
      (Increase) decrease in mortgages held for sale ..............................       (71,526)        46,909        (27,218)
      Gain on sale of subsidiary ..................................................             -              -         (8,939)
      Net gains on sales of securities ............................................        (7,978)       (17,620)        (9,380)
      Net gains on sales of loans .................................................       (12,200)        (1,382)        (1,274)
      (Increase) decrease in accrued income receivable ............................        (7,003)         6,319        (24,849)
      Net increase in other assets ................................................      (111,259)       (53,471)       (35,704)
      Increase (decrease) in accrued expenses .....................................        15,993        (20,029)       116,927
      Net increase in other liabilities ...........................................        11,228          5,111          3,862
                                                                                      -----------    -----------    -----------
         NET CASH PROVIDED BY OPERATING ACTIVITIES ................................       323,576        479,134        430,770
                                                                                      -----------    -----------    -----------

INVESTING ACTIVITIES
   (Increase) decrease in interest bearing deposits in banks......................        (36,185)       286,537       (282,730)
   Proceeds from:
      Maturities and calls of investment securities ...............................        90,287        104,180        213,753
      Maturities and calls of securities available for sale .......................       787,788        477,462        246,839
      Sales of securities .........................................................     2,297,166      2,743,036      2,659,785
   Purchases of:
      Investment securities .......................................................        (2,962)       (19,247)        (9,111)
      Securities available for sale ...............................................    (2,958,135)    (3,111,606)    (3,823,767)
   Proceeds from sales of loans ...................................................       357,396        110,737        306,105
   Net loan originations, excluding sales .........................................    (1,209,015)    (1,354,362)    (1,521,898)
   Proceeds from disposal of premises and equipment ...............................         8,243          1,664          2,902
   Purchases of premises and equipment ............................................       (45,849)       (51,617)       (44,723)
   Proceeds from sales of other real estate .......................................        17,441         18,627         30,133
   Purchase of corporate-owned life insurance .....................................      (400,000)             -              -
   Net cash (paid) received from purchase of subsidiaries .........................        (2,294)           631        165,803
                                                                                      -----------    -----------    -----------
         NET CASH USED FOR INVESTING ACTIVITIES ...................................    (1,096,119)      (793,958)    (2,056,909)
                                                                                      -----------    -----------    -----------

FINANCING ACTIVITIES
   Increase in total deposits .....................................................     1,025,005        521,255        723,427
   (Decrease) increase in short-term borrowings ...................................      (751,930)       469,785        581,914
   Proceeds from issuance of long-term debt .......................................     1,742,651        870,698      1,095,220
   Payment of long-term debt ......................................................      (722,372)    (1,418,421)      (208,550)
   Proceeds from issuance of capital securities ...................................       200,000              -              -
   Dividends paid on common stock, including pre-merger
      dividends of pooled subsidiary ..............................................      (132,760)      (125,379)      (118,906)
   Repurchase of common stock .....................................................       (56,175)      (258,415)      (206,556)
   Proceeds from issuance of common stock .........................................        27,266         43,971         41,557
                                                                                      -----------    -----------    -----------
         NET CASH PROVIDED BY FINANCING ACTIVITIES ................................     1,331,685        103,494      1,908,106
                                                                                      -----------    -----------    -----------
         CHANGE IN CASH AND CASH EQUIVALENTS ......................................       559,142       (211,330)       281,967
         CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD .........................     1,092,427      1,303,757      1,021,790
                                                                                      -----------    -----------    -----------
         CASH AND CASH EQUIVALENTS AT END OF PERIOD ...............................   $ 1,651,569    $ 1,092,427    $ 1,303,757
                                                                                      ===========    ===========    ===========

NOTE: Huntington made interest payments of $964,203, $886,020, and $783,275 in 1997, 1996, and 1995, respectively. Federal income tax payments were $114,755 in 1997, $120,645 in 1996, and $112,598 in 1995.

See notes to consolidated financial statements.

NOTES to Consolidated
Financial Statements

--------------------------------------------------------------------------------
1. ACCOUNTING POLICIES
   NATURE OF OPERATIONS: Huntington Bancshares Incorporated (Huntington) is a multi-state bank holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through its subsidiaries, Huntington conducts a full-service commercial and consumer banking business and provides other financial products and services, principally to domestic customers.
   BASIS OF PRESENTATION: The consolidated financial statements include the accounts of Huntington and its subsidiaries and are presented on the basis of generally accepted accounting principles (GAAP). All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform with the current year's presentation.
   The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.
   On January 1, 1997, Huntington adopted Financial Accounting Standards Board
(FASB) Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (FAS 125). The Statement is effective for transactions occurring after December 31, 1996. However, transactions such as securities lending, repurchase agreements, dollar rolls, and similar secured financing arrangements are not subject to the provisions of FAS 125 until January 1, 1998. The standard provides that, following a transfer of financial assets, an entity is to recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. The adoption of FAS 125 did not have a material impact on Huntington's consolidated financial statements. The impact of the delayed provisions is also not expected to be material.
   In February 1997, the FASB issued Statement No. 128, "Earnings Per Share" (FAS 128). FAS 128 replaced the calculation of primary and fully diluted earnings per share (EPS) with basic and diluted EPS. Unlike primary EPS, basic EPS excludes any dilutive effects of options, warrants, and convertible securities. Diluted EPS is very similar to fully diluted EPS. All EPS amounts presented have been restated, as applicable, to conform with the new requirements.
   In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" (FAS 130) and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). Each of the new statements is effective for periods beginning after December 15, 1997, and requires that certain additional information be reported in the financial statements and related notes. Huntington will adopt FAS 130 in the first quarter of 1998 and expects to provide the segment disclosures required by FAS 131 in its 1998 Annual Report to Shareholders.
   SECURITIES: Debt securities that Huntington has both the positive intent and ability to hold to maturity are classified as investments and are carried at amortized cost. Securities purchased with the intention of recognizing short-term profits are placed in the trading account and carried at fair value. Securities not classified as investments or trading are designated available for sale and carried at fair value. Unrealized gains and losses on securities available for sale are carried as a separate component of shareholders' equity. Unrealized gains and losses on securities classified as trading are reported in earnings. The amortized cost of specific securities sold is used to compute realized gains and losses.
   LOANS: Loans are stated at the principal amount outstanding, net of unearned discount. Interest income on loans is primarily accrued based on principal amounts outstanding. Income from lease financing is recognized on a basis to achieve a constant periodic rate of return on the outstanding investment. The accrual of interest income is discontinued when the collection of principal, interest, or both is doubtful. When interest accruals are suspended, interest income accrued in the current period is generally reversed. Huntington uses the cost recovery method in accounting for cash received on non-accrual loans. Under this method, cash receipts are applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income.
   Net direct loan origination costs/fees, when material, are deferred and amortized over the term of the loan as a yield adjustment.
   ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses reflects management's judgment as to the level considered appropriate to absorb potential losses inherent in the loan portfolio. This judgment is based on a review of individual loans, historical loss experience, economic conditions, portfolio trends, and other factors. The allowance is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries.
   The portion of the allowance for loan losses related to impaired loans (non-accruing and restructured credits, exclusive of smaller, homogeneous loans) is based on discounted cash flows using the loans' initial effective interest rate or the fair value of the collateral for collateral-dependent loans.
   OTHER REAL ESTATE: Other real estate, acquired through partial or total satisfaction of loans, is included in other assets and carried at the lower of cost or fair value less estimated costs of disposition. At the date of acquisition, any losses are charged to the allowance for loan losses. Subsequent write-downs are included in non-interest expense. Realized losses from disposition of the property and declines in fair value that are considered permanent are charged to the reserve for other real estate, as applicable.
   PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Estimated useful lives employed are on average 30 years for premises and 3 to 10 years for equipment.
   MORTGAGE BANKING ACTIVITIES: Mortgages held for sale are reported at the lower of cost or aggregate market value primarily as determined by outstanding commitments from investors.
   Capitalized mortgage servicing rights are evaluated for impairment based on the fair value of those rights, using a disaggregated approach. Mortgage servicing rights are amortized on an accelerated basis over the estimated period of net servicing revenue.

   PURCHASE BUSINESS COMBINATIONS: Net assets of entities acquired, for which the purchase method of accounting was used by Huntington, were recorded at their estimated fair value at the date of acquisition. The excess of cost over the fair value of net assets acquired (goodwill) is being amortized over periods generally up to 25 years. Core deposits and other identifiable acquired intangible assets are amortized over their estimated useful lives.

   OFF-BALANCE SHEET FINANCIAL INSTRUMENTS: Huntington uses certain off-balance sheet financial instruments, principally interest rate swaps, in connection with its asset/liability management activities. Purchased interest rate options (including caps and floors), futures, and forwards are also used to manage interest rate risk. Provided these instruments meet specific criteria, they are considered hedges and accounted for under the accrual or deferral methods, as more fully discussed below. Off-balance sheet financial instruments that do not meet the required criteria are carried on the balance sheet at fair value with realized and unrealized changes in that value recognized in earnings. Similarly, if the hedged item is sold or its outstanding balance otherwise declines below that of the related hedging instrument, the off-balance sheet product (or applicable excess portion thereof) is marked-to-market and the resulting gain or loss is included in earnings.
   Accrual accounting is used when the cash flows attributable to the hedging instrument satisfy the objectives of the asset/liability management strategy. Huntington uses the accrual method for substantially all of its interest rate swaps as well as for interest rate options. Amounts receivable or payable under these agreements are recognized as an adjustment to the interest income or expense of the hedged item. There is no recognition on the balance sheet for changes in the fair value of the hedging instrument, except for interest rate swaps designated as hedges of securities available for sale, for which changes in fair values are reported in shareholders' equity. Premiums paid for interest rate options are deferred as a component of other assets and amortized to interest income or expense over the contract term. Gains and losses on terminated hedging instruments are also deferred and amortized to interest income or expense generally over the remaining life of the hedged item.
   Huntington employs deferral accounting when the market value of the hedging instrument meets the objectives of the asset/liability management strategy and the hedged item is reported at other than fair value. In such cases, gains and losses associated with futures and forwards are deferred as an adjustment to the carrying value of the related asset or liability and are recognized in the corresponding interest income or expense accounts over the remaining life of the hedged item.
   The FASB has issued a draft statement, "Accounting for Derivative and Similar Financial Instruments and for Hedging Activities." A final statement is expected to be issued in the second quarter of 1998, the provisions of which must be adopted by Huntington no later than January 1, 2000. Upon the FASB's issuance of a final standard, Huntington intends to complete its analysis of the financial statement impact of adopting the new rules.
   STATEMENT OF CASH FLOWS: Cash and cash equivalents are defined as "Cash and due from banks" and "Federal funds sold and securities purchased under resale agreements."


2. MERGERS AND ACQUISITIONS
   On September 30, 1997, Huntington acquired First
Michigan Bank Corporation, a $3.6 billion bank holding company headquartered in Holland, Michigan. Huntington issued approximately 32.2 million shares of its common stock to the shareholders of First Michigan based upon an exchange ratio of 1.155 shares of Huntington common stock for each outstanding share of First Michigan common stock in a transaction accounted for as a pooling of interests. All financial information previously reported by Huntington, except dividends per share, has been restated for the First Michigan acquisition.
   Separate results of operations for Huntington and First Michigan for periods preceding the merger were as follows:

--------------------------------------------------------------
                               NINE
                            MONTHS ENDED        YEAR ENDED
                            SEPTEMBER 30,      DECEMBER 31,
(in thousands of dollars)      1997         1996         1995
--------------------------------------------------------------
Net interest income
   Huntington ...........    $655,364     $758,824    $724,563
   First Michigan .......     112,303      136,262     128,204
                             --------     --------    --------
   Combined .............    $767,667     $895,086    $852,767
                             ========     ========    ========

Net income (loss)
   Huntington ...........    $214,717     $262,101    $244,489
   First Michigan .......     (12,703)      42,168      37,312
                             --------     --------    --------
   Combined .............    $202,014     $304,269    $281,801
                             ========     ========    ========

Earnings (loss) per share
   Basic
     Huntington .........       $1.36        $1.63       $1.47
     First Michigan .....       (0.46)        1.52        1.35
     Combined ...........       $1.06        $1.58       $1.42

   Diluted
     Huntington .........       $1.34        $1.62       $1.46
     First Michigan .....       (0.45)        1.51        1.33
     Combined ...........       $1.04        $1.57       $1.41

   In connection with the acquisition of First Michigan, Huntington reported a restructuring charge of $35.0 million consisting primarily of personnel, facilities, and systems costs, and incurred $12.2 million of professional fees and other costs to effect the merger (reported on a combined basis as "Special charges"). Other one-time costs related to the acquisition were an additional loan loss provision of $4.8 million and non-interest expenses of $4.0 million. It is anticipated that the $23.1 million restructuring charge accrual (predominantly consisting of personnel-related costs) remaining at December 31, 1997 will be used during 1998.
   Also in 1997, Huntington consummated two acquisitions which were accounted for as purchases. On February 28, 1997, Huntington acquired Citi-Bancshares, Inc. (Citi-Bancshares), a $548 million one-bank holding company headquartered in Leesburg, Florida. The purchase price was distributed to Citi-Bancshares shareholders in the form of $47.7 million in cash and 2.9 million shares of Huntington common stock. On October 31,

1997, Huntington acquired The Bank of Winter Park (Winter Park), a $90 million bank headquartered in Winter Park, Florida, for approximately 364 thousand shares of Huntington common stock. Results of operations include these acquired businesses from the date of acquisition only. Pro forma results of operations of Citi-Bancshares and Winter Park have been excluded due to the immaterial impact on Huntington's consolidated earnings.

   In December 1997, Huntington announced the acquisition of sixty banking offices in Florida to be sold by NationsBank Corporation in connection with the merger of NationsBank and Barnett Banks Inc. The branch acquisition is expected to add $1.6 billion in loans and $2.6 billion in deposits. The deposit premium, which is subject to final determination based on the deposit levels at the closing of the transaction, is projected to be $523 million. Huntington intends to raise $300 million of common equity and will sell an additional $250 million of trust preferred (capital) securities in connection with the transaction. The new capital amounts are estimates only and could change based on Huntington's asset growth, the ultimate deposit premium paid, and other developments over the next few months. The acquisition is expected to close in the second quarter of 1998.

--------------------------------------------------------------------------------

3. SECURITIES AVAILABLE FOR SALE
   Amortized cost, unrealized gains and losses, and fair values of securities available for sale as of December 31, 1997, and 1996 were:
--------------------------------------------------------------------------------

                                                   UNREALIZED
                                               ---------------------
                                AMORTIZED        GROSS          GROSS          FAIR
(in thousands of dollars)         COST           GAINS          LOSSES         VALUE
---------------------------------------------------------------------------------------

AT DECEMBER 31, 1997
U.S. Treasury ............     $  730,862     $    4,501     $    5,689     $  729,674
Federal Agencies
   Mortgage-backed
     securities ..........      1,368,502          8,031          5,093      1,371,440
   Other agencies ........      2,888,971         16,049          5,100      2,899,920
                               ----------     ----------     ----------     ----------
   Total U.S. Treasury and
     Federal Agencies ....      4,988,335         28,581         15,882      5,001,034
Other Securities .........        698,584         11,953          1,757        708,780
                               ----------     ----------     ----------     ----------
   Total securities
     available for sale ..     $5,686,919     $   40,534     $   17,639     $5,709,814
                               ==========     ==========     ==========     ==========

AT DECEMBER 31, 1996
U.S. Treasury ............     $  801,671     $    2,374     $   14,618     $  789,427
Federal Agencies
   Mortgage-backed
     securities ..........      1,354,565          4,399         13,161      1,345,803
   Other agencies ........      2,581,768         10,951         13,128      2,579,591
                               ----------     ----------     ----------     ----------
   Total U.S. Treasury and
     Federal Agencies ....      4,738,004         17,724         40,907      4,714,821
Other Securities .........        493,322          4,000          2,750        494,572
                               ----------     ----------     ----------     ----------
   Total securities
     available for sale ..     $5,231,326     $   21,724     $   43,657     $5,209,393
                               ==========     ==========     ==========     ==========


   Amortized cost and fair values by contractual maturity at December 31, 1997, and 1996 were:
--------------------------------------------------------------------------------
                                              AMORTIZED        FAIR
(in thousands of dollars)                       COST           VALUE
--------------------------------------------------------------------------------

AT DECEMBER 31, 1997
Under 1 year ...........................     $   18,148     $   18,145
1-D5 years .............................      2,381,776      2,387,294
6-D10 years ............................      1,805,524      1,812,872
Over 10 years ..........................      1,419,307      1,430,374
Marketable equity securities ...........         62,164         61,129
                                             ----------     ----------
   Total ...............................     $5,686,919     $5,709,814
                                             ==========     ==========

AT DECEMBER 31, 1996
Under 1 year ...........................     $  254,248     $  254,758
1-D5 years .............................      2,725,307      2,723,809
6-D10 years ............................      1,359,097      1,340,908
Over 10 years ..........................        871,974        870,469
Marketable equity securities ...........         20,700         19,449
                                             ----------     ----------
   Total ...............................     $5,231,326     $5,209,393
                                             ==========     ==========

   Gross gains from sales of securities of $12.3 million, $24.7 million, and $12.8 million were realized in 1997, 1996 and 1995, respectively. Gross losses totaled $4.3 million in 1997, $7.1 million in 1996, and $3.5 million in 1995.
   In 1997, Huntington securitized and transferred to securities available for sale $115.1 million of residential mortgage loans.

--------------------------------------------------------------------------------

4. INVESTMENT SECURITIES
   Amortized cost, unrealized gains and losses, and fair values of investment securities as of December 31, 1997, and 1996 were:
--------------------------------------------------------------------------------

                                                  UNREALIZED
                                            ---------------------
                                AMORTIZED     GROSS       GROSS          FAIR
(in thousands of dollars)         COST        GAINS       LOSSES         VALUE
--------------------------------------------------------------------------------

AT DECEMBER 31, 1997
U.S. Treasury and
   Federal Agencies ......     $    656     $      -     $      -     $    656
States and political
   subdivisions ..........       32,354          471           98       32,727
                               --------     --------     --------     --------
   Total investment
      securities .........     $ 33,010     $    471     $     98     $ 33,383
                               ========     ========     ========     ========

AT DECEMBER 31, 1996
U.S. Treasury ............     $ 27,317     $    159     $     64     $ 27,412
Federal Agencies
   Mortgage-backed
     securities ..........       62,539          466          177       62,828
   Other agencies ........       21,703           22           46       21,679
                               --------     --------     --------     --------
   Total U.S. Treasury and
     Federal Agencies ....      111,559          647          287      111,919
States and political
   subdivisions ..........      233,458        9,932          725      242,665
Other Securities .........          118            -            -          118
                               --------     --------     --------     --------
   Total investment
     securities ..........     $345,135     $ 10,579     $  1,012     $354,702
                               ========     ========     ========     ========

--------------------------------------------------------------------------------

   Amortized cost and fair values by contractual maturity at December 31, 1997, and 1996 were:

----------------------------------------------------------------
                                        AMORTIZED      FAIR
(in thousands of dollars)                 COST         VALUE
----------------------------------------------------------------
AT DECEMBER 31, 1997
Under 1 year ......................     $  6,311     $  6,310
1-D5 years ........................       14,248       14,375
6-D10 years .......................        9,605        9,788
Over 10 years .....................        2,846        2,910
                                        --------     --------
   Total ..........................     $ 33,010     $ 33,383
                                        ========     ========

AT DECEMBER 31, 1996
Under 1 year ......................     $ 96,886     $ 97,336
1-D5 years ........................      160,128      165,925
6-D10 years .......................       80,894       84,141
Over 10 years .....................        7,227        7,300
                                        --------     --------
   Total ..........................     $345,135     $354,702
                                        ========     ========

   The portfolio of investment securities acquired in the First Michigan acquisition was sold and/or transferred to the available for sale category to maintain Huntington's existing interest rate risk position. At the date of sale/transfer, amortized cost and fair value were $225.3 million and $233.5 million, respectively.

--------------------------------------------------------------------------------

5. LOANS
   At December 31, 1997, and 1996, loans were comprised of the following:

-----------------------------------------------------------------
(in thousands of dollars)               1997            1996
-----------------------------------------------------------------

Commercial ...................     $ 5,270,660     $ 5,129,836
Real estate
   Construction ..............         863,635         699,013
   Commercial ................       2,370,652       2,138,361
   Residential ...............       1,228,446       1,485,568
Consumer
   Loans .....................       6,462,716       6,122,730
   Leases ....................       1,542,139       1,182,647
                                   -----------     -----------
     Total loans .............     $17,738,248     $16,758,155
                                   ===========     ===========

   Huntington's subsidiaries have granted loans to its executive offcers, directors, and their associates. Such loans were made in the ordinary course of business at the banking subsidiaries' normal credit terms, including interest rate and collateralization, and do not represent more than the normal risk of collection. These loans to related parties are summarized as follows:

-----------------------------------------------------------------
(in thousands of dollars)           1997            1996
-----------------------------------------------------------------
Balance, beginning of year .     $ 173,491      $ 174,435
   Loans made ..............       126,503         55,170
   Repayments ..............       (46,828)       (48,312)
   Changes due to status of
     executive offcers
     and directors .........       (46,195)        (7,802)
                                 ---------      ---------
Balance, end of year .......     $ 206,971      $ 173,491
                                 =========      =========


6. ALLOWANCE FOR LOAN LOSSES
   A summary of the transactions in the allowance for loan losses for the three years ended December 31 follows:

--------------------------------------------------------------------------
(in thousands of dollars)          1997           1996           1995
--------------------------------------------------------------------------
Balance, beginning of year     $ 230,778      $ 222,487      $ 225,225
Allowance acquired/other .         7,777          1,907          6,827
Loan losses ..............      (110,723)       (91,007)       (62,414)
Recoveries of loans
   previously charged off         22,542         21,020         16,137
Provision for loan losses        107,797         76,371         36,712
                               ---------      ---------      ---------
Balance, end of year .....     $ 258,171      $ 230,778      $ 222,487
                               =========      =========      =========

   Approximately $34.8 million and $29.3 million of non-performing loans presented in Table 12 of Management's Discussion and Analysis are considered impaired (as defined in FASB Statement No. 114) at December 31, 1997, and
1996, respectively. Included in these amounts are $20.6 million and $11.8 million of impaired loans for which the related allowance for loan losses was $6.4 million and $4.8 million at December 31, 1997, and 1996. Principally as a result of write-downs, $14.2 million and $17.5 million of impaired loans do not have an allowance for loan losses. The average recorded investment in impaired loans during the years ended December 31, 1997, and 1996, was approximately $34.0 million and $31.5 million, respectively.

--------------------------------------------------------------------------------
7. PREMISES AND EQUIPMENT

   At December 31, 1997, and 1996, premises and equipment stated at cost were comprised of the following:

--------------------------------------------------------------------------
(in thousands of dollars)                              1997         1996
--------------------------------------------------------------------------

Land ...........................................     $ 58,909     $ 56,343
Buildings ......................................      298,724      291,873
Leasehold improvements .........................       93,485       86,776
Equipment ......................................      355,668      331,107
                                                     --------     --------
   Total premises and equipment ................      806,786      766,099
Less accumulated depreciation and amortization .      417,305      385,639
                                                     --------     --------
Net premises and equipment .....................     $389,481     $380,460
                                                     ========     ========

   Depreciation and amortization charged to expense and rental income credited to occupancy expense were as follows:

--------------------------------------------------------------------------
(in thousands of dollars)                1997         1996       1995
--------------------------------------------------------------------------
Occupancy expense .................     $15,243     $14,491     $13,372
Equipment expense .................      26,140      25,001      21,620
                                        -------     -------     -------
Total depreciation and amortization     $41,383     $39,492     $34,992
                                        =======     =======     =======
Rental income credited to
   occupancy expense ..............     $14,842     $11,966     $11,497
                                        =======     =======     =======

--------------------------------------------------------------------------------
8. SHORT-TERM BORROWINGS
   At December 31, 1997, and 1996, short-term borrowings were comprised of the following:

--------------------------------------------------------------------------
(in thousands of dollars)                           1997          1996
--------------------------------------------------------------------------

Federal funds purchased and securities
   sold under agreements to repurchase ....     $3,064,344     $3,309,445
Medium-term notes with original
   maturities less than one year
   Parent company .........................         40,000        140,000
   Subsidiary bank ........................        105,000        505,300
Commercial paper ..........................         40,050         37,418
Other .....................................         37,277         36,092
                                                ----------     ----------
Total short-term borrowings ...............     $3,286,671     $4,028,255
                                                ==========     ==========

   Information concerning securities sold under agreements to repurchase is summarized as follows:

--------------------------------------------------------------------------
(in thousands of dollars)                           1997          1996
--------------------------------------------------------------------------
Average balance during the year ..........      $1,253,724      $1,200,065
Average interest rate during the year .....           4.58%           4.41%
Maximum month-end
   balance during the year ................     $1,356,785      $1,382,433

   Commercial paper is issued by Huntington Bancshares Financial Corporation, a non-bank subsidiary with principal and interest guaranteed by Huntington Bancshares Incorporated (Parent Company).
   Huntington has the ability to borrow under a line of credit totaling $200 million to support commercial paper borrowings or other short-term working capital needs. Under the terms of the agreement, a quarterly fee must be paid and there are no compensating balances required. The line is cancelable, by Huntington, upon written notice and terminates August 23, 2000. There were no borrowings under the line in 1997 or 1996.
   Securities pledged to secure public or trust deposits, repurchase agreements, and for other purposes were $2.1 billion and $2.0 billion at December 31, 1997, and 1996, respectively.

--------------------------------------------------------------------------------

9. CAPITAL SECURITIES
   In January 1997, Huntington Capital I, a Delaware statutory business trust (the "Trust") owned by Huntington, issued $200 million of company-obligated mandatorily redeemable capital securities (the "Capital Securities"). All of the common securities of Huntington Capital I are owned by Huntington. The proceeds from the issuance of the Capital Securities ($200 million) and common securities ($6.2 million) were used by Huntington Capital I to purchase from Huntington $206.2 million of Floating Rate Junior Subordinated Debentures. The subordinated debentures are the sole assets of the trust, bear interest at a variable annual rate equal to LIBOR plus .70%, and mature on February 1, 2027. Interest payments made on the capital securities are reported as a component of interest expense on long-term debt.
   Huntington has fully and unconditionally guaranteed, on a subordinated basis (the "Guarantee"), payment of: (i) any accumulated and unpaid distributions required to be paid on the Capital Securities; (ii) the redemption price with respect to any Capital Securities called for redemption by the Trust; or, (iii) amounts due upon the voluntary or involuntary dissolution or liquidation of the Trust, as set forth in the Guarantee. The Guarantee will apply to the payment of distributions only to the extent that the Trust has suffcient funds available to make such payments.

--------------------------------------------------------------------------------


10. LONG-TERM DEBT
   At December 31, 1997, and 1996, long-term debt was comprised of the following:

-------------------------------------------------------------------------------
(in thousands of dollars)                                1997           1996
-------------------------------------------------------------------------------
Subordinated notes, 7 5/8%, maturing in 2003,
   face value $150,000 at December 31, 1997,
   and 1996, net of discount ...................     $  149,657     $  149,587
Subordinated notes, 7 7/8%, maturing in 2002,
   face value $150,000 at December 31, 1997,
   and 1996, net of discount ...................        149,376        149,249
Subordinated notes, 6 3/4%, maturing in 2003,
   face value $100,000 at December 31, 1997,
   and 1996, net of discount ...................         99,819         99,786
Medium-term notes with original maturities
   greater than one year
   Parent company (maturing through 2002) ......        180,000        205,000
   Subsidiary bank (maturing through 2007) .....      2,007,150        935,000
Federal Home Loan Bank notes
   maturing through 1999 .......................         95,500        121,668
Other ..........................................          4,537          5,241
                                                     ----------     ----------
Total long-term debt ...........................     $2,686,039     $1,665,531
                                                     ==========     ==========

PARENT COMPANY OBLIGATIONS
   The 77U8% Notes are not redeemable prior to maturity in 2002, and do not provide for any sinking fund. Interest rate swaps were used by Huntington to convert the Notes to a variable interest rate. At December 31, 1997, the effective interest rate on the synthetically altered Notes was 6.37%.
   The Medium-term notes had weighted average interest rates of 5.99% and 5.92% at December 31, 1997, and 1996, respectively.

SUBSIDIARY OBLIGATIONS
   The 75U8% Notes and the 63U4% Notes were issued by The Huntington National Bank in 1993. Adjusted for the effects of interest rate swaps, the rates were 5.91% and 6.16% at December 31, 1997. These Notes are not redeemable prior to maturity in 2003, and do not provide for any sinking fund.
   The Medium-term bank notes had weighted average interest rates of 5.98% and 5.57% at December 31, 1997, and 1996, respectively. The stated interest rates on certain notes have also been modified by interest rate swaps. At December 31, 1997, the weighted average effective interest rate on the synthetically altered Medium-term bank notes was 5.83%.
   The Federal Home Loan Bank notes mature serially from February 1998 through December 1999, and had a weighted average interest rate of 6.12% and 5.84% at December 31, 1997, and 1996, respectively. These advances cannot be prepaid without penalty.

--------------------------------------------------------------------------------

    The terms of Huntington's long-term debt obligations contain various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 1997, Huntington was in compliance with all such covenants.

   The following table summarizes the maturities of Huntington's long-term debt:

--------------------------------------------------------------
     YEAR                          (in thousands of dollars)
--------------------------------------------------------------

     1998..........................       $1,015,500
     1999..........................          590,000
     2000..........................          205,000
     2001..........................          279,536
     2002..........................          242,150
     2003 and thereafter...........          355,000
                                          ----------
                                           2,687,186
     Discount......................           (1,147)
                                          ----------
     Total.........................       $2,686,039
                                          ==========

--------------------------------------------------------------------------------

11. OPERATING LEASES
   At December 31, 1997, Huntington and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options, and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses, or proportionately adjusted for increases in the consumer or other price indices.

   The following summary reflects the future minimum rental payments, by year, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1997.

-----------------------------------------------------------------
     YEAR                              (in thousands of dollars)
-----------------------------------------------------------------

     1998 ..............................     $ 20,115
     1999 ..............................       18,354
     2000 ..............................       18,684
     2001 ..............................       17,750
     2002 ..............................       16,359
     2003 and thereafter................       90,969
                                             --------

     Total minimum payments ............     $182,231
                                             ========

   Total minimum lease payments have not been reduced by minimum sublease rentals of $61.8 million due in the future under noncancelable subleases. The rental expense for all operating leases, except those with terms of a month or less, was $25.2 million for 1997 compared with $23.0 million in 1996 and $23.6 million in 1995.


12. OFF-BALANCE SHEET TRANSACTIONS
   In the normal course of business, Huntington is party to financial instruments with varying degrees of credit and market risk in excess of the amounts reflected as assets and liabilities in the consolidated balance sheet. Loan commitments and letters of credit are commonly used to meet the financing needs of customers, while interest rate swaps, purchased options, futures, and forwards are an integral part of Huntington's asset/liability management activities. To a much lesser extent, various financial instrument agreements are entered into to assist customers in managing their exposure to interest rate fluctuations. These customer agreements, for which Huntington counters interest rate risk through offsetting third party contracts, are considered trading activities.
   The credit risk arising from loan commitments and letters of credit, represented by their contract amounts, is essentially the same as that involved in extending loans to customers, and both arrangements are subject to Huntington's standard credit policies and procedures. Collateral is obtained based on management's credit assessment of the customer and, for commercial transactions, may consist of accounts receivable, inventory, income-producing properties, and other assets. Residential properties are the principal form of collateral for consumer commitments.
   Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contract provisions. At December 31, 1997, Huntington's credit risk from these off-balance sheet arrangements, including trading activities, was approximately $73.2 million.
   The contract or notional amount of financial instruments with off-balance sheet risk at December 31, 1997, and 1996, is presented in the following table:

------------------------------------------------------------------
(in millions of dollars)                       1997       1996
------------------------------------------------------------------
CONTRACT AMOUNT REPRESENTS CREDIT RISK
   Commitments to extend credit
     Commercial ........................     $4,058     $3,540
     Consumer ..........................      2,992      2,913
     Other .............................        314        334
   Standby letters of credit ...........        677        657
   Commercial letters of credit ........        132         92

NOTIONAL AMOUNT EXCEEDS CREDIT RISK
   Asset/liability management activities
     Interest rate swaps ...............      3,194      2,868
     Purchased interest rate options ...        679        635
     Interest rate forwards and futures         267        179

   Trading activities
     Interest rate swaps ...............        126        298
     Interest rate options .............         53        153
     Interest rate futures .............          -         50

--------------------------------------------------------------------------------

   Commitments to extend credit generally have short-term, fixed expiration dates, are variable rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer's credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable rate nature.
   Standby letters of credit are conditional commitments issued by Huntington to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. Approximately 46% of standby letters of credit are collateralized, and approximately 86% are expected to expire without being drawn upon.
   Commercial letters of credit represent short-term, self-liquidating instruments which facilitate customer trade transactions and have maturities of no longer than ninety days. These instruments are normally secured by the merchandise or cargo being traded.
   Interest rate swaps are agreements between two parties to exchange periodic interest payments that are calculated on a notional principal amount. Huntington enters into swaps to synthetically alter the repricing characteristics of designated earning assets and interest bearing liabilities and, on a much more limited basis, as an intermediary for customers. Because only interest payments are exchanged, cash requirements of swaps are significantly less than the notional amounts.
   Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Forward contracts, used primarily by Huntington in connection with its mortgage banking activities, settle in cash at a specified future date based on the differential between agreed interest rates applied to a notional amount. Huntington also purchases interest rate options (e.g. caps and floors) to manage fluctuating interest rates. Premiums paid for interest rate options grant Huntington the right to receive at specified future dates the amount, if any, by which a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate, applied to a notional amount. Exposure to loss from interest rate contracts changes as interest rates fluctuate.
   For more detailed information concerning off-balance sheet transactions, refer to the "Interest Rate Risk Management" section of Management's Discussion and Analysis.

--------------------------------------------------------------------------------

13. LEGAL CONTINGENCIES
   In the ordinary course of business, there are various legal proceedings pending against Huntington and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not have a material adverse effect on Huntington's consolidated financial position.

--------------------------------------------------------------------------------

14. EMPLOYEE BENEFIT PLANS
   Huntington sponsors a non-contributory defined benefit pension plan covering substantially all employees. The plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount which is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code. Plan assets, held in trust, primarily consist of mutual funds.
   The following table reconciles the funded status of the pension plan at the applicable September 30 measurement dates with the amounts recognized in the consolidated balance sheet at December 31, 1997, and 1996.

-----------------------------------------------------------------------------
(in thousands of dollars)                             1997          1996
-----------------------------------------------------------------------------

ACTUARIAL PRESENT VALUE OF BENEfiT OBLIGATIONS
   Vested benefit obligation .................     $ 132,605      $ 107,235
                                                   =========      =========

   Accumulated benefit obligation$ ...........       143,682      $ 114,271
                                                   =========      =========

Projected benefit obligation..................     $ 178,325      $ 163,113
Plan assets, at fair value ...................       194,336        158,903
                                                   ---------      ---------
Projected benefit obligation (less)
   greater than plan assets ..................       (16,011)         4,210
Unrecognized transition asset,
   net of amortization .......................         1,986          2,459
Unrecognized net gain ........................        26,920         20,251
Unrecognized prior service cost ..............        14,905            517
                                                   ---------      ---------
   Accrued pension cost ......................     $  27,800      $  27,437
                                                   =========      =========

   The following table shows the components of pension cost recognized in 1997, 1996, and 1995, and the assumptions used in determining the benefit liabilities and costs.

----------------------------------------------------------------------------------
(in thousands of dollars)                       1997         1996          1995
----------------------------------------------------------------------------------
NET PENSION COST INCLUDED
THE FOLLOWING COMPONENTS
   Service cost-benefits earned
     during the period .................     $ 10,698      $ 11,243      $ 10,934
   Interest cost on projected
     benefit obligation ................       12,502        11,731        10,394
   Net amortization and deferral .......       21,021        (3,508)       15,941
   Actual return on plan assets ........      (36,313)       (9,099)      (26,586)
                                             --------      --------      --------
     Net pension expense ...............     $  7,908      $ 10,367      $ 10,683
                                             ========      ========      ========

--------------------------------------------------------------------------------
14. EMPLOYEE BENEFIT PLANS (CONTINUED)
   The discount rate used for benefit obligations was 7.50% in 1997, 7.75% in 1996, and 7.50% in 1995. The rate of salary increases was 5.0% in each of the three years. The expected long-term rate of return on plan assets was 8.75% for the same periods.
   Huntington also sponsors an unfunded Supplemental Executive Retirement Plan, a non-qualified plan that provides certain key offcers of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 1997, and 1996, the accrued pension cost for this plan totaled $10.5 million and $9.4 million, respectively. Pension expense for this plan was $1.3 million in 1997, 1996, and 1995.
   Huntington's unfunded defined benefit post-retirement plan provides certain health care and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of service. For any employee retiring on or after January 1, 1993, Huntington's contribution is based upon the employee's number of months of service and is limited to the actual cost of coverage. The expected cost of providing these post-retirement benefits is recognized in the financial statements during the employees' active service period.
   Net periodic post-retirement benefit cost included the following components for the years ended December 31:

---------------------------------------------------------------------------
(in thousands of dollars)                  1997         1996        1995
---------------------------------------------------------------------------
Service cost .......................     $   959      $ 1,214     $   986
Interest cost ......................       2,386        2,832       2,594
Amortization of
   transition obligation ...........       1,331        1,331       1,331
Net amortization and deferral ......         (64)         506         363
                                         -------      -------     -------
Net periodic post-retirement
   benefit cost ....................     $ 4,612      $ 5,883     $ 5,274
                                         =======      =======     =======


   The following table sets forth the status of the post-retirement benefit obligation at December 31:

----------------------------------------------------------------------------------
(in thousands of dollars)                                  1997          1996
----------------------------------------------------------------------------------
ACCUMULATED POST-RETIREMENT BENEFIT OBLIGATION
Retirees ...........................................     $ 21,622      $ 19,038
Fully eligible active plan participants ............        5,796         5,299
Other active plan participants .....................       11,723         8,992
Total accumulated post-retirement                        --------      --------
   benefit obligation ..............................       39,141        33,329
   Unrecognized net gain ...........................        5,281         8,977
   Unrecognized prior service cost .................       (6,474)       (5,003)
   Unrecognized transition obligation  .............      (19,679)      (21,009)
Benefits paid in fourth quarter ....................         (628)         (491)
                                                         --------      --------
     Accrued post-retirement benefit cost ..........     $ 17,641      $ 15,803
                                                         ========      ========

   The weighted average discount rate used in determining the accumulated post-retirement benefit obligations was 7.50% in 1997, 7.75% in 1996, and 7.50% in 1995. The 1998 health care cost trend rate was projected to be 9.25% for pre-65 participants and 8.00% for post-65 participants compared with estimates of 10.00% and 8.50% in 1997. These rates are assumed to decrease gradually until they reach 5.25% in the year 2004 and remain at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1997, by $1.2 million and the aggregate of the service and interest components of net periodic post-retirement benefit cost for 1997 by $171,000.
   Huntington has a contributory employee stock purchase plan available to eligible employees. Employee contributions of up to 6% of eligible compensation are matched 75% by Huntington. Huntington may also make additional matching contributions up to an additional 25% of employee contributions, at the discretion of the Board of Directors. Eligible employees may contribute in excess of 6% up to an additional 10% on an after tax basis. These additional contributions are not matched by Huntington. The cost of providing this plan, together with the defined contribution plan sponsored by First Michigan prior to the acquisition, was $9.7 million in 1997, $9.0 million in 1996, and $7.4 million in 1995.

--------------------------------------------------------------------------------
15. INCOME TAXES
   The following is a summary of the provision for income taxes:

----------------------------------------------------------------------------------------
(in thousands of dollars)                 1997                1996               1995
----------------------------------------------------------------------------------------
Currently payable
   Federal...................         $   115,197         $   114,183         $ 116,415
   State.....................               3,617               3,076             4,556
                                      -----------         -----------         ---------
     Total current ..........             118,814             117,259           120,971
                                      -----------         -----------         ---------

Deferred tax expense (benefit)
   Federal...................              46,088              34,378            26,484
   State.....................               1,599               1,362              (172)
                                      -----------         -----------         ---------
     Total deferred..........              47,687              35,740            26,312
                                      -----------         -----------         ---------

Total provision for income taxes      $   166,501         $   152,999         $ 147,283
                                      ===========         ===========         =========



   Included in the above amounts was tax expense associated with securities transactions totaling $2.9 million in 1997, $6.2 million in 1996, and $3.3 million in 1995.

   The following is a reconcilement of income tax expense to the amount computed at the statutory rate of 35%.

---------------------------------------------------------------------------------
(in thousands of dollars)                   1997           1996           1995
---------------------------------------------------------------------------------
Pre-tax income computed
   at the statutory rate ...........     $ 160,708      $ 160,043      $ 150,179
Increases (decreases):
   Tax-exempt interest income ......        (7,101)        (7,623)        (8,909)
   State income taxes ..............         3,391          2,885          2,849
   Other-net .......................         9,503         (2,306)         3,164
                                         ---------      ---------      ---------
Provision for income taxes .........     $ 166,501      $ 152,999      $ 147,283
                                         =========      =========      =========

--------------------------------------------------------------------------------

   The significant components of deferred tax assets and liabilities at December 31, 1997, and 1996 are as follows:

------------------------------------------------------------------
(in thousands of dollars)                    1997         1996
------------------------------------------------------------------

Deferred tax assets:
   Allowance for loan losses .........     $ 85,873     $ 72,494
   Securities ........................            -        7,499
   Pension and other employee benefits       28,131       24,138
   Other .............................       12,535       10,705
                                           --------     --------
     Total deferred tax assets .......      126,539      114,836
                                           --------     --------

Deferred tax liabilities:
   Financial instruments .............        3,736        5,359
   Leasefinancing ....................      181,987      120,708
   Mortgage servicing rights .........       14,094        8,575
   Premises and equipment ............       12,201       15,148
   Revalued liabilities N net ........        4,774        5,061
   Securities ........................        8,192            -
   Other .............................       14,547       11,908
                                           --------     --------
     Total deferred tax liabilities ..      239,531      166,759
                                           --------     --------

     Net deferred tax liability ......     $112,992     $ 51,923
                                           ========     ========

--------------------------------------------------------------------------------

16. EARNINGS PER SHARE
   Basic earnings per share is the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted for the potential issuance of common shares for stock options and the conversion impact of convertible equity instruments.
   The calculation of basic and diluted earnings per share for each of the three years ended December 31 is as follows:

-----------------------------------------------------------------
(in thousands, except per share)  1997     1996      1995
-----------------------------------------------------------------
Net income ...............     $292,663     $304,269     $281,801
Impact of convertible debt            -           13           41
                               --------     --------     --------
   Diluted net income ....     $292,663     $304,282     $281,842
                               ========     ========     ========

Average common
   shares outstanding ....      190,804      192,492      198,430
Dilutive effect of:
   Stock options .........        2,330        1,810        1,490
   Convertible debt ......            -           30           93
                               --------     --------     --------
     Diluted common
       shares outstanding       193,134      194,332      200,013
                               ========     ========     ========

Earnings per share
   Basic .................     $   1.53     $   1.58     $   1.42
   Diluted ...............     $   1.52     $   1.57     $   1.41

   Average common shares outstanding and the dilutive effect of stock options and convertible debt have been adjusted for subsequent stock dividends and stock splits, as applicable.

--------------------------------------------------------------------------------

17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
   The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1997, and 1996:

--------------------------------------------------------------------------------
(in thousands of dollars,
except per share data)           IQ          IIQ          IIIQ         IVQ
--------------------------------------------------------------------------------
1997
Interest income .........     $475,874     $503,018     $502,821     $499,760
Interest expense ........      228,323      240,060      245,663      240,197
                              --------     --------     --------     --------
Net interest income .....      247,551      262,958      257,158      259,563
                              --------     --------     --------     --------
Provision for loan losses       22,380       30,831       28,351       26,235
Securities gains ........        2,098        3,604        1,242        1,034
Non-interest income .....       74,633       77,897       94,855       87,476
Non-interest expense ....      183,861      185,805      244,910      188,532
                              --------     --------     --------     --------
Income before
   income taxes .........      118,041      127,823       79,994      133,306
Provision for
   income taxes .........       40,862       44,220       38,762       42,657
                              --------     --------     --------     --------
Net income ..............     $ 77,179     $ 83,603     $ 41,232     $ 90,649
                              ========     ========     ========     ========

Net income per common share (1)
   Basic.............             $.41         $.44         $.22         $.47
   Diluted...........             $.40         $.43         $.21         $.47

-----------------------------------------------------------------------------------
(in thousands of dollars,
except per share data)                 IQ          IIQ          IIIQ         IVQ
-----------------------------------------------------------------------------------
1996
Interest income ...............     $438,051     $439,514     $445,453     $452,716
Interest expense ..............      220,945      216,822      219,217      223,664
                                    --------     --------     --------     --------
Net interest income ...........      217,106      222,692      226,236      229,052
                                    --------     --------     --------     --------
Provision for loan losses .....       14,195       14,160       22,978       25,038
Securities gains ..............        7,106          102        6,172        4,240
Non-interest income ...........       70,632       76,669       75,212       73,930
Non-interest expense ..........      170,012      172,017      168,473      165,008
                                    --------     --------     --------     --------
Income before
   income taxes ...............      110,637      113,286      116,169      117,176
Provision for
   income taxes ...............       38,233       37,997       38,725       38,044
                                    --------     --------     --------     --------
Net income ....................     $ 72,404     $ 75,289     $ 77,444     $ 79,132
                                    ========     ========     ========     ========

Net income per common share (1)
   Basic ......................     $    .37     $    .39     $    .40     $    .42
   Diluted ....................     $    .37     $    .39     $    .40     $    .41

(1) Adjusted for stock dividends and stock splits, as applicable.

--------------------------------------------------------------------------------

18. NON-INTEREST INCOME
   A summary of the components of non-interest income for the three years ended December 31 follows:

------------------------------------------------------------------
(in thousands of dollars)      1997         1996         1995
------------------------------------------------------------------

Service charges on
   deposit accounts ....     $117,852     $107,669     $ 97,505
Mortgage banking .......       55,715       43,942       39,309
Trust services .........       48,102       42,237       37,627
Electronic banking fees        22,656       12,013        6,190
Credit card fees .......       20,374       23,093       18,757
Investment product sales       19,024       13,950        9,704
Securities gains .......        7,978       17,620        9,380
Other ..................       51,138       53,539       56,618
                             --------     --------     --------
   TOTAL NON-INTEREST
     INCOME ............     $342,839     $314,063     $275,090
                             ========     ========     ========

--------------------------------------------------------------------------------

19. NON-INTEREST EXPENSE
   A summary of the components of non-interest expense for the three years ended December 31 follows:

-------------------------------------------------------------------
(in thousands of dollars)       1997         1996         1995
-------------------------------------------------------------------
Salaries ................     $297,415     $273,316     $263,552
Commissions .............       21,398       14,587       10,347
Employee benefits .......       70,030       69,289       69,059
Equipment ...............       57,867       50,887       44,646
Net occupancy ...........       49,509       49,676       47,824
Special charges .........       47,163            -            N
Advertising .............       24,662       14,947       13,757
Printing and supplies ...       21,584       19,602       18,103
Credit card and
   electronic banking ...       14,171       16,355       14,076
Legal and loan collection       13,418       11,106        9,658
FDIC insurance ..........        2,774        1,261       17,974
Other ...................      183,117      154,484      153,065
                              --------     --------     --------
   TOTAL NON-INTEREST
     EXPENSE ............     $803,108     $675,510     $662,061
                              ========     ========     ========

--------------------------------------------------------------------------------

20. FAIR VALUE OF FINANCIAL INSTRUMENTS
   The carrying amounts and estimated fair values of Huntington's financial instruments are presented below. Certain assets, the most significant being corporate-owned life insurance and premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage servicing rights and deposit base and other customer relationship intangibles are not considered financial instruments and are not discussed below. Accordingly, this fair value information is not intended to, and does not, represent Huntington's underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.

                                            AT DECEMBER 31, 1997
--------------------------------------------------------------------------
                                          CARRYING           FAIR
(in thousands of dollars)                  AMOUNT            VALUE
--------------------------------------------------------------------------
FINANCIAL ASSETS:
   Cash and short-term assets ....     $  1,691,187      $  1,691,187
   Trading account securities ....            7,082             7,082
   Mortgages held for sale .......          192,948           192,948
   Securities ....................        5,742,824         5,743,197
   Loans .........................       17,480,077        17,777,451
   Customers' acceptance liability           27,818            27,818
   Interest rate contracts:
     Asset/liability management ..           17,557            42,547
     Customer accommodation ......            2,606             2,606
FINANCIAL LIABILITIES:
   Deposits ......................      (17,983,718)      (18,012,315)
   Short-term borrowings .........       (3,286,671)       (3,286,671)
   Bank acceptances outstanding ..          (27,818)          (27,818)
   Long-term debt ................       (2,686,039)       (2,713,831)
   Capital securities ............         (200,000)         (192,726)
   Interest rate contracts:
     Asset/liability management ..                -            (2,554)
     Customer accommodation ......           (1,859)           (1,859)

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

                                            AT DECEMBER 31, 1997
--------------------------------------------------------------------------
                                          CARRYING           FAIR
(in thousands of dollars)                  AMOUNT            VALUE
--------------------------------------------------------------------------
FINANCIAL ASSETS:
   Cash and short-term assets ....     $  1,095,845      $  1,095,845
   Trading account securities ....            1,873             1,873
   Mortgages held for sale .......          121,422           121,422
   Securities ....................        5,554,528         5,564,094
   Loans .........................       16,527,377        16,679,749
   Customers' acceptance liability           56,248            56,248
   Interest rate contracts:
     Asset/liability management ..            4,898            27,403
     Customer accommodation ......            4,239             4,239
FINANCIAL LIABILITIES:
   Deposits ......................      (16,402,312)      (16,227,820)
   Short-term borrowings .........       (4,028,255)       (4,028,255)
   Bank acceptances outstanding ..          (56,248)          (56,248)
   Long-term debt ................       (1,665,531)       (1,678,498)
   Interest rate contracts:
     Asset/liability management ..               (8)          (11,291)
     Customer accommodation ......           (3,493)           (3,493)

--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------
21. STOCK OPTIONS
   Huntington sponsors non-qualified and incentive stock option plans covering key employees. Approximately 18.0 million shares have been authorized under the plans, 6.9 million of which were available at December 31, 1997, for future grants. All options granted have a maximum term of ten years. Options granted on or after May 18, 1994, vest ratably over four years; all grants preceding this date became fully exercisable after one year.
   Huntington has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees' (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of Huntington's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.
   Huntington's stock option activity and related information for the three years ended December 31, is summarized below:

                                                          1997                  1996                  1995
                                                   --------------------  ---------------------  ---------------------
                                                               WEIGHTED              WEIGHTED              WEIGHTED
                                                                AVERAGE               AVERAGE               AVERAGE
                                                               EXERCISE              EXERCISE              EXERCISE
(in thousands, except per share)                   OPTIONS      PRICE     OPTIONS      PRICE     OPTIONS    PRICE
------------------------------------------------------------ ----------  --------- -----------  --------- -----------

Outstanding at beginning of period ...........      4,688      $13.70      4,624      $11.95      4,558      $10.40
Granted ......................................      1,203       27.65      1,036       19.38      1,035       15.24
Exercised ....................................       (810)      14.80       (917)      11.15       (913)       7.66
Forfeited/Expired ............................       (156)      17.26        (55)      16.23        (56)      15.98
                                                    -----                  -----                  -----
Outstanding at end of period .................      4,925      $16.81      4,688      $13.70      4,624      $11.95
                                                    =====                  =====                  =====
Exercisable at end of period .................      2,947      $12.77      2,834      $10.96      2,723      $ 9.95
                                                    =====                  =====                  =====

Weighted average fair value of options granted
     during the year .........................                 $ 7.63                 $ 5.52                 $ 3.94


   Exercise prices for options outstanding as of December 31, 1997, ranged from $3.71 to $32.75. The weighted average remaining contractual life of these options is 6.7 years.
   The fair value of the options presented above was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1997, 1996, and 1995, respectively: risk-free interest rates of 6.44%, 6.78%, and 6.24%; dividend yields of 2.86%, 3.41%, and 4.11%;
volatility factors of the expected market price of Huntington's common stock of
 .262, .280, and .294; and a weighted average expected option life of 6 years. Because the effect of applying the fair value method to Huntington's stock options results in net income and earnings per share that are not materially different from amounts reported in the consolidated statements of income, pro forma information has not been provided.

--------------------------------------------------------------------------------
22. REGULATORY MATTERS
   The bank subsidiaries of Huntington are required to maintain reserve balances with the Federal Reserve Bank. During 1997, the average balances were $104.0 million.
   Payment of dividends to Huntington by its subsidiary banks is subject to various regulatory restrictions. Regulatory approval is required prior to the declaration of any dividends in excess of available retained earnings. For national banks, the amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for that year and retained net income for the preceding two years, less any required transfers to surplus. Huntington's subsidiary banks could, without regulatory approval, declare dividends in 1998 of approximately $48.8 million plus an additional amount equal to their net income through the date of declaration.
   The subsidiary banks are also restricted as to the amount and type of loans they may make to Huntington. At December 31, 1997, the subsidiary banks could lend to Huntington $172.5 million, subject to the qualifying collateral requirements defined in the regulations.
   Huntington and its bank subsidiaries are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a material effect on Huntington's and its bank subsidiaries' financial statements. Capital adequacy guidelines require minimum ratios of 4.00% for Tier I risk-based capital, 8.00% for total risk-based capital, and 3.00% for Tier I leverage. To be considered well capitalized under the regulatory framework for prompt corrective action, the ratios are 6.00%, 10.00%, and 5.00%, respectively.
   Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings of assets and certain off-balance sheet items, and other factors. Management believes, as of December 31, 1997, that Huntington met all capital adequacy requirements. In addition, each bank subsidiary had regulatory capital ratios in excess of the levels established for well capitalized institutions.
   Presented in the table below are the capital ratios of Huntington and its lead subsidiary, The Huntington National Bank as well as a comparison of the period-end capital balances with the related amounts established by the regulators.

                                                                                CAPITAL AMOUNTS
                                                               ---------------------------------------------------------
(in millions of dollars)                            RATIOS         ACTUAL            MINIMUM        WELL CAPITALIZED
------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1997:

Tier I Risk-Based Capital
   Huntington Bancshares Incorporated ........       8.83%         $1,954            $  885            $1,328
   The Huntington National Bank ..............       6.62           1,456               880             1,321
Total Risk-Based Capital
   Huntington Bancshares Incorporated ........      11.68           2,584             1,770             2,213
   The Huntington National Bank ..............      11.10           2,443             1,761             2,201
Tier I Leverage
   Huntington Bancshares Incorporated ........       7.77           1,954               755             1,258
   The Huntington National Bank ..............       5.70           1,456               766             1,276

AS OF DECEMBER 31, 1996:
Tier I Risk-Based Capital
   Huntington Bancshares Incorporated ........       8.11%         $1,615            $  797            $1,195
   The Huntington National Bank ..............       7.93           1,546               780             1,170
Total Risk-Based Capital
   Huntington Bancshares Incorporated ........      11.29           2,248             1,594             1,992
   The Huntington National Bank ..............      11.40           2,223             1,559             1,949
Tier I Leverage
   Huntington Bancshares Incorporated ........       6.80           1,615               713             1,188
   The Huntington National Bank ..............       6.65           1,546               698             1,163


--------------------------------------------------------------------------------

23. HUNTINGTON BANCSHARES INCORPORATED (PARENT COMPANY ONLY) FINANCIAL INFORMATION
--------------------------------------------------------------------------------------------------------------------
BALANCE SHEETS (in thousands of dollars)                          DECEMBER 31,       1997                  1996
--------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and cash equivalents ....................................................   $  285,926            $   64,129
Securities available for sale ................................................        7,635                 7,229
Due from subsidiaries
   Bank subsidiaries .........................................................      600,578               200,000
   Non-bank subsidiaries .....................................................       10,297               286,936
Investment in subsidiaries on the equity method
   Bank subsidiaries .........................................................    1,721,789             1,675,982
   Non-bank subsidiaries .....................................................       29,411                44,357
Excess of cost of investment in subsidiaries over net assets acquired ........       12,155                28,731
Other assets .................................................................       89,321                91,415
                                                                                 ----------            ----------
      TOTAL ASSETS ...........................................................   $2,757,112            $2,398,779
                                                                                 ==========            ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings ........................................................   $   80,525            $  140,011
Long-term debt
   Subsidiary trust ..........................................................      206,186                    --
   Unaffliated companies .....................................................      333,914               358,786
Dividends payable ............................................................       38,591                28,899
Accrued expenses and other liabilities .......................................       72,505                85,425
                                                                                 ----------            ----------
   Total Liabilities .........................................................      731,721               613,121
Shareholders' Equity .........................................................    2,025,391             1,785,658
                                                                                 ----------            ----------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ................................   $2,757,112            $2,398,779
                                                                                 ==========            ==========

---------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME (in thousands of dollars)         YEAR ENDED DECEMBER 31,      1997              1996              1995
---------------------------------------------------------------------------------------------------------------------------------
INCOME
   Dividends from
      Bank subsidiaries ......................................................   $ 228,892          $ 348,516         $ 234,676
      Non-bank subsidiaries ..................................................       2,961              6,385             7,855
   Interest from
      Bank subsidiaries ......................................................      18,227              3,482             2,879
      Non-bank subsidiaries ..................................................      19,032             11,787             7,577
   Other .....................................................................       1,537                813               826
                                                                                 ---------          ---------         ---------
         TOTAL INCOME ........................................................     270,649            370,983           253,813
                                                                                 ---------          ---------         ---------

EXPENSE
   Interest on debt ..........................................................      36,128             23,716            15,806
   Other .....................................................................      30,020             18,295            19,052
                                                                                 ---------          ---------         ---------
         TOTAL EXPENSE .......................................................      66,148             42,011            34,858
                                                                                 ---------          ---------         ---------

Income before income taxes and equity in undistributed
     net income of subsidiaries ..............................................     204,501            328,972           218,955
Income tax benefit ...........................................................      (8,630)           (13,986)          (10,161)
                                                                                 ---------          ---------         ---------
Income before equity in undistributed net income of subsidiaries .............     213,131            342,958           229,116
                                                                                 ---------          ---------         ---------
Equity in undistributed net income of
      Bank subsidiaries ......................................................      80,523            (48,616)           47,555
      Non-bank subsidiaries ..................................................        (991)             9,927             5,130
                                                                                 ---------          ---------         ---------
         NET INCOME ..........................................................   $ 292,663          $ 304,269         $ 281,801
                                                                                 =========          =========         =========

--------------------------------------------------------------------------------

23. HUNTINGTON BANCSHARES INCORPORATED (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)

------------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS (IN THOUSANDS OF DOLLARS)          YEAR ENDED DECEMBER 31,           1997           1996           1995
------------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
   Net Income .....................................................................        $ 292,663      $ 304,269      $ 281,801
   Adjustments to reconcile net income to net cash provided by operating activities
      Equity in undistributed net income of subsidiaries ..........................          (79,532)        38,689        (52,685)
      Amortization ................................................................            3,460          5,285          4,085
      Increase in other assets ....................................................           (4,961)       (26,139)        (5,888)
      Decrease in other liabilities ...............................................          (13,942)       (18,340)       (10,357)
                                                                                           ---------      ---------      ---------
         NET CASH PROVIDED BY OPERATING ACTIVITIES ................................          197,688        303,764        216,956
                                                                                           ---------      ---------      ---------

INVESTING ACTIVITIES
   (Advances to) repayments from subsidiaries .....................................          (71,485)      (167,289)        16,539
   Decrease (increase) in investments in subsidiaries .............................          197,263         (1,433)        (9,697)
   Other ..........................................................................          (15,000)        (4,775)        (2,801)
                                                                                           ---------      ---------      ---------
         NET CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES......................          110,778       (173,497)         4,041
                                                                                           ---------      ---------      ---------

FINANCING ACTIVITIES
   (Decrease) increase in short-term borrowings ...................................         (100,000)        75,000         55,000
   Proceeds from issuance of long-term debt .......................................          200,000         85,000         95,000
   Payment of long-term debt ......................................................          (25,000)          (346)       (50,598)
   Dividends paid on common stock .................................................         (132,760)      (125,379)      (118,906)
   Acquisition of treasury stock ..................................................          (56,175)      (258,415)      (206,556)
   Proceeds from issuance of treasury stock .......................................           27,266         43,971         41,557
                                                                                           ---------      ---------      ---------
         NET CASH USED FOR FINANCING ACTIVITIES ...................................          (86,669)      (180,169)      (184,503)
                                                                                           ---------      ---------      ---------
         CHANGE IN CASH AND CASH EQUIVALENTS ......................................          221,797        (49,902)        36,494
         CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ...........................           64,129        114,031         77,537
                                                                                           ---------      ---------      ---------
         CASH AND CASH EQUIVALENTS AT END OF YEAR .................................        $ 285,926      $  64,129      $ 114,031
                                                                                           =========      =========      =========
