Form 10-K, Exhibit 13
period 2002-12-31
HUNTINGTON BANCSHARES INC/MD
filed 2003-03-20
CIK 49196

                                                                      EXHIBIT 13

SELECTED FINANCIAL DATA                       HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Table 1 -- Selected Financial Data

                                                                            Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars,
except per share amounts)                          2002         2001              2000         1999         1998          1997
---------------------------------------------------------------------------------------------------------------------------------
  Summary of Operations
    Total interest income                      $ 1,531,585  $ 1,939,519       $ 2,108,505  $ 2,026,002  $ 1,999,364   $ 1,981,473
    Total interest expense                         547,783      943,337         1,166,073      984,240      978,271       954,243
---------------------------------------------------------------------------------------------------------------------------------
    Net interest income                            983,802      996,182           942,432    1,041,762    1,021,093     1,027,230
---------------------------------------------------------------------------------------------------------------------------------
    Provision for loan and lease losses            227,340      308,793            90,479       88,447      105,242       107,797
    Securities gains                                 4,902          723            37,101       12,972       29,793         7,978
    Gain on sale of Florida operations             175,344           --                --           --           --            --
    Merchant Services gain                          24,550           --                --           --           --            --
    Gains on sale of credit card portfolios             --           --                --      108,530        9,530            --
    Non-interest income                            480,015      508,757           456,458      452,073      398,877       334,861
    Non-interest expense                           795,864      923,630           835,617      815,328      823,929       751,945
    Restructuring and other special charges         56,184       99,957            50,000       96,791       90,000        51,163
---------------------------------------------------------------------------------------------------------------------------------
    Income before income taxes                     589,225      173,282           459,895      614,771      440,122       459,164
    Income taxes                                   226,000       (5,239)(1)       131,449      192,697      138,354       166,501
---------------------------------------------------------------------------------------------------------------------------------
  Net Income                                   $   363,225  $   178,521       $   328,446  $   422,074  $   301,768   $   292,663
=================================================================================================================================
  Per Common Share (2)
    Net income
     Basic                                           $1.50        $0.71             $1.32        $1.66        $1.18         $1.15
     Diluted                                          1.49         0.71              1.32         1.65         1.17          1.14
    Cash dividends declared                           0.64         0.72              0.76         0.68         0.62          0.56
    Book value at year-end                            9.89         9.62              9.43         8.67         8.43          7.94

  Balance Sheet Highlights
---------------------------------------------------------------------------------------------------------------------------------
    Total assets at year-end                   $27,578,710  $28,500,159       $28,599,377  $29,036,953  $28,296,336   $26,730,540
    Total long-term debt at year-end               788,678      927,330           845,976      697,677      697,359       403,388
    Average long-term debt (3)                     898,128      860,637           810,543      697,523      567,938       409,379
    Average shareholders' equity                 2,307,475    2,381,820         2,279,230    2,146,735    2,064,241     1,893,788
    Average assets                              26,035,530   28,137,172        28,720,508   28,739,450   26,891,558    25,150,659

  Key Ratios and Statistics
---------------------------------------------------------------------------------------------------------------------------------
  Margin Analysis--As a % of Average Earning
   Assets (4):
    Interest income                                   6.51%        7.79%             8.31%        7.97%        8.33%         8.52%
    Interest expense                                  2.32         3.77              4.58         3.86         4.05          4.08
---------------------------------------------------------------------------------------------------------------------------------
    Net Interest Margin                               4.19%        4.02%             3.73%        4.11%        4.28%         4.44%
=================================================================================================================================
  Return on average assets                            1.40%        0.63%             1.14%        1.47%        1.12%         1.16%
  Return on average shareholders' equity              15.7          7.5              14.4         19.7         14.6          15.4
  Dividend payout ratio (5)                           43.0        101.4              57.6         41.8         53.9          50.0
  Average shareholders' equity to average
  assets                                              8.86         8.47              7.94         7.47         7.68          7.53
  Tangible equity to assets (period-end)              7.62         6.12              5.79         5.34         5.25          6.66
  Tier I risk-based capital ratio                     8.69         7.24              7.19         7.52         7.10          8.83
  Total risk-based capital ratio                     11.60        10.29             10.46        10.72        10.73         11.68
  Tier I leverage ratio                               8.89%        7.41%             6.93%        6.72%        6.37%         7.77%

  Full-time equivalent employees                     8,177        9,743             9,693        9,516       10,159         9,485
  Domestic banking offices                             343          481               508          515          529           452

(1) Reflects a $32.5 million reduction related to the issuance of $400 million of REIT subsidiary preferred stock, of which $50 million was issued to the public.
(2) Adjusted for stock splits and stock dividends, as applicable.
(3) Excludes capital securities and Federal Home Loan Bank advances.
(4) Presented on a fully taxable equivalent basis assuming a 35% tax rate.
(5) Based on diluted earnings per share and not adjusted for stock splits or stock dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Management's Discussion and Analysis of Financial Condition and Results of Operations

INTRODUCTION

The following discussion and analysis provides investors and others with information that management believes to be necessary for an understanding of Huntington's financial condition, changes in financial condition, results of operations, and cash flows, and should be read in conjunction with the financial statements, notes, and other information contained in this document.

Huntington Bancshares Incorporated (Huntington) is a multi-state diversified financial services company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through its subsidiaries, Huntington is engaged in providing full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, and discount brokerage services, as well as underwriting credit life and disability insurance, and selling other insurance and financial products and services. Huntington's banking offices are located in Ohio, Michigan, Indiana, Kentucky, and West Virginia. Selected financial services are also conducted in other states including Arizona, Florida, Georgia, Maryland, New Jersey, Pennsylvania, and Tennessee. Huntington also has a foreign office in the Cayman Islands and a foreign office in Hong Kong. The Huntington National Bank (the Bank) is Huntington's only bank subsidiary.

Forward-Looking Statements
This report, including Management's Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements about Huntington. These include descriptions of products or services, plans, or objectives of management for future operations, and forecasts of revenues, earnings, cash flows, or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.

By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. A number of factors could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those set forth under the heading "Business Risks" included in Item 1 of Huntington's Annual Report on Form 10-K and other factors described from time to time in other filings with the Securities and Exchange Commission.

Management encourages readers of this report to understand forward-looking statements to be strategic objectives rather than absolute forecasts of future performance. Forward-looking statements speak only as of the date they are made. Huntington does not update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events.

Critical Accounting Policies
Note 1 to the consolidated financial statements included in this Annual Report lists significant accounting policies used in the development and presentation of Huntington's financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of the organization, its financial position, results of operations, and cash flows.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires Huntington's management to establish critical accounting policies and make accounting estimates, assumptions, and judgments that affect amounts recorded and reported in its financial statements. An accounting estimate requires assumptions about uncertain matters that could have a material effect on the financial statements of Huntington if a different amount within a range of estimates were used or if estimates changed from period to period. Readers of this report should understand that estimates are made under facts and circumstances at a point in time and changes in those facts and circumstances could produce actual results that differ from when those estimates were made. Huntington's management has identified the following as the most significant accounting estimates and their related application:
..   Estimated credit losses inherent in the loan and lease portfolio for the establishment of the allowance for loan and lease losses, including estimated future contractual cash flows of certain commercial and commercial real estate loans for evaluation of impairment of loans,
..   Estimated residual values of automobiles and equipment related to recording lease receivables and recognition of income on leases,

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

..   Estimated fair values of loan servicing rights and retained interests in securitizations, including estimates of amounts and timing of future cash flows of loans, cash flows for costs of servicing these loans, amounts and timing of credit losses and prepayments of principal, and appropriate discount rate, for the initial recognition of these assets, amount of amortization that is recognized, and the assessment of these assets periodically for impairment,
..   Estimated discount rate, the expected return on retirement plan assets, the rate of compensation expense increase, and the health care cost trend rates used in determining Huntington's projected benefit obligations, the fair value of retirement and other plan assets, and the related benefit cost,
..   Estimated fair values of Huntington's businesses that were used by management periodically to assess goodwill and other intangibles for impairment, and
..   Estimated fair value for all derivative financial instruments used to hedge fair values or cash flows.

Special Purpose Entities (SPEs)
Huntington established two securitization trusts, or SPEs, in 2000. These two trusts had total assets of approximately $1.2 billion and $1.3 billion at December 31, 2002 and 2001, respectively. In the securitization transactions, indirect automobile loans that Huntington originated were sold to these trusts. Under current GAAP, these trusts are not required to be consolidated in Huntington's financial statements. As such, the loans and the debt within the trusts are not included on Huntington's balance sheets at December 31, 2002 and 2001. See Note 9 to the consolidated financial statements for more information regarding securitized loans.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. This Interpretation of Accounting Research Bulletin No. 51 (ARB 51), Consolidated Financial Statements, addresses consolidation by business enterprises where ownership interests in an entity may vary over time or, in many cases, special-purpose entities (SPEs). To be consolidated for financial reporting, these entities must have certain characteristics. ARB 51 requires that an enterprise's consolidated financial statements include subsidiaries in which the enterprise has a controlling financial interest. This Interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. An enterprise that holds significant variable interests in such an entity, but is not the primary beneficiary, is required to disclose certain information regarding its interests in that entity. This Interpretation applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds an interest that it acquired before February 1, 2003. It also applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. This Interpretation may be applied (1) prospectively with a cumulative-effect adjustment as of the date on which it is first applied, or (2) by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

Huntington is reviewing the implications of Interpretation No. 46 and is considering the adoption methods permitted. Management believes that the only impact of adoption will be the consolidation of one of the securitization trusts formed in 2000. The consolidation of that securitization trust will involve the recognition of the trust's net assets, which, at December 31, 2002, included $1,020 million of indirect automobile loans, $100 million of cash, and $1,000 million of secured debt obligations with an interest rate based on commercial paper rates. Adoption will also eliminate the retained interest in that securitization trust and its servicing asset related to the loans in the trust, with carrying values at the end of 2002 of $152 million and $12 million, respectively. The impact to Huntington's equity and results of operations will depend on the method of transition adopted under this new interpretation. Huntington will adopt this new standard no later than the end of the third quarter of 2003.

Derivatives and Other Off Balance Sheet Arrangements
Huntington uses a variety of derivatives, principally interest rate swaps, in its asset and liability management activities to mitigate the risk of adverse interest rate movements on either cash flows or market value of certain assets and liabilities.

Like other financial organizations, Huntington uses various commitments in the ordinary course of business that, under GAAP, are not recorded in the financial statements. Specifically, Huntington makes various commitments to extend credit to customers, to sell loans, and to maintain obligations under operating-type noncancelable leases for its facilities.

Derivatives are discussed under the "Interest Rate Risk Management" section of this report and in Note 17 to the consolidated financial statements. Information regarding commitments can be found in Note 20 to the consolidated financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Related Party Transactions
Various directors and executive officers of Huntington, and entities affiliated with those directors and executive officers, are customers of Huntington's subsidiaries. All transactions with Huntington's directors and executive officers and their affiliates are conducted in the ordinary course of business under normal credit terms, including interest rate and collateralization, and do not represent more than the normal risk of collection. At December 31, 2002 and 2001, the total amount of their indebtedness to Huntington was $95.6 million and $133.8 million, respectively. A summary of the aggregate activity of this indebtedness can be found in Note 8 to the consolidated financial statements. All other related party transactions, including those reported in Huntington's 2003 Proxy Statement and transactions subsequent to December 31, 2002, were considered immaterial to its financial condition, results of operations, and cash flows.

Common Share Repurchase Programs
Early in 2002, Huntington announced a share repurchase program authorizing the repurchase of up to 22 million shares. Through the end of December 2002, 19.2 million shares of common stock at a cost of $370.0 million had been repurchased under this program. Huntington repurchased an additional 0.2 million shares in 2003 under this authorization. Subsequently, on January 16, 2003, Huntington announced a new share repurchase program of 8 million shares, canceling the 2.6 million shares remaining under the prior authorization. Huntington expects to use this new authorization to complete the purchase of the 2.6 million shares remaining for repurchase under the prior program with subsequent purchases made from time to time as deemed appropriate. Repurchased shares will be reserved for reissue in connection with Huntington's dividend reinvestment and employee benefit plans, as well as for acquisitions and other corporate purposes.

Significant Credit Actions
In the fourth quarter of 2002, Huntington initiated two credit actions associated with commercial and commercial real estate loans. The first was the sale of $47.2 million in non-performing assets with $21.4 million of related charge-offs. The second action was the full charge-off of a $29.9 million credit exposure to a single health care finance company. This credit was identified as a non-performing loan and subsequently charged-off, all within the fourth quarter of 2002. These credit actions had no earnings impact, as existing loss reserve levels were sufficient to absorb the combined $51.3 million in charge-offs. As a result, the allowance for loan and lease losses as a percentage of total loans and leases at December 31, 2002, declined to 1.76% from 2.00% at September 30, 2002, and the non-performing asset (NPA) coverage ratio (loan and lease loss reserve as a percent of NPAs) improved to 269% from 191% at the end of the third quarter.


OVERVIEW

Reported Earnings
Huntington reported net income of $363.2 million, or $1.49 per common share (diluted), in 2002, compared with $178.5 million, or $0.71 per common share, in 2001, and $328.4 million, or $1.32 per common share, in 2000. Return on average common equity (ROE) and average assets (ROA) for 2002 were 15.7% and 1.40%, respectively, compared with 7.5% and 0.63%, respectively, in 2001, and 14.4% and 1.14%, respectively, in 2000. See Table 1 entitled Selected Financial Data and Table 2 for Huntington's annual income statements for the recent six years.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Table 2 -- Selected Annual Income Statements (Reported Basis)

                                                                            Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars, except per share amounts)       2002       2001             2000       1999       1998       1997
---------------------------------------------------------------------------------------------------------------------------
Total interest income                               $1,531,585 $1,939,519       $2,108,505 $2,026,002 $1,999,364 $1,981,473
Total interest expense                                 547,783    943,337        1,166,073    984,240    978,271    954,243
---------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                    983,802    996,182          942,432  1,041,762  1,021,093  1,027,230
Provision for loan and lease losses                    227,340    308,793           90,479     88,447    105,242    107,797
---------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan
  and Lease Losses                                     756,462    687,389          851,953    953,315    915,851    919,433
---------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                    152,521    164,052          160,727    156,315    126,403    117,852
Brokerage and insurance                                 66,843     79,034           61,871     52,076     36,710     27,084
Trust services                                          62,051     60,298           53,613     52,030     50,754     48,102
Mortgage banking                                        47,989     59,148           38,025     56,890     60,006     55,715
Bank owned life insurance                               46,005     38,241           39,544     37,560     28,712         --
Other service charges and fees                          42,888     48,217           43,883     37,301     29,202     22,705
Other                                                   61,718     59,767           58,795     59,901     67,090     63,403
---------------------------------------------------------------------------------------------------------------------------
Total Non-Interest Income Before Gain on Sale of
 Florida Operations, Merchant Services Gain, Credit
 Card Portfolio, and Securities Gains                  480,015    508,757          456,458    452,073    398,877    334,861
Gain on sale of Florida operations                     175,344         --               --         --         --         --
Merchant Services gain                                  24,550         --               --         --         --         --
Gains on sale of credit card portfolio                      --         --               --    108,530      9,530         --
Securities gains                                         4,902        723           37,101     12,972     29,793      7,978
---------------------------------------------------------------------------------------------------------------------------
Total Non-Interest Income                              684,811    509,480          493,559    573,575    438,200    342,839
---------------------------------------------------------------------------------------------------------------------------
Personnel costs                                        440,760    478,640          421,750    419,901    428,539    392,793
Equipment                                               68,323     80,560           78,069     66,666     62,040     57,867
Outside data processing and other services              67,368     69,692           62,011     62,886     74,795     66,683
Net occupancy                                           60,264     77,184           75,882     62,169     54,123     49,509
Marketing                                               27,911     31,057           34,884     32,506     32,260     32,782
Professional services                                   25,777     23,879           20,819     21,169     25,160     24,931
Telecommunications                                      22,661     27,984           26,225     28,519     29,429     21,527
Printing and supplies                                   15,198     18,367           19,634     20,227     23,673     21,584
Franchise and other taxes                                9,456      9,729           11,077     14,674     22,103     19,836
Amortization of intangible assets                        2,019     41,225           39,207     37,297     25,689     13,019
Other                                                   56,127     65,313           46,059     49,314     46,118     51,414
---------------------------------------------------------------------------------------------------------------------------
Total Non-Interest Expense Before Special Charges      795,864    923,630          835,617    815,328    823,929    751,945
Special charges                                         56,184     99,957           50,000     96,791     90,000     51,163
---------------------------------------------------------------------------------------------------------------------------
Total Non-Interest Expense After Special Charges       852,048  1,023,587          885,617    912,119    913,929    803,108
---------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                             589,225    173,282          459,895    614,771    440,122    459,164
Income taxes                                           226,000     (5,239)(1)      131,449    192,697    138,354    166,501
---------------------------------------------------------------------------------------------------------------------------
Net Income                                          $  363,225 $  178,521       $  328,446 $  422,074 $  301,768 $  292,663
===========================================================================================================================
Per Common Share
  Net Income
   Basic                                                 $1.50      $0.71            $1.32      $1.66      $1.18      $1.15
   Diluted                                                1.49       0.71             1.32       1.65       1.17       1.14
  Cash dividends declared                                 0.64       0.72             0.76       0.68       0.62       0.56

Net Interest Income--Fully Taxable Equivalent (FTE)
Net Interest Income                                 $  983,802 $  996,182       $  942,432 $1,041,762 $1,021,093 $1,027,230
Tax Equivalent Adjustment (2)                            5,205      6,352            8,310      9,423     10,307     11,864
---------------------------------------------------------------------------------------------------------------------------
Net Interest Income--FTE                            $  989,007 $1,002,534       $  950,742 $1,051,185 $1,031,400 $1,039,094
===========================================================================================================================

(1) Reflects a $32.5 million reduction related to the issuance of $400 million of REIT subsidiary preferred stock, of which $50 million was issued to the public.
(2) Calculated assuming a 35% tax rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Fully taxable equivalent net interest income in 2002 declined from 2001 levels by $13.5 million. This decline was attributable to a $364 million decline in interest income on loans and leases, only partially offset by lower levels of interest expense. The decrease in interest income on loans and leases was due to a $982 million decline in the average balances and a decrease in the average yield earned to 6.60% in 2002 from 8.01% in 2001. The decline in average balances was due to the sale of loans as a result of the divestiture of Huntington's Florida banking operations, partially offset by loan growth during 2002. Average deposits fell $2.2 billion reflecting the sale of Florida-related deposits.

Fully taxable net interest income increased by $51.8 million from 2000 to 2001. This increase was primarily attributable to a higher net interest margin, which was 4.02% in 2001, up from 3.73% in 2000. The net interest margin increased as rates on interest bearing liabilities declined more rapidly than yields on earning assets reflecting decreases in overall interest rate levels during 2001. Huntington's average balance sheets, interest income and expense, and a detailed analysis of its net interest margin for the past six years on a reported basis can be found in Table 4.

Table 3 shows changes in fully taxable equivalent interest income, interest expense, and net interest income due to volume and rate variances for major categories of earning assets and interest-bearing liabilities. The change in interest not solely due to changes in volume or rates has been allocated in proportion to the absolute dollar amounts of the change in volume and rate.

Table 3 -- Change in Net Interest Income Due to Changes in Average Volume and Interest Rates (Reported Basis)

                                                2002                                      2001
----------------------------------------------------------------------------------------------------------------------
                                     Increase (Decrease) From Previous Year     Increase (Decrease) From Previous Year
                                              Due To:                                    Due To:
----------------------------------------------------------------------------------------------------------------------
Fully Taxable Equivalent Basis (1)                  Yield/                                     Yield/
(in millions of dollars)               Volume         Rate        Total          Volume          Rate        Total
----------------------------------------------------------------------------------------------------------------------
Loans and leases                     $ (75.8)     $(288.3)     $(364.1)         $ 41.3       $(157.0)     $(115.7)
Securities                             (20.9)       (15.8)       (36.7)          (83.9)         13.5        (70.4)
Other earning assets                    (3.8)        (4.4)        (8.2)           19.3          (4.0)        15.3
----------------------------------------------------------------------------------------------------------------------
Total earning assets                  (100.5)      (308.5)      (409.0)          (23.3)       (147.5)      (170.8)
----------------------------------------------------------------------------------------------------------------------
Deposits                               (90.3)      (177.6)      (267.9)          (26.3)        (97.9)      (124.2)
Short- and medium-term borrowings      (16.4)       (96.8)      (113.2)          (34.9)        (49.9)       (84.8)
Long-term debt                           7.9        (22.3)       (14.4)            3.9         (17.5)       (13.6)
----------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities     (98.8)      (296.7)      (395.5)          (57.3)       (165.3)      (222.6)
----------------------------------------------------------------------------------------------------------------------
Net interest income                  $  (1.7)     $ (11.8)     $ (13.5)         $ 34.0       $  17.8      $  51.8
======================================================================================================================

(1) Calculated assuming a 35% tax rate.

At December 31, 2002, total assets were $27.6 billion, down from $28.5 billion at December 31, 2001. This decline primarily reflected the $2.8 billion of loans and other tangible assets sold with the Florida banking operations as discussed previously, partially offset by growth in residential mortgages and home equity loans and lines of credit. Total deposits were $17.5 billion, down from $20.2 billion a year earlier. Deposits of $4.8 billion sold in Florida were mitigated by strong core deposit growth during 2002, particularly in interest bearing demand accounts, and growth in brokered and negotiable certificates of deposit.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Table 4 -- Consolidated Average Balance Sheets and Net Interest Margin Analysis (Reported Basis)

(in millions of dollars)                                                                 Average Balance
------------------------------------------------------------------------------------------------------------------------
Fully Taxable Equivalent Basis (1)                                          2002    2001    2000    1999    1998    1997
------------------------------------------------------------------------------------------------------------------------
Assets
Interest bearing deposits in banks                                       $    33 $     7 $     6 $     9 $    10 $     9
Trading account securities                                                     7      25      15      13      11      10
Federal funds sold and securities purchased
  under resale agreements                                                     72     107      87      22     229      44
Mortgages held for sale                                                      322     360     109     232     289     131
Securities: (2)
 Taxable                                                                   2,859   3,144   4,316   4,885   4,896   5,351
 Tax exempt                                                                  135     174     273     297     247     264
------------------------------------------------------------------------------------------------------------------------
   Total Securities                                                        2,994   3,318   4,589   5,182   5,143   5,615
------------------------------------------------------------------------------------------------------------------------
Loans and leases:
 Commercial loans and leases                                               5,676   6,647   6,446   6,128   5,629   5,302
 Real estate
   Construction (3)                                                        1,217   1,221   1,184   1,000     764     797
   Commercial                                                              2,379   2,340   2,187   2,235   2,304   2,250
 Consumer
   Automobile leases                                                       3,166   3,204   2,969   2,361   1,769   1,488
   Automobile loans--Indirect                                              2,773   2,697   2,982   3,432   3,249   3,081
   Home equity                                                             3,087   3,399   2,991   2,345   1,935   1,644
   Residential mortgage (3)                                                1,444   1,052   1,382   1,489   1,365   1,527
   Other loans                                                               425     589     528   1,099   1,419   1,492
------------------------------------------------------------------------------------------------------------------------
   Total consumer                                                         10,895  10,941  10,852  10,726   9,737   9,232
------------------------------------------------------------------------------------------------------------------------
Total loans and leases                                                    20,167  21,149  20,669  20,089  18,434  17,581
------------------------------------------------------------------------------------------------------------------------
Allowance for loan and lease losses                                          410     344     303     301     280     252
------------------------------------------------------------------------------------------------------------------------
Net loans and leases                                                      19,757  20,805  20,366  19,788  18,154  17,329
------------------------------------------------------------------------------------------------------------------------
Total earning assets / interest income / average rates                    23,595  24,966  25,475  25,547  24,116  23,390
------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                      757     912   1,008   1,039     975     910
Intangible assets                                                            293     736     709     682     487     250
All other assets                                                           1,801   1,867   1,832   1,772   1,594     853
------------------------------------------------------------------------------------------------------------------------
Total Assets                                                             $26,036 $28,137 $28,721 $28,739 $26,892 $25,151
========================================================================================================================
Liabilities and Shareholders' Equity
Core deposits
 Non-interest bearing deposits                                           $ 2,902 $ 3,304 $ 3,421 $ 3,497 $ 3,287 $ 2,774
 Interest bearing demand deposits                                          5,161   5,005   4,291   4,097   3,585   3,204
 Savings deposits                                                          2,853   3,478   3,563   3,740   3,277   3,056
 Other domestic time deposits                                              4,349   5,883   5,872   5,823   6,291   5,857
------------------------------------------------------------------------------------------------------------------------
   Total core deposits                                                    15,265  17,670  17,147  17,157  16,440  14,891
------------------------------------------------------------------------------------------------------------------------
Domestic time deposits of $100,000 or more                                   851   1,280   1,502   1,449   1,688   1,557
Brokered time deposits and negotiable CDs                                    731     128     502     238     182     365
Foreign time deposits                                                        337     283     539     363     103     382
------------------------------------------------------------------------------------------------------------------------
 Total deposits                                                           17,184  19,361  19,690  19,207  18,413  17,195
------------------------------------------------------------------------------------------------------------------------
Short-term borrowings                                                      2,128   2,325   1,966   2,549   2,084   2,826
Medium-term notes                                                          1,865   2,024   2,894   3,122   2,903   1,983
Federal Home Loan Bank advances                                              279      19      13       5      53     117
Subordinated notes and other long-term debt, including preferred capital
 securities                                                                1,198   1,161   1,111     998     823     621
------------------------------------------------------------------------------------------------------------------------
 Total interest bearing liabilities / interest expense / average rates    19,752  21,586  22,253  22,384  20,989  19,969
------------------------------------------------------------------------------------------------------------------------
All other liabilities                                                      1,075     865     768     711     552     514
Shareholders' equity                                                       2,307   2,382   2,279   2,147   2,064   1,894
------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                               $26,036 $28,137 $28,721 $28,739 $26,892 $25,151
========================================================================================================================

Net Interest Income
========================================================================================================================
Net interest rate spread
Impact of non-interest bearing funds on margin
------------------------------------------------------------------------------------------------------------------------
Net Interest Margin
========================================================================================================================

(1) Fully taxable equivalent yields are calculated assuming a 35% tax rate.
(2) Average rates computed using historical cost average balances and do not give effect to changes in fair value of securities available for sale.
(3) Residential construction loans have been reclassified from Real estate--Construction to Residential mortgage loans.
(4) Loan and lease and deposit average rates include the impact of applicable derivatives.
Note: Individual loan and lease components include fees and cash basis interest received on non-accrual loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------



             Interest Income / Expense                           Average Rate (4)
------------------------------------------------------ ---------------------------------------
  2002     2001      2000     1999    1998     1997     2002  2001   2000   1999   1998   1997
------------------------------------------------------ ---------------------------------------

$    0.8 $    0.2 $    0.3 $    0.4 $    1.0 $    0.5  2.38% 3.43%  5.03%  4.04%  5.22%  5.47%
     0.3      1.3      1.1      0.8      0.6      0.6  4.11  5.13   7.11   5.89   5.71   5.70

     1.1      4.4      5.5      1.2     12.9      2.4  1.56  4.19   6.33   5.58   5.64   5.50
    20.5     25.0      8.7     16.3     20.2     10.1  6.35  6.95   7.96   7.03   6.99   7.75

   173.1    206.9    269.5    297.0    308.8    339.8  6.06  6.58   6.24   6.08   6.31   6.35
    10.1     13.0     20.8     23.5     21.9     25.3  7.42  7.49   7.61   7.90   8.83   9.55
------------------------------------------------------ ---------------------------------------
   183.2    219.9    290.3    320.5    330.7    365.1  6.12  6.63   6.33   6.18   6.43   6.50
------------------------------------------------------ ---------------------------------------

   328.8    493.2    572.8    501.0    488.5    472.2  5.79  7.42   8.89   8.18   8.68   8.91

    58.3     88.6    108.2     85.8     71.2     75.1  4.79  7.25   9.14   8.58   9.31   9.42
   150.5    180.4    186.7    184.6    201.5    205.1  6.33  7.71   8.53   8.26   8.75   9.12

   235.8    250.6    235.9    194.4    142.5    130.3  7.45  7.82   7.94   8.23   8.05   8.75
   245.9    260.2    279.0    296.6    291.4    279.0  8.87  9.65   9.36   8.66   9.00   9.13
   188.3    286.8    261.1    202.3    180.5    155.0  6.10  8.44   8.73   8.62   9.32   9.43
    87.3     79.5    106.1    111.5    109.5    126.5  6.05  7.55   7.68   7.48   8.03   8.29
    36.1     55.8     61.0    120.1    159.2    171.4  8.49  9.47  11.57  10.86  11.12  11.31
------------------------------------------------------ ---------------------------------------
   793.4    932.9    943.1    924.9    883.1    862.2  7.28  8.53   8.69   8.62   9.07   9.34
------------------------------------------------------ ---------------------------------------
 1,331.0  1,695.1  1,810.8  1,696.3  1,644.3  1,614.6  6.60  8.01   8.76   8.44   8.92   9.18
----------------------------------------------------------------------------------------------



----------------------------------------------------------------------------------------------
 1,536.9  1,945.9  2,116.7  2,035.5  2,009.7  1,993.3  6.51% 7.79%  8.31%  7.97%  8.33%  8.52%
------------------------------------------------------ ---------------------------------------








    90.1    134.6    144.0    106.5     96.4     84.4  1.75% 2.69%  3.36%  2.60%  2.69%  2.64%
    51.7    107.7    146.4    126.0    114.0    100.4  1.81  3.10   4.11   3.37   3.48   3.28
   197.1    331.4    335.4    299.1    349.2    329.7  4.53  5.63   5.71   5.14   5.55   5.63

------------------------------------------------------ ---------------------------------------
   338.9    573.7    625.8    531.6    559.6    514.5  2.74  3.99   4.56   3.89   4.25   4.25
------------------------------------------------------ ---------------------------------------
    28.8     66.8     90.4     76.6     96.4     87.6  3.39  5.22   6.01   5.28   5.71   5.63
    17.3      6.6     31.9     12.8     10.5     21.8  2.36  5.12   6.35   5.40   5.82   5.98
     5.0     10.8     34.0     18.7      5.9     22.2  1.47  3.82   6.31   5.14   5.66   5.81
------------------------------------------------------ ---------------------------------------
   390.0    657.9    782.1    639.7    672.4    646.1  2.73  4.10   4.81   4.07   4.44   4.48
------------------------------------------------------ ---------------------------------------
    42.7     95.9    113.1    114.3     97.7    146.4  2.01  4.12   5.75   4.48   4.69   5.18
    61.7    121.7    189.3    170.0    164.6    116.2  3.31  6.01   6.54   5.45   5.67   5.86
     5.6      1.2      0.8      0.3      2.9      6.2  2.00  6.17   6.32   5.19   5.57   5.30

    47.9     66.7     80.7     60.0     40.7     39.3  4.00  5.75   7.27   5.93   4.87   6.24
------------------------------------------------------ ---------------------------------------
   547.9    943.4  1,166.0    984.3    978.3    954.2  2.77% 4.37%  5.24%  4.40%  4.66%  4.78%
------------------------------------------------------ ---------------------------------------






 $ 989.0 $1,002.5  $ 950.7 $1,051.2 $1,031.4 $1,039.1
=====================================================
                                                       3.74% 3.42%  3.07%  3.57%  3.67%  3.74%
                                                       0.45  0.60   0.66   0.54   0.61   0.70
                                                       ---------------------------------------
                                                       4.19% 4.02%  3.73%  4.11%  4.28%  4.44%
                                                       =======================================

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

BASIS OF DISCUSSION--OPERATING BASIS

Results from the 2001 second quarter through the third quarter of 2002 were significantly impacted by a number of non-operating items, primarily related to the strategic restructuring announced in July 2001 and the subsequent sale of the Florida banking and insurance operations in 2002. These non-operating items are explained in the section entitled Restructuring and Other Non-Operating Items. For analytical purposes in understanding performance trends and decision making, management reviews and analyzes certain data on an "operating basis", which excludes the impact of these non-operating items and the operating results of the Florida operations sold for 2002, 2001, and 2000 as presented in Table 5. Accordingly, the discussion that follows is presented on an operating basis unless otherwise indicated.

OVERVIEW--OPERATING BASIS

Operating earnings for 2002 were $328.5 million, or $1.35 per common share, compared with $307.5 million, or $1.22 per common share in 2001, and $358.5 million, or $1.44 per common share in 2000. On this same basis, ROE and ROA for 2002 were 14.2% and 1.28%, respectively, compared with 12.9% and 1.23%, respectively, for 2001, and 15.7% and 1.40%, respectively, in 2000.

Restructuring and Other Non-Operating Items
In July 2001, Huntington announced a strategic refocusing plan (the Plan). Key components of the Plan included the sale of banking and insurance operations in Florida, the consolidation of numerous non-Florida branch offices, as well as credit-related and other actions to strengthen its financial performance including the use of some of the excess capital to repurchase outstanding common shares.

2002
The sale of the Florida banking operations to SunTrust Banks, Inc., which closed February 15, 2002, included 143 banking offices and 456 ATMs, with approximately $2.8 billion in loans and other tangible assets, and $4.8 billion in deposits and other liabilities. Huntington's Florida insurance operation, the Orlando-based J. Rolfe Davis Insurance Agency, Inc. (JRD), was sold on July 2, 2002 to members of its management team. The JRD sale did not materially affect Huntington's 2002 financial results and is not expected to materially affect Huntington's future financial results. Huntington remains committed to growing its other insurance business in markets served by its retail and commercial banking operations. A pre-tax gain of $175.3 million ($56.7 million after-tax, or $0.23 per share) on the sale of the Florida banking operations was recorded in 2002 and was included in non-interest income in Table 5. Huntington recorded $56.2 million of pre-tax restructuring and special charges ($36.5 million after-tax, or $0.15 per share) related to the Plan in 2002, which was reflected in non-interest expense. Combined with amounts recorded in 2001, pre-tax restructuring and special charges related to the Plan totaled $233.1 million ($151.5 million after-tax, or $0.61 per share).

In August 2002, Huntington restructured its interest in Huntington Merchant Services, L.L.C. (HMS), Huntington's merchant services business, in a transaction with First Data Merchant Services Corporation (First Data), a subsidiary of First Data Corporation. Under the agreement, Huntington extended its long-term merchant services relationship with First Data. In addition, as part of the transaction, First Data obtained all of Huntington's Florida-related merchant services business and increased its equity interest in HMS. This transaction resulted in a $24.5 million pre-tax, non-operating gain ($16.0 million after tax, or $0.07 per share) in non-interest income. Huntington remains a nominal equity owner in HMS.

2001
In 2001, the provision for loan and lease losses included credit quality charges related to the Plan of $71.7 million in addition to $50.0 million to increase Huntington's allowance for loan and lease losses in light of the higher charge-offs and non-performing assets experienced in the second half of 2001. Included in the 2001 securities gains in Table 5 was a $5.3 million loss realized from the sale of $15 million of Pacific Gas & Electric commercial paper acquired from the Huntington Money Market Fund. Restructuring and special charges related to the Plan totaled $100.0 million ($65.0 million after-tax, or $0.26 per share) and consisted of $32.1 million for asset impairment, $16.2 million for the exit or curtailment of certain e-commerce activities, $13.3 million related to owned or leased facilities that Huntington has vacated, and $38.4 million related to employee severance or retention, non-recurring legal, accounting, consulting, reduction of ATMs, and other operational costs.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

2000
In 2000, restructuring and special charges of $50.0 million ($32.5 million after-tax, or $0.13 per common share) were recorded to increase the reserve for automobile lease residual values (in addition to charges of $58.2 million in 1999) due to declines in used car prices and increased average losses per auto.

Table 5 reconciles Huntington's reported results with its operating earnings for each of the most recent three years.

Table 5 -- Reconciliation of Reported Earnings to Operating Earnings

                                                                  Gain on Sale of
                                                              Florida Operations/
                                                     Reported   Restructuring and          Florida   Operating
(in thousands of dollars, except per share amounts)  Earnings     Other Items (1)     Operations(2)   Earnings
--------------------------------------------------------------------------------------------------------------
2002
Net interest income                                 $983,802            $      --          $  9,724   $974,078
Provision for loan and lease losses                  227,340                   --             5,186    222,154
Securities gains                                       4,902                   --                --      4,902
Non-interest income                                  480,015                   --            13,343    466,672
Gain on sale of Florida operations                   175,344              175,344                --         --
Merchant Services gain                                24,550               24,550                --         --
Non-interest expense                                 795,864                   --            20,210    775,654
Restructuring and special charges                     56,184               56,184                --         --
--------------------------------------------------------------------------------------------------------------
Pre-tax income                                       589,225              143,710            (2,329)   447,844
Income taxes                                         226,000              107,482              (804)   119,322
--------------------------------------------------------------------------------------------------------------
Net Income                                          $363,225            $  36,228          $ (1,525)  $328,522
==============================================================================================================
Net Income Per Common Share--Diluted                   $1.49                $0.15            $(0.01)     $1.35
==============================================================================================================
2001
Net interest income                                 $996,182            $      --          $ 82,273   $913,909
Provision for loan and lease losses                  308,793              121,718            15,121    171,954
Securities gains (losses)                                723               (5,250)               --      5,973
Non-interest income                                  508,757                   --            76,992    431,765
Non-interest expense                                 923,630                   --           162,887    760,743
Restructuring and special charges                     99,957               99,957                --         --
--------------------------------------------------------------------------------------------------------------
Pre-tax income                                       173,282             (226,925)          (18,743)   418,950
Income taxes                                          (5,239)            (111,924)           (4,730)   111,415
--------------------------------------------------------------------------------------------------------------
Net income                                          $178,521            $(115,001)         $(14,013)  $307,535
==============================================================================================================
Net income per common share--diluted                   $0.71               $(0.46)           $(0.05)     $1.22
==============================================================================================================
2000
Net interest income                                 $942,432            $      --          $ 92,646   $849,786
Provision for loan and lease losses                   90,479                   --             6,907     83,572
Securities gains                                      37,101                   --                --     37,101
Non-interest income                                  456,458                   --            46,742    409,716
Non-interest expense                                 835,617                   --           129,080    706,537
Restructuring and special charges                     50,000               50,000                --         --
--------------------------------------------------------------------------------------------------------------
Pre-tax income                                       459,895              (50,000)            3,401    506,494
Income taxes                                         131,449              (17,500)              994    147,955
--------------------------------------------------------------------------------------------------------------
Net income                                          $328,446            $ (32,500)         $  2,407   $358,539
==============================================================================================================
Net income per common share--diluted                   $1.32               $(0.13)            $0.01      $1.44
==============================================================================================================

(1) See Restructuring and Other Non-Operating Items discussion for further details.
(2) Represents results of operations for the Florida banking and insurance operations sold in 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

The presentation of the Florida operations in Table 5 differs from the disclosure presented in Note 4 to the consolidated financial statements because
Note 4 reflects only the after-tax restructuring and special charges for 2002 related to the Florida operations, which totaled $21.3 million ($32.7 million pre-tax). Because the disclosure in Note 4 was intended only to show the pro forma impact without the Florida operations, non-Florida related after-tax restructuring and special charges of $15.2 million ($23.5 million pre-tax) as well as the Merchant Services restructuring gain are included in the 2002 pro forma results (unaudited) presented in Note 4 but are excluded from operating earnings as presented in Table 6 below.

Table 6 -- Selected Financial Data (Operating Basis)

                                                           Years Ended December 31,
------------------------------------------------------------------------------------------
(in thousands of dollars, except per share amounts)         2002         2001         2000
------------------------------------------------------------------------------------------
   Summary of Operations
     Net interest income                            $   974,078  $   913,909  $   849,786
     Provision for loan and lease losses                222,154      171,954       83,572
     Securities gains                                     4,902        5,973       37,101
     Non-interest income                                466,672      431,765      409,716
     Non-interest expense                               775,654      760,743      706,537
------------------------------------------------------------------------------------------
     Income before income taxes                         447,844      418,950      506,494
     Income taxes                                       119,322      111,415      147,955
------------------------------------------------------------------------------------------
   Net Income                                       $   328,522  $   307,535  $   358,539
==========================================================================================
   Net Income Per Common Share--Diluted (1)               $1.35        $1.22        $1.44
==========================================================================================

   Revenue--Fully Taxable Equivalent (FTE)
   Net Interest Income                              $   974,078  $   913,909  $   849,786
   Tax Equivalent Adjustment (2)                          5,205        6,352        8,310
------------------------------------------------------------------------------------------
   Net Interest Income--FTE                             979,283      920,261      858,096
   Non-interest Income                                  471,574      437,738      446,817
------------------------------------------------------------------------------------------
   Total Revenue--FTE                               $ 1,450,857  $ 1,357,999  $ 1,304,913
==========================================================================================
   Total Revenue Excluding Securities Gains--FTE    $ 1,445,955  $ 1,352,026  $ 1,267,812
==========================================================================================

   Balance Sheet Highlights
------------------------------------------------------------------------------------------
   Average loans and leases                         $19,828,951  $18,595,172  $18,300,592
   Average loans--managed (3)                        20,988,667   19,891,213   18,998,128
   Average earning assets                            23,257,615   22,412,659   23,107,486
   Average total assets                              25,598,761   24,923,610   25,567,519
   Average core deposits (4)                         14,703,245   13,337,965   13,042,418
   Average shareholders' equity                       2,307,475    2,381,820    2,279,230

   Key Ratios and Statistics
------------------------------------------------------------------------------------------
   Return on average assets                                1.28%        1.23%        1.40%
   Return on average shareholders' equity                  14.2         12.9         15.7
   Net interest margin                                     4.21         4.11         3.71
   Efficiency ratio                                        53.6         55.4         54.9
   Effective tax rate                                      26.6         26.6         29.2

(1) 2000 adjusted for the stock dividend paid July 2000.
(2) Calculated assuming a 35% tax rate.
(3) Includes securitized indirect auto loans.
(4) Includes non-interest bearing and interest bearing demand deposits, savings deposits, CDs under $100,000, and all IRA deposits.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Managed Loans
Huntington includes securitized indirect automobile loans when analyzing certain aspects of its loan and lease portfolio. The combined portfolio of owned and securitized indirect loans is referred to as "managed loans." Managed average total loans increased $1.1 billion, or 6%, in 2002 from 2001 and $0.9 billion, or 5%, in 2001 from 2000. Average core deposits increased $1.4 billion, or 10%, and $308.4 million, or 2%, over the same periods.

SUMMARY DISCUSSION OF RESULTS--OPERATING BASIS

Operating earnings for 2002 were $328.5 million, or $1.35 per common share, up $21.0 million, or 7%, and $0.13 per common share, or 11%, respectively, from $307.5 million, or $1.22 per common share in 2001. Operating earnings for 2000 were $358.5 million, or $1.44 per common share.

2002 vs. 2001 Performance
The $21.0 million, or 7%, increase in operating earnings from 2001 reflected the benefit of a 7% increase in revenue before securities gains. This increase was partially offset by the negative impacts of a 29% increase in provision for loan and lease losses, a 2% increase in non-interest expenses, and a 7% increase in income taxes.

The $93.9 million growth in revenue (net interest income on a fully taxable equivalent basis plus non-interest income) before securities gains reflected a $59.0 million, or 6%, increase in fully taxable equivalent net interest income, Huntington's primary source of revenue. This increase reflected a 4% increase in average earning assets and an effective 2% increase in the net interest margin to 4.21% from 4.11%. Average managed loans increased 6% reflecting strong growth in consumer loans, most notably residential mortgages and home equity lines. Average earning assets grew more slowly reflecting the planned run-off of lower-margin investment securities and other earning assets. Also contributing to the revenue increase was a $34.9 million, or 8%, increase in non-interest income before securities gains. This was driven by a $15.7 million, or 12%, increase in service charges on deposit accounts. With the exception of mortgage banking income, which declined $7.8 million, all of the other fee income categories increased, accounting for the remainder of the increase in non-interest income.

The $50.2 million increase in provision for loan and lease losses primarily reflected higher total commercial and commercial real estate net charge-offs, as consumer net charge-offs declined. The higher total commercial and commercial real estate net charge-offs reflected the impact of the continued weak economy on some of Huntington's commercial customers, as well as fourth quarter credit actions that accelerated the sale and disposition of non-performing commercial loans.

The $14.9 million increase in non-interest expense largely reflected a $24.3 million, or 6%, increase in personnel costs, due to expansion of management and employee talent at all levels, increased incentive-based pay, and higher pension and benefits costs. Partially offsetting the personnel cost increases were declines in a number of expense categories, but most notably a $10.2 million decline in amortization of intangible assets expense as a result of the implementation of the new goodwill accounting rule, FASB Statement No. 142, at the beginning of the year. With fully taxable equivalent revenue increasing by 7% and expenses by 2%, the efficiency ratio, which represents expenses as a percentage of fully taxable equivalent revenue, improved to 53.6% from 55.4%.

The increase in income tax expense reflected the growth in income before taxes, as the effective tax rate remained unchanged between years at 26.6%.

Earnings per common share increased 11%, compared with the 7% increase in net income, reflecting the benefit of 3% fewer fully diluted shares outstanding. In February 2002, the Board of Directors authorized a 22 million-share repurchase program. During the year, 19.2 million shares were repurchased under this program, which reduced average shares outstanding by 8.8 million for the year and contributed $0.04 to earnings per share.

2001 vs. 2000 Performance
The $51.0 million, or 14%, decline in operating earnings from 2000 reflected the impact of a $31.1 million decline in securities gains, an 8% increase in expenses, and an $88.4 million increase in provision for loan and lease losses, partially offset by a 7% increase in revenue before securities gains. This resulted in an $87.5 million, or 17%, decline in income before taxes. Reflecting the lower level of income before taxes and the effect of subsidiary capital activities, income tax expense decreased $36.5 million.

The $84.2 million increase in revenue before securities gains reflected a $62.2 million, or 7%, increase in fully taxable equivalent net interest income. This increase was due to a higher net interest margin as average earnings assets declined between years. The average net interest margin increased an effective 11% from 3.71% to 4.11%. Average loans increased 2% between years, led by

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

growth in commercial and commercial real estate loans. However, these benefits were more than offset by a 28% decline in average investment securities. As a result, average earning assets declined 3% between years.

Also contributing to the growth in revenue before securities gains was a $22.0 million, or 5%, increase in non-interest income, driven mostly by a $17.8 million, or 47%, increase in mortgage banking income. Other fee income categories that increased included trust services, up $6.7 million, or 13%; other service charges, up $3.9 million, or 12%; and service charges on deposit accounts, up $2.9 million, or 2%. In contrast, brokerage and insurance income declined $7.3 million, or 12%.

Securities gains in 2001 totaled $6.0 million, down from $37.1 million in 2000, which included significantly higher gains on the sales of marketable equity securities.

The $88.4 million increase in provision for loan and lease losses primarily reflected a decision to increase the loan loss reserve due to higher levels of non-performing assets and higher net charge-offs in 2001, especially in the commercial and automobile loan and lease portfolios. The increase in non-performing assets, as well as higher commercial net charge-offs reflected a weakening economy. The higher automobile loan and lease charge-offs, primarily reflected charge-offs associated with loan and lease production from the fourth quarter of 1999 through the fourth quarter of 2000, a period of time when the company targeted a broader credit quality spectrum of borrowers.

The $54.2 million increase in non-interest expense included a $35.0 million, or 9%, increase in personnel costs driven by higher incentive-based pay, and a $21.9 million increase in other expenses, which included a $4.2 million impairment loss related to an investment in Pacific Gas & Electric commercial paper, as well as premium expense associated with the purchase of automobile lease residual value insurance. With 2001 revenue increasing less than expenses, the efficiency ratio deteriorated slightly to 55.4% from 54.9% in 2000.

The $36.5 million decline in income tax expense reflected lower income before taxes, partially offset by a decline in the effective tax rate to 26.6% from 29.2%.

RESULTS OF OPERATIONS--OPERATING BASIS

Net Interest Income
Huntington's primary source of revenue is net interest income, which is the difference between interest income on earning assets, primarily loans and securities, and interest expense on funding sources, including interest-bearing deposits and borrowings. Net interest income is impacted by changes in the levels of interest rates, earning assets, and interest-bearing liabilities. Changes in net interest income are measured through interest spread and net interest margin. The difference between the yields on earning assets and the rates paid for interest-bearing liabilities represents the interest spread. The net interest margin is the calculated percentage of net interest income to average earning assets. Both the interest spread and net interest margin are presented on a fully taxable equivalent basis, which means that tax-free interest income and dividend income, generated primarily from Huntington's investment securities portfolio, are adjusted and expressed on the same basis as other taxable income. Because non-interest bearing sources of funds, such as demand deposits and stockholders' equity, also support earning assets, the net interest margin exceeds the interest spread.

Table 7 shows the average annual balance sheets and the net interest margin analysis for the recent three years, 2002 - 2000, on an operating basis. (See Table 4 for this corresponding data on a reported basis; i.e. including the Florida banking operations prior to their sale in the first quarter of 2002). Table 7 shows the average annual balances for total assets and liabilities, as well as shareholders' equity, and their various components, most notably loans, deposits, and borrowings. It also shows the corresponding interest income or interest expense associated with each earning asset and interest-bearing liability category along with the average rate associated with each asset or liability category, the difference resulting in the net interest spread. The net interest spread plus the positive impact from non-interest bearing funds represents the net interest margin.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Table 7 -- Consolidated Average Balance Sheets and Net Interest Margin Analysis (Operating Basis)

(in millions of dollars)                                      Average Balance      Interest Income / Expense    Average Rate (4)
--------------------------------------------------------------------------------  ---------------------------  ------------------
Fully Taxable Equivalent Basis (1)                         2002    2001    2000     2002      2001    2000      2002  2001   2000
--------------------------------------------------------------------------------  ---------------------------  ------------------
Assets
Interest bearing deposits in banks                      $    33 $     7 $     6   $    0.8 $    0.2 $    0.3   2.38% 3.43%  5.03%
Trading account securities                                    7      25      15        0.3      1.3      1.1   4.11  5.13   7.11
Federal funds sold and securities purchased under
 resale agreements                                           72     107      87        1.1      4.4      5.5   1.56  4.19   6.33
Mortgages held for sale                                     322     360     109       20.5     25.0      8.7   6.35  6.95   7.96
Securities: (2)
 Taxable                                                  2,859   3,144   4,316      173.1    206.9    269.5   6.06  6.58   6.24
 Tax exempt                                                 135     174     273       10.1     13.0     20.8   7.42  7.49   7.61
--------------------------------------------------------------------------------  ---------------------------  ------------------
   Total Securities                                       2,994   3,318   4,589      183.2    219.9    290.3   6.12  6.63   6.33
--------------------------------------------------------------------------------  ---------------------------  ------------------
Loans and leases:
 Commercial loans and leases                              5,582   5,900   5,799      323.0    435.5    511.8   5.79  7.38   8.83
 Real estate
   Construction (3)                                       1,204   1,112     957       57.6     80.3     89.8   4.78  7.22   9.39
   Commercial                                             2,338   2,034   1,901      147.9    158.0    163.4   6.33  7.77   8.60
 Consumer
   Automobile leases                                      3,166   3,204   2,969      235.8    250.6    235.9   7.45  7.82   7.94
   Automobile loans--Indirect                             2,731   2,371   2,772      242.2    235.1    264.7   8.87  9.91   9.55
   Home equity                                            2,983   2,686   2,439      180.1    224.4    216.6   6.04  8.35   8.88
   Residential mortgage (3)                               1,415     813   1,005       85.3     61.2     81.8   6.03  7.53   8.14
   Other loans                                              410     475     459       34.7     44.9     60.7   8.46  9.42  13.13
--------------------------------------------------------------------------------  ---------------------------  ------------------
   Total consumer                                        10,705   9,549   9,644      778.1    816.2    859.7   7.27  8.55   8.91
--------------------------------------------------------------------------------  ---------------------------  ------------------
Total loans and leases                                   19,829  18,595  18,301    1,306.6  1,490.0  1,624.7   6.59  8.01   8.88
--------------------------------------------------------------------------------  ---------------------------  ------------------
Allowance for loan and lease losses                         408     309     323
--------------------------------------------------------------------------------
Net loans and leases                                     19,421  18,286  17,978
--------------------------------------------------------------------------------
Total earning assets / interest income /
 average rates                                           23,257  22,412  23,107    1,512.5  1,740.8  1,930.6   6.50% 7.77%  8.36%
--------------------------------------------------------------------------------  ---------------------------  ------------------
Cash and due from banks                                     745     831     826
Intangible assets                                           207     196     152
All other assets                                          1,798   1,794   1,806
--------------------------------------------------------------------------------
Total Assets                                            $25,599 $24,924 $25,568
===============================================================================

Liabilities and Shareholders' Equity
Core deposits
 Non-interest bearing deposits                          $ 2,827 $ 2,723 $ 2,821
 Interest bearing demand deposits                         4,968   3,619   3,097       86.5     96.2    101.7   1.74% 2.66%  3.28%
 Savings deposits                                         2,787   2,926   2,987       50.3     91.2    123.7   1.81  3.12   4.14
 Other domestic time deposits                             4,121   4,070   4,138      185.7    229.2    237.1   4.51  5.63   5.73
--------------------------------------------------------------------------------  ---------------------------  ------------------
   Total core deposits                                   14,703  13,338  13,043      322.5    416.6    462.5   2.72  3.92   4.53
--------------------------------------------------------------------------------  ---------------------------  ------------------
Domestic time deposits of $100,000 or more                  830   1,071   1,293       27.8     55.1     78.0   3.35  5.15   6.03
Brokered time deposits and negotiable CDs                   731     128     502       17.3      6.6     31.9   2.36  5.12   6.35
Foreign time deposits                                       337     277     536        4.9     10.6     33.8   1.47  3.83   6.31
--------------------------------------------------------------------------------  ---------------------------  ------------------
   Total deposits                                        16,601  14,814  15,374      372.5    488.9    606.2   2.71  4.04   4.83
--------------------------------------------------------------------------------  ---------------------------  ------------------
Short-term borrowings                                     2,110   2,188   1,864       42.5     91.5    107.7   2.01  4.18   5.78
Medium-term notes                                         2,032   3,495   4,163       64.7    172.2    277.1   3.18  4.93   6.66
Federal Home Loan Bank advances                             279      19      13        5.6      1.2      0.8   2.00  6.17   6.32
Subordinated notes and other long-term debt,
 including preferred capital securities                   1,198   1,161   1,111       47.9     66.7     80.7   4.00  5.75   7.27
--------------------------------------------------------------------------------  ---------------------------  ------------------
Total interest bearing liabilities / interest expense /
 average rates                                           19,393  18,954  19,704      533.2    820.5  1,072.5   2.75% 4.33%  5.44%
--------------------------------------------------------------------------------  ---------------------------  ------------------
All other liabilities                                     1,072     865     764
Shareholders' equity                                      2,307   2,382   2,279
--------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity              $25,599 $24,924 $25,568
===============================================================================

Net Interest Income                                                               $  979.3 $  920.3 $  858.1
===============================================================================   ===========================
Net interest rate spread                                                                                       3.75% 3.44%  2.92%
Impact of non-interest bearing funds on margin                                                                 0.46  0.67   0.79
--------------------------------------------------------------------------------                               ------------------
Net Interest Margin                                                                                            4.21% 4.11%  3.71%
===============================================================================                                ==================

(1) Fully taxable equivalent yields are calculated assuming a 35% tax rate.
(2) Average rates computed using historical cost average balances and do not give effect to changes in fair value of securities available for sale.
(3) Residential construction loans have been reclassified from Real estate--Construction to Residential mortgage loans.
(4) Loan and lease and deposit average rates include the impact of applicable derivatives.
Note: Individual loan and lease components include fees and cash basis interest received on non-accrual loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Table 8 shows changes in fully taxable equivalent interest income, interest expense, and net interest income due to volume and rate variances for major categories of earning assets and interest-bearing liabilities on an operating basis. The change in interest not solely due to changes in volume or rates has been allocated in proportion to the absolute dollar amounts of the change in volume and rate.

Table 8 -- Change in Net Interest Income Due to Changes in Average Volume and Interest Rates (Operating Basis)

                                               2002                      2001
----------------------------------------------------------------------------------------
                                     Increase (Decrease) From  Increase (Decrease) From
                                       Previous Year Due To:     Previous Year Due To:
----------------------------------------------------------------------------------------
Fully Taxable Equivalent Basis (1)              Yield/                    Yield/
(in millions of dollars)              Volume     Rate    Total  Volume     Rate    Total
----------------------------------------------------------------------------------------
Loans and leases                     $ 94.1  $(277.5) $(183.4) $ 25.7  $(160.4) $(134.7)
Securities                            (20.9)   (15.8)   (36.7)  (83.9)    13.5    (70.4)
Other earning assets                   (3.8)    (4.4)    (8.2)   19.3     (4.0)    15.3
----------------------------------------------------------------------------------------
Total earning assets                   69.4   (297.7)  (228.3)  (38.9)  (150.9)  (189.8)
----------------------------------------------------------------------------------------
Deposits                               35.3   (151.7)  (116.4)  (36.1)   (81.2)  (117.3)
Short- and medium-term borrowings     (61.5)   (95.0)  (156.5)  (23.4)   (97.7)  (121.1)
Long-term debt                          7.9    (22.3)   (14.4)    3.9    (17.5)   (13.6)
----------------------------------------------------------------------------------------
Total interest-bearing liabilities    (18.3)  (269.0)  (287.3)  (55.6)  (196.4)  (252.0)
----------------------------------------------------------------------------------------
Net interest income                  $ 87.7  $ (28.7) $  59.0  $ 16.7  $  45.5  $  62.2
========================================================================================

(1) Calculated assuming a 35% tax rate.

2002 vs. 2001 Performance
Fully taxable equivalent net interest income was $979.3 million in 2002, up $59.0 million, or 6%, from $920.3 million in 2001. This reflected a 4% increase in average earning assets, as well as a 10 basis point, or an effective 2%, increase in the net interest margin from 4.11% to 4.21%.

The increase in average earning assets reflected a 6% increase in average managed loans, partially offset by a 10% decrease in average investment securities. Changes in the balance sheet are discussed in more detail below.

The 10 basis point increase in the net interest margin was influenced by three factors. The first was the timing and magnitude of declining interest rates in 2001 and 2002, and the fact that rates reached such historically low levels during the second half of 2002. As interest rates declined in the second half of 2001, deposit and wholesale funding costs declined more rapidly than yields on earning assets, most notably loans. As a result, the net interest margin widened in the second half of 2001. However, as rates continued to decline in 2002, especially in the second half, and given the absolute low levels attained, it became increasingly difficult to lower deposit funding costs commensurate with the decline in earning asset yields. As a result, yields on earning assets fell more rapidly than deposit costs, thus narrowing the net interest margin in the second half of 2002, particularly in the fourth quarter.

The second factor was a decision early in 2001 to reduce the level of low-return investment securities. This helped drive the increase in the net interest margin during the first three quarters of 2001.

The third factor was a change in the loan mix to lower yield, but higher credit quality loans, which had the effect of mitigating the increase in the net interest margin. Since the 2001 fourth quarter, consumer loan production shifted to higher credit quality automobile loan and lease production. Also contributing to the net interest margin decline was the significant growth in lower-yield residential mortgages. While this resulted in a reduced net interest margin, it improved the total risk adjusted return of these assets, and thus, lower net charge-offs should be experienced in future periods.

Reflecting these factors, during 2001 the net interest margin in the first quarter was 3.99% and increased steadily throughout the year, peaking at 4.26% in the fourth quarter. During 2002, the margin peaked at 4.30% in the second quarter, then declined to 4.26% in the third quarter, and declined to 4.07% in the fourth quarter.

2001 vs. 2000 Performance
Fully taxable equivalent net interest income was $920.3 million in 2001, up $62.2 million, or 7%, from $858.1 million in 2000. This increase was driven by a 40 basis point, or 11%, increase in the net interest margin to 4.11% from 3.71%, as average earning assets declined $0.8 billion, or 4%.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

The decline in average earning assets between the two years was driven by a $1.3 billion, or 28%, decrease in average investment securities. The higher net interest margin reflected a decision to reduce the level of residential mortgages and lower-margin investment securities. In addition, the balance sheet was slightly liability sensitive during the period and benefited from the decline in short-term rates during 2000.

Impact from Derivative Financial Instruments
Huntington uses various types of derivative financial instruments, primarily interest rate swaps, to manage its exposure to changes in interest rates. The cash flows generated by derivative instruments are recorded along with the interest income or expense from the hedged asset or liability and consequently are included in the yields on those assets and liabilities. The impact of these derivatives increased the net interest margin by 20 basis points in 2002 but lowered it by 2 and 5 basis points in 2001 and 2000, respectively. Huntington's interest rate risk position is discussed further in the "Interest Rate Risk Management" section of this report.

Balance Sheet
Table 9 shows total loans and leases were $21.0 billion on a reported basis at December 31, 2002, with 55% representing consumer loans and 45% commercial and commercial real estate loans. Subsequent to the end of 2002, $268 million of loans at December 31, 2002 were reclassified from commercial loans and leases to commercial real estate loans. This reclassification, which is reflected in the table below, did not affect total interest income or net income for any period. Total loans were up $2.1 billion, or 11%, from the end of 2001, excluding the impact of the sold Florida banking loans, when the portfolio consisted of 48% consumer loans and 52% commercial and commercial real estate loans.

Table 9 -- End of Period Loan and Lease Portfolio Composition (Reported Basis)

At December 31,                          2002          2001          2000          1999          1998
----------------------------------------------------------------------------------------------------------
(in millions of dollars)              Amount     %  Amount     %  Amount     %  Amount     %  Amount     %
----------------------------------------------------------------------------------------------------------
Commercial loans and leases (1)      $ 5,606  26.8 $ 6,439  29.8 $ 6,634  32.2 $ 6,300  30.5 $ 6,027  31.0
Real estate
  Construction                         1,012   4.8   1,322   6.1   1,206   5.9   1,159   5.6     868   4.5
  Commercial                           2,719  13.0   2,496  11.6   2,253  10.9   2,151  10.4   2,232  11.5
----------------------------------------------------------------------------------------------------------
Total commercial and
  commercial real estate loans         9,337  44.6  10,257  47.5  10,093  49.0   9,610  46.5   9,127  47.0
----------------------------------------------------------------------------------------------------------
Consumer
  Automobile leases                    3,203  15.3   3,208  14.9   3,106  15.1   2,797  13.5   1,980  10.2
  Automobile loans--Indirect           3,072  14.7   2,883  13.3   2,507  12.2   3,521  17.0   3,434  17.6
----------------------------------------------------------------------------------------------------------
  Total automobile loans and leases    6,275  30.0   6,091  28.2   5,613  27.3   6,318  30.5   5,414  27.8
----------------------------------------------------------------------------------------------------------
  Home equity                          3,200  15.3   3,582  16.6   3,205  15.5   2,562  12.4   2,173  11.2
  Residential mortgage                 1,749   8.3   1,128   5.2   1,060   5.1   1,523   7.4   1,459   7.4
  Other consumer loans                   395   1.8     544   2.5     639   3.1     655   3.2   1,282   6.6
----------------------------------------------------------------------------------------------------------
Total consumer loans                  11,619  55.4  11,345  52.5  10,517  51.0  11,058  53.5  10,328  53.0
----------------------------------------------------------------------------------------------------------
Total Loans and Leases               $20,956 100.0 $21,602 100.0 $20,610 100.0 $20,668 100.0 $19,455 100.0
==========================================================================================================

(1) There were no commercial loans or leases outstanding that would be considered a concentration of lending to a particular industry or group of industries.

For 2002, average loans and leases, excluding the impact of the Florida related loans sold, were $19.8 billion, up $1.2 billion, or 7%, from the prior year, driven by a 12% increase in consumer loans. Since late 2001, a key focus in loan growth has been the generation of residential mortgages and home equity loans and lines of credit. This coincided with heavy demand for refinancing mortgage assets due to the declining interest rate environment. As a result, average residential mortgages increased $602 million, or 78%, with home equity loans and lines up $297 million, or 11%. Average automobile loans and leases increased $322 million, or 6%. Also contributing to growth in average loans and leases was a $396 million, or 12%, increase in commercial real estate loans. These growth rates have been normalized to exclude the impact of acquisitions, loan sales, and residential mortgage loan securitizations.

In contrast, average commercial loans and leases declined $318 million, or 5%, reflecting a combination of low demand due to the weak economic environment and reduced shared national credit exposure.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Average total loans in 2001 were $18.6 billion, up 2% from the prior year. This growth reflected a 7% increase in commercial loans and a 2% increase in commercial real estate loans. Average total consumer loans were little changed between years. While automobile leases and home equity loans and lines increased 8% and 7%, respectively, this growth was offset by declines in automobile loans and residential mortgages of 15% and 11%, respectively.

The $0.3 billion, or 10%, decline in average investment securities in 2002 reflected the continued run off of lower-margin earning assets, mostly in the first half of 2001. The $1.3 billion, or 28%, decline from 2000 to 2001 in investment securities reflected a decision to sell a significant portion of lower-yield securities.

As shown in Table 18, deposits were $17.5 billion at December 31, 2002, with 87% representing core deposits. This was up $2.0 billion, or 13%, from the end of the prior year, excluding Florida deposits sold, when core deposits represented 92% of total deposits.

Average core deposits, excluding Florida deposits sold, were $14.7 billion in 2002, up $1.4 billion, or 10%, from the prior year and represented 89% of average total deposits. This growth was driven by a $1.3 billion, or 37%, increase in interest bearing demand deposits reflecting the combined benefits of enhanced sales efforts, as well as consumers moving funds out of the equity markets. Average brokered time deposits and negotiable certificates of deposits increased $0.6 billion reflecting management's strategy to further diversify its funding sources.

Average core deposits, excluding Florida deposits sold, in 2001 were $13.3 billion, up 2% from the prior year. This increase was driven by a 17% increase in average interest bearing demand deposits reflecting successful campaigns to generate deposit growth as well as fund inflows due to uncertainties in the equity markets.

Average borrowings in 2002, comprised of short- and medium-term notes, advances from the Federal Home Loan Bank, and long-term debt including capital securities, totaled $5.6 billion, down $1.2 billion, or 18%, from the prior year. Given the growth in average deposits, less borrowed funds were required. Most of the decline was due to a $1.5 billion decrease in average funding in medium-term notes. Average borrowings in 2001 totaled $6.9 billion, down 4% from the year-earlier period. This reflected a combination of factors including increased funding made available from the planned balance sheet repositioning program which resulted in a decline in low-margin earnings assets, particularly in the first half of the year, as well as deposit growth in the second half of the year.

Provision for Loan and Lease Losses
The provision for loan and lease losses is the expense necessary to maintain the allowance for loan and lease losses (ALLL) at a level adequate to absorb management's estimate of inherent losses in the loan and lease portfolio. The provision expense, on an operating basis, was $222.2 million for 2002 compared to $172.0 million in 2001 and $83.6 million in 2000. Specific credit actions in the fourth quarter 2002 included $21.4 million in charge-offs associated with the sale of non-performing assets and the charge-off of a $29.9 million credit exposure to a single health care finance company. Existing loan and lease loss reserves were sufficient to absorb these charges and, accordingly, there was no impact on 2002 provision expense.

For 2001, provision expense on an operating basis excluded charges associated with Huntington's strategic refocusing plan discussed earlier. These charges included estimated losses related to the exit of sub-prime automobile and truck and equipment lending, losses related to delinquent consumer and small business loans more than 120 days past due, and increased reserves for consumer bankruptcies. The significant increase in provision expense in each of the past two years reflected higher charge-offs associated with the deterioration in economic conditions. See the "Credit Risk" section for discussion of the ALLL, net charge-offs, and non-performing assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Non-Interest Income
Non-interest income for the recent three years ended December 31 was as follows:

Table 10 -- Non-Interest Income (Operating Basis)

  (in thousands of dollars)                             2002     2001     2000
  ----------------------------------------------------------------------------
  Service charges on deposit accounts               $148,273 $132,606 $129,751
  Brokerage and insurance                             59,928   54,426   61,756
  Trust services                                      61,646   57,596   50,894
  Mortgage banking                                    48,068   55,818   38,025
  Bank owned life insurance                           46,005   38,241   39,544
  Other services charges and fees                     41,374   36,927   32,983
  Other                                               61,378   56,151   56,763
  ----------------------------------------------------------------------------
  Total Non-Interest Income Before Securities Gains  466,672  431,765  409,716
  Securities gains                                     4,902    5,973   37,101
  ----------------------------------------------------------------------------
  Total Non-Interest Income                         $471,574 $437,738 $446,817
  ============================================================================

On an operating basis, non-interest income before securities gains was $466.7 million, up $34.9 million, or 8% from 2001. The primary cause was a $15.7 million, or 12%, increase in deposit service charges reflecting higher personal and commercial service charges. Brokerage and insurance income increased $5.5 million, or 10%, reflecting a 19% increase in combined mutual fund and annuity sales. Trust services increased $4.1 million, or 7%, due to a 12% increase in mutual fund fees, as well as a 4% increase in personal trust income. Bank owned life insurance was up $7.8 million, or 20%. Huntington owns and is the beneficiary on three Bank owned life insurance policies that were purchased in 1997 and 1998, insuring the lives of selected Huntington officers. Written consents were obtained from the officers prior to the purchase of the policies. The policies represented approximately 3% of total assets at December 31, 2002 and 2001. The insurance providers are rated A+ or higher. Additionally, the cash values of these policies are backed by assets that are maintained in a separate account to protect Huntington from possible insolvency of the insurance providers.

Mortgage banking income declined $7.8 million, or 14%, due to $14.1 million of mortgage servicing impairment in 2002 compared with $6.3 million of such impairment in 2001. These impairments reflected a significant increase in prepayments due to heavy mortgage refinancing activity, particularly in the second half of 2002. Total mortgage loans originated in 2002 were a record $4.1 billion, up from $3.5 billion in 2001 due to heavy refinancing activity as borrowers took advantage of very low interest rates. At December 31, 2002, the value of capitalized mortgage servicing rights was 0.78% of loans serviced for others, down from 0.97% at the end of the prior year.

Other service charges were up $4.4 million, or 12%, primarily driven by higher check card and on-line bill payment fees. Other income was up $5.2 million, or 9%, reflecting increases spread over a number of miscellaneous fee and services income categories.

Non-interest income before securities gains in 2001, on an operating basis, was $431.8 million, up $22.0 million, or 5% from 2000. This increase was driven mostly by a $17.8 million, or 47%, increase in mortgage banking income due to higher mortgage origination activity. Total mortgage loan originations in 2001 were $3.5 billion, significantly higher than $1.5 billion in 2000. This reflected an increase in refinancing activity due to lower interest rates.

Other fee income categories that increased included trust services, up 13%, other service charges and fees, up 12%, and service charges on deposits, up 2%. In contrast, brokerage and insurance income declined 12% due to weakening equity markets.

Securities Gains
Securities gains in 2002 totaled $4.9 million, down $1.1 million, or 18% from 2001. The 2001 operating basis gains reflected gains associated with the sale of securities to reduce the size of the investment portfolio but exclude a $5.3 million loss on the sale of $15 million of Pacific Gas & Electric commercial paper acquired from the Huntington Money Market Fund. Securities gains in 2001 were down $31.1 million from 2000. Gains in 2000 included gross gains of $66.5 million from the sale of certain equity investments, substantially offset by losses from the sale of lower yielding, fixed-income investment securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

NON-INTEREST EXPENSE
Non-interest expense for the recent three years ended December 31 was as follows:

Table 11 -- Non-Interest Expense (Operating Basis)

(in thousands of dollars)                                 2002     2001     2000
--------------------------------------------------------------------------------
Personnel costs                                       $429,238 $404,945 $369,925
Equipment                                               66,905   70,563   70,724
Outside data processing and other services              66,026   59,286   57,223
Net Occupancy                                           57,682   59,055   58,549
Marketing                                               28,070   26,661   33,201
Professional services                                   25,616   23,097   20,289
Telecommunications                                      21,907   23,291   23,134
Printing and supplies                                   14,868   14,990   16,247
Franchise and other taxes                                9,454    9,669   11,016
Amortization of intangible assets                          862   11,045    9,951
Other                                                   55,026   58,141   36,278
--------------------------------------------------------------------------------
TOTAL NON-INTEREST EXPENSE                            $775,654 $760,743 $706,537
================================================================================

On an operating basis, non-interest expense for 2002 was $775.7 million, up $14.9 million, or 2%. Contributing to this increase were higher personnel costs and, to a lesser degree, higher outside data processing expenses, which were partially offset by lower amortization on intangibles and other expenses spread over a number of expense categories.

Personnel costs increased $24.3 million, or 6%, in 2002 reflecting higher salaries, incentive-based compensation, and pension and benefit costs. Higher salaries reflected the expansion of management and employee talent at all levels, including the credit workout group. In addition, and given a renewed focus on sales, incentive-based compensation increased throughout the company, most notably in mortgage banking which had a record production year. Higher medical and pension costs were partially offset by gains related to stock received from the demutualization of certain insurance companies where Huntington owned related insurance policies. Outside services increased $6.7 million, or 11%, reflecting volume-driven costs, mostly mortgage banking related. Professional services expense increased $2.5 million, or 11%, due primarily to legal and other costs associated with the resolution of problem credits. Marketing expense was up $1.4 million, or 5%, reflecting expanded advertising activities.

Amortization of intangible assets, which includes amortization of goodwill, declined due to the implementation of FASB Statement No. 142, Goodwill and Other Intangible Assets, at the beginning of 2002. Equipment costs declined $3.7 million, or 5%, reflecting lower maintenance costs. Net occupancy expense was down $1.4 million, or 2%, due to a one-time real estate tax credit. Other expense was down $3.1 million, or 5%, mostly due to lower insurance and travel-related expenses, which was partially offset by higher operating losses.

Non-interest expense for 2001, on an operating basis, was $760.7 million, up $54.2 million, or 8%. This increase was driven by a $35.0 million, or 10%, increase in personnel costs and $21.9 million, or 60%, increase in other expenses. The higher personnel costs reflected increased sales commissions related to mortgage banking, capital markets, and annuity and mutual fund sales, offset by lower benefit expense. The increase in other expense reflected a $4.2 million impairment loss related to Pacific Gas & Electric commercial paper and $7.0 million of premium expense related to the purchase of automobile lease residual value insurance. See the "Credit Risk" section for more information regarding automobile lease residual insurance.

INCOME TAXES
Income tax expense on an operating basis for 2002 was $119.3 million compared with $111.4 million in 2001 and $148.0 million in 2000. On this basis, Huntington's effective tax rate was 26.6%, 26.6%, and 29.2% in 2002, 2001, and 2000, respectively. Based on information currently available, Huntington expects its 2003 effective tax rate to be comparable to 2002. Subsequent to year-end 2002, the Internal Revenue Service completed the audit of Huntington's consolidated federal income tax returns through the tax year 2001. The tax audit resulted in no material impact to Huntington's financial statements. See
Note 21 to the consolidated financial statements for more information regarding reported basis income taxes.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

CREDIT RISK

The following credit risk discussion is on a reported basis. It is not adjusted for the sale of the Florida loans as their impact on overall credit performance, including the allowance for loan and lease losses as well as credit-related ratios (e.g., net charge-offs), was not material.

Huntington's exposure to credit risk is managed through the use of consistent underwriting standards that emphasize "in-market" lending while avoiding highly leveraged transactions as well as excessive industry and other concentrations. The credit administration function employs risk management techniques to ensure that loans adhere to corporate policy and problem loans are promptly identified. These procedures provide executive management with the information necessary to implement policy adjustments where necessary, and to take corrective actions on a proactive basis. Beginning in 2002, management focused its commercial lending to customers with existing or potential relationships within Huntington's primary markets. As a result, outstanding shared national credits declined to $979 million at December 31, 2002, from $1.1 billion at the same period-end last year and a peak of $1.5 billion at June 30, 2001.

Also in 2002, Huntington initiated a company-wide project to revise its internal risk grading system for commercial and commercial real estate credits. The company migrated from a single grading to a dual risk grading system that measures the probability of default and loss in event of default separately. The new dual risk grading system allows Huntington to be significantly more specific in the risk assessment process. This dual grading process is an industry standard and management believes that this change positions Huntington to continue the focus on improving credit quality.

In late 2000, Huntington purchased residual value insurance on its leased automobiles. The insurance policies insure the difference between the recorded residual value and the fair value of the automobile at the end of the lease term as evidenced by Auto Lease Guide Black Book valuations. These policies provide first dollar loss coverage on the entire automobile lease portfolio at October 1, 2000 and has a cap on insured losses of $120 million. Insured losses on new automobile lease originations from October 2000 to April 30, 2002 have a cap of $50 million and no cap for new automobile lease originations from May 1, 2002 through April 30, 2005, when the current policies expire. Management believes these policies are sufficient to cover all losses in the portfolio.

Allowance for Loan and Lease Losses (ALLL)
The ALLL was $368.4 million at December 31, 2002, down from $410.6 million at the end of 2001. This represented 1.76% of total loans and leases at year-end 2002 compared with 1.90% for 2001. Non-performing loans and leases at the end of 2002 were covered by the ALLL 2.9 times versus 1.9 times at the end of last year, one of the highest coverage ratios among peer banks. Given all of the characteristics in Huntington's loan and lease portfolio, management believes the ALLL is sufficient to absorb all of the credit losses inherent in the portfolio.

Huntington allocates the ALLL to each loan category based on an expected loss ratio determined by continuous assessment of credit quality based on portfolio risk characteristics and other relevant factors such as historical performance, significant acquisitions and dispositions of loans and leases, and internal controls. For the commercial and industrial and commercial real estate credits, expected loss factors are assigned by credit grade at the individual loan level at the time the loan is originated. On a periodic basis, management reevaluates these credit grades. The aggregation of these factors represents management's estimate of the inherent loss.

The portion of the allowance allocated to the more homogeneous consumer loan segments is determined by expected loss ratios based on the risk characteristics of the various segments and giving consideration to existing economic conditions and trends. Expected loss ratios incorporate factors such as trends in past due and non-accrual amounts, recent loan loss experience, current economic conditions, and risk characteristics of various loan categories. Actual loss ratios experienced in the future, could vary from those expected, as performance is a function of factors unique to each customer as well as general economic conditions. To ensure adequacy to a higher degree of confidence, a portion of the ALLL is considered unallocated. For analytical purposes, the allocation of the ALLL is provided in Table 13. While amounts are allocated to various portfolio segments, the total ALLL, excluding impairment reserves prescribed under provisions of Statement of Financial Accounting Standard No. 114, is available to absorb losses from any segment of the portfolio.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

The following table shows the activity in Huntington's ALLL, along with selected credit quality indicators.

Table 12 -- Summary of Allowance for Loan and Lease Losses and Related Statistics (Reported Basis)

(in thousands of dollars)                                   2002       2001       2000       1999       1998
------------------------------------------------------------------------------------------------------------
Balance, beginning of year                            $ 410,572  $ 297,880  $ 299,309  $ 290,948  $ 258,171
Loan and lease losses
  Commercial loans and leases                          (128,868)   (65,743)   (18,013)   (16,203)   (24,512)
  Real estate
   Construction                                          (4,863)      (845)      (238)      (638)       (80)
   Commercial                                           (15,012)    (3,676)    (1,522)    (2,399)    (2,115)
  Consumer
   Automobile leases                                    (56,916)   (52,775)   (25,020)   (13,209)   (13,755)
   Automobile loans--Indirect                           (57,580)   (71,638)   (47,687)   (42,783)   (39,107)
   Home equity                                          (15,312)    (8,744)    (5,626)    (5,461)    (4,905)
   Residential mortgage                                    (888)      (879)    (1,140)    (1,404)    (1,243)
   Other consumer loans                                 (10,399)   (23,015)   (11,599)   (30,194)   (40,638)
------------------------------------------------------------------------------------------------------------
Total loan and lease losses                            (289,838)  (227,315)  (110,845)  (112,291)  (126,355)
------------------------------------------------------------------------------------------------------------
Recoveries of loans previously charged off
  Commercial loans and leases                            11,106      6,175      4,201      5,303      4,546
  Real estate
   Construction                                             403        179        165        192        441
   Commercial                                             1,831        613        268      1,260      1,800
  Consumer
   Automobile leases                                     13,078      9,597      3,578      2,652      1,631
   Automobile loans--Indirect                            18,465     16,567     15,407     14,201     14,979
   Home equity                                            1,806        719        557        750        398
   Residential mortgage                                      16         94        133        268        367
   Other consumer loans                                   3,814      3,924      3,447      7,579      7,686
------------------------------------------------------------------------------------------------------------
Total recoveries                                         50,519     37,868     27,756     32,205     31,848
------------------------------------------------------------------------------------------------------------
Net loan and lease losses                              (239,319)  (189,447)   (83,089)   (80,086)   (94,507)
------------------------------------------------------------------------------------------------------------
Provision for loan and lease losses (1)                 227,340    308,793     90,479     88,447    105,242
Allowance of securitized loans                           (9,165)    (6,654)   (16,719)        --         --
Allowance for loans and leases sold                     (22,297)        --         --         --         --
Allowance of loans and leases acquired                    1,264         --      7,900         --     22,042
------------------------------------------------------------------------------------------------------------
Balance, end of year                                  $ 368,395  $ 410,572  $ 297,880  $ 299,309  $ 290,948
============================================================================================================
Net loan and lease losses as a % of average loans and
 leases                                                    1.19%      0.90%      0.40%      0.40%      0.51%
Allowance for loan and lease losses as a % of
 total end of period loans and leases                      1.76       1.90       1.45       1.45       1.50

(1) Includes special provisions for loan and lease losses of $121.7 million in 2001 as discussed in the Restructuring and Other Non-Operating Items section of this report.

Table 13 -- Allocation of Allowance for Loan and Lease Losses (Reported Basis)

(in thousands of dollars)                                  2002       2001       2000       1999       1998
------------------------------------------------------------------------------------------------------------
Commercial loans and leases                            $155,577   $174,713   $104,968   $ 94,978   $ 82,129
Real estate
  Construction                                           12,542     17,685     12,596     14,863     10,729
  Commercial                                             35,853     38,177     33,909     32,073     35,206
Consumer
  Automobile leases                                      43,746     41,240     32,951     25,378     17,823
  Automobile loans--Indirect                             39,622     38,799     28,877     40,043     40,792
  Home equity                                            18,621     24,054     19,246     17,089     15,691
  Residential mortgage                                    8,566      6,013      4,421      5,393      5,247
  Other consumer loans                                    8,085     19,757     22,516     21,523     47,715
------------------------------------------------------------------------------------------------------------
Total allocated                                         322,612    360,438    259,484    251,340    255,332
Total unallocated                                        45,783     50,134     38,396     47,969     35,616
------------------------------------------------------------------------------------------------------------
Total Allowance for Loan and Lease Losses              $368,395   $410,572   $297,880   $299,309   $290,948
============================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Net Charge-offs
Total net charge-offs as a percent of average total loans and leases were 1.19% in 2002 compared to 0.90% in 2001. The increase was due largely to $51.3 million in commercial loan charge-offs related to the special credit actions in the fourth quarter of 2002. In 2001, Huntington made the decision to exit the sub-prime automobile and truck and equipment lending business, which have a combined balance of $69.7 million at December 31, 2002, down from $144.3 million at the end of 2001. Excluding net charge-offs related to these exited businesses, total net charge-offs in 2002 and 2001 were 1.14% and 0.83%, respectively. Commercial and commercial real estate net charge-offs, spread over a number of companies in the retail trade, manufacturing, services, and communications sectors, were 1.20% in the current year versus 0.46% in 2001. Excluding the net charge-offs related to the fourth quarter 2002 special credit actions, total net charge-offs and total commercial and commercial real estate net charge-offs for 2002 were 0.75% and 0.89%, respectively. Consumer charge-offs were 0.87% in 2002 compared with 1.10% in 2001. Indirect automobile loan and lease net charge-offs were 1.29% in 2002 compared with 1.67% in 2001. Table 14 shows the amount of net charge-offs by loan type as a percentage of average loans and leases.

Table 14 -- Net Loan and Lease Charge-offs (Reported Basis)

(in thousands of dollars)                                                2002      2001     2000     1999     1998
-------------------------------------------------------------------------------------------------------------------
Net Charge-offs by Type
Commercial loans and leases                                          $117,528  $ 52,000  $13,812  $10,900  $19,966
Commercial real estate                                                 17,641     3,729    1,327    1,585      (46)
-------------------------------------------------------------------------------------------------------------------
Total commercial and commercial real estate                           135,169    55,729   15,139   12,485   19,920
-------------------------------------------------------------------------------------------------------------------
Consumer
  Automobile leases                                                    43,837    47,377   21,442   10,557   12,124
  Automobile loans--Indirect                                           31,597    48,280   32,280   28,582   24,128
-------------------------------------------------------------------------------------------------------------------
   Total automobile leases and loans                                   75,434    95,657   53,722   39,139   36,252
-------------------------------------------------------------------------------------------------------------------
  Home equity                                                          13,506    14,588    6,909    6,096    5,530
  Residential mortgage                                                    872       785    1,007    1,136      876
  Other consumer loans                                                  4,524     7,778    6,312   21,230   31,929
-------------------------------------------------------------------------------------------------------------------
Total consumer                                                         94,336   118,808   67,950   67,601   74,587
-------------------------------------------------------------------------------------------------------------------
Total Net Charge-offs, Excluding Exited
 Businesses                                                           229,505   174,537   83,089   80,086   94,507
Net charge-offs related to exited businesses                            9,814    14,910       --       --       --
-------------------------------------------------------------------------------------------------------------------
Total Net Charge-offs                                                $239,319  $189,447  $83,089  $80,086  $94,507
===================================================================================================================

Net Charge-offs as a % of Average Loans
  and Leases
Commercial loans and leases                                              2.07%     0.78%    0.21%    0.18%    0.35%
Commercial real estate                                                   0.74      0.16     0.06     0.07       --
-------------------------------------------------------------------------------------------------------------------
Total commercial and commercial real estate                              1.20      0.46     0.13     0.12     0.21
-------------------------------------------------------------------------------------------------------------------
Consumer
  Automobile leases                                                      1.38      1.48     0.72     0.45     0.69
  Automobile loans--Indirect                                             1.18      1.90     1.08     0.83     0.74
-------------------------------------------------------------------------------------------------------------------
   Total automobile leases and loans                                     1.29      1.67     0.90     0.68     0.72
-------------------------------------------------------------------------------------------------------------------
  Home equity                                                            0.44      0.43     0.23     0.26     0.29
  Residential mortgage                                                   0.06      0.07     0.07     0.08     0.06
  Other consumer loans                                                   1.09      1.37     1.20     1.93     2.25
-------------------------------------------------------------------------------------------------------------------
Total consumer                                                           0.87      1.10     0.63     0.63     0.77
-------------------------------------------------------------------------------------------------------------------
Total Net Charge-offs, Excluding Exited
 Businesses                                                              1.14%     0.83%    0.40%    0.40%    0.51%
===================================================================================================================
Total Net Charge-offs                                                    1.19%     0.90%    0.40%    0.40%    0.51%
===================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Indirect automobile loan and lease origination vintages in 2002 and 2001 exhibited improved credit quality performance compared with the 1999 fourth quarter to 2000 fourth quarter vintage, a period when the company targeted a broader credit quality spectrum of borrowers. This improvement represents a specific change in credit quality focus, part of Huntington's broader commitment to improve automobile loan and lease underwriting standards and credit quality performance. Table 15 reflects vintage performance for Huntington's managed indirect automobile loan and lease portfolios through December 31, 2002:

Table 15 -- Managed Indirect Automobile Loan and Lease Portfolio Performance by Vintage (Reported Basis)

                                                                       Loan and lease origination period
                                                                       --------------------------------
                                                                       4Q '99 to   1Q '01 to  1Q '02 to
Product                                                                   4Q '00      4Q '01     4Q '02
--------------------------------------------------------------------------------------------------------
Indirect automobile loans  --  % of portfolio at December 31, 2001            34%         48%        --
                           --  % of portfolio at December 31, 2002            17          27         50%
                           --  cumulative loss ratios after 2 quarters      0.07        0.04       0.03
                           --  cumulative loss ratios after 4 quarters      0.79        0.52       0.39
                           --  cumulative loss ratios after 6 quarters      1.72        1.08        N/A

Indirect automobile leases --  % of portfolio at December 31, 2001            39%         34%        --
                           --  % of portfolio at December 31, 2002            27          27         35%
                           --  cumulative loss ratios after 2 quarters      0.04        0.06       0.02
                           --  cumulative loss ratios after 4 quarters      0.60        0.62       0.26
                           --  cumulative loss ratios after 6 quarters      1.48        1.31        N/A
N/A--Not applicable.

The impact of improved underwriting is shown in the six-quarter cumulative loss ratios. For the 1999 fourth quarter to 2000 fourth quarter vintage, the six-month cumulative loss ratios for automobile loans and automobile leases were 1.72% and 1.48%, respectively. In contrast, the comparable six-quarter cumulative loss ratios for the 2001 automobile loan and automobile lease vintages were lower at 1.08% and 1.31%, respectively.

The lower quality 1999 fourth quarter to 2000 fourth quarter vintage represented 17% and 27% of the automobile loans and leases outstanding at the end of 2002. These relative percentages declined from 34% and 39%, respectively, at the end of 2001. Although the relative portion of the poorer quality vintage is diminishing, these loans and leases nevertheless contributed to higher loss levels in 2002 compared with 2001, as did a weakened used car market.

Huntington's management expects favorable trends in credit quality and net charge-offs entering 2003 assuming no further deterioration in the economy.

Non-performing Assets
Non-performing assets consist of loans and leases that are no longer accruing interest, loans that have been renegotiated to below market rates based upon financial difficulties of the borrower, and real estate acquired through foreclosure. Commercial and commercial real estate loans are generally placed on non-accrual status when collection of principal or interest is in doubt or when the loan is 90 days past due. When interest accruals are suspended, accrued interest income is reversed with current year accruals charged to earnings and prior year amounts generally charged off as a credit loss. Consumer loans, excluding residential mortgages, are not placed on non-accrual status but are charged off in accordance with regulatory statutes, which is generally no more than 120 days past due. Residential mortgages, while highly secured, are placed on non-accrual status within 180 days past due as to principal and 210 days past due as to interest, regardless of security. A charge-off on a residential mortgage is recorded when the loan has been foreclosed and the loan balance exceeds the fair value of the real estate. The fair value of the security is then recorded as real estate owned. When, in management's judgment, the borrower's ability to make periodic interest and principal payments resumes and collectibility is no longer in doubt, the loan is returned to accrual status.

Total NPAs were $136.7 million at December 31, 2002, compared with $227.5 million the end of 2001 and represents 0.65% and 1.05% of total loans and leases and other real estate. Management expects the level of NPAs to decline slightly by the end of 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Table 16 -- Non-Performing Assets and Past Due Loans and Leases (Reported Basis)

                                                                                               December 31,
-----------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                          2002      2001      2000     1999     1998
-----------------------------------------------------------------------------------------------------------------------------
Non-accrual loans and leases
  Commercial loans and leases                                                 $ 91,861  $159,637  $ 55,804  $42,958  $34,586
  Real estate
   Construction                                                                  5,554    13,885     8,687   10,785   10,181
   Commercial                                                                   21,211    34,475    18,015   16,131   13,243
   Residential                                                                   9,443    11,836    10,174   11,866   14,419
-----------------------------------------------------------------------------------------------------------------------------
Total non-accrual loans and leases                                             128,069   219,833    92,680   81,740   72,429
Renegotiated loans                                                                  --     1,276     1,304    1,330    4,706
-----------------------------------------------------------------------------------------------------------------------------
Total Non-Performing Loans and Leases                                          128,069   221,109    93,984   83,070   77,135
-----------------------------------------------------------------------------------------------------------------------------
Other real estate, net                                                           8,654     6,384    11,413   15,171   18,964
-----------------------------------------------------------------------------------------------------------------------------
Total Non-Performing Assets                                                   $136,723  $227,493  $105,397  $98,241  $96,099
=============================================================================================================================

Accruing Loans and Leases Past Due 90 Days or More                            $ 73,122  $ 91,635  $ 80,306  $61,287  $51,037
=============================================================================================================================

Non-performing loans and leases as a % of total loans and leases                  0.61%     1.02%     0.46%    0.40%    0.40%
Non-performing assets as a % of total loans and leases and other real estate      0.65      1.05      0.51     0.47     0.49
Allowance for loan and lease losses as a % of non-performing loans and leases      288       186       317      360      377
Allowance for loan and lease losses as a % of non-performing assets                269       181       283      305      303
Accruing loans and leases past due 90 days or more to total loans and leases      0.35      0.42      0.39     0.30     0.26

Note: For 2002, the amount of interest income which would have been recorded under the original terms for total loans and leases classified as non-accrual or renegotiated was $12.6 million. Amounts actually collected and recorded as interest income for these loans and leases was $5.1 million.

Loans and leases past due ninety days or more but continuing to accrue interest decreased to $73.1 million at December 31, 2002, down from $91.6 million a year earlier. This represented 0.35% and 0.42% of total loans and leases, respectively.

Table 17 reflects the change in NPAs for the recent four years and includes NPAs in the Florida operations to the date of their sale in the 2002 first quarter:

Table 17 -- Non-Performing Asset Activity (Reported Basis)

(in thousands of dollars)                                             2002            2001         2000         1999
--------------------------------------------------------------------------------------------------------------------
Beginning of Period                                              $ 227,493       $ 105,397     $ 98,241     $ 96,099
New non-performing assets                                          260,229         329,882      113,870      106,014
Returns to accruing status                                         (17,124)         (2,767)      (5,914)      (5,744)
Loan and lease losses                                             (152,616)        (67,541)     (18,052)     (19,547)
Payments                                                          (136,774)       (106,839)     (68,982)     (67,682)
Sales                                                              (44,485)(1)     (30,639)     (13,766)     (10,899)
--------------------------------------------------------------------------------------------------------------------
End of Period                                                    $ 136,723       $ 227,493     $105,397     $ 98,241
====================================================================================================================

(1) Includes $6.5 million related to the sale of the Florida operations and $21.4 million related to the 4th quarter special credit actions.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

INTEREST RATE RISK MANAGEMENT

Huntington seeks to minimize earnings volatility by managing the sensitivity of net interest income and the fair value of its net assets to changes in market interest rates. The Board of Directors and the Asset and Liability Management Committee (ALCO) oversee various risks by establishing broad policies and specific operating limits that govern a variety of risks inherent in operations, including liquidity, counterparty credit risk, settlement, and market risks.

Market risk is the potential for declines in the fair value of financial instruments due to changes in interest rates, exchange rates, and equity prices. Interest rate risk is Huntington's primary market risk. It results from timing differences in the repricing and maturity of assets and liabilities and changes in relationships between market interest rates and the yields on assets and rates on liabilities, including the impact of embedded options.

Interest rate risk management is a dynamic process that encompasses new business flows onto the balance sheet, wholesale investment and funding, and the changing market and business environment. Effective management of interest rate risk begins with appropriately diversified investments and funding sources. To accomplish overall balance sheet objectives, management regularly accesses money, bond, futures, and options markets, as well as trading exchanges. In addition, Huntington contracts with dealers in over-the-counter financial instruments for interest rate swaps. ALCO regularly monitors position concentrations and the level of interest rate sensitivity to ensure compliance with approved risk tolerances.

Interest rate risk modeling is performed monthly. An income simulation model is used to measure the sensitivity of forecasted net interest income to changes in market rates over a one-year horizon. Market value risk (referred to as Economic Value of Equity, or EVE) is measured using a static balance sheet. The models used for these measurements take into account prepayment speeds on mortgage loans, mortgage-backed securities, and consumer installment loans, as well as cash flows of other loans and deposits. Balance sheet growth assumptions are also considered in the income simulation model. Moreover, the models incorporate the effects of embedded options, such as interest rate caps, floors, and call options, and account for changes in relationships among interest rates.

The baseline scenario for the income simulation, with which all others are compared, is based on market interest rates implied by the prevailing yield curve. Alternative market rate scenarios are then employed to determine their impact on the baseline scenario. These alternative market rate scenarios include spot rates remaining unchanged for the entire measurement period, parallel rate shifts on both a gradual and immediate basis, as well as movements in rates that alter the shape of the yield curve. Scenarios are also developed to measure basis risk, such as the impact of LIBOR-based rates rising or falling faster than the prime rate.

When evaluating short-term interest rate risk exposure, management uses, for its primary measurement, scenarios that model 200 basis point increasing and decreasing parallel shifts in the yield curve during the next twelve-month period. At December 31, 2002, only the 200 basis point increasing parallel shift in the yield curve was modeled because a 200 basis point decrease in the interest rate curve was not feasible given the overall low level of interest rates. At the end of 2002, that scenario modeled net interest income 0.7% lower than the internal forecast of net interest income over the same time period using the current level of forward rates. This compares with an internal policy limit of a 2.0% change in net interest income given a 200 basis point scenario. Management believes further declines in market rates would put modest downward pressure on net interest income, resulting from the implicit pricing floors in non-maturity deposits.

Net interest income and the net interest margin have been adversely impacted in recent months by: (1) the flattening of the yield curve; (2) the lower yield on the higher quality automobile loan and lease originations; (3) the rapid growth of lower-yield residential adjustable-rate mortgage loans retained on the balance sheet; (4) high repayments of residential mortgage loans and mortgage-backed securities; and (5) fixed-rate consumer loan repayments being reinvested at lower market rates. Net interest income will continue to be adversely affected by these factors, should declines continue in the future.

The primary measurement for EVE risk assumes an immediate and parallel increase in rates of 200 basis points. At December 31, 2002, the model indicated that such an increase in rates would be expected to reduce the EVE by 3.8% and compares with an estimated negative impact of 2.9% at December 31, 2001.

The model is a useful but simplified representation of the bank's underlying interest rate risk profile. Simulations reflect choices of statistical techniques, functional forms, model parameters, and numerous uncertain assumptions. Nonetheless, experience has demonstrated and management believes that these models provide reliable guidance for measuring and managing interest rate sensitivity.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

LIQUIDITY

Liquidity is the ability to meet cash flow needs on a timely basis at a reasonable cost. The liquidity of the Bank is used to make loans and to repay deposit liabilities as they become due or are demanded by customers. Huntington's ALCO establishes guidelines and regularly monitors the overall liquidity position of the Bank and the parent company to ensure that various alternative strategies exist to cover unanticipated events that could affect liquidity. Management believes that sufficient liquidity exists at both the parent company and the Bank to meet their estimated needs.

Bank Liquidity
The Bank manages both its external and internal liquidity. External liquidity includes maintaining funding sources for the Bank's activities. These activities primarily consist of making loans to customers, repaying the Bank's obligations as they become due, and supporting the cost of operating the Bank. Selected information regarding the Bank's short-term borrowings is found in Table 19 and the maturity of obligations, including payments due under operating leases, is reflected in Table 20.

Deposits are the Bank's primary source of funding, 87% provided by the Regional Banking segment. Table 18 details the types and sources of deposits by business segment at December 31, 2002, and compares these balances by type and source to balances at December 31, 2001.

Table 18 -- Deposit Liabilities

(in millions of dollars)                     December 31, 2002 December 31, 2001
--------------------------------------------------------------------------------
By Type                                      Balance       %   Balance       %
--------------------------------------------------------------------------------
Demand deposits
  Non-interest bearing                       $ 3,074    17.6   $ 3,635    18.0
  Interest bearing                             5,374    30.7     5,723    28.3
Savings deposits                               2,851    16.3     3,466    17.2
Other domestic time deposits                   3,956    22.6     5,868    29.1
--------------------------------------------------------------------------------
Total Core Deposits                           15,255    87.2    18,692    92.6
--------------------------------------------------------------------------------
Domestic time deposits of $100,000 or more       732     4.2     1,131     5.6
Brokered time deposits and negotiable CDs      1,093     6.2       138     0.7
Foreign time deposits                            419     2.4       226     1.1
--------------------------------------------------------------------------------
Total Deposits                               $17,499   100.0   $20,187   100.0
================================================================================
By Business Segment
Regional Banking
  Central Ohio / West Virginia               $ 5,361    30.6   $ 5,217    25.8
  Northern Ohio                                3,602    20.6     3,256    16.1
  Southern Ohio / Kentucky                     1,365     7.8     1,291     6.4
  West Michigan                                2,402    13.7     2,227    11.0
  East Michigan                                1,962    11.2     1,895     9.4
  Indiana                                        613     3.5       578     2.9
--------------------------------------------------------------------------------
   Total Regional Banking                     15,305    87.4    14,464    71.6
--------------------------------------------------------------------------------
Dealer Sales                                      59     0.3        82     0.4
Private Financial Group                          924     5.3       717     3.6
Treasury / Other                               1,211     7.0       256     1.3
--------------------------------------------------------------------------------
Total Deposits excluding Florida              17,499   100.0    15,519    76.9
Florida                                           --      --     4,668    23.1
--------------------------------------------------------------------------------
Total Deposits                               $17,499   100.0   $20,187   100.0
================================================================================

Domestic time deposits of $100,000 or more, which include brokered time deposits and negotiable certificates of deposit and IRAs included in Other domestic time deposits, totaled $1.9 billion at December 31, 2002. These time deposits mature as follows: $343 million within three months, $182 million within six but more than three months, $212 million within one year but more than six

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

months, and $1,166 million maturing beyond one year. At December 31, 2002, Huntington's loans and leases were 120% of total deposits. This compares with 107% of total deposits at December 31, 2001, or 122% excluding the loans and deposits sold with the Florida operations.

The Bank's ALCO establishes policies and monitors guidelines to diversify the Bank's wholesale funding sources to avoid concentrations in any one market source. Wholesale funding sources include Federal funds purchased, securities sold under repurchase agreements, non-core deposits, and medium- and long-term debt. To enhance the availability of liquidity, the Bank has a $6.0 billion domestic bank note program. This program was renewed in 2002. At December 31, 2002, a total of $5.7 billion in domestic bank notes remained available for future issuance under this program. In addition, the Bank shares a $2.0 billion Euronote program with the parent company. This program was renewed on February 6, 2003, and is subject to annual renewal. Approximately $1.3 billion was available under this program at December 31, 2002. Both programs enable the Bank to issue notes with maturities from one month to thirty years. During 2002, management added significantly to its wholesale borrowings, primarily due to the loss of deposit funding with the sale of Huntington's Florida banking operations. In adding wholesale borrowings, management also lengthened the average maturity of these borrowings. At the end of 2002, the Bank had wholesale borrowings of $5.9 billion, which had a weighted-average maturity of
1.7 years.

Table 19 -- Short-Term Borrowings

                                                         Year Ended December 31,
--------------------------------------------------------------------------------------
(in thousands of dollars)                                 2002        2001        2000
--------------------------------------------------------------------------------------
Federal Funds purchased and Repurchase Agreements
Balance at year-end                                $2,458,523  $1,913,607  $1,822,480
Weighted average interest rate at year-end               1.49%       2.24%       5.91%
Maximum amount outstanding at month-end during the
 year                                              $2,503,962  $3,094,647  $2,093,546
Average amount outstanding during the year         $2,072,075  $2,258,860  $1,831,228
Weighted average interest rate during the year           1.98%       4.11%       5.68%

The Bank is also a member of the Federal Home Loan Bank of Cincinnati (FHLB), which provides funding through advances to its members that are collateralized with mortgage-related assets. These advances carry maturities from one month to twenty years. At December 31, 2002, the Bank had $1.0 billion of advances from the FHLB, compared with only $17 million of advances at December 31, 2001. During 2002, the Bank significantly increased its borrowing capability with the FHLB as these advances provided a flexible source of funding. At December 31, 2002, a total of $2.7 billion of residential mortgage loans, commercial real estate loans, and home equity loans were pledged to secure borrowing under these advances.

Table 20 -- Maturity of Bank Obligations

                                             Payments Due by Period
---------------------------------------------------------------------------------
                                                                  2008 &
(in millions of dollars)          2003   2004   2005  2006   2007  After    Total
---------------------------------------------------------------------------------
Medium-term notes               $540.1 $855.0 $510.0 $  -- $   -- $   -- $1,905.1
Subordinated notes               253.0     --     --    --     --  485.7    738.7
Preferred securities                --     --     --    --     --   50.0     50.0
Federal Home Loan Bank advances   10.0    3.0  100.0    --  900.0     --  1,013.0
Operating leases                  35.1   33.1   29.7  27.6   26.2  218.6    370.3
---------------------------------------------------------------------------------
Total                           $838.2 $891.1 $639.7 $27.6 $926.2 $754.3 $4,077.1
=================================================================================

Huntington maintains a portfolio of securities that can be used as a secondary source of liquidity (to the extent that securities are not pledged), substantially all of which is held by the Bank. At December 31, 2002, the portfolio of securities available for sale totaled $3.4 billion, of which $2.6 billion was pledged to secure public and trust deposits, trading account liabilities, U.S. Treasury demand notes, and securities sold under repurchase agreements. The composition and maturity of these securities are presented in Table 21. Weighted average yields were calculated using amortized cost and on a fully taxable equivalent basis assuming a 35% tax rate, excluding marketable equity securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Table 21 -- Securities Available for Sale

                                                               December 31,
-------------------------------------------------------------------------------------
(in thousands of dollars)                                  2002       2001       2000
-------------------------------------------------------------------------------------
U.S. Treasury and Federal Agencies                   $2,627,684 $2,322,079 $3,284,031
Other                                                   775,685    527,500    806,494
-------------------------------------------------------------------------------------
Total Securities Available for Sale                  $3,403,369 $2,849,579 $4,090,525
=====================================================================================

                                                          Amortized
                                                               Cost Fair Value  Yield
-------------------------------------------------------------------------------------
U.S. Treasury
  1-5 years                                              $   13,434 $   14,066  3.51%
  6-10 years                                                  4,704      5,367  5.51
  Over 10 years                                                 412        479  6.07
-------------------------------------------------------------------------------
   Total U.S. Treasury                                       18,550     19,912  4.07
-------------------------------------------------------------------------------
Federal Agencies
  Mortgage-backed
   1-5 years                                                 34,196     35,166  5.29
   6-10 years                                               264,219    270,779  5.33
   Over 10 years                                            873,552    901,417  5.78
-------------------------------------------------------------------------------
    Total Mortgage-backed                                 1,171,967  1,207,362  5.66
-------------------------------------------------------------------------------
  Other agencies
   Under 1 year                                              34,923     35,966  4.91
   1-5 years                                                758,032    783,533  5.21
   6-10 years                                                95,617     97,095  4.79
   Over 10 years                                            477,185    483,816  5.50
-------------------------------------------------------------------------------
    Total Other                                           1,365,757  1,400,410  5.27
-------------------------------------------------------------------------------
Total U.S. Treasury and Federal Agencies                  2,556,274  2,627,684  5.44
-------------------------------------------------------------------------------
Other
  Under 1 year                                                7,133      7,183  8.43
  1-5 years                                                  62,939     63,886  6.53
  6-10 years                                                 49,581     51,046  6.61
  Over 10 years                                             451,108    449,958  5.71
  Retained interest in securitizations                      146,160    159,978 15.56
  Marketable equity securities                               42,846     43,634
-------------------------------------------------------------------------------
Total Other                                                 759,767    775,685  7.88
-------------------------------------------------------------------------------
Total Securities Available for Sale at December 31, 2002 $3,316,041 $3,403,369  5.98%
==============================================================================

A significant factor impacting the Bank's internal liquidity is the repayment of principal and the receipt of interest on the Bank's loans. The Bank's consumer loan portfolio contains a significant amount of loans with relatively shorter weighted-average lives to maturity. In addition, commercial loans and leases and real estate construction portfolios have relatively short maturities with 44% of the combined principal maturing in one year or less, as reflected in Table 22.

Table 22 -- Maturity Schedule of Selected Loans and Leases

                                                       At December 31, 2002
---------------------------------------------------------------------------------------
                                             One Year or     One to      After
(in millions of dollars)                            Less Five Years Five Years    Total
---------------------------------------------------------------------------------------
Commercial loans and leases                       $2,490     $2,481       $635   $5,606
Real estate--construction                            450        544         18    1,012
---------------------------------------------------------------------------------------
Total                                             $2,940     $3,025       $653   $6,618
=======================================================================================
Variable interest rates                           $2,813     $2,582       $509   $5,904
Fixed interest rates                                 127        443        144      714
---------------------------------------------------------------------------------------
Total                                             $2,940     $3,025       $653   $6,618
=======================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

There are other sources of liquidity should they be needed. These sources include the sale and securitization of loans, the ability to acquire additional national market, non-core deposits, additional collateralized borrowings such as FHLB advances, the issuance of debt securities, and the issuance of preferred or common securities in public or private transactions. The Bank also can borrow through the Federal Reserve's discount window. At December 31, 2002, a total of $1.5 billion of commercial loans had been pledged to secure potential future borrowings that could be obtained through this facility.

Parent Company Liquidity
Parent company liquidity consists primarily of a program of regular dividends from its subsidiaries, predominantly the Bank, its medium-term note program, and a commercial paper program issued through Huntington Bancshares Financial Corporation, a non-bank subsidiary. The Bank could declare dividends to be paid to the parent company, without regulatory approval, of $161.5 million at December 31, 2002.

The parent company uses this liquidity to pay dividends to its stockholders, repurchase shares of its common stock, meet its financial obligations, fund certain non-bank activities, finance acquisitions, and for other general corporate purposes. At December 31, 2002, the parent company had $455 million issued under a $750 million medium-term note program, leaving $295 million available for future funding needs. At December 31, 2002, the parent company had $140 million in medium-term notes outstanding: $40 million will mature in 2003 and $100 million in 2004. As mentioned earlier, the parent company shares a $2.0 billion Euronote program with the Bank. Availability of funding through these two programs amounted to $1.6 billion at December 31, 2002.

In 2002, the liquidity of the parent company was favorably affected by the sale of the Florida banking operations through a subsequent recapitalization of the Bank. This recapitalization returned $670 million of capital to the parent company. During 2002, subsequent to the recapitalization, the parent company repurchased 19.2 million shares of its common stock for $370 million. Details of this program are discussed further under the Capital section that follows.

At December 31, 2002, the parent company had $546.9 million of cash and cash equivalents on hand. Management believes that the parent company has sufficient liquidity to meet its cash flow obligations in 2003, including payment of its current dividend, without relying upon the capital markets for financing.

CAPITAL

Capital is managed at each legal subsidiary based upon the respective risks and growth opportunities, as well as regulatory requirements. Management places significant emphasis on the maintenance of strong capital, which promotes investor confidence, provides access to the national markets under favorable terms, and enhances business growth and acquisition opportunities. The importance of managing capital is also recognized and management continually strives to maintain an appropriate balance between capital adequacy and returns to shareholders.

Shareholders' equity declined $112.6 million during 2002 compared with an increase of $50.4 million in the previous year. Increases to shareholders' equity reflecting higher net earnings, equity issued for acquisitions, and the positive mark-to-market of securities available for sale and derivatives used to hedge cash flows for 2002, were more than offset by dividends and repurchases of common shares. Cash dividends declared were $0.64 per share in 2002, down from $0.72 per share in 2001, and $0.76 per share in 2000.

Average shareholders' equity in 2002 was $2.3 billion, down modestly from $2.4 billion in 2001. The ratio of average equity to average assets in 2002 was 8.86% versus 8.47% a year ago. Tangible period-end equity to tangible period-end assets was 7.62% at the end of 2002, up significantly from 6.12% a year earlier, reflecting the tangible capital generated from the sale of the Florida operations offset by the subsequent share repurchase program in 2002.

In February 2002, the Board of Directors authorized a share repurchase program for up to 22 million shares and canceled the previously existing authorization. Through the end of December 2002, 19.2 million shares of common stock had been repurchased through open market and privately negotiated transactions. In January 2003, the Board of Directors authorized a new share repurchase program, canceling the remaining shares under the prior authorization. The new repurchase program authorizes the repurchase of 8 million shares in open market and privately negotiated transactions. Repurchased shares are reserved for reissue in connection with dividend reinvestment and employee benefit plans as well as for acquisitions and other corporate purposes. Management has indicated its intent to maintain a minimum tangible equity to asset ratio of 7.00% on a long-term basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Risk-based capital guidelines established by the Federal Reserve Board set minimum capital requirements and require institutions to calculate risk-based capital ratios by assigning risk weightings to assets and off-balance sheet items, such as interest rate swaps, loan commitments, and securitizations. Huntington's Tier 1 risk-based capital ratio, total risk-based capital ratio, leverage ratio, and risk-adjusted assets for the recent five years are shown in Table 23:

Table 23 -- Capital Adequacy

                                                                                At December 31,
                                              "Well-Capitalized"  --------------------------------------------
(in millions of dollars)                                Minimums      2002     2001     2000     1999     1998
--------------------------------------------------------------------------------------------------------------
Total Risk-Adjusted Assets                                   N/A  $27,235  $27,896  $26,880  $25,298  $24,239
Ratios:
Tier 1 Risk-Based Capital                                   6.00%    8.69%    7.24%    7.19%    7.52%    7.10%
Total Risk-Based Capital                                   10.00%   11.60    10.29    10.46    10.72    10.73
Tier 1 Leverage                                             5.00%    8.89     7.41     6.93     6.72     6.37

Huntington is supervised and regulated by the Federal Reserve whereas the Bank is primarily supervised and regulated by the Office of the Comptroller of the Currency, which establishes similar regulatory capital guidelines for banks. The Bank also had regulatory capital ratios in excess of the levels established for well-capitalized institutions.

During 2002, Huntington acquired Haberer Investment Advisor, Inc. (Haberer), a Cincinnati-based registered investment advisory firm with approximately $500 million in assets under management. Huntington paid cash to Haberer shareholders and issued 202,695 shares of treasury stock. Also during 2002, Huntington acquired LeaseNet Group, Inc. (LeaseNet), a $90 million leasing company located in Dublin, Ohio. Huntington paid cash to LeaseNet shareholders and issued 835,035 shares of treasury stock. See Huntington's Statement of Changes in Shareholders' Equity for a detail of activity.

LINES OF BUSINESS DISCUSSION--OPERATING BASIS

Below is a brief description of each line of business and a discussion of business segment results. Regional Banking, Dealer Sales, and the Private Financial Group are the major business lines. The fourth segment includes the impact of the Treasury function and other unallocated assets, liabilities, revenue, and expense. Financial information for each line of business, including a reconciliation to reported earnings, can also be found in Note 25 to the consolidated financial statements. The chief decision-makers for Huntington rely on operating basis earnings for review of performance and for critical decision-making purposes and, therefore, the information below is presented on an operating basis. During 2002, the previously reported segments, Retail Banking and Corporate Banking, were combined and renamed Regional Banking. In addition, changes were made in 2002 to the methodologies utilized for certain balance sheet and income statement allocations from Huntington's management reporting system. The prior periods have not been restated for these methodology changes. The following tables within each segment show performance on this basis for the most recent three years.

Regional Banking
Regional Banking provides products and services to retail, business banking, and commercial customers. This segment's products include home equity loans, first mortgage loans, direct installment loans, business loans, personal and business deposit products, as well as sales of investment and insurance services. These products and services are offered in six operating regions within the five states of Ohio, Michigan, Indiana, West Virginia, and Kentucky through Huntington's traditional banking network, Direct Bank--Huntington's customer service center, and Web Bank at www.huntington.com. Regional Banking also represents middle-market and large commercial banking relationships which use a variety of banking products and services including, but not limited to, commercial loans, international trade, and cash management.

Table 24 -- Regional Banking Results

                                                                                       Year Ended December 31,
------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                               2002       2001       2000
------------------------------------------------------------------------------------------------------------------
Net interest income                                                                 $592,977   $626,647   $656,856
Provision for loan and lease losses                                                  141,190     96,943     36,180
Non-interest income                                                                  279,780    262,432    276,350
Non-interest expense                                                                 559,302    523,994    570,788
------------------------------------------------------------------------------------------------------------------
  Income before taxes                                                                172,265    268,142    326,238
Income taxes                                                                          60,293     93,850    112,549
------------------------------------------------------------------------------------------------------------------
Operating Income                                                                    $111,972   $174,292   $213,689
==================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Regional Banking's operating income was $112.0 million in 2002 compared to $174.3 million for 2001 and $213.7 million for 2000. Net interest income decreased $33.7 million, or 5%, in 2002. Regional Banking provides net funds to Huntington's other business segments since its deposits exceed its loans and, therefore, receives an earnings credit for those excess deposits. The declining interest rate environment resulted in lower credit for this deposit excess and continued margin compression in 2002.

The provision for loan and lease losses increased $44.2 million in 2002 over 2001 versus an increase of $60.8 million in 2001 over 2000. The increases in 2002 and 2001 were indicative of the deteriorating credit quality that began late in 2000. Provision expense reflects net charge-offs (excluding the special charges for 2001) and charges for loan growth for the period. In 2002, net charge-offs were 0.76% compared with 0.54% for 2001.

Non-interest income rose $17.3 million, or 7%, in 2002, following a $13.9 million, or 5%, decline in 2001. Service charges on deposit accounts increased 12% (personal 9% and corporate 14%) to $144.7 million. The growth in personal service charges was primarily attributable to a new pricing structure and deposit volume initiatives. The corporate increase was the result of customers choosing to pay fees in lieu of maintaining balances due to lower earnings credit paid to commercial checking customers. In addition, electronic banking fees increased 10%. These revenue increases were partially offset by a 12% decline in total mortgage banking income. Gross mortgage banking revenue increased commensurate with a 22% increase in closed loans, but significant impairment of mortgage servicing rights pushed total mortgage banking income down in 2002. The declining rate environment during the recent twelve months caused accelerated mortgage prepayment expectations and, therefore, recognition of asset impairment of capitalized mortgage servicing rights and increased amortization. Excluding mortgage banking income, non-interest income increased 11% in 2002.

Non-interest expense was $559.3 million in 2002, up $35.3 million, or 7%, when compared to $524.0 million in 2001. Non-interest expense for 2001 was down $46.8 million, or 8%, from 2000. Personnel costs were $240.9 million, up 8%, compared with $223.8 million in 2001. The increase reflected investment in strengthening Regional Banking's management, business banking sales, and credit administration teams. In addition, this segment experienced increases in performance-based incentive compensation commensurate with production and revenue growth.

Total Regional Banking average loans and leases for 2002 increased to $12.3 billion, or 6%, over 2001. Mortgage and home equity lending represented the majority of the growth in average earning assets. Average mortgage loans increased 46% from $817 million in 2001 to nearly $1.2 billion in 2002. Home equity loans and lines of credit increased 19% from $1.8 billion in 2001 to $2.1 billion in 2002. Commercial real estate loans for 2002 grew $213.6 million, or 7%, while average commercial loans and leases were down $373.1 million, or 8%, from 2001.

Total average deposits for 2002 increased $1.1 billion, or 8%, from 2001. An enhanced focus on relationship selling and the economic environment propelled growth in checking and money market deposits. While demand for retail CD's remained strong, Regional Banking protected interest margins by refraining from paying aggressive competitive rates resulting in a 2% decline in CD balances year-over-year. Average deposit growth excluding CD's was 15% in 2002. As noted in the PFG line of business review that follows, Regional Banking also experienced growth in its packaged investment product sales through the retail channel.

Regional Banking contributed 34% of operating earnings in 2002 and comprised 61% of its total loan and lease portfolio and 87% of total deposits at December 31, 2002.

Dealer Sales
Dealer Sales provides products and services pertaining to the automobile lending sector and includes indirect consumer loans and leases, as well as floor plan financing. The consumer loans and leases comprise the vast majority of the business and involve the financing of vehicles purchased or leased by individuals through dealerships.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Table 25 -- Dealer Sales Results

                                                       Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands of dollars)                                 2002     2001     2000
--------------------------------------------------------------------------------
Net interest income                                   $227,364 $224,977 $192,140
Provision for loan and lease losses                     77,487   74,603   46,113
Non-interest income                                     19,927   21,643   31,266
Non-interest expense                                    75,066   67,126   55,751
--------------------------------------------------------------------------------
  Income before taxes                                   94,738  104,891  121,542
Income taxes                                            33,158   36,711   42,420
--------------------------------------------------------------------------------
Operating Income                                      $ 61,580 $ 68,180 $ 79,122
================================================================================

Dealer Sales operating earnings were $61.6 million in 2002, compared to $68.2 million in 2001 and $79.1 million for 2000. Higher provision for loan and lease losses, reflecting weakened economic conditions, higher bankruptcies, and a softer used car market, had an adverse impact on operating performance of this segment in 2002 and 2001.

Net interest income was $227.4 million for 2002, up slightly from $225.0 million for 2001. Net interest income was $192.1 million for 2000. The change in net interest income resulted from lower interest rates throughout 2002 as compared to 2001, more than offset by a 5% increase in average loan and lease balances. Indirect automobile loan and leases balances increased $408 million to $5.8 billion during 2002 from $5.4 billion in 2001. Total indirect automobile loan and lease originations were $3.5 billion in 2002 compared with $3.4 billion in 2001.

The provision for loan and lease losses for 2002 increased $2.9 million from 2001 compared with an increase in 2001 of $28.5 million. Provision expense attributed to net charge-offs was 1.29% for 2002 and 1.16% for 2001, excluding the 2001 special charges related to credit quality. See Huntington's discussion of losses related to certain origination vintages under the "Credit Risk" section of this report.

Non-interest income decreased $1.7 million, or 8%, from 2001, reflecting lower levels of insurance and other fee income received on originated loans as well as lower income from securitized loans. Non-interest expense increased $7.9 million, or 12%, reflecting increased lease residual value insurance costs, increased legal and collection related expenses, and investments associated with enhanced technological capabilities.

Dealer Sales contributed 19% and 17% of 2002 operating earnings and operating revenues, respectively, and represented 34% of total loans and leases outstanding at December 31, 2002.

Private Financial Group (PFG)
PFG provides products and services designed to meet the needs of Huntington's higher wealth customers. Revenue is derived through the sale of personal trust, asset management, investment advisory, brokerage, insurance, and deposit and loan products and services. Income and related expenses from the sale of brokerage and insurance products is shared with the line of business that generated the sale or provided the customer referral.

Table 26 -- PFG Results

                                                        Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands of dollars)                                   2002    2001    2000
--------------------------------------------------------------------------------
Net interest income                                     $ 35,403 $36,323 $30,502
Provision for loan and lease losses                        3,477     408   1,279
Non-interest income                                      108,817  91,986  57,442
Non-interest expense                                     100,961  94,025  53,866
--------------------------------------------------------------------------------
  Income before taxes                                     39,782  33,876  32,799
Income taxes                                              13,924  11,857  11,343
--------------------------------------------------------------------------------
Operating Income                                        $ 25,858 $22,019 $21,456
================================================================================

PFG's operating earnings for 2002 were $25.9 million, up 17% from 2001, due primarily to growth in non-interest income. For 2002, growth in non-interest income was partially offset by reduced net interest income, increased provision for loan and lease losses, and increased non-interest expense. Operating earnings were $21.5 million for 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Average loans grew 36% to $895 million and average deposits grew 30% to $807 million from 2001 to 2002. Net interest income was down 3% driven by a shift in product mix and margin compression, particularly on consumer loans reflective of lower consumer mortgage loan rates.

Provision for loan and lease losses for 2002 increased by $3.1 million from 2001 largely reflecting higher net charge-offs. Net charge-offs were 0.20% of average loans for 2002 versus 0.09% for 2001.

Non-interest income for 2002 was $108.8 million, up 18% from 2001, resulting primarily from increased brokerage revenue, increased trust revenue, and increased other income. Brokerage revenue increased by $7.3 million, or 23%, from 2001 due to increased sales of annuity products. Insurance revenue for 2002 decreased by $0.4 million, or 3%, from 2001 mostly due to decreased sales volume from the life agency business.

In 2002, PFG restructured its sales/distribution force to eliminate the use of separate insurance sales personnel to sell insurance products through the retail branch offices and to utilize the more established brokerage sales force for retail insurance sales. Although sales volume decreased during this transition year as the new model was being implemented, significant expense savings resulted as well. Trust revenue for 2002 increased by $4.0 million, or 7%, from 2001 largely due to the acquisition of Haberer in April 2002. Increased revenue from investment advisory and other services provided to the Huntington Funds was also a major source of the increase in trust revenue. During 2001, PFG introduced five new equity funds. These funds grew to over $200 million in assets by the end of 2002. Other income for 2002 increased by $5.6 million from 2001 primarily because of the $4.2 million charge in 2001 for the impairment loss related to the Pacific Gas & Electric commercial paper held by the Huntington Money Market Fund.

Non-interest expense for 2002 increased $6.9 million, or 7%, from 2001 driven by the Haberer operating expenses combined with increased sales commissions and salary expense. Sales commissions increased $1.7 million as a result of the increase in non-interest income.

PFG contributed 8% to operating earnings and 10% of total revenues in the recent year and represented 5% of both total loans and leases and total deposits at December 31, 2002.

Treasury / Other
The Treasury / Other segment includes assets, liabilities, equity, revenue, and expense that are not directly assigned or allocated to one of the lines of business. Since a match-funded transfer pricing system is used to allocate interest income and interest expense to other business segments, Treasury / Other results include the net impact of any over or under allocations arising from centralized management of interest rate risk including the net impact of derivatives used to hedge interest rate sensitivity. Furthermore, this segment's results include the net impact of administering Huntington's investment securities portfolio as part of overall liquidity management. Additionally, amortization expense of intangible assets and gains or losses not allocated to other business segments are also a component.

Table 27 -- Treasury / Other Results

                                                Year Ended December 31,
--------------------------------------------------------------------------
(in thousands of dollars)                         2002      2001      2000
--------------------------------------------------------------------------
Net interest income                           $118,334 $ 25,962  $(29,712)
Provision for loan and lease losses                 --       --        --
Non-interest income                             63,050   61,677    81,759
Non-interest expense                            40,325   75,598    26,132
--------------------------------------------------------------------------
  Income before taxes                          141,059   12,041    25,915
Income taxes                                    11,947  (31,003)  (18,357)
--------------------------------------------------------------------------
Operating Income                              $129,112 $ 43,044  $ 44,272
==========================================================================

Treasury / Other reported operating income of $129.1 million in 2002, up significantly from the two preceding years. This primarily reflected the reduction in transfer pricing credits allocated to Regional Banking for its deposits, the maturity in late 2001 of $2 billion of interest rate swaps that had significant negative spreads, and the benefit of lower short-term interest rates, particularly with the steeper yield curve.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Non-interest income for 2002 was $63.1 million compared with $61.7 million for 2001 reflecting the higher gains from securities transactions in the current year, increased Bank owned life insurance income, and revenue from trading activities. Non-interest expense for 2002 declined $35.3 million from 2001. This reflected a decline in the amortization of intangibles arising from the implementation of FASB Statement No. 142 and lower unallocated personnel costs offset by higher unallocated outside services and processing, equipment and occupancy, and telecommunication expenses.

Income tax expense for each of the other business segments is calculated at a statutory 35% tax rate. However, Huntington's overall effective tax rate is lower and, as a result, Treasury / Other reflects the reconciling items to the statutory tax rate in its Income taxes.

RESULTS FOR THE FOURTH QUARTER

Table 28 presents Huntington's results of operations for the recent eight quarters on an operating basis. Table 29 reflects Huntington's fourth quarter 2002 results compared with the previous seven quarters on a reported basis and Table 30 presents selected stock, performance ratios, and capital data for the same periods.

Reported Earnings
Fourth quarter 2002 reported earnings were $85.1 million, or $0.36 per common share. This compared with reported earnings of $65.6 million, or $0.26 per common share, in the year-ago fourth quarter.

Operating Earnings
On an operating basis, fourth quarter earnings of $85.1 million, or $0.36 per common share, were up 7% and 13%, respectively, from the year-ago fourth quarter earnings of $79.6 million, or $0.32 per common share. On this same basis, net interest income for 2002 increased $14.2 million, or 6%, reflecting the combination of an 11% increase in average earning assets during the recent year, partially offset by a 4% decline in the net interest margin from 4.26%.

Adjusting for any acquired, securitized, and sold portfolios, average managed loans increased 10%. This increase was driven by a 16% increase in average consumer loans, including a 15% increase in home equity loans and lines, a more than doubling of residential mortgages, and a 5% increase in automobile loans and leases. Total average commercial and commercial real estate loans were up 2% from the year-ago quarter.

On an operating basis, non-interest income excluding securities gains was up 8% from a year earlier. Primarily contributing to this year-over-year increase were a 17% increase in deposit service charges, a 9% increase in brokerage and insurance income, a 20% increase in bank owned life insurance income, a 14% increase in other service charges, primarily electronic banking fees, and a 12% increase in other income. These increases were partially offset by a 24% decline in mortgage banking income primarily due to mortgage servicing rights impairment recorded in the fourth quarter of 2002.

On an operating basis, non-interest expense was up $15.3 million, or 8%, from the year-ago quarter primarily due to a $13.8 million, or 14%, increase in personnel cost. Contributing equally to this increase were salary expense, incentive compensation, and benefit costs. The increased salary expense reflected higher staffing levels associated with the expansion of management and employee talent at all levels, including the credit workout area. Higher sales commissions were reflected across all lines of business. Higher fourth quarter medical and pension costs were somewhat offset by gains related to stock received from demutualization of certain insurance companies where Huntington owned related insurance policies. Outside data processing and other services was up $1.8 million, or 12%, and professional services increased $2.0 million, or 32%. Net occupancy expense decreased $1.8 million, or 12%, while the amortization of intangible expense declined $2.4 million due the implementation of FASB Statement No. 142 at the beginning of 2002. The fourth quarter 2002 efficiency ratio increased to 54.0% from 52.7% in the year-ago quarter.

Net charge-offs for the 2002 fourth quarter were $94.9 million, or an annualized 1.84%, including $51.3 million in charge-offs associated with the fourth quarter special credit actions as mentioned previously. Excluding these charge-offs, net charge-offs were $43.6 million, or 0.84% of average loans and leases (annualized). Excluding the impact of the fourth quarter special credit actions, as well as the net charge-offs on exited portfolios for which reserves were previously established, net charge-offs represented 0.81% of average loans and leases, down from 0.99% in the 2001 fourth quarter. Loan and lease loss provision expense in the fourth quarter was $57.4 million, up $3.1 million, or 6%, from the year-ago quarter.

ROE and ROA were 15.1% and 1.26%, respectively, for the 2002 fourth quarter, compared to 13.4% and 1.28%, respectively, for the year-ago quarter.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Table 28 -- Selected Quarterly Income Statements (Operating Basis)

                                                                    2002                                     2001
----------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars,
except per share amounts)                          Fourth     Third    Second     First    Fourth     Third    Second      First
----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                              $249,702  $249,416  $241,859  $233,101  $235,546  $230,462  $225,883   $222,018
Provision for loan and lease losses                57,418    60,249    53,892    50,595    54,281    46,027    41,937     29,709
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for
 Loan and Lease Losses                            192,284   189,167   187,967   182,506   181,265   184,435   183,946    192,309
---------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                41,177    37,460    35,354    34,282    35,220    33,593    32,650     31,143
Brokerage and insurance                            16,431    13,943    14,967    14,587    15,066    13,943    13,185     12,232
Trust services                                     15,306    14,997    16,247    15,096    14,679    14,816    14,431     13,670
Bank owned life insurance                          11,443    11,443    11,443    11,676     9,560     9,560     9,561      9,560
Mortgage banking                                   11,410     6,289    10,725    19,644    15,049    13,859    17,672      9,238
Other service charges and fees                     10,890    10,837    10,529     9,118     9,582     9,547     9,383      8,415
Other                                              17,025    18,723    15,039    10,591    15,135    14,722    13,979     12,315
---------------------------------------------------------------------------------------------------------------------------------
Total Non-Interest Income Before
 Securities Gains                                 123,682   113,692   114,304   114,994   114,291   110,040   110,861     96,573
Securities gains                                    2,339     1,140       966       457        89     1,059     2,747      2,078
---------------------------------------------------------------------------------------------------------------------------------
Total Non-Interest Income                         126,021   114,832   115,270   115,451   114,380   111,099   113,608     98,651
---------------------------------------------------------------------------------------------------------------------------------
Personnel costs                                   113,852   107,477   103,589   104,320   100,076   101,866   103,707     99,296
Equipment                                          17,337    17,378    16,608    15,582    18,117    17,580    17,363     17,503
Outside data processing and other
 services                                          17,209    15,128    16,592    17,097    15,414    14,650    15,100     14,122
Net occupancy                                      13,454    14,815    14,642    14,771    15,251    14,481    13,755     15,568
Professional services                               8,026     6,083     6,265     5,242     6,069     5,754     6,481      4,793
Marketing                                           6,186     7,491     7,219     7,174     5,305     5,717     6,807      8,832
Telecommunications                                  5,714     5,609     5,302     5,282     5,647     5,728     5,964      5,952
Printing and supplies                               3,999     3,679     3,671     3,519     3,511     3,693     3,688      4,098
Franchise and other taxes                           2,532     2,283     2,313     2,326     2,885     2,439     2,229      2,116
Amortization of intangible assets                     204       204       203       251     2,555     2,569     2,890      3,031
Other                                              14,182    13,576    13,781    13,487    12,599    12,577    14,459     18,506
---------------------------------------------------------------------------------------------------------------------------------
Total Non-Interest Expense                        202,695   193,723   190,185   189,051   187,429   187,054   192,443    193,817
---------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                        115,610   110,276   113,052   108,906   108,216   108,480   105,111     97,143
Income taxes                                       30,475    28,110    31,344    29,393    28,631    27,587    29,509     25,688
---------------------------------------------------------------------------------------------------------------------------------
Net Income                                       $ 85,135  $ 82,166  $ 81,708  $ 79,513  $ 79,585  $ 80,893  $ 75,602   $ 71,455
=================================================================================================================================
Net Income Per Common Share--
 Diluted                                            $0.36     $0.34     $0.33     $0.32     $0.32     $0.32     $0.30      $0.28
Return on average assets                             1.26%     1.26%     1.31%     1.30%     1.28%     1.30%     1.20%      1.15%
Return on average shareholders' equity               15.1      14.3      14.0      13.6      13.4      13.5      12.6       12.1
Net interest margin                                  4.07      4.26      4.30      4.21      4.26      4.17      4.03       3.99
Efficiency ratio                                     54.0      53.1      53.2      54.1      52.7      54.0      56.0       59.5
Effective tax rate                                   26.4      25.5      27.7      27.0      26.5      25.4      28.1       26.4
Net Interest Income--Fully Taxable
 Equivalent (FTE)
Net Interest Income                              $249,702  $249,416  $241,859  $233,101  $235,546  $230,462  $225,883   $222,018
Tax Equivalent Adjustment (1)                       1,869     1,096     1,071     1,169     1,292     1,442     1,616      2,002
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income--FTE                         $251,571  $250,512  $242,930  $234,270  $236,838  $231,904  $227,499   $224,020
=================================================================================================================================

(1) Calculated assuming a 35% tax rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Table 29 -- Selected Quarterly Income Statements (Reported Basis)

                                                                     2002                                 2001
---------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars, except per share amounts)  Fourth   Third   Second    First    Fourth        Third    Second    First
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                $249,702 $249,416 $241,859 $242,825   $255,238     $249,787 $248,033  $243,124
Provision for loan and lease losses                  57,418   60,249   53,892   55,781    108,275       49,559  117,495    33,464
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for
 Loan and Lease Losses                              192,284  189,167  187,967  187,044    146,963      200,228  130,538   209,660
---------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                  41,177   37,460   35,354   38,530     42,753       41,719   40,673    38,907
Brokerage and insurance                              16,431   13,943   17,677   18,792     20,966       19,912   19,388    18,768
Trust services                                       15,306   14,997   16,247   15,501     15,321       15,485   15,178    14,314
Bank owned life insurance                            11,443   11,443   11,443   11,676      9,560        9,560    9,561     9,560
Mortgage banking                                     11,410    6,289   10,725   19,565     15,768       14,616   18,733    10,031
Other service charges and fees                       10,890   10,837   10,529   10,632     12,552       12,350   12,217    11,098
Other                                                17,025   18,723   15,039   10,931     16,088       15,755   14,956    12,968
---------------------------------------------------------------------------------------------------------------------------------
Total Non-Interest Income Before Gain
 on Sale of Florida Operations,
 Merchant Services Gain, and
 Securities Gains (Losses)                          123,682  113,692  117,014  125,627    133,008      129,397  130,706   115,646
Gain on sale of Florida operations                       --       --       --  175,344         --           --       --        --
Merchant Services gain                                   --   24,550       --       --         --           --       --        --
Securities gains (losses)                             2,339    1,140      966      457         89        1,059   (2,503)    2,078
---------------------------------------------------------------------------------------------------------------------------------
Total Non-Interest Income                           126,021  139,382  117,980  301,428    133,097      130,456  128,203   117,724
---------------------------------------------------------------------------------------------------------------------------------
Personnel costs                                     113,852  107,477  105,146  114,285    118,143      120,767  122,068   117,662
Equipment                                            17,337   17,378   16,659   16,949     20,593       20,151   19,844    19,972
Outside data processing and other
 services                                            17,209   15,128   16,592   18,439     17,992       17,375   17,671    16,654
Net occupancy                                        13,454   14,815   14,756   17,239     19,950       19,266   18,188    19,780
Professional services                                 8,026    6,083    6,267    5,401      6,235        5,912    6,763     4,969
Marketing                                             6,186    7,491    7,231    7,003      6,345        6,921    7,852     9,939
Telecommunications                                    5,714    5,609    5,320    6,018      6,793        6,859    7,207     7,125
Printing and supplies                                 3,999    3,679    3,683    3,837      4,293        4,450    4,565     5,059
Franchise and other taxes                             2,532    2,283    2,313    2,328      2,893        2,470    2,246     2,120
Amortization of intangible assets                       204      204      235    1,376     10,100       10,114   10,435    10,576
Other                                                14,182   13,576   13,858   14,511     14,017       14,605   16,457    20,234
---------------------------------------------------------------------------------------------------------------------------------
Total Non-Interest Expense Before
 Special Charges                                    202,695  193,723  192,060  207,386    227,354      228,890  233,296   234,090
Special charges                                          --       --       --   56,184     15,143       50,817   33,997        --
---------------------------------------------------------------------------------------------------------------------------------
Total Non-Interest Expense                          202,695  193,723  192,060  263,570    242,497      279,707  267,293   234,090
---------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                          115,610  134,826  113,887  224,902     37,563       50,977   (8,552)   93,294
Income taxes                                         30,475   36,703   31,647  127,175    (28,086)(1)    8,348  (10,929)   25,428
---------------------------------------------------------------------------------------------------------------------------------
Net Income                                         $ 85,135 $ 98,123 $ 82,240 $ 97,727   $ 65,649     $ 42,629 $  2,377  $ 67,866
=================================================================================================================================
Net Income Per Common Share--
 Diluted                                              $0.36    $0.41    $0.33    $0.39      $0.26        $0.17    $0.01     $0.27
Dividends Declared Per Common Share                    0.16     0.16     0.16     0.16       0.16         0.16     0.20      0.20
Net Interest Income--Fully Taxable
 Equivalent (FTE)
Net Interest Income                                $249,702 $249,416 $241,859 $242,825   $255,238     $249,787 $248,033  $243,124
Tax Equivalent Adjustment (2)                         1,869    1,096    1,071    1,169      1,292        1,442    1,616     2,002
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income--FTE                           $251,571 $250,512 $242,930 $243,994   $256,530     $251,229 $249,649  $245,126
=================================================================================================================================

(1) Reflects a $32.5 million reduction related to the issuance of $400 million of REIT subsidiary preferred stock, of which $50 million was issued to the public.
(2) Calculated assuming a 35% tax rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Table 30 -- Quarterly Stock Summary, Key Ratios and Statistics, and Capital Data (Reported Basis)

Quarterly Common Stock Summary

                                                           2002                                         2001
-----------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)      Fourth       Third     Second      First   Fourth     Third    Second     First
-----------------------------------------------------------------------------------------------------------------------------
 Common Stock Price
   High                                       $19.980     $20.430    $21.770    $20.310  $17.490  $ 19.280  $ 17.000  $ 18.000
   Low                                         16.160      16.000     18.590     16.660   14.510    15.150    13.875    12.625
   Close                                       18.710      18.190     19.420     19.700   17.190    17.310    16.375    14.250
   Average closing price                       18.769      19.142     20.089     18.332   16.269    17.696    14.936    15.258
 Dividends
 Cash dividends declared on common
  stock                                         $0.16       $0.16      $0.16      $0.16    $0.16     $0.16     $0.20     $0.20
 Common Shares Outstanding
 Average--Basic                               233,581     239,925    246,106    250,749  251,193   251,148   251,024   250,998
 Average--Diluted                             235,083     241,357    247,867    251,953  251,858   252,203   251,448   251,510
 Ending                                       232,879     237,544    242,920    249,992  251,194   251,193   251,057   251,002
 Common Share Repurchase Program
 Authorized under repurchase program                                             22,000
 Number of shares repurchased                   4,110       6,262      7,329      1,458
-----------------------------------------------------------------------------------------
 Remaining shares authorized to
  repurchase (1)                                2,841       6,951     13,213     20,542
=========================================================================================
Note: Intra-day and closing stock price quotations were obtained from NASDAQ.

 Quarterly Key Ratios and Statistics
                                                           2002                                         2001
-----------------------------------------------------------------------------------------------------------------------------
                                              Fourth       Third     Second      First   Fourth     Third    Second     First
-----------------------------------------------------------------------------------------------------------------------------
 Margin Analysis--As a % of Average
  Earning Assets (2)
 Interest income                               6.22%       6.54%      6.64%      6.71%    7.13%     7.71%     7.98%     8.39%
 Interest expense                              2.15        2.28       2.34       2.57     3.02      3.67      4.01      4.46
-----------------------------------------------------------------------------------------------------------------------------
   Net Interest Margin                         4.07%       4.26%      4.30%      4.14%    4.11%     4.04%     3.97%     3.93%
=============================================================================================================================
 Return on average assets                      1.26%       1.51%      1.32%      1.49%    0.93%     0.60%     0.03%     0.97%
 Return on average shareholders' equity        15.1        17.1       14.1       16.7     11.0       7.1       0.4      11.5

 Capital Data--End of Period
                                                           2002                                         2001
-----------------------------------------------------------------------------------------------------------------------------
(in millions of dollars)                      Fourth       Third     Second      First   Fourth     Third    Second     First
-----------------------------------------------------------------------------------------------------------------------------
 Total Risk-Adjusted Assets                 $27,235     $26,343    $25,309    $24,954  $27,896  $ 27,757  $ 27,375  $ 27,230
 Tier 1 Risk-Based Capital Ratio               8.69%       9.14%      9.72%     10.26%    7.24%     6.97%     7.01%     7.19%
 Total Risk-Based Capital Ratio               11.60       12.10      12.75      13.40    10.29     10.13     10.20     10.31
 Tier 1 Leverage Ratio                         8.89        9.42       9.94       9.72     7.41      7.10      6.96      7.12
 Tangible Equity / Asset Ratio                 7.62        8.00       8.51       9.06     6.12      6.08      5.94      5.99
=============================================================================================================================

(1) A new repurchase program for 8 million shares was authorized in January 2003, canceling the remaining shares under this authorization.
(2) Presented on a fully taxable equivalent basis assuming a 35% tax rate.

REPORT OF MANAGEMENT                         HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

The management of Huntington is responsible for the financial information and representations contained in the consolidated financial statements and other sections of this Annual Report. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. In all material respects, they reflect the substance of transactions that should be included based on informed judgments, estimates, and currently available information.

Huntington maintains accounting and other control systems that, in the opinion of management, provide reasonable assurance that (1) transactions are properly authorized, (2) that the assets are properly safeguarded, and (3) transactions are properly recorded and reported to permit the preparation of the financial statements in conformity with accounting principles generally accepted in the United States. The systems of internal accounting controls include the careful selection and training of qualified personnel, appropriate segregation of responsibilities, communication of written policies and procedures, and a broad program of internal audits. The costs of the controls are balanced against the expected benefits. During 2002, the Audit/Risk Committee of the Board of Directors met regularly with management, Huntington's internal auditors, and the independent auditors, Ernst & Young LLP, to review the scope of the audits and to discuss the evaluation of internal accounting controls and financial reporting matters. The independent and internal auditors have free access to and meet confidentially with the Audit Committee to discuss appropriate matters. Also during 2002, Huntington formed a Disclosure Review Committee. This committee's purpose is to design and maintain disclosure controls and procedures to ensure that material information relating to the financial and operating condition of Huntington is properly reported to its chief executive officer, chief financial officer, internal auditors, and the Audit/Risk Committee of the Board of Directors in connection with the preparation and filing of periodic reports and the certification of those reports by the chief executive officer and the chief financial officer.

The independent auditors are responsible for expressing an informed judgment as to whether the consolidated financial statements present fairly, in accordance with accounting principles generally accepted in the United States, the financial position, results of operations, and cash flows of Huntington. They obtained an understanding of Huntington's internal accounting controls and conducted such tests and related procedures as they deemed necessary to provide reasonable assurance, giving due consideration to materiality, that the consolidated financial statements contain neither misleading nor erroneous data.

/s/ Thomas E. Hoaglin
-----------------------------------------------
Thomas E. Hoaglin
Chairman, President and Chief Executive Officer

/s/ Michael J. McMennamin
-----------------------------------------------
Michael J. McMennamin
Vice Chairman, Chief Financial Officer, and
Treasurer

INDEPENDENT AUDITOR'S REPORT                 HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Report of Ernst & Young LLP, Independent Auditors

To the Board of Directors and Shareholders, Huntington Bancshares Incorporated

We have audited the accompanying consolidated balance sheets of Huntington Bancshares Incorporated and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Huntington Bancshares Incorporated and Subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 12 to the consolidated financial statements, Huntington changed its method of accounting for amortization of goodwill in 2002 in accordance with FASB Statement No.142, Goodwill and Other Intangible Assets.

                                          /s/ Ernst & Young LLP

Columbus, Ohio
January 16, 2003

CONSOLIDATED BALANCE SHEETS                  HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

                                                                                                      December 31,
-------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars, except share amounts)                                                         2002         2001
-------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                         $   969,483  $ 1,138,366
Federal funds sold and securities purchased under resale agreements                                  49,280       83,275
Interest bearing deposits in banks                                                                   37,300       21,205
Trading account securities                                                                              241       13,392
Mortgage loans held for sale                                                                        528,379      629,386
Securities available for sale--at fair value                                                      3,403,369    2,849,579
Investment securities--fair value $7,725 and $12,499, respectively                                    7,546       12,322
Loans and leases, net of unearning income
  Commercial loans and leases                                                                     5,606,363    6,439,372
  Commercial real estate                                                                          3,730,080    3,818,441
  Consumer
   Automobile leases                                                                              3,203,421    3,207,514
   Automobile loans--Indirect                                                                     3,072,017    2,883,279
   Home equity                                                                                    3,200,169    3,582,028
   Residential mortgage                                                                           1,748,985    1,127,825
   Other consumer loans                                                                             394,890      543,414
-------------------------------------------------------------------------------------------------------------------------
Total loans and leases, net of unearned income                                                   20,955,925   21,601,873
  Less allowance for loan and lease losses                                                          368,395      410,572
-------------------------------------------------------------------------------------------------------------------------
Net loans and leases                                                                             20,587,530   21,191,301
-------------------------------------------------------------------------------------------------------------------------
Bank owned life insurance                                                                           886,214      843,183
Premises and equipment                                                                              341,366      452,036
Goodwill and other intangible assets                                                                218,567      716,054
Customers' acceptance liability                                                                      16,745       13,670
Accrued income and other assets                                                                     532,690      536,390
-------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                    $27,578,710  $28,500,159
=========================================================================================================================
Liabilities and Shareholders' Equity
Liabilities
  Demand deposits
   Non-interest bearing                                                                         $ 3,073,869  $ 3,635,173
   Interest bearing                                                                               5,374,095    5,723,160
  Savings deposits                                                                                2,851,158    3,466,305
  Other domestic time deposits                                                                    3,956,306    5,868,451
  Domestic time deposits of $100,000 or more                                                        731,959    1,130,563
  Brokered time deposits and negotiable CDs                                                       1,092,754      137,915
  Foreign time deposits                                                                             419,185      225,737
-------------------------------------------------------------------------------------------------------------------------
   Total deposits                                                                                17,499,326   20,187,304
-------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                                                                           2,541,016    1,955,926
  Bank acceptances outstanding                                                                       16,745       13,670
  Medium-term notes                                                                               2,045,123    1,795,002
  Federal Home Loan Bank Advances                                                                 1,013,000       17,000
  Subordinated notes and other long-term debt                                                       788,678      927,330
  Company obligated mandatorily redeemable preferred capital securities of subsidiary
    trusts holding solely junior subordinated debentures of the parent company                      300,000      300,000
  Accrued expenses and other liabilities                                                          1,070,991      887,487
-------------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                                25,274,879   26,083,719
-------------------------------------------------------------------------------------------------------------------------
Shareholders' equity
   Preferred stock--authorized 6,617,808 shares; none outstanding                                        --           --
   Common stock--without par value; authorized 500,000,000 shares; issued 257,866,255 shares;
    outstanding 232,878,851 and 251,193,814 shares, respectively                                  2,484,421    2,490,724
   Less 24,987,404 and 6,672,441 treasury shares, respectively                                     (475,399)    (123,849)
   Accumulated other comprehensive income                                                            62,300       25,488
   Retained earnings                                                                                232,509       24,077
-------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                                        2,303,831    2,416,440
-------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                                      $27,578,710  $28,500,159
=========================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED INCOME STATEMENTS               HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

                                                               Twelve Months Ended December 31,
------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)                             2002        2001       2000
------------------------------------------------------------------------------------------------
Interest and fee income
  Loans and leases                                             $1,329,297 $1,692,311  $1,808,254
  Securities                                                      179,623    216,215     284,719
  Other                                                            22,665     30,993      15,532
------------------------------------------------------------------------------------------------
Total Interest Income                                           1,531,585  1,939,519   2,108,505
------------------------------------------------------------------------------------------------
Interest expense
  Deposits                                                        389,895    657,892     782,076
  Short-term borrowings                                            42,720     95,859     113,134
  Medium-term notes                                                61,727    121,701     189,311
  Federal Home Loan Bank advances                                   5,574      1,174         824
  Subordinated notes, capital notes, and other long-term debt      47,867     66,711      80,728
------------------------------------------------------------------------------------------------
Total Interest Expense                                            547,783    943,337   1,166,073
------------------------------------------------------------------------------------------------
Net Interest Income                                               983,802    996,182     942,432
Provision for loan and lease losses                               227,340    308,793      90,479
------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan and Lease Losses     756,462    687,389     851,953
------------------------------------------------------------------------------------------------
Non-Interest income
  Service charges on deposit accounts                             152,521    164,052     160,727
  Brokerage and insurance                                          66,843     79,034      61,871
  Trust services                                                   62,051     60,298      53,613
  Mortgage banking                                                 47,989     59,148      38,025
  Bank owned life insurance                                        46,005     38,241      39,544
  Other service charges and fees                                   42,888     48,217      43,883
  Gain on sale of Florida operations                              175,344         --          --
  Merchant Services gain                                           24,550         --          --
  Securities gains                                                  4,902        723      37,101
  Other                                                            61,718     59,767      58,795
------------------------------------------------------------------------------------------------
Total Non-Interest Income                                         684,811    509,480     493,559
------------------------------------------------------------------------------------------------
Non-Interest expense
  Personnel costs                                                 440,760    478,640     421,750
  Equipment                                                        68,323     80,560      78,069
  Outside data processing and other services                       67,368     69,692      62,011
  Net occupancy                                                    60,264     77,184      75,882
  Marketing                                                        27,911     31,057      34,884
  Professional services                                            25,777     23,879      20,819
  Telecommunications                                               22,661     27,984      26,225
  Printing and supplies                                            15,198     18,367      19,634
  Franchise and other taxes                                         9,456      9,729      11,077
  Amortization of intangible assets                                 2,019     41,225      39,207
  Special charges                                                  56,184     99,957      50,000
  Other                                                            56,127     65,313      46,059
------------------------------------------------------------------------------------------------
Total Non-Interest Expense                                        852,048  1,023,587     885,617
------------------------------------------------------------------------------------------------
Income Before Income Taxes                                        589,225    173,282     459,895
Income taxes                                                      226,000     (5,239)    131,449
------------------------------------------------------------------------------------------------
Net Income                                                      $ 363,225  $ 178,521   $ 328,446
================================================================================================
Per Common Share
  Net Income
   Basic                                                            $1.50      $0.71       $1.32
   Diluted                                                           1.49       0.71        1.32
  Cash dividends declared                                            0.64       0.72        0.76
Average Common Shares Outstanding
  Basic                                                           242,279    251,078     248,709
  Diluted                                                         244,012    251,716     249,570

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                             HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------




                                                                                                       Accumulated
                                                 Preferred         Common             Treasury               Other
(in thousands of dollars,                       ------------ ------------------  ------------------  Comprehensive
except per share amounts)                      Shares Stock  Shares       Stock   Shares      Stock        Income
------------------------------------------------------------------------------------------------------------------
     BALANCE--JANUARY 1, 2000                       --  $ -- 233,845 $2,284,956   (4,957) $(137,268)      $(94,093)
       Comprehensive Income:
        Net income
        Unrealized net holding gains on
         securities available for sale arising
         during the period, net of
         reclassification adjustment for net
         gains included in net income                                                                       69,573

       Total comprehensive income

       Stock issued for acquisitions                                    (29,399)   7,175    171,781
       Cash dividends declared ($0.76 per
        share)
       Stock options exercised                                           (3,395)     115      3,751
       10% stock dividend                                     24,021    241,483   (1,182)
       Treasury shares purchased                                                  (8,188)  (168,395)
       Treasury shares sold to employee
         benefit plans                                                                30        699
--------------------------------------------------------------------------------------------------------------------
     BALANCE--DECEMBER 31, 2000                     --    -- 257,866  2,493,645   (7,007)  (129,432)       (24,520)
--------------------------------------------------------------------------------------------------------------------
       Comprehensive Income:
        Net income
        Cumulative effect of change in
         accounting principle for
         derivatives                                                                                        (9,113)
        Unrealized net holding gains on
         securities available for sale arising
         during the period, net of
         reclassification adjustment for net
         gains included in net income                                                                       53,989
        Unrealized gains on derivative
         instruments used in cash flow
         hedging relationships                                                                               5,132

        Total comprehensive income

       Cash dividends declared
         ($0.72 per share)
       Stock options exercised                                           (2,921)     264      4,378
       Treasury shares sold to employee
         benefit plans                                                                71      1,205
--------------------------------------------------------------------------------------------------------------------
     BALANCE--DECEMBER 31, 2001                     --    -- 257,866  2,490,724   (6,672)  (123,849)        25,488
--------------------------------------------------------------------------------------------------------------------
       Comprehensive Income:
        Net income
        Unrealized net holding gains on
         securities available for sale arising
         during the period, net of
         reclassification adjustment for net
         gains included in net income                                                                       27,387
        Unrealized gains on derivative
         instruments used in cash flow
         hedging relationships                                                                               9,620
        Minimum pension liability                                                                             (195)

        Total comprehensive income

       Stock issued for acquisitions                                       (838)   1,038     19,989
       Cash dividends declared
         ($0.64 per share)
       Stock options exercised                                           (3,545)     373      6,757
       Treasury shares purchased                                                 (19,161)  (370,012)
       Other                                                             (1,920)    (565)    (8,284)
--------------------------------------------------------------------------------------------------------------------
     BALANCE--DECEMBER 31, 2002                     --  $ -- 257,866 $2,484,421  (24,987) $(475,399)      $ 62,300
====================================================================================================================



                                                      Retained
(in thousands of dollars, except per share amount)    Earnings       Total
---------------------------------------------------------------------------
     BALANCE--JANUARY 1, 2000                       $ 128,761  $2,182,356
       Comprehensive Income:
        Net income                                    328,446     328,446
        Unrealized net holding gains on
         securities available for sale arising
         during the period, net of
         reclassification adjustment for net
         gains included in net income                              69,573
                                                               ----------
       Total comprehensive income                                 398,019
                                                               ----------
       Stock issued for acquisitions                              142,382
       Cash dividends declared ($0.76 per
        share)                                       (189,191)   (189,191)
       Stock options exercised                                        356
       10% stock dividend                            (241,662)       (179)
       Treasury shares purchased                                 (168,395)
       Treasury shares sold to employee
         benefit plans                                                699
--------------------------------------------------------------------------
     BALANCE--DECEMBER 31, 2000                        26,354   2,366,047
--------------------------------------------------------------------------
       Comprehensive Income:
        Net income                                    178,521     178,521
        Cumulative effect of change in
         accounting principle for
         derivatives                                               (9,113)
        Unrealized net holding gains on
         securities available for sale arising
         during the period, net of
         reclassification adjustment for net
         gains included in net income                              53,989
        Unrealized gains on derivative
         instruments used in cash flow
         hedging relationships                                      5,132
                                                               ----------
        Total comprehensive income                                228,529
                                                               ----------
       Cash dividends declared
         ($0.72 per share)                           (180,798)   (180,798)
       Stock options exercised                                      1,457
       Treasury shares sold to employee
         benefit plans                                              1,205
--------------------------------------------------------------------------
     BALANCE--DECEMBER 31, 2001                        24,077   2,416,440
--------------------------------------------------------------------------
       Comprehensive Income:
        Net income                                    363,225     363,225
        Unrealized net holding gains on
         securities available for sale arising
         during the period, net of
         reclassification adjustment for net
         gains included in net income                              27,387
        Unrealized gains on derivative
         instruments used in cash flow
         hedging relationships                                      9,620
        Minimum pension liability                                    (195)
                                                               ----------
        Total comprehensive income                                400,037
                                                               ----------
       Stock issued for acquisitions                               19,151
       Cash dividends declared
         ($0.64 per share)                           (154,793)   (154,793)
       Stock options exercised                                      3,212
       Treasury shares purchased                                 (370,012)
       Other                                                      (10,204)
--------------------------------------------------------------------------
     BALANCE--DECEMBER 31, 2002                     $ 232,509  $2,303,831
==========================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS        HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

                                                                                Twelve Months Ended December 31,
-------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                            2002         2001         2000
-------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net Income                                                                 $   363,225  $   178,521  $   328,446
  Adjustments to reconcile net income to net cash provided
  by operating activities
   Provision for loan and lease losses                                           227,340      308,793       90,479
   Depreciation and amortization                                                  58,132      101,233      110,908
   Deferred income tax expense                                                   117,765      118,025      237,336
   Decrease (increase) in trading account securities                              13,151       (8,669)       3,252
   Decrease (increase) in mortgages held for sale                                101,007     (474,282)     (13,381)
   Gains on sales of securities available for sale                                (4,902)        (723)     (37,101)
   Gains on sales/securitizations of loans                                       (11,031)      (9,464)      (4,853)
   Gain on sale of Florida banking and insurance operations                     (175,344)          --           --
   Merchant Services gain                                                        (24,550)          --           --
   Restructuring and special charges                                              56,184       99,957       50,000
   Other, net                                                                    (44,779)    (173,109)    (189,164)
-------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                        676,198      140,282      575,922
-------------------------------------------------------------------------------------------------------------------
Investing Activities
  (Increase) decrease in interest bearing deposits in banks                      (16,095)     (16,235)       1,588
  Proceeds from:
   Maturities and calls of investment securities                                   4,771        4,009        2,408
   Maturities and calls of securities available for sale                       1,031,935    1,021,766      415,571
   Sales of securities available for sale                                        855,309    1,410,304    1,758,473
  Purchases of securities available for sale                                  (1,959,137)  (1,056,840)    (239,084)
  Proceeds from sales/securitizations of loans                                   465,699      514,897    1,556,093
  Net loan originations, excluding sales                                      (3,143,936)  (1,788,889)  (2,230,489)
  Proceeds from sale of premises and equipment                                    19,390        3,714        3,504
  Purchases of premises and equipment                                            (57,761)     (63,177)     (65,160)
  Proceeds from sales of other real estate                                        13,112       15,733       13,766
  Net cash (paid) received in purchase acquisitions                               (8,305)          --       12,004
  Proceeds from restructuring of Merchant Services                                27,000           --           --
  Net cash paid related to sale of Florida banking and insurance operations   (1,277,767)          --           --
-------------------------------------------------------------------------------------------------------------------
Net Cash (Used for) Provided by Investing Activities                          (4,045,785)      45,282    1,228,674
-------------------------------------------------------------------------------------------------------------------
Financing Activities
  Increase (decrease) in total deposits                                        2,073,891      423,157     (443,921)
  Increase (decrease) in short-term borrowings                                   537,770      (31,833)    (144,230)
  Proceeds from issuance of medium-term notes                                  1,025,000      665,000      580,000
  Payment of medium-term notes                                                  (782,150)  (1,330,000)  (1,367,000)
  Proceeds from Federal Home Loan Bank advances                                1,000,000           --           --
  Maturity of Federal Home Loan Bank advances                                     (4,000)      (8,000)          --
  Proceeds from issuance of long-term debt                                            --       50,000      150,000
  Maturity of long-term debt                                                    (150,000)          --           --
  Dividends paid on common stock                                                (167,002)    (190,792)    (185,103)
  Repurchases of common stock                                                   (370,012)          --     (168,395)
  Net proceeds from issuance of common stock                                       3,212        2,662        1,055
-------------------------------------------------------------------------------------------------------------------
Net Cash Provided by (Used for) Financing Activities                           3,166,709     (419,806)  (1,577,594)
-------------------------------------------------------------------------------------------------------------------
Change in Cash and Cash Equivalents                                             (202,878)    (234,242)     227,002
Cash and Cash Equivalents at Beginning of Period                               1,221,641    1,455,883    1,228,881
-------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                   $ 1,018,763  $ 1,221,641  $ 1,455,883
===================================================================================================================
Supplemental disclosures
  Income taxes paid                                                          $    70,463  $       175  $     1,210
  Interest paid                                                                  560,731      986,108    1,175,613
  Non-cash activities:
   Mortgage loans securitized                                                    386,385           --      780,998
   Stock issued for purchase acquisitions                                         19,151           --      142,382

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


1. Significant Accounting Policies

Nature of Operations: Huntington Bancshares Incorporated (Huntington) is a multi-state diversified financial services company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through its subsidiaries, Huntington is engaged in providing full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, and discount brokerage services, as well as underwriting credit life and disability insurance, and selling other insurance and financial products and services. Huntington's banking offices are located in Ohio, Michigan, Indiana, Kentucky, and West Virginia. Selected financial services are also conducted in other states including Arizona, Florida, Georgia, Maryland, New Jersey, Pennsylvania, and Tennessee. Huntington also has a foreign office in the Cayman Islands and a foreign office in Hong Kong. Huntington (the parent company) is a financial holding company and a bank holding company.

Basis of Presentation: The consolidated financial statements include the accounts of the parent company, and its majority-owned subsidiaries and are presented in conformity with accounting principles generally accepted in the United States (GAAP). All significant intercompany accounts and transactions have been eliminated in consolidation. Other subsidiaries and affiliates are accounted for by the equity method where there is control and Huntington owns 50% or greater ownership interest. The cost method is generally used where there is no control and Huntington owns less than a 50% ownership interest. These assets that are accounted for by either the equity or cost method are included in other assets in Huntington's statement of financial condition.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates. Certain prior period amounts have been reclassified to conform to the current year's presentation.

Securities: Securities purchased with the intention of recognizing short-term profits are classified as trading account securities and reported at fair value. The unrealized gains or losses on trading securities are recorded in other non-interest income. Debt securities that Huntington has both the positive intent and ability to hold to maturity are classified as investment securities and are reported at amortized cost. Securities not classified as trading or investments are designated available for sale and reported at fair value. Unrealized gains or losses on securities available for sale are reported as a separate component of accumulated other comprehensive income in shareholders' equity. Declines in the value of debt and marketable equity securities that are considered other than temporary are recorded in non-interest income as a loss on securities available for sale.

Nonmarketable equity securities include stock acquired for regulatory purposes, such as Federal Home Loan Bank stock and Federal Reserve Bank stock. These securities are generally accounted for at cost and are included in securities available for sale.

The amortized cost of specific securities sold is used to compute realized gains and losses. Interest and dividends on securities, including amortization of premiums and accretion of discounts using the effective interest method over the period to maturity, are included in interest income.

Loans and Leases: Loans and leases are reported net of unearned income at the principal amounts outstanding. Interest income is accrued as earned based on unpaid principal balances. Huntington defers and amortizes referral payments that it makes to automotive dealers on a straight-line basis over the life of the loan as a yield adjustment. Huntington records the fees it receives from other loan and lease origination activities, as well as the costs of those activities, in the period in which the fees are received and the costs are incurred. The fees received from loan origination activities are recognized as interest income and the costs are included in various categories of non-interest expense. Annually, Huntington compares the net loan origination fees and costs recognized using this method to the net loan origination fees and costs that would have been recognized had such fees and costs been deferred and amortized over the lives of the respective loans and leases on the interest method. For the three years ended December 31, 2002, the difference in the fees received and costs incurred versus those that would have been recognized under a deferral method was immaterial.

Automotive and equipment leases are stated at the sum of all minimum lease payments and estimated residual values less unearned income. Unearned income is recognized in interest income on a basis to achieve a constant periodic rate of return on the outstanding investment. Residual values on automobile leases are established at the inception of the lease and represent the estimated value of the automobiles at lease maturity based on an industry guide published by Automotive Lease Guide (ALG).

In late 2000, Huntington purchased residual value insurance coverage. The insurance covers the difference between the recorded residual value and the fair value of the automobile at the end of the lease term as evidenced by ALG Black Book valuations. The insurance provides first dollar loss coverage on the portfolio of existing automobile leases at October 1, 2000 and has a cap on insured losses of $120 million. Insured losses on new lease originations from October 2000 to April 30, 2002 have a cap of $50 million and no cap for new automobile lease originations from May 1, 2002 through April 30, 2005. The insurance coverage is subject to renewal in April 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


Insurance does not cover residual losses below ALG Black Book value. That situation occurs usually when the automobile has excess wear and tear and/or excess mileage not reimbursed by the lessee. At December 31, 2002, Huntington had a reserve of $20.2 million to cover these losses. This reserve is based on management's periodic evaluation of several factors including types of automobiles, lease terms and assumptions concerning automobile supply and demand, new product offerings, and prices charged by manufacturers.

Commercial loans and leases and commercial loans secured by real estate are generally placed on non-accrual status and stop accruing interest when principal or interest payments are 90 days or more past due or the borrower's creditworthiness is in doubt. A loan or lease may remain in accruing status when it is sufficiently collateralized, which means the collateral covers the full repayment of principal and interest, and is in the process of active collection. When interest accruals are suspended, accrued interest income is reversed with current year accruals charged to earnings and prior year amounts generally charged off as a credit loss.

Commercial and commercial real estate loans are evaluated for impairment in accordance with the provisions of Statement of Financial Accounting Standards (Statement) No. 114, Accounting by Creditors for Impairment of a Loan. This Statement requires an allowance to be established as a component of the allowance for loan losses when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected and the recorded investment in the loan exceeds its fair value. Fair value is measured using either the present value of expected future cash flows discounted at the loan's effective interest rate, the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. All loans considered impaired are included in non-performing assets.

Consumer loans and leases, excluding residential mortgage loans, are subject to mandatory charge-off at a specified delinquency date and are not classified as non-performing prior to being charged off. These loans and leases are generally charged off in full no later than when the loan becomes 120 days past due. Residential mortgage loans are placed on non-accrual status when principal payments are 180 days past due or interest payments are 210 days past due. A charge-off on a residential mortgage loan is recorded when the loan has been foreclosed and the loan balance exceeds the fair value of the collateral. The fair value of the collateral is then recorded as real estate owned and is reflected in other assets in the consolidated statement of financial condition.

Huntington uses the cost recovery method in accounting for cash received on non-performing loans. Under this method, cash receipts are applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income. When, in management's judgment, the borrower's ability to make periodic interest and principal payments resumes and collectibility is no longer in doubt, the loan is returned to accrual status.

Securitized Loans: Securitized loans are accounted for in accordance with Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which was fully adopted by Huntington in 2001. Asset securitization involves the sale of a pool of loan receivables, generally to a trust, in exchange for funding collaterized by these loans. The trust then sells undivided interests in the trust to investors, while Huntington retains the remaining undivided interests, referred to as retained interest. While the loans are removed from the balance sheet at the time of sale, this retained interest is recorded as an asset based on its estimated fair value. An asset is also established for the servicing of the loans sold, which is retained at the time of sale, based on the fair value of the servicing rights. Gains and losses on the loans sold, retained interest, and servicing rights associated with loan securitizations are determined when the related loans are sold to the trust. Fair values of the retained interests and servicing rights are based on the present value of expected future cash flows from the underlying loans, net of interest payments to security holders. The present value of expected future cash flows is determined using assumptions for market interest rates, loan losses, servicing costs, and prepayment rates. Management also uses these assumptions to periodically assess the retained interests and servicing rights for impairment. The retained interest is included in securities available for sale and the servicing rights are recorded in other assets in the consolidated balance sheets.

Allowance for Loan and Lease Losses: The allowance for loan and lease losses reflects management's judgment as to the level considered appropriate to absorb inherent credit losses in the loan and lease portfolio. This judgment is based on the size and current risk characteristics of the portfolio, a review of individual loans and leases, historical and anticipated loss experience, and a review of individual relationships where applicable. External influences such as general economic conditions, economic conditions in the relevant geographic areas and specific industries, regulatory guidelines, and other factors are also assessed in determining the level of the allowance.

The allowance is determined subjectively, requiring significant estimates, including the timing and amounts of expected future cash flows on impaired loans, consideration of current economic conditions and historical loss experience pertaining to pools of homogeneous loans, all of which may be susceptible to change. The allowance is increased through a provision that is charged to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

earnings, based on management's periodic evaluation of the factors previously mentioned and is reduced by charge-offs, net of recoveries, and the allowance associated with securitized or sold loans.

The allowance consists of an allocated portion and a small, unallocated portion. The components of the allowance represent estimates developed pursuant to Statement No. 5, Accounting for Contingencies, and Statement No. 114. The allocated portion of the allowance reflects expected losses resulting from quantitative analyses developed through historical loss experience and specific credit allocations at the individual loan and lease level for commercial loans and leases and commercial real estate loans. The specific credit allocations are based on a continuous analysis of all loans and leases by internal credit rating. The historical loss element is determined using a loss migration analysis that examines both the probability of default and the loss in the event of default by loan category and internal credit rating. The loss migration analysis is performed periodically and loss factors are updated regularly based on actual experience. The portion of the allowance allocated to homogeneous consumer loans is also determined by applying specific probability of default and loss in the event of default factors to various segments of the loan and lease portfolio. Management's determination of the amounts necessary for concentrations and changes in portfolio mix are also included in the allocated component of the allowance. The unallocated portion of the allowance is determined based on management's assessment of general economic conditions, as well as specific economic conditions in the individual markets in which Huntington operates. This determination inherently involves a higher degree of subjectivity and considers current risk factors that may not have yet manifested themselves in Huntington's historical loss factors used to determine the allocated portion of the allowance.

Resell and Repurchase Agreements: Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained or is requested to be returned to Huntington as deemed appropriate.

Goodwill and Other Intangible Assets: Under the purchase method of accounting, the net assets of entities acquired by Huntington were recorded at their estimated fair value at the date of acquisition. The excess of cost over the fair value of net assets acquired is recorded as goodwill. Prior to 2002, goodwill was amortized over periods generally up to 25 years. Effective January 1, 2002, in accordance with Statement No. 142, goodwill is no longer amortized but is reviewed by management, along with other intangible assets arising from business combinations, for impairment quarterly or whenever a significant event occurs that adversely affects operations or when changes in circumstances indicate that the carrying value may not be recoverable. Other intangible assets are amortized over their estimated useful lives.

Mortgage Banking Activities: Loans held for sale are primarily composed of performing 1-to-4-family residential mortgage loans originated for resale and are carried at the lower of cost (net of purchase discounts or premiums and effects of hedge accounting) or fair value as determined on an aggregate basis. Fair value is determined using available secondary market prices for loans with similar coupons, maturities, and credit quality.

Huntington recognizes the rights to service mortgage loans as separate assets, which are included in other assets in the consolidated balance sheets, only when purchased or when servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. The carrying value of loans sold or securitized is allocated between loans and servicing rights based on the relative fair values of each. Purchased mortgage servicing rights are initially recorded at cost. All servicing rights are subsequently carried at the lower of the initial carrying value, adjusted for amortization, or fair value. Servicing rights are evaluated for impairment quarterly based on the fair value of those rights, using a disaggregated approach. The fair value of the servicing rights is determined by estimating the present value of future net cash flows, taking into consideration market loan prepayment speeds, discount rates, servicing costs, and other economic factors. Servicing rights are amortized over the period of and in proportion to the estimated future net servicing revenue. Amortization is recorded as a reduction of servicing income, which is reflected in non-interest income in Huntington's income statement. As of December 31, 2002 and 2001, mortgage servicing assets, net of valuation reserves, were $29.3 million and $35.3 million, respectively. At December 31, 2002 and 2001, valuation reserves representing the adjustment to fair value were $21.1 million and $7.0 million, respectively. Impairment charges, which are reflected in mortgage banking income, were $14.1 million in 2002, $6.3 million in 2001, and $0.7 million in 2000.

Premises and Equipment: Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Buildings and building improvements are depreciated over an average of 30 to 40 years and 10 to 20 years, respectively. Land improvements and furniture and fixtures are depreciated over 10 years while equipment is depreciated over a range of 3 to 7 years. Leasehold improvements are amortized over the lesser of the asset life or term of the related leases. Maintenance and repairs are charged to expense as incurred, while improvements that extend the useful life of an asset are capitalized and depreciated over the remaining useful life.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Other Real Estate: Other real estate acquired through partial or total satisfaction of loans, is included in other assets and carried at the lower of cost or fair value less estimated costs of disposition. At the date of acquisition, any losses are charged to the allowance for loan losses. Subsequent write-downs are included in non-interest expense.

Derivative Financial Instruments: Derivative financial instruments, primarily interest rate swaps, are accounted for in accordance with Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This Statement requires every derivative instrument to be recorded in the consolidated statement of condition as either an asset or liability measured at its fair value and Huntington to formally document, designate, and assess the effectiveness of transactions for which hedge accounting is applied. Depending on the nature of the hedge and the extent to which it is effective, the changes in fair value of the derivative recorded through earnings will either be offset against the change in the fair value of the hedged item in earnings or recorded in comprehensive income and subsequently recognized in earnings in the period the hedged item affects earnings. The portion of a hedge that is ineffective and all changes in the fair value of derivatives not designated as hedges, referred to as trading instruments, are recognized immediately in earnings. Trading instruments are carried at fair value with changes in fair value included in other non-interest income. Trading instruments are executed primarily with Huntington's customers to fulfill their needs. Derivative instruments used for trading purposes include interest rate swaps, including callable swaps, interest rate caps and floors, and interest rate and foreign exchange futures, forwards and options.

Upon adoption in 2001 of Statement No. 133, as amended, Huntington designated its portfolio of derivative financial instruments used for risk management purposes into fair value or cash flow hedges. Derivatives used to hedge changes in fair value of assets and liabilities due to changes in interest rates or other factors were designated as fair value hedges and those used to hedge changes in forecasted cash flows, due generally to interest rate risk, were designated as cash flow hedges. The after-tax transition adjustment of adopting Statement No. 133, as amended, was immaterial to net income and reduced other comprehensive income (OCI) $9.1 million in 2001.

Income Taxes: Income taxes are accounted for under the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future book and tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are determined using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income at the time of enactment of such change in tax rates.

Treasury Stock: Acquisitions of treasury stock are recorded at cost. Reissuance of shares in treasury for acquisitions, stock option exercises, or for other corporate purposes, is recorded at their weighted-average cost.

Stock-Based Compensation: Huntington's stock-based compensation plans are accounted for based on the intrinsic value method promulgated by Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, and related interpretations. Compensation expense for employee stock options is generally not recognized if the exercise price of the option equals or exceeds the fair value of the stock on the date of grant. See Note 18 regarding pro forma disclosures for net income and earnings per diluted common share is presented as if Huntington had applied the fair value method of accounting of Statement No. 123, Accounting for Stock-Based Compensation, in measuring compensation costs for stock options.

Huntington expects to adopt the fair value method of recording stock options under the transitional guidance of Statement No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure. Huntington is currently evaluating which of the three methods under transitional guidance it will adopt in 2003. See Note 2 for more information regarding this new standard.

Segment Results: Accounting policies for the lines of business are the same as those used in the preparation of the consolidated financial statements with respect to activities specifically attributable to each business line. However, the preparation of business line results requires management to establish methodologies to allocate funding costs and benefits, expenses, and other financial elements to each line of business. Changes are made in these methodologies utilized for certain balance sheet and income statement allocations performed by Huntington's management reporting system, as appropriate. Prior periods are not restated for these changes.

Statement of Cash Flows: Cash and cash equivalents are defined as "Cash and due from banks" and "Federal funds sold and securities purchased under resale agreements."

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

2. New Accounting Standards

In April 2002, the Financial Accounting Standards Board (FASB) issued Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds Statement No. 44, Accounting for Intangible Assets of Motor Carriers. Statement No. 145 amends Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. In addition, Statement No. 145 requires lease modifications to be accounted for in the same manner as sale-leaseback transactions. The provisions of this Statement were effective for financial statements issued on or after May 15, 2002.

In September 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit Activities. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Statement No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized using fair value when the liability is incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002.

In October 2002, the FASB issued Statement No. 147, Acquisition of Certain Financial Institutions. This Statement provides guidance on the accounting for the acquisition of a financial institution, which had previously been addressed in FASB Statement No. 72, Accounting for Certain Acquisitions of Banking and Thrift Institutions. Statement No. 147 requires the excess of the fair value of liabilities assumed over the fair value of the tangible and identifiable assets acquired in a business combination to be recognized as an unidentifiable intangible asset in accordance with Statement No. 141 and No. 142. In addition, any long-term customer-relationship intangible assets, such as depositor-relationship, borrower-relationship, and credit cardholder intangible assets, will be required to be tested for impairment in accordance with Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as amended. The provisions of Statement No. 147 became effective October 1, 2002.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (the Interpretation). The Interpretation will change current practice in the accounting for, and disclosure of, guarantees, which for Huntington apply generally to its standby letters of credit. The Interpretation requires certain guarantees to be recorded at fair value, which differs from the current practice of recording a liability generally when a loss is probable and reasonably estimable, as those terms are defined in FASB Statement No. 5, Accounting for Contingencies. The Interpretation also requires a guarantor to make significant new disclosures, even when the likelihood of making any payments under the guarantee is remote, which also differs from current practice. The recognition requirements of this Interpretation are to be applied prospectively to guarantees issued or modified after December 31, 2002.

The adoption of Statements No. 145, No. 146, and No. 147 and Interpretation No. 45 are not expected to have a material impact on Huntington's results of operations or financial condition.

In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure. This Statement amends Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to Statement No. 123's fair value method of accounting for stock-based employee compensation. Statement No. 148 also amends the disclosure provisions of Statement 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While Statement No. 148 does not amend Statement No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of Statement No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of Statement No. 123 or the intrinsic value method of APB Opinion No. 25, which is the method currently used by Huntington.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. This Interpretation of Accounting Research Bulletin No. 51 (ARB 51), Consolidated Financial Statements, addresses consolidation by business enterprises of where ownership interests in an entity may vary over time or, in many cases, special-purpose entities (SPEs). To be consolidated for financial reporting, these entities must have certain characteristics. ARB 51 requires that an enterprise's consolidated financial statements include subsidiaries in which the enterprise has a controlling financial interest. This Interpretation requires

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. An enterprise that holds significant variable interests in such an entity, but is not the primary beneficiary, is required to disclose certain information regarding its interests in that entity. This Interpretation applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds an interest that it acquired before February 1, 2003. It also applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. This Interpretation may be applied (1) prospectively with a cumulative-effect adjustment as of the date on which it is first applied, or (2) by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

Huntington is reviewing the implications of Interpretation No. 46 and is considering the adoption methods permitted. Management believes that the only impact of adoption will be the consolidation of one of the securitization trusts formed in 2000. The consolidation of that securitization trust will involve the recognition of the trust's net assets, which, at December 31, 2002, included $1,020 million of indirect automobile loans, $100 million of cash, and $1,000 million of secured debt obligations with an interest rate based on commercial paper rates. Adoption will also eliminate the retained interest in the securitization trust and its servicing asset related to the loans in the trust, with carrying values at the end of 2002 of $152 million and $12 million, respectively. The impact to Huntington's equity and results of operations will depend on the method of transition adopted under this new interpretation. Huntington will adopt this new standard no later than the end of the third quarter of 2003.

3. Restructuring

In July 2001, Huntington announced a strategic refocusing plan (the Plan). The Plan included the sale of Huntington's Florida banking and insurance operations, the consolidation of numerous non-Florida branch offices, and credit-related and other actions to strengthen Huntington's balance sheet and financial performance, including the use of excess regulatory capital generated by the sale to initiate a share repurchase program. In 2002, pre-tax restructuring and special charges associated with the Plan totaled $56.2 million ($36.5 million after-tax, or $0.15 per share) and are reflected in non-interest expense in the accompanying audited consolidated financial statements.

These charges included expenses of $32.7 million related to the sale of the Florida operations, $8.0 million for asset impairment, $4.3 million for the exit of certain e-commerce activities, $1.8 million related to vacating facilities, and $9.4 million for other non-recurring costs. Combined with the amounts recorded in 2001, these pre-tax charges totaled $233.1 million ($151.5 million after-tax, or $0.61 per share) and consisted of $71.7 million related to credit quality, $45.3 million for asset impairment, $34.7 million for the costs related to sell the Florida operations, $20.1 million for the exit or curtailment of certain e-commerce activities, $15.6 million related to owned or leased facilities that Huntington vacated, and $45.7 million related to reduction of ATMs, employee severance, non-recurring legal, accounting, and consulting fees, and other operational costs.

Huntington has a remaining reserve for restructuring of $14.4 million at December 31, 2002. Huntington expects that this remaining reserve will be adequate to fund the remaining estimated future cash outlays that are expected in the completion of the exit activities contemplated by the Plan.

Asset impairment charges included in restructuring and special charges recorded in 2001 included $20.0 million to increase the reserve for auto lease residual values (in addition to charges of $50.0 million and $58.2 million in 2000 and 1999, respectively) due to declines in used car prices and increased average losses per auto.

In August 2002, Huntington restructured its interest in Huntington Merchant Services, L.L.C. (HMS), Huntington's merchant services business, in a transaction with First Data Merchant Services Corporation, a subsidiary of First Data Corp. Under the agreement, Huntington extended its long-term merchant services relationship with First Data. In addition, as part of the transaction, First Data obtained all of Huntington's Florida-related merchant business and increased its equity interest in HMS. This transaction resulted in a $24.5 million pre-tax, non-operating gain ($16.0 million after tax, or $.07 per share) in 2002 while Huntington retained a nominal equity ownership in the business.

4. Sale of Florida Operations

On February 15, 2002, Huntington completed the sale of its Florida operations to SunTrust Banks, Inc. Included in the sale were $4.8 billion of deposits and other liabilities and $2.8 billion of loans and other tangible assets. Huntington received a deposit premium of 15%, or $711.9 million. The total net pre-tax gain from the sale was $175.3 million and was reflected in non-interest

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

income. The after-tax gain was $56.7 million, or $0.23 per common share. Income taxes related to this transaction were $118.6 million, an amount higher than the tax impact at the statutory rate of 35% because most of the goodwill relating to the Florida operations was non-deductible for tax purposes.

On July 2, 2002, Huntington also completed the sale of its Florida insurance operations, the J. Rolfe Davis Insurance Agency, Inc. (JRD). Pro forma financial information reflecting the effect of the sales is presented and described below.

The unaudited pro forma consolidated income statement is presented for the year ended December 31, 2001, giving effect to the sale as if it had occurred on January 1, 2001, and does not include the gain realized on the sale of Huntington's Florida banking and insurance operations. This pro forma consolidated financial statement is not indicative of the results of operations that would have actually occurred had the transaction been consummated during 2001 or as the date indicated. This pro forma financial information is also not intended to be an indication of the results of operations that may be attained in the future. This pro forma consolidated financial statement should be read in conjunction with Huntington's historical financial statements.

The income statement column entitled Florida Operations includes all identifiable direct revenue and expenses for the Florida operations for the year ended December 31, 2001, and any indirect revenue and expenses that management expected to cease with the sale. In addition, net interest income in that column includes a funding credit of $68.5 million related to $1.9 billion of funding that Florida provided to Huntington. That funding credit was based on the average one-year LIBOR rate for 2001 of 3.64%. The income statement column entitled Related Transactions reflects $26.2 million interest that was expected to be earned on the $711.9 million deposit premium and the $12.2 million proceeds for the sale of JRD over a one-year period at the same LIBOR rate of 3.64%, the $30.2 million of amortization expense on intangibles related to the Florida operations, and the applicable income taxes.

Unaudited Pro Forma Consolidated Income Statement for the Year Ended December 31, 2001

                                                                    Florida       Related  Huntington
(in thousands of dollars)                             Huntington Operations  Transactions   Pro Forma
-----------------------------------------------------------------------------------------------------
Net interest income                                  $  996,182   $(108,629)     $ 26,356   $913,909
Provision for loan losses                               308,793     (15,121)           --    293,672
-----------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses     687,389     (93,508)       26,356    620,237
-----------------------------------------------------------------------------------------------------
Non-interest income                                     509,480     (76,992)           --    432,488
Non-interest expense                                  1,023,587    (132,707)      (30,180)   860,700
-----------------------------------------------------------------------------------------------------
Income Before Income Taxes                              173,282     (37,793)       56,536    192,025
Income taxes                                             (5,239)    (12,507)       17,237       (509)
-----------------------------------------------------------------------------------------------------
Net Income                                           $  178,521   $ (25,286)     $ 39,299   $192,534
=====================================================================================================
Net Income Per Common Share--Diluted                      $0.71      $(0.10)        $0.15      $0.76
=====================================================================================================
Operating Net Income (1)                             $  293,522   $ (25,286)     $ 39,299   $307,535
=====================================================================================================
Operating Net Income Per Common Share--Diluted (1)        $1.17      $(0.10)        $0.15      $1.22
=====================================================================================================

(1) Excludes restructuring and special charges.

Pro forma net income for 2002 (unaudited), which excluded the after-tax combined loss of the Florida banking operations through February 15, 2002 and the Florida insurance operations through June 30, 2002 of $1.5 million, and any after-tax gains and special charges not related to the sale, was $329.2 million, or $1.35 per share. Excluding the after-tax Merchant Services restructuring gain and the non-Florida related restructuring charges, pro forma net income for 2002 (unaudited), was $328.5 million, or $1.35 per share.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


5. Comprehensive Income

The components of Huntington's Other Comprehensive Income are the unrealized gains (losses) on securities available for sale, unrealized gains (losses) on derivative instruments used in cash flow hedging relationships, and adjustment for minimum pension liability. The related before and after tax amounts in each of the three years ended December 31 were as follows:

(in thousands of dollars)                                                              2002      2001      2000
---------------------------------------------------------------------------------------------------------------
Cumulative effect of change in accounting method for
  derivatives used in cash flow hedging relationships:
   Unrealized net losses                                                          $     --  $(14,020) $     --
   Related tax benefit                                                                  --     4,907        --
---------------------------------------------------------------------------------------------------------------
      Net                                                                               --    (9,113)       --
---------------------------------------------------------------------------------------------------------------
Minimum pension liability:
   Unrealized net loss                                                                (300)       --        --
   Related tax benefit                                                                 105        --        --
---------------------------------------------------------------------------------------------------------------
      Net                                                                             (195)       --        --
---------------------------------------------------------------------------------------------------------------
Unrealized holding gains on securities available
  for sale arising during the period:
   Unrealized net gains                                                             46,655    84,256   145,011
   Related tax expense                                                             (16,082)  (29,796)  (51,323)
---------------------------------------------------------------------------------------------------------------
      Net                                                                           30,573    54,460    93,688
---------------------------------------------------------------------------------------------------------------
Unrealized holding gains on derivatives used in cash flow
  hedging relationships arising during the period:
   Unrealized net gains                                                             14,799     7,895        --
   Related tax expense                                                              (5,179)   (2,763)       --
---------------------------------------------------------------------------------------------------------------
      Net                                                                            9,620     5,132        --
---------------------------------------------------------------------------------------------------------------
Less: Reclassification adjustment for net gains from sales
 of securities available for sale realized during the period:
   Realized net gains                                                                4,902       723    37,101
   Related tax expense                                                              (1,716)     (252)  (12,986)
---------------------------------------------------------------------------------------------------------------
      Net                                                                            3,186       471    24,115
---------------------------------------------------------------------------------------------------------------
Total Other Comprehensive Income                                                  $ 36,812  $ 50,008  $ 69,573
===============================================================================================================

Activity in Accumulated Other Comprehensive Income for the most recent three years is as follows:

                                                                                 Unrealized gains
                                                         Unrealized gains  (losses) on derivative
                                              Minimum         (losses) on     instruments used in
                                              pension          securities       cash flow hedging
(in thousands of dollars)                   liability  available for sale           relationships        Total
--------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                      $  --            $(94,093)                $    --     $(94,093)
Period change                                      --              69,573                      --       69,573
--------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                         --             (24,520)                     --      (24,520)
Change in accounting method                        --                  --                  (9,113)      (9,113)
Current-period change                              --              53,989                   5,132       59,121
--------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                         --              29,469                  (3,981)      25,488
Current-period change                            (195)             27,387                   9,620       36,812
--------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                      $(195)           $ 56,856                 $ 5,639     $ 62,300
===============================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


6. Earnings Per Share

Basic earnings per share is the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted for the potential issuance of common shares for stock options. The calculation of basic and diluted earnings per share for each of the three years ended December 31 is as follows:

(in thousands, except per share amounts)                 2002     2001     2000
-------------------------------------------------------------------------------
Net Income                                           $363,225 $178,521 $328,446
===============================================================================
Average common shares outstanding                     242,279  251,078  248,709
Dilutive effect of common stock equivalents             1,733      638      861
-------------------------------------------------------------------------------
Diluted Average Common Shares Outstanding             244,012  251,716  249,570
===============================================================================
Earnings Per Share
  Basic                                                 $1.50    $0.71    $1.32
  Diluted                                                1.49     0.71     1.32

Average common shares outstanding and the dilutive effect of stock options have been adjusted for the 10% stock dividend paid in 2000. The average market price of Huntington's common stock for the period was used in determining the dilutive effect of outstanding stock options. Common stock equivalents are computed based on the number of shares subject to stock options that have an exercise price less than the average market price of Huntington's common stock for the period.

Approximately 7.7 million, 9.9 million, and 7.6 million stock options were outstanding at the end of 2002, 2001, and 2000, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares for the period and, therefore, the effect would be antidilutive. The weighted average exercise price for these options was $22.19 per share, $20.96 per share, and $21.49 per share at the end of the same respective periods.

At December 31, 2002, a total of 521,919 common shares associated with a recent acquisition were held in escrow, subject to future issuance contingent upon meeting certain contractual performance criteria. These shares, which were included in treasury stock, will be included in the computation of basic and diluted earnings per share at the beginning of the period when all conditions necessary for their issuance have been met.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


7. Securities

Securities available for sale at December 31 were as follows:

                                                         Unrealized
                                                       --------------
                                             Amortized   Gross  Gross       Fair
 (in thousands of dollars)                        Cost   Gains Losses      Value
 -------------------------------------------------------------------------------
 2002
 U.S. Treasury                              $   18,550 $ 1,362 $   -- $   19,912
 Federal agencies
   Mortgage-backed securities                1,171,967  35,649    254  1,207,362
   Other agencies                            1,365,757  35,197    544  1,400,410
 -------------------------------------------------------------------------------
 Total U.S. Treasury and Federal agencies    2,556,274  72,208    798  2,627,684
 Retained interests in securitizations         146,160  13,818     --    159,978
 Other securities                              613,607   5,600  3,500    615,707
 -------------------------------------------------------------------------------
 Total Securities Available for Sale        $3,316,041 $91,626 $4,298 $3,403,369
 ===============================================================================
 2001
 U.S. Treasury                              $   38,928 $   612 $   -- $   39,540
 Federal agencies
   Mortgage-backed securities                  828,211  14,351  1,200    841,362
   Other agencies                            1,410,023  32,521  1,367  1,441,177
 -------------------------------------------------------------------------------
 Total U.S. Treasury and Federal agencies    2,277,162  47,484  2,567  2,322,079
 Retained interests in securitizations         159,790      --     --    159,790
 Other securities                              367,052   5,873  5,215    367,710
 -------------------------------------------------------------------------------
 Total Securities Available for Sale        $2,804,004 $53,357 $7,782 $2,849,579
 ===============================================================================

Other securities available for sale include privately placed collateralized mortgage obligations, Federal Home Loan Bank and Federal Reserve Bank stock, corporate debt and municipal securities, and marketable equity securities.

Contractual maturities of securities available for sale as of December 31 were:

                                              2002                  2001
---------------------------------------------------------------------------------
                                       Amortized       Fair  Amortized       Fair
(in thousands of dollars)                   Cost      Value       Cost      Value
---------------------------------------------------------------------------------
Under 1 year                          $   42,056 $   43,149 $   12,011 $   12,085
1-5 years                                868,601    896,651  1,066,383  1,090,164
6-10 years                               414,121    424,287    218,816    222,535
Over 10 years                          1,802,257  1,835,670  1,242,609  1,259,229
Retained interests in securitizations    146,160    159,978    159,790    159,790
Marketable equity securities              42,846     43,634    104,395    105,776
---------------------------------------------------------------------------------
Total Securities Available for Sale   $3,316,041 $3,403,369 $2,804,004 $2,849,579
=================================================================================

At December 31, 2002, the carrying value of securities pledged to secure public and trust deposits, trading account liabilities, U.S. Treasury demand notes and security repurchase agreements totaled $2.6 billion. There were no securities of a single issuer, which are non-governmental or government-sponsored, that exceeded ten percent of shareholders' equity at December 31, 2002.

Gross gains from sales of securities of $5.4 million, $9.2 million, and $66.5 million, were realized in 2002, 2001, and 2000, respectively. Gross losses totaled $0.5 million in 2002, $8.5 million in 2001, and $29.4 million in 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


Investment securities held to maturity at December 31, 2002 and 2001, were comprised of investments in obligations of states and political subdivisions. The amortized cost, unrealized gains and losses, and fair values of investment securities held to maturity at December 31 were:

(in thousands of dollars)                                 2002          2001
----------------------------------------------------------------------------
Amortized cost                                          $7,546       $12,322
Unrealized gross gains                                     192           215
Unrealized gross losses                                     13            38
----------------------------------------------------------------------------
Fair Value                                              $7,725       $12,499
============================================================================

Contractual maturities of investment securities held to maturity with yields adjusted to reflect fully taxable equivalent basis at December 31 were:

                                       2002                     2001
  ----------------------------------------------------------------------------
                              Amortized   Fair        Amortized    Fair
  (in thousands of dollars)        Cost  Value Yield       Cost   Value Yield
  ----------------------------------------------------------------------------
  Under 1 year                   $2,775 $2,793  7.37%   $ 3,997 $ 4,016  7.54%
  1-5 years                       3,096  3,209  8.03      6,369   6,508  7.78
  6-10 years                      1,432  1,471  8.49      1,713   1,726  8.48
  Over 10 years                     243    252  8.18        243     249  8.18
  ----------------------------------------------------------------------------
  Total Investment Securities    $7,546 $7,725  7.88%   $12,322 $12,499  7.81%
  ============================================================================

8. Loans and Leases

At December 31, loans and leases were comprised of the following:

   (in thousands of dollars)                                2002        2001
   -------------------------------------------------------------------------
   Commercial loans and leases                       $ 5,606,363 $ 6,439,372
   Real estate
     Commercial loans                                  2,719,146   2,496,690
     Construction loans                                1,010,934   1,321,751
   -------------------------------------------------------------------------
   Total commercial and commercial real estate loans   9,336,443  10,257,813
   -------------------------------------------------------------------------
   Consumer
     Automobile leases                                 3,203,421   3,207,514
     Automobile loans--Indirect                        3,072,017   2,883,279
     Home equity loans and lines of credit             3,200,169   3,582,028
     Residential mortgage loans                        1,748,985   1,127,825
     Other loans                                         394,890     543,414
   -------------------------------------------------------------------------
   Total consumer loans                               11,619,482  11,344,060
   -------------------------------------------------------------------------
   Total Loans and Leases                            $20,955,925 $21,601,873
   =========================================================================

At December 31, 2002, the carrying value of real estate qualifying loans pledged to secure advances from the Federal Home Loan Bank was $2.7 billion. Real estate qualifying loans are comprised of home equity loans and lines of credit and residential mortgage loans secured by first and second liens. At this same date, $1.5 billion of commercial loans have been pledged to secure potential discount window borrowings from the Federal Reserve.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Huntington's loan portfolio includes lease financing receivables consisting of direct financing leases on equipment, which are included in commercial loans, and on automobiles, which are included in consumer loans. Net investment in lease financing receivables by category at December 31 were as follows:

(in thousands of dollars)                                           2002        2001
---------------------------------------------------------------------------------------
COMMERCIAL
  Lease payments receivable                                     $  191,034  $   28,791
  Estimated residual value of leased assets                         28,388       4,480
---------------------------------------------------------------------------------------
   Gross investment in commercial lease financing receivables      219,422      33,271
  Unearned income                                                  (24,678)     (2,859)
---------------------------------------------------------------------------------------
TOTAL NET INVESTMENT IN COMMERCIAL LEASE FINANCING RECEIVABLES  $  194,744  $   30,412
=======================================================================================
CONSUMER
  Automobile lease payments receivable                          $1,898,711  $1,898,277
  Estimated residual value of leased automobiles                 1,688,888   1,763,202
---------------------------------------------------------------------------------------
   Gross investment in consumer lease financing receivables      3,587,599   3,661,479
  Deferred fees and costs                                           46,787      46,599
  Unearned income                                                 (430,965)   (500,564)
---------------------------------------------------------------------------------------
TOTAL NET INVESTMENT IN CONSUMER LEASE FINANCING RECEIVABLES    $3,203,421  $3,207,514
=======================================================================================

RELATED PARTY TRANSACTIONS
Huntington has made loans to its officers, directors, and their associates. These loans were made in the ordinary course of business under normal credit terms, including interest rate and collateralization, and do not represent more than the normal risk of collection. These loans to related parties are summarized as follows:

(in thousands of dollars)                                           2002        2001
---------------------------------------------------------------------------------------
BALANCE, BEGINNING OF YEAR                                       $ 133,844   $ 145,761
   Loans made                                                      114,694     236,260
   Repayments                                                     (145,185)   (234,011)
   Changes due to status of executive officers and directors        (7,792)    (14,166)
---------------------------------------------------------------------------------------
BALANCE, END OF YEAR                                             $  95,561   $ 133,844
=======================================================================================

NON-PERFORMING ASSETS AND PAST DUE LOANS AND LEASES
At December 31, 2002 and 2001, the loans and leases in non-accrual status and loans past due 90 days or more and still accruing interest, were as follows:

(in thousands of dollars)                                           2002        2001
---------------------------------------------------------------------------------------
Commercial loans and leases                                      $ 91,861     $159,637
Real Estate
  Construction                                                      5,554       13,885
  Commercial                                                       21,211       34,475
  Residential                                                       9,443       11,836
---------------------------------------------------------------------------------------
TOTAL NON-ACCRUAL LOANS AND LEASES                               $128,069     $219,833
=======================================================================================
ACCRUING LOANS PAST DUE 90 DAYS OR MORE                          $ 73,122     $ 91,635
=======================================================================================

The amount of interest that would have been recorded under the original terms for total loans and leases classified as non-accrual or renegotiated was $12.6 million for 2002, $10.3 million for 2001, and $6.5 million for 2000. Amounts actually collected and recorded as interest income for these loans and leases totalled $5.1 million, $4.9 million, and $3.9 million for 2002, 2001, and 2000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


9. Loan Securitizations

During 2002 and 2001, Huntington sold automobile loans in securitization transactions totaling $480.0 million and $439.1 million, respectively. Huntington retained the interest rate risk and the rights to future cash flows arising after the investors in the securitization trusts have received their contractual return. These cash flows arise from cash reserve accounts, loan collateral in excess of the note amounts issued by the securitization trusts, and excess interest collections. Huntington's interests are subordinate to investors' interests. The investors and the securitization trusts have no recourse to Huntington's other assets for failure of debtors to pay when due. At December 31, 2002 and 2001, the fair value of Huntington's retained interest in automobile loan securitizations was $160.0 million and $159.8 million, respectively. Management periodically reviews the assumptions underlying these values. If these assumptions change, the related asset and income would be affected.

Huntington has retained servicing responsibilities and receives annual servicing fees of 1.0% of the outstanding loan balances. Servicing income, net of amortization of capitalized servicing assets, amounted to $1.0 million in 2002, $3.6 million in 2001, and $2.0 million in 2000. The related servicing asset had a value of $12.7 million at the end of 2002 and $17.6 million at the end of 2001. Impairment charges of retained interests were $4.0 million in 2002 and $12.2 million in 2001. Impairment on capitalized servicing was $1.5 million in 2002 and $1.3 million in 2001. No impairment of retained interests or capitalized servicing was recorded in 2000.

Huntington recorded net pre-tax gains of $11.0 million, $6.6 million, and $4.9 million in 2002, 2001, and 2000, respectively, from automobile loan securitizations. Gains or losses from securitizations depend in part on the previous carrying amount of the financial assets involved, which are allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer.

Quoted market prices are generally not available for retained interest in automobile loan securitizations. The key economic assumptions used to measure the fair value of the retained interest at the time of securitization during 2002 are included in the table below. In 2002 and 2001, the interest rate paid to transferees on variable rate securities was estimated based on the forward one-month London Interbank Offered Rate (LIBOR) yield plus the average contractual spread over LIBOR of 34 basis points.

At December 31, 2002, the assumptions and the sensitivity of the current fair value of the retained interest to immediate 10% and 20% adverse changes in those assumptions were:

                                                                                                 Decline in fair value due to
                                                                                                 ----------------------------
                                                                                                     10%            20%
                                                                                                 adverse        adverse
(in millions of dollars)                                                                 Actual   change         change
-----------------------------------------------------------------------------------------------------------------------------
Monthly prepayment rate (ABS curve)                                                        1.45     $0.7           $1.4
Expected annual credit losses                                                              1.55%     2.3            4.6
Discount rate                                                                             10.00%     1.8            3.6
Interest rate on variable securities--Forward one-month LIBOR yield plus 34 basis points             2.7            5.4

Caution should be used when reading these sensitivities as a change in an individual assumption and its impact on fair value is shown independent of changes in other assumptions. Economic factors are dynamic and may counteract or magnify sensitivities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


Certain cash flows received from and paid to securitization trusts were:

                                                                                     Twelve Months Ended December 31,
---------------------------------------------------------------------------------------------------------------------
(in million of dollars)                                                              2002             2001
---------------------------------------------------------------------------------------------------------------------
Collections used by the trusts to purchase new balances in revolving securitizations $480            $439
Servicing fees received                                                                12              14
Other cash flows received on retained interest                                         81              32
Servicing advances                                                                     --              (3)
Repayments of servicing advances                                                       --               3

Managed Automobile Loans
A summary of the components of managed automobile loans, which represents both owned and securitized loans, including quantitative information about delinquencies and net loan losses at December 31, was as follows:

(in millions of dollars)                                                                  2002            2001
---------------------------------------------------------------------------------------------------------------------
Loans held in portfolio                                                                $3,072          $2,883
Loans securitized                                                                       1,119           1,225
---------------------------------------------------------------------------------------------------------------------
Total Managed Automobile Loans                                                         $4,191          $4,108
=====================================================================================================================
Net loan losses as a % of average managed loans                                          1.51%           1.67%
Delinquencies (30 days or more) as a percent of year-end managed loans                   2.57%           3.64%

Residential Mortgage Loans
During 2002, Huntington securitized $386.4 million of residential mortgage loans and retained all of the resulting securities and, accordingly, reclassified the securitized amount from loans to securities available for sale.

10. Allowance for Loan and Lease Losses

A summary of the transactions in the allowance for loan and lease losses and details regarding impaired loans follows for the three years ended December 31:

(in thousands of dollars)                                                            2002       2001       2000
---------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                        $ 410,572  $ 297,880  $ 299,309
Loan and lease losses                                                              (289,838)  (227,315)  (110,845)
Recoveries of loans previously charged off                                           50,519     37,868     27,756
---------------------------------------------------------------------------------------------------------------------
Net charge-offs                                                                    (239,319)  (189,447)   (83,089)
---------------------------------------------------------------------------------------------------------------------
Provision for loan and lease losses                                                 227,340    308,793     90,479
Allowance of securitized or sold loans (1)                                          (31,462)    (6,654)   (16,719)
Allowance of assets acquired                                                          1,264         --      7,900
---------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                              $ 368,395  $ 410,572  $ 297,880
=====================================================================================================================
Recorded Balance of Impaired Loans, at end of year (2):
  With related allowance for loan and lease losses                                $  91,578  $ 168,753  $  51,693
  With no related allowance for loan and lease losses                                 2,972      2,557      5,261
---------------------------------------------------------------------------------------------------------------------
Total                                                                             $  94,550  $ 171,310  $  56,954
=====================================================================================================================
Average Balance of Impaired Loans for the Year (2)                                $  87,286  $ 111,921  $  33,705
=====================================================================================================================
Allowance for Loan and Lease Losses Related to Impaired Loans (2)                 $  37,984  $  65,125  $  12,944
=====================================================================================================================

(1) In conjunction with the automobile loan securitizations in 2002, 2001, and 2000, an allowance for loan and lease losses attributable to the associated loans sold was included as a component of the loan's carrying value upon their sale. The allowance associated with the sale of the Florida banking and insurance operations was $22,297.
(2) Includes impaired commercial and commercial real estate loans with outstanding balances greater then $500,000. A loan is impaired when it is probable that Huntington will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are included in non-performing assets. There was no interest recognized in 2002, 2001, and 2000 on impaired loans while they were considered impaired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


11. Premises and Equipment

At December 31, premises and equipment stated at cost were comprised of the following:

(in thousands of dollars)                                         2002     2001
-------------------------------------------------------------------------------
Land and land improvements                                    $ 56,782 $ 78,272
Buildings                                                      211,700  271,452
Leasehold improvements                                         123,944  132,267
Equipment                                                      447,374  496,163
-------------------------------------------------------------------------------
Total premises and equipment                                   839,800  978,154
Less accumulated depreciation and amortization                 498,434  526,118
-------------------------------------------------------------------------------
Net Premises and Equipment                                    $341,366 $452,036
===============================================================================

Depreciation and amortization charged to expense and rental income credited to occupancy expense for the year ended December 31 were:

(in thousands of dollars)                                        2002    2001    2000
-------------------------------------------------------------------------------------
Total depreciation and amortization of premises and equipment $46,319 $53,805 $49,117
=====================================================================================
Rental income credited to occupancy expense                   $15,868 $17,662 $16,030
=====================================================================================

12. Intangible Assets

Goodwill and other intangible assets, net of accumulated amortization, and related activity for the years ended December 31, 2002 and 2001, was as follows:

(in thousands of dollars)                                        2002      2001
-------------------------------------------------------------------------------
Balance, beginning of period                               $ 716,054  $755,270
Sale of Florida banking and insurance operations            (524,105)       --
Additions                                                     28,637     3,903
Impairment                                                        --    (1,894)
Amortization                                                  (2,019)  (41,225)
-------------------------------------------------------------------------------
Balance, end of period                                     $ 218,567  $716,054
===============================================================================

At December 31, goodwill and other intangible assets, net of accumulated amortization, were comprised of:

(in thousands of dollars)                                      2002       2001
-------------------------------------------------------------------------------
 Goodwill                                                  $211,282   $649,179
 Core deposit                                                    --     58,776
 Leasehold                                                    7,285      8,099
-------------------------------------------------------------------------------
 Balance, end of period                                    $218,567   $716,054
===============================================================================

The additions totaling $28.6 million for 2002 related to the acquisitions of LeaseNet Group, Inc., a $90 million leasing company, and Haberer Registered Investment Advisor, Inc., a Cincinnati-based registered investment advisory firm. During 2002, Huntington completed the sale of its Florida insurance operations, the J. Rolfe Davis Insurance Agency, Inc. (JRD), resulting in a $12.2 million write-off of the remaining associated goodwill. Impairment of $1.9 million in 2001 was related to the exit of an e-commerce business activity and represented its remaining goodwill balance.

Before the sale of Huntington's operations in Florida, a majority of goodwill and other intangible assets related to those operations. A substantial portion of the remaining goodwill is attributable to the previously acquired banking operations reported under the Regional Banking line of business. The application of the non-amortization provisions of Statement No. 142 resulted in an increase in net income per share of $0.05 for 2002. Had no amortization of goodwill, net of tax, been recorded in the prior year, net income and diluted earnings per share for 2001 would have been greater by $33.2 million, or $0.13 per share.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


13. Deposit Liabilities

At December 31, deposits were comprised of the following:

(in thousands of dollars)                                      2002        2001
-------------------------------------------------------------------------------
Demand deposits
  Non-interest bearing                                  $ 3,073,869 $ 3,635,173
  Interest bearing                                        5,374,095   5,723,160
Savings deposits                                          2,851,158   3,466,305
Other domestic time deposits                              3,956,306   5,868,451
-------------------------------------------------------------------------------
Total Core Deposits                                      15,255,428  18,693,089
-------------------------------------------------------------------------------
Domestic time deposits of $100,000 or more                  731,959   1,130,563
Brokered time deposits and negotiable CDs                 1,092,754     137,915
Foreign time deposits                                       419,185     225,737
-------------------------------------------------------------------------------
Total Deposits                                          $17,499,326 $20,187,304
===============================================================================

Core deposits were comprised of interest bearing and non-interest bearing demand deposits, savings deposits, and other domestic time deposits. Other domestic time deposits are comprised of certificates of deposit under $100,000 and all IRA deposits. Brokered time deposits represent funds that Huntington has obtained by or through a deposit broker. The entire beneficial interest in the deposit may be held by a single depositor or Huntington may own a participation in a given deposit or instrument which the broker has sold to Huntington and other investors. At December 31, 2002, $787.8 million of brokered deposits were issued in donominations of $100,000 or more and participated by the broker in shares of $100,000 or less. Foreign time deposits were comprised of time certificates of deposit issued by Huntington's foreign offices in denomination of $100,000 or more. Foreign deposits are interest bearing and all mature in one year or less.

The aggregate amount of certificates of deposit and other time deposits issued by domestic offices was $5.8 billion and $7.1 billion at December 31, 2002 and 2001, respectively. The contractual maturity of these deposits at the end of 2002 was as follows: $2.56 billion in 2003; $1.38 billion in 2004; $463 million in 2005; $386 million in 2006; $402 million in 2007; and $596 million thereafter.

Domestic certificates of deposit and other time deposits of $100,000 or more totaled $1.9 billion at the end of 2002 and $1.1 billion at the end of 2001. The contractual maturity of these deposits at December 31, 2002, was as follows: $343 million in three months or less; $182 million after three months through six months; $212 million after six months through twelve months; and $1,166 million after twelve months.

Demand deposit overdrafts that have been reclassified as loan balances were $18.2 million and $25.6 million at December 31, 2002 and 2001, respectively.

14. Short-term Borrowings

At December 31, short-term borrowings were comprised of the following:

(in thousands of dollars)                                       2002       2001
-------------------------------------------------------------------------------
Federal funds purchased                                   $1,244,637 $  423,783
Securities sold under agreements to repurchase             1,213,886  1,489,824
Commercial paper                                               5,031      2,876
Other                                                         77,462     39,443
-------------------------------------------------------------------------------
Total Short-term Borrowings                               $2,541,016 $1,955,926
===============================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


Information concerning securities sold under agreements to repurchase at December 31 is summarized as follows:

(in thousands of dollars)                                      2002        2001
-------------------------------------------------------------------------------
Average balance during the year                         $1,284,406  $1,490,209
Average interest rate during the year                         1.97%       3.58%
Maximum month-end balance during the year               $1,488,069  $1,620,479

Commercial paper is issued by Huntington Bancshares Financial Corporation, a non-bank subsidiary, with principal and interest guaranteed by Huntington.

15. Medium- and Long-term Debt

At December 31, Huntington's medium- and long-term debt consisted of the following:

(in thousands of dollars)                                       2002       2001
-------------------------------------------------------------------------------
Medium-term
  The Huntington National Bank (maturing through
   2005)                                                  $1,905,123 $1,755,002
  Parent company                                             140,000     40,000
-------------------------------------------------------------------------------
Total Medium-term Debt                                    $2,045,123 $1,795,002
===============================================================================
Long-term
  Parent company:
   7 7/8% subordinated notes due 2002                     $       -- $  149,888
  The Huntington National Bank:
   7 5/8% subordinated notes due 2003                        150,572    157,494
   6 3/4% subordinated notes due 2003                        102,470    104,942
   6 3/5% subordinated notes due 2018                        220,824    198,153
   Floating rate subordinated notes due 2008                 100,000    100,000
   8% subordinated notes due 2010                            164,812    166,853
-------------------------------------------------------------------------------
    Total subordinated notes                                 738,678    877,330
-------------------------------------------------------------------------------
  7 7/8% Class C preferred securities of REIT subsidiary      50,000     50,000
-------------------------------------------------------------------------------
Total Long-term Debt                                      $  788,678 $  927,330
===============================================================================
Federal Home Loan Bank advances due through 2007          $1,013,000 $   17,000
===============================================================================

Amounts above are reported net of unamortized discounts and include values related to hedging with derivative financial instruments. Huntington uses these derivative instruments, principally interest rate swaps, to match the funding rates on certain assets by hedging the cash flow variability associated with certain variable-rate debt by converting the debt to fixed rate and hedging the fair values of certain fixed-rate debt by converting the debt to variable rate. See Note 17 for more information regarding such financial instruments.

The weighted-average interest rate for medium-term notes at December 31, 2002 and 2001, was 1.56% and 2.57%, respectively. The parent company issued $100 million of medium-term notes in 2002 that mature in 2004. The parent company medium-term notes issued in 2001 will mature in the first quarter of 2003.

The weighted-average interest rate for subordinated notes was 6.47% at December 31, 2002 and 6.79% at the end of 2001. The Huntington National Bank's floating rate subordinated notes were issued in 1998 and are based on three-month LIBOR. At December 31, 2002, these notes carried an interest rate of 1.88%. The parent company 7 7/8% subordinated notes matured in 2002.

In 2001, Huntington issued $50 million of noncumulative preferred securities of Huntington Preferred Capital, Inc., a real estate investment trust subsidiary
(REIT), which qualify for regulatory capital. Dividends are payable quarterly at a fixed rate of 7 7/8% and the shares are not redeemable prior to December 31, 2021.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


Long-term advances from the Federal Home Loan Bank had weighted average interest rates of 1.62% at December 31, 2002, and 6.02% at December 31, 2001. These advances, which had a combination of fixed and variable interest rates in 2002 and fixed in 2001, were collateralized by qualifying real estate loans and securities.

The terms of Huntington's medium- and long-term debt obligations and its advances from the Federal Home Loan Bank contain various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 2002, Huntington was in compliance with all such covenants.

Medium and long-term debt maturities for the next five years are as follows:
$843.2 million in 2003; $958.0 million in 2004; $610.0 million in 2005; none in 2006; $900.0 million in 2007; and $535.6 million in 2008 and thereafter.

16. Capital Securities

Company obligated mandatorily redeemable preferred capital securities of subsidiary trusts holding solely the junior subordinated debentures of the parent company (Capital Securities) were issued by two business trusts, Huntington Capital I and II (the Trusts). Huntington Capital I was formed in January 1997 while Huntington Capital II was formed in June 1998. The proceeds from the issuance of the Capital Securities and common securities were used to purchase debentures of the parent company. The Trusts hold junior subordinated debentures of the parent company, which are the only assets of the Trusts. Both the debentures and related income statement effects are eliminated in Huntington's consolidated financial statements.

The parent company has entered into contractual arrangements that, taken collectively and in the aggregate, constitute a full and unconditional guarantee by the parent company of the Trusts' obligations under the capital securities issued. The contractual arrangements guarantee payment of (a) accrued and unpaid distributions required to be paid on the Capital Securities;
(b) the redemption price with respect to any capital securities called for redemption by Huntington Capital I or II; and (c) payments due upon voluntary or involuntary liquidation, winding-up, or termination of Huntington Capital I or II. The Capital Securities and common securities, and related debentures are summarized as follows:

                                            December 31, 2002
 ------------------------------------------------------------------------------
                                        Interest Rate of            Maturity of
                              Capital     Securities and     Capital Securities
 (in thousands of dollars) Securities         Debentures         and Debentures
 ------------------------------------------------------------------------------
 Huntington Capital I        $200,000      LIBOR + .70% (1)         02/01/2027
 Huntington Capital II        100,000      LIBOR + .625% (2)        06/15/2028
 ------------------------------------------------------------------------------
 Total Capital Securities    $300,000
 ==============================================================================

(1) Variable effective rate at December 31, 2002 and 2001, of 2.46% and 2.97%, respectively.
(2) Variable effective rate at December 31, 2002 and 2001, of 2.04% and 2.50%, respectively.

The debentures held by Huntington Capital I and II qualify as Tier 1 capital under Federal Reserve Bank guidelines.

17. Derivative Financial Instruments

Huntington uses a variety of derivative financial instruments, principally interest rate swaps, in its asset and liability management activities to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows. These instruments provide Huntington with flexibility in adjusting its sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements. By using derivatives to manage interest rate risk, the effect is a smaller, more efficient balance sheet, with a lower wholesale funding requirement and a higher net interest margin, but with a comparable level of net interest revenue and return on equity. All derivatives are reflected at fair value in Huntington's statements of financial condition.

Market risk, which is the possibility that economic value of net assets or net interest income will be adversely affected by changes in interest rates or other economic factors, is managed through the use of derivatives. Derivatives also meet customers' financing needs but, like other financial instruments, contain an element of credit risk, which is the possibility that Huntington will incur a loss because a counterparty fails to meet its contractual obligations. Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contract provisions.

Asset and Liability Management
Derivatives that are used in asset and liability management are classified as fair value hedges or cash flow hedges and are required to meet specific criteria. To qualify as a hedge, the hedge relationship is designated and formally documented at inception, detailing the particular risk management objective and strategy for the hedge. This includes identifying the item and risk being hedged, the derivative being used, and how the effectiveness of the hedge is being assessed. A derivative must be highly effective in accomplishing the objective of offsetting either changes in fair value or cash flows for the risk being hedged. Correlation is evaluated on a retrospective and prospective basis using quantitative measures. If a hedge relationship is found to be ineffective, it no longer qualifies as a hedge and any excess gains or losses attributable to ineffectiveness, as well as subsequent changes in fair value, are recognized in other income.

For fair value hedges, Huntington effectively converts specified fixed-rate deposits, short-term borrowings, and long-term debt to variable rate obligations by entering into interest rate swap contracts whereby fixed-rate interest is received in exchange for variable-rate interest without the exchange of the contract's underlying notional amount. Forward contracts, used primarily by Huntington in connection with its mortgage banking activities, settle in cash at a specified future date based on the differential between agreed interest rates applied to a notional amount. The changes in fair value of the hedged item and the hedging instrument are reflected in current earnings. Huntington recognized an insignificant loss in 2002 and no gain or loss in 2001 in connection with the ineffective portion of its fair value hedging instruments. Furthermore, there were no gains or losses on derivatives designated as fair value hedges that were excluded from the assessment of effectiveness during 2002 and 2001.

For cash flow hedges, Huntington also entered into interest rate swap contracts that pay fixed-rate interest in exchange for the receipt of variable-rate interest without the exchange of the contract's underlying notional amount, which effectively converted a portion of its floating-rate debt to fixed-rate. This reduced the potentially adverse impact of increases in interest rates on future interest expense. In like fashion, Huntington effectively converted certain prime-based and LIBOR-based commercial loans to fixed-rate by entering into contracts that swap variable-rate interest for fixed-rate interest over the life of the contracts.

Huntington also used interest rate swaps to manage the interest rate risk associated with its retained interest in a securitization trust. This retained interest provides Huntington with the right to receive any future cash flows arising after the investors in the securitization trust have received their contractual return. As the trust holds fixed rate indirect automobile loans and is funded with floating rate notes, the future cash flows associated with the retained interest will vary with interest rates. The interest rate swaps used convert the variable portion of these future cash flows to a fixed cash flow.

To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives' fair value will not be included in current earnings but are reported as a component of Accumulated Other Comprehensive Income in Shareholders' Equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in earnings. During 2002, Huntington recognized a net loss in connection with the ineffective portion of its cash flow hedging instruments and a net gain in 2001. The amounts were classified in other non-interest income and were insignificant in both years. No amounts were excluded from the assessment of effectiveness during 2002 and 2001 for derivatives designated as cash flow hedges.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


Derivatives used to manage Huntington's interest rate risk at December 31, 2002, are shown in the table below.

                                                                      Weighted-Average
                                                 Average                   Rate
                                                Maturity              ----------------
(in thousands of dollars)        Notional Value  (years) Fair Value   Receive     Pay
--------------------------------------------------------------------------------------
Asset conversion swaps
  Receive fixed--generic           $  750,000        3.6  $ 48,376       5.12%  1.47%
  Pay fixed--generic                  750,000        0.9   (12,882)      1.42   3.65
--------------------------------------------------------------------------------------
Total asset conversion swaps        1,500,000        2.3    35,494       3.27   2.56
--------------------------------------------------------------------------------------
Liability conversion swaps
  Receive fixed--generic              400,000        5.9    24,946       6.97   1.81
  Receive fixed--callable             628,500       11.0    (6,020)      5.59   1.51
  Pay fixed--generic                1,791,000        1.7   (20,653)      1.49   3.48
  Receive fixed--forwards              10,000        N/A        --        N/A    N/A
  Pay fixed--forwards                 650,000        N/A   (20,717)       N/A    N/A
--------------------------------------------------------------------------------------
Total liability conversion swaps    4,229,500        3.6   (35,326)      3.18   2.80
--------------------------------------------------------------------------------------
Total Swap Portfolio               $4,979,500        3.6  $ 13,050       3.21%  2.72%
======================================================================================

The fair value of the swap portfolio used for asset and liability management was $3.7 million at December 31, 2001. These values must be viewed in the context of the overall financial structure of Huntington, including the aggregate net position of all on- and off-balance sheet financial instruments.

As is the case with cash securities, the market value of interest rate swaps is largely a function of the financial market's expectations regarding the future direction of interest rates. Accordingly, current market values are not necessarily indicative of the future impact of the swaps on net interest income. This will depend, in large part, on the shape of the yield curve as well as interest rate levels. Management made no assumptions regarding future changes in interest rates with respect to the variable rate information presented in the table above.

The next table represents the gross notional value of derivatives used to manage interest rate risk at December 31, 2002, identified by the underlying interest rate-sensitive instruments. The notional amounts shown in the tables above and below should be viewed in the context of Huntington's overall interest rate risk management activities to assess the impact on the net interest margin. The hedges associated with medium-term notes, Federal Home Loan Bank (FHLB) advances, and deposits below include $600.0 million, $50.0 million, and $10.0 million in notional value of forward-starting swaps, respectively.

                                               Fair Value  Cash Flow
(in thousands of dollars)                          Hedges     Hedges      Total
-------------------------------------------------------------------------------
Instruments associated with:
  Loans                                        $       -- $  750,000 $  750,000
  Securities available for sale                        --    750,000    750,000
  Deposits                                        638,500         --    638,500
  FHLB Advances                                        --    400,000    400,000
  Medium-term notes                                    --  1,890,000  1,890,000
  Subordinated notes and other long-term debt     400,000    151,000    551,000
-------------------------------------------------------------------------------
Total Notional Value at December 31, 2002      $1,038,500 $3,941,000 $4,979,500
===============================================================================

The estimated amount of the existing unrealized gains and losses to be reclassified to pre-tax earnings from Accumulated Other Comprehensive Income within the next twelve months is expected to be a net loss of $11.4 million.

Huntington regularly enters into collateral agreements as part of the underlying derivative agreements with its counterparties to mitigate the credit risk associated with both the derivatives used for asset and liability management and used in trading activities. At December 31, 2002 and 2001, Huntington's aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $15.9 million and $45.0 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.

Huntington entered into these derivative financial instruments to alter the interest rate risk embedded in its assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

were accrued as an adjustment to either interest income or interest expense. The net amount resulted in interest income exceeding interest expense by $48.4 million in 2002, and interest expense exceeding interest income by $6.2 million and $12.7 million in 2001 and 2000, respectively.

Derivatives Used in Trading Activities
Huntington offers various derivative financial instruments to enable customers to meet their financing and investing objectives and for risk management purposes. Derivative financial instruments held in Huntington's trading portfolio during 2002 and 2001 consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk. They are used to manage fluctuating interest rates as exposure to loss from interest rate contracts changes.

Supplying these derivatives to customers provides Huntington with fee income. These instruments are carried at fair value with gains and losses reflected in other non-interest income. Total trading revenue for customer accommodation was $6.4 million in 2002, $8.4 million in 2001, and $854,000 in 2000. The total notional value of derivative financial instruments used by Huntington on behalf of customers (for which the related interest rate risk is offset by third parties) was $3.2 billion at the end of 2002 and $2.0 billion at the end of the prior year. Huntington's credit risk from interest rate swaps used for trading purposes was $92.1 million and $36.2 million at the same dates.

In connection with its securitization activities, Huntington purchased interest rate caps with a notional value totaling $1 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $1 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income in accordance with accounting principles generally accepted in the United States.

18. Stock-Based Compensation

Huntington sponsors nonqualified and incentive stock option plans. These plans provide for the granting of stock options to officers and other employees. Huntington's Board of Directors has approved all of the plans. Shareholders have approved each of the plans, except for the broad-based Employee Stock Incentive Plan. Approximately 18.1 million shares have been authorized under the plans, of which 7.7 million were available at December 31, 2002 for future grants. Options that were granted in the most recent five years vest ratably over three years or when other conditions are met while those granted in 1994 through 1997 vested ratably over four years. All grants preceding 1994 became fully exercisable after one year. All options granted have a maximum term of ten years.

The fair value of the options granted was estimated at the date of grant using a Black-Scholes option-pricing model. Huntington's stock option activity and related information for each of the recent three years ended December 31 is summarized below:

                                                        2002               2001               2000
-----------------------------------------------------------------------------------------------------------
                                                            Weighted-          Weighted-          Weighted-
                                                              Average            Average            Average
                                                             Exercise           Exercise           Exercise
(in thousands, except per share amounts)           Options      Price Options      Price Options      Price
-----------------------------------------------------------------------------------------------------------
    Outstanding at beginning of year                14,649     $18.70   9,482     $19.26   7,719     $20.07
    Granted                                          5,511      18.78   6,820      17.46   2,526      16.10
    Exercised                                         (887)     12.79    (606)      9.30    (298)      8.15
    Forfeited/expired                               (1,249)     19.89  (1,047)     21.13    (465)     22.69
-----------------------------------------------------------------------------------------------------------
    Outstanding at end of year                      18,024     $18.97  14,649     $18.70   9,482     $19.26
===========================================================================================================
    Exercisable at end of year                       8,352     $19.62   7,346     $19.34   5,399     $18.18
===========================================================================================================
    Weighted-Average Fair Value of
     Options Granted During the Year                           $ 5.18             $ 4.55             $ 5.58
===========================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


Additional information regarding options outstanding as of December 31, 2002, is as follows:

(in thousands, except per share amounts)      Options Outstanding      Exercisable Options
------------------------------------------------------------------------------------------
                                                   Weighted-
                                                     Average Weighted-          Weighted-
                                                   Remaining   Average            Average
                                                 Contractual  Exercise           Exercise
Range of Exercise Prices                 Shares Life (Years)     Price Shares       Price
------------------------------------------------------------------------------------------
$6.64 to $10.50                             196          0.1    $10.16    196      $10.16
$10.51 to $15.50                          3,629          6.1     14.54  3,049       14.47
$15.51 to $20.50                         11,358          8.7     18.60  2,266       18.46
$20.51 to $25.50                            435          5.2     23.81    435       23.81
$25.51 to $28.35                          2,406          6.1     27.26  2,406       27.26
------------------------------------------------------------------------------------------
Total                                    18,024          7.7    $18.97  8,352      $19.62
==========================================================================================

The following pro forma disclosures for net income and earnings per diluted common share is presented as if Huntington had applied the fair value method of accounting of Statement No. 123, Accounting for Stock-Based Compensation, in measuring compensation costs for stock options. The fair values of the stock options granted were estimated using the Black-Scholes option-pricing model. This model assumes that the estimated fair value of the options is amortized over the options' vesting periods and the compensation costs would be included in personnel expense on the income statement. The following table also includes the weighted-average assumptions that were used in the option-pricing model for options granted in each of the last three years:

(in millions of dollars, except per share amounts)          2002    2001    2000
--------------------------------------------------------------------------------
Assumptions
  Risk-free interest rate                                  4.12%   5.05%   6.14%
  Expected dividend yield                                  3.34    4.99    4.37
  Expected volatility of Huntington's common stock         33.8    41.0    45.1
Pro Forma Results
  Net income, as reported                                $363.2  $178.5  $328.4
  Less pro forma expense related to options granted        12.7    12.1    10.3
--------------------------------------------------------------------------------
  Pro Forma Net Income                                   $350.5  $166.4  $318.1
================================================================================
  Net Income Per Common Share:
   Basic, as reported                                     $1.50   $0.71   $1.32
   Basic, pro forma                                        1.45    0.66    1.28
   Diluted, as reported                                    1.49    0.71    1.32
   Diluted, pro forma                                      1.44    0.66    1.27

19. Benefit Plans

Huntington sponsors the Huntington Bancshares Retirement Plan (the Plan), a non-contributory defined benefit pension plan covering substantially all employees. The Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code.

At December 31, 2002 and 2001, The Huntington National Bank, as trustee, held all Plan assets. The Plan assets consisted of investments in a variety of Huntington mutual funds and Huntington common stock as follows:

                                                             Fair Value
------------------------------------------------------------------------------
(in thousands of dollars)                                 2002            2001
------------------------------------------------------------------------------
 Huntington mutual funds                              $238,333        $214,357
 Huntington common stock                                12,019          19,637

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


The number of shares of Huntington common stock held by the Plan was 642,364 at December 31, 2002 and 1,142,364 at the end of the prior year. Dividends received by the Plan during 2002 and 2001 were $6.1 million and $7.7 million, respectively. Huntington common stock comprised approximately 4% of the Plan's assets at the end of 2002 and approximately 8% at the end of 2001. The Plan has acquired and held Huntington common stock in compliance at all times with
Section 407 of the Employee Retirement Income Security Act of 1978.

In addition, Huntington has an unfunded defined benefit post-retirement plan that provides certain health care and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan. For any employee retiring on or after January 1, 1993, post-retirement healthcare benefits are based upon the employee's number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee's base salary at the time of retirement, with a maximum of $50,000 of coverage.

The following table reconciles the funded status of the Plan and the post-retirement benefit plan at the September 30 measurement dates with the amounts recognized in the consolidated balance sheets at December 31:

                                                                Pension Benefits   Post-Retirement Benefits
-----------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                           2002      2001      2002         2001
-----------------------------------------------------------------------------------------------------------
Projected Benefit Obligation at beginning of measurement year  $212,935  $209,954  $ 51,430     $ 46,119
Changes due to:
  Service cost                                                    8,263     8,394     1,126        1,060
  Interest cost                                                  15,458    14,675     3,603        3,435
  Benefits paid                                                 (18,920)  (16,008)   (3,456)      (3,810)
  Curtailment                                                        --    (2,475)   (1,472)          --
  Plan amendments                                                 1,423     1,785        --           --
  Actuarial assumptions                                          34,297    (3,390)    2,321        4,626
-----------------------------------------------------------------------------------------------------------
   Total changes                                                 40,521     2,981     2,122        5,311
-----------------------------------------------------------------------------------------------------------
Projected Benefit Obligation at end of measurement year         253,456   212,935    53,552       51,430
-----------------------------------------------------------------------------------------------------------
Fair Value of Plan Assets at beginning of measurement year      226,959   206,936        --           --
Changes due to:
  Actual return on plan assets                                  (16,396)   (5,969)       --           --
  Employer contributions                                         55,000    42,000        --           --
  Benefits paid                                                 (18,920)  (16,008)       --           --
-----------------------------------------------------------------------------------------------------------
   Total changes                                                 19,684    20,023        --           --
-----------------------------------------------------------------------------------------------------------
Fair Value of Plan Assets at end of measurement year            246,643   226,959        --           --
-----------------------------------------------------------------------------------------------------------
Projected benefit obligation (greater) less than plan assets     (6,813)   14,024   (53,552)     (51,430)
Unrecognized net actuarial loss (gain)                          101,155    26,068     1,924         (399)
Unrecognized prior service cost                                   1,791       183     5,043        6,450
Unrecognized transition (asset) liability, net of amortization     (274)     (540)   11,040       13,868
-----------------------------------------------------------------------------------------------------------
Prepaid (Accrued) Benefit Costs                                $ 95,859  $ 39,735  $(35,545)    $(31,511)
===========================================================================================================
Weighted-average assumptions at September 30
  Discount rate                                                    6.75%     7.50%     6.75%        7.50%
  Expected return on plan assets                                   8.50      9.75       N/A          N/A
  Rate of compensation increase                                    5.00      5.00       N/A          N/A

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


The following table shows the components of pension cost recognized in the most recent three years:

                                                     Pension Benefits            Post-Retirement Benefits
---------------------------------------------------------------------------------------------------------
(in thousands of dollars)                           2002      2001      2000   2002       2001     2000
---------------------------------------------------------------------------------------------------------
Service cost                                   $  8,263  $  8,394  $ 10,241  $1,126    $1,060    $1,544
Interest cost                                    15,458    14,675    15,509   3,603     3,435     3,506
Expected return on plan assets                  (26,417)  (22,821)  (18,947)     --        --        --
Amortization of transition asset                   (265)     (291)     (325)  1,104     1,261     1,261
Amortization of prior service cost                 (185)      (69)     (318)    605       693       693
Curtailment                                       2,022        --        --   2,526        --        --
Recognized net actuarial (gain) loss                 --      (268)      158      --       (31)       --
---------------------------------------------------------------------------------------------------------
Benefit Cost                                   $ (1,124) $   (380) $  6,318  $8,964    $6,418    $7,004
=========================================================================================================

The curtailment reflected above related to the sale of the Florida banking and insurance operations. This expense was recognized in Huntington's results of operations in 2002. Management expects pension benefit cost to approximate $3.5 million and post-retirement benefits cost to approximate $6.3 million for 2003.

The 2003 health care cost trend rate was projected to be 13.35% for pre-65 participants and 13.53% for post-65 participants compared with an estimate of 9.00% for both in 2001. These rates are assumed to decrease gradually until they reach 5.09% for pre-65 participants and 5.17% for post-65 participants in the year 2017 and remain at that level thereafter. The increase in the health care cost trend rate, a decline in the discount rate from 7.50% to 6.75%, and a decrease in the Medicare HMO participation rate from 12% to 0% all increased the benefit cost and benefit liability. This increase was offset by a decrease in the number of plan participants. Huntington updated the immediate health care cost trend rate assumption based on current market data and Huntington's claims experience. This trend rate is expected to decline over time to a trend level consistent with medical inflation and long-term economic assumptions.

The assumed health care cost trend rate has a significant effect on the amounts reported. A one-percentage point increase would increase service and interest costs and the post-retirement benefit obligation by $83,000 and $1.0 million, respectively. A one-percentage point decrease would reduce service and interest costs by $81,000 and the post-retirement benefit obligation by $929,000.

Huntington also sponsors other retirement plans. One of those plans is an unfunded Supplemental Executive Retirement Plan. This plan is a nonqualified plan that provides certain former officers of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2002 and 2001, the accrued pension liability for this plan totaled $14.3 million and $14.2 million, respectively. Pension expense for the plan was $1.3 million in 2002, $2.1 million in 2001, and $2.5 million in 2000. Other plans, including plans assumed in various past acquisitions, are unfunded, nonqualified plans that provide certain active and former officers of Huntington and its subsidiaries nominated by Huntington's compensation committee with deferred compensation, post-employment, and/or defined pension benefits in excess of limits imposed by federal tax law. These plans had a collective accrued liability of $15.2 million and $14.5 million at December 31, 2002 and 2001, respectively. Expense for these plans was $2.1 million in 2002, $1.8 million in 2001, and $1.2 million for 2000. At December 31, 2002, a minimum pension asset of $1.4 million and a reduction in Accumulated Other Comprehensive Income of $0.3 million ($0.2 million after-tax) was recorded collectively for these plans.

Huntington has a defined contribution plan that is available to eligible employees. Matching contributions by Huntington equal 100% on the first 3% and 50% on the next 2% of participant elective deferrals. The cost of providing this plan was $8.4 million in 2002, $8.7 million in 2001, and $7.9 million in 2000. The number of shares of Huntington common stock held by this plan was 8,812,405 at December 31, 2002 and 10,303,595 at the end of the prior year. The market value of these shares was $164.9 million and $177.1 million at the same respective dates. Dividends received by the plan during 2002 were $11.3 million and $8.8 million during 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


20. Commitments and Contingent Liabilities

In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the financial statements. The contract amount of these financial agreements at December 31 were:

(in millions of dollars)                                    2002          2001
------------------------------------------------------------------------------
Contract amount represents credit risk
  Commitments to extend credit
   Commercial                                             $4,435        $4,345
   Consumer                                                3,607         4,283
   Commercial real estate                                    577           715
  Standby letters of credit                                  880           939
  Commercial letters of credit                                71           175

Commitments to Extend Credit
Commitments to extend credit generally have short-term, fixed expiration dates, are variable rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer's credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable rate nature.

Standby letters of credit are conditional commitments issued by Huntington to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. Approximately 53% of standby letters of credit are collateralized, and nearly 95% are expected to expire without being drawn upon. In 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (the Interpretation). The Interpretation will change current practice in the accounting for, and disclosure of, guarantees. For Huntington, these changes apply to its standby letters of credit. The Interpretation requires certain guarantees to be recorded at fair value, which differs from the current practice of recording a liability generally when a loss is probable and reasonably estimable, as those terms are defined in FASB Statement No. 5, Accounting for Contingencies. The Interpretation's initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Huntington estimates that the implementation of this new Interpretation will be immaterial to Huntington's results of operations in 2003.

Commercial letters of credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and have maturities of no longer than ninety days. The merchandise or cargo being traded normally secures these instruments.

Commitments to Sell Loans
Huntington entered into forward contracts, relating to its mortgage banking business. At December 31, 2002 and 2001, Huntington had commitments to sell residential real estate loans of $782.0 million and $677.4 million, respectively. These contracts mature in less than one year. In addition, Huntington had a commitment to sell automobile loans of $38.8 million and $38.2 million at December 31, 2002 and 2001, respectively, under the terms of its securitization agreement.

Litigation
In the ordinary course of business, there are various legal proceedings pending against Huntington and its subsidiaries. In the opinion of management, the aggregate liabilities, if any, arising from such proceedings are not expected to have a material adverse effect on Huntington's consolidated financial position.

Commitments Under Capital and Operating Leases
At December 31, 2002, Huntington and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options, and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses, or proportionately adjusted for increases in the consumer or other price indices.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2002 were $35.1 million in 2003, $33.1 million in 2004, $29.7 million in 2005, $27.6 million in 2006, $26.2 million in 2007, and $218.6 million thereafter. Total minimum lease payments have not been reduced by minimum sublease rentals of $116.7 million due in the future under noncancelable subleases. The rental expense for all operating leases was $38.7 million for 2002 compared with $47.5 million for 2001 and $49.6 million in 2000. Huntington had no material obligations under capital leases.

21. Income Taxes

The following is a summary of the provision for income taxes:

(in thousands of dollars)                         2002       2001       2000
----------------------------------------------------------------------------
Currently payable (receivable)
  Federal                                     $108,235 $(123,264) $(106,354)
  State                                             --        --        467
----------------------------------------------------------------------------
   Total current                               108,235  (123,264)  (105,887)
----------------------------------------------------------------------------
Deferred tax expense
  Federal                                      117,765   118,025    237,336
  State                                             --        --         --
----------------------------------------------------------------------------
   Total deferred                              117,765   118,025    237,336
----------------------------------------------------------------------------
Income Taxes                                  $226,000 $  (5,239) $ 131,449
============================================================================

Tax expense associated with securities transactions included in the above amounts was $1.7 million in 2002, $0.3 million in 2001, and $15.9 million in 2000.

The following is a reconcilement of income tax expense to the amount computed at the statutory rate of 35%:

(in thousands of dollars)                              2002      2001      2000
-------------------------------------------------------------------------------
Income tax expense computed at the statutory rate $206,229  $ 60,649  $160,962
Increases (decreases):
  Tax-exempt income                                (19,629)  (17,477)  (18,619)
  Asset securitization activities                   (8,244)  (21,527)  (10,970)
  Subsidiary capital activities                         --   (32,500)       --
  Nondeductible goodwill                            52,500     5,729     5,223
  Other, net                                        (4,856)     (113)   (5,147)
-------------------------------------------------------------------------------
Income Taxes                                      $226,000  $ (5,239) $131,449
===============================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


Income taxes include a benefit from Bank owned life insurance, included in tax-exempt income in the previous table, of $16.1 million, $13.4 million and $13.8 million for 2002, 2001, and 2000, respectively. The significant components of deferred assets and liabilities at December 31, are as follows:

(in thousands of dollars)                                     2002     2001
---------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan and lease losses                     $133,490 $127,606
  Pension and other employee benefits                           --   13,641
  Alternative minimum tax                                   18,308   28,784
  Other                                                     98,879   75,282
---------------------------------------------------------------------------
Total Deferred Tax Assets                                  250,677  245,313
---------------------------------------------------------------------------
Deferred tax liabilities:
  Lease financing                                          781,334  531,062
  Undistributed income of subsidiary                        28,123  174,528
  Pension and other employee benefits                       17,661       --
  Mortgage servicing rights                                 12,308   12,967
  Unrealized gains on securities available for sale         30,129   15,868
  Other                                                    125,515  118,755
---------------------------------------------------------------------------
Total Deferred Tax Liabilities                             995,070  853,180
---------------------------------------------------------------------------
Net Deferred Tax Liability                                $744,393 $607,867
===========================================================================

At December 31, 2002, Huntington had an alternative minimum tax credit carryforward for income tax purposes of $18.3 million. During 2002, the net deferred tax liability was increased by $14.2 million for the tax effect of unrealized gains on securities available for sale and $4.5 million from the acquisition of LeaseNet.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


22. Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2002 and 2001:

(in thousands of dollars, except per share data)    First    Second    Third    Fourth
---------------------------------------------------------------------------------------
2002
Interest income                                    $393,595 $373,787  $383,310 $380,893
Interest expense                                    150,770  131,928   133,894  131,191
---------------------------------------------------------------------------------------
Net interest income                                 242,825  241,859   249,416  249,702
---------------------------------------------------------------------------------------
Provision for loan and lease losses                  55,781   53,892    60,249   57,418
Gain on sale of Florida operations                  175,344       --        --       --
Merchant Services gain                                   --       --    24,550       --
Securities gains                                        457      966     1,140    2,339
Non-interest income                                 125,627  117,014   113,692  123,682
Non-interest expense                                207,386  192,060   193,723  202,695
Special charges                                      56,184       --        --       --
---------------------------------------------------------------------------------------
Income before income taxes                          224,902  113,887   134,826  115,610
Income taxes                                        127,175   31,647    36,703   30,475
---------------------------------------------------------------------------------------
Net Income                                         $ 97,727 $ 82,240  $ 98,123 $ 85,135
=======================================================================================
Net Income Per Common Share--Basic                    $0.39    $0.33     $0.41    $0.36
Net Income Per Common Share--Diluted                   0.39     0.33      0.41     0.36

2001
Interest income                                    $517,975 $498,959  $478,834 $443,751
Interest expense                                    274,851  250,926   229,047  188,513
---------------------------------------------------------------------------------------
Net interest income                                 243,124  248,033   249,787  255,238
---------------------------------------------------------------------------------------
Provision for loan and lease losses                  33,464  117,495    49,559  108,275
Securities gains (losses)                             2,078   (2,503)    1,059       89
Non-interest income                                 115,646  130,706   129,397  133,008
Non-interest expense                                234,090  233,296   228,890  227,354
Special charges                                          --   33,997    50,817   15,143
---------------------------------------------------------------------------------------
Income (loss) before income taxes                    93,294   (8,552)   50,977   37,563
Income taxes                                         25,428  (10,929)    8,348  (28,086)
---------------------------------------------------------------------------------------
Net income                                         $ 67,866 $  2,377  $ 42,629 $ 65,649
=======================================================================================
Net Income Per Common Share--Basic                    $0.27    $0.01     $0.17    $0.26
Net Income Per Common Share--Diluted                   0.27     0.01      0.17     0.26

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


23. Regulatory Matters

Huntington and its bank subsidiary, The Huntington National Bank, are subject to various regulatory capital requirements administered by federal and state banking agencies. These requirements involve qualitative judgments and quantitative measures of assets, liabilities, capital amounts, and certain off-balance sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a material adverse effect on Huntington's and The Huntington National Bank's financial statements. Applicable capital adequacy guidelines require minimum ratios of 4.00% for Tier 1 Risk-based Capital, 8.00% for Total Risk-based Capital, and 4.00% for Tier 1 Leverage Capital. To be considered well capitalized under the regulatory framework for prompt corrective action, the ratios must be at least 6.00%, 10.00%, and 5.00%, respectively.

As of December 31, 2002 and 2001, Huntington and The Huntington National Bank have met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions. The period-end capital amounts and capital ratios of Huntington and its bank subsidiary are as follows:

                                       Tier 1         Total Capital    Tier 1 Leverage
--------------------------------------------------------------------------------------
(in millions of dollars)              2002    2001      2002    2001      2002    2001
--------------------------------------------------------------------------------------
Huntington Bancshares Incorporated
Amount                             $2,368  $2,021    $3,159  $2,870    $2,368  $2,021
Ratio                                8.69%   7.24%    11.60%  10.29%     8.89%   7.41%
The Huntington National Bank
Amount                             $1,737  $1,776    $2,779  $2,882    $1,737  $1,776
Ratio                                6.40%   6.34%    10.24%  10.29%     6.62%   6.58%
--------------------------------------------------------------------------------------

Tier 1 Risk-Based Capital consists of total equity plus qualifying capital securities and minority interest, less unrealized gains and losses accumulated in other comprehensive income, and non-qualifying intangible and servicing assets. Total Risk-Based Capital is Tier 1 Risk-Based Capital plus qualifying subordinated notes and allowable allowance for loan losses (limited to 1.25% of total risk-weighted assets). Tier 1 Leverage Capital is equal to Tier 1 Capital. Both Tier 1 Capital and Total Capital ratios are derived by dividing the respective capital amounts by net risk-weighted assets, which are calculated as prescribed by regulatory agencies. Tier 1 Leverage Capital ratio is calculated by dividing the Tier 1 capital amount by average adjusted total assets for the fourth quarter of 2002 and 2001, less non-qualifying intangibles and other adjustments.

Huntington and its subsidiaries are also subject to various regulatory requirements that impose restrictions on cash, debt, and dividends. The Huntington National Bank is required to maintain non-interest bearing cash balances with the Federal Reserve Bank. During 2002 and 2001, the average balance of these deposits were $430.5 million and $363.6 million, respectively.

Under current Federal Reserve regulations, The Huntington National Bank is limited as to the amount and type of loans it may make to the parent company and non-bank subsidiaries. At December 31, 2002, The Huntington National Bank could lend $277.9 million to a single affiliate, subject to the qualifying collateral requirements defined in the regulations.

Dividends from The Huntington National Bank are one of the major sources of funds for Huntington. These funds aid the parent company in the payment of dividends to shareholders, expenses, and other obligations. Payment of dividends to the parent company is subject to various legal and regulatory limitations. Regulatory approval is required prior to the declaration of any dividends in excess of available retained earnings. The amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for the current year and retained net income for the preceding two years, less any required transfers to surplus or common stock. The Huntington National Bank could declare, without regulatory approval, dividends in 2003 of approximately $161.5 million plus an additional amount equal to its net income through the date of declaration in 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


24. Parent Company Financial Statements

The parent company condensed financial statements, which include transactions with subsidiaries, are as follows. Huntington's statement of changes in shareholders' equity can be found on page 75.

Balance Sheets                                                                                   December 31,
------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                                          2002       2001
------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                                   $  546,897  $  155,618
Securities available for sale                                                                   40,041      50,850
Due from The Huntington National Bank                                                          250,759     250,759
Due from non-bank subsidiaries                                                                 117,987      83,084
Investment in The Huntington National Bank                                                   1,551,196   2,034,622
Investment in non-bank subsidiaries                                                            453,674     462,805
Goodwill, net of accumulated amortization                                                        9,877       9,877
Accrued interest receivable and other assets                                                   136,804      98,435
------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                $3,107,235  $3,146,050
==================================================================================================================
LIABILITIES
Short- and medium-term borrowings                                                           $  145,556  $   49,576
Long-term borrowed funds from subsidiary trusts                                                309,279     309,279
Long-term borrowed funds from unaffiliated companies                                                --     149,888
Dividends payable, accrued expenses, and other liabilities                                     348,569     220,867
------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                              803,404     729,610
------------------------------------------------------------------------------------------------------------------
Shareholders' Equity                                                                         2,303,831   2,416,440
------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                                  $3,107,235  $3,146,050
==================================================================================================================

Statements of Income                                                                  Year Ended December 31,
------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                              2002        2001       2000
------------------------------------------------------------------------------------------------------------------
Income
  Dividends from
   The Huntington National Bank                                                   $221,000    $159,404    $222,330
   Non-bank subsidiaries                                                             8,142      14,498       3,000
  Interest from
   The Huntington National Bank                                                     29,611      20,343      20,749
   Non-bank subsidiaries                                                             5,854       4,454       2,741
  Securities gains (losses) and other                                                  877      (4,852)     66,134
------------------------------------------------------------------------------------------------------------------
Total Income                                                                       265,484     193,847     314,954
------------------------------------------------------------------------------------------------------------------
Expense
  Interest on debt                                                                  20,213      29,673      36,687
  Other                                                                             17,811      21,160       6,756
------------------------------------------------------------------------------------------------------------------
Total Expense                                                                       38,024      50,833      43,443
------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes and Equity in Undistributed Net Income of Subsidiaries  227,460     143,014     271,511
Income taxes                                                                        (4,481)    (10,738)     12,592
------------------------------------------------------------------------------------------------------------------
Income Before Equity in Undistributed Net Income of Subsidiaries                   231,941     153,752     258,919
------------------------------------------------------------------------------------------------------------------
Equity in undistributed net income (loss) of
  The Huntington National Bank                                                     136,004      25,167      66,387
  Non-bank subsidiaries                                                             (4,720)       (398)      3,140
------------------------------------------------------------------------------------------------------------------
Net Income                                                                        $363,225    $178,521    $328,446
==================================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------

Statements of Cash Flows                                                                 Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                                                                  2002       2001       2000
---------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net Income                                                                         $ 363,225  $ 178,521  $ 328,446
  Adjustments to reconcile net income to net cash provided by operating activities:
   Equity in undistributed net income of subsidiaries                                 (131,284)   (24,769)   (69,527)
   Depreciation and amortization                                                         1,254      2,674      2,987
   (Gain) loss on sales of securities available for sale                                  (709)     5,251    (62,140)
   Change in other assets and other liabilities                                         53,382    (20,866)    73,227
   Special charges                                                                       6,859      5,604         --
---------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                              292,727    146,415    272,993
---------------------------------------------------------------------------------------------------------------------
Investing Activities
  Decrease (increase) in investments in subsidiaries                                   670,000    110,019     (5,397)
  Repayments from (advances to) subsidiaries                                             7,397    (62,419)    67,154
  Purchase of securities available for sale                                                 --    (15,027)   (47,000)
  Proceeds from sale of securities available for sale                                    8,977     10,889     68,106
  Proceeds from sale of other assets                                                        --         --     11,405
---------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Investing Activities                                              686,374     43,462     94,268
---------------------------------------------------------------------------------------------------------------------
Financing Activities
  (Decrease) increase in short-term borrowings                                          (4,020)   (89,093)    87,342
  Proceeds from issuance of medium-term borrowings                                     100,000     40,000     25,000
  Payment of medium-term borrowings                                                         --    (25,000)        --
  Payment of long-term debt                                                           (150,000)        --         --
  Dividends paid on common stock                                                      (167,002)  (190,792)  (185,103)
  Acquisition of treasury stock                                                       (370,012)        --   (168,395)
  Proceeds from issuance of treasury stock                                               3,212      2,662      1,055
---------------------------------------------------------------------------------------------------------------------
Net Cash Used for Financing Activities                                                (587,822)  (262,223)  (240,101)
---------------------------------------------------------------------------------------------------------------------
Change in Cash and Cash Equivalents                                                    391,279    (72,346)   127,160
Cash and Cash Equivalents at beginning of year                                         155,618    227,964    100,804
---------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at end of year                                             $ 546,897  $ 155,618  $ 227,964
=====================================================================================================================
Supplemental disclosure:
  Interest paid                                                                      $  20,779  $  31,067  $  36,262
  Income taxes paid                                                                         --         --         --
  Common stock issued in purchase acquisitions                                          19,151         --    142,382

25. Segment Reporting

Huntington has three distinct lines of business: Regional Banking, Dealer Sales, and the Private Financial Group (PFG). A fourth segment includes Huntington's Treasury function and other unallocated assets, liabilities, revenue, and expense. Line of business results are determined based upon Huntington's management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around Huntington's organizational and management structure and accordingly, the results below are not necessarily comparable with similar information published by other financial institutions. During 2002, the previously reported segments, Retail Banking and Corporate Banking, were combined and renamed Regional Banking. Since this segment is managed through six geographically defined regions where each region's management has responsibility for both retail and corporate banking business development, combining these two previously separate segments better reflects the management accountability and decision making structure. In addition, changes were made to the methodologies utilized for certain balance sheet and income statement allocations from Huntington's management reporting system. The prior periods have not been restated for these methodology changes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


The chief decision-makers for Huntington rely on "operating earnings" for review of performance and for critical decision making purposes. Operating earnings exclude the Merchant Services restructuring gain, the gain from the sale of the Florida operations, the historical Florida operating results, and restructuring and special charges. See Note 3 to the consolidated financial statements for further discussions regarding Restructuring and Note 4 regarding the sale of Huntington's Florida banking and insurance operations. The financial information that follows also includes these excluded amounts on an after-tax basis to reflect the reconciliation to reported net income.

The following provides a brief description of the four operating segments of
Huntington:

Regional Banking: this segment provides products and services to retail, business banking, and commercial customers. This segment's products include home equity loans, first mortgage loans, direct installment loans, business loans, personal and business deposit products, as well as sales of investment and insurance services. These products and services are offered in six operating regions within the five states of Ohio, Michigan, Indiana, West Virginia, and Kentucky through Huntington's traditional banking network, Direct Bank--Huntington's customer service center, and Web Bank at www.huntington.com. Regional Banking also represents middle-market and large commercial banking relationships which use a variety of banking products and services including, but not limited to, commercial loans, international trade, and cash management.

Dealer Sales: this segment provides products and services pertaining to the automobile lending sector and includes indirect consumer loans and leases, as well as floor plan financing. The consumer loans and leases comprise the vast majority of the business and involve the financing of vehicles purchased or leased by individuals through dealerships.

Private Financial Group: this segment provides products and services designed to meet the needs of Huntington's higher wealth customers. Revenue is derived through the sale of personal trust, asset management, investment advisory, brokerage, insurance, and deposit and loan products and services. Income and related expenses from the sale of brokerage and insurance products is shared with the line of business that generated the sale or provided the customer referral.

Treasury / Other: this segment includes assets, liabilities, equity, revenue, and expense that are not directly assigned or allocated to one of the lines of business. Since a match-funded transfer pricing system is used to allocate interest income and interest expense to other business segments, Treasury / Other results include the net impact of any over or under allocations arising from centralized management of interest rate risk including the net impact of derivatives used to hedge interest rate sensitivity. Furthermore, this segment's results include the net impact of administering Huntington's investment securities portfolio as part of overall liquidity management. Additionally, amortization expense of intangible assets and gains or losses not allocated to other business segments are also a component.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


Listed below is certain operating basis financial information reconciled to Huntington's 2002, 2001, and 2000 reported results by line of business:

Income Statements                                    Regional    Dealer                Treasury/    Huntington
(in thousands of dollars)                             Banking    Sales         PFG         Other  Consolidated
---------------------------------------------------------------------------------------------------------------
2002
Net interest income                                  $592,977  $227,364      $ 35,403   $118,334     $ 974,078
Provision for loan and lease losses                   141,190    77,487         3,477         --       222,154
Non-Interest income                                   279,780    19,927       108,817     63,050       471,574
Non-Interest expense                                  559,302    75,066       100,961     40,325       775,654
Income taxes                                           60,293    33,158        13,924     11,947       119,322
---------------------------------------------------------------------------------------------------------------
Operating earnings                                    111,972    61,580        25,858    129,112       328,522
Gain on sale of Florida operations                         --        --            --     56,790        56,790
Merchant Services gain                                     --        --            --     15,957        15,957
Restructuring and special charges                          --        --        (3,429)   (33,090)      (36,519)
Florida operations sold                                 1,270       790         1,428     (5,013)       (1,525)
---------------------------------------------------------------------------------------------------------------
Reported Earnings                                    $113,242  $ 62,370      $ 23,857   $163,756     $ 363,225
===============================================================================================================
2001
Net interest income                                  $626,647  $224,977      $ 36,323   $ 25,962     $ 913,909
Provision for loan and lease losses                    96,943    74,603           408         --       171,954
Non-Interest income                                   262,432    21,643        91,986     61,677       437,738
Non-Interest expense                                  523,994    67,126        94,025     75,598       760,743
Income taxes                                           93,850    36,711        11,857    (31,003)      111,415
---------------------------------------------------------------------------------------------------------------
Operating earnings                                    174,292    68,180        22,019     43,044       307,535
Restructuring and special charges                     (43,751)  (63,107)       (6,402)    (1,741)     (115,001)
Florida operations sold                                19,761     2,902         5,663    (42,339)      (14,013)
---------------------------------------------------------------------------------------------------------------
Reported Earnings                                    $150,302  $  7,975      $ 21,280   $ (1,036)    $ 178,521
===============================================================================================================
2000
Net interest income                                  $656,856  $192,140      $ 30,502   $(29,712)    $ 849,786
Provision for loan and lease losses                    36,180    46,113         1,279         --        83,572
Non-Interest income                                   276,350    31,266        57,442     81,759       446,817
Non-Interest expense                                  570,788    55,751        53,866     26,132       706,537
Income taxes                                          112,549    42,420        11,343    (18,357)      147,955
---------------------------------------------------------------------------------------------------------------
Operating earnings                                    213,689    79,122        21,456     44,272       358,539
Restructuring and special charges                          --   (32,500)           --         --       (32,500)
Florida operations sold                                61,630     3,067         1,449    (63,739)        2,407
---------------------------------------------------------------------------------------------------------------
Reported Earnings                                    $275,319  $ 49,689      $ 22,905   $(19,467)    $ 328,446
===============================================================================================================

                                                      Average Assets                     Average Deposits
Balance Sheets                               ------------------------------------------------------------------
(in millions of dollars)                           2002     2001      2000          2002       2001       2000
                                             ------------------------------------------------------------------
Regional Banking                                $13,338  $12,707   $11,835       $14,940    $13,850    $13,797
Dealer Sales                                      6,716    6,503     6,590            46         34         76
PFG                                               1,022      782       586           807        661        600
Treasury / Other                                  4,523    4,932     6,557           808        269        901
-----------------------------------         -------------------------------------------------------------------
Subtotal                                         25,599   24,924    25,568        16,601     14,814     15,374
Florida                                             437    3,213     3,153           583      4,547      4,316
-----------------------------------         -------------------------------------------------------------------
Total                                        $   26,036  $28,137   $28,721       $17,184    $19,361    $19,690
===================================         ===================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


26. Fair Value of Financial Instruments

The carrying amounts and estimated fair values of Huntington's financial instruments, including the fair values of derivatives used to hedge related fair values or cash flows, at December 31 are presented in the following table:

                                                          2002                        2001
------------------------------------------------------------------------------------------------------
                                                    Carrying                    Carrying
(in thousands of dollars)                             Amount    Fair Value        Amount    Fair Value
------------------------------------------------------------------------------------------------------
Financial Assets:
  Cash and short-term assets                   $  1,056,063  $  1,056,063  $  1,242,846  $  1,242,846
  Trading account securities                            241           241        13,392        13,392
  Mortgages held for sale                           528,379       528,379       629,386       629,386
  Securities                                      3,410,915     3,411,201     2,861,901     2,862,348
  Loans and leases                               20,587,530    21,274,316    21,191,301    21,635,280
  Customers' acceptance liability                    16,745        16,745        13,670        13,670
Financial Liabilities:
  Deposits                                      (17,499,326)  (17,653,972)  (20,187,304)  (20,317,155)
  Short-term borrowings                          (2,541,016)   (2,541,016)   (1,955,926)   (1,955,926)
  Bank acceptances outstanding                      (16,745)      (16,745)      (13,670)      (13,670)
  Medium-term notes                              (2,045,123)   (2,051,704)   (1,795,002)   (1,802,381)
  Subordinated notes and other long-term debt    (1,801,678)   (1,872,101)     (944,330)   (1,002,830)
  Capital securities                               (300,000)     (310,392)     (300,000)     (299,048)

The terms and short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include trading account securities, customers' acceptance liabilities, short-term borrowings, bank acceptances outstanding, and cash and short-term assets, which include cash and due from banks, interest-bearing deposits in banks, and federal funds sold and securities purchased under resale agreements. Loan commitments and letters of credit generally have short-term, variable rate features and contain clauses that limit Huntington's exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value.

Certain assets, the most significant being Bank owned life insurance and premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage and non-mortgage servicing rights, deposit base, and other customer relationship intangibles are not considered financial instruments and are not discussed below. Accordingly, this fair value information is not intended to, and does not, represent Huntington's underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.

The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

Mortgages held for sale--valued using outstanding commitments from investors.

Securities available for sale and investment securities--based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Retained interests in securitized assets are valued using a discounted cash flow analysis. The carrying amount and fair value of securities exclude the fair value of asset/liability management interest rate contracts designated as hedges of securities available for sale.

Loans and leases--variable rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of probable losses in the loan portfolio. Although not considered financial instruments, lease financing receivables have been included in the loan totals at their carrying amounts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   HUNTINGTON BANCSHARES INCORPORATED
--------------------------------------------------------------------------------


Deposits--demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

Debt--fixed rate long-term debt, as well as medium-term notes and Capital Securities, are based upon quoted market prices or, in the absence of quoted market prices, discounted cash flows using rates for similar debt with the same maturities. The carrying amount of variable rate obligations approximates fair value.