Form 10-K, Exhibit 13
period 2003-12-31
HUNTINGTON BANCSHARES INC/MD
filed 2004-03-05
CIK 49196

Exhibit 13

SELECTED FINANCIAL DATA

Table 1—Selected Financial Data

	Year Ended December 31,
(in thousands of dollars, except per share amounts)	2003	2002	2001		2000	1999
Total interest income	$1,305,756	$1,293,195	$1,654,789		$1,833,388	$1,795,214
Total interest expense	456,770	543,621	939,501		1,163,278	982,370

Net interest income	848,986	749,574	715,288		670,110	812,844
Provision for loan and lease losses	163,993	194,426	257,326		61,464	70,335

Net interest income after provision for loan and lease losses	684,993	555,148	457,962		608,646	742,509

Securities gains	5,258	4,902	723		37,101	12,972
Gain on sale of Florida operations	—	182,470	—		—	—
Merchant Services gain	—	24,550	—		—	—
Gains on sale of credit card portfolios	—	—	—		—	108,530
Non-interest income	1,063,895	1,129,782	1,199,219		1,086,101	933,356
Non-interest expense	1,236,825	1,325,174	1,482,470		1,283,131	1,147,988
Restructuring (releases) charges	(6,666)	48,973	79,957		—	46,791

Income before income taxes	523,987	522,705	95,477		448,717	602,588
Income taxes	138,294	198,974	(39,319	)(2)	126,299	188,433

Income before cumulative effect of change in accounting principle	385,693	323,731	134,796		322,418	414,155
Cumulative effect of change in accounting principle, net of tax (1)	(13,330)	—	—		—	—

Net Income	$372,363	$323,731	$134,796		$322,418	$414,155

Per Common Share (3)
Income before cumulative effect of change in accounting principle—basic	$1.68	$1.34	$0.54		$1.30	$1.63
Net Income per common share—basic	1.62	1.34	0.54		1.30	1.63
Income before cumulative effect of change in accounting principle—diluted	1.67	1.33	0.54		1.29	1.62
Net Income per common share—diluted	1.61	1.33	0.54		1.29	1.62
Cash dividends declared	0.67	0.64	0.72		0.76	0.68
Book value at year-end	9.93	9.40	9.32		9.31	8.57

Balance Sheet Highlights

Total assets (period end)	$30,483,804	$27,527,932	$28,458,769		$28,534,567	$29,397,036
Total long-term debt (period end) (4)	5,534,979	3,233,801	2,722,332		3,363,126	4,001,827
Average long-term debt (4)	4,559,140	3,334,393	3,410,475		4,004,502	4,119,252
Average shareholders’ equity	2,196,348	2,238,761	2,330,968		2,191,788	2,091,720
Average total assets	28,942,770	26,033,243	28,091,603		28,550,540	28,634,986

Key Ratios and Statistics

Margin Analysis—As a % of Average Earning Assets (5)
Interest income	5.35%	6.23%	7.58%		8.13%	7.75%
Interest expense	1.86	2.61	4.29		5.13	4.22

Net Interest Margin	3.49%	3.62%	3.29%		3.00%	3.53%

Return on average assets (6)	1.33%	1.24%	0.48%		1.13%	1.45%
Return on average shareholders’ equity (6)	17.6	14.5	5.8		14.7	19.8
Efficiency ratio	63.9	65.6	79.2		70.5	62.1
Dividend payout ratio (7)	40.1	48.1	133.3		58.9	42.0
Average shareholders’ equity to average assets	7.59	8.60	8.30		7.68	7.30
Effective tax rate	26.4	38.1	(41.2	)(2)	28.1	31.3
Tangible equity to assets (period end)	6.80	7.22	5.86		5.69	5.18
Tier I risk-based capital ratio (period end)	8.53	8.34	7.02		7.13	7.46
Total risk-based capital ratio (period end)	11.95	11.25	10.07		10.29	10.57
Tier I leverage ratio	7.98	8.51	7.16		6.85	6.64

Other Data

Full-time equivalent employees	7,983	8,177	9,743		9,693	9,516
Domestic banking offices	338	343	481		508	515

(1)	Due to the adoption of FASB Interpretation No. 46 for variable interest entities.
(2)	Reflects a $32.5 million reduction related to the issuance of $400 million of REIT subsidiary preferred stock, of which $50 million was sold to the public.
(3)	Adjusted for stock splits and stock dividends, as applicable.
(4)	Excludes capital securities and Federal Home Loan Bank advances.
(5)	Presented on a fully taxable equivalent basis assuming a 35% tax rate.
(6)	Based on income before cumulative effect of change in accounting principle, net of tax.
(7)	Based on diluted earnings per share before cumulative effect of change in accounting principle.

34	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

Management’s Discussion and Analysis of Financial Condition and Results of Operations

INTRODUCTION

Huntington Bancshares Incorporated (Huntington or the company) is a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through its subsidiaries, Huntington is engaged in providing full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, and discount brokerage services, as well as underwriting credit life and disability insurance, and selling other insurance and financial products and services. Huntington’s banking offices are located in Ohio, Michigan, West Virginia, Indiana, and Kentucky. Selected financial services are also conducted in other states including Arizona, Florida, Georgia, Maryland, New Jersey, Pennsylvania, and Tennessee. Huntington has a foreign office in the Cayman Islands and a foreign office in Hong Kong. The Huntington National Bank (the Bank), organized in 1866, is Huntington’s only bank subsidiary.

The following discussion and analysis provides investors and others with information that Management believes to be necessary for an understanding of Huntington’s financial condition, changes in financial condition, results of operations, and cash flows, and should be read in conjunction with the financial statements, notes, and other information contained in this report.

FORWARD-LOOKING STATEMENTS

This report, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements about Huntington. These include descriptions of products or services, plans or objectives of Management for future operations, including pending acquisitions, and forecasts of revenues, earnings, cash flows, or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.

By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. A number of factors could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2003, and other factors described in this report and from time to time in other filings with the Securities and Exchange Commission.

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

RISK FACTORS

Huntington, like other financial companies, is subject to a number of risks, many of which are outside of Management’s control, though Management strives to manage those risks while optimizing returns. Among the risks assumed are: (1) credit risk, which is the risk that loan and lease customers or other counter parties will be unable to perform their contractual obligations, (2) market risk, which is the risk that changes in market rates and prices will adversely affect Huntington’s financial condition or results of operation, (3) liquidity risk, which is the risk that Huntington and / or the Bank will have insufficient cash or access to cash to meet operating needs, and (4) operational risk, which is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. The description of Huntington’s business contained in Item 1 of its Annual Report on Form 10-K for the year ended December 31, 2003, while not all inclusive, discusses a number of business risks that, in addition to the other information in this report, readers should carefully consider.

SECURITIES AND EXCHANGE COMMISSION INVESTIGATION

On June 26, 2003, Huntington announced that the Securities and Exchange Commission (SEC) staff is conducting a formal investigation. The SEC investigation began following Huntington’s announcement on April 16, 2003, that it intended to restate its financial statements in order to reclassify its accounting for automobile leases from the direct financing lease method to the operating lease method, and following allegations by a former Huntington employee regarding certain aspects of Huntington’s accounting and

HUNTINGTON BANCSHARES INCORPORATED	35

MANAGEMENT’S DISCUSSION AND ANALYSIS

financial reporting practices, including the recognition of automobile loan and lease origination fees and costs, as well as certain year- end reserves. The investigation is ongoing and Huntington continues to cooperate fully with the SEC. To the best of its knowledge, Management believes that the actions it has taken to date have addressed all known accounting issues.

CRITICAL ACCOUNTING POLICIES AND USE OF SIGNIFICANT ESTIMATES

Huntington’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The preparation of financial statements in conformity with GAAP requires Management to establish critical accounting policies and make accounting estimates, assumptions, and judgments that affect amounts recorded and reported in its financial statements. Note 1 of the Notes to Consolidated Financial Statements included in this report lists significant accounting policies used by Management in the development and presentation of Huntington’s financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of the organization and its financial position, results of operations, and cash flows.

An accounting estimate requires assumptions about uncertain matters that could have a material effect on the financial statements if a different amount within a range of estimates were used or if estimates changed from period to period. Readers of this report should understand that estimates are made under facts and circumstances at a point in time, and changes in those facts and circumstances could produce actual results that differ from when those estimates were made. Management has identified the following as the most significant accounting estimates and their related application. This analysis is included to emphasize that estimates are used in connection with the critical and other accounting policies and to illustrate the potential effect on the financial statements if the actual amount were different from the estimated amount.

•	Allowance for loan and lease losses – At December 31, 2003, the allowance for loan and lease losses (ALLL) was $335.3 million. The ALLL represents Management’s estimate as to the level of a reserve considered appropriate to absorb inherent credit losses in the loan and lease portfolio. Many factors affect the ALLL, some quantitative, some subjective. Management believes the process for determining the ALLL considers the potential factors that could result in credit losses. However, the process includes judgmental elements and may be subject to significant change. To the extent actual outcomes differ from Management estimates, additional provision for credit losses could be required, which could adversely affect earnings or financial performance in future periods. A discussion about the process used to estimate the ALLL is presented in the Credit Risk section of Management’s Discussion and Analysis in this report.
•	Loan servicing rights – At December 31, 2003, there were $71.1 million of mortgage servicing rights and $17.7 million of automobile servicing rights included in other assets. No active market exists for Management to observe market prices for these financial instruments. To estimate fair values, Management estimates future prepayments on the loans serviced for others, future ancillary revenue, future costs to service these assets, and the appropriate discount rate to use. Note 7 of the Notes to Consolidated Financial Statements contains an analysis of the impact to the fair value of mortgage servicing rights to changes in the estimates used by Management. A discussion about the process used to estimate the fair value of mortgage servicing rights is presented in the non-interest income section of Management’s Discussion and Analysis in this report.
•	Lease residual values underlying operating leases – At December 31, 2003, there were $814.1 million of residual values related to operating lease assets reflected as a component of operating lease assets on the balance sheet. In March 2001, Huntington purchased two residual value insurance policies to mitigate the risk of declines in residual values. The first policy provides first dollar loss coverage on the portfolio of existing automobile leases at October 1, 2000 and has a cap on insured losses of $120 million. The second policy insures losses on new lease originations from October 2000 through April 2002 and has a cap of $50 million. On a quarterly basis, Management reviews the expected future residual value losses for leased automobiles covered by these two insurance policies taking into consideration the insurance policy caps on insured losses. As a result of that review, Management determines how much impairment, if any, needs to be recognized on these operating leases and whether the residual value should be adjusted prospectively. At December 31, 2003, Management believed the residual values of its leases properly reflected expected residual value losses. However, due to the existence of caps on insured losses within these two insurance policies, future increases in residual value losses in excess of these caps could negatively impact Huntington’s results from operations. Specifically, any residual losses exceeding the cap amounts would result in higher operating lease depreciation expense being recognized over the remaining life of the related leases. Further discussion about the process used to estimate the risk of residual value losses on operating leases is presented in the Market Risk section of Management’s Discussion and Analysis in this report. Notes 1 and 9 to the Notes of the Consolidated Financial Statements included in this report explain the accounting for operating lease assets in more detail.

36	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

DISCUSSION OF RESULTS

Summary

Huntington reported net income in 2003 of $372.4 million, or $1.61 per common share (diluted), up 15% and 21%, respectively, from 2002. Earnings in 2002 were $323.7 million, or $1.33 per common share (diluted), up from $134.8 million, or $0.54 per common share (diluted), in 2001. The returns on average common equity (ROE) for 2003, 2002, and 2001 were 17.6%, 14.5%, and 5.8%, respectively, with returns on average assets of 1.33%, 1.24%, and 0.48%, respectively (see Table 1).

The period 2001 to 2003 was one of significant transformation for the company. During 2001, the equity markets continued to weaken, economic activity started to slow appreciably after a decade-long expansion, and interest rates fell to historical lows. In addition, consumer confidence was shaken with the 9/11 terrorist attack. There was significant deterioration in both consumer and commercial credit quality trends due to these factors. These external factors influenced Huntington’s 2001 performance and its comprehensive strategic refocusing plan to improve competitiveness and long-term financial performance, which was announced in July 2001.

Actions taken to further the strategic plan included the hiring of new executive leadership as part of the first phase of building a new management team. The company’s basic business model was changed to one of local decision-making with a strategic refocusing on Midwest markets. As such, a decision was made to sell the Florida banking operations (see additional discussion below), consolidate banking offices outside of Florida, and use the capital generated to repurchase common stock, as well as reinvest in the business. Management refocused technology spending on investments to improve customer service, rather than making equity investments in technology companies, mostly e-commerce ventures, which had been the strategy in previous years. The quarterly common stock dividend was reduced 20%, and $80.0 million pre-tax in restructuring charges were taken to effect the changes.

The key element of the 2001 strategic refocusing plan was the decision to sell the Florida banking operations. There were several factors influencing this decision. First, the Florida banking offices and markets had no geographic or strategic connection to the company’s primary business of retail and commercial banking centered in Midwest markets. Second, while the Florida market for bank deposits was growing more rapidly than Midwest markets, the net interest margin in Florida was lower than that of the rest of the company, given the higher cost of deposits in that market. Third, to capitalize on the growth opportunities of the Florida market, a commercial banking capability needed to be developed on what was primarily a retail banking franchise. Management believed building this capability would have added significantly to operating expenses and further lowered the already low return on invested capital for several years in the future.

Earnings per common share (diluted) in 2001 were $0.54, down from $1.29 per common share (diluted) in 2000. Earnings in 2001 were significantly impacted by the actions described above, as well as a restructuring charge related to actions contemplated by the 2001 strategic refocusing plan. In addition, as a result of deteriorating consumer and commercial credit quality trends during the year, credit underwriting practices and policies were strengthened at the point of origination, and an aggressive credit quality review was initiated by Management. Earnings also were negatively impacted by higher loan loss provision expense, which had the effect of increasing the allowance for loan and lease losses (ALLL) as a percent of total loans and leases to 2.00% at the end of 2001 from 1.50% at the end of 2000.

Earnings per common share (diluted) in 2002 were $1.33, up from $0.54 in 2001. Earnings in 2002 were impacted by the completion of the sale of the Florida banking operations and restructuring of the company’s Merchant Services business, both of which resulted in significant gains. Capital from these gains, as well as the capital freed up by the sale of the Florida-related assets and liabilities, was used to repurchase 9% of common shares outstanding, and to reinvest in a number of activities including improvements in customer service technology, and the purchases of a small money management firm and a niche equipment leasing company. The Florida insurance operation was also sold, though this had no significant earnings impact. However, earnings were negatively impacted by additional restructuring charges as the 2001 strategic initiatives continued to be implemented. Deposits and loans increased, following prior-year performance of low growth. The level of non-performing assets (NPAs) was reduced significantly by year end. It was also a period in which interest rates declined significantly during the second half of the year, resulting in downward pressure on the net interest margin as interest rates on earning assets, both loans and investment securities, declined more rapidly than deposit rates. The yield on mortgage-backed securities declined sharply as the lower level of interest rates resulted in high prepayments on the underlying mortgages, with the resultant cash flow reinvested in lower-yielding earning assets.

HUNTINGTON BANCSHARES INCORPORATED	37

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 2—Selected Annual Income Statements

	Year Ended December 31,
	2003			2002			2001		2000	1999
		Change from 2002			Change from 2001
(in thousands of dollars, except per share amounts)		Amount	Percent		Amount	Percent
Total interest income	$1,305,756	$12,561	1.0%	$1,293,195	$(361,594)	(21.9)%	$1,654,789		$1,833,388	$1,795,214
Total interest expense	456,770	(86,851)	(16.0)	543,621	(395,880)	(42.1)	939,501		1,163,278	982,370

Net Interest Income	848,986	99,412	13.3	749,574	34,286	4.8	715,288		670,110	812,844
Provision for loan and lease losses	163,993	(30,433)	(15.7)	194,426	(62,900)	(24.4)	257,326		61,464	70,335

Net Interest Income After
Provision for Loan and Lease Losses	684,993	129,845	23.4	555,148	97,186	21.2	457,962		608,646	742,509

Operating lease income	489,698	(167,376)	(25.5)	657,074	(34,659)	(5.0)	691,733		623,835	489,971
Service charges on deposit accounts	167,840	14,276	9.3	153,564	(11,448)	(6.9)	165,012		161,426	156,783
Trust services	61,649	(402)	(0.6)	62,051	1,753	2.9	60,298		53,613	52,030
Brokerage and insurance	57,844	(8,999)	(13.5)	66,843	(12,191)	(15.4)	79,034		61,871	52,076
Mortgage banking	58,180	26,147	81.6	32,033	(22,485)	(41.2)	54,518		32,772	52,960
Bank owned life insurance	43,028	(95)	(0.2)	43,123	2,000	4.9	41,123		39,544	37,560
Other service charges and fees	41,446	(1,442)	(3.4)	42,888	(5,329)	(11.1)	48,217		43,883	37,301
Gain on sales of automobile loans	40,039	40,039	NM	—	—	NM	—		—	—
Gain on sale of branch offices	13,112	13,112	NM	—	—	NM	—		—	—
Securities gains	5,258	356	7.3	4,902	4,179	NM	723		37,101	12,972
Gain on sale of Florida operations	—	(182,470)	NM	182,470	182,470	NM	—		—	—
Merchant Services gain	—	(24,550)	NM	24,550	24,550	NM	—		—	—
Gains on sale of credit card portfolio	—	—	NM	—	—	NM	—		—	108,530
Other	91,059	18,853	26.1	72,206	12,922	21.8	59,284		69,157	54,675

Total Non-Interest Income	1,069,153	(272,551)	(20.3)	1,341,704	141,762	11.8	1,199,942		1,123,202	1,054,858

Personnel costs	447,263	29,226	7.0	418,037	(36,173)	(8.0)	454,210		396,230	396,380
Operating lease expense	393,270	(125,700)	(24.2)	518,970	(39,656)	(7.1)	558,626		494,800	346,027
Outside data processing and other services	66,118	(1,250)	(1.9)	67,368	(2,324)	(3.3)	69,692		62,011	62,886
Equipment	65,921	(2,402)	(3.5)	68,323	(12,237)	(15.2)	80,560		78,069	66,666
Net occupancy	62,481	2,942	4.9	59,539	(16,910)	(22.1)	76,449		75,197	71,939
Professional services	42,448	9,363	28.3	33,085	223	0.7	32,862		22,721	21,169
Marketing	27,490	(421)	(1.5)	27,911	(3,146)	(10.1)	31,057		34,884	32,506
Telecommunications	21,979	(682)	(3.0)	22,661	(5,323)	(19.0)	27,984		26,225	28,519
Loss on early extinguishment of debt	15,250	15,250	NM	—	—	NM	—		—	—
Printing and supplies	13,009	(2,189)	(14.4)	15,198	(3,169)	(17.3)	18,367		19,634	20,227
Amortization of intangible assets	816	(1,203)	(59.6)	2,019	(39,206)	(95.1)	41,225		39,207	37,296
Restructuring (releases) charges	(6,666)	(55,639)	NM	48,973	(30,984)	(38.8)	79,957		—	46,791
Other	80,780	(11,283)	(12.3)	92,063	625	0.7	91,438		34,153	64,373

Total Non-Interest Expense	1,230,159	(143,988)	(10.5)	1,374,147	(188,280)	(12.1)	1,562,427		1,283,131	1,194,779

Income Before Income Taxes	523,987	1,282	0.2	522,705	427,228	NM	95,477		448,717	602,588
Income taxes	138,294	(60,680)	(30.5)	198,974	238,293	NM	(39,319	)(2)	126,299	188,433

Income before cumulative effect of change in accounting principle	385,693	61,962	19.1	323,731	188,935	NM	134,796		322,418	414,155
Cumulative effect of change in accounting principle, net of tax (1)	(13,330)	(13,330)	NM	—	—	NM	—		—	—

Net Income	$372,363	$48,632	15.0%	$323,731	$188,935	140.2%	$134,796		$322,418	$414,155

Per Common Share
Income before cumulative effect of change in accounting principle—basic	$1.68	$0.34	25.4%	$1.34	$0.80	NM %	$0.54		$1.30	$1.63
Net income per common share—basic	1.62	0.28	20.9	1.34	0.80	NM	0.54		1.30	1.63
Income before cumulative effect of change in accounting principle—diluted	1.67	0.34	25.6	1.33	0.79	NM	0.54		1.29	1.62
Net income per common share—diluted	1.61	0.28	21.1	1.33	0.79	NM	0.54		1.29	1.62
Cash dividends declared	0.67	0.03	4.7	0.64	(0.08)	(11.1)	0.72		0.76	0.68

Net Interest Income—Fully Taxable Equivalent (FTE)
Net interest income	$848,986	$99,412	13.3%	$749,574	$34,286	4.8%	$715,288		$670,110	$812,844
Tax equivalent adjustment (3)	9,684	4,479	86.1	5,205	(1,147)	(18.1)	6,352		8,310	9,423

Net Interest Income—FTE	$858,670	$103,891	13.8%	$754,779	$33,139	4.6%	$721,640		$678,420	$822,267

(1)	Due to the adoption of FASB Interpretation No. 46 for variable interest entities.
(2)	Reflects a $32.5 million reduction related to the issuance of $400 million of REIT subsidiary preferred stock, of which $50 million was sold to the public.
(3)	Calculated assuming a 35% tax rate.

NM, not a meaningful value.

38	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

Earnings per common share (diluted) were $1.61 in 2003, up from $1.33 the prior year. Earnings in 2003 saw the continuation of pressure on the net interest margin and mortgage-related earning asset yields, as interest rates continued to decline through mid-year. Some of this pressure was relieved in the second half of the year as interest rates rose. Late in the year, a portion of high cost, long-term debt was repaid. This resulted in a loss, but will lower funding costs in future periods. It was also a year of strong loan and deposit growth. Credit quality trends improved materially, and loan concentrations continued to be lowered, aided by the sales of automobile loans and underperforming commercial and industrial (C&I) and commercial real estate (CRE) loans, including NPAs, among other strategies. NPAs ended the year at the lowest level in many years. In addition, 2003 reflected the release of certain restructuring reserves as the costs of implementing the strategic decisions made in 2001, and carried out through 2002 and 2003, were completed, though their ongoing positive impacts are anticipated to benefit earnings in future periods. The company ended 2003 with a stronger balance sheet, much-improved credit quality and a decline in net charge-offs, a track record of growing loans and deposits, and earnings momentum.

Results of Operations

SIGNIFICANT FACTORS INFLUENCING FINANCIAL PERFORMANCE COMPARISONS

Significant changes in the strategic direction of Huntington initiated in 2001 to improve the overall financial performance of the company and the subsequent execution of those adopted strategies, materially impacted financial performance comparisons among 2001, 2002, and 2003. Understanding the nature and implications of these factors on financial results, which are described below and recapped in Table 3, therefore, is critical in assessing underlying performance trends.

1.	CORPORATE RESTRUCTURING CHARGES. The 2001 strategic refocusing plan included the intent to sell the Florida banking and insurance operations, credit-related and other actions to strengthen the balance sheet and financial performance, and the consolidation of numerous non-Florida banking offices. As a result, non-interest expenses in 2001 and 2002 were higher than they otherwise would have been, as they included net restructuring charges of $80.0 million pre-tax and $49.0 million pre-tax, respectively, based on estimated costs associated with implementing these strategic initiatives. In contrast, 2003 non-interest expense reflected recoveries of $6.7 million pre-tax of previously established reserves, which were no longer needed. (See Note 21 of the Notes to Consolidated Financial Statements.)

2.	SALES OF FLORIDA BANKING AND INSURANCE OPERATIONS AND MERCHANT SERVICES RESTRUCTURING. In February 2002, the company completed the sale of its Florida banking operations. This resulted in a $182.5 million pre-tax gain being recorded in non-interest income. The Florida banking operations sale eliminated $2.8 billion of loans and $4.8 billion of deposits from the 2002 balance sheet, thus impacting related comparisons with 2001. The company also completed the sale of its Florida insurance operations in the 2002 second quarter, with no significant earnings impact. Combined, the Florida banking and insurance operations reported a net loss from operations of $1.5 million in 2002 and $14.0 million in 2001. In addition, in 2002, the company restructured its interest in Huntington Merchant Services, L.L.C. (HMS), which resulted in a $24.6 million pre-tax gain being recorded to non-interest income. (See Note 22 of the Notes to Consolidated Financial Statements.)

3.	SALES OF AUTOMOBILE LOANS. In early 2003, Management stated its intention to reduce the credit risk exposure to automobile financing from approximately one-third of total loans and leases to about 20%. While Management remains firmly committed to the automobile financing market, the existing concentration was considered to be too high. In 2003, the company sold $2.1 billion of such loans, and recorded pre-tax gains of $40.0 million. Such sales impact performance comparisons due to the significant one-time gains recorded in non-interest income in the periods in which loans were sold, while lowering the reported growth rates in net interest income and automobile loans as the sold loans were removed from the balance sheet. (See Note 7 of the Notes to Consolidated Financial Statements.)

4.	ADOPTION OF FIN 46. Effective July 1, 2003, the company adopted Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. The adoption of FIN 46 resulted in the consolidation of $1.0 billion of previously securitized automobile loans and a $13.3 million after-tax charge for the cumulative effect of a change in accounting principle. (See Tables 1 and 2, and Note 2 of the Notes to Consolidated Financial Statements.)

5.	SALE OF BANKING OFFICES. In the third quarter of 2003, the company recorded a $13.1 million pre-tax gain from the sale of four West Virginia banking offices, which were geographically remote from the core West Virginia banking franchise. (See Note 22 of the Notes to Consolidated Financial Statements.)

HUNTINGTON BANCSHARES INCORPORATED	39

MANAGEMENT’S DISCUSSION AND ANALYSIS

6.	LONG-TERM DEBT EXTINGUISHMENT. In the fourth quarter of 2003, the company prepaid $250 million of high-cost, repurchase agreements, resulting in a $15.3 million pre-tax loss being recorded in non-interest expense. This debt, which carried an average rate of 4.98% and matured in 2006, was replaced by funding at significantly lower rates. (See Note 16 of the Notes to Consolidated Financial Statements.)

Table 3 reflects the impact on reported (GAAP) net income and earnings per common share of these six items, which affect comparability in 2001-2003. GAAP income adjusted for these six items was the primary measurement Management used to assess underlying performance trends during this period. This adjusted earnings analysis is performed to help assess performance excluding the impact of such items, so that management and investors can better discern underlying performance trends during the period and is not intended to replace reported (GAAP) net income.

Table 3—Reconciliation of GAAP Earnings to Earnings Adjusted for Significant Items

	2003			2002			2001
(in thousands of dollars)	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
Net Income—GAAP	$523,987	$372,363	$1.61	$522,705	$323,731	$1.33	$95,477	$134,796	$0.54
Change from prior year—$		$48,632	$0.28		$188,935	$0.79
Change from prior year—%		15.0%	21.1%		NM	NM

Restructuring charges (releases)	(6,666)	(4,333)	(0.02)	48,973	31,832	0.13	79,957	51,972	0.21
Loss from Florida operations	—	—	—	2,329	1,525	0.01	18,743	14,013	0.05
Gain on sale of Florida operations	—	—	—	(182,470)	(61,422)	(0.25)	—	—	—
Merchant Services gain	—	—	—	(24,550)	(15,957)	(0.07)	—	—	—
Gain on sale of automobile loans	(40,039)	(26,025)	(0.11)	—	—	—	—	—	—
Cum. effect of change in accounting	N/A	13,330	0.06	—	—	—	—	—	—
Gain on sale of branch offices	(13,112)	(8,523)	(0.04)	—	—	—	—	—	—
Long-term debt extinguishment	15,250	9,913	0.04	—	—	—	—	—	—

Net Income—Adjusted	$479,420	$356,725	$1.54	$366,987	$279,709	$1.15	$194,177	$200,781	$0.80
Change from prior year—$		$77,016	$0.39		$78,928	$0.35
Change from prior year—%		27.5%	33.9%		39.3%	43.8%

NM, not a meaningful value.

N/A, not available.

As shown in Table 3, 2003 GAAP net income was up 15% over 2002, with earnings per share up 21%. The higher growth rate in earnings per common share reflected the full-year impact of the 19.2 million shares repurchased in 2002, plus 4.3 million shares repurchased in the 2003 first quarter. This compared favorably with net income and earnings per common share in 2002 and 2001 of $323.7 million, or $1.33 per share, and $134.8 million, or $0.54 per share, respectively. Net income and earnings per share for 2003 adjusted for the impact of the noted significant items, were up 28% and 34%, respectively, from 2002. Likewise, 2002 net income and earnings per share on an adjusted basis were up 39% and 44%, respectively, from 2001.

While not reflected as adjustments in Table 3, the following is a list of other factors impacting comparability of certain performance trends including balance sheet and income statement categories and other financial metrics.

7.	2002 AND 2003 FOURTH QUARTER CREDIT ACTIONS. In early 2002, the company strengthened the credit workout group, whose mission is the early identification and aggressive resolution of problem C&I and CRE loans. In the 2002 fourth quarter, this group identified an economically attractive opportunity to sell $47 million of non-performing assets (NPAs) with $21 million of related charge-offs. Also in that quarter, a $30 million credit exposure to one health care finance company, classified as a NPA during the quarter, was charged-off. In the 2003 fourth quarter, this group identified for sale $99 million lower-quality commercial loans, including $43 million of NPAs, with $27 million of related charge-offs, including $17 million associated with the sold NPAs. These actions significantly lowered the level of NPAs and resulted in higher current period net charge-offs. Because these sold loans had specific loan loss reserves sufficient to absorb the charge-offs associated with them, the loan loss reserve declined accordingly, though the NPA coverage ratio increased to 384% at the end of 2003.

40	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

8.	AUTOMOBILE LEASES ORIGINATED THROUGH APRIL 2002 ACCOUNTED FOR AS OPERATING LEASES. Automobile leases originated before May 2002 are accounted for using the operating method of accounting because they do not qualify as direct financing leases. One of the criteria to qualify for the direct financing method of lease accounting is to have the present value of the future minimum lease payments and the guaranteed residual value be 90% or more of fair value of the asset being leased (90% test). This test can be met through the purchase of residual value insurance from a third party. In March 2001, Huntington purchased two residual value insurance policies to mitigate the risk of declines in residual values. The first policy provides first dollar loss coverage on the portfolio of existing automobile leases at October 1, 2000 and has a cap on insured losses of $120 million. The second policy insures losses on new lease originations from October 2000 through April 2002 and has a cap of $50 million. The existence of caps in both policies, and the relative size of the insured residual values compared with the caps in each policy make these insurance policies insufficient to meet the 90% test and qualify the leases for the direct financing method of accounting.

In May 2002, Huntington purchased a third residual value insurance policy for new automobiles leased after April 2002. Under this policy, the residual value of each lease is insured up to Automotive Lease Guide (ALG) Black Book value and has no cap on insured losses. However, leases with residual gains were netted with leases with residual losses when claims were settled. The netting provision of the third policy precluded Huntington from determining the amount of the guaranteed residual of any leased asset within the portfolio at lease inception. Consequently, these leases also failed to qualify as direct financing leases. Subsequent to an announcement made by the SEC observer to the Financial Accounting Standards Board’s Emerging Issues Task Force, Huntington amended its third residual value insurance policy, retroactive to April 2002, by adding an endorsement that adds a level of insurance sufficient to meet the 90% test, on a lease-by-lease basis, with no netting provisions. Accordingly, residual values covered under this policy qualify for the direct financing method of accounting. This program is subject to renewal in May 2005.

Operating leases are a non-interest earning asset with the related rental income, other revenue, and credit recoveries reflected as operating lease income, a component of non-interest income. Under this accounting method, depreciation expenses, as well as other costs and charge-offs, are reflected as operating lease expense, a component of non-interest expense. Given that no new operating leases have been originated since April 2002, the operating lease assets are rapidly decreasing and will eventually run-off, along with their related operating lease income and expense. Since operating lease income and expense represent a significant percentage of total non-interest income and expense, respectively, in 2001-2003 their downward trend influences total non-interest income and non-interest expense trends.

All automobile leases originated since April 2002 are accounted for as direct financing leases, an interest-earning asset component of total loans and leases. Given the relative newness of this portfolio, coupled with very few maturing or paid-off leases during the first few years following origination, this is a rapidly growing portfolio which results in higher reported automobile lease growth rates than in a more mature portfolio. As the direct financing lease portfolio matures, its growth rate is expected to slow. To better understand overall trends in automobile lease exposure it is helpful to compare trends of the combined total of automobile leases plus operating leases.

9.	ADOPTION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS (STATEMENT) NO. 142, GOODWILL AND OTHER INTANGIBLES. Effective January 1, 2002, the company adopted Statement No. 142 and, accordingly, ceased the amortization of its goodwill and began evaluating this goodwill annually for impairment. In 2001, amortization of goodwill totaled $40.4 million, most of which related to the Florida banking operations’ component of the company’s Regional Banking line of business. No amortization expense for goodwill was recorded in 2003 or 2002. The adoption of this new accounting standard in 2002 affects comparisons of non-interest expense in 2003 and 2002 with non-interest expense in periods prior to 2002.

HUNTINGTON BANCSHARES INCORPORATED	41

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 4—Consolidated Average Balance Sheets and Net Interest Margin Analysis

	Average Balance
	2003			2002			2001	2000	1999
Fully Tax Equivalent Basis (1)		Change from 2002			Change from 2001
(in millions of dollars)		Amount	Percent		Amount	Percent
Assets
Interest bearing deposits in banks	$37	$4	12.1%	$33	$26	NM %	$7	$6	$9
Trading account securities	14	7	NM	7	(18)	(72.0)	25	15	13
Federal funds sold and securities purchased under resale agreements	87	15	20.8	72	(35)	(32.7)	107	87	22
Mortgages held for sale	564	242	75.2	322	(38)	(10.6)	360	109	232
Securities:
Taxable	3,533	674	23.6	2,859	(285)	(9.1)	3,144	4,316	4,885
Tax exempt	334	199	NM	135	(39)	(22.4)	174	273	297

Total securities	3,867	873	29.2	2,994	(324)	(9.8)	3,318	4,589	5,182

Loans and leases:
C&I	5,502	(177)	(3.1)	5,679	(971)	(14.6)	6,650	6,450	6,133
CRE
Construction	1,246	30	2.5	1,216	(5)	(0.4)	1,221	1,184	999
Commercial	2,691	313	13.2	2,378	38	1.6	2,340	2,186	2,234
Consumer
Automobile loans	3,260	516	18.8	2,744	NM	NM	NM	NM	NM
Automobile leases	1,423	971	NM	452	NM	NM	NM	NM	NM

Automobile loans and leases	4,683	1,487	46.5	3,196	357	12.6	2,839	3,123	3,535

Home equity	3,446	361	11.7	3,085	(313)	(9.2)	3,398	2,990	2,345
Residential mortgage	2,076	638	44.4	1,438	390	37.2	1,048	1,379	1,488
Other loans	380	(45)	(10.6)	425	(165)	(28.0)	590	530	1,102

Total consumer	10,585	2,441	30.0	8,144	269	3.4	7,875	8,022	8,470

Total loans and leases	20,024	2,607	15.0	17,417	(669)	(3.7)	18,086	17,842	17,836

Allowance for loan losses	358	(16)	(4.3)	374	67	21.8	307	274	280
Net loans and leases	19,666	2,623	15.4	17,043	(736)	(4.1)	17,779	17,568	17,556

Total earning assets	24,593	3,748	18.0	20,845	(1,058)	(4.8)	21,903	22,648	23,294

Operating lease inventory	1,697	(905)	(34.8)	2,602	(368)	(12.4)	2,970	2,751	2,179
Cash and due from banks	774	17	2.2	757	(155)	(17.0)	912	1,008	1,039
Intangible assets	218	(75)	(25.6)	293	(443)	(60.2)	736	709	682
All other assets	2,020	110	5.8	1,910	19	1.0	1,891	1,729	1,707

Total Assets	$28,944	$2,911	11.2%	$26,033	$(2,072)	(7.4)%	$28,105	$28,571	$28,621

Liabilities and Shareholders’ Equity
Core deposits
Non-interest bearing deposits	$3,080	$178	6.1%	$2,902	$(402)	(12.2)%	$3,304	$3,421	$3,497
Interest bearing demand deposits	6,193	1,032	20.0	5,161	156	3.1	5,005	4,291	4,097
Savings deposits	2,802	(51)	(1.8)	2,853	(625)	(18.0)	3,478	3,563	3,740
Retail certificates of deposit	2,702	(917)	(25.3)	3,619	(1,361)	(27.3)	4,980	4,930	4,791
Other domestic time deposits	660	(70)	(9.6)	730	(173)	(19.2)	903	942	1,032

Total core deposits	15,437	172	1.1	15,265	(2,405)	(13.6)	17,670	17,147	17,157

Domestic time deposits of $100,000 or more	802	(49)	(5.8)	851	(429)	(33.5)	1,280	1,502	1,449
Brokered time deposits and negotiable CDs	1,419	688	94.1	731	603	NM	128	502	238
Foreign time deposits	500	163	48.4	337	54	19.1	283	539	363

Total deposits	18,158	974	5.7	17,184	(2,177)	(11.2)	19,361	19,690	19,207

Short-term borrowings	1,600	(256)	(13.8)	1,856	(243)	(11.6)	2,099	1,966	2,549
Federal Home Loan Bank advances	1,258	979	NM	279	260	NM	19	13	5
Subordinated notes and other long-term debt, including preferred capital securities	4,559	1,224	36.7	3,335	(76)	(2.2)	3,411	4,005	4,120

Total interest bearing liabilities	22,495	2,743	13.9	19,752	(1,834)	(8.5)	21,586	22,253	22,384

All other liabilities	1,173	33	2.9	1,140	256	29.0	884	705	648
Shareholders’ equity	2,196	(43)	(1.9)	2,239	(92)	(3.9)	2,331	2,192	2,092

Total Liabilities and Shareholders’ Equity	$28,944	$2,911	11.2%	$26,033	$(2,072)	(7.4)%	$28,105	$28,571	$28,621

Net Interest Income

Net interest rate spread
Impact of non-interest bearing funds on margin

Net Interest Margin

(1)	Fully taxable equivalent yields are calculated assuming a 35% tax rate.
(2)	Average rates computed using historical cost average balances and do not give effect to changes in fair value of securities available for sale.
(3)	Individual loan and lease components include fees and cash basis interest received on non-accrual loans.
(4)	Loan and lease and deposit average rates include the impact of applicable derivatives.

NM, not a meaningful value.

42	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

Interest Income / Expense					Average Rate(2)(3)(4)

2003	2002	2001	2000	1999	2003	2002	2001	2000	1999

$0.6	$0.8	$0.2	$0.3	$0.4	1.53%	2.38%	3.43%	5.03%	4.04%
0.6	0.3	1.3	1.1	0.8	4.02	4.11	5.13	7.11	5.89
1.6	1.1	4.5	5.5	1.2	1.80	1.56	4.19	6.33	5.58
30.0	20.5	25.0	8.7	16.3	5.32	6.35	6.95	7.96	7.03

159.6	173.0	206.9	269.5	297.0	4.52	6.06	6.58	6.24	6.08
23.5	10.1	13.0	20.8	23.5	7.04	7.42	7.49	7.61	7.90

183.1	183.1	219.9	290.3	320.5	4.73	6.12	6.63	6.33	6.18

274.5	319.4	480.5	557.9	485.8	5.08	5.62	7.22	8.65	7.92

53.8	57.1	86.4	106.0	84.4	4.14	4.70	7.08	8.96	8.45
141.5	147.4	177.3	184.1	182.0	5.23	6.20	7.58	8.42	8.15

242.1	237.9	253.8	271.4	288.7	7.38	8.67	NM	NM	NM
72.8	23.2	1.2	(0.5)	2.5	5.09	5.14	NM	NM	NM

314.9	261.1	255.0	270.9	291.2	6.68	8.17	8.94	8.67	8.24

177.2	183.9	279.7	254.8	197.0	5.06	5.96	8.23	8.52	8.40
108.3	91.4	81.7	107.1	111.8	5.50	6.36	7.79	7.77	7.51
29.5	32.3	49.6	54.9	113.3	7.10	7.59	8.41	10.35	10.30

629.9	568.7	666.0	687.7	713.3	5.93	6.98	8.44	8.57	8.42

1,099.7	1,092.6	1,410.2	1,535.7	1,465.5	5.49	6.27	7.79	8.61	8.22

1,315.6	1,298.4	1,661.1	1,841.6	1,804.7	5.35	6.23	7.58	8.13	7.75

73.0	88.9	133.5	143.1	106.0	1.18	1.71	2.64	3.30	2.56
41.7	50.6	106.7	145.7	125.5	1.49	1.77	3.07	4.09	3.36
100.4	165.6	281.5	282.2	244.6	3.68	4.58	5.65	5.72	5.10
26.0	29.6	48.2	52.0	53.7	3.86	4.05	5.34	5.52	5.20

241.1	334.7	569.9	623.0	529.8	1.94	2.70	3.95	4.52	3.86

18.5	28.8	66.8	90.4	76.6	2.50	3.39	5.22	6.01	5.28
24.1	17.3	6.6	31.9	12.8	1.70	2.36	5.12	6.35	5.40
4.6	4.9	10.8	34.0	18.6	0.92	1.47	3.82	6.31	5.14

288.3	385.7	654.1	779.3	637.8	1.91	2.69	4.06	4.77	4.05

15.7	29.0	95.8	113.1	114.3	0.98	1.56	4.57	5.75	4.48
24.4	5.6	1.2	0.8	0.3	1.94	2.00	6.17	6.32	5.19

128.5	123.3	188.4	270.0	230.0	2.82	3.70	5.52	6.74	5.59

456.9	543.6	939.5	1,163.2	982.4	2.03	2.75	4.34	5.22	4.38

$858.7	$754.8	$721.6	$678.4	$822.3

					3.32%	3.48%	3.24%	2.91%	3.37%
					0.17	0.14	0.05	0.09	0.16

					3.49%	3.62%	3.29%	3.00%	3.53%

HUNTINGTON BANCSHARES INCORPORATED	43

MANAGEMENT’S DISCUSSION AND ANALYSIS

NET INTEREST INCOME

The company’s primary source of revenue is net interest income, which is the difference between interest income on earning assets, primarily loans, direct financing leases, and securities, and interest expense on funding sources, including interest-bearing deposits and borrowings. Net interest income is impacted by earning asset balances and related funding, as well as changes in the levels of interest rates. Changes in net interest income are measured through the net interest spread and the net interest margin. The difference between the yield on earning assets and the rate paid for interest-bearing liabilities is the interest spread. Non-interest bearing sources of funds, such as demand deposits and shareholders’ equity, also support earning assets. The impact of the non-interest bearing sources of funds is captured in the net interest margin, which is calculated as net interest income divided by average earnings assets. Reflecting the no-cost nature of these non-interest cost of funds, the net interest margin is always higher than the net interest spread. Both the net interest spread and net interest margin are presented on a fully taxable equivalent basis, which means that tax-free interest income is adjusted to pre-tax equivalent income.

Table 4 shows the average annual balance sheets and the net interest margin analysis for the recent five years. It details the average annual balances for total assets and liabilities, as well as shareholders’ equity, and their various components, most notably loans and leases, deposits, and borrowings. It also shows the corresponding interest income or interest expense associated with each earning asset and interest-bearing liability category along with the average rate with the difference resulting in the net interest spread. The net interest spread plus the positive impact from the non-interest bearing funds represent the net interest margin.

Table 5 shows changes in fully taxable equivalent interest income, interest expense, and net interest income due to volume and rate variances for major categories of earning assets and interest-bearing liabilities. The change in interest income or expense not solely due to changes in volume or rates has been allocated in proportion to the absolute dollar amount of the change in volume and rate.

Table 5—Change in Net Interest Income Due to Changes in Average Volume and Interest Rates

	2003			2002
	Increase (Decrease) From Previous Year Due To:			Increase (Decrease) From Previous Year Due To:
Fully Taxable Equivalent Basis (1) (in millions of dollars)	Volume	Yield/ Rate	Total	Volume	Yield/ Rate	Total
Loans and direct financing leases	$152.4	$(145.3)	$7.1	$(50.5)	$(267.1)	$(317.6)
Securities	49.8	(49.8)	—	(20.9)	(15.9)	(36.8)
Other Earning Assets	14.0	(3.9)	10.1	(3.9)	(4.4)	(8.3)

Total Earning Assets	216.2	(199.0)	17.2	(75.3)	(287.4)	(362.7)

Deposits	(12.4)	(85.0)	(97.4)	(89.8)	(178.6)	(268.4)
Short-term borrowings	(3.6)	(9.7)	(13.3)	(10.0)	(56.8)	(66.8)
Federal Home Loan Bank advances	19.0	(0.2)	18.8	5.8	(1.4)	4.4
Subordinated notes and other long-term debt, including capital securities	38.7	(33.5)	5.2	(4.1)	(61.0)	(65.1)

Total Interest-Bearing Liabilities	41.7	(128.4)	(86.7)	(98.1)	(297.8)	(395.9)

Net Interest Income	$174.5	$(70.6)	$103.9	$22.8	$10.4	$33.2

(1)	Calculated assuming a 35% tax rate.

2003 versus 2002 Performance

Fully taxable equivalent net interest income was $858.7 million in 2003, up $103.9 million, or 14%, from 2002. This reflected a $3.7 billion, or 18%, increase in average earning assets, partially offset by a 13 basis point, or an effective 4%, decrease in the net interest margin to 3.49% from 3.62%.

Average loans and leases increased $2.6 billion, or 15%, and reflected growth in automobile loans and leases, residential mortgages, home equity loans and lines, and CRE loans, partially offset by a decline in C&I loans (see Table 4 and Balance Sheet discussion).

The 13 basis point decline in the net interest margin reflected the impact of historically low interest rates during the year. Rates on the loan portfolio declined, reflecting lower rates on variable-rate loan products, such as C&I, CRE, and home equity lines of credit, as well as prepayments and repayments of fixed-rate loans, such as auto and residential mortgage loans. The rate on the securities portfolio

44	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

also declined, reflecting the same prepayments and repayments of mortgage-related securities, with resultant reinvestment at lower market rates. Rates on deposits and other interest-bearing liabilities declined as well, but less than the declines on loans and the securities portfolio, reflecting competitive pressures in the deposit markets.

Two other factors contributing to a lower net interest margin were the growth of lower yielding investment securities and the shift to lower yielding but lower-risk loans. The investment portfolio increased 29% during the year, reflecting redeployment of some of the proceeds from automobile loan sales and the securitization and retention of residential mortgages originated in the mortgage banking business. The improved credit quality of automobile loan and lease originations and the growth in the residential mortgage portfolio resulted in a more risk-averse loan portfolio, with lower expected credit losses, though the portfolio will have a lower net interest margin.

Most of the year’s margin decline occurred during the first half of the year, with more modest declines in the third and fourth quarters as interest rates rose slightly in the second half of the year. Specifically, the net interest margin in the 2003 first quarter was 3.63%, 3.47% in the second quarter, 3.46% in the third quarter, and 3.42% in the fourth quarter.

2002 versus 2001 Performance

Fully taxable equivalent net interest income was $754.8 million in 2002, up $33.2 million, or 5%, from 2001. This reflected a 33 basis point, or an effective 10%, increase in the net interest margin to 3.62% from 3.29%, partially offset by a 5% decline in average earning assets.

The 33 basis point increase in the net interest margin was influenced by two factors. The first was the timing and magnitude of declining interest rates in 2001 and 2002. As interest rates declined in the second half of 2001, deposit and wholesale funding costs declined more rapidly than yields on earning assets, most notably loans and leases. As a result, the net interest margin widened in the second half of 2001. However, as rates continued to decline in 2002, especially in the second half, and given the absolute low levels attained, it became increasingly difficult to lower deposit funding costs commensurate with the decline in earning asset yields. As a result, yields on earning assets fell more rapidly than deposit costs, thus narrowing the net interest margin in the second half of 2002, particularly in the fourth quarter.

The second factor was a decision early in 2001 to reduce the level of low-return investment securities. This helped drive the increase in the net interest margin during the first three quarters of 2001. Since the 2001 fourth quarter, consumer loan and lease production shifted to higher credit quality automobile loan and lease production. This change in the loan and lease mix to lower-yield, but higher-credit quality loans and leases mitigated the increase in the net interest margin. Also mitigating the net interest margin increase was the significant growth in lower-yield residential mortgages. While this contributed to a reduced net interest spread on these assets, it improved the total risk adjusted return as lower net charge-offs should be experienced in future periods. Reflecting these factors, the net interest margin in the 2001 first quarter was 3.19% and increased steadily throughout the year, peaking at 3.46% in the fourth quarter. During 2002, the margin peaked at 3.70% in the second quarter and declined to 3.62% in the fourth quarter.

The decline in average earning assets reflected a 4% decline in average loans and leases primarily due to the sale of the Florida banking operations, as well as the planned run-off of lower-margin investment securities and other earning assets (see Table 4 and Balance Sheet discussion).

BALANCE SHEET

LOAN AND LEASE PORTFOLIO MIX

Table 6 shows total loans and leases were $21.1 billion at December 31, 2003, with 45% representing C&I and CRE loans and 55% consumer loans and leases.

The relative decline of C&I and CRE loans over the last three years reflected a combination of factors including the objective to reduce exposure to large individual credits, as well as to focus commercial lending to customers with existing or potential relationships within the company’s primary markets. Reflecting this strategy, shared national credit outstandings declined to $704 million at December 31, 2003, down from $979 million at December 31, 2002, and from $1.1 billion at the end of 2001. The 2003 year-end outstandings were down 52% from the $1.5 billion peak at June 30, 2001. In addition, there was weak demand for C&I loans, reflecting the weakness of the economy.

On the consumer side, lower-rate, higher-quality residential mortgages represented 12% of total loans and leases (excluding operating lease assets) at the end of last year, up from 9% a year earlier. Automobile loans and leases accounted for 23% of total loans and leases (excluding operating lease assets) at December 31, 2003, up from 21% at the end of the prior year. Over the 2001-2003 period, the

HUNTINGTON BANCSHARES INCORPORATED	45

MANAGEMENT’S DISCUSSION AND ANALYSIS

credit quality of new automobile loan and lease production continually increased, thus improving the overall credit quality characteristics of the automobile loan and lease portfolio at the end of 2003 compared with prior periods.

A key corporate objective in 2003 has been to lower the total risk exposure to automobile loans and leases (see Significant Factor item 3). Total automobile credit exposure represents the sum of automobile loans and leases reflected in total loans and leases, plus operating lease assets, plus any securitized loans and leases. As shown in Table 6, the total automobile credit exposure at December 31, 2003, was 28% down from 33% at the end of the prior year.

Table 6—Loan and Lease Portfolio Composition

	December 31,

	2003		2002		2001		2000		1999
(in millions of dollars)
C&I (1)	$5,314	25.2%	$5,608	30.2%	$6,442	34.9%	$6,638	37.7%	$6,343	35.2%
CRE	4,172	19.8	3,723	20.0	3,812	20.6	3,456	19.6	3,307	18.3

Total Commercial	9,486	45.0	9,331	50.2	10,254	55.5	10,094	57.3	9,650	53.5

Consumer
Automobile loans	2,992	14.2	3,042	16.4	2,853	15.4	2,480	14.1	3,489	19.3
Automobile leases	1,902	9.0	874	4.7	110	0.6	147	0.8	164	0.9
Home equity	3,792	18.0	3,198	17.2	3,580	19.4	2,166	12.3	1,710	9.5
Residential mortgage	2,531	12.0	1,746	9.4	1,129	6.1	1,058	6.0	1,521	8.4
Other loans	372	1.8	396	2.1	545	3.0	1,678	9.5	1,509	8.4

Total Consumer	11,589	55.0	9,256	49.8	8,217	44.5	7,529	42.7	8,393	46.5

Total Loans and Leases	$21,075	100.0%	$18,587	100.0%	$18,471	100.0%	$17,623	100.0%	$18,043	100.0%

Total automobile loans and leases	$4,894		$3,916		$2,963		$2,627		$3,653
Operating lease assets	1,260		2,201		3,006		2,946		2,574
Securitized loans	37		1,119		1,225		1,371		—

Total Automobile Exposure (2)	$6,191	27.7%	$7,236	33.0%	$7,194	31.7%	$6,944	31.6%	$6,227	30.2%
Total Credit Exposure	$22,372	100.0%	$21,907	100.0%	$22,702	100.0%	$21,940	100.0%	$20,617	100.0%

(1)	There were no commercial loans outstanding that would be considered a concentration of lending to a particular industry or group of industries.
(2)	Total loans and leases, operating lease assets, and securitized loans.

AVERAGE BALANCE SHEET DISCUSSION—LOANS, LEASES, AND OTHER EARNING ASSETS

2003 versus 2002 Performance

Average loans and leases increased $2.6 billion, or 15%, and reflected growth in automobile loans and leases, residential mortgages, home equity loans and lines, and CRE loans, partially offset by a decline in C&I loans (see Table 4).

Average automobile leases increased $1.0 billion with average automobile loans up $0.5 billion. The significant increase in automobile leases reflected automobile lease accounting (see Significant Factors item 8). The $0.5 billion growth in average automobile loans reflected a combination of factors. Contributing to growth were $2.8 billion of new originations, as well as the $0.5 billion average impact of the July 1, 2003, adoption of FIN 46, which consolidated $1.0 billion of previously securitized automobile loans back on the balance sheet (see Significant Factors item 4). These increases were partially offset by the $0.5 billion average impact from the sale of three automobile loan portfolios, which totaled $2.1 billion (see Significant Factors item 3).

Also contributing to the growth in average loans and leases was a $0.6 billion, or 44%, growth in average residential mortgages, reflecting the positive impact of lower interest rates on refinancing and new origination activity. Adjustable rate mortgages accounted for 39% of the increase in average residential mortgage originations in 2003. Such factors were also reflected in the $0.4 billion, or 12%, increase in average home equity loans and lines.

Average C&I loans declined $0.2 billion, or 3%, reflecting a combination of factors including the lack of significant middle-market demand for loans due to the weak economy, company strategies to reduce exposure to large individual credits, and sales of NPAs (see Significant Factors item 7). Partially offsetting these reductions was growth in small business commercial loans, an area of emphasis.

46	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

Average CRE loans increased $0.3 billion, or 10%. Management is currently reviewing how it defines and reports CRE loans, including owner-occupied real estate loans. Owner-occupied loans are currently reported as CRE loans in the consolidated balance sheet. Management expects to complete its review in the first half of 2004. Any change in the definition of CRE loans would result in a reclassification between the CRE and C&I portfolio and would not have any impact on net income.

Also contributing to the increase in average earning assets was a $0.9 billion, or 29%, increase in average securities. This increase reflected an investment of a portion of the proceeds from the automobile loan sales and the securitization and retention of originated residential mortgages.

Average operating lease assets were $1.7 billion in 2003, down 35% from the prior year, reflecting the run-off of operating leases, as all new automobile lease originations since April 2002 are direct financing leases and reflected in automobile loans and leases (see Significant Factors item 8).

HUNTINGTON BANCSHARES INCORPORATED	47

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 7—Consolidated Average Balance Sheets—Excluding Sold Florida Operations

	Average Balance
	2002							2001
		GAAP Change from 2001				Excluding FL Change from 2001
(in millions of dollars)	GAAP	Amount	Percent	FL (1)	Excld. FL	Amount	Percent	GAAP	FL (1)	Excld. FL
Assets
Interest bearing deposits in banks	$33	$26	NM %	$—	$33	$26	NM %	$7	$—	$7
Trading account securities	7	(18)	(72.0)	—	7	(18)	(72.0)	25	—	25
Federal funds sold and securities purchased under resale agreements	72	(35)	(32.7)	—	72	(35)	(32.7)	107	—	107
Mortgages held for sale	322	(38)	(10.6)	—	322	(38)	(10.6)	360	—	360
Securities:
Taxable	2,859	(285)	(9.1)	—	2,859	(285)	(9.1)	3,144	—	3,144
Tax exempt	135	(39)	(22.4)	—	135	(39)	(22.4)	174	—	174

Total securities	2,994	(324)	(9.8)	—	2,994	(324)	(9.8)	3,318	—	3,318

Loans and leases:
C&I	5,679	(971)	(14.6)	94	5,585	(318)	(5.4)	6,650	747	5,903
CRE
Construction	1,216	(5)	(0.4)	13	1,203	91	8.2	1,221	109	1,112
Commercial	2,378	38	1.6	41	2,337	303	14.9	2,340	306	2,034
Consumer
Automobile loans and leases	3,196	357	12.6	42	3,154	640	25.5	2,839	325	2,514
Home equity	3,085	(313)	(9.2)	104	2,981	296	11.0	3,398	713	2,685
Residential mortgage	1,438	390	37.2	29	1,409	600	74.2	1,048	239	809
Other loans	425	(165)	(28.0)	15	410	(66)	(13.9)	590	114	476

Total consumer	8,144	269	3.4	190	7,954	1,470	22.7	7,875	1,391	6,484

Total loans and leases	17,417	(669)	(3.7)	338	17,079	1,546	10.0	18,086	2,553	15,533

Allowance for loan and lease losses	374	67	21.8	2	372	99	36.3	307	34	273

Net loans and leases	17,043	(736)	(4.1)	336	16,707	1,447	9.5	17,779	2,519	15,260

Total earning assets	20,845	(1,058)	(4.8)	338	20,507	1,157	6.0	21,903	2,553	19,350

Operating lease assets	2,602	(368)	(12.4)	—	2,602	(368)	(12.4)	2,970	—	2,970
Cash and due from banks	757	(155)	(17.0)	12	745	(86)	(10.3)	912	81	831
Intangible assets	293	(443)	(60.2)	86	207	11	5.6	736	540	196
All other assets	1,800	(63)	(3.4)	3	1,797	7	0.4	1,863	73	1,790

Total Assets	$25,923	$(2,154)	(7.7)%	$437	$25,486	$622	2.5%	$28,077	$3,213	$24,864

Liabilities and Shareholders’ Equity
Core deposits
Non-interest bearing deposits	$2,902	$(402)	(12.2)%	$75	$2,827	$104	3.8%	$3,304	$581	$2,723
Interest bearing demand deposits	5,161	156	3.1	193	4,968	1,349	37.3	5,005	1,386	3,619
Savings deposits	2,853	(625)	(18.0)	66	2,787	(139)	(4.8)	3,478	552	2,926
Other domestic time deposits	4,349	(1,534)	(26.1)	228	4,121	51	1.3	5,883	1,813	4,070

Total core deposits	15,265	(2,405)	(13.6)	562	14,703	1,365	10.2	17,670	4,332	13,338

Domestic time deposits of $100,000 or more	851	(429)	(33.5)	21	830	(241)	(22.5)	1,280	209	1,071
Brokered time deposits and negotiable CDs	731	603	NM	—	731	603	NM	128	—	128
Foreign time deposits	337	54	19.1	—	337	60	21.7	283	6	277

Total deposits	17,184	(2,177)	(11.2)	583	16,601	1,787	12.1	19,361	4,547	14,814

Short-term borrowings	1,856	(243)	(11.6)	18	1,838	(124)	(6.3)	2,099	137	1,962
Federal Home Loan Bank Advances	279	260	NM	—	279	260	NM	19	—	19
Subordinated notes	847	(12)	(1.4)	—	847	(12)	(1.4)	859	—	859
Other long-term debt	2,488	(64)	(2.5)	(167)	2,655	(1,368)	(34.0)	2,552	(1,471)	4,023

Total interest bearing liabilities	19,752	(1,834)	(8.5)	359	19,393	439	2.3	21,586	2,632	18,954

All other liabilities	1,053	194	22.6	3	1,050	191	22.2	859	—	859
Shareholders’ equity	2,216	(112)	(4.8)	—	2,216	(112)	(4.8)	2,328	—	2,328

Total Liabilities and Shareholders’ Equity	$25,923	$(2,154)	(7.7)%	$437	$25,486	$622	2.5%	$28,077	$3,213	$24,864

(1)	Average balances from sold Florida operations.

NM, not a meaningful value.

48	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

2002 versus 2001 Performance

Average total loans and leases for 2002 were $17.4 billion, down $0.7 billion, or 4%, from 2001, as shown in Table 4. This decrease resulted from the impact of the sold Florida related loans, partially offset by a $1.5 billion, or 23%, increase in consumer loans and leases in the remaining loan portfolios. Average Florida related loans were $0.3 billion in 2002 and $2.6 billion in 2001 (see Table 7). The increase in non-Florida consumer loans and leases was attributable to an emphasis, beginning in late 2001, on the generation of residential mortgages. This coincided with heavy demand for refinancing mortgage assets due to the declining interest rate environment. As a result, average non-Florida residential mortgages increased $0.6 billion, or 74%. Non-Florida home equity loans and lines increased $0.3 billion, or 11%. Average non-Florida automobile loans and leases increased $0.6 billion, or 25%. Also contributing to growth in average loans and leases, on this same basis, was a $0.4 billion, or 13%, increase in CRE loans. In contrast, average non-Florida C&I loans declined $0.3 billion, or 5%, reflecting a combination of low demand due to the weak economic environment and reduced shared national credit exposure.

The $0.3 billion, or 10%, decline in average investment securities in 2002 reflected the continued run off of lower-margin securities, mostly in the first half of 2001, and was unaffected by the sold Florida banking operations.

Average operating lease assets were $2.6 billion in 2002, down 12% from the prior year, reflecting no new operating leases being originated since April 2002, and the run-off of the existing operating leases.

AVERAGE BALANCE SHEET DISCUSSION—DEPOSITS AND OTHER FUNDING

2003 versus 2002 Performance

As shown in Table 16, deposits were $18.5 billion at December 31, 2003, with 84% representing core deposits, down from 87% at the end of the prior year.

Average core deposits were $15.4 billion in 2003, up 1%, as shown in Table 4. This increase reflected 20% growth in interest bearing demand deposits and 6% growth in non-interest bearing demand deposits, areas where growth initiatives were concentrated. However, most of this growth was offset by a 25% decline in average retail certificates of deposit. As interest rates declined throughout the first half of 2003, retail certificates of deposits (CDs) became a relatively expensive source of funding and, as a result, were de-emphasized. Average total deposits, which include core deposits, were $18.2 billion, up 6% from the prior year, and additionally reflected significant growth in brokered time deposits and negotiable CDs, both of which were relatively lower cost deposits.

Management uses the non-core funding ratio (total liabilities less core deposits and accrued expenses and other liabilities divided by total assets) to measure the extent to which funding is dependent on wholesale deposits and borrowing sources. For 2003, the average non-core funding ratio was 35%, up from 28% in 2002. This reflected the fact that balance sheet growth during 2003 exceeded that of core deposits and, therefore, required funding through brokered CDs, Federal Home Loan Bank (FHLB) advances, and other long-term debt. As previously mentioned, though it had no significant impact on average balances, $250 million of secured long-term debt was extinguished in the fourth quarter of 2003.

2002 versus 2001 Performance

As shown in Table 16, deposits were $17.5 billion at December 31, 2002, with 87% representing core deposits, down from 93% at the end of the prior year, which included the Florida deposits subsequently sold.

Average core deposits were $15.3 billion in 2002 as shown in Table 4. The sale of the Florida banking operations reduced average core deposits outstanding by $3.8 billion compared with 2001 (see Table 7). Partially offsetting the impact of these sold deposits was growth in non-Florida core deposit funding of $1.4 billion, or 10%, from the prior year. This growth was driven by a $1.3 billion, or 37%, increase in average non-Florida interest bearing demand deposits reflecting the combined benefits of enhanced sales efforts and consumers moving funds out of the equity markets. Average brokered time deposits and negotiable certificates of deposits, on the same basis, increased $0.6 billion reflecting their relatively lower cost and Management’s strategy to further diversify its funding sources.

Average borrowings in 2002, comprised of short-term notes, advances from the FHLB, subordinated notes, and long-term debt including capital securities, totaled $5.5 billion, little changed from the prior year.

HUNTINGTON BANCSHARES INCORPORATED	49

MANAGEMENT’S DISCUSSION AND ANALYSIS

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses is the expense necessary to maintain the allowance for loan and lease losses (ALLL) at a level adequate to absorb management’s estimate of inherent losses in the loan and lease portfolio (see Credit Risk for further discussion).

Provision expense for 2003 was $164.0 million, down $30.4 million, or 16%, from 2002. This decline reflected lower net charge-offs, partially offset by additional provision expense related to loan growth. The provision expense for 2002 was $194.4 million, down $62.9 million, or 24%, from $257.3 million in 2001, with $9.9 million of the decline reflecting the sale of the Florida banking operations.

NON-INTEREST INCOME

Non-interest income for the recent three years ended December 31, 2003 was as follows:

Table 8—Non-Interest Income

		Change from 2002			Change from 2001
(in thousands of dollars)	2003	Amount	%	2002	Amount	%	2001
Service charges on deposit accounts	$167,840	$14,276	9.3%	$153,564	$(11,448)	(6.9)%	$165,012
Trust services	61,649	(402)	(0.6)	62,051	1,753	2.9	60,298
Brokerage and insurance	57,844	(4,265)	(6.9)	62,109	(12,904)	(17.2)	75,013
Mortgage banking	58,180	26,147	81.6	32,033	(22,485)	(41.2)	54,518
Bank owned life insurance	43,028	(95)	(0.2)	43,123	2,000	4.9	41,123
Other service charges and fees	41,446	(1,442)	(3.4)	42,888	(5,329)	(11.1)	48,217
Securities gains	5,258	356	7.3	4,902	4,179	NM	723
Other	91,059	14,119	18.4	76,940	13,635	21.5	63,305

Sub-total before operating lease income	526,304	48,694	10.2	477,610	(30,599)	(6.0)	508,209
Operating lease income	489,698	(167,376)	(25.5)	657,074	(34,659)	(5.0)	691,733

Sub-total including operating lease income	1,016,002	(118,682)	(10.5)	1,134,684	(65,258)	(5.4)	1,199,942
Gain on sales of automobile loans	40,039	40,039	NM	—	—	—	—
Gain on sale of branch offices	13,112	13,112	NM	—	—	—	—
Gain on sale of Florida operations	—	(182,470)	NM	182,470	182,470	NM	—
Merchant Services gain	—	(24,550)	NM	24,550	24,550	NM	—

Total Non-Interest Income	$1,069,153	$(272,551)	(20.3)%	$1,341,704	$141,762	11.8%	$1,199,942

NM, not a meaningful value.

2003 versus 2002 Performance

Non-interest income for 2003 was down $272.6 million, or 20%, from 2002. As shown in Table 8, $321.2 million of the decline was attributable to the 2003 impact of the gain on sales of automobile loans and banking offices, the impact on 2002 results of the gain from the sale of the Florida banking operation and the Merchant Services restructuring, and the impact of the decline in operating lease income as this portfolio continues to run-off, with the remaining components of non-interest income up $48.7 million from 2002 (see Significant Factors items 2, 3 and 4).

Contributing to this $48.7 million increase were:

•

$26.1 million increase in mortgage banking income, including $29.1 million related to mortgage servicing rights (MSR) valuation. All mortgage loan originations not retained on the balance sheet are sold in the secondary market with servicing retained. This servicing asset, referred to as a mortgage servicing right (MSR), is an interest only strip, typically 0.25%-0.35% of the loan balance that the mortgage servicer is paid to service the loans. The MSR asset is valued quarterly at the lower of cost or market, with impairment of the asset, or recovery of prior temporary impairment, recorded in mortgage banking income. The MSR is inversely related to, and significantly sensitive to, mortgage prepayment rates, which are, in turn, sensitive to changes in interest rates. In a rising interest rate environment, as prepayments of the underlying mortgage loans slow, the average life of the asset increases, as do associated cash flows and the value of the asset. Conversely, as interest rates decline, mortgage prepayments accelerate commensurate with increased refinancing activity, thus shortening the average life of the MSR asset and reducing its present value. In 2002, the decline in mortgage interest rates resulted in a decline, or temporary impairment, in the value of the MSR asset,

50	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

resulting in a $14.1 million pre-tax temporary MSR impairment charge. Just the opposite occurred in the second half of 2003, as the rise in market interest rates resulted in a higher valuation of the MSR asset, resulting in $15.0 million of MSR impairment net recoveries for the full year. This change in MSR valuation resulted in a $29.1 million increase in mortgage banking income between these periods. At December 31, 2003, the value of capitalized MSRs was 1.11% of loans serviced for others. A record $6.1 billion of mortgages were originated in 2003 due to heavy refinancing activity as borrowers continued to take advantage of very low interest rates. (See Note 7 of the Notes to the Consolidated Financial Statements.)

•	$14.3 million, or 9%, increase in deposit service charges. This increase occurred despite the loss of $4.2 million, or 3%, of 2002 deposit service charges related to the sold Florida banking operations. Deposit service charges in banking regions other than Florida increased $18.5 million, or 12%, in 2003 compared with 2002. This increase reflected the growth in deposit accounts, as well as an increase in consumer NSF service charges and overdraft fees.
•	$14.1 million increase in other income reflecting a combination of items including higher lease termination income and fees, securitization income, fees from customer interest rate swaps, and customer trading gains.

Partially offset by:

•	$4.3 million decline in brokerage and insurance income. This decline was principally due to the $6.9 million of 2002 brokerage and insurance income related to the sold Florida banking and insurance operations, partially offset by a $2.7 million increase in income generated by other areas compared with 2002, mostly related to insurance agency revenue from mortgage refinancing and title insurance fees.

2002 versus 2001 Performance

Non-interest income for 2002 was up $141.8 million, or 12%, from 2001. As shown in Table 8, the impact of the 2002 gain from the sale of the Florida banking operation and the Merchant Services restructuring, partially offset by the decline in operating lease income (as this portfolio continued to run-off) accounted for $172.4 million of the increase, with the remaining components of non-interest income down $30.6 million from 2001 (see Significant Factors items 2 and 8).

Contributing to this $30.6 million decrease were:

•	$22.5 million decline in mortgage banking income, with $3.3 million reflecting the sale of the Florida banking operations which had virtually no mortgage banking income in 2002 but $3.3 million in 2001. The remaining $19.2 million decline in mortgage banking income included $14.1 million of temporary MSR impairment charges in 2002 compared with $6.3 million of such impairment in 2001. In addition, the company retained MSRs in 2002 compared with the general practice of selling them in 2001. This resulted in fewer gains on sales of servicing and related hedge gains, as well as more amortization expense of the related MSRs being recorded. Total mortgage loans originated in 2002 were $4.1 billion, up from $3.5 billion in 2001 due to heavy refinancing activity as borrowers took advantage of very low interest rates. At December 31, 2002, the value of capitalized mortgage servicing rights was 0.78% of loans serviced for others.
•	$12.9 million decline in brokerage and insurance income, reflecting a $17.7 million decrease due to the sale of the Florida banking and insurance operations, which had $6.9 million and $24.6 million of such income in 2002 and 2001, respectively, partially offset by a the positive impact of higher annuity sales, though fees associated with mutual fund sales declined.
•	$11.4 million decline in service charges on deposit accounts, with $27.2 million reflecting the sale of the Florida banking and insurance operations, which had $4.2 million and $31.4 million of such income in 2002 and 2001, respectively, partially offset by a $15.8 million increase in deposit service charges, primarily personal and commercial service charges.

Partially offset by:

•	$13.6 million increase in other income representing a $16.9 million increase in other income spread over a number of miscellaneous fee and service income categories, partially offset by a $3.3 million reduction due to the sale of the Florida banking and insurance operations, which had $1.1 million and $7.2 million of such income in 2002 and 2001, respectively.

Total non-interest income associated with the sold Florida banking and insurance operations was $13.3 million and $77.0 million in 2002 and 2001, respectively.

HUNTINGTON BANCSHARES INCORPORATED	51

MANAGEMENT’S DISCUSSION AND ANALYSIS

NON-INTEREST EXPENSE

Non-interest expense for the recent three years ended December 31, 2003 was as follows:

Table 9—Non-Interest Expense

		Change from 2002			Change from 2001
(in thousands of dollars)	2003	Amount	%	2002	Amount	%	2001
Personnel costs	$447,263	$29,226	7.0%	$418,037	$(36,173)	(8.0)%	$454,210
Outside data processing and other services	66,118	(1,250)	(1.9)	67,368	(2,324)	(3.3)	69,692
Equipment	65,921	(2,402)	(3.5)	68,323	(12,237)	(15.2)	80,560
Net occupancy	62,481	2,942	4.9	59,539	(16,910)	(22.1)	76,449
Professional services	42,448	9,363	28.3	33,085	223	0.7	32,862
Marketing	27,490	(421)	(1.5)	27,911	(3,146)	(10.1)	31,057
Telecommunications	21,979	(682)	(3.0)	22,661	(5,323)	(19.0)	27,984
Printing and supplies	13,009	(2,189)	(14.4)	15,198	(3,169)	(17.3)	18,367
Amortization of intangible assets	816	(1,203)	(59.6)	2,019	(39,206)	(95.1)	41,225
Other	80,780	(11,283)	(12.3)	92,063	625	0.7	91,438

Sub-total excluding operating lease expense	828,305	22,101	2.7	806,204	(117,640)	(12.7)	923,844
Operating lease expense	393,270	(125,700)	(24.2)	518,970	(39,656)	(7.1)	558,626

Sub-total including operating lease expense	1,221,575	(103,599)	(7.8)	1,325,174	(157,296)	(10.6)	1,482,470
Loss on early extinguishment of debt	15,250	15,250	NM	—	—	NM	—
Restructuring (releases) charges	(6,666)	(55,639)	NM	48,973	(30,984)	NM	79,957

Total Non-Interest Expense	$1,230,159	$(143,988)	(10.5)%	$1,374,147	$(188,280)	(12.1)%	$1,562,427

NM, not a meaningful value.

2003 versus 2002 Performance

Non-interest expense for 2003 was down $144.0 million, or 10%, from 2002. As shown in Table 9, the impact of the 2003 loss on early extinguishment of debt and restructuring charges in both years, as well as the impact of the decline in operating lease expense (as this portfolio continued to run-off), accounted for $166.1 million of the decline, with the remaining components of non-interest expense up $22.1 million from 2002 (see Significant Factors item 1, 6, and 8).

Contributing to this $22.1 million increase were:

•	$29.2 million increase in personnel costs consisting of higher incentive and sales commission expense, especially related to mortgage banking activity, as well as higher benefit and pension costs, including an $11.5 million decline associated with the sold Florida banking and insurance operations.
•	$9.4 million, or 28%, increase in professional services including $6.9 million of costs related to the ongoing formal SEC investigation.

Partially offset by:

•	$11.3 million decline in other expense including $1.1 million associated with the sold Florida banking and insurance operations, with the remaining $10.2 million decline reflecting lower operational losses, travel costs, and franchise taxes.

2002 versus 2001 Performance

Non-interest expense for 2002 was down $188.3 million, or 12%, from 2001. As shown in Table 9, the impact of restructuring charges in both years, as well as the impact of the decline in operating lease expense accounted for $70.5 million of the decline, with the remaining components of non-interest expense down $117.6 million from 2001 (see Significant Factors item 1 and 8).

Contributing to the $117.6 million decline between years were:

•	$39.2 million decline in the amortization of intangible assets, of which $29.0 million related to goodwill eliminated with the sale of the Florida banking operations, with the remainder reflecting the adoption in 2002 of Statement No. 142, Goodwill and Other Intangible Assets, under which goodwill was no longer amortized to expense (see Significant Factor item 9).

52	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

•	$36.2 million decline in personnel costs including a $62.2 million decline associated with the sale of the Florida banking and insurance operations, which had $11.5 million and $73.7 million of such costs in 2002 and 2001, respectively. This decline was partially offset by a $26.0 million increase in salaries, incentive-based compensation, and pension and benefit costs. Higher salaries reflected the expansion of management and employee talent at all levels, including the credit workout group. In addition, and given a renewed focus on sales, incentive-based compensation increased throughout the company, most notably in mortgage banking. Higher medical and pension costs were partially offset by gains related to stock received from the demutualization of certain insurance companies where the company owned related insurance policies.
•	$16.9 million decline in net occupancy expense including $15.5 million associated with the sold Florida banking and insurance operations, which had $2.6 million and $18.1 million of such costs in 2002 and 2001, respectively.
•	$12.2 million decline in equipment expense including $8.6 million associated with the sale of the Florida banking and insurance operations, which had $1.4 million and $10.0 million of such costs in 2002 and 2001, respectively.

Total non-interest expense associated with the sold Florida banking and insurance operations was $20.2 million and $162.9 million in 2002 and 2001, respectively.

INCOME TAXES

Income taxes were $138.3 million in 2003 and $199.0 million in 2002 compared with an income tax benefit of $39.3 million in 2001. Tax expense in 2002 and 2001 was significantly impacted by the effect of the strategic refocusing and related sale of the Florida banking and insurance operations, the restructuring charges, and other items. The effective tax rate was 26.4%, 38.1%, and (41.2)% in 2003, 2002, and 2001, respectively. The $60.7 million decrease in income tax expense in 2003 compared with 2002 reflected the fact that most of the goodwill relating to the Florida banking operations sold in 2002 was non-deductible for income tax purposes.

The effective tax rate in 2001, and to a lesser degree 2002, reflected a combination of factors including the loss from Florida operations, restructuring charges, and higher loan loss provision expense. In addition, in 2001, there was a $32.5 million reduction in income tax expense related to the issuance of $400.0 million of real estate investment trust (REIT) subsidiary preferred stock, of which $50.0 million was sold to the public.

Management expects the 2004 effective tax rate to remain below 30% as the level of tax-exempt income, general business credits, and asset securitization activities remain consistent with prior years (see Note 24 of the Notes to Consolidated Financial Statements).

In the ordinary course of business, the company operates in various taxing jurisdictions and is subject to income and non-income taxes. The effective tax rate is based in part on Management’s interpretation of the relevant current tax laws. Management believes the aggregate liabilities related to taxes are appropriately reflected in the consolidated financial statements. During 2003, the Internal Revenue Service (IRS) advised the company that the audit of the consolidated federal income tax returns was complete through the tax year 2001.

Credit Risk

CREDIT RISK MANAGEMENT

Credit risk is the risk of loss due to adverse changes in a borrower’s ability to meet its financial obligations under agreed upon terms. The company is subject to credit risk in lending, trading, and investment activities. The nature and degree of credit risk is a function of the types of transactions, the structure of those transactions, and the parties involved. The majority of the company’s credit risk is associated with lending activities, as the acceptance and management of credit risk is central to profitable lending. Credit risk is incidental to trading activities and represents a limited portion of the total risks associated with the investment portfolio. Credit risk is mitigated through a combination of credit policies and processes and portfolio diversification. These include origination/underwriting criteria, portfolio monitoring processes, and effective problem asset management.

The maximum level of credit exposure to individual commercial borrowers is limited by policy guidelines based on the default probabilities associated with the credit facilities extended to each borrower or related group of borrowers. All authority to grant commitments is delegated through the independent credit administration function, and is monitored and regularly updated in a centralized database.

Concentration risk is managed with limits on loan type, geographic and industry diversification, country limits, and loan quality factors. In 2003, the company increased its emphasis on extending credit to commercial customers with existing or expandable relationships within the company’s primary markets. As a result, shared national credit exposure declined significantly over this period

HUNTINGTON BANCSHARES INCORPORATED	53

MANAGEMENT’S DISCUSSION AND ANALYSIS

(see Balance Sheet discussion and Table 6). The sales of automobile loans (see Significant Factor item 3) are another example of the proactive management of concentration risk.

The checks and balances in the credit process and the independence of the credit administration and risk management functions are designed to minimize problems and to facilitate the early recognition of problems when they do occur.

COMMERCIAL CREDIT

Commercial credit approvals are based on, among other factors, the financial strength of the borrower, assessment of the borrower’s management, industry sector trends, type of exposure, transaction structure, and the general economic outlook. There are two processes for approving credit risk exposures. The first involves a centralized loan approval process for the standard products and structures utilized in small business lending, where individual credit authority is granted to certain individuals on a regional basis to preserve the company’s local decision-making focus. The second, and more prevalent approach, involves individual approval of exposures. These approvals are consistent with the authority delegated to officers located in the geographic regions who are experienced in the industries and loan structures over which they have responsibility.

All C&I and CRE credit extensions are assigned internal risk ratings reflecting the borrower’s probability-of-default and loss-in-event-of-default. This two-dimensional rating methodology, which has 180 individual loan grades, was implemented in 2003 and has provided the company with improved granularity in the portfolio management process. The probability-of-default is rated on a scale of 1-12 and is applied at the borrower level. The loss-in-event-of-default is rated on a 1-15 scale and is associated with each individual credit exposure based on the type of credit extension and the underlying collateral.

In commercial lending, ongoing credit management is dependent on the type and nature of the loan. In general, quarterly monitoring is normal for all significant exposures. The internal risk ratings are revised and updated with each periodic monitoring event. There is also extensive macro portfolio management analysis on an ongoing basis to continually update default probabilities and to estimate future losses.

In addition to the initial credit analysis initiated by the portfolio manager during the underwriting process, the loan review group performs independent credit reviews. The loan review group reviews individual loans, credit processes, and conducts a portfolio review at each of the regions on a regular basis. During 2003, approximately 60% of the total amount of the C&I and CRE portfolio was reviewed by the independent loan review function.

Borrower exposures may be designated as “watch list” accounts when warranted by individual company performance, or by industry and environmental factors. Such accounts are subjected to additional quarterly reviews by the business line management, the loan review group, and credit administration in order to adequately assess the borrower’s credit status and to take appropriate action.

The company has also established a credit workout group composed of highly skilled and experienced lenders to manage problem credits. The group handles commercial recoveries, workouts, and problem loan sales, as well as the day-to-day management of relationships rated substandard or worse. The group is responsible for developing an action plan, assessing the risk rating, and determining the adequacy of the reserve, the accrual status, and the ultimate collectibility of the credits managed.

CONSUMER CREDIT

Consumer credit approvals are based on, among other factors, the financial strength of the borrower, type of exposure, transaction structure, and the general economic outlook. Consumer credit decisions are generally made in a centralized environment utilizing decision models. There is also individual credit authority granted to certain individuals on a regional basis to preserve the company’s local decision-making focus. Each credit extension is assigned a specific probability-of-default and loss-in-event-of-default. The probability-of-default is generally a function of the borrower’s credit bureau score, while the loss-in-event-of-default is related to the type of collateral and the loan-to-value ratio associated with the credit extension.

In consumer lending, credit risk is managed from a loan type and vintage performance analysis. All portfolio segments are continuously monitored for changes in delinquency trends and other asset quality indicators. Management makes extensive use of portfolio assessment models to continuously monitor the quality of the portfolio and identify under-performing segments. This information is then incorporated into future origination strategies. The independent risk management group has a consumer process review component to ensure the effectiveness and efficiency of the consumer credit processes.

Collection action is initiated on an “as needed” basis through a centrally managed collection and recovery function. The collection group employs a series of technologically advanced collection methodologies designed to maintain a high level of effectiveness while

54	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

maximizing efficiency. In addition to the retained consumer loan portfolio, the collection group is responsible for collection activity on all sold and securitized loans and leases.

INVESTMENT PORTFOLIO

Investment decisions that incorporate credit risk require the approval of the independent credit administration function. The degree of initial due diligence and subsequent review is a function of the type, size, and collateral of the investment. Performance is monitored on a regular basis, and reported to the asset and liability committee (ALCO) and the executive credit risk committee.

NET CHARGE-OFFS

Total net charge-offs as a percent of average total loans and leases were 0.81% in 2003, down from 1.13% in 2002, but comparable to 0.81% in 2001 (see Table 10). The decline from 2002 primarily reflected lower C&I and CRE net charge-offs, which represented 1.01% of such loans in 2003, down from 1.46% in 2002. Performance in both periods was impacted by significant NPA sales in the fourth quarter of each year (see Significant Factors item 7).

Table 10—Net Loan and Lease Charge-offs

(in thousands of dollars)	2003	2002	2001	2000	1999
Net Charge-offs by Type
C&I	$84,858	$117,762	$59,568	$13,812	$10,900
CRE	10,517	17,641	3,729	1,327	1,585

Total Commercial	95,375	135,403	63,297	15,139	12,485

Consumer
Automobile leases and loans	45,994	40,546	55,071	32,280	28,582
Home equity	14,604	13,506	14,588	6,909	6,096
Residential mortgage	832	872	785	1,007	1,136
Other loans	5,004	6,585	12,528	6,312	21,230

Total Consumer	66,434	61,509	82,972	46,508	57,044

Total Net Charge-offs	$161,809	$196,912	$146,269	$61,647	$69,529

Net Charge-offs as a % of Average Loans and Leases
C&I	1.54%	2.07%	0.90%	0.21%	0.18%
CRE	0.27	0.49	0.10	0.04	0.05

Total Commercial	1.01	1.46	0.62	0.15	0.13

Consumer
Automobile loans and leases	0.98	1.27	1.94	1.03	0.81
Home equity	0.42	0.44	0.43	0.23	0.26
Residential mortgage	0.04	0.06	0.07	0.07	0.08
Other consumer loans	1.32	1.55	2.12	1.19	1.93

Total Consumer	0.63	0.76	1.05	0.58	0.67

Total Net Charge-offs	0.81%	1.13%	0.81%	0.35%	0.39%

Total consumer net charge-offs represented 0.63% of such loans in 2003, down slightly from 0.76% in 2002, and much improved from 1.05% in 2001. The primary driver of this improvement was the origination of higher quality automobile loans and leases over this period, as well as the increased significance of residential mortgages in the consumer loan portfolio mix. In 2003, the company established long-term net charge-off ratio targets for certain portfolio segments, and for the total portfolio, assuming a comparable portfolio mix, as well as a stable economic environment. The following table compares 2003 performance to these targets:

Net Charge-off Rates on an Annualized Basis	2003 Actual	Long-term Targets (1)
Total C&I and CRE loans	1.01%	0.20% - 0.40%
Automobile loans and leases	0.98%	0.70% - 0.80%
Home equity loans and lines	0.42%	0.20% - 0.35%
Total loans and leases	0.81%	0.40% - 0.45%

(1)	Assumes loan and lease portfolio mix comparable to 12/31/03, and stable economic environment.

HUNTINGTON BANCSHARES INCORPORATED	55

MANAGEMENT’S DISCUSSION AND ANALYSIS

For full-year 2004, C&I and CRE net charge-offs are expected to decline reflecting the improvements made in underwriting, the origination of higher quality loans and leases, and the success in lowering individual concentrations in larger C&I and CRE credits, as well as the 2003 fourth quarter sale of lower credit quality commercial loans, including NPAs. Further improvement in the consumer net charge-off ratio is also expected. Net charge-offs for the total portfolio are expected to be in the 0.50%-0.60% range.

NON-PERFORMING ASSETS

Non-performing assets (NPAs) consist of loans and leases that are no longer accruing interest, loans and leases that have been renegotiated to below market rates based upon financial difficulties of the borrower, and real estate acquired through foreclosure. When, in Management’s judgment, the borrower’s ability and intent to make periodic interest and principal payments resumes and collectibility is no longer in doubt, the loan is returned to accrual status. C&I and CRE loans are generally placed on non-accrual status when collection of principal or interest is in doubt or when the loan is 90 days past due. When interest accruals are suspended, accrued interest income is reversed with current year accruals charged to earnings and prior-year amounts generally charged off as a credit loss. Consumer loans and leases, excluding residential mortgages, are not placed on non-accrual status but are charged off in accordance with regulatory statutes, which is generally no more than 120 days past due. Residential mortgages, while highly secured, are placed on non-accrual status within 180 days past due as to principal and 210 days past due as to interest, regardless of security. A charge-off on a residential mortgage loan is recorded when the loan has been foreclosed and the loan balance exceeds the fair value of the real estate. The fair value of the collateral, less the cost to sell, is then recorded as real estate owned.

Table 11—Non-Performing Assets and Past Due Loans and Leases

	December 31,
(in thousands of dollars)	2003	2002	2001	2000	1999
Non-accrual Loans and Leases
C&I	$43,387	$91,861	$159,637	$55,804	$42,958
CRE	22,399	26,765	48,360	26,702	26,916
Residential mortgage	9,695	9,443	11,836	10,174	11,866

Total Non-accrual Loans and Leases	75,481	128,069	219,833	92,680	81,740
Renegotiated loans	—	—	1,276	1,304	1,330

Total Non-performing Loans and Leases (NPLs)	75,481	128,069	221,109	93,984	83,070
Other real estate, net	11,905	8,654	6,384	11,413	15,171

Total Non-performing Assets (NPAs)	$87,386	$136,723	$227,493	$105,397	$98,241

Accruing loans and leases past due 90 days or more	$55,913	$61,526	$76,013	$66,665	$54,567

NPLs as a % of total loans and leases	0.36%	0.69%	1.20%	0.53%	0.46%
NPLs as a % of total loans and leases and other real estate	0.41	0.74	1.23	0.60	0.55
Allowance for loan and lease losses as a percent of:
NPLs	444	263	167	282	330
NPAs	384	246	162	251	279
Accruing loans and leases past due 90 days or more to total loans and leases	0.27	0.33	0.41	0.38	0.30

Note:	For 2003, the amount of interest income which would have been recorded under the original terms for total loans and leases classified as non-accrual or renegotiated was $6.3 million. Amounts actually collected and recorded as interest income for these loans and leases was $3.0 million.

Total NPAs were $87.4 million at December 31, 2003, down 36% from $136.7 million at December 31, 2002, and down 62% from $227.5 million at the end of 2001. Expressed as a percent of total loans and leases and other real estate, the year-end positions for 2003, 2002, and 2001 were 0.41%, 0.74%, and 1.23%, respectively (see Table 11).

During 2001, credit quality trends were deteriorating, particularly in the C&I and CRE portfolio, caused by a deteriorating economy and previous decisions in credit underwriting. Management strengthened the independent loan review function and undertook an aggressive review of these portfolios to ensure that all credits were properly graded and action plans on individual credits were initiated, where appropriate. In addition, credit underwriting standards were tightened and the credit approval process was redesigned.

In early 2002, the credit workout group was further strengthened, with the objective of aggressively seeking economically advantageous opportunities to reduce the level of NPAs, including NPA sales. These efforts were reflected in the significant NPA portfolio sales in the

56	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

2002 and 2003 fourth quarters (see Significant Factors item 7 and Table 12). As a result, the 0.41% NPA ratio at the end of 2003 represented the lowest level in many years. Management expects NPAs in 2004 to be comparable with year-end 2003 levels.

Table 12—Non-Performing Asset Activity

(in thousands)	2003	2002	2001	2000	1999
Beginning of Period	$136,723	$227,493	$105,397	$98,241	$96,099
New non-performing assets	222,043	260,229	329,882	112,319	106,014
Returns to accruing status	(16,632)	(17,124)	(2,767)	(5,914)	(5,744)
Loan and lease losses	(109,905)	(152,616)	(67,491)	(18,052)	(19,547)
Payments	(83,886)	(136,774)	(106,889)	(67,431)	(67,682)
Sales (1)	(60,957)	(44,485)	(30,639)	(13,766)	(10,899)

End of Period	$87,386	$136,723	$227,493	$105,397	$98,241

(1)	2002 Includes $6.5 million related to the sale of the Florida operations and $21.4 million related to the fourth quarter special credit actions. 2003 includes $26.6 million related to fourth quarter credit actions.

ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses (ALLL) represents the estimate of probable losses inherent in the loan portfolio at the balance sheet date. Allocation of the ALLL is made for analytical purposes only, and the entire allowance is available to absorb probable and estimable credit losses inherent in the portfolio. Additions to the ALLL result from recording provision expense for loan losses or loan recoveries, while reductions reflect charge-offs, or the sale of loans.

PROCESS TO DETERMINE THE ADEQUACY OF THE ALLL

Management has an established process to determine the adequacy of the ALLL that relies on a number of analytical tools and benchmarks. No single statistic or measurement, in itself, determines the adequacy of the allowance. For analytical purposes, the allowance is comprised of two components, the transaction reserve and the economic reserve. The transaction and economic components represent the total allowance for loan losses to cover estimated losses inherent in the loan portfolio.

The credit administration group is responsible for determining the adequacy of the ALLL.

TRANSACTION RESERVE

The transaction reserve is the sum of: (1) expected losses associated with loans or leases in each portfolio and (2) specific reserves that are judgmentally determined for lower-rated credits in the C&I and CRE portfolios. For C&I and CRE loans, the calculation involves the use of a continuous and standardized loan grading system in combination with a review of larger individual, higher-risk loans. Loss factors used for this analysis are derived in two ways: (1) migration models are used to estimate loss factors by tracking historical movements of loans between loan ratings over time; and (2) in the case of loans without identified credit weaknesses, loss factors are estimated using a combination of long-term average loss experience of the company’s own portfolio and external industry data. In addition, individual non-performing and substandard loans over $250,000 are analyzed for impairment using a cash flow or collateral-based methodology. Calculated reserve shortfalls are included in the transaction reserve as specific reserves.

In the case of homogeneous portfolios, such as consumer loans and leases, residential mortgage loans, and some segments of small business loans, the determination of the transaction component is conducted at an aggregate, or pooled, level. For such portfolios, the risk assessment process includes the use of forecasting models to measure inherent loss in these portfolios. Such analyses are updated frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in the loss mitigation or customer solicitation strategies. Adjustments to the expected loss factors and reserve are made on an as needed basis as observed in the results of the portfolio analytics.

ECONOMIC RESERVE

To mitigate imprecision and incorporate the range of probable outcomes inherent in the estimates of expected credit losses, the ALLL contains an economic reserve component. The economic reserve incorporates Management’s determination of risks inherent in portfolio composition and economic uncertainties. The economic reserve is determined based on a variety of economic factors that are

HUNTINGTON BANCSHARES INCORPORATED	57

MANAGEMENT’S DISCUSSION AND ANALYSIS

correlated to the historical performance of the loan portfolio. Therefore, the ratio of the economic reserve to the transaction reserve component may fluctuate from period to period.

Prior to 2003, the company maintained an unallocated component of its ALLL, as did many banks. The unallocated component was eliminated in 2003 with the adoption of the more granular risk rating system with most of the prior unallocated reserve absorbed into the transaction reserve. With the adoption of the new risk grading system, Management has determined that an unallocated component is no longer necessary.

In an effort to be as quantitative as possible in the ALLL calculation, Management developed a revised methodology for calculating the economic reserve portion of the ALLL for implementation in 2004. The revised methodology is specifically tied to economic indices that have a high correlation to the company’s historic charge-off variability. The indices currently in the model include U.S. index of leading economic indicators, U.S. profits, U.S. unemployment, and current consumer confidence. Beginning in 2004, the calculated economic reserve will be determined based upon the variability of credit losses over a credit cycle. The indices and time frame may be adjusted as actual portfolio performance changes over time. Management will have the capability to judgmentally adjust the calculated economic reserve amount by a maximum of 20%. This adjustment capability is deemed necessary given the newness of the model and the continuing uncertainty of the economic environment.

This change in methodology will allow for a more meaningful discussion of Management’s view of the current economic conditions and the potential impact on the company’s credit losses. The continued use of quantitative methodologies for the transaction reserve and the introduction of the quantitative methodology for the economic component may have the impact of more period-to-period fluctuation in the absolute and relative level of the reserve than exhibited in prior-period results.

SUMMARY

The determination of the level of the ALLL and, correspondingly, the provision for loan and lease losses reflects prior loss experiences as well as various judgments and assumptions, including (1) Management’s evaluation of credit risk related to both individual borrowers and pools of loans, (2) observations derived from Management’s ongoing internal review and examination processes, (3) loan portfolio composition, and (4) general economic conditions. Given the more quantitative methodologies to determine the level of the ALLL employed in 2003, and those that will be employed in 2004, the resultant absolute level of the ALLL, as well as the related measures and ratios, may be subject to increased period-to-period fluctuation.

Table 13—Allocation of Allowance for Loan and Lease Losses(1)

(in thousands of dollars)	2003		2002		2001		2000		1999
C&I	$156,721	25.2%	$155,577	30.2%	$174,713	34.9%	$104,968	37.7%	$94,978	35.2%
CRE	74,571	19.8	48,395	20.0	55,862	20.6	46,505	19.6	46,936	18.3

Total Commercial	231,292	45.0	203,972	50.2	230,575	55.5	151,473	57.3	141,914	53.5

Consumer:
Automobile loans and leases	58,375	23.2	51,621	21.1	38,799	16.0	28,877	14.9	40,043	20.2
Home equity	27,211	18.0	18,621	17.2	24,054	19.4	19,246	12.3	17,089	9.5
Residential mortgage	11,124	12.0	8,566	9.4	6,013	6.1	4,421	6.0	5,393	8.4
Other loans	7,252	1.8	8,085	2.1	19,757	3.0	22,516	9.5	21,523	8.4

Total Consumer	103,962	55.0	86,893	49.8	88,623	44.5	75,060	42.7	84,048	46.5
Unallocated	—	—	45,783	—	50,134	—	38,396	—	47,969	—

Total Allowance for Loan and Lease Losses	$335,254	100.0%	$336,648	100.0%	$369,332	100.0%	$264,929	100.0%	$273,931	100.0%

(1)	Percent represents percentage of loan and lease category to total loans and leases.

The ALLL was $335.3 million at December 31, 2003, down slightly from $336.6 million at December 31, 2002, and down from $369.3 million at the end of 2001. This represented 1.59% of total loans and leases at year-end 2003, 1.81% at year-end 2002, and 2.00% for 2001 (see Tables 13 and 14). This decrease in the relative percentage of the ALLL compared with loans and leases reflected the release of reserves associated with the sold loans over this period (see Significant Factors item 7). At the end of 2003, the ALLL represented 384% of NPAs, up from 246% at year-end 2002 and up from 162% at the end of 2001 (see Table 11). Given all of the characteristics in the loan and lease portfolio, Management believes the ALLL is sufficient to absorb the credit losses inherent in the portfolio. The following table shows the activity the ALLL, along with selected credit quality indicators.

58	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 14—Summary of Allowance for Loan and Lease Losses and Related Statistics

(in thousands of dollars)	2003	2002	2001	2000	1999
Balance, Beginning of Year	$336,648	$369,332	$264,929	$273,931	$273,125
Loan and Lease Losses
C&I	(99,339)	(128,868)	(65,743)	(18,013)	(16,203)
CRE	(13,045)	(19,875)	(4,521)	(1,760)	(3,037)

Total Commercial	(112,384)	(148,743)	(70,264)	(19,773)	(19,240)

Consumer
Automobile loans and leases	(63,521)	(59,010)	(71,638)	(47,687)	(42,783)
Home equity	(17,175)	(15,312)	(16,384)	(7,979)	(7,233)
Residential mortgage	(915)	(888)	(879)	(1,140)	(1,404)
Other consumer loans	(7,539)	(10,399)	(15,375)	(9,246)	(28,422)

Total Consumer	(89,150)	(85,609)	(104,276)	(66,052)	(79,842)

Total Loan and Lease Losses	(201,534)	(234,352)	(174,540)	(85,825)	(99,082)

Recoveries of Loan and Lease Losses
C&I	14,481	11,106	6,175	4,201	5,303
CRE	2,527	2,234	792	433	1,452

Total Commercial	17,008	13,340	6,967	4,634	6,755

Consumer
Automobile loans and leases	17,528	18,464	16,567	15,407	14,201
Home equity	2,570	1,806	1,796	1,070	1,137
Residential mortgage	83	16	94	133	268
Other consumer loans	2,536	3,814	2,847	2,934	7,192

Total Consumer	22,717	24,100	21,304	19,544	22,798

Total Recoveries	39,725	37,440	28,271	24,178	29,553

Net Loan and Lease Losses	(161,809)	(196,912)	(146,269)	(61,647)	(69,529)

Provision for loan and lease losses	163,993	194,426	257,326	61,464	70,335
Allowance for loans sold	(12,537)	(22,297)	—	—	—
Allowance of securitized loans (1)	8,959	(9,165)	(6,654)	(16,719)	—
Allowance of loans and leases acquired	—	1,264	—	7,900	—

Balance, End of Year	$335,254	$336,648	$369,332	$264,929	$273,931

Net loan and lease losses as a % of average total loans and leases	0.81%	1.13%	0.81%	0.35%	0.39%
ALLL as a % of total period end loans and leases	1.59	1.81	2.00	1.50	1.52

(1)	2003 reflects a $10.3 million addition related to adoption of FIN 46.

Market Risk

Market risk is the potential for declines in the fair value of financial instruments due to changes in interest rates, exchange rates, and equity prices. The company incurs market risk in the normal course of business. Market risk represents the risk of loss due to changes in the market value of the company’s assets and liabilities. Market risk arises when the company extends fixed-rate loans, purchases fixed-rate securities, originates fixed-rate certificates of deposit (CDs), obtains funding through fixed-rate borrowings, and leases automobiles and equipment based on expected lease residual values. Market risk arising from changes in interest rates, which affects the market values of fixed-rate assets and liabilities, is interest rate risk. The management of interest rate risk is discussed in further detail below. Market risk arising from the possibility that the uninsured residual value of leased assets will be different at the end of the lease term than was estimated at the lease’s inception is residual value risk. Residual value risk is discussed below. From time to time, the company also has small exposures to trading risk and foreign exchange risk. At December 31, 2003, the company had $7.6 million of trading assets, primarily in its broker/dealer subsidiaries.

HUNTINGTON BANCSHARES INCORPORATED	59

MANAGEMENT’S DISCUSSION AND ANALYSIS

INTEREST RATE RISK

Interest rate risk is the primary market risk incurred by the company. It results from timing differences in the repricing and maturity of assets and liabilities and changes in relationships between market interest rates and the yields on assets and rates on liabilities, including the impact of embedded options.

Management seeks to minimize the impact of changing interest rates on the company’s net interest income and the fair value of assets and liabilities. The board of directors establishes broad policies regarding interest rate and market risk, liquidity risk, counter-party credit risk, and settlement risk. The asset and liability committee (ALCO) establishes specific operating limits within the parameters of the board of directors’ policies.

Interest rate risk management is a dynamic process that encompasses monitoring loan and deposit flows, investment and funding activities, and assessing the impact of the changing market and business environment. Effective management of interest rate risk begins with understanding the interest rate characteristics of assets and liabilities and determining the appropriate interest rate risk posture given market expectations and policy objectives and constraints. ALCO regularly monitors position concentrations and the level of interest rate sensitivity to ensure compliance with board of directors approved risk tolerances.

Interest rate risk modeling is performed monthly. Two broad approaches to modeling interest rate risk are employed: income simulation and economic value analysis. An income simulation analysis is used to measure the sensitivity of forecasted net interest income to changes in market rates over a one-year horizon. Although bank owned life insurance and automobile operating lease assets are classified as non-interest earning assets, and the income from these assets is in non-interest income, these portfolios are included in the interest sensitivity analysis because both have attributes similar to fixed-rate interest earning assets. The economic value analysis (Economic Value of Equity or EVE) is calculated by subjecting the period-end balance sheet to changes in interest rates and measuring the impact of the changes in the value of the assets and liabilities.

The models used for these measurements take into account prepayment speeds on mortgage loans, mortgage-backed securities, and consumer installment loans, as well as cash flows of other loans and deposits. Balance sheet growth assumptions are also considered in the income simulation model. The models include the effects of embedded options, such as interest rate caps, floors, and call options, and account for changes in relationships among interest rates.

The baseline scenario for the income simulation analysis, with which all other scenarios are compared, is based on market interest rates implied by the prevailing yield curve as of the period end. Alternative interest rate scenarios are then compared with the baseline scenario. These alternative market rate scenarios include parallel rate shifts on both a gradual and immediate basis, movements in rates that alter the shape of the yield curve (i.e., flatter or steeper yield curve), and spot rates remaining unchanged for the entire measurement period. Scenarios are also developed to measure basis risk, such as the impact of LIBOR-based rates rising or falling faster than the prime rate.

When evaluating short-term interest rate risk exposure, the primary measurement represents scenarios that model a gradual 200 basis point increasing (decreasing) parallel shift in rates over the next twelve-month period versus rates implied by the current yield curve. At the end of 2003, that scenario modeled net interest income to be approximately 0.5% lower than the internal forecast of net interest income using the baseline scenario. This compared with 0.7% lower net interest income as of December 31, 2002. Both of these positions were well within the board of directors’ 4.0% policy limit for change in net interest income given a +/- 200 basis point change in rates.

Factors affecting the net interest margin in 2003 included (1) the reduction of relatively high-yielding automobile loans as part of Management’s objective to reduce the concentration of automobile loans; (2) faster prepayments on mortgage-related loans and securities; (3) the maturity, and subsequent repricing at lower prevailing rates, of older fixed-rate loans not offset by corresponding repricing of deposits; and (4) lower net interest margin on residential mortgages. The historically steep yield curve in 2003 dampened the impact of this repricing since a substantial amount of funding sources reprice relative to short-term rates (such as 3-month LIBOR) while many assets reprice relative to longer-term rates (two-to-five-year terms). A flattening of the yield curve (short-term rates rising more than long-term rates, or long-term rates falling more than short-term rates) would have a negative effect on the net interest margin.

The primary measurement for EVE risk assumes an immediate and parallel increase in rates of 200 basis points. As of December 31, 2003, the model indicated that such an increase in rates would reduce the EVE by approximately 7.9%, compared with an estimated negative impact of approximately 3.8% as of December 31, 2002. The increase in the EVE risk during 2003 resulted from (1) the increase in interest rates and the resultant lengthening of the life of mortgage loans and securities, (2) an investment strategy designed

60	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

to benefit from a future flattening of the yield curve, including the purchase of intermediate maturity securities, hedged with shorter-term maturity interest rate swaps, and (3) the use of ten-year investment securities to offset the interest rate risk of the growing MSR portfolio.

LEASE RESIDUAL RISK

Lease residual risk associated with retail automobile and commercial equipment leases is the potential for declines in the fair market value of the vehicle or equipment below the maturity value estimated at origination. Most of Huntington’s lease residual risk is in its automobile leases. Used car values are the primary factor in determining the magnitude of the risk exposure. Since used car values are subject to many factors, residual risk has been extremely volatile throughout the history of automobile leasing. Management mitigates lease residual risk by purchasing residual value insurance. Residual value insurance provides for the recovery of the vehicle residual value as specified by the Automotive Lease Guide (ALG), an authoritative industry source, at the inception of the lease. As a result, the risk associated with market driven declines in used car values is mitigated. Currently, three distinct residual value insurance policies are in place to address the residual risk in the portfolio. As indicated in Significant Factor item 8, two residual value insurance policies cover all vehicles leased prior to May 2002, and have associated total payment caps of $120 million and $50 million, respectively. Management reviews expected future residual value losses to determine the need to either (a) establish a reserve for losses in excess of both insurance policy caps or (b) reduce the expected residual value and, therefore, increase the rate of depreciation. At December 31, 2003, the lease residual reserve was $2.1 million. A third policy, which covers vehicles leased since April 2002, provides similar coverage as the first two, but has no cap on losses payable. The Risk Management group monitors the lease residual risk on an on-going basis.

PRICE RISK

Price risk represents the risk of loss from adverse movements in the non-interest related price of financing instruments that are carried at fair value. The risk of loss from adverse movements in interest-related prices is interest rate risk. Price risk is a less significant market risk for Huntington. Price risk is incurred in the trading securities held by broker-dealer subsidiaries, in the foreign exchange positions that the Bank holds held to accommodate its customers, in investment’s in limited partnerships, and in the marketable equity securities available for sale held by insurance subsidiaries. To manage price risk, Management establishes limits as to the amount of trading securities that can be purchased, the foreign exchange exposure that can be maintained, and the amount of marketable equity securities that can be held by the insurance subsidiary.

Liquidity

The objective of effective liquidity management is to ensure that cash flow needs can be met on a timely basis at a reasonable cost under both normal operating conditions and unforeseen or unpredictable circumstances. The liquidity of the Bank is used to originate loans and leases and to repay deposit and other liabilities as they become due or are demanded by customers. Liquidity risk arises from the possibility that funds may not be available to satisfy current or future commitments based on external macro market issues, investor perception of financial strength, and events unrelated to the company such as war, terrorism, or financial institution market specific issues.

Liquidity policies and limits are established by the board of directors, with operating limits set by ALCO, based upon analyses of the ratio of loans to deposits and percentage of assets funded with non-core or wholesale funding. In addition, guidelines are established to ensure diversification of wholesale funding by type, source, and maturity and provide sufficient balance sheet liquidity to cover 100% of wholesale funds maturing within a six-month time period. A contingency funding plan is in place, which includes forecasted sources and uses of funds under various scenarios in order to prepare for unexpected liquidity shortages, including the implications of any rating changes. ALCO meets monthly to identify and monitor liquidity issues, provide policy guidance, and oversee adherence to, and the maintenance of, an evolving contingency funding plan.

Credit ratings by the three major credit rating agencies are an important component of the company’s liquidity profile. Among other factors, the credit ratings are based on the financial strength, credit quality and concentrations in the loan portfolio, the level and volatility of earnings, capital adequacy, the quality of management, the liquidity of the balance sheet, the availability of a significant base of core retail and commercial deposits, and the company’s ability to access a broad array of wholesale funding sources. Adverse changes in these factors could result in a negative change in credit ratings and impact not only the ability to raise funds in the capital markets, but also the cost of these funds. In addition, certain financial on- and off-balance sheet arrangements contain credit rating

HUNTINGTON BANCSHARES INCORPORATED	61

MANAGEMENT’S DISCUSSION AND ANALYSIS

triggers that could increase funding needs if a negative rating change occurs. Letter of credit commitments for marketable securities, interest rate swap collateral agreements, and certain asset securitization transactions contain credit rating provisions.

As a result of a formal SEC investigation announced June 26, 2003, Standard and Poor’s rating agency placed the company’s debt ratings on “CreditWatch Negative” pending completion of the investigation. As a precautionary measure, Management increased the volume of long-term wholesale borrowings, while reducing overnight Federal Funds borrowings. The cost of short-term borrowings has not been materially affected by the downgrade, although at least one investor has reduced exposure limits as a result of this action by a rating agency. This action had no adverse impact on rating triggers inherent in financial contracts. Management believes that sufficient liquidity exists to meet the funding needs of the Bank and the parent company. Credit ratings as of December 31, 2003 for the parent company and the Bank were:

Huntington Bancshares Incorporated	Senior Unsecured Notes		Subordinated Notes		Short Term	Outlook
Moody’s Investor Service	A2		A3		P1	Negative
Standard & Poor’s Corporation	A	-	BBB	+	A2	CreditWatch Negative
Fitch Ratings	A		A	-	F1	Stable

The Huntington National Bank
Moody’s Investor Service	A1		A2		P1	Negative
Standard & Poor’s Corporation	A		A	-	A1	CreditWatch Negative
Fitch Ratings	A		A	-	F1	Stable

BANK LIQUIDITY

The company manages liquidity at the Bank level to ensure that adequate funding sources are available to meet ongoing business activities, including providing loans and leases for customers, repaying obligations as they become due, and supporting operating costs. Selected information regarding the Bank’s short-term borrowings and the maturity of obligations, including payments due under operating lease obligations, is reflected in Table 15.

The primary source of funding for the Bank are core deposits from its retail and commercial customers. As of December 31, 2003, these core deposits, 96% of which are provided by the Regional Banking line of business, funded 51% of total assets. Core deposits include non-interest bearing and interest bearing demand deposits, savings accounts, and other domestic deposits, including certificates of deposit under $100,000 and IRAs. The types and sources of deposits by business segment at December 31, 2003, are detailed in Table 16. At December 31, 2003, total core deposits represented 84% of total deposits, down from 87% at the end of the prior year. This decline reflected the run-off of relatively expensive retail CDs, which were replaced by lower cost brokered and negotiable CDs. The decline in assets funded by core deposits at the end of 2001 compared with 2002 reflected the sale of $4.8 billion of Florida banking deposits.

Domestic time deposits of $100,000 or more, adjusted to include brokered time deposits and negotiable certificates of deposit and IRAs included in other domestic time deposits, totaled $3.2 billion at December 31, 2003. These time deposits mature as follows: $0.8 million within three months, $0.3 million within six but more than three months, $0.3 million within one year but more than six months, and $1.7 million maturing beyond one year. At December 31, 2003, loans and leases were 121% of total deposits compared with 119% at December 31, 2002.

62	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 15—Contractual Obligations

(in millions of dollars)	One Year or Less	1 to 3 Years	3 to 5 Years	More Than 5 Years	Total
Deposits without a stated maturity	$10,155	$—	$—	$—	$10,155
Certificates of deposit and other time deposits	3,930	2,996	722	684	8,332
Short-term borrowings	1,452	—	—	—	1,452
Federal Home Loan Bank advances	3	100	900	270	1,273
Subordinated notes	—	—	—	990	990
Other long-term debt	1,205	2,160	225	955	4,545
Operating lease obligations	33	58	52	193	336

Federal Funds Purchased and Repurchase Agreements	Year Ended December 31,
(in thousands of dollars)	2003	2002	2001
Balance at year end	$1,378,058	$2,058,523	$1,913,607
Weighted average interest rate at year end	0.73%	1.49%	2.24%
Maximum amount outstanding at month end during the year	$2,438,892	$2,503,962	$3,094,647
Average amount outstanding during the year	$1,707,059	$2,072,075	$2,258,860
Weighted average interest rate during the year	1.22%	1.98%	4.11%

Sources of wholesale funding include Federal Funds purchased, Eurodollar deposits, securities sold under repurchase agreements, brokered and negotiable CDs, FHLB advances, and medium- and long-term debt. The Bank is a member of the FHLB of Cincinnati, which provides funding to its members through advances. These advances carry maturities from one month to twenty years. At December 31, 2003, the Bank had $1.3 billion of advances from the FHLB. All FHLB borrowings are collateralized with mortgage-related assets such as residential mortgage loans and home equity loans. To provide further liquidity, the Bank has a $6.0 billion domestic bank note program with $4.0 billion available for future issuance under this program as of December 31, 2003. In addition, the Bank shares a $2.0 billion Euronote program with the parent company. This program is subject to annual renewal and had approximately $1.3 billion available as of December 31, 2003. Both programs enable the Bank to issue notes with maturities from one month to thirty years. Total wholesale deposits increased 35% in 2003. The $3.0 billion portfolio at December 31, 2003, had a weighted average maturity of 1.8 years.

Other sources of liquidity include the sale or maturity of investment securities, the sale or securitization of loans, and the issuance of common and preferred securities.

The asset side of the Bank’s balance sheet also provides significant liquidity. The relatively short maturity of the consumer loan and lease portfolio and the C&I and CRE construction portfolios generate significant amounts of cash flow. As shown in Table 18, of the $6.6 billion total C&I and CRE construction loans at December 31, 2003, approximately 46% matures within one year. Of the $6.2 billion total of automobile loans and leases and operating leases at December 31, 2003, approximately 16% also matures within one year. In addition, during 2003, $2.1 billion in indirect automobile loans were sold, with such sales representing another source of liquidity.

HUNTINGTON BANCSHARES INCORPORATED	63

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 16—Deposit Liabilities

	December 31,
(in millions of dollars)	2003		2002		2001		2000		1999
By Type		%		%		%		%		%
Demand deposits
Non-interest bearing	$2,987	16.2	$3,058	17.5	$3,607	17.9	$3,402	17.2	$3,950	19.5
Interest bearing	6,411	34.7	5,390	30.8	5,752	28.5	4,695	23.8	4,099	20.3
Savings deposits	2,960	16.0	2,851	16.3	3,466	17.2	3,528	17.9	3,793	18.8
Retail certificates of deposit	2,462	13.3	3,261	18.6	4,970	24.6	5,103	25.8	4,768	23.6
Other domestic time deposits	631	3.4	695	4.0	896	4.4	933	4.7	1,013	5.0

Total Core Deposits	15,451	83.6	15,255	87.2	18,691	92.6	17,661	89.4	17,623	87.2

Domestic time deposits of $100,000 or more	789	4.3	732	4.2	1,131	5.6	1,424	7.2	1,358	6.7
Brokered time deposits and negotiable CDs	1,772	9.6	1,093	6.2	140	0.7	256	1.3	530	2.6
Foreign time deposits	475	2.5	419	2.4	225	1.1	408	2.1	703	3.5

Total Deposits	$18,487	100.0	$17,499	100.0	$20,187	100.0	$19,749	100.0	$20,214	100.0

By Business Segment
Regional Banking
Central Ohio	$4,109	22.2	$4,020	23.0
Northern Ohio	3,588	19.4	3,611	20.6
Southern Ohio / Kentucky	1,441	7.8	1,365	7.8
West Michigan	2,457	13.3	2,410	13.8
East Michigan	1,989	10.8	1,948	11.1
West Virginia	1,314	7.1	1,341	7.7
Indiana	648	3.5	604	3.5

Total Regional Banking	15,546	84.1	15,299	87.4

Dealer Sales	71	0.4	58	0.3
Private Financial Group	1,163	6.3	938	5.4
Treasury/Other	1,707	9.2	1,204	6.9

Total Deposits	$18,487	100.0	$17,499	100.0

At December 31, 2003, the portfolio of securities available for sale totaled $4.9 billion, of which $2.6 billion was pledged to secure public and trust deposits, interest rate swap agreements, U.S. Treasury demand notes, and securities sold under repurchase agreements. The composition and maturity of these securities are presented in Table 17. Another source of liquidity is the increase in non-pledged securities, which increased to $2.3 billion at December 31, 2003, from $0.7 billion at December 31, 2002.

The Bank also has access to the Federal Reserve’s discount window. At December 31, 2003, a total of $1.7 billion of commercial loans had been pledged to secure potential future borrowings through this facility.

64	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 17—Securities Available for Sale

		December 31,
(in thousands of dollars)		2003	2002	2001
U.S. Treasury and Federal Agencies		$3,285,916	$2,627,684	$2,322,079
Other		1,639,316	775,685	527,500

Total Securities Available for Sale		$4,925,232	$3,403,369	$2,849,579

	Amortized Cost	Fair Value	Yield(1)
U.S. Treasury
Under 1 year	$1,374	$1,376	3.63%
1-5 years	31,356	31,454	3.11
6-10 years	271,271	275,540	4.42

Total U.S. Treasury	304,001	308,370	4.28

Federal Agencies
Mortgage-backed
1-5 years	19,899	20,434	5.50
6-10 years	198,755	201,995	5.24
Over 10 years	1,593,139	1,595,594	5.65

Total mortgage-backed	1,811,793	1,818,023	5.60

Other agencies
Under 1 year	173,181	175,505	5.31
1-5 years	585,561	593,662	3.89
6-10 years	403,953	390,164	3.84
Over 10 years	201	192	4.15

Total other	1,162,896	1,159,523	4.08

Total U.S. Treasury and Federal Agencies	3,278,690	3,285,916	4.94

Municipal Securities
Under 1 year	6,594	6,663	9.12
1-5 years	20,015	20,569	8.38
6-10 years	69,511	71,013	6.12
Over 10 years	332,181	334,188	6.72

Total Municipal Securities	428,301	432,433	6.74

Other
Under 1 year	2,473	2,475	5.93
1-5 years	37,169	37,290	2.28
6-10 years	25,047	25,494	1.80
Over 10 years	1,124,862	1,125,157	4.06
Retained interest in securitizations	5,593	6,356	10.71
Marketable equity securities	8,547	10,111

Total Other	1,203,691	1,206,883	3.99

Total Securities Available for Sale	$4,910,682	$4,925,232	4.87%

(1)	Weighted average yields were calculated using amortized cost and on a fully tax equivalent basis assuming a 35% tax rate. Marketable equity securities are excluded.

HUNTINGTON BANCSHARES INCORPORATED	65

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 18—Maturity Schedule of Selected Loans and Leases

	December 31, 2003
(in millions of dollars)	One Year or Less	One to Five Years	After Five Years	Total
C&I	$2,563	$2,209	$542	$5,314
CRE—construction	460	781	57	1,298
Automobile loans	289	2,638	65	2,992
Automobile leases	278	1,471	153	1,902
Operating lease assets	335	338	—	673

Total	$3,925	$7,437	$817	$12,179

Variable interest rates	$2,914	$2,506	$493	$5,913
Fixed interest rates	1,011	4,931	324	6,266

Total	$3,925	$7,437	$817	$12,179

PARENT COMPANY LIQUIDITY

The parent company’s funding requirements consist primarily of dividends to shareholders, income taxes, funding of non-bank subsidiaries, repurchases of the company’s stock, debt service, and operating expenses. The parent company obtains funding to meet its obligations from dividends received from its direct subsidiaries, net taxes collected from its subsidiaries included in the consolidated tax return, and the issuance of debt securities.

Management intends to maintain the Bank’s risk-based capital ratios at levels at which the Bank would be considered to be “well capitalized” by its regulators. As a result, the amount of dividends that can be paid to the parent company depends on the Bank’s capital needs. At December 31, 2003, the bank was “well capitalized” according to guidelines established by the Bank’s primary regulator, the Office of the Comptroller of the Currency. At December 31, 2003, the Bank could declare and pay dividends to the parent company of $101.6 million and still be considered “well capitalized.” The Bank could declare an additional $231.1 million of dividends without regulatory approval at December 31, 2003, although such dividends would take the Bank below “well capitalized” levels.

At December 31, 2003, the parent company had issued $200 million under its medium-term note program, with $195 million available for future funding needs. As mentioned earlier, the parent company shares a $2.0 billion Euronote program with the Bank. Availability of funding through these two programs amounted to $1.3 billion at December 31, 2003.

At December 31, 2003, the parent company had $433 million in cash or cash equivalents available. Management believes that the parent company has sufficient liquidity to meet its cash flow obligations in 2004, including its anticipated annual dividend payments, without relying upon the capital markets for financing.

Off-Balance Sheet Arrangements

In the normal course of business, the company enters into various off-balance sheet arrangements. These arrangements include financial guarantees contained in standby letters of credit issued by the Bank and commitments by the Bank to sell mortgage loans.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. Approximately 53% of standby letters of credit are collateralized and nearly 95% are expected to expire without being drawn upon. There were $983 million and $880 million of outstanding standby letters of credit at December 31, 2003 and 2002, respectively. Non-interest income was recognized from the issuance of these standby letters of credit of $7.7 million and $11.6 million in 2003 and 2002, respectively. The decrease in non-interest income in 2003 from 2002 was attributable to the adoption of FIN 45 in 2003, which required that fees received from the issuance of standby letters of credit be deferred and recognized over the term of the guarantee, rather than the previous practice of being recognized when the letter of credit is initiated. The carrying amount of deferred revenue related to standby letters of credit at December 31, 2003, was $3.9 million. Standby letters of credit are included in the determination of the amount of risk-based capital that the company and the Bank are required to hold.

66	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

The Bank enters into forward contracts relating to its mortgage banking business. At December 31, 2003 and 2002, commitments to sell residential real estate loans totaled $277 million and $782 million, respectively. These contracts mature in less than one year.

Huntington and/or the Bank may also have liabilities under certain contractual agreements contingent upon the occurrence of certain events. A discussion of significant contractual arrangements under which Huntington and/or the Bank may be held contingently liable, including guarantee arrangements, is included in Note 25 of the Notes to Consolidated Financial Statements.

Through its credit process, Management monitors the credit risks of outstanding standby letters of credit. When it is probable that a standby letter of credit will be drawn and not repaid in full, losses are recognized in non-interest expense. Management does not believe that its off-balance sheet arrangements will have a material impact on its liquidity or capital resources.

Capital

Capital is managed both at the parent and the Bank levels. Capital levels are maintained based on regulatory capital requirements and the economic capital required to support credit, market, and operation risks inherent in the company’s business and to provide the flexibility needed for future growth and new business opportunities. Management places significant emphasis on the maintenance of a strong capital position, which promotes investor confidence, provides access to the national markets under favorable terms, and enhances business growth and acquisition opportunities. The importance of managing capital is also recognized and Management continually strives to maintain an appropriate balance between capital adequacy and providing attractive returns to shareholders.

Shareholders’ equity totaled $2.3 billion at December 31, 2003. This balance represented an $85 million increase during 2003. The growth in shareholders’ equity resulted from the retention of net income after dividends to shareholders of $118.9 million, offset by $81.1 million in share repurchases during 2003 and by a reduction in accumulated other comprehensive income of $60 million. The decline in accumulated other comprehensive income resulted from a decline in the market value of securities available for sale and cash flow hedges at December 31, 2003, compared with December 31, 2002. Effective with the dividend declared in the 2003 third quarter, the quarterly common stock dividend was increased 9.4% to $0.175 per share from $0.16 per share. Total cash dividends declared were $0.67 per share in 2003, up from $0.64 per share in 2002. During 2003, the company repurchased 4.3 million shares of its common stock on the open market or through privately negotiated transactions. At December 31, 2003, the company had unused authority to repurchase up to 3.9 million shares.

Table 19—Capital Adequacy

	“Well- Capitalized” Minimums	December 31,
(in millions of dollars)		2003	2002	2001	2000	1999
Total Risk-Adjusted Assets		$28,164	$27,030	$27,736	$26,757	$25,187
Ratios:
Tier 1 Risk-Based Capital	6.00%	8.53%	8.34%	7.02%	7.13%	7.46%
Total Risk-Based Capital	10.00	11.95	11.25	10.07	10.29	10.57
Tier 1 Leverage	5.00	7.98	8.51	7.16	6.85	6.64
Tangible common equity		6.80	7.22	5.86	5.69	5.18
Tangible common equity to risk-weighted assets		7.30	7.29	5.86	5.90	5.92

Management evaluates several measures of capital, but there are three primary regulatory ratios: Tier 1 Risk-based Capital, Total Risk-based Capital, and Tier 1 Leverage. The Federal Reserve Board, which supervises and regulates the parent, sets minimum capital requirements for each of these regulatory capital ratios. In the calculation of these risk-based capital ratios, risk weightings are assigned to certain asset and off-balance sheet items such as interest rate swaps, loan commitments, and securitizations. Huntington’s Tier 1 Risk-based Capital, Total Risk-based Capital, Tier 1 Leverage ratios and risk-adjusted assets for the recent five years are shown in Table 19 and are well in excess of minimum levels established for “well capitalized” institutions. The Bank is primarily supervised and regulated by the Office of the Comptroller of the Currency, which establishes regulatory capital guidelines for banks similar to those established for bank holding companies by the Federal Reserve Board. At December 31 2003, the Bank had regulatory capital ratios in excess of “well capitalized” regulatory minimums.

HUNTINGTON BANCSHARES INCORPORATED	67

MANAGEMENT’S DISCUSSION AND ANALYSIS

At December 31, 2003, the tangible common equity ratio was 6.80%, down from 7.22% at the end of 2002. The decline was a function of (1) $81.1 million related to the repurchase of the company’s stock in the 2003 first quarter, (2) $1.0 billion of securitized loans consolidated onto the balance sheet in the 2003 third quarter due to the adoption of FIN 46, and (3) $2.0 billion of tangible asset growth. Management has targeted a longer-term tangible common equity to asset ratio of 6.50%-6.75%, given the current portfolio risk profile.

Another measure of capital adequacy favored by one of the rating agencies is tangible common equity to risk-weighted assets. This measurement utilizes risk-weighted assets, as defined in the regulatory capital ratio. Unlike the tangible common equity ratio, which declined 42 basis points during the year, this ratio increased slightly to 7.30% at the end of 2003 from 7.29% at the end of 2002. The ratio (1) was favorably impacted by the addition of lower risk-weighted assets during the year, i.e., residential mortgages, home equity loans, and investment securities, and (2) was not adversely impacted by the consolidation of the $1.0 billion of securitized loans as they have always been a component of risk-weighted assets.

ECONOMIC CAPITAL

Huntington makes asset allocation and balance sheet management decisions in the context of capital management primarily based on an economic capital model. All products are allocated equity based on a determination of credit, market, and operational risk levels. All commercial credit extensions are evaluated using a return on risk-adjusted capital (RORAC) model that considers pricing, internal risk rating, structure, tenor, and deposit relationship among other variables. The consumer lending portfolios are also evaluated on a RORAC basis. The non-credit related products are evaluated based on the return on capital held for operational and/or market risk. Although the level of capital is generally lower for these products, the return calculation and assessment process is the same. This allows for a quantitative basis for balance sheet management decisions.

Lines of Business Discussion

Huntington has three distinct lines of business: Regional Banking, Dealer Sales, and the Private Financial Group (PFG). A fourth segment includes the company’s Treasury function and other unallocated assets, liabilities, revenue, and expense. Line of business results are determined based upon the company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. An overview of this system is provided below, along with a description of each segment and discussion of financial results.

FUNDS TRANSFER PRICING

The company uses a centralized funds transfer pricing (FTP) methodology to attribute appropriate net interest income to the business segments. The Treasury/Other business segment charges (credits) an internal cost of funds for assets held in (or pays for funding provided by) each line of business. The FTP rate is based on prevailing market interest rates for comparable duration assets (or liabilities). Deposits of an indeterminate maturity receive an FTP credit based on a vintage-based pool rate. Other assets, liabilities, and capital are charged (credited) with a four-year moving average FTP rate. The intent of the FTP methodology is to eliminate all interest rate risk from the lines of business by providing matched duration funding of assets and liabilities. The result is to centralize the financial impact of interest rate and liquidity risk for the company in Treasury/Other.

The FTP methodology also provides for a charge (credit) to the line of business when a fixed-rate loan is sold and the internal funding associated with the loan is extinguished. The charge (credit) to the line of business represents the cost (or benefit) to Treasury/Other of the early extinguishment of the internal fixed-rate funding. This charge (credit) has no impact on consolidated financial results.

Beginning January 1, 2002, significant changes were made to the FTP methodology in order to more accurately reflect product margins and profitability. These changes materially impact the comparability between the 2003 and 2002 periods compared with 2001. These changes included charging a liquidity premium for loans having a commitment term greater than their re-pricing period.

ALLOCATION OF THE ALLL

Beginning January 1, 2003, changes were also made in the methodology of allocating the ALLL to loan balances within each business segment. Prior to 2003, the company maintained an unallocated component of its ALLL, as did many banks. The unallocated component was eliminated in 2003 with the adoption of the more granular risk rating system with most of the prior unallocated reserve absorbed into the transaction reserve. With the adoption of the new risk grading system, Management has determined that an unallocated component is no longer necessary.

68	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

Specific loan loss reserve rates were established for each loan type and a related reserve was established in the affected business segment. As a result, the ALLL for each business segment was higher in 2003 versus 2002, with a corresponding decline in the ALLL in the Treasury/Other business segment.

COMPARABILITY WITH 2001 RESULTS

During 2003, business segment reporting was significantly expanded, which increased the level of business segment data gathered and reported for 2003 and 2002. This expanded information, as well as certain other business performance metrics are not available for 2001 on a comparable basis and are, therefore, not included in the tables that follow. In addition, in the tables that follow, income statement data for 2001 is shown in a summary form.

The data for 2003 and 2002 utilize the same reporting basis and methodologies. However, in 2003 and 2002, changes were made to the methodologies utilized for certain balance sheet and income statement allocations from the company’s management reporting system. This most notably impacted the funds transfer pricing methodology (see above discussion). The 2001 previously reported segment results were not able to be restated for these methodology changes, which diminishes some of the benefit of net interest and net operating earnings comparisons to 2001 results. The following tables within each segment show performance on this basis for the most recent three years.

USE OF OPERATING EARNINGS

Management uses earnings on an operating basis, rather than on a GAAP basis, to measure underlying performance trends for each business segment. Operating earnings represent GAAP earnings adjusted to exclude the impact of the Significant Factor items 1-6 discussed in the Significant Factors Influencing Financial Performance Comparisons discussion and Table 3. In addition to this discussion and Table 3, see Note 17 of the Notes to Consolidated Financial Statements. Analyzing earnings on an operating basis is very helpful in assessing underlying performance trends, a critical factor used by Management to determine the success of strategies and future earnings capabilities. In Table 20, the Significant Factors noted above are included in the business segment’s GAAP results, but are not included in the operating results used to measure underlying performance trends.

In 2003, Dealer Sales recorded $26.0 million of after-tax gains on the sale of automobile loans. This line of business was also assessed an internal charge of $12.5 million after-tax for the early extinguishment of the fixed-rate funding used to support the sold loans. This resulted in a net gain of $13.5 million after-tax to Dealer Sales, with a $12.5 million after-tax credit to Treasury/Other representing the early funding extinguishment charge offset.

The after-tax gain from selling the West Virginia banking offices was recorded in the Treasury/Other segment. Management chose to record this gain outside the Regional Banking segment given its one-time nature, and to prevent overstating that segment’s run-rate earnings.

HUNTINGTON BANCSHARES INCORPORATED	69

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 20—Line of Business—GAAP Earnings vs. Operating Earnings Reconciliation(1)

(in thousands of dollars)	Regional Banking	Dealer Sales	PFG	Treasury/ Other	Total
2003
Net Income—GAAP	$172,799	$62,624	$25,953	$110,987	$372,363
Change from prior year—$	58,329	37,967	3,128	(50,792)	48,632
Change from prior year—%	51.0%	NM	13.7%	(31.4)%	15.0%

Restructuring releases	—	—	—	(4,333)	(4,333)
Gain on sale of automobile loans	—	(13,493)	—	(12,532)	(26,025)
Cum. effect of change in accounting	—	10,888	—	2,442	13,330
Gain on sale of branch offices	—	—	—	(8,523)	(8,523)
Long-term debt extinguishment	—	—	—	9,913	9,913

Net Income—Operating	$172,799	$60,019	$25,953	$97,954	$356,725
Change from prior year—$	59,599	36,152	1,127	(19,862)	77,016
Change from prior year—%	52.6%	NM	4.5%	(16.9)%	27.5%

2002
Net Income—GAAP	$114,470	$24,657	$22,825	$161,779	$323,731
Change from prior year—$	(26,244)	52,382	1,232	161,565	188,935
Change from prior year—%	(18.7)%	NM	5.7%	NM	140.2%

Restructuring charges	—	—	3,429	28,403	31,832
Loss from Florida operations	(1,270)	(790)	(1,428)	5,013	1,525
Gain on sale of Florida operations	—	—	—	(61,422)	(61,422)
Merchant Services gain	—	—	—	(15,957)	(15,957)

Net Income—Operating	$113,200	$23,867	$24,826	$117,816	$279,709
Change from prior year—$	(13,701)	44,094	5,906	42,629	78,928
Change from prior year—%	(10.8)%	NM	31.2%	56.7%	39.3%

2001
Net Income—GAAP	$140,714	$(27,725)	$21,593	$214	$134,796
Restructuring charges	5,948	10,400	2,990	32,634	51,972
Loss from Florida operations	(19,761)	(2,902)	(5,663)	42,339	14,013

Net Income—Operating	$126,901	$(20,227)	$18,920	$75,187	$200,781

(1)	See Significant Factors Influencing Financial Performance discussion on page 39.

NM, not a meaningful value.

Dealer Sales was notably impacted by the cumulative effect of change in accounting principle (FIN 46), adopted on July 1, 2003. As a result of adopting FIN 46, a securitization trust, which owned $1.0 billion of automobile loans, was consolidated. The parent company held a $40 million investment in this entity and, upon consolidation, this investment and its related interest receivable was consolidated as well, generating $2.4 million of after-tax cumulative effect to Treasury/Other earnings. The remainder of the cumulative effect of accounting change was recorded in Dealer Sales. For 2003, operating earnings for Dealer Sales and Treasury/Other were adjusted for this change in accounting.

Restructuring charges and releases were excluded from all three years’ operating earnings for each business segment. The restructuring charges were originally established to address non-run-rate earnings issues for all business segments. Restructuring releases occurred in 2002 and 2003 and were recorded in Treasury/Other. One charge in 2002 related to a loss in the Private Financial Group segment and was adjusted for in that segment.

Earnings from the sold Florida banking and insurance operations crossed all business segments. The run-rate earnings related to these operations were excluded from earnings for each segment for 2002 and 2001. The gain from the sale of these operations was recorded in the Treasury/Other segment to isolate it from the bank’s core operating segments and was excluded from Treasury/Other’s operating results for 2002.

70	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

Similar to the Florida banking and insurance operations, the Merchant Services business crossed multiple business segments. When this business was restructured in 2002, the resulting gain was recorded in Treasury/Other to isolate its impact from run-rate earnings in the other business segments. The 2002 operating earnings for Treasury/Other excluded the $16.0 million after-tax gain.

REGIONAL BANKING

Regional Banking provides products and services to retail, business banking, and commercial customers. These products and services are offered in seven operating regions within the five states of Ohio, Michigan, West Virginia, Indiana, and Kentucky through the company’s traditional banking network. Each region is further divided into Retail and Commercial Banking units. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, business loans, personal and business deposit products, as well as sales of investment and insurance services. Retail products and services comprise 51% and 84%, of total regional banking loans and deposits, respectively. These products and services are delivered to customers through banking offices, ATMs, Direct Bank—Huntington’s customer service center, and Web Bank at huntington.com. Commercial banking products include middle-market and large commercial banking relationships, which use a variety of banking products and services including, but not limited to, commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities.

2003 versus 2002 Performance

Regional Banking contributed $172.8 million of the company’s net operating earnings in 2003, up 53% from $113.2 million in 2002. This increase reflected a 10% growth in revenue compared with a 6% growth in non-interest expense, as well as $40 million lower provision for loan and lease losses.

Revenue growth reflected a 5% increase in net interest income driven by an 8% increase in average loans and a 4% increase in average deposits. Strong growth in consumer loans and CRE loans contributed to higher net interest income, though lower margins on deposit accounts offset the majority of this benefit. The level of Regional Banking deposits typically exceeds the level of loans. As such, the FTP provides a credit for this excess funding, which is used by other organizational units that do not generate excess funds. As interest rates decline, this credit is reduced commensurately. The FTP credit paid on the excess funds in 2003 was lower due to the low interest rate environment. De facto deposit pricing floors also contributed to lower net interest income as FTP credits paid on deposit accounts declined commensurate with the decline in interest rates, though interest rates paid to deposit customers remained relatively flat, to slightly down, for most of the year. This was the primary contributing factor in the decline in Regional Banking’s net interest margin to 4.39% in 2003 from 4.56% in 2002.

The decrease in average C&I loans reflected a combination of factors. First, the demand for C&I loans was weak, as companies reacted to the initial strengthening of the economy by drawing down their cash balances, rather than borrowing. Second, consistent with Management’s strategic plan, exposures to large, individual credits were reduced, especially those outside the geographic footprint. The reduction in shared national credit exposure reflected this effort. Partially offsetting these factors was the increase in small business loans reflecting success in growing this targeted segment. Consumer loan growth reflected favorable interest rates. All regions increased loans with each targeted customer segment growing. In addition, non-interest bearing and interest bearing demand deposits increased 9% and 24%, respectively, reflecting deeper customer relationships. The number of on-line banking customers ended the year at over 163,000 and represented 31% penetration of retail banking households. However, the number of retail households was essentially flat throughout 2003, though the 90-day cross sell ratio improved from 1.7 in the first quarter to 2.2 in the fourth quarter. Improving the performance of these metrics is a key objective.

Non-interest income increased 20% reflecting significantly higher mortgage banking income, a 13% increase in service charges on deposits, and a 52% increase in brokerage and insurance income. The increase in mortgage banking income reflected a $29.1 million benefit as 2003 results included a MSR impairment net recovery of $15.0 million, versus a temporary impairment charge of $14.1 million in 2002 (see non-interest income discussion.) The increase in service charges on deposits reflected a combination of growth in deposits, as well as higher NSF and overdraft fees on deposit accounts. The increase in brokerage and insurance revenue reflected mostly higher title insurance fees, commensurate with the increase in home mortgage refinancing activity, and a higher sharing of revenue generated by the Private Financial Group due to a change in allocation methodology.

Non-interest expense increased 6% and included a 13% increase in personnel costs. The growth in personnel costs was largely attributable to higher salaries and incentive based compensation, particularly in support of growth in mortgage banking activities, and growth in loan and deposit programs, as well as higher medical and pension benefit expenses. The increase in expenses also reflected

HUNTINGTON BANCSHARES INCORPORATED	71

MANAGEMENT’S DISCUSSION AND ANALYSIS

investments in infrastructure and staffing including the strengthening of centralized credit underwriting and collections, sales training, and new teller platform technology.

With revenue growth of 10% exceeding expense growth of 6%, the Regional Banking efficiency ratio declined to 60.9% from 63.2%, in 2002.

The provision for credit losses declined significantly. This primarily reflected a 46% reduction in NPAs and an improvement in net charge-offs to 0.86% of average outstandings in Regional Banking, from 1.15% a year-earlier.

The return on average assets and return on average equity for Regional Banking, were 1.17% and 17.0%, respectively, up from 0.84% and 12.4% in 2002.

2002 versus 2001 Performance

Earnings in 2002 were $13.7 million, or 11%, lower than 2001. Total revenue for this segment declined 2%, while total non-interest expense was up 7%. The net interest margin was 4.56% in 2002, down 44 basis points from 5.00% in 2001. Interest rates fell throughout 2002, and interest rates on variable-rate loans declined more rapidly than deposit pricing, which was approaching de facto pricing floors. Average total loans increased 6%, reflecting very strong growth in consumer loans and CRE loans. Consumer loan growth was concentrated in residential mortgages and home equity loans and lines. Average deposits increased 7%, led by a very strong 37% increase in interest bearing demand deposits.

Non-interest income increased 2%, primarily reflecting higher service charges on consumer and commercial deposit accounts and fees for electronic banking. This benefit was partially offset by a decline in mortgage banking income due to temporary MSR impairment charges.

Non-interest expense increased 7%, primarily due to higher personnel costs. This increase reflected investments in strengthening Regional Banking’s management team, business banking sales force, and credit administration team, as well as increased performance-based incentive compensation.

72	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 21—Regional Banking(1)

	2003	Change From 2002		2002	Change From 2001		2001
		Amount	%		Amount	%
INCOME STATEMENT (in thousands)
Net Interest Income	$605,363	$30,359	5.3%	$575,004	$(22,058)	(3.7)%	$597,062
Provision for loan losses	93,989	(39,906)	(29.8)	133,895	(27,988)	(17.3)	161,883

Net Interest Income After Provision for Loan Losses	511,374	70,265	15.9	441,109	5,930	1.4	435,179

Service charges on deposit accounts	163,099	18,466	12.8	144,633
Brokerage and insurance income	16,176	5,514	51.7	10,662
Trust services	968	(62)	(6.0)	1,030
Mortgage banking	57,453	25,910	82.1	31,543
Other service charges and fees	41,045	61	0.1	40,984
Other	38,976	3,774	10.7	35,202

Total Non-Interest Income Before Securities Gains	317,717	53,663	20.3	264,054
Securities gains	—	—	NM	—

Total Non-Interest Income	317,717	53,663	20.3	264,054	6,219	2.4	257,835

Personnel costs	230,816	26,473	13.0	204,343
Other	332,430	5,764	1.8	326,666

Total Non-Interest Expense	563,246	32,237	6.1	531,009	33,228	6.7	497,781

Income Before Income Taxes	265,845	91,691	52.6	174,154	(21,079)	(10.8)	195,233
Income taxes (2)	93,046	32,092	52.6	60,954	(7,378)	(10.8)	68,332

Net Income—Operating (1)	$172,799	$59,599	52.6%	$113,200	$(13,701)	(10.8)%	$126,901

Revenue—Fully Taxable Equivalent (FTE)
Net interest income	$605,363	$30,359	5.3%	$575,004	$(22,058)	(3.7)%	$597,062
Tax equivalent adjustment (2)	1,183	(442)	(27.2)	1,625	(847)	(34.3)	2,472

Net interest income (FTE)	606,546	29,917	5.2	576,629	(22,905)	(3.8)	599,534
Non-interest income	317,717	53,663	20.3	264,054	6,219	2.4	257,835

Total Revenue (FTE)	$924,263	$83,580	9.9%	$840,683	$(16,686)	(1.9)%	$857,369

Total Revenue Excluding Securities Gains (FTE)	$924,263	$83,580	9.9%	$840,683	$(16,686)	(1.9)%	$857,369

SELECTED AVERAGE BALANCES (in millions)
Loans:
C&I	$4,496	$(233)	(4.9)%	$4,729	$(303)	(6.0)%	$5,032
CRE
Construction	1,216	36	3.1	1,180	92	8.5	1,088
Commercial	2,394	287	13.6	2,107	234	12.5	1,873
Consumer
Auto loans—indirect	7	(3)	(30.0)	10	(9)	(47.4)	19
Home equity loans & lines of credit	3,189	408	14.7	2,781	250	9.9	2,531
Residential mortgage	1,652	477	40.6	1,175	457	63.6	718
Other loans	312	(37)	(10.6)	349	(52)	(13.0)	401

Total Consumer	5,160	845	19.6	4,315	646	17.6	3,669

Total Loans	$13,266	$935	7.6%	$12,331	$669	5.7%	$11,662

Deposits:
Non-interest bearing deposits	$2,880	$236	8.9%	$2,644	$115	4.5%	$2,529
Interest bearing demand deposits	5,483	1,046	23.6	4,437	1,202	37.2	3,235
Savings deposits	2,749	—	—	2,749	(165)	(5.7)	2,914
Domestic time deposits	4,068	(773)	(16.0)	4,841	(192)	(3.8)	5,033
Foreign time deposits	358	113	46.1	245	72	41.6	173

Total Deposits	$15,538	$622	4.2%	$14,916	$1,032	7.4%	$13,884

(1)	Operating basis, see page 69 for definition.
(2)	Calculated assuming a 35% tax rate.

NM, not a meaningful value.

HUNTINGTON BANCSHARES INCORPORATED	73

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 21—Regional Banking(1)

	2003	Change From 2002		2002	Change From 2001		2001
		Amount	%		Amount	%
PERFORMANCE METRICS
Return on average assets	1.17%	0.33%		0.84%	(0.14)%		0.98%
Return on average equity	17.0	4.6		12.4	(2.5)		14.9
Net interest margin	4.39	(0.17)		4.56	(0.44)		5.00
Efficiency ratio	60.9	(2.2)		63.2	5.1		58.1

CREDIT QUALITY
Net Charge-offs by Loan Type (in thousands)
C&I	$84,127	$(23,434)	(21.8)%	$107,561
CRE	10,335	(7,046)	(40.5)	17,381

Total commercial	94,462	(30,480)	(24.4)	124,942
Consumer
Auto loans	16	(24)	(60.0)	40
Home equity loans & lines of credit	13,817	2,143	18.4	11,674
Residential mortgage	811	(43)	(5.0)	854
Other loans	4,041	60	1.5	3,981

Total consumer	18,685	2,136	12.9	16,549

Total Net Charge-offs	$113,147	$(28,344)	(20.0)%	$141,491

Net Charge-offs—annualized percentages
C&I	1.87%	(0.40)%		2.27%
CRE	0.29	(0.24)		0.53

Total commercial	1.17	(0.39)		1.56
Consumer
Auto loans	0.23	(0.17)		0.40
Home equity loans & lines of credit	0.44	0.01		0.42
Residential mortgage	0.05	(0.02)		0.07
Other loans	1.30	0.10		1.20

Total consumer	0.36	(0.02)		0.39

Total Net Charge-offs	0.86%	(0.30)%		1.15%

Non-performing Assets (NPA) (in millions)
C&I	$39	$(50)	(56.2)%	$89
CRE	12	(15)	(55.6)	27
Residential mortgage	9	—	—	9

Total Non-accrual Loans	60	(65)	(52.0)	125
Renegotiated loans	—	—	NM	—

Total Non-performing Loans (NPL)	60	(65)	(52.0)	125
Other real estate, net (OREO)	12	3	33.3	9

Total Non-performing Assets	$72	$(62)	(46.3)%	$134

Accruing loans past due 90 days or more (EOP)	$39	$(4)	(9.3)%	$43

Allowance for Loan and Lease Losses (ALLL) (EOP)	197	22	12.6	175
ALLL as a % of total loans and leases	1.43%	0.05%		1.38%
ALLL as a % of NPLs	328.3	188.3		140.0
ALLL + OREO as a % of NPAs	290.3	153.0		137.3
NPLs as a % of total loans and leases	0.44	(0.55)		0.99
NPAs as a % of total loans and leases + OREO	0.52	(0.54)		1.06

(1)	Operating basis, see page 69 for definition.

NM, not a meaningful value.

EOP, end of period.

74	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 21—Regional Banking(1)

	2003	Change From 2002		2002
		Amount	%
SUPPLEMENTAL DATA
# employees—full-time equivalent (EOP)	4,869	(61)	(1.2)%	4,930

Retail Banking
Average loans (in millions)	$3,807	$402	11.8%	$3,405
Average deposits (in millions)	$11,042	$51	0.5	$10,991
# employees—full-time equivalent (EOP)	3,412	(100)	(2.8)	3,512
# banking offices (EOP)	333	(2)	(0.6)	335
# ATMs (EOP)	695	(191)	(21.6)	886
# DDA households (EOP)	490,924	(692)	(0.1)	491,616
# New 90-day cross sell (average) (3)	2.0	NM	NM	N/A
# on-line customers (EOP)	163,592	57,924	54.8	105,668
% on-line retail household penetration (EOP)	31%	11%		20%

Small Business
Average loans (in millions)	$1,679	$97	6.1%	$1,582
Average deposits (in millions)	$1,742	$122	7.5	$1,620
# employees—full-time equivalent (EOP)	251	20	8.7	231
# customers (EOP)	62,636	NM	NM	N/A
# New 90-day cross sell (average)(4)	1.9	NM	NM	N/A

Corporate Banking
Average loans (in millions)	$6,479	$7	0.1%	$6,472
Average deposits (in millions)	$2,542	$358	16.4	$2,184
# employees—full-time equivalent (EOP)	584	(7)	(1.2)	591
# customers (EOP)	6,356	NM	NM	N/A

Mortgage Banking
Average loans (in millions)	$1,301	$411	46.2%	$890
Average deposits (in millions)	$212	$91	75.2	$121
# employees—full-time equivalent (EOP)	622	26	4.4	596
Closed loan volume (in millions)	$6,077	$1,976	48.2	$4,101
Portfolio closed loan volume (in millions)	$2,027	$214	11.8	$1,813
Agency delivery volume (in millions)	$4,325	$1,955	82.5	$2,370
Servicing portfolio, incld. sold servicing (in millions)	$9,061	$3,024	50.1	$6,037
Mortgage servicing rights (in millions)	$71.1	$41.8	NM	$29.3

(1)	Operating basis, see page 69 for definition.
(3)	Total cross-sell on new relationships at 90 days (out of 16 core products); 2002 data is not available.
(4)	Total cross-sell on new relationships at 90 days (out of 18 products); 2002 data is not available.

NM, not a meaningful value.

N/A, not available.

EOP, end of period.

HUNTINGTON BANCSHARES INCORPORATED	75

MANAGEMENT’S DISCUSSION AND ANALYSIS

DEALER SALES

Dealer Sales serves over 3,500 automotive dealerships within Huntington’s primary banking markets as well as in Arizona, Florida, Georgia, Pennsylvania, and Tennessee. The segment finances the purchase of automobiles by customers of the automotive dealerships, purchases automobiles from dealers and simultaneously leases the automobiles under long-term direct finance leases, provides financing for dealership floor plan inventories, real estate, or working capital needs, and provides other banking services to the automotive dealerships and their owners.

The accounting for automobile leases significantly impacts the presentation of Dealer Sales’ financial results. All automobile leases originated prior to May 2002 are accounted for as operating leases, with leases originated since April 2002 accounted for as direct financing leases. For automobile leases originated prior to May 2002, the related financial results are reported as operating lease income and operating lease expense, components of non-interest income and non-interest expense, respectively, whereas the cost of funding such leases is included in interest expense. As a result of the treatment of operating leases, the net interest margin increased from 2001 to 2002 as the declining operating lease portfolio resulted in less assessed interest expense. Credit losses associated with these leases are also reflected in operating lease expense. With no new operating leases being originated, this portfolio, and related operating lease income and operating lease expense, will decrease over time and eventually become immaterial. In contrast, all new leases since April 2002 are originated as direct financing leases, where the income and funding are included in net interest income. Direct financing lease credit losses are charged against an allowance for loan and lease losses with provision expense recorded to maintain an appropriate allowance level.

2003 versus 2002 Performance

Dealer Sales contributed $60.0 million of the company’s net operating earnings in 2003, up from $23.9 million in 2002. Higher bankruptcies and a softer used car market continued to have adverse impacts on the operating performance of this segment. These factors generally stabilized or improved in 2003.

Also, as previously noted, in May 2002, Dealer Sales began recording all automobile leases as direct financing leases instead of operating leases. Thus, as the operating lease portfolio runs-off and the direct financing portfolio grows, the various related income and expense categories are impacted accordingly.

Net interest income was $107.2 million for 2003, compared with $5.3 million for 2002. This very significant increase reflected a 45% increase in total loans and leases, as well as a higher net interest margin.

Average automobile loans increased 21% reflecting strong originations and the consolidation of previously securitized loans, partially offset by loan sales. During 2003, $2.8 billion of automobile loans were originated, up 19% from 2002. This increase occurred despite relatively flat growth in industry-wide new and used vehicle sales in 2003 compared with 2002, as Dealer Sales continued to increase market share in nearly all of its markets. Also, higher production levels in recently entered or expanded markets (Arizona, Tennessee, Georgia, Northern Indiana, and Central and Southeast Florida) contributed to the increase. The growth in average automobile loans also reflected the July 1, 2003, consolidation of $1.0 billion of previously securitized automobile loans related to the adoption of FIN 46. Partially offsetting these two factors, was a $0.5 billion average impact of the sale of $2.1 billion of automobile loans reflecting efforts to lower the overall credit risk exposure to automobile financing (see Significant Factors item 8).

Average automobile direct financing leases increased $1.0 billion and reflected $1.3 billion of automobile direct financing lease originations, up 12% from 2002. The very large increase in average direct financing leases from 2002 reflected the fact that this is a young portfolio and consists only of leases originated since April 2002. This growth contrasts with the $0.9 billion reduction in average operating lease assets, a more mature lease portfolio, as it consists of all automobile leases originated prior to May 2002.

Also contributing to the growth in total loans and leases was a 22% increase in average C&I loans, including dealer floor plan loans.

The net interest margin was also favorably impacted by the run-off of the operating lease assets due to the fact that all of the funding cost associated with these assets is reflected in interest expense, whereas the income is reflected in non-interest income.

The provision for loan and lease losses increased 28%, reflecting growth in loans and direct financing leases and, to a lesser degree, a $5.1 million increase in net charge-offs. Net charge-offs for Dealer Sales are concentrated in automobile loans and leases. The net charge-off ratio for automobile loans was 1.24% in 2003, down from 1.37% in 2002, and reflected the continued upward trend in the credit quality of loans originated. Charge-offs of direct financing leases in 2003 represented 0.40% of average balances outstanding, up

76	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

slightly from 0.38% the prior year, both relatively low levels and reflecting the less seasoned nature of this portfolio. Until the direct financing lease portfolio matures, related net charge-offs are also expected to increase.

Non-interest income decreased 24%, driven by the decline in operating lease income as that portfolio continued to run-off. Similarly, non-interest expense declined 21%, primarily reflecting the decline in operating lease expense. Other non-interest expense declined 6% primarily due to lower residual value insurance costs, while personnel costs increased 9%, primarily due to higher benefits costs and production-related salary costs.

The return on average assets and return on average equity for Dealer Sales, were 0.80% and 13.3%, respectively, up from 0.35% and down from 13.6% in 2002.

2002 versus 2001 Performance

Dealer Sales earnings in 2002 were $23.9 million compared with a $20.2 million operating loss in 2001. Higher provision for loan and lease losses, losses on terminated operating leases, and a soft used car market, all had adverse impacts on the Dealer Sales segment in 2002 and 2001.

Net interest income improved $32.0 million in 2002 versus 2001, reflecting a $644 million, or 25%, increase in average consumer loans. This consumer loan growth reflected a $381 million, or 17%, increase in average automobile loans, and a $268 million increase in average direct financing leases. Direct financing leases are earning assets and contribute interest income to the net interest margin. Average direct financing leases more than doubled from 2001 average balances, reflecting the fact that since April 2002, all new automobile leases have been recorded as direct financing leases. Therefore, this is a young and rapidly growing portfolio.

In contrast, operating leases are running off as no new operating leases have been recorded since April 2002. Operating lease income is reflected as rental income, a component of non-interest income, with the depreciation of the automobiles reflected as operating lease expense, a component of non-interest expense. As a result, both operating lease income and operating lease expense will trend down over time in-line with declines in the portfolio balance. These declines materially impact Dealer Sales’ trends in non-interest income and non-interest expense, as they represent the largest non-interest income and non-interest expense components, 96% and 85%, respectively, in 2002. Reflecting this dynamic, non-interest income and non-interest expense both declined 4% from 2001.

Provision for loan and lease losses in 2002 declined $32.5 million from 2001, which included a $55 million specific reserve addition for the lower quality auto loans and leases originated in 2001 and prior years. Partially offsetting this decline was a provision increase due to growth in automobile loans and direct financing leases.

HUNTINGTON BANCSHARES INCORPORATED	77

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 22—Dealer Sales(1)

	2003	Change From 2002		2002	Change From 2001		2001
		Amount	%		Amount	%
INCOME STATEMENT (in thousands)
Net Interest Income	$107,190	$101,846	NM %	$5,344	$32,036	NM %	$(26,692)
Provision for loan losses	59,469	13,134	28.3	46,335	(32,487)	(41.2)	78,822

Net Interest Income After Provision for Loan Losses	47,721	88,712	NM	(40,991)	64,523	(61.2)	(105,514)

Operating lease income	489,698	(167,376)	(25.5)	657,074
Service charges on deposit accounts	817	(1)	(0.1)	818
Brokerage and insurance income	3,803	46	1.2	3,757
Trust services	13	13	NM	—
Mortgage banking	3	1	50.0	2
Other service charges and fees	—	(3)	NM	3
Other	31,634	5,745	22.2	25,889

Total Non-Interest Income Before Securities Gains	525,968	(161,575)	(23.5)	687,543
Securities gains	—	—	NM	—

Total Non-Interest Income	525,968	(161,575)	(23.5)%	687,543	(24,909)	(3.5)	712,452

Operating lease expense	393,270	(125,700)	(24.2)	518,970
Personnel costs	20,759	1,720	9.0	19,039
Other	67,324	(4,500)	(6.3)	71,824

Total Non-Interest Expense	481,353	(128,480)	(21.1)	609,833	(28,224)	(4.4)	638,057

Income Before Income Taxes	92,336	55,617	NM	36,719	67,838	NM	(31,119)
Income taxes (2)	32,317	19,465	NM	12,852	23,744	NM	(10,892)

Net Income—Operating (1)	$60,019	$36,152	NM %	$23,867	$44,094	(218.0)%	$(20,227)

Revenue—Fully Taxable Equivalent (FTE)
Net interest income	$107,190	$101,846	NM %	$5,344	$32,036	NM %	$(26,692)
Tax equivalent adjustment (2)	—	—	NM	—	—	NM	—

Net interest income (FTE)	107,190	101,846	NM	5,344	32,036	NM	(26,692)
Non-interest income	525,968	(161,575)	(23.5)	687,543	(24,909)	(3.5)	712,452

Total Revenue (FTE)	$633,158	$(59,729)	(8.6)%	$692,887	$7,127	1.0%	$685,760

Total Revenue Excluding Securities Gains (FTE)	$633,158	$(59,729)	(8.6)%	$692,887	$7,127	1.0%	$685,760

SELECTED AVERAGE BALANCES (in millions)
Loans:
C&I	$648	$116	21.8%	$532	$(25)	(4.5)%	$557
CRE
Construction	8	6	NM	2	(2)	(50.0)	4
Commercial	67	23	52.3	44	—	—	44
Consumer
Auto leases—indirect	1,429	977	NM	452	268	NM	184
Auto loans—indirect	3,253	561	20.8	2,692	381	16.5	2,311
Home equity loans & lines of credit	—	—	NM	—	(1)	NM	1
Other loans	60	7	13.2	53	(4)	(7.0)	57

Total Consumer	4,742	1,545	48.3	3,197	644	25.2	2,553

Total Loans	$5,465	$1,690	44.8%	$3,775	$617	19.5%	$3,158

Operating lease assets	$1,697	$(905)	(34.8)%	$2,602	$(368)	(12.4)%	$2,970

Deposits:
Non-interest bearing deposits	$57	$9	18.8%	$48	$(25)	(34.2)%	$73
Interest bearing demand deposits	2	1	NM	1	(2)	(66.7)	3
Foreign time deposits	6	2	50.0	4	(4)	(50.0)	8

Total Deposits	$65	$12	22.6%	$53	$(31)	(36.9)%	$84

(1)	Operating basis, see page 69 for definition.
(2)	Calculated assuming a 35% tax rate.

NM, not a meaningful value.

78	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 22—Dealer Sales(1)

	2003	Change From 2002			2002	Change From 2001		2001
		Amount	%			Amount	%
PERFORMANCE METRICS
Return on average assets	0.80%	0.45%			0.35%	0.63%		(0.28)%
Return on average equity	13.3	(0.3)			13.6	22.6		(9.0)
Net interest margin	1.94	1.80			0.14	0.95		(0.81)
Efficiency ratio	76.0	(12.0)			88.0	(5.0)		93.0

CREDIT QUALITY
Net Charge-offs by Loan Type (in thousands)
C&I	$(13)	$(177)	NM	%	$164
CRE	—	—	NM		—

Total commercial	(13)	(177)	NM		164
Consumer
Auto leases	5,728	4,298	NM		1,430
Auto loans	40,250	2,504	6.6		37,746
Home equity loans & lines of credit	36	36	NM		—
Other loans	762	(1,514)	(66.5)		2,276

Total consumer	46,776	5,324	12.8		41,452

Total Net Charge-offs	$46,763	$5,147	12.4%		$41,616

Net Charge-offs—annualized percentages
C&I	—	(0.03)%			0.03%
CRE	—	—			—

Total commercial	—	(0.03)			0.03
Consumer
Auto leases	0.40	0.02			0.38
Auto loans	1.24	(0.13)			1.37
Home equity loans & lines of credit	—	—			—
Other loans	1.27	(3.02)			4.29

Total consumer	0.99	(0.31)			1.30

Total Net Charge-offs	0.86%	(0.25)%			1.11%

Non-performing Assets (NPA) (in millions)
C&I	$—	$(1)	NM	%	$1
CRE	—	—	NM		—

Total Non-accrual Loans	—	(1)	NM		1
Renegotiated loans	—	—	NM		—

Total Non-performing Loans (NPL)	—	(1)	NM		1
Other real estate, net (OREO)	—	—	NM		—

Total Non-performing Assets	$—	$(1)	NM	%	$1

Accruing loans past due 90 days or more (EOP)	$14	$—	—		$14

Allowance for Loan and Lease Losses (ALLL) (EOP)	$51	$21	70.0%		$30
ALLL as a % of total loans and leases	0.88%	0.24%			0.64%
ALLL as a % of NPLs	NM	NM			NM
ALLL + OREO as a % of NPAs	NM	NM			NM
NPLs as a % of total loans and leases	—	(0.02)%			0.02%
NPAs as a % of total loans and leases + OREO	—	(0.02)%			0.02%

(1)	Operating basis, see page 69 for definition.

NM, not a meaningful value.

EOP, end of period.

HUNTINGTON BANCSHARES INCORPORATED	79

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 22—Dealer Sales(1)

	2003	Change From 2002		2002
		Amount	%
SUPPLEMENTAL DATA
# employees—full-time equivalent (EOP)	444	(17)	(3.7)%	461

Automobile loans
Production (in millions)	$2,757	449	19.4%	$2,308
% Production new vehicles	58.2%	4.6%		53.6
Average term (in months)	64.2	1.3		62.9

Automobile leases
Production (in millions)	$1,320	140	11.9%	$1,180
% Production new vehicles	97.3%	6.8%		90.5
Average term (in months)	52.7	(2.6)		55.3
Average residual %	43.1%	3.4%		39.7

(1)	Operating basis, see page 69 for definition.

EOP, end of period.

80	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

PRIVATE FINANCIAL GROUP

The Private Financial Group (PFG) provides products and services designed to meet the needs of the company’s higher net worth customers. Revenue is derived through trust, asset management, investment advisory, brokerage, insurance, and private banking products and services. The trust division provides fiduciary services to more than 11,000 accounts with assets totaling $37.5 billion, including $8.4 billion managed by PFG. In addition, PFG has over $500 million in assets managed by Haberer Registered Investment Advisor, which provides investment management services to nearly 400 customers.

PFG provides investment management and custodial services to the company’s 24 proprietary mutual funds, including six variable annuity funds, which represented nearly $3 billion in total assets under management at December 31, 2003. The Huntington Investment Company offers brokerage and investment advisory services to both Regional Banking and PFG customers through more than 100 licensed investment sales representatives and nearly 700 licensed personal bankers. This customer base has over $4 billion in mutual fund and annuity assets. PFG’s insurance entities provide a complete array of insurance products including individual life insurance products ranging from basic term life insurance, to estate planning, group life and health insurance, property and casualty insurance, mortgage title insurance, and reinsurance for payment protection products. PFG has more than 15,000 retail life insurance policies in force. Income and related expenses from the sale of brokerage and insurance products is shared with the line of business that generated the sale or provided the customer referral, most notably Regional Banking.

2003 versus 2002 Performance

The Private Financial Group (PFG) contributed $26.0 million of the company’s net operating earnings in 2003, up 5% from $24.8 million in 2002. Revenue growth was largely offset by increased non-interest expense and increased provision for loan losses.

Net interest income increased 17% from the prior year as average loan balances increased 32%, to $1.2 billion, and average deposit balances increased 24%, to $1.0 billion. Most of the loan growth occurred in home equity loans and lines and residential real estate loans largely due to the favorable mortgage rate environment. Most of the deposit growth occurred in interest bearing demand deposits, resulting from a combination of new business and a customer shift from the Huntington Funds money market funds to money market deposit accounts, due to favorable pricing. The net interest margin was 3.35%, down from 3.73%, reflecting an 11 basis point narrowing in loan spreads and an 18 basis point decline in deposit spreads. The decline in loan spreads was driven by strong growth in lower margin residential mortgage loans, which accounted for 66% of the growth in average loans in 2003. The decline in deposit spreads reflected the low absolute level of interest rates during the year and resultant compressed deposit margins.

Provision expense increased 38% from the prior year primarily due to provision expense related to loan growth and, to a lesser degree, higher net charge-offs. Although the absolute level of net charge-offs increased by $197,000, the net charge-off ratio decreased to 0.17% from 0.20%, in 2002.

Non-interest income, net of fees shared with other business units, declined 1% from 2002, resulting from increased brokerage and insurance revenue allocated to Regional Banking due to a change in allocation methodology. Brokerage income from retail investment sales was essentially unchanged from 2002, excluding the impact of the change in allocation methodology. Insurance revenue increased 5%, reflecting higher title insurance revenue due to increased mortgage refinancing activity combined with revenue from sales of a new wealth transfer insurance product.

Trust income was essentially flat with the prior year, as increased personal and institutional trust income was offset by reduced revenue from proprietary mutual fund fees. The increase in personal trust revenue was mainly due to the full year impact of the April 2002 acquisition of Haberer Registered Investment Advisor. While assets under management in the Huntington Funds increased 9%, from $2.7 billion to $2.9 billion at year end, fees declined due to increased money market fund fee waivers implemented to maintain minimum customer yields. Significant growth also occurred in institutional trust assets as a result of the acquisition of a major custodial account, which also produced $260,000 of additional revenue in 2003.

Other revenue increased 44%, primarily due to a $1.0 million increase in inter-company fees combined with increased revenue from commercial loan swaps and market value gains realized on the sale of temporary investments.

Non-interest expense increased 2.0% from the prior year primarily due to the full year impact of the Haberer acquisition and, to a lesser degree, an increase in allocated corporate, indirect, and product-related expenses.

PFG ended the year with $8.9 billion of assets under management, up 6%, including $4.9 billion of personal trust assets, up 7%, and $2.9 billion in Huntington mutual funds, up 9%. During 2003, each of Huntington’s equity funds produced double-digit returns and

HUNTINGTON BANCSHARES INCORPORATED	81

MANAGEMENT’S DISCUSSION AND ANALYSIS

each taxable or tax-free bond fund produced positive returns. Mutual fund and annuity sales expressed as a percent of the company’s retail deposits were 6.2% in 2003, and comparable to 6.0% in 2002. Compared with peers, this level of sales penetration represented top quartile performance.

The return on average assets and return on average equity for PFG, were 1.94% and 24.5%, respectively, compared with 2.39% and 22.4% in 2002.

2002 versus 2001 Performance

PFG’s operating earnings for 2002 were $24.8 million, up 31% from 2001, due primarily to a 17% increase in revenues, partially offset by 10% growth in non-interest expense and higher provision for loans losses.

Net interest income declined 2% driven by growth in lower margin loans, as well as a decline in the deposit rate credit, reflecting a lower interest rate environment. Average loans and leases increased 36%, reflecting strong growth in lower margin residential and home equity loans and lines. Average deposits increased 31%, reflecting 39% growth in interest bearing deposits.

Provision for loan and lease losses in 2002 increased $3.0 million, largely reflecting growth in loans and leases.

Non-interest income increased 26% from 2001 driven primarily by higher brokerage and trust revenue. Non-interest income in 2001 also reflected a $5.2 million securities loss related to the sale of securities of a California utility.

Non-interest expense increased 10% from 2001 driven by the acquisition of Haberer Registered Investment Advisors, as well as higher salary expense and a $1.7 million increase in sales commissions, reflective of the growth in brokerage and trust revenue.

82	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 23—Private Financial Group(1)

	2003	Change From 2002		2002	Change From 2001		2001
		Amount	%		Amount	%
INCOME STATEMENT (in thousands)
Net Interest Income	$41,937	$6,111	17.1%	$35,826	$(778)	(2.1)%	$36,604
Provision for loan losses	4,796	1,316	37.8	3,480	3,020	NM	460

Net Interest Income After Provision for Loan Losses	37,141	4,795	14.8	32,346	(3,798)	(10.5)	36,144

Service charges on deposit accounts	3,883	52	1.4	3,831
Brokerage and insurance income	37,009	(2,794)	(7.0)	39,803
Trust services	60,668	52	0.1	60,616
Mortgage banking	724	157	27.7	567
Other service charges and fees	401	14	3.6	387
Other	5,221	1,588	43.7	3,633

Total Non-Interest Income Before Securities Gains	107,906	(931)	(0.9)	108,837
Securities gains	34	(66)	(66.0)	100

Total Non-Interest Income	107,940	(997)	(0.9)	108,937	22,202	25.6	86,735

Personnel costs	60,753	818	1.4	59,935
Other	44,400	1,246	2.9	43,154

Total Non-Interest Expense	105,153	2,064	2.0	103,089	9,318	9.9	93,771

Income Before Income Taxes	39,928	1,734	4.5	38,194	9,086	31.2	29,108
Income taxes (2)	13,975	607	4.5	13,368	3,180	31.2	10,188

Net Income—Operating (1)	$25,953	$1,127	4.5%	$24,826	$5,906	31.2%	$18,920

Revenue—Fully Taxable Equivalent (FTE)
Net interest income	$41,937	$6,111	17.1%	$35,826	$(778)	(2.1)%	$36,604
Tax equivalent adjustment (2)	44	(23)	(34.3)	67	(100)	(59.9)	167

Net interest income (FTE)	41,981	6,088	17.0	35,893	(878)	(2.4)	36,771
Non-interest income	107,940	(997)	(0.9)	108,937	22,202	25.6	86,735

Total Revenue (FTE)	$149,921	$5,091	3.5%	$144,830	$21,324	17.3%	$123,506

Total Revenue Excluding Securities Gains (FTE)	$149,887	$5,157	3.6%	$144,730	$21,224	17.2%	$123,506

SELECTED AVERAGE BALANCES (in millions)
Loans:
C&I	$318	$19	6.4%	$299	$31	11.6%	$268
CRE
Construction	22	1	4.8	21	1	5.0	20
Commercial	160	24	17.6	136	25	22.5	111
Consumer
Home equity loans & lines of credit	257	57	28.5	200	47	30.7	153
Residential mortgage	424	190	81.2	234	143	NM	91
Other loans	8	—	—	8	(10)	(55.6)	18

Total Consumer	689	247	55.9	442	180	68.7	262

Total Loans	$1,189	$291	32.4%	$898	$237	35.9%	$661

Deposits:
Non-interest bearing deposits	$152	$17	12.6%	$135	$14	11.6%	$121
Interest bearing demand deposits	699	169	31.9	530	149	39.1	381
Savings deposits	53	15	39.5	38	26	NM	12
Domestic time deposits	96	(14)	(12.7)	110	2	1.9	108
Foreign time deposits	18	9	NM	9	3	50.0	6

Total Deposits	$1,018	$196	23.8%	$822	$194	30.9%	$628

(1)	Operating basis, see page 69 for definition.
(2)	Calculated assuming a 35% tax rate.

NM, not a meaningful value.

HUNTINGTON BANCSHARES INCORPORATED	83

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 23—Private Financial Group(1)

	2003	Change From 2002		2002	Change From 2001		2001
		Amount	%		Amount	%
PERFORMANCE METRICS
Return on average assets	1.94%	(0.45)%		2.39%	0.00%		2.39%
Return on average equity	24.5	2.1		22.4	2.5		19.9
Net interest margin	3.35	(0.39)		3.73	(1.40)		5.13
Efficiency ratio	70.2	(1.1)		71.2	(4.7)		75.9

CREDIT QUALITY
Net Charge-offs by Loan Type (in thousands)
C&I	$866	$(260)	(23.1)%	$1,126
CRE	182	182	NM	—

Total commercial	1,048	(78)	(6.9)	1,126
Consumer
Home equity loans & lines of credit	751	55	7.9	696
Residential mortgage	21	21	NM	—
Other loans	201	199	NM	2

Total consumer	973	275	39.4	698

Total Net Charge-offs	$2,021	$197	10.8%	$1,824

Net Charge-offs—annualized percentages
C&I	0.27%	(0.10)%		0.38%
CRE	0.10	0.10		—

Total commercial	0.21	(0.04)		0.25
Consumer
Home equity loans & lines of credit	0.29	(0.06)		0.35
Residential mortgage	—	—		—
Other loans	2.51	2.49		0.03

Total consumer	0.14	(0.02)		0.16

Total Net Charge-offs	0.17%	(0.03)%		0.20%

Non-performing Assets (NPA) (in millions)
C&I	$4	$2	NM %	$2
CRE	—	—	NM	—
Residential mortgage	1	1	NM	—

Total Non-accrual Loans	5	3	NM	2
Renegotiated loans	—	—	NM	—

Total Non-performing Loans (NPL)	5	3	NM	2
Other real estate, net (OREO)	—	—	NM	—

Total Non-performing Assets	$5	$3	NM %	$2

Accruing loans past due 90 days or more (EOP)	$3	$(2)	(40.0)%	$5

Allowance for Loan and Lease Losses (ALLL) (EOP)	$10	$5	NM %	$5
ALLL as a % of total loans and leases	0.77%	0.30%		0.47%
ALLL as a % of NPLs	200.0	(50.0)		250.0
ALLL + OREO as a % of NPAs	200.0	(50.0)		250.0
NPLs as a % of total loans and leases	0.38	0.20		0.19
NPAs as a % of total loans and leases + OREO	0.38	0.20		0.19

(1)	Operating basis, see page 69 for definition.

NM, not a meaningful value.

EOP, end of period.

84	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 23—Private Financial Group(1)

	2003	Change From 2002		2002
		Amount	%
SUPPLEMENTAL DATA
# employees—full-time equivalent (EOP)	688	(4)	(0.6)%	692
# licensed bankers (EOP)	695	50	7.8%	645

Brokerage and Insurance Income (in thousands)
Mutual fund revenue	$4,371	$(518)	(10.6)%	$4,889
Annuities revenue	28,216	(178)	(0.6)	28,394
12b-1 fees	2,090	(74)	(3.4)	2,164
Discount brokerage commissions and other	4,219	774	22.5	3,445

Total retail investment sales	38,896	4	—	38,892
Investment banking fees	—	—	NM	—
Insurance fees and revenue	15,348	3,149	25.8	12,199

Total Brokerage and Insurance Income	54,244	3,153	6.2	51,091
Fee sharing	17,235	5,947	52.7	11,288

Total Brokerage and Insurance Income (net of fee sharing)	$37,009	$(2,794)	(7.0)%	$39,803

Mutual fund sales volume (in thousands)	$212,919	$47,856	29.0%	$165,063
Annuities sales volume (in thousands)	577,563	(6,096)	(1.0)	583,659

Trust Services Income (in thousands)
Personal trust (including Haberer)	$30,518	$542	1.8%	$29,976
Huntington funds	19,200	(661)	(3.3)	19,861
Institutional trust	7,730	102	1.3	7,628
Corporate trust	4,086	(3)	(0.1)	4,089
Other trust	—	—	NM	—

Total Trust Services Income	$61,534	$(20)	—	$61,554
Fee sharing	866	(72)	(7.7)	938

Total Trust Services Income (net of fee sharing)	$60,668	$52	0.1%	$60,616

Assets Under Management (EOP) (in billions)
Personal trust	$4.9	$0.3	6.5%	$4.6
Huntington funds	2.9	0.2	8.6	2.7
Institutional trust	0.6	0.1	20.0	0.5
Corporate trust	—	(0.2)	NM	0.2
Haberer	0.5	0.1	20.0	0.5
Other	—	—	NM	—

Total Assets Under Management	$8.9	$0.5	6.4%	$8.4

Total Trust Assets (EOP) (in billions)
Personal trust	$8.3	$0.7	9.4%	$7.6
Huntington funds	2.9	0.2	8.6	2.7
Institutional trust	23.1	9.9	75.3	13.2
Corporate trust	3.2	0.7	27.5	2.5

Total Trust Assets	$37.5	$11.6	44.5%	$25.9

Mutual Fund Data
# Huntington mutual funds (EOP)	24	—		24
Sales penetration (3)	6.2%	0.2%		6.0
Revenue penetration (whole dollars) (4)	$3,323	$113	3.5%	$3,210
Profit penetration (whole dollars) (5)	1,200	92	8.3	1,108
Average sales per licensed banker (whole dollars annualized)	67,924	(10,953)	(13.9)	78,877
Average revenue per licensed banker (whole dollars annualized)	3,107	(471)	(13.2)	3,578

(1)	Operating basis, see page 69 for definition.
(3)	Sales (dollars invested) of mutual funds and annuities divided by bank’s retail deposits.
(4)	Investment program revenue per million of the bank’s retail deposits.
(5)	Contribution of investment program to pretax profit per million of the bank’s retail deposits.

Contribution is difference between program revenue and program expenses.

NM, not a meaningful value.

EOP, end of period.

HUNTINGTON BANCSHARES INCORPORATED	85

MANAGEMENT’S DISCUSSION AND ANALYSIS

TREASURY/OTHER

The Treasury/Other segment includes revenue and expense related to assets, liabilities, and equity that are not directly assigned or allocated to one of the three business segments. Assets included in this segment include bank owned life insurance, investment securities, and mezzanine loans originated through Huntington Capital Markets.

Since a match-funded transfer pricing methodology is used to attribute appropriate funding interest income and expense to other business segments, the Treasury/Other segment results include the net impact of any over or under allocation arising from centralized management of interest rate and liquidity risk. This includes the net impact of derivatives used to hedge interest rate sensitivity. Furthermore, this segment’s results include the net impact of administering Huntington’s investment securities and debt portfolios as part of overall liquidity management.

Income tax expense for each of the other business segments is calculated at a statutory 35% tax rate. However, Huntington’s overall effective tax rate is lower and, as a result, income tax expense in Treasury/Other represents the reconciliation to the statutory tax rate used in the other segments.

2003 versus 2002 Performance

Treasury/Other reported earnings of $98.0 million in 2003, down 17% from $117.8 million in 2002.

Net interest income was $94.5 million in 2003, down $29.2 million from 2002. The components of net interest income and items driving this variance were higher wholesale funding and debt costs of $8.9 million and lower net FTP credits of $20.0 million from the segments, primarily reflecting interest rate and liquidity management revenue, partially offset by a $3.5 million improvement in the Capital Markets Group margin, $7.7 million of higher interest income on securities, and $6.0 million of derivatives income.

Provision expense, attributable to Capital Markets lending activity, was nearly flat year over year.

Non-interest income was higher, reflecting gains recognized on Capital Markets Group investments.

Non-interest expense for operational, administrative, and support groups not specifically allocated to the other business segments, increased $10.8 million from 2002, including a $2.9 million increase in performance incentive compensation in the Capital Markets Group.

2002 versus 2001 Performance

Treasury/Other reported earnings of $117.8 million, up 57% from $75.2 million in 2001. The largest contributor to this improvement was a $97.6 million improvement in net interest income over 2001. This reflected a reduction in transfer pricing credits allocated to Regional Banking and Private Financial for deposits, the maturity in late 2001 of $2 billion of interest rate swaps that had significantly negative spreads, and the benefit of lower short-term interest rates.

Non-interest income for 2002 was $60.8 million compared with $65.9 million for 2001, reflecting higher gains from securities transactions in 2002, increased bank owned life insurance income, and revenue from trading activities, more than offset by the impact of a new methodology that redistributed some capital markets revenue, net of related costs, back to other business segments. Non-interest expense for 2002 declined $28.9 million from 2001. This reflected a decline in the amortization of intangibles arising from the implementation of Statement No. 142 and lower unallocated personnel costs, offset by higher unallocated outside services and processing, equipment and occupancy, and telecommunication expenses.

86	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 24—Treasury/Other(1)

	2003	Change From 2002		2002	Change From 2001		2001
		Amount	%		Amount	%
INCOME STATEMENT (in thousands)
Net Interest Income	$94,496	$(29,180)	(23.6)%	$123,676	$97,635	NM %	$26,041
Provision for loan losses	5,739	209	3.8	5,530	4,490	NM	1,040

Net Interest Income After Provision for Loan Losses	88,757	(29,389)	(24.9)	118,146	93,145	NM	25,001

Service charges on deposit accounts	41	7	20.6	34
Brokerage and insurance income	856	(116)	(11.9)	972
Bank owned life insurance income	43,028	(95)	(0.2)	43,123
Other	15,228	3,352	28.2	11,876

Total Non-Interest Income Before Securities Gains	59,153	3,148	5.6	56,005
Securities gains	5,224	422	8.8	4,802

Total Non-Interest Income	64,377	3,570	5.9	60,807	(5,121)	(7.8)	65,928

Total Non-Interest Expense	71,823	10,790	17.7	61,033	(28,941)	(32.2)	89,974

Income Before Income Taxes	81,311	(36,609)	(31.0)	117,920	116,965	NM	955
Income taxes (2)	(16,643)	(16,747)	NM	104	74,336	NM	(74,232)

Net Income—Operating (1)	$97,954	$(19,862)	(16.9)%	$117,816	$42,629	56.7%	$75,187

Revenue—Fully Taxable Equivalent (FTE)
Net interest income	$94,496	$(29,180)	(23.6)%	$123,676	$97,635	(0.8)%	$26,041
Tax equivalent adjustment (2)	8,457	4,944	NM	3,513	(200)	NM	3,713

Net interest income (FTE)	102,953	(24,236)	(19.1)	127,189	97,435	(17.2)	29,754
Non-interest income	64,377	3,570	5.9	60,807	(5,121)	NM	65,928

Total Revenue (FTE)	$167,330	$(20,666)	(11.0)%	$187,996	$92,314	91.5%	$95,682

Total Revenue Excluding Securities Gains (FTE)	$162,106	$(21,088)	(11.5)%	$183,194	$87,512	0.0%	$95,682

SELECTED AVERAGE BALANCES (in millions)
Securities	$3,768	$963	34.3%	$2,805	$(329)	(10.5)%	$3,134
Loans:
C&I	$40	$15	60.0%	$25	$(21)	(45.7)%	$46
CRE	70	20	40.0	50	44	NM	6

Total Loans	$110	$35	46.7%	$75	$23	44.2%	$52

Deposits:
Brokered time deposits and negotiable CDs	$1,419	$688	94.1%	$731	$603	NM %	$128
Foreign time deposits	118	39	49.4	79	(11)	(12.2)	90

Total Deposits	$1,537	$727	89.8%	$810	$592	NM %	$218

(1)	Operating basis, see page 69 for definition.
(2)	Reconciling difference between company’s actual effective tax rate and 35% tax rate allocated to each business segment.

NM, not a meaningful value.

HUNTINGTON BANCSHARES INCORPORATED	87

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 24—Treasury/Other(1)

	2003	Change From 2002			2002	Change From 2001		2001
		Amount	%			Amount	%
PERFORMANCE METRICS
Return on average assets	1.81%	(0.95)%			2.76%	0.88%		1.88%
Return on average equity	15.7	4.3			11.4	4.9		6.5
Net interest margin	2.59	(1.59)			4.18	3.30		0.88
Efficiency ratio	44.3	11.1			33.3	(60.7)		94.0

CREDIT QUALITY
Net Charge-offs by Loan Type (in thousands)
C&I	$(122)	$(5,598)	NM		$5,476
CRE	—	—	NM		—

Total commercial	(122)	(5,598)	NM		5,476

Total Net Charge-offs	$(122)	$(5,598)	NM		$5,476

Net Charge-offs—annualized percentages
C&I	(0.31)%	(22.21)%			21.90%
CRE	—	—			—

Total commercial	(0.10)	(7.31)			7.21

Total Net Charge-offs	(0.08)%	(4.23)%			4.15%

Non-performing Assets (NPA) (in millions)
C&I	$—	$—	NM	%	$—
CRE	10	10	NM		—

Total Non-accrual Loans	10	10	NM		—
Renegotiated loans	—	—	NM		—

Total Non-performing Loans (NPL)	10	10	NM		—
Other real estate, net (OREO)	—	—	NM		—

Total Non-performing Assets	$10	$10	NM	%	$—

Accruing loans past due 90 days or more (EOP)	$—	$—	NM	%	$—

Allowance for Loan and Lease Losses (ALLL) (EOP)	$77	$(50)	(39.4)%		$127
ALLL as a % of total loans and leases	39.29%	(28.99)%			68.28%
ALLL as a % of NPLs	NM	NM			NM
ALLL + OREO as a % of NPAs	NM	NM			NM
NPLs as a % of total loans and leases	5.10	5.10			—
NPAs as a % of total loans and leases + OREO	5.10	5.10			—

SUPPLEMENTAL DATA
# employees—full-time equivalent (EOP)	1,982	(112)	(5.3)%		2,094

(1)	Operating basis, see page 69 for definition.

NM, not a meaningful value.

EOP, end of period.

88	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 25—Total Company(1)

	2003	Change From 2002		2002	Change From 2001		2001
		Amount	%		Amount	%
INCOME STATEMENT (in thousands)
Net Interest Income	$848,986	$109,136	14.8%	$739,850	$106,835	16.9%	$633,015
Provision for loan losses	163,993	(25,247)	(13.3)	189,240	(52,965)	(21.9)	242,205

Net Interest Income After Provision for Loan Losses	684,993	134,383	24.4	550,610	159,800	40.9	390,810

Operating lease income	489,698	(167,376)	(25.5)	657,074
Service charges on deposit accounts	167,840	18,524	12.4	149,316
Brokerage and insurance income	57,844	2,650	4.8	55,194
Trust services	61,649	3	—	61,646
Mortgage banking	58,180	26,068	81.2	32,112
Bank owned life insurance income	43,028	(95)	(0.2)	43,123
Other service charges and fees	41,446	72	0.2	41,374
Other	91,059	14,459	18.9	76,600

Total Non-Interest Income Before Securities Gains	1,010,744	(105,695)	(9.5)	1,116,439
Securities gains	5,258	356	7.3	4,902

Total Non-Interest Income	1,016,002	(105,339)	(9.4)	1,121,341	(1,609)	(0.1)	1,122,950

Operating lease expense	393,270	(125,700)	(24.2)	518,970
Personnel costs	447,263	40,748	10.0	406,515
Other	381,042	1,563	0.4	379,479

Total Non-Interest Expense	1,221,575	(83,389)	(6.4)	1,304,964	(14,619)	(1.1)	1,319,583

Income Before Income Taxes	479,420	112,433	30.6	366,987	172,810	89.0	194,177
Income taxes(2)	122,695	35,417	40.6	87,278	93,882	NM	(6,604)

Net Income—Operating (1)	$356,725	$77,016	27.5%	$279,709	$78,928	39.3%	$200,781

Revenue—Fully Taxable Equivalent (FTE)
Net interest income	$848,986	$109,136	14.8%	$739,850	$106,835	16.9%	$633,015
Tax equivalent adjustment (2)	9,684	4,479	86.1	5,205	(1,147)	(18.1)	6,352

Net interest income (FTE)	858,670	113,615	15.2	745,055	105,688	16.5	639,367
Non-interest income	1,016,002	(105,339)	(9.4)	1,121,341	(1,609)	(0.1)	1,122,950

Total Revenue (FTE)	$1,874,672	$8,276	0.4%	$1,866,396	$104,079	5.9%	$1,762,317

Total Revenue Excluding Securities Gains (FTE)	$1,869,414	$7,920	0.4%	$1,861,494	$99,177	5.6%	$1,762,317

SELECTED AVERAGE BALANCES (in millions)
Loans:
C&I	$5,502	$(83)	(1.5)%	$5,585	$(318)	(5.4)%	$5,903
CRE
Construction	1,246	43	3.6	1,203	91	8.2	1,112
Commercial	2,691	354	15.1	2,337	303	14.9	2,034
Consumer
Auto leases—indirect	1,429	977	NM	452	268	NM	184
Auto loans—indirect	3,260	558	20.7	2,702	372	16.0	2,330
Home equity loans & lines of credit	3,446	465	15.6	2,981	296	11.0	2,685
Residential mortgage	2,076	667	47.3	1,409	600	74.2	809
Other loans	380	(30)	(7.3)	410	(66)	(13.9)	476

Total Consumer	10,591	2,637	33.2	7,954	1,470	22.7	6,484

Total Loans	$20,030	$2,951	17.3%	$17,079	$1,546	10.0%	$15,533

Operating lease assets	$1,697	$(905)	(34.8)%	$2,602	$(368)	(12.4)%	$2,970

Deposits:
Non-interest bearing deposits	$3,089	$262	9.3%	$2,827	$104	3.8%	$2,723
Interest bearing demand deposits	6,184	1,216	24.5	4,968	1,349	37.3	3,619
Savings deposits	2,802	15	0.5	2,787	(139)	(4.8)	2,926
Domestic time deposits	4,164	(787)	(15.9)	4,951	(190)	(3.7)	5,141
Brokered time deposits and negotiable CDs	1,419	688	94.1	731	603	NM	128
Foreign time deposits	500	163	48.4	337	60	21.7	277

Total Deposits	$18,158	$1,557	9.4%	$16,601	$1,787	12.1%	$14,814

(1)	Operating basis, see page 69 for definition.
(2)	Calculated assuming 35% tax rate.

NM, not a meaningful value.

HUNTINGTON BANCSHARES INCORPORATED	89

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 25—Total Company(1)

	2003	Change From 2002		2002	Change From 2001		2001
		Amount	%		Amount	%
PERFORMANCE METRICS
Return on average assets	1.23%	0.14%		1.09%	0.28%		0.81%
Return on average equity	16.2	3.8		12.5	3.9		8.6
Net interest margin	3.49	(0.14)		3.63	0.33		3.30
Efficiency ratio	65.3	(4.8)		70.1	(4.8)		74.9

CREDIT QUALITY
Net Charge-offs by Loan Type (in thousands)
C&I	$84,858	$(29,469)	(25.8)%	$114,327
CRE	10,517	(6,864)	(39.5)	17,381

Total commercial	95,375	(36,333)	(27.6)	131,708
Consumer
Auto leases	5,728	4,298	NM	1,430
Auto loans	40,266	2,480	6.6	37,786
Home equity loans & lines of credit	14,604	2,234	18.1	12,370
Residential mortgage	832	(22)	(2.6)	854
Other loans	5,004	(1,255)	(20.1)	6,259

Total consumer	66,434	7,735	13.2	58,699

Total Net Charge-offs	$161,809	$(28,598)	(15.0)%	$190,407

Net Charge-offs—annualized percentages
C&I	1.54%	(0.50)%		2.05%
CRE	0.27	(0.22)		0.49

Total commercial	1.01	(0.43)		1.44
Consumer
Auto leases	0.40	0.08		0.32
Auto loans	1.24	(0.16)		1.40
Home equity loans & lines of credit	0.42	0.01		0.41
Residential mortgage	0.04	(0.02)		0.06
Other loans	1.32	(0.21)		1.53

Total consumer	0.63	(0.11)		0.74

Total Net Charge-offs	0.81%	(0.31)%		1.11%

Non-performing Assets (NPA) (in millions)
C&I	$43	$(49)	(53.3)%	$92
CRE	22	(5)	(18.5)	27
Residential mortgage	10	1	11.1	9

Total Non-accrual Loans	75	(53)	(41.4)	128
Renegotiated loans	—	—	NM	—

Total Non-performing Loans (NPL)	75	(53)	(41.4)	128
Other real estate, net (OREO)	12	3	33.3	9

Total Non-performing Assets	$87	$(50)	(36.5)%	$137

Accruing loans past due 90 days or more (EOP)	$56	$(6)	(9.7)%	$62
Allowance for Loan and Lease Losses (ALLL) (EOP)	$335	$(2)	(0.6)%	$337
ALLL as a % of total loans and leases	1.59%	(0.22)%		1.81%
ALLL as a % of NPLs	444.2	181.3		262.9
ALLL + OREO as a % of NPAs	398.9	146.3		252.6
NPLs as a % of total loans and leases	0.36	(0.33)		0.69
NPAs as a % of total loans and leases + OREO	0.41	(0.32)		0.74

SUPPLEMENTAL DATA
# employees—full-time equivalent (EOP)	7,983	(194)	(2.4)%	8,177

(1)	Operating basis, see page 69 for definition.

NM, not a meaningful value.

EOP, end of period.

90	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

Results for the Fourth Quarter

Table 26 presents the company’s results of operations for the most recent eight quarters, and Table 27 presents selected stock, performance ratios, and capital data for the same periods.

EARNINGS DISCUSSION

Fourth quarter 2003 earnings were $93.3 million, or $0.40 per common share, up 35% and 38%, respectively, from 2002 fourth quarter results. The following significant items impacted results for the 2003 fourth quarter:

•	$16.3 million pretax ($10.6 million after-tax or $0.05 per share) gain on sale of $1.0 billion of automobile loans.
•	$15.3 million pretax ($9.9 million after-tax or $0.04 per share) loss associated with extinguishing $250 million of long-term debt.
•	$3.5 million pretax ($2.3 million after-tax or $0.01 per share) mortgage servicing rights (MSR) impairment recovery.
•	$99 million sale of lower quality loans, including $43 million of non-performing assets (NPAs).

ROA and ROE were 1.22% and 16.6%, respectively, for the 2003 fourth quarter, compared with 1.02% and 12.7%, respectively, for the year-ago quarter.

Compared with the year-ago quarter, 2003 fourth quarter fully taxable equivalent net interest income increased $26.2 million, or 13%, reflecting a $4.3 billion, or 20%, increase in average earning assets, partially offset by a 20 basis point, or an effective 6%, decline in the fully taxable equivalent net interest margin to 3.42% from 3.62%. During the fourth quarter, $250 million of high cost, long-term repurchase agreements were extinguished. This debt extinguishment will reduce funding costs in future quarters, but resulted in a one-time non-interest expense loss of $15.3 million.

The 20% increase in average earning assets from a year ago reflected an 18% increase in average loans and leases and a 38% increase in average investment securities.

The $3.2 billion, or 18%, increase in average total loans and leases was primarily driven by growth in consumer loans. Average automobile loans and leases increased $1.6 billion, or 44%, with $1.0 billion due to the 2003 third quarter adoption of FIN 46. Average residential mortgages increased $0.8 billion, or 48%, reflecting strong growth in adjustable rate mortgages. Average home equity loans and lines increased $0.5 billion, or 16%. Total average C&I and CRE loans were up $0.3 billion, or 3%, from a year ago, reflecting 11% growth in middle-market CRE loans and 10% growth in small business loans, partially offset by a 4% decline in middle-market commercial loans.

Average investment securities increased $1.2 billion, or 38%, from the 2002 fourth quarter primarily reflecting the investment of a portion of the proceeds from the sale of automobile loans and the securitization and retention of residential mortgage loans by the mortgage banking business. Automobile loan sales totaled $2.1 billion for all of 2003, including $1.0 billion in the fourth quarter. Average mortgages held for sale were down $0.2 billion, or 37%, from the year-ago quarter due to lower production of mortgage loans for sale in the fourth quarter of 2003.

Compared with the year-ago quarter, average core deposits increased $0.5 billion, or 4%, and included a $1.2 billion, or 22%, increase in interest bearing demand deposits, primarily money market accounts. This increase was partially offset by a $0.8 billion, or 25%, decline in retail CDs reflecting the reduced emphasis on this relatively higher cost source of funds. Average non-interest bearing deposits increased $0.2 billion, or 6%, from the year-ago quarter.

Non-interest income declined $25.3 million, or 9%, compared with the year-ago quarter. Comparisons with prior-period results are heavily influenced by the decline in operating lease income. Reflecting the run-off of the operating lease portfolio, operating lease income declined $44.0 million, or 29%, from the year-ago quarter. Excluding operating lease income, non-interest income increased $18.6 million, or 15%, from the year-ago quarter. The primary drivers of the $18.6 million increase were:

•	$16.3 million gain on the sale of $1.0 billion of automobile loans in the current quarter as compared with none in the year-ago quarter.
•	$4.1 million increase in mortgage banking income, including the benefit of the $3.5 million MSR impairment recovery in the current quarter as compared with a $6.2 million MSR impairment charge a year ago, partially offset by lower origination fee income and net marketing income.
•	$3.3 million, or 8%, increase in service charges on deposit accounts.

HUNTINGTON BANCSHARES INCORPORATED	91

MANAGEMENT’S DISCUSSION AND ANALYSIS

Partially offset by:

•	$3.0 million, or 13%, decline in other income primarily reflecting lower investment banking income.
•	$1.7 million, or 15%, decline in other service charges and fees reflecting lower merchant service revenue due to the lower fee structure resulting from the VISA settlement, as well as lower ATM surcharge and interchange fees.

Non-interest expense declined $11.8 million, or 4%, from the year-ago quarter. Comparisons with prior-period results are also heavily influenced by the decline in operating lease expense. Operating lease expense declined $35.1 million, or 29%, from the year-ago quarter. Excluding operating lease expense, non-interest expense increased $23.3 million, or 11%, from the year-ago quarter. The primary drivers of the $23.3 million increase were:

•	$15.3 million of expense associated with extinguishing the high cost, long-term repurchase agreement debt in the current quarter.
•	$5.5 million, or 5%, increase in personnel costs reflecting higher incentive costs and lower deferred loan origination costs, partially offset by lower mortgage-related sales commissions and benefit expense.
•	$6.9 million reduced benefit from restructuring reserves release, which totaled $0.4 million in the current quarter as compared with $7.2 million in the year-ago quarter.
•	$3.1 million, or 34%, increase in professional services, including expenses associated with the SEC formal investigation.

Partially offset by:

•	$6.9 million, or 21%, decrease in other expense, as the year-ago quarter included a $3.9 million impairment of an investment in an unconsolidated subsidiary, higher operating losses, and other miscellaneous expenses.

CREDIT QUALITY

In the 2003 fourth quarter, the credit workout group identified an economically attractive opportunity to sell $99 million of lower quality loans, including $43 million of NPAs. Previously established reserves for these loans were sufficient to absorb the $26.6 million of related charge-offs, including $17.1 million associated with the sold NPAs. NPAs at December 31, 2003, were $87.4 million and represented 0.41% of period-end loans and leases, down from $136.7 million, or 0.74%, at the end of the year-ago quarter. This was the lowest level in many years.

Net charge-offs for the 2003 fourth quarter were $55.1 million, or an annualized 1.03% of average loans and leases, down from 1.83% in the year-ago quarter. Both quarters included C&I and CRE charge-offs related to credit actions ($26.6 million in 2003 and $51.3 million in 2002.) The total of C&I and CRE net charge-offs were $36.9 million, or an annualized 1.55% of related average loans, in the 2003 fourth quarter, down from 2.92% a year earlier. Total consumer net charge-offs were an annualized 0.61% in the fourth quarter, down from 0.71% a year ago. Net charge-offs on automobile loans and leases were an annualized 1.00% in the fourth quarter, down from 1.20%, and reflected a combination of factors including the benefit of higher quality loan originations over this period.

Credit losses on operating lease assets are included in operating lease expense and were $8.8 million, down from $14.3 million in the year-ago quarter. Recoveries on operating lease assets are included in operating lease income and totaled $1.9 million, down from $2.6 million a year earlier. The ratio of operating lease asset credit losses, net of recoveries, was an annualized 2.05% in the current quarter, relatively unchanged from 2.02% in the year-ago quarter.

The provision for loan and lease losses in the fourth quarter was $26.3 million, down $24.9 million, or 49%, from the year-ago quarter.

The December 31, 2003, allowance for loan and lease losses was $335.3 million and represented 1.59% of period end loans and leases. This was down from 1.81% at the end of 2002 and reflected a combination of factors, including the release of specific reserves allocated to the loans sold, declining overall risk inherent in the portfolio due to lower concentrations in large, individual commercial credits, downward trending net charge-offs, and a higher percentage of the total loan portfolio being in lower-risk mortgages and home equity loans. The allowance for loan and lease losses as a percent of non-performing assets increased to 384% at December 31, 2002, from 246% at December 31, 2002.

CAPITAL

At December 31, 2003, the tangible equity to assets ratio was 6.80%, down from 7.22% at December 31, 2002. The decline from the year-ago period reflected the impact of the 2003 third quarter adoption of FIN 46, which consolidated $1.0 billion of previously securitized automobile loans, as well as share repurchases in the 2003 first quarter. Both the parent company, as well as the Bank, exceeded the regulatory “well capitalized” minimum capital ratios.

92	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 26—Selected Quarterly Income Statements

	2003				2002
(in thousands, except per share amounts)	Fourth	Third	Second	First	Fourth	Third	Second	First
Net Interest Income	$224,315	$220,471	$202,441	$201,759	$199,179	$191,265	$180,261	$178,869
Provision for loan and lease losses	26,341	51,615	49,193	36,844	51,236	54,304	49,876	39,010

Net Interest Income After Provision for Loan and Lease Losses	197,974	168,856	153,248	164,915	147,943	136,961	130,385	139,859

Operating lease income	105,307	117,624	128,574	138,193	149,259	160,164	171,617	176,034
Service charges on deposit accounts	44,763	42,294	40,914	39,869	41,435	37,706	35,608	38,815
Trust services	15,793	15,365	15,580	14,911	15,306	14,997	16,247	15,501
Brokerage and insurance income	14,344	13,807	14,196	15,497	13,941	13,664	16,899	17,605
Mortgage banking	9,677	30,193	7,185	11,125	5,530	2,594	7,835	16,074
Bank Owned Life Insurance income	10,410	10,438	11,043	11,137	10,722	10,723	10,722	10,956
Other service charges and fees	9,237	10,499	11,372	10,338	10,890	10,837	10,529	10,632
Gain on sales of automobile loans	16,288	—	13,496	10,255	—	—	—	—
Gain on sale of branch offices	—	13,112	—	—	—	—	—	—
Securities gains (losses)	1,280	(4,107)	6,887	1,198	2,339	1,140	966	457
Gain on sale of Florida Operations	—	—	—	—	—	—	—	182,470
Merchant Services gain	—	—	—	—	—	24,550	—	—
Other	19,411	23,543	27,704	20,401	22,433	22,227	18,291	13,989

Total Non-Interest Income	246,510	272,768	276,951	272,924	271,855	298,602	288,714	482,533

Personnel costs	115,762	113,170	105,242	113,089	110,231	100,662	99,115	108,029
Operating lease expense	85,609	93,134	102,939	111,588	120,747	125,743	131,695	140,785
Outside data processing and other services	15,957	17,478	16,104	16,579	17,209	15,128	16,592	18,439
Equipment	16,840	16,328	16,341	16,412	17,337	17,378	16,659	16,949
Net occupancy	14,925	15,570	15,377	16,609	13,370	14,676	14,504	16,989
Professional services	12,175	11,116	9,872	9,285	9,111	9,680	7,864	6,430
Marketing	6,895	5,515	8,454	6,626	6,186	7,491	7,231	7,003
Telecommunications	5,272	5,612	5,394	5,701	5,714	5,609	5,320	6,018
Loss on early extinguishment of debt	15,250	—	—	—	—	—	—	—
Printing and supplies	3,417	3,658	2,253	3,681	3,999	3,679	3,683	3,837
Amortization of intangibles	204	204	204	204	204	204	235	1,376
Restructuring (releases) charges	(351)	—	(5,315)	(1,000)	(7,211)	—	—	56,184
Other	25,510	18,397	20,168	16,705	32,412	19,246	20,848	19,557

Total Non-Interest Expense	317,465	300,182	297,033	315,479	329,309	319,496	323,746	401,596

Income Before Income Taxes	127,019	141,442	133,166	122,360	90,489	116,067	95,353	220,796
Income taxes	33,758	37,230	36,676	30,630	21,226	28,052	24,375	125,321

Income before cumulative effect of change in accounting principle	93,261	104,212	96,490	91,730	69,263	88,015	70,978	95,475
Cumulative effect of change in accounting principle, net of tax (1)	—	(13,330)	—	—	—	—	—	—

Net Income	$93,261	$90,882	$96,490	$91,730	$69,263	$88,015	$70,978	$95,475

Income before cumulative effect of change in accounting principle—Diluted	$0.40	$0.45	$0.42	$0.39	$0.29	$0.36	$0.29	$0.38
Net Income Per Common Share— Diluted	0.40	0.39	0.42	0.39	0.29	0.36	0.29	0.38
Cash Dividends Declared Per Common Share	0.175	0.175	0.16	0.16	0.16	0.16	0.16	0.16

Revenue—Fully Taxable Equivalent (FTE)
Net interest income	$224,315	$220,471	$202,441	$201,759	$199,179	$191,265	$180,261	$175,869
Tax equivalent adjustment (2)	2,954	2,558	2,076	2,096	1,869	1,096	1,071	1,169

Net Interest Income—FTE	$227,269	$223,029	$204,517	$203,855	$201,048	$192,361	$181,332	$180,038

(1)	Due to the adoption of FASB Interpretation No. 46 for variable interest entities.
(2)	Calculated assuming a 35% tax rate.

HUNTINGTON BANCSHARES INCORPORATED	93

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 27—Quarterly Stock Summary, Key Ratios and Statistics and Capital Data

Quarterly Common Stock Summary

	2003				2002
(in thousands, except per share amounts)	Fourth	Third	Second	First	Fourth	Third	Second	First
Common Stock Price (1)
High	$22.550	$20.890	$21.540	$19.800	$19.980	$20.430	$21.770	$20.310
Low	19.850	19.220	19.030	17.780	16.160	16.000	18.590	16.660
Close	22.500	19.850	19.510	18.590	18.710	18.190	19.420	19.700
Average daily closing price	21.584	20.199	19.790	18.876	18.769	19.142	20.089	18.332

Dividends
Cash dividends declared on common stock	$0.175	$0.175	$0.16	$0.16	$0.16	$0.16	$0.16	$0.16

Common Shares Outstanding
Average—basic	228,902	228,715	228,633	231,355	233,581	239,925	246,106	250,749
Average—diluted	231,986	230,966	230,572	232,805	235,083	241,357	247,867	251,953
Ending	229,008	228,870	228,660	228,642	232,879	237,544	242,920	249,992

Common Share Repurchase Program
Authorized under 2002 repurchase program								22,000
Number of shares repurchased	—	—	—	(200)	(4,110)	(6,262)	(7,329)	(1,458)
Cancellation of program	—	—	—	(2,641)	—	—	—	—

Remaining shares authorized to repurchase (2)	—	—	—	—	2,841	6,951	13,213	20,542

Authorized under 2003 repurchase program				8,000
Number of shares repurchased	—	—	—	(4,100)

Remaining shares authorized to repurchase (2)	3,900	3,900	3,900	3,900

Quarterly Key Ratios and Statistics
Margin Analysis—As a % of Average Earning Assets (3)
Interest income	5.11%	5.23%	5.42%	5.72%	5.99%	6.26%	6.37%	6.46%
Interest expense	1.69	1.77	1.95	2.09	2.37	2.57	2.67	2.93

Net Interest Margin	3.42%	3.46%	3.47%	3.63%	3.62%	3.69%	3.70%	3.53%

Return on average assets	1.22%	1.39%	1.38%	1.36%	1.02%	1.35%	1.14%	1.46%
Return on average shareholders’ equity	16.6	18.5	18.0	17.2	12.7	15.8	12.5	16.8

Capital Data—End of Period
(in millions of dollars)
Total Risk-Adjusted Assets	$28,164	$27,949	$27,456	$27,337	$27,030	$26,226	$25,200	$24,826
Tier 1 Risk-Based Capital ratio	8.51%	8.40%	8.35%	8.16%	8.34%	8.82%	9.42%	10.00%
Total Risk-Based Capital ratio	11.93	11.19	11.16	11.04	11.25	11.78	12.46	13.15
Tier 1 Leverage ratio	7.99	7.94	8.25	8.22	8.51	9.06	9.60	9.45
Tangible common equity ratio	6.80	6.78	7.07	7.01	7.22	7.64	8.16	8.77
Tangible common equity to risk-weighted assets ratio	7.30	7.24	7.23	7.09	7.29	7.71	8.15	8.65

(1) Intra-day and closing stock price quotations were obtained from NASDAQ.

(2)	A new repurchase program for 8 million shares was authorized in January 2003, canceling the remaining shares under the previous repurchase authorization.
(3)	Presented on a fully taxable equivalent basis assuming a 35% tax rate.

94	HUNTINGTON BANCSHARES INCORPORATED

MANAGEMENT’S DISCUSSION AND ANALYSIS

ACQUISITION OF UNIZAN FINANCIAL CORP.

On January 27, 2004, Huntington announced the signing of a definitive agreement to acquire Unizan Financial Corp. of Canton, Ohio. At December 31, 2003, Unizan had total assets of $2.7 billion.

Under the terms of the agreement, Unizan shareholders will receive 1.1424 shares of Huntington common stock, on a tax-free basis, for each share of Unizan. Based on the $23.10 closing price of Huntington’s common stock on January 26, 2004, this represents a price of $26.39 per Unizan share, a 15% premium to Unizan’s closing price of $22.95, and valued the transaction on that date at approximately $587 million. The merger was unanimously approved by both boards and is expected to close late in the second quarter of 2004, pending customary regulatory approvals, as well as Unizan shareholder approval. Huntington expects the purchase to be accretive to 2004 earnings, excluding one-time charges, and add over 1% to earnings in 2005.

HUNTINGTON BANCSHARES INCORPORATED	95

REPORT OF MANAGEMENT

The management of Huntington is responsible for the financial information and representations contained in the consolidated financial statements and other sections of this report. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. In all material respects, they reflect the substance of transactions that should be included based on informed judgments, estimates, and currently available information.

Huntington maintains accounting and other control systems that, in the opinion of management, provide reasonable assurance that (1) transactions are properly authorized, (2) the assets are properly safeguarded, and (3) transactions are properly recorded and reported to permit the preparation of the financial statements in conformity with accounting principles generally accepted in the United States. The systems of internal accounting controls include the careful selection and training of qualified personnel, appropriate segregation of responsibilities, communication of written policies and procedures, and a broad program of internal audits. The costs of the controls are balanced against the expected benefits. During 2003, the audit/risk committee of the board of directors met regularly with management, Huntington’s internal auditors, and the independent auditors, Ernst & Young LLP, to review the scope of the audits and to discuss the evaluation of internal accounting controls and financial reporting matters. The independent and internal auditors have free access to and meet confidentially with the audit/risk committee to discuss appropriate matters. Also, Huntington maintains a disclosure review committee. This committee’s purpose is to design and maintain disclosure controls and procedures to ensure that material information relating to the financial and operating condition of Huntington is properly reported to its chief executive officer, chief financial officer, internal auditors, and the audit/risk committee of the board of directors in connection with the preparation and filing of periodic reports and the certification of those reports by the chief executive officer and the chief financial officer.

The independent auditors are responsible for expressing an informed judgment as to whether the consolidated financial statements present fairly, in accordance with accounting principles generally accepted in the United States, the financial position, results of operations, and cash flows of Huntington. They obtained an understanding of Huntington’s internal accounting controls and conducted such tests and related procedures as they deemed necessary to provide reasonable assurance, giving due consideration to materiality, that the consolidated financial statements contain neither misleading nor erroneous data.

/s/ Thomas E. Hoaglin

Thomas E. Hoaglin

Chairman, President and Chief Executive Officer

/s/ Michael J. McMennamin

Michael J. McMennamin

Vice Chairman, Chief Financial Officer, and Treasurer

96	HUNTINGTON BANCSHARES INCORPORATED

INDEPENDENT AUDITOR’S REPORT

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Shareholders, Huntington Bancshares Incorporated

We have audited the accompanying consolidated balance sheets of Huntington Bancshares Incorporated and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Huntington Bancshares Incorporated and Subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the Consolidated Financial Statements, Huntington Bancshares Incorporated and Subsidiaries changed its method of accounting for variable interest entities in 2003, in accordance with FASB Interpretation No. 46, Consolidation of Variable Interest Entities. As discussed in Note 1 to the Consolidated Financial Statements, Huntington Bancshares Incorporated and Subsidiaries changed its method of accounting for amortization of goodwill in 2002 in accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets.

/s/ Ernst & Young LLP

Columbus, Ohio

January 16, 2004, except for Note 3,

    as to which the date is January 27, 2004

HUNTINGTON BANCSHARES INCORPORATED	97

CONSOLIDATED BALANCE SHEETS

	December 31,
(in thousands of dollars, except share amounts)	2003	2002
Assets
Cash and due from banks	$899,689	$969,483
Federal funds sold and securities purchased under resale agreements	96,814	49,280
Interest bearing deposits in banks	33,627	37,300
Trading account securities	7,589	241
Mortgage loans held for sale	226,729	528,379
Securities available for sale—at fair value	4,925,232	3,403,369
Investment securities—fair value $3,937 and $7,725, respectively	3,828	7,546
Loans and leases:
Commercial and industrial	5,313,517	5,608,443
Commercial real estate	4,172,083	3,722,992
Consumer
Automobile loans	2,991,642	3,041,954
Automobile leases	1,902,170	873,599
Home equity	3,792,189	3,198,487
Residential mortgage	2,530,665	1,746,177
Other consumer	372,852	395,751

Total loans and direct financing leases	21,075,118	18,587,403
Less allowance for loan and lease losses	335,254	336,648

Net loans and direct financing leases	20,739,864	18,250,755

Operating lease assets	1,260,440	2,200,525
Bank owned life insurance	927,671	886,214
Premises and equipment	349,712	341,366
Goodwill and other intangible assets	217,009	218,567
Customers’ acceptance liability	9,553	16,745
Accrued income and other assets	786,047	618,162

Total Assets	$30,483,804	$27,527,932

Liabilities and Shareholders’ Equity
Liabilities
Demand deposits
Non-interest bearing	$2,986,992	$3,058,044
Interest bearing	6,411,380	5,389,920
Savings deposits	2,959,993	2,851,158
Other domestic time deposits	3,092,736	3,956,306
Domestic time deposits of $100,000 or more	789,341	731,959
Brokered time deposits and negotiable CDs	1,771,738	1,092,754
Foreign time deposits	475,215	419,185

Total deposits	18,487,395	17,499,326

Short-term borrowings	1,452,304	2,141,016
Bank acceptances outstanding	9,553	16,745
Federal Home Loan Bank advances	1,273,000	1,013,000
Subordinated notes	990,470	738,678
Other long-term debt	4,544,509	2,495,123
Company obligated mandatorily redeemable preferred capital securities of subsidiary trusts holding solely junior subordinated debentures of the parent company	—	300,000
Accrued expenses and other liabilities	1,451,571	1,134,251

Total Liabilities	28,208,802	25,338,139

Shareholders’ equity
Preferred stock—authorized 6,617,808 shares; none outstanding	—	—
Common stock—without par value; authorized 500,000,000 shares; issued
257,866,255 shares; outstanding 229,008,088 and 232,878,851 shares, respectively	2,483,542	2,484,421
Less 28,858,167 and 24,987,404 treasury shares, respectively	(548,576)	(475,399)
Accumulated other comprehensive income	2,678	62,300
Retained earnings	337,358	118,471

Total Shareholders’ Equity	2,275,002	2,189,793

Total Liabilities and Shareholders’ Equity	$30,483,804	$27,527,932

See notes to consolidated financial statements.

98	HUNTINGTON BANCSHARES INCORPORATED

CONSOLIDATED INCOME STATEMENTS

	Twelve Months Ended December 31,
(in thousands, except per share amounts)	2003	2002	2001
Interest and fee income
Loans and direct financing leases
Taxable	$1,095,880	$1,087,246	$1,401,968
Tax-exempt	2,544	3,661	5,613
Securities
Taxable	151,156	169,599	203,196
Tax-exempt	23,501	10,024	13,019
Other	32,675	22,665	30,993

Total Interest Income	1,305,756	1,293,195	1,654,789

Interest expense
Deposits	288,271	385,733	654,056
Short-term borrowings	15,698	28,668	84,467
Federal Home Loan Bank advances	24,394	5,946	1,174
Other long-term debt	128,407	123,274	199,804

Total Interest Expense	456,770	543,621	939,501

Net Interest Income	848,986	749,574	715,288
Provision for loan and lease losses	163,993	194,426	257,326

Net Interest Income After Provision for Loan and Lease Losses	684,993	555,148	457,962

Non-interest income
Operating lease income	489,698	657,074	691,733
Service charges on deposit accounts	167,840	153,564	165,012
Trust services	61,649	62,051	60,298
Brokerage and insurance	57,844	62,109	75,013
Mortgage banking	58,180	32,033	54,518
Bank owned life insurance	43,028	43,123	41,123
Other service charges and fees	41,446	42,888	48,217
Gain on sale of automobile loans	40,039	—	—
Gain on sale of branch offices	13,112	—	—
Securities gains	5,258	4,902	723
Gain on sale of Florida operations	—	182,470	—
Merchant Services gain	—	24,550	—
Other	91,059	76,940	63,305

Total Non-Interest Income	1,069,153	1,341,704	1,199,942

Non-interest expense
Personnel costs	447,263	418,037	454,210
Operating lease expense	393,270	518,970	558,626
Outside data processing and other services	66,118	67,368	69,692
Equipment	65,921	68,323	80,560
Net occupancy	62,481	59,539	76,449
Professional services	42,448	33,085	32,862
Marketing	27,490	27,911	31,057
Telecommunications	21,979	22,661	27,984
Loss on early extinguishment of debt	15,250	—	—
Printing and supplies	13,009	15,198	18,367
Franchise and other taxes	4,542	9,456	9,729
Amortization of intangible assets	816	2,019	41,225
Restructuring (releases) charges	(6,666)	48,973	79,957
Other	76,238	82,607	81,709

Total Non-Interest Expense	1,230,159	1,374,147	1,562,427

Income Before Income Taxes	523,987	522,705	95,477
Income tax expense (benefit)	138,294	198,974	(39,319)

Income before cumulative effect of change in accounting principle	385,693	323,731	134,796
Cumulative effect of change in accounting principle, net of tax of $7,178	(13,330)	—	—

Net Income	$372,363	$323,731	$134,796

Per Common Share
Income before cumulative effect of change in accounting principle—Basic	$1.68	$1.34	$0.54
Income before cumulative effect of change in accounting principle—Diluted	1.67	1.33	0.54

Net income—basic	1.62	1.34	0.54
Net income—diluted	1.61	1.33	0.54

Cash dividends declared	0.67	0.64	0.72

Average Common Shares Outstanding
Basic	229,401	242,279	251,078
Diluted	231,582	244,012	251,716

See notes to consolidated financial statements.

HUNTINGTON BANCSHARES INCORPORATED	99

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total
(in thousands)	Shares	Amount	Shares	Amount	Shares	Amount
Balance —January 1, 2001	—	$—	257,866	$2,493,645	(7,007)	$(129,432)	$(24,520)	$(4,464)	$2,335,229
Comprehensive income:
Net income								134,796	134,796
Cumulative effect of change in accounting principles for derivatives							(9,113)		(9,113)
Unrealized net holding gains on securities available for sale arising during the period, net of reclassification adjustment for net gains included in net income							53,989		53,989
Unrealized gains on derivative instruments used in cash flow hedging relationships							5,132		5,132

Total comprehensive income									184,804

Cash dividends declared ($0.72 per share)								(180,798)	(180,798)
Stock options exercised				(2,921)	264	4,378			1,457
Treasury shares sold to employee benefit plans					71	1,205			1,205

Balance —December 31, 2001	—	—	257,866	2,490,724	(6,672)	(123,849)	25,488	(50,466)	2,341,897

Comprehensive income:
Net income								323,731	323,731
Unrealized net holding gains on securities available for sale arising during the period, net of reclassification adjustment for net gains included in net income							27,387		27,387
Unrealized gains on derivative instruments used in cash flow hedging relationships							9,620		9,620
Minimum pension liability							(195)		(195)

Total comprehensive income									360,543

Stock issued for acquisitions				(838)	1,038	19,989			19,151
Cash dividends declared ($0.64 per share)								(154,794)	(154,794)
Stock options exercised				(3,545)	373	6,757			3,212
Treasury shares purchased					(19,161)	(370,012)			(370,012)
Other				(1,920)	(565)	(8,284)			(10,204)

Balance —December 31, 2002	—	—	257,866	2,484,421	(24,987)	(475,399)	62,300	118,471	2,189,793

Comprehensive income:
Net income								372,363	372,363
Unrealized net holding losses on securities available for sale arising during the period, net of reclassification adjustment for net gains included in net income							(47,427)		(47,427)
Unrealized losses on derivative instruments used in cash flow hedging relationships							(11,081)		(11,081)
Minimum pension liability							(1,114)		(1,114)

Total comprehensive income									312,741

Cash dividends declared ($0.67 per share)								(153,476)	(153,476)
Stock options exercised				(609)	481	8,691			8,082
Treasury shares purchased					(4,300)	(81,061)			(81,061)
Other				(270)	(52)	(807)			(1,077)

Balance —December 31, 2003	—	$—	257,866	$2,483,542	(28,858)	$(548,576)	$2,678	$337,358	$2,275,002

See notes to consolidated financial statements.

100	HUNTINGTON BANCSHARES INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
(in thousands of dollars)	2003	2002	2001
Operating Activities
Net income	$372,363	$323,731	$134,796
Adjustments to reconcile net income to net cash provided by operating activities
Cumulative effect of change in accounting principle, net of tax	13,330	—
Provision for loan and lease losses	163,993	194,426	257,326
Depreciation on operating lease assets	367,489	435,822	468,739
Other depreciation and amortization	120,600	58,132	101,233
Deferred income tax expense	258	96,718	91,598
(Increase) decrease in trading account securities	(7,348)	13,151	(8,669)
Decrease in mortgages held for sale	301,650	101,007	(474,282)
Gains on sales of securities available for sale	(5,258)	(4,902)	(723)
Gains on sales/securitizations of loans	(45,610)	(11,031)	(9,464)
Gain on sale of branch offices	(13,112)	—	—
Gain on sale of Florida banking and insurance operations	—	(182,470)	—
Gain on restructuring of Huntington Merchant Services LLC	—	(24,550)	—
Loss on early extinguishment of debt	15,250	—	—
Restructuring (releases) charges	(6,666)	48,973	79,957
Other, net	61,467	(18,946)	(143,505)

Net Cash Provided by Operating Activities	1,338,406	1,030,061	497,006

Investing Activities
Decrease (increase) in interest bearing deposits in banks	3,673	(16,095)	(16,235)
Proceeds from:
Maturities and calls of investment securities	3,744	4,771	4,009
Maturities and calls of securities available for sale	1,582,235	1,031,935	1,021,766
Sales of securities available for sale	1,161,325	855,309	1,410,304
Purchases of securities available for sale	(4,341,946)	(1,959,137)	(1,056,840)
Proceeds from sales/securitizations of loans	2,576,869	465,699	514,897
Net loan and lease originations, excluding sales	(4,408,975)	(3,867,300)	(1,605,519)
Decrease (increase) in operating lease assets	572,596	369,501	(540,094)
Proceeds from the sale of branch offices	81,367	—	—
Proceeds from sale of premises and equipment	7,382	19,390	3,714
Purchases of premises and equipment	(62,503)	(57,761)	(63,177)
Proceeds from sales of other real estate	14,083	13,112	15,733
Consolidation of cash of securitization trust	58,500	—	—
Net cash paid in purchase acquisitions	—	(8,305)	—
Proceeds from restructuring of Huntington Merchant Services, LLC	—	27,000	—
Net cash paid related to sale of Florida banking and insurance operations	—	(1,277,767)	—

Net Cash Used for Investing Activities	(2,751,650)	(4,399,648)	(311,442)

Financing Activities
Increase in total deposits	915,518	2,073,891	423,157
(Decrease) increase in short-term borrowings	(688,712)	537,770	(31,833)
Proceeds from issuance of subordinated notes	198,430	—	—
Maturity of subordinated notes	(250,000)	—	—
Proceeds from Federal Home Loan Bank advances	270,000	1,000,000	—
Maturity of Federal Home Loan Bank advances	(10,000)	(4,000)	(8,000)
Proceeds from issuance of long-term debt	2,075,000	1,025,000	715,000
Maturity of long-term debt	(895,250)	(932,150)	(1,330,000)
Dividends paid on common stock	(151,023)	(167,002)	(190,792)
Repurchases of common stock	(81,061)	(370,012)	—
Net proceeds from issuance of common stock	8,082	3,212	2,662

Net Cash Provided by (Used for) Financing Activities	1,390,984	3,166,709	(419,806)

Change in Cash and Cash Equivalents	(22,260)	(202,878)	(234,242)
Cash and Cash Equivalents at Beginning of Period	1,018,763	1,221,641	1,455,883

Cash and Cash Equivalents at End of Period	$996,503	$1,018,763	$1,221,641

Supplemental Disclosures
Income taxes paid	$72,128	$70,463	$175
Interest paid	469,331	560,731	986,108
Non-cash activities:
Mortgage loans securitized	354,200	386,385	—
Common stock dividends accrued, not paid	31,113	28,032	—
Stock issued for purchase acquisitions	—	19,151	—

See notes to consolidated financial statements.

HUNTINGTON BANCSHARES INCORPORATED	101

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

Nature of Operations: Huntington Bancshares Incorporated (Huntington) is a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through its subsidiaries, Huntington is engaged in providing full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, and discount brokerage services, as well as underwriting credit life and disability insurance, and selling other insurance and financial products and services. Huntington’s banking offices are located in Ohio, Michigan, West Virginia, Indiana, and Kentucky. Selected financial services are also conducted in other states including Arizona, Florida, Georgia, Maryland, New Jersey, Pennsylvania, and Tennessee. Huntington has a foreign office in the Cayman Islands and a foreign office in Hong Kong.

Basis of Presentation: The consolidated financial statements include the accounts of Huntington and its majority-owned subsidiaries and are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). All significant intercompany transactions and balances have been eliminated in consolidation. Companies in which Huntington holds more than a 50% voting equity interest are consolidated. For consolidated entities where Huntington holds less than a 100% interest, Huntington recognizes a minority interest liability (included in “Other liabilities”) for the voting equity held by others and minority interest expense (included in “Other non-interest expenses”) for the portion of the entity’s earning attributable to minority interests. Investments in companies that are not consolidated are accounted for using the equity method when Huntington has the ability to exert significant influence, generally defined as a 20% or greater voting interest. Those investments for which Huntington does not have the ability to exert significant influence are generally accounted for using the cost method and are periodically evaluated for impairment. Investments in private investment partnerships are carried at fair value. Investments in private investment partnerships and investments that are accounted for under the equity method or the cost method are included in “Other assets” in Huntington’s statement of financial condition and Huntington’s proportional interest in the investment’s earnings is included in “Other non-interest income.” Huntington evaluates variable interest entities (VIEs) in which it holds a beneficial interest for consolidation. VIEs, as defined by FASB Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities, are legal entities with insubstantial equity, whose equity investors lack the ability to make decisions about the entity’s activities, or whose equity investors do not have the right to receive the residual returns of the entity if they occur. Huntington consolidates these VIEs when it holds a majority of VIEs’ beneficial interests.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates. Certain prior period amounts have been reclassified to conform to the current year’s presentation.

Securities: Securities purchased with the intention of recognizing short-term profits are classified as trading account securities and reported at fair value. The unrealized gains or losses on trading securities are recorded in other non-interest income. Debt securities that Huntington has both the positive intent and ability to hold to maturity are classified as investment securities and are reported at amortized cost. Securities not classified as trading or investments are designated available for sale and reported at fair value. Unrealized gains or losses on securities available for sale are reported as a separate component of accumulated other comprehensive income in shareholders’ equity. Declines in the value of debt and marketable equity securities that are considered other than temporary are recorded in non-interest income as a loss on securities available for sale.

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

Loans and Leases: Loans are stated at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income. Direct financing leases are reported at the aggregate of lease payments receivable and estimated residual values, net of unearned and deferred income. Interest income is accrued as earned based on unpaid principal balances. Huntington defers the fees it receives from the origination of loans and leases, as well as the costs of those activities, and amortizes these fees and costs on a level-yield basis over the estimated lives of the related loans.

102	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Automobile loans and leases include loans secured by automobiles and leases of automobiles that qualify for the direct financing method of accounting. Substantially all of the direct financing leases that qualify for that accounting method do so because the present value of the lease payments and the guaranteed residual value are at least 90% of the cost of the vehicle. Huntington records the residual values of its leases based on estimated future market values of the automobiles as published in the Automotive Lease Guide (ALG), an authoritative industry source. Beginning in October 2000, Huntington purchased residual value insurance for its entire automobile lease portfolio to mitigate the risk of declines in residual values. Residual value insurance provides for the recovery of the vehicle residual value specified by the ALG at the inception of the lease. As a result, the risk associated with market driven declines in used car values is mitigated. Currently Huntington has three distinct residual value insurance policies in place to address the residual risk in the portfolio. Two residual value insurance policies cover all vehicles leased prior to May 2002, and have associated total payment caps of $120 million and $50 million, respectively. Management reviews expected future residual value losses to determine the need to either (a) establish a reserve for losses in excess of both insurance policy caps or (b) reduce the expected residual value and, therefore, increase the rate of depreciation. A third policy (the New Policy) provides similar coverage as the first two, but does not have a cap on losses payable under the policy. Leases covered by the New Policy qualify for the direct financing method of accounting. Leases covered by the earlier policies are accounted for using the operating lease method of accounting and are recorded as operating lease assets in Huntington’s consolidated balance sheet. At December 31, 2003, Huntington had a valuation reserve of $2.1 million for expected residual value impairment that is not covered by residual value insurance.

Residual values on leased automobiles and equipment are evaluated periodically for impairment. Impairment of the residual values of direct financing leases is recognized by writing the leases down to fair value with a charge to non-interest income. Residual value losses arise if the market value at the end of the lease term is less than the residual value embedded in the original lease contract. Residual value insurance covers the difference between the recorded residual value and the fair value of the automobile at the end of the lease term as evidenced by Black Book valuations. This insurance, however, does not cover residual losses below Black Book value, which may arise when the automobile has excess wear and tear and/or excess mileage, not reimbursed by the lessee.

Commercial and industrial loans and commercial real estate loans are generally placed on non-accrual status and stop accruing interest when principal or interest payments are 90 days or more past due or the borrower’s creditworthiness is in doubt. A loan may remain in accruing status when it is sufficiently collateralized, which means the collateral covers the full repayment of principal and interest, and is in the process of active collection.

Commercial and industrial and commercial real estate loans are evaluated for impairment in accordance with the provisions of Statement of Financial Accounting Standards (Statement) No. 114, Accounting by Creditors for Impairment of a Loan. This Statement requires an allowance to be established as a component of the allowance for loan and lease losses when it is probable that all amounts due pursuant to the contractual terms of the loan or lease will not be collected and the recorded investment in the loan or lease exceeds its fair value. Fair value is measured using either the present value of expected future cash flows discounted at the loan’s or lease’s effective interest rate, the observable market price of the loan or lease, or the fair value of the collateral if the loan or lease is collateral dependent. All loans and leases considered impaired are included in non-performing assets.

Consumer loans and leases, excluding residential mortgage loans, are subject to mandatory charge-off at a specified delinquency date and are not classified as non-performing prior to being charged off. These loans and leases are generally charged off in full no later than when the loan or lease becomes 120 days past due. Residential mortgage loans are placed on non-accrual status when principal payments are 180 days past due or interest payments are 210 days past due. A charge-off on a residential mortgage loan is recorded when the loan has been foreclosed and the loan balance exceeds the fair value of the collateral. The fair value of the collateral is then recorded as real estate owned and is reflected in other assets in the consolidated statement of financial condition.

Huntington uses the cost recovery method of accounting for cash received on non-performing loans and leases. Under this method, cash receipts are applied entirely against principal until the loan or lease has been collected in full, after which time any additional cash receipts are recognized as interest income. When, in management’s judgment, the borrower’s ability to make periodic interest and principal payments resumes and collectibility is no longer in doubt, the loan or lease is returned to accrual status. When interest accruals are suspended, accrued interest income is reversed with current year accruals charged to earnings and prior year amounts generally charged off as a credit loss.

Sold and Securitized Loans: Loans that are sold or securitized are accounted for in accordance with Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which was adopted by Huntington in 2001. Asset securitization involves the sale of a pool of loan receivables, generally to a trust, in exchange for funding collaterized by these loans.

HUNTINGTON BANCSHARES INCORPORATED	103

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The trust then sells undivided interests in the trust to investors, while Huntington retains the remaining undivided interests, referred to as retained interest. While the loans are removed from the balance sheet at the time of sale, this retained interest is recorded as an asset based on its estimated fair value. The sale of loans does not involve retained interests. For both loan sales and loan securitizations, an asset is also established for the servicing of the loans sold, which is retained at the time of sale, based on the relative fair value of the servicing rights. Gains and losses on the loans sold, retained interest, if any, and servicing rights associated with loan sales or securitizations are determined when the related loans are sold to the trust or third party. Fair values of the retained interests and servicing rights are based on the present value of expected future cash flows from the underlying loans, net of payments to security holders. The present value of expected future cash flows is determined using assumptions for market interest rates, loan losses, servicing costs, and prepayment rates. Management also uses these assumptions to assess the retained interests and servicing rights for impairment periodically. The retained interest is included in securities available for sale and the servicing rights are recorded in other assets in the consolidated balance sheets. Servicing revenues, net of the amortization of servicing rights, are included in other non-interest income.

Allowance for Loan and Lease Losses: The allowance for loan and lease losses reflects management’s judgment as to the level considered appropriate to absorb inherent credit losses in the loan and lease portfolio. This judgment is based on the size and current risk characteristics of the portfolio, a review of individual loans and leases, historical and anticipated loss experience, and a review of individual relationships where applicable. External influences such as general economic conditions, economic conditions in the relevant geographic areas and specific industries, regulatory guidelines, and other factors are also assessed in determining the level of the allowance.

The allowance is determined subjectively, requiring significant estimates, including the timing and amounts of expected future cash flows on impaired loans and leases, consideration of current economic conditions, and historical loss experience pertaining to pools of homogeneous loans and leases, all of which may be susceptible to change. The allowance is increased through a provision that is charged to earnings, based on management’s quarterly evaluation of the factors previously mentioned, and is reduced by charge-offs, net of recoveries, and the allowance associated with securitized or sold loans.

The allowance for loan and lease losses consists of a component for individual loan impairment and a component of collective loan impairment recognized and measured pursuant to Statement No. 114, and Statement No. 5, Accounting for Contingencies, respectively. The component for individual loan impairment reflects expected losses resulting from quantitative analyses developed through historical loss experience and specific credit allocations at the individual loan level for commercial and industrial loans and commercial real estate loans. The specific credit allocations are based on a continuous analysis of all loans and leases by internal credit rating. The historical loss element is determined using a loss migration analysis that examines both the probability of default and the loss in the event of default by loan and lease category and internal credit rating. The loss migration analysis is performed periodically, and loss factors are updated regularly based on actual experience. The component for collective loan impairment is determined by applying specific probability of default and loss in the event of default factors to homogeneous segments of the consumer loan and lease portfolio. Management’s determination of the amounts necessary for concentrations and changes in portfolio mix are also included in the allowance.

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

Goodwill and Other Intangible Assets: Under the purchase method of accounting, the net assets of entities acquired by Huntington were recorded at their estimated fair value at the date of acquisition. The excess of cost over the fair value of net assets acquired is recorded as goodwill. Prior to 2002, goodwill was amortized over periods generally up to 25 years. Effective January 1, 2002, in accordance with Statement No. 142, goodwill is no longer amortized but is reviewed by management, along with other intangible assets arising from business combinations, for impairment as of September 30 each year, or whenever a significant event occurs that adversely affects operations, or when changes in circumstances indicate that the carrying value may not be recoverable. Other intangible assets are amortized on a straight-line basis over their estimated useful lives through 2011.

Mortgage Banking Activities: Loans held for sale are primarily composed of performing 1-to-4-family residential mortgage loans originated for resale and are carried at the lower of cost (net of purchase discounts or premiums and effects of hedge accounting) or

104	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

fair value as determined on an aggregate basis. Fair value is determined using available secondary market prices for loans with similar coupons, maturities, and credit quality.

Huntington recognizes the rights to service mortgage loans as separate assets, which are included in other assets in the consolidated balance sheets, only when purchased or when servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. The carrying value of loans sold or securitized is allocated between loans and servicing rights based on the relative fair values of each. Purchased mortgage servicing rights are initially recorded at cost. All servicing rights are subsequently carried at the lower of the initial carrying value, adjusted for amortization, or fair value, and are included in other assets.

Premises and Equipment: Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Buildings and building improvements are depreciated over an average of 30 to 40 years and 10 to 20 years, respectively. Land improvements and furniture and fixtures are depreciated over 10 years, while equipment is depreciated over a range of 3 to 7 years. Leasehold improvements are amortized over the lesser of the asset life or term of the related leases. Maintenance and repairs are charged to expense as incurred, while improvements that extend the useful life of an asset are capitalized and depreciated over the remaining useful life.

Operating Lease Assets: Operating lease assets consist of automobiles leased to consumers and equipment leased to business customers. These assets are reported at cost, including net deferred origination fees or costs, less accumulated depreciation. For automobile operating leases, net deferred origination fees or costs include the referral payments Huntington makes to automobile dealers, which are deferred and amortized on a straight-line basis over the life of the lease.

Lease payments are recorded as rental income, a component of operating lease income in non-interest income. Net deferred origination fees or costs are amortized over the life of the lease to operating lease income. Depreciation expense is recorded on a straight-line basis over the term of the lease. Leased assets are depreciated to the estimated residual value at the end of the lease term. Depreciation expense is included in operating lease expense in the non-interest expense section of the consolidated income statement. Impairment of residual values of operating leases is evaluated under Statement No. 144. Under that Statement, when the future cash flows from the operating lease, including the expected realizable fair value of the automobile or equipment at the end of the lease, is less than the book value of the lease, an immediate impairment write-down is recognized. Otherwise, reductions in the expected residual value result in additional depreciation of the leased asset over the remaining term of the lease. Upon disposition, a gain or loss is recorded for any difference between the net book value of the lease and the proceeds from the disposition of the asset, including any insurance proceeds.

To mitigate its exposure to residual value risk on automobile leases, Huntington purchased residual value insurance, beginning in October 2000. The insurance coverage for automobile leases existing as of October 1, 2000, has a cap on insured losses of $120 million. The insurance coverage for automobile leases originated from October 1, 2000 through April 30, 2002, has a cap on insured losses of $50 million. At December 31, 2003, claims submitted to the insurance carrier under both policies that have not been paid totaled $62.0 million. Huntington has established a reserve of $4.4 million against this receivable. The net receivable of $57.6 million is reflected in other assets. Huntington continues to monitor the expected losses on covered leases to determine how much of an impairment write-down, if any, needs to be recognized on these leases, all of which are operating leases.

Credit losses, included in operating lease expense, occur when a lease is terminated early because the lessee cannot make the required lease payments. These credit-generated terminations result in Huntington taking possession of the automobile earlier than expected. When this occurs, the market value of the automobile may be less than Huntington’s book value, resulting in a loss upon sale. Rental income payments accrued, but not received, are written off when they reach 120 days past due and at that time the asset is evaluated for impairment.

Bank Owned Life Insurance: Huntington’s bank owned life insurance policies are carried at their cash surrender value. Periodically, management confirms this cash surrender value with the insurance carriers that have issued each respective insurance policy. Huntington recognizes tax-free income from the periodic increases in the cash surrender value of these policies and from death benefits.

Derivative Financial Instruments: Derivative financial instruments, primarily interest rate swaps, are accounted for in accordance with Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This Statement requires every derivative instrument to be recorded in the consolidated balance sheet as either an asset or liability measured at its fair value and

HUNTINGTON BANCSHARES INCORPORATED	105

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Huntington to formally document, designate, and assess the effectiveness of transactions for which hedge accounting is applied. Depending on the nature of the hedge and the extent to which it is effective, the changes in fair value of the derivative recorded through earnings will either be offset against the change in the fair value of the hedged item in earnings, or recorded in comprehensive income and subsequently recognized in earnings in the period the hedged item affects earnings. The portion of a hedge that is ineffective and all changes in the fair value of derivatives not designated as hedges, referred to as trading instruments, are recognized immediately in earnings. Deferred gains or losses from derivatives that are terminated are amortized over the shorter of the original remaining term of the derivative or the remaining life of the underlying asset or liability. Trading instruments are carried at fair value with changes in fair value included in other Non-interest income. Trading instruments are executed primarily with Huntington’s customers to fulfill their needs. Derivative instruments used for trading purposes include interest rate swaps, including callable swaps, interest rate caps and floors, and interest rate and foreign exchange futures, forwards and options.

Upon adoption in 2001 of Statement No. 133, as amended, Huntington designated its portfolio of derivative financial instruments used for risk management purposes as fair value or cash flow hedges. Derivatives used to hedge changes in fair value of assets and liabilities due to changes in interest rates or other factors were designated as fair value hedges and those used to hedge changes in forecasted cash flows, due generally to interest rate risk, were designated as cash flow hedges. The after-tax transition adjustment of adopting Statement No. 133, as amended, was immaterial to net income and reduced other comprehensive income (OCI) $9.1 million in 2001.

Advertising Costs: Advertising costs are generally expensed as incurred as a marketing expense, a component of non-interest expense.

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

Stock-Based Compensation: Huntington’s stock-based compensation plans are accounted for based on the intrinsic value method promulgated by Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, and related interpretations. Compensation expense for employee stock options is generally not recognized if the exercise price of the option equals or exceeds the fair value of the stock on the date of grant.

The following pro forma disclosures for net income and earnings per diluted common share is presented as if Huntington had applied the fair value method of accounting of Statement No. 123, Accounting for Stock-Based Compensation, in measuring compensation costs for stock options. The fair values of the stock options granted were estimated using the Black-Scholes option-pricing model. This model assumes that the estimated fair value of the options is amortized over the options’ vesting periods and the compensation costs would be included in personnel expense on the consolidated income statement. The following table also includes the weighted-average assumptions that were used in the option-pricing model for options granted in each of the last three years:

(in millions of dollars, except per share amounts)	2003	2002	2001
Assumptions
Risk-free interest rate	4.45%	4.12%	5.05%
Expected dividend yield	3.11	3.34	4.99
Expected volatility of Huntington’s common stock	33.8	33.8	41.0
Pro Forma Results
Net income, as reported	$372.4	$323.7	$134.8
Less pro forma expense related to options granted	(12.7)	(12.7)	(12.1)

Pro Forma Net Income	$359.7	$311.0	$122.7

Net Income Per Common Share:
Basic, as reported	$1.62	$1.34	$0.54
Basic, pro forma	1.57	1.28	0.49
Diluted, as reported	1.61	1.33	0.54
Diluted, pro forma	1.55	1.27	0.49

106	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Segment Results: Accounting policies for the lines of business are the same as those used in the preparation of the consolidated financial statements with respect to activities specifically attributable to each business line. However, the preparation of business line results requires management to establish methodologies to allocate funding costs and benefits, expenses, and other financial elements to each line of business. Changes are made in these methodologies utilized for certain balance sheet and income statement allocations performed by Huntington’s management reporting system, as appropriate. Prior periods are not restated for these changes.

Statement of Cash Flows: Cash and cash equivalents are defined as “Cash and due from banks” and “Federal funds sold and securities purchased under resale agreements.”

2. New Accounting Standards

Anticipated SEC Staff Accounting Bulletin on Mortgage Loan Commitments: In a speech on December 11, 2003, the SEC staff announced its intention to release a Staff Accounting Bulletin that would require registrants to account for mortgage loan interest rate lock commitments related to loans held for sale as written options, effective no later than for commitments entered into after March 31, 2004. Huntington enters into such commitments with customers in connection with residential mortgage loan applications and at December 31, 2003, had approximately $134.0 million in notional amount of these commitments outstanding. The proposed Staff Accounting Bulletin would require Huntington to recognize a liability for the fair value of the mortgage loan commitment at the time it is made and would affect the timing of related revenue recognition. Huntington is currently assessing the impact of this pending guidance on its results of operations and financial position.

Early Adoption of FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46): In January 2003, the FASB issued FIN 46. This Interpretation of Accounting Research Bulletin No. 51 (ARB 51), Consolidated Financial Statements, as amended, addresses consolidation by business enterprises where ownership interests in an entity may vary over time or, in many cases, of special-purpose entities (SPEs). To be consolidated for financial reporting, these entities must have certain characteristics. ARB 51 requires that an enterprise’s consolidated financial statements include subsidiaries in which the enterprise has a controlling financial interest. FIN 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. An enterprise that holds significant variable interests in such an entity, but is not the primary beneficiary, is required to disclose certain information regarding its interests in that entity. FIN 46 applies in the first fiscal year or interim period ending after December 15, 2003, to variable interest entities in which an enterprise holds an interest that it acquired before February 1, 2003. It also applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. FIN 46 may be applied (1) prospectively with a cumulative-effect adjustment as of the date on which it is first applied, or (2) by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

Effective July 1, 2003, Huntington adopted FIN 46. This was an early adoption applied on a prospective basis resulting in the consolidation of one of the securitization trusts formed in 2000. The consolidation of this trust involved recognition of the trust’s assets and liabilities, elimination of the related retained interest and servicing asset, recognition of other related assets, and establishment of an allowance for loan and lease losses equal to 1.01% of the loan balances. The trust’s assets and liabilities consisted of $1,038.1 million in automobile loan principal and interest receivables, $110.0 million in cash ($51.5 million of which was on deposit at Huntington’s bank subsidiary), and approximately $960.0 million in notes payable and minority interests. The combined retained interests at market value, a component of securities available for sale, servicing, and other assets of $212.9 million were eliminated in the consolidation. The reversal of the excess of the market value of the retained interest over its cost reduced other comprehensive income by $9.9 million. Additionally, a $10.3 million reserve for loan losses was recognized and deferred income taxes and other liabilities totaling $12.1 million were reversed.

Reflecting these impacts, the adoption of FIN 46 resulted in a cumulative effect charge of $13.3 million, or $0.06 per share, in the third quarter, which is reflected in Huntington’s statements of income. This adoption also resulted in an overall reduction of the ALLL by approximately 3 basis points and lowered the tangible common equity ratio by 29 basis points. Regulatory capital was minimally impacted since these related assets were already included in regulatory risk-based assets.

This adoption also required the deconsolidation of two unrelated business trusts that had been formed in 1997 and 1998 to issue trust preferred securities, which qualified as Tier 1 capital for regulatory capital purposes. The related borrowings by the parent company are now reported in the consolidated balance sheet under the caption “Subordinated notes” and currently qualify as Tier 1 capital. There was no cumulative effect on retained earnings or Huntington’s capital ratios as a result of this deconsolidation.

HUNTINGTON BANCSHARES INCORPORATED	107

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45): FIN 45 was issued in November 2002, and changes prior practice in the accounting for, and disclosure of, guarantees requiring certain guarantees to be recorded at fair value at inception, which differs from the prior practice of recording a liability generally when a loss is probable and reasonably estimable, as those terms are defined in FASB Statement No. 5, Accounting for Contingencies. FIN 45 also requires a guarantor to make significant new disclosures, even when the likelihood of making any payments under the guarantee is remote, which also differs from prior practice. Huntington prospectively adopted FIN 45 on January 1, 2003. See Note 25 for FIN 45 disclosures.

FASB Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (FAS 148): FAS 148 was issued in December 2002, as an amendment of Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to FAS 123’s fair value method of accounting for stock-based employee compensation. FAS 148 also amends the disclosure provisions of FAS 123 and Accounting Principles Board (APB) Opinion No. 28, Interim Financial Reporting (APB 28), to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While FAS 148 does not require companies to account for employee stock options using the fair value method, the disclosure provisions of FAS 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of FAS 123 or the intrinsic value method of APB 25, which is the method currently used by Huntington.

FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (FAS 149): FAS 149 was issued in April 2003 to amend and clarify financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under Statement No. 133. The changes in FAS 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, FAS 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of Statement No. 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an “underlying” to conform it to language used in FIN 45, and (4) amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. FAS 149 is substantially effective on a prospective basis for contracts entered into or modified after June 30, 2003. The impact of this new pronouncement was not material to Huntington’s financial condition, results of operations, or cash flows.

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (FAS 150): FAS 150 was issued in May 2003 to establish standards for how an issuer such as Huntington classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of FAS 150 are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, Elements of Financial Statements. The remaining provisions of FAS 150 are consistent with the FASB’s proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of the relationship established between the holder and the issuer. FAS 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The impact of this new pronouncement did not have a material impact on Huntington’s financial condition, results of operations, or cash flows.

FASB Statement No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, an Amendment of FASB Statements No. 87, 88, and 106 (FAS 132R): FAS 132R was issued in December 2003, to improve financial statement disclosures for defined benefit plans. The change replaces existing FASB disclosure requirements for pensions and requires that companies provide more details about their plan assets, benefit obligations, cash flows, benefit costs, and other relevant information. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, Employers’ Accounting for Pensions, No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination of Benefits, and No. 106, Employers’ Accounting for Post Retirement Benefits Other than Pensions. FAS 132R retains the disclosure requirements contained in FASB Statement No. 132, Employers’ Disclosures about Pensions and other Postretirement Benefits. See Note 23 for Huntington’s benefit plan disclosures.

108	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Acquisitions

On January 27, 2004, Huntington announced the signing of a definitive agreement to merge with Unizan Financial Corp. (Unizan) a financial holding company based in Canton, Ohio, with $2.7 billion of assets at December 31, 2003. Under the terms of the agreement, Unizan shareholders will receive 1.1424 shares of Huntington common stock, on a tax-free basis, for each share of Unizan. Based on the $23.10 closing price of Huntington’s common stock on January 26, 2004, this represented a price of $26.39 per Unizan share, and valued the transaction at approximately $587 million. The merger was unanimously approved by both boards and is expected to close late in the second quarter, pending customary regulatory approvals, as well as Unizan shareholder approval.

During 2002, Huntington acquired Haberer Investment Advisor, Inc. (Haberer), a Cincinnati-based registered investment advisory firm with approximately $500 million in assets under management. Huntington paid cash to Haberer shareholders and issued 202,695 shares of common stock from treasury. Also during 2002, Huntington acquired LeaseNet Group, Inc. (LeaseNet), a $90 million leasing company located in Dublin, Ohio. Huntington paid cash to LeaseNet shareholders and issued 835,035 shares of common stock from treasury. In addition, Huntington holds 544,357 common shares in escrow, to be released to LeaseNet’s shareholders contingent upon the achievement of certain performance levels. Both of these acquisitions were accounted for using the purchase method of accounting.

4. Securities Available for Sale

Securities available for sale at December 31 were as follows:

		Unrealized
(in thousands of dollars)	Amortized Cost	Gross Gains	Gross Losses	Fair Value
2003
U.S. Treasury	$304,001	$4,410	$(41)	$308,370
Federal agencies
Mortgage-backed securities	1,811,793	19,782	(13,552)	1,818,023
Other agencies	1,162,896	13,137	(16,510)	1,159,523

Total U.S. Treasury and Federal agencies	3,278,690	37,329	(30,103)	3,285,916
Retained interests in securitizations	5,593	763	—	6,356
Other securities	1,626,399	10,962	(4,401)	1,632,960

Total Securities Available For Sale	$4,910,682	$49,054	$(34,504)	$4,925,232

2002
U.S. Treasury	$18,550	$1,362	$—	$19,912
Federal agencies
Mortgage-backed securities	1,755,437	44,074	(254)	1,799,257
Other agencies	782,287	26,772	(544)	808,515

Total U.S. Treasury and Federal agencies	2,556,274	72,208	(798)	2,627,684
Retained interests in securitizations	146,160	13,818	—	159,978
Other securities	613,607	5,600	(3,500)	615,707

Total Securities Available For Sale	$3,316,041	$91,626	$(4,298)	$3,403,369

Other securities available for sale include privately placed collateralized mortgage obligations, Federal Home Loan Bank and Federal Reserve Bank stock, corporate debt and municipal securities, and marketable equity securities. Management does not believe any individual unrealized loss as of December 31, 2003, represents an other than temporary impairment. Huntington has both the intent and ability to hold the securities contained in the table above for a time necessary to recover the amortized cost.

HUNTINGTON BANCSHARES INCORPORATED	109

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contractual maturities of securities available for sale as of December 31 were:

	2003		2002
(in thousands of dollars)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Under 1 year	$183,622	$186,019	$42,056	$43,149
1 - 5 years	694,000	703,409	868,600	896,651
6 - 10 years	968,537	964,206	414,122	424,287
Over 10 years	3,050,383	3,055,131	1,802,257	1,835,670
Retained interests in securitizations	5,593	6,356	146,160	159,978
Marketable equity securities	8,547	10,111	42,846	43,634

Total Securities Available For Sale	$4,910,682	$4,925,232	$3,316,041	$3,403,369

At December 31, 2003, the carrying value of securities pledged to secure public and trust deposits, trading account liabilities, U.S. Treasury demand notes, and security repurchase agreements totaled $2.6 billion. There were no securities of a single issuer, which are non-governmental or government-sponsored, that exceeded 10% of shareholders’ equity at December 31, 2003.

Gross gains from sales of securities of $14.5 million, $5.4 million, and $9.2 million, were realized in 2003, 2002, and 2001, respectively. Gross losses totaled $9.2 million in 2003, $0.5 million in 2002, and $8.5 million in 2001. There were no other than temporary impairments of any securities recognized in 2003, 2002, or 2001.

5. Investment Securities

Investment securities held to maturity at December 31, 2003 and 2002, were comprised of investments in obligations of states and political subdivisions. The amortized cost, unrealized gains and losses, and fair values of investment securities held to maturity at December 31 were:

(in thousands of dollars)	2003	2002
Amortized cost	$3,828	$7,546
Unrealized gross gains	112	192
Unrealized gross losses	(3)	(13)

Fair Value	$3,937	$7,725

Contractual maturities of investment securities held to maturity with yields adjusted to reflect fully taxable equivalent basis at December 31 were:

	2003			2002
(in thousands of dollars)	Amortized Cost	Fair Value	Yield	Amortized Cost	Fair Value	Yield
Under 1 year	$1,394	$1,417	5.35%	$2,775	$2,793	7.37%
1 - 5 years	1,691	1,742	5.34	3,096	3,209	8.03
6 - 10 years	743	778	5.46	1,432	1,471	8.49
Over 10 years	—	—	—	243	252	8.18

Total Investment Securities	$3,828	$3,937	5.37%	$7,546	$7,725	7.88%

110	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Loans and Leases

At December 31, loans and leases were comprised of the following:

(in thousands of dollars)	2003	2002
Commercial and industrial	$5,313,517	$5,608,443
Commercial real estate	4,172,083	3,722,992

Total Commercial Loans	9,485,600	9,331,435

Consumer
Automobile loans	2,991,642	3,041,954
Automobile leases	1,902,170	873,599
Home equity loans	3,792,189	3,198,487
Residential mortgage loans	2,530,665	1,746,177
Other loans	372,852	395,751

Total Consumer Loans	11,589,518	9,255,968

Total Loans and Leases	$21,075,118	$18,587,403

At December 31, 2003, $4.4 billion of real estate qualifying loans were pledged to secure advances from the Federal Home Loan Bank. Real estate qualifying loans are comprised of home equity loans and lines of credit and residential mortgage loans secured by first and second liens. At this same date, $1.7 billion of commercial and industrial loans were pledged to secure potential discount window borrowings from the Federal Reserve Bank.

Huntington’s loan and lease portfolio includes lease financing receivables consisting of direct financing leases on equipment, which are included in commercial and industrial loans, and on automobiles. Net investment in lease financing receivables by category at December 31 were as follows:

(in thousands of dollars)	2003	2002
Commercial and industrial
Lease payments receivable	$308,190	$191,034
Estimated residual value of leased assets	53,119	28,388

Gross investment in commercial lease financing receivables	361,309	219,422
Unearned income	(42,969)	(24,678)

Total Net Investment in Commercial Lease Financing Receivables	$318,340	$194,744

Consumer
Lease payments receivable	$444,924	$645,544
Estimated residual value of leased assets	1,697,473	362,474

Gross investment in consumer lease financing receivables	2,142,397	1,008,018
Deferred origination fees and costs	(1,950)	(960)
Unearned income	(238,277)	(133,459)

Total Net Investment in Consumer Lease Financing Receivables	$1,902,170	$873,599

RELATED PARTY TRANSACTIONS

Huntington has made loans to its officers, directors, and their associates. These loans were made in the ordinary course of business under normal credit terms, including interest rate and collateralization, and do not represent more than the normal risk of collection. These loans to related parties are summarized as follows:

(in thousands of dollars)	2003	2002
Balance, Beginning of Year	$95,561	$133,844
Loans made	181,314	114,694
Repayments	(156,965)	(145,185)
Changes due to status of executive officers and directors	(5,392)	(7,792)

Balance, End of Year	$114,518	$95,561

HUNTINGTON BANCSHARES INCORPORATED	111

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NON-PERFORMING ASSETS AND PAST DUE LOANS

At December 31, 2003 and 2002, the loans in non-accrual status and loans past due 90 days or more and still accruing interest, were as follows:

(in thousands of dollars)	2003	2002
Commercial and industrial	$43,387	$91,861
Commercial real estate	22,399	26,765
Residential mortgage	9,695	9,443

Total Non-performing Loans	75,481	128,069
Other real estate, net	11,905	8,654

Total Non-performing Assets	$87,386	$136,723

Accruing Loans Past Due 90 Days or More	$55,913	$61,526

The amount of interest that would have been recorded under the original terms for total loans classified as non-accrual or renegotiated was $6.3 million for 2003, $12.6 million for 2002, and $10.3 million for 2001. Amounts actually collected and recorded as interest income for these loans totaled $3.0 million, $5.1 million, and $4.9 million for 2003, 2002, and 2001, respectively.

7. Loan Sales and Securitizations

AUTOMOBILE LOANS

During 2003, Huntington sold $2.1 billion of automobile loans, retaining only the right to service these loans. Also, during both 2003 and 2002, Huntington sold automobile loans in securitization transactions totaling $252.5 million and $480.0 million, respectively. For the loans sold in securitization transactions, Huntington retained both the interest rate risk and the rights to future cash flows arising after the investors in the securitization trusts have received their contractual return. These cash flows arise from cash reserve accounts, loan collateral in excess of the note amounts issued by the securitization trusts, and excess interest collections. Huntington’s interests are subordinate to investors’ interests. The investors and the securitization trusts have no recourse to Huntington’s other assets for failure of debtors to pay when due.

As a result of adopting FIN 46 in the third quarter of 2003, one of the securitization trusts sponsored by Huntington was consolidated. The impact of this consolidation was to reduce the outstanding automobile loans serviced by $1.0 billion, reduce the retained interest asset by $142.3 million, and reduce the servicing asset by $11.7 million. Huntington has the option to repurchase all outstanding loan receivables in the unconsolidated securitization trust when those receivables are less than 5% of the original loan receivables that Huntington sold to the trust, which amounts to $25 million. Since this trust had $37.3 million of outstanding loan receivables at December 31, 2003, it is likely that Huntington will be able to repurchase the outstanding loan receivable in 2004. Such a repurchase, if made, is not expected to have a significant impact to the consolidated financial statements.

At December 31, 2003 and 2002, the fair value of Huntington’s retained interest in automobile loan securitizations was $6.3 million and $160.0 million, respectively. Management periodically reviews the assumptions underlying these values. If these assumptions change, the related asset and income would be affected. At December 31, 2003, cash of $41.4 million was held by the subsidiary securitization trust and was restricted as to Huntington’s ability to withdraw this cash.

Huntington has retained servicing responsibilities and receives annual servicing fees of 1.0% of the outstanding loan balances. Servicing income, net of amortization of capitalized servicing assets, amounted to $4.5 million in 2003, $1.0 million in 2002, and $3.6 million in 2001. There were no impairment charges related to Huntington’s retained interest in 2003. Impairment charges of retained interests were $4.0 million in 2002 and $12.2 million in 2001. The unpaid principal balance of automobile loans serviced for third parties was $1.8 billion, $1.1 billion, and $1.2 billion at December 31, 2003, 2002, and 2001, respectively. Changes in the carrying value of automobile loan servicing rights for the three years ended December 31, 2003, were as follows:

(in thousands of dollars)	2003	2002	2001
Balance, Beginning of Year	$12,676	$17,647	$22,718
New servicing assets	25,106	6,227	6,146
Amortization	(8,434)	(11,198)	(9,917)
Impairment charges	—	—	(1,300)
Adoption of FIN 46	(11,686)	—	—

Balance, End of Year	$17,662	$12,676	$17,647

112	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Huntington recorded pre-tax gains of $40.0 million in 2003 from sales of automobile loans. No sales of automobile loans were made in 2002 or 2001. Huntington recorded net pre-tax gains from automobile loan securitizations of $5.6 million, $11.0 million, and $6.6 million in 2003, 2002, and 2001, respectively. Gains or losses from securitizations depend in part on the previous carrying amount of the financial assets involved, which are allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer.

Quoted market prices are generally not available for retained interest in automobile loan securitizations. The key economic assumptions used during 2003, to measure the fair value of the retained interest at the time of securitization are included in the table below. In 2003 and 2002, the interest rate paid to transferees on variable-rate securities was estimated based on the forward one-month London Interbank Offered Rate (LIBOR) yield plus the average contractual spread over LIBOR of 34 basis points.

At December 31, 2003, the assumptions and the sensitivity of the current fair value of the retained interest to immediate 10% and 20% adverse changes in those assumptions were:

		Decline in fair value due to
(in millions of dollars)	Actual	10% adverse change	20% adverse change
Monthly prepayment rate (ABS curve)	1.45%	$—	$—
Expected annual credit losses	2.51	—	0.1
Discount rate	10.00	—	0.1

Certain cash flows received from and paid to securitization trusts were:

	Twelve Months Ended December 31,
(in million of dollars)	2003	2002
Collections used by the trusts to purchase new balances in revolving securitizations	$252	$480
Servicing fees received	6	12
Other cash flows received on retained interest	27	81

RESIDENTIAL MORTGAGE LOANS

During 2003, Huntington securitized $354.2 million of residential mortgage loans and retained all of the resulting securities. Accordingly, the securitized amounts were reclassified from loans to securities available for sale.

The unpaid principal balance of residential mortgage loans serviced for third parties was $6.4 billion, $3.8 billion, and $3.0 billion at December 31, 2003, 2002, and 2001, respectively. Changes in the carrying value of mortgage servicing rights and the associated valuation allowance for the three years ended December 31, 2003, were as follows:

(in thousands of dollars)	2003	2002	2001
Balance, Beginning of Year	$29,271	$35,282	$29,630
New servicing assets	52,896	41,586	53,144
Amortization	(25,966)	(12,051)	(6,590)
Impairment recovery (charges)	14,957	(14,114)	(6,322)
Sales	(71)	(21,432)	(34,580)

Balance, End of Year	$71,087	$29,271	$35,282

Servicing rights are evaluated quarterly for impairment based on the fair value of those rights, using a disaggregated approach. The fair value of the servicing rights is determined by estimating the present value of future net cash flows, taking into consideration market loan prepayment speeds, discount rates, servicing costs, and other economic factors. Seven risk tranches are used in the evaluation of mortgage servicing rights for impairment: three tranches for servicing rights on 30 year mortgage loans (based on interest rate bands of below 6.00%; 6.00% up to 6.99%; and 7.00% and above), three tranches for servicing rights on 15 year mortgage loans (based on interest rate bands of below 5.50%; 5.50% up to 6.49%; and 6.50% and above), and one tranche encompassing balloon and adjustable rate mortgages. Huntington began using the expanded interest rate bands in the fourth quarter of 2003. Temporary impairment is

HUNTINGTON BANCSHARES INCORPORATED	113

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

recognized in a valuation allowance against the mortgage servicing rights. Huntington also analyzes its mortgage servicing rights periodically for other-than-temporary impairment. Other-than-temporary impairment is recognized as a direct reduction of the carrying value of the mortgage servicing right and cannot be recovered. Servicing rights are amortized over the period of, and in proportion to, the estimated future net servicing revenue. Amortization is recorded as a reduction of servicing income, which is reflected in non-interest income in Huntington’s consolidated income statement.

At December 31, 2003, the assumptions and the sensitivity of the current fair value of the Huntington’s mortgage servicing rights to immediate 10% and 20% adverse changes in those assumptions were:

		Decline in fair value due to
(in millions of dollars)	Actual	10% adverse change	20% adverse change
Constant pre-payment rate	22.30%	$(4.5)	$(8.9)
Discount rate	8.90	(2.1)	(4.1)

Caution should be used when reading these sensitivities as a change in an individual assumption and its impact on fair value is shown independent of changes in other assumptions. Economic factors are dynamic and may counteract or magnify sensitivities.

8. Allowance for Loan and Lease Losses

A summary of the transactions in the allowance for loan and lease losses and details regarding impaired loans and leases follows for the three years ended December 31:

(in thousands of dollars)	2003	2002	2001
Balance, Beginning of Year	$336,648	$369,332	$264,929
Loan and lease losses	(201,534)	(234,352)	(174,540)
Recoveries of previously charged off loans and leases	39,725	37,440	28,271

Net charge-offs	(161,809)	(196,912)	(146,269)

Provision for loan and lease losses	163,993	194,426	257,326
Allowance of securitized or sold loans (1)	(3,578)	(31,462)	(6,654)
Allowance of assets acquired	—	1,264	—

Balance, End of Year	$335,254	$336,648	$369,332

Recorded Balance of Impaired Loans, at end of year (2):
With related allowance for loan and lease losses	$54,853	$91,578	$168,753
With no related allowance for loan and lease losses	—	2,972	2,557

Total	$54,853	$94,550	$171,310

Average Balance of Impaired Loans for the Year (2)	$33,970	$87,286	$111,921
Allowance for Loan and Lease Losses on Impaired Loans (2)	26,249	37,984	65,125

(1)	In conjunction with the automobile loan securitizations in 2003, 2002, and 2001, an allowance for loan and lease losses attributable to the associated loans sold was included as a component of the loan’s carrying value upon their sale. The allowance associated with the 2002 sale of the Florida banking and insurance operations was $22.3 million.
(2)	Includes impaired commercial and industrial and commercial real estate loans with outstanding balances greater then $500,000. A loan is impaired when it is probable that Huntington will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are included in non-performing assets. There was no interest recognized in 2003, 2002, and 2001 on impaired loans while they were considered impaired.

114	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Operating Lease Assets

For periods before May 2002, Huntington purchased vehicles, primarily automobiles, for lease to consumers under operating lease arrangements. These operating lease arrangements required the lessee to make a fixed monthly rental payment over a specified lease term, typically from 36 to 66 months. These vehicles, net of accumulated depreciation, were recorded as operating lease assets in the consolidated balance sheet. Rental income is earned by Huntington on the operating lease assets and reported as Non-interest income. These vehicles are depreciated over the term of the lease to the estimated fair value of the vehicle at the end of the lease. The depreciation of these vehicles is reported as a component of Non-interest expense. At the end of the lease, the vehicle is either purchased by the lessee or returned to Huntington. The following is a summary of operating lease assets at December 31:

(in thousands of dollars)	2003	2002
Cost of operating lease assets (including residual value of $814,078 and $1,325,547, respectively)	$2,136,502	$3,260,897
Deferred origination fees and costs	(2,117)	(51,920)
Accumulated depreciation	(873,945)	(1,008,452)

Operating Lease Assets, Net	$1,260,440	$2,200,525

The future lease rental payments due from customers on operating lease assets at December 31, 2003, totaled $672.7 million and are due as follows: $335.2 million in 2004; $215.5 million in 2005; $105.9 million in 2006; and $16.1 million in 2007. Depreciation expense for each of the years ended December 31, 2003, 2002, and 2001 was $367.5 million, $435.8 million, and $468.7 million, respectively.

10. Premises and Equipment

At December 31, premises and equipment stated at cost were comprised of the following:

(in thousands of dollars)	2003	2002
Land and land improvements	$59,347	$56,782
Buildings	216,076	211,700
Leasehold improvements	127,830	123,944
Equipment	477,385	447,374

Total Premises and Equipment	880,638	839,800
Less accumulated depreciation and amortization	(530,926)	(498,434)

Net Premises and Equipment	$349,712	$341,366

Depreciation and amortization charged to expense and rental income credited to occupancy expense for the year ended December 31 were:

(in thousands of dollars)	2003	2002	2001
Total depreciation and amortization of premises and equipment	$46,746	$46,319	$53,805
Rental income credited to occupancy expense	14,837	15,868	17,662

HUNTINGTON BANCSHARES INCORPORATED	115

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Goodwill and Other Intangible Assets

At December 31, goodwill and other intangible assets, net of accumulated amortization, were comprised of:

(in thousands of dollars)	2003	2002
Goodwill	$210,539	$211,282
Leasehold intangible	6,470	7,285

Balance, End of Period	$217,009	$218,567

At December 31, 2003, none of Huntington’s goodwill is deductible for tax purposes. Goodwill and other intangible assets, net of accumulated amortization, and related activity for the years ended December 31, 2002 and 2001, were as follows:

(in thousands of dollars)	Regional Banking	Dealer Sales	PFG	Treasury/ Other	Huntington Consolidated
Balance, January 1, 2002	$684,934	$—	$23,019	$8,101	$716,054
Purchases	19,508	—	9,129	—	28,637
Disposals	(504,904)	—	(19,201)	—	(524,105)
Amortization	(1,203)	—	—	(816)	(2,019)

Balance, December 31, 2002	198,335	—	12,947	7,285	218,567
Disposals	(333)	—	—	—	(333)
Amortization	—	—	—	(816)	(816)
Adjustments	(409)	—	—	—	(409)

Balance, December 31, 2003	$197,593	$—	$12,947	$6,469	$217,009

During 2003, Huntington completed the sale of certain banking offices in West Virginia, resulting in a $0.3 million write-off of the remaining associated goodwill. The remaining $0.4 million write-off related to an adjustment of the goodwill amount recorded as part of the LeaseNet acquisition in 2002. The additions totaling $28.6 million for 2002 related to the acquisitions of LeaseNet and Haberer. No impairment of goodwill was recognized in 2003 or 2002.

Before the sale of Huntington’s operations in Florida, a majority of goodwill and other intangible assets related to those operations. A substantial portion of the remaining goodwill is attributable to the previously acquired banking operations reported under the Regional Banking line of business. In 2001, prior to the adoption of Statement No. 142, Huntington amortized $16.2 million, or $0.06 per share, of non-deductible goodwill and $22.9 million, or $0.09 per share, of deductible goodwill. For the years 2004 through 2008, amortization expense associated with the leasehold intangible is expected to be $0.8 million each year.

116	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Deposits

At December 31, deposits were comprised of the following:

(in thousands of dollars)	2003	2002
Demand deposits
Non-interest bearing	$2,986,992	$3,058,044
Interest bearing	6,411,380	5,389,920
Savings deposits	2,959,993	2,851,158
Retail certificates of deposit	2,461,531	3,261,403
Other domestic time deposits	631,205	694,903

Total Core Deposits	15,451,101	15,255,428

Domestic time deposits of $100,000 or more	789,341	731,959
Brokered time deposits and negotiable CDs	1,771,738	1,092,754
Foreign time deposits	475,215	419,185

Total Deposits	$18,487,395	$17,499,326

Core deposits are comprised of interest bearing and non-interest bearing demand deposits, savings deposits, retail certificates of deposit, and other domestic time deposits. Other domestic time deposits are comprised of certificates of deposit under $100,000 and all IRA deposits. Brokered time deposits represent funds obtained by or through a deposit broker. At December 31, 2003, $900 million of brokered deposits were issued in denominations of $100,000 or more and participated by the broker in shares of $100,000 or less. Foreign time deposits were comprised of time certificates of deposit issued by Huntington’s foreign offices in denomination of $100,000 or more. Foreign deposits are interest bearing and all mature in one year or less.

The aggregate amount of certificates of deposit and other time deposits outstanding in domestic offices was $5.7 billion and $5.8 billion at December 31, 2003 and 2002, respectively. The contractual maturity of these deposits at the end of 2003 was as follows: $2.7 billion in 2004; $971 million in 2005; $619 million in 2006; $537 million in 2007; $185 million in 2008; and $684 million thereafter.

Domestic certificates of deposit and other time deposits of $100,000 or more totaled $2.6 billion at the end of 2003 and $1.9 billion at the end of 2002. The contractual maturity of these deposits at December 31, 2003, was as follows: $680 million in three months or less; $296 million after three months through six months; $254 million after six months through twelve months; and $1,406 million after twelve months.

Demand deposit overdrafts that have been reclassified as loan balances were $16.6 million and $18.2 million at December 31, 2003 and 2002, respectively.

13. Short-term Borrowings

At December 31, short-term borrowings were comprised of the following:

(in thousands of dollars)	2003	2002
Federal funds purchased	$230,585	$1,244,637
Securities sold under agreements to repurchase	1,147,473	813,886
Commercial paper	3,481	5,031
Other	70,765	77,462

Total Short-term Borrowings	$1,452,304	$2,141,016

Information concerning securities sold under agreements to repurchase at December 31 is summarized as follows:

(in thousands of dollars)	2003	2002
Average balance during the year	$880,363	$1,012,690
Average interest rate during the year	0.73%	1.15%
Maximum month-end balance during the year	$1,276,761	$1,487,819

Commercial paper is issued by Huntington Bancshares Financial Corporation, a non-bank subsidiary, with principal and interest guaranteed by the parent company.

HUNTINGTON BANCSHARES INCORPORATED	117

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As a result of a formal Securities and Exchange Commission investigation, which is more fully described in Note 26, one rating agency placed Huntington’s debt rating on “Credit Watch Negative” pending completion of the investigation. As a result of this action by the credit agency, one investor reduced its unsecured line of credit available to Huntington. As of December 31, 2003, there were no borrowings against the unsecured line of credit.

14. Federal Home Loan Bank Advances

Huntington’s long-term advances from the Federal Home Loan Bank had weighted average interest rates of 1.23% and 1.62% at December 31, 2003 and 2002, respectively. These advances, which had a combination of fixed and variable interest rates, were collateralized by qualifying real estate loans and securities. As of December 31, 2003 and 2002, Huntington’s maximum borrowing capacity was $1.4 billion and $1.3 billion, respectively. The advances of $1.3 billion mature over the next five years as follows: $3 million in 2004; $100 million in 2005; none in 2006; $900 million in 2007; and $270 million in 2008. The terms of advances include various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 2003, Huntington was in compliance with all such covenants.

15. Subordinated Notes

At December 31, Huntington’s subordinated notes consisted of the following:

(in thousands of dollars)	2003	2002
Parent Company:
2.40% junior subordinated debentures due 2027(1)	$206,186	$—
2.33% junior subordinated debentures due 2028(2)	103,093	—
The Huntington National Bank:
Floating rate subordinated notes due 2008	100,000	100,000
8.00% subordinated notes due 2010	162,769	164,812
4.90% subordinated notes due 2014	198,431	—
6.60% subordinated notes due 2018	219,991	220,824
7.62% subordinated notes due 2003	—	150,572
6.75% subordinated notes due 2003	—	102,470

Total Subordinated Notes	$990,470	$738,678

(1)	Variable effective rate at December 31, 2003, based on three month LIBOR + 0.70%.
(2)	Variable effective rate at December 31, 2003, based on three month LIBOR + 0.625%.

Amounts above are reported net of unamortized discounts and include values related to hedging with derivative financial instruments. The derivative instruments, principally interest rate swaps, are used to match the funding rates on certain assets by hedging the cash flow variability associated with certain variable-rate debt by converting the debt to fixed-rate and hedging the fair values of certain fixed-rate debt by converting the debt to a variable rate. See Note 28 for more information regarding such financial instruments.

The weighted-average interest rate for subordinated notes was 6.36% at December 31, 2003, and 6.47% at the end of 2002. The Huntington National Bank’s floating rate subordinated notes were issued in 1998 and are based on three-month LIBOR. At December 31, 2003, these notes carried an interest rate of 1.62%.

At December 31, 2002, Huntington reported $300 million of company obligated mandatorily redeemable preferred capital securities of subsidiary trusts holding solely the junior subordinated debentures of the parent company (Capital Securities). One subsidiary trust held $200 million of Capital Securities, bearing interest at three-month LIBOR plus 0.70% and due February 1, 2027. The other subsidiary trust held $100 million of Capital Securities, bearing interest at three-month LIBOR plus 0.625% and due June 15, 2028.

With the adoption of FIN 46, these two subsidiary trusts are no longer consolidated. As a result, the Capital Securities are no longer reported as obligations of Huntington. Also, the junior subordinated debentures of the parent company are no longer eliminated in consolidation as an inter-company item and are therefore reported as obligations of Huntington. At December 31, 2003, the parent company had an equity investment in both of the business trusts of $9.3 million.

118	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Other Long-Term Debt

At December 31, Huntington’s other long-term debt consisted of the following:

(in thousands of dollars)	2003	2002
The Huntington National Bank	$4,394,509	$2,305,123
Parent company (maturing in 2005 and interest rate of 2.57%)(1)	100,000	140,000
Class C preferred securities of REIT subsidiary (no maturity and interest rate of 7.88%)	50,000	50,000

Total Other Long-Term Debt	$4,544,509	$2,495,123

(1)	Variable effective rate at December 31, 2003, based on three month LIBOR + 1.40%.

Amounts above are reported net of unamortized discounts and include values related to hedging with derivative financial instruments. The derivative instruments, principally interest rate swaps, are used to match the funding rates on certain assets by hedging the cash flow variability associated with certain variable-rate debt by converting the debt to fixed-rate and hedging the fair values of certain fixed-rate debt by converting the debt to a variable rate. See Note 28 for more information regarding such financial instruments.

The weighted-average interest rate for other long-term debt at December 31, 2003 and 2002, was 1.67% and 1.56%, respectively. The parent company issued $100 million of long-term notes in 2002 that mature in 2004. The parent company long-term notes issued in 2001 matured in the first quarter of 2003. At December 31, 2003, Huntington’s other long term debt included $500 million of secured borrowings, which had variable rates based on the five-year and ten-year constant maturity indices. At December 31, 2003, these secured borrowings had a remaining average maturity of 1.5 years and a weighted average cost of 1.70%.

The terms of the other long-term debt obligations contain various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 2003, Huntington was in compliance with all such covenants.

Other long-term debt maturities for the next five years are as follows: $1.2 billion in 2004; $1.8 billion in 2005; $0.4 billion in 2006; none in 2007; $0.2 billion in 2008; and $0.9 billion in 2009 and thereafter. In the fourth quarter of 2003, Huntington extinguished $250 million of secured, long-term debt and recognized, in other expense, a loss of $15.3 million. The weighted-average rate on the secured, long-term debt that was extinguished was 4.98%.

17. Segment Reporting

Huntington has three distinct lines of business: Regional Banking, Dealer Sales, and the Private Financial Group (PFG). A fourth segment includes Huntington’s Treasury function and other unallocated assets, liabilities, revenue, and expense. Line of business results are determined based upon Huntington’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around Huntington’s organizational and management structure and, accordingly, the results below are not necessarily comparable with similar information published by other financial institutions. During 2002, the previously reported segments, Retail Banking and Corporate Banking, were combined and renamed Regional Banking. Since this segment is managed through seven geographically defined regions where each region’s management has responsibility for both retail and corporate banking business development, combining these two previously separate segments better reflects the management accountability and decision making structure. In addition, changes were made to the methodologies utilized for certain balance sheet and income statement allocations from Huntington’s management reporting system. The prior periods have not been restated for these methodology changes.

Management relies on “operating earnings” for review of performance and for critical decision making purposes. Operating earnings exclude the impact of the significant items listed in the reconciliation table below. See Note 21 to the consolidated financial statements for further discussions regarding Restructuring and Note 22 regarding the sale of Huntington’s Florida banking and insurance operations. The financial information that follows is inclusive of the above adjustments on an after-tax basis to reflect the reconciliation to reported net income.

HUNTINGTON BANCSHARES INCORPORATED	119

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following provides a brief description of the four operating segments of Huntington:

Regional Banking: This segment provides products and services to retail, business banking, and commercial customers. This segment’s products and services are offered in seven operating regions within the five states of Ohio, Michigan, West Virginia, Indiana, and Kentucky through Huntington’s traditional banking network. Each region is further divided into Retail and Commercial Banking units. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, business loans, personal and business deposit products, as well as sales of investment and insurance services. Retail products and services comprise 51% and 84%, of total regional banking loans and deposits, respectively. These products and services are delivered to customers through banking offices, ATMs, Direct Bank—Huntington’s customer service center, and Web Bank at huntington.com. Commercial banking products include middle-market and large commercial banking relationships which use a variety of banking products and services including, but not limited to, commercial and industrial loans, international trade, and cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities.

Dealer Sales: This segment serves automotive dealerships within Huntington’s primary banking markets, as well as in Arizona, Florida, Georgia, Pennsylvania, and Tennessee. This segment finances the purchase of automobiles by customers of the automotive dealerships, purchases automobiles from dealers and simultaneously leases the automobiles under long-term direct financing leases, finances the dealership’s floor plan inventories, real estate, or working capital needs, and provides other banking services to the automotive dealerships and their owners.

Private Financial Group: This segment provides products and services designed to meet the needs of Huntington’s higher net worth customers. Revenue is derived through trust, asset management, investment advisory, brokerage, insurance, and private banking products and services. The trust division provides fiduciary services to more than 11,000 accounts with assets totaling $37.5 billion, including $8.4 billion managed by the Private Financial Group (PFG). In addition, PFG has over $500 million in assets managed by Haberer Registered Investment Advisor, which provides investment management services to nearly 400 customers.

Treasury/Other: This segment includes revenue and expense related assets, liabilities, and equity that are not directly assigned or allocated to one of the three business segments. Assets included in this segment include bank owned life insurance, investment securities, and mezzanine loans originated through Huntington Capital Markets.

Since a funds transfer pricing system is used to attribute appropriate funding interest income and interest expense to other business segments, Treasury/Other segment results include the net impact of any over or under allocations arising from centralized management of interest rate risk. This includes the net impact of derivatives used to hedge interest rate sensitivity. Furthermore, this segment’s results include the net impact of administering Huntington’s investment securities portfolios as part of overall liquidity management. Additionally, gains or losses not allocated to other business segments are also a component.

120	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Listed below is certain operating basis financial information reconciled to Huntington’s 2003, 2002, and 2001 reported results by line of business:

Income Statements (in thousands of dollars)		Regional Banking	Dealer Sales	PFG	Treasury/ Other	Huntington Consolidated
2003
Net interest income		$605,363	$107,190	$41,937	$94,496	$848,986
Provision for loan and lease losses		(93,989)	(59,469)	(4,796)	(5,739)	(163,993)
Non-interest income		317,717	525,968	107,940	64,377	1,016,002
Non-interest expense		(563,246)	(481,353)	(105,153)	(71,823)	(1,221,575)
Income taxes		(93,046)	(32,317)	(13,975)	16,643	(122,695)

Operating Earnings		172,799	60,019	25,953	97,954	356,725
Restructuring releases		—	—	—	4,333	4,333
Gain on sale of automobile loans		—	13,493	—	12,532	26,025
Cumulative effect of change in accounting principle		—	(10,888)	—	(2,442)	(13,330)
Gain on sale of branch offices		—	—	—	8,523	8,523
Long-term debt extinguishment		—	—	—	(9,913)	(9,913)

Reported Earnings		$172,799	$62,624	$25,953	$110,987	$372,363

2002
Net interest income		$575,004	$5,344	$35,826	$123,676	$739,850
Provision for loan and lease losses		(133,895)	(46,335)	(3,480)	(5,530)	(189,240)
Non-interest income		264,054	687,543	108,937	60,807	1,121,341
Non-interest expense		(531,009)	(609,833)	(103,089)	(61,033)	(1,304,964)
Income taxes		(60,954)	(12,852)	(13,368)	(104)	(87,278)

Operating Earnings		113,200	23,867	24,826	117,816	279,709
Restructuring charges		—	—	(3,429)	(28,403)	(31,832)
Florida operations sold		1,270	790	1,428	(5,013)	(1,525)
Gain on sale of Florida operations		—	—	—	61,422	61,422
Merchant Services restructuring gain		—	—	—	15,957	15,957

Reported Earnings		$114,470	$24,657	$22,825	$161,779	$323,731

2001
Net interest income		$597,062	$(26,692)	$36,604	$26,041	$633,015
Provision for loan and lease losses		(161,883)	(78,822)	(460)	(1,040)	(242,205)
Non-interest income		257,835	712,452	86,735	65,928	1,122,950
Non-interest expense		(497,781)	(638,057)	(93,771)	(89,974)	(1,319,583)
Income taxes		(68,332)	10,892	(10,188)	74,232	6,604

Operating Earnings (loss)		126,901	(20,227)	18,920	75,187	200,781
Restructuring charges		(5,948)	(10,400)	(2,990)	(32,634)	(51,972)
Florida operations sold		19,761	2,902	5,663	(42,339)	(14,013)

Reported Earnings (loss)		$140,714	$(27,725)	$21,593	$214	$134,796

Balance Sheets	Assets At December 31,			Deposits At December 31,
(in millions of dollars)	2003	2002	2001	2003	2002	2001
Regional Banking	$14,933	$13,942	$12,846	$15,546	$15,299	$14,282
Dealer Sales	9,798	9,114	7,463	71	58	61
PFG	1,463	1,205	878	1,163	938	712
Treasury/Other	4,290	3,317	4,157	1,707	1,204	464

Subtotal	30,484	27,578	25,344	18,487	17,499	15,519
Florida	—	—	3,073	—	—	4,668

Total	$30,484	$27,578	$28,417	$18,487	$17,499	$20,187

HUNTINGTON BANCSHARES INCORPORATED	121

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Comprehensive Income

The components of Huntington’s Other Comprehensive Income in each of the three years ended December 31 were as follows:

(in thousands of dollars)	2003	2002	2001
Cumulative effect of change in accounting method for derivatives used in cash flow hedging relationships:
Unrealized net losses	$—	$—	$(14,020)
Related tax benefit	—	—	4,907

Net	—	—	(9,113)

Minimum pension liability:
Unrealized net loss	(1,714)	(300)	—
Related tax benefit	600	105	—

Net	(1,114)	(195)	—

Unrealized holding gains and losses on securities available for sale arising during the period:
Unrealized net (losses) gains	(67,520)	46,655	84,256
Related tax benefit (expense)	23,511	(16,082)	(29,796)

Net	(44,009)	30,573	54,460

Unrealized holding gains and losses on derivatives used in cash flow hedging relationships arising during the period:
Unrealized net (losses) gains	(17,048)	14,799	7,895
Related tax benefit (expense)	5,967	(5,179)	(2,763)

Net	(11,081)	9,620	5,132

Less: Reclassification adjustment for net gains from sales of securities available for sale realized during the period:
Realized net gains	5,258	4,902	723
Related tax expense	(1,840)	(1,716)	(252)

Net	3,418	3,186	471

Total Other Comprehensive (Loss) Income	$(59,622)	$36,812	$50,008

Activity in Accumulated Other Comprehensive Income for the most recent three years is as follows:

(in thousands of dollars)	Minimum pension liability	Unrealized gains and losses on securities available for sale	Unrealized gains and losses on derivative instruments used in cash flow hedging relationships	Total
Balance, January 1, 2001	$—	$(24,520)	$—	$(24,520)
Change in accounting method	—	—	(9,113)	(9,113)
Current-period change	—	53,989	5,132	59,121

Balance, December 31, 2001	—	29,469	(3,981)	25,488
Current-period change	(195)	27,387	9,620	36,812

Balance, December 31, 2002	(195)	56,856	5,639	62,300
Current-period change	(1,114)	(47,427)	(11,081)	(59,622)

Balance, December 31, 2003	$(1,309)	$9,429	$(5,442)	$2,678

122	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Earnings Per Share

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

(in thousands, except per share amounts)	2003	2002	2001
Income Before Cumulative Effect of Accounting Change	$385,693	$323,731	$134,796
Net income	$372,363	$323,731	$134,796

Average common shares outstanding	229,401	242,279	251,078
Dilutive effect of common stock equivalents	2,181	1,733	638

Diluted Average Common Shares Outstanding	231,582	244,012	251,716

Earnings Per Share
Basic
Income before cumulative effect of accounting change	$1.68	$1.34	$0.54
Net income	$1.62	$1.34	$0.54
Diluted
Income before cumulative effect of accounting change	$1.67	$1.33	$0.54
Net income	$1.61	$1.33	$0.54

The average market price of Huntington’s common stock for the period was used in determining the dilutive effect of outstanding stock options. Common stock equivalents are computed based on the number of shares subject to stock options that have an exercise price less than the average market price of Huntington’s common stock for the period.

Approximately 2.8 million, 7.7 million, and 9.9 million stock options were outstanding at the end of 2003, 2002, and 2001, respectively. These outstanding options were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares for the period and, therefore, the effect would be antidilutive. The weighted average exercise price for these options was $26.74 per share, $22.19 per share, and $20.96 per share at the end of the same respective periods.

At December 31, 2003, a total of 544,357 common shares associated with a recent acquisition were held in escrow, subject to future issuance contingent upon meeting certain contractual performance criteria. These shares, which were included in treasury stock, will be included in the computation of basic and diluted earnings per share at the beginning of the period when all conditions necessary for their issuance have been met. Dividends paid on these shares are reinvested in common stock and are also held in escrow.

HUNTINGTON BANCSHARES INCORPORATED	123

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Stock-based Compensation

Huntington sponsors nonqualified and incentive stock option plans. These plans provide for the granting of stock options to officers and other employees. Huntington’s board of directors has approved all of the plans. Shareholders have approved each of the plans, except for the broad-based Employee Stock Incentive Plan. Approximately 25.7 million shares have been authorized under the plans, of which 5.7 million were available for future grants at December 31, 2003. Options that were granted in the most recent six years vest ratably over three years or when other conditions are met while those granted in 1994 through 1997 vested ratably over four years. All grants preceding 1994 became fully exercisable after one year. All options granted have a maximum term of ten years.

The fair value of the options granted was estimated at the date of grant using a Black-Scholes option-pricing model. Huntington’s stock option activity and related information for each of the recent three years ended December 31 is summarized below:

	2003		2002		2001
(in thousands, except per share amounts)	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding at Beginning of Year	18,024	$18.93	14,649	$18.70	9,482	$19.26
Granted	3,659	20.38	5,511	18.78	6,820	17.46
Exercised	(788)	14.40	(887)	12.79	(606)	9.30
Forfeited/expired	(898)	19.32	(1,249)	19.89	(1,047)	21.13

Outstanding at End of Year	19,997	$19.40	18,024	$18.93	14,649	$18.70

Exercisable at End of Year	9,649	$19.60	8,352	$19.62	7,346	$19.34
Weighted-Average Fair Value of Options Granted During the Year		$5.64		$5.18		$4.55

Additional information regarding options outstanding as of December 31, 2003, is as follows:

(in thousands, except per share amounts)	Options Outstanding			Exercisable Options
Range of Exercise Prices	Shares	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
$10.51 to $15.50	3,220	5.2	$14.52	2,984	$14.49
$15.51 to $20.50	13,921	8.2	19.05	3,876	18.39
$20.51 to $25.50	488	4.9	23.44	421	23.81
$25.51 to $28.35	2,368	5.1	27.26	2,368	27.26

Total	19,997	7.2	$19.40	9,649	$19.60

Included in the above options outstanding, the company has the following options, which were granted to all employees, whose vesting occurs five years from the date of grant or upon Huntington’s common stock closing for five consecutive trading days at or above a Vesting Price:

(in thousands, except per share amounts)
Grant Date	Exercise Price	Shares Under Option	Vesting Date	Vesting Price
September 4, 2001	$17.99	2,269,600	09/04/2006	$25.00
August 27, 2002	19.94	1,979,250	08/27/2007	27.00

124	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21. Restructuring Reserves

In 2002 and 2001, Huntington reserved $49.0 million and $80.0 million, respectively, for the implementation of the 2001 strategic refocusing plan. The strategic refocusing plan included the sale of Huntington’s banking and insurance operations in Florida, the consolidation of certain banking offices, and other actions to strengthen Huntington’s balance sheet and financial performance. The 1998 reserve was established for, among other items, the exit from under-performing product lines, including possible third party claims related to these exits. During 2003, Huntington released $6.7 million of restructuring reserves through a credit to the restructuring charges line of non-interest expense in the accompanying consolidated income statement. Released reserves of $3.8 million related to those established in 1998 and $2.9 million related to the strategic refocusing plan established in 2001. On a quarterly basis, Huntington assesses its remaining restructuring reserves and makes adjustments to those reserves as necessary. As of December 31, 2003, Huntington had remaining reserves for restructuring of $13.6 million. Huntington expects that the reserves will be adequate to fund the estimated cash outlays necessary to complete the exit activities.

22. Divestitures

On July 25, 2003, Huntington sold four banking offices located in eastern West Virginia. This sale included approximately $50 million of loans and $130 million of deposits. Huntington’s pre-tax gain from this sale was $13.1 million in the third quarter of 2003 and is reflected as a separate component of non-interest income.

On July 18, 2002, Huntington announced the restructuring of its investment in Huntington Merchant Services LLC, the company’s merchant services business. Huntington sold its Florida-related merchant business and decreased its equity investment in Huntington Merchant Services. As a result of the transaction, Huntington recorded a gain of $24.6 million.

On July 2, 2002, Huntington completed the sale of its Florida insurance operations to members of The J. Rolfe Davis Insurance Agency, Inc. management. Though the sale affected selected non-interest income and non-interest expense categories, it had no material gain or impact on net income.

On February 15, 2002, Huntington completed the sale of its Florida operations to SunTrust Banks, Inc. Included in the sale were $4.8 billion of deposits and other liabilities and $2.8 billion of loans and other assets. Huntington received a deposit premium of 15%, or $711.9 million. The total net pre-tax gain from the sale was $182.5 million and is reflected in non-interest income. The after-tax gain was $61.4 million, or $0.25 per share. Income taxes related to this transaction were $121.0 million, an amount higher than the tax impact at the statutory rate of 35%, because most of the goodwill relating to the Florida operations was non-deductible for tax purposes. At December 31, 2003, Huntington had a contingency reserve of $1.6 million related to the sale of its Florida banking and insurance operations. Huntington expects that this contingency reserve will be adequate to fund estimated future cash outlays.

HUNTINGTON BANCSHARES INCORPORATED	125

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23. Benefit Plans

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

In addition, Huntington has an unfunded defined benefit post-retirement plan that provides certain healthcare and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan. For any employee retiring on or after January 1, 1993, post-retirement healthcare benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage.

The following table shows the weighted-average assumptions used to determine the benefit obligation at December 31, 2003 and 2002, and the net periodic benefit cost for the years then ended. Huntington’s actuary has used September 30, 2003, as the measurement date for all calculations.

	Pension Benefits		Post-Retirement Benefits
	2003	2002	2003	2002
Weighted-average assumptions used to determine benefit obligations at December 31
Discount rate	6.00%	6.75%	6.00%	6.75%
Rate of compensation increase	5.00	5.00	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31
Discount rate	6.75%	7.50%	6.75%	7.50%
Expected return on plan assets	8.50	9.75	N/A	N/A
Rate of compensation increase	5.00	5.00	N/A	N/A

The investment objective of the Plan is to maximize the return on Plan assets over a long time horizon, while meeting the Plan obligations. At September 30, 2003, Plan assets were invested 71% in equity investments and 29% in bonds, with an average duration of five years on bond investments. The estimated life of benefit obligations was 14 years. Management believes that this mix is appropriate for the current economic environment. For 2004, Huntington lowered its assumptions for the expected return on Plan assets and discount rate. A 7% expected return on Plan assets was estimated based upon the current mix and duration of Plan assets. A 6% assumed discount rate was based upon the Moody’s daily long-term corporate Aa bond yield as of the Plan’s measurement date. The impact of lowering these assumptions will increase Huntington’s 2004 pension expense. Partially offsetting this increase, is a modification made to the assumed rate of compensation increase. Although the assumption remains at 5%, it is now based upon the demographics of the employees covered by the plan and considers an age-based salary scale ranging from 3% to 9%, resulting in an average increase of 5%. In the past, Huntington has utilized a flat percentage increase for all employees.

126	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reconciles the beginning and ending balances of the benefit obligation of the Plan and the post-retirement benefit plan with the amounts recognized in the consolidated balance sheets at December 31:

	Pension Benefits		Post-Retirement Benefits
(in thousands of dollars)	2003	2002	2003	2002
Change in Benefit Obligation:
Projected benefit obligation at beginning of measurement year	$253,456	$212,935	$53,552	$51,430
Changes due to:
Service cost	9,567	7,973	1,121	1,126
Interest cost	16,647	15,458	3,479	3,603
Benefits paid	(6,542)	(6,049)	(2,967)	(3,456)
Settlements	(9,684)	(12,359)	—	—
Curtailment	—	—	—	(1,472)
Plan amendments	—	1,423	—	—
Actuarial assumptions and gains and losses	35,584	34,075	305	2,321

Total changes	45,572	40,521	1,938	2,122

Projected Benefit Obligation at End of Measurement Year	$299,028	$253,456	$55,490	$53,552

The following table reconciles the beginning and ending balances of the fair value of Plan assets with the amounts recognized in the consolidated balance sheets at the September 30, 2003, measurement date:

	Pension Benefits
(in thousands of dollars)	2003	2002
Change in Plan Assets:
Fair Value of Plan Assets at beginning of measurement year	$246,643	$226,959
Changes due to:
Actual return on plan assets	33,594	(16,395)
Employer contributions	25,000	55,000
Settlements	(10,126)	(12,872)
Benefits paid	(6,542)	(6,049)

Total changes	41,926	19,684

Fair Value of Plan Assets at End of Measurement Year (September 30)	$288,569	$246,643

Huntington’s accumulated benefit obligation was $262 million and $215 million at September 30, 2003 and 2002, respectively. In both years, the fair value of Huntington’s plan assets exceeded its accumulated benefit obligation.

The following table presents the funded status of the Plan and the post-retirement benefit plan with the amounts recognized in the consolidated balance sheets at December 31:

	Pension Benefits		Post-Retirement Benefits
(in thousands of dollars)	2003	2002	2003	2002
Projected benefit obligation greater than plan assets	$(10,459)	$(6,813)	$(55,490)	$(53,552)
Unrecognized net actuarial loss	118,952	97,763	2,229	1,924
Unrecognized prior service cost	1,790	1,791	4,439	5,043
Unrecognized transition (asset) liability, net of amortization	(1)	(256)	9,936	11,040

Prepaid (Accrued) Benefit Costs	$110,282	$92,485	$(38,886)	$(35,545)

HUNTINGTON BANCSHARES INCORPORATED	127

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the components of net periodic benefit cost recognized in the most recent three years:

	Pension Benefits			Post-Retirement Benefits
(in thousands of dollars)	2003	2002	2001	2003	2002	2001
Service cost	$9,817	$8,263	$8,394	$1,121	$1,126	$1,060
Interest cost	16,647	15,458	14,675	3,479	3,603	3,435
Expected return on plan assets	(25,138)	(26,416)	(22,821)	—	—	—
Amortization of transition asset	(251)	(265)	(259)	1,104	1,104	1,261
Amortization of prior service cost	—	(185)	(305)	605	605	693
Curtailments	—	2,022	—	—	2,526	—
Settlements	4,354	3,373	471	—	—	—
Recognized net actuarial loss (gain)	1,774	—	(535)	—	—	(31)

Benefit Cost (Gain)	$7,203	$2,250	$(380)	$6,309	$8,964	$6,418

The curtailment reflected above related to the sale of the Florida banking and insurance operations. This expense was recognized in Huntington’s results of operations in 2002. It is Huntington’s policy to recognize settlement gains and losses as incurred. Management expects net periodic pension cost to approximate $20 million and net periodic post-retirement benefits cost to approximate $6 million for 2004.

At September 30, 2003 and 2002, The Huntington National Bank, as trustee, held all Plan assets. The Plan assets consisted of investments in a variety of Huntington mutual funds and Huntington common stock as follows:

	Fair Value
	2003		2002
(in thousands of dollars)	Balance	%	Balance	%
Cash	$—	—	$5,000	2%
Huntington Funds—money market	1,570	1%	14,993	6%
Huntington Funds—equity funds	191,616	66%	146,024	59%
Huntington Funds—fixed income funds	82,520	29%	69,340	28%
Huntington Common Stock	12,863	4%	11,786	5%

Fair Value of Plan Assets at September 30	$288,569	100%	246,643	100%

The number of shares of Huntington common stock held by the Plan was 642,364 at ,September 30, 2003 and 2002. Dividends and interest received by the Plan during 2003 and 2002 were $7.0 million and $6.1 million, respectively. The Plan has acquired and held Huntington common stock in compliance at all times with Section 407 of the Employee Retirement Income Security Act of 1978.

The following table shows when benefit payments, which include expected future service, as appropriate, are expected to be paid:

(in thousands of dollars)	Pension Benefits	Post- Retirement Benefits
Fiscal Year:
2004	$14,525	$3,974
2005	15,710	4,190
2006	16,712	4,376
2007	18,351	4,503
2008	20,096	4,586
2009 through 2013	120,240	23,884

Expected contributions for 2004 for the Plan cannot be reasonably determined until pension funding reform measures currently pending in Congress are enacted, which is expected to be in the first quarter of 2004. Expected contributions for 2004 for the Post-Retirement Benefit plan are $4.0 million.

The assumed healthcare cost trend rate has a significant effect on the amounts reported. A one-percentage point increase would increase service and interest costs and the post-retirement benefit obligation by $69,000 and $0.8 million, respectively. A one-

128	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

percentage point decrease would reduce service and interest costs by $63,000 and the post-retirement benefit obligation by $0.7 million. The 2004 healthcare cost trend rate was projected to be 12.18% for pre-65 participants and 12.23% for post-65 participants compared with an estimate of 13.35% for pre-65 participants and 13.53% for post-65 participants in 2002. These rates are assumed to decrease gradually until they reach 5.09% for pre-65 participants and 5.17% for post-65 participants in the year 2017 and remain at that level thereafter. Huntington updated the immediate healthcare cost trend rate assumption based on current market data and Huntington’s claims experience. This trend rate is expected to decline over time to a trend level consistent with medical inflation and long-term economic assumptions.

Huntington also sponsors other retirement plans. One of those plans is an unfunded Supplemental Executive Retirement Plan. This plan is a nonqualified plan that provides certain former officers of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2003 and 2002, the accrued pension liability for this plan totaled $14.7 million and $14.3 million, respectively. Pension expense for the plan was $0.9 million in 2003, $1.3 million in 2002, and $2.1 million in 2001.

Other plans, including plans assumed in various past acquisitions, are unfunded, nonqualified plans that provide certain active and former officers of Huntington and its subsidiaries nominated by Huntington’s compensation committee with deferred compensation, post-employment, and/or defined pension benefits in excess of the qualified plan limits imposed by federal tax law. These plans had a collective accrued liability of $8.6 million and $15.2 million at December 31, 2003 and 2002, respectively. Expense for these plans was $0.8 million in 2003, $1.0 million in 2002, and $1.8 million for 2001. At December 31, 2003, a minimum pension asset of $1.6 million and a reduction in accumulated other comprehensive income minimum pension liability of $1.7 million ($1.1 million after-tax) was recorded collectively for these plans.

Huntington recorded a minimum pension liability associated with the Supplemental Retirement Income Plan and various other benefit plans based on its actuarial valuation dated September 30, 2003 and 2002. The minimum pension liability was recognized because the plan’s accumulated benefit obligation exceeded the fair value of its assets. A pension asset of $1.6 million and $1.4 million in 2003 and 2002, respectively was recorded equal to the plan’s unrecognized prior service cost. The amount of the minimum pension liability that exceeded the pension asset, which represented a net loss not yet recognized as a net period pension cost, amounted to $1.1 million and $0.2 million in 2003 and 2002, respectively. The increase of $1.1 million was recorded as a reduction of equity, net of applicable taxes, as a separate component of accumulated other comprehensive income.

Huntington has a defined contribution plan that is available to eligible employees. Matching contributions by Huntington equal 100% on the first 3%, then 50% on the next 2%, of participant elective deferrals. The cost of providing this plan was $8.6 million in 2003, $8.4 million in 2002, and $8.7 million in 2001. The number of shares of Huntington common stock held by this plan was 8,368,383 at December 31, 2003 and 8,812,405 at the end of the prior year. The market value of these shares was $188.3 million and $164.9 million at the same respective dates. Dividends received by the plan during 2003 were $7.6 million and $11.3 million during 2002.

HUNTINGTON BANCSHARES INCORPORATED	129

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

24. Income Taxes

The following is a summary of income tax expense (benefit):

(in thousands of dollars)	2003	2002	2001
Currently payable (receivable)
Federal	$138,036	$102,256	$(130,917)
State	—	—	—

Total current	138,036	102,256	(130,917)

Deferred tax expense
Federal	258	96,718	91,598
State	—	—	—

Total deferred	258	96,718	91,598

Income Tax Expense (Benefit)	$138,294	$198,974	$(39,319)

Tax expense associated with securities transactions included in the above amounts was $1.8 million in 2003, $1.7 million in 2002, and $0.3 million in 2001.

The following is a reconcilement of income tax expense to the amount computed at the statutory rate of 35%:

	2003		2002		2001
(in thousands of dollars)	Amount	Rate	Amount	Rate	Amount	Rate
Income tax expense computed at the statutory rate	$183,396	35.0%	$182,947	35.0%	$33,416	35.0%
Increases (decreases):
Tax-exempt income	(21,441)	(4.1)	(18,621)	(3.6)	(18,486)	(19.4)
Asset securitization activities	(2,738)	(0.5)	(8,244)	(1.6)	(21,527)	(22.6)
Subsidiary capital activities	—	—	—	—	(32,500)	(34.0)
Nondeductible goodwill	—	—	52,500	10.0	5,729	6.0
General business credits	(11,176)	(2.1)	(2,100)	(0.4)	(2,100)	(2.2)
Other, net	(9,747)	(1.9)	(7,508)	(1.3)	(3,851)	(4.0)

Income Taxes	$138,294	26.4%	$198,974	38.1%	$(39,319)	(41.2)%

Income taxes include a benefit from bank owned life insurance, included in tax-exempt income in the previous table, of $15.1 million in both 2003 and 2002, and $14.4 million for 2001. The significant components of deferred assets and liabilities at December 31, are as follows:

(in thousands of dollars)	2003	2002
Deferred tax assets:
Allowance for loan losses	$153,060	$76,980
Alternative minimum tax	—	18,308
Net operating loss	8,715	—
Other	170,964	155,252

Total Deferred Tax Assets	332,739	250,540

Deferred tax liabilities:
Lease financing	857,842	717,643
Undistributed income of subsidiary	—	28,123
Pension and other employee benefits	3,037	16,480
Mortgage servicing rights	15,770	12,308
Unrealized gains on securities available for sale	5,078	30,129
Other	105,547	125,516

Total Deferred Tax Liability	987,274	930,199

Net Deferred Tax Liability	$654,535	$679,659

130	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2003, Huntington’s deferred tax asset related to loss and credit carry-forwards amounted to $8.7 million. This is comprised of net operating loss carry-forwards for United States federal income tax purposes, which will begin expiring in 2022. During 2003, the net deferred tax liability was decreased by $25.1 million for the tax effect of unrealized gains on securities available for sale.

25. Commitments and Contingent Liabilities

In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the financial statements. The contract amount of these financial agreements at December 31 were:

(in millions of dollars)	2003	2002
Contract amount represents credit risk
Commitments to extend credit
Commercial	$5,712	$4,435
Consumer	3,652	3,607
Commercial real estate	952	577
Standby letters of credit	983	880
Commercial letters of credit	166	71

COMMITMENTS TO EXTEND CREDIT

Commitments to extend credit generally have short-term, fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.

The recognition requirements of FIN 45 were adopted prospectively January 1, 2003, which for Huntington apply generally to its standby letters of credit. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. Approximately 54% of standby letters of credit are collateralized and nearly 97% are expected to expire without being drawn upon. The carrying amount of deferred revenue at December 31, 2003, was $3.8 million.

Commercial letters of credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and have maturities of no longer than 90 days. The merchandise or cargo being traded normally secures these instruments.

LITIGATION

In the ordinary course of business, there are various legal proceedings pending against Huntington and its subsidiaries. In the opinion of management, the aggregate liabilities, if any, arising from such proceedings are not expected to have a material adverse effect on Huntington’s consolidated financial position.

COMMITMENTS UNDER CAPITAL AND OPERATING LEASE OBLIGATIONS

At December 31, 2003, Huntington and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses or proportionately adjusted for increases in the consumer or other price indices.

The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2003, were $32.9 million in 2004, $30.4 million in 2005, $28.3 million in 2006, $26.9 million in 2007, $24.9 million in 2008, and $192.5 million thereafter. Total minimum lease payments have not been reduced by minimum sublease rentals of $93.6 million due in the future under noncancelable subleases. The rental expense for all operating leases was $36.1 million, $38.7 million, and $47.5 million for 2003, 2002, and 2001, respectively. Huntington had no material obligations under capital leases.

HUNTINGTON BANCSHARES INCORPORATED	131

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

26. Securities and Exchange Commission Investigation

On June 26, 2003, Huntington announced that the Securities and Exchange Commission (SEC) staff is conducting a formal investigation. The SEC investigation began following Huntington’s announcement on April 16, 2003, that it intended to restate its financial statements in order to reclassify its accounting for automobile leases from the direct financing lease method to the operating lease method and following allegations by a former Huntington employee regarding certain aspects of Huntington’s accounting and financial reporting practices, including the recognition of automobile loan and lease origination fees and costs, as well as certain year-end reserves. The investigation is ongoing and Huntington continues to cooperate fully with the SEC. To the best of its knowledge, management believes that the actions it has taken to date have addressed all known accounting issues.

27. Fair Value of Financial Instruments

The carrying amounts and estimated fair values of Huntington’s financial instruments, including the fair values of derivatives used to hedge related fair values or cash flows, at December 31 are presented in the following table:

	2003		2002
(in thousands of dollars)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and short-term assets	$1,030,130	$1,030,130	$1,056,063	$1,056,063
Trading account securities	7,589	7,589	241	241
Mortgages held for sale	226,729	226,729	528,379	528,379
Securities	4,929,060	4,981,060	3,410,915	3,411,201
Net loans and direct financing leases	20,739,864	21,220,864	18,250,755	18,995,327
Customers’ acceptance liability	9,553	9,553	16,745	16,745
Financial Liabilities:
Deposits	(18,487,395)	(17,903,395)	(17,499,326)	(17,653,972)
Short-term borrowings	(1,452,304)	(1,452,304)	(2,141,016)	(2,141,016)
Bank acceptances outstanding	(9,553)	(9,553)	(16,745)	(16,745)
Federal Home Loan Bank advances	(1,273,000)	(1,273,000)	(1,013,000)	(1,021,959)
Subordinated notes	(990,470)	(990,470)	(738,678)	(738,678)
Other long-term debt	(4,544,509)	(4,613,509)	(2,495,123)	(2,563,171)
Capital securities	—	—	(300,000)	(310,392)

The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include trading account securities, customers’ acceptance liabilities, short-term borrowings, bank acceptances outstanding, and cash and short-term assets, which include cash and due from banks, interest-bearing deposits in banks, and federal funds sold and securities purchased under resale agreements. Loan commitments and letters of credit generally have short-term, variable-rate features and contain clauses that limit Huntington’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value.

Certain assets, the most significant being operating lease assets, bank owned life insurance, and premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage and non-mortgage servicing rights, deposit base, and other customer relationship intangibles are not considered financial instruments and are not discussed below. Accordingly, this fair value information is not intended to, and does not, represent Huntington’s underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.

132	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

Mortgages held for sale—valued using outstanding commitments from investors.

Securities available for sale and investment securities—based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Retained interests in securitized assets are valued using a discounted cash flow analysis. The carrying amount and fair value of securities exclude the fair value of asset/liability management interest rate contracts designated as hedges of securities available for sale.

Loans and leases—variable-rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans and leases are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans and leases with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of probable losses in the loan and lease portfolio.

Deposits—demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed-rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

Debt—fixed-rate long-term debt is based upon quoted market prices or, in the absence of quoted market prices, discounted cash flows using rates for similar debt with the same maturities. The carrying amount of variable-rate obligations approximates fair value.

28. Derivative Financial Instruments

A variety of derivative financial instruments, principally interest rate swaps, are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows. These instruments provide flexibility in adjusting sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements. By using derivatives to manage interest rate risk, the effect is a smaller, more efficient balance sheet, with a lower wholesale funding requirement and a higher net interest margin, but with a comparable level of net interest revenue and return on equity. All derivatives are reflected at fair value in the consolidated balance sheet. Huntington also uses derivatives, principally loan sale commitments, in the hedging of its mortgage loan commitments and its mortgage loans held for sale.

Market risk, which is the possibility that economic value of net assets or net interest income will be adversely affected by changes in interest rates or other economic factors, is managed through the use of derivatives. Derivatives also meet customers’ financing needs and, like other financial instruments, contain an element of credit risk, which is the possibility that Huntington will incur a loss because a counter-party fails to meet its contractual obligations. Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contract provisions.

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

For fair value hedges, specified fixed-rate automobile loans, deposits, short-term borrowings, and long-term debt are effectively converted to variable-rate obligations by entering into interest rate swap contracts whereby fixed-rate interest is received in exchange for variable-rate interest without the exchange of the contract’s underlying notional amount. Forward contracts, used primarily in connection with its mortgage banking activities, settle in cash at a specified future date based on the differential between agreed interest

HUNTINGTON BANCSHARES INCORPORATED	133

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

rates applied to a notional amount. The changes in fair value of the hedged item and the hedging instrument are reflected in current earnings. An insignificant loss was recognized in 2002 and no gain or loss in 2001 in connection with the ineffective portion of Huntington’s fair value hedging instruments. Furthermore, there were no gains or losses on derivatives designated as fair value hedges that were excluded from the assessment of effectiveness during 2002 and 2001.

For cash flow hedges, interest rate swap contracts were entered into that pay fixed-rate interest in exchange for the receipt of variable-rate interest without the exchange of the contract’s underlying notional amount, which effectively converts a portion of its floating-rate debt to fixed-rate. This reduces the potentially adverse impact of increases in interest rates on future interest expense. In like fashion, certain LIBOR-based commercial and industrial loans were effectively converted to fixed-rate by entering into contracts that swap variable-rate interest for fixed-rate interest over the life of the contracts.

Interest rate swaps are used to manage the interest rate risk associated with its retained interest in a securitization trust. This retained interest provides the right to receive any future cash flows arising after the investors in the securitization trust have received their contractual return. As the trust holds fixed-rate automobile loans and is funded with floating rate notes, the future cash flows associated with the retained interest will vary with interest rates. The interest rate swaps used convert the variable portion of these future cash flows to a fixed-rate cash flow.

To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings but are reported as a component of accumulated other comprehensive income in shareholders’ equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in earnings. During 2002, a net loss was recognized in connection with the ineffective portion of its cash flow hedging instruments and a net gain was recognized in 2001. The amounts were classified in other non-interest income and were insignificant in both years. No amounts were excluded from the assessment of effectiveness during 2002 and 2001 for derivatives designated as cash flow hedges.

Derivatives used to manage Huntington’s interest rate risk at December 31, 2003, are shown in the table below:

		Average Maturity		Weighted-Average Rate
(in thousands of dollars)	Notional Value	(years)	Fair Value	Receive	Pay
Asset conversion swaps
Receive fixed—generic	$630,000	3.7	$21,978	4.23%	1.22%
Pay fixed—generic	250,000	0.1	(906)	1.15	3.38

Total Asset Conversion Swaps	880,000	2.7	21,072	3.36	1.83

Liability conversion swaps
Receive fixed—generic	850,000	7.5	15,445	4.03	1.53
Receive fixed—callable	754,000	9.5	(13,365)	4.76	1.08
Pay fixed—generic	3,472,188	3.1	(14,530)	1.16	2.67
Pay fixed—forwards	350,000	N/A	(19,920)	N/A	N/A

Total Liability Conversion Swaps	5,426,188	4.8	(32,370)	2.18	2.24

Total Swap Portfolio	$6,306,188	4.5	$(11,298)	2.35%	2.18%

At December 31, 2002, the fair value of the swap portfolio used for asset and liability management was $13.1 million. These values must be viewed in the context of the overall financial structure of Huntington, including the aggregate net position of all on- and off-balance sheet financial instruments.

As is the case with cash securities, the market value of interest rate swaps is largely a function of the financial market’s expectations regarding the future direction of interest rates. Accordingly, current market values are not necessarily indicative of the future impact of the swaps on net interest income. This will depend, in large part, on the shape of the yield curve as well as interest rate levels. Management made no assumptions regarding future changes in interest rates with respect to the variable-rate information presented in the table above.

134	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The next table represents the gross notional value of derivatives used to manage interest rate risk at December 31, 2003, identified by the underlying interest rate-sensitive instruments. The notional amounts shown in the preceding and following tables should be viewed in the context of overall interest rate risk management activities to assess the impact on the net interest margin.

(in thousands of dollars)	Fair Value Hedges	Cash Flow Hedges	Total
Instruments associated with:
Loans	$922,188	$575,000	$1,497,188
Deposits	754,000	170,000	924,000
Federal Home Loan Bank advances	—	985,000	985,000
Subordinated notes	—	650,000	650,000
Other long-term debt	500,000	1,750,000	2,250,000

Total Notional Value at December 31, 2003	$2,176,188	$4,130,000	$6,306,188

The estimated amount of the existing unrealized gains and losses to be reclassified to pre-tax earnings from accumulated other comprehensive income within the next twelve months is expected to be a net gain of $23.5 million.

Collateral agreements are regularly entered into as part of the underlying derivative agreements with its counterparties to mitigate the credit risk associated with both the derivatives used for asset and liability management and used in trading activities. At December 31, 2003 and 2002, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $17.2 million and $15.9 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.

These derivative financial instruments were entered into for the purpose of altering the interest rate risk embedded in its assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amount resulted in interest income exceeding interest expense by $51.6 million and $48.4 million in 2003 and 2002, respectively. Interest expense exceeded interest income by $6.2 million in 2001.

DERIVATIVES USED IN MORTGAGE BANKING ACTIVITIES

Huntington also uses derivatives, principally loan sale commitments, in the hedging of its mortgage loan commitments and its mortgage loans held for sale. For derivatives that are used in hedging mortgage loans held for sale, ineffective hedge gains and losses are reflected in mortgage banking revenue in the income statement. Mortgage loan commitments are derivatives that are not included in FAS 133 relationships. These derivative financial instruments are carried at fair value on the consolidated balance sheet with changes in fair value reflected in mortgage banking revenue. The following is a summary of the derivative assets and liabilities that Huntington used in its mortgage banking activities:

(in thousands of dollars)	2003	2002
Derivative assets:
Interest rate lock agreements	$658	$5,314
Forward trades	24	—

Total Derivative Assets	682	5,314

Derivative liabilities:
Interest rate lock agreements	(270)	(58)
Forward trades	(2,021)	(13,817)

Total Derivative Liabilities	(2,291)	(13,875)

Net Derivative Liability	$(1,609)	$(8,561)

HUNTINGTON BANCSHARES INCORPORATED	135

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DERIVATIVES USED IN TRADING ACTIVITIES

Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments held in Huntington’s trading portfolio during 2003 and 2002 consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk. They are used to manage fluctuating interest rates as exposure to loss from interest rate contracts changes.

Supplying these derivatives to customers results in fee income. These instruments are carried at fair value with gains and losses reflected in other non-interest income. Total trading revenue for customer accommodation was $10.3 million in 2003, $6.4 million in 2002, and $8.4 million in 2001. The total notional value of derivative financial instruments used by Huntington on behalf of customers (for which the related interest rate risk is offset by third parties) was $5.0 billion at the end of 2003 and $3.2 billion at the end of the prior year. Huntington’s credit risk from interest rate swaps used for trading purposes was $82.2 million and $92.1 million at the same dates.

In connection with its securitization activities, interest rate caps were purchased with a notional value totaling $1 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $1 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income in accordance with accounting principles generally accepted in the United States.

29. Regulatory Matters

Huntington and its bank subsidiary, The Huntington National Bank, are subject to various regulatory capital requirements administered by federal and state banking agencies. These requirements involve qualitative judgments and quantitative measures of assets, liabilities, capital amounts, and certain off-balance sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a material adverse effect on Huntington’s and The Huntington National Bank’s financial statements. Applicable capital adequacy guidelines require minimum ratios of 4.00% for Tier 1 Risk-based Capital, 8.00% for Total Risk-based Capital, and 4.00% for Tier 1 Leverage Capital. To be considered well capitalized under the regulatory framework for prompt corrective action, the ratios must be at least 6.00%, 10.00%, and 5.00%, respectively.

As of December 31, 2003, Huntington and The Huntington National Bank (the Bank) met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions. The period-end capital amounts and capital ratios of Huntington and the Bank are as follows:

	Tier 1		Total Capital		Tier 1 Leverage
(in millions of dollars)	2003	2002	2003	2002	2003	2002
Huntington Bancshares Incorporated
Amount	$2,401	$2,254	$3,367	$3,041	$2,401	$2,254
Ratio	8.53%	8.34%	11.95%	11.25%	7.98%	8.51%
The Huntington National Bank
Amount	$1,782	$1,535	$2,983	$2,613	$1,782	$1,535
Ratio	6.36%	5.67%	10.65%	9.65%	6.01%	5.88%

136	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Tier 1 Risk-Based Capital consists of total equity plus qualifying capital securities and minority interest, less unrealized gains and losses accumulated in other comprehensive income, and non-qualifying intangible and servicing assets. Total Risk-Based Capital is Tier 1 Risk-Based Capital plus qualifying subordinated notes and allowable allowance for loan and lease losses (limited to 1.25% of total risk-weighted assets). Tier 1 Leverage Capital is equal to Tier 1 Capital. Both Tier 1 Capital and Total Capital ratios are derived by dividing the respective capital amounts by net risk-weighted assets, which are calculated as prescribed by regulatory agencies. Tier 1 Leverage Capital ratio is calculated by dividing the Tier 1 capital amount by average adjusted total assets for the fourth quarter of 2003 and 2002, less non-qualifying intangibles and other adjustments.

Huntington and its subsidiaries are also subject to various regulatory requirements that impose restrictions on cash, debt, and dividends. The Bank is required to maintain cash reserves based on the level of certain of its deposits. This reserve requirement may be met by holding cash in banking offices or on deposit at the Federal Reserve Bank. During 2003 and 2002, the average balance of these deposits were $66.6 million and $70.0 million, respectively.

Under current Federal Reserve regulations, the Bank is limited as to the amount and type of loans it may make to the parent company and non-bank subsidiaries. At December 31, 2003, the Bank could lend $298.3 million to a single affiliate, subject to the qualifying collateral requirements defined in the regulations.

Dividends from the Bank are one of the major sources of funds for Huntington. These funds aid the parent company in the payment of dividends to shareholders, expenses, and other obligations. Payment of dividends to the parent company is subject to various legal and regulatory limitations. Regulatory approval is required prior to the declaration of any dividends in excess of available retained earnings. The amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for the current year and retained net income for the preceding two years, less any required transfers to surplus or common stock. The Bank could declare, without regulatory approval, dividends in 2004 of approximately $332.7 million plus an additional amount equal to its net income through the date of declaration in 2004.

HUNTINGTON BANCSHARES INCORPORATED	137

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

30. Parent Company Financial Statements

The parent company condensed financial statements, which include transactions with subsidiaries, are as follows.

Balance Sheets	December 31,
(in thousands of dollars)	2003	2002
Assets
Cash and cash equivalents	$432,632	$546,897
Securities available for sale	—	40,041
Due from The Huntington National Bank	250,759	250,759
Due from non-bank subsidiaries	172,371	117,987
Investment in The Huntington National Bank	1,492,278	1,389,829
Investment in non-bank subsidiaries	584,741	453,196
Goodwill, net of accumulated amortization	9,877	9,877
Accrued interest receivable and other assets	155,114	184,611

Total Assets	$3,097,772	$2,993,197

Liabilities
Short- and medium-term borrowings	$204,012	$145,556
Long-term borrowed funds from subsidiary trusts	—	309,279
Long-term borrowed funds from unaffiliated companies	309,279	—
Dividends payable, accrued expenses, and other liabilities	309,479	348,569

Total Liabilities	822,770	803,404

Shareholders’ Equity	2,275,002	2,189,793

Total Liabilities and Shareholders’ Equity	$3,097,772	$2,993,197

Statements of Income	Year Ended December 31,
(in thousands of dollars)	2003	2002	2001
Income
Dividends from
The Huntington National Bank	$150,533	$231,000	$199,404
Non-bank subsidiaries	3,000	8,142	14,498
Interest from
The Huntington National Bank	20,098	29,611	20,343
Non-bank subsidiaries	7,356	5,854	4,454
Securities gains (losses) and other	3,214	877	(4,852)

Total Income	184,201	275,484	233,847

Expense
Interest on debt	12,976	20,213	29,673
Other	11,826	28,493	30,143

Total Expense	24,802	48,706	59,816

Income before income taxes and equity in undistributed net income of subsidiaries	159,399	226,778	174,031
Income taxes	(5,130)	(12,970)	(19,721)

Income before equity in undistributed net income of subsidiaries and cumulative effect of change in accounting principle	164,529	239,748	193,752
Cumulative effect of change in accounting principle, net of tax of $1,315	(2,442)	—	—

Income before equity in undistributed net income of subsidiaries	162,087	239,748	193,752
Equity in undistributed net income (loss) of:
The Huntington National Bank	196,659	88,710	(58,353)
Non-bank subsidiaries	13,617	(4,727)	(603)

Net Income	$372,363	$323,731	$134,796

138	HUNTINGTON BANCSHARES INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statements of Cash Flows	Year Ended December 31,
(in thousands of dollars)	2003	2002	2001
Operating Activities
Net income	$372,363	$323,731	$134,796
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	2,442	—	—
Equity in undistributed net income of subsidiaries	(210,275)	(83,983)	58,956
Depreciation and amortization	2,211	1,254	2,674
(Gain) loss on sales of securities available for sale	(5)	(709)	5,251
Change in other assets and other liabilities	(67,852)	45,575	(60,866)
Restructuring charges	—	6,859	5,604

Net Cash Provided by Operating Activities	98,884	292,727	146,415

Investing Activities
Decrease in investments in subsidiaries	—	670,000	110,019
Repayments from (advances to) subsidiaries	(47,649)	7,397	(62,419)
Purchase of securities available for sale	—	—	(15,027)
Proceeds from sale of securities available for sale	46	8,977	10,889

Net Cash (Used in) Provided by Investing Activities	(47,603)	686,374	43,462

Financing Activities
Decrease in short-term borrowings	(1,544)	(4,020)	(89,093)
Proceeds from issuance of other long-term debt	100,000	100,000	40,000
Payment of other long-term debt	(40,000)	(150,000)	(25,000)
Dividends paid on common stock	(151,023)	(167,002)	(190,792)
Acquisition of treasury stock	(81,061)	(370,012)	—
Proceeds from issuance of treasury stock	8,082	3,212	2,662

Net Cash Used for Financing Activities	(165,546)	(587,822)	(262,223)

Change in Cash and Cash Equivalents	(114,265)	391,279	(72,346)
Cash and Cash Equivalents at beginning of year	546,897	155,618	227,964

Cash and Cash Equivalents at end of year	$432,632	$546,897	$155,618

Supplemental disclosure:
Interest paid	$13,157	$20,779	$31,067
Income taxes paid	—	—	—
Common stock issued in purchase acquisitions	—	19,151	—

HUNTINGTON BANCSHARES INCORPORATED	139

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

31. Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations, as restated, for the years ended December 31, 2003 and 2002:

(in thousands of dollars, except per share data)	Fourth	Third	Second	First
2003
Interest income	$335,097	$333,320	$317,325	$320,014
Interest expense	110,782	112,849	114,884	118,255

Net Interest Income	224,315	220,471	202,441	201,759

Provision for loan and lease losses	26,341	51,615	49,193	36,844
Gain on sale of automobile loans	16,288	—	13,496	10,255
Gain on sale of branch offices	—	13,112	—	—
Securities gains (losses)	1,280	(4,107)	6,887	1,198
Non-interest income	228,942	263,763	256,568	261,471
Loss on early extinguishment of debt	15,250	—	—	—
Restructure releases	(351)	—	(5,315)	(1,000)
Non-interest expense	302,566	300,182	302,348	316,479

Income Before Income Taxes	127,019	141,442	133,166	122,360
Income taxes	33,758	37,230	36,676	30,630

Income before cumulative effect of change in accounting principle	93,261	104,212	96,490	91,730
Cumulative effect of change in accounting principle, net of tax	—	(13,330)	—	—

Net Income	$93,261	$90,882	$96,490	$91,730

Per Common Share:
Income before cumulative effect of change in accounting principle—basic	$0.41	$0.46	$0.42	$0.40
Income before cumulative effect of change in accounting principle—diluted	0.40	0.45	0.42	0.39
Net income—basic	0.41	0.40	0.42	0.40
Net income—diluted	0.40	0.39	0.42	0.39

2002
Interest income	$329,340	$324,177	$311,176	$328,502
Interest expense	130,161	132,912	130,915	149,633

Net Interest Income	199,179	191,265	180,261	178,869

Provision for loan and lease losses	51,236	54,304	49,876	39,010
Gain on sale of Florida operations	—	—	—	182,470
Merchant Services gain	—	24,550	—	—
Securities gains	2,339	1,140	966	457
Non-interest income	269,516	272,912	287,748	299,606
Non-interest expense	336,520	319,496	323,746	345,412
Restructure (releases) charges	(7,211)	—	—	56,184

Income Before Income Taxes	90,489	116,067	95,353	220,796
Income taxes	21,226	28,052	24,375	125,321

Net Income	$69,263	$88,015	$70,978	$95,475

Per Common Share:
Net Income—Basic	$0.30	$0.37	$0.29	$0.38
Net Income— Diluted	0.29	0.36	0.29	0.38

140	HUNTINGTON BANCSHARES INCORPORATED

GLOSSARY OF SELECTED FINANCIAL TERMS

Allowance for Loan and Lease Losses — The reserve established by Management to cover unrecognized credit losses inherent in the loan and lease portfolio.

Book Value Per Common Share — Total common shareholders’ equity divided by the total number of common shares outstanding.

Common Shares Outstanding — Total number of shares of common stock issued less common shares held in treasury.

Core Deposits — Total deposits, excluding foreign deposits, brokered time deposits, negotiable certificates of deposit, and domestic time deposits greater than $100,000.

Derivative — A contractual agreement between two parties to exchange cash or other assets in response to changes in an external factor, such as an interest rate or a foreign exchange rate.

Dividend Payout Ratio — Dividends per common share divided by net income per diluted common share.

Effective Tax Rate — Income tax expense divided by income before taxes.

Efficiency Ratio — Non-interest expense (excluding amortization of intangible assets) divided by the sum of fully taxable equivalent net interest income and non-interest income (excluding net securities transactions).

Goodwill — The excess of the purchase price of net assets over the fair value of net assets acquired in a business combination.

Net Charge-Offs — Loan and lease losses less related recoveries of loans and leases previously charged off.

Net Income Per Common Share — Basic — Net income divided by the number of weighted-average common shares outstanding.

Net Income Per Common Share — Diluted — Net income divided by the sum of weighted-average common shares outstanding plus the effect of common stock equivalents that have the potential to be converted into common shares outstanding.

Net Interest Income — The difference between interest income and interest expense.

Net Interest Margin — Net interest income on a fully taxable equivalent basis divided by total average earning assets.

Non-Core Funding — Includes domestic time deposits of $100,000 or more, brokered time deposits and negotiable CDs, foreign time deposits, short-term borrowings, Federal Home Loan Bank advances, subordinated notes, and other long-term debt. It also represents total liabilities less core deposits, accrued expenses, and other liabilities.

Non-Performing Assets — Loans and leases on which interest income is not being accrued for financial reporting purposes; loans for which the interest rates or terms of repayment have been renegotiated; and real estate which has been acquired through foreclosure.

Provision For Loan and Lease Losses — The periodic expense needed to maintain the level of the allowance for loan and lease losses.

Reported Basis — Amounts presented in accordance with accounting principles generally accepted in the United States (GAAP).

Residual Value — The expected value of a leased asset at the end of the lease term.

Return on Average Assets — Net income as a percent of average total assets.

Return on Average Equity — Net income as a percent of average shareholders’ equity.

Servicing Right — A contractual agreement to provide certain billing, bookkeeping and collection services with respect to a pool of loans.

Tangible Common Equity to Risk-Weighted Assets ratio — Total equity less intangible assets, primarily goodwill, divided by total assets less intangible assets.

Tier 1 Leverage Ratio — Tier 1 Risk-Based Capital divided by average adjusted quarterly total assets. Average adjusted quarterly assets are adjusted to exclude non-qualifying intangible assets.

Tier 1 Risk-Based Capital — Total shareholders’ equity (excluding unrealized gains and losses on securities available for sale) less non-qualifying goodwill and other intangibles.

HUNTINGTON BANCSHARES INCORPORATED	141

GLOSSARY OF SELECTED FINANCIAL TERMS

Total Risk-Adjusted Assets — The sum of assets and credit equivalent off-balance sheet amounts that have been adjusted according to assigned regulatory risk weights, excluding the non-qualifying portion of allowance for loan and lease losses, goodwill and other intangible assets.

Total Risk-Based Capital — Tier 1 Risk-Based Capital plus qualifying long-term debt and the allowance for loan and lease losses.

Treasury Stock — Common stock repurchased and held by the issuing corporation for possible future issuance.

Other Financial Terms

For analytical purposes, including understanding performance trends, decision-making, and peer comparison, management makes certain adjustments to some data. The following terms define some of those adjustments.

Annualized — A return, yield, performance ratio, or growth rate for a time period less than one year that is adjusted to represent an annual time period. Returns, yields, performance ratios, and growth rates are typically quoted on an annual basis for analytical purposes and for performance comparisons to competitors.

Fully Taxable Equivalent Interest Income — Income from tax-exempt earning assets that has been increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates, typically 35%. This adjustment puts all earning assets, most notably tax-exempt municipal securities, on a common basis that facilitates comparison of net interest margin to competitors.

Operating Earnings — Used in lines of business reporting and represents reported (GAAP) earnings excluding the impact of certain items. Management views operating basis to be a useful indicator of underlying, or run-rate, line of business trends. See line of business discussion in MD&A on page 69.

142	HUNTINGTON BANCSHARES INCORPORATED