Form 10-K, Exhibit 13
period 2004-12-31
HUNTINGTON BANCSHARES INC/MD
filed 2005-03-03
CIK 49196

Exhibit 13

SELECTED FINANCIAL DATA	HUNTINGTON BANCSHARES INCORPORATED

Table 1 — Selected Financial Data

	Year Ended December 31,

(in thousands of dollars, except per share amounts)	2004	2003	2002	2001		2000

Interest income	$1,347,315	$1,305,756	$1,293,195	$1,654,789		$1,833,388
Interest expense	435,941	456,770	543,621	939,501		1,163,278

Net interest income	911,374	848,986	749,574	715,288		670,110
Provision for credit losses	55,062	163,993	194,426	257,326		61,464

Net interest income after provision for credit losses	856,312	684,993	555,148	457,962		608,646

Operating lease income	287,091	489,698	657,074	691,733		623,835
Service charges on deposit accounts	171,115	167,840	153,564	165,012		161,426
Securities gains	15,763	5,258	4,902	723		37,101
Gain on sales of automobile loans	14,206	40,039	—	—		—
Gain on sale of branch offices	—	13,112	—	—		—
Gain on sale of Florida operations	—	—	182,470	—		—
Merchant Services gain	—	—	24,550	—		—
Other non-interest income	330,423	353,206	319,144	342,474		300,840

Total non-interest income	818,598	1,069,153	1,341,704	1,199,942		1,123,202

Personnel costs	485,806	447,263	418,037	454,210		396,230
Operating lease expense	236,478	393,270	518,970	558,626		494,800
Restructuring reserve (releases) charges	(1,151)	(6,666)	48,973	79,957
Loss on early extinguishment of debt	—	15,250	—	—		—
Other non-interest expense	401,111	381,042	388,167	469,634		392,101

Total non-interest expense	1,122,244	1,230,159	1,374,147	1,562,427		1,283,131

Income before income taxes	552,666	523,987	522,705	95,477		448,717
Provision (benefit) for income taxes	153,741	138,294	198,974	(39,319	) (6)	126,299

Income before cumulative effect of change in accounting principle	398,925	385,693	323,731	134,796		322,418
Cumulative effect of change in accounting principle, net of tax(1)	—	(13,330)	—	—		—

Net income	$398,925	$372,363	$323,731	$134,796		$322,418

Income before cumulative effect of change in accounting principle per common share — basic	$1.74	$1.68	$1.34	$0.54		$1.30
Net Income per common share — basic	1.74	1.62	1.34	0.54		1.30
Income before cumulative effect of change in accounting principle per common share — diluted	1.71	1.67	1.33	0.54		1.29
Net Income per common share — diluted	1.71	1.61	1.33	0.54		1.29
Cash dividends declared	0.75	0.67	0.64	0.72		0.76

Balance sheet highlights

Total assets (period end)(2)	$32,565,497	$30,519,326	$27,539,753	$28,458,769		$28,534,567
Total long-term debt (period end)(3)	6,326,885	6,807,979	4,246,801	2,739,332		3,388,126
Total shareholders’ equity (period end)	2,537,638	2,275,002	2,189,793	2,341,897		2,335,229
Average long-term debt(3)	6,650,367	5,816,660	3,613,527	3,429,480		4,017,584
Average shareholders’ equity	2,374,137	2,196,348	2,238,761	2,330,968		2,191,788
Average total assets(2)	31,432,746	28,971,701	26,063,281	28,126,386		28,589,244

Key ratios and statistics

Margin analysis — as a % of average earnings assets
Interest income(4)	4.89%	5.35%	6.23%	7.58%		8.13%
Interest expense	1.56	1.86	2.61	4.29		5.13

Net interest margin(4)	3.33%	3.49%	3.62%	3.29%		3.00%

Return on average total assets	1.27%	1.29%	1.24%	0.48%		1.13%
Return on average total shareholders’ equity	16.8	17.0	14.5	5.8		14.7
Efficiency ratio(5)	65.0	63.9	65.6	79.2		70.5
Dividend payout ratio	43.9	41.6	48.1	133.3		58.9
Average shareholders’ equity to average assets(2)	7.55	7.58	8.59	8.29		7.67
Effective tax rate	27.8	26.4	38.1	(41.2	)(6)	28.1
Tangible equity to asset (period end)(7)	7.18	6.79	7.22	5.86		5.69
Tier 1 leverage ratio	8.42	7.98	8.51	7.16		6.85
Tier 1 risk-based capital ratio (period end)	9.08	8.53	8.34	7.02		7.13
Total risk-based capital ratio (period end)	12.48	11.95	11.25	10.07		10.29

Other data

Full-time equivalent employees	7,812	7,983	8,177	9,743		9,693
Domestic banking offices	342	338	343	481		508

(1)	Due to the adoption of FASB Interpretation No. 46 for variable interest entities.

(2)	Period end total assets and average total assets were restated for prior periods due to the reclass of “Allowance for Unfunded Commitments and LOC”, from Allowance for loan and lease losses to the liability section of the balance sheet.

(3)	Includes Federal Home Loan Bank advances, other long-term debt, and subordinated notes.

(4)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Non-interest expense less amortization of intangibles divided by the sum of FTE net interest income and non-interest income excluding securities gains.

(6)	Reflects a $32.5 million reduction related to the issuance of $400 million REIT subsidiary preferred stock, of which $50 million was sold to the public.

(7)	Total equity minus intangible assets divided by total assets minus intangible assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION	HUNTINGTON BANCSHARES INCORPORATED

AND RESULTS OF OPERATIONS

INTRODUCTION

Huntington Bancshares Incorporated (Huntington or the Company) is a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through its subsidiaries, Huntington is engaged in providing full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, and discount brokerage services, as well as reinsuring credit life and disability insurance, and selling other insurance and financial products and services. Huntington’s banking offices are located in Ohio, Michigan, West Virginia, Indiana, and Kentucky. Certain activities are also conducted in other states including Arizona, Florida, Georgia, Maryland, Nevada, New Jersey, Pennsylvania, and Tennessee. Huntington has a foreign office in the Cayman Islands and a foreign office in Hong Kong. The Huntington National Bank (the Bank), organized in 1866, is Huntington’s only bank subsidiary.

The following discussion and analysis provides investors and others with information that Management believes to be necessary for an understanding of Huntington’s financial condition, changes in financial condition, results of operations, and cash flows, and should be read in conjunction with the financial statements, notes, and other information contained in this report.

The reader should note the following discussion is divided into key segments:

–	INTRODUCTION — Provides overview comments on important matters including risk factors, the Securities and Exchange Commission (SEC) investigation and banking regulatory agreements, and critical accounting policies and use of significant estimates. These are essential for understanding the Company’s performance and prospects.

–	DISCUSSION OF RESULTS — Reviews financial performance from a consolidated perspective. It also includes a Significant Factors Influencing Financial Performance Comparisons section that summarizes key issues important for a complete understanding of performance trends. Key consolidated balance sheet and income statement trends are discussed in this section.

–	RISK MANAGEMENT — Discusses credit and market risks, including how these risks are managed, as well as performance trends. It also includes a discussion of liquidity policies, how funding is managed, and related performance. In addition, there is a discussion of guarantees and/or commitments made for items such as standby letters of credit and commitments to sell loans, and a discussion that reviews the adequacy of capital including regulatory classifications.

–	LINES OF BUSINESS DISCUSSION — Provides an overview of financial performance for each major line of business and provides additional discussion of trends underlying consolidated financial performance.

–	RESULTS FOR THE FOURTH QUARTER — Provides a discussion of results for the 2004 fourth quarter compared with the year-earlier quarter.

A reading of each section is important for investors and others to achieve a full understanding of the nature of the Company’s financial performance and prospects.

Forward-Looking Statements

This report, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements about Huntington. These include descriptions of products or services, plans or objectives of Management for future operations, including any pending acquisitions, and forecasts of revenues, earnings, cash flows, or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.

By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. A number of factors could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2004, and other factors described in this report and from time-to-time in other filings with the SEC.

Management encourages readers of this report to understand forward-looking statements to be strategic objectives rather than absolute forecasts of future performance. Forward-looking statements speak only as of the date they are made. Huntington assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events.

Risk Factors

Huntington, like other financial companies, is subject to a number of risks, many of which are outside of Management’s control, though efforts are made to manage those risks while optimizing returns. Among the risks assumed are: (1) credit risk, which is the

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

risk that loan and lease customers or other counter parties will be unable to perform their contractual obligations, (2) market risk, which is the risk that changes in market rates and prices will adversely affect Huntington’s financial condition or results of operation, (3) liquidity risk, which is the risk that Huntington and / or the Bank will have insufficient cash or access to cash to meet operating needs, and (4) operational risk, which is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. More information on risk is set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2004. The description of Huntington’s business contained in Item 1 of its Annual Report on Form 10-K, while not all-inclusive, discusses a number of business risks that, in addition to the other information in this report, readers should carefully consider.

Securities and Exchange Commission Formal Investigation and Formal Regulatory Supervisory Agreements

SEC FORMAL INVESTIGATION

On June 26, 2003, Huntington announced that the Securities and Exchange Commission (SEC) staff was conducting a formal investigation into certain financial accounting matters relating to fiscal years 2002 and earlier and certain related disclosure matters. On August 9, 2004, Huntington announced the Company was in negotiations with the staff of the SEC regarding a settlement of the formal investigation and disclosed that it expected that a settlement of this matter, which is subject to approval by the SEC, would involve the entry of an order requiring, among other possible matters, Huntington to comply with various provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933, along with the imposition of a civil money penalty. At December 31, 2004, the Company had reserves related to the expectation of the imposition of a civil money penalty, which the Company viewed as sufficient given negotiations with the SEC. However, no assurances can be made that any assessed penalty may not exceed this amount.

Management continues to have ongoing discussions with the staff of the SEC regarding resolution of this matter. The final results of the investigation, however, are not known at the time of this filing and therefore, the impact to Huntington’s financial condition, results of operations, and cash flows is not known.

FORMAL REGULATORY SUPERVISORY AGREEMENTS

On March 1, 2005, Huntington announced that it had entered into formal written agreements with its banking regulators, the Federal Reserve Bank of Cleveland (FRBC) and the Office of the Comptroller of the Currency (OCC), providing for a comprehensive action plan designed to enhance its corporate governance, internal audit, risk management, accounting policies and procedures, and financial and regulatory reporting. They call for independent third-party reviews, as well as the submission of written plans and progress reports by management. These written agreements remain in effect until terminated by the banking regulators.

Management has been working with its banking regulators over the past several months and has been taking actions and devoting significant resources to address all of the issues raised. Management believes that the changes that it has already made, and is in the process of making, will address these issues fully and comprehensively. No assurances, however, can be provided as to the ultimate timing or outcome of these matters.

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

An accounting estimate requires assumptions about uncertain matters that could have a material effect on the financial statements if a different amount within a range of estimates were used or if estimates changed from period-to-period. Readers of this report should understand that estimates are made under facts and circumstances at a point in time, and changes in those facts and circumstances could produce actual results that differ from when those estimates were made. Management has identified the following as the most significant accounting estimates and their related application. This analysis is included to emphasize that estimates are used in connection with the critical and other accounting policies and to illustrate the potential effect on the financial statements if the actual amount were different from the estimated amount.

–	TOTAL ALLOWANCES FOR CREDIT LOSSES — At December 31, 2004, the allowances for credit losses (ACL) totaled $304.4 million and represented the sum of the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

letters of credit (AULC). The determination of the amount of the ACL is based on Management’s current judgments regarding the quality of the loan portfolio, and considers all known relevant internal and external factors that affect loan collectibility. The ACL represents Management’s estimate as to the level of reserves appropriate to absorb probable inherent credit losses in the loan and lease portfolio, as well as unfunded loan commitments. Management believes the process for determining the ACL considers all of the potential factors that could result in credit losses. However, the process includes judgmental and quantitative elements that may be subject to significant change. To the extent actual outcomes differ from Management estimates, additional provision for credit losses could be required, which could adversely affect earnings or financial performance in future periods. At December 31, 2004, the ACL as a percent of total loans and leases was 1.29%. Based on the December 31, 2004 balance sheet, a 10 basis point increase in this ratio to 1.39% would require $23.6 million in additional reserves (funded by additional provision for credit losses), which would have negatively impacted 2004 net income by approximately $15.3 million or $0.07 per share. A discussion about the process used to estimate the ACL is presented in the Credit Risk section of Management’s Discussion and Analysis in this report.

–	MORTGAGE LOAN SERVICING RIGHTS — At December 31, 2004, there were $77.1 million of mortgage servicing rights included in other assets. No active market exists with observable market prices for these financial instruments. To estimate fair values, Management estimates future prepayments on the loans serviced for others, future ancillary revenue, future costs to service these assets, adequate compensation for servicing the loans, and the appropriate discount rate to use. Note 5 of the Notes to Consolidated Financial Statements contains an analysis of the impact to the fair value of mortgage servicing rights resulting from changes in the estimates used by Management. A discussion about the process used to estimate the fair value of mortgage servicing rights is presented in the Non-Interest Income section of Management’s Discussion and Analysis in this report.

At December 31, 2004, the assumptions and the sensitivity of the current fair value of the Huntington’s mortgage servicing rights to immediate 10% and 20% adverse changes in those assumptions were:

		Pre-tax decline in
		fair value due to

		10%
		adverse	20%
(in millions of dollars)	Actual	change	adverse

Constant pre-payment rate	21.70%	$(4.8)	$(9.1)
Discount rate	8.85	(2.2)	(4.2)

–	LEASE RESIDUAL VALUES UNDERLYING OPERATING LEASES — At December 31, 2004, a total of $403.4 million of its investment in vehicles under operating leases represented Management’s estimate of the aggregate of each vehicle’s residual value, which is the predicted value of the vehicle at the end of the lease term. The Company depreciates the vehicles it leases under operating lease accounting to this residual value. The depreciation is recognized on a straight-line basis over the life of the lease. On a quarterly basis, Management reviews the expected future residual value losses for leased automobiles taking into consideration the insurance policy caps on insured losses. As a result of that review, Management determines how much impairment, if any, needs to be recognized on these operating leases and whether the residual value should be adjusted prospectively. When the estimate of this residual value declines, the Company increases its rate of depreciation to depreciate the vehicle to the new estimated residual value by the end of the lease term.

To manage this risk, the Company purchased residual value insurance. The Company currently has one insurance policy in effect, covering operating leases originated between October 2000 and April 2002. This policy covers $298.0 million of residual values but has a $50 million cap on losses that it will cover. Based on current vehicle values, Management estimates total claims against this policy will be $11-$25 million, well below the cap. A total of $105.1 million of residual values relate to originations prior to October 2000 and are no longer covered by insurance. The insurance policy covering the residual values of these leases had a $120 million cap and claims under that policy have exceeded this cap. Management estimates that future losses from this portfolio could be $17-$28 million, of which $10 million has already been recognized through additional depreciation. Further discussion about the process used to estimate the risk of residual value losses on operating leases is presented in the Market Risk and Operating Lease Assets sections of Management’s Discussion and Analysis in this report. Notes 1 and 7 of the Notes to Consolidated Financial Statements included in this report explain the accounting for operating lease assets in more detail.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 2 — Selected Annual Income Statements

	Year Ended December 31,

		Change from 2003			Change from 2002

(in thousands, except per share amounts)	2004	Amount	%	2003	Amount	%	2002	2001	2000

Interest income	$1,347,315	$41,559	3.2%	$1,305,756	$12,561	1.0%	$1,293,195	$1,654,789	$1,833,388
Interest expense	435,941	(20,829)	(4.6)	456,770	(86,851)	(16.0)	543,621	939,501	1,163,278

Net interest income	911,374	62,388	7.3	848,986	99,412	13.3	749,574	715,288	670,110
Provision for credit losses	55,062	(108,931)	(66.4)	163,993	(30,433)	(15.7)	194,426	257,326	61,464

Net interest income after provision for credit losses	856,312	171,319	25.0	684,993	129,845	23.4	555,148	457,962	608,646

Operating lease income	287,091	(202,607)	(41.4)	489,698	(167,376)	(25.5)	657,074	691,733	623,835
Service charges on deposit accounts	171,115	3,275	2.0	167,840	14,276	9.3	153,564	165,012	161,426
Trust services	67,410	5,761	9.3	61,649	(402)	(0.6)	62,051	60,298	53,613
Brokerage and insurance income	54,799	(3,045)	(5.3)	57,844	(4,265)	(6.9)	62,109	75,013	60,530
Bank owned life insurance income	42,297	(731)	(1.7)	43,028	(95)	(0.2)	43,123	41,123	39,544
Other service charges and fees	41,574	128	0.3	41,446	(1,442)	(3.4)	42,888	48,217	43,883
Mortgage banking	32,296	(25,884)	(44.5)	58,180	26,147	81.6	32,033	54,518	32,772
Securities gains	15,763	10,505	N.M.	5,258	356	7.3	4,902	723	37,101
Gain on sales of automobile loans	14,206	(25,833)	(64.5)	40,039	40,039	N.M.	—	—	—
Gain on sale of branch offices	—	(13,112)	N.M.	13,112	13,112	N.M.	—	—	—
Gain on sale of Florida operations	—	—	—	—	(182,470)	N.M.	182,470	—	—
Merchant services gain	—	—	—	—	(24,550)	N.M.	24,550	—	—
Other	92,047	988	1.1	91,059	14,119	18.4	76,940	63,305	70,498

Total non-interest income	818,598	(250,555)	(23.4)	1,069,153	(272,551)	(20.3)	1,341,704	1,199,942	1,123,202

Personnel costs	485,806	38,543	8.6	447,263	29,226	7.0	418,037	454,210	396,230
Operating lease expense	236,478	(156,792)	(39.9)	393,270	(125,700)	(24.2)	518,970	558,626	494,800
Net occupancy	75,941	13,460	21.5	62,481	2,942	4.9	59,539	76,449	75,197
Outside data processing and other services	72,115	5,997	9.1	66,118	(1,250)	(1.9)	67,368	69,692	62,011
Equipment	63,342	(2,579)	(3.9)	65,921	(2,402)	(3.5)	68,323	80,560	78,069
Professional services	36,876	(5,572)	(13.1)	42,448	9,363	28.3	33,085	32,862	22,721
Marketing	26,489	(1,001)	(3.6)	27,490	(421)	(1.5)	27,911	31,057	34,884
Telecommunications	19,787	(2,192)	(10.0)	21,979	(682)	(3.0)	22,661	27,984	26,225
Printing and supplies	12,463	(546)	(4.2)	13,009	(2,189)	(14.4)	15,198	18,367	19,634
Amortization of intangibles	817	1	0.1	816	(1,203)	(59.6)	2,019	41,225	39,207
Restructuring reserve (releases) charges	(1,151)	5,515	(82.7)	(6,666)	(55,639)	N.M.	48,973	79,957	—
Loss on early extinguishment of debt	—	(15,250)	N.M.	15,250	15,250	N.M.	—	—	—
Other	93,281	12,501	15.5	80,780	(11,283)	(12.3)	92,063	91,438	34,153

Total non-interest expense	1,122,244	(107,915)	(8.8)	1,230,159	(143,988)	(10.5)	1,374,147	1,562,427	1,283,131

Income before income taxes	552,666	28,679	5.5	523,987	1,282	0.2	522,705	95,477	448,717
Provision (benefit) for income taxes (3)	153,741	15,447	11.2	138,294	(60,680)	(30.5)	198,974	(39,319)	126,299

Income before cumulative effect of change in accounting principle	398,925	13,232	3.4	385,693	61,962	19.1	323,731	134,796	322,418
Cumulative effect of change in accounting principle, net of tax(1)	—	13,330	N.M.	(13,330)	(13,330)	N.M.	—	—	—

Net income	$398,925	$26,562	7.1%	$372,363	$48,632	15.0%	$323,731	$134,796	$322,418

Average common shares — basic	229,913	512	0.2%	229,401	(12,878)	(5.3)%	242,279	251,078	248,709
Average common shares — diluted	233,856	2,274	1.0	231,582	(12,430)	(5.1)	244,012	251,716	249,570

Per common share:
Income before cumulative effect of change in accounting principle — basic	$1.74	$0.06	3.6%	$1.68	$0.34	25.4%	$1.34	$0.54	$1.30
Net income — basic	1.74	0.12	7.4	1.62	0.28	20.9	1.34	0.54	1.30

Income before cumulative effect of change in accounting principle — diluted	1.71	0.04	2.4	1.67	0.34	25.6	1.33	0.54	1.29
Net income — diluted	1.71	0.10	6.2	1.61	0.28	21.1	1.33	0.54	1.29

Cash dividends declared	0.75	0.08	11.9	0.67	0.03	4.7	0.64	0.72	0.76

Net interest income — fully taxable equivalent — FTE
Net interest income	$911,374	$62,388	7.3%	$848,986	$99,412	13.3%	$749,574	$715,288	$670,110
Tax equivalent adjustment (2)	11,653	1,969	20.3	9,684	4,479	86.1	5,205	6,352	8,310

Net interest income — FTE	$923,027	$64,357	7.5%	$858,670	$103,891	13.8%	$754,779	$721,640	$678,420

N.M., not a meaningful value.

(1)	Due to adoption of FASB Interpretation No. 46 for variable interest entities.

(2)	Calculated assuming a 35% tax rate.

(3)	2001 reflects a $32.5 million reduction related to the insurance of $400 million REIT subsidiary preferred stock, of which $50 million was sold to the public.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

DISCUSSION OF RESULTS

This section provides a review of financial performance from a consolidated perspective. It also includes a Significant Factors Influencing Financial Performance Comparisons section that summarizes key issues important for a complete understanding of performance trends. Key consolidated balance sheet and income statement trends are discussed in this section. All earnings per share data is reported on a diluted basis. For additional insight on financial performance, this section should be read in conjunction with the Lines of Business discussion.

Summary

Huntington reported net income in 2004 of $398.9 million, or $1.71 per common share, up 7% and 6%, respectively, from 2003. Earnings in 2003 were $372.4 million, or $1.61 per common share, up from $323.7 million, or $1.33 per common share, in 2002. The returns on average total shareholders’ equity (ROE) for 2004, 2003, and 2002 were 16.8%, 17.0%, and 14.5%, respectively, with returns on average total assets (ROA) of 1.27%, 1.29%, and 1.24%, respectively. (See Tables 1 and 2.)

The period from 2001 to 2004 was one of significant transformation for the Company. During 2001, Management initiated a comprehensive strategic refocusing plan to improve competitiveness and long-term financial performance, which influenced results throughout this period. Actions taken included hiring new executive and other managerial leadership, changing the basic business model to one of local decision-making and refocusing on Midwest markets, as well as other activities such as reducing the overall credit risk profile and improving credit quality performance, all with the objective of improving overall financial performance. In 2001, the quarterly common stock dividend was reduced 20%, but reflecting the sufficient progress made, the dividend was increased 9% in 2003, and then another 14% in 2004, which restored the quarterly dividend to the level prior to the 2001 reduction. In 2003, a formal investigation was initiated by the SEC, which awaits resolution. (See the Significant Factors Influencing Financial Performance Comparisons section for a full discussion of the financial impact of strategic initiatives and other factors influencing financial performance and comparisons of financial results between reporting periods, as well as the SEC Formal Investigation and Formal Regulatory Supervisory Agreements sections.)

Earnings per common share in 2002 were $1.33, up from $0.54 in 2001. Earnings in 2002 were impacted by the completion of the sale of the Florida banking operations and restructuring of the Company’s Merchant Services business, both of which resulted in significant gains. Capital from these gains was used to repurchase 9% of common shares outstanding and to invest in a number of activities including improvements in customer service technology and the purchases of a small money management firm and a niche equipment leasing company. The Florida insurance operation was also sold, though this had no significant earnings impact. However, earnings were negatively impacted by additional restructuring charges as the 2001 strategic initiatives continued to be implemented. Average loans and deposits declined 4% and 11%, respectively, reflecting the impact of the sold Florida banking operations. The net interest margin declined during the second half of the year, reflecting a significant reduction in market interest rates, as interest rates on earning assets, both loans and investment securities, declined more rapidly than deposit rates. The yield on mortgage-backed securities declined sharply as the lower level of interest rates resulted in higher prepayments on the underlying mortgages, with the resultant cash flow reinvested in lower-yielding earning assets. Earnings benefited by a reduction in the provision for credit losses as the level of non-performing assets (NPAs) at year end declined 40% from the end of 2001.

Earnings per common share in 2003 were $1.61, up 21% from $1.33 reported for the prior year. Earnings benefited by growth in average loans and deposits of 15% and 6%, respectively. This benefit was partially offset by a decline in the net interest margin reflecting the continuation of pressure on the net interest margin and specifically, mortgage-related earning asset yields, as interest rates continued to decline through mid-year. Some of this pressure was relieved in the second half of the year as interest rates increased. Late in the year, a portion of high cost, long-term debt was repaid. This resulted in a charge to earnings, but lowered funding costs in future periods. In addition, 2003 reflected the release of certain restructuring reserves as the costs of implementing the strategic decisions made in 2001, and carried out through 2002 and 2003, were completed. The provision for credit losses declined as credit quality trends improved significantly. Loan concentrations continued to be lowered, aided by the sales of automobile loans and under-performing middle market commercial and industrial (C&I) and middle market commercial real estate (CRE) loans, including NPAs, among other strategies. NPAs ended the year near the lowest level in many years.

Earnings per common share in 2004 were $1.71, up 6% from $1.61 reported for the prior year. Earnings again benefited from strong growth in average loans and deposits of 11% and 7%, respectively. Once more, this benefit was partially offset by a decline in the net interest margin reflecting the continuation of overall declines in interest rates during the first half of the year, though there were periods of interest rate volatility. Importantly, the net interest margin stabilized in the second half of the year, such that more of the positive impact of loan growth in that period resulted in net interest income growth. A reduction in loan loss provision expense significantly benefited earnings. This reflected the maintenance of strong credit quality performance, as well as improved credit quality trends due to the continued reduction in the concentration of higher-risk loans and increase in lower-risk residential mortgages and

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

home equity loans. It also reflected an improved economic outlook that resulted in a reduction in the relative level of the ALLL. Among other factors that impacted earnings negatively, were SEC-related expenses and accruals, as well as a property lease impairment in the fourth quarter of the year.

Results of Operations

Significant Factors Influencing Financial Performance Comparisons

Earnings comparisons among the three years ended December 31, 2004, are impacted by a number of factors, some related to changes in the economic and competitive environment, while others reflected specific Management strategies or changes in accounting practices. Those key factors are summarized below.

1.	AUTOMOBILE LEASES ORIGINATED BEFORE MAY 2002 ARE ACCOUNTED FOR AS OPERATING LEASES — Automobile leases originated before May 2002 are accounted for using the operating lease method of accounting because they do not qualify as direct financing leases. Operating leases are carried in other assets with the related rental income, other revenue, and credit recoveries reflected as operating lease income, a component of non-interest income. Under this accounting method, depreciation expenses, as well as other costs and charge-offs, are reflected as operating lease expense, a component of non-interest expense. With no new operating leases originated since April 2002, the operating lease assets have declined rapidly and will eventually become immaterial, as will the related operating lease income and expense. However, since operating lease income and expense represented a significant percentage of total non-interest income and expense, respectively, throughout these reporting periods, their downward trend influenced total non-interest income and non-interest expense trends.

In contrast, automobile leases originated since April 2002 are accounted for as direct financing leases, an interest-bearing asset included in total loans and leases with the related income reflected as interest income and included in the calculation of the net interest margin. Credit charge-offs and recoveries are reflected in the ALLL, with related changes in the ALLL reflected in provision for credit losses. The relative newness and rapid growth of the direct financing lease portfolio has resulted in higher reported automobile lease growth rates than in a more mature portfolio. To better understand overall trends in automobile lease exposure, it is helpful to compare trends in the combined total of direct financing leases plus operating leases. (See Table 6.)

2.	TRANSITION FROM A WEAK ECONOMIC ENVIRONMENT IN 2002 AND 2003 TO A SLOWLY RECOVERING ECONOMIC ENVIRONMENT IN 2004 — While difficult to quantify, Management believes the weak economic environment resulted in continued weak demand for C&I loans. This, when combined with strategies to lower the overall credit risk profile of the Company (see Factor 4 below), contributed to generally declining C&I loans throughout this period until the second half of 2004.

3.	DECLINING INTEREST RATES IN 2002 AND 2003 WITH GENERALLY INCREASING, THOUGH FLUCTUATING, INTEREST RATES IN 2004 — Interest rates impacted, among other factors, loan and deposit growth, the net interest margin, and the valuation of mortgage servicing rights (MSRs) and investment securities.

–	The historically low interest rate environment of the last three years, despite a general increase in short-term rates during 2004, resulted in strong demand and growth in residential real estate, home equity, and CRE loans throughout this period. Mortgage banking revenue was also favorably impacted by significant mortgage origination activity most notably in 2003.

–	As interest rates fell in 2003 to historically low levels, it became increasingly difficult to lower interest rates offered on deposit accounts commensurate with the overall decline in yields on earning assets. This created an extremely competitive environment in which to grow deposits and contributed to the decline in the net interest margin throughout 2003. Though short-term interest rates increased generally throughout 2004, they nevertheless remained at historically low levels, and the market for deposits remained very competitive. As a result, deposit rates in 2004 increased thus dampening the expansion in the net interest margin.

–	Since the second quarter of 2002, the Company generally has retained the servicing on mortgage loans it originates and sells in the secondary market. This servicing asset, referred to as an MSR, is an interest only strip. Huntington is typically paid 0.25%-0.35% of the loan balance to service the loans. The MSR represents the present value of expected future net servicing income for the loan. The MSR asset is valued quarterly at the lower of cost or market, with impairment of the asset, or recovery of prior temporary impairment, recorded in mortgage banking income. Expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly reduced by prepayments. Prepayments usually increase when mortgage interest rates decline and decrease

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

when mortgage interest rates rise. Thus, as interest rates decline, less future income is expected and the value of MSRs decreases and results in an MSR temporary impairment when the valuation is less than the recorded book value. Should interest rates rise, the opposite may happen; i.e. prepayments slow and the value of the MSR increases, which may result in an MSR temporary impairment recovery. The Company recognizes any temporary impairments or recoveries through a valuation reserve, but records a direct write-down of the book value of its MSRs for other-than-temporary declines in valuation. Changes and fluctuations in interest rate levels between periods resulted in some periods reporting an MSR temporary impairment, with others reporting recoveries. Such swings in MSR valuations have significantly impacted mortgage banking income throughout this period. (See Tables 3 and 8.)

–	The Company uses gains or losses on investment securities, and beginning in 2004 gains or losses and net interest income on trading account assets, to offset MSR temporary valuation changes. Valuation of trading and investment securities generally react to interest rate changes in an opposite direction compared with MSR valuations. However, such valuation changes are not always of the same magnitude. As a result, changes in interest rate levels that impacted MSR valuations also resulted in securities or trading gains or losses. As such, in quarters where an MSR temporary impairment is recognized, investment securities and/or trading account assets were sold resulting in a gain on sale, and vice versa. Investment securities gains or losses are reflected in the income statement in a single non-interest income line item, whereas trading gains or losses are a component of other non-interest income on the income statement. The earnings impact of the MSR valuation change and the combination of securities and/or trading gains/losses may not exactly offset due to, among other factors, the difference in the timing of when the MSR valuation is determined and recorded, compared with when the securities are sold and any gain or loss is recorded. (See Table 3.)

4.	MANAGEMENT STRATEGIES TO LOWER THE OVERALL CREDIT RISK PROFILE OF THE BALANCE SHEET — Throughout this period, certain strategies were implemented to lower the overall credit risk profile of the loan portfolio with the objective of lowering the volatility of earnings.

–	Automobile Loan Sales

One strategy has been to lower the credit exposure to automobile loans and leases to 20% or less of total credit exposure, as manifested through the sale of automobile loans. These sales of higher-rate, higher-risk loans impacted results in a number of ways including: lower growth rates in automobile, total consumer, and total company loans; the generation of gains reflected in non-interest income; lower net interest income than otherwise would be the case if the loans were not sold; and lower net interest margin. (See Table 3.)

–	Reduction in Large Individual C&I and CRE Credits

This strategy resulted in the reduction of shared national credits, as well as other, mostly C&I, loans. In addition, the Company sold and charged-off lower-quality C&I and CRE credits in 2003 and 2004. This strategy was a contributing factor in the declines in C&I loan balances, NPAs, and the ALLL. In certain periods, this strategy contributed to higher C&I net charge-offs.

5.	ADOPTION OF FIN 46 — Effective July 1, 2003, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. The adoption of FIN 46 resulted in the consolidation of $1.0 billion of securitized automobile loans and a $13.3 million after-tax charge in the 2003 third quarter for the cumulative effect of a change in accounting principle. (See Tables 1, 2 and 3.)

6.	SALE OF FLORIDA BANKING AND INSURANCE OPERATIONS AND MERCHANT SERVICES RESTRUCTURING — In February 2002, the Company completed the sale of its Florida banking operations. This resulted in a $182.5 million gain being recorded in non-interest income. The Florida banking operations sale eliminated $2.8 billion of loans and $4.8 billion of deposits from the 2002 balance sheet, thus affecting related comparisons with 2003. The Company also completed the sale of its Florida insurance operations in the 2002 second quarter, with no significant earnings impact. Combined, the Florida banking and insurance operations reported a net loss from operations of $1.5 million in 2002. In addition, in 2002, the Company restructured its interest in Huntington Merchant Services, L.L.C. (HMS), which resulted in a $24.6 million gain being recorded to non-interest income. (See Table 3 and Note 27 of the Notes to Consolidated Financial Statements.)

7.	CORPORATE RESTRUCTURING CHARGES (RELEASES) — The 2001 strategic refocusing plan included the intent to sell the Florida banking and insurance operations, credit-related and other actions to strengthen the balance sheet and financial performance, and the consolidation of numerous non-Florida banking offices. As a result, non-interest expense in 2002 was higher than it otherwise would have been, as it included net restructuring charges of $49.0 million based on estimated costs associated with implementing these strategic initiatives. In contrast, 2003 and 2004 non-interest expense reflected releases of

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

$6.7 million and $1.2 million, respectively, of previously established reserves, which were no longer needed, and which lowered 2003 and 2004 non-interest expense. (See Table 3 and Note 26 of the Notes to Consolidated Financial Statements.)

8.	SINGLE COMMERCIAL RECOVERY — A single commercial credit recovery of $11.1 million in 2004 on a loan previously charged-off in 2002 favorably impacted the 2004 loan loss provision expense, as well as C&I, total commercial, and total net charge-offs for the year. (See Tables 3 and 16.)

9.	GAIN ON THE SALE OF WEST VIRGINIA BANKING OFFICES — In the 2003 third quarter, the Company sold four banking offices in West Virginia, which resulted in a $13.1 million gain. (See Tables 1, 2 and 3.)

10.	SEC FORMAL INVESTIGATION-RELATED EXPENSES AND ACCRUALS — On June 26, 2003, Huntington announced that the Securities and Exchange Commission (SEC) staff was conducting a formal investigation into certain financial accounting matters relating to fiscal years 2002 and earlier and certain related disclosure matters. On August 9, 2004, Huntington announced the Company was in negotiations with the staff of the SEC regarding a settlement of the formal investigation and disclosed that it expected that a settlement of this matter, which is subject to approval by the SEC, would involve the entry of an order requiring, among other possible matters, Huntington to comply with various provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933, along with the imposition of a civil money penalty. At December 31, 2004, the Company had reserves related to the expectation of the imposition of a civil money penalty, which the Company viewed as sufficient given negotiations with the SEC. However, no assurances can be made that any assessed penalty may not exceed this amount.

Management continues to have ongoing discussions with the staff of the SEC regarding resolution of this matter. The final results of the investigation, however, are not known at the time of this filing and therefore, the impact to Huntington’s financial condition, results of operations, and cash flows is not known.

In connection with this investigation, $13.6 million of expenses and accruals were recorded in 2004, following $6.9 million of such costs in 2003. (See Table 3 and Note 22 of the Notes to Consolidated Financial Statements.)

11.	UNIZAN ACQUISITION SYSTEM CONVERSION EXPENSES — On January 27, 2004, Huntington announced the signing of a definitive agreement to acquire Unizan Financial Corp. (Unizan), a financial holding company based in Canton, Ohio. On June 16, 2004, Huntington announced that the closing of the Unizan merger would be delayed beyond the early July 2004 targeted date as the FRBC had informed the Company it was extending its merger application review period to coordinate further with the staff of the SEC regarding the SEC’s formal investigation and to complete its review of the Community Reinvestment Act aspects of the merger. On November 3, 2004, Huntington announced that it was negotiating a one-year extension of its pending merger agreement with Unizan. It was also announced that Huntington was withdrawing its current application with the FRBC to acquire Unizan and intends to resubmit the application for regulatory approval of the merger once Huntington has successfully resolved the pending SEC and banking regulatory concerns. On November 11, 2004, Huntington and Unizan jointly announced they had entered into an amendment to their January 26, 2004 merger agreement. The amendment extends the term of the agreement for one year from January 27, 2005 to January 27, 2006.

Management remains in active dialogue with the SEC and banking regulators concerning these and related matters and is working diligently to resolve them in a full and comprehensive manner. No assurances, however, can be provided as to the ultimate timing or outcome of these matters.

In the 2004 third and fourth quarters, the Company recorded certain integration planning and system conversion expenses, which totaled $3.6 million, related to this pending acquisition. (See Table 3 and Note 23 of the Notes to Consolidated Financial Statements.)

12.	PROPERTY LEASE IMPAIRMENT — As a result of the 2004 fourth quarter property valuation review, a $7.8 million property lease impairment was recognized. (See Table 3.)

13.	LONG-TERM DEBT EXTINGUISHMENT — In the fourth quarter of 2003, the Company prepaid $250 million of high-cost, repurchase agreements, resulting in a $15.3 million loss being recorded in non-interest expense. This debt, which carried an average rate of 4.98% and matured in 2006, was replaced by funding at significantly lower rates. (See Table 3 and Note 13 of the Notes to Consolidated Financial Statements.)

14.	ONE-TIME ADJUSTMENT TO CONSOLIDATED SECURITIZATION — In the 2003 third quarter, an automobile securitization trust was consolidated with the adoption of FIN 46. Related to the trust were two foreign companies that were also consolidated. In the 2004 fourth quarter, the Company learned of adjustments related to earnings that these entities had realized on the invested cash that remains offshore. Since the residual earnings offset the funding cost of this structure, this one-time funding cost adjustment lowered interest expense by $3.7 million in the fourth quarter. (See Table 3.)

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

The following table quantifies the earnings impact of the significant factors noted in #3-14 above on the specified periods.

Table 3 — Significant Items Influencing Earnings Performance Comparison(1)

	Year Ended December 31,

	2004		2003		2002

(in thousands of dollars)	Pre-tax	EPS	Pre-tax	EPS	Pre-tax	EPS

Income before income taxes — GAAP	$552,666		$523,987		$522,705
Earnings per share, after tax		$1.71		$1.61		$1.33
Change from prior year — $		0.10		0.28		0.79
Change from prior year — %		6.2%		20.9%		N.M. %

Favorable (unfavorable) impact:
SEC related expenses and accruals	$(13,597)	$(0.05)	$(6,859)	$(0.02)	$—	$—
Investment securities gains	15,763	0.04	5,258	0.01	4,902	0.01
Gain on sale of automobile loans	14,206	0.04	40,039	0.11	—	—
Single commercial credit recovery	11,095	0.03	—	—	—	—
Property lease impairment	(7,846)	(0.02)	—	—	—	—
Mortgage servicing right (MSR) temporary (impairment) recovery net of hedge related gains	(7,174)	(0.02)	14,957	0.04	(13,395)	(0.04)
One-time adjustment to consolidated securitization	3,682	0.01	—	—	—	—
Unizan system conversion expense	(3,610)	(0.01)	—	—	—	—
Restructuring releases (charges)	1,151	N.M.	6,666	0.02	(48,973)	(0.13)
Cumulative effect of change in accounting principle (2)	—	—	n/a	(0.06)	—	—
Gain on sale of branch offices	—	—	13,112	0.04	—	—
Long-term debt extinguishment	—	—	(15,250)	(0.04)	—	—
Loss from Florida operations	—	—	—	—	(2,329)	(0.01)
Gain on sale of Florida operations	—	—	—	—	182,470	0.25
Merchant services gain	—	—	—	—	24,550	0.07

N.M., not a meaningful value.

n/a, not applicable.

(1)	See Significant Factors Influencing Financial Performance section.

(2)	Only reflected in the income statement on an after tax basis of $13.3 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 4 — Consolidated Average Balance Sheet and Net Interest Margin Analysis

	Average Balances

		Change from 2003			Change from 2002
Fully taxable equivalent basis(1)
(in millions of dollars)	2004	Amount	%	2003	Amount	%	2002	2001	2000

Assets
Interest bearing deposits in banks	$66	$29	78.4%	$37	$4	12.1%	$33	$7	$6
Trading account securities	105	91	N.M.	14	7	N.M.	7	25	15
Federal funds sold and securities purchased under resale agreements	319	232	N.M.	87	15	20.8	72	107	87
Loans held for sale	243	(321)	(56.9)	564	242	75.2	322	360	109
Investment securities:
Taxable	4,425	892	25.2	3,533	674	23.6	2,859	3,144	4,316
Tax-exempt	412	78	23.4	334	199	N.M.	135	174	273

Total investment securities	4,837	970	25.1	3,867	873	29.2	2,994	3,318	4,589

Loans and leases:(6)
Commercial:
Middle market commercial and industrial	4,456	(177)	(3.8)	4,633	(177)	(3.7)	4,810	5,075	4,938
Middle market real estate:
Construction	1,420	201	16.5	1,219	68	5.9	1,151	1,040	976
Commercial	1,922	122	6.8	1,800	130	7.8	1,670	1,522	1,380

Total middle market commercial real estate	3,342	323	10.7	3,019	198	7.0	2,821	2,562	2,356

Small business commercial and industrial and commercial real estate	2,003	216	12.1	1,787	145	8.8	1,642	2,574	2,526

Total commercial	9,801	362	3.8	9,439	166	1.8	9,273	10,211	9,820

Consumer:
Automobile loans	2,285	(975)	(29.9)	3,260	516	18.8	2,744	N.M.	N.M.
Automobile leases	2,192	769	54.0	1,423	971	N.M.	452	N.M.	N.M.

Automobile loans and leases	4,477	(206)	(4.4)	4,683	1,487	46.5	3,196	2,839	3,123

Home equity(3)(5)	4,187	746	21.7	3,441	412	13.6	3,029	3,334	2,921
Residential mortgage(4)	3,212	1,186	58.5	2,026	588	40.9	1,438	1,048	1,379
Other loans(5)	450	15	3.4	435	(46)	(9.6)	481	654	599

Total consumer	12,326	1,741	16.4	10,585	2,441	30.0	8,144	7,875	8,022

Total loans and leases	22,127	2,103	10.5	20,024	2,607	15.0	17,417	18,086	17,842

Allowance for loan and lease losses	(298)	32	(9.7)	(330)	14	(4.1)	(344)	(286)	(256)

Net loans and leases	21,829	2,135	10.8	19,694	2,621	15.4	17,073	17,800	17,586

Total earning assets	27,697	3,104	12.6	24,593	3,748	18.0	20,845	21,903	22,648

Operating lease assets	897	(800)	(47.1)	1,697	(905)	(34.8)	2,602	2,970	2,751
Cash and due from banks	843	69	8.9	774	17	2.2	757	912	1,008
Intangible assets	216	(2)	(0.9)	218	(75)	(25.6)	293	736	709
All other assets	2,078	58	2.9	2,020	110	5.8	1,910	1,891	1,729

Total Assets	$31,433	$2,461	8.5%	$28,972	$2,909	11.2%	$26,063	$28,126	$28,589

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing deposits	$3,230	$150	4.9%	$3,080	$178	6.1%	$2,902	$3,304	$3,421
Interest bearing demand deposits	7,207	1,014	16.4	6,193	1,032	20.0	5,161	5,005	4,291
Savings deposits	2,829	27	1.0	2,802	(51)	(1.8)	2,853	3,478	3,563
Retail certificates of deposit	2,417	(285)	(10.5)	2,702	(917)	(25.3)	3,619	4,980	4,930
Other domestic time deposits	602	(58)	(8.8)	660	(70)	(9.6)	730	903	942

Total core deposits	16,285	848	5.5	15,437	172	1.1	15,265	17,670	17,147

Domestic time deposits of $100,000 or more	865	63	7.9	802	(49)	(5.8)	851	1,280	1,502
Brokered time deposits and negotiable CDs	1,837	418	29.5	1,419	688	94.1	731	128	502
Foreign time deposits	508	8	1.6	500	163	48.4	337	283	539

Total deposits	19,495	1,337	7.4	18,158	974	5.7	17,184	19,361	19,690

Short-term borrowings	1,410	(190)	(11.9)	1,600	(256)	(13.8)	1,856	2,099	1,966
Federal Home Loan Bank advances	1,271	13	1.0	1,258	979	N.M.	279	19	13
Subordinated notes and other long-term debt, including preferred capital securities	5,379	820	18.0	4,559	1,224	36.7	3,335	3,411	4,005

Total interest bearing liabilities	24,325	1,830	8.1	22,495	2,743	13.9	19,752	21,586	22,253

All other liabilities	1,504	303	25.2	1,201	31	2.6	1,170	905	723
Shareholders’ equity	2,374	178	8.1	2,196	(43)	(1.9)	2,239	2,331	2,192

Total Liabilities and Shareholders’ Equity	$31,433	$2,461	8.5%	$28,972	$2,909	11.2%	$26,063	$28,126	$28,589

Net interest income

Net interest rate spread
Impact of non-interest bearing funds on margin

Net interest margin

N.M., not a meaningful value.

(1)	Fully taxable equivalent (FTE) yields are calculated assuming a 35% tax rate.

(2)	Loan and lease and deposit average rates include impact of applicable derivatives and non-deferrable fees.

(3)	Home equity includes personal lines of credit and other consumer loans secured by first or junior mortgages on residential property originated and underwritten through the Company’s retail banking channel. Reclassification of prior period balances has been made to conform to this presentation, resulting in an increase to previously reported home equity loans and a decrease to previously reported residential mortgage loans.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Interest Income/Expense					Average Rate(2)

2004	2003	2002	2001	2000	2004	2003	2002	2001	2000

$0.7	$0.6	$0.8	$0.2	$0.3	1.05%	1.53%	2.38%	3.43%	5.03%
4.4	0.6	0.3	1.3	1.1	4.15	4.02	4.11	5.13	7.11
5.5	1.6	1.1	4.5	5.5	1.73	1.80	1.56	4.19	6.33
13.0	30.0	20.5	25.0	8.7	5.35	5.32	6.35	6.95	7.96
171.7	159.6	173.0	206.9	269.5	3.88	4.52	6.06	6.58	6.24
28.8	23.5	10.1	13.0	20.8	6.98	7.04	7.42	7.49	7.61

200.5	183.1	183.1	219.9	290.3	4.14	4.73	6.12	6.63	6.33

196.5	224.1	262.0	353.4	414.3	4.41	4.95	5.45	6.96	8.39
58.0	52.1	52.6	72.7	87.7	4.09	4.09	4.57	6.99	8.98
85.3	88.0	98.7	113.3	115.4	4.44	4.84	5.91	7.44	8.36

143.3	140.1	151.3	186.0	203.1	4.29	4.54	5.36	7.26	8.62

110.3	105.6	110.6	204.8	230.6	5.50	5.91	6.73	7.96	9.13

450.1	469.8	523.9	744.2	848.0	4.59	5.00	5.65	7.29	8.64

165.1	242.1	237.9	253.8	271.4	7.22	7.38	8.67	N.M	N.M
109.6	72.8	23.2	1.2	(0.5)	5.00	5.09	5.14	N.M	N.M

274.7	314.9	261.1	255.0	270.9	6.14	6.68	8.17	8.94	8.67

205.4	174.1	180.6	274.5	249.0	4.91	5.14	5.96	8.23	8.52
175.9	111.4	91.4	81.6	107.1	5.48	5.85	6.55	8.19	8.00
28.7	29.5	35.6	54.9	60.7	6.38	6.71	7.40	8.40	10.14

684.7	629.9	568.7	666.0	687.7	5.56	5.93	6.98	8.44	8.57

1,134.8	1,099.7	1,092.6	1,410.2	1,535.7	5.11	5.49	6.27	7.79	8.61

1,358.9	1,315.6	1,298.4	1,661.1	1,841.6	4.89	5.35	6.23	7.58	8.13

—	—	—	—	—	—	—	—	—	—
74.1	73.0	88.9	133.5	143.1	1.03	1.18	1.71	2.64	3.30
24.4	41.7	50.6	106.7	145.7	0.86	1.49	1.77	3.07	4.09
81.2	100.4	165.6	281.5	282.2	3.36	3.68	4.58	5.65	5.72
19.7	26.0	29.6	48.2	52.0	3.27	3.86	4.05	5.34	5.52

199.4	241.1	334.7	569.9	623.0	1.53	1.94	2.70	3.95	4.52

20.5	18.5	28.8	66.8	90.4	2.37	2.50	3.39	5.22	6.01
33.1	24.1	17.3	6.6	31.9	1.80	1.70	2.36	5.12	6.35
4.1	4.6	4.9	10.8	34.0	0.82	0.92	1.47	3.82	6.31

257.1	288.3	385.7	654.1	779.3	1.58	1.91	2.69	4.06	4.77

13.0	15.7	29.0	95.8	113.1	0.93	0.98	1.56	4.57	5.75
33.3	24.4	5.6	1.2	0.8	2.57	1.94	2.00	6.17	6.32
132.5	128.5	123.3	188.4	270.0	2.46	2.82	3.70	5.52	6.74

435.9	456.9	543.6	939.5	1,163.2	1.79	2.03	2.75	4.34	5.22

$923.0	$858.7	$754.8	$721.6	$678.4

					3.10	3.32	3.48	3.24	2.91
					0.23	0.17	0.14	0.05	0.09

					3.33%	3.49%	3.62%	3.29%	3.00%

(4)	Residential mortgage includes loans secured by first mortgages on residential property originated and underwritten through the Company’s mortgage banking channel. Reclassification of prior period balances has been made to conform to this presentation, resulting in an increase to previously reported home equity loans and a decrease to previously reported residential mortgage loans.

(5)	Effective December 31, 2004, unsecured personal credit lines were reclassified from “home equity loans” to “other loans” in all periods presented.

(6)	For purposes of this analysis, non-accrual loans are reflected in the average balances of loans.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Net Interest Income

(This section should be read in conjunction with Significant Factors 1-6 and 14.)

The Company’s primary source of revenue is net interest income, which is the difference between interest income on earning assets, primarily loans, direct financing leases, and securities and interest expense on funding sources, including interest-bearing deposits and borrowings. Earning asset balances and related funding, as well as changes in the levels of interest rates, impact net interest income. The difference between the average yield on earning assets and the average rate paid for interest-bearing liabilities is the net interest spread. Noninterest-bearing sources of funds, such as demand deposits and shareholders’ equity, also support earning assets. The impact of the noninterest-bearing sources of funds, often referred to as “free” funds, is captured in the net interest margin, which is calculated as net interest income divided by average earning assets. Given the “free” nature of noninterest-bearing sources of funds, the net interest margin is generally higher than the net interest spread. Both the net interest spread and net interest margin are presented on a fully taxable equivalent basis, which means that tax-free interest income has been adjusted to a pre-tax equivalent income, assuming a 35% tax rate.

Table 4 shows average annual balance sheets and net interest margin analysis for five years. It details average balances for total assets and liabilities, as well as shareholders’ equity, and their various components, most notably loans and leases, deposits, and borrowings. It also shows the corresponding interest income or interest expense associated with each earning asset and interest-bearing liability category along with the average rate with the difference resulting in the net interest spread. The net interest spread plus the positive impact from the noninterest-bearing funds represent the net interest margin.

Table 5 shows changes in fully taxable equivalent interest income, interest expense, and net interest income due to volume and rate variances for major categories of earning assets and interest-bearing liabilities. The change in interest income or expense not solely due to changes in volume or rates has been allocated in proportion to the absolute dollar amount of the change in volume and rate.

Table 5 — Change in Net Interest Income Due to Changes in Average Volume and Interest Rates(1)

	2004			2003

	Increase (Decrease) From			Increase (Decrease) From
	Previous Year Due To			Previous Year Due To

Fully tax equivalent basis(2)		Yield/			Yield/
(in millions of dollars)	Volume	Rate	Total	Volume	Rate	Total

Loans and direct financing leases	$110.8	$(75.7)	$35.1	$152.4	$(145.3)	$7.1
Securities	42.1	(24.7)	17.4	46.7	(46.7)	—
Other earning assets	1.4	(10.5)	(9.1)	12.7	(2.6)	10.1

Total interest income in earning assets	154.3	(110.9)	43.4	211.8	(194.6)	17.2

Deposits	21.5	(52.7)	(31.2)	20.5	(117.9)	(97.4)
Short-term borrowings	(1.8)	(0.9)	(2.7)	(3.5)	(9.8)	(13.3)
Federal Home Loan Bank advances	0.3	8.6	8.9	19.0	(0.2)	18.8
Subordinated notes and other long-term debt, including capital securities	21.6	(13.9)	7.7	216.9	(211.7)	5.2

Total interest expense in interest-bearing liabilities	41.6	(58.9)	(17.3)	252.9	(339.6)	(86.7)

Net interest income before funding cost adjustment	112.7	(52.0)	60.7	(41.1)	145.0	103.9
Funding cost adjustment	—	3.7	3.7	—	—	—

Net interest income	$112.7	$(48.3)	$64.4	$(41.1)	$145.0	$103.9

(1)	The change in interest rates due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.

(2)	Calculated assuming a 35% tax rate.

2004 versus 2003 Performance

Fully taxable equivalent net interest income increased $64.4 million, or 7%, in 2004 from 2003. This reflected the benefit of a 13% increase in average earning assets, partially offset by the negative impact of an effective 5% decline in the net interest margin to 3.33% from 3.49%.

The net interest margin declined in the first half of 2004 and primarily reflected the impact from the sale of higher-margin automobile loans. Such sales totaled $1.4 billion in the first half of 2004 but only $0.2 billion in the 2004 third quarter. The decline in the net interest margin in the first half of the year also reflected, to a lesser degree, the growth in lower-margin investment securities, as well as

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

the impact of rising interest rates. The net interest margin stabilized in the second half of the year as automobile loan sales diminished and lower cost deposit growth was strong.

2003 versus 2002 Performance

Fully taxable equivalent net interest income increased $103.9 million, or 14%, in 2003 from 2002. This reflected the benefit of an 18% increase in average earning assets, partially offset by the negative impact of an effective 4% decline in the net interest margin to 3.49% from 3.62%.

The decline in the net interest margin reflected the impact of declining loan portfolio rates due to lower rates on variable-rate loan products, as well as prepayments and repayments of fixed-rate loans, most notably mortgages. The rate on the securities portfolio also declined, reflecting the same prepayments and repayments of mortgage-related securities, with resultant reinvestment at lower market rates. Deposit rates declined to a lesser degree than loan or securities rates reflecting competitive pressures in the deposit markets. Two other factors contributing to a lower net interest margin were the growth of lower-yielding investment securities and the shift to lower-yield, but lower-risk, loans.

Balance Sheet

(This section should be read in conjunction with Significant Factors 1-6.)

TOTAL CREDIT EXPOSURE PORTFOLIO MIX

An overall corporate objective is to maintain a relative balance between the various credit portfolios so as to avoid undue concentrations. As shown in Table 6, at December 31, 2004, total credit exposure was $24.1 billion. Of this amount, $13.3 billion, or 55%, represented total consumer loans, $10.3 billion, or 43%, total commercial loans, and $0.6 billion, or 2%, operating lease assets.

Related to the overall corporate objective, a specific objective has been to reduce the relative level of total automobile exposure (the sum of automobile loans, automobile leases, and operating lease assets) from its 33% level at the end of 2002. As shown in Table 6, the total automobile exposure at December 31, 2004 was 21%.

In contrast, another related specific objective was to increase the relative level of lower-risk residential mortgages and home equity loans. Progress was made on this objective as well. At December 31, 2004, such loans represented 35% of total credit exposure, up from 22% at the end of 2002.

Since the end of 2002, the level of total commercial loans and leases has remained relatively constant at 42%-43% of total credit exposure. However, C&I loans declined to 19% at year end 2004 from 22% at December 31, 2002, reflecting weak demand, but also a specific objective to reduce exposure to large individual credits, as well as a strategy to focus commercial lending to customers with existing or potential relationships within the Company’s primary markets. Conversely, since the end of 2002, small business loans increased to 9% from 8%, reflecting strategies to grow this important targeted business segment. (See Table 6.)

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 6 — Loan and Lease Portfolio Composition

	At December 31,

(in millions of dollars)	2004		2003		2002		2001		2000

Commercial(1)
Middle market commercial and industrial	$4,666	19.3%	$4,416	19.7%	$4,757	21.7%	$4,922	21.7%	$5,030	22.9%
Middle market real estate:
Construction	1,602	6.6	1,264	5.7	983	4.5	1,150	5.1	999	4.6
Commercial	1,917	7.9	1,919	8.6	1,896	8.7	1,575	6.9	1,484	6.8

Total middle market real estate	3,519	14.5	3,183	14.3	2,879	13.2	2,725	12.0	2,483	11.4

Small business commercial and industrial and commercial real estate	2,118	8.8	1,887	8.4	1,695	7.7	2,607	11.5	2,581	11.8

Total commercial	10,303	42.6	9,486	42.4	9,331	42.6	10,254	45.2	10,094	46.1

Consumer:
Automobile loans	1,949	8.1	2,992	13.4	3,042	13.9	2,853	12.6	2,480	11.3
Automobile leases	2,443	10.1	1,902	8.5	874	4.0	110	0.5	147	0.7
Home equity	4,555	18.9	3,734	16.7	3,142	14.3	3,518	15.5	2,098	9.6
Residential mortgage	3,829	15.9	2,531	11.3	1,746	8.0	1,129	5.0	1,058	4.8
Other loans	481	2.0	430	1.9	452	2.1	607	2.7	1,746	8.0

Total consumer	13,257	55.0	11,589	51.8	9,256	42.3	8,217	36.3	7,529	34.4

Total loans and direct financing leases	23,560	97.6	21,075	94.2	18,587	84.9	18,471	81.5	17,623	80.5

Operating lease assets	587	2.4	1,260	5.6	2,201	10.0	3,006	13.2	2,934	13.4
Securitized loans	—	—	37	0.2	1,119	5.1	1,225	5.4	1,371	6.3

Total credit exposure	$24,147	100.0%	$22,372	100.0%	$21,907	100.0%	$22,702	100.0%	$21,928	100.0%

Total automobile exposure (2)	$4,979	20.6%	$6,191	27.7%	$7,236	33.0%	$7,194	31.7%	$6,932	31.6%

(1)	There were no commercial loans outstanding that would be considered a concentration of lending to a particular industry or group of industries.

(2)	Total loans and leases, operating lease assets, and securitized loans.

AVERAGE BALANCE SHEET DISCUSSION — LOANS, LEASES, AND OTHER EARNING ASSETS

2004 versus 2003 Performance

Growth in average total loans and leases accounted for most of the 13% increase in earning assets, though investment securities also increased reflecting the reinvestment of a portion of the proceeds from automobile loan sales.

Average total loans and leases increased 11% from the prior year. Most of this increase reflected growth in average total consumer loans where the strong growth in residential mortgage and home equity loans was only partially offset by a decline in automobile loans reflecting the sale of $1.5 billion of automobile loans in 2004. Average total commercial loans increased 4% reflecting growth in CRE and small business loans, partially offset by a decline in average C&I loans.

2003 versus 2002 Performance

Growth in average total loans and leases accounted for most of the 18% increase in average earning assets, though investment securities also increased reflecting the reinvestment of a portion of the proceeds from automobile loan sales.

Average total loans and leases increased 15% from the prior year. Most of this increase reflected growth in average total consumer loans where the growth in automobile loans and leases, residential mortgages, and home equity loans was strong. The growth in average automobile loans and leases reflected $2.8 billion of new automobile loan originations, as well as the consolidation of $1.0 billion of securitized automobile loans due to the adoption of FIN 46, partially offset by the impact from the sale of $2.1 billion of automobile loans. Average total commercial loans increased only 2% reflecting good growth in CRE and small business loans, partially offset by a decline in average C&I loans.

AVERAGE BALANCE SHEET DISCUSSION — DEPOSITS AND OTHER FUNDING

2004 versus 2003 Performance

Average total deposits in 2004 increased 7% from the prior year, primarily reflecting 5% growth in average core deposits. Growth in interest-bearing demand deposits, and to a lesser degree noninterest-bearing deposits, accounted for virtually all of the growth in average core deposits, as average retail certificates of deposits (CDs) declined. With interest rates near historical low levels, demand for retail CDs was greatly diminished in the first half of 2004. However, retail CDs grew in the second half of the year as interest rates and

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

customer demand for retail CDs increased. In addition to growth in average core deposits, the increase in average total deposits also reflected a 29% increase in brokered time deposits and negotiable CDs, which, in comparison with rates on retail CDs, remained a relatively lower cost of funds.

Management uses the non-core funding ratio (total liabilities less core deposits and accrued expenses and other liabilities divided by total assets) to measure the extent to which funding is dependent on wholesale deposits and borrowing sources. For 2004, the average non-core funding ratio was 36%, up from 35% in 2003. The average non-core funding ratio reached a peak of 38% in the first quarter of 2004 as strong loan growth outpaced core deposit growth. Subsequent loan sales, as well as successful core deposit growth initiatives, reduced average non-core funding requirements to 34% by the 2004 fourth quarter.

2003 versus 2002 Performance

Average total deposits in 2003 increased 6% from the prior year, primarily reflecting 94% growth in average brokered time deposits and negotiable CDs, which were relatively lower in cost compared with retail CDs. Average total core deposits increased only 1%, reflecting 20% growth in average interest-bearing demand deposits virtually offset by a 25% decline in average retail CDs, which became a relatively expensive source of funds, especially in the first half of 2003. Reflecting this, interest-bearing demand deposits were emphasized in deposit growth initiatives, whereas retail CDs were de-emphasized.

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

Provision for Credit Losses

(This section should be read in conjunction with Significant Factor 4 and the Credit Risk section.)

The provision for credit losses is the expense necessary to maintain the ALLL and the AULC at a level adequate to absorb Management’s estimate of probable inherent credit losses in the loan and lease portfolio and the portfolio of unfunded loan commitments.

Provision expense for 2004 was $55.1 million, down $108.9 million, or 66%, from $164.0 million in 2003, which in turn declined $30.4 million, or 16%, from 2002. The declines in both years reflected the significant improvement in overall credit quality as reflected by a combination of factors including lower net charge-offs, including a recovery of $11.1 million in 2004 and lower levels of non-performing assets (NPAs), as well as the overall lower risk inherent in the loan and lease portfolio resulting from strategies to lower the overall risk profile of the balance sheet, partially offset by additional provision expense related to loan growth.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Non-Interest Income

(This section should be read in conjunction with Significant Factors 1, 3, 4, 6, and 9.)

Non-interest income for the three years ended December 31, 2004 was as follows:

Table 7 — Non-Interest Income

	Year Ended December 31,

		Change from 2003			Change from 2002

(in thousands of dollars)	2004	Amount	%	2003	Amount	%	2002

Service charges on deposit accounts	$171,115	$3,275	2.0%	$167,840	$14,276	9.3%	$153,564
Trust services	67,410	5,761	9.3	61,649	(402)	(0.6)	62,051
Brokerage and insurance income	54,799	(3,045)	(5.3)	57,844	(4,265)	(6.9)	62,109
Bank owned life insurance income	42,297	(731)	(1.7)	43,028	(95)	(0.2)	43,123
Other service charges and fees	41,574	128	0.3	41,446	(1,442)	(3.4)	42,888
Mortgage banking	32,296	(25,884)	(44.5)	58,180	26,147	81.6	32,033
Securities gains	15,763	10,505	N.M.	5,258	356	7.3	4,902
Other	92,047	988	1.1	91,059	14,119	18.4	76,940

Sub-total before operating lease income	517,301	(9,003)	(1.7)	526,304	48,694	10.2	477,610
Operating lease income	287,091	(202,607)	(41.4)	489,698	(167,376)	(25.5)	657,074

Sub-total including operating lease income	804,392	(211,610)	(20.8)	1,016,002	(118,682)	(10.5)	1,134,684

Gain on sales of automobile loans	14,206	(25,833)	(64.5)	40,039	40,039	N.M.	—
Gain on sale of branch offices	—	(13,112)	N.M.	13,112	13,112	N.M.	—
Gain on sale of Florida operations	—	—	—	—	(182,470)	N.M.	182,470
Merchant services gain	—	—	—	—	(24,550)	N.M.	24,550

Total non-interest income	$818,598	$(250,555)	(23.4)%	$1,069,153	$(272,551)	(20.3)%	$1,341,704

N.M., not a meaningful value.

Table 8 — Mortgage Banking Income

	Year Ended December 31,

		Change from 2003			Change from 2002

(in thousands of dollars)	2004	Amount	%	2003	Amount	%		2002

Origination fees	$12,377	$(4,895)	(28.3)%	$17,272	$6,725	63.8%		$10,547
Secondary marketing	8,340	(15,267)	(64.7)	23,607	2,343	11.0		21,264
Servicing fees	21,696	4,790	28.3	16,906	5,476	47.9		11,430
Amortization of capitalized servicing	(19,019)	6,947	(26.8)	(25,966)	(13,915)	N.M.		(12,051)
MSR recovery/(impairment)	1,378	(13,579)	(90.8)	14,957	29,070	N.M.		(14,113)
Other mortgage banking income	7,524	(3,880)	(34.0)	11,404	(3,552)	(23.7)		14,956

Total mortgage banking income	$32,296	$(25,884)	(44.5)%	$58,180	$26,147	81.6%		$32,033

Capitalized mortgage servicing rights(1)	$77,107	$6,020	8.5%	$71,087	$41,816	N.M.	%	$29,271
Total mortgages serviced for others(1)	6,861,000	467,000	7.3	6,394,000	2,618,000	69.3		3,776,000
MSR recovery/(impairment)	$1,378	$(13,579)	(90.8)%	$14,957	$29,070	N.M.	%	$(14,113)
Net trading losses related to MSR hedging	(10,002)	(10,002)	N.M.	—	(718)	N.M.		718
Net interest income related to MSR hedging	1,450	1,450	N.M.	—	—	—		—

Net impact of MSRs/ MSR hedging	$(7,174)	$(22,131)	N.M. %	$14,957	$28,352	N.M.	%	$(13,395)

N.M., not a meaningful value.

(1)	At year end.

2004 versus 2003 Performance

Non-interest income for 2004 declined $250.6 million, or 23%, from 2003. Comparisons with prior-period results were heavily influenced by the decline in operating leases and related operating lease income. These declines are expected to continue, though diminish over time, as all automobile leases originated since April 2002 are direct financing leases with income reflected in net interest income, not non-interest income. Reflecting the run-off of the operating lease portfolio, operating lease income declined

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

$202.6 million, or 41%, from 2003. Excluding operating lease income, non-interest income decreased $47.9 million, or 8%, from a year ago with the primary drivers being:

–	$25.9 million decline in mortgage banking income reflected a combination of factors, all basically related to the lower level of mortgage originations as interest rates increased during 2004. Such factors included lower net secondary marketing revenue as sales declined, and a 91% reduction in MSR recovery.

–	$25.8 million decline in gains on the sale of automobile loans reflecting both a decline in loan sales, $1.5 billion in 2004 vs. $2.1 billion in 2003, as well as lower relative gains on the sales. The spread between the average interest rate on the pool of sold loans and the current market rates at the time of the sale was narrower on the loan pools sold in 2004 than in 2003, thus resulting in lower gains.

–	$13.1 million decline in gains on sale of branch offices reflecting no such sales in 2004.

–	$3.0 million decline in brokerage and insurance income primarily due to lower title insurance-related fees, and reduced credit life insurance revenue, as well as a decline in annuity fee income due to a 6% decline in annuity sales.

Partially offset by:

–	$10.5 million increase in securities gains primarily related to MSR temporary impairment hedging activity.

–	$5.8 million increase in trust services income primarily due to higher personal trust income and proprietary mutual fund fees.

–	$3.3 million increase in service charges on deposit accounts reflecting higher NSF and overdraft fees, partially offset by lower personal and commercial account maintenance charges.

2003 versus 2002 Performance

Non-interest income for 2003 declined $272.6 million, or 20%, from 2002. As noted above, comparisons with prior-period results were heavily influenced by the decline in operating leases and related operating lease income. Reflecting the run-off of the operating lease portfolio, operating lease income declined $167.4 million, or 25%, from 2002. Excluding operating lease income, non-interest income decreased $105.2 million, or 15%, from the prior year with the primary drivers being:

–	$182.5 million related to the 2002 gain on the sale of the Florida banking operations.

–	$24.6 million related to the 2002 gain on the Merchant Service restructuring.

–	$4.3 million decline in brokerage and insurance income principally reflecting the loss of $6.9 million of revenue due to the 2002 sale of the Florida banking and insurance operations, partially offset by a $2.7 million increase in income generated by other areas, mostly related to insurance agency revenue from mortgage refinancing and title insurance fees.

Partially offset by:

–	$40.0 million of gains on the sale of automobile loans compared with none in 2002 as this program was initiated in 2003.

–	$26.1 million increase in mortgage banking income, including $29.1 million for recoveries of previously recognized MSR valuation temporary impairments. A record $6.1 billion of mortgages were originated in 2003 due to heavy refinancing activity as borrowers continued to take advantage of very low interest rates. (See Note 5 of the Notes to the Consolidated Financial Statements.)

–	$14.3 million increase in deposit service charges. This increase reflected the growth in deposit accounts, as well as an increase in consumer NSF service charges and overdraft fees, partially offset by the loss of $4.2 million in service charge revenue due to the 2002 sale of the Florida banking operations.

–	$14.1 million increase in other income reflecting a combination of items including higher lease termination income and fees, securitization income, fees from customer interest rate swaps, and customer trading gains.

–	$13.1 million of gains related to the 2003 sale of banking offices in West Virginia.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Non-Interest Expense

(This section should be read in conjunction with Significant Factors 1, 6, 7, 10, 11, 12 and 13.)

Non-interest expense for the three years ended December 31, 2004 was as follows:

Table 9 — Non-Interest Expense

	Year Ended December 31,

		Change from 2003			Change from 2002

(in thousands of dollars)	2004	Amount	%	2003	Amount	%	2002

Salaries	$376,268	$14,826	4.1%	$361,442	$14,789	4.3%	$346,653
Benefits	109,538	23,717	27.6	85,821	14,437	20.2	71,384

Personnel costs	485,806	38,543	8.6%	447,263	29,226	7.0%	418,037

Net occupancy	75,941	13,460	21.5	62,481	2,942	4.9	59,539
Outside data processing and other services	72,115	5,997	9.1	66,118	(1,250)	(1.9)	67,368
Equipment	63,342	(2,579)	(3.9)	65,921	(2,402)	(3.5)	68,323
Professional services	36,876	(5,572)	(13.1)	42,448	9,363	28.3	33,085
Marketing	26,489	(1,001)	(3.6)	27,490	(421)	(1.5)	27,911
Telecommunications	19,787	(2,192)	(10.0)	21,979	(682)	(3.0)	22,661
Printing and supplies	12,463	(546)	(4.2)	13,009	(2,189)	(14.4)	15,198
Amortization of intangibles	817	1	0.1	816	(1,203)	(59.6)	2,019
Other	93,281	12,501	15.5	80,780	(11,283)	(12.3)	92,063

Sub-total before operating lease expense	886,917	58,612	7.1	828,305	22,101	2.7	806,204
Operating lease expense	236,478	(156,792)	(39.9)	393,270	(125,700)	(24.2)	518,970

Sub-total including operating lease expense	1,123,395	(98,180)	(8.0)	1,221,575	(103,599)	(7.8)	1,325,174

Restructuring reserve (releases) charges	(1,151)	5,515	(82.7)	(6,666)	(55,639)	N.M.	48,973
Loss on early extinguishment of debt	—	(15,250)	N.M.	15,250	15,250	N.M.	—

Total non-interest expense	$1,122,244	$(107,915)	(8.8)%	$1,230,159	$(143,988)	(10.5)%	$1,374,147

N.M., not a meaningful value.

2004 versus 2003 Performance

Non-interest expense declined $107.9 million, or 9%, from 2003. Comparisons with prior-period results were significantly influenced by the decline in operating lease expense as the operating lease portfolio continued to run-off. These declines are expected to continue, though diminish over time. Operating lease expense declined $156.8 million, or 40%, from 2003. Excluding operating lease expense, non-interest expense increased $48.9 million, or 6%, from 2003 reflecting:

–	$38.5 million increase in personnel costs primarily related to higher retirement and insurance benefit expenses, and to a lesser degree, higher salaries.

–	$13.5 million increase in net occupancy expense reflecting a $7.8 million property lease impairment, as well as higher depreciation and lower rental income.

–	$12.5 million increase in other expense impacted by SEC-related expenses and accruals. (See discussion below.)

–	$6.0 million increase in outside data processing expenses including Unizan-related expenses. (See discussion below.)

–	$5.5 million decline in restructuring reserve releases, as such releases totaled $1.2 million in 2004, down from $6.7 million of such releases in 2003.

Partially offset by:

–	$15.3 million related to the loss on the early extinguishment of debt in 2003.

–	$5.6 million decline in professional services, primarily reflecting lower consulting expenses.

As mentioned above, SEC-related expenses and accruals, as well as expenses related to Unizan integration planning and systems conversions, contributed to the change in expense from 2003. Specifically, SEC-related expenses and accruals totaled $13.6 million in 2004 compared with $6.9 million in 2003. These expenses and accruals impacted the professional services and other expense

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

categories. Unizan integration planning and systems conversion expenses totaled $3.6 million in 2004 and were none in 2003. In addition to impacting the data processing and other services expense category, a portion of these expenses was also spread across various other expense categories.

2003 versus 2002 Performance

Non-interest expense declined $144.0 million, or 10%, from 2002. Comparisons with prior-period results were significantly influenced by the decline in operating lease expense as previously noted. Operating lease expense declined $125.7 million, or 24%, from 2002. Excluding operating lease expense, non-interest expense declined $18.3 million, or 2%, from 2002 reflecting:

–	$55.6 million decline in restructuring reserve charges as 2003 reflected a $6.7 million restructuring reserve recovery, compared with $49.0 million of restructuring reserve charges in 2002.

–	$11.3 million decline in other expense including $1.1 million associated with the sold Florida banking and insurance operations, with the remaining $10.2 million decline reflecting lower operational losses, travel costs, and franchise taxes.

Partially offset by:

–	$29.2 million increase in personnel costs consisting of higher incentive and sales commission expense, especially related to mortgage banking activity, as well as higher benefit and pension costs, partially offset by an $11.5 million decline associated with the sold Florida banking and insurance operations.

–	$15.3 million of expense related to the early extinguishment of long-term debt.

–	$9.4 million, or 28%, increase in professional services including $6.9 million of SEC-related costs.

Operating Lease Assets

(This section should be read in conjunction with the Critical Accounting Policies and Use of Significant Estimates, Significant Factor 1, and the Lease Residual Risk section.)

Operating lease assets represent automobile leases originated before May 2002. This operating lease portfolio will run-off over time since all automobile lease originations after April 2002 have been recorded as direct financing leases and are reported in the automobile loan and lease category in earning assets. As a result, the non-interest income and non-interest expenses associated with the operating lease portfolio will also decline over time.

Operating lease assets performance for the five years ended December 31, 2004 was as follows:

Table 10 — Operating Lease Performance

	Year Ended December 31,

(in thousands of dollars)	2004	2003	2002	2001	2000

Balance Sheet:
Average operating lease assets outstanding	$896,773	$1,696,535	$2,601,666	$2,969,902	$2,751,058

Income Statement:
Net rental income	$267,202	$458,644	$615,453	$654,625	$596,821
Fees	13,457	21,623	28,542	27,573	23,511
Recoveries — early terminations	6,432	9,431	13,079	9,535	3,503

Total operating lease income	287,091	489,698	657,074	691,733	623,835

Depreciation and residual losses at termination	216,445	350,550	463,783	506,267	470,079
Losses — early terminations	20,033	42,720	55,187	52,359	24,721

Total operating lease expense	236,478	393,270	518,970	558,626	494,800

Net earnings contribution	$50,613	$96,428	$138,104	$133,107	$129,035

Earnings ratios(1)
Net rental income	29.8%	27.0%	23.7%	22.0%	21.7%
Depreciation and residual losses at termination	24.1	20.7	17.8	17.0	17.1

(1)	As a percent of average operating lease assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

2004 versus 2003 Performance

Average operating lease assets in 2004 declined 47% from the prior year as these assets continued to run-off.

The net earnings contribution from operating leases was $50.6 million in 2004, down 48% from $96.4 million in 2003. While both operating lease income and operating lease expense are expected to decline commensurate with the decline in operating lease assets, operating lease income declined more rapidly than operating lease expense. This was because residual value losses have remained elevated on a relative basis, partially due to the fact that losses have exceeded the cap on one of the residual value insurance policies.

Operating lease income, which totaled $287.1 million in 2004, and represented 35% of non-interest income, declined 41% from 2003 reflecting the decline in average operating leases. The majority of this decline was reflected in lower net rental income, down 42% from 2003. Lower fees and recoveries from early terminations also contributed to the decline in total operating lease income, but to a much lesser degree.

Operating lease expense totaled $236.5 million, down 40% from a year ago, also reflecting the continued decline in operating lease assets, with the decline primarily related to lower depreciation and residual losses at termination expenses.

Losses on operating lease assets consist of residual losses at lease termination and losses on early terminations. Residual losses arise if the ultimate value or sales proceeds from the automobile are less than Black Book value, which represents the insured amount under the Company’s residual value insurance policies. This situation may occur due to the results of vehicle remarketing efforts, excess wear-and-tear, excess mileage, or other market value fluctuations. Losses on early terminations occur when a lessee, due to credit or other reasons, turns in the automobile before the end of the lease term. A loss is realized if the automobile is sold for a value less than the net book value at the date of turn-in. Such losses are not covered by the residual value insurance policies. To the extent the Company is successful in collecting any deficiency from the lessee, amounts received are recorded as recoveries from early terminations.

On a quarterly basis, Management evaluates the amount of residual value losses that it anticipates will result from the estimated fair value of a leased vehicle being less than the residual value inherent in the lease. Fair value includes estimated net proceeds from the sale of the leased vehicle plus expected residual value insurance proceeds and amounts expected to be collected from the lessee for excess mileage and other items that are billable under terms of the lease contract. When estimating the amount of expected insurance proceeds, Management takes into consideration policy caps that exist in the residual value insurance policies covering the operating lease assets and whether it expects aggregate claims under such policies to exceed these caps. Residual value losses exceeding any insurance policy cap are reflected in higher depreciation expense over the remaining life of the affected automobile lease. Also as part of its quarterly analysis, Management evaluates automobile leases individually for impairment.

Residual value losses on automobile leases booked prior to October 1, 2000, are covered by an insurance policy with a $120 million cap. During the 2004 third quarter, residual value losses exceeded this cap, resulting in higher operating lease depreciation expense. Total losses above the cap are expected to be $17-$28 million, including $10 million already recognized and reflected in additional accumulated depreciation. The residual value insurance policy covering automobile leases originated between October 1, 2000 and April 30, 2002 contains a $50 million cap. At this time, the Company anticipates that total claims against this policy will be $11-$25 million, well below its cap. To date, approximately $5 million of claims have been filed on this policy.

Credit losses on operating lease assets are included in operating lease expense and were $20.0 million in 2004, down from $42.7 million a year earlier. Recoveries on operating lease assets are included in operating lease income and totaled $6.4 million in 2004, down from $9.4 million a year earlier. The ratio of operating lease asset credit losses to average operating lease assets, net of recoveries, was 1.52% in 2004, down from 1.96% in 2003.

2003 versus 2002 Performance

Average operating lease assets in 2003 declined 35% from 2002. The net earnings contribution from operating leases was $96.4 million in 2003, down from $138.1 million in 2002, a 30% decline. Operating lease income declined $167.4 million, or 25%, from 2002. Operating lease expense declined $125.7 million, or 24%, from the prior year.

The ratio of operating lease asset credit losses to average operating lease assets, net of recoveries, was 1.96% in 2003, up from 1.62% in 2002.

Provision for Income Taxes

The provision for income taxes was $153.7 million in 2004, $138.3 million in 2003 and $199.0 million in 2002. The effective tax rate was 27.8%, 26.4% and 38.1% in 2004, 2003 and 2002, respectively. The higher effective tax rate in 2004 compared with 2003 reflected a reduction in tax benefits (credits) from investments in partnerships and the impact of non-deductible expenses. Tax expense in 2002

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

was significantly impacted by the effect of the strategic refocusing and related sale of the Florida banking and insurance operations. The $60.7 million decrease in income tax expense in 2003 compared with 2002 reflecting the fact that most of the goodwill relating to the Florida banking operations sold in 2002 was non-deductible for income tax purposes.

The cost of investments in low income housing partnerships, along with the related tax credit, is recognized in the financial statements as a component of income taxes under the effective yield method. The cost of the investment in historic property partnerships is reported in non-interest expense and the related tax credit is recognized in the financial statements as a component of income taxes.

In accordance with FAS 109, Accounting for Income Taxes, no deferred taxes are to be recorded when a company intends to permanently reinvest its earnings from a foreign activity. As of December 31, 2004, the Company intended to permanently reinvest the earnings from its foreign asset securitization activities of approximately $89.0 million. (See Note 2 of the Notes to Consolidated Financial Statements.)

In the ordinary course of business, the Company operates in various taxing jurisdictions and is subject to income and non-income taxes. The effective tax rate is based in part on Management’s interpretation of the relevant current tax laws. Management believes the aggregate liabilities related to taxes are appropriately reflected in the consolidated financial statements. During 2003, the Internal Revenue Service advised the Company that the audit of the consolidated federal income tax returns was completed through tax year 2001. The Company was advised in December 2004 that the audit of the consolidated federal income tax returns for tax years 2002 and 2003 would begin in March 2005.

Management expects the 2005 effective tax rate to remain below 30% as the level of tax-exempt income, general business credits, and asset securitization activities remain consistent with prior years. (See Note 17 of the Notes to Consolidated Financial Statements.)

RISK MANAGEMENT

Risk identification and monitoring are key elements in the overall risk management of Huntington. Management believes the primary risk exposures are credit, market, and liquidity risk. Credit risk is the risk of loss due to adverse changes in the borrower’s ability to meet its financial obligations under agreed upon terms. Market risk represents the risk of loss due to changes in the market value of assets and liabilities due to changes in interest rates, exchange rates, residual values and equity prices. Liquidity risk arises from the possibility that funds may not be available to satisfy current or future commitments based on external macro market issues, investor perception of financial strength, and events unrelated to the Company such as war, terrorism, or financial institution market specific issues.

Management follows a formal policy to identify, measure, and document the key risks facing the Company, how those risks can be controlled or mitigated, and how Management monitors the controls to ensure that they are effective. Huntington’s Internal Audit department performs ongoing independent reviews of the risk management process and ensures the adequacy of documentation. The results of these reviews are reported regularly to the Audit Committee of the Board of Directors. Huntington’s Chief Risk Officer is responsible for ensuring that appropriate systems of controls are in place for managing and monitoring risk across the Company.

Some of the more significant processes used to manage and control credit, market and liquidity risks are described in the following paragraphs.

Credit Risk

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

The maximum level of credit exposure to individual commercial borrowers is limited by policy guidelines based on the default probabilities associated with the credit facilities extended to each borrower or related group of borrowers. All authority to grant commitments is delegated through the independent credit administration function and is monitored and regularly updated in a centralized database.

Concentration risk is managed with limits on loan type, geographic and industry diversification, country limits, and loan quality factors. In 2003, the Company increased its emphasis on extending credit to commercial customers with existing or expandable

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

relationships within the Company’s primary markets. As a result, shared national credit exposure declined significantly over this period. The sales of automobile loans are another example of the proactive management of concentration risk. (See Significant Factor 4.)

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

Commercial and industrial loan commitments and balances outstanding by industry classification code as of December 31, 2004, were as follows:

Table 11 — Commercial and Industrial Loans by Industry Classification Code(1)

	At December 31, 2004

	Commitments		Loans Outstanding

(in thousands of dollars)	Amount	%	Amount	%

Industry Classification:
Services	$ 2,351,512	23.5%	$1,495,593	25.7%
Manufacturing	1,920,759	19.2	1,032,576	17.7
Retail trade	1,824,125	18.2	1,215,671	20.9
Finance, insurance, and real estate	1,560,404	15.6	792,147	13.6
Contractors and construction	805,445	8.0	377,841	6.5
Wholesale trade	766,071	7.7	461,297	7.9
Transportation, communications, and utilities	482,521	4.8	244,625	4.2
Agriculture and forestry	140,415	1.4	96,210	1.7
Energy	99,535	1.0	67,318	1.2
Public administration	18,886	0.2	13,298	0.2
Other	38,621	0.4	33,109	0.4

Total	$10,008,294	100.0%	$5,829,685	100.0%

(1)	Includes middle market and small business C&I loans.

All C&I and CRE credit extensions are assigned internal risk ratings reflecting the borrower’s probability-of-default and loss-in-event-of-default. This two-dimensional rating methodology, which has 192 individual loan grades, was implemented in 2003 and has provided granularity in the portfolio management process. The probability-of-default is rated on a scale of 1-12 and is applied at the borrower level. The loss-in-event-of-default is rated on a 1-16 scale and is associated with each individual credit exposure based on the type of credit extension and the underlying collateral.

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

In addition to the initial credit analysis initiated by the portfolio manager during the underwriting process, the loan review group performs independent credit reviews. The loan review group reviews individual loans and credit processes, and conducts a portfolio review at each of the regions on a 15-month cycle. During the previous 15 months, approximately 61% of the total commercial portfolio was reviewed by the independent loan review function.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Borrower exposures may be designated as “watch list” accounts when warranted by individual company performance, or by industry and environmental factors. Such accounts are subjected to additional quarterly reviews by the business line management, the loan review group, and credit administration in order to adequately assess the borrower’s credit status and to take appropriate action.

A specialized credit workout group manages problem credits and handles commercial recoveries, workouts, and problem loan sales, as well as the day-to-day management of relationships rated substandard or worse. The group is responsible for developing an action plan, assessing the risk rating, and determining the adequacy of the reserve, the accrual status, and the ultimate collectibility of the credits managed.

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

Collection action is initiated on an “as needed” basis through a centrally managed collection and recovery function. The collection group employs a series of collection methodologies designed to maintain a high level of effectiveness while maximizing efficiency. In addition to the retained consumer loan portfolio, the collection group is responsible for collection activity on all sold and securitized loans and leases.

Non-Performing Assets (NPAs)

(This section should be read in conjunction with Significant Factor 4.)

NPAs consist of loans and leases that are no longer accruing interest, loans and leases that have been renegotiated to below market rates based upon financial difficulties of the borrower, and real estate acquired through foreclosure. C&I, CRE, and small business loans are generally placed on non-accrual status when collection of principal or interest is in doubt or when the loan is 90 days past due. When interest accruals are suspended, accrued interest income is reversed with current year accruals charged to earnings and prior-year amounts generally charged-off as a credit loss. Consumer loans and leases, excluding residential mortgages, are not placed on non-accrual status but are charged-off in accordance with regulatory statutes, which is generally no more than 120 days past due. Residential mortgages, while highly secured, are placed on non-accrual status within 180 days past due as to principal and 210 days past due as to interest, regardless of collateral. When, in Management’s judgment, the borrower’s ability and intent to make periodic interest and principal payments resume and collectibility is no longer in doubt, the loan is returned to accrual status. A charge-off on a residential mortgage loan is recorded when the loan has been foreclosed and the loan balance exceeds the fair value of the real estate. The fair value of the collateral, less the cost to sell, is then recorded as real estate owned.

At September 30, 2004, the Company adopted a new policy of placing home equity loans and lines on non-accrual status when they exceed 180 days past due. Such loans were previously classified as accruing loans and leases past due 90 days or more. This policy change conforms the home equity loans and lines classification to that of other consumer loans secured by residential real estate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 12 — Non-Performing Assets and Past Due Loans and Leases

	At December 31,

(in thousands of dollars)	2004	2003	2002	2001	2000

Non-accrual loans and leases:
Middle market commercial and industrial	$24,179	$33,745	$79,691	$143,140	$40,174
Middle market commercial real estate	4,582	18,434	19,875	35,848	17,462
Small business commercial and industrial and commercial real estate	14,601	13,607	19,060	29,009	24,870
Residential mortgage	13,545	9,695	9,443	11,836	10,174
Home equity(1)	7,055	—	—	—	—

Total non-accrual loans and leases	63,962	75,481	128,069	219,833	92,680
Renegotiated loans	—	—	—	1,276	1,304

Total non-performing loans and leases	63,962	75,481	128,069	221,109	93,984
Other real estate, net:
Residential	8,762	6,918	7,915	4,915	3,641
Commercial(2)	35,844	4,987	739	1,469	7,772

Total other real estate, net	44,606	11,905	8,654	6,384	11,413

Total non-performing assets	$108,568	$87,386	$136,723	$227,493	$105,397

Non-performing loans and leases as a % of total loans and leases	0.27%	0.36%	0.69%	1.20%	0.53%
Non-performing assets as a % of total loans and leases and other real estate	0.46	0.41	0.74	1.23	0.60
Allowances for credit losses (ACL) as % of:
Non-performing loans and leases	476	444	263	167	282
Non-performing assets	280	384	246	162	251
Accruing loans and leases past due 90 days or more(1)	$54,283	$55,913	$61,526	$76,013	$66,665
Accruing loans and leases past due 90 days or more as a percent of total loans and leases	0.23%	0.27%	0.33%	0.41%	0.38%

(1)	As of September 30, 2004, the Company adopted a policy, consistent with its policy for residential mortgage loans, of placing home equity loans and lines on non-accrual status when they become greater than 180 days past due.

(2)	At December 31, 2004, other real estate owned included $35.7 million of properties that relate to the work-out of $5.9 million of mezzanine loans. These properties are subject to $29.8 million of non-recourse debt to another financial institution. Both properties are in contract for sale in the first half of 2005.

Total NPAs were $108.6 million at December 31, 2004, up $21.2 million, or 24%, from $87.4 million at December 31, 2003, but down 21% from $136.7 million at the end of 2002. Expressed as a percent of total loans and leases and other real estate, the year-end positions for 2004, 2003, and 2002 were 0.46%, 0.41%, and 0.74%, respectively. (See Table 12.)

Table 13 — Non-Performing Asset Activity

	Year Ended December 31,

(in thousands of dollars)	2004	2003	2002	2001	2000

Non-performing assets, beginning of period	$87,386	$136,723	$227,493	$105,397	$98,241
New non-performing assets(1)(2)	137,359	222,043	260,229	329,882	112,319
Returns to accruing status	(3,795)	(16,632)	(17,124)	(2,767)	(5,914)
Loan and lease losses	(37,337)	(109,905)	(152,616)	(67,491)	(18,052)
Payments	(43,319)	(83,886)	(136,774)	(106,889)	(67,431)
Sales	(31,726)	(60,957)	(44,485)	(30,639)	(13,766)

Non-performing assets, end of period	$108,568	$87,386	$136,723	$227,493	$105,397

(1)	As of September 30, 2004, the Company adopted a policy, consistent with its policy for residential mortgage loans, of placing home equity loans and lines on nonaccrual status when they become greater than 180 days past due.

(2)	At December 31, 2004, other real estate owned included $35.7 million of properties that relate to the work-out of $5.9 million of mezzanine loans. These properties are subject to $29.8 million of non-recourse debt to another financial institution. Both properties are in contract for sale in the first half of 2005.

All of the increase from the end of 2003 related to the workout of a troubled mezzanine financing relationship. During the 2004 fourth quarter, OREO reflected a $35.7 million increase for properties related to the workout of $5.9 million of non-performing mezzanine loans to a real estate partnership as the Company took ownership of the partnership, which required consolidation of the partnership’s assets and liabilities including these properties. These properties are subject to $29.8 million of non-recourse debt to another financial institution, and are in contract for sale early in 2005 at their current book value.

The decline in 2003 from the end of 2002, reflected success at aggressively exiting troubled and lower credit quality C&I and CRE credits.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Allowances for Credit Losses

(This section should be read in conjunction with Significant Factors 1, 4 and 8.)

The Company maintains two reserves, both of which are available to absorb probable credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total allowances for credit losses (ACL). The Credit Administration group is responsible for developing the methodology and determining the adequacy of the ALLL and AULC.

The ALLL represents the estimate of probable losses inherent in the loan portfolio at the balance sheet date. Additions to the ALLL result from recording provision expense for loan losses, while reductions reflect charge-offs, recoveries, or the sale of loans.

PROCESS TO DETERMINE THE ADEQUACY OF THE ALLL

Management has an established process to determine the adequacy of the ALLL that relies on a number of analytical tools and benchmarks. No single statistic or measurement, in itself, determines the adequacy of the allowance. For determination purposes, the allowance is comprised of three components: the transaction reserve, specific reserve, and the economic reserve.

    Transaction Reserve

The transaction reserve component represents an estimate of loss based on characteristics of each commercial and consumer loan or lease in the portfolio. Each loan and lease is assigned a probability-of-default and a loss-in-event-of-default factor that are used to calculate the transaction reserve.

For middle market commercial and industrial, middle market commercial real estate, and small business loans, the calculation involves the use of a standardized loan grading system that is applied on an individual loan level and updated on a continuous basis. The reserve factors applied to these portfolios were developed based on internal credit migration models that track historical movements of loans between loan ratings over time and a combination of long-term average loss experience of the Company’s own portfolio and external industry data.

In the case of more homogeneous portfolios, such as consumer loans and leases, and residential mortgage loans, the determination of the transaction component is conducted at an aggregate, or pooled, level. For such portfolios, the development of the reserve factors includes the use of forecasting models to measure inherent loss in these portfolios.

Models and analyses are updated frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in the loss mitigation or credit origination strategies. Adjustments to the reserve factors are made as needed based on observed results of the portfolio analytics.

    Specific Reserve

The specific reserve component is associated only with the middle market commercial and industrial, middle market commercial real estate, and small business segments and is the result of credit-by-credit reserve decisions for individual loans when it is determined that the calculated transaction reserve component is insufficient to cover the estimated losses. Individual non-performing and substandard loans over $250,000 are analyzed for impairment and possible assignment of a specific reserve. The impairment tests are done in accordance with applicable accounting standards and regulations.

    Economic Reserve

Changes in the economic environment are a significant judgmental factor management considers in determining the appropriate level of the ACL. The economic reserve incorporates Management’s determination of the impact of risks associated with the general economic environment on the portfolio. The economic reserve is designed to address economic uncertainties and is determined based on a variety of economic factors that are correlated to the historical performance of the loan portfolio. Because of this more quantitative approach to recognizing risks in the general economy, the economic reserve may fluctuate from period-to-period.

In an effort to be as quantitative as possible in the ALLL calculation, Management developed a revised methodology for calculating the economic reserve portion of the ALLL for implementation in 2004. The revised methodology is specifically tied to economic indices that have a high correlation to the Company’s historic charge-off variability. The indices currently in the model consist of the U.S. Index of Leading Economic Indicators, U.S. Profits Index, U.S. Unemployment Index, and the University of Michigan Current Consumer Confidence Index. Beginning in 2004, the calculated economic reserve was determined based upon the variability of credit losses over a credit cycle. The indices and time frame may be adjusted as actual portfolio performance changes over time. Management has the capability to judgmentally adjust the calculated economic reserve amount by a

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

maximum of +/- 20% to reflect, among other factors, differences in local versus national economic conditions. This adjustment capability is deemed necessary given the newness of the model and the continuing uncertainty of forecasting economic environment changes.

This change in methodology allows for a more meaningful discussion of Management’s view of the current economic conditions and the potential impact on the Company’s credit losses. The continued use of quantitative methodologies for the transaction reserve and the introduction of the quantitative methodology for the economic component may have the impact of more period-to-period fluctuation in the absolute and relative level of the reserve than exhibited in prior-period results.

PROCESS TO DETERMINE THE ADEQUACY OF THE AULC

The AULC is determined by applying the transaction reserve process to the unfunded portion of the portfolio adjusted by an applicable funding percentage.

Table 14 — Allocation of Allowances for Credit Losses(1)

	At December 31,

(in thousands of dollars)	2004		2003		2002		2001		2000

Commercial:
Middle market commercial and industrial	$87,485	19.8%	$103,237	21.0%	$106,998	25.6%	$131,489	26.6%	$63,962	28.5%
Middle market commercial real estate	54,927	14.9	63,294	15.1	35,658	15.5	43,574	14.8	33,094	14.1
Small business commercial and industrial and commercial real estate	32,009	9.0	30,455	8.9	26,914	9.1	31,582	14.1	36,246	14.7

Total commercial	174,421	43.7	196,986	45.0	169,570	50.2	206,645	55.5	133,302	57.3

Consumer:
Automobile loans and leases	41,273	18.6	58,375	23.2	51,621	21.1	38,799	16.0	28,877	14.9
Home equity	29,275	19.3	25,995	17.7	16,878	16.9	24,054	19.0	19,246	11.9
Residential mortgage	18,995	16.3	11,124	12.0	8,566	9.4	6,013	6.1	4,421	6.0
Other loans	7,247	2.1	7,252	2.1	8,085	2.4	19,757	3.4	22,516	9.9

Total consumer	96,790	56.3	102,746	55.0	85,150	49.8	88,623	44.5	75,060	42.7

Total unallocated(2)	—	—	—	—	45,783	—	50,134	—	38,396	—

Total allowance for loan and lease losses	$271,211	100.0%	$299,732	100.0%	$300,503	100.0%	$345,402	100.0%	$246,758	100.0%

Allowance for unfunded loan commitments and letters of credit	33,187		35,522		36,145		23,930		18,171

Total allowances for credit losses	$304,398		$335,254		$336,648		$369,332		$264,929

(1)	Percentages represent the percentage of each loan and lease category to total loans and leases.

(2)	Prior to 2003, the Company maintained an unallocated component of its ALLL. The unallocated component was eliminated in 2003 with the adoption of the more granular risk rating system with most of the prior unallocated reserve absorbed into the transaction reserve.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 15 — Summary of Allowances for Credit Losses and Related Statistics

	Year Ended December 31,

(in thousands of dollars)	2004	2003	2002	2001	2000

Balance, beginning of year	$299,732	$300,503	$345,402	$246,758	$255,642
Loan and lease losses
Commercial
Middle market commercial and industrial	(21,095)	(86,217)	(112,430)	(48,788)	(9,609)
Middle market real estate:
Construction	(2,477)	(3,092)	(4,343)	(824)	(218)
Commercial	(5,650)	(6,763)	(13,383)	(1,959)	(740)

Total middle market commercial real estate	(8,127)	(9,855)	(17,726)	(2,783)	(958)

Small business commercial and industrial and commercial real estate	(10,270)	(16,311)	(18,587)	(18,693)	(9,206)

Total commercial	(39,492)	(112,383)	(148,743)	(70,264)	(19,773)

Consumer
Automobile loans and leases	(57,025)	(63,522)	(59,010)	(71,638)	(47,687)
Home equity(1)	(17,514)	(14,166)	(13,395)	(13,201)	(4,021)
Residential mortgage	(1,975)	(915)	(888)	(879)	(1,140)
Other consumer loans(1)	(10,109)	(10,548)	(12,316)	(18,558)	(13,204)

Total consumer	(86,623)	(89,151)	(85,609)	(104,276)	(66,052)

Total loan and lease losses	(126,115)	(201,534)	(234,352)	(174,540)	(85,825)

Recoveries of loan and lease losses
Commercial
Middle market commercial and industrial	19,175	10,414	7,727	3,450	2,650
Middle market real estate:
Construction	12	164	127	35	219
Commercial	144	1,744	1,415	539	104

Total middle market commercial real estate	156	1,908	1,542	574	323

Small business commercial and industrial and commercial real estate	4,704	4,686	4,071	2,943	1,661

Total commercial	24,035	17,008	13,340	6,967	4,634

Consumer
Automobile loans and leases	17,614	17,528	18,464	16,567	15,407
Home equity(1)	2,440	2,052	1,555	1,743	142
Residential mortgage	215	83	16	94	133
Other consumer loans(1)	3,276	3,054	4,065	2,900	3,862

Total consumer	23,545	22,717	24,100	21,304	19,544

Total recoveries	47,580	39,725	37,440	28,271	24,178

Net loan and lease losses	(78,535)	(161,809)	(196,912)	(146,269)	(61,647)

Provision for credit losses	55,062	163,993	194,426	257,326	61,464
Net change in allowance for unfunded loan commitments and letters of credit	2,335	623	(12,215)	(5,759)	118
Allowance of assets sold and securitized(2)	(7,383)	(3,578)	(30,198)	(6,654)	(8,819)

Allowance for loan and lease losses, end of period	$271,211	$299,732	$300,503	$345,402	$246,758

Allowance for unfunded loan commitments and letters of credit, beginning of period	$35,522	$36,145	$23,930	$18,171	$18,289
Net change	(2,335)	(623)	12,215	5,759	(118)

Allowance for unfunded loan commitments and letters of credit, end of period	$33,187	$35,522	$36,145	$23,930	$18,171

Balance, end of year	$304,398	$335,254	$336,648	$369,332	$264,929

Net loan and lease losses as a % of average total loans and leases	0.35%	0.81%	1.13%	0.81%	0.35%
Allowances for credit losses as a % of total period end loans and leases	1.29	1.59	1.81	2.00	1.50

(1)	Effective December 31, 2004, unsecured personal credit line charge-offs were reclassified from “home equity loans” to “other loans” in all periods presented.

(2)	2003 reflects a $10.3 million addition related to adoption of FIN 46.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Prior to the first quarter of 2004, the ALLL included an AULC component. To reflect the nature of this reserve and consistent with better disclosure, in the 2004 first quarter the AULC was reclassified as a separate liability on the balance sheet. This reclassification had no impact on net income, shareholders’ equity, or the amount of total credit reserves.

The table below presents the components of the ACL expressed as a percent of total period end loans and leases as of December 31, 2004 and December 31, 2003:

	At December 31,

	2004	2003

Transaction reserve	0.78%	0.88%
Specific reserve	0.05	0.14
Economic reserve	0.32	0.40

Total ALLL	1.15	1.42
Total AULC	0.14	0.17

Total ACL	1.29%	1.59%

Net Charge-offs

Total net charge-offs as a percent of average total loans and leases were 0.35% in 2004, down from 0.81% in 2003, and 1.13% in 2002. (See Table 16.) The decline from 2003 primarily reflected lower C&I and small business net charge-offs.

Total consumer net charge-offs represented 0.51% of such loans in 2004, down from 0.63% in 2003, and 0.76% in 2002. The primary driver of this improvement was the origination of higher quality automobile loans and leases over this period, as well as the increased significance of residential mortgages in the consumer loan portfolio mix. Total net charge-offs as a percent of average total loans and leases were 0.81% in 2003, down from 1.13% in 2002. The decline from 2002 primarily reflected lower C&I and CRE net charge-offs, both of which were impacted by significant NPA sales in the 2003 and 2002 fourth quarters.

The company has established the following long-term net charge-off ratio targets for certain portfolio segments, and for the total portfolio, assuming a comparable portfolio mix, as well as a stable economic environment:

Long-term Targets(1)

Middle market C&I	0.20% - 0.30%
Middle market CRE	0.15% - 0.25%
Small business	0.40% - 0.50%
Automobile loans	0.75% - 0.85%
Automobile direct finance leases	0.50% - 0.60%
Home equity loans and lines	0.30% - 0.40%
Residential loans	0.10% +/-
Total loans and leases	0.35% - 0.45%

(1)	Assumes loan and lease portfolio mix comparable to December 31, 2004, and stable economic environment.

Investment Portfolio

Investment decisions that incorporate credit risk require the approval of the independent credit administration function. The degree of initial due diligence and subsequent review is a function of the type, size, and collateral of the investment. Performance is monitored on a regular basis, and reported to the Market Risk Committee (MRC) and the executive credit risk committee.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 16 — Net Loan and Lease Charge-offs

	At December 31,

(in thousands of dollars)	2004	2003	2002	2001	2000

Net charge-offs by loan and lease type
Commercial:
Middle market commercial and industrial	$1,920	$75,803	$104,703	$45,338	$6,959
Middle market real estate:
Construction	2,465	2,928	4,216	789	(1)
Commercial	5,506	5,019	11,968	1,420	636

Total middle market commercial real estate	7,971	7,947	16,184	2,209	635

Small business commercial and industrial and commercial real estate	5,566	11,625	14,516	15,750	7,545

Total commercial	15,457	95,375	135,403	63,297	15,139

Consumer:
Automobile loans	28,574	40,266	39,115	N.M.	N.M.
Automobile leases	10,837	5,728	1,431	N.M.	N.M.

Automobile loans and leases	39,411	45,994	40,546	55,071	32,280

Home equity(3)	15,074	12,114	11,840	11,458	3,879
Residential mortgage	1,760	832	872	785	1,007
Other loans(3)	6,833	7,494	8,251	15,658	9,342

Total consumer	63,078	66,434	61,509	82,972	46,508

Total net charge-offs	$78,535	$161,809	$196,912	$146,269	$61,647

Net charge-offs as a % of average loans and leases
Commercial:
Middle market commercial and industrial	0.04%	1.64%	2.18%	0.89%	0.14%
Middle market real estate:
Construction	0.17	0.24	0.37	0.08	—
Commercial	0.29	0.28	0.72	0.09	0.05

Total middle market commercial real estate	0.24	0.26	0.57	0.09	0.03

Small business commercial and industrial and commercial real estate	0.28	0.65	0.88	0.61	0.30

Total commercial	0.16	1.01	1.46	0.62	0.15

Consumer:
Automobile loans	1.25	1.24	1.43	N.M.	N.M.
Automobile leases	0.49	0.40	0.32	N.M.	N.M.

Automobile loans and leases	0.88	0.98	1.27	1.94	1.03

Home equity(1)(3)	0.36	0.35	0.39	0.34	0.13
Residential mortgage(2)	0.05	0.04	0.06	0.07	0.07
Other loans(3)	1.52	1.72	1.72	2.39	1.56

Total consumer	0.51	0.63	0.76	1.05	0.58

Net charge-offs as a % of average loans	0.35%	0.81%	1.13%	0.81%	0.35%

N.M., not a meaningful value.

(1)	Home equity includes personal lines of credit and other consumer loans secured by first or junior mortgages on residential property originated and underwritten through the Company’s retail banking channel. Reclassification of prior period balances has been made to conform to this presentation, resulting in an increase to previously reported home equity loans and a decrease to previously reported residential mortgage loans.

(2)	Residential mortgage includes loans secured by first mortgages on residential property originated and underwritten through the Company’s mortgage banking channel. Reclassification of prior period balances has been made to conform to this presentation, resulting in an increase to previously reported home equity loans and a decrease to previously reported residential mortgage loans.

(3)	Effective December 31, 2004, unsecured personal credit line charge-offs were reclassified from “home equity loans” to “other loans” in all periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Market Risk

Market risk represents the risk of loss due to changes in the market value of assets and liabilities. The Company incurs market risk in the normal course of business. Market risk arises when the Company extends fixed-rate loans, purchases fixed-rate securities, originates fixed-rate CDs, obtains funding through fixed-rate borrowings, and leases automobiles and equipment based on expected lease residual values. The Company has identified three primary sources of market risk: interest rate risk, lease residual risk and price risk.

Interest Rate Risk

Interest rate risk is the primary market risk incurred by the Company. It results from timing differences in the repricing and maturity of assets and liabilities and changes in relationships between market interest rates and the yields on assets and rates on liabilities, including the impact of embedded options.

Management seeks to minimize the impact of changing interest rates on net interest income and the fair value of assets and liabilities. The board of directors establishes broad policies regarding interest rate and market risk, liquidity risk, counter-party credit risk, and settlement risk. The MRC establishes specific operating limits within the parameters of the board of directors’ policies.

Interest rate risk management is a dynamic process that encompasses monitoring loan and deposit flows, investment and funding activities, and assessing the impact of the changing market and business environment. Effective management of interest rate risk begins with understanding the interest rate characteristics of assets and liabilities and determining the appropriate interest rate risk posture given market expectations and policy objectives and constraints. MRC regularly monitors position concentrations and the level of interest rate sensitivity to ensure compliance with board of directors approved risk tolerances.

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

The simulations for evaluating short-term interest rate risk exposure are scenarios that model gradual 100 and 200 basis point increasing and decreasing parallel shifts in interest rates over the next 12-month period beyond the interest rate change implied by the current yield curve. The table below shows the results of the scenarios as of December 31, 2004, and December 31, 2003. All of the positions were well within the board of directors’ policy limits.

	Net Interest Income at Risk (%)

Basis point change scenario	-200	-100	+100	+200

Board Policy Limits	-4.0%	-2.0%	-2.0%	-4.0%

December 31, 2004	-1.2%	-0.5%	+0.2%	+0.2%
December 31, 2003	N.M.	-0.3%	-0.2%	-0.5%

N.M., not a meaningful value.

The primary simulations for EVE risk assume an immediate and parallel increase in rates of +/- 100 and +/- 200 basis points beyond any interest rate change implied by the current yield curve. The table below outlines the results compared to the previous quarter and policy limits.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

	Economic Value of Equity at Risk (%)

Basis point change scenario	-200	-100	+100	+200

Board Policy Limits	-12.0%	-5.0%	-5.0%	-12.0%

December 31, 2004	-3.0%	-0.5%	-1.5%	-4.0%
December 31, 2003	N.M.	+1.8%	-3.5%	-7.9%

N.M., not a meaningful value.

Lease Residual Risk

(This section should be read in conjunction with Significant Factor 1 and the Operating Lease Assets section.)

Lease residual risk associated with retail automobile and commercial equipment leases is the potential for declines in the fair market value of the vehicle or equipment below the maturity value estimated at origination. Most of Huntington’s lease residual risk is in its automobile leases. Used car values are the primary factor in determining the magnitude of the risk exposure. Since used car values are subject to many factors, lease residual risk has been extremely volatile throughout the history of automobile leasing. Management mitigates lease residual risk by purchasing residual value insurance. Residual value insurance provides for the recovery of a decline in the vehicle residual value as specified by the Automotive Lease Guide (ALG), an authoritative industry source, at the inception of the lease. As a result, the risk associated with market driven declines in used car values is mitigated. Currently, three distinct residual value insurance policies are in place to address the residual risk in the portfolio. Two residual value insurance policies cover all vehicles leased prior to May 2002, and have associated total payment caps of $120 million and $50 million, respectively. During the 2004 third quarter, the $120 million cap was exceeded on the first policy, and it is Management’s assessment that the $50 million cap remains sufficient to cover any expected losses. A third residual insurance policy covers all originations from May 2002 through April 2005. This policy does not have a cap and Huntington is actively engaged in negotiations to extend this policy.

Price Risk

Price risk represents the risk of loss from adverse movements in the non-interest related price of financing instruments that are carried at fair value. Price risk is incurred in the trading securities held by broker-dealer subsidiaries, in the foreign exchange positions that the Bank holds to accommodate its customers, in investments in private equity limited partnerships accounted for at fair value, and in the marketable equity securities available for sale held by insurance subsidiaries. To manage price risk, Management establishes limits as to the amount of trading securities that can be purchased, the foreign exchange exposure that can be maintained, and the amount of marketable equity securities that can be held by the insurance subsidiary.

Liquidity Risk

The objective of effective liquidity management is to ensure that cash flow needs can be met on a timely basis at a reasonable cost under both normal operating conditions and unforeseen circumstances. The liquidity of the Bank is used to originate loans and leases and to repay deposit and other liabilities as they become due or are demanded by customers. Liquidity risk arises from the possibility that funds may not be available to satisfy current or future commitments based on external macro market issues, asset and liability activities, investor perception of financial strength, and events unrelated to the Company such as war, terrorism, or financial institution market specific issues.

Liquidity policies and limits are established by the board of directors, with operating limits set by MRC, based upon analyses of the ratio of loans to deposits and the percentage of assets funded with non-core or wholesale funding. In addition, guidelines are established to ensure diversification of wholesale funding by type, source, and maturity and provide sufficient balance sheet liquidity to cover 100% of wholesale funds maturing within a six-month time period. A contingency funding plan is in place, which includes forecasted sources and uses of funds under various scenarios in order to prepare for unexpected liquidity shortages, including the implications of any rating changes. MRC meets monthly to identify and monitor liquidity issues, provide policy guidance, and oversee adherence to, and the maintenance of, an evolving contingency funding plan.

Credit ratings by the three major credit rating agencies are an important component of the Company’s liquidity profile. Among other factors, the credit ratings are based on financial strength, credit quality and concentrations in the loan portfolio, the level and volatility of earnings, capital adequacy, the quality of management, the liquidity of the balance sheet, the availability of a significant base of core retail and commercial deposits, and the Company’s ability to access a broad array of wholesale funding sources. Adverse changes in these factors could result in a negative change in credit ratings and impact not only the ability to raise funds in the capital markets, but also the cost of these funds. In addition, certain financial on- and off-balance sheet arrangements contain credit rating

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

triggers that could increase funding needs if a negative rating change occurs. Letter of credit commitments for marketable securities, interest rate swap collateral agreements, and certain asset securitization transactions contain credit rating provisions.

As a result of the formal SEC investigation and pending banking regulatory supervisory agreements announced on November 3, 2004, the following rating agency actions were taken (1) Moody’s reaffirmed their Negative outlook and placed all the ratings on review for possible downgrade, (2) Standard and Poor’s lowered their outlook from Stable to Negative, and (3) Fitch lowered their outlook from Stable to Negative. As a precautionary measure, Management increased the volume of long-term wholesale borrowings, while reducing overnight Federal Funds borrowings. The cost of short-term borrowings was not materially affected by these actions, although at least one investor has reduced exposure limits as a result of this action by a rating agency.

On February 8, 2005, Moody’s announced the following rating actions:

	From	To

Huntington Bancshares Incorporated
Senior Unsecured Notes	A2	A3
Subordinated Notes	A3	Baa1
Short Term	P-1	P-2
Outlook	Negative	Stable

The Huntington National Bank
Senior Unsecured Notes	A1	A2
Subordinated Notes	A2	A3
Short Term (reaffirmed)	P-1	P-1
Outlook	Negative	Stable

To date, these rating agency actions have had no adverse impact on rating triggers inherent in financial contracts. Management believes that sufficient liquidity exists to meet the funding needs of the Bank and the parent company. Credit ratings as of February 8, 2005, for the parent company and the Bank were:

Table 17 — Credit Rating Agency Ratings

	Senior Unsecured	Subordinated
	Notes	Notes	Short-Term	Outlook

Huntington Bancshares Incorporated
Moody’s Investor Service	A3	Baal	P-2	Stable
Standard and Poor’s	A-	BBB+	A-2	Negative
Fitch Ratings	A	A-	F1	Negative

The Huntington National Bank
Moody’s Investor Service	A2	A3	P-1	Stable
Standard and Poor’s	A	A-	A-1	Negative
Fitch Ratings	A	A-	F1	Negative

Credit ratings by the three major credit rating agencies are an important component of the Company’s liquidity profile. Adverse changes in credit ratings may negatively impact not only the ability to raise funds in the capital markets, but also the cost of these funds. (See the Liquidity Risks section in Part 1 of the 2004 Annual Report on Form 10-K for additional discussion.)

The primary source of funding is core deposits from retail and commercial customers. As of December 31, 2004, these core deposits, of which 94% were provided by the Regional Banking line of business, funded 53% of total assets. The types and sources of deposits by business segment at December 31, 2004, are detailed in Table 18. At December 31, 2004, total core deposits represented 83% of total deposits, down slightly from 84% at the end of the prior year.

Core deposits are comprised of interest-bearing and noninterest-bearing demand deposits, savings deposits, retail certificates of deposit, and other domestic time deposits. Other domestic time deposits are comprised primarily of IRA deposits. Brokered time deposits represent funds obtained by or through a deposit broker. At December 31, 2004, $772 million of brokered deposits were issued in denominations of $100,000 or more and, in turn, participated by the broker to their customers in denominations of

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

$100,000 or less. Foreign time deposits were comprised of time certificates of deposit issued by Huntington’s foreign offices. Foreign deposits are interest-bearing and all mature in one year or less.

The aggregate amount of certificates of deposit and other time deposits outstanding in domestic offices was $6.2 billion in 2004 and $5.7 billion in 2003. The contractual maturity of these deposits at the end of 2004 was as follows: $2.1 billion in 2005, $1.5 billion in 2006, $792 million in 2007, $848 million in 2008, $371 million in 2009, and $560 million thereafter.

Domestic certificates of deposit and other time deposits over $100,000 totaled $3.2 billion at the end of 2004 and $2.6 billion at the end of 2003. The contractual maturity of the deposits at December 31, 2004 was as follows: $600 million in three months or less, $282 million in three months through six months, $304 million after six months through twelve months, and $1,976 million after twelve months.

Demand deposit overdrafts that have been reclassified as loan balances were $12.8 million and $16.6 million at December 31, 2004 and 2003, respectively.

Sources of wholesale funding include Federal Funds purchased, Eurodollar deposits, securities sold under repurchase agreements, brokered and negotiable CDs, Federal Home Loan Bank (FHLB) advances, and medium- and long-term debt. The Company is a member of the FHLB of Cincinnati, which provides funding to its members through advances. These advances carry maturities from one month to 20 years. At December 31, 2004, the Company had $1.3 billion of advances from the FHLB. All FHLB borrowings are collateralized with mortgage-related assets such as residential mortgage loans and home equity loans. To provide further liquidity, the Company has a $6.0 billion domestic bank note program with $3.0 billion available for future issuance under this program as of December 31, 2004. In addition, the Bank shares a $2.0 billion Euronote program with the parent company. This program is subject to annual renewal and had approximately $1.7 billion available as of December 31, 2004. Both programs enable the Company to issue notes with maturities from one month to 30 years. Total wholesale deposits increased by less than 1% in 2004. The $9.4 billion portfolio at December 31, 2004, had a weighted average maturity of three years.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 18 — Deposit Composition

	At December 31,

(in millions of dollars)	2004		2003		2002		2001		2000

By type:
Demand deposits
Non-interest bearing	$3,392	16.3%	$2,987	16.2%	$3,058	17.5%	$3,607	17.9%	$3,402	17.2%
Interest bearing	7,786	37.5	6,411	34.7	5,390	30.8	5,752	28.5	4,695	23.8
Savings deposits	2,977	14.3	2,960	16.0	2,851	16.3	3,466	17.2	3,528	17.9
Retail certificates of deposit	2,467	11.9	2,462	13.3	3,261	18.6	4,970	24.6	5,103	25.8
Other domestic time deposits	526	2.6	631	3.4	695	4.0	896	4.4	933	4.7

Total core deposits	17,148	82.6	15,451	83.6	15,255	87.2	18,691	92.6	17,661	89.4

Domestic time deposits of $100,000 or more	1,082	5.2	789	4.3	732	4.2	1,131	5.6	1,424	7.2
Brokered time deposits and negotiable CDs	2,097	10.1	1,772	9.6	1,093	6.2	140	0.7	256	1.3
Foreign time deposits	441	2.1	475	2.5	419	2.4	225	1.1	408	2.1

Total deposits	20,768	100.0	18,487	100.0	17,499	100.0	20,187	100.0	19,749	100.0

Total core deposits:
Commercial	5,294	30.9	4,255	27.5	3,981	26.1	4,192	22.4	3,808	21.6
Personal	11,854	69.1	11,196	72.5	11,274	73.9	14,499	77.6	13,853	78.4

Total core deposits	$17,148	100.0%	$15,451	100.0%	$15,255	100.0%	$18,691	100.0%	$17,661	100.0%

By business segment:(1)
Regional banking
Central Ohio	$4,700	22.6%	$4,184	22.6%
Northern Ohio	4,069	19.6	3,506	19.0
Southern Ohio / Kentucky	1,746	8.4	1,442	7.8
West Michigan	2,644	12.7	2,457	13.3
East Michigan	2,226	10.7	1,988	10.8
West Virginia	1,375	6.6	1,314	7.1
Indiana	664	3.2	648	3.5

Total regional banking	17,424	83.8	15,539	84.1

Dealer sales	76	0.4	77	0.4
Private financial group	1,173	5.6	1,164	6.3
Treasury/other(2)	2,095	10.2	1,707	9.2

Total deposits	$20,768	100.0%	$18,487	100.0%

N.M., not a meaningful value.

(1)	Prior period amounts have been reclassified to conform to the current period business segment structure.

(2)	Comprised largely of brokered deposits and negotiable CDs.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 19 — Contractual Obligations

	At December 31, 2004

	One Year	1 to	3 to	More than
(in millions of dollars)	or Less	3 Years	5 Years	5 Years	Total

Deposits without a stated maturity	$14,155	$—	$—	$—	$14,155
Certificates of deposit and other time deposits	2,585	2,249	1,219	560	6,613
Other long-term debt	1,500	900	400	1,216	4,016
Federal Home Loan Bank advances	100	900	270	1	1,271
Short-term borrowings	1,207	—	—	—	1,207
Subordinated notes	—	—	—	1,040	1,040
Purchase commitments	116	187	104	78	485
Operating lease obligations	32	60	53	176	321

Federal Funds Purchased and Repurchase Agreements

	At December 31,

(in millions of dollars)	2004	2003	2002

Balance at year end	$1,124	$1,378	$2,459
Weighted average interest rate at year-end	1.31%	0.73%	1.49%
Maximum amount outstanding at month-end during the year	$1,671	$2,439	$2,504
Average amount outstanding during the year	1,356	1,707	2,072
Weighted average interest rate during the year	0.88%	1.22%	1.98%

Other potential sources of liquidity include the sale or maturity of investment securities, the sale or securitization of loans, and the issuance of common and preferred securities.

The relatively short-term nature of the Company’s loans and leases also provides significant liquidity. As shown in Table 20, of the $7.5 billion total C&I and CRE loans at December 31, 2004, approximately 45% matures within one year. In addition, during 2004 and 2003, $1.5 billion and $2.1 billion, respectively, in indirect automobile loans were sold, with such sales representing another source of liquidity.

Table 20 — Maturity Schedule of Selected Loans

	At December 31, 2004

	One Year	One to	After
(in millions of dollars)	or Less	Five Years	Five Years	Total

Commercial and industrial	$2,738	$2,427	$665	$5,830
Commercial real estate — construction	656	913	93	1,662

Total	$3,394	$3,340	$758	$7,492

Variable interest rates	$3,262	$2,736	$651	$6,649
Fixed interest rates	132	604	107	843

Total	$3,394	$3,340	$758	$7,492
Percent	45.3%	44.6%	10.1%	100.0%

At December 31, 2004, the portfolio of investment securities totaled $4.2 billion, of which $2.1 billion was pledged to secure public and trust deposits, interest rate swap agreements, U.S. Treasury demand notes, and securities sold under repurchase agreements. The composition and maturity of these securities are presented in Table 21. Another source of liquidity is non-pledged securities, which decreased to $2.1 billion at December 31, 2004, from $2.3 billion at December 31, 2003.

The Bank also has access to the Federal Reserve’s discount window. At December 31, 2004, a total of $2.1 billion of commercial loans had been pledged to secure potential future borrowings through this facility.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 21 — Investment Securities

	At December 31,

(in thousands of dollars)	2004	2003	2002

U.S. Treasury and Federal Agencies	$1,970,898	$3,285,916	$2,627,684
Other	2,268,047	1,643,144	783,231

Total investment securities	$4,238,945	$4,929,060	$3,410,915

	Amortized
	Cost	Fair Value	Yield(1)

U.S. Treasury
Under 1 year	$—	$—	—%
1-5 years	24,233	24,304	3.55
6-10 years	754	832	5.04
Over 10 years	—	—	—

Total U.S. Treasury	24,987	25,136	3.60

Federal Agencies
Mortgage backed securities
Under 1 year	—	—	—
1-5 years	1,362	1,390	5.34
6-10 years	38,814	38,589	3.94
Over 10 years	945,670	933,538	3.74

Total mortgage-backed	985,846	973,517	3.75

Other agencies
Under 1 year	500	503	5.98
1-5 years	535,502	530,670	3.29
6-10 years	450,952	441,072	3.88
Over 10 years	—	—	—

Total other agencies	986,954	972,245	3.56

Total U.S. Treasury and Federal Agencies	1,997,787	1,970,898	3.66

Municipal securities
Under 1 year	5,997	6,032	9.61
1-5 years	9,990	10,392	8.51
6-10 years	83,102	83,771	5.75
Over 10 years	311,525	316,029	6.78

Total municipal securities	410,614	416,224	6.66

Private Label CMO
Under 1 year	—	—	—
1-5 years	—	—	—
6-10 years	—	—	—
Over 10 years	462,394	458,027	4.59

Total Private Label CMO	462,394	458,027	4.59

Asset backed securities
Under 1 year	—	—	—
1-5 years	30,000	30,000	3.25
6-10 years	8,084	8,155	4.85
Over 10 years	1,160,212	1,161,827	3.85

Total asset backed securities	1,198,296	1,199,982	3.84

Other
Under 1 year	2,100	2,118	5.51
1-5 years	9,102	9,384	4.93
6-10 years	2,913	2,980	4.87
Over 10 years	169,872	173,131	4.58
Retained interest in securitizations	—	—	—
Marketable equity securities	5,526	6,201	0.85

Total other	189,513	193,814	4.42

Total investment securities	$4,258,604	$4,238,945	4.13%

(1)	Weighted average yields were calculated using amortized cost and on a fully tax equivalent basis assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Parent Company Liquidity

The parent company’s funding requirements consist primarily of dividends to shareholders, income taxes, funding of non-bank subsidiaries, repurchases of the Company’s stock, debt service, and operating expenses. The parent company obtains funding to meet its obligations from dividends received from its direct subsidiaries, net taxes collected from its subsidiaries included in the Federal consolidated tax return, fees for services provided to subsidiaries, and the issuance of debt securities.

Management intends to maintain the Bank’s risk-based capital ratios at levels at which the Bank would be considered to be “well capitalized” by its regulators. As a result, the amount of dividends that can be paid to the parent company depends on the Bank’s capital needs. At December 31, 2004, the bank was “well capitalized” according to guidelines established by the Bank’s primary regulator, the OCC. At December 31, 2004, the Bank could declare and pay dividends to the parent company of $25.5 million and still be considered “well capitalized.” The Bank could declare an additional $248.8 million of dividends without regulatory approval at December 31, 2004, although such dividends would take the Bank below “well capitalized” levels.

At December 31, 2004, the parent company had $100 million debt outstanding under its medium-term note program, with $195 million available for future funding needs. As mentioned earlier, the parent company shares a $2.0 billion Euronote program with the Bank. Availability of funding through the Euronote program amounted to $1.7 billion at December 31, 2004.

At December 31, 2004, the parent company had $630 million in cash or cash equivalents. Management believes that the parent company has sufficient liquidity to meet its cash flow obligations in 2005, including its anticipated annual dividend payments, without relying upon the capital markets for financing.

Off-Balance Sheet Arrangements

In the normal course of business, the Company enters into various off-balance sheet arrangements. These arrangements include financial guarantees contained in standby letters of credit issued by the Bank and commitments by the Bank to sell mortgage loans.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. Approximately 47% of standby letters of credit are collateralized and nearly 97% are expected to expire without being drawn upon. There were $945 million and $961 million of outstanding standby letters of credit at December 31, 2004 and 2003, respectively. Non-interest income was recognized from the issuance of these standby letters of credit of $11.3 million and $7.7 million in 2004 and 2003, respectively. The carrying amount of deferred revenue related to standby letters of credit at December 31, 2004, was $4.1 million. Standby letters of credit are included in the determination of the amount of risk-based capital that the Company and the Bank are required to hold.

The Bank enters into forward contracts relating to its mortgage banking business. At December 31, 2004 and 2003, commitments to sell residential real estate loans totaled $311.3 million and $276.9 million, respectively. These contracts mature in less than one year.

The parent company and/or the Bank may also have liabilities under certain contractual agreements contingent upon the occurrence of certain events. A discussion of significant contractual arrangements under which the parent company and/or the Bank may be held contingently liable, including guarantee arrangements, is included in Note 21 of the Notes to Consolidated Financial Statements.

Through its credit process, Management monitors the credit risks of outstanding standby letters of credit. When it is probable that a standby letter of credit will be drawn and not repaid in full, losses are recognized in provision for credit losses. Management does not believe that its off-balance sheet arrangements will have a material impact on its liquidity or capital resources.

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

Shareholders’ equity totaled $2.5 billion at December 31, 2004. This balance represented a $262.6 million increase during 2004. The growth in shareholders’ equity resulted from the retention of net income after dividends to shareholders of $226.2 million, an increase of $47.2 million as a result of stock options exercised, offset slightly by a reduction in accumulated other comprehensive income of $13.6 million. The decline in accumulated other comprehensive income resulted from a decline in the market value of securities available for sale at December 31, 2004, compared with December 31, 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

At December 31, 2004, the Company had unused authority to repurchase up to 7.5 million common shares, though no shares have been repurchased since the 2003 first quarter. This authorization may be used to help mitigate the dilutive earnings impact resulting from the issuance of Incentive Plan shares. All purchases under the current authorization will be made from time-to-time in the open market or through privately negotiated transactions depending on market conditions.

Effective with the dividend declared in the 2004 third quarter, the quarterly common stock dividend was increased 14% to $0.20 per share from $0.175 per share. Total cash dividends declared were $0.75 per share in 2004, up from $0.67 per share in 2003.

Management evaluates several measures of capital, but there are three primary regulatory ratios: Tier 1 Risk-based Capital, Total Risk-based Capital, and Tier 1 Leverage. The Federal Reserve Board, which supervises and regulates the parent, sets minimum capital requirements for each of these regulatory capital ratios. In the calculation of these risk-based capital ratios, risk weightings are assigned to certain asset and off-balance sheet items such as interest rate swaps, loan commitments, and securitizations. Huntington’s Tier 1 Risk-based Capital, Total Risk-based Capital, Tier 1 Leverage ratios and risk-adjusted assets for five years are shown in Table 22 and are well in excess of minimum levels established for “well capitalized” institutions. The Bank is primarily supervised and regulated by the Office of the Comptroller of the Currency, which establishes regulatory capital guidelines for banks similar to those established for bank holding companies by the Federal Reserve Board. At December 31, 2004, the Bank had regulatory capital ratios in excess of “well capitalized” regulatory minimums.

Table 22 — Capital Adequacy

		At December 31,

	“Well
	Capitalized”
(in millions of dollars)	Minimums	2004	2003	2002	2001	2000

Total risk-adjusted assets		$29,542	$28,164	$27,030	$27,736	$26,757
Ratios:
Tier 1 leverage ratio	5.00%	8.42%	7.98%	8.51%	7.16%	6.85%
Tier 1 risk-based capital ratio	6.00	9.08	8.53	8.34	7.02	7.13
Total risk-based capital ratio	10.00	12.48	11.95	11.25	10.07	10.29
Tangible equity ratio / Asset ratio		7.18	6.79	7.22	5.86	5.69
Tangible equity / Risk-weighted assets ratio		7.86	7.31	7.29	5.86	5.90

The Company’s tangible equity ratio at December 31, 2004, was 7.18%, up 39 basis points from the prior year. This improvement in tangible equity was largely due to the retention of earnings in excess of dividends paid to shareholders, offset partially by a $2.0 billion increase in period-end assets. Management has targeted a longer-term tangible common equity to asset ratio of 6.50%-6.75%, given the current portfolio risk profile.

Another measure of capital adequacy favored by one of the rating agencies is tangible common equity to risk-weighted assets. This measurement utilizes risk-weighted assets, as defined in the regulatory capital ratio. The tangible common equity to risk-weighted assets ratio at December 31, 2004, was 7.86%, up from 7.31% at the end of 2003. The ratio was favorably impacted by the addition of lower risk-weighted assets during the year, e.g., residential mortgages, home equity loans, and investment securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

LINES OF BUSINESS DISCUSSION

This section reviews financial performance from a line of business perspective and should be read in conjunction with the Discussion of Results and other sections for a full understanding of consolidated financial performance.

Huntington has three distinct lines of business: Regional Banking, Dealer Sales, and the Private Financial Group (PFG). A fourth segment includes the Company’s Treasury function and other unallocated assets, liabilities, revenue, and expense. Lines of business results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around Huntington’s organizational and management structure and, accordingly, the results below are not necessarily comparable with similar information published by other financial institutions. An overview of this system is provided below, along with a description of each segment and discussion of financial results.

FUNDS TRANSFER PRICING

The Company uses a centralized funds transfer pricing (FTP) methodology to attribute appropriate net interest income to the business segments. The Treasury/ Other business segment charges (credits) an internal cost of funds for assets held in (or pays for funding provided by) each line of business. The FTP rate is based on prevailing market interest rates for comparable duration assets (or liabilities). Deposits of an indeterminate maturity receive an FTP credit based on vintage-based pool rate. Other assets, liabilities, and capital are charged (credited) with a four-year moving average FTP rate. The intent of the FTP methodology is to eliminate all interest rate risk from the lines of business by providing matched duration funding of assets and liabilities. The result is to centralize the financial impact of interest rate and liquidity risk for the Company in Treasury/ Other.

The FTP methodology also provides for a charge (credit) to the line of business when a fixed-rate loan is sold and the internal funding associated with the loan is extinguished. The charge (credit) to the line of business represents the cost (or benefit) to Treasury/ Other of the early extinguishment of the internal fixed-rate funding. This charge (credit) has no impact on consolidated financial results.

ALLOCATION OF THE ALLL

Beginning January 1, 2003, changes were also made in the methodology of allocating the ALLL to loan balances within each business segment. Prior to 2003, the Company maintained an unallocated component of its ALLL. The unallocated component was eliminated in 2003 with the adoption of the more granular risk rating system with most of the prior unallocated reserve absorbed into the transaction reserve. With the adoption of the new risk grading system, Management has determined that an unallocated component is no longer necessary.

Specific loan loss reserve rates were established for each loan type and a related reserve was established in the affected business segment. As a result, the ALLL for each business segment was higher in 2003 versus 2002, with a corresponding decline in the ALLL in the Treasury/ Other business segment.

USE OF OPERATING EARNINGS

Management uses earnings on an operating basis, rather than on a GAAP basis, to measure underlying performance trends for each business segment. Operating earnings represent GAAP earnings adjusted to exclude the impact of certain items discussed in the Significant Factors Influencing Financial Performance Comparisons section and Table 3. (In addition to this discussion and Table 3, see Note 28 of the Notes to Consolidated Financial Statements.) Analyzing earnings on an operating basis is very helpful in assessing underlying performance trends, a critical factor used by Management to determine the success of strategies and future earnings capabilities. In Table 23, operating earnings represents the GAAP results adjusted to exclude the impact of restructuring releases and gains on sales of automobile loans.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 23 — Lines of Business — GAAP Earnings vs. Operating Earnings Reconciliation(1)

(in thousands of dollars)	Regional Banking	Dealer Sales	PFG	Treasury/Other	Total

2004

Net income — GAAP	$229,828	$74,087	$27,452	$67,558	$398,925
Change from prior year — $	$56,952	$11,419	$1,522	$(43,331)	$26,562
Change from prior year — %	32.9%	18.2%	5.9%	(39.1)%	7.1%

Restructuring releases	—	—	—	(748)	(748)
Gain on sale of automobile loans	—	(8,598)	—	(636)	(9,234)

Net income — operating	$229,828	$65,489	$27,452	$66,174	$388,943
Change from prior year — $	$57,029	$5,470	$1,499	$(31,780)	$32,218
Change from prior year — %	33.0%	9.1%	5.8%	(32.4)%	9.0%

2003

Net income — GAAP	$172,876	$62,668	$25,930	$110,889	$372,363
Change from prior year — $	$58,424	$37,963	$3,138	$(50,893)	$48,632
Change from prior year — %	51.0%	N.M. %	13.8%	(31.5)%	15.0%

Restructuring releases	—	—	—	(4,333)	(4,333)
Gain on sale of automobile loans	—	(13,493)	—	(12,532)	(26,025)
Cum. effect of change in accounting	—	10,888	—	2,442	13,330
Gain on sale of branch offices	—	—	—	(8,523)	(8,523)
Long-term debt extinguishment	—	—	—	9,913	9,913

Net income — operating	$172,876	$60,063	$25,930	$97,856	$356,725
Change from prior year — $	$59,694	$36,148	$1,137	$(19,963)	$77,016
Change from prior year — %	52.7%	N.M. %	4.6%	(16.9)%	27.5%

2002

Net income — GAAP	$114,452	$24,705	$22,792	$161,782	$323,731
Restructuring charges	—	—	3,429	28,403	31,832
Loss from Florida operations	(1,270)	(790)	(1,428)	5,013	1,525
Gain on sale of Florida operations	—	—	—	(61,422)	(61,422)
Merchant services gain	—	—	—	(15,957)	(15,957)

Net income — operating	$113,182	$23,915	$24,793	$117,819	$279,709

N.M., not a meaningful value.

(1)	See Significant Factors Influencing Financial Performance section.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Regional Banking

Regional Banking provides products and services to consumer, small business, and commercial customers. These products and services are offered in seven operating regions within the five states of Ohio, Michigan, West Virginia, Indiana, and Kentucky through the Company’s banking network of 334 branches, over 700 ATMs, plus Internet and telephone banking channels. Each region is further divided into Retail and Commercial Banking units. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, business loans, personal and business deposit products, as well as sales of investment and insurance services. Retail products and services comprise 59% and 80%, of total regional banking loans and deposits, respectively. Commercial Banking serves middle market and large commercial banking relationships, which use a variety of banking products and services including, but not limited to, commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities.

2004 versus 2003 Performance

Regional Banking contributed $229.8 million of the Company’s net operating earnings in 2004, up $57.0 million, or 33%, from 2003. This increase primarily reflected an $86.4 million, or 92%, reduction in provision for credit losses.

Revenue increased $26.0 million, or 3%. This reflected a 6% increase in net interest income driven by a 15% increase in average loans and a 6% increase in average deposits, partially offset by a 23 basis point decline in net interest margin to 4.17% from 4.40% a year ago.

The growth in average total loans and leases reflected strong growth in residential mortgages, home equity loans, CRE, and small business loans, partially offset by an 11% decline in average C&I loans. The strong growth in residential mortgage, home equity, CRE, and small business loans reflected a combination of factors. These included an attractive borrowing environment, as interest rates remained near historically low levels, and a more effective sales process, particularly as related to residential mortgage, home equity loan, and small business loan growth. The decline in C&I loans reflected a focus on serving targeted clients, as well as continued weak demand throughout most of 2004, though there was positive growth in the 2004 fourth quarter. (See Significant Factors 2, 3, and 4 and the Balance Sheet section.) Also supporting the growth were improvements in the consumer and small business 90-day cross-sell ratios of 21% and 19%, respectively.

The 6% increase in average total deposits reflected strong growth in average interest-bearing and noninterest-bearing deposits of 18% and 4%, respectively, partially offset by a 7% decline in retail CDs. Supporting the growth in deposits and evidence of improved sales efforts, was a 12,007, or 2%, increase in period-end demand deposit account (DDA) household relationships, the largest increase in recent years, as well as a 4,243, or 9%, increase in small business DDA relationships. The DDA is viewed as the primary banking relationship account as most additional services are cross-sold to customers after first establishing a DDA account.

Loan and deposit growth also reflected continued focus on customer service and delivery channel optimization. During the year, five banking offices were opened while four were closed. The number of on-line banking customers ended the year at over 211,000, a 29% increase, and represented a relatively high 40% penetration of retail banking households.

The 23 basis points, or an effective 5%, decline in the net interest margin to 4.17% reflected several factors, most notably a higher proportion of lower-margin and higher credit quality, consumer residential and home equity loans. In addition, the margin was negatively impacted by a decrease in the amount of mortgage loans that were held for sale as a result of the 31% decline in closed loan volume. Margins on deposits were essentially flat compared to 2003, but increased in the second half of 2004 as interest rates increased.

The decline in the provision for credit losses reflected significantly improved credit quality performance as represented by a 73% decline in net charge-offs and a 7% decline in year-end NPAs.

Non-interest income decreased $10.6 million, or 3%, due to the $21.1 million, or 37%, decline in mortgage banking income. The decline in mortgage banking income was due in large part to a change in reporting methodology for MSR temporary impairment valuations. For 2004, MSR temporary impairments and/or recoveries are reflected in the Treasury/ Other business segment, whereas in 2003 they were reflected in the Regional Banking business segment. Excluding MSR temporary impairment valuation changes between years, mortgage banking income declined $6.1 million from 2003. This was driven by a 31% decline in closed loan volume and a 62% decline in mortgages sold, partially offset by improved earnings on the servicing portfolio. The negative impact from mortgage banking was partially offset by increases in other income, service charges on deposit accounts, and operating lease income. (See the Non-Interest Income section.) The increase in other income primarily reflected higher commercial-based fee income. The increase in operating lease income represented a growing equipment lease portfolio, a portfolio separate and distinct from automobile operating lease assets, which comprised the majority of total operating lease assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Non-interest expense increased $25.0 million, or 4%, virtually all reflecting a 10% increase in personnel costs due to higher medical and pension benefit costs. The efficiency ratio increased slightly to 62% compared with 61% in 2003, primarily due to slower revenue growth.

The return on average assets and return on average equity for Regional Banking, were 1.40% and 22.2%, respectively, up from 1.18% and 17.0% in 2003.

2003 versus 2002 Performance

Regional Banking contributed $172.9 million of the Company’s net operating earnings in 2003, up 53% from $113.2 million in 2002. This increase reflected the benefits of a 9% growth in revenue and 30% reduction in provision for credit losses, partially offset by 4% growth in non-interest expense. Revenue growth reflected a 4% increase in net interest income driven by an 8% increase in average loans and leases and a 4% increase in average deposits.

Net interest income increased 4%, reflecting an 8% increase in average total loans and leases, partially offset by a 24 basis point, or an effective 5%, decline in the net interest margin to 4.40%. The growth in average loans reflected strong growth in home equity loans, residential mortgages, and small business loans, partially offset by an 8% decline in C&I loans. Average total deposits increased 4%, led by strong growth in interest-bearing and noninterest-bearing deposits, partially offset by a decline in average retail CDs. The decline in the net interest margin reflected the impact of the more rapid decline in variable-rate loans than on deposits, which were at historically low levels making it difficult to lower deposit rates commensurate with the decline in market rates.

The provision for credit losses declined 30%, reflecting the 20% decline in net charge-offs and 46% decline in period end NPAs.

Non-interest income increased 20% reflecting significantly higher mortgage banking income, a 13% increase in service charges on deposits, and a 52% increase in brokerage and insurance income.

Non-interest expense increased 4% and included an 8% increase in personnel costs. The increase in personnel costs reflected investments in strengthening Regional Banking’s management team, business banking sales force, and credit administration team, as well as increased performance-based incentive compensation.

With revenue growth of 9% exceeding expense growth of 4%, the efficiency ratio declined to 61% from 64% in 2002.

The return on average assets and return on average equity for Regional Banking, were 1.18% and 17.0%, respectively, up from 0.84% and 12.4% in 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 24 — Regional Banking(1)

		Change From 2003			Change From 2002

	2004	Amount	%	2003	Amount	%	2002

INCOME STATEMENT (in thousands)
Net interest income	$642,140	$36,762	6.1%	$605,378	$21,379	3.7%	$583,999
Provision for credit losses	7,565	(86,439)	(92.0)	94,004	(39,903)	(29.8)	133,907

Net Interest Income After Provision for Credit Losses	634,575	123,201	24.1	511,374	61,282	13.6	450,092

Operating lease income	1,660	1,660	N.M.	—	—	—	—
Service charges on deposit accounts	166,526	3,458	2.1	163,068	18,459	12.8	144,609
Brokerage and insurance income	15,066	(1,110)	(6.9)	16,176	5,514	51.7	10,662
Trust services	1,005	37	3.8	968	(62)	(6.0)	1,030
Mortgage banking	36,312	(21,141)	(36.8)	57,453	25,914	82.2	31,539
Other service charges and fees	41,121	76	0.2	41,045	61	0.1	40,984
Other	45,415	6,438	16.5	38,977	3,775	10.7	35,202

Total Non-Interest Income Before Securities Gains	307,105	(10,582)	(3.3)	317,687	53,661	20.3	264,026
Securities gains	14	14	N.M.	—	—	—	—

Total Non-Interest Income	307,119	(10,568)	(3.3)	317,687	53,661	20.3	264,026

Operating lease expense	1,397	1,397	N.M.	—	—	—	—
Personnel costs	254,746	24,065	10.4	230,681	17,356	8.1	213,325
Other	331,968	(450)	(0.1)	332,418	5,751	1.8	326,667

Total Non-Interest Expense	588,111	25,012	4.4	563,099	23,107	4.3	539,992

Income Before Provision for Income Taxes	353,583	87,621	32.9	265,962	91,836	52.7	174,126
Provision for income taxes (2)	123,755	30,669	32.9	93,086	32,142	52.7	60,944

Net Income — Operating(1)	$229,828	$56,952	32.9%	$172,876	$59,694	52.7%	$113,182

Revenue — Fully Taxable Equivalent (FTE)
Net interest income	$642,140	$36,762	6.1%	$605,378	$21,379	3.7%	$583,999
Tax equivalent adjustment(2)	1,015	(168)	(14.2)	1,183	(442)	(27.2)	1,625

Net interest income (FTE)	643,155	36,594	6.0	606,561	20,937	3.6	585,624
Non-interest income	307,119	(10,568)	(3.3)	317,687	53,661	20.3	264,026

Total Revenue (FTE)	$950,274	$26,026	2.8%	$924,248	$74,598	8.8%	$849,650

Total Revenue Excluding Securities Gains (FTE)	$950,260	$26,012	2.8%	$924,248	$74,598	8.8%	$849,650

SELECTED AVERAGE BALANCES (in millions)
Loans:
Middle market C&I	$3,246	$(382)	(10.5)%	$3,628	$(327)	(8.3)%	$3,955
Middle market CRE
Construction	1,390	211	17.9	1,179	53	4.7	1,126
Commercial	1,611	107	7.1	1,504	62	4.3	1,442
Small business loans	2,003	216	12.1	1,787	293	19.6	1,494

Total Commercial	8,250	152	1.9	8,098	81	1.0	8,017

Consumer
Auto loans — indirect	4	(3)	(42.9)	7	(3)	(30.0)	10
Home equity loans & lines of credit	3,887	703	22.1	3,184	459	16.8	2,725
Residential mortgage	2,694	1,092	68.2	1,602	427	36.3	1,175
Other loans	364	(3)	(0.8)	367	(38)	(9.4)	405

Total Consumer	6,949	1,789	34.7	5,160	845	19.6	4,315

Total Loans & Leases	$15,199	$1,941	14.6%	$13,258	$926	7.5%	$12,332

Operating lease assets	$6	$6	N.M. %	$—	$—	—%	$—
Deposits:
Non-interest bearing deposits	$2,990	$112	3.9%	$2,878	$235	8.9%	$2,643
Interest bearing demand deposits	6,477	994	18.1	5,483	1,046	23.6	4,437
Savings deposits	2,783	34	1.2	2,749	—	—	2,749
Domestic time deposits	3,778	(290)	(7.1)	4,068	(773)	(16.0)	4,841
Foreign time deposits	417	59	16.5	358	113	46.1	245

Total Deposits	$16,445	$909	5.9%	$15,536	$621	4.2%	$14,915

N.M., not a meaningful value.

(1)	Operating basis, see Lines of Business section for definition.

(2)	Calculated assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 24 — Regional Banking(1)

		Change From 2003			Change From 2002

	2004	Amount	%	2003	Amount	%	2002

PERFORMANCE METRICS
Return on average assets	1.40%	0.22%		1.18%	0.34%		0.84%
Return on average equity	22.2	5.2		17.0	4.6		12.4
Net interest margin	4.17	(0.23)		4.40	(0.24)		4.64
Efficiency ratio	61.9	1.0		60.9	(2.7)		63.6

CREDIT QUALITY
Net Charge-offs by Loan Type (in thousands)
Middle market C&I	$8	$(75,064)	(100.0)%	$75,072	$(19,431)	(20.6)%	$94,503
Middle market CRE	3,488	(4,278)	(55.1)	7,766	(8,157)	(51.2	15,923
Small business loans	5,566	(6,057)	(52.1)	11,623	(2,893)	(19.9)	14,516

Total commercial	9,062	(85,399)	(90.4)	94,461	(30,481)	(24.4)	124,942

Consumer
Auto loans	—	—	—	—	—	—	—
Home equity loans & lines of credit	13,819	2,492	22.0	11,327	1,319	13.2	10,008
Residential mortgage	1,527	716	88.3	811	(43)	(5.0)	854
Other loans	5,943	(588)	(9.0)	6,531	884	15.7	5,647

Total consumer	21,289	2,620	14.0	18,669	2,160	13.1	16,509

Total Net Charge-offs	$30,351	$(82,779)	(73.2)%	$113,130	$(28,321)	(20.0)%	$141,451

Net Charge-offs — annualized percentages
Middle market C&I	—%	(2.07)%		2.07%	(0.32)%		2.39%
Middle market CRE	0.12	(0.17)		0.29	(0.33)		0.62
Small business loans	0.28	(0.37)		0.65	(0.32)		0.97

Total commercial	0.11	(1.06)		1.17	(0.39)		1.56

Consumer
Auto loans	—	—		—	—		—
Home equity loans & lines of credit	0.36	—		0.36	(0.01)		0.37
Residential mortgage	0.06	0.01		0.05	(0.02)		0.07
Other loans	1.63	(0.15)		1.78	0.39		1.39

Total consumer	0.31	(0.05)		0.36	(0.02)		0.38

Total Net Charge-offs	0.20%	(0.65)%		0.85%	(0.30)%		1.15%

Non-Performing Assets (NPA) (in millions)
Middle market C&I	$22	$(8)	(26.7)%	$30	$(41)	(57.7)%	$71
Middle market CRE	2	(6)	(75.0)	8	(18)	(69.2)	26
Small business loans	15	1	7.1	14	(5)	(26.3)	19
Residential mortgage	12	4	50.0	8	(1)	(11.1)	9
Home equity	7	7	—	—	—	—	—

Total Non-accrual Loans	58	(2)	(3.3)	60	(65)	(52.0)	125
Renegotiated loans	—	—	N.M.	—	—	—	—

Total Non-performing Loans (NPL)	58	(2)	(3.3)	60	(65)	(52.0)	125
Other real estate, net (OREO)	9	(3)	(25.0)	12	3	33.3	9

Total Non-performing Assets	$67	$(5)	(6.9)%	$72	$(62)	(46.3)%	$134

Accruing loans past due 90 days or more (eop)	$43	$4	10.3%	$39	$(4)	(9.3)%	$43
Allowance for Loan and Lease Losses (ALLL) (eop)	176	14	8.6	162	(1)	(0.6)	163
ALLL as a % of total loans and leases	1.07%	(0.11)%		1.18%	(0.11)%		1.29%
ALLL as a % of NPLs	303.4	33.4		270.0	139.6		130.4
ALLL + OREO as a % of NPAs	276.1	34.4		241.7	113.3		128.4
NPLs as a % of total loans and leases	0.35	(0.09)		0.44	(0.55)		0.99
NPAs as a % of total loans and leases + OREO	0.41	(0.11)		0.52	(0.54)		1.06

N.M., not a meaningful value.

eop — end of period.

(1)	Operating basis, see Lines of Business section for definition.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 24 — Regional Banking(1)

		Change From 2003			Change From 2002

	2004	Amount	%	2003	Amount	%	2002

SUPPLEMENTAL DATA
# employees — full-time equivalent (eop)	4,741	(114)	(2.3)%	4,855	(74)	(1.5)%	4,929

Retail Banking

Average loans (in millions)	$4,654	$820	21.4%	$3,834	$219	6.1%	$3,615
Average deposits (in millions)	$11,043	$(3)	0.0	$11,046	$50	0.5	$10,996
# employees — full-time equivalent (eop)	3,376	(24)	(0.7)	3,400	(105)	(3.0)	3,505
# banking offices (eop)	334	1	0.3	333	(2)	(0.6)	335
# ATMs (eop)	704	9	1.3	695	(191)	(21.6)	886
# DDA households (eop)	502,931	12,007	2.4	490,924	4,011	0.8	486,913
# New relationships 90-day cross-sell (average)	2.37	0.42	21.5	1.95	N/A	N/A	N/A
# on-line customers (eop)	211,392	47,800	29.2	163,592	57,924	54.8	105,668
on-line retail household penetration (eop)	40%	9%		31%	11%		20%

Small Business

Average loans (in millions)	$2,003	$216	12.1%	$1,787	$293	19.6%	$1,494
Average deposits (in millions)	$2,008	$325	19.3	$1,683	$98	6.2	$1,585
# employees — full-time equivalent (eop)	270	7	2.7	263	16	6.5	247
# business DDA relationships (eop)	50,857	4,243	9.1	46,614	297	0.6	46,317
# New relationships 90-day cross-sell (average)	2.21	0.35	18.6	1.86	N/A	N/A	N/A

Commercial Banking

Average loans (in millions)	$6,300	$(32)	(0.5)%	$6,332	$(18)	(0.3)%	$6,350
Average deposits (in millions)	$3,218	$623	24.0	$2,595	$381	17.2	$2,214
# employees — full-time equivalent (eop)	544	(28)	(4.9)	572	(9)	(1.5)	581
# customers (eop)	5,513	(690)	(11.1)	6,203	N/A	N/A	N/A

Mortgage Banking

Average loans (in millions)	$2,242	$937	71.8%	$1,305	$432	49.5%	$873
Average deposits (in millions)	$176	$(36)	(17.0)	$212	$92	76.7	$120
# employees — full-time equivalent (eop)	551	(69)	(11.1)	620	24	4.0	596
Closed loan volume (in millions)	$4,193	$(1,884)	(31.0)	$6,077	$1,976	48.2	$4,101
Portfolio closed loan volume (in millions)	2,559	532	26.2	2,027	214	11.8	1,813
Agency delivery volume (in millions)	1,644	(2,681)	(62.0)	4,325	1,955	82.5	2,370
Total servicing portfolio (in millions)	10,755	1,694	18.7	9,061	3,024	50.1	6,037
Portfolio serviced for others (in millions)	6,861	467	7.3	6,394	2,618	69.3	3,776
Mortgage servicing rights (in millions)	77.1	6.0	8.4	71.1	41.8	N.M.	29.3

N.M., not a meaningful value.

N/ A, not available.

eop — end of period.

(1)	Operating basis, see Lines of Business section for definition.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Dealer Sales

Dealer Sales serves more than 3,500 automotive dealerships within Huntington’s primary banking markets, as well as in Arizona, Florida, Georgia, Pennsylvania, and Tennessee. The segment finances the purchase of automobiles by customers of the automotive dealerships, purchases automobiles from dealers and simultaneously leases the automobiles to consumers under long-term operating or direct finance leases, finances the dealership’s floor plan inventories, real estate, or working capital needs, and provides other banking services to the automotive dealerships and their owners.

The accounting for automobile leases significantly impacts the presentation of Dealer Sales’ financial results. Residual values on leased automobiles, including the accounting for residual value losses, is also an important factor in the overall profitability of auto leases. Automobile leases originated prior to May 2002 are accounted for as operating leases, with leases originated since April 2002 accounted for as direct financing leases. This accounting treatment impacts a number of Dealer Sales’ financial performance results and trends including net interest income, non-interest income, and non-interest expense. (See the Operating Lease Assets section and Significant Factor 1.)

2004 versus 2003 Performance

Dealer Sales contributed $65.5 million of the Company’s net operating earnings in 2004, up 9% from 2003. Earnings improved despite intense competition from the automobile manufacturers’ captive financing businesses including sizable incentives and rebates to new car purchasers combined with very low interest offerings, which resulted in a 42% reduction in automobile loan production and a 20% reduction in automobile direct finance lease productions. Despite the intense competition for automobile financing, Dealer Sales maintained its relative market position in each of its major markets.

Net interest income increased 39%, all due to a higher net interest margin, as average total loans and leases declined slightly. This decline primarily reflected the negative impact of the sale of $1.5 billion of automobile loans, partially offset by the rapid growth in automobile direct finance leases and dealer floor plan C&I growth reflecting the addition of new dealer relationships. (See Significant Factors 1 and 4.)

Provision for credit losses declined 25% reflecting the continued focus on originating high credit quality loans and leases, as well as the 14% decline in total net charge-offs. The increase in the automobile lease net charge-off ratio reflected the fact that this portfolio is maturing. Automobile loan net charges-offs were 1.25%, compared with 1.24% in 2003.

Non-interest income and non-interest expense declined 39% and 33%, respectively, all driven by declines in operating lease income and operating lease expense as that portfolio continued to run-off. (See Significant Factors 1.) Insurance income declined $1.2 million due to lower automobile-related insurance income. Personnel costs increased $2.5 million due to higher benefit costs and less benefit from deferring loan origination costs, reflecting the lower automobile loan and direct financing lease production.

The return on average assets and return on average equity for Dealer Sales, were 1.00% and 16.1%, respectively, up from 0.80% and 13.3% in 2003.

2003 versus 2002 Performance

Dealer Sales contributed $60.1 million of the Company’s net operating earnings in 2003, up from $23.9 million in 2002. Higher bankruptcies and a softer used car market continued to have adverse impacts on the operating performance of this segment. These factors generally stabilized or improved in 2003.

Also, as previously noted, in May 2002 Dealer Sales began booking automobile leases as direct financing leases instead of operating leases. Thus, as the operating lease portfolio runs-off and the direct financing portfolio grows, the various related income and expense categories are impacted accordingly.

Net interest income was $107.2 million for 2003 compared to $5.4 million for 2002. This very significant increase reflected a 45% increase in total loans and leases, as well as a higher net interest margin. The net interest margin was also favorably impacted by the run-off of the operating lease assets due to the fact that all of the funding cost associated with these assets is reflected in interest expense, whereas the income is reflected in non-interest income.

Average automobile loans increased 21% reflecting a 19% increase in originations and the consolidation of $1.0 billion of previously securitized automobile loans related to the adoption of FIN 46, partially offset by loan sales. During 2003, $2.8 billion of automobile loans were originated, up 19% from 2002. This increase occurred in spite of relatively flat industry-wide new and used vehicle sales in 2003 compared with 2002, as Dealer Sales continued to increase market share in nearly all of its markets. This growth in existing markets was augmented by growth in recently entered or expanded markets in Arizona, Tennessee, Georgia, Northern Indiana, as well

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

as Central and Southeast Florida. Partially offsetting these two factors was the $0.5 billion average impact of the sale of $2.1 billion of automobile loans.

Average automobile direct financing leases increased $1.0 billion and reflected $1.3 billion of automobile direct financing lease originations, up 12% from 2002. The very large increase in average direct financing leases from 2002 reflected the fact that this was a young portfolio consisting only of leases originated since April 2002. This growth contrasts with the $0.9 billion reduction in average operating lease assets, a more mature portfolio, consisting of all automobile leases originated prior to May 2002.

Also contributing to the growth in total loans and leases was a 22% increase in average C&I loans, primarily dealer floor plan loans.

The net interest margin was also favorably impacted by the run-off of operating lease assets due to the fact that all of the funding cost associated with these assets is reflected in interest expense, whereas the income is reflected in non-interest income.

The provision for loan and lease losses increased 28% reflecting the growth in loans and direct financing leases and, to a lesser degree, a $5.3 million increase in net charge-offs. Net charge-offs were concentrated in automobile loans and leases. The net charge-off ratio for automobile loans was 1.24% in 2003, down from 1.40% in 2002, and reflected the continued upward trend in the credit quality of loans originated. Charge-off of direct financing leases in 2003 represented 0.40% of average balances outstanding, up slightly from 0.32% the prior year, both relatively low levels reflecting the less seasoned nature of this portfolio. Until the direct financing lease portfolio matures, related net charge-offs are also expected to increase.

Non-interest income decreased 23%, all driven by the decline in operating lease income as that portfolio continued to run-off. Similarly, non-interest expense decreased 21% reflecting the decline in operating lease expense, also due to run-off of the operating lease portfolio. Other non-interest expense declined 6% primarily due to lower residual value insurance costs, while personnel costs increased 9% primarily due to higher benefits costs and production-related salary costs.

The return on average assets and return on average equity for Dealer Sales, were 0.80% and 13.3%, respectively, up from 0.29% and 8.5% in 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 25 — Dealer Sales(1)

		Change From 2003			Change From 2002

	2004	Amount	%	2003	Amount	%	2002

INCOME STATEMENT (in thousands)
Net interest income	$149,251	$42,009	39.2%	$107,242	$101,838	N.M. %	$5,404
Provision for credit losses	44,692	(14,777)	(24.8)	59,469	13,134	28.3	46,335

Net Interest Income After Provision for Credit Losses	104,559	56,786	N.M.	47,773	88,704	N.M.	(40,931)

Operating lease income	285,431	(204,267)	(41.7)	489,698	(167,376)	(25.5)	657,074
Service charges on deposit accounts	819	(17)	(2.0)	836	4	0.5	832
Brokerage and insurance income	2,642	(1,161)	(30.5)	3,803	46	1.2	3,757
Trust services	—	(13)	(100.0)	13	13	N.M.	—
Mortgage banking	—	(3)	(100.0)	3	1	50.0	2
Other service charges and fees	1	1	N.M.	—	(3)	(100.0)	3
Other	31,072	(562)	(1.8)	31,634	5,745	22.2	25,889

Total Non-Interest Income Before Securities Gains	319,965	(206,022)	(39.2)	525,987	(161,570)	(23.5)	687,557
Securities gains	469	469	N.M.	—	—	N.M.	—

Total Non-Interest Income	320,434	(205,553)	(39.1)	525,987	(161,570)	(23.5)	687,557

Operating lease expense	235,081	(158,189)	(40.2)	393,270	(125,700)	(24.2)	518,970
Personnel costs	23,218	2,458	11.8	20,760	1,720	9.0	19,040
Other	65,941	(1,383)	(2.1)	67,324	(4,499)	(6.3)	71,823

Total Non-Interest Expense	324,240	(157,114)	(32.6)	481,354	(128,479)	(21.1)	609,833

Income Before Provision for Income Taxes	100,753	8,347	9.0	92,406	55,613	N.M.	36,793
Provision for income taxes (2)	35,264	2,921	9.0	32,343	19,465	N.M.	12,878

Net Income — Operating(1)	$65,489	$5,426	9.0%	$60,063	$36,148	N.M. %	$23,915

Revenue — Fully Taxable Equivalent (FTE)
Net interest income	$149,251	$42,009	39.2%	$107,242	$101,838	N.M. %	$5,404
Tax equivalent adjustment (2)	—	—	—	—	—	—	—

Net interest income (FTE)	149,251	42,009	39.2	107,242	101,838	N.M.	5,404
Non-interest income	320,434	(205,553)	(39.1)	525,987	(161,570)	(23.5)	687,557

Total Revenue (FTE)	$469,685	$(163,544)	(25.8)%	$633,229	$(59,732)	(8.6)%	$692,961

Total Revenue Excluding Securities Gains (FTE)	$469,216	$(164,013)	(25.9)%	$633,229	$(59,732)	(8.6)%	$692,961

SELECTED AVERAGE BALANCES (in millions)
Loans:
Middle market C&I	$758	$110	17.0%	$648	$117	22.0%	$531
Middle market CRE
Construction	5	(3)	(37.5)	8	6	N.M.	2
Commercial	76	8	11.8	68	24	54.5	44

Total Commercial	839	115	15.9	724	147	25.5	577

Consumer
Auto leases — indirect	2,192	769	54.0	1,423	971	N.M.	452
Auto loans — indirect	2,281	(972)	(29.9)	3,253	561	20.8	2,692
Home equity loans & lines of credit	—	—	—	—	—	—	—
Other loans	77	17	28.3	60	7	13.2	53

Total Consumer	4,550	(186)	(3.9)	4,736	1,539	48.1	3,197

Total Loans & Leases	$5,389	$(71)	(1.3)%	$5,460	$1,686	44.7%	$3,774

Operating lease assets	$891	$(806)	(47.5)%	$1,697	$(905)	(34.8)%	$2,602
Deposits:
Non-interest bearing deposits	$66	$7	11.9%	$59	$10	20.4%	$49
Interest bearing demand deposits	2	—	—	2	1	100.0	1
Foreign time deposits	4	(2)	(33.3)	6	2	50.0	4

Total Deposits	$72	$5	7.5%	$67	$13	24.1%	$54

N.M., not a meaningful value.

(1)	Operating basis, see Lines of Business section for definition.

(2)	Calculated assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 25 — Dealer Sales(1)

		Change From 2003			Change From 2002

	2004	Amount	%	2003	Amount	%	2002

PERFORMANCE METRICS
Return on average assets	1.00%	0.20%		0.80%	0.51%		0.29%
Return on average equity	16.1	2.8		13.3	4.8		8.5
Net interest margin	2.75	0.81		1.94	1.80		0.14
Efficiency ratio	69.1	(6.9)		76.0	(12.0)		88.0

CREDIT QUALITY
Net Charge-offs by Loan Type (in thousands)
Middle market C&I	$(29)	$(16)	N.M. %	$(13)	$(177)	N.M. %	$164
Middle market CRE	—	—	—	—	—	—	—

Total commercial	(29)	(16)	N.M.	(13)	(177)	N.M.	164

Consumer
Auto leases	10,837	5,109	89.2	5,728	4,298	N.M.	1,430
Auto loans	28,574	(11,692)	(29.0)	40,266	2,480	6.6	37,786
Home equity loans & lines of credit	—	(36)	(100.0)	36	36	N.M.	—
Other loans	681	(81)	(10.6)	762	(1,514)	(66.5)	2,276

Total consumer	40,092	(6,700)	(14.3)	46,792	5,300	12.8	41,492

Total Net Charge-offs	$40,063	$(6,716)	(14.4)%	$46,779	$5,123	12.3%	$41,656

Net Charge-offs — annualized percentages
Middle market C&I	—%	—%		—%	(0.03)%		0.03%
Middle market CRE	—	—		—	—		—

Total commercial	—	—		—	(0.03)		0.03

Consumer
Auto leases	0.49	0.09		0.40	0.08		0.32
Auto loans	1.25	0.01		1.24	(0.16)		1.40
Home equity loans & lines of credit	N.M.	N.M.		N.M.	N.M.		N.M.
Other loans	0.88	(0.39)		1.27	(3.02)		4.29

Total consumer	0.88	(0.11)		0.99	(0.31)		1.30

Total Net Charge-offs	0.74%	(0.12)%		0.86%	(0.24)%		1.10%

Non-performing Assets (NPA) (in millions)
Middle market C&I	$—	$—	—%	$—	$(1)	(100.0)%	$1
Middle market CRE	—	—	—	—	—	—	—

Total Non-accrual Loans	—	—	—	—	(1)	(100.0)	1
Renegotiated loans	—	—	—	—	—	—	—

Total Non-performing Loans (NPL)	—	—	—	—	(1)	(100.0)	1
Other real estate, net (OREO)	—	—	—	—	—	—	—

Total Non-performing Assets	$—	$—	—%	$—	$(1)	(100.0)%	$1

Accruing loans past due 90 days or more	$7	$(7)	(50.0)%	$14	$—	—	$14
Allowance for Loan and Lease Losses (ALLL) (eop)	37	(14)	(27.5)	51	21	70.0	30
ALLL as a % of total loans and leases	0.69%	(0.19)%		0.88%	0.24%		0.64%
ALLL as a % of NPLs	N.M.	N.M.		N.M.	N.M.		N.M.
ALLL + OREO as a % of NPAs	N.M.	N.M.		N.M.	N.M.		N.M.
NPLs as a % of total loans and leases	—	—		—	(0.02)		0.02
NPAs as a % of total loans and leases + OREO	—	—		—	(0.02)		0.02

N.M., not a meaningful value.

eop — end of period.

(1)	Operating basis, see Lines of Business section for definition.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 25 — Dealer Sales(1)

		Change From 2003			Change From 2002

	2004	Amount	%	2003	Amount	%	2002

SUPPLEMENTAL DATA
# employees — full-time equivalent (eop)	406	(42)	(9.4)%	448	(10)	(2.2)%	458
Automobile loans
Production (in millions)	$1,586.9	$(1,170)	(42.4)%	$2,757.0	$449	19.4%	$2,308.4
% Production new vehicles	49.5%	(8.7)%		58.2%	4.6%		53.6%
Average term (in months)	65.0	0.8		64.2	1.3		62.9
Automobile leases
Production (in millions)	$1,060.2	$(260)	(19.7)%	$1,319.9	$140	11.9%	$1,179.6
% Production new vehicles	99.2%	1.9%		97.3%	6.8%		90.5%
Average term (in months)	54.0	1.3		52.7	(2.6)		55.3
Average residual %	42.4%	(0.7)%		43.1%	3.4%		39.7%

eop — end of period.

(1)	Operating basis, see Lines of Business section for definition.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Private Financial Group (PFG)

The Private Financial Group (PFG) provides products and services designed to meet the needs of the Company’s higher net worth customers. Revenue is derived through trust, asset management, investment advisory, brokerage, insurance, and private banking products and services. As of December 31, 2004, the trust division provides fiduciary services to more than 11,000 accounts with assets totaling $42.8 billion, with $9.8 billion managed by PFG, including approximately $600 million in assets managed by Haberer Registered Investment Advisor, which provides investment management services to nearly 400 customers.

PFG also provides investment management and custodial services to the Company’s 29 proprietary mutual funds, including ten variable annuity funds, which represented more than $3 billion in total assets under management at December 31, 2004. The Huntington Investment Company offers brokerage and investment advisory services to both Regional Banking and PFG customers through more than 100 licensed investment sales representatives and nearly 700 licensed personal bankers. PFG’s insurance entities provide a complete array of insurance products including individual life insurance products ranging from basic term life insurance, to estate planning, group life and health insurance, property and casualty insurance, mortgage title insurance, and reinsurance for payment protection products. Income and related expenses from the sale of brokerage and insurance products is shared with the line of business that generated the sale or provided the customer referral, most notably Regional Banking.

2004 versus 2003 Performance

PFG contributed $27.5 million to the Company’s net operating earnings for 2004, up 6% from 2003. The increase reflected the benefits of a 6% increase in revenue and 52% reduction in the provision for credit losses, partially offset by an 8% increase in non-interest expense.

Net interest income increased $4.7 million, or 11%, reflecting 16% growth in average loan balances and 6% growth in average total deposits. Loan growth was primarily driven by growth in residential mortgages and home equity loans of 22% and 17%, respectively. Average C&I loans increased 11%. The deposit growth reflected growth in interest-bearing and noninterest-bearing deposits aided by promotional rate offerings and a redirection of sweep account balances from money market mutual fund accounts. The net interest margin declined to 3.21% mainly due the fact that loan growth significantly exceeded deposit growth, as well as reflecting the lower margins on personal credit lines as customer rate adjustments lagged prime rate increases.

Provision for credit losses decreased $2.5 million in 2004 despite an increase in net charge-offs as many of the current year’s net charge-offs resulted in an offsetting release of reserves established in 2003. Credit quality remained strong with total NPAs representing only 0.40% of total outstanding loans at year-end 2004.

Non-interest income, net of fees shared with other business units, increased $3.7 million, or 3%, due to higher trust income. Trust income increased 9%, with double-digit growth in personal trust, institutional trust, and Huntington Funds revenue. Total trust assets were $42.8 billion at December 31, 2004, up 14% from a year earlier, reflecting strong new business development. Institutional trust revenue related to 401(k) plan sales also increased. Revenue earned from services provided to Huntington’s proprietary mutual funds also increased significantly as total fund assets increased 7%.

Non-interest expense increased 8% primarily due to the 12% increase in personnel costs. The higher personnel costs reflected an increase in the number of private banking relationship managers, new trust sales executives to strengthen the PFG presence in the Florida markets, higher trust and investment management sales commissions from increased new business development, and higher benefit costs. In addition, other expenses increased by $1.2 million due mostly to an increase in allocated corporate overhead and product support expenses.

PFG ended the year with $9.8 billion of assets under management, up 10%, including $5.3 billion of personal trust assets, up 8%, and $3.1 billion in Huntington mutual funds, up 7%. During 2004, eight of the nine Huntington’s equity funds produced double-digit returns and each taxable or tax-free bond fund produced positive returns. Mutual fund and annuity sales expressed as a percent of the Company’s retail deposits were 5.3% in 2004, down from 6.2% in 2003, reflecting a combination of factors including lower annuity returns, negative impact of various mutual fund industry problems, and increased emphasis in Regional Banking on growing deposits.

The return on average assets and return on average equity for PFG, were 1.79% and 23.1%, respectively, down from 1.94% and 24.5% in 2003.

2003 versus 2002 Performance

PFG contributed $25.9 million of the Company’s net operating earnings in 2003, up 5% from $24.8 million in 2002.

Net interest income increased 17% from the prior year as average loan balances increased 33% and average deposit balances increased 24%.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Provision expense increased 38% from the prior year primarily due to provision expense related to loan growth and, to a lesser degree, higher net charge-offs.

Non-interest income, net of fees shared with other business units, declined 1% from 2002, resulting from increased brokerage and insurance revenue allocated to Regional Banking due to a change in allocation methodology. Brokerage income from retail investment sales was essentially unchanged from 2002, excluding the impact of the change in allocation methodology. Insurance revenue increased 26%, reflecting higher title insurance revenue due to increased mortgage refinancing activity combined with revenue from sales of a new wealth transfer insurance product. Trust income was essentially flat with the prior year, as increased personal and institutional trust income was offset by reduced revenue from proprietary mutual fund fees. The increase in personal trust revenue was mainly due to the full-year impact of the April 2002 acquisition of Haberer Registered Investment Advisor. While assets under management in the Huntington Funds increased 9%, from $2.7 billion to $2.9 billion at year end, fees declined due to increased money market fund fee waivers implemented to maintain minimum customer yields. Significant growth also occurred in institutional trust assets as a result of the acquisition of a major custodial account, which also produced $260,000 of additional revenue in 2003. Other revenue increased 44%, primarily due to a $1.0 million increase in inter-company fees combined with increased revenue from commercial loan swaps and market value gains realized on the sale of temporary investments.

Non-interest expense increased 2.0% from the prior year primarily due to the full-year impact of the Haberer acquisition and, to a lesser degree, an increase in allocated corporate, indirect, and product-related expenses.

PFG ended the year with $8.9 billion of assets under management, up 6%, including $4.9 billion of personal trust assets, up 7%, and $2.9 billion in Huntington mutual funds, up 9%. During 2003, each of Huntington’s equity funds produced double-digit returns and each taxable or tax-free bond fund produced positive returns. Mutual fund and annuity sales expressed as a percent of the Company’s retail deposits were 6.2% in 2003, comparable to 6.0% in 2002. Compared with peers, this level of sales penetration represented top quartile performance.

The return on average assets and return on average equity for PFG, were 1.94% and 24.5%, respectively, compared with 2.39% and 22.3% in 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 26 — Private Financial Group(1)

		Change From 2003			Change From 2002

	2004	Amount	%	2003	Amount	%	2002

INCOME STATEMENT (in thousands)
Net interest income	$46,575	$4,699	11.2%	$41,876	$6,103	17.1%	$35,773
Provision for credit losses	2,299	(2,482)	(51.9)	4,781	1,313	37.9	3,468

Net Interest Income After Provision for Credit Losses	44,276	7,181	19.4	37,095	4,790	14.8	32,305

Service charges on deposit accounts	3,929	35	0.9	3,894	52	1.4	3,842
Brokerage and insurance income	36,388	(621)	(1.7)	37,009	(2,794)	(7.0)	39,803
Trust services	66,405	5,737	9.5	60,668	52	0.1	60,616
Mortgage banking	(641)	(1,365)	N.M.	724	157	27.7	567
Other service charges and fees	452	51	12.7	401	14	3.6	387
Other	4,809	(412)	(7.9)	5,221	1,588	43.7	3,633

Total Non-Interest Income Before Securities Gains	111,342	3,425	3.2	107,917	(931)	(0.9)	108,848
Securities gains	288	254	N.M.	34	(66)	(66.0)	100

Total Non-Interest Income	111,630	3,679	3.4	107,951	(997)	(0.9)	108,948

Personnel costs	68,058	7,304	12.0	60,754	797	1.3	59,957
Other	45,614	1,215	2.7	44,399	1,246	2.9	43,153

Total Non-Interest Expense	113,672	8,519	8.1	105,153	2,043	2.0	103,110

Income Before Provision for Income Taxes	42,234	2,341	5.9	39,893	1,750	4.6	38,143
Provision for income taxes(2)	14,782	819	5.9	13,963	613	4.6	13,350

Net Income — Operating(1)	$27,452	$1,522	5.9%	$25,930	$1,137	4.6%	$24,793

Revenue — Fully Taxable Equivalent (FTE)
Net interest income	$46,575	$4,699	11.2%	$41,876	$6,103	17.1%	$35,773
Tax equivalent adjustment(2)	37	(7)	(15.9)	44	(23)	(34.3)	67

Net interest income (FTE)	46,612	4,692	11.2	41,920	6,080	17.0	35,840
Non-interest income	111,630	3,679	3.4	107,951	(997)	(0.9)	108,948

Total Revenue (FTE)	$158,242	$8,371	5.6%	$149,871	$5,083	3.5%	$144,788

Total Revenue Excluding Securities Gains (FTE)	$157,954	$8,117	5.4%	$149,837	$5,149	3.6%	$144,688

SELECTED AVERAGE BALANCES (in millions)
Loans:
Middle market C&I	$351	$34	10.7%	$317	$19	6.4%	$298
Middle market CRE
Construction	23	1	4.5	22	1	4.8	21
Commercial	177	19	12.0	158	24	17.9	134

Total Commercial	551	54	10.9	497	44	9.7	453

Consumer
Home equity loans & lines of credit	300	43	16.7	257	57	28.5	200
Residential mortgage	518	94	22.2	424	190	81.2	234
Other loans	9	1	12.5	8	—	—	8

Total Consumer	827	138	20.0	689	247	55.9	442

Total Loans & Leases	$1,378	$192	16.2%	$1,186	$291	32.5%	$895

Deposits:
Non-Interest bearing deposits	$174	$22	14.5%	$152	$17	12.6%	$135
Interest bearing demand deposits	727	28	4.0	699	169	31.9	530
Savings deposits	47	(6)	(11.3)	53	15	39.5	38
Domestic time deposits	106	10	10.4	96	(14)	(12.7)	110
Foreign time deposits	23	5	27.8	18	9	100.0	9

Total Deposits	$1,077	$59	5.8%	$1,018	$196	23.8%	$822

N.M., not a meaningful value.

(1)	Operating basis, see Lines of Business section for definition.

(2)	Calculated assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 26 — Private Financial Group(1)

		Change From 2003			Change From 2002

	2004	Amount	%	2003	Amount	%	2002

PERFORMANCE METRICS
Return on average assets	1.79%	(0.15)%		1.94%	(0.45)%		2.39%
Return on average equity	23.1	(1.4)		24.5	2.2		22.3
Net interest margin	3.21	(0.14)		3.35	(0.38)		3.73
Efficiency ratio	72.0	1.8		70.2	(1.1)		71.3

CREDIT QUALITY
Net Charge-offs by Loan Type (in thousands)
Middle market C&I	$972	$106	12.2%	$866	$(260)	(23.1)%	$1,126
Middle market CRE	250	68	37.4	182	182	N.M.	—

Total commercial	1,222	174	16.6	1,048	(78)	(6.9)	1,126

Consumer
Home equity loans & lines of credit	1,255	504	67.1	751	55	7.9	696
Residential mortgage	233	212	N.M.	21	21	N.M.	—
Other loans	209	8	4.0	201	199	N.M.	2

Total consumer	1,697	724	74.4	973	275	39.4	698

Total Net Charge-offs	$2,919	$898	44.4%	$2,021	$197	10.8%	$1,824

Net Charge-offs — annualized percentages
Middle market C&I	0.28%	0.01%		0.27%	(0.11)%		0.38%
Middle market CRE	0.13	0.03		0.10	0.10		—

Total commercial and commercial real estate	0.22	0.01		0.21	(0.04)		0.25

Consumer
Home equity loans & lines of credit	0.42	0.13		0.29	(0.06)		0.35
Residential mortgage	0.04	0.04		—	—		—
Other loans	2.32	(0.19)		2.51	2.48		0.03

Total consumer	0.21	0.07		0.14	(0.02)		0.16

Total Net Charge-offs	0.21%	0.04%		0.17%	(0.03)%		0.20%

Non-performing Assets (NPA) (in millions)
Middle market C&I	$2	$(2)	(50.0)%	$4	$2	100.0%	$2
Middle market CRE	1	1	N.M.	—	—	—	—
Residential mortgage	2	1	100.0	1	1	N.M.	—
Home equity	—	—	—	—	—	—	—

Total Non-accrual Loans	5	—	—	5	3	N.M.	2
Renegotiated loans	—	—	—	—	—	—	—

Total Non-performing Loans (NPL)	5	—	—	5	3	N.M.	2
Other real estate, net (OREO)	1	1	N.M.	—	—	—	—

Total Non-performing Assets	$6	$1	20.0%	$5	$3	N.M.	$2

Accruing loans past due 90 days or more	$4	$1	33.3%	$3	$(2)	(40.0)%	$5
Allowance for Loan and Lease Losses (ALLL) (eop)	9	(1)	(10.0)	10	5	100.0	5
ALLL as a % of total loans and leases	0.60%	(0.17)%		0.77%	0.30%		0.47%
ALLL as a of NPLs	180.0	(20.0)		200.0	(50.0)		250.0
ALLL + OREO as a % of NPAs	166.7	(33.3)		200.0	(50.0)		250.0
NPLs as a % of total loans and leases	0.34	(0.05)		0.39	0.20		0.19
NPAs as a % of total loans and leases + OREO	0.40	0.01		0.39	0.20		0.19

N.M., not a meaningful value.

eop — end of period.

(1)	Operating basis, see Lines of Business section for definition.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 26 — Private Financial Group(1)

		Change From 2003			Change From 2002

	2004	Amount	%	2003	Amount	%	2002

SUPPLEMENTAL DATA
# employees — full-time equivalent (eop)	690	0	—%	690	(2)	(0.3)%	692
# licensed bankers (eop)	669	(26)	(3.7)	695	50	7.8	645
Brokerage and Insurance Income (in thousands)
Mutual fund revenue	$5,222	$851	19.5%	$4,371	$(518)	(10.6)%	$4,889
Annuities revenue	26,672	(1,544)	(5.5)	28,216	(178)	(0.6)	28,394
12b-1 fees	2,295	205	9.8	2,090	(74)	(3.4)	2,164
Discount brokerage commissions and other	5,501	1,282	30.4	4,219	774	22.5	3,445

Total retail investment sales	39,690	794	2.0	38,896	4	0.0	38,892
Investment banking fees	—	—	N.M.	—	—	N.M.	—
Insurance fees and revenue	11,833	(3,515)	(22.9)	15,348	3,149	25.8	12,199

Total Brokerage and Insurance Income	51,523	(2,721)	(5.0)	54,244	3,153	6.2	51,091

Fee sharing	15,135	(2,100)	(12.2)	17,235	5,947	52.7	11,288

Total Brokerage and Insurance Income (net of fee sharing)	$36,388	$(621)	(1.7)%	$37,009	$(2,794)	(7.0)%	$39,803

Mutual fund sales volume (in thousands)	$169,600	(43,319)	(20.3)%	$212,919	47,856	29.0%	$165,063
Annuities sales volume (in thousands)	537,672	(39,891)	(6.9)	577,563	(6,096)	(1.0)	583,659
Trust Services Income (in thousands)
Personal trust revenue	$33,587	$3,069	10.1%	$30,518	$542	1.8%	$29,976
Huntington funds revenue	21,478	2,278	11.9	19,200	(661)	(3.3)	19,861
Institutional trust revenue	8,692	962	12.4	7,730	102	1.3	7,628
Corporate trust revenue	3,568	(518)	(12.7)	4,086	(3)	(0.1)	4,089
Other trust revenue	—	—	N.M.	—	—	N.M.	—

Total Trust Services Income	67,325	5,791	9.4	61,534	(20)	0.0	61,554

Fee sharing	920	54	6.2	866	(72)	(7.7)	938

Total Trust Services Income (net of fee sharing)	$66,405	$5,737	9.5%	$60,668	$52	0.1%	$60,616

Assets Under Management (eop) (in billions)
Personal trust	$5.3	$0.4	8.2%	$4.9	$0.3	6.5%	$4.6
Huntington funds	3.1	0.2	6.9	2.9	0.2	8.6	2.7
Institutional trust	0.8	0.2	33.3	0.6	0.1	20.0	0.5
Corporate trust	—	—	—	—	(0.2)	(100.0)	0.2
Haberer	0.6	0.1	11.1	0.5	0.0	8.0	0.5
Other	—	—	—	—	—	—	—

Total Assets Under Management	$9.8	$0.9	10.1%	$8.9	$0.4	5.9%	$8.5

Total Trust Assets (eop) (in billions)
Personal trust	$8.9	$0.6	7.2%	$8.3	$0.7	9.4%	$7.6
Huntington funds	3.1	0.2	6.9	2.9	0.2	8.6	2.7
Institutional trust	27.1	4.0	17.3	23.1	9.9	75.3	13.2
Corporate trust	3.7	0.5	15.6	3.2	0.7	27.5	2.5

Total Trust Assets	$42.8	$5.3	14.1%	$37.5	$11.5	44.5%	$26.0

Mutual Fund Data
# Huntington mutual funds (eop)(3)	29	5		24	—		24
Sales penetration(4)	5.3%	(0.9)%		6.2%	0.3%		6.0%
Revenue penetration (whole dollars)(5)	$3,215	$(108)	(3.3)%	$3,323	$113	3.5%	$3,210
Profit penetration (whole dollars)(6)	1,003	(197)	(16.4)	1,200	92	8.3	1,108
Average sales per licensed banker (whole dollars) annualized	68,249	325	0.5	67,924	(10,953)	(13.9)	78,877
Average revenue per licensed banker (whole dollars) annualized	3,639	532	17.1	3,107	(471)	(13.2)	3,578

N.M., not a meaningful value.

eop — end of period.

(1)	Operating basis, see Lines of Business section for definition.

(3)	Includes variable annuity funds.

(4)	Sales (dollars invested) of mutual funds and annuities divided by bank’s retail deposits.

(5)	Investment program revenue per million of the bank’s retail deposits.

(6)	Contribution of investment program to pretax profit per million of the bank’s retail deposits. Contribution is difference between program revenue and program expenses.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Treasury / Other

The Treasury/ Other segment includes revenue and expense related to assets, liabilities, and equity that are not directly assigned or allocated to one of the other three business segments. Assets included in this segment include investment securities, bank owned life insurance, and mezzanine loans originated through Huntington Capital Markets.

Net interest income includes the net impact of administering Huntington’s investment securities portfolios as part of overall liquidity management. A match-funded transfer pricing system is used to attribute appropriate funding interest income and interest expense to other business segments. As such, net interest income includes net interest income related to Huntington Capital Markets loan activity, as well as the net impact of any over or under allocations arising from centralized management of interest rate risk. Furthermore, net interest income includes the net impact of derivatives used to hedge interest rate sensitivity.

Non-interest income includes fee income related to Huntington Capital Markets activities and miscellaneous non-interest income not allocated to other business segments, including bank owned life insurance income. Fee income also includes MSR temporary impairment valuation recoveries or impairments, as well as any investment securities and/or trading assets gains or losses, which are used to mitigate MSR valuation changes. Prior to 2004, changes in MSR temporary impairment valuations were reflected in the Regional Banking business segment, whereas investment securities and/or trading assets gains or loss were reflected in the Treasury/ Other segment. Since investment securities and/or trading account gains or losses are used to mitigate MSR valuation changes, and since this risk is managed centrally, for 2004 reporting both MSR valuation changes, as well as investment securities and/or trading assets gains or losses, are reflected in Treasury/ Other results.

Non-interest expense includes expenses associated with Huntington Capital Markets activities, as well as certain corporate administrative and other miscellaneous expenses not allocated to other business segments.

The provision for income taxes for each of the other business segments is calculated at a statutory 35% tax rate, though the Company’s overall effective tax rate is lower. As a result, the provision for income taxes in Treasury/ Other includes the difference between the actual effective tax rate and the statutory tax rate used to allocate income taxes to the other segments.

2004 versus 2003 Performance

Treasury/ Other contributed $66.2 million to the Company’s net operating earnings for 2004, down 32% from 2003 reflecting the negative impacts of higher non-interest expense and lower net interest income, partially offset by the benefit of higher non-interest income and lower provision for credit losses.

Net interest income decreased $21.1 million, or 22%, from the prior year due to a $37.4 million increase in wholesale funding costs, partially offset by a $20.2 million increase in interest income as average securities increased 28% reflecting the impact of investing a portion of the proceeds from the gains on sold automobile loans. (See the Balance Sheet section.)

The provision for credit losses declined $5.2 million from a year-ago, primarily reflecting the $9 million decline in NPLs, partially through higher 2004 net charge-offs.

Non-interest income was $0.8 million higher than the prior year. Comparisons to 2003 were impacted by a change in the 2004 reporting for MSR temporary impairment valuation changes and resultant hedge-related activity. Beginning in 2004, such activity was reflected in Treasury/ Other, whereas in 2003 it was reflected in Regional Banking results. This change in methodology accounted for the declines in mortgage banking income and other income between years, as well as the increase in investment securities gains. Also contributing to the decline in other income was the $13.1 million gain on the sale of the West Virginia banking offices in 2003. (See Significant Factors 3 and 9.)

Non-interest expense for operational, administrative, and support groups not specifically allocated to other business segments increased 35% from a year ago reflecting costs associated with the SEC formal investigation, Unizan-related systems integration expenses, and a property lease impairment from the annual fourth quarter property valuation review, as well as higher personnel and benefits costs. (See Significant Factors 10, 11, and 12, as well as Non-Interest Expense section.)

The income tax benefit increased $8.7 million, due to lower pre-tax income, partially offset by a 1.4% higher overall corporate effective tax rate (27.8% in 2004 vs. 26.4% in 2003).

2003 versus 2002 Performance

Treasury/ Other reported earnings of $97.9 million in 2003, down 17% from $117.8 million in 2002.

Net interest income was $94.5 million in 2003, down $20.2 million from 2002. The components of net interest income and items driving this variance were higher wholesale funding and debt costs of $8.9 million and lower net FTP credits of $20.0 million from the

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

segments, primarily reflecting interest rate and liquidity management revenue, partially offset by a $3.5 million improvement in the Capital Markets Group margin, $7.7 million of higher interest income on securities, and $6.0 million of derivatives income.

Provision expense, attributable to Huntington Capital Markets lending activity, was nearly flat year over year.

Non-interest income was higher, reflecting gains recognized on Capital Markets Group investments.

Non-interest expense for operational, administrative, and support groups not specifically allocated to the other business segments increased $19.9 million from 2002, including a $2.9 million increase in performance incentive compensation in the Capital Markets Group.

The income tax benefit was $16.7 million in 2003, compared to an income tax provision of $0.1 million in 2002. This tax decrease was due to lower pre-tax income and an 11.7% lower overall corporate effective tax rate (26.4% in 2003 vs. 38.1% in 2002).

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 27 — Treasury/ Other(1)

		Change From 2003			Change From 2002

	2004	Amount	%	2003	Amount	%	2002

INCOME STATEMENT (in thousands)
Net interest income	$73,408	$(21,082)	(22.3)%	$94,490	$(20,184)	(17.6)%	$114,674
Provision for credit losses	506	(5,233)	(91.2)	5,739	209	3.8	5,530

Net Interest Income After Provision for Credit Losses	72,902	(15,849)	(17.9)	88,751	(20,393)	(18.7)	109,144

Service charges on deposit accounts	(159)	(201)	N.M.	42	9	27.3	33
Brokerage and insurance income	703	(153)	(17.9)	856	(116)	(11.9)	972
Mortgage banking	(3,375)	(3,375)	N.M.	—	(4)	(100.0)	4
Bank Owned Life Insurance income	42,297	(731)	(1.7)	43,028	(95)	(0.2)	43,123
Other	10,751	(4,476)	(29.4)	15,227	3,351	28.2	11,876

Total Non-Interest Income Before Securities Gains	50,217	(8,936)	(15.1)	59,153	3,145	5.6	56,008
Securities gains	14,992	9,768	N.M.	5,224	422	8.8	4,802

Total Non-Interest Income	65,209	832	1.3	64,377	3,567	5.9	60,810

Total Non-Interest Expense	97,372	25,403	35.3	71,969	19,940	38.3	52,029

Income Before Provision for Income Taxes	40,739	(40,420)	(49.8)	81,159	(36,766)	(31.2)	117,925
Provision for income taxes(2)	(25,435)	(8,738)	52.3	(16,697)	(16,803)	N.M.	106

Net Income — Operating (1)	$66,174	$(31,682)	(32.4)%	$97,856	$(19,963)	(16.9)%	$117,819

Revenue — Fully Taxable Equivalent (FTE)
Net interest income	$73,408	$(21,082)	(22.3)%	$94,490	$(20,184)	(17.6)%	$114,674
Tax equivalent adjustment(2)	10,601	2,144	25.4	8,457	4,944	N.M.	3,513

Net interest income (FTE)	84,009	(18,938)	(18.4)	102,947	(15,240)	(12.9)	118,187
Non-Interest Income	65,209	832	1.3	64,377	3,567	5.9	60,810

Total Revenue (FTE)	$149,218	$(18,106)	(10.8)%	$167,324	$(11,673)	(6.5)%	$178,997

Total Revenue Excluding Securities Gains (FTE)	$134,226	$(27,874)	(17.2)%	$162,100	$(12,095)	(6.9)%	$174,195

SELECTED AVERAGE BALANCES (in millions)
Securities	$4,804	$1,036	27.5%	$3,768	$963	34.3%	$2,805
Loans:
Middle market C&I	$101	$61	N.M. %	$40	$14	53.8%	$26
Middle market CRE
Construction	2	(8)	(80.0)	10	8	N.M.	2
Commercial	58	(12)	(17.1)	70	20	40.0	50

Total Commercial	161	41	34.2	120	42	53.8	78

Total Loans & Leases	$161	$41	34.2%	$120	$42	53.8%	$78

Deposits:
Brokered time deposits and negotiable CDs	$1,837	$418	29.5%	$1,419	$688	94.1%	$731
Foreign time deposits	64	(54)	(45.8)	118	39	49.4	79

Total Deposits	$1,901	$364	23.7%	$1,537	$727	89.8%	$810

N.M., not a meaningful value.

(1)	Operating basis, see Lines of Business section for definition.

(2)	Reconciling difference between company’s actual effective tax rate and 35% tax rate allocated to each business segment.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 27 — Treasury/ Other(1)

		Change From 2003			Change From 2002

	2004	Amount	%	2003	Amount	%	2002

PERFORMANCE METRICS
Return on average assets	0.95%	(0.84)%		1.79%	(2.39)%		4.18%
Return on average equity	8.1	(7.6)		15.7	3.1		12.6
Net interest margin	1.56	(0.98)		2.54	(1.28)		3.82
Efficiency ratio	72.5	28.1		44.4	14.5		29.9

CREDIT QUALITY
Net Charge-offs by Loan Type (in thousands)
Middle market C&I	$969	$1,091	N.M. %	$(122)	$(5,598)	N.M. %	$5,476
Middle market CRE	4,233	4,232	N.M.	1	1	N.M.	—

Total commercial	5,202	5,323	N.M.	(121)	(5,597)	N.M.	5,476

Total Net Charge-offs	$5,202	$5,323	N.M. %	$(121)	$(5,597)	N.M. %	$5,476

Net Charge-offs — annualized percentages
Middle market C&I	0.96%	1.27%		(0.31)%	(21.37)%		21.06%
Middle market CRE	7.06	7.06		—	—		—

Total commercial	3.23	3.33		(0.10)	(7.12)		7.02

Total Net Charge-offs	3.23%	3.33%		(0.10)%	(7.12)%		7.02%

Non-performing Assets (NPA) (in millions)
Middle market C&I	$—	$—	—%	$—	$—	—%	$—
Middle market CRE	1	(9)	(90.0)	10	10	N.M.	—

Total Non-accrual Loans	1	(9)	(90.0)	10	10	N.M.	—
Renegotiated loans	—	—	—	—	—	—	—

Total Non-performing Loans (NPL)	1	(9)	(90.0)	10	10	N.M.	—
Other real estate, net (OREO)	35	35	N.M.	—	—	—	—

Total Non-performing Assets	$36	$26	N.M. %	$10	$10	N.M. %	$—

Accruing loans past due 90 days or more	$—	$—	—%	$—	$—	—%	$—
Allowance for Loan and Lease Losses (ALLL)(eop)	49	(28)	(36.4)	77	(26)	(25.2)	103

ALLL as a % of total loans and leases	24.38%	(14.91)%		39.29%	(16.39)%		55.68%
ALLL as a % of NPLs	N.M.	N.M.		N.M.	N.M.		N.M.
ALLL + OREO as a % of NPAs	233.3	N.M.		N.M.	N.M.		N.M.
NPLs as a % of total loans and leases	0.50	(4.60)		5.10	5.10		—
NPAs as a % of total loans and leases + OREO	15.25	10.15		5.10	5.10		—

SUPPLEMENTAL DATA
# employees — full-time equivalent (eop)	1,975	(15)	(0.8)%	1,990	(108)	(5.1)%	2,098

N.M., not a meaningful value.

eop — end of period.

(1)	Operating basis, see Lines of Business section for definition.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 28 — Total Company(1)

		Change From 2003			Change From 2002

	2004	Amount	%	2003	Amount	%	2002

INCOME STATEMENT (in thousands)
Net interest income	$911,374	$62,388	7.3%	$848,986	$109,136	14.8%	$739,850
Provision for credit losses	55,062	(108,931)	(66.4)	163,993	(25,247)	(13.3)	189,240

Net Interest Income After Provision for Credit Losses	856,312	171,319	25.0	684,993	134,383	24.4	550,610

Operating lease income	287,091	(202,607)	(41.4)	489,698	(167,376)	(25.5)	657,074
Service charges on deposit accounts	171,115	3,275	2.0	167,840	18,524	12.4	149,316
Brokerage and insurance income	54,799	(3,045)	(5.3)	57,844	2,650	4.8	55,194
Trust services	67,410	5,761	9.3	61,649	3	0.0	61,646
Mortgage banking	32,296	(25,884)	(44.5)	58,180	26,068	81.2	32,112
Bank Owned Life Insurance income	42,297	(731)	(1.7)	43,028	(95)	(0.2)	43,123
Other service charges and fees	41,574	128	0.3	41,446	72	0.2	41,374
Other	92,047	988	1.1	91,059	14,459	18.9	76,600

Total Non-Interest Income Before Securities Gains	788,629	(222,115)	(22.0)	1,010,744	(105,695)	(9.5)	1,116,439
Securities gains	15,763	10,505	N.M.	5,258	356	7.3	4,902

Total Non-Interest Income	804,392	(211,610)	(20.8)	1,016,002	(105,339)	(9.4)	1,121,341

Operating lease expense	236,478	(156,792)	(39.9)	393,270	(125,700)	(24.2)	518,970
Personnel costs	485,806	38,543	8.6	447,263	40,748	10.0	406,515
Other	401,111	20,069	5.3	381,042	1,563	0.4	379,479

Total Non-Interest Expense	1,123,395	(98,180)	(8.0)	1,221,575	(83,389)	(6.4)	1,304,964

Income Before Provision for Income Taxes	537,309	57,889	12.1	479,420	112,433	30.6	366,987
Provision for income taxes	148,366	25,671	20.9	122,695	35,417	40.6	87,278

Net Income — Operating (1)	$388,943	$32,218	9.0%	$356,725	$77,016	27.5%	$279,709

Revenue — Fully Taxable Equivalent (FTE)
Net interest income	$911,374	$62,388	7.3%	$848,986	$109,136	14.8%	$739,850
Tax equivalent adjustment(2)	11,653	1,969	20.3	9,684	4,479	86.1	5,205

Net interest income (FTE)	923,027	64,357	7.5	858,670	113,615	15.2	745,055
Non-interest income	804,392	(211,610)	(20.8)	1,016,002	(105,339)	(9.4)	1,121,341

Total Revenue (FTE)	$1,727,419	$(147,253)	(7.9)%	$1,874,672	$8,276	0.4%	$1,866,396

Total Revenue Excluding Securities Gains (FTE)	$1,711,656	$(157,758)	(8.4)%	$1,869,414	$7,920	0.4%	$1,861,494

SELECTED AVERAGE BALANCES (in millions)
Loans:
Middle market C&I	$4,456	$(177)	(3.8)%	$4,633	$(177)	(3.7)%	$4,810
Middle market CRE
Construction	1,420	201	16.5	1,219	68	5.9	1,151
Commercial	1,922	122	6.8	1,800	130	7.8	1,670
Small business loans	2,003	216	12.1	1,787	293	19.6	1,494

Total Commercial	9,801	362	3.8	9,439	314	3.4	9,125

Consumer
Auto leases — indirect	2,192	769	54.0	1,423	971	N.M.	452
Auto loans — indirect	2,285	(975)	(29.9)	3,260	558	20.7	2,702
Home equity loans & lines of credit	4,187	746	21.7	3,441	516	17.6	2,925
Residential mortgage	3,212	1,186	58.5	2,026	617	43.8	1,409
Other loans	450	15	3.4	435	(31)	(6.7)	466

Total Consumer	12,326	1,741	16.4	10,585	2,631	33.1	7,954

Total Loans & Leases	$22,127	$2,103	10.5%	$20,024	$2,945	17.2%	$17,079

Operating lease assets	$897	$(800)	(47.1)%	$1,697	$(905)	(34.8)%	$2,602
Deposits:
Non-interest bearing deposits	$3,230	$150	4.9%	$3,080	$253	8.9%	$2,827
Interest bearing demand deposits	7,207	1,014	16.4	6,193	1,225	24.7	4,968
Savings deposits	2,829	27	1.0	2,802	15	0.5	2,787
Domestic time deposits	3,884	(280)	(6.7)	4,164	(787)	(15.9)	4,951
Brokered time deposits and negotiable CDs	1,837	418	29.5	1,419	688	94.1	731
Foreign time deposits	508	8	1.6	500	163	48.4	337

Total Deposits	$19,495	$1,337	7.4%	$18,158	$1,557	9.4%	$16,601

N.M., not a meaningful value.

(1)	Operating basis, see Lines of Business section for definition.

(2)	Calculated assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 28 — Total Company(1)

		Change From 2003			Change From 2002

	2004	Amount	%	2003	Amount	%	2002

PERFORMANCE METRICS
Return on average assets	1.24%	0.01%		1.23%	0.14%		1.09%
Return on average equity	16.4	0.2		16.2	3.7		12.5
Net interest margin	3.33	(0.16)		3.49	(0.14)		3.63
Efficiency ratio	65.6	0.3		65.3	(4.8)		70.1

CREDIT QUALITY (in thousands)
Net Charge-offs by Loan Type
Middle market C&I	$1,920	$(73,883)	(97.5)%	$75,803	$(25,466)	(25.1)%	$101,269
Middle market CRE	7,971	22	0.3	7,949	(7,974)	(50.1)	15,923
Small business loans	5,566	(6,057)	(52.1)	11,623	(2,893)	(19.9)	14,516

Total commercial	15,457	(79,918)	(83.8)	95,375	(36,333)	(27.6)	131,708

Consumer
Auto leases	10,837	5,109	89.2	5,728	4,298	N.M.	1,430
Auto loans	28,574	(11,692)	(29.0)	40,266	2,480	6.6	37,786
Home equity loans & lines of credit	15,074	2,960	24.4	12,114	1,410	13.2	10,704
Residential mortgage	1,760	928	N.M.	832	(22)	(2.6)	854
Other loans	6,833	(661)	(8.8)	7,494	(431)	(5.4)	7,925

Total consumer	63,078	(3,356)	(5.1)	66,434	7,735	13.2	58,699

Total Net Charge-offs	$78,535	$(83,274)	(51.5)%	$161,809	$(28,598)	(15.0)%	$190,407

Net Charge-offs — annualized percentages
Middle market C&I	0.04%	(1.60)%		1.64%	(0.47)%		2.11%
Middle market CRE	0.24	(0.02)		0.26	(0.30)		0.56
Small business loans	0.28	(0.37)		0.65	(0.32)		0.97

Total commercial	0.16	(0.85)		1.01	(0.43)		1.44

Consumer
Auto leases	0.49	0.09		0.40	0.08		0.32
Auto loans	1.25	0.01		1.24	(0.16)		1.40
Home equity loans & lines of credit	0.36	0.01		0.35	(0.02)		0.37
Residential mortgage	0.05	0.01		0.04	(0.02)		0.06
Other loans	1.52	(0.20)		1.72	0.02		1.70

Total consumer	0.51	(0.12)		0.63	(0.11)		0.74

Total Net Charge-offs	0.35%	(0.46)%		0.81%	(0.30)%		1.11%

Non-performing Assets (NPA) (in millions)
Middle market C&I	$24	$(10)	(29.4)%	$34	$(40)	(54.1)%	$74
Middle market CRE	4	(14)	(77.8)	18	(8)	(30.8)	26
Small business loans	15	1	7.1	14	(5)	(26.3)	19
Residential mortgage	14	5	55.6	9	—	—	9
Home equity	7	7	N.M.	—	—	—	—

Total Non-accrual Loans	64	(11)	(14.7)	75	(53)	(41.4)	128
Renegotiated loans	—	—	—	—	—	—	—

Total Non-performing Loans (NPL)	64	(11)	(14.7)	75	(53)	(41.4)	128
Other real estate, net (OREO)	45	33	N.M.	12	3	33.3	9

Total Non-performing Assets	$109	$22	25.3%	$87	$(50)	(36.5)%	$137

Accruing loans past due 90 days or more	$54	$(2)	(3.6)%	$56	$(6)	(9.7)%	$62
Allowance for Loan and Lease Losses (ALLL)(eop)	271	(29)	(9.7)	300	(1)	(0.3)	301
ALLL as a % of total loans and leases	1.15%	(0.27)%		1.42%	(0.20)%		1.62%
ALLL as a % of NPLs	424.0	26.9		397.1	161.9		235.2
ALLL + OREO as a % of NPAs	289.9	(68.7)		358.6	132.3		226.3
NPLs as a % of total loans and leases	0.27	(0.09)		0.36	(0.33)		0.69
NPAs as a % of total loans and leases + OREO	0.46	0.05		0.41	(0.33)		0.74
SUPPLEMENTAL DATA
# employees — full-time equivalent	7,812	(171)	(2.1)%	7,983	(194)	(2.4)%	8,177

N.M., not a meaningful value.

eop — end of period.

(1)	Operating basis, see Lines of Business section for definition.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

RESULTS FOR THE FOURTH QUARTER

Table 29 presents the Company’s results of operations for eight quarters, and Table 30 presents selected stock, performance ratios, and capital data for the same periods.

Earnings Discussion

Fourth quarter earnings were $91.1 million, or $0.39 per common share, including a net negative impact of $0.04 per share related to significant items. This compared with $93.3 million, or $0.40 per common share, in the year-ago quarter.

Significant 2004 fourth quarter performance highlights included:

–	$6.5 million pre-tax ($0.03 earnings per share) SEC-related expenses and accruals.

–	$7.8 million pre-tax ($0.02 earnings per share) one-time property lease impairment resulting from an annual fourth quarter property valuation review, which impacted net occupancy expense.

–	$3.7 million pre-tax ($0.01 earnings per share) one-time funding cost adjustment for a securitization structure consolidated in a prior period, which lowered interest expense and increased net interest income, as well as the net interest margin.

Fully taxable equivalent net interest income increased $14.6 million, or 6%, from the year-ago quarter, reflecting the favorable impact of an 8% increase in average earning assets, partially offset by a 4 basis point, or an effective 1%, decline in the net interest margin. The fully taxable equivalent net interest margin decreased to 3.38% from 3.42% in the year-ago quarter. The current quarter net interest margin, however, reflected a one-time 6 basis point favorable impact from the funding cost adjustment noted above. Excluding this 6 basis point impact, the fourth quarter net interest margin was 3.32%. The decline from the year-ago quarter reflected the impact of lower rates and the strategic repositioning of portfolios to reduce automobile loans and increase the relative proportion of lower-rate, lower-risk, residential real estate-related loans.

Average total loans and leases increased $1.6 billion, or 8%, from the 2003 fourth quarter due primarily to a $1.1 billion, or 9%, increase in average consumer loans. Contributing to the consumer loan growth was a $1.2 billion, or 48%, increase in average residential mortgages and a $0.9 billion, or 24%, increase in average home equity loans. Demand for residential mortgages and home equity loans remained strong as interest rates remained near historically low levels.

Average total automobile loans declined $1.6 billion, or 46%, from the year-ago quarter reflecting the sale of $1.5 billion of automobile loans over this 12-month period as part of a strategy of reducing automobile loan and lease exposure to a targeted 20% of total credit exposure. Partially offsetting the decline in automobile loans was rapid growth in direct financing leases due to the migration from operating lease assets, which have not been originated since April 2002.

Average total commercial loans were $10.1 billion, up $0.6 billion, or 6%, from the year-ago quarter. This increase reflected a $0.3 billion, or 10%, increase in middle market CRE loans and $0.2 billion, or 12%, increase in small business loans. Middle market C&I were essentially unchanged from the year-ago period.

Average investment securities declined $0.3 billion, or 6%, from the year-ago quarter.

Average total core deposits in the fourth quarter were $16.9 billion, up $1.4 billion, or 9%, from the year-ago quarter, reflecting a $1.2 billion, or 18%, increase in average interest-bearing demand deposit accounts, and a $0.3 billion, or 9%, increase in noninterest-bearing deposits.

Non-interest income decreased $63.6 million, or 26%, from the year-ago quarter. Comparisons with prior-period results were heavily influenced by the decline in operating leases and related operating lease income. Reflecting the run-off of the operating lease portfolio, operating lease income declined $50.2 million, or 48%, from the 2003 fourth quarter. Excluding operating lease income, non-interest income decreased $13.4 million, or 9%, to $127.8 million from $141.2 million in the year-ago quarter with the primary drivers being:

–	$16.3 million gain on sale of automobile loans in the year-ago quarter with no such gain in the current quarter.

–	$3.0 million, or 7%, decline in service charges on deposit accounts primarily reflecting lower consumer NSF and overdraft service charge income and, to a lesser degree, lower service charges on commercial accounts related to higher commercial deposit credits that occur as interest rates increase, as well as a decrease in check processing activity.

–	$1.5 million, or 10%, decline in brokerage and insurance income due to lower annuity income.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Partially offset by:

–	$4.5 million increase in other income reflecting investment banking and other equity investment gains.

–	$1.5 million, or 10%, increase in trust services income.

–	$1.4 million, or 15%, increase in other service charges and fees due to increased check card volume and higher interchange rates.

Non-interest expense decreased $36.5 million, or 11%, from the year-ago quarter. Comparisons with prior-period results were influenced by the decline in operating lease expense as the operating lease portfolio continued to run-off. (See the Operating Lease Assets section.) Operating lease expense declined $37.3 million, or 44%, from the 2003 fourth quarter. Excluding operating lease expense, non-interest expense increased $0.8 million, or less than 1%, to $232.7 million from $231.9 million in the year-ago quarter reflecting:

–	$11.2 million increase in net occupancy expense reflecting a $7.8 million property lease impairment, as well as a write-down on vacated facilities as a renovated facility was re-occupied.

–	$7.0 million increase in personnel costs due to higher pension-related expenses.

Partially offset by:

–	$15.3 million loss on early extinguishment of debt in the year-ago quarter with no such loss in the current quarter.

–	$1.3 million decline in marketing expense.

–	$1.1 million decline in equipment expense.

In addition to the above-mentioned items, SEC-related expenses and accruals, as well as Unizan-related expenses related to integration planning and systems conversions, contributed to the change in expense from the year-ago quarter. Specifically, SEC-related expenses and accruals totaled $6.5 million in the 2004 fourth quarter. These expenses and accruals impacted the professional services and other expense categories. Unizan integration planning and systems conversion expenses totaled $0.9 million in the 2004 fourth quarter. In addition to impacting the data processing and other services expense category, a portion of these expenses was spread across various other expense categories.

Credit Quality

Total net charge-offs for the 2004 fourth quarter were $20.9 million, or an annualized 0.36% of average total loans and leases. This was a decrease from $55.1 million, or an annualized 1.03%, in the year-ago quarter.

Total commercial net charge-offs in the fourth quarter were $5.2 million, or an annualized 0.21%, down from $36.9 million, or an annualized 1.55%, in the year-ago quarter. In the 2003 fourth quarter the credit workout group identified an economically attractive opportunity to sell $99 million of lower quality loans, including $43 million of NPAs, which resulted in $26.6 million in commercial and middle market commercial real estate loan net charge-offs, or an annualized 0.50% of average total loans and leases.

Total consumer net charge-offs in the fourth quarter were $15.8 million, or an annualized 0.49% of related loans. This compared with $18.2 million, or 0.61%, in the year-ago quarter with this decline heavily influenced by lower automobile loan and lease net charge-offs. Total automobile loan and lease net charge-offs in the 2004 fourth quarter were $7.5 million, or an annualized 0.70% of related loans and leases, down significantly from $13.3 million, or an annualized 1.00%, in the year-ago quarter.

Credit losses on operating lease assets are included in operating lease expense and were $3.0 million in the current quarter, down from $8.8 million in the year-ago quarter. Recoveries on operating lease assets are included in operating lease income and totaled $2.0 million and $1.9 million for the same periods, respectively. The ratio of operating lease asset credit losses to average operating lease assets, net of recoveries, was an annualized 0.65% in the current quarter, down from 2.05% in the year-ago quarter.

Allowances for Credit Losses (ACL)

The December 31, 2004, ALLL was $271.2 million, down from $299.7 million a year earlier. Expressed as a percent of period-end loans and leases, the ALLL ratio at December 31, 2004, was 1.15%, down from 1.42% a year ago. This decline reflected the improvement in the economic outlook, the change in the mix of the loan portfolio to a higher proportion of lower-risk residential mortgages and home equity loans and a corresponding decline in the proportion of higher-risk automobile loans and leases, and the reduction of specific reserves related to improved or resolved individual problem commercial credits. The 27 basis point decline in the ALLL ratio from a year ago consisted of a 10 basis point decline in the transaction reserve component, a 9 basis point decline in the

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

specific reserve component, and an 8 basis point decline in the economic reserve component. The ALLL as a percent of NPAs was 250% at December 31, 2004, down from 343% a year earlier, with 122% points of the reduction reflecting the impact from the mezzanine-related OREO.

The December 31, 2004, AULC was $33.2 million, down from $35.5 million at the end of the year-ago quarter.

On a combined basis, the ACL as a percent of total loans and leases was 1.29% at December 31, 2004, compared with 1.59% a year earlier. Similarly, the ACL as a percent of NPAs was 280% at December 31, 2004, compared with 384% a year earlier.

The provision for loan and lease losses in the 2004 fourth quarter was $12.7 million, a $13.7 million reduction from the year-ago quarter. The reduction in provision expense from the year-ago quarter reflected overall improved portfolio quality performance and a stronger economic outlook, only partially offset by provision expense related to loan growth.

Capital

At December 31, 2004, the tangible equity to assets ratio was 7.18%, up from 6.79% a year ago. At December 31, 2004, the tangible equity to risk-weighted assets ratio was 7.86%, up from 7.31% at the end of the year-ago quarter. The increase in the tangible equity to risk-weighted assets ratio reflected primarily the positive impact resulting from reducing the overall risk profile of earning assets throughout this period, most notably a less risky loan portfolio mix.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 29 — Selected Quarterly Income Statements

	2004				2003

(in thousands, except
per share amounts)	Fourth	Third	Second	First	Fourth	Third	Second	First

Interest income	$359,215	$338,002	$324,167	$325,931	$335,097	$333,320	$317,325	$320,014
Interest expense	120,147	110,944	101,604	103,246	110,782	112,849	114,884	118,255

Net interest income	239,068	227,058	222,563	222,685	224,315	220,471	202,441	201,759
Provision for credit losses	12,654	11,785	5,027	25,596	26,341	51,615	49,193	36,844

Net interest income after provision for credit losses	226,414	215,273	217,536	197,089	197,974	168,856	153,248	164,915

Operating lease income	55,106	64,412	78,706	88,867	105,307	117,624	128,574	138,193
Service charges on deposit accounts	41,747	43,935	43,596	41,837	44,763	42,294	40,914	39,869
Trust services	17,315	17,064	16,708	16,323	15,793	15,365	15,580	14,911
Brokerage and insurance income	12,879	13,200	13,523	15,197	14,344	13,807	14,196	15,497
Bank owned life insurance income	10,484	10,019	11,309	10,485	10,410	10,438	11,043	11,137
Other service charges and fees	10,617	10,799	10,645	9,513	9,237	10,499	11,372	10,338
Mortgage banking	8,822	4,448	23,322	(4,296)	9,677	30,193	7,185	11,125
Securities gains (losses)	2,100	7,803	(9,230)	15,090	1,280	(4,107)	6,887	1,198
Gain on sales of automobile loans	—	312	4,890	9,004	16,288	—	13,496	10,255
Gain on sale of branch offices	—	—	—	—	—	13,112	—	—
Other income	23,870	17,899	24,659	25,619	19,411	23,543	27,704	20,401

Total non-interest income	182,940	189,891	218,128	227,639	246,510	272,768	276,951	272,924

Personnel costs	122,738	121,729	119,715	121,624	115,762	113,170	105,242	113,089
Operating lease expense	48,320	54,885	62,563	70,710	85,609	93,134	102,939	111,588
Net occupancy	26,082	16,838	16,258	16,763	14,925	15,570	15,377	16,609
Outside data processing and other services	18,563	17,527	17,563	18,462	15,957	17,478	16,104	16,579
Equipment	15,733	15,295	16,228	16,086	16,840	16,328	16,341	16,412
Professional services	9,522	12,219	7,836	7,299	12,175	11,116	9,872	9,285
Marketing	5,581	5,000	8,069	7,839	6,895	5,515	8,454	6,626
Telecommunications	4,596	5,359	4,638	5,194	5,272	5,612	5,394	5,701
Printing and supplies	3,148	3,201	3,098	3,016	3,417	3,658	2,253	3,681
Amortization of intangibles	205	204	204	204	204	204	204	204
Restructuring reserve releases	—	(1,151)	—	—	(351)	—	(5,315)	(1,000)
Loss on early extinguishment of debt	—	—	—	—	15,250	—	—	—
Other expense	26,526	22,317	25,981	18,457	25,510	18,397	20,168	16,705

Total non-interest expense	281,014	273,423	282,153	285,654	317,465	300,182	297,033	315,479

Income before income taxes	128,340	131,741	153,511	139,074	127,019	141,442	133,166	122,360
Provision for income taxes	37,201	38,255	43,384	34,901	33,758	37,230	36,676	30,630

Income before cumulative effect of change in accounting principle	91,139	93,486	110,127	104,173	93,261	104,212	96,490	91,730
Cumulative effect of change in accounting principle, net of tax(1)	—	—	—	—	—	(13,330)	—	—

Net income	$91,139	$93,486	$110,127	$104,173	$93,261	$90,882	$96,490	$91,730

Average common shares — diluted	235,502	234,348	232,659	232,915	231,986	230,966	230,572	232,805
Income before cumulative effect of change in accounting principle per common share — diluted	$0.39	$0.40	$0.47	$0.45	$0.40	$0.45	$0.42	$0.39
Net income per common share — diluted	0.39	0.40	0.47	0.45	0.40	0.39	0.42	0.39
Cash dividends declared	0.200	0.200	0.175	0.175	0.175	0.175	0.160	0.160
Revenue — fully taxable equivalent (FTE)
Net interest income	$239,068	$227,058	$222,563	$222,685	$224,315	$220,471	$202,441	$201,759
FTE adjustment(2)	2,847	2,864	2,919	3,023	2,954	2,558	2,076	2,096

Net interest income	241,915	229,922	225,482	225,708	227,269	223,029	204,517	203,855
Non-interest income	182,940	189,891	218,128	227,639	246,510	272,768	276,951	272,924

Total revenue	$424,855	$419,813	$443,610	$453,347	$473,779	$495,797	$481,468	$476,779

(1)	Based on income before cumulative effect of change in accounting principle, net of tax.

(2)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 30 — Stock Summary, Key Ratios and Statistics and Capital Data

Common stock summary	2004				2003

(in thousands, except per share)	Fourth	Third	Second	First	Fourth	Third	Second
								First

Common stock price, per share
High(1)	$25.380	$25.150	$23.120	$23.780	$22.550	$20.890	$21.540	$19.800
Low(1)	23.110	22.700	20.890	21.000	19.850	19.220	18.030	17.780
Close	24.740	24.910	22.980	22.030	22.500	19.850	19.510	18.590
Average closing price	24.241	24.105	22.050	22.501	21.584	20.199	19.790	18.876
Cash dividends per share declared on common stock	$0.200	$0.200	$0.175	$0.175	$0.175	$0.175	$0.160	$0.160

Common shares outstanding

Average — basic	231,147	229,848	229,429	229,227	228,902	228,715	228,633	231,355
Average — diluted	235,502	234,348	232,659	232,915	231,986	230,966	230,572	232,805
Ending	231,605	230,153	229,476	229,410	229,008	228,870	228,660	228,642
Book value per share	$10.96	$10.69	$10.40	$10.31	$9.93	$9.79	$9.63	$9.43

Common share repurchase program
Number of shares repurchased	—	—	—	—	—	—	—	4,300

Quarterly key ratios and statistics

Margin analysis — as a % of average earning assets(2)
Interest income(2)	5.05%	4.89%	4.76%	4.89%	5.11%	5.23%	5.42%	5.72%
Interest expense	1.67	1.59	1.47	1.53	1.69	1.77	1.95	2.09

Net interest margin(2)	3.38%	3.30%	3.29%	3.36%	3.42%	3.46%	3.47%	3.63%

Return on average assets	1.13%	1.18%	1.41%	1.36%	1.22%	1.38%	1.38%	1.36%
Return on average shareholders’ equity	14.6	15.4	19.1	18.4	16.6	18.5	18.0	17.2

Capital data	2004				2003

(in millions of dollars)	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,

Total risk-adjusted assets	$29,542	$28,679	$28,416	$28,247	$28,164	$27,949	$27,456	$27,290
Tier 1 leverage ratio	8.42%	8.36%	8.20%	8.07%	7.98%	7.94%	8.25%	8.22%
Tier 1 risk-based capital ratio	9.08	9.10	8.98	8.74	8.53	8.40	8.32	8.16
Total risk-based capital ratio	12.48	12.53	12.56	12.13	11.95	11.19	11.11	11.04
Tangible equity / Asset ratio	7.18	7.11	6.95	6.97	6.79	6.77	7.06	7.00
Tangible equity / Risk-weighted assets ratio	7.86	7.83	7.64	7.60	7.31	7.24	7.23	7.10
Average equity / Average assets	7.74	7.67	7.42	7.39	7.32	7.49	7.66	7.89

(1)	High and low stock prices are intra-day quotes obtained from NASDAQ.

(2)	Presented on a fully taxable equivalent basis assuming a 35% tax rate.

REPORT OF MANAGEMENT	HUNTINGTON BANCSHARES INCORPORATED

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

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company, including accounting and other internal control systems that, in the opinion of Management, provide reasonable assurance that (1) transactions are properly authorized, (2) the assets are properly safeguarded, and (3) transactions are properly recorded and reported to permit the preparation of the financial statements in conformity with accounting principles generally accepted in the United States. The systems of internal accounting controls include the careful selection and training of qualified personnel, appropriate segregation of responsibilities, communication of written policies and procedures, and a broad program of internal audits. The costs of the controls are balanced against the expected benefits. During 2004, the audit committee of the board of directors met regularly with Management, Huntington’s internal auditors, and the independent registered public accounting firm, Deloitte & Touche LLP, to review the scope of the audits and to discuss the evaluation of internal accounting controls and financial reporting matters. The independent registered public accounting firm and the internal auditors have free access to, and meet confidentially with, the audit committee to discuss appropriate matters. Also, Huntington maintains a disclosure review committee. This committee’s purpose is to design and maintain disclosure controls and procedures to ensure that material information relating to the financial and operating condition of Huntington is properly reported to its chief executive officer, chief financial officer, internal auditors, and the audit committee of the board of directors in connection with the preparation and filing of periodic reports and the certification of those reports by the chief executive officer and the chief financial officer.

Huntington’s management assessed the effectiveness of the Company’s accounting and other internal control systems over financial reporting as of December 31, 2004. In making this assessment, Management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on that assessment, Management believes that, as of December 31, 2004, the Company’s internal controls over financial reporting are effective based on those criteria. Deloitte & Touche, the Company’s independent registered public accounting firm, has issued an audit report on Management’s assessment of the company’s internal control over financial reporting.

Thomas E. Hoaglin
Chairman, President and Chief Executive Officer

Donald R. Kimble
Chief Financial Officer and Controller

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	HUNTINGTON BANCSHARES INCORPORATED

To the Board of Directors and Shareholders of
Huntington Bancshares Incorporated
Columbus, Ohio

We have audited Management’s assessment, included in the accompanying Report of Management on Internal Control Over Financial Reporting, that Huntington Bancshares Incorporated and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on Management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating Management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2004 of the Company and our report dated February 15, 2005 (March 1, 2005 as to Note 23) expressed an unqualified opinion on those financial statements.

Deloitte & Touche LLP
Columbus, Ohio
February 15, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	HUNTINGTON BANCSHARES INCORPORATED

To the Board of Directors and Shareholders of
Huntington Bancshares Incorporated
Columbus, Ohio

We have audited the accompanying consolidated balance sheet of Huntington Bancshares Incorporated and subsidiaries (the “Company”) as of December 31, 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of the Company for the years ended December 31, 2003 and 2002 were audited by other auditors whose report, dated January 16, 2004 (except for Note 27, as to which the date is January 27, 2004 and Note 30, as to which the date is February 23, 2005), expressed an unqualified opinion on those financial statements and included explanatory paragraphs that described the restatement of the 2003 statement of cash flows and the adoption of new accounting guidance for variable interest entities in 2003 and goodwill and intangible assets in 2002.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated 2004 financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 15, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Deloitte & Touche LLP
Columbus, Ohio
February 15, 2005
(March 1, 2005 as to Note 23)

CONSOLIDATED BALANCE SHEETS	HUNTINGTON BANCSHARES INCORPORATED

	December 31,

(in thousands, except number of shares)	2004	2003

Assets
Cash and due from banks	$877,320	$899,689
Federal funds sold and securities purchased under resale agreements	628,040	96,814
Interest bearing deposits in banks	22,398	33,627
Trading account securities	309,630	7,589
Loans held for sale	223,469	226,729
Investment securities	4,238,945	4,929,060
Loans and leases:
Commercial
Commercial and industrial	5,829,685	5,313,517
Commercial real estate	4,473,293	4,172,083
Consumer
Automobile loans	1,948,667	2,991,642
Automobile leases	2,443,455	1,902,170
Home equity loans	4,554,540	3,733,861
Residential mortgage loans	3,829,234	2,530,665
Other consumer loans	481,403	431,180

Total loans and leases	23,560,277	21,075,118
Allowance for loan and lease losses	(271,211)	(299,732)

Net loans and leases	23,289,066	20,775,386

Operating lease assets	587,310	1,260,440
Bank owned life insurance	963,059	927,671
Premises and equipment	355,115	349,712
Goodwill and other intangible assets	215,807	217,009
Customers’ acceptance liability	11,299	9,553
Accrued income and other assets	844,039	786,047

Total Assets	$32,565,497	$30,519,326

Liabilities and Shareholders’ Equity
Liabilities
Deposits in domestic offices
Non-interest bearing	$3,392,123	$2,986,992
Interest bearing	16,935,091	15,025,188
Deposits in foreign offices	440,947	475,215

Total deposits	20,768,161	18,487,395

Short-term borrowings	1,207,233	1,452,304
Federal Home Loan Bank advances	1,271,088	1,273,000
Other long-term debt	4,016,004	4,544,509
Subordinated notes	1,039,793	990,470
Allowance for unfunded loan commitments and letters of credit	33,187	35,522
Bank acceptances outstanding	11,299	9,553
Deferred federal income tax liability	783,628	654,535
Accrued expenses and other liabilities	897,466	797,036

Total Liabilities	30,027,859	28,244,324

Shareholders’ equity
Preferred stock — authorized 6,617,808 shares; none outstanding	—	—
Common stock — without par value; authorized 500,000,000 shares; issued 257,866,255 shares; outstanding 231,605,281 and 229,008,088 shares, respectively	2,484,204	2,483,542
Less 26,260,974 and 28,858,167 treasury shares, respectively	(499,259)	(548,576)
Accumulated other comprehensive income (loss)	(10,903)	2,678
Retained earnings	563,596	337,358

Total Shareholders’ Equity	2,537,638	2,275,002

Total Liabilities and Shareholders’ Equity	$32,565,497	$30,519,326

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME	HUNTINGTON BANCSHARES INCORPORATED

	Twelve Months Ended December 31,

(in thousands, except per share amounts)	2004	2003	2002

Interest and fee income
Loans and leases
Taxable	$1,132,938	$1,097,109	$1,088,932
Taxable-exempt	1,135	1,315	1,975
Investment securities
Taxable	171,709	159,590	173,107
Taxable-exempt	17,884	15,067	6,516
Other	23,649	32,675	22,665

Total Interest Income	1,347,315	1,305,756	1,293,195

Interest expense
Deposits	257,099	288,271	385,733
Short-term borrowings	13,053	15,698	28,668
Federal Home Loan Bank advances	33,253	24,394	5,946
Subordinated notes and other long-term debt including preferred capital securities	132,536	128,407	123,274

Total Interest Expense	435,941	456,770	543,621

Net Interest Income	911,374	848,986	749,574
Provision for credit losses	55,062	163,993	194,426

Net Interest Income After Provision for Credit Losses	856,312	684,993	555,148

Operating lease income	287,091	489,698	657,074
Service charges on deposit accounts	171,115	167,840	153,564
Trust services	67,410	61,649	62,051
Brokerage and insurance income	54,799	57,844	62,109
Bank owned life insurance income	42,297	43,028	43,123
Other service charges and fees	41,574	41,446	42,888
Mortgage banking	32,296	58,180	32,033
Securities gains	15,763	5,258	4,902
Gain on sales of automobile loans	14,206	40,039	—
Gain on sale of branch offices	—	13,112	—
Gain on sale of Florida operations	—	—	182,470
Merchant Services gain	—	—	24,550
Other income	92,047	91,059	76,940

Total Non-Interest Income	818,598	1,069,153	1,341,704

Personnel costs	485,806	447,263	418,037
Operating lease expense	236,478	393,270	518,970
Net occupancy	75,941	62,481	59,539
Outside data processing and other services	72,115	66,118	67,368
Equipment	63,342	65,921	68,323
Professional services	36,876	42,448	33,085
Marketing	26,489	27,490	27,911
Telecommunications	19,787	21,979	22,661
Printing and supplies	12,463	13,009	15,198
Amortization of intangibles	817	816	2,019
Restructuring reserve (releases) charges	(1,151)	(6,666)	48,973
Loss on early extinguishment of debt	—	15,250	—
Other expense	93,281	80,780	92,063

Total Non-Interest Expense	1,122,244	1,230,159	1,374,147

Income Before Income Taxes	552,666	523,987	522,705
Provision for income taxes	153,741	138,294	198,974

Income before cumulative effect of change in accounting principle	398,925	385,693	323,731
Cumulative effect of change in accounting principle, net of tax of $7,178	—	(13,330)	—

Net Income	$398,925	$372,363	$323,731

Average common shares — basic	229,913	229,401	242,279
Average common shares — diluted	233,856	231,582	244,012

Per Common Share:
Income before cumulative effect of change in accounting principle — basic	$ 1.74	$1.68	$1.34
Income before cumulative effect of change in accounting principle — diluted	1.71	1.67	1.33
Net Income — basic	1.74	1.62	1.34
Net Income — diluted	1.71	1.61	1.33
Cash dividends declared	0.75	0.67	0.64

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY	HUNTINGTON BANCSHARES INCORPORATED

							Accumulated

	Preferred Stock		Common Stock		Treasury Stock		Other	Retained
							Comprehensive	Earnings
(in thousands)	Shares	Amount	Shares	Amount	Shares	Amount	Income (Loss)	(Deficit)	Total

Balance — January 1, 2002	—	$—	257,866	$2,490,724	(6,672)	$(123,849)	$ 25,488	$(50,466)	$2,341,897
Comprehensive Income:
Net income								323,731	323,731
Unrealized net holding gains on securities available for sale arising during the period, net of reclassification adjustment for net gains included in net income							27,387		27,387
Unrealized gains on derivative instruments used in cash flow hedging relationships							9,620		9,620
Minimum pension liability							(195)		(195)

Total comprehensive income									360,543

Stock issued for acquisitions				(838)	1,038	19,989			19,151
Cash dividends declared ($0.64 per share)								(154,794)	(154,794)
Stock options exercised				(3,545)	373	6,757			3,212
Treasury shares purchased					(19,161)	(370,012)			(370,012)
Other				(1,920)	(565)	(8,284)			(10,204)

Balance — December 31, 2002	—	—	257,866	2,484,421	(24,987)	(475,399)	62,300	118,471	2,189,793

Comprehensive Income:
Net income								372,363	372,363
Unrealized net holding losses on securities available for sale arising during the period, net of reclassification adjustment for net gains included in net income							(47,427)		(47,427)
Unrealized losses on derivative instruments used in cash flow hedging relationships							(11,081)		(11,081)
Minimum pension liability							(1,114)		(1,114)

Total comprehensive income									312,741

Cash dividends declared ($0.67 per share)								(153,476)	(153,476)
Stock options exercised				(609)	481	8,691			8,082
Treasury shares purchased					(4,300)	(81,061)			(81,061)
Other				(270)	(52)	(807)			(1,077)

Balance — December 31, 2003	—	—	257,866	2,483,542	(28,858)	(548,576)	2,678	337,358	2,275,002

Comprehensive Income:
Net income								398,925	398,925
Unrealized net holding losses on securities available for sale arising during the period, net of reclassification adjustment for net gains included in net income							(22,112)		(22,112)
Unrealized gains on derivative instruments used in cash flow hedging relationships							9,694		9,694
Minimum pension liability							(1,163)		(1,163)

Total comprehensive income									385,344

Cash dividends declared ($0.75 per share)								(172,687)	(172,687)
Stock options exercised				678	2,432	46,561			47,239
Other				(16)	165	2,756			2,740

Balance — December 31, 2004	—	$—	257,866	$2,484,204	(26,261)	$(499,259)	$(10,903)	$563,596	$2,537,638

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS	HUNTINGTON BANCSHARES INCORPORATED

	Twelve Months Ended December 31,

(in thousands of dollars)	2004	2003	2002

	(Restated)
Operating Activities
Net Income	$398,925	$372,363	$323,731
Adjustments to reconcile net income to net cash provided by operating activities
Cumulative effect of change in accounting principle, net of tax	—	13,330	—
Provision for credit losses	55,062	163,993	194,426
Depreciation on operating lease assets	216,444	350,550	463,783
Amortization of mortgage servicing rights	19,019	25,966	12,051
Other depreciation and amortization	89,669	126,530	4,006
Mortgage servicing rights impairment (recoveries) charges	(1,378)	(14,957)	14,113
Deferred income tax expense	140,962	258	96,718
(Increase) decrease in trading account securities	(302,041)	(7,348)	13,151
Originations of loans held for sale	(1,858,262)	(4,221,322)	(2,435,367)
Principal payments on and proceeds from loans held for sale	1,861,272	4,522,972	2,536,374
Gains on sales of investment securities	(15,763)	(5,258)	(4,902)
Gains on sales/securitizations of loans	(14,206)	(45,610)	(11,031)
Gain on sale of branch offices	—	(13,112)	—
Gain on sale of Florida banking and insurance operations	—	—	(182,470)
Gain on restructuring of Huntington Merchant Services LLC	—	—	(24,550)
Loss on early extinguishment of debt	—	15,250	—
Restructuring (releases) charges	(1,151)	(6,666)	48,973
(Increase) decrease of cash surrender value of bank owned life insurance	(42,297)	(43,028)	(43,123)
Increase (decrease) in payable to investors in securitized loans	24,541	64,986	(13,794)
Other, net	(42,580)	40,373	37,972

Net Cash Provided by Operating Activities	528,216	1,339,270	1,030,061

Investing Activities
Decrease (increase) in interest bearing deposits in banks	11,229	3,673	(16,095)
Proceeds from:
Maturities and calls of investment securities	881,305	1,585,979	1,036,706
Sales of investment securities	2,386,479	1,161,325	855,309
Purchases of investment securities	(2,438,158)	(4,341,946)	(1,959,137)
Proceeds from sales/securitizations of loans	1,534,395	2,576,869	465,699
Net loan and lease originations, excluding sales	(4,216,309)	(4,506,843)	(3,867,300)
Purchases of operating lease assets	(14,666)	—	(297,646)
Proceeds from sale of operating lease assets	451,264	572,596	667,147
Sale of branch offices	—	(81,367)	—
Proceeds from sale of premises and equipment	1,188	7,382	19,390
Purchases of premises and equipment	(56,531)	(64,571)	(57,761)
Proceeds from sales of other real estate	16,388	14,083	13,112
Consolidation of cash of securitization trust	—	58,500	—
Net cash paid in purchase acquisitions	—	—	(8,305)
Proceeds from restructuring of Huntington Merchant Services, LLC	—	—	27,000
Net cash paid related to sale of Florida banking and insurance operations	—	—	(1,277,767)

Net Cash Used for Investing Activities	(1,443,416)	(3,014,320)	(4,399,648)

Financing Activities
Increase in deposits	2,273,046	1,177,324	2,073,891
(Decrease) increase in short-term borrowings	(245,071)	(688,712)	537,770
Proceeds from issuance of subordinated notes	148,830	198,430	—
Maturity of subordinated notes	(100,000)	(250,000)	—
Proceeds from Federal Home Loan Bank advances	1,088	270,000	1,000,000
Maturity of Federal Home Loan Bank advances	(3,000)	(10,000)	(4,000)
Proceeds from issuance of long-term debt	925,000	2,075,000	1,025,000
Maturity of long-term debt	(1,455,000)	(895,250)	(932,150)
Dividends paid on common stock	(168,075)	(151,023)	(167,002)
Repurchases of common stock	—	(81,061)	(370,012)
Net proceeds from issuance of common stock	47,239	8,082	3,212

Net Cash Provided by Financing Activities	1,424,057	1,652,790	3,166,709

Change in Cash and Cash Equivalents	508,857	(22,260)	(202,878)
Cash and Cash Equivalents at Beginning of Period	996,503	1,018,763	1,221,641

Cash and Cash Equivalents at End of Period	$1,505,360	$996,503	$1,018,763

Supplemental disclosures
Income taxes paid	$34,904	$72,128	$70,463
Interest paid	422,060	469,331	560,731
Non-cash activities:
Mortgage loans securitized	115,929	354,200	386,385
Common stock dividends accrued, paid in subsequent year	35,662	31,113	28,032
Stock issued for purchase acquisitions	—	—	19,151

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

1. SIGNIFICANT ACCOUNTING POLICIES

–	NATURE OF OPERATIONS — Huntington Bancshares Incorporated (Huntington) is a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through its subsidiaries, Huntington is engaged in providing full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, and discount brokerage services, as well as reinsuring credit life and disability insurance, and selling other insurance and financial products and services. Huntington’s banking offices are located in Ohio, Michigan, West Virginia, Indiana, and Kentucky. Certain activities are also conducted in other states including Arizona, Florida, Georgia, Maryland, Nevada, New Jersey, Pennsylvania, and Tennessee. Huntington has a foreign office in the Cayman Islands and a foreign office in Hong Kong.

–	BASIS OF PRESENTATION — The consolidated financial statements include the accounts of Huntington and its majority-owned subsidiaries and are presented in accordance with accounting principles generally accepted in the United States (GAAP). All significant intercompany transactions and balances have been eliminated in consolidation. Companies in which Huntington holds more than a 50% voting equity interest are consolidated. For consolidated entities where Huntington holds less than a 100% interest, Huntington recognizes a minority interest liability (included in other liabilities) for the voting equity held by others and minority interest expense (included in other non-interest expenses) for the portion of the entity’s earnings attributable to minority interests. Investments in companies that are not consolidated are accounted for using the equity method when Huntington has the ability to exert significant influence, generally defined as a 20% or greater voting interest. Those investments for which Huntington does not have the ability to exert significant influence are generally accounted for using the cost method and are periodically evaluated for impairment. Investments in private investment partnerships are carried at fair value. Investments in private investment partnerships and investments that are accounted for under the equity method or the cost method are included in other assets in Huntington’s balance sheet and Huntington’s proportional interest in the investment’s earnings is included in other non-interest income. Huntington evaluates variable interest entities (VIEs) in which it holds a beneficial interest for consolidation. VIEs, as defined by the Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities, are legal entities with insubstantial equity, whose equity investors lack the ability to make decisions about the entity’s activities, or whose equity investors do not have the right to receive the residual returns of the entity if they occur. Huntington adopted FIN 46 on July 1, 2003 and therefore, consolidates these VIEs when it holds a majority of VIEs’ beneficial interests.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates. Certain prior period amounts have been reclassified to conform to the current year’s presentation.

–	SECURITIES — Securities purchased with the intention of recognizing short-term profits are classified as trading account securities and reported at fair value. The unrealized gains or losses on trading securities are recorded in other non-interest income. All other securities are designated as investment securities. Investment securities include securities designated as available for sale, non-marketable equity securities, and securities held to maturity. Unrealized gains or losses on investment securities are reported as a separate component of accumulated other comprehensive income in shareholders’ equity. Declines in the value of debt and marketable equity securities that are considered other than temporary are recorded in non-interest income as a loss on investment securities.

Securities transactions are recognized on the trade date (the date the order to buy or sell is executed).

Nonmarketable equity securities include stock acquired for regulatory purposes, such as Federal Home Loan Bank stock and Federal Reserve Bank stock. These securities are generally accounted for at cost and are included in investment securities.

The amortized cost of specific securities sold is used to compute realized gains and losses. Interest and dividends on securities, including amortization of premiums and accretion of discounts using the effective interest method over the period to maturity, are included in interest income.

Statement of Financial Accounting Standards (SFAS) 115, Accounting for Certain Investments in Debt and Equity Securities, and Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) 59, Accounting for Noncurrent Marketable Equity Securities, and Emerging issues Task Force (EITF) No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments provide guidance on determining when an investment is other-than-temporarily impaired. Investments are reviewed quarterly for indicators of other-than-temporary impairment. This determination requires significant judgment. In making this judgment, we evaluate, among other factors, the duration and extent to which the fair value of an investment is less than its cost and our intent and ability to hold the investment. Investments with an indicator are further evaluated to determine the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

likelihood of a significant adverse effect on the fair value and amount of the impairment as necessary. If market or economic conditions change, we may incur future impairments.

–	LOANS AND LEASES — Loans are stated at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income. Direct financing leases are reported at the aggregate of lease payments receivable and estimated residual values, net of unearned and deferred income. Interest income is accrued as earned based on unpaid principal balances. Huntington defers the fees it receives from the origination of loans and leases, as well as the costs of those activities, and amortizes these fees and costs on a level-yield basis over the estimated lives of the related loans.

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

Residual values on leased automobiles and equipment are evaluated periodically for impairment. Impairment of the residual values of direct financing leases is recognized by writing the leases down to fair value with a charge to non-interest expense. Residual value losses arise if the market value at the end of the lease term is less than the residual value embedded in the original lease contract. Residual value insurance covers the difference between the recorded residual value and the fair value of the automobile at the end of the lease term as evidenced by Black Book valuations. This insurance, however, does not cover residual losses below Black Book value, which may arise when the automobile has excess wear and tear and/or excess mileage, not reimbursed by the lessee.

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

Commercial and industrial and commercial real estate loans are evaluated for impairment in accordance with the provisions of Statement of Financial Accounting Standards (Statement) No. 114, Accounting by Creditors for Impairment of a Loan, as amended. This Statement requires an allowance to be established as a component of the allowance for loan and lease losses when it is probable that all amounts due pursuant to the contractual terms of the loan or lease will not be collected and the recorded investment in the loan or lease exceeds its fair value. Fair value is measured using either the present value of expected future cash flows discounted at the loan’s or lease’s effective interest rate, the observable market price of the loan or lease, or the fair value of the collateral if the loan or lease is collateral dependent.

Consumer loans and leases, excluding residential mortgage and home equity loans, are subject to mandatory charge-off at a specified delinquency date and are not classified as non-performing prior to being charged off. These loans and leases are generally charged off in full no later than when the loan or lease becomes 120 days past due. Residential mortgage loans are placed on non-accrual status when principal payments are 180 days past due or interest payments are 210 days past due. A charge-off on a residential mortgage loan is recorded when the loan has been foreclosed and the loan balance exceeds the fair value of the collateral. The fair value of the collateral is then recorded as real estate owned and is reflected in other assets in the consolidated balance sheet. At September 30, 2004, Huntington adopted a new policy of placing home equity loans and lines on non-accrual status when they exceed 180 days past due. Such loans were previously classified as accruing loans and leases past due 90 days or more. This policy change conforms the home equity loans and lines classification to that of other consumer loans secured by residential real estate. The new policy did not have a material impact on total non-performing assets, the allowances for credit losses, or net income. (See Note 4 for further information.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

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

–	SOLD LOANS — Loans that are sold are accounted for in accordance with Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. For loan sales, an asset is also recorded for the servicing of the loans sold, which is retained at the time of sale, based on the relative fair value of the servicing rights.

Gains and losses on the loans sold and servicing rights associated with loan sales are determined when the related loans are sold to the trust or third party. Fair values of the servicing rights are based on the present value of expected future cash flows from servicing the underlying loans, net of adequate compensation to service the loans. The present value of expected future cash flows is determined using assumptions for market interest rates, ancillary fees, and prepayment rates. Management also uses these assumptions to assess the servicing rights for impairment periodically. The servicing rights are recorded in other assets in the consolidated balance sheets. Servicing revenues on mortgage and automobile loans, net of the amortization of servicing rights, are included in mortgage banking income and other non-interest income, respectively.

–	ALLOWANCE FOR LOAN AND LEASE LOSSES — The allowance for loan and lease losses (ALLL) reflects management’s judgment as to the level considered appropriate to absorb probable inherent credit losses in the loan and lease portfolio. This judgment is based on the size and current risk characteristics of the portfolio, a review of individual loans and leases, historical and anticipated loss experience, and a review of individual relationships where applicable. External influences such as general economic conditions, economic conditions in the relevant geographic areas and specific industries, regulatory guidelines, and other factors are also assessed in determining the level of the allowance.

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

The ALLL consists of three components, the transaction reserve, specific reserve, and economic reserve. Loan and lease losses related to transaction and specific reserves are recognized and measured pursuant to Statements No. 5, Accounting for Contingencies and 114, while losses related to the economic reserve are recognized and measured pursuant to Statement No. 5. The three components are more fully described below.

       Transaction Reserve

The transaction reserve component represents an estimate of loss based on characteristics of each commercial and consumer loan or lease in the portfolio. Each loan and lease is assigned a probability-of-default and a loss-in-event-of-default factor that are used to calculate the transaction reserve.

For middle market commercial and industrial, middle market commercial real estate, and small business loans, the calculation involves the use of a standardized loan grading system that is applied on an individual loan level and updated on a continuous basis. The reserve factors applied to these portfolios were developed based on internal credit migration models that track historical movements of loans between loan ratings over time and a combination of long-term average loss experience of the Company’s own portfolio and external industry data.

In the case of more homogeneous portfolios, such as consumer loans and leases and residential mortgage loans, the determination of the transaction component is conducted at an aggregate, or pooled, level. For such portfolios, the development of the reserve factors includes the use of forecasting models to measure inherent loss in these portfolios.

Models and analyses are updated frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in the loss mitigation or credit origination strategies. Adjustments to the reserve factors are made as needed based on observed results of the portfolio analytics.

       Specific Reserve

The specific reserve component is associated only with the middle market commercial and industrial, middle market commercial real estate, and small business segments and is the result of credit-by-credit reserve decisions for individual

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

loans when it is determined that the calculated transaction reserve component is insufficient to cover the estimated losses. Individual non-performing and substandard loans over $250,000 are analyzed for impairment and possible assignment of a specific reserve. The impairment tests are done in accordance with applicable accounting standards and regulations.

       Economic Reserve

Changes in the economic environment are a significant judgmental factor management considers in determining the appropriate level of the ALLL. The economic reserve incorporates Management’s determination of the impact of risks associated with the general economic environment on the portfolio. The economic reserve is designed to address economic uncertainties and is determined based on a variety of economic factors that are correlated to the historical performance of the loan portfolio. Because of this more quantitative approach to recognizing risks in the general economy, the economic reserve may fluctuate from period to period.

In an effort to be as quantitative as possible in the ALLL calculation, Management developed a revised methodology for calculating the economic reserve portion of the ALLL for implementation in 2004. The revised methodology is specifically tied to economic indices that have a high correlation to the Company’s historic charge-off variability. The indices currently in the model consists of the U.S. Index of Leading Economic Indicators, U.S. Profits Index, U.S. Unemployment Index, and the University of Michigan Current Consumer Confidence Index. Beginning in 2004, the calculated economic reserve was determined based upon the variability of credit losses over a credit cycle. The indices and time frame may be adjusted as actual portfolio performance changes over time. Management has the capability to judgmentally adjust the calculated economic reserve amount by a maximum of +/- 20% to reflect, among other factors, differences in local versus national economic conditions. This adjustment capability is deemed necessary given the newness of the model and the continuing uncertainty of forecasting economic environment changes.

–	RESELL AND REPURCHASE AGREEMENTS — Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained or is requested to be returned to Huntington as deemed appropriate.

–	GOODWILL AND OTHER INTANGIBLE ASSETS — Under the purchase method of accounting, the net assets of entities acquired by Huntington were recorded at their estimated fair value at the date of acquisition. The excess of cost over the fair value of net assets acquired is recorded as goodwill. Prior to 2002, goodwill was amortized over periods generally up to 25 years. Effective January 1, 2002, in accordance with Statement No. 142, Goodwill and Other Intangible Assets, goodwill is no longer amortized but is reviewed by management, along with other intangible assets arising from business combinations, for impairment as of September 30 each year, or whenever a significant event occurs that adversely affects operations, or when changes in circumstances indicate that the carrying value may not be recoverable. Other intangible assets are amortized on a straight-line basis over their estimated useful lives through 2011.

–	MORTGAGE BANKING ACTIVITIES — Loans held for sale are primarily composed of performing 1-to-4-family residential mortgage loans originated for resale and are carried at the lower of cost (net of purchase discounts or premiums and effects of hedge accounting) or fair value as determined on an aggregate basis. Fair value is determined using available secondary market prices for loans with similar coupons, maturities, and credit quality.

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

–	PREMISES AND EQUIPMENT — Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Buildings and building improvements are depreciated over an average of 30 to 40 years and 10 to 20 years, respectively. Land improvements and furniture and fixtures are depreciated over 10 years, while equipment is depreciated over a range of three to seven years. Leasehold improvements are amortized over the lesser of the asset life or term of the related leases. Maintenance and repairs are charged to expense as incurred, while improvements that extend the useful life of an asset are capitalized and depreciated over the remaining useful life.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

–	OPERATING LEASE ASSETS — Operating lease assets consist of automobiles leased to consumers and equipment leased to business customers. These assets are reported at cost, including net deferred origination fees or costs, less accumulated depreciation. For automobile operating leases, net deferred origination fees or costs include the referral payments Huntington makes to automobile dealers, which are deferred and amortized on a straight-line basis over the life of the lease.

Lease payments are recorded as rental income, a component of operating lease income in non-interest income. Net deferred origination fees or costs are amortized over the life of the lease to operating lease income. Depreciation expense is recorded on a straight-line basis over the term of the lease. Leased assets are depreciated to the estimated residual value at the end of the lease term. Depreciation expense is included in operating lease expense in the non-interest expense section of the consolidated income statement. Impairment of residual values of operating leases is evaluated under Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under that Statement, when the future cash flows from the operating lease, including the expected realizable fair value of the automobile or equipment at the end of the lease, is less than the book value of the lease, an immediate impairment write-down is recognized. Otherwise, reductions in the expected residual value result in additional depreciation of the leased asset over the remaining term of the lease. Upon disposition, a gain or loss is recorded for any difference between the net book value of the lease and the proceeds from the disposition of the asset, including any insurance proceeds.

On a quarterly basis, Management evaluates the amount of residual value losses that it anticipates will result from the estimated fair value of a leased vehicle being less than the residual value inherent in the lease. Also as part of its quarterly analysis, Management evaluates automobile leases individually for impairment. Fair value includes estimated net proceeds from the sale of the leased vehicle plus expected residual value insurance proceeds and amounts expected to be collected from the lessee for excess mileage and other items that are billable under terms of the lease contract. When estimating the amount of expected insurance proceeds, Management takes into consideration policy caps that exist in two of the three residual value insurance policies and whether it expects aggregate claims under such policies to exceed these caps. Residual value losses exceeding any insurance policy cap are reflected in higher depreciation expense over the remaining life of the affected automobile lease.

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

–	BANK OWNED LIFE INSURANCE — Huntington’s bank owned life insurance policies are carried at their cash surrender value. Periodically, management confirms this cash surrender value with the insurance carriers that have issued each respective insurance policy. Huntington recognizes tax-free income from the periodic increases in the cash surrender value of these policies and from death benefits.

–	DERIVATIVE FINANCIAL INSTRUMENTS — Derivative financial instruments, primarily interest rate swaps, are accounted for in accordance with Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This Statement requires every derivative instrument to be recorded in the consolidated balance sheet as either an asset or liability measured at its fair value and Huntington to formally document, designate, and assess the effectiveness of transactions for which hedge accounting is applied. Depending on the nature of the hedge and the extent to which it is effective, the changes in fair value of the derivative recorded through earnings will either be offset against the change in the fair value of the hedged item in earnings, or recorded in other comprehensive income and subsequently recognized in earnings in the period the hedged item affects earnings. The portion of a hedge that is ineffective and all changes in the fair value of derivatives not designated as hedges, referred to as trading instruments, are recognized immediately in earnings. Deferred gains or losses from derivatives that are terminated are amortized over the shorter of the original remaining term of the derivative or the remaining life of the underlying asset or liability. Trading instruments are carried at fair value with changes in fair value included in other non-interest income. Trading instruments are executed primarily with Huntington’s customers to fulfill their needs. Derivative instruments used for trading purposes include interest rate swaps, including callable swaps, interest rate caps and floors, and interest rate and foreign exchange futures, forwards, and options.

–	ADVERTISING COSTS — Advertising costs are expensed as incurred as a marketing expense, a component of non-interest expense.

–	INCOME TAXES — Income taxes are accounted for under the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future book and tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are determined using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income at the time of enactment of such change in tax rates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

–	TREASURY STOCK — Acquisitions of treasury stock are recorded at cost. Reissuance of shares in treasury for acquisitions, stock option exercises, or for other corporate purposes, is recorded at their weighted-average cost.

–	STOCK-BASED COMPENSATION — Huntington’s stock-based compensation plans are accounted for based on the intrinsic value method promulgated by Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, and related interpretations. Compensation expense for employee stock options is generally not recognized if the exercise price of the option equals or exceeds the fair value of the stock on the date of grant.

The following pro forma disclosures for net income and earnings per diluted common share is presented as if Huntington had applied the fair value method of accounting of Statement No. 123, Accounting for Stock-Based Compensation, in measuring compensation costs for stock options. The fair values of the stock options granted were estimated using the Black-Scholes option-pricing model. This model assumes that the estimated fair value of the options is amortized over the options’ vesting periods and the compensation costs would be included in personnel costs in the consolidated income statement. The following table also includes the weighted-average assumptions that were used in the option-pricing model for options granted in each of the last three years:

	Year Ended December 31,

(in millions of dollars, except per share amounts)	2004	2003	2002

Assumptions
Risk-free interest rate	3.78%	4.45%	4.12%
Expected dividend yield	3.20	3.11	3.34
Expected volatility of Huntington’s common stock	30.9	33.8	33.8

Pro Forma Results
Net income, as reported	$398.9	$372.4	$323.7
Less pro forma expense related to options granted	(14.4)	(10.9)	(10.0)

Pro Forma Net Income	$384.5	$361.5	$313.7

Net Income Per Common Share:
Basic, as reported	$1.74	$1.62	$1.34
Basic, pro forma	1.67	1.58	1.29
Diluted, as reported	1.71	1.61	1.33
Diluted, pro forma	1.64	1.56	1.29

–	SEGMENT RESULTS — Accounting policies for the lines of business are the same as those used in the preparation of the consolidated financial statements with respect to activities specifically attributable to each business line. However, the preparation of business line results requires management to establish methodologies to allocate funding costs and benefits, expenses, and other financial elements to each line of business. Changes are made in these methodologies utilized for certain balance sheet and income statement allocations performed by Huntington’s management reporting system, as appropriate.

–	STATEMENT OF CASH FLOWS — Cash and cash equivalents are defined as “Cash and due from banks” and “Federal funds sold and securities purchased under resale agreements.” The statement of cash flows for the year ended December 31, 2003, has been restated to properly reflect the sale of branch offices during the third quarter of 2003. (See Note 30 of the Notes to Consolidated Financial Statements.)

2. NEW ACCOUNTING STANDARDS

–	EMERGING ISSUES TASK FORCE ISSUE NO. 03-1, The Meaning of Other-Than-Temporary Impairments and Its Application to Certain Investments (EITF 03-1) — The Emerging Issues Task Force reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. EITF 03-1 also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. On September 30, 2004, the FASB issued FSP EITF 03-1-1 which delayed the effective date for the measurement and recognition guidance contained in paragraphs 10–20 of Issue 03-1. See Note 3 for more information.

–	SEC STAFF ACCOUNTING BULLETIN NO. 105, Application of Accounting Principles to Loan Commitments (SAB 105) — On March 9, 2004, the SEC issued SAB 105, which summarizes the views of the SEC staff regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments. Specifically, SAB 105 indicated that the fair value of loan commitments that are required to follow derivative accounting under Statement 133, Accounting for Derivative Instruments and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Hedging Activities, should not consider the expected future cash flows related to the associated servicing of the future loan. Prior to SAB 105, Huntington did not consider the expected future cash flows related to the associated servicing in determining the fair value of loan commitments. The adoption of SAB 105 did not have a material effect on Huntington’s financial results.

–	FASB STAFF POSITION NO. 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (FSP 106-2) — In December 2003, a law was approved that expands Medicare benefits, primarily adding a prescription drug benefit for Medicare-eligible retirees beginning in 2006. The law also provides a federal subsidy to companies that sponsor postretirement benefit plans providing prescription drug coverage. FSP 106-2 was issued in May 2004 and supersedes FSP 106-1 issued in January 2004. FSP 106-2 specifies that any Medicare subsidy must be taken into account in measuring the employer’s postretirement health care benefit obligation and will also reduce the net periodic postretirement cost in future periods. The new guidance is effective for the reporting periods beginning on or after June 15, 2004. The impact of this new pronouncement was not material to Huntington’s financial condition, results of operations, or cash flows.

–	AICPA Statement of Position No. 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3) — In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP 03-3 to address accounting for differences between the contractual cash flows of certain loans and debt securities and the cash flows expected to be collected when loans or debt securities are acquired in a transfer and those cash flow differences are attributable, at least in part, to credit quality. As such, SOP 03-3 applies to loans and debt securities purchased or acquired in purchase business combinations and does not apply to originated loans. The application of SOP 03-3 limits the interest income, including accretion of purchase price discounts, that may be recognized for certain loans and debt securities. Additionally, SOP 03-3 requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield or valuation allowance, such as the allowance for credit losses. Subsequent to the initial investment, increases in expected cash flows generally should be recognized prospectively through adjustment of the yield on the loan or debt security over its remaining life. Decreases in expected cash flows should be recognized as impairment. SOP 03-3 is effective for loans and debt securities acquired in fiscal years beginning after December 15, 2004, with early application encouraged. The impact of this new pronouncement is not expected to be material to Huntington’s financial condition, results of operations, or cash flows.

–	FASB Staff Position No. 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 — On October 22, 2004, the American Jobs Creation Act (the Act) was signed into law. The Act introduces a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. Huntington may elect to apply this provision to qualifying earnings repatriations in 2005. Huntington has begun an evaluation of the effects of the repatriation provision as it applies to earnings from foreign asset securitization activities. However, Huntington does not expect to be able to complete this evaluation until after Congress or the Treasury Department provides additional clarifying language on key elements of the provision.

The FASB staff believes that the lack of clarification of certain provisions within the Act and the timing of the enactment necessitate a practical exception to the Statement No. 109, Accounting for Income Taxes (SFAS 109) requirement to reflect in the period of enactment of the effect of a new tax law. Accordingly, in December 2004, the FASB issued FSP 109-2, which allows Huntington time beyond the fourth quarter of 2004, the period of enactment, to evaluate the effect of the Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS 109.

At December 31, 2004, the range of possible amounts that Huntington is considering for repatriation under this provision is between zero and $89.0 million. The related potential range of income tax is between zero and $4.7 million.

–	FASB STATEMENT NO. 123 (REVISED 2004), Share-Based Payment (Statement 123R) — Statement 123R was issued in December 2004, to provide investors and other users of financial statements with more complete financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in the financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123R replaces FASB Statement No. 123, Accounting for Stock-Based Compensation (Statement 123), and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in APB 25, as long as the footnotes to financial statements disclosed pro forma net income under the preferable fair-value-based method. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. Effective January 1, 2005, Huntington has adopted Statement 123R. See Note 1 for the current accounting policy on share-based payments and Note 16 for the share-based payment disclosures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

3. INVESTMENT SECURITIES

Investment securities at December 31 were as follows:

		Unrealized

(in thousands of dollars)	Amortized Cost	Gross Gains	Gross Losses	Fair Value

2004
U.S. Treasury	$24,987	$362	$(213)	$25,136
Federal Agencies Mortgage-backed securities	985,846	177	(12,507)	973,516
Other agencies	986,954	1,193	(15,901)	972,246

Total U.S. Treasury and Federal Agencies	1,997,787	1,732	(28,621)	1,970,898
Municipal securities	410,614	7,404	(1,794)	416,224
Private label CMO	462,394	866	(5,233)	458,027
Asset backed securities	1,198,296	2,690	(1,004)	1,199,982
Other securities	189,513	4,962	(661)	193,814

Total Investment Securities	$4,258,604	$17,654	$(37,313)	$4,238,945

		Unrealized

(in thousands of dollars)	Amortized Cost	Gross Gains	Gross Losses	Fair Value

2003
U.S. Treasury	$304,001	$4,410	$(41)	$308,370
Federal Agencies Mortgage-backed securities	1,811,793	19,782	(13,552)	1,818,023
Other agencies	1,162,896	13,137	(16,510)	1,159,523

Total U.S. Treasury and Federal Agencies	3,278,690	37,329	(30,103)	3,285,916
Municipal securities	432,129	6,405	(2,273)	436,261
Private label CMO	390,906	609	(858)	390,657
Asset backed securities	640,826	64	(1,174)	639,716
Retained interests in securitizations	5,593	763	—	6,356
Other securities	166,366	3,884	(96)	170,154

Total Investment Securities	$4,914,510	$49,054	$(34,504)	$4,929,060

Other securities include privately placed collateralized mortgage obligations, Federal Home Loan Bank and Federal Reserve Bank stock, corporate debt and municipal securities, and marketable equity securities.

Contractual maturities of investment securities as of December 31 were:

	2004		2003

(in thousands of dollars)	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Under 1 year	$8,597	$8,653	$185,016	$187,413
1-5 years	610,189	606,140	695,691	705,100
6-10 years	584,619	575,399	969,280	964,949
Over 10 years	3,049,673	3,042,552	3,050,383	3,055,131
Retained interests in securitizations	—	—	5,593	6,356
Marketable equity securities	5,526	6,201	8,547	10,111

Total Investment Securities	$4,258,604	$4,238,945	$4,914,510	$4,929,060

At December 31, 2004, the carrying value of investment securities pledged to secure public and trust deposits, trading account liabilities, U.S. Treasury demand notes, and security repurchase agreements totaled $2.1 billion. There were no securities of a single issuer, which are not governmental or government-sponsored, that exceeded 10% of shareholders’ equity at December 31, 2004.

The following table provides the gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous loss position, at December 31, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

	At December 31, 2004

	Less than 12 Months		Over 12 Months
					Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands of dollars)	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury	$19,794	$(213)	$—	$—	$19,794	$(213)
Federal agencies
Mortgage-backed securities	810,462	(8,666)	115,418	(3,841)	925,880	(12,507)
Other agencies	509,153	(6,303)	255,809	(9,598)	764,962	(15,901)

Total U.S. Treasury and Federal Agencies	1,339,409	(15,182)	371,227	(13,439)	1,710,636	(28,621)
Municipal Securities	62,187	(273)	51,875	(1,521)	114,062	(1,794)
Private label CMO	343,929	(5,230)	2,046	(3)	345,975	(5,233)
Asset backed securities	416,476	(1,004)	—	—	416,476	(1,004)
Other securities	13,967	(659)	—	(2)	13,967	(661)

Total temporarily impaired securities	$2,175,968	$(22,348)	$425,148	$(14,965)	$2,601,116	$(37,313)

Gross gains from sales of securities of $34.7 million, $14.5 million, and $5.4 million, were realized in 2004, 2003, and 2002, respectively. Gross losses totaled $19.0 million in 2004, $9.2 million in 2003, and $0.5 million in 2002. At September 30, 2004, Management determined that $11.0 million of equity securities, with unrealized losses of $0.9 million were other-than-temporarily impaired. Consequently, Huntington recognized the unrealized losses in the third quarter of 2004. There were no other-than-temporary impairments of any securities recognized in 2003 or 2002. Huntington has both the intent and ability to hold the securities contained in the table above for a time necessary to recover the amortized cost.

4. LOANS AND LEASES

At December 31, 2004, $2.1 billion of commercial and industrial loans were pledged to secure potential discount window borrowings from the Federal Reserve Bank. At this same date, $4.7 billion of real estate qualifying loans were pledged to secure advances from the Federal Home Loan Bank. Real estate qualifying loans are comprised of residential mortgage loans secured by first and second liens.

Huntington’s loan and lease portfolio includes lease financing receivables consisting of direct financing leases on equipment, which are included in commercial and industrial loans, and on automobiles. Net investment in lease financing receivables by category at December 31 were as follows:

	At December 31,

(in thousands of dollars)	2004	2003

Commercial and industrial
Lease payments receivable	$391,157	$315,518
Estimated residual value of leased assets	37,704	36,300

Gross investment in commercial lease financing receivables	428,861	351,818
Unearned income	(39,414)	(33,478)

Total net investment in commercial lease financing receivables	$389,447	$318,340

Consumer
Lease payments receivable	$1,453,909	$1,238,843
Estimated residual value of leased assets	1,258,160	903,554

Gross investment in consumer lease financing receivables	2,712,069	2,142,397
Deferred origination fees and costs	(2,130)	(1,950)
Unearned income	(266,484)	(238,277)

Total net investment in consumer lease financing receivables	$2,443,455	$1,902,170

Included in the estimated residual value of leased consumer assets, Huntington had a valuation reserve of $4.2 million and $2.1 million at December 31, 2004 and 2003, respectively, for expected residual value impairment that is not covered by residual value insurance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

RELATED PARTY TRANSACTIONS

Huntington has made loans to its officers, directors, and their associates. These loans were made in the ordinary course of business under normal credit terms, including interest rate and collateralization, and do not represent more than the normal risk of collection. These loans to related parties are summarized as follows:

At December 31,
(in thousands of dollars)	2004

Balance, beginning of year	$81,357
Loans made	171,313
Repayments	(179,044)
Changes due to status of executive officers and directors	12,392

Balance, end of year	$86,018

NON-PERFORMING ASSETS AND PAST DUE LOANS

At December 31, 2004 and 2003, loans in non-accrual status and loans past due 90 days or more and still accruing interest, were as follows:

	At December 31,

(in thousands of dollars)	2004	2003

Commercial and industrial	$34,692	$43,387
Commercial real estate	8,670	22,399
Residential mortgage	13,545	9,695
Home equity(1)	7,055	—

Total non-performing loans	63,962	75,481
Other real estate, net(2)	44,606	11,905

Total non-performing assets	$108,568	$87,386

Accruing Loans Past Due 90 Days or More	$54,283	$55,913

(1)	As of September 30, 2004, the Company adopted a policy, consistent with its policy for residential mortgage loans, of placing home equity loans and lines on nonaccrual status when they become greater than 180 days past due.

(2)	At December 31, 2004, other real estate owned included $35.7 million of properties that relate to the work-out of $5.9 million of mezzanine loans. These properties are subject to $29.8 million of non-recourse debt to another financial institution. Both properties are in contract for sale in the first half of 2005.

The amount of interest that would have been recorded under the original terms for total loans classified as non-accrual or renegotiated was $3.3 million for 2004, $6.3 million for 2003, and $12.6 million for 2002. Amounts actually collected and recorded as interest income for these loans totaled $1.9 million, $3.0 million, and $5.1 million for 2004, 2003, and 2002, respectively.

5. LOAN SALES AND SECURITIZATIONS

AUTOMOBILE LOANS

Huntington sold $1.5 billion and $2.1 billion of automobile loans in 2004 and 2003, respectively. Pre-tax gains from the sales of automobile loans totaled $14.2 million and $40.0 million in 2004 and 2003, respectively. No sales of automobile loans were made in 2002.

A servicing asset is established at their initial carrying value based on the relative fair value at the time of the sale. Huntington has used the following assumptions to measure fair value at the time of the sale: estimated servicing income of 1.00%, estimated adequate compensation for servicing of approximately 0.50%, other ancillary fees received of approximately 0.12% to 0.15% and an estimated return on payments prior to remittance to investors. The asset is then amortized against the actual cash flows received from the investor over time. Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows. The primary risk characteristic for measuring servicing assets is payoff rates of the underlying loan pools. Valuation calculations rely heavily on the predicted payoff assumption, and if actual payoff is quicker than expected, then future value would be impaired. Other impairment concerns would be changes to the other assumptions mentioned above.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Changes in the carrying value of automobile loan servicing rights for the three years ended December 31, 2004, and the fair value at the end of each period were as follows:

	Year Ended December 31,

(in thousands of dollars)	2004	2003	2002

Carrying value, beginning of year	$17,662	$12,676	$17,647
New servicing assets	16,249	25,106	6,227
Amortization	(13,625)	(8,434)	(11,198)
Adoption of FIN 46	—	(11,686)	—

Carrying value, end of year	$20,286	$17,662	$12,676

	At December 31,

	2004	2003	2002

Fair value, end of year	$21,361	$18,501	$12,731

Huntington has retained servicing responsibilities and receives annual servicing fees of 1.0% of the outstanding loan balances. The unpaid principal balance of automobile loans serviced for third parties was $2.3 billion, $1.8 billion, and $1.1 billion at December 31, 2004, 2003, and 2002, respectively. Servicing income, net of amortization of capitalized servicing assets, amounted to $10.1 million in 2004, $4.3 million in 2003, and $1.0 million in 2002.

There were no pre-tax gains from automobile loan securitization in 2004. Huntington recorded net pre-tax gains from automobile loan securitizations of $5.6 million, and $11.0 million in 2003, and 2002, respectively. Gains or losses from securitizations depend in part on the previous carrying amount of the financial assets involved, which are allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. There were no impairment charges related to Huntington’s retained interest in 2004 and 2003. Impairment charges of retained interests were $4.0 million in 2002.

As a result of adopting FIN 46 in the third quarter of 2003, one of the securitization trusts sponsored by Huntington was consolidated. The impact of this consolidation was to reduce the outstanding automobile loans serviced by $1.0 billion, reduce the retained interest asset by $142.3 million, and reduce the servicing asset by $11.7 million. At December 31, 2004, cash of $30.9 million was held by the subsidiary securitization trust and was restricted as to Huntington’s ability to withdraw this cash. In the second quarter of 2004, Huntington repurchased all the outstanding loans of an unconsolidated trust for $23.9 million, resulting in a $1.5 million pre-tax gain.

RESIDENTIAL MORTGAGE LOANS

During 2004, Huntington sold $199.8 million of residential mortgage loans held for investment, resulting in a net pre-tax gain of $0.5 million. No sales of residential mortgage loans were made in 2003 and 2002.

Huntington also securitized $115.9 million, $354.2 million and $386.4 million of residential mortgage loans in 2004, 2003, and 2002, respectively, and retained all of the resulting securities. Accordingly, the securitized amounts were reclassified from loans to investment securities.

A mortgage servicing right (MSR) is established only when the loans are sold or when servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. The initial carrying value of the asset is established based on its relative fair value at the time of sale using assumptions that are consistent with assumptions used at the time to estimate the fair value of the total MSR portfolio. All servicing rights are subsequently carried at the lower of the initial carrying value, adjusted for amortization, or fair value, and are included in other assets. From time-to-time, loans may be sold with recourse. This recourse may be for a limited period of time or for the life of the loan.

The unpaid principal balance of residential mortgage loans serviced for third parties was $6.9 billion, $6.4 billion, and $3.8 billion at December 31, 2004, 2003, and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

A summary of loans serviced balances at December 31, 2004 and average for the period ended, were as follows:

		Year Ended
	At December 31, 2004	December 31, 2004

(in millions of dollars)	Principal Balance	Average Balance

Loans serviced	$10,755	$9,930
Less: loans serviced for others	6,861	6,633

Loans held in portfolio	$ 3,894	$3,297

Changes in the carrying value of mortgage servicing rights and the associated valuation allowance for the three years ended December 31, 2004, and the fair value at the end of each period were as follows:

	Year Ended December 31,

(in thousands of dollars)	2004	2003	2002

Balance, beginning of year	$71,087	$29,271	$35,282
New servicing assets	23,738	52,896	41,586
Amortization	(19,019)	(25,966)	(12,051)
Impairment recovery (charges)	1,378	14,957	(14,113)
Sales	(77)	(71)	(21,433)

Balance, end of year	$77,107	$71,087	$29,271

	At December 31,

	2004	2003	2002

Fair value, end of year	$84,084	$74,684	$29,728

Servicing rights are evaluated quarterly for impairment based on the fair value of those rights, using a disaggregated approach. The fair value of the servicing rights is determined by estimating the present value of future net cash flows, taking into consideration market loan prepayment speeds, discount rates, servicing costs, and other economic factors. Seven risk tranches are used in the evaluation of mortgage servicing rights for impairment: three tranches for servicing rights on 30-year fixed-rate mortgage loans (based on interest rate bands of below 6.00%; 6.00% up to 6.99%; and 7.00% and above), three tranches for servicing rights on 15-year fixed-rate mortgage loans (based on interest rate bands of below 5.50%; 5.50% up to 6.49%; and 6.50% and above), and one tranche encompassing balloon and adjustable rate mortgages. Huntington began using the expanded interest rate bands in the fourth quarter of 2003. Temporary impairment is recognized in a valuation allowance against the mortgage servicing rights. Huntington also analyzes its mortgage servicing rights periodically for other-than-temporary impairment. Other-than-temporary impairment is recognized as a direct reduction of the carrying value of the mortgage servicing right and cannot be recovered. Servicing rights are amortized over the period of, and in proportion to, the estimated future net servicing revenue. Amortization is recorded as a reduction of servicing income, which is reflected in non-interest income in Huntington’s consolidated income statement.

Changes in the impairment allowance of mortgage servicing rights for the three years ended December 31, 2004, were as follows:

	Year Ended December 31,

(in thousands of dollars)	2004	2003	2002

Balance, beginning of year	$(6,153)	$(21,110)	$(6,997)
Impairment charges	(18,110)	(10,713)	(14,533)
Impairment recovery	19,488	25,670	420

Balance, end of year	$(4,775)	$(6,153)	$(21,110)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

At December 31, 2004, the fair value, assumptions and the sensitivity of the current fair value of Huntington’s mortgage servicing rights to immediate 10% and 20% adverse changes in those assumptions were:

		Decline in fair value due to

		10%	20%
		adverse	adverse
(in millions of dollars)	Actual	change	change

Constant pre-payment rate	21.70%	$(4.8)	$(9.1)
Discount rate	8.85	(2.2)	(4.2)

Caution should be used when reading these sensitivities as a change in an individual assumption and its impact on fair value is shown independent of changes in other assumptions. Economic factors are dynamic and may counteract or magnify sensitivities.

6. ALLOWANCES FOR CREDIT LOSSES (ACL)

The Company maintains two reserves, both of which are available to absorb possible credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total allowances for credit losses (ACL). The ALLL had historically included a component for unfunded loan commitments and letters of credit. To reflect the nature of this reserve and consistent with better disclosure, in the first quarter of 2004 the AULC was reclassified as a separate liability on the balance sheet. Prior period balance sheet amounts have also been reclassified to be consistent with the current years’s presentation. This reclassification had no impact on net income, shareholders’ equity, or the amount of total reserves aligned with credit risks. A summary of the transactions in the allowances for credit losses and details regarding impaired loans and leases follows for the three years ended December 31:

	Year Ended December 31,

(in thousands of dollars)	2004	2003	2002

Allowance for Loan and Leases Losses, Beginning of Period	$299,732	$300,503	$345,402
Loan and lease losses	(126,115)	(201,534)	(234,352)
Recoveries of loans previously charged off	47,580	39,725	37,440

Net loan and lease losses	(78,535)	(161,809)	(196,912)

Provision for credit losses	55,062	163,993	194,426
Net change in allowance for unfunded loan commitments and letters of credit	2,335	623	(12,215)
Allowance for assets sold and securitized(1)	(7,383)	(3,578)	(30,198)

Allowance for Loan and Lease Losses, End of Period	$271,211	$299,732	$300,503

Allowance for Unfunded Loan Commitments and Letters of Credit, Beginning of Period	$35,522	$36,145	$23,930
Net change	(2,335)	(623)	12,215

Allowance for Unfunded Loan Commitments and Letters of Credit, End of Period	$33,187	$35,522	$36,145

Total Allowances for Credit Losses	$304,398	$335,254	$336,648

Recorded Balance of Impaired Loans, at end of year(2) :
With specific reserves assigned to the loan and lease balances	$51,875	$54,853	$91,578
With no specific reserves assigned to the loan and lease balances	29,296	—	2,972

Total	$81,171	$54,853	$94,550

Average Balance of Impaired Loans for the Year(2)	$54,445	$33,970	$87,286
Allowance for Loan and Lease Losses on Impaired Loans(2)	$23,447	$26,249	$37,984

(1)	In conjunction with the automobile loan sales and securitizations in 2004, 2003, and 2002, an allowance for loan and lease losses attributable to the associated loans sold was included as a component of the loan’s carrying value upon their sale. The allowance associated with the 2002 sale of the Florida banking and insurance operations was $22,297.

(2)	Includes impaired commercial and industrial loans and commercial real estate loans with outstanding balances greater than $500,000. A loan is impaired when it is probable that Huntington will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are included in non-performing assets. The amount of interest recognized in 2004 on impaired loans while they were considered impaired was $1.1 million. There was no interest recognized in 2003 or 2002 on impaired loans while they were considered impaired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

7. OPERATING LEASE ASSETS

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

	At December 31,

(in thousands of dollars)	2004	2003

Cost of operating lease assets (including residual value of $406,965 and $814,078, respectively)	$1,173,616	$2,136,502
Deferred origination fees and costs	(1,138)	(2,117)
Accumulated depreciation	(585,168)	(873,945)

Total	$587,310	$1,260,440

The future lease rental payments due from customers on operating lease assets at December 31, 2004, totaled $259.8 million and are due as follows: $164.7 million in 2005; $82.2 million in 2006; and $12.9 million in 2007. Depreciation expense for each of the years ended December 31, 2004, 2003, and 2002 was $216.4 million, $350.6 million, and $463.8 million, respectively.

8. PREMISES AND EQUIPMENT

At December 31, premises and equipment stated at cost were comprised of the following:

	At December 31,

(in thousands of dollars)	2004	2003

Land and land improvements	$63,406	$59,347
Buildings	237,071	216,076
Leasehold improvements	142,764	127,830
Equipment	467,674	477,385

Total premises and equipment	910,915	880,638
Less accumulated depreciation and amortization	(555,800)	(530,926)

Net Premises and Equipment	$355,115	$349,712

Depreciation and amortization charged to expense and rental income credited to occupancy expense for the year ended December 31 were:

	Year Ended December 31,

(in thousands of dollars)	2004	2003	2002

Total depreciation and amortization of premises and equipment	$50,097	$46,746	$46,319
Rental income credited to occupancy expense	13,081	14,837	15,868

9. GOODWILL AND OTHER INTANGIBLE ASSETS

At December 31, goodwill and other intangible assets, net of accumulated amortization, were comprised of:

	At December 31,

(in thousands of dollars)	2004	2003

Goodwill	$210,155	$210,539
Favorable lease intangible	5,652	6,470

Balance, end of period	$215,807	$217,009

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

At December 31, 2004, none of Huntington’s goodwill is deductible for tax purposes. Goodwill and other intangible assets, net of accumulated amortization, and related activity, by segment, for the years ended December 31, 2004 and 2003, were as follows:

	Regional	Dealer		Treasury/	Huntington
(in thousands of dollars)	Banking	Sales	PFG	Other	Consolidated

Balance, January 1, 2003	$198,335	—	$12,947	$7,285	$218,567
Disposals	(333)	—	—	—	(333)
Amortization	—	—	—	(816)	(816)
Adjustments	(409)	—	—	—	(409)

Balance, December 31, 2003	197,593	—	12,947	6,469	217,009
Amortization	—	—	—	(817)	(817)
Adjustments	—	—	(385)	—	(385)

Balance, December 31, 2004	$197,593	$—	$12,562	$5,652	$215,807

The $0.4 million adjustment in 2004 relates to goodwill recorded as part of the Haberer Registered Investment Advisor, Inc. acquisition in 2002. During 2003, Huntington completed the sale of certain banking offices in West Virginia, resulting in a $0.3 million write-off of the remaining associated goodwill. The remaining $0.4 million write-off in 2003 related to an adjustment of the goodwill amount recorded as part of the LeaseNet, Inc. acquisition in 2002. No impairment of goodwill was recognized in 2004, 2003, or 2002.

A substantial portion of the remaining goodwill is attributable to the previously acquired banking operations reported under the Regional Banking line of business. For the years 2005 through 2009, amortization expense associated with the leasehold intangible is expected to be $0.8 million each year.

10. SHORT-TERM BORROWINGS

At December 31, short-term borrowings were comprised of the following:

	At December 31,

(in thousands of dollars)	2004	2003

Federal funds purchased	$30,620	$230,585
Securities sold under agreements to repurchase	1,093,247	1,147,473
Commercial paper	1,928	3,481
Other	81,438	70,765

Total Short-term Borrowings	$1,207,233	$1,452,304

Information concerning securities sold under agreements to repurchase at December 31 is summarized as follows:

	Year Ended December 31,

(in thousands of dollars)	2004	2003

Average balance during the year	$1,410,174	$880,363
Average interest rate during the year	0.93%	0.73%
Maximum month-end balance during the year	$1,500,267	$1,276,761

Commercial paper is issued by Huntington Bancshares Financial Corporation, a non-bank subsidiary, with principal and interest guaranteed by the parent company.

11. FEDERAL HOME LOAN BANK ADVANCES

Huntington’s long-term advances from the Federal Home Loan Bank had weighted average interest rates of 2.32% and 1.23% at December 31, 2004 and 2003, respectively. These advances, which predominately had variable interest rates, were collateralized by qualifying real estate loans. As of December 31, 2004 and 2003, Huntington’s maximum borrowing capacity was $1.5 billion and $1.4 billion, respectively. The advances of $1.3 billion mature over the next 15 years as follows: $100 million in 2005; none in 2006; $900 million in 2007; $270 million in 2008; none in 2009, and $1 million thereafter. The terms of advances include various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 2004, Huntington was in compliance with all such covenants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

12. SUBORDINATED NOTES

At December 31, Huntington’s subordinated notes consisted of the following:

	At December 31,

(in thousands of dollars)	2004	2003

Parent company:
2.86% junior subordinated debentures due 2027(1)	$206,186	$206,186
3.115% junior subordinated debentures due 2028(2)	103,093	103,093
The Huntington National Bank:
Floating rate subordinated notes due 2008	—	100,000
8.00% subordinated notes due 2010	160,692	162,769
4.90% subordinated notes due 2014	199,136	198,431
6.60% subordinated notes due 2018	219,505	219,991
5.375% subordinated notes due 2019	151,181	—

Total subordinated notes	$1,039,793	$990,470

(1)	Variable effective rate at December 31, 2004, based on three month LIBOR + 0.70.

(2)	Variable effective rate at December 31, 2004, based on three month LIBOR + 0.625.

The Bank issued $100 million of long-term notes in 2002 that were called in the first quarter of 2004. Proceeds from lower rate subordinated notes issued in the first quarter of 2004 were used to fund the payment of the long-term notes. The weighted-average interest rate for subordinated notes was 5.16 % at December 31, 2004, and 6.36% at the end of 2003.

Amounts above are reported net of unamortized discounts and include values related to hedging with derivative financial instruments. The derivative instruments, principally interest rate swaps, are used to match the funding rates on certain assets by hedging the cash flow variability associated with certain variable-rate debt by converting the debt to fixed-rate and hedging the fair values of certain fixed-rate debt by converting the debt to a variable rate. See Note 20 for more information regarding such financial instruments. All principal is due upon maturity of the note as described in the table above.

13. OTHER LONG-TERM DEBT

At December 31, Huntington’s other long-term debt consisted of the following:

	At December 31,

(in thousands of dollars)	2004	2003

The Huntington National Bank	$3,866,004	$4,394,509
Parent company (maturing in 2005 and interest rate of 2.63%)(1)	100,000	100,000
Class C preferred securities of REIT subsidiary (no maturity and interest rate of 7.88%)	50,000	50,000

Total Other Long-Term Debt	$4,016,004	$4,544,509

(1)	Variable effective rate at December 31, 2004, of 1.40% plus three-month LIBOR.

Amounts above include values related to hedging with derivative financial instruments. The derivative instruments, principally interest rate swaps, are used to match the funding rates on certain assets by hedging the cash flow variability associated with certain variable-rate debt by converting the debt to fixed-rate and hedging the fair values of certain fixed-rate debt by converting the debt to a variable rate. See Note 20 for more information regarding such financial instruments.

The weighted-average interest rate for other long-term debt at December 31, 2004 and 2003, was 2.86% and 1.67%, respectively. At December 31, 2004, Huntington’s other long-term debt included $300 million of secured borrowings, which had variable rates based on three-month LIBOR. At December 31, 2004, these secured borrowings had a remaining average maturity of 0.6 years and a weighted average cost of 2.24%.

The terms of the other long-term debt obligations contain various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 2004, Huntington was in compliance with all such covenants.

Other long-term debt maturities for the next five years are as follows: $1.5 billion in 2005; $0.8 billion in 2006; $0.1 billion in 2007; $0.2 billion in 2008; $0.2 billion in 2009; and $1.2 billion in 2010 and thereafter.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

14. OTHER COMPREHENSIVE INCOME

The components of Huntington’s Other Comprehensive Income in each of the three years ended December 31 were as follows:

	Year Ended December 31,

(in thousands of dollars)	2004	2003	2002

Unrealized holding gains and losses on securities available for sale arising during the period:
Unrealized net (losses) gains	$(18,555)	$(67,520)	$46,655
Related tax benefit (expense)	6,689	23,511	(16,082)

Net	(11,866)	(44,009)	30,573

Reclassification adjustment for net gains from sales of securities available for sale realized during the period:
Realized net gains	(15,763)	(5,258)	(4,902)
Related tax expense	5,517	1,840	1,716

Net	(10,246)	(3,418)	(3,186)

Total unrealized holding (losses) gains on securities available for sale arising during the period, net of reclassification adjustment for net gains included in net income	(22,112)	(47,427)	27,387

Unrealized holding gains and losses on derivatives used in cash flow hedging relationships arising during the period:
Unrealized net gains (losses)	14,914	(17,048)	14,799
Related tax (expense) benefit	(5,220)	5,967	(5,179)

Net	9,694	(11,081)	9,620

Minimum pension liability:
Unrealized net loss	(1,789)	(1,714)	(300)
Related tax benefit	626	600	105

Net	(1,163)	(1,114)	(195)

Total Other Comprehensive (Loss) Income	$(13,581)	$(59,622)	$36,812

Activity in Accumulated Other Comprehensive Income for the most recent three years is as follows:

	Unrealized gains and	Unrealized gains and losses on
	losses on securities	derivative instruments used in	Minimum
(in thousands of dollars)	available for sale	cash flow hedging relationships	pension liability	Total

Balance, January 1, 2002	$29,469	$(3,981)	$—	$25,488
Current period change	27,387	9,620	(195)	36,812

Balance, December 31, 2002	56,856	5,639	(195)	62,300
Current period change	(47,427)	(11,081)	(1,114)	(59,622)

Balance, December 31, 2003	9,429	(5,442)	(1,309)	2,678
Current period change	(22,112)	9,694	(1,163)	(13,581)

Balance, December 31, 2004	$(12,683)	$4,252	$(2,472)	$(10,903)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

15. EARNINGS PER SHARE

Basic earnings per share is the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted for the potential issuance of common shares for dilutive stock options. The calculation of basic and diluted earnings per share for each of the three years ended December 31 is as follows:

	Year Ended December 31,

(in thousands, except per share amounts)	2004	2003	2002

Income before cumulative effect of accounting change	$398,925	$385,693	$323,731
Cumulative effect of change in accounting principle, net of tax	—	(13,330)	—

Net income	$398,925	$372,363	$323,731

Average common shares outstanding	229,913	229,401	242,279
Dilutive effect of common stock equivalents	3,943	2,181	1,733

Diluted average common shares outstanding	233,856	231,582	244,012

Earnings Per Share
Basic
Income before cumulative effect of accounting change	$1.74	$1.68	$1.34
Net income	1.74	1.62	1.34
Diluted
Income before cumulative effect of accounting change	1.71	1.67	1.33
Net income	1.71	1.61	1.33

The average market price of Huntington’s common stock for the period was used in determining the dilutive effect of outstanding stock options. Common stock equivalents are computed based on the number of shares subject to stock options that have an exercise price less than the average market price of Huntington’s common stock for the period.

Approximately 2.6 million, 2.8 million, and 7.7 million stock options outstanding at the end of 2004, 2003, and 2002, respectively, were not included in the computation of diluted earnings per share because the effect would be antidilutive. The weighted average exercise price for these options was $26.96 per share, $26.74 per share, and $22.19 per share at the end of the same respective periods.

On January 7, 2005, Huntington released from escrow 86,118 shares of Huntington common stock to former shareholders of LeaseNet, Inc., which were previously issued in September 2002. A total of 373,896 common shares, previously held in escrow, was returned to Huntington. All shares in escrow had been accounted for as treasury stock.

16. STOCK-BASED COMPENSATION

Huntington sponsors nonqualified and incentive stock option plans. These plans provide for the granting of stock options to officers and other employees. Huntington’s board of directors has approved all of the plans. Shareholders have approved each of the plans, except for the broad-based Employee Stock Incentive Plan. Approximately 28.8 million shares have been authorized under the plans, of which 8.8 million were available for future grants at December 31, 2004. Options that were granted in the most recent seven years vest ratably over three years or when other conditions are met while those granted in 1994 through 1997 vested ratably over four years. All grants preceding 1994 became fully exercisable after one year. All options granted have a maximum term of ten years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

The fair value of the options granted was estimated at the date of grant using a Black-Scholes option-pricing model. Huntington’s stock option activity and related information for each of the recent three years ended December 31 is summarized below:

	2004		2003		2002

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
(in thousands, except per share amounts)	Options	Price	Options	Price	Options	Price

Outstanding at beginning of year	19,997	$19.40	18,024	$18.93	14,649	$18.70
Granted	3,200	23.05	3,659	20.38	5,511	18.78
Exercised	(2,478)	17.05	(788)	14.40	(887)	12.79
Forfeited/expired	(702)	20.02	(898)	19.32	(1,249)	19.89

Outstanding at end of year	20,017	$20.25	19,997	$19.40	18,024	$18.93

Exercisable at end of year	11,984	$19.68	9,649	$19.60	8,352	$19.62

Weighted-Average Fair Value of Options Granted During the Year		$5.78		$5.64		$5.18

Additional information regarding options outstanding as of December 31, 2004, is as follows:

	Options Outstanding			Exercisable Options

		Weighted-
		Average	Weighted-		Weighted-
Range of		Remaining	Average		Average
Exercise Prices		Contractual	Exercise		Exercise
(in thousands, except per share amounts)	Shares	Life (Years)	Price	Shares	Price

$11.09 to $15.00	1,242	4.1	$14.38	1,242	$14.38
$15.01 to $20.00	9,507	6.5	18.17	6,890	17.72
$20.01 to $25.00	6,927	7.3	21.80	1,534	21.30
$25.01 to $28.35	2,341	4.1	27.24	2,318	27.26

Total	20,017	6.4	$20.25	11,984	$19.68

On August 27, 2002, common stock options were granted to, with certain specified exceptions, full- and part-time employees under the Huntington Bancshares Incorporated Employee Stock Incentive Plan (the Incentive Plan). Under the terms of the Incentive Plan, these options are to vest on the earlier of August 27, 2007, or at such time as the closing price for Huntington’s common stock for five consecutive trading days reached or exceeded $27.00. As of December 31, 2004, 1.7 million shares under option remain unvested.

17. INCOME TAXES

The following is a summary of the provision for income taxes:

	At December 31,

(in thousands of dollars)	2004	2003	2002

Currently payable
Federal	$12,779	$138,036	$102,256
Deferred tax expense
Federal	140,962	258	96,718

Provision for income taxes	$153,741	$138,294	$198,974

Tax expense associated with securities transactions included in the above amounts was $5.5 million in 2004, $1.8 million in 2003, and $1.7 million in 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

The following is a reconcilement of income tax expense to the amount computed at the statutory rate of 35%:

	2004		2003		2002

(in thousands of dollars)	Amount	Rate	Amount	Rate	Amount	Rate

Income tax expense computed at the statutory rate	$193,433	35.0%	$183,396	35.0%	$182,947	35.0%
Increases (decreases):
Tax-exempt interest income	(7,640)	(1.4)	(6,381)	(1.2)	(3,528)	(0.7)
Tax-exempt bank owned life insurance income	(14,804)	(2.7)	(15,060)	(2.9)	(15,093)	(2.9)
Asset securitization activities	(6,278)	(1.1)	(5,211)	(1.0)	(8,244)	(1.6)
Nondeductible goodwill	—	—	—	—	52,500	10.0
General business credits	(7,768)	(1.4)	(11,176)	(2.1)	(2,100)	(0.4)
Other, net	(3,202)	(0.6)	(7,274)	(1.4)	(7,508)	(1.3)

Income taxes	$153,741	27.8%	$138,294	26.4%	$198,974	38.1%

The significant components of deferred assets and liabilities at December 31, are as follows:

	At December 31,

(in thousands of dollars)	2004	2003

Deferred tax assets:
Allowance for loan losses	$122,926	$153,060
Net operating loss	22,936	8,715
Fair value adjustments	6,791	—
Other	95,527	170,964

Total deferred tax assets	248,180	332,739

Deferred tax liabilities:
Lease financing	861,273	871,684
Pension and other employee benefits	31,822	3,037
Mortgage servicing rights	32,947	15,770
Fair value adjustments	—	5,078
Other	105,766	91,705

Total deferred tax liability	1,031,808	987,274

Net deferred tax liability	$783,628	$654,535

At December 31, 2004, Huntington’s deferred tax asset related to loss and credit carry-forwards amounted to $22.9 million. This is comprised of a net operating loss carry-forward for U.S. federal tax purposes, which will begin expiring in 2023, with the remaining expiring in 2024. A valuation allowance is provided when it is more likely than not that some portion of the federal tax asset will not be realized. In Management’s opinion, the results of future operations will generate sufficient taxable income to realize the deferred tax assets. Consequently, Management has determined that a valuation allowance for deferred tax assets was not required as of December 31, 2004 or 2003.

18. BENEFIT PLANS

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

In addition, Huntington has an unfunded defined benefit post-retirement plan that provides certain health-care and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan. For any employee retiring on or after January 1, 1993, post-retirement healthcare benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

The following table shows the weighted-average assumptions used to determine the benefit obligation at December 31, 2004 and 2003, and the net periodic benefit cost for the years then ended. Huntington selected September 30, 2004 as the measurement date for all calculations and contracted an actuary to provide measurement services.

			Post-Retirement
	Pension Benefits		Benefits

	2004	2003	2004	2003

Weighted-average assumptions used to determine benefit obligations at December 31
Discount rate	5.81%	6.00%	5.81%	6.00%
Rate of compensation increase	5.00	5.00	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31
Discount rate	6.00	6.75	6.00	6.75
Expected return on plan assets	7.00	8.50	N/A	N/A
Rate of compensation increase	5.00	5.00	N/A	N/A

N/ A, not applicable.

The investment objective of the Plan is to maximize the return on Plan assets over a long time horizon, while meeting the Plan obligations. At September 30, 2004, Plan assets were invested 73% in equity investments and 27% in bonds, with an average duration of four years on bond investments. The estimated life of benefit obligations was 12 years. Management believes that this mix is appropriate for the current economic environment. In 2004, Huntington lowered its assumptions for the discount rate. The 5.81% assumed discount rate was based upon the Moody’s daily long-term corporate Aa bond yield as of the Plan’s measurement date. The impact of lowering this assumption will increase Huntington’s 2005 pension expense.

The following table reconciles the beginning and ending balances of the benefit obligation of the Plan and the post-retirement benefit plan with the amounts recognized in the consolidated balance sheets at December 31:

			Post-Retirement
	Pension Benefits		Benefits

(in thousands of dollars)	2004	2003	2004	2003

Change in Benefit Obligation:
Projected Benefit Obligation at beginning of measurement year	$299,028	$253,456	$55,490	$53,552
Changes due to:
Service cost	11,819	9,567	1,302	1,121
Interest cost	17,482	16,647	3,209	3,479
Benefits paid	(6,900)	(6,542)	(2,986)	(2,967)
Settlements	(8,977)	(9,684)	—	—
Actuarial assumptions and gains and losses	23,555	35,584	(1,511)	305

Total changes	36,979	45,572	14	1,938

Projected Benefit Obligation at end of measurement year (September 30)	$336,007	$299,028	$55,504	$55,490

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

The following table reconciles the beginning and ending balances of the fair value of Plan assets with the amounts recognized in the consolidated balance sheets at the September 30, 2004, measurement date:

	Pension Benefits

(in thousands of dollars)	2004	2003

Change in Plan Assets:
Fair Value of Plan Assets at beginning of measurement year	$288,569	$246,643
Changes due to:
Actual return on plan assets	35,962	33,594
Employer contributions	44,667	25,000
Settlements	(9,076)	(10,126)
Benefits paid	(6,900)	(6,542)

Total changes	64,653	41,926

Fair Value of Plan Assets at end of measurement year (September 30)	$353,222	$288,569

Huntington’s accumulated benefit obligation was $294 million and $262 million at September 30, 2004 and 2003, respectively. In both years, the fair value of Huntington’s plan assets exceeded its accumulated benefit obligation.

The following table presents the funded status of the Plan and the post-retirement benefit plan with the amounts recognized in the consolidated balance sheets at December 31:

			Post-Retirement
	Pension Benefits		Benefits

(in thousands of dollars)	2004	2003	2004	2003

Projected benefit obligation less (greater) than plan assets	17,215	(10,459)	(55,504)	(55,490)
Unrecognized net actuarial loss	116,744	118,952	718	2,229
Unrecognized prior service cost	1,789	1,790	3,856	4,439
Unrecognized transition (asset) liability, net of amortization	—	—	8,831	9,936

Prepaid (Accrued) Benefit Costs	$135,748	$110,283	$(42,099)	$(38,886)

The following table shows the components of net periodic benefit cost recognized in the most recent three years:

	Pension Benefits			Post-Retirement Benefits

(in thousands of dollars)	2004	2003	2002	2004	2003	2002

Service cost	$12,159	$9,817	$8,263	$1,302	$1,121	$1,126
Interest cost	17,482	16,647	15,458	3,209	3,479	3,603
Expected return on plan assets	(21,530)	(25,138)	(26,416)	—	—	—
Amortization of transition asset	1	(251)	(265)	1,104	1,104	1,104
Amortization of prior service cost	1	—	(185)	583	605	605
Curtailments	—	—	2,022	—	—	2,526
Settlements	3,151	4,354	3,373	—	—	—
Recognized net actuarial loss	7,936	1,774	—	—	—	—

Benefit Cost	$19,200	$7,203	$2,250	$6,198	$6,309	$8,964

Service costs presented in the above table included $0.3 million of plan expenses that were recognized in each of the three years ended December 31, 2004. The curtailment reflected above related to the sale of the Florida banking and insurance operations. This expense was recognized in Huntington’s results of operations in 2002. It is Huntington’s policy to recognize settlement gains and losses as incurred. Management expects net periodic pension cost to approximate $20 million and net periodic post-retirement benefits cost to approximate $6 million for 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

At September 30, 2004 and 2003, The Huntington National Bank, as trustee, held all Plan assets. The Plan assets consisted of investments in a variety of Huntington mutual funds, Huntington common stock, and other equity investments as follows:

	Fair Value

	2004		2003

(in thousands of dollars)	Balance	%	Balance	%

Cash	$300	—%	$—	—%
Huntington Funds — money market	500	—	1,570	1
Huntington Funds — equity funds	240,456	68	191,616	66
Huntington Funds — fixed income funds	95,837	27	82,520	29
Huntington Common Stock	16,129	5	12,863	4

Fair value of plan assets at September 30	353,222	100%	288,569	100%

The number of shares of Huntington common stock held by the Plan was 642,364 at December 31, 2004 and 2003. Dividends and interest received by the Plan during 2004 and 2003 were $11.0 million and $7.0 million, respectively. The Plan has acquired and held Huntington common stock in compliance at all times with Section 407 of the Employee Retirement Income Security Act of 1978.

The following table shows when benefit payments, which include expected future service, as appropriate, are expected to be paid:

(in thousands of dollars)	Pension Benefits	Post-Retirement Benefits

Fiscal Year:
2005	$16,194	$3,948
2006	17,126	4,131
2007	19,249	4,268
2008	21,228	4,355
2009	22,741	4,437
2010 through 2014	134,355	23,409

There is no expected minimum contribution for 2005 to the Plan. However, Huntington may choose to make a contribution to the Plan up to the maximum deductible limit in the 2005 plan year. Expected contributions for 2005 for the Post-Retirement Benefit plan are $4.0 million.

The assumed health-care cost trend rate has a significant effect on the amounts reported. A one-percentage point increase would increase service and interest costs and the post-retirement benefit obligation by $48,000 and $0.7 million, respectively. A one-percentage point decrease would reduce service and interest costs by $44,000 and the post-retirement benefit obligation by $0.6 million. The 2005 health care cost trend rate was projected to be 10.99% for pre-65 participants and 10.86% for post-65 participants compared with an estimate of 12.18% for pre-65 participants and 12.23% for post-65 participants in 2003. These rates are assumed to decrease gradually until they reach 5.09% for pre-65 participants and 5.17% for post-65 participants in the year 2017 and remain at that level thereafter. Huntington updated the immediate health care cost trend rate assumption based on current market data and Huntington’s claims experience. This trend rate is expected to decline over time to a trend level consistent with medical inflation and long-term economic assumptions.

Huntington also sponsors other retirement plans, the most significant being the Supplemental Executive Retirement Plan and the Supplemental Retirement Income Plan. These plans are nonqualified plans that provide certain former officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2004 and 2003, the accrued pension liability for these plans totaled $25.1 million and $23.3 million, respectively. Pension expense for the plans was $2.1 million, $1.7 million, and $2.3 million in 2004, 2003, and 2002, respectively. Huntington recorded a $1.1 million, net of tax, minimum pension liability adjustment within other comprehensive income associated with these unfunded plans in 2004.

Huntington has a defined contribution plan that is available to eligible employees. Matching contributions by Huntington equal 100% on the first 3%, then 50% on the next 2%, of participant elective deferrals. The cost of providing this plan was $9.2 million in 2004, $8.6 million in 2003, and $8.4 million in 2002. The number of shares of Huntington common stock held by this plan was 7,914,602 at December 31, 2004, and 8,368,383 at the end of the prior year. The market value of these shares was $195.8 million and $188.3 million at the same respective dates. Dividends received by the plan were $10.1 million during 2004 and $7.6 million during 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

19. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of Huntington’s financial instruments at December 31 are presented in the following table:

	2004		2003

	Carrying	Fair	Carrying	Fair
(in thousands of dollars)	Amount	Value	Amount	Value

Financial Assets:
Cash and short-term assets	$1,527,758	$1,527,758	$1,030,130	$1,030,130
Trading account securities	309,630	309,630	7,589	7,589
Mortgages held for sale	223,469	223,469	226,729	226,729
Investment securities	4,238,945	4,238,945	4,929,060	4,929,060
Net loans and direct financing leases	23,289,066	23,528,066	20,775,386	21,256,386
Customers’ acceptance liability	11,299	11,299	9,553	9,553
Derivatives	41,809	41,809	100,180	100,180
Financial Liabilities:
Deposits	(20,768,161)	(19,915,161)	(18,487,395)	(17,903,395)
Short-term borrowings	(1,207,233)	(1,207,233)	(1,452,304)	(1,452,304)
Bank acceptances outstanding	(11,299)	(11,299)	(9,553)	(9,553)
Federal Home Loan Bank advances	(1,271,088)	(1,271,088)	(1,273,000)	(1,273,000)
Subordinated notes	(1,039,793)	(1,039,793)	(990,470)	(990,470)
Other long term debt	(4,016,004)	(4,094,004)	(4,544,509)	(4,613,509)
Derivatives	(4,903)	(4,903)	(95,008)	(95,008)

The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include trading account securities, customers’ acceptance liabilities, short-term borrowings, bank acceptances outstanding, Federal Home Loan Bank Advances and cash and short-term assets, which include cash and due from banks, interest-bearing deposits in banks, and federal funds sold and securities purchased under resale agreements. Loan commitments and letters of credit generally have short-term, variable-rate features and contain clauses that limit Huntington’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value.

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

The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

–	MORTGAGES HELD FOR SALE — valued using outstanding commitments from investors.

–	INVESTMENT SECURITIES — based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Retained interests in securitized assets are valued using a discounted cash flow analysis. The carrying amount and fair value of securities exclude the fair value of asset/liability management interest rate contracts designated as hedges of securities available for sale.

–	LOANS AND DIRECT FINANCING LEASES — variable-rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans and leases are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans and leases with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of probable losses in the loan and lease portfolio.

–	DEPOSITS — demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed-rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

–	DEBT — fixed-rate, long-term debt is based upon quoted market prices or, in the absence of quoted market prices, discounted cash flows using rates for similar debt with the same maturities. The carrying amount of variable-rate obligations approximates fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

20. DERIVATIVE FINANCIAL INSTRUMENTS

A variety of derivative financial instruments, principally interest rate swaps, are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows. These instruments provide flexibility in adjusting the Company’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements. By using derivatives to manage interest rate risk, the effect is a smaller, more efficient balance sheet, with a lower wholesale funding requirement and a higher net interest margin, but with a comparable level of net interest revenue and return on equity. All derivatives are reflected at fair value in the consolidated balance sheet. Huntington also uses derivatives, principally loan sale commitments, in the hedging of its mortgage loan commitments and its mortgage loans held for sale.

Market risk, which is the possibility that economic value of net assets or net interest income will be adversely affected by changes in interest rates or other economic factors, is managed through the use of derivatives. Derivatives are also sold to meet customers’ financing needs and, like other financial instruments, contain an element of credit risk, which is the possibility that Huntington will incur a loss because a counter-party fails to meet its contractual obligations. Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contract provisions.

ASSET AND LIABILITY MANAGEMENT

Derivatives that are used in asset and liability management are classified as fair value hedges or cash flow hedges and are required to meet specific criteria. To qualify as a hedge, the hedge relationship is designated and formally documented at inception, detailing the particular risk management objective and strategy for the hedge. This includes identifying the item and risk being hedged, the derivative being used, and how the effectiveness of the hedge is being assessed. A derivative must be highly effective in accomplishing the objective of offsetting either changes in fair value or cash flows for the risk being hedged. Correlation is evaluated on a retrospective and prospective basis using quantitative measures. If a hedge relationship is found to be ineffective, the derivative no longer qualifies as a hedge and any excess gains or losses attributable to ineffectiveness, as well as subsequent changes in its fair value, are recognized in other income.

For fair value hedges, deposits, short-term borrowings, and long-term debt are effectively converted to variable-rate obligations by entering into interest rate swap contracts whereby fixed-rate interest is received in exchange for variable-rate interest without the exchange of the contract’s underlying notional amount. Forward contracts, used primarily in connection with its mortgage banking activities, settle in cash at a specified future date based on the differential between agreed interest rates applied to a notional amount. The changes in fair value of the hedged item and the hedging instrument are reflected in current earnings. The amounts recognized in connection with the ineffective portion of Huntington’s fair value hedging in 2004, 2003, and 2002 were insignificant.

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

To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings but are reported as a component of accumulated other comprehensive income in shareholders’ equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in earnings. During 2004, 2003, and 2002, a net loss was recognized in connection with the ineffective portion of its cash flow hedging instruments. The amounts were classified in other non-interest income and were considered insignificant. No amounts were excluded from the assessment of effectiveness during 2004 and 2003 for derivatives designated as cash flow hedges.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Derivatives used to manage Huntington’s interest rate risk at December 31, 2004, are shown in the table below:

		Average		Weighted-Average Rate

	Notional	Maturity	Fair
(in thousands of dollars)	Value	(years)	Value	Receive	Pay

Asset conversion swaps
Receive fixed — generic	$350,000	3.3	$(1,692)	3.41%	2.25%
Pay fixed — forwards	50,000	N/A	(316)	N/A	N/A

Total asset conversion swaps	$400,000	3.3	(2,008)	3.41%	2.25%

Liability conversion swaps
Receive fixed — generic	1,450,000	6.8	19,318	4.23%	2.54%
Receive fixed — callable	637,000	8.6	(5,461)	4.50	2.13
Pay fixed — generic	2,266,000	2.0	7,863	2.23	2.96
Pay fixed — forwards	410,000	N/A	(1,829)	N/A	N/A

Total liability conversion swaps	4,763,000	4.6	19,891	3.23%	2.70%

Total Swap Portfolio	$5,163,000	4.5	$17,883	3.24%	2.67%

N/ A, not applicable

At December 31, 2003, the fair value of the swap portfolio used for asset and liability management was a liability of $11.3 million. These values must be viewed in the context of the overall financial structure of Huntington, including the aggregate net position of all on- and off-balance sheet financial instruments.

As is the case with cash securities, the fair value of interest rate swaps is largely a function of the financial market’s expectations regarding the future direction of interest rates. Accordingly, current market values are not necessarily indicative of the future impact of the swaps on net interest income. This will depend, in large part, on the shape of the yield curve as well as interest rate levels. Management made no assumptions regarding future changes in interest rates with respect to the variable-rate information presented in the table above.

The next table represents the gross notional value of derivatives used to manage interest rate risk at December 31, 2004, identified by the underlying interest rate-sensitive instruments. The notional amounts shown in the tables above and below should be viewed in the context of overall interest rate risk management activities to assess the impact on the net interest margin.

	Fair Value	Cash Flow
(in thousands of dollars)	Hedges	Hedges	Total

Instruments associated with:
Investment securities	$50,000	$25,000	$75,000
Loans	—	325,000	325,000
Deposits	647,000	70,000	717,000
Federal Home Loan Bank advances	—	901,000	901,000
Subordinated notes	500,000	300,000	800,000
Other long term debt	950,000	1,395,000	2,345,000

Total Notional Value at December 31, 2004	$2,147,000	$3,016,000	$5,163,000

The estimated amount of the existing unrealized gains and losses to be reclassified to pre-tax earnings from accumulated other comprehensive income within the next 12 months is expected to be a net loss of $2.9 million.

Collateral agreements are regularly entered into as part of the underlying derivative agreements with its counterparties to mitigate the credit risk associated with both the derivatives used for asset and liability management and used in trading activities. At December 31, 2004 and 2003, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $12.3 million and $17.2 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.

These derivative financial instruments were entered into for the purpose of altering the interest rate risk embedded in its assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amount resulted in an increase to net interest income of $24.0 million, $51.6 million, and $48.4 million in 2004, 2003, and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

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

	At December 31,

(in thousands of dollars)	2004	2003

Derivative assets:
Interest rate lock agreements	$479	$658
Forward trades	853	24

Total derivative assets	1,332	682

Derivative liabilities:
Interest rate lock agreements	(993)	(270)
Forward trades	(334)	(2,021)

Total derivative liabilities	(1,327)	(2,291)

Net derivative liability	$5	$(1,609)

DERIVATIVES USED IN TRADING ACTIVITIES

Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments held in Huntington’s trading portfolio during 2004 and 2003 consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk. They are used to manage fluctuating interest rates as exposure to loss from interest rate contracts changes.

Supplying these derivatives to customers results in fee income. These instruments are carried at fair value in other assets with gains and losses reflected in other non-interest income. Total trading revenue for customer accommodation was $8.8 million in 2004, $10.3 million in 2003, and $6.4 million in 2002. The total notional value of derivative financial instruments used by Huntington on behalf of customers (for which the related interest rate risk is offset by third parties) was $4.5 billion at the end of 2004 and $5.0 billion at the end of the prior year. Huntington’s credit risk from interest rate swaps used for trading purposes was $53.8 million and $82.2 million at the same dates.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

21. COMMITMENTS AND CONTINGENT LIABILITIES

COMMITMENTS TO EXTEND CREDIT

In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the financial statements. The contract amount of these financial agreements, representing the credit risk, at December 31 were:

	At December 31,

(in millions of dollars)	2004	2003

Commitments to extend credit
Commercial	$5,076	$5,712
Consumer	4,086	3,652
Commercial real estate	340	952
Standby letters of credit	945	961
Commercial letters of credit	72	90

Commitments to extend credit generally have fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. At December 31, 2004, approximately 47% of standby letters of credit are collateralized and nearly 97% are expected to expire without being drawn upon. The carrying amount of deferred revenue associated with these guarantees was $4.1 million and $3.8 million at December 31, 2004, and 2003, respectively.

Commercial letters of credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and have maturities of no longer than 90 days. The merchandise or cargo being traded normally secures these instruments.

COMMITMENTS TO SELL LOANS

Huntington entered into forward contracts, relating to its mortgage banking business. At December 31, 2004 and 2003, Huntington had commitments to sell residential real estate loans of $311.3 million and $276.9 million, respectively. These contracts mature in less than one year.

LITIGATION

In the ordinary course of business, there are various legal proceedings pending against Huntington and its subsidiaries. In the opinion of management, the aggregate liabilities, if any, arising from such proceedings are not expected to have a material adverse effect on Huntington’s consolidated financial position (See also Note 22.)

COMMITMENTS UNDER CAPITAL AND OPERATING LEASE OBLIGATIONS

At December 31, 2004, Huntington and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses or proportionately adjusted for increases in the consumer or other price indices.

The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2004, were $32.5 million in 2005, $30.6 million in 2006, $29.1 million in 2007, $27.1 million in 2008, $25.9 million in 2009, and $176.2 million thereafter. At December 31, 2004, total minimum lease payments have not been reduced by minimum sublease rentals of $82.1 million due in the future under noncancelable subleases. The rental expense for all operating leases was $40.4 million, $36.1 million, and $38.7 million for 2004, 2003, and 2002, respectively. Huntington had no material obligations under capital leases.

22. SECURITIES AND EXCHANGE COMMISSION FORMAL INVESTIGATION

On June 26, 2003, Huntington announced that the Securities and Exchange Commission (SEC) staff was conducting a formal investigation into certain financial accounting matters relating to fiscal years 2002 and earlier and certain related disclosure matters. On August 9, 2004, Huntington announced the Company was in negotiations with the staff of the SEC regarding a settlement of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

formal investigation and disclosed that it expected that a settlement of this matter, which is subject to approval by the SEC, would involve the entry of an order requiring, among other possible matters, Huntington to comply with various provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933, along with the imposition of a civil money penalty. At December 31, 2004, the Company had reserves related to the expectation of the imposition of a civil money penalty, which the Company viewed as sufficient given negotiations with the SEC. However, no assurances can be made that any assessed penalty may not exceed this amount.

Management continues to have ongoing discussions with the staff of the SEC regarding resolution of this matter. The final results of the investigation, however, are not known at the time of this filing and therefore, the impact to Huntington’s financial condition, results of operations, and cash flows is not known.

23. FORMAL REGULATORY SUPERVISORY AGREEMENTS

On March 1, 2005, Huntington announced that it had entered into formal written agreements with its banking regulators, the Federal Reserve Bank of Cleveland (FRBC) and the Office of the Comptroller of the Currency (OCC), providing for a comprehensive action plan designed to enhance its corporate governance, internal audit, risk management, accounting policies and procedures, and financial and regulatory reporting. They call for independent third-party reviews, as well as the submission of written plans and progress reports by management. These written agreements remain in effect until terminated by the banking regulators.

Management has been working with its banking regulators over the past several months and has been taking actions and devoting significant resources to address all of the issues raised. Management believes that the changes that it has already made, and is in the process of making, will address these issues fully and comprehensively. No assurances, however, can be provided as to the ultimate timing or outcome of these matters.

24. OTHER REGULATORY MATTERS

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

As of December 31, 2004, Huntington and The Huntington National Bank (the Bank) met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for well-capitalized institutions. The period-end capital amounts and capital ratios of Huntington and the Bank are as follows:

	Tier 1		Total Capital		Tier 1 Leverage

(in millions of dollars)	2004	2003	2004	2003	2004	2003

Huntington Bancshares Incorporated
Amount	$2,683	$2,401	$3,687	$3,367	$2,683	$2,401
Ratio	9.08%	8.53%	12.48%	11.95%	8.42%	7.98%
The Huntington National Bank
Amount	$1,770	$1,782	$2,955	$2,983	$1,770	$1,782
Ratio	6.08%	6.36%	10.16%	10.65%	5.66%	6.01%

Tier 1 Risk-Based Capital consists of total equity plus qualifying capital securities and minority interests, excluding unrealized gains and losses accumulated in other comprehensive income, and non-qualifying intangible and servicing assets. Total Risk-Based Capital is Tier 1 Risk-Based Capital plus qualifying subordinated notes and allowable allowances for credit losses (limited to 1.25% of total risk-weighted assets). Tier 1 Leverage Capital is equal to Tier 1 Capital. Both Tier 1 Capital and Total Capital ratios are derived by dividing the respective capital amounts by net risk-weighted assets, which are calculated as prescribed by regulatory agencies. Tier 1 Leverage Capital ratio is calculated by dividing the Tier 1 capital amount by average adjusted total assets for the fourth quarter of 2004 and 2003, less non-qualifying intangibles and other adjustments.

Huntington and its subsidiaries are also subject to various regulatory requirements that impose restrictions on cash, debt, and dividends. The Bank is required to maintain cash reserves based on the level of certain of its deposits. This reserve requirement may be met by holding cash in banking offices or on deposit at the Federal Reserve Bank. During 2004 and 2003, the average balance of these deposits were $70.4 million and $66.6 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Under current Federal Reserve regulations, the Bank is limited as to the amount and type of loans it may make to the parent company and non-bank subsidiaries. At December 31, 2004, the Bank could lend $295.5 million to a single affiliate, subject to the qualifying collateral requirements defined in the regulations.

Dividends from the Bank are one of the major sources of funds for Huntington. These funds aid the parent company in the payment of dividends to shareholders, expenses, and other obligations. Payment of dividends to the parent company is subject to various legal and regulatory limitations. Regulatory approval is required prior to the declaration of any dividends in excess of available retained earnings. The amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for the current year and retained net income for the preceding two years, less any required transfers to surplus or common stock. The Bank could declare, without regulatory approval, dividends in 2005 of approximately $274.3 million plus an additional amount equal to its net income through the date of declaration in 2005.

25. PARENT COMPANY FINANCIAL STATEMENTS

The parent company condensed financial statements, which include transactions with subsidiaries, are as follows.

Balance Sheets	December 31,

(in thousands of dollars)	2004	2003

ASSETS
Cash and cash equivalents	$630,444	$432,632
Due from The Huntington National Bank	250,771	250,759
Due from non-bank subsidiaries	204,976	172,371
Investment in The Huntington National Bank	1,472,357	1,492,278
Investment in non-bank subsidiaries	595,233	584,741
Goodwill, net of accumulated amortization	9,877	9,877
Accrued interest receivable and other assets	141,284	155,114

Total Assets	$3,304,942	$3,097,772

LIABILITIES
Long-term borrowed funds from unaffiliated companies	$411,750	$513,291
Dividends payable, accrued expenses, and other liabilities	355,554	309,479

Total Liabilities	767,304	822,770

Shareholders’ Equity	2,537,638	2,275,002

Total Liabilities and Shareholders’ Equity	$3,304,942	$3,097,772

The parent company had a $100 million line of credit to one of its non-bank subsidiaries at December 31, 2004 and 2003. This line of credit remained undrawn during 2003 and 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Statements of Income	Year Ended December 31,

(in thousands of dollars)	2004	2003	2002

Income
Dividends from
The Huntington National Bank	$400,000	$150,533	$231,000
Non-bank subsidiaries	8,202	3,000	8,142
Interest from
The Huntington National Bank	13,417	20,098	29,611
Non-bank subsidiaries	7,638	7,356	5,854
Management fees from subsidiaries	34,603	34,129	33,070
Other	(810)	3,214	877

Total Income	463,050	218,330	308,554

Expense
Personnel costs	32,227	18,608	23,695
Interest on debt	4,317	12,976	20,213
Other	36,738	27,347	37,868

Total Expense	73,282	58,931	81,776

Income before income taxes and equity in undistributed net income of subsidiaries	389,768	159,399	226,778
Benefit from income taxes	(4,223)	(5,130)	(12,970)

Income before equity in undistributed net income of subsidiaries and cumulative effect of change in accounting principle	393,991	164,529	239,748
Cumulative effect of change in accounting principle net of tax of $1,315	—	(2,442)	—

Income before equity in undistributed net income of subsidiaries	393,991	162,087	239,748
Equity in undistributed net (loss) income of
The Huntington National Bank	(9,073)	196,659	88,710
Non-bank subsidiaries	14,007	13,617	(4,727)

Net Income	$398,925	$372,363	$323,731

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Statements of Cash Flows	Year Ended December 31,

(in thousands of dollars)	2004	2003	2002

Operating Activities
Net Income	$398,925	$372,363	$323,731
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	2,442	—
Equity in undistributed net income of subsidiaries	(4,934)	(210,275)	(83,983)
Depreciation and amortization	2,690	2,211	1,254
Gain on sales of securities available for sale	—	(5)	(709)
Change in other assets and other liabilities	(13,609)	(67,852)	45,575
Restructuring charges	—	—	6,859

Net Cash Provided by Operating Activities	383,072	98,884	292,727

Investing Activities
Decrease in investments in subsidiaries	—	—	670,000
Repayments from subsidiaries	117,314	27,001	66,258
Advances to subsidiaries	(80,197)	(74,650)	(58,861)
Proceeds from sale of securities available for sale	—	46	8,977

Net Cash Provided by (Used in) Investing Activities	37,117	(47,603)	686,374

Financing Activities
Proceeds from issuance of other long-term debt	—	100,000	100,000
Payment of other long-term debt	(101,541)	(41,544)	(154,020)
Dividends paid on common stock	(168,075)	(151,023)	(167,002)
Acquisition of treasury stock	—	(81,061)	(370,012)
Proceeds from issuance of treasury stock	47,239	8,082	3,212

Net Cash Used for Financing Activities	(222,377)	(165,546)	(587,822)

Change in Cash and Cash Equivalents	197,812	(114,265)	391,279
Cash and Cash Equivalents at beginning of year	432,632	546,897	155,618

Cash and Cash Equivalents at end of year	$630,444	$432,632	$546,897

Supplemental disclosure:
Interest paid	$18,495	$13,157	$20,779
Common stock issued in purchase acquisitions	—	—	19,151

26. RESTRUCTURING RESERVES

On a quarterly basis, Huntington assesses its remaining restructuring reserves, primarily related to lease obligations, and makes adjustments to those reserves as necessary. During 2004, Huntington released $1.2 million of restructuring reserves through a credit to the restructuring charges line of non-interest expense in the accompanying consolidated income statement. As of December 31, 2004, Huntington had remaining reserves for restructuring of $5.3 million. Huntington expects that the reserves will be adequate to fund the estimated cash outlays necessary to complete the exit activities.

27. ACQUISITIONS AND DIVESTITURES

ACQUISITIONS

On January 27, 2004, Huntington announced the signing of a definitive agreement to acquire Unizan Financial Corp. (Unizan), a financial holding company based in Canton, Ohio. On June 16, 2004, Huntington announced that the closing of the Unizan merger would be delayed beyond the early July 2004 targeted date as the FRBC had informed the Company it was extending its merger application review period to coordinate further with the staff of the SEC regarding the SEC’s formal investigation and to complete its review of the Community Reinvestment Act aspects of the merger. On November 3, 2004, Huntington announced that it was negotiating a one-year extension of its pending merger agreement with Unizan. It was also announced that Huntington was withdrawing its current application with the FRBC to acquire Unizan and intends to resubmit the application for regulatory approval of the merger once Huntington has successfully resolved the pending SEC and banking regulatory concerns. On November 11, 2004, Huntington and Unizan jointly announced they had entered into an amendment to their January 26, 2004 merger agreement. The amendment extends the term of the agreement for one year from January 27, 2005 to January 27, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Management remains in active dialogue with the SEC and banking regulators concerning these and related matters and is working diligently to resolve them in a full and comprehensive manner. No assurances, however, can be provided as to the ultimate timing or outcome of these matters.

DIVESTITURES

During 2003, Huntington sold four banking offices located in eastern West Virginia. This sale included approximately $50 million of loans and $130 million of deposits. Huntington’s pre-tax gain from this sale was $13.1 million in 2003 and is reflected as a separate component of non-interest income.

During 2002, Huntington announced the restructuring of its investment in Huntington Merchant Services LLC, the Company’s merchant services business. Huntington sold its Florida-related merchant business and decreased its equity investment in Huntington Merchant Services. As a result of the transaction, Huntington recorded a pre-tax gain of $24.6 million in 2002 which is reflected as a separate component of non-interest income.

During 2002, Huntington completed the sale of its Florida insurance operations to members of The J. Rolfe Davis Insurance Agency, Inc. management. Though the sale affected selected non-interest income and non-interest expense categories, it had no material gain or impact on net income.

During 2002, Huntington completed the sale of its Florida operations to SunTrust Banks, Inc. Included in the sale were $4.8 billion of deposits and other liabilities and $2.8 billion of loans and other assets. Huntington received a deposit premium of 15%, or $711.9 million. The total net pre-tax gain from the sale was $182.5 million and is reflected in non-interest income. The after-tax gain was $61.4 million, or $0.25 per share. Income taxes related to this transaction were $121.0 million, an amount higher than the tax impact at the statutory rate of 35%, because most of the goodwill relating to the Florida operations was non-deductible for tax purposes.

28. SEGMENT REPORTING

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

Management relies on operating earnings for review of performance trends and for critical decision making purposes. Operating earnings exclude the impact of the significant items listed in the reconciliation table below. See Note 26 to the consolidated financial statements for further discussions regarding restructuring reserves and Note 27 regarding the sale of Huntington’s Florida banking and insurance operations. The financial information that follows is inclusive of the above adjustments on an after-tax basis to reflect the reconciliation to reported net income.

The following provides a brief description of the four operating segments of Huntington:

Regional Banking: This segment provides products and services to consumer, small business, and commercial customers. These products and services are offered in seven operating regions within the five states of Ohio, Michigan, West Virginia, Indiana, and Kentucky through the Company’s banking network of 334 branches, over 700 ATMs, plus Internet and telephone banking channels. Each region is further divided into Retail and Commercial Banking units. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, business loans, personal and business deposit products, as well as sales of investment and insurance services. Retail products and services comprise 59% and 80%, of total regional banking loans and deposits, respectively. Commercial Banking serves middle market and large commercial banking relationships, which use a variety of banking products and services including, but not limited to, commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities.

Dealer Sales: This segment serves more than 3,500 automotive dealerships within Huntington’s primary banking markets, as well as in Arizona, Florida, Georgia, Pennsylvania, and Tennessee. The segment finances the purchase of automobiles by customers of the automotive dealerships, purchases automobiles from dealers and simultaneously leases the automobiles to consumers under long-term

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

operating or direct finance leases, finances the dealership’s floor plan inventories, real estate, or working capital needs, and provides other banking services to the automotive dealerships and their owners.

Private Financial Group: This segment provides products and services designed to meet the needs of the Company’s higher net worth customers. Revenue is derived through trust, asset management, investment advisory, brokerage, insurance, and private banking products and services. As of December 31, 2004, the trust division provides fiduciary services to more than 11,000 accounts with assets totaling $42.8 billion, with $9.8 billion managed by PFG, including approximately $600 million in assets managed by Haberer Registered Investment Advisor, which provides investment management services to nearly 400 customers.

Treasury/Other: This segment includes revenue and expense related to assets, liabilities, and equity that are not directly assigned or allocated to one of the other three business segments. Assets included in this segment include investment securities, bank owned life insurance, and mezzanine loans originated through Huntington Capital Markets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Listed below is certain operating basis financial information reconciled to Huntington’s 2004, 2003, and 2002 reported results by line of business:

	Regional	Dealer		Treasury/	Huntington
INCOME STATEMENTS (in thousands of dollars)	Banking	Sales	PFG	Other	Consolidated

2004
Net interest income	$642,140	$149,251	$46,575	$73,408	$911,374
Provision for credit losses	(7,565)	(44,692)	(2,299)	(506)	(55,062)
Non-Interest income	307,119	320,434	111,630	65,209	804,392
Non-Interest expense	(588,111)	(324,240)	(113,672)	(97,372)	(1,123,395)
Income taxes	(123,755)	(35,264)	(14,782)	25,435	(148,366)

Operating earnings	229,828	65,489	27,452	66,174	388,943
Restructuring releases, net of taxes	—	—	—	748	748
Gain on sale of automobile loans, net of taxes	—	8,598	—	636	9,234

Net income	$229,828	$74,087	$27,452	$67,558	$398,925

2003
Net interest income	$605,378	$107,242	$41,876	$94,490	$848,986
Provision for credit losses	(94,004)	(59,469)	(4,781)	(5,739)	(163,993)
Non-Interest income	317,687	525,987	107,951	64,377	1,016,002
Non-Interest expense	(563,099)	(481,354)	(105,153)	(71,969)	(1,221,575)
Income taxes	(93,086)	(32,343)	(13,963)	16,697	(122,695)

Operating earnings	172,876	60,063	25,930	97,856	356,725
Restructuring releases, net of tax	—	—	—	4,333	4,333
Gain on sale of automobile loans, net of tax	—	13,493	—	12,532	26,025
Cumulative effect of change in accounting principle, net of taxes	—	(10,888)	—	(2,442)	(13,330)
Gain on sale of branch offices, net of tax	—	—	—	8,523	8,523
Long-term debt extinguishment, net of tax	—	—	—	(9,913)	(9,913)

Net income	$172,876	$62,668	$25,930	$110,889	$372,363

2002
Net interest income	$583,999	$5,404	$35,773	$114,674	$739,850
Provision for credit losses	(133,907)	(46,335)	(3,468)	(5,530)	(189,240)
Non-Interest income	264,026	687,557	108,948	60,810	1,121,341
Non-Interest expense	(539,992)	(609,833)	(103,110)	(52,029)	(1,304,964)
Income taxes	(60,944)	(12,878)	(13,350)	(106)	(87,278)

Operating earnings	113,182	23,915	24,793	117,819	279,709
Restructuring charges, net of tax	—	—	(3,429)	(28,403)	(31,832)
Florida operations sold, net of tax	1,270	790	1,428	(5,013)	(1,525)
Gain on sale of Florida operations, net of tax	—	—	—	61,422	61,422
Merchant Services restructuring gain, net of tax	—	—	—	15,957	15,957

Net income	$114,452	$24,705	$22,792	$161,782	$323,731

	Assets			Deposits
	At December 31,			At December 31,

BALANCE SHEETS (in millions of dollars)	2004	2003	2002	2004	2003	2002

Regional Banking	$17,809	$14,970	$13,947	$17,424	$15,539	$15,296
Dealer Sales	6,133	7,454	7,285	76	77	61
PFG	1,649	1,461	1,203	1,172	1,164	939
Treasury / Other	6,974	6,634	5,105	2,096	1,707	1,203

Total	$32,565	$30,519	$27,540	$20,768	$18,487	$17,499

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

29. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations, for the years ended December 31, 2004 and 2003:

2004

(in thousands of dollars, except per share data)	Fourth	Third	Second	First

Interest income	$359,215	$338,002	$324,167	$325,931
Interest expense	(120,147)	(110,944)	(101,604)	(103,246)

Net interest income	239,068	227,058	222,563	222,685

Provision for credit losses	(12,654)	(11,785)	(5,027)	(25,596)
Non-interest income	182,940	189,891	218,128	227,639
Non-interest expense	(281,014)	(273,423)	(282,153)	(285,654)

Income before income taxes	128,340	131,741	153,511	139,074
Income taxes	(37,201)	(38,255)	(43,384)	(34,901)

Net income	$91,139	$93,486	$110,127	$104,173

Net income per common share — Basic	$0.39	$0.41	$0.48	$0.45
Net income per common share — Diluted	0.39	0.40	0.47	0.45

2003

(in thousands of dollars, except per share data)	Fourth	Third	Second	First

Interest income	$335,097	$333,320	$317,325	$320,014
Interest expense	(110,782)	(112,849)	(114,884)	(118,255)

Net interest income	224,315	220,471	202,441	201,759

Provision for credit losses	(26,341)	(51,615)	(49,193)	(36,844)
Non-interest income	246,510	272,768	276,951	272,924
Non-interest expense	(317,465)	(300,182)	(297,033)	(315,479)

Income before income taxes	127,019	141,442	133,166	122,360
Income taxes	(33,758)	(37,230)	(36,676)	(30,630)

Income before cumulative effect of change in accounting principle	93,261	104,212	96,490	91,730
Cumulative effect of change in accounting principle, net of tax	—	(13,330)	—	—

Net income	$93,261	$90,882	$96,490	$91,730

Income per common share before cumulative effect of change in accounting principle — Basic	$0.41	$0.46	$0.42	$0.40
Net income per common share — Basic	0.41	0.40	0.42	0.40

Income per common share before cumulative effect of change in accounting principle — Diluted	0.40	0.45	0.42	0.39
Net income per common share — Diluted	0.40	0.39	0.42	0.39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

30. RESTATEMENT OF CONSOLIDATED STATEMENTS OF CASH FLOWS

The Company restated its consolidated statement of cash flows for the year ended December 31, 2003 to correct the presentation of activity related to the 2003 sale of banking offices. The results of this restatement are reflected in the consolidated statements of cash flows for 2003, included in this report. The impact of this restatement had no effect on net income, shareholders’ equity or the balance of cash and cash equivalents. The following table reflects the previously reported amounts before the restatement, as well as the impact of this restatement by financial statement line in Huntington’s consolidated statements of cash flows for the three years ended December 31, 2004:

	Twelve Months Ended December 31, 2003

(in thousands of dollars)	Previously Reported	Restated

Operating activities
Other, net	$61,467	$62,331
Net cash provided by operating activities	1,338,406	1,339,270

Investing Activities
Net loan and lease originations, excluding sales	(4,408,975)	(4,506,843)
Proceeds from the sale of branch offices	81,367	(81,367)
Purchases of premises and equipment	(62,503)	(64,571)
Net cash used for investing activities	(2,751,650)	(3,014,320)

Financing Activities
Increase in total deposits	915,518	1,177,324
Net cash provided by financing activities	1,390,984	1,652,790

In addition to this restatement, the Company also reclassified components of other net operating activities to captions within the reconciliation of net income to net cash provided by operating activities. The impact on other net operating activities for the year ended December 31, 2003 is as follows:

(in thousands of dollars)

Other operating activities — as restated	$62,331
Increase of cash surrender value of bank owned life insurance	43,028
Increase in payable to investors in securitized loans	(64,986)

Other operating activities — as presented	$40,373

GLOSSARY OF SELECTED FINANCIAL TERMS	HUNTINGTON BANCSHARES INCORPORATED

Allowances for Credit Losses (ACL) – The reserves established by Management to cover unrecognized credit losses inherent in both loan and lease portfolio and unfunded commitments and represents the sum of the allowance for lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC).

Book Value Per Common Share – Total common shareholders’ equity divided by the total number of common shares outstanding.

Common Shares Outstanding – Total number of shares of common stock issued less common shares held in treasury.

Core Deposits – Total deposits, excluding foreign deposits, brokered time deposits, negotiable certificates of deposit, and domestic time deposits greater than $100,000.

Derivative – A contractual agreement between two parties to exchange cash or other assets in response to changes in an external factor, such as an interest rate or a foreign exchange rate.

Dividend Payout Ratio – Dividends per common share divided by net income per diluted common share.

Effective Tax Rate – Income tax expense divided by income before taxes.

Efficiency Ratio – Non-interest expense (excluding amortization of intangible assets) divided by the sum of fully taxable equivalent net interest income and non-interest income (excluding net securities transactions).

Goodwill – The excess of the purchase price of net assets over the fair value of net assets acquired in a business combination.

Net Charge-Offs – Loan and lease losses less related recoveries of loans and leases previously charged off.

Net Income Per Common Share – Basic – Net income divided by the number of weighted-average common shares outstanding.

Net Income Per Common Share – Diluted – Net income divided by the sum of weighted-average common shares outstanding plus the effect of common stock equivalents that have the potential to be converted into common shares outstanding.

Net Interest Income – The difference between interest income and interest expense.

Net Interest Margin – Net interest income on a fully taxable equivalent basis divided by total average earning assets.

Non-Core Funding – Includes domestic time deposits of $100,000 or more, brokered time deposits and negotiable CDs, foreign time deposits, short-term borrowings, Federal Home Loan Bank advances, subordinated notes, and other long-term debt. It also represents total liabilities less core deposits, accrued expenses, and other liabilities.

Non-Performing Assets (NPAs) – Loans and leases on which interest income is not being accrued for financial reporting purposes; loans for which the interest rates or terms of repayment have been renegotiated; and real estate which has been acquired through foreclosure.

Provision For Credit Losses – The periodic expense needed to maintain the level of the allowance for loan and lease losses and allowance for unfunded commitments and letters of credit.

Reported Basis – Amounts presented in accordance with accounting principles generally accepted in the United States (GAAP).

Residual Value – The expected value of a leased asset at the end of the lease term.

Return on Average Total Assets (ROA) – Net income as a percent of average total assets.

Return on Average Total Equity (ROE) – Net income as a percent of average shareholders’ equity.

Servicing Right – A contractual agreement to provide certain billing, bookkeeping, and collection services with respect to a pool of loans.

Tangible Equity Ratio – Total equity less intangible assets, primarily goodwill, divided by total assets less intangible assets.

Tier 1 Leverage Ratio – Tier 1 Risk-Based Capital divided by average adjusted quarterly total assets. Average adjusted quarterly assets are adjusted to exclude non-qualifying intangible assets.

Tier 1 Risk-Based Capital – Total shareholders’ equity (excluding unrealized gains and losses on securities available for sale) less non-qualifying goodwill and other intangibles.

GLOSSARY OF SELECTED FINANCIAL TERMS	HUNTINGTON BANCSHARES INCORPORATED

Total Risk-Adjusted Assets – The sum of assets and credit equivalent off-balance sheet amounts that have been adjusted according to assigned regulatory risk weights, excluding the non-qualifying portion of allowance for loan and lease losses, goodwill, and other intangible assets.

Total Risk-Based Capital – Tier 1 Risk-Based Capital plus qualifying long-term debt and the allowance for loan and lease losses.

Treasury Stock – Common stock repurchased and held by the issuing corporation for possible future issuance.

Other Financial Terms

For analytical purposes, including understanding performance trends, decision-making, and peer comparison, management makes certain adjustments to some data. The following terms define some of those adjustments.

Annualized – A return, yield, performance ratio, or growth rate for a time period less than one year that is adjusted to represent an annual time period. Returns, yields, performance ratios, and growth rates are typically quoted on an annual basis for analytical purposes and for performance comparisons to competitors.

Fully Taxable Equivalent Interest Income – Income from tax-exempt earning assets that has been increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates, typically 35%. This adjustment puts all earning assets, most notably tax-exempt municipal securities, on a common basis that facilitates comparison of net interest margin to competitors.

Operating Earnings – Used in lines of business reporting and represents reported (GAAP) earnings excluding the impact of certain specified items. Management views operating basis to be a useful indicator of underlying, or run-rate, line of business trends. (See Lines of Business section.)