Form 10-K, Exhibit 13
period 2005-12-31
HUNTINGTON BANCSHARES INC/MD
filed 2006-02-23
CIK 49196

Exhibit 13

SELECTED FINANCIAL DATA	HUNTINGTON BANCSHARES INCORPORATED

Table 1 — Selected Financial Data

	Year Ended December 31,

(in thousands of dollars, except per share amounts)	2005	2004	2003	2002	2001

Interest income	$1,641,765	$1,347,315	$1,305,756	$1,293,195	$1,654,789
Interest expense	679,354	435,941	456,770	543,621	939,501

Net interest income	962,411	911,374	848,986	749,574	715,288
Provision for credit losses	81,299	55,062	163,993	194,426	257,326

Net interest income after provision for credit losses	881,112	856,312	684,993	555,148	457,962

Service charges on deposit accounts	167,834	171,115	167,840	153,564	165,012
Operating lease income	138,433	287,091	489,698	657,074	691,733
Gain on sales of automobile loans	1,211	14,206	40,039	—	—
Gain on sale of branch offices	—	—	13,112	—	—
Gain on sale of Florida operations	—	—	—	182,470	—
Merchant services gain	—	—	—	24,550	—
Securities gains (losses)	(8,055)	15,763	5,258	4,902	723
Other non-interest income	332,859	330,423	353,206	319,144	342,474

Total non-interest income	632,282	818,598	1,069,153	1,341,704	1,199,942

Personnel costs	481,658	485,806	447,263	418,037	454,210
Operating lease expense	108,376	236,478	393,270	518,970	558,626
Restructuring reserve (releases) charges	—	(1,151)	(6,666)	48,973	79,957
Loss on early extinguishment of debt	—	—	15,250	—	—
Other non-interest expense	379,786	401,111	381,042	388,167	469,634

Total non-interest expense	969,820	1,122,244	1,230,159	1,374,147	1,562,427

Income before income taxes	543,574	552,666	523,987	522,705	95,477
Provision (benefit) for income taxes	131,483	153,741	138,294	198,974	(39,319	) (5)

Income before cumulative effect of change in accounting principle	412,091	398,925	385,693	323,731	134,796
Cumulative effect of change in accounting principle, net of tax(1)	—	—	(13,330)	—	—

Net income	$412,091	$398,925	$372,363	$323,731	$134,796

Income before cumulative effect of change in accounting principle per common share — basic	$ 1.79	$ 1.74	$ 1.68	$ 1.34	$ 0.54
Net Income per common share — basic	1.79	1.74	1.62	1.34	0.54
Income before cumulative effect of change in accounting principle per common share — diluted	1.77	1.71	1.67	1.33	0.54
Net Income per common share — diluted	1.77	1.71	1.61	1.33	0.54
Cash dividends declared	0.845	0.750	0.670	0.640	0.720

Balance sheet highlights

Total assets (period end)	$32,764,805	$32,565,497	$30,519,326	$27,539,753	$28,458,769
Total long-term debt (period end)(2)	4,597,437	6,326,885	6,807,979	4,246,801	2,739,332
Total shareholders’ equity (period end)	2,557,501	2,537,638	2,275,002	2,189,793	2,341,897
Average long-term debt(2)	5,168,959	6,650,367	5,816,660	3,613,527	3,429,480
Average shareholders’ equity	2,582,721	2,374,137	2,196,348	2,238,761	2,330,968
Average total assets	32,639,011	31,432,746	28,971,701	26,063,281	28,126,386

Key ratios and statistics

Margin analysis — as a % of average earnings assets
Interest income(3)	5.65%	4.89%	5.35%	6.23%	7.58%
Interest expense	2.32	1.56	1.86	2.61	4.29

Net interest margin(3)	3.33%	3.33%	3.49%	3.62%	3.29%

Return on average total assets	1.26%	1.27%	1.29%	1.24%	0.48%
Return on average total shareholders’ equity	16.0	16.8	17.0	14.5	5.8
Efficiency ratio(4)	60.0	65.0	63.9	65.6	79.2
Dividend payout ratio	47.7	43.9	41.6	48.1	133.3
Average shareholders’ equity to average assets	7.91	7.55	7.58	8.59	8.29
Effective tax rate	24.2	27.8	26.4	38.1	(41.2	)(5)
Tangible equity to asset (period end)(6)	7.19	7.18	6.79	7.22	5.86
Tier 1 leverage ratio	8.34	8.42	7.98	8.51	7.16
Tier 1 risk-based capital ratio (period end)	9.13	9.08	8.53	8.34	7.02
Total risk-based capital ratio (period end)	12.42	12.48	11.95	11.25	10.07

Other data

Full-time equivalent employees	7,602	7,812	7,983	8,177	9,743
Domestic banking offices	344	342	338	343	481

(1)	Due to the adoption of FASB Interpretation No. 46 “Consolidation of Variable Interest Entities.”

(2)	Includes Federal Home Loan Bank advances, other long-term debt, and subordinated notes.

(3)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(4)	Non-interest expense less amortization of intangibles divided by the sum of FTE net interest income and non-interest income excluding securities gains.

(5)	Reflects a $32.5 million reduction related to the issuance of $400 million REIT subsidiary preferred stock, of which $50 million was sold to the public.

(6)	Total equity minus intangible assets divided by total assets minus intangible assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION	HUNTINGTON BANCSHARES INCORPORATED

AND RESULTS OF OPERATIONS

INTRODUCTION

Huntington Bancshares Incorporated (we or our) is a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through our subsidiaries, we provide full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, brokerage services, private mortgage insurance; reinsure credit life and disability insurance; and sell other insurance and financial products and services. Our banking offices are located in Ohio, Michigan, West Virginia, Indiana, and Kentucky. Certain activities are also conducted in Arizona, Florida, Georgia, Maryland, Nevada, New Jersey, North Carolina, Pennsylvania, South Carolina, and Tennessee. We have a foreign office in the Cayman Islands and another in Hong Kong. The Huntington National Bank (the Bank), organized in 1866, is our only bank subsidiary.

The following discussion and analysis provides you with information we believe necessary for understanding our financial condition, changes in financial condition, results of operations, and cash flows and should be read in conjunction with the financial statements, notes, and other information contained in this report.

You should note the following discussion is divided into key segments:

–	INTRODUCTION — Provides overview comments on important matters including risk factors, the now settled Securities and Exchange Commission (SEC) investigation, any bank regulatory agreements, and critical accounting policies and the use of significant estimates. These are essential for understanding our performance and prospects.

–	DISCUSSION OF RESULTS OF OPERATIONS — Reviews financial performance from a consolidated company perspective. It also includes a Significant Factors Influencing Financial Performance Comparisons section that summarizes key issues helpful for understanding performance trends. Key consolidated balance sheet and income statement trends are also discussed in this section.

–	RISK MANAGEMENT AND CAPITAL — Discusses credit, market, liquidity, and operational risks, including how these are managed, as well as performance trends. It also includes a discussion of liquidity policies, how we fund ourselves, and related performance. In addition, there is a discussion of guarantees and/or commitments made for items such as standby letters of credit and commitments to sell loans, and a discussion that reviews the adequacy of capital including regulatory capital requirements.

–	LINES OF BUSINESS DISCUSSION — Provides an overview of financial performance for each of our major lines of business and provides additional discussion of trends underlying consolidated financial performance.

–	RESULTS FOR THE FOURTH QUARTER — Provides a discussion of results for the 2005 fourth quarter compared with the year-earlier quarter.

A reading of each section is important for you to understand fully the nature of our financial performance and prospects.

Forward-Looking Statements

This report, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements. These include descriptions of products or services, plans or objectives for future operations, including any pending acquisitions, and forecasts of revenues, earnings, cash flows, or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.

By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. A number of factors could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those set forth under Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2005, and other factors described in this report and from time to time in our other filings with the SEC.

You should understand forward-looking statements to be strategic objectives and not absolute forecasts of future performance. Forward-looking statements speak only as of the date they are made. We assume no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events.

Risk Factors

We, like other financial companies, are subject to a number of risks, many of which are outside of our direct control, though efforts are made to manage those risks while optimizing returns. Among the risks assumed are: (1) credit risk, which is the risk that loan and lease customers or other counterparties will be unable to perform their contractual obligations, (2) market risk,

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

which is the risk that changes in market rates and prices will adversely affect our financial condition or results of operation, (3) liquidity risk, which is the risk that the parent company and/or the Bank will have insufficient cash or access to cash to meet operating needs, and (4) operational risk, which is the risk of loss resulting from inadequate or failed internal processes, people and systems, or external events. More information on risks is set forth in Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2005.

Securities and Exchange Commission Formal Investigation

On June 26, 2003, we announced that the SEC staff was conducting a formal investigation into certain financial accounting matters, relating to fiscal years 2002 and earlier, and certain related disclosure matters.

On June 2, 2005, we announced that the SEC approved the settlement of their formal investigation. As a part of the settlement, the SEC instituted a cease and desist administrative proceeding and entered a cease and desist order, as well as filed a civil action in federal district court pursuant to which, without admitting or denying the allegations in the complaint, we, our chief executive officer, former chief financial officer, and former controller, consented to pay civil money penalties. We consented to pay a penalty of $7.5 million, which may be distributed pursuant to the Fair Fund provisions of Section 308(a) of the Sarbanes-Oxley Act of 2002. This civil money penalty had no impact on our 2005 financial results, as reserves for this amount were established and expensed in 2004.

Formal Regulatory Supervisory Agreements and Pending Acquisition

On March 1, 2005, we announced entering into a formal written agreement with the Federal Reserve Bank of Cleveland (FRBC), as well as the Bank entering into a formal written agreement with the Office of the Comptroller of the Currency (OCC), providing for a comprehensive action plan designed to enhance corporate governance, internal audit, risk management, accounting policies and procedures, and financial and regulatory reporting. The agreements called for independent third-party reviews, as well as the submission of written plans and progress reports by Management, and would remain in effect until terminated by the banking regulators.

On October 6, 2005, we announced that the OCC had terminated its formal written agreement with the Bank dated February 28, 2005, and that the FRBC written agreement remained in effect. We were verbally advised that we were in full compliance with the financial holding company and financial subsidiary requirements under the Gramm-Leach-Bliley Act (GLB Act). This notification reflected that we and the Bank met both the “well-capitalized” and “well-managed” criteria under the GLB Act. We believe that the changes we have already made, and are in the process of making, will address the FRBC issues fully and comprehensively.

On January 27, 2004, we announced the signing of a definitive agreement to acquire Unizan Financial Corp. (Unizan), a financial holding company based in Canton, Ohio. On November 12, 2004, the companies jointly announced entering into an amendment to our January 26, 2004 merger agreement extending the term of the agreement for one year from January 27, 2005 to January 27, 2006. On the same date, we also announced that we withdrew our application with the FRBC to acquire Unizan. On October 24, 2005, we announced that, after consultation with the FRBC, we had re-filed our application to acquire Unizan. On January 26, 2006, we announced that the Federal Reserve Board had approved our merger application. The merger is scheduled to close March 1, 2006.

Critical Accounting Policies and Use of Significant Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The preparation of financial statements in conformity with GAAP requires us to establish critical accounting policies and make accounting estimates, assumptions, and judgments that affect amounts recorded and reported in our financial statements. Note 1 of the Notes to Consolidated Financial Statements included in this report lists significant accounting policies we use in the development and presentation of our financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors necessary for an understanding and evaluation of our company, financial position, results of operations, and cash flows.

An accounting estimate requires assumptions about uncertain matters that could have a material effect on the financial statements if a different amount within a range of estimates were used or if estimates changed from period to period. You should understand that estimates are made under facts and circumstances at a point in time, and changes in those facts and circumstances could produce actual results that differ from when those estimates were made. The most significant accounting estimates and their related application are discussed below. This analysis is included to emphasize that estimates are used in

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

connection with the critical and other accounting policies and to illustrate the potential effect on the financial statements if the actual amount were different from the estimated amount.

–	TOTAL ALLOWANCES FOR CREDIT LOSSES — At December 31, 2005, the total allowances for credit losses (ACL) was $305.3 million and represented the sum of the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). The amount of the ACL was determined by our judgments regarding the quality of the loan portfolio, including loan commitments. All known relevant internal and external factors that affected loan collectibility were considered. The ACL represents the estimate of the level of reserves appropriate to absorb inherent credit losses. We believe the process for determining the ACL considers all of the significant potential factors that could result in credit losses. However, the process includes judgmental and quantitative elements that may be subject to significant change. To the extent actual outcomes differ from our estimates, additional provision for credit losses could be required, which could adversely affect earnings or financial performance in future periods. At December 31, 2005, the ACL as a percent of total loans and leases was 1.25%. Based on the December 31, 2005 balance sheet, a 10 basis point increase in this ratio to 1.35% would require $25.1 million in additional reserves funded by additional provision for credit losses, which would have negatively impacted 2005 net income by approximately $16.3 million, or $0.07 per share. A discussion about the process used to estimate the ACL is presented in the Credit Risk section of Management’s Discussion and Analysis in this report.

–	FAIR VALUE OF FINANCIAL INSTRUMENTS — A significant portion of our assets is carried at fair value, including securities, derivatives, and trading assets. Additionally, a smaller portion is carried at the lower of fair value or cost, including held-for-sale loans and mortgage servicing rights (MSRs). At December 31, 2005, approximately $4.9 billion of our assets were recorded at either fair value or at the lower of fair value or cost.

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The majority of assets reported at fair value are based on quoted market prices or on internally developed models that utilize independently sourced market parameters, including interest rate yield curves, option volatilities, and currency rates.

We estimate the fair value of a financial instrument using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When observable market prices do not exist, we estimate fair value. Our valuation methods consider factors such as liquidity and concentration concerns and, for the derivatives portfolio, counterparty credit risk. Other factors such as model assumptions, market dislocations, and unexpected correlations can affect estimates of fair value. Imprecision in estimating these factors can impact the amount of revenue or loss recorded for a particular position.

Trading securities and securities available-for-sale
Substantially all of our securities are valued based on quoted market prices. However, certain securities are less actively traded. These securities do not always have quoted market prices. The determination of their fair value, therefore, requires judgment, as this determination may require benchmarking to similar instruments or analyzing default and recovery rates. Examples include certain collateralized mortgage and debt obligations and high-yield debt securities.

Our securities available-for-sale are valued using quoted market prices. Our derivative positions are valued using internally developed models based on observable market parameters — that is, parameters that are actively quoted and can be validated to external sources, including industry-pricing services.

Loans held-for-sale
The fair value of loans in the held-for-sale portfolio is generally based on observable market prices of similar instruments. If market prices are not available, fair value is based on the estimated cash flows, adjusted for credit risk. The credit risk adjustment is discounted using a rate that is appropriate for each maturity and incorporates the effects of interest rate changes.

MSRs and other servicing rights
MSRs and certain other servicing rights do not trade in an active, open market with readily observable prices. While sales of MSRs occur, the precise terms and conditions are typically not readily available. Therefore, we estimate the fair value of MSRs and certain other servicing rights using a discounted future cash flow model. For MSRs and certain other servicing rights, the model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors. Changes in the assumptions used may have a significant impact on the valuation of these financial instruments. We believe that the fair values and related assumptions used in the models are comparable to those used by other market participants. Note 5 of

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

the Notes to Consolidated Financial Statements contains an analysis of the impact to the fair value of MSRs resulting from changes in the estimates used by Management.

–	INCOME TAXES — The calculation of our periodic provision for income taxes is complex and requires the use of estimates and judgments. We have two accruals for income taxes: our accrued income taxes represent the net estimated amount currently due or to be received from taxing jurisdictions, including any reserve for potential examination issues, and is reported as a component of “accrued expenses and other liabilities” in our consolidated balance sheet; and our deferred income tax liability represents the estimated impact of temporary differences between how we recognize our assets and liabilities under GAAP, and how such assets and liabilities are recognized under the federal tax code.

From time to time, we engage in business transactions that may have an effect on our tax liabilities. Where appropriate, we have obtained opinions of outside experts and have assessed the relative merits and risks of the appropriate tax treatment of business transactions taking into account statutory, judicial, and regulatory guidance in the context of our tax position. However, changes to our estimates of accrued taxes can occur due to changes in tax rates, implementation of new business strategies, resolution of issues with taxing authorities regarding previously taken tax positions and newly enacted statutory, judicial, and regulatory guidance. Such changes could affect the amount of our accrued taxes and could be material to our results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 2 — Selected Annual Income Statements

	Year Ended December 31,

		Change from 2004			Change from 2003

(in thousands, except per share amounts)	2005	Amount	%	2004	Amount	%	2003	2002	2001

Interest income	$1,641,765	$294,450	21.9%	$1,347,315	$41,559	3.2%	$1,305,756	$1,293,195	$1,654,789
Interest expense	679,354	243,413	55.8	435,941	(20,829)	(4.6)	456,770	543,621	939,501

Net interest income	962,411	51,037	5.6	911,374	62,388	7.3	848,986	749,574	715,288
Provision for credit losses	81,299	26,237	47.7	55,062	(108,931)	(66.4)	163,993	194,426	257,326

Net interest income after provision for credit losses	881,112	24,800	2.9	856,312	171,319	25.0	684,993	555,148	457,962

Service charges on deposit accounts	167,834	(3,281)	(1.9)	171,115	3,275	2.0	167,840	153,564	165,012
Operating lease income	138,433	(148,658)	(51.8)	287,091	(202,607)	(41.4)	489,698	657,074	691,733
Trust services	77,405	9,995	14.8	67,410	5,761	9.3	61,649	62,051	60,298
Brokerage and insurance income	53,619	(1,180)	(2.2)	54,799	(3,045)	(5.3)	57,844	62,109	75,013
Other service charges and fees	44,348	2,774	6.7	41,574	128	0.3	41,446	42,888	48,217
Mortgage banking	41,710	9,414	29.1	32,296	(25,884)	(44.5)	58,180	32,033	54,518
Bank owned life insurance income	40,736	(1,561)	(3.7)	42,297	(731)	(1.7)	43,028	43,123	41,123
Gain on sales of automobile loans	1,211	(12,995)	(91.5)	14,206	(25,833)	(64.5)	40,039
Gain on sale of branch offices	—	—	—	—	(13,112)	N.M.	13,112	—	—
Gain on sale of Florida operations	—	—	—	—	—	—	—	182,470	—
Merchant services gain		—	—	—	—	—	—	24,550	—
Securities gains (losses)	(8,055)	(23,818)	N.M.	15,763	10,505	N.M.	5,258	4,902	723
Other	75,041	(17,006)	(18.5)	92,047	988	1.1	91,059	76,940	63,305

Total non-interest income	632,282	(186,316)	(22.8)	818,598	(250,555)	(23.4)	1,069,153	1,341,704	1,199,942

Personnel costs	481,658	(4,148)	(0.9)	485,806	38,543	8.6	447,263	418,037	454,210
Operating lease expense	108,376	(128,102)	(54.2)	236,478	(156,792)	(39.9)	393,270	518,970	558,626
Outside data processing and other services	74,638	2,523	3.5	72,115	5,997	9.1	66,118	67,368	69,692
Net occupancy	71,092	(4,849)	(6.4)	75,941	13,460	21.5	62,481	59,539	76,449
Equipment	63,124	(218)	(0.3)	63,342	(2,579)	(3.9)	65,921	68,323	80,560
Professional services	34,569	(2,307)	(6.3)	36,876	(5,572)	(13.1)	42,448	33,085	32,862
Marketing	28,077	1,588	6.0	26,489	(1,001)	(3.6)	27,490	27,911	31,057
Telecommunications	18,648	(1,139)	(5.8)	19,787	(2,192)	(10.0)	21,979	22,661	27,984
Printing and supplies	12,573	110	0.9	12,463	(546)	(4.2)	13,009	15,198	18,367
Amortization of intangibles	829	12	1.5	817	1	0.1	816	2,019	41,225
Restructuring reserve (releases) charges	—	1,151	N.M.	(1,151)	5,515	(82.7)	(6,666)	48,973	79,957
Loss on early extinguishment of debt	—	—	—	—	(15,250)	N.M.	15,250	—	—
Other	76,236	(17,045)	(18.3)	93,281	12,501	15.5	80,780	92,063	91,438

Total non-interest expense	969,820	(152,424)	(13.6)	1,122,244	(107,915)	(8.8)	1,230,159	1,374,147	1,562,427

Income before income taxes	543,574	(9,092)	(1.6)	552,666	28,679	5.5	523,987	522,705	95,477
Provision (benefit) for income taxes(3)	131,483	(22,258)	(14.5)	153,741	15,447	11.2	138,294	198,974	(39,319)

Income before cumulative effect of change in accounting principle	412,091	13,166	3.3	398,925	13,232	3.4	385,693	323,731	134,796
Cumulative effect of change in accounting principle, net of tax(1)	—	—	—	—	13,330	N.M.	(13,330)	—	—

Net income	$412,091	$13,166	3.3%	$398,925	$26,562	7.1%	$372,363	$323,731	$134,796

Average common shares — basic	230,142	229	0.1%	229,913	512	0.2%	229,401	242,279	251,078
Average common shares — diluted	233,475	(381)	(0.2)	233,856	2,274	1.0	231,582	244,012	251,716
Per common share:
Income before cumulative effect of change in accounting principle — basic	$ 1.79	$ 0.05	2.9%	$ 1.74	$ 0.06	3.6%	$ 1.68	$ 1.34	$ 0.54
Net income — basic	1.79	0.05	2.9	1.74	0.12	7.4	1.62	1.34	0.54

Income before cumulative effect of change in accounting principle — diluted	1.77	0.06	3.5	1.71	0.04	2.4	1.67	1.33	0.54
Net income — diluted	1.77	0.06	3.5	1.71	0.10	6.2	1.61	1.33	0.54

Cash dividends declared	0.845	0.10	12.7	0.750	0.08	11.9	0.670	0.640	0.720
Revenue — fully taxable equivalent (FTE)
Net interest income	$962,411	$51,037	5.6%	$911,374	$62,388	7.3%	$848,986	$749,574	$715,288
FTE adjustment	13,393	1,740	14.9	11,653	1,969	20.3	9,684	5,205	6,352

Net interest income(2)	975,804	52,777	5.7	923,027	64,357	7.5	858,670	754,779	721,640
Non-interest income	632,282	(186,316)	(22.8)	818,598	(250,555)	(23.4)	1,069,153	1,341,704	1,199,942

Total revenue(2)	$1,608,086	$(133,539)	(7.7)%	$1,741,625	$(186,198)	(9.7)%	$1,927,823	$2,096,483	$1,921,582

N.M., not a meaningful value.

(1)	Due to adoption of FASB Interpretation No. 46 for variable interest entities.

(2)	Calculated assuming a 35% tax rate.

(3)	2001 reflects a $32.5 million reduction related to the issuance of $400 million REIT subsidiary preferred stock, of which $50 million was sold to the public.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

DISCUSSION OF RESULTS OF OPERATIONS

This section provides a review of financial performance from a consolidated perspective. It also includes a Significant Factors Influencing Financial Performance Comparisons section that summarizes key issues important for a complete understanding of performance trends. Key consolidated balance sheet and income statement trends are discussed in this section. All earnings per share data are reported on a diluted basis. For additional insight on financial performance, this section should be read in conjunction with the Lines of Business Discussion.

Summary

2005 versus 2004

Earnings for 2005 were $412.1 million, or $1.77 per common share, up 3% and 4%, respectively, from $398.9 million, or $1.71 per common share, in 2004. The $13.2 million increase in net income primarily reflected:

–	$152.4 million, or 14%, decline in non-interest expense, primarily reflecting a $128.1 million decline in operating lease expenses, a $9.9 million decline in SEC-related expenses, a $4.8 million decline in net occupancy expense, a $4.1 million decline in personnel costs, and a $2.9 million decline in Unizan system conversion expenses.

–	$51.0 million, or 6%, increase in net interest income, reflecting a 6% increase in average earning assets, as the net interest margin of 3.33% was unchanged from the prior year. The increase in average earning assets reflected 10% growth in average total loans and leases, including 11% growth in average total consumer loans and 8% growth in average total commercial loans, partially offset by a 14% decline in average investment securities.

–	$22.3 million decline in income tax expense as the effective tax rate for 2005 was 24.2%, down from 27.8% in 2004. The lower 2005 income tax expense reflected a combination of factors including the benefit of a federal tax loss carry back, partially offset by the net impact of repatriating foreign earnings.

Partially offset by:

–	$186.3 million, or 23%, decline in non-interest income. Contributing to the decrease were a $148.7 million decline in operating lease income, a $23.8 million decline in securities gains as the current year had $8.1 million of securities losses and the prior year had $15.8 million of securities gains, a $13.0 million decline in gains on sales of automobile loans, a $17.0 million decline in other income reflecting primarily MSR-hedge related trading losses, and a $3.3 million decline in service charges on deposit accounts. These declines were partially offset by a $10.0 million increase in trust services income, a $9.4 million increase in mortgage banking income, and a $2.8 million increase in other service charges and fees.

–	$26.2 million, or 48%, increase in the provision for credit losses, reflecting higher levels of non-performing assets and problem credits, as well as growth in the loan portfolio.

The ROA and ROE for 2005 were 1.26% and 16.0%, respectively, down slightly from 1.27% and 16.8%, respectively, in 2004.

2004 versus 2003

Earnings for 2004 were $398.9 million, or $1.71 per common share, up 7% and 6%, respectively, from $372.4 million, or $1.61 per common share, in 2003. The $26.6 million increase in net income primarily reflected:

–	$108.9 million, or 66%, decline in the provision for credit losses, reflecting lower levels of non-performing assets and problem credits, only partially offset by the impact of loan growth.

–	$107.9 million, or 9%, decline in non-interest expense, primarily reflecting a $156.8 million decline in operating lease expenses, a $15.3 million loss on early extinguishment of debt expense in 2003, a $5.6 million decline in professional services, and declines in equipment, marketing, telecommunications, and printing and supplies. These declines were partially offset by a $38.5 million increase in personnel costs, a $13.5 million increase in net occupancy expense, a $6.7 million increase in SEC/regulatory-related expenses, and $3.6 million of Unizan system conversion expenses, as the prior year did not have these expenses.

–	$62.4 million, or 7%, increase in net interest income, reflecting a 13% increase in average earning assets, partially offset by the negative impact of a 16 basis point, or an effective 5%, decline in the net interest margin to 3.33% from 3.49%. The increase in average earning assets reflected 11% growth in average total loans and leases, including 16% growth in average total consumer loans, 4% growth in average total commercial loans, and a 25% increase in average investment securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Partially offset by:

–	$250.6 million, or 23%, decline in non-interest income. Contributing to the decrease were a $202.6 million decline in operating lease income, a $25.9 million decline in mortgage banking income, a $25.8 million decline in gains on sales of automobile loans, and the fact that 2003 benefited from a $13.1 million gain on sale of branch offices. Partially offsetting these declines were $10.5 million of higher securities gains, a $5.8 million increase in trust income, and a $3.3 million increase in service charges on deposits.

–	$15.4 million increase in income tax expense as the effective tax rate for 2004 was 27.8%, up from 26.4% in 2003.

The ROA and ROE for 2004 were 1.27% and 16.8%, respectively, down from 1.29% and 17.0%, respectively, in 2003.

Results Of Operations

Significant Factors Influencing Financial Performance Comparisons

Earnings comparisons from 2003 through 2005 were impacted by a number of factors, some related to changes in the economic and competitive environment, while others reflected specific management strategies or changes in accounting practices. Those key factors are summarized below.

1.	AUTOMOBILE LEASES ORIGINATED THROUGH APRIL 2002 ARE ACCOUNTED FOR AS OPERATING LEASES. — Automobile leases originated before May 2002 are accounted for using the operating lease method of accounting because they do not qualify as direct financing leases. Operating leases are carried in other assets with the related rental income, other revenue, and credit recoveries reflected as operating lease income, a component of non-interest income. Under this accounting method, depreciation expenses, as well as other costs and charge-offs, are reflected as operating lease expense, a component of non-interest expense. With no new operating leases originated since April 2002, the operating lease assets have declined rapidly. It is anticipated that the level of operating lease assets and related operating lease income and expense will decline to a point of diminished materiality sometime in 2006. However, until that point is reached, and since operating lease income and expense represented a significant percentage of total non-interest income and expense, respectively, throughout these reporting periods, their downward trend influenced total revenue, total non-interest income, and total non-interest expense trends.

In contrast, automobile leases originated since April 2002 are accounted for as direct financing leases, an interest earning asset included in total loans and leases with the related income reflected as interest income and included in the calculation of the net interest margin. Credit charge-offs and recoveries are reflected in the ALLL, with related changes in the ALLL reflected in the provision for credit losses. The relative newness and rapid growth of the direct financing lease portfolio resulted in higher reported automobile lease growth rates than in a more mature portfolio, especially in 2002 through 2004. To better understand overall trends in automobile lease exposure, it is helpful to compare trends in the combined total of direct financing leases plus operating leases.

2.	MORTGAGE SERVICING RIGHTS (MSRS) AND RELATED HEDGING. — Interest rate levels throughout this period have remained low by historical standards, though they have generally been rising in 2004 and 2005. They have also been volatile, with increases in one quarter followed by declines in another and vice versa. This has impacted the valuation of MSRs, which can be volatile when rates change.

–	Since the second quarter of 2002, we have generally retained the servicing on mortgage loans we originate and sell. MSR values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly reduced by prepayments. Prepayments usually increase when mortgage interest rates decline and decrease when mortgage interest rates rise. Thus, as interest rates decline, less future income is expected and the value of MSRs declines. We recognize impairment when the valuation is less than the recorded book value. We recognize temporary impairment due to changes in interest rates through a valuation reserve and record a direct write-down of the book value of MSRs for other-than-temporary declines in valuation. Changes and fluctuations in interest rate levels between quarters resulted in some quarters reporting an MSR temporary impairment, with others reporting a recovery of previously recognized MSR temporary impairment. Such swings in MSR valuations have significantly impacted quarterly mortgage banking income trends throughout this period.

–	Prior to 2004, we used investment securities as the primary method of offsetting MSR temporary valuation changes. Beginning in 2004, we have used trading account assets. The valuations of trading and investment securities generally react to interest rate changes in an opposite direction compared with changes in MSR valuations. As a

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

result, changes in interest rate levels that impacted MSR valuations also resulted in securities or trading gains or losses. As such, in quarters where an MSR impairment was recognized, investment securities and/or trading account assets were sold, typically resulting in a gain on sale or trading income, and vice versa. Investment securities gains or losses are reflected in the income statement in a single non-interest income line item, whereas trading gains or losses are a component of other non-interest income on the income statement (see Tables 3 and 7).

3.	THE SALE OF AUTOMOBILE LOANS. — Beginning in 2003, a key strategy has been to lower our credit exposure to automobile loans and leases to 20% or less of total credit exposure, primarily by selling automobile loans. This objective was achieved during the 2005 first quarter. These sales of loans impacted results in a number of ways including: lower growth rates in automobile, total consumer, and total loans; and lower net interest income than otherwise would be the case if the loans were not sold. In addition, during 2004 such sales resulted in the generation of significant gains as large pools of automobile loans were sold in order to achieve the objective, with such gains reflected in non-interest income. In the 2005 second quarter, we entered into an arrangement to sell 50%-75% of automobile loan production to a third party on an on-going basis and retain the loan servicing as part of a strategy to maintain automobile loans and leases total credit exposure. While this flow-sale program resulted in modest gains in 2005, we view such gains as recurring given their on-going nature (see Table 3).

4.	SIGNIFICANT C&I AND CRE CHARGE-OFFS AND RECOVERIES. — A single commercial credit recovery in the 2004 second quarter on a loan previously charged off in the 2002 fourth quarter, favorably impacted the 2004 second quarter and full year provision expense (see Table 17), as well as middle-market commercial and industrial, total commercial, and total net charge-offs for the 2004 second quarter and full year period (see Table 19). In addition, in the 2005 first quarter, a single large commercial credit was charged-off. This impacted 2005 first quarter and full year period total net charge-offs and provision expense (see Tables 3, 17, and 19).

5.	EXPENSES AND ACCRUALS ASSOCIATED WITH THE SEC FORMAL INVESTIGATION AND BANKING REGULATORY FORMAL WRITTEN AGREEMENTS. — On June 26, 2003, we announced that the SEC staff was conducting a formal investigation into certain financial accounting matters, relating to fiscal years 2002 and earlier, and certain related disclosure matters. In addition, on March 1, 2005, we announced entering into a formal written agreement with the FRBC, as well as the Bank entering into a formal written agreement with the OCC, providing for a comprehensive action plan designed to enhance corporate governance, internal audit, risk management, accounting policies and procedures, and financial and regulatory reporting. On June 2, 2005, we announced that the SEC approved the settlement of their formal investigation. As a part of the settlement, we consented to pay a penalty of $7.5 million. This civil money penalty had no impact on our 2005 financial results, as reserves for this amount were established and expensed in 2004. These matters resulted in certain expenses and accruals as detailed below:

(in millions of dollars)	2005	2004	2003

First quarter	$2.0	$0.7	$—
Second quarter	1.7	0.9	0.4
Third quarter	—	5.5	4.7
Fourth quarter	—	6.5	1.8

Full year	$3.7	$13.6	$6.9

6.	EFFECTIVE TAX RATE. — In each quarter of 2005, the effective tax rate included the after-tax positive impact on net income due to a federal tax loss carry back, tax exempt income, bank owned life insurance, asset securitization activities, and general business credits from investment in low income housing and historic property partnerships. In addition, the 2005 third quarter and full-year effective tax rates reflected a $5.0 million after-tax negative net impact, primarily in increased income tax expense, resulting from the repatriation of foreign earnings. In 2006, the effective tax rate is anticipated to increase to a more typical rate just below 30%.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

7.	OTHER SIGNIFICANT ITEMS INFLUENCING EARNINGS PERFORMANCE COMPARISONS. — From the first quarter of 2003 through the fourth quarter of 2005, and in addition to other items discussed separately in this section, a number of significant items impacted financial results. These included:

2005

–	$8.1 million pre-tax of investment securities losses related to a decision made during the 2005 fourth quarter to restructure a portion of the investment portfolio to replace lower rate securities with higher rate securities. This item lowered non-interest income.

–	$5.1 million pre-tax of severance and consolidation expenses associated with the consolidation of certain operations functions, including the closing of an item-processing center in Michigan. This item increased non-interest expense.

–	$2.1 million pre-tax write-off of an equity investment in the 2005 second quarter. This item lowered non-interest income.

2004

–	$7.8 million pre-tax of property lease impairments. This item increased non-interest expense.

–	$3.6 million pre-tax of Unizan system conversion expense. This item increased non-interest expense.

–	$3.7 million pre-tax one-time funding cost adjustment for a securitization structure consolidated in a prior period, which lowered interest expense and increased net interest income, as well as the net interest margin.

–	$1.2 million pre-tax restructuring reserve release related to reserves established in conjunction with the 2002 sale of the Florida banking and insurance operations that were no longer needed. This item lowered non-interest expense.

2003

–	$15.3 million pre-tax non-interest expense due to the early termination of long-term debt. This item increased non-interest expense.

–	$13.1 million pre-tax gain from the sale of our Martinsburg, West Virginia area branches. This item increased non-interest income.

–	$13.3 million after-tax cumulative effect of adopting FASB Interpretation No. 46, Consolidation of Variable Interest Entities. This item lowered net income.

–	$6.7 million pre-tax restructuring reserve release related to reserves that were no longer needed, which were established in conjunction with the sale of the Florida banking and insurance operations. This item lowered non-interest expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 3 — Significant Items Influencing Earnings Performance Comparison(1)

	2005		2004		2003

(in thousands of dollars)	After-tax	EPS	After-tax	EPS	After-tax	EPS

Net income — GAAP	$412,091		$398,925		$372,363
Earnings per share, after tax		$1.77		$1.71		$1.61
Change from prior year — $		0.06		0.10		0.28
Change from prior year — %		3.5%		6.2%		21.1%
Significant items — favorable (unfavorable) impact:	Earnings (3)	EPS	Earnings (3)	EPS	Earnings (3)	EPS

MSR valuation (impairment) recovery, net of hedge-related trading activity	$(7,318)	$(0.02)	$(7,174)	$(0.02)	$14,957	$0.04
Gain on sale of automobile loans	—	—	14,206	0.04	40,039	0.11
Single commercial credit net charge-off net of allocated reserves	(6,449)	(0.02)	—	—	—	—
Single commercial credit recovery	—	—	11,095	0.03	—	—
SEC/regulatory related expenses	(3,715)	(0.01)	(13,597)	(0.05)	(6,859)	(0.02)
Net impact of federal tax loss carry back(4)	26,936	0.12	—	—	—	—
Securities gains (losses)	(8,055)	(0.02)	15,763	0.04	5,258	0.01
Net impact of repatriating foreign earnings (4)	(5,040)	(0.02)	—	—	—	—
Severance and consolidation expenses	(5,064)	(0.01)	—	—	—	—
Write-off of equity investment	(2,098)	(0.01)	—	—	—	—
Property lease impairment	—	—	(7,846)	(0.02)	—	—
One-time adjustment to consolidated securitization	—	—	3,682	0.01	—	—
Unizan system conversion expense	—	—	(3,610)	(0.01)	—	—
Restructuring releases	—	—	1,151	N.M.	6,666	0.02
Cumulative effect of change in accounting principle(2)	—	—	—	—	N/A	(0.06)
Gain on sale of branch offices	—	—	—	—	13,112	0.04
Long-term debt extinguishment	—	—	—	—	(15,250)	(0.04)

N.M., not a meaningful value.

N/A, not applicable.

(1) See Significant Factors Influencing Financial Performance discussion.

(2) Only reflected in the income statement on an after tax basis of $13.3 million.

(3) Pre-tax unless otherwise noted.

(4) After-tax.

Net Interest Income

(This section should be read in conjunction with Significant Factors 1-3 and 7.)

Our primary source of revenue is net interest income, which is the difference between interest income on earning assets (primarily loans, direct financing leases, and securities) and interest expense on funding sources (including interest bearing deposits and borrowings.) Earning asset balances and related funding, as well as changes in the levels of interest rates, impact net interest income. The difference between the average yield on earning assets and the average rate paid for interest bearing liabilities is the net interest spread. Non-interest bearing sources of funds, such as demand deposits and shareholders’ equity, also support earning assets. The impact of the non-interest bearing sources of funds, often referred to as “free” funds, is captured in the net interest margin, which is calculated as net interest income divided by average earning assets. Given the “free” nature of non-interest bearing sources of funds, the net interest margin is generally higher than the net interest spread. Both the net interest spread and net interest margin are presented on a fully taxable equivalent basis, which means that tax-free interest income has been adjusted to a pre-tax equivalent income, assuming a 35% tax rate.

Table 4 shows changes in fully taxable equivalent interest income, interest expense, and net interest income due to volume and rate variances for major categories of earning assets and interest bearing liabilities. The change in interest income or expense not solely due to changes in volume or rates has been allocated in proportion to the absolute dollar amount of the change in volume and rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 4 — Change in Net Interest Income Due to Changes in Average Volume and Interest Rates(1)

	2005			2004

	Increase (Decrease) From			Increase (Decrease) From
	Previous Year Due To			Previous Year Due To

Fully tax equivalent basis(2)		Yield/			Yield/
(in millions of dollars)	Volume	Rate	Total	Volume	Rate	Total

Loans and direct financing leases	$118.6	$177.7	$296.3	$110.8	$(75.7)	$35.1
Securities	(29.8)	19.9	(9.9)	42.1	(24.7)	17.4
Other earning assets	3.8	6.2	10.0	1.4	(10.5)	(9.1)

Total interest income in earning assets	92.6	203.8	296.4	154.3	(110.9)	43.4

Deposits	41.7	148.1	189.8	21.5	(52.7)	(31.2)
Short-term borrowings	(0.3)	21.6	21.3	(1.8)	(0.9)	(2.7)
Federal Home Loan Bank advances	(4.7)	6.1	1.4	0.3	8.6	8.9
Subordinated notes and other long-term debt, including capital securities	(39.0)	66.4	27.4	21.6	(13.9)	7.7

Total interest expense in interest-bearing liabilities	(2.3)	242.2	239.9	41.6	(58.9)	(17.3)

Net interest income before funding cost adjustment	94.9	(38.4)	56.5	112.7	(52.0)	60.7
Funding cost adjustment	—	(3.7)	(3.7)	—	3.7	3.7

Net interest income	$94.9	$(42.1)	$52.8	$112.7	$(48.3)	$64.4

(1)	The change in interest rates due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.

(2)	Calculated assuming a 35% tax rate.

2005 versus 2004 Performance

Fully taxable equivalent net interest income increased $52.8 million, or 6%, from 2004, reflecting the favorable impact of a $1.6 billion, or 6%, increase in average earning assets, as the fully taxable equivalent net interest margin remained unchanged at 3.33%.

The stability of the net interest margin reflected a combination of factors including the benefit of a shift in the earning asset mix from lower-yielding investments to higher-yielding loans as a result of decreasing the level of excess liquidity and redirecting part of the proceeds of securities sales to fund loan growth. In addition, the margin also benefited from an increase in non-interest bearing funds. These benefits were partially offset by the negative impact of intense loan and deposit price competition and share repurchases.

2004 versus 2003 Performance

Fully taxable equivalent net interest income increased $64.4 million, or 7%, in 2004 from 2003. This reflected the benefit of a 13% increase in average earning assets, partially offset by the negative impact of an effective 5% decline in the net interest margin to 3.33% from 3.49%.

The net interest margin declined in the first half of 2004, primarily reflecting the sale of higher-margin automobile loans. Such sales totaled $1.4 billion in the first half of 2004 but only $0.2 billion in the second half of 2004. The decline in the net interest margin in the first half of the year also reflected, to a lesser degree, the growth in lower-margin investment securities, as well as the impact of rising interest rates. The net interest margin stabilized in the second half of the year as automobile loan sales diminished and lower cost deposit growth was strong.

AVERAGE BALANCE SHEET

Table 5 shows average annual balance sheets and net interest margin analysis for the last five years. It details average balances for total assets and liabilities, as well as shareholders’ equity, and their various components, most notably loans and leases, deposits, and borrowings. It also shows the corresponding interest income or interest expense associated with each earning asset and interest bearing liability category along with the average rate, with the difference resulting in the net interest spread. The net interest spread plus the positive impact from the non-interest bearing funds represent the net interest margin.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 5 — Consolidated Average Balance Sheet and Net Interest Margin Analysis

	Average Balances

		Change from 2004			Change from 2003
Fully taxable equivalent basis(1)
(in millions of dollars)	2005	Amount	%	2004	Amount	%	2003	2002	2001

Assets
Interest bearing deposits in banks	$53	$(13)	(19.7)%	$66	$29	78.4%	$37	$33	$7
Trading account securities	207	102	97.1	105	91	N.M.	14	7	25
Federal funds sold and securities purchased under resale agreements	262	(57)	(17.9)	319	232	N.M.	87	72	107
Loans held for sale	318	75	30.9	243	(321)	(56.9)	564	322	360
Investment securities:
Taxable	3,683	(742)	(16.8)	4,425	892	25.2	3,533	2,859	3,144
Tax-exempt	475	63	15.3	412	78	23.4	334	135	174

Total investment securities	4,158	(679)	(14.0)	4,837	970	25.1	3,867	2,994	3,318
Loans and leases:(3)
Commercial:
Middle market commercial and industrial(4)	4,817	361	8.1	4,456	(177)	(3.8)	4,633	4,810	5,075
Construction	1,678	258	18.2	1,420	201	16.5	1,219	1,151	1,040
Commercial(4)	1,908	(14)	(0.7)	1,922	122	6.8	1,800	1,670	1,522

Middle market commercial real estate	3,586	244	7.3	3,342	323	10.7	3,019	2,821	2,562
Small business commercial and industrial and commercial real estate	2,224	221	11.0	2,003	216	12.1	1,787	1,642	2,574

Total commercial	10,627	826	8.4	9,801	362	3.8	9,439	9,273	10,211

Consumer:
Automobile loans	2,043	(242)	(10.6)	2,285	(975)	(29.9)	3,260	2,744	N.M.
Automobile leases	2,422	230	10.5	2,192	769	54.0	1,423	452	N.M.

Automobile loans and leases	4,465	(12)	(0.3)	4,477	(206)	(4.4)	4,683	3,196	2,839
Home equity	4,636	449	10.7	4,187	746	21.7	3,441	3,029	3,334
Residential mortgage	4,081	869	27.1	3,212	1,186	58.5	2,026	1,438	1,048
Other loans	501	51	11.3	450	15	3.4	435	481	654

Total consumer	13,683	1,357	11.0	12,326	1,741	16.4	10,585	8,144	7,875

Total loans and leases	24,310	2,183	9.9	22,127	2,103	10.5	20,024	17,417	18,086
Allowance for loan and lease losses	(268)	30	(10.1)	(298)	32	(9.7)	(330)	(344)	(286)

Net loans and leases	24,042	2,213	10.1	21,829	2,135	10.8	19,694	17,073	17,800

Total earning assets	29,308	1,611	5.8	27,697	3,104	12.6	24,593	20,845	21,903

Operating lease assets	372	(525)	(58.5)	897	(800)	(47.1)	1,697	2,602	2,970
Cash and due from banks	845	2	0.2	843	69	8.9	774	757	912
Intangible assets	218	2	0.9	216	(2)	(0.9)	218	293	736
All other assets	2,164	86	4.1	2,078	58	2.9	2,020	1,910	1,891

Total Assets	$32,639	$1,206	3.8%	$31,433	$2,461	8.5%	$28,972	$26,063	$28,126

Liabilities and Shareholders’ Equity Deposits:
Demand deposits — non-interest bearing	$3,379	$149	4.6%	$3,230	$150	4.9%	$3,080	$2,902	$3,304
Demand deposits — interest bearing	7,658	451	6.3	7,207	1,014	16.4	6,193	5,161	5,005
Savings and other domestic time deposits	3,155	(276)	(8.0)	3,431	(31)	(0.9)	3,462	3,583	4,381
Certificates of deposit less than $100,000	2,952	535	22.1	2,417	(285)	(10.5)	2,702	3,619	4,980

Total core deposits	17,144	859	5.3	16,285	848	5.5	15,437	15,265	17,670
Domestic time deposits of $100,000 or more	1,292	427	49.4	865	63	7.9	802	851	1,280
Brokered time deposits and negotiable CDs	3,119	1,282	69.8	1,837	418	29.5	1,419	731	128
Deposits in foreign offices	457	(51)	(10.0)	508	8	1.6	500	337	283

Total deposits	22,012	2,517	12.9	19,495	1,337	7.4	18,158	17,184	19,361
Short-term borrowings	1,379	(31)	(2.2)	1,410	(190)	(11.9)	1,600	1,856	2,099
Federal Home Loan Bank advances	1,105	(166)	(13.1)	1,271	13	1.0	1,258	279	19
Subordinated notes and other long-term debt	4,064	(1,315)	(24.4)	5,379	820	18.0	4,559	3,335	3,411

Total interest bearing liabilities	25,181	856	3.5	24,325	1,830	8.1	22,495	19,752	21,586

All other liabilities	1,496	(8)	(0.5)	1,504	303	25.2	1,201	1,170	905
Shareholders’ equity	2,583	209	8.8	2,374	178	8.1	2,196	2,239	2,331

Total Liabilities and Shareholders’ Equity	$32,639	$1,206	3.8%	$31,433	$2,461	8.5%	$28,972	$26,063	$28,126

Net interest income

Net interest rate spread
Impact of non-interest bearing funds on margin

Net Interest Margin

N.M., not a meaningful value.

(1)	Fully taxable equivalent (FTE) yields are calculated assuming a 35% tax rate.

(2)	Loan and lease and deposit average rates include impact of applicable derivatives and non-deferrable fees.

(3)	For purposes of this analysis non-accrual loans are reflected in the average balances of loans.

(4)	2005 reflects a net reclassification of $500 million from middle market commercial real estate to middle market commercial and industrial, on November 1, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Interest Income/Expense					Average Rate(2)

2005	2004	2003	2002	2001	2005	2004	2003	2002	2001

$1.1	$0.7	$0.6	$0.8	$0.2	2.16%	1.05%	1.53%	2.38%	3.43%
8.5	4.4	0.6	0.3	1.3	4.08	4.15	4.02	4.11	5.13
6.0	5.5	1.6	1.1	4.5	2.91	1.73	1.80	1.56	4.19
17.9	13.0	30.0	20.5	25.0	5.64	5.35	5.32	6.35	6.95
158.7	171.7	159.6	173.0	206.9	4.24	3.88	4.52	6.06	6.58
31.9	28.8	23.5	10.1	13.0	6.71	6.98	7.04	7.42	7.49

190.6	200.5	183.1	183.1	219.9	4.52	4.14	4.73	6.12	6.63
279.0	196.5	224.1	262.0	353.4	5.79	4.41	4.95	5.45	6.96
101.0	58.0	52.1	52.6	72.7	6.01	4.09	4.09	4.57	6.99
110.6	85.3	88.0	98.7	113.3	5.79	4.44	4.84	5.91	7.44

211.6	143.3	140.1	151.3	186.0	5.90	4.29	4.54	5.36	7.26
137.5	110.3	105.6	110.6	204.8	6.18	5.50	5.91	6.73	7.96

628.1	450.1	469.8	523.9	744.2	5.91	4.59	5.00	5.65	7.29

133.3	165.1	242.1	237.9	253.8	6.52	7.22	7.38	8.67	N.M
119.6	109.6	72.8	23.2	1.2	4.94	5.00	5.09	5.14	N.M

252.9	274.7	314.9	261.1	255.0	5.66	6.14	6.68	8.17	8.94
297.2	205.4	174.1	180.6	274.5	6.41	4.91	5.14	5.96	8.23
222.3	175.9	111.4	91.4	81.6	5.45	5.48	5.85	6.55	8.19
30.6	28.7	29.5	35.6	54.9	6.13	6.38	6.71	7.40	8.40

803.0	684.7	629.9	568.7	666.0	5.87	5.56	5.93	6.98	8.44

1,431.1	1,134.8	1,099.7	1,092.6	1,410.2	5.89	5.11	5.49	6.27	7.79

1,655.2	1,358.9	1,315.6	1,298.4	1,661.1	5.65	4.89	5.35	6.23	7.58

—	—	—	—	—	—	—	—	—	—
135.5	74.1	73.0	88.9	133.5	1.77	1.03	1.18	1.71	2.64
42.9	44.1	67.7	80.2	154.9	1.36	1.28	1.94	2.24	3.54
105.0	81.2	100.4	165.6	281.5	3.56	3.36	3.68	4.58	5.65

283.4	199.4	241.1	334.7	569.9	2.06	1.53	1.94	2.70	3.95
44.5	20.5	18.5	28.8	66.8	3.44	2.37	2.50	3.39	5.22
109.4	33.1	24.1	17.3	6.6	3.51	1.80	1.70	2.36	5.12
9.6	4.1	4.6	4.9	10.8	2.10	0.82	0.92	1.47	3.82

446.9	257.1	288.3	385.7	654.1	2.40	1.58	1.91	2.69	4.06
34.3	13.0	15.7	29.0	95.8	2.49	0.93	0.98	1.56	4.57
34.7	33.3	24.4	5.6	1.2	3.13	2.57	1.94	2.00	6.17
163.5	132.5	128.5	123.3	188.4	4.02	2.46	2.82	3.70	5.52

679.4	435.9	456.9	543.6	939.5	2.70	1.79	2.03	2.75	4.34

$975.8	$923.0	$858.7	$754.8	$721.6

					2.95	3.10	3.32	3.48	3.24
					0.38	0.23	0.17	0.14	0.05

					3.33%	3.33%	3.49%	3.62%	3.29%

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

AVERAGE BALANCE SHEET — LOANS, LEASES, AND OTHER EARNING ASSETS

2005 versus 2004 Performance

Average total loans and leases increased $2.2 billion, or 10%, from 2004, reflecting growth in consumer loans and, to a lesser degree, growth in commercial loans. Average total consumer loans increased $1.4 billion, or 11%, from 2004 primarily due to a $0.9 billion, or 27%, increase in average residential mortgages as mortgage loan rates remained at attractive levels. Average home equity loans increased $0.4 billion, or 11%. Growth in both residential mortgages and home equity loans slowed over the second half of the year as rising short-term interest rates dampened customer demand.

Average total automobile loans decreased $0.2 billion, or 11%, from 2004 reflecting the sale of automobile loans, loan pay downs, and slowing production. Partially offsetting the decline in automobile loans was $0.2 billion, or 10%, growth in direct financing leases due to the continued migration from operating lease assets, which have not been originated since April 2002.

Average total commercial loans increased $0.8 billion, or 8%, from 2004. This reflected a $0.4 billion, or 8%, increase in middle market commercial and industrial (C&I) loans, a $0.2 billion, or 7%, increase in middle market commercial real estate (CRE) loans, and a $0.2 billion, or 11%, increase in average small business C&I and CRE loans.

Average total investment securities declined $0.7 billion, or 14%, from 2004. This decline reflected a combination of factors including lowering the level of excess liquidity, a decision to sell selected lower yielding securities, and partially funding loan growth with the proceeds from the sale of securities. We also made a decision in the fourth quarter of 2005 to reposition a segment of the portfolio to replace lower yield securities with higher yield securities. This resulted in $8.8 million of securities losses in the fourth quarter, but should position the portfolio for better future performance.

2004 versus 2003 Performance

Growth in average total loans and leases accounted for most of the 13% increase in earning assets, though investment securities also increased as a portion of the proceeds from automobile loan sales was reinvested.

Average total loans and leases increased 11% from the prior year. Most of this reflected growth in average total consumer loans where the strong growth in residential mortgage and home equity loans was only partially offset by a decline in automobile loans, reflecting the sale of $1.5 billion of automobile loans in 2004. Average total commercial loans increased 4%, reflecting growth in middle market CRE and small business loans, partially offset by a decline in average middle market C&I loans.

AVERAGE BALANCE SHEET — DEPOSITS AND OTHER FUNDING

2005 versus 2004 Performance

Average total core deposits in 2005 were $17.1 billion, up $0.9 billion, or 5%, from 2004, reflecting a $0.5 billion, or 22%, increase in certificates of deposit less than $100,000, a $0.5 billion, or 6%, increase in average interest bearing demand deposit accounts, primarily money market accounts, and a $0.1 billion, or 5%, increase in non-interest bearing deposits. These increases were partially offset by a $0.3 billion, or 8%, decline in savings and other domestic time deposits. With interest rates rising throughout the year, demand for certificates of deposit less than $100,000 increased as customers transferred funds from lower-rate savings and other domestic time deposits into higher fixed-rate term deposit accounts.

We use the non-core funding ratio (total liabilities less core deposits and accrued expenses and other liabilities divided by total assets) to measure the extent to which funding is dependent on wholesale deposits and borrowing sources. For 2005, the average non-core funding ratio was 35%, down from 36% in 2004. The average non-core funding ratio reached a peak of 38% in the first quarter of 2004 as strong loan growth outpaced core deposit growth. Subsequent loan sales, as well as successful core deposit growth initiatives, reduced average non-core funding requirements to 35% by the 2004 fourth quarter.

2004 versus 2003 Performance

Average total deposits in 2004 increased 7% from the prior year, primarily reflecting 5% growth in average core deposits. Growth in interest bearing demand deposits, and to a lesser degree non-interest bearing deposits, accounted for virtually all of the growth in average core deposits, as average certificates of deposit (CDs) less than $100,000 declined. With interest rates near historical low levels, demand for CDs less than $100,000 greatly diminished in the first half of 2004. However, CDs less than $100,000 grew in the second half of the year as interest rates and customer demand for CDs less than $100,000 increased. In addition to growth in average core deposits, the increase in average total deposits also reflected a 29% increase in brokered time deposits and negotiable CDs, which, in comparison with rates on CDs less than $100,000, remained a relatively low cost of funds.

For 2004, the average non-core funding ratio was 36%, up from 35% in 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Provision for Credit Losses

(This section should be read in conjunction with Significant Factor 4 and the Credit Risk section.)

The provision for credit losses is the expense necessary to maintain the ALLL and the AULC at a level adequate to absorb our estimate of probable inherent credit losses in the loan and lease portfolio and the portfolio of unfunded loan commitments.

Provision expense for 2005 was $81.3 million, up $26.2 million, or 48%, from 2004. The increase in 2005 reflected a combination of factors including loan growth and higher levels of problem assets, most notably downgrades in certain commercial credits late in the fourth quarter. Given our highly quantitative loan loss reserve methodology, these downgrades required a meaningful increase in our ALLL. We believe these downgrades reflect weakness in certain credit situations rather than the beginning of a trend of material weakening in general credit quality.

Provision expense for 2004 was $55.1 million, down $108.9 million, or 66%, from the prior year. This reflected significant improvement in overall credit quality as reflected by a combination of factors, including lower net charge-offs and a single C&I recovery of $11.1 million in 2004, as well as the overall lower risk inherent in the loan and lease portfolio resulting from strategies to lower the overall risk profile of the balance sheet, partially offset by additional provision expense related to loan growth.

Non-Interest Income

(This section should be read in conjunction with Significant Factors 1, 2, 3, and 7.)

Non-interest income for the three years ended December 31, 2005, was as follows:

Table 6 — Non-Interest Income

	Year Ended December 31,

		Change from 2004			Change from 2003

(in thousands of dollars)	2005	Amount	%	2004	Amount	%	2003

Service charges on deposit accounts	$167,834	$(3,281)	(1.9)%	$171,115	$3,275	2.0%	$167,840
Trust services	77,405	9,995	14.8	67,410	5,761	9.3	61,649
Brokerage and insurance income	53,619	(1,180)	(2.2)	54,799	(3,045)	(5.3)	57,844
Other service charges and fees	44,348	2,774	6.7	41,574	128	0.3	41,446
Mortgage banking	41,710	9,414	29.1	32,296	(25,884)	(44.5)	58,180
Bank owned life insurance income	40,736	(1,561)	(3.7)	42,297	(731)	(1.7)	43,028
Securities gains (losses)	(8,055)	(23,818)	N.M.	15,763	10,505	N.M.	5,258
Other	75,041	(17,006)	(18.5)	92,047	988	1.1	91,059

Sub-total before operating lease income	492,638	(24,663)	(4.8)	517,301	(9,003)	(1.7)	526,304
Operating lease income	138,433	(148,658)	(51.8)	287,091	(202,607)	(41.4)	489,698

Sub-total including operating lease income	631,071	(173,321)	(21.5)	804,392	(211,610)	(20.8)	1,016,002

Gain on sales of automobile loans	1,211	(12,995)	(91.5)	14,206	(25,833)	(64.5)	40,039
Gain on sale of branch offices	—	—	—	—	(13,112)	N.M.	13,112

Total non-interest income	$632,282	$(186,316)	(22.8)%	$818,598	$(250,555)	(23.4)%	$1,069,153

N.M., not a meaningful value.

Table 7 details mortgage banking income and the net impact of MSR hedging activity. We record MSR temporary impairment valuation changes in mortgage banking income, whereas MSR hedge-related trading activity is recorded in other non-interest income, as well as in net interest income. Striking a mortgage banking income sub-total before MSR recoveries or impairments, provides a clearer understanding of the underlying trends in mortgage banking income associated with the primary business activities of origination, sales, and servicing. The net impact of MSR hedging analysis presents all of the MSR impairment valuation changes and related hedging activity.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Mortgage banking income and the net impact of MSR hedging activities for the three years ended December 31, 2005, was as follows:

Table 7 — Mortgage Banking Income and Net Impact of MSR Hedging

	Year Ended December 31,

		Change from 2004			Change from 2003

(in thousands of dollars)	2005	Amount	%	2004	Amount	%	2003

Mortgage Banking Income
Origination fees	$10,781	$(1,596)	(12.9)%	$12,377	$(4,895)	(28.3)%	$17,272
Secondary marketing	10,986	2,646	31.7	8,340	(15,267)	(64.7)	23,607
Servicing fees	22,181	485	2.2	21,696	4,790	28.3	16,906
Amortization of capitalized servicing	(18,359)	660	(3.5)	(19,019)	6,947	(26.8)	(25,966)
Other mortgage banking income	11,750	4,226	56.2	7,524	(3,880)	(34.0)	11,404

Sub-total	37,339	6,421	20.8	30,918	(12,305)	(28.5)	43,223
MSR recovery	4,371	2,993	N.M.	1,378	(13,579)	(90.8)	14,957

Total mortgage banking income	$41,710	$9,414	29.1%	$32,296	$(25,884)	(44.5)%	$58,180

Capitalized mortgage servicing rights (1)	$91,259	$14,152	18.4%	$77,107	$6,020	8.5%	$71,087
MSR allowance(1)	(404)	4,371	(91.5)	(4,775)	1,378	(22.4)	(6,153)
Total mortgages serviced for others (1)	7,276,000	415,000	6.0	6,861,000	467,000	7.3	6,394,000
Net Impact of MSR Hedging
MSR recovery	$4,371	$2,993	N.M. %	$1,378	$(13,579)	(90.8)%	$14,957
Net trading losses related to MSR hedging(2)	(13,377)	(7,867)	N.M.	(5,510)	(5,510)	N.M.	—
Net interest income related to MSR hedging	1,688	238	16.4	1,450	1,450	N.M.	—
Other MSR hedge activity(4)	—	4,492	N.M.	(4,492)	(4,492)	N.M.	—

Net impact of MSR hedging(3)	$(7,318)	$(144)	2.0%	$(7,174)	$(22,131)	N.M. %	$14,957

N.M., not a meaningful value.

(1)	At period end.

(2)	Included in other non-interest income.

(3)	The tables above exclude securities gains or losses related to the investment securities portfolio.

(4)	Included in other mortgage banking income.

2005 versus 2004 Performance

Non-interest income decreased $186.3 million, or 23%, from 2004 with $148.7 million of the decline reflecting the decrease in operating lease income. Of the remaining $37.7 million decline from 2004, the primary drivers were:

–	$23.8 million decline in net securities gains, as the current year reflected $8.1 million of securities losses, primarily related to $8.8 million of securities losses due to the fourth quarter restructuring of a part of the securities portfolio, compared with $15.8 million of gains in 2004 taken to mitigate the net impact of the MSR impairment.

–	$17.0 million, or 18%, decline in other income reflected a combination of factors including an increase in MSR hedge- related trading losses, lower income from automobile lease terminations, the $2.1 million write-off of an equity investment in the 2005 second quarter, lower investment banking income, and lower equity investment gains.

–	$13.0 million decline in gains on sale of automobile loans as the year-ago period included $14.2 million of such gains.

–	$3.3 million, or 2%, decline in service charges on deposit accounts, all driven by a decline in commercial service charges, reflecting a combination of lower activity and a preference by commercial customers to pay for services with higher compensating balances rather than fees as interest rates increased. Consumer service charges increased slightly reflecting higher activity-related personal service charges, mostly offset by lower maintenance fees on deposit accounts, as well as lower personal NSF and overdraft service charges.

–	$1.6 million, or 4%, decline in bank owned life insurance income.

–	$1.2 million, or 2%, decline in brokerage and insurance income, reflecting lower annuity sales.

Partially offset by:

–	$10.0 million, or 15%, increase in trust services due to higher personal trust and mutual fund fees, reflecting a combination of higher market value of assets, as well as increased activity.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

–	$9.4 million, or 29%, increase in mortgage banking income, reflecting a $6.9 million increase in secondary marketing and other mortgage banking income, as well as a $3.0 million increase in MSR temporary impairment recoveries.

–	$2.8 million, or 7%, increase in other service charges and fees, due to higher debit card fees, partially offset by lower bill pay fees as a result of a decision to eliminate fees for this service beginning in the 2004 fourth quarter.

2004 versus 2003 Performance

Non-interest income for 2004 declined $250.6 million, or 23%, from 2003. Reflecting the run-off of the operating lease portfolio, operating lease income declined $202.6 million, or 41%, from 2003. Of the remaining $47.9 million decline from a year ago, the primary drivers were:

–	$25.9 million decline in mortgage banking income reflected a combination of factors, all basically related to the lower level of mortgage originations as interest rates increased during 2004. Such factors included lower net secondary marketing revenue, as sales declined, and a 91% reduction in MSR recovery.

–	$25.8 million decline in gains on the sale of automobile loans, reflecting both a decline in loan sales ($1.5 billion in 2004, $2.1 billion in 2003), as well as lower relative gains on the sales as the loans sold in 2003 were older and originated at higher rates.

–	$13.1 million decline in gains on sale of branch offices, reflecting no such sales in 2004.

–	$3.0 million decline in brokerage and insurance income primarily due to lower title insurance-related fees and reduced credit life insurance revenue, as well as a decline in annuity fee income due to a 7% decline in annuity sales volume.

Partially offset by:

–	$10.5 million increase in securities gains primarily related to MSR temporary impairment hedging activity.

–	$5.8 million increase in trust services income primarily due to higher personal trust income and proprietary mutual fund fees.

–	$3.3 million increase in service charges on deposit accounts, reflecting higher NSF and overdraft fees, partially offset by lower personal and commercial account maintenance charges.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Non-Interest Expense

(This section should be read in conjunction with Significant Factors 1, 5, and 7.)

Non-interest expense for the three years ended December 31, 2005 was as follows:

Table 8 — Non-Interest Expense

	Year Ended December 31,

		Change from 2004			Change from 2003

(in thousands of dollars)	2005	Amount	%	2004	Amount	%	2003

Salaries	$379,589	$3,321	0.9%	$376,268	$14,826	4.1%	$361,442
Benefits	102,069	(7,469)	(6.8)	109,538	23,717	27.6	85,821

Personnel costs	481,658	(4,148)	(0.9)	485,806	38,543	8.6	447,263
Net occupancy	71,092	(4,849)	(6.4)	75,941	13,460	21.5	62,481
Outside data processing and other services	74,638	2,523	3.5	72,115	5,997	9.1	66,118
Equipment	63,124	(218)	(0.3)	63,342	(2,579)	(3.9)	65,921
Professional services	34,569	(2,307)	(6.3)	36,876	(5,572)	(13.1)	42,448
Marketing	28,077	1,588	6.0	26,489	(1,001)	(3.6)	27,490
Telecommunications	18,648	(1,139)	(5.8)	19,787	(2,192)	(10.0)	21,979
Printing and supplies	12,573	110	0.9	12,463	(546)	(4.2)	13,009
Amortization of intangibles	829	12	1.5	817	1	0.1	816
Other	76,236	(17,045)	(18.3)	93,281	12,501	15.5	80,780

Sub-total before operating lease expense	861,444	(25,473)	(2.9)	886,917	58,612	7.1	828,305
Operating lease expense	108,376	(128,102)	(54.2)	236,478	(156,792)	(39.9)	393,270

Sub-total including operating lease expense	969,820	(153,575)	(13.7)	1,123,395	(98,180)	(8.0)	1,221,575

Restructuring reserve releases	—	1,151	N.M.	(1,151)	5,515	(82.7)	(6,666)
Loss on early extinguishment of debt	—	—	—	—	(15,250)	N.M.	15,250

Total non-interest expense	$969,820	$(152,424)	(13.6)%	$1,122,244	$(107,915)	(8.8)%	$1,230,159

N.M., not a meaningful value.

2005 versus 2004 Performance

Non-interest expense decreased $152.4 million, or 14%, from 2004 with $128.1 million of the decline reflecting the decrease in operating lease expense. Of the remaining $24.3 million decline, the primary drivers were:

–	$17.0 million, or 18%, decrease in other expense, reflecting $7.5 million of SEC/regulatory-related expenses in 2004, $5.8 million of costs related to investments in partnerships generating tax benefits in the year-ago period, and lower litigation related expense accruals and lower insurance costs in the current period.

–	$4.8 million, or 6%, decline in net occupancy expense, as 2004 included a $7.8 million loss caused by property lease impairments, partially offset by lower rental income and higher depreciation expense in 2005.

–	$4.1 million, or 1%, decline in personnel costs, mainly due to lower commission and benefit expense, partially offset by higher salaries and severance.

–	$2.3 million, or 6%, decline in professional services, reflecting lower SEC/regulatory-related expense.

Partially offset by:

–	$2.5 million, or 3%, increase in outside data processing and other services, reflecting mostly higher debit card processing expense and system conversion expense.

–	$1.6 million, or 6%, increase in marketing expense.

–	$1.2 million increase in the restructuring reserve charges line item, reflecting a restructuring reserve release in 2004 with no release in 2005.

SEC-related expenses and accruals, as well as expenses related to Unizan integration planning and systems conversions, contributed to the change in expense from 2004. Specifically, SEC/regulatory-related expenses and accruals totaled $3.7 million in 2005, down from $13.6 million in 2004. These expenses and accruals impacted the professional services and other expense categories. Unizan integration planning and systems conversion expenses totaled $0.7 million in 2005, down from $3.6 million in

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

2004. In addition to impacting the data processing and other services expense category, a portion of these expenses was also spread across various other expense categories.

2004 versus 2003 Performance

Non-interest expense declined $107.9 million, or 9%, from 2003. Comparisons with prior-period results were significantly influenced by the decline in operating lease expense as previously noted. Operating lease expense declined $156.8 million, or 40%, from 2003. All other components of non-interest expense increased a net $48.9 million from 2003 reflecting:

–	$38.5 million increase in personnel costs primarily related to higher retirement and insurance benefit expenses, and to a lesser degree, higher salaries.

–	$13.5 million increase in net occupancy expense, reflecting a $7.8 million property lease impairment, as well as higher depreciation and lower rental income.

–	$12.5 million increase in other expense impacted by SEC-related expenses and accruals. (See discussion below.)

–	$6.0 million increase in outside data processing expenses, including Unizan-related expenses. (See discussion below.)

–	$5.5 million decline in restructuring reserve releases, as such releases totaled $1.2 million in 2004, down from $6.7 million in 2003.

Partially offset by:

–	$15.3 million related to the loss on the early extinguishment of debt in 2003.

–	$5.6 million decline in professional services, primarily reflecting lower consulting expenses.

SEC-related expenses and accruals, as well as expenses related to Unizan integration planning and systems conversions, contributed to the change in expense from 2003. Specifically, SEC-related expenses and accruals totaled $13.6 million in 2004 compared with $6.9 million in 2003. These expenses and accruals impacted the professional services and other expense categories. Unizan integration planning and systems conversion expenses totaled $3.6 million in 2004. In addition to impacting the data processing and other services expense category, a portion of these expenses was also spread across various other expense categories.

Operating Lease Assets

(This section should be read in conjunction with Significant Factor 1 and the Market Risk section.)

Operating lease assets represent automobile leases originated before May 2002. This operating lease portfolio is running-off over time since all automobile lease originations after April 2002 have been recorded as direct financing leases and are reported in the automobile loan and lease category in earning assets. As a result, the non-interest income and non-interest expenses associated with the operating lease portfolio has declined.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Operating lease assets performance for the five years ended December 31, 2005, was as follows:

Table 9 — Operating Lease Performance

	Year Ended December 31,

(in thousands of dollars)	2005	2004	2003	2002	2001

Balance Sheet:
Average operating lease assets outstanding	$372,132	$896,773	$1,696,535	$2,601,666	$2,969,902

Income Statement:
Net rental income	$126,519	$267,202	$458,644	$615,453	$654,625
Fees	6,531	13,457	21,623	28,542	27,573
Recoveries — early terminations	5,383	6,432	9,431	13,079	9,535

Total operating lease income	138,433	287,091	489,698	657,074	691,733

Depreciation and residual losses at termination	99,342	216,445	350,550	463,783	506,267
Losses — early terminations	9,034	20,033	42,720	55,187	52,359

Total operating lease expense	108,376	236,478	393,270	518,970	558,626

Net earnings contribution	$30,057	$50,613	$96,428	$138,104	$133,107

Earnings ratios(1)
Net rental income	34.0%	29.8%	27.0%	23.7%	22.0%
Depreciation and residual losses at termination	26.7	24.1	20.7	17.8	17.0

(1)	As a percent of average operating lease assets.

2005 versus 2004 Performance

Average operating lease assets in 2005 were $0.4 billion, down $0.5 billion, or 59% from a year-ago.

The net earnings contribution from operating leases was $30.1 million in 2005, down 41% from $50.6 million in 2004. Operating lease income, which totaled $138.4 million in 2005, and represented 22% of non-interest income, declined 52% from 2004, reflecting the decline in average operating leases. The majority of this decline was reflected in lower net rental income, down 53% from 2004. Lower fees and recoveries from early terminations also contributed to the decline in total operating lease income, but to a much lesser degree. Operating lease expense totaled $108.4 million for 2005, down 54% from a year ago, also reflecting the continued decline in operating lease assets, with the decline related to lower depreciation and residual losses at termination expenses.

The ratio of operating lease credit losses, net of recoveries, to average operating lease assets was 0.98% in 2005, down from 1.52% in 2004.

2004 versus 2003 Performance

Average operating lease assets in 2004 declined 47% from the prior year. The net earnings contribution from operating leases was $50.6 million in 2004, down 48% from $96.4 million in 2003. Operating lease income, which totaled $287.1 million in 2004, and represented 35% of non-interest income, declined 41% from 2003 reflecting the decline in average operating leases. The majority of this decline was reflected in lower net rental income, down 42% from 2003. Lower fees and recoveries from early terminations also contributed to the decline in total operating lease income, but to a much lesser degree. Operating lease expense totaled $236.5 million, down 40% from a year ago, also reflecting the continued decline in operating lease assets, with the decline primarily related to lower depreciation and residual losses at termination expenses.

The ratio of operating lease asset credit losses to average operating lease assets, net of recoveries, was 1.52% in 2004, down from 1.96% in 2003.

Provision for Income Taxes

The provision for income taxes was $131.5 million in 2005, $153.7 million in 2004, and $138.3 million in 2003. The effective tax rate was 24.2%, 27.8%, and 26.4% in 2005, 2004, and 2003, respectively. The lower effective tax rate in 2005 compared with 2004 reflected an increasing benefit from tax-exempt income and a federal tax loss carryback, partially offset by the effect of the repatriation of foreign earnings. The higher effective tax rate in 2004 compared with 2003 reflected a reduction in tax benefits (credits) from investments in partnerships and the impact of higher non-deductible expenses.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

As noted in our 2004 Form 10-K, the American Jobs Creation Act of 2004 introduced a special one-time dividends received deduction of 85% on the repatriation of certain foreign earnings to a U.S. taxpayer. During 2005, we had $109.4 million of foreign earnings eligible for repatriation, and in the third quarter of 2005, we received cash dividends in the amount of these previously undistributed foreign earnings. During the third quarter of 2005, our board of directors resolved to adopt our Domestic Reinvestment Plan, signed by our chairman, president, and chief executive officer. In the third quarter of 2005, income tax expense of $5.7 million, associated with the repatriation, was recorded. We have reinvested in the United States the cash dividend received through expenditures on infrastructure and capital investments with respect to the opening of new branches, qualified pension and 401(k) contributions, and funding of worker hiring, training, and other compensation.

The cost of qualifying investments in low income housing partnerships, along with the related tax credit, is recognized in the financial statements as a component of income taxes under the effective yield method. The cost of the investment in historic property partnerships is reported in non-interest expense and the related tax credit is recognized in the financial statements as a component of income taxes.

In the ordinary course of business, we operate in various taxing jurisdictions and are subject to income and non-income taxes. The effective tax rate is based in part on our interpretation of the relevant current tax laws. We believe the aggregate liabilities related to taxes are appropriately reflected in the consolidated financial statements. We review the appropriate tax treatment of all transactions taking into consideration statutory, judicial, and regulatory guidance in the context of our tax positions. In addition, we rely on various tax opinions, recent tax audits, and historical experience.

During the first quarter of 2005, the Internal Revenue Service commenced an audit of our consolidated federal income tax returns for tax years 2002 and 2003.

We expect the 2006 effective tax rate to increase to a more typical rate just below 30%. (See Note 18 of the Notes to Consolidated Financial Statements.)

RISK MANAGEMENT AND CAPITAL

Risk identification and monitoring are key elements in overall risk management. We believe the primary risk exposures are credit, market, liquidity, and operational risk. Credit risk is the risk of loss due to adverse changes in borrowers’ ability to meet their financial obligations under agreed upon terms. Market risk represents the risk of loss due to changes in the market value of assets and liabilities due to changes in interest rates, exchange rates, residual values, and equity prices. Liquidity risk arises from the possibility that funds may not be available to satisfy current or future commitments based on external macro market issues, investor perception of financial strength, and events unrelated to the company such as war, terrorism, or financial institution market specific issues. Operational risk arises from the inherent day-to-day operations of the company that could result in losses due to human error, inadequate or failed internal systems and controls, and external events.

We follow a formal policy to identify, measure, and document the key risks facing the company, how those risks can be controlled or mitigated, and how we monitor the controls to ensure that they are effective. Our chief risk officer is responsible for ensuring that appropriate systems of controls are in place for managing and monitoring risk across the company. Potential risk concerns are shared with the board of directors, as appropriate. Our internal audit department performs ongoing independent reviews of the risk management process and ensures the adequacy of documentation. The results of these reviews are reported regularly to the audit committee of the board of directors.

Some of the more significant processes used to manage and control credit, market, liquidity, and operational risks are described in the following paragraphs.

Credit Risk

Credit risk is the risk of loss due to adverse changes in borrowers’ ability to meet their financial obligations under agreed upon terms. We are subject to credit risk in lending, trading, and investment activities. The nature and degree of credit risk is a function of the types of transactions, the structure of those transactions, and the parties involved. The majority of our credit risk is associated with lending activities, as the acceptance and management of credit risk is central to profitable lending. Credit risk is incidental to trading activities and represents a limited portion of the total risks associated with the investment portfolio. Credit risk is mitigated through a combination of credit policies and processes, and portfolio diversification.

The maximum level of credit exposure to individual commercial borrowers is limited by policy guidelines based on the risk of default associated with the credit facilities extended to each borrower or related group of borrowers. All authority to grant

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

commitments is delegated through the independent credit administration function and is monitored and regularly updated in a centralized database.

Concentration risk is managed via limits on loan type, geography, industry, loan quality factors, and country limits. We have focused on extending credit to commercial customers with existing or expandable relationships within our primary markets. As a result, shared national credit exposure declined in 2002 and 2003. The on-going sale of automobile loans is an example of the proactive management of concentration risk.

The checks and balances in the credit process and the independence of the credit administration and risk management functions are designed to accurately assess the level of credit risk being accepted, facilitate the early recognition of credit problems when they do occur, and to provide for effective problem asset management and resolution.

Credit Exposure Mix

(This section should be read in conjunction with Significant Factors 1 and 3.)

An overall corporate objective is to avoid undue portfolio concentrations. As shown in Table 10, at December 31, 2005, total credit exposure from the loan and lease portfolio was $24.7 billion. Of this amount, $13.6 billion, or 55%, represented total consumer loans and leases, $10.8 billion, or 44%, total commercial loans and leases, and $0.2 billion, or 1%, operating lease assets.

A specific portfolio concentration objective has been to reduce the relative level of total automobile exposure (the sum of automobile loans, automobile leases, securitized automobile loans, and operating lease assets) from 33% at the end of 2002. As shown in Table 10, such exposure was 18% at December 31, 2005.

In contrast, another specific portfolio concentration objective has been to increase the relative level of lower-risk residential mortgages and home equity loans. At December 31, 2005, such loans represented 36% of total credit exposure, up from 22% at the end of 2002.

Since the end of 2002, the level of total commercial loans and leases has remained relatively constant at 42%-44% of total credit exposure. However, middle market C&I loans declined to 19% at year-end 2004 from 22% at December 31, 2002, reflecting weak demand, but also a specific objective to reduce exposure to large individual credits, as well as a strategy to focus on commercial lending to customers with existing or potential relationships within our primary markets. During 2005, that concentration increased to 21%, reflecting increased customer demand. Conversely, since the end of 2002, small business loans increased to 9% from 8%, reflecting strategies to grow this important targeted business segment. (See Table 10.)

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 10 — Loan and Lease Portfolio Composition

	At December 31,

(in millions of dollars)	2005		2004		2003		2002		2001

Commercial(1)
Middle market commercial and industrial	$5,084	20.6%	$4,666	19.3%	$4,416	19.7%	$4,757	21.7%	$4,922	21.7%
Construction	1,522	6.2	1,602	6.6	1,264	5.7	983	4.5	1,150	5.1
Commercial	2,015	8.2	1,917	7.9	1,919	8.6	1,896	8.7	1,575	6.9

Total middle market real estate	3,537	14.4	3,519	14.5	3,183	14.3	2,879	13.2	2,725	12.0
Small business commercial and industrial and commercial real estate	2,224	9.0	2,118	8.8	1,887	8.4	1,695	7.7	2,607	11.5

Total commercial	10,845	44.0	10,303	42.6	9,486	42.4	9,331	42.6	10,254	45.2

Consumer:
Automobile loans	1,985	8.0	1,949	8.1	2,992	13.4	3,042	13.9	2,853	12.6
Automobile leases	2,289	9.3	2,443	10.1	1,902	8.5	874	4.0	110	0.5
Home equity	4,639	18.8	4,555	18.9	3,734	16.7	3,142	14.3	3,518	15.5
Residential mortgage	4,193	17.0	3,829	15.9	2,531	11.3	1,746	8.0	1,129	5.0
Other loans	521	2.0	481	2.0	430	1.9	452	2.1	607	2.6

Total consumer	13,627	55.1	13,257	55.0	11,589	51.8	9,256	42.3	8,217	36.2

Total loans and direct financing leases	24,472	99.1	23,560	97.6	21,075	94.2	18,587	84.9	18,471	81.4

Operating lease assets	229	0.9	587	2.4	1,260	5.6	2,201	10.0	3,006	13.2
Securitized loans	—	—	—	—	37	0.2	1,119	5.1	1,225	5.4

Total credit exposure	$24,701	100.0%	$24,147	100.0%	$22,372	100.0%	$21,907	100.0%	$22,702	100.0%

Total automobile exposure(2)	$4,503	18.2%	$4,979	20.6%	$6,191	27.7%	$7,236	33.0%	$7,194	31.7%

(1)	There were no commercial loans outstanding that would be considered a concentration of lending to a particular industry or group of industries.

(2)	Total automobile loans and leases, operating lease assets, and securitized loans.

Commercial Credit

Commercial credit approvals are based on the financial strength of the borrower, assessment of the borrower’s management capabilities, industry sector trends, type of exposure, transaction structure, and the general economic outlook. While these are the primary factors considered, there are a number of other factors that may be considered in the decision process. There are two processes for approving credit risk exposures. The first involves a centralized loan approval process for the standard products and structures utilized in small business lending. In this centralized decision environment, individual credit authority is granted to certain individuals on a regional basis to preserve our local decision-making focus. The second, and more prevalent approach, involves individual approval of exposures. These approvals are consistent with the authority delegated to officers located in the geographic regions who are experienced in the industries and loan structures over which they have responsibility.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Commercial and industrial loan commitments and balances outstanding by industry classification code as of December 31, 2005, were as follows:

Table 11 — Commercial and Industrial Loans by Industry Classification Code

	At December 31, 2005

	Commitments		Loans Outstanding

(in thousands of dollars)	Amount	%	Amount	%

Industry Classification:
Services	$3,017,705	26.2%	$1,955,613	28.7%
Manufacturing	2,084,924	18.1	1,152,619	16.9
Retail trade	1,932,962	16.8	1,245,250	18.3
Finance, insurance, and real estate	1,837,506	16.0	1,005,204	14.8
Contractors and construction	699,719	6.1	272,041	4.0
Wholesale trade	905,919	7.9	534,289	7.8
Transportation, communications, and utilities	565,961	4.9	342,806	5.0
Agriculture and forestry	147,972	1.3	107,924	1.6
Energy	191,953	1.7	117,784	1.7
Public administration	94,362	0.8	42,783	0.6
Other	32,950	0.2	32,895	0.6

Total	$11,511,933	100.0%	$6,809,208	100.0%

Commercial real estate loans at December 31, 2005, were predominantly for properties located in our primary banking markets. These loans, including both middle market and small business commercial real estate loans, were well diversified by the type of property, as reflected in the following table:

Table 12 — Commercial Real Estate Loans by Property Type and Location

	At December 31, 2005

	Geographic Region

			West			Total	Percent of
(in thousands of dollars)	Ohio	Michigan	Virginia	Indiana	Other	Amount	Total

Retail properties	$341,059	$174,265	$45,659	$80,006	$—	$640,989	15.9%
Single family development	322,292	170,232	24,056	8,628	6,102	531,310	13.2
Industrial and warehouse	226,361	181,135	14,263	34,005	2,689	458,453	11.4
Office	203,712	115,706	40,438	76,647	1,277	437,780	10.8
Unsecured lines to real estate companies	270,757	79,308	12,889	54,788	2,287	420,029	10.4
Multi family	229,998	56,873	40,840	84,470	1,702	413,883	10.3
Raw land	180,614	94,810	19,568	9,870	5,131	309,993	7.7
Other land uses	86,527	45,117	11,194	12,875	—	155,713	3.9
Single family land development	103,201	14,357	987	6,063	1,379	125,987	3.1
Other land development	92,260	15,952	1,771	15,655	—	125,638	3.1
Health care	39,748	48,107	9,088	12,468	—	109,411	2.7
Recreational	68,766	21,940	13,387	2,470	—	106,563	2.6
Condominium construction	59,877	32,596	8,403	2,204	—	103,080	2.6
Hotel	38,001	45,180	5,150	5,514	3,497	97,342	2.4

Total	$2,263,173	$1,095,578	$247,693	$405,663	$24,064	$4,036,171	100.0%

All C&I and CRE credit extensions are assigned internal risk ratings, reflecting the borrower’s probability-of-default and loss-in-event-of-default. This two-dimensional rating methodology, which has 192 individual loan grades, provides granularity in the portfolio management process. The probability-of-default is rated on a scale of 1-12 and is applied at the borrower level. The loss-in-event-of-default is rated on a scale of 1-16 and is associated with each individual credit exposure based on the type of credit extension and the underlying collateral.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

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

In addition to the initial credit analysis initiated by the portfolio manager during the underwriting process, the loan review group performs independent credit reviews. The loan review group reviews individual loans and credit processes and conducts a portfolio review at each of the regions on a 15-month cycle, and the loan review group validates the risk grades on a minimum of 50% of the portfolio exposure. During the previous 15 months, 61% of the total commercial portfolio was reviewed by our independent loan review function.

Borrower exposures may be designated as “watch list” accounts when warranted by individual company performance, or by industry and environmental factors. Such accounts are subjected to additional quarterly reviews by the business line Management, the loan review group, and credit administration in order to adequately assess the borrower’s credit status and to take appropriate action.

A specialized credit workout group manages problem credits and handles commercial recoveries, workouts, and problem loan sales, as well as the day-to-day management of relationships rated substandard or lower. The group is responsible for developing an action plan, assessing the risk rating, and determining the adequacy of the reserve, the accrual status, and the ultimate collectibility of the credits managed.

Consumer Credit

Consumer credit approvals are based on, among other factors, the financial strength of the borrower, type of exposure, and the transaction structure. Consumer credit decisions are generally made in a centralized environment utilizing decision models. There is also individual credit authority granted to certain individuals on a regional basis to preserve our local decision-making focus. Each credit extension is assigned a specific probability-of-default and loss-in-event-of-default. The probability-of-default is generally a function of the borrower’s credit bureau score, while the loss-in-event-of-default is related to the type of collateral and the loan-to-value ratio associated with the credit extension.

In consumer lending, credit risk is managed from a loan type and vintage performance analysis. All portfolio segments are continuously monitored for changes in delinquency trends and other asset quality indicators. We make extensive use of portfolio assessment models to continuously monitor the quality of the portfolio and identify under-performing segments. This information is then incorporated into future origination strategies. The independent risk management group has a consumer process review component to ensure the effectiveness and efficiency of the consumer credit processes.

Collection action is initiated on an “as needed” basis through a centrally managed collection and recovery function. The collection group employs a series of collection methodologies designed to maintain a high level of effectiveness while maximizing efficiency. In addition to the retained consumer loan portfolio, the collection group is responsible for collection activity on all sold and securitized consumer loans and leases.

Non-Performing Assets (NPAs)

(This section should be read in conjunction with Significant Factor 4.)

NPAs consist of loans and leases that are no longer accruing interest, loans and leases that have been renegotiated to below market rates based upon financial difficulties of the borrower, and real estate acquired through foreclosure. C&I, CRE, and small business loans are generally placed on non-accrual status when collection of principal or interest is in doubt or when the loan is 90 days past due. When interest accruals are suspended, accrued interest income is reversed with current year accruals charged to earnings and prior-year amounts generally charged-off as a credit loss. Consumer loans and leases, excluding residential mortgages and home equity lines and leases, are not placed on non-accrual status but are charged-off in accordance with regulatory statutes, which is generally no more than 120 days past due. Residential mortgages and home equity lines and leases, while highly secured, are placed on non-accrual status within 180 days past due as to principal and 210 days past due as to interest, regardless of collateral. When we believe the borrower’s ability and intent to make periodic interest and principal payments resume and collectibility is no longer in doubt, the loan is returned to accrual status. A charge-off on a residential mortgage loan is recorded when the loan has been foreclosed and the loan balance exceeds the fair value of the real estate. The fair value of the collateral, less the cost to sell, is then recorded as real estate owned.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

At September 30, 2004, we adopted a new policy of placing home equity loans and lines on non-accrual status when they exceed 180 days past due. Such loans were previously classified as accruing loans and leases past due 90 days or more. This policy change conforms the home equity loans and lines classification to that of other consumer loans secured by residential real estate.

Total NPAs were $117.2 million at December 31, 2005, up $8.6 million, or 8%, from $108.6 million at December 31, 2004, which was up $21.2 million, or 24%, from the end of 2003. Expressed as a percent of total loans and leases and other real estate, the year-end positions for 2005, 2004, and 2003 were 0.48%, 0.46%, and 0.41%, respectively. Total non-performing loans and leases increased throughout 2005, from a historically low point at the end of 2004, to a more normal level at the end of 2005.

All of the increase in 2004 related to the workout of a troubled mezzanine financing relationship. During the 2004 fourth quarter, OREO reflected $35.7 million for properties related to the workout of $5.9 million of non-performing mezzanine loans to a real estate partnership as we took ownership of the partnership, which required consolidation of the partnership’s assets and liabilities including these properties.

Table 13 — Non-Performing Assets and Past Due Loans and Leases

	At December 31,

(in thousands of dollars)	2005	2004	2003	2002	2001

Non-accrual loans and leases:
Middle market commercial and industrial	$28,888	$24,179	$33,745	$79,691	$143,140
Middle market commercial real estate	15,763	4,582	18,434	19,875	35,848
Small business commercial and industrial and commercial real estate	28,931	14,601	13,607	19,060	29,009
Residential mortgage	17,613	13,545	9,695	9,443	11,836
Home equity	10,720	7,055	—	—	—

Total non-accrual loans and leases	101,915	63,962	75,481	128,069	219,833
Renegotiated loans	—	—	—	—	1,276

Total non-performing loans and leases	101,915	63,962	75,481	128,069	221,109
Other real estate, net:
Residential	14,214	8,762	6,918	7,915	4,915
Commercial(1)	1,026	35,844	4,987	739	1,469

Total other real estate, net	15,240	44,606	11,905	8,654	6,384

Total non-performing assets	$117,155	$108,568	$87,386	$136,723	$227,493

Non-performing loans and leases as a % of total loans and leases	0.42%	0.27%	0.36%	0.69%	1.20%
Non-performing assets as a % of total loans and leases and other real estate	0.48	0.46	0.41	0.74	1.23
Accruing loans and leases past due 90 days or more	$56,138	$54,283	$55,913	$61,526	$76,013
Accruing loans and leases past due 90 days or more as a percent of total loans and leases	0.23%	0.23%	0.27%	0.33%	0.41%
Total allowances for credit losses (ACL) as % of:
Total loans and leases	1.25	1.29	1.59	1.81	2.00
Non-performing loans and leases	300	476	444	263	167
Non-performing assets	261	280	384	246	162

(1)	At December 31, 2004, other real estate owned included $35.7 million of properties that related to the workout of $5.9 million of mezzanine loans. These properties were subject to $29.8 million of non-recourse debt to another financial institution. Both properties were sold in 2005.

Non-performing asset activity for the five years ended December 31, 2005 was as follows:

Table 14 — Non-Performing Asset Activity

	Year Ended December 31,

(in thousands of dollars)	2005	2004	2003	2002	2001

Non-performing assets, beginning of year	$108,568	$87,386	$136,723	$227,493	$105,397
New non-performing assets(1)	171,150	137,359	222,043	260,229	329,882
Returns to accruing status	(7,547)	(3,795)	(16,632)	(17,124)	(2,767)
Loan and lease losses	(38,819)	(37,337)	(109,905)	(152,616)	(67,491)
Payments	(64,861)	(43,319)	(83,886)	(136,774)	(106,889)
Sales(1)	(51,336)	(31,726)	(60,957)	(44,485)	(30,639)

Non-performing assets, end of year	$117,155	$108,568	$87,386	$136,723	$227,493

(1)	In 2004, new non-performing assets included $35.7 million of properties that relate to the workout of $5.9 million of mezzanine loans. These properties were subject to $29.8 million of non-recourse debt to another financial institution. Both properties were sold in 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Allowances for Credit Losses (ACL)

(This section should be read in conjunction with Significant Factors 1, 3, and 4.)

We maintain two reserves, both of which are to absorb probable credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL. Our credit administration group is responsible for developing the methodology and determining the adequacy of the ACL.

The ALLL represents the estimate of probable losses inherent in the loan portfolio at the balance sheet date. Additions to the ALLL result from recording provision expense for loan losses or recoveries, while reductions reflect charge-offs, net of recoveries, or the sale of loans. The AULC is determined by applying the transaction reserve process to the unfunded portion of the portfolio adjusted by an applicable funding percentage.

We have an established process to determine the adequacy of the ACL that relies on a number of analytical tools and benchmarks. No single statistic or measurement, in itself, determines the adequacy of the allowance. For determination purposes, the allowance is comprised of two components: the transaction reserve and the economic reserve. The continued use of quantitative methodologies for the transaction reserve and the introduction of the quantitative methodology for the economic component may have the impact of more period to period fluctuation in the absolute and relative level of the reserves.

       Transaction Reserve

The transaction reserve component of the ACL includes both (a) an estimate of loss based on characteristics of each commercial and consumer loan, lease, or loan commitment in the portfolio and (b) an estimate of loss based on an impairment review of each loan greater than $500,000 that is considered to be impaired. The latter was formerly referred to as the specific reserve.

For middle market commercial and industrial, middle market commercial real estate, and small business loans, the estimate of loss is based on characteristics of each loan through the use of a standardized loan grading system, which is applied on an individual loan level and updated on a continuous basis. The reserve factors applied to these portfolios were developed based on internal credit migration models that track historical movements of loans between loan ratings over time and a combination of long-term average loss experience of our own portfolio and external industry data.

In the case of more homogeneous portfolios, such as consumer loans and leases and residential mortgage loans, the determination of the transaction reserve is conducted at an aggregate, or pooled, level. For such portfolios, the development of the reserve factors includes the use of forecasting models to measure inherent loss in these portfolios.

We analyze each middle market commercial and industrial, middle market commercial real estate, or small business loan over $500,000 for impairment when the loan is non-performing or has a grade of substandard or lower. The impairment tests are done in accordance with applicable accounting standards and regulations. For loans that are determined to be impaired, an estimate of loss is reserved for the amount of the impairment.

Models and analyses are updated frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in the loss mitigation or credit origination strategies. Adjustments to the reserve factors are made as needed based on observed results of the portfolio analytics.

       Economic Reserve

Changes in the economic environment are a significant judgmental factor we consider in determining the appropriate level of the ACL. The economic reserve incorporates our determination of the impact on the portfolio of risks associated with the general economic environment. The economic reserve is designed to address economic uncertainties and is determined based on a variety of economic factors that are correlated to the historical performance of the loan portfolio. Because of this more quantitative approach to recognizing risks in the general economy, the economic reserve may fluctuate from period-to-period.

In an effort to be as quantitative as possible in the ACL calculation, we implemented a revised methodology for calculating the economic reserve portion of the ACL in 2004. The revised methodology is specifically tied to economic indices that have a high correlation to our historic charge-off variability. The indices currently in the model consist of the U.S. Index of Leading Economic Indicators, U.S. Profits Index, U.S. Unemployment Index, and the University of Michigan Current Consumer Confidence Index. Beginning in 2004, the calculated economic reserve was determined based upon the variability of credit losses over a credit cycle. The indices and time frame may be adjusted as actual

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

portfolio performance changes over time. Management has the capability to judgmentally adjust the calculated economic reserve amount by a maximum of +/– 20% to reflect, among other factors, differences in local versus national economic conditions. This adjustment capability is deemed necessary given the newness of the model and the continuing uncertainty of forecasting economic environment changes. This methodology allows for a more meaningful discussion of our view of the current economic conditions and the potential impact on credit losses.

The table below presents the components of the ACL expressed as a percent of total period end loans and leases as of December 31, 2005, 2004, and 2003:

Table 15 — ACL as % of Total Period End Loans and Leases

	At December 31,

	2005	2004	2003	2002		2001

Transaction reserve	0.89%	0.83%	1.02%	N.A.	%	N.A.	%
Economic reserve	0.21	0.32	0.40	N.A.		N.A.

Total ALLL	1.10	1.15	1.42	1.62		1.87
Total AULC	0.15	0.14	0.17	0.19		0.13

Total ACL	1.25%	1.29%	1.59%	1.81%		2.00%

N.A., not applicable.

Table 16 — Allocation of Allowances for Credit Losses(1)

	At December 31,

(in thousands of dollars)	2005		2004		2003		2002		2001

Commercial:
Middle market commercial and industrial	$82,963	20.8%	$87,485	19.8%	$103,237	21.0%	$106,998	25.6%	$131,489	26.6%
Middle market commercial real estate	60,667	14.4	54,927	14.9	63,294	15.1	35,658	15.5	43,574	14.8
Small business commercial and industrial and commercial real estate	40,056	9.1	32,009	9.0	30,455	8.9	26,914	9.1	31,582	14.1

Total commercial	183,686	44.3	174,421	43.7	196,986	45.0	169,570	50.2	206,645	55.5

Consumer:
Automobile loans and leases	33,870	17.5	41,273	18.6	58,375	23.2	51,621	21.1	38,799	16.0
Home equity	30,245	19.0	29,275	19.3	25,995	17.7	16,878	16.9	24,054	19.0
Residential mortgage	13,172	17.1	18,995	16.3	11,124	12.0	8,566	9.4	6,013	6.1
Other loans	7,374	2.1	7,247	2.1	7,252	2.1	8,085	2.4	19,757	3.4

Total consumer	84,661	55.7	96,790	56.3	102,746	55.0	85,150	49.8	88,623	44.5

Total unallocated(2)	—	—	—	—	—	—	45,783	—	50,134	—

Total allowance for loan and lease losses	$268,347	100.0%	$271,211	100.0%	$299,732	100.0%	$300,503	100.0%	$345,402	100.0%

Allowance for unfunded loan commitments and letters of credit	36,957		33,187		35,522		36,145		23,930

Total allowances for credit losses	$305,304		$304,398		$335,254		$336,648		$369,332

(1)	Percentages represent the percentage of each loan and lease category to total loans and leases.

(2)	Prior to 2003, an unallocated component of the ALLL was maintained.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 17 — Summary of Allowances for Credit Losses and Related Statistics

	Year Ended December 31,

(in thousands of dollars)	2005	2004	2003	2002	2001

Allowance for loan and lease losses, beginning of year	$271,211	$299,732	$300,503	$345,402	$246,758
Loan and lease charge-offs
Commercial:
Middle market commercial and industrial	(22,247)	(21,095)	(86,217)	(112,430)	(48,788)
Construction	(534)	(2,477)	(3,092)	(4,343)	(824)
Commercial	(4,311)	(5,650)	(6,763)	(13,383)	(1,959)

Middle market commercial real estate	(4,845)	(8,127)	(9,855)	(17,726)	(2,783)
Small business commercial and industrial and commercial real estate	(16,707)	(10,270)	(16,311)	(18,587)	(18,693)

Total commercial	(43,799)	(39,492)	(112,383)	(148,743)	(70,264)

Consumer:
Automobile loans	(25,780)	(45,335)	(57,890)	(57,675)	(72,054)
Automobile leases	(12,966)	(11,690)	(5,632)	(1,335)	416

Automobile loans and leases	(38,746)	(57,025)	(63,522)	(59,010)	(71,638)
Home equity	(20,129)	(17,514)	(14,166)	(13,395)	(13,201)
Residential mortgage	(2,561)	(1,975)	(915)	(888)	(879)
Other loans	(10,613)	(10,109)	(10,548)	(12,316)	(18,558)

Total consumer	(72,049)	(86,623)	(89,151)	(85,609)	(104,276)

Total charge-offs	(115,848)	(126,115)	(201,534)	(234,352)	(174,540)

Recoveries of loan and lease charge-offs Commercial:
Middle market commercial and industrial	$8,669	$19,175	$10,414	$7,727	$3,450
Construction	399	12	164	127	35
Commercial	401	144	1,744	1,415	539

Middle market commercial real estate	800	156	1,908	1,542	574
Small business commercial and industrial and commercial real estate	4,756	4,704	4,686	4,071	2,943

Total commercial	14,225	24,035	17,008	13,340	6,967

Consumer:
Automobile loans	13,792	16,761	17,603	18,559	16,630
Automobile leases	1,302	853	(75)	(95)	(63)

Automobile loans and leases	15,094	17,614	17,528	18,464	16,567
Home equity	2,510	2,440	2,052	1,555	1,743
Residential mortgage	229	215	83	16	94
Other loans	3,733	3,276	3,054	4,065	2,900

Total consumer	21,566	23,545	22,717	24,100	21,304

Total recoveries	35,791	47,580	39,725	37,440	28,271

Net loan and lease charge-offs	(80,057)	(78,535)	(161,809)	(196,912)	(146,269)

Provision for loan and lease losses	83,782	57,397	164,616	182,211	251,567
Economic reserve transfer	(6,253)	—	—	—	—
Allowance for assets sold and securitized	(336)	(7,383)	(3,578)	(30,198)	(6,654)

Allowance for loan and lease losses, end of year	$268,347	$271,211	$299,732	$300,503	$345,402

Allowance for unfunded loan commitments and letters of credit, beginning of year	$33,187	$35,522	$36,145	$23,930	$18,171
Provision for unfunded loan commitments and letters of credit losses	(2,483)	(2,335)	(623)	12,215	5,759
Economic reserve transfer	6,253	—	—	—	—

Allowance for unfunded loan commitments and letters of credit, end of year	36,957	33,187	35,522	36,145	23,930

Allowance for credit losses, end of year	$305,304	$304,398	$335,254	$336,648	$369,332

Net loan and lease losses as a % of average total loans and leases	0.33%	0.35%	0.81%	1.13%	0.81%
Allowance for credit losses as a % of total period end loans and leases	1.25	1.29	1.59	1.81	2.00

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Net Charge-offs

(This section should be read in conjunction with Significant Factor 4.)

Total net charge-offs as a percent of average total loans and leases were 0.33% in 2005, down from 0.35% in 2004, and 0.81% in 2003. (See Table 19.)

Total net charge-offs for 2005 were $80.1 million, or an annualized 0.33% of average total loans and leases. While the dollar amount of net charge-offs increased 2% from 2004, on a relative basis, net charge-offs declined slightly from the annualized 0.35% ratio a year ago.

Total commercial net charge-offs in 2005 were $29.6 million, or an annualized 0.28%, up from $15.5 million, or 0.16%, in 2004, which included a $11.1 million one-time recovery on a previously charged-off loan.

Total consumer net charge-offs in the current year were $50.5 million, or an annualized 0.37% of related loans, down from $63.1 million, or 0.51%, in 2004. Total automobile loan and lease net charge-offs in 2005 were $23.7 million, or an annualized 0.53% of related loans and leases, down from $39.4 million, or 0.88%, in 2004. This reduction reflected the impact of previous loan sales. Home equity net charge-offs in the current year were $17.6 million, or an annualized 0.38% of related loans, up from $15.1 million, or 0.36%, in 2004.

We have established the following long-term net charge-off ratio targets for certain portfolio segments, and for the total portfolio, assuming a comparable portfolio mix, as well as a stable economic environment:

Table 18 — Long-term Net Charge-off Ratio Targets

Long-term Targets(1)

Middle market C&I	0.20% - 0.30%
Middle market CRE	0.15% - 0.25%
Small business C&I and CRE	0.50% - 0.60%
Automobile loans	0.75% - 0.85%
Automobile direct financing leases	0.50% - 0.60%
Home equity loans and lines	0.35% - 0.45%
Residential loans	0.10% +/-
Total portfolio	0.35% - 0.45%

(1)	Assumes loan and lease portfolio mix comparable to December 31, 2005, and stable economic environment.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 19 — Net Loan and Lease Charge-offs

	At December 31,

(in thousands of dollars)	2005	2004	2003	2002	2001

Net charge-offs by loan and lease type:
Commercial:
Middle market commercial and industrial	$13,578	$1,920	$75,803	$104,703	$45,338
Construction	135	2,465	2,928	4,216	789
Commercial	3,910	5,506	5,019	11,968	1,420

Middle market commercial real estate	4,045	7,971	7,947	16,184	2,209
Small business commercial and industrial and commercial real estate	11,951	5,566	11,625	14,516	15,750

Total commercial	29,574	15,457	95,375	135,403	63,297

Consumer:
Automobile loans	11,988	28,574	40,266	39,115	N.M.
Automobile leases	11,664	10,837	5,728	1,431	N.M.

Automobile loans and leases	23,652	39,411	45,994	40,546	55,071
Home equity	17,619	15,074	12,114	11,840	11,458
Residential mortgage	2,332	1,760	832	872	785
Other loans	6,880	6,833	7,494	8,251	15,658

Total consumer	50,483	63,078	66,434	61,509	82,972

Total net charge-offs	$80,057	$78,535	$161,809	$196,912	$146,269

Net charge-offs — annualized percentages:
Commercial:
Middle market commercial and industrial	0.28%	0.04%	1.64%	2.18%	0.89%
Construction	0.01	0.17	0.24	0.37	0.08
Commercial	0.20	0.29	0.28	0.72	0.09

Middle market commercial real estate	0.11	0.24	0.26	0.57	0.09
Small business commercial and industrial and commercial real estate	0.54	0.28	0.65	0.88	0.61

Total commercial	0.28	0.16	1.01	1.46	0.62

Consumer:
Automobile loans	0.59	1.25	1.24	1.43	N.M.
Automobile leases	0.48	0.49	0.40	0.32	N.M.

Automobile loans and leases	0.53	0.88	0.98	1.27	1.94
Home equity	0.38	0.36	0.35	0.39	0.34
Residential mortgage	0.06	0.05	0.04	0.06	0.07
Other loans	1.37	1.52	1.72	1.72	2.39

Total consumer	0.37	0.51	0.63	0.76	1.05

Net charge-offs as a % of average loans	0.33%	0.35%	0.81%	1.13%	0.81%

N.M., not a meaningful value.

Investment Portfolio

Investment decisions that incorporate credit risk require the approval of the independent credit administration function. The degree of initial due diligence and subsequent review is a function of the type, size, and collateral of the investment. Performance is monitored on a regular basis and reported to the Market Risk Committee (MRC) and the Executive Credit Risk Committee.

Market Risk

Market risk represents the risk of loss due to changes in market values of assets and liabilities. We incur market risk in the normal course of business through exposures to market interest rates, foreign exchange rates, equity prices, credit spreads, and expected lease residual values. We have identified three primary sources of market risk: interest rate risk, price risk, and lease residual risk. Interest rate risk is our primary market risk.

Interest Rate Risk

Interest rate risk results from timing differences in the repricings and maturities of assets and liabilities, and changes in relationships between market interest rates and the yields on assets and rates on liabilities, as well as from the impact of

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

embedded options, such as borrowers’ ability to prepay residential mortgage loans at any time and depositors’ ability to terminate CDs before maturity.

Our board of directors establishes broad policies with respect to interest rate risk. The Market Risk Committee (MRC) establishes specific operating guidelines within the parameters of the board of directors’ policies. In general, we seek to minimize the impact of changing interest rates on net interest income and the economic values of assets and liabilities. Our MRC regularly monitors the level of interest rate risk sensitivity to ensure compliance with board of directors approved risk limits.

Interest rate risk management is a dynamic process that encompasses monitoring loan and deposit flows, investment and funding activities, and assessing the impact of the changing market and business environments. Effective management of interest rate risk begins with understanding the interest rate characteristics of assets and liabilities and determining the appropriate interest rate risk posture given market expectations and policy objectives and constraints.

Interest rate risk modeling is performed monthly. Two broad approaches to modeling interest rate risk are employed: income simulation and economic value analysis. An income simulation analysis is used to measure the sensitivity of forecasted net interest income to changes in market rates over a one-year time horizon. Although bank owned life insurance and automobile operating lease assets are classified as non-interest earning assets, and the income from these assets is in non-interest income, these portfolios are included in the interest sensitivity analysis because both have attributes similar to fixed-rate interest earning assets. The economic value of equity (EVE) is calculated by subjecting the period-end balance sheet to changes in interest rates, and measuring the impact of the changes on the values of the assets and liabilities. EVE serves as a complement to income simulation modeling as it provides risk exposure estimates for time periods beyond the one-year simulation horizon. Similar to income simulation modeling, EVE analysis also includes the risks of bank owned life insurance and the mortgage servicing asset.

The models used for these measurements take into account prepayment speeds on mortgage loans, mortgage-backed securities, and consumer installment loans, as well as cash flows of other loans and deposits. Balance sheet growth assumptions are also considered in the income simulation model. The models include the effects of derivatives, such as interest rate swaps, interest rate caps, floors, and other types of interest rate options, and account for changes in relationships among interest rates (basis risk).

The baseline scenario for income simulation analysis, with which all other scenarios are compared, is based on market interest rates implied by the prevailing yield curve as of the period end. Alternative interest rate scenarios are then compared with the baseline scenario. These alternative market rate scenarios include parallel rate shifts on both a gradual and immediate basis, movements in rates that alter the shape of the yield curve (i.e., flatter or steeper yield curve), and spot rates remaining unchanged for the entire measurement period. Scenarios are also developed to measure basis risk, such as the impact of LIBOR-based rates rising or falling faster than the prime rate.

The simulations for evaluating short-term interest rate risk exposure are scenarios that model gradual 100 and 200 basis point increasing and decreasing parallel shifts in interest rates over the next 12-month period beyond the interest rate change implied by the current yield curve. The table below shows the results of the scenarios as of December 31, 2005, and December 31, 2004. All of the positions were well within the board of directors’ policy limits.

Table 20 — Net Interest Income at Risk

	Net Interest Income at Risk (%)

Basis point change scenario	-200	-100	+100	+200

Board policy limits	-4.0%	-2.0%	-2.0%	-4.0%

December 31, 2005	-1.3%	-0.5%	+0.1%	+0.3%
December 31, 2004	-1.2%	-0.5%	+0.2%	+0.2%

The primary simulations for EVE at risk assume an immediate and parallel increase in rates of +/- 100 and +/- 200 basis points beyond any interest rate change implied by the current yield curve. The table below outlines the results compared with the previous year-end and policy limits. All of the positions were well within the board of directors’ policy limits.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 21 — Economic Value of Equity at Risk

	Economic Value of Equity at Risk (%)

Basis point change scenario	-200	-100	+100	+200

Board policy limits	-12.0%	-5.0%	-5.0%	-12.0%

December 31, 2005	-0.8%	+0.5%	-2.5%	-6.2%
December 31, 2004	-1.9%	-0.2%	-1.5%	-4.5%

Price Risk

Price risk represents the risk of loss arising from adverse movements in the prices of financial instruments that are carried at fair value and are subject to mark-to-market accounting. We have price risk from mortgage servicing rights (MSRs) and trading securities, which includes the instruments to hedge MSRs. We also have price risk from securities owned by our broker-dealer subsidiaries, foreign exchange positions, investments in private equity limited partnerships, and marketable equity securities held by our insurance subsidiaries. We have established loss limits on the trading portfolio and on the amount of foreign exchange exposure that can be maintained and the amount of marketable equity securities that can be held by the insurance subsidiaries.

Lease Residual Risk

(This section should be read in conjunction with Significant Factor 1 and the Operating Lease Assets section.)

Lease residual risk associated with retail automobile and commercial equipment leases is the potential for declines in the fair market value of the vehicle or equipment below the maturity value estimated at origination. Most of our lease residual risk is in our automobile leases. Used car values are the primary factor in determining the magnitude of the risk exposure. Since used car values are subject to many factors, lease residual risk has been extremely volatile throughout the history of automobile leasing. We mitigate lease residual risk by purchasing residual value insurance. Residual value insurance provides for the recovery of a decline in the vehicle residual value, as specified at the inception of the lease by the Automotive Lease Guide (ALG), an authoritative industry source. As a result, the risk associated with market driven declines in used car values is mitigated. Market driven declines include economic factors, environmental factors, and consumer sentiment, but not vehicle condition or accrued mileage.

As of December 31, 2005, three distinct residual value insurance policies were in place to address the residual risk in the automobile lease portfolio. One residual value insurance policy covered all vehicles leased between October 1, 2000 and April 30, 2002 and had a total payment cap of $50 million. Any losses above the cap result in additional operating lease depreciation expense. It is our assessment that the $50 million cap remains sufficient to cover any expected losses. A second residual insurance policy covers all originations from May 2002 through June 2005, and does not have a payment cap. A third policy went into effect July 1, 2005, and covers all originations for a period of one year with no payment cap.

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

Liquidity policies and limits are established by our board of directors, with operating limits set by our MRC, based upon analyses of the ratio of loans to deposits, the percentage of assets funded with non-core or wholesale funding, and the amount of liquid assets available to cover non-core funds maturities. In addition, guidelines are established to ensure diversification of wholesale funding by type, source, and maturity and provide sufficient balance sheet liquidity to cover 100% of wholesale funds maturing within a six-month time period. A contingency funding plan is in place, which includes forecasted sources and uses of funds under various scenarios in order to prepare for unexpected liquidity shortages, including the implications of any credit rating changes. Our MRC meets monthly to identify and monitor liquidity issues, provide policy guidance, and oversee adherence to, and the maintenance of, an evolving contingency funding plan. We believe that sufficient liquidity exists to meet the funding needs of the Bank and the parent company.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Sources of Liquidity

Our primary source of funding is core deposits from retail and commercial customers. As of December 31, 2005, these core deposits, of which 93% were provided by our Regional Banking line of business, funded 53% of total assets. The types and sources of deposits by business segment at December 31, 2005, are detailed in Table 22. At December 31, 2005, total core deposits represented 78% of total deposits, down slightly from 83% at the end of the prior year.

Core deposits are comprised of interest bearing and non-interest bearing demand deposits, savings and other domestic time deposits, and certificates of deposit less than $100,000. Other domestic time deposits are comprised primarily of IRA deposits. Brokered time deposits represent funds obtained by or through a deposit broker. At December 31, 2005, $2.1 billion of brokered deposits were issued in denominations of $100,000 or more and, in turn, participated by the broker to their customers in denominations of $100,000 or less. Foreign deposits are interest bearing and all mature in one year or less.

Domestic time deposits of $100,000 or more and brokered deposits and negotiable CDs totaled $4.5 billion at the end of 2005 and $3.2 billion at the end of 2004. The contractual maturities of the deposits at December 31, 2005 were as follows: $1.4 billion in three months or less, $0.3 billion in three months through six months, $0.5 billion after six months through twelve months, and $2.3 billion after twelve months.

Demand deposit overdrafts that have been reclassified as loan balances were $11.9 million and $12.8 million at December 31, 2005 and 2004, respectively.

Sources of wholesale funding include domestic time deposits of $100,000 or more, brokered deposits and negotiable CDs, deposits in foreign offices, short-term borrowings, Federal Home Loan Bank (FHLB) advances, other long-term debt, and subordinated notes. At December 31, 2005, total wholesale funding was $11.5 billion, an increase of $0.4 billion, or 3%, from December 31, 2004. The $11.5 billion portfolio at December 31, 2005, had a weighted average maturity of 3.5 years. We are a member of the FHLB of Cincinnati, which provides funding to members through advances. These advances carry maturities from one month to 20 years. At December 31, 2005, our wholesale funding included $1.2 billion of advances from the FHLB. All FHLB borrowings are collateralized with mortgage-related assets such as residential mortgage loans and home equity loans. To provide further liquidity, we have a $6.0 billion domestic bank note program with $3.0 billion available for future issuance under this program as of December 31, 2005. This program enables us to issue notes with maturities from one month to 30 years.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 22 — Deposit Composition

	At December 31,

(in millions of dollars)	2005		2004		2003		2002		2001

By Type
Demand deposits — non-interest bearing	$3,390	15.1%	$3,392	16.3%	$2,987	16.2%	$3,058	17.5%	$3,607	17.9%
Demand deposits — interest bearing	7,380	32.9	7,786	37.5	6,411	34.7	5,390	30.8	5,752	28.5
Savings and other domestic time deposits	3,094	13.8	3,503	16.9	3,591	19.4	3,546	20.3	4,362	21.6
Certificates of deposit less than $100,000	3,526	15.7	2,467	11.9	2,462	13.3	3,261	18.6	4,970	24.6

Total core deposits	17,390	77.5	17,148	82.6	15,451	83.6	15,255	87.2	18,691	92.6

Domestic time deposits of $100,000 or more	1,349	6.0	1,082	5.2	789	4.3	732	4.2	1,131	5.6
Brokered deposits and negotiable CDs	3,200	14.3	2,097	10.1	1,772	9.6	1,093	6.2	140	0.7
Deposits in foreign offices	471	2.2	441	2.1	475	2.5	419	2.4	225	1.1

Total deposits	$22,410	100.0%	$20,768	100.0%	$18,487	100.0%	$17,499	100.0%	$20,187	100.0%

Total core deposits:
Commercial	$5,352	30.8%	$5,294	30.9%	$4,255	27.5%	$3,981	26.1%	$4,192	22.4%
Personal	12,038	69.2	11,854	69.1	11,196	72.5	11,274	73.9	14,499	77.6

Total core deposits	$17,390	100.0%	$17,148	100.0%	$15,451	100.0%	$15,255	100.0%	$18,691	100.0%

By Business Segment(1)
Regional Banking:
Central Ohio	$4,526	20.2%	$4,501	21.7%
Northern Ohio	4,071	18.2	4,068	19.6
Southern Ohio/Kentucky	1,951	8.7	1,742	8.4
West Michigan	2,795	12.5	2,644	12.7
East Michigan	2,272	10.1	2,222	10.7
West Virginia	1,463	6.5	1,375	6.6
Indiana	727	3.2	664	3.2
Mortgage and equipment leasing groups	162	0.7	195	0.9

Regional Banking	17,967	80.1	17,411	83.8
Dealer Sales	66	0.3	75	0.4
Private Financial and Capital Markets Group	1,169	5.2	1,176	5.7
Treasury/Other(2)	3,208	14.4	2,106	10.1

Total deposits	$22,410	100.0%	$20,768	100.0%

(1)	Prior period amounts have been reclassified to conform to the current period business segment structure.

(2)	Comprised largely of brokered deposits and negotiable CDs.

Table 23 — Federal Funds Purchased and Repurchase Agreements

	At December 31,

(in millions of dollars)	2005	2004	2003	2002	2001

Balance at year end	$1,820	$1,124	$1,378	$2,459	$1,914
Weighted average interest rate at year-end	3.46%	1.31%	0.73%	1.49%	2.24%
Maximum amount outstanding at month-end during the year	$1,820	$1,671	$2,439	$2,504	$3,095
Average amount outstanding during the year	1,319	1,356	1,707	2,072	2,259
Weighted average interest rate during the year	2.41%	0.88%	1.22%	1.98%	4.11%

Other potential sources of liquidity include the sale or maturity of investment securities, the sale or securitization of loans, and the issuance of common and preferred securities. The Bank also has access to the Federal Reserve’s discount window. At December 31, 2005, a total of $2.4 billion of commercial loans had been pledged to secure potential future borrowings through this facility.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 24 — Investment Securities

	At December 31,

(in thousands of dollars)	2005	2004	2003

U.S. Treasury	$23,675	$25,136	$308,370
Federal agencies	1,615,488	1,945,762	2,977,546
Other	2,887,357	2,268,047	1,643,144

Total investment securities	$4,526,520	$4,238,945	$4,929,060

	Amortized
	Cost	Fair Value	Yield(1)

U.S. Treasury
Under 1 year	$—	$—	—%
1-5 years	23,446	22,893	3.54
6-10 years	753	782	5.45
Over 10 years	—	—	—

Total U.S. Treasury	24,199	23,675	3.61

Federal agencies
Mortgage backed securities
Under 1 year	—	—	—
1-5 years	31,058	30,047	3.99
6-10 years	—	—	—
Over 10 years	1,278,540	1,248,975	4.63

Total mortgage-backed Federal agencies	1,309,598	1,279,022	4.61

Other agencies
Under 1 year	—	—	—
1-5 years	296,945	286,754	3.38
6-10 years	52,440	49,712	3.71
Over 10 years	—	—	—

Total other Federal agencies	349,385	336,466	3.43

Total Federal agencies	1,658,983	1,615,488	4.37

Municipal securities
Under 1 year	65	65	8.64
1-5 years	145	145	7.69
6-10 years	144,415	143,597	5.83
Over 10 years	400,156	401,043	6.63

Total municipal securities	544,781	544,850	6.42

Private label CMO
Under 1 year	—	—	—
1-5 years	—	—	—
6-10 years	—	—	—
Over 10 years	402,959	393,569	4.67

Total private label CMO	402,959	393,569	—

Asset backed securities
Under 1 year	—	—	—
1-5 years	31,663	31,659	5.22
6-10 years	—	—	—
Over 10 years	1,757,031	1,757,121	5.37

Total asset backed securities	1,788,694	1,788,780	5.37

Other Under
1 year	1,700	1,700	3.80
1-5 years	10,997	11,051	4.70
6-10 years	2,062	2,063	5.75
Over 10 years	44	43	—
Non-marketable equity securities	89,661	89,661	—
Marketable equity securities	55,058	55,640	2.51

Total other	159,522	160,158	2.98

Total investment securities	$4,579,138	$4,526,520	5.02%

(1)	Weighted average yields were calculated using amortized cost on a fully taxable equivalent basis assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

At December 31, 2005, the investment securities portfolio totaled $4.5 billion, of which $1.4 billion was pledged to secure public and trust deposits, interest rate swap agreements, U.S. Treasury demand notes, and securities sold under repurchase agreements. The composition and maturity of these securities are presented in Table 24. Another source of liquidity is non-pledged securities, which increased to $3.1 billion at December 31, 2005, from $2.1 billion at December 31, 2004.

The relatively short-term nature of our loans and leases also provides significant liquidity. As shown in Table 25, of the $10.8 billion total commercial loans at December 31, 2005, approximately 38% mature within one year. In addition, during 2005 and 2004, $0.4 billion and $1.5 billion, respectively, in indirect automobile loans were sold, with such sales representing another source of liquidity.

Table 25 — Maturity Schedule of Commercial Loans

	At December 31, 2005

	One Year	One to	After		Percent
(in millions of dollars)	or Less	Five Years	Five Years	Total	of total

Commercial and industrial	$2,819	$2,804	$1,186	$6,809	62.8%
Commercial real estate — construction	581	925	32	1,538	14.2
Commercial real estate — commercial	710	1,329	459	2,498	23.0

Total	$4,110	$5,058	$1,677	$10,845	100.0%

Variable interest rates	$3,992	$3,992	$1,467	$9,451	87.1%
Fixed interest rates	118	1,066	210	1,394	12.9

Total	$4,110	$5,058	$1,677	$10,845	100.0%

Percent of total	37.9%	46.6%	15.5%	100.0%

Parent Company Liquidity

The parent company’s funding requirements consist primarily of dividends to shareholders, income taxes, funding of non-bank subsidiaries, repurchases of our stock, debt service, and operating expenses. The parent company obtains funding to meet obligations from dividends received from direct subsidiaries, net taxes collected from subsidiaries included in the Federal consolidated tax return, fees for services provided to subsidiaries, and the issuance of debt securities.

We intend to maintain the Bank’s risk-based capital ratios at levels considered to be “well capitalized” by regulators. As a result, the amount of dividends that can be paid to the parent company depends on the Bank’s capital needs. At December 31, 2005, the bank was “well capitalized” according to guidelines established by the Bank’s primary regulator, the OCC. At December 31, 2005, the Bank could declare and pay dividends to the parent company of $163.0 million and still be considered “well capitalized.” The Bank could declare an additional $230.6 million of dividends without regulatory approval at December 31, 2005, although such dividends would take the Bank below “well capitalized” levels.

At December 31, 2005, the parent company had no debt outstanding under its medium-term note program, with $195 million available for future funding needs. In January 2006, we filed an open-ended automatic shelf registration statement, which permits us to issue debt or equity securities as needed.

At December 31, 2005, the parent company had $227 million in cash or cash equivalents. We believe that the parent company has sufficient liquidity to meet its cash flow obligations in 2006, including anticipated annual dividend payments.

Credit Ratings

Credit ratings by the three major credit rating agencies are an important component of our liquidity profile. Among other factors, the credit ratings are based on financial strength and profitability, credit quality and concentrations in the loan portfolio, the level and volatility of earnings, capital adequacy, the quality of management, the liquidity of the balance sheet, the availability of a significant base of core retail and commercial deposits, and our ability to access a broad array of wholesale funding sources. Adverse changes in these factors could result in a negative change in credit ratings and impact not only the ability to raise funds in the capital markets, but also the cost of these funds. In addition, certain financial on- and off-balance sheet arrangements contain credit rating triggers that could increase funding needs if a negative rating change occurs. Letter of credit commitments for marketable securities, interest rate swap collateral agreements, and certain asset securitization transactions contain credit rating provisions.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

As a result of the then-pending formal SEC investigation and banking regulatory supervisory agreements announced on November 3, 2004, the following rating agency actions were taken (1) Moody’s reaffirmed their Negative outlook and placed all the ratings on review for possible downgrade, (2) Standard and Poor’s lowered their outlook from Stable to Negative, and (3) Fitch lowered their outlook from Stable to Negative. As a precautionary measure, we increased the volume of long-term wholesale borrowings, while reducing overnight Federal Funds borrowings. The cost of short-term borrowings was not materially affected by these actions, although at least one investor reduced exposure limits.

On February 8, 2005, Moody’s announced the following rating actions:

		From	To

Huntington Bancshares Incorporated
	Senior Unsecured Notes	A2	A3
	Subordinated Notes	A3	Baa1
	Short Term	P-1	P-2
	Outlook	Negative	Stable

The Huntington National Bank
	Senior Unsecured Notes	A1	A2
	Subordinated Notes	A2	A3
	Short Term (reaffirmed)	P-1	P-1
	Outlook	Negative	Stable

On April 6, 2005, Standard and Poor’s announced the following rating actions:

			From	To

Huntington Bancshares Incorporated
	Senior Unsecured Notes		A-	BBB+
	Subordinated Notes		BBB+	BBB
	Short Term (reaffirmed	)	A-2	A-2
	Outlook		Negative	Stable

The Huntington National Bank
	Senior Unsecured Notes		A	A-
	Subordinated Notes		A-	BBB+
	Short Term		A-1	A-2
	Outlook		Negative	Stable

These two rating agency actions had no adverse impact on rating triggers inherent in financial markets or our ability to raise and maintain core deposits or access the capital markets for funding.

On October 3, 2005, Fitch Ratings affirmed their current ratings and changed the outlook to Stable from Negative. Credit ratings as of December 31, 2005 for the parent company and the Bank were:

Table 26 — Credit Ratings

December 31, 2005

	Senior Unsecured	Subordinated
	Notes	Notes	Short-Term	Outlook

Huntington Bancshares Incorporated
Moody’s Investor Service	A3	Baal	P-2	Stable
Standard and Poor’s	BBB+	BBB	A-2	Stable
Fitch Ratings	A	A-	F1	Stable
The Huntington National Bank
Moody’s Investor Service	A2	A3	P-1	Stable
Standard and Poor’s	A-	BBB+	A-2	Stable
Fitch Ratings	A	A-	F1	Stable

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Off-Balance Sheet Arrangements

In the normal course of business, we enter into various off-balance sheet arrangements. These arrangements include financial guarantees contained in standby letters of credit issued by the Bank and commitments by the Bank to sell mortgage loans.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. Approximately 48% of standby letters of credit are collateralized and most are expected to expire without being drawn upon. There were $1.1 billion and $0.9 billion of outstanding standby letters of credit at December 31, 2005 and 2004, respectively. Non-interest income was recognized from the issuance of these standby letters of credit of $11.1 million and $11.3 million in 2005 and 2004, respectively. The carrying amount of deferred revenue related to standby letters of credit at December 31, 2005, was $4.0 million. Standby letters of credit are included in the determination of the amount of risk-based capital that we and the Bank are required to hold.

The Bank enters into forward contracts relating to the mortgage banking business. At December 31, 2005 and 2004, commitments to sell residential real estate loans totaled $348.3 million and $311.3 million, respectively. These contracts mature in less than one year.

The parent company and/or the Bank may also have liabilities under certain contractual agreements contingent upon the occurrence of certain events. A discussion of significant contractual arrangements under which the parent company and/or the Bank may be held contingently liable, including guarantee arrangements, is included in Note 22 of the Notes to Consolidated Financial Statements.

Through our credit process, we monitor the credit risks of outstanding standby letters of credit. When it is probable that a standby letter of credit will be drawn and not repaid in full, losses are recognized in provision for credit losses. We do not believe that off-balance sheet arrangements will have a material impact on our liquidity or capital resources.

Table 27 — Contractual Obligations

	At December 31, 2005

	One Year	1 to 3	3 to 5	More than
(in millions of dollars)	or Less	Years	Years	5 years	Total

Deposits without a stated maturity	$14,047	$—	$—	$—	$14,047
Certificates of deposit and other time deposits	4,102	3,034	656	571	8,363
Other long-term debt	775	325	450	868	2,418
Federal Home Loan Bank advances	159	995	—	2	1,156
Short-term borrowings	1,889	—	—	—	1,889
Subordinated notes	—	—	—	1,023	1,023
Operating lease obligations	32	59	52	158	301

Operational Risk

As with all companies, there is risk inherent in the day-to-day operations that could result in losses due to human error, inadequate or failed internal systems and controls, and external events. We, through a combination of business units and centralized processes, have the responsibility to manage the risk for the company through a process that assesses the overall level of risk on a regular basis and identifies specific risks and the steps being taken to control them. Furthermore, a system of committees is established to provide guidance over the process and escalate potential concerns to senior management on the operational risk committee, executive management on the risk management committee and the risk committee of the board of directors, as appropriate.

We continue to develop and enhance policies and procedures to control the elements of risk found in our processes. While we are not able to eliminate risk completely, our goal is to minimize the impact of a risk event and to be prepared to cover the result of it through insurance, earnings, and capital.

Certain overarching operational risk activities are performed by an enterprise risk group. These include monitoring adherence to corporate policies governing risk, business continuity programs to assure that operations to serve our customers continue during emergency situations, and information security to monitor and address electronic and sensitive information threats for the company.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Capital

Capital is managed both at the Bank and on a consolidated basis. Capital levels are maintained based on regulatory capital requirements and the economic capital required to support credit, market, liquidity, and operational risks inherent in our business, and to provide the flexibility needed for future growth and new business opportunities. We place significant emphasis on the maintenance of a strong capital position, which promotes investor confidence, provides access to the national markets under favorable terms, and enhances business growth and acquisition opportunities. The importance of managing capital is also recognized, and we continually strive to maintain an appropriate balance between capital adequacy and providing attractive returns to shareholders.

Shareholders’ equity totaled $2.6 billion at December 31, 2005. This balance represented a $19.9 million increase during 2005. Growth in shareholders’ equity primarily reflected a $218.2 million increase from the retention of net income after the declaration of dividends and a $39.2 million increase from stock option exercises during 2005. These increases were partially offset by the repurchase of 9.6 million shares during 2005, which reduced shareholders’ equity by $231.7 million.

At December 31, 2005, we had unused authority to repurchase up to 9.8 million common shares. All purchases under the current authorization are expected to be made from time to time in the open market or through privately negotiated transactions, depending on market conditions.

On April 27, 2005, the quarterly common stock dividend was increased 7.5% to $0.215 per share, up from $0.20 per share. Total dividends declared on our common stock in 2005 were $0.845 per common share, up 12.7% from total dividends declared in 2004 of $0.75 per share. On January 18, 2006, the quarterly common stock dividend was increased 16.3% to $0.25 per share, up from $0.215 per share. The increase, assuming it is maintained throughout 2006, would result in a dividend payout ratio above our long-term targeted payout range of 40%-50%, but we believe this is warranted in the current, slow growth environment.

We evaluate several measures of capital, along with the customary three primary regulatory ratios: Tier 1 Risk-based Capital, Total Risk-based Capital, and Tier 1 Leverage. The Federal Reserve Board, which supervises and regulates us, sets minimum capital requirements for each of these regulatory capital ratios. In the calculation of these risk-based capital ratios, risk weightings are assigned to certain asset and off-balance sheet items such as interest rate swaps, loan commitments, and securitizations. Our Tier 1 Risk-based Capital, Total Risk-based Capital, Tier 1 Leverage ratios, and risk-adjusted assets for five years are shown in Table 28 and are well in excess of minimum levels established for “well capitalized” institutions. The Bank is primarily supervised and regulated by the OCC which establishes regulatory capital guidelines for banks similar to those established for bank holding companies by the Federal Reserve Board. At December 31, 2005, the Bank had regulatory capital ratios in excess of “well capitalized” regulatory minimums.

Table 28 — Capital Adequacy

	“Well-	At December 31,

	Capitalized”
(in millions of dollars)	Minimums	2005	2004	2003	2002	2001

Total risk-weighted assets		$29,599	$29,542	$28,164	$27,030	$27,736
Ratios:
Tier 1 leverage ratio	5.00%	8.34%	8.42%	7.98%	8.51%	7.16%
Tier 1 risk-based capital ratio	6.00	9.13	9.08	8.53	8.34	7.02
Total risk-based capital ratio	10.00	12.42	12.48	11.95	11.25	10.07
Tangible equity ratio / asset ratio		7.19	7.18	6.79	7.22	5.86
Tangible equity / risk-weighted assets ratio		7.91	7.86	7.31	7.29	5.86

Our tangible equity ratio at December 31, 2005, was 7.19%, up from 7.18% at the end of 2004. This improvement in tangible equity was largely due to the retention of earnings in excess of dividends paid to shareholders, offset partially by the impact of a $0.2 billion increase in period-end assets and share repurchases. We have targeted a longer-term tangible common equity to asset ratio of 6.25%-6.50%, given the current portfolio risk profile.

Another measure of capital adequacy favored by one of the rating agencies is tangible common equity to risk-weighted assets. This measurement utilizes risk-weighted assets, as defined in the regulatory capital ratio. The tangible common equity to risk-weighted assets ratio at December 31, 2005, was 7.91%, up from 7.86% at the end of 2004. The ratio was favorably impacted by the addition of lower risk-weighted assets during the year, e.g., residential mortgages, home equity loans, and investment securities, partially offset by the impact of share repurchases.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

LINES OF BUSINESS DISCUSSION

This section reviews financial performance from a line of business perspective and should be read in conjunction with the Discussion of Results of Operations and other sections for a full understanding of consolidated financial performance.

We have three distinct lines of business: Regional Banking, Dealer Sales, and the Private Financial and Capital Markets Group (PFCMG). A fourth segment includes our Treasury function and other unallocated assets, liabilities, revenue, and expense. Lines of business results are determined based upon our management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around our organizational and management structure and, accordingly, the results below are not necessarily comparable with similar information published by other financial institutions. During the second quarter of 2005, the Capital Markets Group was removed from the Treasury/Other segment and combined with the Private Financial Group to form the Private Financial and Capital Markets Group segment. Since the Capital Markets Group is now managed through the Private Financial Group, combining these two segments better reflects the management accountability and decision making structure. Prior periods reflect this change. An overview of this system is provided below, along with a description of each segment and discussion of financial results.

FUNDS TRANSFER PRICING

We use a centralized funds transfer pricing (FTP) methodology to attribute appropriate net interest income to the business segments. The Treasury/ Other business segment charges (credits) an internal cost of funds for assets held in (or pays for funding provided by) each line of business. The FTP rate is based on prevailing market interest rates for comparable duration assets (or liabilities). Deposits of an indeterminate maturity receive an FTP credit based on vintage-based pool rate. Other assets, liabilities, and capital are charged (credited) with a four-year moving average FTP rate. The intent of the FTP methodology is to eliminate all interest rate risk from the lines of business by providing matched duration funding of assets and liabilities. The result is to centralize the financial impact and management of interest rate and liquidity risk in Treasury/ Other where it can be monitored and managed.

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

USE OF OPERATING EARNINGS

We use earnings on an operating basis, rather than on a GAAP basis, to measure underlying performance trends for each business segment. Operating earnings represent GAAP earnings adjusted to exclude the impact of certain items discussed in the Significant Factors Influencing Financial Performance Comparisons section, Table 3, and Table 29. (Also, see Note 26 of the Notes to Consolidated Financial Statements.) Analyzing earnings on an operating basis is very helpful in assessing underlying performance trends, a critical factor used to determine the success of strategies and future earnings capabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 29 — Lines of Business — GAAP Earnings vs. Operating Earnings Reconciliation(1)

(in thousands of dollars)	Regional Banking	Dealer Sales	PFCMG	Treasury/Other	Total

2005

Net income — GAAP	$290,627	$67,184	$47,208	$7,072	$412,091
Change from prior year — $	40,212	(7,053)	2,578	(22,571)	13,166
Change from prior year — %	16.1%	(9.5)%	5.8%	(76.1)%	3.3%

Net income — operating	$290,627	$67,184	$47,208	$7,072	$412,091
Change from prior year — $	40,212	1,545	2,578	(21,187)	23,148
Change from prior year — %	16.1%	2.4%	5.8%	(75.0)%	6.0%

2004

Net income — GAAP	$250,415	$74,237	$44,630	$29,643	$398,925
Change from prior year — $	79,180	9,866	14,491	(76,975)	26,562
Change from prior year — %	46.2%	15.3%	48.1%	(72.2)%	7.1%

Restructuring releases	—	—	—	(748)	(748)
Gain on sale of automobile loans	—	(8,598)	—	(636)	(9,234)

Net income — operating	$250,415	$65,639	$44,630	$28,259	$388,943
Change from prior year — $	79,180	3,873	14,491	(65,326)	32,218
Change from prior year — %	46.2%	6.3%	48.1%	(69.8)%	9.0%

2003

Net income — GAAP	$171,235	$64,371	$30,139	$106,618	$372,363
Restructuring releases	—	—	—	(4,333)	(4,333)
Gain on sale of automobile loans	—	(13,493)	—	(12,532)	(26,025)
Cumulative effect of change in accounting	—	10,888	—	2,442	13,330
Gain on sale of branch offices	—	—	—	(8,523)	(8,523)
Long-term debt extinguishment	—	—	—	9,913	9,913

Net income — operating	$171,235	$61,766	$30,139	$93,585	$356,725

(1)	See Significant Factors Influencing Financial Performance section.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Regional Banking

(This section should be read in conjunction with Significant Factors 2 and 4.)

Objectives, Strategies and Priorities

Our Regional Banking line of business provides traditional banking products and services to consumer, small business, and commercial customers located in its seven operating regions within the five states of Ohio, Michigan, West Virginia, Indiana, and Kentucky. It provides these services through a banking network of 334 branches, over 900 ATMs, plus on-line and telephone banking channels. Each region is further divided into Retail and Commercial Banking units. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, small business loans, personal and business deposit products, as well as sales of investment and insurance services. Retail Banking accounts for 60% and 79% of total Regional Banking loans and deposits, respectively. Commercial Banking serves middle market commercial banking relationships, which use a variety of banking products and services including, but not limited to, commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities.

We have a business model that emphasizes the delivery of a complete set of banking products and services offered by larger banks, but distinguished by local decision-making about the pricing and the offering of these products. Our strategy has been to focus on building a deeper relationship with our customers by providing a “Simply the Best” service experience. This focus on service required investments in state-of-the-art platform technology in our branches and award-winning retail and business web sites for our customers, extensive development and training of associates, and internal processes that empower our local bankers to serve our customers better. We expect the combination of local decision-making and “Simply the Best” service will result in a competitive advantage and drive revenue and earnings growth.

2005 versus 2004 Performance

Regional Banking contributed $290.6 million, or 71%, of our net operating earnings for 2005, up $40.2 million, or 16%, from operating earnings last year. This improved performance primarily reflected a $104.6 million, or 11%, increase in fully taxable equivalent revenue partially offset by a $43.4 million increase in provision for credit losses. Improved expense management resulted in flat year-over-year expenses. Regional Banking’s ROA was 1.57%, up from 1.52% for 2004, with a ROE of 28.7%, up from 24.2% in 2004.

Revenue growth reflected a 15% increase in net interest income resulting from strong loan growth and improved profitability of core deposits. Higher loan and deposit balances reflected improved sales efforts. Average loans and leases increased strongly across all regions:

         Regional Banking Average Loans & Leases:

		Increase
		from
(in millions of dollars)	2005	2004

Region
Central Ohio	$3,220	7%
Northern Ohio	2,892	8
Southern Ohio/ Kentucky	2,031	16
West Michigan	2,355	7
East Michigan	1,491	10
West Virginia	923	11
Indiana	978	22
Mortgage and equipment leasing groups	3,381	30

Total	$17,271	13%

Average loans and leases grew in most categories compared with 2004, including residential mortgages, commercial loans, and home equity loans and lines of credit. Residential mortgage and home equity growth rates were strong, with 2005 growth rates of 30% and 11%, respectively. Residential mortgage loans grew, as interest rates remained low, even though there was a 22% decline in closed loan origination volume from 2004. Commercial loan growth reflected a 17% increase in average middle-market CRE

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

construction loans and an 11% increase in small business loans. Both consumer and commercial loan growth slowed significantly near the end of 2005, reflecting industry trends and an increasingly competitive environment.

Since we focus on developing relationships, we monitor the “cross-sell” ratio as an indicator of our sales performance. This ratio measures success in selling multiple products to households. In Retail Banking, the 90-day cross-sell ratio improved 18% over the prior year, and the small business cross-sell ratio increased 6%. In addition, customer bases continued to expand. Period-end Retail Banking non-interest bearing checking account (DDA) households were 11,759, or 2%, higher than a year earlier, with the number of small business DDA relationships up 3,141, or 6%. The DDA is viewed as the primary banking relationship account as most additional services are cross-sold to customers after first establishing a DDA account. As a result, growth in average deposits was also broad-based:

         Regional Banking Average Deposits:

		Increase
		from
(in millions of dollars)	2005	2004

Region
Central Ohio	$4,520	8%
Northern Ohio	4,060	7
Southern Ohio/ Kentucky	1,828	18
West Michigan	2,687	3
East Michigan	2,273	9
West Virginia	1,397	4
Indiana	728	11
Mortgage and equipment leasing groups	198	(7)

Total	$17,691	8%

The 8% increase in average deposits reflected 7% growth in average interest bearing demand deposits, which includes money market deposit accounts, and 22% increase in domestic time deposits. Interest-bearing and non-interest bearing deposits grew 7% and 5%, respectively, from the year-ago period, while savings deposits declined 7%. The number of on-line consumer banking customers at December 31, 2005, grew 16% to more than 245,000 customers, which represented a relatively high 45% penetration of Retail Banking households, and indicated a deepening relationship with those customers.

The growth in revenue was accomplished without significant increases in Regional Banking’s expense base. Regional Banking’s efficiency ratio declined to 54% from 60% for 2004, reflecting strong revenue growth and a continued focus on expense management, while still making investments in distribution and technology.

2004 versus 2003 Performance

Regional Banking contributed $250.4 million, or 64%, of our net operating earnings in 2004, up $79.2 million, or 46%, from 2003. This increase primarily reflected an $89.1 million, or 92%, reduction in provision for credit losses. The decline in the provision for credit losses reflected significantly improved credit quality performance as represented by a 72% decline in net charge-offs and a 6% decline in year-end NPAs. Revenue increased $63.5 million, or 7%, reflecting a 12% increase in net interest income. Higher net interest income was driven by a 15% increase in average loans and a 2 basis point rise in net interest margin. The ROA and ROE for Regional Banking were 1.52% and 24.2%, respectively, up from 1.16% and 16.9% in 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 30 — Regional Banking(1)

		Change From 2004			Change From 2003

	2005	Amount	%	2004	Amount	%	2003

INCOME STATEMENT (in thousands of dollars)
Net interest income	$780,072	$101,784	15.0%	$678,288	$72,977	12.1%	$605,311
Provision for credit losses	51,061	43,397	N.M.	7,664	(89,071)	(92.1)	96,735

Net interest income after provision for credit losses	729,011	58,387	8.7	670,624	162,048	31.9	508,576

Operating lease income	5,421	3,761	N.M.	1,660	1,660	N.M.	—
Service charges on deposit accounts	165,445	(1,089)	(0.7)	166,534	3,457	2.1	163,077
Brokerage and insurance income	15,939	(480)	(2.9)	16,419	243	1.5	16,176
Trust services	914	(91)	(9.1)	1,005	36	3.7	969
Mortgage banking	38,251	1,928	5.3	36,323	(21,206)	(36.9)	57,529
Other service charges and fees	43,854	2,733	6.6	41,121	76	0.2	41,045
Other income	41,402	(4,015)	(8.8)	45,417	6,442	16.5	38,975
Securities gains	18	4	28.6	14	14	N.M.	—

Total non-interest income	311,244	2,751	0.9	308,493	(9,278)	(2.9)	317,771

Operating lease expense	4,526	3,129	N.M.	1,397	1,397	N.M.	—
Personnel costs	252,244	(3,516)	(1.4)	255,760	24,418	10.6	231,342
Other expense	336,367	(337)	(0.1)	336,704	5,137	1.5	331,567

Total non-interest expense	593,137	(724)	(0.1)	593,861	30,952	5.5	562,909

Income before income taxes	447,118	61,862	16.1	385,256	121,818	46.2	263,438
Provision for income taxes(2)	156,491	21,650	16.1	134,841	42,638	46.2	92,203

Net income — operating(1)	$290,627	$40,212	16.1%	$250,415	$79,180	46.2%	$171,235

Revenue — fully taxable equivalent (FTE)
Net interest income	$780,072	$101,784	15.0%	$678,288	$72,977	12.1%	$605,311
Tax equivalent adjustment(2)	1,056	41	4.0	1,015	(168)	(14.2)	1,183

Net interest income (FTE)	781,128	101,825	15.0	679,303	72,809	12.0	606,494
Non-interest income	311,244	2,751	0.9	308,493	(9,278)	(2.9)	317,771

Total revenue (FTE)	$1,092,372	$104,576	10.6%	$987,796	$63,531	6.9%	$924,265

SELECTED AVERAGE BALANCES (in millions of dollars)
Loans:
Commercial
Middle market commercial and industrial	$3,577	$303	9.3%	$3,274	$(352)	(9.7)%	$3,626
Middle market commercial real estate
Construction	1,623	231	16.6	1,392	204	17.2	1,188
Commercial	1,634	21	1.3	1,613	99	6.5	1,514
Small business loans	2,224	221	11.0	2,003	216	12.1	1,787

Total commercial	9,058	776	9.4	8,282	167	2.1	8,115

Consumer
Auto loans — indirect	3	(1)	(25.0)	4	(3)	(42.9)	7
Home equity loans & lines of credit	4,314	427	11.0	3,887	703	22.1	3,184
Residential mortgage	3,510	816	30.3	2,694	1,092	68.2	1,602
Other loans	386	22	6.0	364	(3)	(0.8)	367

Total consumer	8,213	1,264	18.2	6,949	1,789	34.7	5,160

Total loans & leases	$17,271	$2,040	13.4%	$15,231	$1,956	14.7%	$13,275

Operating lease assets	$21	$15	N.M. %	$6	$6	N.M. %	$—
Deposits:
Non-interest bearing deposits	$3,131	$142	4.8%	$2,989	$118	4.1%	$2,871
Interest bearing demand deposits	6,926	449	6.9	6,477	987	18.0	5,490
Savings deposits	2,594	(188)	(6.8)	2,782	32	1.2	2,750
Domestic time deposits	4,617	839	22.2	3,778	(290)	(7.1)	4,068
Foreign time deposits	423	6	1.4	417	60	16.8	357

Total deposits	$17,691	$1,248	7.6%	$16,443	$907	5.8%	$15,536

N.M., not a meaningful value.

(1)	Operating basis, see Lines of Business section for definition.

(2)	Calculated assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 30 — Regional Banking(1)

		Change From 2004			Change From 2003

	2005	Amount	%	2004	Amount	%	2003

PERFORMANCE METRICS
Return on average assets	1.57%	0.05%		1.52%	0.36%		1.16%
Return on average equity	28.7	4.5		24.2	7.3		16.9
Net interest margin	4.46	0.05		4.41	0.02		4.39
Efficiency ratio	54.3	(5.8)		60.1	(0.8)		60.9

CREDIT QUALITY (in thousands of dollars)
Net charge-offs by loan type
Commercial
Middle market commercial and industrial	$9,499	$8,523	N.M. %	$976	$(74,098)	(98.7)%	$75,074
Middle market commercial real estate	4,475	988	28.3	3,487	(4,278)	(55.1)	7,765
Small business loans	11,951	6,385	N.M.	5,566	(6,059)	(52.1)	11,625

Total commercial	25,925	15,896	N.M.	10,029	(84,435)	(89.4)	94,464

Consumer
Auto loans	29	(1)	(3.3)	30	14	87.5	16
Home equity loans & lines of credit	17,235	3,416	24.7	13,819	2,492	22.0	11,327
Residential mortgage	2,161	634	41.5	1,527	716	88.3	811
Other loans	5,807	(136)	(2.3)	5,943	(588)	(9.0)	6,531

Total consumer	25,232	3,913	18.4	21,319	2,634	14.1	18,685

Total net charge-offs	$51,157	$19,809	63.2%	$31,348	$(81,801)	(72.3)%	$113,149

Net charge-offs — annualized percentages
Commercial
Middle market commercial and industrial	0.27%	0.24%		0.03%	(2.04)%		2.07%
Middle market commercial real estate	0.14	0.02		0.12	(0.17)		0.29
Small business loans	0.54	0.26		0.28	(0.37)		0.65

Total commercial	0.29	0.17		0.12	(1.04)		1.16

Consumer
Auto loans	0.97	0.22		0.75	0.52		0.23
Home equity loans & lines of credit	0.40	0.04		0.36	—		0.36
Residential mortgage	0.06	—		0.06	0.01		0.05
Other loans	1.50	(0.13)		1.63	(0.15)		1.78

Total consumer	0.31	—		0.31	(0.05)		0.36

Total net charge-offs	0.30%	0.09%		0.21%	(0.64)%		0.85%

Non-performing assets (NPA) (in millions of dollars)
Middle market commercial and industrial	$23	$1	4.5%	$22	$(8)	(26.7)%	$30
Middle market commercial real estate	16	14	N.M.	2	(5)	(71.4)	7
Small business loans	29	14	93.3	15	1	7.1	14
Residential mortgage	18	6	50.0	12	4	50.0	8
Home equity	11	4	57.1	7	7	N.M.	—

Total non-accrual loans	97	39	67.2	58	(1)	(1.7)	59
Renegotiated loans	—	—	N.M.	—	—	N.M.	—

Total non-performing loans (NPL)	97	39	67.2	58	(1)	(1.7)	59
Other real estate, net (OREO)	15	6	66.7	9	(3)	(25.0)	12

Total non-performing assets	$112	$45	67.2%	$67	$(4)	(5.6)%	$71

Accruing loans past due 90 days or more	$41	$(2)	(4.7)%	$43	$4	10.3%	$39
Allowance for loan and lease losses (ALLL) (eop)	213	(7)	(3.2)	220	(11)	(4.8)	231
ALLL as a % of total loans and leases	1.22%	(0.11)%		1.33%	(0.34)%		1.67%
ALLL as a % of NPLs	219.6	(159.7)		379.3	(12.2)		391.5
ALLL + OREO as a % of NPAs	203.6	(138.2)		341.8	(0.5)		342.3
NPLs as a % of total loans and leases	0.55	0.20		0.35	(0.08)		0.43
NPAs as a % of total loans and leases + OREO	0.64	0.24		0.40	(0.11)		0.51

N.M., not a meaningful value.

eop — End of Period.

(1)	Operating basis, see Lines of Business section for definition.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 30 — Regional Banking(1)

		Change From 2004			Change From 2003

	2005	Amount	%	2004	Amount	%	2003

SUPPLEMENTAL DATA
# employees — full-time equivalent (eop)	4,622	(138)	(2.9)%	4,760	(109)	(2.2)%	4,869

Retail Banking

Average loans (in millions)	$5,245	$500	10.5%	$4,745	$829	21.2%	$3,916
Average deposits (in millions)	11,592	551	5.0	11,041	(5)	(0.0)	11,046

# employees — full-time equivalent (eop)	3,244	(152)	(4.5)	3,396	(18)	(0.5)	3,414
# banking offices (eop)	334	—	—	334	1	0.3	333
# ATMs (eop)	944	240	34.1	704	9	1.3	695
# DDA households (eop)	514,690	11,759	2.3	502,931	12,007	2.4	490,924
# New relationships 90-day cross-sell (average)	2.80	0.43	18.1	2.37	0.42	21.4	1.95
# on-line customers (eop)	245,143	33,751	16.0	211,392	47,800	29.2	163,592
% on-line retail household penetration (eop)	45%	5%		40%	9%		31%

Small Business

Average loans (in millions)	$2,224	$221	11.0%	$2,003	$216	12.1%	$1,787
Average deposits (in millions)	2,131	129	6.4	2,002	318	18.9	1,684

# employees — full-time equivalent (eop)	275	5	2.0	270	7	2.7	263
# business DDA relationships (eop)	53,998	3,141	6.2	50,857	4,243	9.1	46,614
# New relationships 90-day cross-sell (average)	2.34	0.13	6.0	2.21	0.35	18.6	1.86

Commercial Banking

Average loans (in millions)	$6,847	$604	9.7%	$6,243	$(29)	(0.5)%	$6,272
Average deposits (in millions)	3,781	558	17.3	3,223	629	24.2	2,594

# employees — full-time equivalent (eop)	502	(42)	(7.7)	544	(28)	(4.9)	572
# customers (eop)	4,636	(877)	(15.9)	5,513	(690)	(11.1)	6,203

Mortgage Banking

Average loans (in millions)	$2,955	$715	31.9%	$2,240	$940	72.3%	$1,300
Average deposits (in millions)	187	10	5.6	177	(35)	(16.5)	212

# employees — full-time equivalent (eop)	601	50	9.0	551	(69)	(11.2)	620

Closed loan volume (in millions)	$3,284	$(909)	(21.7)	$4,193	$(1,884)	(31.0)	$6,077
Portfolio closed loan volume (in millions)	1,282	(1,277)	(49.9)	2,559	532	26.2	2,027
Agency delivery volume (in millions)	1,689	45	2.7	1,644	(2,681)	(62.0)	4,325
Total servicing portfolio (in millions)	11,582	827	7.7	10,755	1,694	18.7	9,061
Portfolio serviced for others (in millions)	7,276	415	6.0	6,861	467	7.3	6,394
Mortgage servicing rights (in millions)	91.3	14.2	18.4	77.1	6.0	8.4	71.1

N.M., not a meaningful value.

N/ A — Not Available.

eop — End of Period.

(1)	Operating basis, see Lines of Business section for definition.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Dealer Sales

(See Significant Factors 1 and 3 and the Operating Lease Assets Section.)

Objectives, Strategies, and Priorities

Our Dealer Sales line of business provides a variety of banking products and services to more than 3,500 automotive dealerships within our primary banking markets, as well as in Arizona, Florida, Georgia, North Carolina, Pennsylvania, South Carolina and Tennessee. We have been in this business for more than 50 years. Dealer Sales finances the purchase of automobiles by customers of the automotive dealerships, purchases automobiles from dealers and simultaneously leases the automobiles to consumers under long-term leases, finances the dealerships’ floor plan inventories, real estate, or working capital needs, and provides other banking services to the automotive dealerships and their owners. Dealer Sales is directly impacted by general automotive sales, including programs initiated by manufacturers to enhance and increase sales directly. Competition from the financing divisions of automobile manufacturers and from other financial institutions is intense.

Dealer Sales’ strategy has been to focus on developing relationships with the dealership through its finance department, general manager, and owner. An underwriter who understands each local market makes loan decisions. Maintaining pricing discipline is a higher priority than simply increasing market share. In 2005, total vehicle sales expanded 1.5% domestically, yet the number of vehicles we financed fell 18%, as we chose to maintain disciplined pricing. As a result, our market share fell in nearly all of our markets, though we maintained our market rankings among our bank competitors.

In 2003, we established a goal to reduce credit exposure to automobile financing. To reduce this credit exposure, while increasing our service levels provided to the dealerships, we sold a portion of our originated loans. As a result, at the end of 2005, only 18% of total credit exposure was to automobile financing. To maintain this level of automobile financing exposure, we expect to continue selling a portion of our on-going loan production.

Automobile lease accounting significantly impacts the presentation of Dealer Sales’ financial results. Automobile leases originated prior to May 2002 are accounted for as operating leases, with leases originated since April 2002 accounted for as direct financing leases. This accounting treatment impacts a number of Dealer Sales’ financial performance results and trends, including net interest income, non-interest income, and non-interest expense. Residual values on leased automobiles, including the accounting for residual value losses, are also an important factor in the overall profitability of automobile leases.

2005 versus 2004 Performance

Dealer Sales contributed $67.2 million, or 16%, of our net operating earnings for 2005, up $1.5 million, or 2%, from 2004. This primarily reflected the benefit of a $138.3 million decline in non-interest expenses and an $18.7 million reduction in the provision for credit losses, partially offset by a $154.6 million, or 33%, decrease in fully taxable equivalent revenue. The decreases in revenue and expenses were driven by the decline in the operating lease portfolio, as operating lease income declined $152.4 million and operating lease expense fell $131.2 million. Dealer Sales’ ROA was 0.99%, down slightly from 1.01% in 2004, with a ROE of 18.9%, up from 16.1% in 2004.

The $154.6 million decrease in revenues reflected a $152.4 million decline in operating lease income as that portfolio continued to run off. The remaining $2.2 million decline in revenue reflected a $4.2 million, or 3%, decrease in net interest income, partially offset by higher fee income. Net interest income declined primarily as a result of pricing pressure that pushed the net interest margin down 8 basis points from 2004, as total average loans and leases declined only slightly. Though funding costs rose steadily throughout 2005 as interest rates increased, competitive pressures resulted in the inability to pass these higher funding costs directly to consumers in the form of higher loan and lease rates. This resulted in narrower margins on automobile loan and lease originations in 2005 compared with 2004.

Average total loans declined $30 million from 2004, but there were significant changes in the loan mix. Specifically, average automobile loans declined $241 million, or 11%, reflecting a 5% decline in automobile loan production, as well as the impact of loan sales. In contrast, average automobile leases increased $230 million, or 11%, reflecting the impact of 2004 originations carrying over into 2005, as average new automobile lease production declined 47% from the prior year. Intense competition, especially on pricing, drove the decline in automobile loan and lease production. Average commercial loans declined 6%, reflecting a decline in middle market C&I floor plan loans, as well as a decline in middle market CRE loans to dealers.

The $138.3 million decrease in non-interest expense reflected a $131.2 million decline in operating lease expense, as well as an 8% decline in both personnel and other expenses.

The decline in the provision for credit losses reflected Dealer Sales’ continued focus on originating high quality assets in recent years, as net charge-offs were 0.48% of average total loans and leases, down from 0.74% in 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

2004 versus 2003 Performance

Dealer Sales contributed $65.6 million, or 17%, of our net operating earnings for 2004, up $3.9 million, or 6%, from 2003. The improved performance primarily reflected improved credit quality, as the provision for credit losses fell $11.9 million. While revenue fell $163.2 million, or 26%, this decrease was largely caused by the run-off of the operating leases, which was also reflected in the $158.2 million decline in operating lease expenses. Dealer Sales ROA was 1.01%, up from 0.83% in 2003 with a ROE of 16.1%, up from 14.0% in 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 31 — Dealer Sales(1)

		Change From 2004			Change From 2003

	2005	Amount	%	2004	Amount	%	2003

INCOME STATEMENT (in thousands of dollars)
Net interest income	$145,578	$(4,213)	(2.8)%	$149,791	$42,568	39.7%	$107,223
Provision for credit losses	26,073	(18,660)	(41.7)	44,733	(11,879)	(21.0)	56,612

Net interest income after provision for credit losses	119,505	14,447	13.8	105,058	54,447	N.M.	50,611

Operating lease income	133,012	(152,419)	(53.4)	285,431	(204,267)	(41.7)	489,698
Service charges on deposit accounts	621	(168)	(21.3)	789	(19)	(2.4)	808
Brokerage and insurance income	4,026	1,384	52.4	2,642	(1,161)	(30.5)	3,803
Trust services	3	3	N.M.	—	(13)	N.M.	13
Mortgage banking	(3)	(3)	N.M.	—	(3)	N.M.	3
Other service charges and fees	4	3	N.M.	1	1	N.M.	—
Other income	32,129	1,307	4.2	30,822	(810)	(2.6)	31,632
Securities gains	—	(469)	N.M.	469	469	N.M.	—

Total non-interest income	169,792	(150,362)	(47.0)	320,154	(205,803)	(39.1)	525,957

Operating lease expense	103,850	(131,231)	(55.8)	235,081	(158,189)	(40.2)	393,270
Personnel costs	20,488	(1,865)	(8.3)	22,353	2,254	11.2	20,099
Other expense	61,598	(5,197)	(7.8)	66,795	(1,379)	(2.0)	68,174

Total non-interest expense	185,936	(138,293)	(42.7)	324,229	(157,314)	(32.7)	481,543

Income before income taxes	103,361	2,378	2.4	100,983	5,958	6.3	95,025
Provision for income taxes(2)	36,177	833	2.4	35,344	2,085	6.3	33,259

Net income — operating(1)	$67,184	$1,545	2.4%	$65,639	$3,873	6.3%	$61,766

Revenue — fully taxable equivalent (FTE)
Net interest income	$145,578	$(4,213)	(2.8)%	$149,791	$42,568	39.7%	$107,223
Tax equivalent adjustment(2)	—	—	N.M.	—	—	N.M.	—

Net interest income (FTE)	145,578	(4,213)	(2.8)	149,791	42,568	39.7	107,223
Non-interest income	169,792	(150,362)	(47.0)	320,154	(205,803)	(39.1)	525,957

Total revenue (FTE)	$315,370	$(154,575)	(32.9)%	$469,945	$(163,235)	(25.8)%	$633,180

SELECTED AVERAGE BALANCES (in millions of dollars)
Loans:
Commercial
Middle market commercial and industrial	$736	$(22)	(2.9)%	$758	$110	17.0%	$648
Middle market commercial real estate
Construction	5	—	—	5	(3)	(37.5)	8
Commercial	51	(25)	(32.9)	76	8	11.8	68

Total commercial	792	(47)	(5.6)	839	115	15.9	724

Consumer
Auto leases — indirect	2,422	230	10.5	2,192	769	54.0	1,423
Auto loans — indirect	2,040	(241)	(10.6)	2,281	(972)	(29.9)	3,253
Home equity loans & lines of credit	—	—	N.M.	—	—	N.M.	—
Other loans	105	28	36.4	77	17	28.3	60

Total consumer	4,567	17	0.4	4,550	(186)	(3.9)	4,736

Total loans & leases	$5,359	$(30)	(0.6)%	$5,389	$(71)	(1.3)%	$5,460

Operating lease assets	$351	$(540)	(60.6)%	$891	$(806)	(47.5)%	$1,697
Deposits:
Non-interest bearing deposits	$62	$(4)	(6.1)%	$66	$8	13.8%	$58
Interest bearing demand deposits	2	—	—	2	—	—	2
Foreign time deposits	4	—	—	4	(2)	(33.3)	6

Total deposits	$68	$(4)	(5.6)%	$72	$6	9.1%	$66

N.M., not a meaningful value.

(1)	Operating basis, see Lines of Business section for definition.

(2)	Calculated assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 31 — Dealer Sales(1)

		Change From 2004			Change From 2003

	2005	Amount	%	2004	Amount	%	2003

PERFORMANCE METRICS
Return on average assets	0.99%	(0.02)%		1.01%	0.18%		0.83%
Return on average equity	18.9	2.8		16.1	2.1		14.0
Net interest margin	2.68	(0.08)		2.76	0.82		1.94
Efficiency ratio	59.0	(10.1)		69.1	(7.0)		76.1
CREDIT QUALITY (in thousands of dollars)
Net charge-offs by loan type
Commercial
Middle market commercial and industrial	$1,432	$1,461	N.M. %	$(29)	$(16)	N.M. %	$(13)
Middle market commercial real estate	—	—	N.M.	—	—	N.M.	—

Total commercial	1,432	1,461	N.M.	(29)	(16)	N.M.	(13)

Consumer Auto leases	11,664	827	7.6	10,837	5,109	89.2	5,728
Auto loans	11,959	(16,585)	(58.1)	28,544	(11,706)	(29.1)	40,250
Home equity loans & lines of credit	18	18	N.M.	—	(36)	N.M.	36
Other loans	871	190	27.9	681	(81)	(10.6)	762

Total consumer	24,512	(15,550)	(38.8)	40,062	(6,714)	(14.4)	46,776

Total net charge-offs	$25,944	$(14,089)	(35.2)%	$40,033	$(6,730)	(14.4)%	$46,763

Net charge-offs — annualized percentages
Commercial
Middle market commercial and industrial	0.19%	0.19%		—%	—%		—%
Middle market commercial real estate	—	—		—	—		—

Total commercial	0.18	0.18		—	—		—

Consumer
Auto leases	0.48	(0.01)		0.49	0.09		0.40
Auto loans	0.59	(0.66)		1.25	0.01		1.24
Home equity loans & lines of credit	N.M.	N.M.		N.M.	N.M.		N.M.
Other loans	0.83	(0.05)		0.88	(0.39)		1.27

Total consumer	0.54	(0.34)		0.88	(0.11)		0.99

Total net charge-offs	0.48%	(0.26)%		0.74%	(0.12)%		0.86%

Non-performing assets (NPA) (in millions of dollars)
Middle market commercial and industrial	$—	$—	N.M. %	$—	$—	N.M. %	$—
Middle market commercial real estate	—	—	N.M.	—	—	N.M.	—

Total non-accrual loans	—	—	N.M.	—	—	N.M.	—
Renegotiated loans	—	—	N.M.	—	—	N.M.	—

Total non-performing loans (NPL)	—	—	N.M.	—	—	N.M.	—
Other real estate, net (OREO)	—	—	N.M.	—	—	N.M.	—

Total non-performing assets	$—	$—	N.M. %	$—	$—	N.M. %	$—

Accruing loans past due 90 days or more	$10	$3	42.9%	$7	$(7)	(50.0)%	$14
Allowance for loan and lease losses (ALLL) (eop)	39	2	5.4	37	(30)	(44.8)	67
ALLL as a % of total loans and leases	0.74%	0.05%		0.69%	(0.40)%		1.09%
ALLL as a % of NPLs	N.M.	N.M.		N.M.	N.M.		N.M.
ALLL + OREO as a % of NPAs	N.M.	N.M.		N.M.	N.M.		N.M.
NPLs as a % of total loans and leases	—	—		—	—		—
NPAs as a % of total loans and leases + OREO	—	—		—	—		—

N.M., not a meaningful value.

eop — End of Period.

(1)	Operating basis, see Lines of Business section for definition.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 31 — Dealer Sales(1)

		Change From 2004			Change From 2003

	2005	Amount	%	2004	Amount	%	2003

SUPPLEMENTAL DATA
# employees — full-time equivalent (eop)	352	(40)	(10.2)%	392	(42)	(9.7)%	434
Automobile loans

Production (in millions)	$1,502.8	$(84)	(5.3)%	$1,586.9	$(1,170)	(42.4)%	$2,757.0
% Production new vehicles	56.2%	6.7%		49.5%	(8.7)%		58.2%
Average term (in months)	65.2	0.2		65.0	0.8		64.2
Automobile leases

Production (in millions)	$566.1	$(494)	(46.6)%	$1,060.2	$(260)	(19.7)%	$1,319.9
% Production new vehicles	98.7%	(0.5)%		99.2%	1.9%		97.3%
Average term (in months)	53.4	(0.6)		54.0	1.3		52.7
Average residual %	41.7%	(0.7)%		42.4%	(0.7)%		43.1%

eop — End of Period.

(1)	Operating basis, see Lines of Business section for definition.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Private Financial and Capital Markets Group

Objectives, Strategies, and Priorities

The Private Financial and Capital Markets Group (PFCMG) provides products and services designed to meet the needs of our higher net worth customers. Revenue is derived through the sale of trust, asset management, investment advisory, brokerage, insurance, and private banking products and services. It also focuses on financial solutions for corporate and institutional customers that include investment banking, sales and trading of securities, mezzanine capital financing, and risk management products. To serve our customers, a unique distribution model is used that employs a single, unified sales force to deliver products and services mainly through Regional Banking distribution channels.

PFCMG provides investment management and custodial services to our 29 proprietary mutual funds, including ten variable annuity funds. The Huntington Investment Company offers brokerage and investment advisory services to both Regional Banking and PFCMG customers through more than 100 licensed investment sales representatives and nearly 700 licensed personal bankers. PFCMG’s insurance entities provide a complete array of insurance products including individual life insurance products ranging from basic term life insurance, to estate planning, group life and health insurance, property and casualty insurance, mortgage title insurance, and reinsurance for payment protection products. Income and related expenses from the sale of brokerage and insurance products is shared with the line of business that generated the sale or provided the customer referral, most notably Regional Banking.

PFCMG’s primary goals are to consistently increase assets under management by offering innovative products and services that are responsive to the clients’ changing financial needs and to grow the balance sheet mainly through improved cross-selling efforts. PFCMG has been successful in introducing innovative investment management products such as offering services that utilize enhanced option techniques. We opened two new trust offices in Florida mid-year 2005, which, by year-end, had total trust assets of $145 million.

PFCMG has reacted to the challenge of slower annuity sales by expanding and diversifying product offerings, focusing on growing managed assets, and by continuing to place less reliance on traditional transaction-based investment product sales.

2005 versus 2004 Performance

PFCMG contributed $47.2 million, or 11%, of our net operating earnings for 2005, up $2.6 million, or 6%, from 2004. The improvement reflected a $12.5 million, or 6%, increase in revenue partially offset by the negative impact of a $6.8 million, or 5%, increase in non-interest expense and a $1.5 million increase in the provision for credit losses. PFCMG’s ROA and ROE for 2005 were 2.40% and 36.3%, respectively, compared to 2.52% and 33.7%, respectively, for 2004.

The overall improvement in revenue for 2005 was largely the result of improved net interest income and continued success in the trust and asset management business. Net interest income increased $11.1 million as a result of higher loan and lease balances. Average loan balances increased $173 million, or 11%, with growth in both commercial and consumer loans, up 14% and 9%, respectively. Consumer loan growth continued to be largely driven by growth in residential real estate loans. Trust services revenue grew $10.1 million, or 15%. The growth in trust services revenue was largely the result of higher trust assets, especially assets under management. At December 31, 2005, assets under management totaled $10.8 billion, up 10% from $9.8 billion at the end of 2004. Total trust assets were $45.6 billion, up 7% from $42.8 billion at the end of 2004. The investment performance of our proprietary mutual funds also contributed to PFCMG’s success in 2005. Huntington Fund assets increased to $3.5 billion at year end, up 13% over 2004, with equity fund assets exceeding $1.3 billion, a 15% increase. In addition, four of the nine Huntington equity funds had a Morningstar “4 Star” rating and one Huntington fixed income fund had a Morningstar “5 Star” rating for the periods ended December 31, 2005. Brokerage and insurance revenues declined 9%. A flattening yield curve negatively impacted the sale of fixed income products, such as annuities, in 2005.

2004 versus 2003 Performance

PFCMG contributed $44.6 million, or 11%, of our net operating earnings for 2004, up $14.5 million, or 48%, from 2003. The improvement reflected a $21.9 million increase in total revenue combined with a $8.0 million decrease in the provision for credit losses, partially offset by the negative impact of a $7.6 million increase in non-interest expense. The ROA and ROE for 2004 were 2.52% and 33.7%, respectively, compared with 2.00% and 26.4%, respectively, for 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 32 — Private Financial and Capital Markets Group(1)

		Change From 2004			Change From 2003

	2005	Amount	%	2004	Amount	%	2003

INCOME STATEMENT (in thousands of dollars)
Net interest income	$72,886	$11,123	18.0%	$61,763	$11,096	21.9%	$50,667
Provision for credit losses	4,165	1,500	56.3	2,665	(7,981)	(75.0)	10,646

Net interest income after provision for credit losses	68,721	9,623	16.3	59,098	19,077	47.7	40,021

Service charges on deposit accounts	3,634	(317)	(8.0)	3,951	37	0.9	3,914
Brokerage and insurance income	33,650	(3,442)	(9.3)	37,092	(769)	(2.0)	37,861
Trust services	76,488	10,083	15.2	66,405	5,738	9.5	60,667
Mortgage banking	(909)	(268)	41.8	(641)	(1,365)	N.M.	724
Other service charges and fees	490	38	8.4	452	51	12.7	401
Other income	21,679	(4,779)	(18.1)	26,458	6,840	34.9	19,618
Securities gains	70	(218)	(75.7)	288	254	N.M.	34

Total non-interest income	135,102	1,097	0.8	134,005	10,786	8.8	123,219

Personnel costs	75,583	1,749	2.4	73,834	6,227	9.2	67,607
Other expense	55,612	5,005	9.9	50,607	1,342	2.7	49,265

Total non-interest expense	131,195	6,754	5.4	124,441	7,569	6.5	116,872

Income before income taxes	72,628	3,966	5.8	68,662	22,294	48.1	46,368
Provision for income taxes(2)	25,420	1,388	5.8	24,032	7,803	48.1	16,229

Net income — operating(1)	$47,208	$2,578	5.8%	$44,630	$14,491	48.1%	$30,139

Revenue — fully taxable equivalent (FTE)
Net interest income	$72,886	$11,123	18.0%	$61,763	$11,096	21.9%	$50,667
Tax equivalent adjustment(2)	366	277	N.M.	89	24	36.9	65

Net interest income (FTE)	73,252	11,400	18.4	61,852	11,120	21.9	50,732
Non-interest income	135,102	1,097	0.8	134,005	10,786	8.8	123,219

Total revenue (FTE)	$208,354	$12,497	6.4%	$195,857	$21,906	12.6%	$173,951

SELECTED AVERAGE BALANCES (in millions of dollars)
Loans:
Commercial
Middle market commercial and industrial	$504	$80	18.9%	$424	$65	18.1%	$359
Middle market commercial real estate Construction	50	27	N.M.	23	—	—	23
Commercial	223	(10)	(4.3)	233	15	6.9	218

Total commercial	777	97	14.3	680	80	13.3	600

Consumer
Home equity loans & lines of credit	322	22	7.3	300	43	16.7	257
Residential mortgage	571	53	10.2	518	94	22.2	424
Other loans	10	1	11.1	9	1	12.5	8

Total consumer	903	76	9.2	827	138	20.0	689

Total loans & leases	$1,680	$173	11.5%	$1,507	$218	16.9%	$1,289

Deposits:
Non-interest bearing deposits	$186	$11	6.3%	$175	$24	15.9%	$151
Interest bearing demand deposits	730	2	0.3	728	27	3.9	701
Savings deposits	41	(6)	(12.8)	47	(5)	(9.6)	52
Domestic time deposits	147	41	38.7	106	10	10.4	96
Foreign time deposits	19	(4)	(17.4)	23	5	27.8	18

Total deposits	$1,123	$44	4.1%	$1,079	$61	6.0%	$1,018

N.M., not a meaningful value.

(1)	Operating basis, see Lines of Business section for definition.

(2)	Calculated assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 32 — Private Financial and Capital Markets Group(1)

		Change From 2004			Change From 2003

	2005	Amount	%	2004	Amount	%	2003

PERFORMANCE METRICS
Return on average assets	2.40%	(0.12)%		2.52%	0.52%		2.00%
Return on average equity	36.3	2.6		33.7	7.3		26.4
Net interest margin	4.13	0.32		3.81	0.15		3.66
Efficiency ratio	63.0	(0.6)		63.6	(3.6)		67.2

CREDIT QUALITY (in thousands of dollars)
Net charge-offs by loan type
Commercial
Middle market commercial and industrial	$2,647	$1,674	N.M. %	$973	$231	31.1%	$742
Middle market commercial real estate	(430)	(4,914)	N.M.	4,484	4,302	N.M.	182

Total commercial	2,217	(3,240)	(59.4)	5,457	4,533	N.M.	924

Consumer
Home equity loans & lines of credit	366	(889)	(70.8)	1,255	504	67.1	751
Residential mortgage	171	(62)	(26.6)	233	212	N.M.	21
Other loans	202	(7)	(3.3)	209	8	4.0	201

Total consumer	739	(958)	(56.5)	1,697	724	74.4	973

Total net charge-offs	$2,956	$(4,198)	(58.7)%	$7,154	$5,257	N.M. %	$1,897

Net charge-offs — annualized percentages
Commercial
Middle market commercial and industrial	0.53%	0.30%		0.23%	0.02%		0.21%
Middle market commercial real estate	(0.16)	(1.91)		1.75	1.67		0.08

Total commercial	0.29	(0.51)		0.80	0.65		0.15

Consumer
Home equity loans & lines of credit	0.11	(0.31)		0.42	0.13		0.29
Residential mortgage	0.03	(0.01)		0.04	0.04		—
Other loans	2.02	(0.30)		2.32	(0.19)		2.51

Total consumer	0.08	(0.12)		0.20	0.06		0.14

Total net charge-offs	0.18%	(0.29)%		0.47%	0.32%		0.15%

Non-performing assets (NPA) (in millions of dollars)
Middle market commercial and industrial	$5	$3	N.M. %	$2	$(2)	(50.0)%	$4
Middle market commercial real estate	—	(2)	N.M.	2	(9)	(81.8)	11
Residential mortgage	—	(2)	N.M.	2	1	N.M.	1
Home equity	—	—	N.M.	—	—	N.M.	—

Total non-accrual loans	5	(1)	(16.7)	6	(10)	(62.5)	16
Renegotiated loans	—	—	N.M.	—	—	N.M.	—

Total non-performing loans (NPL)	5	(1)	(16.7)	6	(10)	(62.5)	16
Other real estate, net (OREO)	—	(36)	N.M.	36	36	N.M.	—

Total non-performing assets	$5	$(37)	(88.1)%	$42	$26	N.M. %	$16

Accruing loans past due 90 days or more	$5	$1	17.5%	$4	$1	33.3%	$3
Allowance for loan and lease losses (ALLL) (eop)	16	2	14.3	14	(4)	(22.2)	18
ALLL as a % of total loans and leases	0.93%	0.07%		0.86%	(0.41)%		1.27%
ALLL as a % of NPLs	320.0	86.7		233.3	120.8		112.5
ALLL + OREO as a % of NPAs	320.0	201.0		119.0	6.5		112.5
NPLs as a % of total loans and leases	0.29	(0.08)		0.37	(0.76)		1.13
NPAs as a % of total loans and leases = OREO	0.29	(2.22)		2.51	1.38		1.13

N.M., not a meaningful value.

eop — End of Period.

(1)	Operating basis, see Lines of Business section for definition.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 32 — Private Financial and Capital Markets Group(1)

		Change From 2004			Change From 2003

	2005	Amount	%	2004	Amount	%	2003

PRIVATE FINANCIAL SUPPLEMENTAL DATA
# employees — full-time equivalent (eop)(2)	722	(8)	(1.1)%	730	3	0.4%	727
# licensed bankers (eop)	661	(8)	(1.2)	669	(26)	(3.7)	695

Brokerage and Insurance Income (in thousands)
Mutual fund revenue	$4,473	$(749)	(14.3)%	$5,222	$851	19.5%	$4,371
Annuities revenue	24,341	(2,331)	(8.7)	26,672	(1,544)	(5.5)	28,216
12b-1 fees	2,625	330	14.4	2,295	205	9.8	2,090
Discount brokerage commissions and other	5,522	21	0.4	5,501	1,282	30.4	4,219

Total retail investment sales	36,961	(2,729)	(6.9)	39,690	794	2.0	38,896
Investment banking fees	—	—	N.M.	—	—	N.M.	—
Insurance fees and revenue	12,059	226	1.9	11,833	(3,515)	(22.9)	15,348

Total brokerage and insurance income	49,020	(2,503)	(4.9)	51,523	(2,721)	(5.0)	54,244
Fee sharing	15,943	808	5.3	15,135	(2,100)	(12.2)	17,235

Total brokerage and insurance income (net of fee sharing)	$33,077	$(3,311)	(9.1)%	$36,388	$(621)	(1.7)%	$37,009

Mutual fund sales volume (in thousands)	$183,728	$14,128	8.3%	$169,600	$(43,319)	(20.3)%	$212,919
Annuities sales volume (in thousands)	483,863	(53,809)	(10.0)	537,672	(39,891)	(6.9)	577,563
Trust Services Income (in thousands)
Personal trust revenue	$36,552	$2,965	8.8%	$33,587	$3,070	10.1%	$30,517
Huntington funds revenue	26,508	5,030	23.4	21,478	2,278	11.9	19,200
Institutional trust revenue	10,243	1,551	17.8	8,692	962	12.4	7,730
Corporate trust revenue	4,034	466	13.1	3,568	(518)	(12.7)	4,086
Other trust revenue	—	—	N.M.	—	—	N.M.	—

Total trust services income	77,337	10,012	14.9	67,325	5,792	9.4	61,533
Fee sharing	849	(71)	(7.7)	920	54	6.2	866

Total trust services income (net of fee sharing)	$76,488	$10,083	15.2%	$66,405	$5,738	9.5%	$60,667

Assets Under Management (eop) (in billions)
Personal trust	$5.5	$0.2	3.8%	$5.3	$0.4	8.2%	$4.9
Huntington funds	3.5	0.4	12.9	3.1	0.2	6.9	2.9
Institutional trust	1.2	0.4	39.5	0.8	0.2	33.3	0.6
Corporate trust	—	—	N.M.	—	—	N.M.	—
Haberer	0.6	—	7.0	0.6	0.1	11.1	0.5
Other	—	—	N.M.	—	—	N.M.	—

Total assets under management	$10.8	$1.0	10.2%	$9.8	$0.9	9.6%	$8.9

Total Trust Assets (eop) (in billions)
Personal trust	$9.3	$0.4	4.5%	$8.9	$0.6	7.2%	$8.3
Huntington funds	3.5	0.4	12.9	3.1	0.2	6.9	2.9
Institutional trust	28.1	1.0	3.7	27.1	4.0	17.3	23.1
Corporate trust	4.7	1.0	27.0	3.7	0.5	15.6	3.2

Total trust assets	$45.6	$2.8	6.5%	$42.8	$5.3	14.1%	$37.5

Mutual Fund Data
# Huntington mutual funds (eop)(3)	29	—	—	29	5	—	24
Sales penetration(4)	4.9%	(0.4)%		5.3%	(0.9)%		6.2%
Revenue penetration (whole dollars)(5)	$3,160	$(55)	(1.7)%	$3,215	$(108)	(3.3)%	$3,323
Profit penetration (whole dollars)(6)	1,161	158	15.8	1,003	(197)	(16.4)	1,200
Average sales volume per licensed banker (whole dollars)	55,824	(12,425)	(18.2)	68,249	325	0.5	67,924
Average revenue per licensed banker (whole dollars)	2,490	(1,149)	(31.6)	3,639	532	17.1	3,107

N.M., not a meaningful value.

eop — End of Period.

(1)	Operating basis, see Lines of Business section for definition.

(2)	Includes Capital Markets employees.

(3)	Includes variable annuity funds.

(4)	Sales (dollars invested) of mutual funds and annuities divided by bank’s retail deposits.

(5)	Investment program revenue per million of the bank’s retail deposits.

(6)	Contribution of investment program to pretax profit per million of the bank’s retail deposits. Contribution is difference between program revenue and program expenses.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Treasury/Other

(See Significant Factors 2, 5, 6, and 7.)

Objectives, Strategies and Priorities

The Treasury/Other line of business includes revenue and expense related to assets, liabilities, and equity not directly assigned or allocated to one of the other three business segments. Assets in this segment include investment securities and bank owned life insurance.

Net interest income includes the net impact of administering Huntington’s investment securities portfolios as part of overall liquidity management. A match-funded transfer pricing system is used to attribute appropriate funding interest income and interest expense to other business segments. As such, net interest income includes the net impact of any over or under allocations arising from centralized management of interest rate risk. Furthermore, net interest income includes the net impact of derivatives used to hedge interest rate sensitivity.

Non-interest income includes miscellaneous fee income not allocated to other business segments, including bank owned life insurance income. Fee income also includes asset revaluations not allocated to other business segments including MSR temporary impairments or recoveries, as well as any investment securities and trading assets gains or losses used to mitigate the earnings impact of MSR valuation changes.

Non-interest expense includes certain corporate administrative and other miscellaneous expenses not allocated to other business segments. The provision for income taxes for each of the other business segments is calculated at a statutory 35% tax rate, though our overall effective tax rate is lower. As a result, we reflect a credit for income taxes representing the difference between the actual effective tax rate and the statutory tax rate used to allocate income taxes to the other segments.

2005 versus 2004 Performance

Net income for Treasury/ Other declined $21.2 million to $7.1 million for 2005. This comprised only 2% of our net operating earnings, down from 7% in the prior year. The decline in net income resulted from a $61.9 million decline in income before taxes, offset by a $40.8 million higher benefit from income taxes. Net income for 2005 benefited from a lower effective tax rate resulting from a federal tax loss carry back in 2005, partly offset by the impact of repatriation of foreign earnings.

The decline in income before taxes was largely related to changes in net interest income and to changes in net securities gains. In 2005, Treasury/ Other had net interest expense of $36.1 million compared with net interest income of $21.5 million in 2004. This $57.7 million decline resulted from an increase, attributable to market rates, in the credit provided to other lines of business for their non-interest bearing sources of funding and an 18% decline in average investment securities balances.

Net securities gains declined by $23.1 million, driven by a current year net securities losses of $8.1 million, primarily related to $8.8 million of securities losses due to the fourth quarter restructuring of a part of the securities portfolio, and $15.0 million of net securities gains in the prior year, related to the use of securities to offset changes in the temporary impairment of MSRs.

The $21.3 million decline in non-interest expense was due largely to higher SEC/regulatory-related expenses in the prior year. Additionally, expenses of certain historical tax credit investments impacted the prior year, as we expensed these investments in the same period that we recognized the tax benefits.

2004 versus 2003 Performance

The net operating earnings for Treasury/Other declined $65.3 million, or 70%, to $28.3 million for 2004. Treasury/ Other’s net operating earnings comprised only 7% of our total net operating earnings, down from 26% in 2003. The decline in net operating earnings resulted from a $64.3 million decline in net interest income and a $20.6 million increase in non-interest expense, partially offset by a $26.9 million higher benefit from income taxes. The decline in net interest income resulted from a reduction in the funding needs of other lines of business, due to strong deposit growth and loan sales in other lines of business. Non-interest expense increased due to SEC/regulatory-related expenses, Unizan integration expenses, and a property lease impairment.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 33 — Treasury/Other(1)

		Change From 2004			Change From 2003

	2005	Amount	%	2004	Amount	%	2003

INCOME STATEMENT (in thousands of dollars)
Net interest income	$(36,125)	$(57,657)	N.M. %	$21,532	$(64,253)	(74.9)%	$85,785
Provision for credit losses	—	—	N.M.	—	—	N.M.	—

Net interest income after provision for credit losses	(36,125)	(57,657)	N.M.	21,532	(64,253)	(74.9)	85,785

Service charges on deposit accounts	(1,866)	(1,707)	N.M.	(159)	(200)	N.M.	41
Brokerage and insurance income	4	1,358	N.M.	(1,354)	(1,358)	N.M.	4
Mortgage banking	4,371	7,757	N.M.	(3,386)	(3,310)	N.M.	(76)
Bank owned life insurance income	40,736	(1,561)	(3.7)	42,297	(731)	(1.7)	43,028
Other income	(18,958)	(8,308)	78.0	(10,650)	(11,484)	N.M.	834
Securities gains (losses)	(8,143)	(23,135)	N.M.	14,992	9,768	N.M.	5,224

Total non-interest income	16,144	(25,596)	(61.3)	41,740	(7,315)	(14.9)	49,055

Total non-interest expense	59,552	(21,312)	(26.4)	80,864	20,613	34.2	60,251

Income before income taxes	(79,533)	(61,941)	N.M.	(17,592)	(92,181)	N.M.	74,589
Provision for income taxes(2)	(86,605)	(40,754)	88.9	(45,851)	(26,855)	N.M.	(18,996)

Net income — operating(1)	$7,072	$(21,187)	(75.0)%	$28,259	$(65,326)	(69.8)%	$93,585

Revenue — fully taxable equivalent (FTE)
Net interest income	$(36,125)	$(57,657)	N.M. %	$21,532	$(64,253)	(74.9)%	$85,785
Tax equivalent adjustment(3)	11,971	1,422	13.5	10,549	2,113	25.0	8,436

Net interest income (FTE)	(24,154)	(56,235)	N.M.	32,081	(62,140)	(66.0)	94,221
Non-interest income	16,144	(25,596)	(61.3)	41,740	(7,315)	(14.9)	49,055

Total revenue (FTE)	$(8,010)	$(81,831)	N.M. %	$73,821	$(69,455)	(48.5)%	$143,276

SELECTED AVERAGE BALANCES (in millions of dollars)
Securities	$4,132	$(922)	(18.2)%	$5,054	$1,286	34.1%	$3,768
Deposits:
Brokered time deposits and negotiable CDs	3,119	1,282	69.8%	1,837	418	29.5%	1,419
Foreign time deposits	11	(53)	(82.8)	64	(55)	(46.2)	119

Total deposits	$3,130	$1,229	64.7%	$1,901	$363	23.6%	$1,538

PERFORMANCE METRICS
Return on average assets	0.13%	(0.29)%		0.42%	(1.34)%		1.76%
Return on average equity	0.7	(2.8)		3.5	(11.4)		14.9
Net interest margin	(0.53)	(1.14)		0.61	(1.79)		2.40
Efficiency ratio	N.M.	N.M.		N.M.	N.M.		40.9

SUPPLEMENTAL DATA
# employees — full-time equivalent (eop)	1,906	(24)	(1.2)%	1,930	(29)	(1.5)%	1,959

N.M., not a meaningful value.

eop — End of Period.

(1)	Operating basis, see Lines of Business section for definition.

(2)	Reconciling difference between company’s actual effective tax rate and 35% tax rate allocated to each business segment.

(3)	Calculated assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 34 — Total Company(1)

		Change From 2004			Change From 2003

	2005	Amount	%	2004	Amount	%	2003

INCOME STATEMENT (in thousands of dollars)
Net interest income	$962,411	$51,037	5.6%	$911,374	$62,388	7.3%	$848,986
Provision for credit losses	81,299	26,237	47.6	55,062	(108,931)	(66.4)	163,993

Net interest income after provision for credit losses	881,112	24,800	2.9	856,312	171,319	25.0	684,993

Operating lease income	138,433	(148,658)	(51.8)	287,091	(202,607)	(41.4)	489,698
Service charges on deposit accounts	167,834	(3,281)	(1.9)	171,115	3,275	2.0	167,840
Brokerage and insurance income	53,619	(1,180)	(2.2)	54,799	(3,045)	(5.3)	57,844
Trust services	77,405	9,995	14.8	67,410	5,761	9.3	61,649
Mortgage banking	41,710	9,414	29.1	32,296	(25,884)	(44.5)	58,180
Bank owned life insurance income	40,736	(1,561)	(3.7)	42,297	(731)	(1.7)	43,028
Other service charges and fees	44,348	2,774	6.7	41,574	128	0.3	41,446
Other income	76,252	(15,795)	(17.2)	92,047	988	1.1	91,059
Securities gains	(8,055)	(23,818)	N.M.	15,763	10,505	N.M.	5,258

Total non-interest income	632,282	(172,110)	(21.4)	804,392	(211,610)	(20.8)	1,016,002

Operating lease expense	108,376	(128,102)	(54.2)	236,478	(156,792)	(39.9)	393,270
Personnel costs	481,658	(4,148)	(0.9)	485,806	38,543	8.6	447,263
Other expense	379,786	(21,325)	(5.3)	401,111	20,069	5.3	381,042

Total non-interest expense	969,820	(153,575)	(13.7)	1,123,395	(98,180)	(8.0)	1,221,575

Income before income taxes	543,574	6,265	1.2	537,309	57,889	12.1	479,420
Provision for income taxes	131,483	(16,883)	(11.4)	148,366	25,671	20.9	122,695

Net income — operating(1)	$412,091	$23,148	6.0%	$388,943	$32,218	9.0%	$356,725

Revenue — fully taxable equivalent (FTE)
Net interest income	$962,411	$51,037	5.6%	$911,374	$62,388	7.3%	$848,986
Tax equivalent adjustment(2)	13,393	1,740	14.9	11,653	1,969	20.3	9,684

Net interest income (FTE)	975,804	52,777	5.7	923,027	64,357	7.5	858,670
Non-interest income	632,282	(172,110)	(21.4)	804,392	(211,610)	(20.8)	1,016,002

Total revenue (FTE)	$1,608,086	$(119,333)	(6.9)%	$1,727,419	$(147,253)	(7.9)%	$1,874,672

SELECTED AVERAGE BALANCES (in millions of dollars)
Loans:
Commercial
Middle market commercial and industrial	$4,817	$361	8.1%	$4,456	$(177)	(3.8)%	$4,633
Middle market commercial real estate
Construction	1,678	258	18.2	1,420	201	16.5	1,219
Commercial	1,908	(14)	(0.7)	1,922	122	6.8	1,800
Small business loans	2,224	221	11.0	2,003	216	12.1	1,787

Total commercial	10,627	826	8.4	9,801	362	3.8	9,439

Consumer
Auto leases — indirect	2,422	230	10.5	2,192	769	54.0	1,423
Auto loans — indirect	2,043	(242)	(10.6)	2,285	(975)	(29.9)	3,260
Home equity loans & lines of credit	4,636	449	10.7	4,187	746	21.7	3,441
Residential mortgage	4,081	869	27.1	3,212	1,186	58.5	2,026
Other loans	501	51	11.3	450	15	3.4	435

Total consumer	13,683	1,357	11.0	12,326	1,741	16.4	10,585

Total loans & leases	$24,310	$2,183	9.9%	$22,127	$2,103	10.5%	$20,024

Operating lease assets	$372	$(525)	(58.5)%	$897	$(800)	(47.1)%	$1,697
Deposits:
Non-interest bearing deposits	$3,379	$149	4.6%	$3,230	$150	4.9%	$3,080
Interest bearing demand deposits	7,658	451	6.3	7,207	1,014	16.4	6,193
Savings deposits	2,635	(194)	(6.9)	2,829	27	1.0	2,802
Domestic time deposits	4,764	880	22.7	3,884	(280)	(6.7)	4,164
Brokered time deposits and negotiable CDs	3,119	1,282	69.8	1,837	418	29.5	1,419
Foreign time deposits	457	(51)	(10.0)	508	8	1.6	500

Total deposits	$22,012	$2,517	12.9%	$19,495	$1,337	7.4%	$18,158

N.M., not a meaningful value.

(1)	Operating basis, see Lines of Business section for definition.

(2)	Calculated assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 34 — Total Company(1)

		Change From 2004			Change From 2003

	2005	Amount	%	2004	Amount	%	2003

PERFORMANCE METRICS
Return on average assets	1.26%	0.02%		1.24%	0.01%		1.23%
Return on average equity	16.0	(0.4)		16.4	0.2		16.2
Net interest margin	3.33	0.00		3.33	(0.16)		3.49
Efficiency ratio	60.0	(5.6)		65.6	0.3		65.3
CREDIT QUALITY (in thousands of dollars)
Net charge-offs by loan type
Commercial
Middle market commercial and industrial	$13,578	$11,658	N.M. %	$1,920	$(73,883)	(97.5)%	$75,803
Middle market commercial real estate	4,045	(3,926)	(49.3)	7,971	24	0.3	7,947
Small business loans	11,951	6,385	N.M.	5,566	(6,059)	(52.1)	11,625

Total commercial	29,574	14,117	91.3	15,457	(79,918)	(83.8)	95,375

Consumer
Auto leases	11,664	827	7.6	10,837	5,109	89.2	5,728
Auto loans	11,988	(16,586)	(58.0)	28,574	(11,692)	(29.0)	40,266
Home equity loans & lines of credit	17,619	2,545	16.9	15,074	2,960	24.4	12,114
Residential mortgage	2,332	572	32.5	1,760	928	N.M.	832
Other loans	6,880	47	0.7	6,833	(661)	(8.8)	7,494

Total consumer	50,483	(12,595)	(20.0)	63,078	(3,356)	(5.1)	66,434

Total net charge-offs	$80,057	$1,522	1.9%	$78,535	$(83,274)	(51.5)%	$161,809

Net charge-offs — annualized percentages
Commercial
Middle market commercial and industrial	0.28%	0.24%		0.04%	(1.60)%		1.64%
Middle market commercial real estate	0.11	(0.13)		0.24	(0.02)		0.26
Small business loans	0.54	0.26		0.28	(0.37)		0.65

Total commercial	0.28	0.12		0.16	(0.85)		1.01

Consumer
Auto leases	0.48	(0.01)		0.49	0.09		0.40
Auto loans	0.59	(0.66)		1.25	0.01		1.24
Home equity loans & lines of credit	0.38	0.02		0.36	0.01		0.35
Residential mortgage	0.06	0.01		0.05	0.01		0.04
Other loans	1.37	(0.15)		1.52	(0.20)		1.72

Total consumer	0.37	(0.14)		0.51	(0.12)		0.63

Total net charge-offs	0.33%	(0.02)%		0.35%	(0.46)%		0.81%

Non-performing assets (NPA) (in millions of dollars)
Middle market commercial and industrial	$28	$4	16.7%	$24	$(10)	(29.4)%	$34
Middle market commercial real estate	16	12	N.M.	4	(14)	(77.8)	18
Small business loans	29	14	93.3	15	1	7.1	14
Residential mortgage	18	4	28.6	14	5	55.6	9
Home equity	11	4	57.1	7	7	N.M.	—

Total non-accrual loans	102	38	59.4	64	(11)	(14.7)	75
Renegotiated loans	—	—	N.M.	—	—	N.M.	—

Total non-performing loans (NPL)	102	38	59.4	64	(11)	(14.7)	75
Other real estate, net (OREO)	15	(30)	(66.7)	45	33	N.M.	12

Total non-performing assets	$117	$8	7.3%	$109	$22	25.3%	$87

Accruing loans past due 90 days or more	$56	$2	3.7%	$54	$(2)	(3.6)%	$56
Allowance for loan and lease losses (ALLL) (eop)	268	(3)	(1.1)	271	(29)	(9.7)	300
ALLL as a % of total loans and leases	1.10%	(0.05)%		1.15%	(0.27)%		1.42%
ALLL as a % of NPLs	263.0	(161.0)		424.0	26.9		397.1
ALLL + OREO as a % of NPAs	241.9	(48.0)		289.9	(68.7)		358.6
NPLs as a % of total loans and leases	0.42	0.15		0.27	(0.09)		0.36
NPAs as a % of total loans and leases + OREO	0.48	0.02		0.46	0.05		0.41
SUPPLEMENTAL DATA
# employees — full-time equivalent	7,602	(210)	(2.7)%	7,812	(171)	(2.1)%	7,983

N.M., not a meaningful value.

eop — End of Period.

(1)	Operating basis, see Lines of Business section for definition.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

RESULTS FOR THE FOURTH QUARTER

Earnings Discussion

2005 fourth quarter earnings were $100.6 million, or $0.44 per common share, up 10% and 13%, respectively, from $91.1 million, or $0.39 per common share, in the year-ago quarter. Significant items impacting 2005 fourth quarter performance included (see table below):

–	$7.0 million after-tax ($0.03 earnings per share) positive net impact related to the recognition of the effect of federal tax refunds on income tax expense. Each quarter of 2005 reflected similar impacts, resulting from the ability to carry back federal tax losses to prior years.

–	$10.4 million pre-tax ($0.03 earnings per share) negative impact from (1) the sale of investment securities as part of a plan to reposition a segment of the portfolio, which resulted in $8.8 million of pre-tax losses, and (2) a $1.6 million impact of a recovery of temporary MSR impairment, net of hedge-related trading activity.

         Significant Items Impacting Earnings Performance Comparisons(1):

	Three Months Ended

	Impact(2)

(In millions, except per share)	Amount(3)	EPS

December 31, 2005 — GAAP earnings(4)	$100.6	$0.44
Net impact of federal tax loss carry back(4)	7.0	0.03
Securities losses plus recovery of temporary MSR impairment, net of hedge-related trading activity	(10.4)	(0.03)
December 31, 2004 — GAAP earnings(4)	$91.1	$0.39
SEC/regulatory-related expenses	(6.5)	(0.03)
Property lease impairments	(7.8)	(0.02)
Adjustment to consolidated securitization	3.7	0.01

(1)	Includes significant items with $0.01 EPS impact or greater.

(2)	Favorable (unfavorable) impact on GAAP earnings.

(3)	Pre-tax unless otherwise noted.

(4)	After-tax.

Fully taxable equivalent net interest income increased $5.6 million, or 2%, from the year-ago quarter, primarily reflecting the favorable impact of a $0.9 billion, or 3%, increase in average earning assets, partially offset by a 4 basis point, or an effective 1%, decline in the net interest margin. The fully taxable equivalent net interest margin of 3.34% declined from 3.38% in the year-ago quarter, as the net interest margin in the year-ago quarter included a 6 basis point positive impact related to a securitization funding cost adjustment. Excluding this impact, the current quarter’s net interest margin would have increased 2 basis points from the year-ago period, reflecting the benefit of higher-yielding loans, the unwinding of excess liquidity early in the year, and disciplined deposit pricing.

Average total loans and leases increased $1.4 billion, or 6%, from the 2004 fourth quarter, with consumer and commercial loans contributing equally to the growth. Average total consumer loans increased $0.7 billion, or 6%, from the year-ago quarter, reflecting growth across all consumer loan categories. Average residential mortgages increased $0.5 billion, or 13%, and average home equity loans increased $0.2 billion, or 4%. Though residential mortgage and home equity loan growth rates were strong compared with the year-ago quarter, they have continued to slow.

Compared with the year-ago quarter, average total automobile loans and leases increased only 1%. Average automobile loans increased $0.1 billion, or 5%, reflecting current automobile loan production and loan sales. Average direct financing leases declined 2% from the year-ago quarter, reflecting declining production levels due to lower consumer demand and aggressive price competition. Average operating lease assets declined $0.4 billion, or 62%, as this portfolio continued to run off. Total automobile loan and lease exposure at quarter end was 18%, down from 21% a year ago.

Average total commercial loans increased $0.7 billion, or 7%, from the year-ago quarter. This reflected a $0.6 billion, or 8%, increase in total middle market C&I and CRE loans, and 4% growth in average small business C&I and CRE loans.

Average total investment securities were $0.1 billion, or 2%, higher than in the year-ago quarter.

Average total core deposits in the 2005 fourth quarter increased $0.4 billion, or 3%, from the year-ago quarter. All of this increase reflected growth in certificates of deposit less than $100,000, partially offset by declines in savings and other domestic

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

time deposits and interest bearing demand deposits. This transfer of funds into certificates of deposit less than $100,000 and out of other deposit accounts reflected customer preference for higher fixed rate term deposit accounts. Average certificates of deposit less than $100,000 increased $1.0 billion, or 39%, with this increase partially offset by a 12% decline in savings and other domestic time deposits, as well as a 2% decline in interest bearing demand deposits.

Non-interest income decreased $35.6 million, or 19%, from the year-ago quarter, mostly attributed to the $30.8 million decline in operating lease income, reflecting the continued run-off of the operating lease portfolio. The remaining categories decreased a total of $4.9 million with the primary drivers being:

–	$10.9 million decline in securities gains as the current quarter reflected $8.8 million of securities losses related to the repositioning of a portion of the investment securities portfolio. This contrasts with $2.1 million of securities gains in the year-ago quarter.

Partially offset by:

–	$3.1 million, or 18%, increase in trust services income, due primarily to higher mutual fund, personal trust, and institutional trust assets under management.

–	$2.1 million, or 24%, increase in mortgage banking income, primarily reflecting higher secondary marketing income.

Non-interest expense decreased $50.7 million, or 18%, from the year-ago quarter with $29.6 million of the decline reflecting the run-off of the operating lease portfolio. Of the remaining $21.1 million decline from the year-ago quarter, the primary drivers were:

–	$8.1 million, or 31%, decline in net occupancy expense as the year-ago quarter included a $7.8 million property lease impairment.

–	$7.3 million, or 28%, decline in other expense, as the year-ago quarter included $5.5 million of SEC/regulatory-related expenses and $1.7 million in residual value losses on automobile leases.

–	$6.6 million, or 5%, decline in personnel expense, primarily reflecting lower incentive compensation and benefits expense.

–	$2.1 million, or 22%, decline in professional services, due primarily to lower legal and consulting expense.

Partially offset by:

–	$1.8 million, or 33%, increase in marketing expense related to increased advertising expenditures.

–	$1.1 million increase in outside data processing and other services with the largest increase in debit card processing expense, up $0.6 million.

Our effective tax rate was 22.5% in the 2005 fourth quarter, down from 29.0% in the year-ago quarter. As previously disclosed, the effective tax rate in each quarter of 2005 included the positive impact on net income due to a federal tax loss carry back, tax exempt income, bank owned life insurance, asset securitization activities, and general business credits from investment in low income housing and historic property partnerships.

Credit Quality

Total net charge-offs for the 2005 fourth quarter were $17.6 million, or an annualized 0.29% of average total loans and leases. This was down from $20.9 million, or an annualized 0.36%, in the year-ago quarter.

Total commercial net charge-offs in the fourth quarter were $3.6 million, or an annualized 0.13%, down from $5.2 million, or an annualized 0.21%, in the year-ago quarter. This reflected net recoveries in the current quarter in middle market C&I and CRE loans, which lowered total commercial net charge-offs by $2.0 million and $2.7 million, respectively, from the year-ago quarter. This benefit was partially offset by a $3.1 million increase in small business loan net charge-offs, which totaled $4.5 million in the current quarter, or an annualized 0.80% of related loans.

Total consumer net charge-offs in the fourth quarter were $14.0 million, or an annualized 0.41% of related loans. This compared with $15.8 million, or 0.49%, in the year-ago quarter. The decline from the year-ago quarter reflected primarily lower automobile loan and lease net charge-offs and lower home equity net charge-offs. Total automobile loan and lease net charge-offs in the 2005 fourth quarter were $6.6 million, or an annualized 0.61% of related loans and leases, down from $7.5 million, or an annualized 0.70%, in the year-ago quarter. Home equity loan net charge-offs in the current quarter were $4.5 million, or an annualized 0.39%, down from $5.3 million, or 0.48%, in the year-ago quarter.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

NPAs were $117.2 million at December 31, 2005, and represented 0.48% of related assets, up from $108.6 million, or 0.46%, at the end of last year. Non-performing loans and leases (NPLs), which exclude OREO, were $101.9 million at December 31, 2005, up $38.0 million from the year-earlier period. NPLs expressed as a percent of total loans and leases were 0.42% at December 31, 2005, up from 0.27% a year earlier.

The over 90-day delinquent, but still accruing, ratio was 0.23% at December 31, 2005, unchanged from the end of the year-ago quarter.

Allowances for Credit Losses (ACL)

The December 31, 2005, ALLL was $268.3 million, down from $271.2 million a year earlier. Expressed as a percent of period-end loans and leases, the ALLL ratio at December 31, 2005, was 1.10%, down from 1.15% a year ago, reflecting the improvement in economic conditions. The table below shows the change in the ALLL ratio and each reserve component from the 2004 fourth quarter.

         Components of ALLL as percent of total loans and leases:

	4Q05	4Q04	Change

Transaction reserve	0.89%	0.83%	0.06%
Economic reserve	0.21	0.32	(0.11)

Total ALLL	1.10%	1.15%	(0.05)%

The ALLL as a percent of NPAs was 229% at December 31, 2005, down from 250% a year ago. At December 31, 2005, the AULC was $37.0 million, up from $33.2 million at the end of the year-ago quarter. On a combined basis, the ACL as a percent of total loans and leases was 1.25% at December 31, 2005, down from 1.29% a year earlier. The ACL as a percent of NPAs was 261% at December 31, 2005, down from 280% a year earlier.

The provision for credit losses in the 2005 fourth quarter was $30.8 million, an $18.2 million increase from the year-ago quarter. The increase in provision expense from the year-ago quarter reflected a combination of higher non-performing assets, as well as the downgrades in certain commercial credits discussed above.

Capital

At December 31, 2005, the tangible equity to assets ratio was 7.19%, up slightly from 7.18% a year ago. At December 31, 2005, the tangible equity to risk-weighted assets ratio was 7.91%, up slightly from 7.86% at the end of the year-ago quarter. The increase in these ratios from a year ago reflected growth in retained earnings, with the improvement in the risk-weighted ratio also reflecting the reduced overall risk profile of earning assets.

During the quarter, 5.2 million shares of common stock were repurchased in the open market, leaving 9.8 million shares remaining under the 15 million share repurchase authorization announced October 18, 2005.

Table 35 presents quarterly income statements and Table 36 presents quarterly stock summary, key ratios and statistics, and capital data for eight quarters.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 35 — Selected Quarterly Income Statements

	2005				2004

(in thousands of dollars, except per share amounts)	Fourth	Third	Second	First	Fourth	Third	Second	First

Interest income	$442,476	$420,858	$402,326	$376,105	$359,215	$338,002	$324,167	$325,931
Interest expense	198,800	179,221	160,426	140,907	120,147	110,944	101,604	103,246

Net interest income	243,676	241,637	241,900	235,198	239,068	227,058	222,563	222,685
Provision for credit losses	30,831	17,699	12,895	19,874	12,654	11,785	5,027	25,596

Net interest income after provision for credit losses	212,845	223,938	229,005	215,324	226,414	215,273	217,536	197,089

Service charges on deposit accounts	42,083	44,817	41,516	39,418	41,747	43,935	43,596	41,837
Trust services	20,425	19,671	19,113	18,196	17,315	17,064	16,708	16,323
Brokerage and insurance income	13,101	13,948	13,544	13,026	12,879	13,200	13,523	15,197
Other service charges and fees	11,488	11,449	11,252	10,159	10,617	10,799	10,645	9,513
Mortgage banking income (loss)	10,909	21,116	(2,376)	12,061	8,822	4,448	23,322	(4,296)
Bank owned life insurance income	10,389	10,104	10,139	10,104	10,484	10,019	11,309	10,485
Gains on sales of automobile loans	455	502	254	—	—	312	4,890	9,004
Securities gains (losses)	(8,770)	101	(343)	957	2,100	7,803	(9,230)	15,090
Other income	22,900	9,770	24,974	17,397	23,870	17,899	24,659	25,619

Sub-total before operating lease income	122,980	131,478	118,073	121,318	127,834	125,479	139,422	138,772
Operating lease income	24,342	29,262	38,097	46,732	55,106	64,412	78,706	88,867

Total non-interest income	147,322	160,740	156,170	168,050	182,940	189,891	218,128	227,639

Personnel costs	116,111	117,476	124,090	123,981	122,738	121,729	119,715	121,624
Outside data processing and other services	19,693	18,062	18,113	18,770	18,563	17,527	17,563	18,462
Net occupancy	17,940	16,653	17,257	19,242	26,082	16,838	16,258	16,763
Equipment	16,093	15,531	15,637	15,863	15,733	15,295	16,228	16,086
Professional services	7,440	8,323	9,347	9,459	9,522	12,219	7,836	7,299
Marketing	7,403	6,779	7,441	6,454	5,581	5,000	8,069	7,839
Telecommunications	4,453	4,512	4,801	4,882	4,596	5,359	4,638	5,194
Printing and supplies	3,084	3,102	3,293	3,094	3,148	3,201	3,098	3,016
Amortization of intangibles	218	203	204	204	205	204	204	204
Restructuring reserve releases	—	—	—	—	—	(1,151)	—	—
Loss on early extinguishment of debt	—	—	—	—	—	—	—	—
Other expense	19,194	19,588	19,074	18,380	26,526	22,317	25,981	18,457

Sub-total before operating lease expense	211,629	210,229	219,257	220,329	232,694	218,538	219,590	214,944
Operating lease expense	18,726	22,823	28,879	37,948	48,320	54,885	62,563	70,710

Total non-interest expense	230,355	233,052	248,136	258,277	281,014	273,423	282,153	285,654

Income before income taxes	129,812	151,626	137,039	125,097	128,340	131,741	153,511	139,074
Provision for income taxes	29,239	43,052	30,614	28,578	37,201	38,255	43,384	34,901

Net income	$100,573	$108,574	$106,425	$96,519	$91,139	$93,486	$110,127	$104,173

Average common shares — diluted	229,718	233,456	235,671	235,053	235,502	234,348	232,659	232,915

Per common share:
Net income — diluted	$0.44	$0.47	$0.45	$0.41	$0.39	$0.40	$0.47	$0.45
Cash dividends declared	0.215	0.215	0.215	0.200	0.200	0.200	0.175	0.175

Revenue — fully taxable equivalent (FTE)
Net interest income	$243,676	$241,637	$241,900	$235,198	$239,068	$227,058	$222,563	$222,685
FTE adjustment	3,837	3,734	2,961	2,861	2,847	2,864	2,919	3,023

Net interest income (1)	247,513	245,371	244,861	238,059	241,915	229,922	225,482	225,708
Non-interest income	147,322	160,740	156,170	168,050	182,940	189,891	218,128	227,639

Total revenue (1)	$394,835	$406,111	$401,031	$406,109	$424,855	$419,813	$443,610	$453,347

(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 36 — Quarterly Stock Summary, Key Ratios and Statistics, and Capital Data

Quarterly common stock summary	2005				2004

(in thousands, except per share)	Fourth	Third	Second	First	Fourth	Third	Second	First

Common stock price, per share
High (1)	$24.640	$25.410	$24.750	$24.780	$25.380	$25.150	$23.120	$23.780
Low (1)	20.970	22.310	22.570	22.150	23.110	22.700	20.890	21.000
Close	23.750	22.470	24.140	23.900	24.740	24.910	22.980	22.030
Average closing price	23.369	24.227	23.771	23.216	24.241	24.105	22.050	22.501
Dividends, per share
Cash dividends declared on common stock	$0.215	$0.215	$0.215	$0.200	$0.200	$0.200	$0.175	$0.175

Common shares outstanding
Average — basic	226,699	229,830	232,217	231,824	231,147	229,848	229,429	229,227
Average — diluted	229,718	233,456	235,671	235,053	235,502	234,348	232,659	232,915
Ending	224,106	229,006	230,842	232,192	231,605	230,153	229,476	229,410
Book value per share	$11.41	$11.45	$11.40	$11.15	$10.96	$10.69	$10.40	$10.31
Common share repurchases
Number of shares repurchased	5,175	2,598	1,818	—	—	—	—	—
Quarterly key ratios and statistics

Margin analysis-as a % of average earning assets (2)
Interest income (2)	6.01%	5.72%	5.52%	5.21%	5.05%	4.89%	4.76%	4.89%
Interest expense	2.67	2.41	2.16	1.90	1.67	1.59	1.47	1.53

Net interest margin (2)	3.34%	3.31%	3.36%	3.31%	3.38%	3.30%	3.29%	3.36%

Return on average total assets	1.22%	1.32%	1.31%	1.20%	1.13%	1.18%	1.41%	1.36%
Return on average total shareholders’ equity	15.5	16.5	16.3	15.5	14.6	15.4	19.1	18.4

Capital adequacy	2005				2004

(in millions of dollars)	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,

Total risk-weighted assets	$29,599	$29,352	$29,973	$30,267	$29,542	$28,679	$28,416	$28,247
Tier 1 leverage ratio	8.34%	8.50%	8.50%	8.45%	8.42%	8.36%	8.20%	8.07%
Tier 1 risk-based capital ratio	9.13	9.42	9.18	9.04	9.08	9.10	8.98	8.74
Total risk-based capital ratio	12.42	12.70	12.39	12.33	12.48	12.53	12.56	12.13
Tangible equity/asset ratio	7.19	7.39	7.36	7.42	7.18	7.11	6.95	6.97
Tangible equity/risk-weighted assets ratio	7.91	8.19	8.05	7.84	7.86	7.83	7.64	7.60
Average equity/average assets	7.89	7.97	8.03	7.76	7.74	7.67	7.42	7.39

(1)	High and low stock prices are intra-day quotes obtained from NASDAQ.

(2)	Presented on a fully taxable equivalent basis assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

REPORT OF MANAGEMENT	HUNTINGTON BANCSHARES INCORPORATED

The management of Huntington (the Company) is responsible for the financial information and representations contained in the consolidated financial statements and other sections of this report. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. In all material respects, they reflect the substance of transactions that should be included based on informed judgments, estimates, and currently available information.

Management maintains a system of internal accounting controls, which includes the careful selection and training of qualified personnel, appropriate segregation of responsibilities, communication of written policies and procedures, and a broad program of internal audits. The costs of the controls are balanced against the expected benefits. During 2005, the audit committee of the board of directors met regularly with Management, Huntington’s internal auditors, and the independent registered public accounting firm, Deloitte & Touche LLP, to review the scope of the audits and to discuss the evaluation of internal accounting controls and financial reporting matters. The independent registered public accounting firm and the internal auditors have free access to, and meet confidentially with, the audit committee to discuss appropriate matters. Also, Huntington maintains a disclosure review committee. This committee’s purpose is to design and maintain disclosure controls and procedures to ensure that material information relating to the financial and operating condition of Huntington is properly reported to its chief executive officer, chief financial officer, internal auditors, and the audit committee of the board of directors in connection with the preparation and filing of periodic reports and the certification of those reports by the chief executive officer and the chief financial officer.

REPORT ON MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING

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

Huntington’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. In making this assessment, Management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on that assessment, Management believes that, as of December 31, 2005, the Company’s internal control over financial reporting is effective based on those criteria. Deloitte & Touche LLP, the Company’s independent registered public accounting firm, has issued an attestation report on Management’s assessment of the Company’s internal control over financial reporting.

Thomas E. Hoaglin
Chairman, President and Chief Executive Officer

Donald R. Kimble
Executive Vice President, Chief Financial Officer and Controller

February 14, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	HUNTINGTON BANCSHARES INCORPORATED

To the Board of Directors and Shareholders of

Huntington Bancshares Incorporated
Columbus, Ohio

We have audited management’s assessment, included in the accompanying Report on Management’s Assessment of Internal Control over Financial Reporting, that Huntington Bancshares Incorporated and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2005 of the Company and our report dated February 14, 2006 expressed an unqualified opinion on those financial statements.

Deloitte & Touche LLP
Columbus, Ohio
February 14, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	HUNTINGTON BANCSHARES INCORPORATED

To the Board of Directors and Shareholders of

Huntington Bancshares Incorporated
Columbus, Ohio

We have audited the accompanying consolidated balance sheets of Huntington Bancshares Incorporated and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of the Company for the year ended December 31, 2003 were audited by other auditors whose report, dated January 16, 2004 (except for Note 25, as to which the date is January 27, 2004), expressed an unqualified opinion on those financial statements and included an explanatory paragraph that described the adoption of new accounting guidance for variable interest entities in 2003.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated 2005 and 2004 financial statements present fairly, in all material respects, the financial position of Huntington Bancshares Incorporated and subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 14, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Deloitte & Touche LLP
Columbus, Ohio
February 14, 2006

CONSOLIDATED BALANCE SHEETS	HUNTINGTON BANCSHARES INCORPORATED

	December 31,

(in thousands, except number of shares)	2005	2004

Assets
Cash and due from banks	$966,445	$877,320
Federal funds sold and securities purchased under resale agreements	74,331	628,040
Interest bearing deposits in banks	22,391	22,398
Trading account securities	8,619	309,630
Loans held for sale	294,344	223,469
Investment securities	4,526,520	4,238,945
Loans and leases:
Commercial and industrial loans	6,809,208	5,829,685
Commercial real estate loans	4,036,171	4,473,293
Automobile loans	1,985,304	1,948,667
Automobile leases	2,289,015	2,443,455
Home equity loans	4,638,841	4,554,540
Residential mortgage loans	4,193,139	3,829,234
Other consumer loans	520,488	481,403

Loans and leases	24,472,166	23,560,277
Allowance for loan and lease losses	(268,347)	(271,211)

Net loans and leases	24,203,819	23,289,066

Bank owned life insurance	1,001,542	963,059
Premises and equipment	360,677	355,115
Operating lease assets	229,077	587,310
Goodwill and other intangible assets	217,486	215,807
Customers’ acceptance liability	4,536	11,299
Accrued income and other assets	855,018	844,039

Total assets	$32,764,805	$32,565,497

Liabilities and shareholders’ equity
Liabilities
Deposits in domestic offices
Demand deposits — non-interest bearing	$3,390,044	$3,392,123
Interest bearing	18,548,943	16,935,091
Deposits in foreign offices	470,688	440,947

Deposits	22,409,675	20,768,161
Short-term borrowings	1,889,260	1,207,233
Federal Home Loan Bank advances	1,155,647	1,271,088
Other long-term debt	2,418,419	4,016,004
Subordinated notes	1,023,371	1,039,793
Deferred income tax liability	743,655	783,628
Allowance for unfunded loan commitments and letters of credit	36,957	33,187
Bank acceptances outstanding	4,536	11,299
Accrued expenses and other liabilities	525,784	897,466

Total liabilities	30,207,304	30,027,859

Shareholders’ equity
Preferred stock — authorized 6,617,808 shares; none outstanding	—	—
Common stock — without par value; authorized 500,000,000 shares; issued 257,866,255 shares; outstanding 224,106,172 and 231,605,281 shares, respectively	2,491,326	2,484,204
Less 33,760,083 and 26,260,974 treasury shares, respectively	(693,576)	(499,259)
Accumulated other comprehensive loss	(22,093)	(10,903)
Retained earnings	781,844	563,596

Total shareholders’ equity	2,557,501	2,537,638

Total liabilities and shareholders’ equity	$32,764,805	$32,565,497

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME	HUNTINGTON BANCSHARES INCORPORATED

	Year Ended December 31,

(in thousands, except per share amounts)	2005	2004	2003

Interest and fee income
Loans and leases
Taxable	$1,428,371	$1,132,599	$1,096,750
Tax-exempt	1,466	1,474	1,674
Investment securities
Taxable	158,741	171,709	159,590
Tax-exempt	19,865	17,884	15,067
Other	33,322	23,649	32,675

Total interest income	1,641,765	1,347,315	1,305,756

Interest expense
Deposits	446,919	257,099	288,271
Short-term borrowings	34,334	13,053	15,698
Federal Home Loan Bank advances	34,647	33,253	24,394
Subordinated notes and other long-term debt	163,454	132,536	128,407

Total interest expense	679,354	435,941	456,770

Net interest income	962,411	911,374	848,986
Provision for credit losses	81,299	55,062	163,993

Net interest income after provision for credit losses	881,112	856,312	684,993

Service charges on deposit accounts	167,834	171,115	167,840
Operating lease income	138,433	287,091	489,698
Trust services	77,405	67,410	61,649
Brokerage and insurance income	53,619	54,799	57,844
Other service charges and fees	44,348	41,574	41,446
Mortgage banking income	41,710	32,296	58,180
Bank owned life insurance income	40,736	42,297	43,028
Gains on sales of automobile loans	1,211	14,206	40,039
Gain on sale of branch offices	—	—	13,112
Securities gains (losses), net	(8,055)	15,763	5,258
Other income	75,041	92,047	91,059

Total non-interest income	632,282	818,598	1,069,153

Personnel costs	481,658	485,806	447,263
Operating lease expense	108,376	236,478	393,270
Outside data processing and other services	74,638	72,115	66,118
Net occupancy	71,092	75,941	62,481
Equipment	63,124	63,342	65,921
Professional services	34,569	36,876	42,448
Marketing	28,077	26,489	27,490
Telecommunications	18,648	19,787	21,979
Printing and supplies	12,573	12,463	13,009
Amortization of intangibles	829	817	816
Restructuring reserve releases	—	(1,151)	(6,666)
Loss on early extinguishment of debt	—	—	15,250
Other expense	76,236	93,281	80,780

Total non-interest expense	969,820	1,122,244	1,230,159

Income before income taxes	543,574	552,666	523,987
Provision for income taxes	131,483	153,741	138,294

Income before cumulative effect of change in accounting principle	412,091	398,925	385,693
Cumulative effect of change in accounting principle, net of tax	—	—	(13,330)

Net income	$412,091	$398,925	$372,363

Average common shares — basic	230,142	229,913	229,401
Average common shares — diluted	233,475	233,856	231,582
Per common share
Income before cumulative effect of change in accounting principle — basic	$1.79	$1.74	$1.68
Income before cumulative effect of change in accounting principle — diluted	1.77	1.71	1.67
Net income — basic	1.79	1.74	1.62
Net income — diluted	1.77	1.71	1.61
Cash dividends declared	0.845	0.750	0.670

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY	HUNTINGTON BANCSHARES INCORPORATED

			Common Stock		Treasury Stock		Accumulated
	Preferred Stock						Other

							Comprehensive	Retained
(in thousands)	Shares	Amount	Shares	Amount	Shares	Amount	Income (Loss)	Earnings	Total

Balance — January 1, 2003	—	$—	257,866	$2,484,421	(24,987)	$(475,399)	$62,300	$118,471	$2,189,793
Comprehensive income:
Net income								372,363	372,363
Unrealized net losses on investment securities arising during the year, net of reclassification of net realized gains							(47,427)		(47,427)
Unrealized losses on cash flow hedging derivatives							(11,081)		(11,081)
Minimum pension liability adjustment							(1,114)		(1,114)

Total comprehensive income									312,741

Cash dividends declared ($0.67 per share)								(153,476)	(153,476)
Stock options exercised				(609)	481	8,691			8,082
Treasury shares purchased					(4,300)	(81,061)			(81,061)
Other				(270)	(52)	(807)			(1,077)

Balance — December 31, 2003	—	—	257,866	2,483,542	(28,858)	(548,576)	2,678	337,358	2,275,002

Comprehensive income:
Net income								398,925	398,925
Unrealized net losses on investment securities arising during the year, net of reclassification of net realized gains							(22,112)		(22,112)
Unrealized gains on cash flow hedging derivatives							9,694		9,694
Minimum pension liability adjustment							(1,163)		(1,163)

Total comprehensive income									385,344

Cash dividends declared ($0.75 per share)								(172,687)	(172,687)
Stock options exercised				678	2,432	46,561			47,239
Other				(16)	165	2,756			2,740

Balance — December 31, 2004	—	—	257,866	2,484,204	(26,261)	(499,259)	(10,903)	563,596	2,537,638

Comprehensive income:
Net income								412,091	412,091
Unrealized net losses on investment securities arising during the year, net of reclassification of net realized losses							(21,333)		(21,333)
Unrealized gains on cash flow hedging derivatives							10,954		10,954
Minimum pension liability adjustment							(811)		(811)

Total comprehensive income									400,901

Cash dividends declared ($0.845 per share)								(193,843)	(193,843)
Stock options exercised				2,999	1,866	36,195			39,194
Treasury shares purchased					(9,591)	(231,656)			(231,656)
Other				4,123	226	1,144			5,267

Balance — December 31, 2005	—	$—	257,866	$2,491,326	(33,760)	$(693,576)	$(22,093)	$781,844	$2,557,501

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS	HUNTINGTON BANCSHARES INCORPORATED

	Year Ended December 31,

(in thousands of dollars)	2005	2004	2003

Operating activities
Net income	$412,091	$398,925	$372,363
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle, net of tax	—	—	13,330
Provision for credit losses	81,299	55,062	163,993
Depreciation on operating lease assets	99,342	216,444	350,550
Amortization of mortgage servicing rights	18,359	19,019	25,966
Other depreciation and amortization	73,635	89,669	126,530
Mortgage servicing rights impairment recoveries	(4,371)	(1,378)	(14,957)
Deferred income tax (benefit) provision	(32,110)	140,962	258
Decrease (increase) in trading account securities	275,765	(302,041)	(7,348)
Originations of loans held for sale	(2,572,346)	(1,858,262)	(4,221,322)
Principal payments on and proceeds from loans held for sale	2,501,471	1,861,272	4,522,972
Losses (gains) on sales of investment securities	8,055	(15,763)	(5,258)
Gains on sales/securitizations of loans	(1,211)	(14,206)	(45,610)
Gain on sale of branch offices	—	—	(13,112)
Loss on early extinguishment of debt	—	—	15,250
Restructuring reserve releases	—	(1,151)	(6,666)
Increase of cash surrender value of bank owned life insurance	(40,736)	(42,297)	(43,028)
(Decrease) increase in payable to investors in sold loans	(119,352)	24,541	64,986
Other, net	(25,192)	(42,580)	40,373

Net cash provided by operating activities	674,699	528,216	1,339,270

Investing activities
Decrease in interest bearing deposits in banks	7	11,229	3,673
Proceeds from:
Maturities and calls of investment securities	463,001	881,305	1,585,979
Sales of investment securities	1,995,764	2,386,479	1,161,325
Purchases of investment securities	(2,832,258)	(2,438,158)	(4,341,946)
Proceeds from sales/securitizations of loans	—	1,534,395	2,576,869
Net loan and lease originations, excluding sales	(1,012,345)	(4,216,309)	(4,506,843)
Purchases of equipment for operating lease assets	(31,363)	(14,666)	—
Proceeds from sale of operating lease assets	280,746	451,264	572,596
Sale of branch offices	—	—	(81,367)
Proceeds from sale of premises and equipment	1,164	1,188	7,382
Purchases of premises and equipment	(57,288)	(56,531)	(64,571)
Proceeds from sales of other real estate	50,614	16,388	14,083
Consolidation of cash of securitization trust	—	—	58,500

Net cash used for investing activities	(1,141,958)	(1,443,416)	(3,014,320)

Financing activities
Increase in deposits	1,655,736	2,273,046	1,177,324
Increase (decrease) in short-term borrowings	682,027	(245,071)	(688,712)
Proceeds from issuance of subordinated notes	—	148,830	198,430
Maturity of subordinated notes	—	(100,000)	(250,000)
Proceeds from Federal Home Loan Bank advances	809,589	1,088	270,000
Maturity of Federal Home Loan Bank advances	(925,030)	(3,000)	(10,000)
Proceeds from issuance of long-term debt	—	925,000	2,075,000
Maturity of long-term debt	(1,719,403)	(1,455,000)	(895,250)
Purchase of minority interests in consolidated subsidiaries	(107,154)	—	—
Dividends paid on common stock	(200,628)	(168,075)	(151,023)
Repurchases of common stock	(231,656)	—	(81,061)
Net proceeds from issuance of common stock	39,194	47,239	8,082

Net cash provided by financing activities	2,675	1,424,057	1,652,790

Change in cash and cash equivalents	(464,584)	508,857	(22,260)
Cash and cash equivalents at beginning of year	1,505,360	996,503	1,018,763

Cash and cash equivalents at end of year	$1,040,776	$1,505,360	$996,503

Supplemental disclosures:
Income taxes paid	$230,186	$34,904	$72,128
Interest paid	640,679	422,060	469,331
Non-cash activities
Mortgage loans exchanged for mortgage-backed securities	15,058	115,929	354,200
Common stock dividends accrued, paid in subsequent year	28,877	35,662	31,113

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

1. SIGNIFICANT ACCOUNTING POLICIES

–	NATURE OF OPERATIONS — Huntington Bancshares Incorporated (Huntington) is a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through its subsidiaries, Huntington is engaged in providing full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, and discount brokerage services, as well as reinsuring private mortgage, credit life and disability insurance, and selling other insurance and financial products and services. Huntington’s banking offices are located in Ohio, Michigan, West Virginia, Indiana, and Kentucky. Certain activities are also conducted in other states including Arizona, Florida, Georgia, Maryland, Nevada, New Jersey, North Carolina, Pennsylvania, South Carolina, and Tennessee. Huntington has foreign offices in the Cayman Islands and in Hong Kong.

–	BASIS OF PRESENTATION — The consolidated financial statements include the accounts of Huntington and its majority-owned subsidiaries and are presented in accordance with accounting principles generally accepted in the United States (GAAP). All significant intercompany transactions and balances have been eliminated in consolidation. Companies in which Huntington holds more than a 50% voting equity interest or are a variable interest entity (VIE) in which Huntington absorbs the majority of expected losses are consolidated. VIEs in which Huntington does not absorb the majority of expected losses are not consolidated. For consolidated entities where Huntington holds less than a 100% interest, Huntington recognizes a minority interest liability (included in accrued expenses and other liabilities) for the equity held by others and minority interest expense (included in other non-interest expenses) for the portion of the entity’s earnings attributable to minority interests. Investments in companies that are not consolidated are accounted for using the equity method when Huntington has the ability to exert significant influence. Those investments in non-marketable securities for which Huntington does not have the ability to exert significant influence are generally accounted for using the cost method and are periodically evaluated for impairment. Investments in private investment partnerships are carried at fair value. Investments in private investment partnerships and investments that are accounted for under the equity method or the cost method are included in accrued income and other assets and Huntington’s proportional interest in the investments’ earnings are included in other non-interest income. Huntington evaluates VIEs in which it holds a beneficial interest for consolidation. VIEs, as defined by the Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 46 (Revised 2003), Consolidation of Variable Interest Entities, are legal entities with insubstantial equity, whose equity investors lack the ability to make decisions about the entity’s activities, or whose equity investors do not have the right to receive the residual returns of the entity if they occur. Huntington adopted FIN 46 (Revised 2003) on July 1, 2003 and, therefore, consolidates these VIEs when it holds a majority of VIEs’ beneficial interests. The effect of adopting FIN 46 (Revised 2003) in 2003 resulted in a cumulative effect of change in accounting of $13.3 million.

The preparation of financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates. Certain prior period amounts have been reclassified to conform to the current year’s presentation.

–	SECURITIES — Securities purchased with the intention of recognizing short-term profits are classified as trading account securities and reported at fair value. The unrealized gains or losses on trading account securities are recorded in other non-interest income. All other securities are designated as investment securities. Investment securities include securities designated as available for sale, non-marketable equity securities, and, prior to 2005, securities held to maturity. Unrealized gains or losses on investment securities designated as available for sale are reported as a separate component of accumulated other comprehensive income/loss in shareholders’ equity. Declines in the value of debt and marketable equity securities that are considered other-than-temporary are recorded in non-interest income as a securities loss.

Securities transactions are recognized on the trade date (the date the order to buy or sell is executed). The amortized cost of specific securities sold is used to compute realized gains and losses. Interest and dividends on securities, including amortization of premiums and accretion of discounts using the effective interest method over the period to maturity, are included in interest income.

Non-marketable equity securities include stock acquired for regulatory purposes, such as Federal Home Loan Bank stock and Federal Reserve Bank stock. These securities are generally accounted for at cost and are included in investment securities.

Statement of Financial Accounting Standards (Statement) No. 115, Accounting for Certain Investments in Debt and Equity Securities, Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) 59, Accounting for Noncurrent Marketable Equity Securities, FASB Staff Position (FSP) FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, and EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, provide guidance on determining when an investment is other-than-temporarily impaired. Investments are reviewed quarterly for indicators of other-than-temporary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

impairment. This determination requires significant judgment. In making this judgment, Management evaluates, among other factors, the duration and extent to which the fair value of an investment is less than its cost and intent and ability to hold the investment. Investments with an indicator are further evaluated to determine the likelihood of a significant adverse effect on the fair value and amount of the impairment as necessary. If market or economic conditions change, future impairments may occur.

–	LOANS AND LEASES — Loans are stated at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income. Direct financing leases are reported at the aggregate of lease payments receivable and estimated residual values, net of unearned and deferred income. Interest income is accrued as earned based on unpaid principal balances. Huntington defers the fees it receives from the origination of loans and leases, as well as the direct costs of those activities, and amortizes these fees and costs on a level-yield basis over the estimated lives of the related loans.

Automobile loans and leases include loans secured by automobiles and leases of automobiles that qualify for the direct financing method of accounting. Substantially all of the direct financing leases that qualify for that accounting method do so because the present value of the lease payments and the guaranteed residual value are at least 90% of the cost of the vehicle. Huntington records the residual values of its leases based on estimated future market values of the automobiles as published in the Automotive Lease Guide (ALG), an authoritative industry source. Beginning in October 2000, Huntington purchased residual value insurance for its entire automobile lease portfolio to mitigate the risk of declines in residual values. Residual value insurance provides for the recovery of the vehicle residual value specified by the ALG at the inception of the lease. As a result, the risk associated with market driven declines in used car values is mitigated. Currently, Huntington has three distinct residual value insurance policies in place to address the residual risk in the portfolio. One residual value insurance policy covers all vehicles leased between October 1, 2000 and April 30, 2002, and has an associated total payment cap of $50 million. Any losses above the cap result in additional depreciation expense. A second policy covers all originations from May 2002 through June 2005, and does not have a cap. A third policy, similar in structure to the referenced second policy, went into effect July 1, 2005, and covers all originations for a period of one year. Leases covered by the last two policies qualify for the direct financing method of accounting. Leases covered by the first policy are accounted for using the operating lease method of accounting and are recorded as operating lease assets in Huntington’s consolidated balance sheet.

Residual values on leased automobiles and equipment are evaluated periodically for impairment. Impairment of the residual values of direct financing leases is recognized by writing the leases down to fair value with a charge to other non-interest expense. Residual value losses arise if the market value at the end of the lease term is less than the residual value embedded in the original lease contract. Residual value insurance covers the difference between the recorded residual value and the fair value of the automobile at the end of the lease term as evidenced by ALG Black Book valuations. This insurance, however, does not cover residual losses below ALG Black Book value, which may arise when the automobile has excess wear and tear and/or excess mileage, not reimbursed by the lessee.

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

Commercial and industrial and commercial real estate loans are evaluated for impairment in accordance with the provisions of Statement No. 114, Accounting by Creditors for Impairment of a Loan, as amended. This Statement requires an allowance to be established as a component of the allowance for loan and lease losses when it is probable that all amounts due pursuant to the contractual terms of the loan or lease will not be collected and the recorded investment in the loan or lease exceeds its fair value. Fair value is measured using either the present value of expected future cash flows discounted at the loan’s or lease’s effective interest rate, the observable market price of the loan or lease, or the fair value of the collateral if the loan or lease is collateral dependent.

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

–	SOLD LOANS — Loans that are sold are accounted for in accordance with Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. For loan sales with servicing retained, an asset is also recorded for the right to service the loans sold, based on the relative fair value of the servicing rights.

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

–	ALLOWANCE FOR CREDIT LOSSES — The allowance for credit losses (ACL) reflects Management’s judgment as to the level of the ACL considered appropriate to absorb probable inherent credit losses. This judgment is based on the size and current risk characteristics of the portfolio, a review of individual loans and leases, historical and anticipated loss experience, and a review of individual relationships where applicable. External influences such as general economic conditions, economic conditions in the relevant geographic areas and specific industries, regulatory guidelines, and other factors are also assessed in determining the level of the allowance.

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

The ACL consists of two components, the transaction reserve, which includes a specific reserve in accordance with Statement No. 114, and the economic reserve. Loan and lease losses related to the transaction reserve are recognized and measured pursuant to Statement No. 5, Accounting for Contingencies, and Statement No. 114, while losses related to the economic reserve are recognized and measured pursuant to Statement No. 5. The two components are more fully described below.

       Transaction Reserve

The transaction reserve component of the ACL includes both (a) an estimate of loss based on characteristics of each commercial and consumer loan, lease, or loan commitment in the portfolio and (b) an estimate of loss based on an impairment review of each loan greater than $500,000 that is considered to be impaired.

For middle market commercial and industrial, middle market commercial real estate, and small business loans, the estimate of loss is based on characteristics of each loan through the use of a standardized loan grading system, which is applied on an individual loan level and updated on a continuous basis. The reserve factors applied to these portfolios were developed based on internal credit migration models that track historical movements of loans between loan ratings over time and a combination of long-term average loss experience of the Company’s own portfolio and external industry data.

Management analyzes each middle market commercial and industrial, middle market commercial real estate, or small business loan over $500,000 for impairment when the loan is non-performing or has a grade of substandard or lower. The impairment tests are done in accordance with applicable accounting standards and regulations. For loans determined to be impaired, an estimate of loss is reserved for the amount of the impairment.

In the case of more homogeneous portfolios, such as consumer loans and leases, and residential mortgage loans, the determination of the transaction reserve is conducted at an aggregate, or pooled, level. For such portfolios, the development of the reserve factors includes the use of forecasting models to measure inherent loss in these portfolios.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Models and analyses are updated frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in loss mitigation or credit origination strategies. Adjustments to the reserve factors are made as needed based on observed results of the portfolio analytics.

       Economic Reserve

Changes in the economic environment are a significant judgmental factor Management considers in determining the appropriate level of the ACL. The economic reserve incorporates Management’s determination of the impact on the portfolio of risks associated with the general economic environment. The economic reserve is designed to address economic uncertainties and is determined based on a variety of economic factors that are correlated to the historical performance of the loan portfolio. Because of this more quantitative approach to recognizing risks in the general economy, the economic reserve may fluctuate from period to period.

In an effort to be as quantitative as possible in the ACL calculation, Management developed a revised methodology for calculating the economic reserve portion of the ACL in 2004. The revised methodology is specifically tied to economic indices that have a high correlation to the Company’s historic charge-off variability. The indices currently in the model consists of the U.S. Index of Leading Economic Indicators, U.S. Profits Index, U.S. Unemployment Index, and the University of Michigan Current Consumer Confidence Index. Beginning in 2004, the calculated economic reserve was determined based upon the variability of credit losses over a credit cycle. The indices and time frame may be adjusted as actual portfolio performance changes over time. Management has the capability to judgmentally adjust the calculated economic reserve amount by a maximum of +/- 20% to reflect, among other factors, differences in local versus national economic conditions. This adjustment capability is deemed necessary given the newness of the model and the continuing uncertainty of forecasting economic environment changes.

–	RESELL AND REPURCHASE AGREEMENTS — Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained or is requested to be returned to Huntington as deemed appropriate.

–	GOODWILL AND OTHER INTANGIBLE ASSETS — Under the purchase method of accounting, the net assets of entities acquired by Huntington are recorded at their estimated fair value at the date of acquisition. The excess of cost over the fair value of net assets acquired is recorded as goodwill. Other intangible assets are amortized on a straight-line basis over their estimated useful lives through 2011. Goodwill is not amortized, but is evaluated for impairment on an annual basis at September 30th of each year.

–	MORTGAGE BANKING ACTIVITIES — Loans held for sale include performing 1-to-4 family residential mortgage loans originated for resale and are carried at the lower of cost (net of purchase discounts or premiums and effects of hedge accounting) or fair value as determined on an aggregate basis. Fair value is determined using available secondary market prices for loans with similar coupons, maturities, and credit quality.

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

–	PREMISES AND EQUIPMENT — Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Buildings and building improvements are depreciated over an average of 30 to 40 years and 10 to 20 years, respectively. Land improvements and furniture and fixtures are depreciated over 10 years, while equipment is depreciated over a range of three to seven years. Leasehold improvements are amortized over the lesser of the asset life or term of the related leases. Maintenance and repairs are charged to expense as incurred, while improvements that extend the useful life of an asset are capitalized and depreciated over the remaining useful life.

–	OPERATING LEASE ASSETS — Operating lease assets consist of automobiles leased to consumers and equipment leased to business customers. These assets are reported at cost, including net deferred origination fees or costs, less accumulated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

depreciation. For automobile operating leases, net deferred origination fees or costs include the referral payments Huntington makes to automobile dealers, which are deferred and amortized on a straight-line basis over the life of the lease.

Lease payments are recorded as rental income, a component of operating lease income in non-interest income. Net deferred origination fees or costs are amortized over the life of the lease to operating lease income. Depreciation expense is recorded on a straight-line basis over the term of the lease. Leased assets are depreciated to the estimated residual value at the end of the lease term. Depreciation expense is included in operating lease expense in the non-interest expense section of the consolidated income statement. Impairment of residual values of operating leases is evaluated under Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under that Statement, when the future cash flows from the operating lease, including the expected realizable fair value of the automobile or equipment at the end of the lease, are less than the book value of the lease, an immediate impairment write-down is recognized. Otherwise, reductions in the expected residual value result in additional depreciation of the leased asset over the remaining term of the lease. Upon disposition, a gain or loss is recorded for any difference between the net book value of the lease and the proceeds from the disposition of the asset, including any insurance proceeds.

On a quarterly basis, Management evaluates the amount of residual value losses that it anticipates will result from the estimated fair value of a leased vehicle being less than the residual value inherent in the lease. Also as part of its quarterly analysis, Management evaluates automobile leases individually for impairment. Fair value includes estimated net proceeds from the sale of the leased vehicle plus expected residual value insurance proceeds and amounts expected to be collected from the lessee for excess mileage and other items that are billable under terms of the lease contract. When estimating the amount of expected insurance proceeds, Management takes into consideration policy caps that exist in one of its residual value insurance policies and whether it expects aggregate claims under such policies to exceed the cap. Residual value losses exceeding any insurance policy cap are reflected in higher depreciation expense over the remaining life of the affected automobile lease.

Credit losses, included in operating lease expense, occur when a lease is terminated early because the lessee cannot make the required lease payments. These credit-generated terminations result in Huntington taking possession of the automobile earlier than expected. When this occurs, the market value of the automobile may be less than Huntington’s book value, resulting in a loss upon sale. Rental income payments accrued, but not received, are written off when they reach 120 days past due and at that time, the asset is evaluated for impairment.

–	BANK OWNED LIFE INSURANCE — Huntington’s bank owned life insurance policies are carried at their cash surrender value. Huntington recognizes tax-free income from the periodic increases in the cash surrender value of these policies and from death benefits.

–	DERIVATIVE FINANCIAL INSTRUMENTS — Derivative financial instruments, primarily interest rate swaps, are accounted for in accordance with Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This Statement requires every derivative instrument to be recorded in the consolidated balance sheet as either an asset or liability measured at its fair value and Huntington to formally document, designate, and assess the effectiveness of transactions for which hedge accounting is applied. Depending on the nature of the hedge and the extent to which it is effective, the changes in fair value of the derivative recorded through earnings will either be offset against the change in the fair value of the hedged item in earnings, or recorded in other comprehensive income and subsequently recognized in earnings in the period the hedged item affects earnings. The portion of a hedge that is ineffective and all changes in the fair value of derivatives not designated as hedges, referred to as trading instruments, are recognized immediately in earnings. Deferred gains or losses from derivatives that are terminated are amortized over the shorter of the original remaining term of the derivative or the remaining life of the underlying asset or liability. Trading instruments are carried at fair value with changes in fair value included in other non-interest income. Trading instruments are executed primarily with Huntington’s customers to fulfill their needs. Derivative instruments used for trading purposes include interest rate swaps, including callable swaps, interest rate caps and floors, and interest rate and foreign exchange futures, forwards, and options.

–	ADVERTISING COSTS — Advertising costs are expensed as incurred as a marketing expense, a component of non-interest expense.

–	INCOME TAXES — Income taxes are accounted for under the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future book and tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are determined using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income at the time of enactment of such change in tax rates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

–	TREASURY STOCK — Acquisitions of treasury stock are recorded at cost. The reissuance of shares in treasury for acquisitions, stock option exercises, or for other corporate purposes, is recorded at weighted-average cost.

–	STOCK-BASED COMPENSATION — Huntington’s stock-based compensation plans are accounted for based on the intrinsic value method promulgated by Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, and related interpretations. Compensation expense for employee stock options is generally not recognized if the exercise price of the option equals or exceeds the fair value of the stock on the date of grant.

The following pro forma disclosures for net income and earnings per diluted common share is presented as if Huntington had applied the fair value method of accounting of Statement No. 123, Accounting for Stock-Based Compensation, in measuring compensation costs for stock options. The fair values of the stock options granted are estimated using the Black-Scholes option-pricing model. This model assumes that the estimated fair value of the options is amortized over the options’ vesting periods and the compensation costs would be included in personnel costs in the consolidated income statement. The following table also includes the weighted-average assumptions that were used in the option-pricing model for options granted in each of the last three years:

	Year Ended December 31,

(in millions of dollars, except per share amounts)	2005	2004	2003

Assumptions
Risk-free interest rate	4.07%	3.78%	4.45%
Expected dividend yield	3.34	3.20	3.11
Expected volatility of Huntington’s common stock	26.3	30.9	33.8
Expected option term (years)	6.0	6.0	6.0

Pro forma results
Net income, as reported	$412.1	$398.9	$372.4
Less pro forma expense related to options granted	(11.9)	(14.4)	(10.9)

Pro forma net income	$400.2	$384.5	$361.5

Net income per common share:
Basic, as reported	$1.79	$1.74	$1.62
Basic, pro forma	1.74	1.67	1.58
Diluted, as reported	1.77	1.71	1.61
Diluted, pro forma	1.71	1.64	1.56

–	SEGMENT RESULTS — Accounting policies for the lines of business are the same as those used in the preparation of the consolidated financial statements with respect to activities specifically attributable to each business line. However, the preparation of business line results requires management to establish methodologies to allocate funding costs and benefits, expenses, and other financial elements to each line of business. Changes are made in these methodologies utilized for certain balance sheet and income statement allocations performed by Huntington’s management reporting system, as appropriate. In 2005, the Capital Markets Group was removed from the Treasury/Other segment and combined with the Private Financial Group to form the Private Financial and Capital Markets Group segment. Since the Capital Markets Group is now managed through the Private Financial Group, combining these two segments better reflects the management accountability and decision making structure. Prior periods reflect this change.

–	STATEMENT OF CASH FLOWS — Cash and cash equivalents are defined as “Cash and due from banks” and “Federal funds sold and securities purchased under resale agreements.”

2. NEW ACCOUNTING STANDARDS

–	FASB INTERPRETATION NO. 47, Accounting for Conditional Asset Retirement Obligations (FIN 47) — In March 2005, the FASB issued FIN 47, which clarifies the term “conditional asset retirement obligation” as used in Statement No. 143, Accounting for Asset Retirement Obligations. FIN 47 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The impact of adopting the provisions of FIN 47 in the fourth quarter of 2005 was not material.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

–	FINANCIAL ACCOUNTING STANDARDS BOARD (FASB) STATEMENT NO. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3 (Statement No. 154) — In May 2005, the FASB issued Statement 154, which replaces APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. Statement 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Statement 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of this new pronouncement is not expected to be material to Huntington’s financial condition, results of operations, or cash flows.

–	STATEMENT NO. 123 (REVISED 2004), Share-Based Payment (STATEMENT NO. 123R) — Statement 123R was issued in December 2004, requiring that the compensation cost relating to share-based payment transactions be recognized in the financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123R replaces Statement No. 123, Accounting for Stock-Based Compensation (Statement 123), and supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in APB 25, as long as the footnotes to financial statements disclosed pro forma net income under the preferable fair-value-based method. Effective January 1, 2006, Huntington has adopted Statement 123R. The impact of adoption to Huntington’s results of operations is similar to the pro forma disclosures presented in Note 1. (See Note 1 for the current accounting policy on share-based payments and Note 17 for the share-based payment disclosures).

–	STAFF ACCOUNTING BULLETIN NO. 107, Share Based Payments (SAB 107) — On March 29, 2005, the SEC issued SAB 107 to provide public companies additional guidance in applying the provisions of Statement No. 123R. Among other things, SAB 107 describes the SEC staff’s expectations in determining the assumptions that underlie the fair value estimates and discusses the interaction of Statement 123R with certain existing SEC guidance. Huntington has adopted the provisions of SAB 107 in conjunction with the adoption of Statement 123R beginning January 1, 2006.

–	PROPOSED INTERPRETATION OF STATEMENT NO. 109, Accounting for Uncertain Tax Positions — In July 2005, the FASB issued an exposure draft of a proposed interpretation on accounting for uncertain tax positions under Statement No. 109, Accounting for Income Taxes. The exposure draft contains proposed guidance on the recognition and measurement of uncertain tax positions. If adopted as proposed, the Company would be required to recognize, in its financial statements, the best estimate of the impact of a tax position, only if that tax position is probable of being sustained on audit based solely on the technical merits of the position. The proposed effective date for the interpretation was originally scheduled for December 31, 2005, with a cumulative effect of a change in accounting principle to be recorded upon the initial adoption. In January 2006, FASB decided to make forthcoming rules on certain tax positions effective in 2007. FASB also moved to a view that such recognition should be changed from the tax position being “probable of being sustained on audit based solely on the technical merits of the position” to a less stringent benchmark of “more likely than not” that the position would be sustained on audit or final resolution through legal action or settlement. FASB expects to publish the planned rules on uncertain tax positions in March or April of 2006. Huntington is currently evaluating the impact this proposed interpretation will have on its consolidated financial statements.

–	PROPOSED FASB AMENDMENT TO STATEMENT NO. 140, Servicing Rights — In August 2005, the FASB issued an exposure draft, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140. This exposure draft would amend Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and would require that all separately recognized servicing rights be initially measured at fair value, if practicable. For each class of separately recognized servicing assets and liabilities, this exposure draft would permit Huntington to choose either to report servicing assets and liabilities at fair value or at amortized cost. Under the fair value approach, servicing assets and liabilities will be recorded at fair value at each reporting date with changes in fair value recorded in earnings in the period in which the changes occur. Under the amortized cost method, servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are assessed for impairment based on fair value at each reporting date. The statement would be effective for fiscal years beginning after September 15, 2006, and allows early adoption as of the beginning of a fiscal year for which the entity has not previously issued interim financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

3. INVESTMENT SECURITIES

Investment securities at December 31 were as follows:

		Unrealized

(in thousands of dollars)	Amortized Cost	Gross Gains	Gross Losses	Fair Value

2005
U.S. Treasury	$24,199	$131	$(655)	$23,675
Federal agencies
Mortgage-backed securities	1,309,598	680	(31,256)	1,279,022
Other agencies	349,385	115	(13,034)	336,466

Total Federal agencies	1,658,983	795	(44,290)	1,615,488
Asset-backed securities	1,788,694	4,990	(4,904)	1,788,780
Municipal securities	544,781	5,003	(4,934)	544,850
Private label CMO	402,959	171	(9,561)	393,569
Other securities	159,522	751	(115)	160,158

Total investment securities	$4,579,138	$11,841	$(64,459)	$4,526,520

		Unrealized

(in thousands of dollars)	Amortized Cost	Gross Gains	Gross Losses	Fair Value

2004
U.S. Treasury	$24,987	$362	$(213)	$25,136
Federal agencies
Mortgage-backed securities	985,846	177	(12,507)	973,516
Other agencies	986,954	1,193	(15,901)	972,246

Total Federal agencies	1,972,800	1,370	(28,408)	1,945,762
Asset-backed securities	1,198,296	2,690	(1,004)	1,199,982
Municipal securities	410,614	7,404	(1,794)	416,224
Private label CMO	462,394	866	(5,233)	458,027
Other securities	189,513	4,962	(661)	193,814

Total investment securities	$4,258,604	$17,654	$(37,313)	$4,238,945

There were no securities classified as held to maturity at December 31, 2005. Included in investment securities at December 31, 2004, were $2.0 million of municipal securities classified as held to maturity. These securities were accounted for at their historical cost. In the first quarter of 2005, Huntington sold $1.5 million of the securities classified as held to maturity and transferred the remaining securities to available for sale. At the time of the transfer, a nominal unrealized gain on the transferred securities was recognized in other comprehensive income.

Other securities include Federal Home Loan Bank and Federal Reserve Bank stock, corporate debt and marketable equity securities.

Contractual maturities of investment securities as of December 31 were:

	2005		2004

(in thousands of dollars)	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Under 1 year	$1,765	$1,765	$8,597	$8,653
1-5 years	394,254	382,549	610,189	606,140
6-10 years	199,670	196,154	584,619	575,399
Over 10 years	3,838,730	3,800,751	2,964,917	2,957,796
Non-marketable equity securities	89,661	89,661	84,756	84,756
Marketable equity securities	55,058	55,640	5,526	6,201

Total investment securities	$4,579,138	$4,526,520	$4,258,604	$4,238,945

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

At December 31, 2005, the carrying value of investment securities pledged to secure public and trust deposits, trading account liabilities, U.S. Treasury demand notes, and security repurchase agreements totaled $1.4 billion. There were no securities of a single issuer, which are not governmental or government-sponsored, that exceeded 10% of shareholders’ equity at December 31, 2005.

The following table provides the gross unrealized losses and fair value of temporarily impaired securities, aggregated by investment category and length of time the individual securities have been in a continuous loss position, at December 31, 2005.

	Less than 12 Months		Over 12 Months		Total

		Unrealized		Unrealized		Unrealized
(in thousands of dollars)	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. Treasury	$—	$—	$19,857	$(655)	$19,857	$(655)
Federal agencies
Mortgage-backed securities	658,407	(13,536)	431,877	(17,720)	1,090,284	(31,256)
Other agencies	—	—	334,051	(13,034)	334,051	(13,034)

Total Federal agencies	658,407	(13,536)	765,928	(30,754)	1,424,335	(44,290)
Asset-backed securities	725,215	(4,739)	87,379	(165)	812,594	(4,904)
Municipal securities	214,634	(2,976)	51,334	(1,958)	265,968	(4,934)
Private label CMO	42,501	(750)	336,309	(8,811)	378,810	(9,561)
Other securities	3,219	(32)	2,540	(83)	5,759	(115)

Total temporarily impaired securities	$1,643,976	$(22,033)	$1,263,347	$(42,426)	$2,907,323	$(64,459)

As of December 31, 2005, Management has evaluated these investment securities with unrealized losses and all non-marketable securities for impairment. The unrealized losses were caused by interest rate increases. The contractual terms and/or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington has the intent and ability to hold these investment securities until the fair value is recovered, which may be maturity, and therefore, does not consider them to be other-than-temporarily impaired at December 31, 2005.

In 2004, Management determined that $11.0 million of equity securities, with unrealized losses of $0.9 million were other-than-temporarily impaired. Consequently, Huntington recognized the unrealized losses in 2004 as non-interest income. There were no other-than-temporary impairments of any securities recognized in 2005 or 2003.

Gross gains from sales of securities of $8.5 million, $34.7 million, and $14.5 million, were realized in 2005, 2004, and 2003, respectively. Gross losses totaled $16.6 million in 2005, $19.0 million in 2004, and $9.2 million in 2003.

4. LOANS AND LEASES

At December 31, 2005, $2.4 billion of commercial and industrial loans were pledged to secure potential discount window borrowings from the Federal Reserve Bank. At this same date, $4.2 billion of real estate qualifying loans were pledged to secure advances from the Federal Home Loan Bank. Real estate qualifying loans are comprised of residential mortgage loans secured by first and second liens.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Huntington’s loan and lease portfolio includes lease financing receivables consisting of direct financing leases on equipment, which are included in commercial and industrial loans, and on automobiles. Net investment in lease financing receivables by category at December 31 were as follows:

	At December 31,

(in thousands of dollars)	2005	2004

Commercial and industrial
Lease payments receivable	$486,488	$389,177
Estimated residual value of leased assets	39,570	37,704

Gross investment in commercial lease financing receivables	526,058	426,881
Deferred origination fees and costs	3,125	1,980
Unearned income	(58,476)	(39,414)

Total net investment in commercial lease financing receivables	$470,707	$389,447

Consumer
Lease payments receivable	$1,209,088	$1,453,909
Estimated residual value of leased assets	1,296,303	1,258,160

Gross investment in consumer lease financing receivables	2,505,391	2,712,069
Deferred origination fees and costs	(565)	(2,130)
Unearned income	(215,811)	(266,484)

Total net investment in consumer lease financing receivables	$2,289,015	$2,443,455

The future lease rental payments due from customers on direct financing leases at December 31, 2005, totaled $1.2 billion and were as follows: $0.5 billion in 2006; $0.4 billion in 2007; $0.2 billion in 2008; $0.1 billion in 2009, and less than $0.1 billion thereafter. Included in the estimated residual value of leased consumer assets was a valuation reserve of $5.1 million and $4.2 million at December 31, 2005 and 2004, respectively, for expected residual value impairment not covered by residual value insurance.

RELATED PARTY TRANSACTIONS

Huntington has made loans to its officers, directors, and their associates. These loans were made in the ordinary course of business under normal credit terms, including interest rate and collateralization, and do not represent more than the normal risk of collection. These loans to related parties for the year ended December 31 are summarized as follows:

(in thousands of dollars)	2005

Balance, beginning of year	$89,177
Loans made	219,728
Repayments	(231,814)
Changes due to status of executive officers and directors	(603)

Balance, end of year	$76,488

NON-PERFORMING ASSETS AND PAST DUE LOANS

At December 31, 2005 and 2004, loans in non-accrual status and loans past due 90 days or more and still accruing interest, were as follows:

	At December 31,

(in thousands of dollars)	2005	2004

Commercial and industrial	$55,273	$34,692
Commercial real estate	18,309	8,670
Residential mortgage	17,613	13,545
Home equity	10,720	7,055

Total non-performing loans	101,915	63,962
Other real estate, net	15,240	44,606

Total non-performing assets	$117,155	$108,568

Accruing loans past due 90 days or more	$56,138	$54,283

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

The amount of interest that would have been recorded under the original terms for total loans classified as non-accrual or renegotiated was $7.7 million for 2005, $3.3 million for 2004, and $6.3 million for 2003. Amounts actually collected and recorded as interest income for these loans totaled $1.9 million, $1.9 million, and $3.0 million for 2005, 2004, and 2003, respectively.

5. LOAN SALES AND SECURITIZATIONS

AUTOMOBILE LOANS

Huntington sold $0.4 billion, $1.5 billion and $2.1 billion of automobile loans in 2005, 2004 and 2003, respectively. Pre-tax gains from the sales of automobile loans totaled $1.2 million, $14.2 million and $40.0 million in 2005, 2004 and 2003, respectively.

During 2005, Huntington used the following assumptions to measure fair value of retained servicing rights at the time of the sale: estimated servicing income of 0.55%, requires adequate compensation for servicing of approximately 0.62%, receives other ancillary fees of approximately 0.33%, applies a discount rate of 10% and receives an estimated return on payments prior to remittance to investors. The servicing asset is then amortized against servicing income. Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows. The primary risk characteristic for measuring servicing assets is payoff rates of the underlying loan pools. Valuation calculations rely heavily on the predicted payoff assumption, and if actual payoff is quicker than expected, then future value would be impaired. Other impairment concerns would be changes to the other assumptions mentioned above.

Changes in the carrying value of automobile loan servicing rights for the three years ended December 31, 2005, and the fair value at the end of each period were as follows:

	Year Ended December 31,

(in thousands of dollars)	2005	2004	2003

Carrying value, beginning of year	$20,286	$17,662	$12,676
New servicing assets	2,113	16,249	25,106
Amortization	(11,528)	(13,625)	(8,434)
Impairment charges	(66)	—	—
Adoption of FIN 46	—	—	(11,686)

Carrying value, end of year	$10,805	$20,286	$17,662

Fair value, end of year	$11,658	$21,361	$18,501

Huntington has retained servicing responsibilities and receives annual servicing fees from 0.55% to 1.00% of the outstanding loan balances. Servicing income, net of amortization of capitalized servicing assets, included in other non-interest income amounted to $12.5 million in 2005, $10.1 million in 2004, and $4.3 million in 2003. The unpaid principal balance of automobile loans serviced for third parties was $1.7 billion, $2.3 billion, and $1.8 billion at December 31, 2005, 2004, and 2003, respectively.

There were no automobile loan securitizations in 2005 or 2004. As a result of adopting FIN 46 (subsequently amended as FIN 46R) in the third quarter of 2003, one of the securitization trusts sponsored by Huntington was consolidated. The impact of this consolidation was to reduce the outstanding automobile loans serviced by $1.0 billion, reduce the retained interest asset by $142.3 million, and reduce the servicing asset by $11.7 million. In the second quarter of 2004, Huntington repurchased all the outstanding loans of an unconsolidated trust for $23.9 million, resulting in a $1.5 million pre-tax gain. There were no impairment charges related to Huntington’s retained interest in automobile loans during 2004 and 2003.

RESIDENTIAL MORTGAGE LOANS

There were no sales of residential mortgage loans held for investment in 2005 and 2003. During 2004, Huntington sold $199.8 million of residential mortgage loans held for investment, resulting in a net pre-tax gain of $0.5 million. Huntington also exchanged for federal agency mortgage-backed securities $15.1 million, $115.9 million and $354.2 million of residential mortgage loans in 2005, 2004 and 2003, respectively, and retained all of the resulting securities. Accordingly, these amounts were reclassified from loans to investment securities.

A mortgage servicing right (MSR) is established only when the loans are sold or when servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. The initial carrying value of the asset is established based on its relative fair value at the time of sale using assumptions that are consistent with assumptions used at the time to estimate the fair value of the total MSR portfolio. All servicing rights are subsequently carried at the lower of the initial carrying value, adjusted for amortization, or fair value, and are included in other assets. From time to time, loans may be sold with recourse. This recourse may be for a limited period of time or for the life of the loan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

The unpaid principal balance of residential mortgage loans serviced for third parties was $7.3 billion, $6.9 billion, and $6.4 billion at December 31, 2005, 2004, and 2003, respectively.

A summary of loans serviced at December 31, 2005 and for the year ended, were as follows:

		Year Ended
(in millions of dollars)	At December 31, 2005	December 31, 2005

	Principal Balance	Average Balance

Loans serviced for others	$ 7,276	$ 7,013
Loans held in portfolio and held for sale	4,306	4,227

Loans serviced	$11,582	$11,240

Changes in the carrying value of mortgage servicing rights and the associated valuation allowance for the three years ended December 31, 2005, and the fair value at the end of each period were as follows:

	Year Ended December 31,

(in thousands of dollars)	2005	2004	2003

Balance, beginning of year	$77,107	$71,087	$29,271
New servicing assets	28,260	23,738	52,896
Amortization	(18,359)	(19,019)	(25,966)
Impairment recovery	4,371	1,378	14,957
Sales	(120)	(77)	(71)

Balance, end of year	$91,259	$77,107	$71,087

Fair value, end of year	$109,560	$84,084	$74,684

Servicing rights are evaluated quarterly for impairment based on the fair value of those rights, using a disaggregated approach. The fair value of the servicing rights is determined by estimating the present value of future net cash flows, taking into consideration market loan prepayment speeds, discount rates, servicing costs, and other economic factors. Seven risk tranches are used in the evaluation of mortgage servicing rights for impairment: three tranches for servicing rights on 30-year fixed-rate mortgage loans (based on interest rate bands of below 6.00%; 6.00% up to 6.99%; and 7.00% and above), three tranches for servicing rights on 15-year fixed-rate mortgage loans (based on interest rate bands of below 5.50%; 5.50% up to 6.49%; and 6.50% and above), and one tranche encompassing balloon and adjustable rate mortgages. Huntington began using the expanded interest rate bands in the fourth quarter of 2003. Temporary impairment is recognized in a valuation allowance against the mortgage servicing rights. Huntington also analyzes its mortgage servicing rights periodically for other-than-temporary impairment. Other-than-temporary impairment is recognized as a direct reduction of the carrying value of the mortgage servicing right and cannot be recovered. No other-than-temporary impairment was recognized in the three years ended December 31, 2005. Servicing rights are amortized over the period of, and in proportion to, the estimated future net servicing revenue. Amortization is recorded as a reduction of mortgage banking income, which is reflected in non-interest income in Huntington’s consolidated income statement.

Changes in the impairment allowance for mortgage servicing rights for the three years ended December 31, 2005, were as follows:

	Year Ending December 31,

(in thousands of dollars)	2005	2004	2003

Balance, beginning of year	$(4,775)	$(6,153)	$(21,110)
Impairment charges	(15,814)	(18,110)	(10,713)
Impairment recovery	20,185	19,488	25,670

Balance, end of year	$(404)	$(4,775)	$(6,153)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

At December 31, 2005, the fair value, assumptions and the sensitivity of the current fair value of Huntington’s mortgage servicing rights to immediate 10% and 20% adverse changes in those assumptions were:

		Decline in fair
		value due to

		10%	20%
		adverse	adverse
(in thousands of dollars)	Actual	change	change

Constant pre-payment rate	12.76%	$(4,900)	$(9,500)
Discount rate	9.42	(3,900)	(7,600)

Caution should be used when reading these sensitivities as a change in an individual assumption and its impact on fair value is shown independent of changes in other assumptions. Economic factors are dynamic and may counteract or magnify sensitivities.

6. ALLOWANCES FOR CREDIT LOSSES (ACL)

The Company maintains two reserves, both of which are available to absorb possible credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total allowances for credit losses (ACL). During 2005, the economic reserve associated with unfunded loan commitments was transferred from the ALLL to the AULC. This transfer had no impact on net income. A summary of the transactions in the allowances for credit losses and details regarding impaired loans and leases follows for the three years ended December 31:

	Year Ended December 31,

(in thousands of dollars)	2005	2004	2003

Allowance for loan and leases losses, beginning of year (ALLL)	$271,211	$299,732	$300,503
Loan and lease losses	(115,848)	(126,115)	(201,534)
Recoveries of loans previously charged off	35,791	47,580	39,725

Net loan and lease losses	(80,057)	(78,535)	(161,809)

Provision for loan and lease losses	83,782	57,397	164,616
Economic reserve transfer	(6,253)	—	—
Allowance for assets sold and securitized(1)	(336)	(7,383)	(3,578)

Allowance for loan and lease losses, end of year	$268,347	$271,211	$299,732

Allowance for unfunded loan commitments and letters of credit, beginning of year (AULC)	$33,187	$35,522	$36,145
Provision for unfunded loan commitments and letters of credit losses	(2,483)	(2,335)	(623)
Economic reserve transfer	6,253	—	—

Allowance for unfunded loan commitments and letters of credit, end of year	$36,957	$33,187	$35,522

Total allowances for credit losses (ACL)	$305,304	$304,398	$335,254

Recorded balance of impaired loans, at end of year(2) :
With specific reserves assigned to the loan and lease balances	$41,525	$51,875	$54,853
With no specific reserves assigned to the loan and lease balances	14,032	29,296	—

Total	$55,557	$81,171	$54,853

Average balance of impaired loans for the year(2)	$29,441	$54,445	$33,970
Allowance for loan and lease losses on impaired loans(2)	14,526	23,447	26,249

(1)	In conjunction with the automobile loan sales and securitizations in 2005, 2004, and 2003, an allowance for loan and lease losses attributable to the associated loans sold was included as a component of the loan’s carrying value upon their sale.

(2)	Includes impaired commercial and industrial loans and commercial real estate loans with outstanding balances greater than $500,000. A loan is impaired when it is probable that Huntington will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are included in non-performing assets. The amount of interest recognized in 2005 and 2004 on impaired loans while they were considered impaired was less than $0.1 million and $1.1 million, respectively. There was no interest recognized in 2003 on impaired loans while they were considered impaired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

There is a potential for loan products to contain contractual terms that give rise to a concentration of credit risk that may increase a lending institution’s exposure to risk of nonpayment or realization. Examples of these contractual terms include loans that permit negative amortization, a loan-to-value of greater than 100%, and option adjustable-rate mortgages. Huntington does not offer mortgage loan products that contain these terms. Huntington does offer a home equity loan product that is interest only with an introductory rate that is below the market interest rate for the initial period of the loan term and increases when that period ends. Home equity loans totaled $4.6 billion, or 19%, of total loans at December 31, 2005 and 2004. From a credit risk perspective, 87% of the home equity loans had a loan to value ratio of less than 90% at December 31, 2005. The charge-off policy for home equity loans is described in Note 1.

7. OPERATING LEASE ASSETS

For periods before May 2002, Huntington purchased vehicles, primarily automobiles, for lease to consumers under operating lease arrangements. Starting in 2004, Huntington also began purchasing equipment for lease to customers under similar operating lease arrangements. These operating lease arrangements required the lessee to make a fixed monthly rental payment over a specified lease term, typically from 36 to 66 months. The vehicles and equipment, net of accumulated depreciation, are recorded as operating lease assets in the consolidated balance sheet. Rental income is earned by Huntington on the operating lease assets and reported as non-interest income. The assets are depreciated over the term of the lease to the estimated fair value at the end of the lease. The depreciation of these assets is reported as a component of non-interest expense. At the end of the lease, the asset is either purchased by the lessee or returned to Huntington. The following is a summary of operating lease assets at December 31:

	At December 31,

(in thousands of dollars)	2005	2004

Cost of operating lease assets (including residual values of $159,070 and $406,965, respectively)	$506,445	$1,173,616
Deferred origination fees and costs	(272)	(1,138)
Accumulated depreciation	(277,096)	(585,168)

Total	$229,077	$587,310

The future lease rental payments due from customers on operating lease assets at December 31, 2005, totaled $101.5 million and are due as follows: $63.8 million in 2006; $17.6 million in 2007; $7.4 million in 2008; $5.6 million in 2009, $3.3 million in 2010, and $3.4 million thereafter. Depreciation expense for each of the years ended December 31, 2005, 2004, and 2003 was $99.3 million, $216.4 million, and $350.6 million, respectively.

8. PREMISES AND EQUIPMENT

At December 31, premises and equipment stated at cost were comprised of the following:

	At December 31,

(in thousands of dollars)	2005	2004

Land and land improvements	$67,787	$63,406
Buildings	246,745	237,071
Leasehold improvements	149,466	142,764
Equipment	477,192	467,674

Total premises and equipment	941,190	910,915
Less accumulated depreciation and amortization	(580,513)	(555,800)

Net premises and equipment	$360,677	$355,115

Depreciation and amortization charged to expense and rental income credited to occupancy expense for the three years ended December 31, 2005 were:

	Year Ended December 31,

(in thousands of dollars)	2005	2004	2003

Total depreciation and amortization of premises and equipment	$50,355	$50,097	$46,746
Rental income credited to occupancy expense	11,010	13,081	14,837

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

9. GOODWILL AND OTHER INTANGIBLE ASSETS

At December 31, goodwill and other intangible assets, net of accumulated amortization, were comprised of:

	At December 31,

(in thousands of dollars)	2005	2004

Goodwill	$212,530	$210,155
Other intangibles	4,956	5,652

Balance, end of period	$217,486	$215,807

At December 31, 2005, none of Huntington’s goodwill is deductible for tax purposes. Goodwill and other intangible assets, net of accumulated amortization, and related activity, by segment, for the years ended December 31, 2005 and 2004, were as follows:

	Regional	Dealer		Treasury/	Huntington
(in thousands of dollars)	Banking	Sales	PFCMG	Other	Consolidated

Balance, January 1, 2004	$197,593	—	$12,947	$6,469	$217,009
Amortization	—	—	—	(817)	(817)
Adjustments	—	—	(385)	—	(385)

Balance, December 31, 2004	197,593	—	12,562	5,652	215,807
Additions	2,378	—	130	—	2,508
Amortization	—	—	(13)	(816)	(829)

Balance, December 31, 2005	$199,971	$—	$12,679	$4,836	$217,486

During 2005 Huntington purchased certain trust relationships for $0.1 million. Also included in 2005 is $2.4 million primarily relating to the finalization of the settlement of a purchase price contingency of the LeaseNet acquisition in 2002.

The $0.4 million adjustment in 2004 relates to goodwill recorded as part of the Haberer Registered Investment Advisor, Inc. acquisition in 2002. No impairment of goodwill was required in accordance with Statement No. 142 in 2005, 2004 or 2003. For the years 2006 through 2010, amortization expense associated with the other intangibles is expected to be $0.8 million each year.

10. SHORT-TERM BORROWINGS

At December 31, short-term borrowings were comprised of the following:

	At December 31,

(in thousands of dollars)	2005	2004

Federal funds purchased	$931,097	$30,620
Securities sold under agreements to repurchase	888,985	1,093,247
Commercial paper	2,480	1,928
Other borrowings	66,698	81,438

Total short-term borrowings	$1,889,260	$1,207,233

Other borrowings consist of borrowings from the U.S. Treasury, funds held as collateral from swap counterparties, and other notes payable.

Information concerning securities sold under agreements to repurchase for the years ended December 31 is summarized as follows:

	Year Ended December 31,

(in thousands of dollars)	2005	2004

Average balance during the year	$1,125,159	$1,410,174
Average interest rate during the year	2.17%	0.93%
Maximum month-end balance during the year	$1,356,733	$1,500,267

Commercial paper is issued by Huntington Bancshares Financial Corporation, a non-bank subsidiary, with principal and interest guaranteed by the parent company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

11. FEDERAL HOME LOAN BANK ADVANCES

Huntington’s long-term advances from the Federal Home Loan Bank had weighted average interest rates of 4.37% and 2.32% at December 31, 2005 and 2004, respectively. These advances, which predominantly had variable interest rates, were collateralized by qualifying real estate loans. As of December 31, 2005 and 2004, Huntington’s maximum borrowing capacity was $1.7 billion and $1.5 billion, respectively. The advances outstanding at December 31, 2005 of $1.2 billion mature as follows: $0.2 billion in 2006; $0.6 billion in 2007; $0.4 billion in 2008; and less than $0.1 billion thereafter. The terms of advances include various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 2005, Huntington was in compliance with all such covenants.

12. SUBORDINATED NOTES

At December 31, Huntington’s subordinated notes consisted of the following:

	At December 31,

(in thousands of dollars)	2005	2004

Parent company:
4.94% junior subordinated debentures due 2027(1)	$206,186	$206,186
5.12% junior subordinated debentures due 2028(2)	103,093	103,093
The Huntington National Bank:
8.00% subordinated notes due 2010	158,620	160,692
4.90% subordinated notes due 2014	193,361	199,136
6.60% subordinated notes due 2018	214,277	219,505
5.375% subordinated notes due 2019	147,834	151,181

Total subordinated notes	$1,023,371	$1,039,793

(1)	Variable effective rate at December 31, 2005, based on three month LIBOR + 0.70.

(2)	Variable effective rate at December 31, 2005, based on three month LIBOR + 0.625.

The weighted-average interest rate for subordinated notes was 5.84% and 5.16% at December 31, 2005 and 2004, respectively.

Amounts above are reported net of unamortized discounts and include values related to hedging with derivative financial instruments. The derivative instruments, principally interest rate swaps, are used to match the funding rates on certain assets by hedging the cash flow variability associated with certain variable-rate debt by converting the debt to fixed-rate and hedging the fair values of certain fixed-rate debt by converting the debt to a variable rate. See Note 21 for more information regarding such financial instruments. All principal is due upon maturity of the note as described in the table above.

13. OTHER LONG-TERM DEBT

At December 31, Huntington’s other long-term debt consisted of the following:

	At December 31,

(in thousands of dollars)	2005	2004

The Huntington National Bank	$1,576,033	$3,006,004
Parent company (matured in December 2005)	—	100,000
4.69% Securitization trust note payable due 2012(1)	792,386	860,000
7.88% Class C preferred securities of REIT subsidiary, no maturity	50,000	50,000

Total other long-term debt	$2,418,419	$4,016,004

(1)	Variable effective rate at December 31, 2005, based on one month LIBOR + 0.33.

Amounts above include values related to hedging with derivative financial instruments. The derivative instruments, principally interest rate swaps, are used to match the funding rates on certain assets by hedging the cash flow variability associated with certain variable-rate debt by converting the debt to fixed-rate and hedging the fair values of certain fixed-rate debt by converting the debt to a variable rate. See Note 21 for more information regarding such financial instruments.

The weighted-average interest rate for other long-term debt was 4.34% and 2.86% at December 31, 2005 and 2004, respectively. At December 31, 2005, Huntington’s other long-term debt included $50 million of secured borrowings, which had a variable rate of 4.13% based, in part, on three-month LIBOR. The secured borrowings matured in January 2006.

The securitization trust note payable is collateralized by $855 million in automobile loans held in the automobile trust. The terms of the other long-term debt obligations contain various restrictive covenants including limitations on the acquisition of additional

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 2005, Huntington was in compliance with all such covenants.

Other long-term debt maturities for the next five years are as follows: $0.8 billion in 2006; $0.1 billion in 2007; $0.2 billion in 2008; $0.2 billion in 2009; $0.3 billion in 2010; and $0.8 billion in 2011 and thereafter. These maturities are based upon the par values of long-term debt.

14. OTHER COMPREHENSIVE INCOME

The components of Huntington’s other comprehensive income in each of the three years ended December 31 were as follows:

	Year Ended December 31,

(in thousands of dollars)	2005	2004	2003

Unrealized losses on investment securities arising during the year:
Unrealized net losses	$(41,014)	$(18,555)	$(67,520)
Related tax benefit	14,445	6,689	23,511

Net	(26,569)	(11,866)	(44,009)

Less: Reclassification of net realized losses (gains) from sales of investment securities during the year:
Realized net losses (gains)	8,055	(15,763)	(5,258)
Related tax (benefit) expense	(2,819)	5,517	1,840

Net	5,236	(10,246)	(3,418)

Total unrealized losses on investment securities arising during the year, net of reclassification of net realized losses (gains)	(21,333)	(22,112)	(47,427)

Unrealized gains (losses) on cash flow hedging derivatives arising during the year:
Unrealized net gains (losses)	16,852	14,914	(17,048)
Related tax (expense) benefit	(5,898)	(5,220)	5,967

Net	10,954	9,694	(11,081)

Minimum pension liability adjustment:
Unrealized net loss	(1,248)	(1,789)	(1,714)
Related tax benefit	437	626	600

Net	(811)	(1,163)	(1,114)

Total other comprehensive loss	$(11,190)	$(13,581)	$(59,622)

Activity in accumulated other comprehensive income for the three years ended December 31, 2005 was as follows:

		Unrealized gains
	Unrealized gains	and losses on	Minimum
	and losses on	cash flow hedging	pension
(in thousands of dollars)	investment securities	derivatives	liability	Total

Balance, January 1, 2003	$56,856	$5,639	$(195)	$62,300
Current period change	(47,427)	(11,081)	(1,114)	(59,622)

Balance, December 31, 2003	9,429	(5,442)	(1,309)	2,678
Current period change	(22,112)	9,694	(1,163)	(13,581)

Balance, December 31, 2004	(12,683)	4,252	(2,472)	(10,903)
Current period change	(21,333)	10,954	(811)	(11,190)

Balance, December 31, 2005	$(34,016)	$15,206	$(3,283)	$(22,093)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

15. SHAREHOLDERS’ EQUITY

Effective April 27, 2004, the board of directors authorized a new share repurchase program (the 2004 Repurchase Program) which cancelled the prior 2003 share repurchase program and authorized Management to repurchase not more than 7.5 million shares of Huntington common stock. On June 9, 2005, Huntington reactivated its share repurchase program upon settlement of the SEC formal investigation.

On October 18, 2005, the Company announced that the board of directors authorized a new program for the repurchase of up to 15 million shares of our common stock (the 2005 Repurchase Program). The 2005 Repurchase Program does not have an expiration date. The 2004 Repurchase Program, with 3.1 million shares remaining, was cancelled and replaced by the 2005 Repurchase Program. The Company expects to repurchase the shares from time to time in the open market or through privately negotiated transactions, depending on market conditions.

Listed below is the share repurchase activity for the year ended December 31, 2005:

	Total	Average
	Number	Price
	of Shares	Paid Per
Repurchase Programs	Purchased	Share

The 2004 Repurchase Program	4,415,700	$24.58
The 2005 Repurchase Program	5,175,000	23.76

Total Shares Repurchased in 2005	9,590,700	$24.13

16. EARNINGS PER SHARE

Basic earnings per share is the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted for the potential issuance of common shares for dilutive stock options. The calculation of basic and diluted earnings per share for each of the three years ended December 31 was as follows:

	Year ended December 31,

(in thousands, except per share amounts)	2005	2004	2003

Income before cumulative effect of accounting change	$412,091	$398,925	$385,693
Cumulative effect of change in accounting principle, net of tax	—	—	(13,330)

Net income	$412,091	$398,925	$372,363

Average common shares outstanding	230,142	229,913	229,401
Dilutive potential common shares	3,333	3,943	2,181

Diluted average common shares outstanding	233,475	233,856	231,582

Earnings Per Share
Basic
Income before cumulative effect of accounting change	$1.79	$1.74	$1.68
Net income	1.79	1.74	1.62
Diluted
Income before cumulative effect of accounting change	1.77	1.71	1.67
Net income	1.77	1.71	1.61

The average market price of Huntington’s common stock for the period was used in determining the dilutive effect of outstanding stock options. Dilutive potential common shares include stock options and options held in deferred compensation plans. Dilutive potential common shares are computed based on the number of shares subject to options that have an exercise price less than the average market price of Huntington’s common stock for the period.

Approximately 5.7 million, 2.6 million, and 2.8 million options to purchase shares of common stock outstanding at the end of 2005, 2004, and 2003, respectively, were not included in the computation of diluted earnings per share because the effect would be antidilutive. The weighted average exercise price for these options was $25.68 per share, $26.96 per share, and $26.74 per share at the end of the same respective periods.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

On January 7, 2005, Huntington released from escrow 86,118 shares of Huntington common stock, which were previously issued in September 2002, to former shareholders of LeaseNet, Inc. A total of 373,896 common shares, previously held in escrow, was returned to Huntington. All shares in escrow had been accounted for as treasury stock.

17. STOCK-BASED COMPENSATION

Huntington sponsors nonqualified and incentive stock option plans. These plans provide for the granting of stock options to officers, directors and other employees at the market price on the date of the grant. Huntington’s board of directors has approved all of the plans. Shareholders have approved each of the plans, except for the broad-based Employee Stock Incentive Plan. Of the 26.5 million options to purchase shares of common stock authorized for issuance under the plans at December 31, 2005, 21.0 million are outstanding and 5.5 million were available for future grants. Options granted since 1997 vest ratably over three years or when other conditions are met while those granted in 1994 through 1997 vested ratably over four years. Options granted prior to May 2004 have a maximum term of ten years. All options granted beginning in May 2004 have a maximum term of seven years.

The fair value of the options granted was estimated at the date of grant using a Black-Scholes option-pricing model. Huntington’s stock option activity and related information for each of the recent three years ended December 31 was as follows:

	2005		2004		2003

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
(in thousands, except per share amounts)	Options	Price	Options	Price	Options	Price

Outstanding at beginning of year	20,017	$20.25	19,997	$19.40	18,024	$18.93
Granted	3,645	24.32	3,200	23.05	3,659	20.38
Exercised	(1,842)	17.89	(2,478)	17.05	(788)	14.40
Forfeited/expired	(816)	21.70	(702)	20.02	(898)	19.32

Outstanding at end of year	21,004	$21.11	20,017	$20.25	19,997	$19.40

Exercisable at end of year	13,048	$20.13	11,984	$19.68	9,649	$19.60
Weighted-average fair value per share of options granted during the year		$ 5.28		$ 5.78		$ 5.64

Additional information regarding options outstanding as of December 31, 2005, was as follows:

	Options Outstanding			Exercisable Options

		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
		Contractual	Exercise		Exercise
(in thousands, except per share amounts)	Shares	Life (Years)	Price	Shares	Price

Range of Exercise Prices
$11.09 to $15.00	968	3.8	$14.84	968	$14.84
$15.01 to $20.00	8,017	5.5	18.14	6,540	17.73
$20.01 to $25.00	9,731	6.4	22.74	3,270	21.55
$25.01 to $28.35	2,288	3.1	27.22	2,270	27.24

Total	21,004	5.6	$21.11	13,048	$20.13

On August 27, 2002, common stock options were granted, with certain specified exceptions, to full- and part-time employees under the Huntington Bancshares Incorporated Employee Stock Incentive Plan (the Incentive Plan). Under the terms of the Incentive Plan, these options are to vest on the earlier of August 27, 2007, or at such time as the closing price for Huntington’s common stock for five consecutive trading days reached or exceeded $27.00. As of December 31, 2005, 1.5 million shares under option remain unvested.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

18. INCOME TAXES

The following is a summary of the provision for income taxes:

	At December 31,

(in thousands of dollars)	2005	2004	2003

Current tax provision
Federal	$163,383	$12,779	$138,036
State	210	—	—

Total current tax provision	163,593	12,779	138,036

Deferred tax (benefit) provision
Federal	(32,681)	140,962	258
State	571	—	—

Total deferred tax (benefit) provision	(32,110)	140,962	258

Provision for income taxes	$131,483	$153,741	$138,294

The following is a reconcilement of provision for income taxes to the amount computed at the statutory rate of 35%:

	2005		2004		2003

(in thousands of dollars)	Amount	Rate	Amount	Rate	Amount	Rate

Provision for income taxes computed at the statutory rate	$190,251	35.0%	$193,433	35.0%	$183,396	35.0%
Increases (decreases):
Tax-exempt interest income	(8,741)	(1.6)	(7,640)	(1.4)	(6,381)	(1.2)
Tax-exempt bank owned life insurance income	(14,257)	(2.6)	(14,804)	(2.7)	(15,060)	(2.9)
Asset securitization activities	(6,651)	(1.2)	(6,278)	(1.1)	(5,211)	(1.0)
Federal tax loss carryback	(28,705)	(5.3)	—	—	—	—
General business credits	(6,878)	(1.3)	(7,768)	(1.4)	(11,176)	(2.1)
Repatriation of foreign earnings	5,741	1.1	—	—	—	—
Other, net	723	0.1	(3,202)	(0.6)	(7,274)	(1.4)

Provision for income taxes	$131,483	24.2%	$153,741	27.8%	$138,294	26.4%

The significant components of deferred assets and liabilities at December 31, were as follows:

	At December 31,

(in thousands of dollars)	2005	2004

Deferred tax assets:
Allowance for credit losses	$123,934	$122,926
Net operating loss & other carryforwards	54,457	22,936
Fair value adjustments	14,082	6,791
Other	74,020	95,527

Total deferred tax assets before valuation allowance	266,493	248,180
Valuation allowance	(40,955)	—

Net deferred tax assets	225,538	248,180

Deferred tax liabilities:
Lease financing	830,303	861,273
Pension and other employee benefits	41,409	31,822
Mortgage servicing rights	26,375	32,947
Other	71,106	105,766

Total deferred tax liability	969,193	1,031,808

Net deferred tax liability	$743,655	$783,628

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

At December 31, 2005, Huntington’s deferred tax asset related to net operating loss and other credit carry-forwards was $54.5 million. This was comprised of a charitable contribution carry-forward of $4.4 million (expires in 2009) and a net operating loss and other carry-forwards of $9.1 million for U.S. federal tax purposes, which will begin expiring in 2023, and a capital loss carry-forward of $41.0 million which will expire in 2010. A valuation allowance in the amount of $41.0 million has been established for the capital loss carry-forward. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. In Management’s opinion the results of future operations will generate sufficient taxable income to realize the net operating loss and charitable contribution carry-forwards. Consequently, Management has determined that a valuation allowance for deferred tax assets related to these carry-forwards was not required as of December 31, 2005 or 2004.

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

In addition, Huntington has an unfunded defined benefit post-retirement plan that provides certain health care and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan. For any employee retiring on or after January 1, 1993, post-retirement health-care benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage.

The following table shows the weighted-average assumptions used to determine the benefit obligation at December 31, 2005 and 2004, and the net periodic benefit cost for the years then ended. Huntington selected September 30, 2005 as the measurement date for all calculations and contracted an actuary to provide measurement services.

			Post-Retirement
	Pension Benefits		Benefits

	2005	2004	2005	2004

Weighted-average assumptions used to determine benefit obligations at December 31
Discount rate	5.43%	5.81%	5.43%	5.81%
Rate of compensation increase	5.00	5.00	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31
Discount rate	5.81%	6.00%	5.81%	6.00%
Expected return on plan assets	7.00	7.00	N/A	N/A
Rate of compensation increase	5.00	5.00	N/A	N/A

N/ A, Not Applicable

The expected long-term rate of return on plan assets is an assumption reflecting the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. The expected long-term rate of return is established at the beginning of the plan year based upon historical returns and projected returns on the underlying mix of invested assets. The long-term rate of return assumption to determine the net periodic benefit cost will be 8.00% for the year ending December 31, 2006. The rate was raised one percentage point due to favorable historical and expected future results.

In 2005, Huntington lowered its assumptions for the discount rate from 5.81% to 5.43%. The 5.43% assumed discount rate was based upon the Moody’s daily long-term corporate Aa bond yield as of the Plan’s measurement date. The impact of lowering this assumption will increase Huntington’s future pension expense.

The investment objective of the Plan is to maximize the return on Plan assets over a long time horizon, while meeting the Plan obligations. At September 30, 2005, Plan assets were invested 71.5% in equity investments and 28.5% in bonds, with an average duration of 3.4 years on bond investments. The estimated life of benefit obligations was 12 years. Management believes that this mix is appropriate for the current economic environment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

The following table reconciles the beginning and ending balances of the benefit obligation of the Plan and the post-retirement benefit plan with the amounts recognized in the consolidated balance sheets at December 31:

			Post-Retirement
	Pension Benefits		Benefits

(in thousands of dollars)	2005	2004	2005	2004

Projected benefit obligation at beginning of measurement year (September 30)	$336,007	$299,028	$55,504	$55,490
Changes due to:
Service cost	13,936	11,819	1,377	1,302
Interest cost	19,016	17,482	2,903	3,209
Benefits paid	(6,897)	(6,900)	(3,738)	(2,986)
Settlements	(9,375)	(8,977)	—	—
Actuarial assumptions and gains and losses	65,404	23,555	(12,430)	(1,511)

Total changes	82,084	36,979	(11,888)	14

Projected benefit obligation at end of measurement year (September 30)	$418,091	$336,007	$43,616	$55,504

Changes to certain actuarial assumptions, including a lower discount rate, a decrease in the expected retirement age and the use of an updated mortality table increased the pension benefit obligation at September 30, 2005 by $65.4 million.

The following table reconciles the beginning and ending balances of the fair value of Plan assets with the amounts recognized in the consolidated balance sheets at the September 30 measurement date:

	Pension Benefits

(in thousands of dollars)	2005	2004

Fair value of plan assets at beginning of measurement year (September 30)	$353,222	$288,569
Changes due to:
Actual return on plan assets	40,798	35,962
Employer contributions	63,600	44,667
Settlements	(9,936)	(9,076)
Benefits paid	(6,897)	(6,900)

Total changes	87,565	64,653

Fair value of plan assets at end of measurement year (September 30)	$440,787	$353,222

Huntington’s accumulated benefit obligation under the Plan was $372 million and $294 million at September 30, 2005 and 2004, respectively. In both years, the fair value of Huntington’s plan assets exceeded its accumulated benefit obligation.

The following table presents the funded status of the Plan and the post-retirement benefit plan with the amounts recognized in the consolidated balance sheets at December 31:

			Post-Retirement
	Pension Benefits		Benefits

(in thousands of dollars)	2005	2004	2005	2004

Projected benefit obligation less (greater) than plan assets	$22,696	$17,215	$(43,616)	$(55,504)
Unrecognized net actuarial loss (gain)	153,308	116,744	(11,586)	718
Unrecognized prior service cost	1,788	1,789	3,476	3,856
Unrecognized transition liability, net of amortization	6	—	7,728	8,831

Prepaid (accrued) benefit costs, at measurement date	177,798	135,748	(43,998)	(42,099)
Contribution made after measurement date	—	—	1,018	766

Prepaid (accrued) benefit costs	$177,798	$135,748	$(42,980)	$(41,333)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

The following table shows the components of net periodic benefit cost recognized in the three years ended December 31, 2005:

	Pension Benefits			Post-Retirement Benefits

(in thousands of dollars)	2005	2004	2003	2005	2004	2003

Service cost	$14,186	$12,159	$9,817	$1,378	$1,302	$1,121
Interest cost	19,016	17,482	16,647	2,903	3,209	3,479
Expected return on plan assets	(25,979)	(21,530)	(25,138)	—	—	—
Amortization of transition asset	(4)	1	(251)	1,104	1,104	1,104
Amortization of prior service cost	1	1	—	379	583	605
Amortization of gain	—	—	—	(126)	—	—
Settlements	3,642	3,151	4,354	—	—	—
Recognized net actuarial loss	10,689	7,936	1,774	—	—	—

Benefit cost	$21,551	$19,200	$7,203	$5,638	$6,198	$6,309

Service costs presented in the above table included $0.3 million of plan expenses that were recognized in each of the three years ended December 31, 2005. It is Huntington’s policy to recognize settlement gains and losses as incurred. Management expects net periodic pension cost to approximate $23.9 million and net periodic post-retirement benefits cost to approximate $4.3 million for 2006.

In December 2003, a law was enacted that expands Medicare benefits, primarily adding a prescription drug benefit for Medicare-eligible retirees beginning in 2006. The law also provides a federal subsidy to companies that sponsor post-retirement benefit plans providing prescription drug coverage. Huntington has registered for the Medicare subsidy and a $15.5 million reduction in the post-retirement obligation is being recognized over a 10-year period beginning October 1, 2005.

At September 30, 2005 and 2004, The Huntington National Bank, as trustee, held all Plan assets. The Plan assets consisted of investments in a variety of Huntington mutual funds and Huntington common stock as follows:

	2005		2004

(in thousands of dollars)	Balance	%	Balance	%

Cash	$—	—%	$300	—%
Huntington funds — money market	164	—	500	—
Huntington funds — equity funds	300,080	68	240,456	68
Huntington funds — fixed income funds	125,971	29	95,837	27
Huntington common stock	14,572	3	16,129	5

Fair value of plan assets (September 30)	$440,787	100%	$353,222	100%

The number of shares of Huntington common stock held by the Plan was 642,364 at December 31, 2005 and 2004. The Plan has acquired and held Huntington common stock in compliance at all times with Section 407 of the Employee Retirement Income Security Act of 1978.

Dividends and interest received by the Plan during 2005 and 2004 were $18.9 million and $11.0 million, respectively.

At December 31, 2005, the following table shows when benefit payments, which include expected future service, as appropriate, were expected to be paid:

	Pension	Post-Retirement
(in thousands of dollars)	Benefits	Benefits

2006	$19,204	$ 4,088
2007	21,704	4,211
2008	23,763	4,295
2009	25,374	4,387
2010	27,593	4,500
2011 through 2015	162,219	23,802

Although not legally required, Huntington made a discretionary contribution to the Plan of $63.6 million in April 2005. There is no expected minimum contribution for 2006 to the Plan. However, Huntington may choose to make a contribution to the Plan

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

up to the maximum deductible limit in the 2006 plan year. Expected contributions for 2006 to the post-retirement benefit plan are $3.3 million.

The assumed health-care cost trend rate has a significant effect on the amounts reported. A one percentage point increase would increase service and interest costs and the post-retirement benefit obligation by less than $0.1 million and $2.8 million, respectively. A one-percentage point decrease would reduce service and interest costs by less than $0.1 million and the post-retirement benefit obligation by $0.9 million. The 2006 health-care cost trend rate was projected to be 9.78% for pre-65 participants and 9.46% for post-65 participants compared with an estimate of 10.99% for pre-65 participants and 10.86% for post-65 participants in 2005. These rates are assumed to decrease gradually until they reach 5.09% for pre-65 participants and 5.17% for post-65 participants in the year 2017 and remain at that level thereafter. Huntington updated the immediate health-care cost trend rate assumption based on current market data and Huntington’s claims experience. This trend rate is expected to decline over time to a trend level consistent with medical inflation and long-term economic assumptions.

Huntington also sponsors other retirement plans, the most significant being the Supplemental Executive Retirement Plan and the Supplemental Retirement Income Plan. These plans are nonqualified plans that provide certain current and former officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2005 and 2004, the accrued pension liability for these plans totaled $26.6 million and $25.1 million, respectively. Pension expense for the plans was $2.3 million, $2.1 million, and $1.7 million in 2005, 2004, and 2003, respectively. Huntington recorded a $0.8 million and $1.1 million, net of tax, minimum pension liability adjustment within other comprehensive income associated with these unfunded plans in 2005 and 2004, respectively.

Huntington has a defined contribution plan that is available to eligible employees. Matching contributions by Huntington equal 100% on the first 3%, then 50% on the next 2%, of participant elective deferrals. The cost of providing this plan was $9.6 million in 2005, $9.2 million in 2004, and $8.6 million in 2003. The number of shares of Huntington common stock held by this plan was 7,333,165 at December 31, 2005, and 7,851,365 at the end of the prior year. The market value of these shares was $174.2 million and $194.2 million at the same respective dates. Dividends received by the plan were $13.9 million during 2005 and $10.1 million during 2004.

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of Huntington’s financial instruments at December 31 are presented in the following table:

	2005		2004

	Carrying		Carrying
(in thousands of dollars)	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and short-term assets	$1,063,167	$1,063,167	$1,527,758	$1,527,758
Trading account securities	8,619	8,619	309,630	309,630
Loans held for sale	294,344	294,344	223,469	223,469
Investment securities	4,526,520	4,526,520	4,238,945	4,238,945
Net loans and direct financing leases	24,203,819	24,222,819	23,289,066	23,528,066
Customers’ acceptance liability	4,536	4,536	11,299	11,299
Derivatives	30,274	30,274	41,809	41,809
Financial liabilities:
Deposits	(22,409,675)	(21,338,675)	(20,768,161)	(19,915,161)
Short-term borrowings	(1,889,260)	(1,889,260)	(1,207,233)	(1,207,233)
Bank acceptances outstanding	(4,536)	(4,536)	(11,299)	(11,299)
Federal Home Loan Bank advances	(1,155,647)	(1,155,647)	(1,271,088)	(1,271,088)
Subordinated notes	(1,023,371)	(1,023,371)	(1,039,793)	(1,039,793)
Other long-term debt	(2,418,419)	(2,479,419)	(4,016,004)	(4,094,004)
Derivatives	(27,427)	(27,427)	(4,903)	(4,903)

The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include trading account securities, customers’ acceptance liabilities, short-term borrowings, bank acceptances outstanding, Federal Home Loan Bank Advances and cash and short-term assets, which include cash and due from banks, interest-bearing deposits in banks, and federal funds sold and securities purchased under resale agreements. Loan commitments and letters of credit generally have short-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

term, variable-rate features and contain clauses that limit Huntington’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value.

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

The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

–	LOANS HELD FOR SALE — valued using outstanding commitments from investors.

–	INVESTMENT SECURITIES — based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Retained interests in securitized assets are valued using a discounted cash flow analysis. The carrying amount and fair value of securities exclude the fair value of asset/liability management interest rate contracts designated as hedges of securities available for sale.

–	LOANS AND DIRECT FINANCING LEASES — variable-rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans and leases are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans and leases with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of probable losses in the loan and lease portfolio.

–	DEPOSITS — demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed-rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

–	DEBT — fixed-rate, long-term debt is based upon quoted market prices or, in the absence of quoted market prices, discounted cash flows using rates for similar debt with the same maturities. The carrying amount of variable-rate obligations approximates fair value.

21. DERIVATIVE FINANCIAL INSTRUMENTS

A variety of derivative financial instruments, principally interest rate swaps, are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on future cash flows. These instruments provide flexibility in adjusting the Company’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements. By using derivatives to manage interest rate risk, the effect is a smaller, more efficient balance sheet, with a lower wholesale funding requirement and a higher net interest margin. All derivatives are reflected at fair value in the consolidated balance sheet.

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

ASSET AND LIABILITY MANAGEMENT

Derivatives that are used for asset and liability management are classified as fair value hedges or cash flow hedges and are required to meet specific criteria. To qualify as a hedge, the hedge relationship is designated and formally documented at inception, detailing the particular risk management objective and strategy for the hedge. This includes identifying the item and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

risk being hedged, the derivative being used, and how the effectiveness of the hedge is being assessed. A derivative must be highly effective in accomplishing the objective of offsetting either changes in fair value or cash flows for the risk being hedged. Correlation is evaluated on a retrospective and prospective basis using quantitative measures. If a hedge relationship is found to be not effective, the derivative no longer qualifies as a hedge and any excess gains or losses attributable to ineffectiveness, as well as subsequent changes in its fair value, are recognized in other income.

For fair value hedges, deposits, short-term borrowings, and long-term debt are effectively converted to variable-rate obligations by entering into interest rate swap contracts whereby fixed-rate interest is received in exchange for variable-rate interest without the exchange of the contract’s underlying notional amount. Forward contracts, used primarily in connection with mortgage banking activities, can be settled in cash at a specified future date based on the differential between agreed interest rates applied to a notional amount. The changes in fair value of the hedged item and the hedging instrument are reflected in current earnings. The amounts recognized in connection with the ineffective portion of Huntington’s fair value hedging in 2005, 2004, and 2003 were insignificant. No amounts were excluded from the assessment of effectiveness during 2005, 2004, or 2003 for derivatives designated as fair value hedges.

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

To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings but are reported as a component of accumulated other comprehensive income in shareholders’ equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in earnings. During 2005, 2004, and 2003, a net loss was recognized in connection with the ineffective portion of its cash flow hedging instruments. The amounts were classified in other non-interest income and were considered insignificant. No amounts were excluded from the assessment of effectiveness during 2005, 2004, and 2003 for derivatives designated as cash flow hedges.

Derivatives used to manage Huntington’s interest rate risk at December 31, 2005, are shown in the table below:

		Average		Weighted-Average Rate

	Notional	Maturity	Fair
(in thousands of dollars)	Value	(years)	Value	Receive	Pay

Asset conversion swaps
Receive fixed — generic	$350,000	2.3	$(8,782)	3.41%	4.27%
Liability conversion swaps
Receive fixed — generic	1,575,250	5.4	(15,960)	4.21%	4.47%
Receive fixed — callable	665,000	7.2	(19,348)	4.39%	4.22%
Pay fixed — generic	1,301,000	2.1	28,119	4.29%	3.33%
Pay fixed — forward starting	200,000	N/A	2,100	N/A	N/A

Total liability conversion swaps	3,741,250	4.5	(5,089)	4.27%	4.00%

Total swap portfolio	$4,091,250	4.3	$(13,871)	4.20%	4.03%

N/A, not applicable

At December 31, 2004, the fair value of the swap portfolio used for asset and liability management was an asset of $17.9 million. These values must be viewed in the context of the overall financial structure of Huntington, including the aggregate net position of all on- and off-balance sheet financial instruments.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

The following table represents the gross notional value of derivatives used to manage interest rate risk at December 31, 2005, identified by the underlying interest rate-sensitive instruments. The notional amounts shown in the tables above and below should be viewed in the context of overall interest rate risk management activities to assess the impact on the net interest margin.

	Fair Value	Cash Flow
(in thousands of dollars)	Hedges	Hedges	Total

Instruments associated with:
Investment securities	$—	$25,000	$25,000
Loans	—	325,000	325,000
Deposits	790,250	—	790,250
Federal Home Loan Bank advances	—	726,000	726,000
Subordinated notes	500,000	—	500,000
Other long-term debt	950,000	775,000	1,725,000

Total notional value at December 31, 2005	$2,240,250	$1,851,000	$4,091,250

A total of $8.4 million of the unrealized net gain on cash flow hedges is expected to be recognized in 2006.

Collateral agreements are regularly entered into as part of the underlying derivative agreements with its counterparties to mitigate the credit risk associated with both the derivatives used for asset and liability management and used in trading activities. At December 31, 2005 and 2004, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $26.2 million and $12.3 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.

These derivative financial instruments were entered into for the purpose of altering the interest rate risk embedded in assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amount resulted in an increase to net interest income of $23.6 million, $24.0 million, and $51.6 million in 2005, 2004, and 2003, respectively.

DERIVATIVES USED IN MORTGAGE BANKING ACTIVITIES

Huntington also uses derivatives, principally loan sale commitments, in the hedging of its mortgage loan commitments and its mortgage loans held for sale. For derivatives that are used in hedging mortgage loans held for sale, ineffective hedge gains and losses are reflected in mortgage banking revenue in the income statement. Mortgage loan commitments and the related interest rate lock commitments are carried at fair value on the consolidated balance sheet with changes in fair value reflected in mortgage banking revenue. The following is a summary of the derivative assets and liabilities that Huntington used in its mortgage banking activities:

	At December 31,

(in thousands of dollars)	2005	2004

Derivative assets:
Interest rate lock agreements	$669	$479
Forward trades	172	853

Total derivative assets	841	1,332

Derivative liabilities:
Interest rate lock agreements	(328)	(993)
Forward trades	(1,947)	(334)

Total derivative liabilities	(2,275)	(1,327)

Net derivative (liability) asset	$(1,434)	$5

DERIVATIVES USED IN TRADING ACTIVITIES

Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments held in Huntington’s trading portfolio during 2005 and 2004 consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

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

Supplying these derivatives to customers results in fee income. These instruments are carried at fair value in other assets with gains and losses reflected in other non-interest income. Total trading revenue for customer accommodation was $8.3 million in 2005, $8.8 million in 2004, and $10.3 million in 2003. The total notional value of derivative financial instruments used by Huntington on behalf of customers (for which the related interest rate risk is offset by third parties) was $4.2 billion at the end of 2005 and $4.5 billion at the end of the prior year. Huntington’s credit risk from interest rate swaps used for trading purposes was $44.3 million and $53.8 million at the same dates.

In connection with its securitization activities, interest rate caps were purchased with a notional value totaling $0.9 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $0.9 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income in accordance with accounting principles generally accepted in the United States.

22. COMMITMENTS AND CONTINGENT LIABILITIES

COMMITMENTS TO EXTEND CREDIT

In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the financial statements. The contract amount of these financial agreements, representing the credit risk, at December 31 were:

	At December 31,

(in millions of dollars)	2005	2004

Commitments to extend credit
Commercial	$3,316	$3,453
Consumer	3,046	2,779
Commercial real estate	1,567	854
Standby letters of credit	1,079	945
Commercial letters of credit	47	72

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

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. At December 31, 2005, approximately 48% of standby letters of credit are collateralized and most are expected to expire without being drawn upon. The carrying amount of deferred revenue associated with these guarantees was $4.0 million and $4.1 million at December 31, 2005 and 2004, respectively.

Commercial letters of credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and have maturities of no longer than 90 days. The merchandise or cargo being traded normally secures these instruments.

COMMITMENTS TO SELL LOANS

Huntington enters into forward contracts relating to its mortgage banking business. At December 31, 2005 and 2004, Huntington had commitments to sell residential real estate loans of $348.3 million and $311.3 million, respectively. These contracts mature in less than one year.

During the 2005 second quarter, Huntington entered into a two-year agreement to sell a minimum of 50% of monthly automobile loan production at the cost of such loans, subject to certain limitations, provided the production meets certain

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

pricing, asset quality, and volume parameters. At December 31, 2005, approximately $51.6 million of automobile loans related to this commitment were classified as held for sale.

LITIGATION

In the ordinary course of business, there are various legal proceedings pending against Huntington and its subsidiaries. In the opinion of management, the aggregate liabilities, if any, arising from such proceedings are not expected to have a material adverse effect on Huntington’s consolidated financial position, results of operations, or cash flows.

COMMITMENTS UNDER CAPITAL AND OPERATING LEASE OBLIGATIONS

At December 31, 2005, Huntington and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses or proportionately adjusted for increases in the consumer or other price indices.

The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2005, were $31.5 million in 2006, $30.4 million in 2007, $28.6 million in 2008, $27.4 million in 2009, $25.2 million in 2010, and $158.4 million thereafter. At December 31, 2005, total minimum lease payments have not been reduced by minimum sublease rentals of $77.8 million due in the future under noncancelable subleases. At December 31, 2005, the future minimum sublease rental payments that Huntington expects to receive are $16.7 million in 2006; $14.2 million in 2007; $13.1 million in 2008; $12.5 million in 2009; $9.3 million in 2010; and $12.0 million thereafter. The rental expense for all operating leases was $34.0 million, $40.4 million, and $36.1 million for 2005, 2004, and 2003, respectively. Huntington had no material obligations under capital leases.

SECURITIES AND EXCHANGE COMMISSION FORMAL INVESTIGATION

On June 2, 2005, Huntington filed a Form 8-K announcing that the Commission approved the settlement of its previously announced formal investigation into certain financial accounting matters. Huntington consented to pay a penalty of $7.5 million. This civil money penalty had no 2005 financial impact on Huntington’s results, as reserves for this amount were established and expensed in 2004.

23. FORMAL REGULATORY SUPERVISORY AGREEMENTS AND OTHER REGULATORY MATTERS

On March 1, 2005, Huntington announced entering into a formal written agreement with the Federal Reserve Bank of Cleveland (FRBC), as well as the Bank entering into a formal written agreement with the Office of the Comptroller of the Currency (OCC), providing for a comprehensive action plan designed to enhance corporate governance, internal audit, risk management, accounting policies and procedures, and financial and regulatory reporting. The agreements called for independent third-party reviews, as well as the submission of written plans and progress reports by Management and remain in effect until terminated by the banking regulators.

On October 6, 2005, Huntington announced that the OCC had terminated its formal written agreement with the Bank dated February 28, 2005, and that the FRBC written agreement remained in effect. Huntington was verbally advised that it was in full compliance with the financial holding company and financial subsidiary requirement under the Gramm-Leach-Bliley Act (GLB Act). This notification reflected that Huntington and the Bank met both the “well-capitalized” and “well-managed” criteria under the GLB Act. Management believes that the changes it has already made, and is in the process of making, will address the FRBC issues fully and comprehensively.

Huntington and its bank subsidiary, The Huntington National Bank, are subject to various regulatory capital requirements administered by federal and state banking agencies. These requirements involve qualitative judgments and quantitative measures of assets, liabilities, capital amounts, and certain off-balance sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a material adverse effect on Huntington’s and The Huntington National Bank’s financial statements. Applicable capital adequacy guidelines require minimum ratios of 4.00% for Tier 1 Risk-based Capital, 8.00% for Total Risk-based Capital, and 4.00% for Tier 1 Leverage Capital. To be considered “well capitalized” under the regulatory framework for prompt corrective action, the ratios must be at least 6.00%, 10.00%, and 5.00%, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

As of December 31, 2005, Huntington and The Huntington National Bank (the Bank) met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for “well-capitalized” institutions. The period-end capital amounts and capital ratios of Huntington and the Bank are as follows:

	Tier 1		Total Capital		Tier 1 Leverage

(in millions of dollars)	2005	2004	2005	2004	2005	2004

Huntington Bancshares Incorporated
Amount	$2,701	$2,683	$3,678	$3,687	$2,701	$2,683
Ratio	9.13%	9.08%	12.42%	12.48%	8.34%	8.42%
The Huntington National Bank
Amount	$1,902	$1,770	$3,087	$2,955	$1,902	$1,770
Ratio	6.82%	6.08%	10.55%	10.16%	6.21%	5.66%

Tier 1 Risk-based Capital consists of total equity plus qualifying capital securities and minority interest, excluding unrealized gains and losses accumulated in other comprehensive income, and non-qualifying intangible and servicing assets. Total Risk-based Capital is Tier 1 Risk-based Capital plus qualifying subordinated notes and allowable allowances for credit losses (limited to 1.25% of total risk-weighted assets). Tier 1 Leverage Capital is equal to Tier 1 Capital. Both Tier 1 Capital and Total Capital ratios are derived by dividing the respective capital amounts by net risk-weighted assets, which are calculated as prescribed by regulatory agencies. Tier 1 Leverage Capital ratio is calculated by dividing the Tier 1 capital amount by average adjusted total assets for the fourth quarter of 2005 and 2004, less non-qualifying intangibles and other adjustments.

Huntington and its subsidiaries are also subject to various regulatory requirements that impose restrictions on cash, debt, and dividends. The Bank is required to maintain cash reserves based on the level of certain of its deposits. This reserve requirement may be met by holding cash in banking offices or on deposit at the Federal Reserve Bank. During 2005 and 2004, the average balance of these deposits were $57.6 million and $70.4 million, respectively.

Under current Federal Reserve regulations, the Bank is limited as to the amount and type of loans it may make to the parent company and non-bank subsidiaries. At December 31, 2005, the Bank could lend $308.7 million to a single affiliate, subject to the qualifying collateral requirements defined in the regulations.

Dividends from the Bank are one of the major sources of funds for Huntington. These funds aid the parent company in the payment of dividends to shareholders, expenses, and other obligations. Payment of dividends to the parent company is subject to various legal and regulatory limitations. Regulatory approval is required prior to the declaration of any dividends in excess of available retained earnings. The amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for the current year and retained net income for the preceding two years, less any required transfers to surplus or common stock. The Bank could declare, without regulatory approval, dividends in 2006 of approximately $197.0 million plus an additional amount equal to its net income through the date of declaration in 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

24. PARENT COMPANY FINANCIAL STATEMENTS

The parent company condensed financial statements, which include transactions with subsidiaries, are as follows.

Balance Sheets	December 31,

(in thousands of dollars)	2005	2004

ASSETS
Cash and cash equivalents	$227,115	$630,444
Due from The Huntington National Bank	250,771	250,771
Due from non-bank subsidiaries	205,208	204,976
Investment in The Huntington National Bank	1,660,905	1,472,357
Investment in non-bank subsidiaries	574,382	595,233
Goodwill	9,877	9,877
Accrued interest receivable and other assets	128,303	141,284

Total assets	$3,056,561	$3,304,942

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term borrowings	$3,034	$—
Long-term borrowings	309,279	411,750
Dividends payable, accrued expenses, and other liabilities	186,747	355,554

Total liabilities	499,060	767,304

Shareholders’ equity	2,557,501	2,537,638

Total liabilities and shareholders’ equity	$3,056,561	$3,304,942

The parent company had a $25 million line of credit to one of its non-bank subsidiaries at December 31, 2005. This was reduced from $100 million at the end of the prior year. Of the total line of credit available, $0.5 million remained outstanding at December 31, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Statements of Income	Year Ended December 31,

(in thousands of dollars)	2005	2004	2003

Income
Dividends from
The Huntington National Bank	$180,000	$400,000	$150,533
Non-bank subsidiaries	3,800	8,202	3,000
Interest from
The Huntington National Bank	35,253	13,417	20,098
Non-bank subsidiaries	8,770	7,638	7,356
Management fees from subsidiaries	30,539	34,603	34,129
Other	406	(810)	3,214

Total income	258,768	463,050	218,330

Expense
Personnel costs	25,060	32,227	18,608
Interest on borrowings	22,772	4,317	12,976
Other	24,741	36,738	27,347

Total expense	72,573	73,282	58,931

Income before income taxes and equity in undistributed net income of subsidiaries	186,195	389,768	159,399
Income taxes	(2,499)	(4,223)	(5,130)

Income before equity in undistributed net income of subsidiaries and cumulative effect of change in accounting principle	188,694	393,991	164,529
Cumulative effect of change in accounting principle net of tax of $1,315	—	—	(2,442)

Income before equity in undistributed net income of subsidiaries	188,694	393,991	162,087
Increase (decrease) in undistributed net income of:
The Huntington National Bank	208,061	(9,073)	196,659
Non-bank subsidiaries	15,336	14,007	13,617

Net income	$412,091	$398,925	$372,363

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Statements of Cash Flows	Year Ended December 31,

(in thousands of dollars)	2005	2004	2003

Operating activities
Net income	$412,091	$398,925	$372,363
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle	—	—	2,442
Equity in undistributed net income of subsidiaries	(223,397)	(4,934)	(210,275)
Depreciation and amortization	2,674	2,690	2,211
Gain on sales of securities available for sale	—	—	(5)
Change in other, net	(49,557)	(13,609)	(67,852)

Net cash provided by operating activities	141,811	383,072	98,884

Investing activities
Repayments from subsidiaries	154,152	117,314	27,001
Advances to subsidiaries	(206,765)	(80,197)	(74,650)
Proceeds from sale of securities available for sale	—	—	46

Net cash provided by (used in) investing activities	(52,613)	37,117	(47,603)

Financing activities
Proceeds from issuance of long-term borrowings	—	—	100,000
Payment of borrowings	(99,437)	(101,541)	(41,544)
Dividends paid on common stock	(200,628)	(168,075)	(151,023)
Acquisition of treasury stock	(231,656)	—	(81,061)
Proceeds from issuance of common stock	39,194	47,239	8,082

Net cash used for financing activities	(492,527)	(222,377)	(165,546)

Change in cash and cash equivalents	(403,329)	197,812	(114,265)
Cash and cash equivalents at beginning of year	630,444	432,632	546,897

Cash and cash equivalents at end of year	$227,115	$630,444	$432,632

Supplemental disclosure:
Interest paid	$22,754	$18,495	$13,157

25. ACQUISITIONS AND DIVESTITURES

ACQUISITIONS

On January 27, 2004, Huntington announced the signing of a definitive agreement to acquire Unizan Financial Corp. (Unizan), a financial holding company based in Canton, Ohio. On November 12, 2004, Huntington and Unizan jointly announced entering into an amendment to their January 26, 2004 merger agreement extending the term of the agreement for one year from January 27, 2005 to January 27, 2006. On the same date, Huntington also announced that it withdrew its application with the FRBC to acquire Unizan. On October 24, 2005, Huntington announced that after consultation with the FRBC, it had re-filed its application to acquire Unizan. On January 26, 2006, Huntington announced that the Federal Reserve Board had approved its merger application. The merger is scheduled to close March 1, 2006.

DIVESTITURES

During 2003, Huntington sold four banking offices located in eastern West Virginia. This sale included approximately $50 million of loans and $130 million of deposits. Huntington’s pre-tax gain from this sale was $13.1 million in 2003 and is reflected as a separate component of non-interest income.

26. SEGMENT REPORTING

Huntington has three distinct lines of business: Regional Banking, Dealer Sales, and the Private Financial and Capital Markets Group (PFCMG). A fourth segment includes the Company’s Treasury function and other unallocated assets, liabilities, revenue, and expense. Lines of business results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around Huntington’s organizational and management structure and, accordingly, the results below are not necessarily comparable with similar

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

information published by other financial institutions. During the second quarter of 2005, the Capital Markets Group was removed from the Treasury/Other segment and combined with the Private Financial Group to form the Private Financial and Capital Markets Group segment. Since the Capital Markets Group is now managed through the Private Financial Group, combining these two segments better reflects the management accountability and decision making structure. Prior periods reflect this change. An overview of this system is provided below, along with a description of each segment and discussion of financial results.

The following provides a brief description of the four operating segments of Huntington:

Regional Banking: This segment provides traditional banking products and services to consumer, small business, and commercial customers located in its seven operating regions within the five states of Ohio, Michigan, West Virginia, Indiana, and Kentucky. It provides these services through a banking network of 344 branches, over 900 ATMs, plus on-line and telephone banking channels. Each region is further divided into Retail and Commercial Banking units. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, small business loans, personal and business deposit products, as well as sales of investment and insurance services. Retail Banking accounts for 60% and 79% of total Regional Banking loans and deposits, respectively. Commercial Banking serves middle market commercial banking relationships, which use a variety of banking products and services including, but not limited to, commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities.

Dealer Sales: This segment provides a variety of banking products and services to more than 3,500 automotive dealerships within our primary banking markets, as well as in Arizona, Florida, Georgia, North Carolina, Pennsylvania, South Carolina and Tennessee. We have been in this business for more than 50 years. Dealer Sales finances the purchase of automobiles by customers of the automotive dealerships, purchases automobiles from dealers and simultaneously leases the automobiles to consumers under long-term leases, finances the dealerships’ floor plan inventories, real estate, or working capital needs, and provides other banking services to the automotive dealerships and their owners. Dealer Sales is directly impacted by general automotive sales, including programs initiated by manufacturers to enhance and increase sales directly. Competition from the financing divisions of automobile manufacturers and from other financial institutions is intense.

Private Financial and Capital Markets Group (PFCMG): This segment provides products and services designed to meet the needs of our higher net worth customers. Revenue is derived through the sale of trust, asset management, investment advisory, brokerage, insurance, and private banking products and services. It also focuses on financial solutions for corporate and institutional customers that include investment banking, sales and trading of securities, mezzanine capital financing, and risk management products. To serve our customers, a unique distribution model is used that employs a single, unified sales force to deliver products and services mainly through Regional Banking distribution channels. PFCMG provides investment management and custodial services to our 29 proprietary mutual funds, including ten variable annuity funds. The Huntington Investment Company offers brokerage and investment advisory services to both Regional Banking and PFCMG customers through more than 100 licensed investment sales representatives and nearly 700 licensed personal bankers. PFCMG’s insurance entities provide a complete array of insurance products including individual life insurance products ranging from basic term life insurance, to estate planning, group life and health insurance, property and casualty insurance, mortgage title insurance, and reinsurance for payment protection products. Income and related expenses from the sale of brokerage and insurance products is shared with the line of business that generated the sale or provided the customer referral, most notably Regional Banking.

Treasury/Other: This segment includes revenue and expense related to assets, liabilities, and equity not directly assigned or allocated to one of the other three business segments. Assets included in this segment include investment securities and bank owned life insurance.

USE OF OPERATING EARNINGS TO MEASURE SEGMENT PERFORMANCE

Management uses earnings on an operating basis, rather than on a GAAP basis, to measure underlying performance trends for each business segment. Operating earnings represent GAAP earnings adjusted to exclude the impact of certain items listed in the reconciliation table below. Analyzing earnings on an operating basis is very helpful in assessing underlying performance trends, a critical factor used to determine the success of strategies and future earnings capabilities. For the year ending December 31, 2005, operating earnings were the same as reported GAAP earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Listed below is certain operating basis financial information reconciled to Huntington’s 2005, 2004, and 2003 reported results by line of business:

	Regional	Dealer		Treasury/	Huntington
INCOME STATEMENTS (in thousands of dollars)	Banking	Sales	PFCMG	Other	Consolidated

2005
Net interest income	$780,072	$145,578	$72,886	$(36,125)	$962,411
Provision for credit losses	(51,061)	(26,073)	(4,165)	—	(81,299)
Non-interest income	311,244	169,792	135,102	16,144	632,282
Non-interest expense	(593,137)	(185,936)	(131,195)	(59,552)	(969,820)
Income taxes	(156,491)	(36,177)	(25,420)	86,605	(131,483)

Operating earnings and net income as reported	$290,627	$67,184	$47,208	$7,072	$412,091

2004
Net interest income	$678,288	$149,791	$61,763	$21,532	$911,374
Provision for credit losses	(7,664)	(44,733)	(2,665)	—	(55,062)
Non-interest income	308,493	320,154	134,005	41,740	804,392
Non-interest expense	(593,861)	(324,229)	(124,441)	(80,864)	(1,123,395)
Income taxes	(134,841)	(35,344)	(24,032)	45,851	(148,366)

Operating earnings	250,415	65,639	44,630	28,259	388,943
Restructuring releases, net of taxes	—	—	—	748	748
Gain on sale of automobile loans, net of taxes	—	8,598	—	636	9,234

Net income	$250,415	$74,237	$44,630	$29,643	$398,925

2003
Net interest income	$605,311	$107,223	$50,667	$85,785	$848,986
Provision for credit losses	(96,735)	(56,612)	(10,646)	—	(163,993)
Non-interest income	317,771	525,957	123,219	49,055	1,016,002
Non-interest expense	(562,909)	(481,543)	(116,872)	(60,251)	(1,221,575)
Income taxes	(92,203)	(33,259)	(16,229)	18,996	(122,695)

Operating earnings	171,235	61,766	30,139	93,585	356,725
Restructuring releases, net of tax	—	—	—	4,333	4,333
Gain on sale of automobile loans, net of tax	—	13,493	—	12,532	26,025
Cumulative effect of change in accounting principle, net of tax	—	(10,888)	—	(2,442)	(13,330)
Gain on sale of branch offices, net of tax	—	—	—	8,523	8,523
Long-term debt extinguishment, net of tax	—	—	—	(9,913)	(9,913)

Net income	$171,235	$64,371	$30,139	$106,618	$372,363

	Assets			Deposits
	At December 31,			At December 31,

BALANCE SHEETS (in millions of dollars)	2005	2004	2003	2005	2004	2003

Regional Banking	$18,863	$17,864	$15,042	$17,968	$17,411	$15,473
Dealer Sales	5,612	6,100	7,336	65	75	77
PFCMG	2,005	1,959	1,722	1,169	1,176	1,165
Treasury/Other	6,285	6,642	6,419	3,208	2,106	1,772

Total	$32,765	$32,565	$30,519	$22,410	$20,768	$18,487

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

27. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations, for the years ended December 31, 2005 and 2004:

2005

(in thousands of dollars, except per share data)	Fourth	Third	Second	First

Interest income	$442,476	$420,858	$402,326	$376,105
Interest expense	(198,800)	(179,221)	(160,426)	(140,907)

Net interest income	243,676	241,637	241,900	235,198

Provision for credit losses	(30,831)	(17,699)	(12,895)	(19,874)
Non-interest income	147,322	160,740	156,170	168,050
Non-interest expense	(230,355)	(233,052)	(248,136)	(258,277)

Income before income taxes	129,812	151,626	137,039	125,097
Provision for income taxes	(29,239)	(43,052)	(30,614)	(28,578)

Net income	$100,573	$108,574	$106,425	$96,519

Net income per common share — Basic	$0.44	$0.47	$0.46	$0.42
Net income per common share — Diluted	0.44	0.47	0.45	0.41

2004

(in thousands of dollars, except per share data)	Fourth	Third	Second	First

Interest income	$359,215	$338,002	$324,167	$325,931
Interest expense	(120,147)	(110,944)	(101,604)	(103,246)

Net interest income	239,068	227,058	222,563	222,685

Provision for credit losses	(12,654)	(11,785)	(5,027)	(25,596)
Non-interest income	182,940	189,891	218,128	227,639
Non-interest expense	(281,014)	(273,423)	(282,153)	(285,654)

Income before income taxes	128,340	131,741	153,511	139,074
Provision for income taxes	(37,201)	(38,255)	(43,384)	(34,901)

Net income	$91,139	$93,486	$110,127	$104,173

Net income per common share — Basic	$0.39	$0.41	$0.48	$0.45
Net income per common share — Diluted	0.39	0.40	0.47	0.45