Form 10-K, Exhibit 13
period 2006-12-31
HUNTINGTON BANCSHARES INC/MD
filed 2007-02-22
CIK 49196

SELECTED FINANCIAL DATA
Exhibit 13.1
HUNTINGTON BANCSHARES INCORPORATED
Table 1 — Selected Financial Data(1)

	Year Ended December 31,

(in thousands of dollars, except per share amounts)	2006	2005	2004	2003	2002

Interest income	$2,070,519	$1,641,765	$1,347,315	$1,305,756	$1,293,195
Interest expense	1,051,342	679,354	435,941	456,770	543,621

Net interest income	1,019,177	962,411	911,374	848,986	749,574
Provision for credit losses	65,191	81,299	55,062	163,993	194,426

Net interest income after provision for credit losses	953,986	881,112	856,312	684,993	555,148

Service charges on deposit accounts	185,713	167,834	171,115	167,840	153,564
Automobile operating lease income	43,115	133,015	285,431	489,698	657,074
Gain on sales of automobile loans	3,095	1,211	14,206	40,039	—
Gain on sale of Florida operations	—	—	—	—	182,470
Securities (losses) gains	(73,191)	(8,055)	15,763	5,258	4,902
Other non-interest income	402,337	338,277	332,083	366,318	343,694

Total non-interest income	561,069	632,282	818,598	1,069,153	1,341,704

Personnel costs	541,228	481,658	485,806	447,263	418,037
Automobile operating lease expense	31,286	103,850	235,080	393,270	518,970
Restructuring reserve (releases) charges	—	—	(1,151)	(6,666)	48,973
Other non-interest expense	428,480	384,312	402,509	396,292	388,167

Total non-interest expense	1,000,994	969,820	1,122,244	1,230,159	1,374,147

Income before income taxes	514,061	543,574	552,666	523,987	522,705
Provision for income taxes	52,840	131,483	153,741	138,294	198,974

Income before cumulative effect of change in accounting principle	461,221	412,091	398,925	385,693	323,731
Cumulative effect of change in accounting principle, net of tax(2)	—	—	—	(13,330)	—

Net income	$461,221	$412,091	$398,925	$372,363	$323,731

Income before cumulative effect of change in accounting principle per common share — basic	$ 1.95	$ 1.79	$ 1.74	$ 1.68	$ 1.34
Net Income per common share — basic	1.95	1.79	1.74	1.62	1.34
Income before cumulative effect of change in accounting principle per common share — diluted	1.92	1.77	1.71	1.67	1.33
Net Income per common share — diluted	1.92	1.77	1.71	1.61	1.33
Cash dividends declared	1.000	0.845	0.750	0.670	0.640

Balance sheet highlights

Total assets (period end)	$35,329,019	$32,764,805	$32,565,497	$30,519,326	$27,539,753
Total long-term debt (period end)(3)	4,512,618	4,597,437	6,326,885	6,807,979	4,246,801
Total shareholders’ equity (period end)	3,014,326	2,557,501	2,537,638	2,275,002	2,189,793
Average long-term debt(3)	4,942,671	5,168,959	6,650,367	5,816,660	3,613,527
Average shareholders’ equity	2,945,597	2,582,721	2,374,137	2,196,348	2,238,761
Average total assets	35,111,236	32,639,011	31,432,746	28,971,701	26,063,281

Key ratios and statistics

Margin analysis — as a % of average earnings assets
Interest income(4)	6.63%	5.65%	4.89%	5.35%	6.23%
Interest expense	3.34	2.32	1.56	1.86	2.61

Net interest margin(4)	3.29%	3.33%	3.33%	3.49%	3.62%

Return on average total assets	1.31%	1.26%	1.27%	1.29%	1.24%
Return on average total shareholders’ equity	15.7	16.0	16.8	17.0	14.5
Efficiency ratio(5)	59.4	60.0	65.0	63.9	65.6
Dividend payout ratio	52.1	47.7	43.9	41.6	48.1
Average shareholders’ equity to average assets	8.39	7.91	7.55	7.58	8.59
Effective tax rate	10.3	24.2	27.8	26.4	38.1
Tangible equity to tangible assets (period end)	6.87	7.19	7.18	6.79	7.22
Tier 1 leverage ratio	8.00	8.34	8.42	7.98	8.51
Tier 1 risk-based capital ratio (period end)	8.93	9.13	9.08	8.53	8.34
Total risk-based capital ratio (period end)	12.79	12.42	12.48	11.95	11.25

Other data

Full-time equivalent employees	8,081	7,602	7,812	7,983	8,177
Domestic banking offices	381	344	342	338	343

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to the ’Significant Factors Influencing Financial Performance Comparisons’ for additional discussion regarding these key factors.

(2)	Due to the adoption of FASB Interpretation No. 46 “Consolidation of Variable Interest Entities.”

(3)	Includes Federal Home Loan Bank advances, other long-term debt, and subordinated notes.

(4)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Non-interest expense less amortization of intangibles divided by the sum of FTE net interest income and non-interest income excluding securities gains.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
HUNTINGTON BANCSHARES INCORPORATED
INTRODUCTION
Huntington Bancshares Incorporated (we or our) is a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through our subsidiaries, we provide full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, brokerage services, private mortgage insurance, reinsuring credit life and disability insurance, and other insurance and financial products and services. Our banking offices are located in Ohio, Michigan, West Virginia, Indiana, and Kentucky. Certain activities are also conducted in Arizona, Florida, Georgia, Maryland, Nevada, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee, and Vermont. We have a foreign office in the Cayman Islands and another in Hong Kong. The Huntington National Bank (the Bank), organized in 1866, is our only bank subsidiary.
The following discussion and analysis provides you with information we believe necessary for understanding our financial condition, changes in financial condition, results of operations, and cash flows, and should be read in conjunction with the financial statements, notes, and other information contained in this report.
You should note the following discussion is divided into key segments:

–	Introduction — Provides overview comments on important matters including risk factors, the now-terminated written regulatory agreement with the Federal Reserve Bank of Cleveland and critical accounting policies and use of significant estimates. These are essential for understanding our performance and prospects.

–	Discussion of Results of Operations — Reviews financial performance. It also includes a Significant Factors Influencing Financial Performance Comparisons section that summarizes key issues helpful for understanding performance trends. Key consolidated balance sheet and income statement trends are also discussed in this section.

–	Risk Management and Capital — Discusses credit, market, and operational risks, including how these are managed, as well as performance trends. It also includes a discussion of liquidity policies, how we fund ourselves, and related performance. In addition, there is a discussion of guarantees and/or commitments made for items such as standby letters of credit and commitments to sell loans, and a discussion that reviews the adequacy of capital, including regulatory capital requirements.

–	Lines of Business Discussion — Provides an overview of financial performance for each of our major lines of business and provides additional discussion of trends underlying consolidated financial performance.

–	Results for the Fourth Quarter — Provides a discussion of results for the 2006 fourth quarter compared with the year-earlier quarter.
A reading of each section is important for you to understand fully the nature of our financial performance and prospects.
Forward-Looking Statements
This report, including Management’s Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements. These include descriptions of products or services, plans or objectives for future operations, including any proposed or approved acquisitions, and forecasts of revenues, earnings, cash flows, or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.
By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. A number of factors could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, the businesses of Huntington and that of any pending or approved acquisition may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the acquisition may not be fully realized within the expected timeframes; disruption from the acquisition may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the acquisition may not be obtained on the proposed terms and schedule; if required by the acquisition, Huntington and/or the stockholders of any pending or approved acquisition may not approve the acquisition; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors including but not limited to those set forth under the heading “Risk Factors” included in Item 1A of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2006, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
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
Risk Factors
We, like other financial institutions, are subject to a number of risks, many of which are outside of our direct control, though efforts are made to manage those risks while optimizing returns. Among the risks assumed are: (1) credit risk, which is the risk that loan and lease customers or other counter parties will be unable to perform their contractual obligations, (2) market risk, which is the risk that changes in market rates and prices will adversely affect our financial condition or results of operation, (3) liquidity risk, which is the risk that we and/ or the Bank will have insufficient cash or access to cash to meet operating needs, and (4) operational risk, which is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. More information on risk is set forth under the heading “Risk Factors” included in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006.
Formal Regulatory Supervisory Agreement
On March 1, 2005, we announced entering into a formal written agreement with the Federal Reserve Bank of Cleveland (FRBC), providing for a comprehensive action plan designed to enhance corporate governance, internal audit, risk management, accounting policies and procedures, and financial and regulatory reporting. The agreement called for independent third-party reviews, as well as the submission of written plans and progress reports by Management, and would remain in effect until terminated by the banking regulators. On May 10, 2006, Huntington announced that the FRBC notified Huntington’s board of directors that Huntington had satisfied the provisions of the written agreement dated February 28, 2005, and that the FRBC, under delegated authority of the Board of Governors of the Federal Reserve System, had terminated the written agreement.
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

–	Total allowances for credit losses — The allowances for credit losses (ACL) is the sum of the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). At December 31, 2006, the ACL was $312.2 million. The amount of the ACL was determined by judgments regarding the quality of the loan portfolio and loan commitments. All known relevant internal and external factors that affected loan collectibility were considered. The ACL represents the estimate of the level of reserves appropriate to absorb inherent credit losses in the loan and lease portfolio, as well as unfunded loan commitments. We believe the process for determining the ACL considers all of the potential factors that could result in credit losses. However, the process includes judgmental and quantitative elements that may be subject to significant change. To the extent actual outcomes differ from our estimates, additional provision for credit losses could be required, which could adversely affect earnings or financial performance in future periods. At December 31, 2006, the ACL as a percent of total loans and leases was 1.19%. Based on the December 31, 2006 balance sheet, a 10 basis point increase in this ratio to 1.29% would require $25.2 million in additional reserves (funded by additional provision for credit losses), which would have negatively impacted 2006 net income by approximately $16.3 million, or $0.07 per share. A discussion about the process used to estimate the ACL is presented in the Credit Risk section of Management’s Discussion and Analysis in this report.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED

–	Fair value Measurements — A significant portion of our assets is carried at fair value, including securities, derivatives, mortgage servicing rights (MSRs) and trading assets. Additionally, a smaller portion is carried at the lower of fair value or cost, including held-for-sale loans, while another portion is evaluated for impairment using fair value measurements. At December 31, 2006, approximately $4.8 billion of our assets were recorded at either fair value or at the lower of fair value or cost.

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

We estimate the fair value of a financial instrument using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When observable market prices do not exist, we estimate fair value. Our valuation methods consider factors such as liquidity and concentration concerns and, for the derivatives portfolio, counterparty credit risk. Other factors such as model assumptions, market dislocations and unexpected correlations can affect estimates of fair value. Imprecision in estimating these factors can impact the amount of revenue or loss recorded for a particular position.

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

Our derivative positions are valued using internally developed models based on observable market parameters (parameters that are actively quoted and can be validated to external sources) or model values where quoted market prices do not exist, including industry-pricing services.

Loans held-for-sale
The fair value of loans in the held-for-sale portfolio is generally based on observable market prices of similar instruments. If market prices are not available, fair value is determined using internally developed models, based on the estimated cash flows, adjusted for credit risk. The credit risk adjustment is discounted using a rate that is appropriate for each maturity and incorporates the effects of interest rate changes.

Goodwill and Intangible Assets
Goodwill and intangible assets represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Goodwill impairment testing is performed at the reporting unit level annually as of September 30th, or more frequently if events or circumstances indicate possible impairment. Fair values of reporting units are determined using a combination of a discounted cash flow analyses based on internal forecasts and market-based valuation multiples for comparable businesses. No impairment was identified as a result of the testing performed during 2006 or 2005. Note 9 to the Consolidated Financial Statements contains additional information regarding goodwill and the carrying values by lines of business.

MSRs and other servicing rights
MSRs and certain other servicing rights do not trade in an active, open market with readily observable prices. While sales of MSRs occur, the precise terms and conditions are typically not readily available. Therefore, we estimate the fair value of the MSRs on a monthly basis using a third-party valuation software package. Fair value is estimated based upon discounted net cash flows calculated from a combination of loan level data and market assumptions. The valuation software combines loans based on common characteristics that impact servicing cash flows (investor, remittance cycle, interest rate, product type, etc.) in order to project net cash flows.

Market valuation assumptions (including discount rate, servicing costs, etc.) are also populated within the software. Valuation assumptions are periodically reviewed against available market data (e.g., broker surveys) for reasonableness and adjusted if deemed appropriate. The recorded MSR asset balance is adjusted up or down to estimated fair value based upon the final month-end valuation, which utilized the month-end rate curve and prepayment assumptions. Note 5 of the Notes to Consolidated Financial Statements contains an analysis of the impact to the fair value of MSRs resulting from changes in the estimates used by management.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED

–	Income Taxes — The calculation of our provision for income taxes is complex and requires the use of estimates and judgments. We have two accruals for income taxes: Our accrued income taxes represent the net estimated amount currently due or to be received from taxing jurisdictions, including any reserve for potential audit issues, and is reported as a component of “accrued expenses and other liabilities” in our consolidated balance sheet; our deferred federal income tax liability represents the estimated impact of temporary differences between how we recognize our assets and liabilities under GAAP, and how such assets and liabilities are recognized under the federal tax code.

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

From time to time, we engage in business transactions that may have an effect on our tax liabilities. Where appropriate, we have obtained opinions of outside experts and have assessed the relative merits and risks of the appropriate tax treatment of business transactions taking into account statutory, judicial, and regulatory guidance in the context of its tax position. However, changes to our estimates of accrued taxes can occur due to changes in tax rates, implementation of new business strategies, resolution of issues with taxing authorities regarding previously taken tax positions and newly enacted statutory, judicial, and regulatory guidance. Such changes can affect the amount of our accrued taxes and can be material to our financial position and/or results of operations. The potential impact to our operating results for any of these changes cannot be reasonably estimated.
Pending Acquisition of Sky Financial Group, Inc.
On December 20, 2006, Huntington announced the signing of a definitive agreement to acquire Sky Financial Group, Inc. (Sky Financial) in a stock and cash transaction expected to be valued at approximately $3.5 billion. Sky Financial is a $17.6 billion diversified financial holding company with over 330 banking offices and over 400 ATMs. Sky Financial serves communities in Ohio, Pennsylvania, Indiana, Michigan and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, asset management services; and Sky Insurance, retail and commercial insurance agency services.
Under the terms of the agreement, Sky Financial shareholders will receive 1.098 shares of Huntington common stock, on a tax-free basis, and a taxable cash payment of $3.023 for each share of Sky Financial common stock. The merger was unanimously approved by both boards and is expected to close in the third quarter of 2007, pending customary regulatory approvals, as well as approval by both companies’ shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 2 — Selected Annual Income Statements(1)

	Year Ended December 31,

		Change from 2005			Change from 2004

(in thousands, except per share amounts)	2006	Amount	%	2005	Amount	%	2004	2003	2002

Interest income	$2,070,519	$428,754	26.1%	$1,641,765	$294,450	21.9%	$1,347,315	$1,305,756	$1,293,195
Interest expense	1,051,342	371,988	54.8	679,354	243,413	55.8	435,941	456,770	543,621

Net interest income	1,019,177	56,766	5.9	962,411	51,037	5.6	911,374	848,986	749,574
Provision for credit losses	65,191	(16,108)	(19.8)	81,299	26,237	47.7	55,062	163,993	194,426

Net interest income after provision for credit losses	953,986	72,874	8.3	881,112	24,800	2.9	856,312	684,993	555,148

Service charges on deposit accounts	185,713	17,879	10.7	167,834	(3,281)	(1.9)	171,115	167,840	153,564
Trust services	89,955	12,550	16.2	77,405	9,995	14.8	67,410	61,649	62,051
Brokerage and insurance income	58,835	5,216	9.7	53,619	(1,180)	(2.2)	54,799	57,844	62,109
Other service charges and fees	51,354	7,006	15.8	44,348	2,774	6.7	41,574	41,446	42,888
Bank owned life insurance income	43,775	3,039	7.5	40,736	(1,561)	(3.7)	42,297	43,028	43,123
Automobile operating lease income	43,115	(89,900)	(67.6)	133,015	(152,416)	(53.4)	285,431	489,698	657,074
Mortgage banking	41,491	13,158	46.4	28,333	1,547	5.8	26,786	58,180	32,751
Gain on sales of automobile loans	3,095	1,884	N.M.	1,211	(12,995)	(91.5)	14,206	40,039	—
Securities (losses) gains	(73,191)	(65,136)	N.M.	(8,055)	(23,818)	N.M.	15,763	5,258	4,902
Gain on sale of Florida operations	—	—	—	—	—	—	—	—	182,470
Other	116,927	23,091	24.6	93,836	(5,381)	(5.4)	99,217	104,171	100,772

Total non-interest income	561,069	(71,213)	(11.3)	632,282	(186,316)	(22.8)	818,598	1,069,153	1,341,704

Personnel costs	541,228	59,570	12.4	481,658	(4,148)	(0.9)	485,806	447,263	418,037
Outside data processing and other services	78,779	4,141	5.5	74,638	2,523	3.5	72,115	66,118	67,368
Net occupancy	71,281	189	0.3	71,092	(4,849)	(6.4)	75,941	62,481	59,539
Equipment	69,912	6,788	10.8	63,124	(218)	(0.3)	63,342	65,921	68,323
Marketing	31,728	5,449	20.7	26,279	1,679	6.8	24,600	25,648	26,655
Automobile operating lease expense	31,286	(72,564)	(69.9)	103,850	(131,230)	(55.8)	235,080	393,270	518,970
Professional services	27,053	(7,516)	(21.7)	34,569	(2,307)	(6.3)	36,876	42,448	33,085
Telecommunications	19,252	604	3.2	18,648	(1,139)	(5.8)	19,787	21,979	22,661
Printing and supplies	13,864	1,291	10.3	12,573	110	0.9	12,463	13,009	15,198
Amortization of intangibles	9,962	9,133	N.M.	829	12	1.5	817	816	2,019
Restructuring reserve (releases) charges	—	—	—	—	1,151	N.M.	(1,151)	(6,666)	48,973
Other	106,649	24,089	29.2	82,560	(14,008)	(14.5)	96,568	97,872	93,319

Total non-interest expense	1,000,994	31,174	3.2	969,820	(152,424)	(13.6)	1,122,244	1,230,159	1,374,147

Income before income taxes	514,061	(29,513)	(5.4)	543,574	(9,092)	(1.6)	552,666	523,987	522,705
Provision for income taxes	52,840	(78,643)	(59.8)	131,483	(22,258)	(14.5)	153,741	138,294	198,974

Income before cumulative effect of change in accounting principle	461,221	49,130	11.9	412,091	13,166	3.3	398,925	385,693	323,731
Cumulative effect of change in accounting principle, net of tax(2)				—	—	—	—	(13,330)	—

Net income	$461,221	$49,130	11.9%	$412,091	$13,166	3.3%	$398,925	$372,363	$323,731

Average common shares — basic	236,699	6,557	2.8%	230,142	229	0.1%	229,913	229,401	242,279
Average common shares — diluted	239,920	6,445	2.8	233,475	(381)	(0.2)	233,856	231,582	244,012
Per common share:
Income before cumulative effect of change in accounting principle — basic	$ 1.95	$ 0.16	8.9%	$ 1.79	$ 0.05	2.9%	$ 1.74	$ 1.68	$ 1.34
Net income — basic	1.95	0.16	8.9	1.79	0.05	2.9	1.74	1.62	1.34

Income before cumulative effect of change in accounting principle — diluted	1.92	0.15	8.5	1.77	0.06	3.5	1.71	1.67	1.33
Net income — diluted	1.92	0.15	8.5	1.77	0.06	3.5	1.71	1.61	1.33

Cash dividends declared	1.000	0.16	18.3	0.845	0.10	12.7	0.750	0.670	0.640
Revenue — fully taxable equivalent (FTE)
Net interest income	$1,019,177	$56,766	5.9%	$962,411	$51,037	5.6%	$911,374	$848,986	$749,574
FTE adjustment	16,025	2,632	19.7	13,393	1,740	14.9	11,653	9,684	5,205

Net interest income(3)	1,035,202	59,398	6.1	975,804	52,777	5.7	923,027	858,670	754,779
Non-interest income	561,069	(71,213)	(11.3)	632,282	(186,316)	(22.8)	818,598	1,069,153	1,341,704

Total revenue(3)	$1,596,271	$(11,815)	(0.7)%	$1,608,086	$(133,539)	(7.7)%	$1,741,625	$1,927,823	$2,096,483

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to the ‘Significant Factors Influencing Financial Performance Comparisons’ for additional discussion regarding these key factors.

(2)	Due to adoption of FASB Interpretation No. 46 for variable interest entities.

(3)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

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
Summary
2006 versus 2005
Earnings for full-year 2006 were $461.2 million, or $1.92 per common share, up 12% and 8%, respectively, compared with $412.1 million, or $1.77 per common share, in 2005. The $49.1 million increase in net income primarily reflected:

–	$78.6 million decline in income tax expense as the effective tax rate for 2006 was 10.3%, down from 24.2% in 2005. The lower 2006 income tax expense reflected the favorable impact of an $84.5 million reduction related to the resolution of a federal income tax audit covering tax years 2002 and 2003 that resulted in the release of federal income tax reserves, as well as the recognition of federal tax loss carry backs. The 2005 effective tax rate of 24.2% was favorably impacted by a combination of factors including the benefit of a federal tax loss carry back, partially offset by the net impact of repatriating foreign earnings.

–	$56.8 million, or 6%, increase in net interest income, reflecting a 7% increase in average earning assets, as the net interest margin of 3.29% declined 4 basis points from 3.33% in the prior year. The increase in average earning assets reflected 7% growth in average total loans and leases, including 12% growth in average total commercial loans and 3% growth in average total consumer loans, and a 15% increase in average investment securities. Growth in earning assets was positively impact by the acquisition of Unizan Financial Corp. (“Unizan”) on March 1, 2006.

–	A $16.1 million decline in provision for credit losses, reflecting overall net improvement in our credit risk performance as reflected in a decline in our allowance for credit losses as a percent of period end loans and leases to 1.04% at December 31, 2006, from 1.10% at the end of 2005.
Partially offset by:

–	$71.2 million, or 11%, decline in non-interest income. Contributing to the decrease was an $89.9 million expected decline in operating lease income, and a $65.1 million increase in securities losses, reflecting the impact of a balance sheet restructuring in late 2006. Partially offsetting these negative factors were increases in several other components of non-interest income, primarily due to the Unizan acquisition, including a $23.1 million increase in other income, a $17.9 million increase in service charges on deposit accounts, a $13.2 million increase in mortgage banking income, a $12.6 million increase in trust services income, a $7.0 million increase in other service charges and fees, a $5.2 million increase in brokerage and insurance income, and a $1.9 million increase in gains on sales of automobile loans.

–	$31.2 million, or 3%, increase in non-interest expense, reflecting increases in several components of non-interest expense, primarily related to the acquisition of Unizan, including a $59.6 million increase in personnel costs, a $24.1 million increase in other expense, a $9.1 million increase in amortization of intangibles, a $6.8 million increase in equipment expense, a $5.4 million increase in marketing expense, and a $4.1 million increase in outside data processing and other services, partially offset by a $72.6 million expected decrease in operating lease expense and a $7.5 million decline in professional services.
Compared with 2005, the ROA for 2006 was 1.31%, up from 1.26%, and the ROE was 15.7%, down slightly from 16.0%.
Full-year 2006 earnings were impacted by a number of significant items, the largest of which were (1) the acquisition of Unizan Financial Corp. on March 1, 2006, (2) a reduction in federal income tax expense, and (3) a balance sheet restructuring, undertaken to utilize the excess capital resulting from the reduction of federal income tax expense. The details of these impacts can be found in the detailed discussions that follow and are critical to understanding 2006 performance.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
2005 versus 2004
Earnings for 2005 were $412.1 million, or $1.77 per common share, up 3% and 4%, respectively, from $398.9 million, or $1.71 per common share, in 2004. The $13.2 million increase in net income primarily reflected:

–	$152.4 million, or 14%, decline in non-interest expense, primarily reflecting a $131.2 million decline in operating lease expenses, a $9.9 million decline in SEC-related expenses, a $4.8 million decline in net occupancy expense, a $4.1 million decline in personnel costs, and a $2.9 million decline in Unizan system conversion expenses.

–	$51.0 million, or 6%, increase in net interest income, reflecting a 6% increase in average earning assets, as the net interest margin of 3.33% was unchanged from the prior year. The increase in average earning assets reflected 10% growth in average total loans and leases, including 11% growth in average total consumer loans and 8% growth in average total commercial loans, partially offset by a 14% decline in average investment securities.

–	$22.3 million decline in income tax expense as the effective tax rate for 2005 was 24.2%, down from 27.8% in 2004. The lower 2005 income tax expense reflected a combination of factors including the benefit of a federal tax loss carry back, partially offset by the net impact of repatriating foreign earnings.
Partially offset by:

–	$186.3 million, or 23%, decline in non-interest income. Contributing to the decrease were a $152.4 million decline in operating lease income, a $23.8 million decline in securities gains as the current year had $8.1 million of securities losses and the prior year had $15.8 million of securities gains, a $13.0 million decline in gains on sales of automobile loans, a $5.4 million decline in other income, and a $3.3 million decline in service charges on deposit accounts. These declines were partially offset by a $10.0 million increase in trust services income and a $2.8 million increase in other service charges and fees.

–	$26.2 million, or 48%, increase in the provision for credit losses, reflecting higher levels of non-performing assets and problem credits, as well as growth in the loan portfolio.
The ROA and ROE for 2005 were 1.26% and 16.0%, respectively, down slightly from 1.27% and 16.8%, respectively, in 2004.
Results of Operations
Significant Factors Influencing Financial Performance Comparisons
Earnings comparisons from 2004 through 2006 were impacted by a number of factors; some related to changes in the economic and competitive environment, while others reflected specific management strategies or changes in accounting practices. Those key factors are summarized below.

1.	Unizan acquisition. — The merger with Unizan Financial Corp. (Unizan) was completed on March 1, 2006. At the time of acquisition, Unizan had assets of $2.5 billion, including $1.6 billion of loans and core deposits of $1.5 billion. Unizan results were only in consolidated results for 10 months of 2006. As a result, performance comparisons between 2006 and 2005 are affected, as Unizan results were not in 2005 results. Comparisons of 2006 reported results compared with 2005 pre-merger results are impacted as follows:

–	Increased certain reported period-end balance sheet and credit quality items (e.g., non-performing loans).

–	Increased reported average balance sheet, revenue, expense, and credit quality results (e.g., net charge-offs).

–	Increased reported non-interest expense items as a result of costs incurred as part of merger-integration activities, most notably employee retention bonuses, outside programming services related to systems conversions, and marketing expenses related to customer retention initiatives. Merger costs were $3.7 million for 2006, $0.7 million for 2005, and $3.6 million for 2004.

Given the impact of the merger on reported 2006 results, we believe that an understanding of the impacts of the merger is necessary to understand better underlying performance trends. When comparing post-merger period results to pre-merger periods, two terms relating to the impact of the Unizan merger on reported results are used:

–	“Merger-related” refers to amounts and percentage changes representing the impact attributable to the merger.

–	“Merger costs” represent expenses associated with merger integration activities.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED

An analysis reflecting the estimated impact of the Unizan merger on our reported average balance sheet and income statement can be found in Table 30 — Estimated Impact of Unizan Merger.

2.	Mortgage servicing rights (MSRs) and related hedging. — MSR values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly reduced by prepayments. Prepayments usually increase when mortgage interest rates decline and decrease when mortgage interest rates rise.

–	Prior to 2006, we recognized impairment when our valuation of MSRs was less than the recorded book value. We recognized temporary impairment due to changes in interest rates through a valuation reserve and recorded a direct write-down of the book value of MSRs for other-than-temporary declines in valuation. Changes and fluctuations in interest rate levels between quarters resulted in some quarters reporting an MSR temporary impairment, with others reporting a recovery of previously recognized MSR temporary impairment. Such swings in MSR valuations have significantly impacted quarterly mortgage banking income trends throughout this period.

–	Beginning in 2006, we adopted Statement of Financial Accounting Standards (Statement) No. 156, Accounting for Servicing of Financial Assets (an amendment of FASB Statement No. 140), which allowed us to carry MSRs at fair value. This resulted in a $5.1 million pre-tax ($0.01 per common share) positive impact in 2006. Under the fair value approach, servicing assets and liabilities are recorded at fair value at each reporting date. Changes in fair value between reporting dates are recorded as an increase or decrease in mortgage banking income. MSR assets are included in other assets. (See Tables 3, 6, and 7.)

–	Prior to 2005, we used investment securities gains/(losses) as a balance sheet hedge to offset MSR valuation changes. Such gains/(losses) were reported as securities gains/(losses). Beginning in 2005, we used trading account securities and derivatives to offset MSR valuation changes. The valuations of trading securities and derivatives that we use generally react to interest rate changes in an opposite direction compared with changes in MSR valuations. As a result, changes in interest rate levels that impact MSR valuations should result in corresponding offsetting, or partially offsetting, trading gains or losses. As such, in quarters where MSR fair values decline, the fair values of trading account securities and derivatives typically increase, resulting in a recognition of trading gains that offset, or partially offset, the decline in fair value recognized for the MSR, and vice versa. Such trading gains or losses are also recorded as an increase or decrease in mortgage banking income. Net interest income on securities used to hedge MSRs is recorded in interest income.

3.	Automobile leases originated through April 2002 are accounted for as automobile operating leases. — Automobile leases originated before May 2002 are accounted for using the operating lease method of accounting because they do not qualify as direct financing leases. Automobile operating leases are carried in other assets with the related rental income, other revenue, and credit recoveries reflected as automobile operating lease income, a component of non-interest income. Under this accounting method, depreciation expenses, as well as other costs and charge-offs, are reflected as automobile operating lease expense, a component of non-interest expense. With no new automobile operating leases originated since April 2002, the automobile operating lease assets have declined rapidly since then. The level of automobile operating lease assets and related automobile operating lease income and expense declined to a point of diminished materiality by the end of 2006. However, since automobile operating lease income and expense represented a significant percentage of total non-interest income and expense, respectively, throughout these reporting periods, their downward trend influenced total revenue, total non-interest income, and total non-interest expense trends.

In contrast, automobile leases originated since April 2002 are accounted for as direct financing leases, an interest earning asset included in total loans and leases with the related income reflected as interest income and included in the calculation of the net interest margin. Credit charge-offs and recoveries are reflected in the allowance for loan and lease losses (ALLL), with related changes in the ALLL reflected in the provision for credit losses. To better understand overall trends in automobile lease exposure, it is helpful to compare trends in the combined total of direct financing leases plus automobile operating leases.

4.	Effective tax rate. — Various items impacted the effective tax rate for 2006 and 2005. For 2006, impacts included an $84.5 million ($0.35 per common share) reduction of federal income tax expense from the release of tax reserves as a result of the resolution of the federal income tax audit for 2002 and 2003, and the recognition of a federal tax loss carry back. For 2005, federal income tax expense benefited by $26.9 million ($0.12 per common share) from the positive impact of a federal tax loss carry-back, partially offset by a $5.0 million after tax ($0.02 per common share) increase in tax expense from the repatriation of foreign earnings.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED

5.	Share-based compensation. — In 2006, we adopted Statement No. 123R, Share-Based Payment, which resulted in recognizing as personnel expense, the impact of share-based compensation, primarily in the form of stock option grants. Adoption of stock option expensing added $18.6 million, pre-tax, to personnel expense in 2006. (See Note 19 to the Consolidated Financial Statements.)

6.	Balance sheet restructuring. — In 2006, we utilized the excess capital resulting from the favorable resolution to certain federal income tax audits to restructure certain under-performing components of the balance sheet. We believe that these actions will benefit the net interest margin in future periods. Our actions included the review of $2.1 billion of securities for potential sale, the refinancing of a portion of our FHLB funding, and the sale of approximately $100 million of residential mortgage loans. The review of securities for sale resulted in an initial impairment of $57.5 million, which was recorded as a securities loss. The completion of this review resulted in an additional $9.0 million of securities losses, as well as $6.8 million of other than temporary impairment on certain sub-prime mortgage backed securities not included in the initial review. Total securities losses as a result of these actions totaled $73.3 million. The refinancing of FHLB funding and the sale of mortgage loans resulted in total charges of $4.4 million, resulting in total balance sheet restructuring costs of $77.7 million ($0.21 per common share).

7.	Other significant items influencing earnings performance comparisons.

2006

–	$10.0 million pre-tax contribution to the Huntington Foundation.

–	$7.4 million pre-tax equity investment gains.

–	$5.5 million pre-tax increase in automobile lease residual value losses. This increase reflected higher relative losses on certain vehicles sold at auction, most notably high-line imports and larger sport utility vehicles.

–	$4.8 million in severance and consolidation expenses, pre-tax. This reflected fourth quarter severance-related expenses associated with a reduction of 75 Regional Banking staff positions, as well as costs associated with the previously announced retirements of a vice chairman and an executive vice president.

–	$3.3 million pre-tax gain on the sale of MasterCard® stock.

–	$3.2 million pre-tax negative impact associated with the write-down of equity method investments.

–	$2.3 million pre-tax unfavorable impact due to a cumulative adjustment to defer home equity annual fees.

2005

–	$8.8 million pre-tax investment securities losses, resulting from our decision to reduce our exposure to certain unsecured federal agency securities.

–	$6.5 million pre-tax impact to provision expense associated with the charge-off of a single large commercial credit.

–	$5.1 million of pre-tax severance and consolidation expenses associated with the consolidation of certain operations functions, including the closing of an item-processing center in Michigan. This item increased non-interest expense.

–	$3.7 million pre-tax expense associated with the now-closed SEC investigation and regulatory-related written agreements.

–	$2.6 million pre-tax write-offs of equity investments. This item lowered non-interest income.

2004

–	$14.2 million pre-tax gain on the sale of automobile loans associated with the objective of lowering total credit exposure to this sector.

–	$13.6 million pre-tax expense associated with the now-closed SEC investigation and regulatory-related written agreements.

–	$11.1 million pre-tax reduction to provision expense, reflecting a recovery of a single large commercial credit previously charged-off in 2002.

–	$7.8 million pre-tax property lease impairments. This item increased non-interest expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED

–	$3.7 million pre-tax one-time funding cost adjustment for a securitization structure consolidated in a prior period, which lowered interest expense and increased net interest income, as well as the net interest margin.
Table 3 — Significant Items Influencing Earnings Performance Comparison(1)

	2006		2005		2004

(in thousands of dollars)	After-tax	EPS	After-tax	EPS	After-tax	EPS

Net income — GAAP	$461,221		$412,091		$398,925
Earnings per share, after tax		$1.92		$1.77		$1.71
Change from prior year — $		0.15		0.06		0.10
Change from prior year — %		8.5%		3.5%		6.2%
Significant items — favorable (unfavorable) impact:	Earnings (2)	EPS	Earnings (2)	EPS	Earnings (2)	EPS

Reduction to federal income tax expense(3)	$84,541	$0.35	$—	$—	$—	$—
Equity investment gains	7,436	0.02	—	—	—	—
MSR FAS 156 accounting change	5,143	0.01	—	—	—	—
Gain on sale of MasterCard stock	3,341	0.01	—	—	—	—
Balance sheet restructuring	(77,698)	(0.21)	(8,770)	(0.02)	—	—
Huntington Foundation contribution	(10,000)	(0.03)	—	—	—	—
Automobile lease residual value losses	(5,549)	(0.01)	—	—	—	—
Severance and consolidation expenses	(4,750)	(0.01)	(5,064)	(0.01)	—	—
Unizan merger costs	(3,749)	(0.01)	—	—	(3,610)	(0.01)
Adjustment for equity method investments	(3,240)	(0.01)	—	—	—	—
Adjustment to defer home equity annual fees	(2,254)	(0.01)	—	—	—	—
Net impact of federal tax loss carry back(3)	—	—	26,936	0.12	—	—
MSR mark-to-market net of hedge-related trading activity(4)	—	—	(7,318)	(0.02)	(7,174)	(0.02)
Single commercial credit net charge-off net of allocated reserves	—	—	(6,464)	(0.02)	—	—
Net impact of repatriating foreign earnings (3)	—	—	(5,040)	(0.02)	—	—
SEC and regulatory related expenses	—	—	(3,715)	(0.01)	(13,597)	(0.05)
Write-off of equity investments	—	—	(2,598)	(0.01)	—	—
MSR hedging-related securities gains/(losses)	—	—	—	—	15,763	0.04
Gain on sale of automobile loans	—	—	—	—	14,206	0.04
Single commercial credit recovery	—	—	—	—	11,095	0.03
One-time adjustment to consolidated securitization	—	—	—	—	3,682	0.01
Property lease impairment	—	—	—	—	(7,846)	(0.02)
(1) See Significant Factors Influencing Financial Performance discussion.
(2) Pre-tax unless otherwise noted.
(3) After-tax.
(4) Prior to 2005, MSR valuation changes were reflected as recoveries (impairments) net of hedge-related trading activity with securities gains (losses).
Net Interest Income
(This section should be read in conjunction with Significant Factors 1 and 3.)
Our primary source of revenue is net interest income, which is the difference between interest income from earning assets, primarily loans, direct financing leases, securities, and interest expense of funding sources, including interest bearing deposits and borrowings. Earning asset balances and related funding, as well as changes in the levels of interest rates, impact net interest income. The difference between the average yield on earning assets and the average rate paid for interest-bearing liabilities is the net interest spread. Non-interest bearing sources of funds, such as demand deposits and shareholders’ equity, also support earning assets. The impact of the non-interest bearing sources of funds, often referred to as “free” funds, is captured in the net interest margin, which is calculated as net interest income divided by average earning assets. Given the “free” nature of non-interest bearing sources of funds, the net interest margin is generally higher than the net interest spread. Both the net interest spread and net interest margin are presented on a fully taxable equivalent basis, which means that tax-free interest income has been adjusted to a pre-tax equivalent income, assuming a 35% tax rate.
Table 4 shows changes in fully taxable equivalent interest income, interest expense, and net interest income due to volume and rate variances for major categories of earning assets and interest bearing liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 4 — Change in Net Interest Income Due to Changes in Average Volume and Interest Rates(1)

	2006			2005

	Increase (Decrease) From			Increase (Decrease) From
	Previous Year Due To			Previous Year Due To

Fully tax equivalent basis(2)		Yield/			Yield/
(in millions of dollars)	Volume	Rate	Total	Volume	Rate	Total

Loans and direct financing leases	$100.7	$246.9	$347.6	$118.6	$177.7	$296.3
Securities	30.4	46.9	77.3	(29.8)	19.9	(9.9)
Other earning assets	(4.3)	10.7	6.4	3.8	6.2	10.0

Total interest income from earning assets	126.8	304.5	431.3	92.6	203.8	296.4

Deposits	52.7	217.6	270.3	41.7	148.1	189.8
Short-term borrowings	12.6	25.3	37.9	(0.3)	21.6	21.3
Federal Home Loan Bank advances	9.5	15.8	25.3	(4.7)	6.1	1.4
Subordinated notes and other long-term debt, including capital securities	(21.5)	59.9	38.4	(39.0)	66.4	27.4

Total interest expense of interest-bearing liabilities	53.3	318.6	371.9	(2.3)	242.2	239.9

Net interest income before funding cost adjustment	73.5	(14.1)	59.4	94.9	(38.4)	56.5
Funding cost adjustment	—	—	—	—	(3.7)	(3.7)

Net interest income	$73.5	$(14.1)	$59.4	$94.9	$(42.1)	$52.8

(1)	The change in interest rates due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.

(2)	Calculated assuming a 35% tax rate.
2006 versus 2005
Fully taxable equivalent net interest income increased $59.4 million, or 6% ($59.0 million merger-related), from 2005, reflecting the favorable impact of a $2.1 billion, or 7%, increase in average earning assets, as the fully taxable equivalent net interest margin declined 4 basis points to 3.29%. Average total loans and leases increased $1.6 billion, or 7% ($1.4 billion merger-related). The remaining increase in average total loans and leases was $0.2 billion, up 1% from a year-ago, which primarily reflected growth in commercial loans and residential mortgages, mostly offset by a decline in total average automobile loans and leases reflecting a decline in automobile leases and little growth in automobile loans given the ongoing program of selling a portion of related loan production.
Average interest bearing deposits increased $2.0 billion from 2005, mostly related to the acquisition of Unizan. Interest expense paid on total deposits and interest bearing liabilities increased at a faster rate than earning assets throughout 2006, reducing the overall spread between interest revenue on earning assets and interest costs paid on interest bearing liabilities. Non-interest bearing deposits grew at a 4% rate, reflecting the addition of Unizan. These added balances favorably impacted the margin for 2006, offsetting lower non-deferred loan fees and the reduction in net interest margin as noted above.
2005 versus 2004
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
Average Balance Sheet
Table 5 shows average annual balance sheets and net interest margin analysis for the last five years. It details average balances for total assets and liabilities, as well as shareholders’ equity, and their various components, most notably loans and leases, deposits, and borrowings. It also shows the corresponding interest income or interest expense associated with each earning asset and interest bearing liability category along with the average rate with the difference resulting in the net interest spread. The net interest spread plus the positive impact from the non-interest bearing funds represents the net interest margin.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 5 — Consolidated Average Balance Sheet and Net Interest Margin Analysis

	Average Balances

		Change from 2005			Change from 2004
Fully taxable equivalent basis(1)
(in millions of dollars)	2006	Amount	%	2005	Amount	%	2004	2003	2002

Assets
Interest bearing deposits in banks	$53	$—	—%	$53	$(13)	(19.7)%	$66	$37	$33
Trading account securities	92	(115)	(55.6)	207	102	97.1	105	14	7
Federal funds sold and securities purchased under resale agreement	321	59	22.5	262	(57)	(17.9)	319	87	72
Loans held for sale	275	(43)	(13.5)	318	75	30.9	243	564	322
Investment securities:
Taxable	4,197	514	14.0	3,683	(742)	(16.8)	4,425	3,533	2,859
Tax-exempt	570	95	20.0	475	63	15.3	412	334	135

Total investment securities	4,767	609	14.6	4,158	(679)	(14.0)	4,837	3,867	2,994
Loans and leases:(3)
Commercial:
Middle market commercial and industrial(4)	5,504	687	14.3	4,817	361	8.1	4,456	4,633	4,810
Construction	1,244	(434)	(25.9)	1,678	258	18.2	1,420	1,219	1,151
Commercial(4)	2,703	795	41.7	1,908	(14)	(0.7)	1,922	1,800	1,670

Middle market commercial real estate	3,947	361	10.1	3,586	244	7.3	3,342	3,019	2,821
Small business commercial and industrial and commercial real estate	2,414	190	8.5	2,224	221	11.0	2,003	1,787	1,642

Total commercial	11,865	1,238	11.6	10,627	826	8.4	9,801	9,439	9,273

Consumer:
Automobile loans	2,057	14	0.7	2,043	(242)	(10.6)	2,285	3,260	2,744
Automobile leases	2,031	(391)	(16.1)	2,422	230	10.5	2,192	1,423	452

Automobile loans and leases	4,088	(377)	(8.4)	4,465	(12)	(0.3)	4,477	4,683	3,196
Home equity	4,970	218	4.6	4,752	508	12.0	4,244	3,400	2,976
Residential mortgage	4,581	500	12.3	4,081	869	27.1	3,212	2,076	1,438
Other loans	439	54	14.0	385	(8)	(2.0)	393	426	534

Total consumer	14,078	395	2.9	13,683	1,357	11.0	12,326	10,585	8,144

Total loans and leases	25,943	1,633	6.7	24,310	2,183	9.9	22,127	20,024	17,417
Allowance for loan and lease losses	(287)	(19)	7.1	(268)	30	(10.1)	(298)	(330)	(344)

Net loans and leases	25,656	1,614	6.7	24,042	2,213	10.1	21,829	19,694	17,073

Total earning assets	31,451	2,143	7.3	29,308	1,611	5.8	27,697	24,593	20,845

Automobile operating lease assets	93	(258)	(73.5)	351	(540)	(60.6)	891	1,697	2,602
Cash and due from banks	825	(20)	(2.4)	845	2	0.2	843	774	744
Intangible assets	567	349	N.M.	218	2	0.9	216	218	293
All other assets	2,463	278	12.7	2,185	101	4.8	2,084	2,020	1,923

Total Assets	$35,112	$2,473	7.6%	$32,639	$1,206	3.8%	$31,433	$28,972	$26,063

Liabilities and Shareholders’ Equity Deposits:
Demand deposits — non-interest bearing	$3,530	$151	4.5%	$3,379	$149	4.6%	$3,230	$3,080	$2,902
Demand deposits — interest bearing	7,742	84	1.1	7,658	451	6.3	7,207	6,193	5,161
Savings and other domestic time deposits	2,992	(163)	(5.2)	3,155	(276)	(8.0)	3,431	3,462	3,583
Core certificates of deposit	5,050	1,716	51.5	3,334	645	24.0	2,689	3,115	4,175

Total core deposits	19,314	1,788	10.2	17,526	969	5.9	16,557	15,850	15,821
Other domestic time deposits of $100,000 or more	1,113	203	22.3	910	317	53.5	593	389	295
Brokered time deposits and negotiable CDs	3,242	123	3.9	3,119	1,282	69.8	1,837	1,419	731
Deposits in foreign offices	515	58	12.7	457	(51)	(10.0)	508	500	337

Total deposits	24,184	2,172	9.9	22,012	2,517	12.9	19,495	18,158	17,184
Short-term borrowings	1,800	421	30.5	1,379	(31)	(2.2)	1,410	1,600	1,856
Federal Home Loan Bank advances	1,369	264	23.9	1,105	(166)	(13.1)	1,271	1,258	279
Subordinated notes and other long-term debt	3,574	(490)	(12.1)	4,064	(1,315)	(24.4)	5,379	4,559	3,335

Total interest bearing liabilities	27,397	2,216	8.8	25,181	856	3.5	24,325	22,495	19,752

All other liabilities	1,239	(257)	(17.2)	1,496	(8)	(0.5)	1,504	1,201	1,170
Shareholders’ equity	2,946	363	14.1	2,583	209	8.8	2,374	2,196	2,239

Total Liabilities and Shareholders’ Equity	$35,112	$2,473	7.6%	$32,639	$1,206	3.8%	$31,433	$28,972	$26,063

Net interest income

Net interest rate spread
Impact of non-interest bearing funds on margin

Net Interest Margin

N.M., not a meaningful value.

(1)	Fully taxable equivalent (FTE) yields are calculated assuming a 35% tax rate.

(2)	Loan and lease and deposit average rates include impact of applicable derivatives and non-deferrable fees.

(3)	For purposes of this analysis, non-accrual loans are reflected in the average balances of loans.

(4)	2005 reflects a net reclassification of $500 million from middle market commercial real estate to middle market commercial and industrial.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED

Interest Income/Expense					Average Rate(2)

2006	2005	2004	2003	2002	2006	2005	2004	2003	2002

$3.2	$1.1	$0.7	$0.6	$0.8	6.00%	2.16%	1.05%	1.53%	2.38%
3.8	8.5	4.4	0.6	0.3	4.19	4.08	4.15	4.02	4.11
16.1	6.0	5.5	1.6	1.1	5.00	2.27	1.73	1.80	1.56
16.8	17.9	13.0	30.0	20.5	6.10	5.64	5.35	5.32	6.35
229.4	158.7	171.7	159.6	173.0	5.47	4.31	3.88	4.52	6.05
38.5	31.9	28.8	23.5	10.1	6.75	6.71	6.98	7.04	7.47

267.9	190.6	200.5	183.1	183.1	5.62	4.58	4.14	4.73	6.12
406.0	279.0	196.5	223.5	264.5	7.38	5.79	4.41	4.82	5.50
100.5	107.8	64.2	51.3	52.6	8.08	6.43	4.52	4.21	4.57
201.7	113.2	88.0	89.4	96.2	7.46	5.93	4.58	4.97	5.76

302.2	221.0	152.2	140.7	148.8	7.65	6.16	4.55	4.66	5.27
173.9	137.5	110.3	105.6	110.6	7.20	6.18	5.50	5.91	6.73

882.1	637.5	459.0	469.8	523.9	7.43	6.00	4.68	5.00	5.65

135.1	133.3	165.1	242.1	237.9	6.57	6.52	7.22	7.43	8.67
102.9	119.6	109.6	72.8	23.2	5.07	4.94	5.00	5.12	5.14

238.0	252.9	274.7	314.9	261.1	5.82	5.66	6.14	6.73	8.17
369.7	288.6	208.6	166.4	166.2	7.44	6.07	4.92	4.89	5.59
249.1	212.9	163.0	112.2	91.4	5.44	5.22	5.07	5.40	6.35
39.8	39.2	29.5	36.4	50.0	9.07	10.23	7.51	8.55	9.35

896.6	793.6	675.8	629.9	568.7	6.37	5.80	5.48	5.95	6.98

1,778.7	1,431.1	1,134.8	1,099.7	1,092.6	6.86	5.89	5.13	5.50	6.27

2,086.5	1,655.2	1,358.9	1,315.6	1,298.4	6.63	5.65	4.89	5.35	6.23

—	—	—	—	—	—	—	—	—	—
212.4	135.5	74.1	73.0	88.9	2.74	1.77	1.03	1.18	1.71
50.2	42.9	44.1	67.7	80.2	1.68	1.36	1.28	1.96	2.24
214.8	118.7	90.4	114.3	187.0	4.25	3.56	3.36	3.67	4.48

477.4	297.1	208.6	255.0	356.1	3.02	2.10	1.56	2.00	2.76
55.6	30.8	11.3	4.6	7.4	4.99	3.39	1.90	1.17	2.50
169.1	109.4	33.1	24.1	17.3	5.22	3.51	1.80	1.70	2.36
15.1	9.6	4.1	4.6	4.9	2.93	2.10	0.82	0.92	1.47

717.2	446.9	257.1	288.3	385.7	3.47	2.40	1.58	1.91	2.69
72.2	34.3	13.0	15.7	29.0	4.01	2.49	0.93	0.98	1.56
60.0	34.7	33.3	24.4	5.6	4.38	3.13	2.62	1.94	2.00
201.9	163.5	132.5	128.5	123.3	5.65	4.02	2.46	2.82	3.70

1,051.3	679.4	435.9	456.9	543.6	3.84	2.70	1.79	2.03	2.75

$1,035.2	$975.8	$923.0	$858.7	$754.8

					2.79	2.95	3.10	3.32	3.48
					0.50	0.38	0.23	0.17	0.14

					3.29%	3.33%	3.33%	3.49%	3.62%

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Average Balance Sheet — Loans, Leases, and Other Earning Assets
2006 versus 2005
Average total commercial loans increased $1.2 billion, or 12% ($0.7 billion merger-related) from 2005. This growth reflected a $0.7 billion, or 14%, increase in average middle market commercial and industrial (C&I) loans, a $0.4 billion, or 10%, increase in average middle market commercial real estate loans (CRE), and a $0.2 billion, or 9%, increase in average small business loans.
Average residential mortgages increased $0.5 billion, or 12% ($0.3 billion merger-related). Average home equity loans increased $0.2 billion, or 5%, but would have increased less than 1% were it not for the Unizan merger.
Compared with the prior year, average total automobile loans and leases decreased $0.4 billion, or 8%, with the Unizan merger having no significant impact. The decrease reflected the combination of two factors: (1) continued softness in loan and lease production levels over this period from low consumer demand and competitive pricing and (2) little growth in automobile loans as we continued a program of selling a portion of current loan production. Average automobile operating lease assets declined $0.3 billion, or 74%, as this portfolio continued to run off. Total automobile loan and lease exposure at quarter end was 15%, down from 18% a year earlier.
Average total investment securities increased $0.6 million, or 15%, from 2005.
2005 versus 2004
Average total loans and leases increased $2.2 billion, or 10%, from 2004, primarily due to growth in consumer loans. Average total consumer loans increased $1.4 billion, or 11%, due to a $0.9 billion, or 27%, increase in average residential mortgages and a $0.5 billion, or 12%, increase in average home equity loans.
Average total automobile loans decreased $0.2 billion, or 11%, reflecting the sale of automobile loans, loan pay downs, and slowing production. Partially offsetting the decline in automobile loans was $0.2 billion, or 10%, growth in direct financing leases due to the continued migration from operating lease assets.
Average total commercial loans increased $0.8 billion, or 8%, from 2004. This reflected a $0.4 billion, or 8%, increase in middle market C&I loans, a $0.2 billion, or 7%, increase in middle market CRE loans, and a $0.2 billion, or 11%, increase in average small business C&I and CRE loans.
Average total investment securities declined $0.7 billion, or 14%, from 2004.
Average Balance Sheet — Deposits and Other Funding
2006 versus 2005
Average total core deposits in 2006 increased $1.8 billion, or 10% ($1.3 billion merger-related), from 2005. Most of the increase reflected higher average core certificates of deposit, which increased $1.7 billion ($0.5 billion merger-related) resulting from continued customer demand for higher, fixed rate deposit products. Average interest bearing demand deposits increased $0.1 billion ($0.2 billion merger-related) and average non-interest bearing deposits increased $0.2 billion ($0.1 billion merger-related). Average savings and other domestic time deposits declined $0.2 billion, despite $0.4 billion of increase related to the Unizan merger.
We use the non-core funding ratio (total liabilities less core deposits and accrued expenses and other liabilities divided by total assets) to measure the extent to which funding is dependent on wholesale deposits and borrowing sources. For 2006, the average non-core funding ratio was 33%, down from 34% in 2005.
2005 versus 2004
Average total core deposits in 2005 were $17.5 billion, up $1.0 billion, or 6%, from 2004, reflecting a $0.6 billion, or 24%, increase in certificates of deposit, a $0.5 billion, or 6%, increase in average interest bearing demand deposit accounts, primarily money market accounts, and a $0.1 billion, or 5%, increase in non-interest bearing deposits. These increases were partially offset by a $0.3 billion, or 8%, decline in savings and other domestic time deposits. With interest rates rising throughout the year, demand for certificates of deposit increased as customers transferred funds from lower rate savings and other domestic time deposits into higher fixed-rate term deposit accounts.
Provision for Credit Losses
(This section should be read in conjunction with Significant Factor 3 and the Credit Risk section.)
The provision for credit losses is the expense necessary to maintain the ALLL and the AULC at a level adequate to absorb our estimate of probable inherent credit losses in the loan and lease portfolio and the portfolio of unfunded loan commitments.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
The provision for credit losses in 2006 was $65.2 million, down $16.1 million from a year-ago. The decrease reflected a decline in the transaction component of the allowance for loan and lease losses at year end compared with that at the end of 2005, due to a general improvement in the underlying risk of the loan portfolio, including the resolution and/or upgrades of troubled credits, a change in the composition of non-performing loans that included more residential and government-guaranteed loans, as well as a decline in the economic reserve component due to a net improvement in economic factors. These improvements were reflected in the decline in the allowance for loan and lease losses as a percent of period-end total loans and leases to 1.04% at December 31, 2006, from 1.10% a year earlier.
The provision for credit losses for 2005 was $81.3 million, up $26.2 million, or 48%, from 2004. The increase reflected loan growth as well as a higher transaction component of the allowance for loan and lease losses at the end of 2005 compared to a year earlier, due to a general deterioration in the underlying risk of the loan portfolio. These negative impacts were offset by the positive impact of a decline in the economic reserve component. The net positive impact from these factors was reflected in the decrease in the allowance for loan and lease losses as a percent of period-end total loans and leases to 1.10% at December 31, 2005, from 1.15% a year earlier.
Non-Interest Income
(This section should be read in conjunction with Significant Factors 1, 2, 3, 6, and 7.)
Non-interest income for the three years ended December 31, 2006 was as follows:
Table 6 — Non-Interest Income

	Year Ended December 31,

		Change from 2005			Change from 2004

(in thousands of dollars)	2006	Amount	%	2005	Amount	%	2004

Service charges on deposit accounts	$185,713	$17,879	10.7%	$167,834	$(3,281)	(1.9)%	$171,115
Trust services	89,955	12,550	16.2	77,405	9,995	14.8	67,410
Brokerage and insurance income	58,835	5,216	9.7	53,619	(1,180)	(2.2)	54,799
Other service charges and fees	51,354	7,006	15.8	44,348	2,774	6.7	41,574
Bank owned life insurance income	43,775	3,039	7.5	40,736	(1,561)	(3.7)	42,297
Mortgage banking	41,491	13,158	46.4	28,333	1,547	5.8	26,786
Gain on sales of automobile loans	3,095	1,884	N.M.	1,211	(12,995)	(91.5)	14,206
Securities gains (losses)	(73,191)	(65,136)	N.M.	(8,055)	(23,818)	N.M.	15,763
Other	116,927	23,091	24.6	93,836	(5,381)	(5.4)	99,217

Sub-total before automobile operating lease income	517,954	18,687	3.7	499,267	(33,900)	(6.4)	533,167
Automobile operating lease income	43,115	(89,900)	(67.6)	133,015	(152,416)	(53.4)	285,431

Total non-interest income	$561,069	$(71,213)	(11.3)%	$632,282	$(186,316)	(22.8)%	$818,598

N.M., not a meaningful value.
2006 versus 2005
Non-interest income in 2006 decreased $71.2 million, or 11%, from a year-ago, including an $89.9 million decline in automobile operating lease income. That portfolio continued to run off since no automobile operating leases have been originated since April 2002. Non-interest income before automobile operating lease income increased $18.7 million, or 4% ($23.9 million merger-related), reflecting:

–	$23.1 million increase in other income ($7.1 million merger-related), primarily reflecting $7.0 million in higher equity investment gains, a $5.7 million increase in equipment operating lease income, $3.3 million gain on sale of MasterCard® stock, and a $2.6 million increase in corporate derivative sales.

–	$17.9 million, or 11% ($5.3 million merger-related), increase in service charges on deposit accounts, reflecting a $14.3 million, or 13%, increase in personal service charges, primarily NSF/ OD, and a $3.6 million, or 6%, increase in commercial service charge income.

–	$13.2 million, or 46%, increase in mortgage banking income, primarily reflecting a $12.6 million positive impact between years related to MSR valuation net of hedge-related trading activity. Specifically, in 2006, MSR recoveries were $4.9 million, with $1.3 million of net trading losses associated with MSR hedging, resulting in a net positive MSR-related impact of $3.6 million. In 2005, MSR recoveries were $4.4 million, with $13.4 million of net trading losses associated with

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED

MSR hedging, resulting in a net reduction in mortgage-banking income in 2005 of $9.0 million. The Unizan merger had no material impact on mortgage banking income comparisons.

–	$12.6 million, or 16% ($5.5 million merger-related), increase in trust services income, reflecting (1) a $6.5 million, or 18%, increase in personal trust income, mostly merger-related, (2) a $3.7 million, or 14%, increase in fees from Huntington Funds, reflecting 11% fund asset growth, and (3) a $1.8 million, or 17%, increase in institutional trust fees.

–	$7.0 million, or 16% ($1.0 million merger-related), increase in other service charges and fees, primarily reflecting a $5.3 million, or 17%, increase in fees generated by higher debit card volume.

–	$5.2 million, or 10% ($1.5 million merger-related), increase in brokerage and insurance income, primarily reflecting higher annuities sales related to the continued focus on investment product sales in our retail banking offices.
Partially offset by:

–	$65.1 million increase in investment securities losses, reflecting the $73.2 million of investment securities impairment and losses during 2006 as the balance sheet restructuring was completed.
2005 versus 2004
Non-interest income decreased $186.3 million, or 23%, from 2004 with $152.4 million of the decline reflecting the decrease in operating lease income. Of the remaining $33.9 million decline from 2004, the primary drivers were:

–	$23.8 million decline in net securities gains, as the current year reflected $8.1 million of securities losses, compared with $15.8 million of gains in 2004.

–	$13.0 million decline in gains on sale of automobile loans as the year-ago period included $14.2 million of such gains.

–	$5.4 million, or 5%, decline in other income reflected a combination of factors including lower income from automobile lease terminations, the $2.6 million write-off of equity investments, lower investment banking income, and lower equity investment gains.

–	$3.3 million, or 2%, decline in service charges on deposit accounts, all driven by a decline in commercial service charges, reflecting a combination of lower activity and a preference by commercial customers to pay for services with higher compensating balances rather than fees as interest rates increased. Consumer service charges increased slightly.
Partially offset by:

–	$10.0 million, or 15%, increase in trust services due to higher personal trust and mutual fund fees, reflecting a combination of higher market value of assets, as well as increased activity.

–	$2.8 million, or 7%, increase in other service charges and fees, due to higher debit card fees, partially offset by lower bill pay fees as a result of a decision to eliminate fees for this service beginning in the 2004 fourth quarter.
Table 7 details mortgage banking income and the net impact of MSR hedging activity. Striking a mortgage banking income sub-total before MSR recoveries, impairments, or net trading losses or gains, provides a clearer understanding of the underlying trends in mortgage banking income associated with the primary business activities of origination, sales, and servicing.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Mortgage banking income for the three years ended December 31, 2006, was as follows:
Table 7 — Mortgage Banking Income

	Year Ended December 31,

		Change from 2005			Change from 2004

(in thousands of dollars)	2006	Amount	%	2005	Amount	%	2004

Mortgage Banking Income
Origination and secondary marketing	$18,217	$(6,717)	(26.9)%	$24,934	$2,225	9.8%	$22,709
Servicing fees	24,659	2,478	11.2	22,181	485	2.2	21,696
Amortization of capitalized servicing	(15,144)	3,215	(17.5)	(18,359)	660	(3.5)	(19,019)
Other mortgage banking income	10,173	(1,590)	(18.5)	8,583	(1,441)	(14.4)	10,024

Sub-total	37,905	566	1.5	37,339	1,929	5.4	35,410
MSR recovery(1)	4,871	500	11.4	4,371	2,993	N.M.	1,378
Net trading (losses) gains related to MSR hedging	(1,285)	12,092	(90.4)	(13,377)	(3,375)	33.7	(10,002)

Total mortgage banking income	$41,491	$13,158	46.4%	$28,333	$1,547	5.8%	$26,786

Capitalized mortgage servicing rights(2)	$131,104	$39,845	43.7%	$91,259	$14,152	18.4%	$77,107
MSR allowance(2)	—	404	N.M.	(404)	4,371	91.5	(4,775)
Total mortgages serviced for others (2)	8,252,000	976,000	13.4	7,276,000	415,000	6.0	6,861,000

N.M., not a meaningful value.

(1)	In 2006, Huntington adopted Statement No. 156, under which MSRs were recorded and accounted for at fair value. Prior periods reflect temporary impairment or recovery, based on accounting for MSRs at the lower of cost or market.

(2)	At period end.
Non-Interest Expense
(This section should be read in conjunction with Significant Factors 1, 3, 5, and 7.)
Non-interest expense for the three years ended December 31, 2006 was as follows:
Table 8 — Non-Interest Expense

	Year Ended December 31,

		Change from 2005			Change from 2004

(in thousands of dollars)	2006	Amount	%	2005	Amount	%	2004

Salaries	$425,657	$46,068	12.1%	$379,589	$3,321	0.9%	$376,268
Benefits	115,571	13,502	13.2	102,069	(7,469)	(6.8)	109,538

Personnel costs	541,228	59,570	12.4	481,658	(4,148)	(0.9)	485,806

Outside data processing and other services	78,779	4,141	5.5	74,638	2,523	3.5	72,115
Net occupancy	71,281	189	0.3	71,092	(4,849)	(6.4)	75,941
Equipment	69,912	6,788	10.8	63,124	(218)	(0.3)	63,342
Marketing	31,728	5,449	20.7	26,279	1,679	6.8	24,600
Professional services	27,053	(7,516)	(21.7)	34,569	(2,307)	(6.3)	36,876
Telecommunications	19,252	604	3.2	18,648	(1,139)	(5.8)	19,787
Printing and supplies	13,864	1,291	10.3	12,573	110	0.9	12,463
Amortization of intangibles	9,962	9,133	N.M.	829	12	1.5	817
Restructuring reserve releases	—	—	—	—	1,151	N.M.	(1,151)
Other	106,649	24,089	29.2	82,560	(14,008)	(14.5)	96,568

Sub-total before automobile operating lease expense	969,708	103,738	12.0	865,970	(21,194)	(2.4)	887,164
Automobile operating lease expense	31,286	(72,564)	(69.9)	103,850	(131,230)	(55.8)	235,080

Total non-interest expense	$1,000,994	$31,174	3.2%	$969,820	$(152,424)	(13.6)%	$1,122,244

N.M., not a meaningful value.
2006 versus 2005
Non-interest expense in 2006 increased $31.2 million, or 3%, from 2005, despite a $72.6 million decline in automobile operating lease expense as that portfolio continued to run off. Non-interest expense before automobile operating lease expense increased $103.7 million, or 12% ($59.7 million merger-related), reflecting:

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED

–	$59.6 million, or 12%, increase in personnel expense, with Unizan contributing $25.8 million, or 43%, of the increase. The remaining $33.8 million increase included $17.0 million increase in share-based compensation primarily related to the expensing of stock options, which began in 2006, and $9.0 million in higher performance and sales-related compensation.

–	$24.1 million, or 29% ($10.0 million merger-related), increase in other expense, including a $10.0 million donation to the Huntington Foundation in the fourth quarter, which will result in reduced contributions in future periods, $5.5 million of higher residual value losses on automobile leases, $3.7 million of Unizan merger-related costs, and $3.5 million related to the fourth quarter restructuring of certain FHLB advances.

–	$9.1 million increase in the amortization of intangibles, substantially all merger-related.

–	$6.8 million, or 11%, increase in equipment expense ($1.7 million merger-related), reflecting higher depreciation associated with recent technology investments.

–	$5.4 million, or 21% ($0.9 million merger-related), increase in marketing expense, reflecting increased campaign and market research expenses.

–	$4.1 million, or 6%, increase in outside data processing and other services ($1.7 million merger-related), with $2.0 million related to Unizan system conversion merger-related costs and a $1.7 million increase in debit card processing costs due to higher activity levels.
Partially offset by:

–	$7.5 million, or 22%, decline in professional services expenses, despite Unizan adding $4.9 million, including a reduction in SEC/regulatory related expenses, as well as declines in collections and other consulting expenses.
2005 versus 2004
Non-interest expense decreased $152.4 million, or 14%, from 2004 with $131.2 million of the decline reflecting the decrease in operating lease expense. Of the remaining $21.2 million decline, the primary drivers were:

–	$14.0 million, or 15%, decrease in other expense, reflecting decreased SEC and regulatory-related expenses in 2005, $5.8 million of costs related to investments in partnerships generating tax benefits in the year-ago period, and lower litigation related expense accruals and lower insurance costs in 2005.

–	$4.8 million, or 6%, decline in net occupancy expense, as 2004 included a $7.8 million loss caused by property lease impairments, partially offset by lower rental income and higher depreciation expense in 2005.

–	$4.1 million, or 1%, decline in personnel costs, mainly due to lower commission and benefit expense, partially offset by higher salaries and severance.
SEC-related expenses and accruals, as well as expenses related to Unizan integration planning and systems conversions, contributed to the change in expense from 2005. Specifically, SEC/regulatory-related expenses and accruals while not meaningful in 2006, totaled $3.7 million in 2005, and $13.6 million in 2004. These expenses and accruals impacted the professional services and other expense categories. Unizan merger-related costs, primarily related to integration planning and systems conversion expenses, totaled $3.7 million in 2006, $0.7 million in 2005, and $3.6 million in 2004. In addition to impacting the data processing and other services expense category, a portion of these expenses was also spread across various other expense categories.
Operating Lease Assets
(This section should be read in conjunction with the Significant Factor 3.)
Operating lease assets represent automobile leases originated before May 2002. This operating lease portfolio is running off over time since all automobile lease originations after April 2002 have been recorded as direct financing leases and are reported in the automobile loan and lease category in earning assets. As a result, the non-interest income and non-interest expenses associated

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
with the operating lease portfolio have declined. Operating lease assets performance for the five years ended December 31, 2006 was as follows:
Table 9 — Automobile Operating Lease Performance

	Year Ended December 31,

(in thousands of dollars)	2006	2005	2004	2003	2002

Balance Sheet:
Average automobile operating lease assets outstanding	$92,613	$351,213	$890,930	$1,696,535	$2,602,154

Income Statement:
Net rental income	$37,512	$121,101	$265,542	$458,644	$615,453
Fees	2,021	6,531	13,457	21,623	28,542
Recoveries — early termination losses	3,582	5,383	6,432	9,431	13,079

Total automobile operating lease income	43,115	133,015	285,431	489,698	657,074

Depreciation and residual losses at termination	28,591	94,816	215,047	350,550	463,783
Losses — early terminations	2,695	9,034	20,033	42,720	55,187

Total automobile operating lease expense	31,286	103,850	235,080	393,270	518,970

Net earnings contribution	$11,829	$29,165	$50,351	$96,428	$138,104

2006 versus 2005
The net earnings contribution from automobile operating leases was $11.8 million in 2006, down 60% from $29.2 million in 2005. Operating lease income, which totaled $43.1 million in 2006, and represented 8% of non-interest income, declined 68% from 2005, reflecting the decline in average operating leases. The majority of this decline was reflected in lower net rental income, down 69% from 2005. Lower fees and recoveries from early termination losses also contributed to the decline in total automobile operating lease income, but to a much lesser degree. Automobile operating lease expense totaled $31.3 million for 2006, down 70% from a year ago, also reflecting the continued decline in operating lease assets, with the decline related to lower depreciation and residual losses at termination.
2005 versus 2004
The net earnings contribution from automobile operating leases in 2005 was $29.2 million in 2005, down 42% from $50.4 million in 2004. Automobile operating lease income, which totaled $133.0 million in 2005, and represented 21% of non-interest income, declined 53% from 2004, reflecting the decline in average operating leases. The majority of this decline was reflected in lower net rental income, as well as lower fees and recoveries from early termination losses. Automobile operating lease expense totaled $103.9 million for 2005, down 56% from a year ago, also reflecting the continued decline in operating lease assets, with the decline related to lower depreciation and residual losses at termination expenses.
Provision for Income Taxes
(This section should be read in conjunction with Significant Factor 4.)
The provision for income taxes was $52.8 million in 2006, $131.5 million in 2005, and $153.7 million in 2004. The effective tax rate was 10.3%, 24.2%, and 27.8% in 2006, 2005, and 2004 respectively. The lower effective tax rate in 2006 reflected a release of previously established federal income tax reserves due to the resolution of a federal income tax audit covering tax years 2002 and 2003, as well as the recognition of a federal tax loss carryback. The lower effective tax rate in 2005 compared with 2004 reflected an increasing benefit from tax-exempt income and a federal tax loss carryback, partially offset by the effect of the repatriation of foreign earnings. (See Note 20 of the Notes to Consolidated Financial Statements.)
During 2006, the Internal Revenue Service concluded its audit of our consolidated federal income tax returns for tax years 2002 and 2003. Also, the Internal Revenue Service concluded its examination of the 2003 income tax returns for Unizan. Tax reserves and related interest accruals were adjusted to reflect the resolution of these audits. In addition, we are subject to ongoing tax examinations in various jurisdictions. We believe that the resolution of these examinations will not have a significant, adverse impact on our consolidated financial position or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
RISK MANAGEMENT AND CAPITAL
Risk identification and monitoring are key elements in overall risk management. We believe our primary risk exposures are credit, market, liquidity, and operational risk. Credit risk is the risk of loss due to adverse changes in the borrower’s ability to meet its financial obligations under agreed upon terms. Market risk represents the risk of loss due to changes in the market value of assets and liabilities due to changes in interest rates, exchange rates, and equity prices. Liquidity risk arises from the possibility that funds may not be available to satisfy current or future commitments based on external macro market issues, investor perception of financial strength, and events unrelated to the company such as war, terrorism, or financial institution market specific issues. Operational risk arises from the inherent day-to-day operations of the company that could result in losses due to human error, inadequate or failed internal systems and controls, and external events.
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
The maximum level of credit exposure to individual commercial borrowers is limited by policy guidelines based on the risk of default associated with the credit facilities extended to each borrower or related group of borrowers. All authority to grant commitments is delegated through the independent credit administration function and is monitored and regularly updated in a centralized database. Concentration risk is managed via limits on loan type, geography, industry, loan quality factors, and country limits. We have focused on extending credit to commercial customers with existing or expandable relationships within our primary banking markets.
The checks and balances in the credit process and the independence of the credit administration and risk management functions are designed to assess the level of credit risk being accepted, facilitate the early recognition of credit problems when they do occur, and to provide for effective problem asset management and resolution.
Credit Exposure Mix
(This section should be read in conjunction with Significant Factors 1 and 3.)
An overall corporate objective is to avoid undue portfolio concentrations. As shown in Table 10, at December 31, 2006, total credit exposure was $26.2 billion. Of this amount, $13.8 billion, or 53%, represented total consumer loans and leases, and $12.4 billion, or 47%, total commercial loans and leases.
A specific portfolio concentration objective has been to reduce the relative level of total automobile exposure (the sum of automobile loans, automobile leases, securitized and operating lease assets) from its 33% level at the end of 2002. As shown in Table 10, such exposure was 15% at December 31, 2006.
In contrast, another specific portfolio concentration objective has been to increase the relative level of lower-risk residential mortgages and home equity loans. At December 31, 2006, such loans represented 36% of total credit exposure, up from 22% at the end of 2002.
From 2002 through 2005, the level of total commercial loans and leases has remained relatively constant at 42%-44% of total credit exposure. However, at the end of 2006, the level had increased to 47%, reflecting growth in commercial loans, as well as lower relative levels of consumer automobile leases. Middle market C&I loans declined to 19% at year-end 2004 from 22% at

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
December 31, 2002, reflecting weak demand, but also a specific objective to reduce exposure to large individual credits, as well as a strategy to focus on commercial lending to customers with existing or potential relationships within our primary markets. Since then, that concentration increased to 23%, reflecting increased customer demand.
Table 10 — Loan and Lease Portfolio Composition

	At December 31,

(in millions of dollars)	2006		2005		2004		2003		2002

Commercial(1)
Middle market commercial and industrial	$5,953	22.7%	$5,084	20.6%	$4,666	19.3%	$4,416	19.7%	$4,757	21.7%
Construction	987	3.8	1,522	6.2	1,602	6.6	1,264	5.6	983	4.5
Commercial	2,874	11.0	2,015	8.2	1,917	7.9	1,919	8.6	1,896	8.7

Total middle market real estate	3,861	14.8	3,537	14.4	3,519	14.5	3,183	14.2	2,879	13.2
Small business commercial and industrial and commercial real estate	2,540	9.6	2,224	9.1	2,118	8.8	1,887	8.4	1,695	7.7

Total commercial	12,354	47.1	10,845	44.1	10,303	42.6	9,486	42.3	9,331	42.6

Consumer:
Automobile loans	2,126	8.1	1,985	8.1	1,949	8.1	2,992	13.4	3,042	13.9
Automobile leases	1,769	6.8	2,289	9.3	2,443	10.1	1,902	8.5	874	4.0
Home equity	4,927	18.8	4,763	19.3	4,647	19.2	3,746	16.7	3,142	14.3
Residential mortgage	4,549	17.4	4,193	17.0	3,829	15.9	2,531	11.3	1,746	8.0
Other loans	428	1.7	397	1.4	389	1.7	418	2.0	452	2.1

Total consumer	13,799	52.8	13,627	55.1	13,257	55.0	11,589	51.9	9,256	42.3

Total loans and direct financing leases	26,153	99.9	24,472	99.2	23,560	97.6	21,075	94.2	18,587	84.9

Operating lease assets	28	0.1	189	0.8	587	2.4	1,260	5.6	2,201	10.0
Securitized loans	—	—	—	—	—	—	37	0.2	1,119	5.1

Total credit exposure	$26,181	100.0%	$24,661	100.0%	$24,147	100.0%	$22,372	100.0%	$21,907	100.0%

Total automobile exposure(2)	$3,923	15.0%	$4,463	18.1%	$4,979	20.6%	$6,191	27.7%	$7,236	33.0%

(1)	There were no commercial loans outstanding that would be considered a concentration of lending to a particular industry or group of industries.

(2)	Total automobile loans and leases, operating lease assets, and securitized loans.
Table 11 — Commercial & Industrial and CRE Loan and Lease Detail

	At December 31,

(in millions of dollars)	2006	2005	2004	2003	2002

Commercial and industrial loans	$4,735	$3,998	$3,632	$3,463	$4,031
Dealer floor plan loans	631	615	645	635	534
Equipment direct financing leases	587	471	389	318	192

Middle market commercial and industrial loans and leases	5,953	5,084	4,666	4,416	4,757
Small business commercial and industrial loans	1,897	1,725	1,164	898	851

Commercial and industrial loans and leases	7,850	6,809	5,830	5,314	5,608

Middle market commercial real estate loans	3,861	3,537	3,519	3,183	2,879
Small business commercial real estate loans	643	499	954	989	844
Commercial real estate loans	4,504	4,036	4,473	4,172	3,723

Total commercial loans and leases	$12,354	$10,845	$10,303	$9,486	$9,331

Commercial Credit
Commercial credit approvals are based on the financial strength of the borrower, assessment of the borrower’s management capabilities, industry sector trends, and type of exposure, transaction structure, and the general economic outlook. While these are the primary factors considered, there are a number of other factors that may be considered in the decision process. There are two processes for approving credit risk exposures. The first involves a centralized loan approval process for the standard products and structures utilized in small business lending. Even in this centralized decision environment, individual credit authority is granted to certain individuals on a regional basis to preserve our local decision-making focus. The second, and more prevalent

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
approach, involves individual approval of exposures. These approvals are consistent with the authority delegated to officers located in the geographic regions who are experienced in the industries and loan structures over which they have responsibility.
Commercial and industrial loan and lease commitments and balances outstanding by industry classification code at December 31, 2006 were as follows:
Table 12 — Commercial and Industrial Loans and Leases by Industry Classification Code

	At December 31, 2006

	Commitments		Loans Outstanding

(in thousands of dollars)	Amount	%	Amount	%

Industry Classification:
Services	$3,359,799	26.2%	$2,135,915	27.2%
Manufacturing	2,357,190	18.4	1,419,198	18.1
Retail trade	2,175,921	16.9	1,326,383	16.9
Finance, insurance, and real estate	2,037,878	15.9	1,223,630	15.6
Contractors and construction	980,529	7.6	618,794	7.9
Wholesale trade	747,790	5.8	346,854	4.4
Transportation, communications, and utilities	662,972	5.2	406,902	5.2
Agriculture and forestry	302,847	2.4	206,039	2.6
Energy	158,988	1.2	119,286	1.5
Public administration	45,030	0.4	38,364	0.5
Other	14,475	—	8,547	0.1

Total	$12,843,419	100.0%	$7,849,912	100.0%

Middle market CRE loans and small business CRE loans totaled $4.5 billion at December 31, 2006. These loans were predominantly for properties located in our primary banking markets, and were diversified by the type of property, as reflected in the following table:
Table 13 — Commercial Real Estate Loans by Property Type and Borrower Location

	At December 31, 2006

	Geographic Region

			West			Total	Percent of
(in thousands of dollars)	Ohio	Michigan	Virginia	Indiana	Other	Amount	Total

Retail properties	$413,850	$181,180	$29,101	$71,873	$—	$696,004	15.5%
Office	333,798	169,781	49,751	17,028	1,644	572,002	12.7
Unsecured lines to real estate companies	377,375	80,249	11,602	23,372	2,106	494,704	11.0
Industrial and warehouse	234,783	182,105	13,278	39,318	2,372	471,856	10.5
Multi family	306,186	58,764	26,070	68,845	3	459,868	10.2
Single family development	279,756	119,529	18,729	9,881	—	427,895	9.5
Raw land	194,262	128,387	23,965	49,005	5,604	401,223	8.9
Condominium construction	124,679	53,828	4,844	1,043	—	184,394	4.1
Other land uses	119,470	41,788	10,780	11,418	—	183,456	4.1
Hotel	104,767	60,718	4,523	5,154	—	175,162	3.9
Single family land development	113,322	15,126	504	4,988	6,144	140,084	3.1
Recreational	88,183	18,839	6,995	1,882	—	115,899	2.6
Health care	57,213	28,136	11,114	1,821	—	98,284	2.2
Other land development	63,686	12,809	1,700	5,514	—	83,709	1.9

Total	$2,811,330	$1,151,239	$212,956	$311,142	$17,873	$4,504,540	100.0%

All C&I and CRE credit extensions are assigned internal risk ratings reflecting the borrower’s probability-of-default and loss-in-event-of-default. This two-dimensional rating methodology, which results in 192 individual loan grades, provides granularity in the portfolio management process. The probability-of-default is rated on a scale of 1-12 and is applied at the borrower level. The

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
loss-in-event-of-default is rated on a 1-16 scale and is associated with each individual credit exposure based on the type of credit extension and the underlying collateral.
In commercial lending, ongoing credit management is dependent on the type and nature of the loan. In general, quarterly monitoring is normal for all significant exposures. The internal risk ratings are revised and updated with each periodic monitoring event. There is also extensive macro portfolio management analysis on an ongoing basis. Analysis of actual default experience indicated that the assigned probability of default was higher than our actual experience. Accordingly, during the 2006 third quarter, we updated the criteria used to assess the probability-of-default on commercial and industrial credits. The application of these updated criteria had no significant impact on the allowance for credit losses. We continually review and adjust such criteria based on actual experience, which may result in further changes to such criteria, in future periods.
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
Consumer Credit
Consumer credit approvals are based on, among other factors, the financial strength of the borrower, type of exposure, and the transaction structure. Consumer credit decisions are generally made in a centralized environment utilizing decision models. There is also individual credit authority granted to certain individuals on a regional basis to preserve our local decision-making focus. Each credit extension is assigned a specific probability-of-default and loss-in-event-of-default. The probability-of-default is generally a function of the borrower’s most recent credit bureau score (FICO), while the loss-in-event-of-default is related to the type of collateral and the loan-to-value ratio associated with the credit extension.
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
Home equity loans and lines consist of both first and second position collateral with underwriting criteria based on minimum FICO credit scores, debt-to-income ratios, and loan-to-value ratios. We offer closed-end home equity loans with a fixed interest rate and level monthly payments and a variable-rate, interest-only home equity line of credit. At December 31, 2006, we had $1.7 billion of home equity loans and $3.2 billion of home equity lines of credit. The average loan-to-value ratio of our home equity portfolio (both loans and lines) was 77% at December 31, 2006. We do not originate home equity loans or lines that allow negative amortization, or have a loan-to-value ratio at origination greater than 100%. Home equity loans are generally fixed rate with periodic principal and interest payments. We originated $619 million of home equity loans in 2006 with a weighted average loan-to-value ratio of 64% and a weighted average FICO score of 734. Home equity lines of credit generally have variable rates of interest and do not require payment of principal during the 10-year revolving period of the line. During 2006, we originated commitments of $1.3 billion of home equity lines. The lines of credit originated during the year had a weighted average loan-to-value ratio of 75% and a weighted average FICO score of 741.
At December 31, 2006, we had $4.5 billion of residential real estate loans. Adjustable-rate mortgages (ARMs), primarily mortgages that have a fixed-rate for the first 3 to 5 years and then adjust annually, comprised 54% of this portfolio. We do not originate residential mortgage loans that (a) allow negative amortization, (b) have a loan-to-value ratio at origination greater than 100%, or (c) are “option ARMs.” Interest-only loans comprised $0.8 billion, or 18%, of residential real estate loans at December 31,

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
2006. Interest only loans are underwritten to specific standards including minimum FICO credit scores, stressed debt-to-income ratios, and extensive collateral evaluation.
Collection action is initiated on an “as needed” basis through a centrally managed collection and recovery function. The collection group employs a series of collection methodologies designed to maintain a high level of effectiveness while maximizing efficiency. In addition to the retained consumer loan portfolio, the collection group is responsible for collection activity on all sold and securitized consumer loans and leases. (See the Non-performing Assets section of Credit Risk, for further information regarding when consumer loans are placed on non-accrual status and when the balances are charged-off to the allowance for loan and lease losses.)
Non-Performing Assets (NPAs)
NPAs consist of loans and leases that are no longer accruing interest, loans and leases that have been renegotiated to below market rates based upon financial difficulties of the borrower, and real estate acquired through foreclosure. Middle-market commercial and industrial (C&I), middle market commercial real-estate (CRE), and small business loans are generally placed on non-accrual status when collection of principal or interest is in doubt or when the loan is 90-days past due. When interest accruals are suspended, accrued interest income is reversed with current year accruals charged to earnings and prior-year amounts generally charged-off as a credit loss.
Consumer loans and leases, excluding residential mortgages and home equity lines and leases, are not placed on non-accrual status but are charged-off in accordance with regulatory statutes, which is generally no more than 120-days past due. Residential mortgages and home equity loans and lines, while highly secured, are placed on non-accrual status within 180-days past due as to principal or 210-days past due as to interest, regardless of collateral. A charge-off on a residential mortgage loan is recorded when the loan has been foreclosed and the loan balance exceeds the fair value of the real estate. The fair value of the collateral, less the cost to sell, is then recorded as other real estate owned (OREO).
When we believe the borrower’s ability and intent to make periodic interest and principal payments resume and collectibility is no longer in doubt, the loan is returned to accrual status.
Non-performing loans (NPLs) increased during 2006 across most of our product lines. A significant portion of the increase ($33.8 million) was a result of the inclusion of the Unizan portfolio in 2006. It is important to note that the Unizan portfolio included $12 million of NPLs guaranteed by the Small Business Administration. We anticipate that the government guarantees will result in full repayment of principal and interest of the related loans. We have seen an increase in NPLs in the residential real estate portfolio as a result of the general economy and the housing environment in our markets.
The 2006 increase in OREO was entirely a function of the residential loan portfolio, and includes a $16.2 million impact for an accounting reclassification, from residential mortgage loans, associated with assets insured by the Department of Housing and Urban Development (HUD). HUD insures 100% of the unpaid principal balance of the loan and reimburses the lender for interest and expenses in accordance with HUD regulations. In previous periods, these 100% government insured loans were not considered OREO assets. All OREO assets are written down to a net realizable value at transfer to OREO.
While the level of our NPAs was higher at the end of 2006 than a year earlier, the absolute dollar amount of future risk associated with NPAs was not materially different as a result of the improved asset mix and greater relative amount of government guaranteed assets. Of the 2006 increase, 83% consisted of residential real estate and government guaranteed loans.
Non-performing asset activity for the past five years was as follows:

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 14 — Non-Performing Assets and Past Due Loans and Leases

	At December 31,

(in thousands of dollars)	2006	2005	2004	2003	2002

Non-performing loans and leases(1):
Middle market commercial and industrial	$35,657	$28,888	$24,179	$33,745	$79,691
Middle market commercial real estate	34,831	15,763	4,582	18,434	19,875
Small business commercial and industrial and commercial real estate	25,852	28,931	14,601	13,607	19,060
Residential mortgage	32,527	17,613	13,545	9,695	9,443
Home equity	15,266	10,720	7,055	—	—

Total non-performing loans and leases	144,133	101,915	63,962	75,481	128,069
Other real estate, net:
Residential(2)	47,898	14,214	8,762	6,918	7,915
Commercial(3)	1,589	1,026	35,844	4,987	739

Total other real estate, net	49,487	15,240	44,606	11,905	8,654

Total non-performing assets	$193,620	$117,155	$108,568	$87,386	$136,723

Non-performing loans and leases as a % of total loans and leases	0.55%	0.42%	0.27%	0.36%	0.69%
Non-performing assets as a % of total loans and leases and other real estate	0.74	0.48	0.46	0.41	0.74
Accruing loans and leases past due 90 days or more(2)	$59,114	$56,138	$54,283	$55,913	$61,526
Accruing loans and leases past due 90 days or more as a percent of total loans and leases	0.23%	0.23%	0.23%	0.27%	0.33%
Total allowances for credit losses (ACL) as % of:
Total loans and leases	1.19	1.25	1.29	1.59	1.81
Non-performing loans and leases	217	300	476	444	263
Non-performing assets	161	261	280	384	246

(1)	Non-performing loans and leases include loans and leases on non-accrual status and restructured loans and leases. For all periods presented, there were no restructured loans and leases that were not also on non-accrual status.

(2)	Beginning in 2006, OREO includes balances of loans in foreclosure, which are fully guaranteed by the U.S. Government, that were reported in 90 day past due loans and leases in prior periods.

(3)	At December 31, 2004, other real estate owned included $35.7 million of properties that related to the workout of $5.9 million of mezzanine loans. These properties were subject to $29.8 million of non-recourse debt to another financial institution. These properties were sold in 2005.
Table 15 — Non-Performing Asset Activity

	Year Ended December 31,

(in thousands of dollars)	2006	2005	2004	2003	2002

Non-performing assets, beginning of year	$117,155	$108,568	$87,386	$136,723	$227,493
New non-performing assets(1),(2)	222,043	171,150	137,359	222,043	260,229
Acquired non-performing assets	33,843	—	—	—	—
Returns to accruing status	(43,999)	(7,547)	(3,795)	(16,632)	(17,124)
Loan and lease losses	(46,191)	(38,819)	(37,337)	(109,905)	(152,616)
Payments	(59,469)	(64,861)	(43,319)	(83,886)	(136,774)
Sales(1)	(29,762)	(51,336)	(31,726)	(60,957)	(44,485)

Non-performing assets, end of year	$193,620	$117,155	$108,568	$87,386	$136,723

(1)	In 2004, new non-performing assets included $35.7 million of properties that relate to the workout of $5.9 million of mezzanine loans. These properties were subject to $29.8 million of non-recourse debt to another financial institution. These properties were sold in 2005.

(2)	Beginning in 2006, OREO includes balances of loans in foreclosure, which are fully guaranteed by the U.S. Government, that were reported in 90 day past due loans and leases in prior periods.
Allowances for Credit Losses
(This section should be read in conjunction with Significant Factors 1 and 3.)
We maintain two reserves, both of which are available to absorb probable credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL. Our credit administration group is responsible for developing the methodology and determining the adequacy of the ACL.
The ALLL represents the estimate of probable losses inherent in the loan portfolio at the balance sheet date. Additions to the ALLL result from recording provision expense for loan losses or recoveries, while reductions reflect charge-offs, net of recoveries,

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
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
The transaction reserve component of the ACL includes both (a) an estimate of loss based on pools of commercial and consumer loans and leases with similar characteristics and (b) an estimate of loss based on an impairment review of each loan greater than $500,000 that is considered to be impaired. For commercial loans, the estimate of loss based on pools of loans and leases with similar characteristics is made through the use of a standardized loan grading system that is applied on an individual loan level and updated on a continuous basis. The reserve factors applied to these portfolios were developed based on internal credit migration models that track historical movements of loans between loan ratings over time and a combination of long-term average loss experience of our own portfolio and external industry data. In the case of more homogeneous portfolios, such as consumer loans and leases, the determination of the transaction reserve is based on reserve factors that include the use of forecasting models to measure inherent loss in these portfolios. We update the models and analyses frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in the loss mitigation or credit origination strategies. Adjustments to the reserve factors are made, as needed, based on observed results of the portfolio analytics.
The economic reserve incorporates our determination of the impact of risks associated with the general economic environment on the portfolio. The economic reserve is designed to address economic uncertainties and is determined based on economic indices as well as a variety of other economic factors that are correlated to the historical performance of the loan portfolio. Currently, two national and two regionally focused indices are utilized. The two national indices are: (1) the Real Consumer Spending, and (2) Consumer Confidence. The two regionally focused indices are: (1) the Institute for Supply Management Manufacturing, and (2) Non-agriculture Job Creation. Because of this more quantitative approach to recognizing risks in the general economy, the economic reserve may fluctuate from period-to-period, subject to a minimum level specified by policy.
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
The table below presents the components of the ACL expressed as a percent of total period end loans and leases at the end of the most recent five years:
Table 16 — ACL as a Percent of Total Period End Loans and Leases

	At December 31,

	2006	2005	2004	2003	2002

Transaction reserve	0.86%	0.89%	0.83%	N.A.	N.A.
Economic reserve	0.18	0.21	0.32	N.A.	N.A.

Total ALLL	1.04	1.10	1.15	1.42%	1.62%
Total AULC	0.15	0.15	0.14	0.17	0.19

Total ACL	1.19%	1.25%	1.29%	1.59%	1.81%

N.A., not applicable.
A change in the transaction reserve component of the ACL is a direct indicator of the direction of credit risk in the portfolio. The decline in 2006 from 0.89% to 0.86% is consistent with our general assessment that there is less inherent credit risk in the portfolio today than in the prior period. The economic reserve is a calculated multiplier to the transaction reserve to capture potential volatility associated with the economic environment. The general improvement in the economy, combined with Huntington’s very consistent loss levels result in the lowering of the economic reserve component.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 17 — Allocation of Allowances for Credit Losses(1)

	At December 31,

(in thousands of dollars)	2006		2005		2004		2003		2002

Commercial:
Middle market commercial and industrial	$83,046	22.9%	$82,963	20.8%	$87,485	19.8%	$103,237	21.0%	$106,998	25.6%
Middle market commercial real estate	63,729	14.7	60,667	14.4	54,927	14.9	63,294	15.1	35,658	15.5
Small business commercial and industrial and commercial real estate	42,978	9.7	40,056	9.1	32,009	9.0	30,455	8.9	26,914	9.1

Total commercial	189,753	47.3	183,686	44.3	174,421	43.7	196,986	45.0	169,570	50.2

Consumer:
Automobile loans and leases	28,400	14.9	33,870	17.5	41,273	18.6	58,375	23.2	51,621	21.1
Home equity	32,572	18.8	30,245	19.5	29,275	19.3	25,995	17.7	16,878	16.9
Residential mortgage	13,349	17.4	13,172	17.1	18,995	16.3	11,124	12.0	8,566	9.4
Other loans	7,994	1.6	7,374	1.6	7,247	2.1	7,252	2.1	8,085	2.4

Total consumer	82,315	52.7	84,661	55.7	96,790	56.3	102,746	55.0	85,150	49.8

Total unallocated(2)	—		—	—	—	—	—	—	45,783	—

Total allowance for loan and lease losses	$272,068	100.0%	$268,347	100.0%	$271,211	100.0%	$299,732	100.0%	$300,503	100.0%

Allowance for unfunded loan commitments and letters of credit	40,161		36,957		33,187		35,522		36,145

Total allowances for credit losses	$312,229		$305,304		$304,398		$335,254		$336,648

(1)	Percentages represent the percentage of each loan and lease category to total loans and leases.

(2)	Prior to 2003, an unallocated component of the ALLL was maintained.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 18 — Summary of Allowances for Credit Losses and Related Statistics

	Year Ended December 31,

(in thousands of dollars)	2006	2005	2004	2003	2002

Allowance for loan and lease losses, beginning of year	$268,347	$271,211	$299,732	$300,503	$345,402
Acquired allowance for loan and lease losses	23,785	—	—	—	—
Loan and lease charge-offs
Commercial:
Middle market commercial and industrial	(14,706)	(22,247)	(21,095)	(86,217)	(112,430)
Construction	(4,156)	(534)	(2,477)	(3,092)	(4,343)
Commercial	(3,009)	(4,311)	(5,650)	(6,763)	(13,383)

Middle market commercial real estate	(7,165)	(4,845)	(8,127)	(9,855)	(17,726)
Small business commercial and industrial and commercial real estate	(19,922)	(16,707)	(10,270)	(16,311)	(18,587)

Total commercial	(41,793)	(43,799)	(39,492)	(112,383)	(148,743)

Consumer:
Automobile loans	(20,262)	(25,780)	(45,335)	(57,890)	(57,675)
Automobile leases	(13,527)	(12,966)	(11,690)	(5,632)	(1,335)

Automobile loans and leases	(33,789)	(38,746)	(57,025)	(63,522)	(59,010)
Home equity	(24,950)	(20,129)	(17,514)	(14,166)	(13,395)
Residential mortgage	(4,767)	(2,561)	(1,975)	(915)	(888)
Other loans	(14,393)	(10,613)	(10,109)	(10,548)	(12,316)

Total consumer	(77,899)	(72,049)	(86,623)	(89,151)	(85,609)

Total charge-offs	(119,692)	(115,848)	(126,115)	(201,534)	(234,352)

Recoveries of loan and lease charge-offs Commercial:
Middle market commercial and industrial	8,389	8,669	19,175	10,414	7,727
Construction	602	399	12	164	127
Commercial	454	401	144	1,744	1,415

Middle market commercial real estate	1,056	800	156	1,908	1,542
Small business commercial and industrial and commercial real estate	4,696	4,756	4,704	4,686	4,071

Total commercial	14,141	14,225	24,035	17,008	13,340

Consumer:
Automobile loans	11,975	13,792	16,761	17,603	18,559
Automobile leases	3,040	1,302	853	(75)	(95)

Automobile loans and leases	15,015	15,094	17,614	17,528	18,464
Home equity	3,096	2,510	2,440	2,052	1,555
Residential mortgage	262	229	215	83	16
Other loans	4,802	3,733	3,276	3,054	4,065

Total consumer	23,175	21,566	23,545	22,717	24,100

Total recoveries	37,316	35,791	47,580	39,725	37,440

Net loan and lease charge-offs	(82,376)	(80,057)	(78,535)	(161,809)	(196,912)

Provision for loan and lease losses	62,312	83,782	57,397	164,616	182,211
Economic reserve transfer	—	(6,253)	—	—	—
Allowance for assets sold and securitized	—	(336)	(7,383)	(3,578)	(30,198)

Allowance for loan and lease losses, end of year	$272,068	$268,347	$271,211	$299,732	$300,503

Allowance for unfunded loan commitments and letters of credit, beginning of year	$36,957	$33,187	$35,522	$36,145	$23,930
Acquired AULC	325	—	—	—	—
Provision for unfunded loan commitments and letters of credit losses	2,879	(2,483)	(2,335)	(623)	12,215
Economic reserve transfer	—	6,253	—	—	—

Allowance for unfunded loan commitments and letters of credit, end of year	40,161	36,957	33,187	35,522	36,145

Allowance for credit losses, end of year	$312,229	$305,304	$304,398	$335,254	$336,648

Net loan and lease losses as a % of average total loans and leases	0.32%	0.33%	0.35%	0.81%	1.13%
Allowance for credit losses as a % of total period end loans and leases	1.19	1.25	1.29	1.59	1.81

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Net Charge-offs
While there has been variability at the business line level in losses over the past three years, our overall performance has been very consistent with our expectations. Results in 2006 were very consistent with 2005 results in the commercial portfolios and automobile loans and leases. Net charge-offs increased in the residential secured portion of the portfolio. These results are consistent with expectations, as we continue to operate at or below our expected long-term targets for each portfolio. There is likely to be variation on a quarterly basis, but we continue to expect our overall charge-offs to remain at the low end of our total portfolio range as shown in table 19.
Table 19 — Long-term Net Charge-off Ratio Targets

Long-term Targets(1)

Middle market C&I	0.20% - 0.30%
Middle market CRE	0.15% - 0.25%
Small business C&I and CRE	0.50% - 0.60%
Automobile loans	0.65% - 0.75%
Automobile direct financing leases	0.50% - 0.60%
Home equity loans and lines	0.40% - 0.50%
Residential loans	0.15% +/-
Total portfolio	0.35% - 0.45%

(1)	Assumes loan and lease portfolio mix comparable to December 31, 2006, and stable economic environment.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 20 — Net Loan and Lease Charge-offs

	At December 31,

(in thousands of dollars)	2006	2005	2004	2003	2002

Net charge-offs by loan and lease type:
Commercial:
Middle market commercial and industrial	$6,318	$13,578	$1,920	$75,803	$104,703
Construction	3,553	135	2,465	2,928	4,216
Commercial	2,555	3,910	5,506	5,019	11,968

Middle market commercial real estate	6,108	4,045	7,971	7,947	16,184
Small business commercial and industrial and commercial real estate	15,225	11,951	5,566	11,625	14,516

Total commercial	27,651	29,574	15,457	95,375	135,403

Consumer:
Automobile loans	8,330	11,988	28,574	40,266	39,115
Automobile leases	10,445	11,664	10,837	5,728	1,431

Automobile loans and leases	18,775	23,652	39,411	45,994	40,546
Home equity	21,854	17,619	15,074	12,114	11,840
Residential mortgage	4,505	2,332	1,760	832	872
Other loans	9,591	6,880	6,833	7,494	8,251

Total consumer	54,725	50,483	63,078	66,434	61,509

Total net charge-offs	$82,376	$80,057	$78,535	$161,809	$196,912

Net charge-offs — annualized percentages:
Commercial:
Middle market commercial and industrial	0.11%	0.28%	0.04%	1.64%	2.18%
Construction	0.29	0.01	0.17	0.24	0.37
Commercial	0.09	0.20	0.29	0.28	0.72

Middle market commercial real estate	0.15	0.11	0.24	0.26	0.57
Small business commercial and industrial and commercial real estate	0.63	0.54	0.28	0.65	0.88

Total commercial	0.23	0.28	0.16	1.01	1.46

Consumer:
Automobile loans	0.40	0.59	1.25	1.24	1.43
Automobile leases	0.51	0.48	0.49	0.40	0.32

Automobile loans and leases	0.46	0.53	0.88	0.98	1.27
Home equity	0.44	0.37	0.36	0.36	0.40
Residential mortgage	0.10	0.06	0.05	0.04	0.06
Other loans	2.18	1.79	1.74	1.76	1.55

Total consumer	0.39	0.37	0.51	0.63	0.76

Net charge-offs as a % of average loans	0.32%	0.33%	0.35%	0.81%	1.13%

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
Market Risk
Market risk represents the risk of loss due to changes in market values of assets and liabilities. We incur market risk in the normal course of business through exposures to market interest rates, foreign exchange rates, equity prices, credit spreads and expected lease residual values. We have identified two primary sources of market risk: interest rate risk and price risk. Interest rate risk is our primary market risk.
Interest Rate Risk
Interest rate risk results from timing differences in the re-pricing and maturities of assets and liabilities, and changes in relationships between market interest rates and the yields on assets and rates on liabilities, as well as from the impact of

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
embedded options, such as borrowers’ ability to prepay residential mortgage loans at any time and depositors’ ability to terminate certificates of deposit (CDs) before maturity.
Our board of directors establishes broad policies and operating limits with respect to interest rate risk. Our MRC establishes specific operating guidelines within the parameters of the board of directors’ policies. In general, we seek to minimize the impact of changing interest rates on net interest income and the economic values of assets and liabilities. Our MRC regularly monitors the level of interest rate risk sensitivity to ensure compliance with board of directors approved risk limits.
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
Interest rate risk modeling is performed monthly. Two broad approaches to modeling interest rate risk are employed: income simulation and economic value analysis. An income simulation analysis is used to measure the sensitivity of forecasted net interest income to changes in market rates over a one-year time horizon. Although bank owned life insurance and automobile operating lease assets are classified as non-interest earning assets, and the income from these assets is in non-interest income, these portfolios are included in the interest sensitivity analysis because both have attributes similar to fixed-rate interest earning assets. The economic value of equity (EVE) is calculated by subjecting the period-end balance sheet to changes in interest rates, and measuring the impact of the changes on the values of the assets and liabilities. EVE serves as a complement to income simulation modeling as it provides risk exposure estimates for time periods beyond the one-year simulation horizon. Similar to income simulation modeling, EVE analysis also includes the risks of bank owned life insurance. EVE also considers the value sensitivity of the mortgage servicing asset and associated hedges.
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
During 2006, we completed a review of the behavior of our core deposits, given current market conditions, including the level of interest rates and competitive forces. The review was designed to improve our understanding of the rate responsiveness and balance runoff characteristics of these deposits. The review resulted in changes in assumptions regarding the projected rate responsiveness and balance behaviors of non-maturity deposits that are critical inputs to our asset-liability model. In general, we have concluded that the average lives of certain types of deposits are likely to be modestly shorter in the future than in the past. In addition, we believe that the responsiveness of deposit rates to changes in market interest rates will be higher in both rising and declining rate environments than it had been assumed to be previously. The changes in deposit assumptions resulted in a modeled increase in both NII and EVE exposures to rising rates.
The baseline scenario for income simulation analysis, with which all other scenarios are compared, is based on market interest rates implied by the prevailing yield curve as of the period end. Alternative interest rate scenarios are then compared with the baseline scenario. These alternative market rate scenarios include parallel rate shifts on both a gradual and immediate basis, movements in rates that alter the shape of the yield curve (e.g., flatter or steeper yield curve), and spot rates remaining unchanged for the entire measurement period. Scenarios are also developed to measure basis risk, such as the impact of LIBOR-based rates rising or falling faster than the prime rate.
The simulations for evaluating short-term interest rate risk exposure are scenarios that model gradual 100 and 200 basis point increasing and decreasing parallel shifts in interest rates over the next 12-month period beyond the interest rate change implied by the current yield curve. The table below shows the results of the scenarios as of December 31, 2006, and December 31, 2005. All of the positions were well within the board of directors’ policy limits.
Table 21 — Net Interest Income at Risk

	Net Interest Income at Risk (%)

Basis point change scenario	-200	-100	+100	+200

Board policy limits	-4.0%	-2.0%	-2.0%	-4.0%

December 31, 2006	0.0%	0.0%	-0.2%	-0.4%
December 31, 2005	-1.3%	-0.5%	+0.1%	+0.3%

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
The primary simulations for EVE at risk assume an immediate and parallel increase in rates of +/- 100 and +/- 200 basis points beyond any interest rate change implied by the current yield curve. The table below outlines the results compared to the previous year-end and policy limits. All of the positions were within the board of directors’ policy limits.
Table 22 — Economic Value of Equity at Risk

	Economic Value of Equity at Risk (%)

Basis point change scenario	-200	-100	+100	+200

Board policy limits	-12.0%	-5.0%	-5.0%	-12.0%

December 31, 2006	+0.5%	+1.4%	-4.7%	-11.3%
December 31, 2005	-0.8%	+0.5%	-2.5%	-6.2%
Price Risk
Price risk represents the risk of loss arising from adverse movements in the prices of financial instruments that are carried at fair value and are subject to mark-to-market accounting. We have price risk from trading securities, which includes instruments to hedge MSRs. We also have price risk from securities owned by our broker-dealer activities, the foreign exchange positions, investments in private equity limited partnerships and marketable equity securities held by our insurance subsidiaries. We have established loss limits on the trading portfolio and on the amount of foreign exchange exposure that can be maintained and the amount of marketable equity securities that can be held by the insurance subsidiaries.
Liquidity Risk
The objective of effective liquidity management is to ensure that cash flow needs can be met on a timely basis at a reasonable cost under both normal operating conditions and unforeseen circumstances. The liquidity of the Bank, our primary subsidiary, is used to originate loans and leases and to repay deposit and other liabilities as they become due or are demanded by customers. Liquidity risk arises from the possibility that funds may not be available to satisfy current or future commitments based on external macro market issues, asset and liability activities, investor perception of financial strength, and events unrelated to the company such as war, terrorism, or financial institution market specific issues.
Liquidity policies and limits are established by our board of directors, with operating limits set by our MRC, based upon analyses of the ratio of loans to deposits, the percentage of assets funded with non-core or wholesale funding and the amount of liquid assets available to cover non-core funds maturities. In addition, guidelines are established to ensure diversification of wholesale funding by type, source, and maturity and provide sufficient balance sheet liquidity to cover 100% of wholesale funds maturing within a six-month time period. A contingency funding plan is in place, which includes forecasted sources and uses of funds under various scenarios in order to prepare for unexpected liquidity shortages, including the implications of any rating changes. Our MRC meets monthly to identify and monitor liquidity issues, provide policy guidance, and oversee adherence to, and the maintenance of, an evolving contingency funding plan. We believe that sufficient liquidity exists to meet the funding needs of the Bank and the parent company.
Sources of Liquidity
Our primary source of funding for the Bank is core deposits from retail and commercial customers. As of December 31, 2006, these core deposits, of which our Regional Banking line of business provided 93%, funded 56% of total assets. The types and sources of deposits by business segment at December 31, 2006, are detailed in Table 23. At December 31, 2006, total core deposits represented 79% of total deposits, down slightly from 80% at the end of the prior year.
Core deposits are comprised of interest bearing and non-interest bearing demand deposits, savings and other domestic time deposits, consumer certificates of deposit both over and under $100,000, and non-consumer certificates of deposit less than $100,000. Other domestic time deposits are comprised primarily of IRA deposits and public fund certificates of deposit less than $100,000. Brokered time deposits represent funds obtained by or through a deposit broker that were issued in denominations of $100,000 or more and, in turn, participated by the broker to its customers in denominations of $100,000 or less. Negotiable certificates of deposit represent large denomination certificates of deposit (generally $ million or more) that can be sold but cannot be cashed in before maturity. Foreign deposits are interest bearing and all mature in one year or less.
Domestic time deposits of $100,000 or more, brokered deposits and negotiable CDs totaled $4.5 billion at the end of 2006 and $4.1 billion at the end of 2005. The contractual maturity of these deposits at December 31, 2006 was as follows: $1.8 billion in

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
three months or less, $0.5 billion in three months through six months, $0.3 billion after six months through twelve months, and $1.9 billion after twelve months.
Demand deposit overdrafts that have been reclassified as loan balances were $12.5 million and $11.9 million at December 31, 2006 and 2005, respectively.
Sources of wholesale funding include domestic time deposits of $100,000 or more, brokered deposits and negotiable CDs, deposits in foreign offices, short-term borrowings, Federal Home Loan Bank (FHLB) advances, other long-term debt and subordinated notes. At December 31, 2006, total wholesale funding was $11.5 billion, unchanged from December 31, 2005. The $11.5 billion portfolio at December 31, 2006, had a weighted average maturity of 4.2 years. We are a member of the FHLB of Cincinnati, which provides funding to members through advances. These advances carry maturities from one month to 20 years. At December 31, 2006, our wholesale funding includes $1.0 billion of advances from the FHLB. All FHLB borrowings are collateralized with mortgage-related assets such as residential mortgage loans and home equity loans. To provide further liquidity, we have a $6.0 billion domestic bank note program with $2.8 billion available for future issuance under this program as of December 31, 2006. This program enables us to issue notes with maturities from one month to 30 years.
Table 23 — Deposit Composition

	At December 31,

(in millions of dollars)	2006		2005		2004		2003		2002

By Type
Demand deposits — non-interest bearing	$3,616	14.4%	$3,390	15.1%	$3,392	16.3%	$2,987	16.2%	$3,058	17.5%
Demand deposits — interest bearing	7,751	30.9	7,380	32.9	7,786	37.5	6,411	34.7	5,390	30.8
Savings and other domestic time deposits	2,986	11.9	3,094	13.8	3,503	16.9	3,591	19.4	3,546	20.3
Certificates of deposit less than $100,000	5,365	21.4	3,988	17.8	2,755	13.3	2,731	14.8	3,753	21.4

Total core deposits	19,718	78.6	17,852	79.6	17,436	84.0	15,720	85.1	15,747	90.0

Domestic time deposits of $100,000 or more	1,192	4.8	887	4.0	794	3.8	520	2.8	240	1.4
Brokered deposits and negotiable CDs	3,346	13.4	3,200	14.3	2,097	10.1	1,772	9.6	1,093	6.2
Deposits in foreign offices	792	3.2	471	2.1	441	2.1	475	2.5	419	2.4

Total deposits	$25,048	100.0%	$22,410	100.0%	$20,768	100.0%	$18,487	100.0%	$17,499	100.0%

Total core deposits:
Commercial	$6,063	30.7%	$5,352	30.0%	$5,294	30.4%	$4,255	27.1%	$3,981	25.3%
Personal	13,655	69.3	12,500	70.0	12,142	69.6	11,465	72.9	11,766	74.7

Total core deposits	$19,718	100.0%	$17,852	100.0%	$17,436	100.0%	$15,720	100.0%	$15,747	100.0%

By Business Segment(1)
Regional Banking:
Central Ohio	$4,984	19.9%	$4,521	20.2%
Northern Ohio	3,572	14.3	3,498	15.6
Southern Ohio/Kentucky	2,276	9.1	1,951	8.7
Eastern Ohio	1,717	6.9	578	2.6
West Michigan	2,757	11.0	2,791	12.5
East Michigan	2,420	9.7	2,264	10.1
West Virginia	1,514	6.0	1,464	6.5
Indiana	819	3.3	728	3.2
Mortgage and equipment leasing groups	172	0.7	162	0.7

Regional Banking	20,231	80.9	17,957	80.1
Dealer Sales	59	0.2	65	0.3
Private Financial and Capital Markets Group	1,162	4.6	1,180	5.3
Treasury/Other(2)	3,596	14.3	3,208	14.3

Total deposits	$25,048	100.0%	$22,410	100.0%

(1)	Prior period amounts have been reclassified to conform to the current period business segment structure.

(2)	Comprised largely of brokered deposits and negotiable CDs.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 24 — Federal Funds Purchased and Repurchase Agreements

	At December 31,

(in millions of dollars)	2006	2005	2004	2003	2002

Balance at year end	$1,632	$1,820	$1,124	$1,378	$2,459
Weighted average interest rate at year-end	4.25%	3.46%	1.31%	0.73%	1.49%
Maximum amount outstanding at month-end during the year	$2,366	$1,820	$1,671	$2,439	$2,504
Average amount outstanding during the year	1,822	1,319	1,356	1,707	2,072
Weighted average interest rate during the year	4.02%	2.41%	0.88%	1.22%	1.98%
Other potential sources of liquidity include the sale or maturity of investment securities, the sale or securitization of loans, and the issuance of common and preferred securities. The Bank also has access to the Federal Reserve’s discount window. At December 31, 2006, a total of $3.1 billion of commercial loans had been pledged to secure potential future borrowings through this facility.
At December 31, 2006, the portfolio of investment securities totaled $4.4 billion, of which $1.5 billion was pledged to secure public and trust deposits, interest rate swap agreements, U.S. Treasury demand notes, and securities sold under repurchase agreements. The composition and maturity of these securities are presented in Table 25. Another source of liquidity is non-pledged securities, which decreased to $2.7 billion at December 31, 2006, from $3.1 billion at December 31, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 25 — Investment Securities

	At December 31,

(in thousands of dollars)	2006	2005	2004

U.S. Treasury	$1,856	$23,675	$25,136
Federal agencies	1,431,410	1,615,488	1,945,762
Other	2,929,658	2,887,357	2,268,047

Total investment securities	$4,362,924	$4,526,520	$4,238,945

	Amortized
	Cost	Fair Value	Yield(1)

U.S. Treasury
Under 1 year	$800	$800	5.60%
1-5 years	1,046	1,056	5.59
6-10 years	—	—	—
Over 10 years	—	—	—

Total U.S. Treasury	1,846	1,856	5.59

Federal agencies
Mortgage backed securities
Under 1 year	1,848	1,847	4.82
1-5 years	9,560	9,608	5.01
6-10 years	4,353	4,355	4.98
Over 10 years	1,261,423	1,265,651	5.76

Total mortgage-backed Federal agencies	1,277,184	1,281,461	5.75

Other agencies
Under 1 year	—	—	—
1-5 years	149,819	149,853	5.13
6-10 years	98	96	4.03
Over 10 years	—	—	—

Total other Federal agencies	149,917	149,949	5.13

Total Federal agencies	1,427,101	1,431,410	5.69

Municipal securities
Under 1 year	42	42	7.69
1-5 years	10,553	10,588	5.76
6-10 years	165,624	165,229	5.84
Over 10 years	410,248	415,564	6.68

Total municipal securities	586,467	591,423	6.43

Private label CMO
Under 1 year	—	—	—
1-5 years	—	—	—
6-10 years	—	—	—
Over 10 years	586,088	590,062	6.13

Total private label CMO	586,088	590,062	—

Asset backed securities
Under 1 year	—	—	—
1-5 years	30,000	30,056	6.20
6-10 years	—	—	—
Over 10 years	1,544,572	1,552,748	6.31

Total asset backed securities	1,574,572	1,582,804	6.31

Other
Under 1 year	4,800	4,784	3.90
1-5 years	2,750	2,706	4.45
6-10 years	—	—	—
Over 10 years	44	86	—
Non-marketable equity securities	150,754	150,754	—
Marketable equity securities	6,481	7,039	6.40

Total other	164,829	165,369	5.31

Total investment securities	$4,340,903	$4,362,924	6.09%

(1)	Weighted average yields were calculated using amortized cost on a fully taxable equivalent basis, assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
The relatively short-term nature of our loans and leases also provides significant liquidity. As shown in Table 26, of the $12.4 billion total commercial loans at December 31, 2006, approximately 35% matures within one year. In addition, during 2006 and 2005, $0.7 billion and $0.4 billion, respectively, in indirect automobile loans were sold, with such sales representing another source of liquidity.
Table 26 — Maturity Schedule of Commercial Loans

	At December 31, 2006

	One Year	One to	After		Percent
(in millions of dollars)	or Less	Five Years	Five Years	Total	of Total

Commercial and industrial	$2,911	$3,431	$1,508	$7,850	63.5%
Commercial real estate — construction	447	772	9	1,228	9.9
Commercial real estate — commercial	999	1,566	711	3,276	26.6

Total	$4,357	$5,769	$2,228	$12,354	100.0%

Variable interest rates	$4,182	$4,468	$1,896	$10,546	85.4%
Fixed interest rates	175	1,301	332	1,808	14.6

Total	$4,357	$5,769	$2,228	$12,354	100.0%

Percent of total	35.3%	46.7%	18.0%	100.0%
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
We intend to maintain the Bank’s risk-based capital ratios at levels at which the Bank would be considered to be “well capitalized” by regulators. As a result, the amount of dividends that can be paid to the parent company depends on the Bank’s capital needs. At December 31, 2006, the Bank had tier one and total risk-based capital in excess of the minimum level required to be considered to be “well-capitalized” of $143.2 million and $135.9 million, respectively. The bank could have declared and paid $0.7 million of additional dividends to the parent company at December 31, 2006 without regulatory approval.
To help meet any additional liquidity needs, we have an open-ended, automatic shelf registration statement filed and effective with the Securities and Exchange Commission, which permits us to issue an unspecified amount of debt or equity securities.
At December 31, 2006, the parent company had $412.7 million in cash or cash equivalents. There is approximately $350 million that we anticipate will be paid by the parent company in connection with the proposed acquisition of Sky Financial. Considering this potential obligation, and expected quarterly dividend payments, we believe the parent company has sufficient liquidity to meet its cash flow obligations for the foreseeable future.
Credit Ratings
Credit ratings by the three major credit rating agencies are an important component of our liquidity profile. Among other factors, the credit ratings are based on financial strength, credit quality and concentrations in the loan portfolio, the level and volatility of earnings, capital adequacy, the quality of management, the liquidity of the balance sheet, the availability of a significant base of core retail and commercial deposits, and our ability to access a broad array of wholesale funding sources. Adverse changes in these factors could result in a negative change in credit ratings and impact not only the ability to raise funds in the capital markets, but also the cost of these funds. In addition, certain financial on- and off-balance sheet arrangements contain credit rating triggers that could increase funding needs if a negative rating change occurs. Letter of credit commitments for marketable securities, interest rate swap collateral agreements, and certain asset securitization transactions contain credit rating provisions. (See the Liquidity Risks section in Item 1A of the 2006 Annual Report on Form 10-K for additional discussion.)

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Credit ratings as of December 31, 2006, for the parent company and the Bank remained unchanged from December 31, 2005, and were as follows:
Table 27 — Credit Ratings

December 31, 2006

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
Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. Approximately 47% of standby letters of credit are collateralized and most are expected to expire without being drawn upon. There were $1.2 billion, and $1.1 billion of outstanding standby letters of credit at December 31, 2006, and December 31, 2005, respectively. Non-interest income was recognized from the issuance of these standby letters of credit of $12.1 million, and $11.1 million for the years ending December 31, 2006, and December 31, 2005, respectively. The carrying amount of deferred revenue related to standby letters of credit at December 31, 2006, was $4.3 million. Standby letters of credit are included in the determination of the amount of risk-based capital that we, and the Bank are required to hold.
The Bank enters into forward contracts relating to the mortgage banking business. At December 31, 2006, commitments to sell residential real estate loans totaled $319.9 million. These contracts mature in less than one year.
Through our credit process, we monitor the credit risks of outstanding standby letters of credit. When it is probable that a standby letter of credit will be drawn and not repaid in full, losses are recognized in provision for credit losses. We do not believe that off-balance sheet arrangements will have a material impact on our liquidity or capital resources.
Table 28 — Contractual Obligations

	At December 31, 2006

	One Year	1 to 3	3 to 5	More than
(in millions of dollars)	or Less	Years	Years	5 Years	Total

Deposits without a stated maturity	$15,055	$—	$—	$—	$15,055
Certificates of deposit and other time deposits	6,498	2,125	494	876	9,993
Other long-term debt	98	660	409	1,062	2,229
Short-term borrowings	1,676	—	—	—	1,676
Subordinated notes	—	—	152	1,135	1,287
Federal Home Loan Bank advances	200	400	397	—	997
Operating lease obligations	32	58	51	136	277
Operational Risk
As with all companies, there is risk inherent in the day-to-day operations that could result in losses due to human error, inadequate or failed internal systems and controls, and external events. Risk Management through a combination of business units and centralized processes, has the responsibility to manage the risk for the company through a process that assesses the overall level of risk on a regular basis and identifies specific risks and the steps being taken to control them. Furthermore, a system of committees is established to provide guidance over the process and escalate potential concerns to senior management

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
on the Operational Risk Committee, executive management on the Risk Management Committee and the Risk Committee of the board of directors, as appropriate.
We continue to develop and enhance policies and procedures to control the elements of risk found in our processes. While we are not able to eliminate risk completely, our goal is to minimize the impact of a risk event and to be prepared to cover the result of it through insurance, earnings, and capital.
An enterprise risk group performs certain overarching operational risk activities. These include monitoring adherence to corporate policies governing risk, business continuity programs to assure that operations to serve our customers continue during emergency situations, and information security to monitor and address electronic and sensitive information threats for the company.
Capital
Capital is managed both at the Bank and on a consolidated basis. Capital levels are maintained based on regulatory capital requirements and the economic capital required to support credit, market, liquidity, and operational risks inherent in our business, and to provide the flexibility needed for future growth and new business opportunities. We place significant emphasis on the maintenance of a strong capital position, which promotes investor confidence, provides access to the national markets under favorable terms, and enhances business growth and acquisition opportunities. The importance of managing capital is also recognized and we continually strive to maintain an appropriate balance between capital adequacy and providing attractive returns to shareholders.
Shareholders’ equity totaled $3.0 billion at December 31, 2006. This balance represented a $0.5 billion increase during 2006, primarily reflecting the issuance of shares pursuant to the acquisition of Unizan.
At December 31, 2006, we had unused authority to repurchase up to 3.9 million common shares. This authorization may be used to help mitigate the dilutive earnings impact resulting from the issuance of stock options and restricted stock. All purchases under the current authorization will be made from time-to-time in the open market or through privately negotiated transactions depending on market conditions.
We evaluate several measures of capital, along with the customary three primary regulatory ratios: Tier 1 Risk-based Capital, Total Risk-based Capital, and Tier 1 Leverage.
The Federal Reserve Board, which supervises and regulates the parent, sets minimum capital requirements for each of these regulatory capital ratios. In the calculation of these risk-based capital ratios, risk weightings are assigned to certain asset and off-balance sheet items such as interest rate swaps, loan commitments, and securitizations. Our Tier 1 Risk-based Capital, Total Risk-based Capital, Tier 1 Leverage ratios and risk-adjusted assets for five years are shown in Table 29 and are well in excess of minimum levels established for “well capitalized” institutions of 6.00%, 10.00%, and 5.00%, respectively.
The Bank is primarily supervised and regulated by the OCC, which establishes regulatory capital guidelines for banks similar to those established for bank holding companies by the Federal Reserve Board. At December 31, 2006, the Bank had regulatory capital ratios in excess of “well capitalized” regulatory minimums.
Table 29 — Capital Adequacy

	“Well-	At December 31,
	Capitalized”
(in millions of dollars)	Minimums	2006	2005	2004	2003	2002

Total risk-weighted assets		$31,155	$29,599	$29,542	$28,164	$27,030
Ratios:
Tier 1 leverage ratio	5.00%	8.00%	8.34%	8.42%	7.98%	8.51%
Tier 1 risk-based capital ratio	6.00	8.93	9.13	9.08	8.53	8.34
Total risk-based capital ratio	10.00	12.79	12.42	12.48	11.95	11.25
Tangible equity ratio / asset ratio		6.87	7.19	7.18	6.79	7.22
Tangible equity / risk-weighted assets ratio		7.65	7.91	7.86	7.31	7.29
Our tangible equity ratio at December 31, 2006, was 6.87%, down from 7.19% at the end of 2005. Contributing to the decline was the implementation of Statement No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans. This decreased equity by $83.0 million but had no effect on reported net income. This implementation contributed 21 basis points of the 32 basis point reduction in the tangible equity ratio from the end of last year. The remainder of the decline was due to the repurchase of shares during 2006 and the impact of the Unizan merger. We have targeted a tangible equity to asset

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
ratio of 6.25%-6.50% given the current portfolio risk profile. Partially offsetting these negative impacts was the positive impact from retained earnings.
The decline in risk-based capital ratios from the year-ago period reflected same factors causing the decline in tangible equity to assets ratio, except that the impact of adopting Statement No. 158 has not been reflected in the risk-based capital, pending resolution by banking regulators of the capital treatment of this pronouncement.
Another measure of capital adequacy favored by one of the rating agencies is tangible common equity to risk-weighted assets. This measurement utilizes risk-weighted assets, as defined in the regulatory capital ratio. The tangible common equity to risk-weighted assets ratio at December 31, 2006, was 7.65%, down from 7.91% at the end of 2005. The ratio was impacted by the addition of higher risk-weighted assets during the year and by the repurchase of 16.0 million shares over this 12-month period.
ESTIMATING THE FINANCIAL IMPACT DUE TO THE UNIZAN MERGER
The merger with Unizan Financial Corp. (Unizan) was completed on March 1, 2006. At the time of acquisition, Unizan had assets of $2.5 billion, including $1.6 billion of loans and core deposits of $1.5 billion. Unizan results were only in consolidated results for 10 months of 2006. (See Significant Factor 1)
Given the impact of the merger on reported 2006 results, we believe that an understanding of the impacts of the merger is necessary to better understand underlying performance trends. When comparing post-merger period results to pre-merger periods, two terms relating to the impact of the Unizan merger on reported results are used:

–	“Merger-related” refers to amounts and percentage changes representing the impact attributable to the merger.

–	“Merger costs” represent expenses associated with merger integration activities, primarily systems conversion cost and employee retention compensation.
The following methodology has been implemented to estimate the approximate effect of the Unizan merger used to determine “merger-related” impacts.
Balance Sheet Items
For loans and leases, as well as core deposits, balances as of the acquisition date are pro-rated to the post-merger period being used in the comparison. For example, to estimate the impact on 2006 first quarter average balances, one-third of the closing date balance was used as those balances were in reported results for only one month of the quarter. Quarterly estimated impacts for the 2006 second, third and fourth quarter results were developed using this same pro-rata methodology. Full-year 2006 estimated results represent the annual average of each quarter’s estimate. This methodology assumes acquired balances will remain constant over time.
Income Statement Items
For income statement line items, Unizan’s actual full year 2005 results were used for pro-rating the impact on post-merger periods. For example, to estimate the 2006 first quarter impact of the merger on personnel costs, one-twelfth of Unizan’s full-year 2005 personnel costs was used. Full quarter and year-to-date estimated impacts for subsequent periods were developed using this same pro-rata methodology. This results in an approximate impact since the methodology does not adjust for any unusual items or seasonal factors in Unizan’s 2005 reported results, or synergies realized since the merger date. The one exception to this methodology relates to the amortization of intangibles expense where the actual post-merger amount was used.
Table 30 provides detail of changes to selected full-year 2006 reported results to quantify the estimated impact of the Unizan merger and the impact of all other factors using this methodology:

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 30 — Estimated Impact of Unizan Merger
2006 Twelve Months versus 2005 Twelve Months

	Twelve Months Ended				Unizan
	December 31,		Change				Other
					Merger	Merger
	2006	2005	Amount	%	Related	Costs	Amount

Average Loans and Deposits (in millions)
Loans
Middle-market C&I	$5,501	$4,817	$684	14.2%	$58	$—	$626
Middle-market CRE	3,950	3,586	364	10.2	603	—	(239)
Small business	2,414	2,224	190	8.5	—	—	190

Total commercial	11,865	10,627	1,238	11.6	661	—	577

Automobile loans and leases	4,088	4,465	(377)	(8.4)	59	—	(436)
Home equity	4,970	4,752	218	4.6	186	—	32
Residential mortgage	4,581	4,081	500	12.3	340	—	160
Other consumer	439	383	56	14.6	140	—	(84)

Total consumer	14,078	13,681	397	2.9	725	—	(328)

Total loans	$25,943	$24,308	$1,635	6.7%	$1,386	$—	$249

Deposits
Demand deposits — non-interest bearing	$3,530	$3,379	$151	4.5%	$144	$—	$7
Demand deposits — interest bearing	7,742	7,658	84	1.1	202	—	(118)
Savings and other domestic time deposits	2,992	3,156	(164)	(5.2)	426	—	(590)
Core certificates of deposit	5,050	3,334	1,716	51.5	517	—	1,199

Total core deposits	19,314	17,527	1,787	10.2	1,289	—	498

Other deposits	4,870	4,485	385	8.6	150	—	235

Total deposits	$24,184	$22,012	$2,172	9.9%	$1,439	$—	$733

Selected Income Statement Categories (in thousands)
Net interest income — FTE	$1,035,202	$975,804	$59,398	6.1%	$58,980	$—	$418

Service charges on deposit accounts	$185,713	$167,834	$17,879	10.7%	$5,260	$—	$12,619
Trust services	89,955	77,405	12,550	16.2	5,510	—	7,040
Brokerage and insurance income	58,835	53,619	5,216	9.7	1,520	—	3,696
Bank owned life insurance income	43,775	40,736	3,039	7.5	2,620	—	419
Other service charges and fees	51,354	44,348	7,006	15.8	1,030	—	5,976
Mortgage banking income (loss)	41,491	28,333	13,158	46.4	860	—	12,298
Securities gains (losses)	(73,191)	(8,055)	(65,136)	N.M.	—	—	(65,136)
Gains on sales of automobile loans	3,095	1,211	1,884	N.M.	—	—	1,884
Other income	116,927	93,836	23,091	24.6	7,120	—	15,971

Sub-total before automobile operating lease income	517,954	499,267	18,687	3.7	23,920	—	(5,233)
Automobile operating lease income	43,115	133,015	(89,900)	(67.6)	—	—	(89,900)

Total non-interest income	$561,069	$632,282	$(71,213)	(11.3)%	$23,920	$—	$(95,133)

Personnel costs	$541,228	$481,658	$59,570	12.4%	$25,750	$695	$33,125
Net occupancy	71,281	71,092	189	0.3	4,300	260	(4,371)
Outside data processing and other services	78,779	74,638	4,141	5.5	1,670	1,531	940
Equipment	69,912	63,124	6,788	10.8	1,720	45	5,023
Professional services	27,053	34,569	(7,516)	(21.7)	4,910	137	(12,563)
Marketing	31,728	26,279	5,449	20.7	890	734	3,825
Telecommunications	19,252	18,648	604	3.2	1,220	148	(764)
Printing and supplies	13,864	12,573	1,291	10.3	—	159	1,132
Amortization of intangibles	9,962	829	9,133	N.M.	9,134	—	(1)
Other expense	106,649	82,560	24,089	29.2	10,090	40	13,959

Sub-total before automobile operating lease expense	969,708	865,970	103,738	12.0	59,684	3,749	40,305
Automobile operating lease expense	31,286	103,850	(72,564)	(69.9)	—	—	(72,564)

Total non-interest expense	$1,000,994	$969,820	$31,174	3.2%	$59,684	$3,749	$(32,259)

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 30 — Estimated Impact of Unizan Merger
2006 Fourth Quarter versus 2005 Fourth Quarter

					Unizan
	Fourth Quarter		Change				Other
					Merger	Merger
	2006	2005	Amount	%	Related	Costs	Amount	%

Average Loans and Deposits (in millions)
Loans
Middle-market C&I	$5,831	$4,946	$885	17.9%	$70	$—	$815	16.5%
Middle-market CRE	3,938	3,598	340	9.4	723	—	(383)	(10.6)
Small business	2,543	2,230	313	14.0	—	—	313	14.0

Total commercial	12,312	10,774	1,538	14.3	793	—	745	6.9

Automobile loans and leases	3,949	4,355	(406)	(9.3)	71	—	(477)	(11.0)
Home equity	4,973	4,781	192	4.0	223	—	(31)	(0.6)
Residential mortgage	4,635	4,165	470	11.3	409	—	61	1.5
Other consumer	430	393	37	9.4	167	—	(130)	(33.1)

Total consumer	13,987	13,694	293	2.1	870	—	(577)	(4.2)

Total loans	$26,299	$24,468	$1,831	7.5%	$1,663	$—	$168	0.7%

Deposits
Demand deposits — non-interest bearing	$3,580	$3,444	$136	3.9%	$173	$—	$(37)	(1.1)%
Demand deposits — interest bearing	7,767	7,496	271	3.6	243	—	28	0.4
Savings and other domestic time deposits	2,849	2,984	(135)	(4.5)	511	—	(646)	(21.6)
Core certificates of deposit	5,380	3,891	1,489	38.3	620	—	869	22.3

Total core deposits	19,576	17,815	1,761	9.9	1,547	—	214	1.2

Other deposits	5,132	4,627	505	10.9	180	—	325	7.0

Total deposits	$24,708	$22,442	$2,266	10.1%	$1,727	$—	$539	2.4%

Selected Income Statement Categories (in thousands)
Net interest income — FTE	$262,104	$247,513	$14,591	5.9%	$17,694	$—	$(3,103)	(1.3)%

Service charges on deposit accounts	$48,548	$42,083	$6,465	15.4%	$1,578	$—	$4,887	11.6%
Trust services	23,511	20,425	3,086	15.1	1,653	—	1,433	7.0
Brokerage and insurance income	14,600	13,101	1,499	11.4	456	—	1,043	8.0
Bank owned life insurance income	10,804	10,389	415	4.0	786	—	(371)	(3.6)
Other service charges and fees	13,784	11,488	2,296	20.0	309	—	1,987	17.3
Mortgage banking income (loss)	6,169	8,818	(2,649)	(30.0)	258	—	(2,907)	(33.0)
Securities gains (losses)	(15,804)	(8,770)	(7,034)	80.2	—	—	(7,034)	80.2
Gains on sales of automobile loans	1,252	455	797	N.M.	—	—	797	N.M.
Other income	32,398	26,799	5,599	20.9	2,136	—	3,463	12.9

Sub-total before automobile operating lease income	135,262	124,788	10,474	8.4	7,176	—	3,298	2.6
Automobile operating lease income	5,344	22,534	(17,190)	(76.3)	—	—	(17,190)	(76.3)

Total non-interest income	$140,606	$147,322	$(6,716)	(4.6)%	$7,176	$—	$(13,892)	(9.4)%

Personnel costs	$137,944	$116,111	$21,833	18.8%	$7,725	$(373)	$14,481	12.5%
Net occupancy	17,279	17,940	(661)	(3.7)	1,290	—	(1,951)	(10.9)
Outside data processing and other services	20,695	19,693	1,002	5.1	501	(82)	583	3.0
Equipment	18,151	16,093	2,058	12.8	516	—	1,542	9.6
Professional services	8,958	7,440	1,518	20.4	1,473	24	21	0.3
Marketing	6,207	7,145	(938)	(13.1)	267	—	(1,205)	(16.9)
Telecommunications	4,619	4,453	166	3.7	366	—	(200)	(4.5)
Printing and supplies	3,610	3,084	526	17.1	—	1	525	17.0
Amortization of intangibles	2,993	218	2,775	N.M.	2,786	—	(11)	(5.0)
Other expense	43,365	20,995	22,370	N.M.	3,027	1	19,342	92.1

Sub-total before automobile operating lease expense	263,821	213,172	50,649	23.8	17,951	(429)	33,127	15.5
Automobile operating lease expense	3,969	17,183	(13,214)	(76.9)	—	—	(13,214)	(76.9)

Total non-interest expense	$267,790	$230,355	$37,435	16.3%	$17,951	$(429)	$19,913	8.6%

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
LINES OF BUSINESS DISCUSSION
This section reviews financial performance from a line of business perspective and should be read in conjunction with the Discussion of Results and other sections for a full understanding of consolidated financial performance.
We have three distinct lines of business: Regional Banking, Dealer Sales, and the Private Financial and Capital Markets Group (PFCMG). A fourth segment includes our Treasury function and other unallocated assets, liabilities, revenue, and expense. Line of business results are determined based upon our management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around our organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. The Capital Markets Group is managed through the Private Financial Group, combining these two segments better reflects the management accountability and decision making structure. An overview of this system is provided below, along with a description of each segment and discussion of financial results.
Funds Transfer Pricing
We use a centralized funds transfer pricing (FTP) methodology to attribute appropriate net interest income to the business segments. The Treasury/ Other business segment charges (credits) an internal cost of funds for assets held in (or pays for funding provided by) each line of business. The FTP rate is based on prevailing market interest rates for comparable duration assets (or liabilities). Deposits of an indeterminate maturity receive an FTP credit based on vintage-based pool rate. Other assets, liabilities, and capital are charged (credited) with a four-year moving average FTP rate. The intent of the FTP methodology is to eliminate all interest rate risk from the lines of business by providing matched duration funding of assets and liabilities. The result is to centralize the financial impact, management, and reporting of interest rate and liquidity risk in Treasury/ Other where it can be monitored and managed.
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
Use of Operating Earnings
We use earnings on an operating basis, rather than on a GAAP basis, to measure underlying performance trends for each business segment. Operating earnings represent GAAP earnings adjusted to exclude the impact of certain items discussed in the Significant Factors Influencing Financial Performance Comparisons section, Table 3, and Table 31. (In addition to this discussion, Table 3, and Table 31, see Note 27 of the Notes to Consolidated Financial Statements.) Analyzing earnings on an operating basis is very helpful in assessing underlying performance trends, a critical factor used to determine the success of strategies and future earnings capabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 31 — Lines of Business — GAAP Earnings vs. Operating Earnings Reconciliation(1)

(in thousands of dollars)	Regional Banking	Dealer Sales	PFCMG	Treasury/Other		Total

2006

Net income — GAAP	$349,548	$59,894	$53,157	$(1,378)		$461,221
Change from prior year —$	57,119	(6,391)	5,555	(7,153)		49,130
Change from prior year — %	19.5%	(9.6)%	11.7%	N.M.	%	11.9%

Net income — operating	$349,548	$59,894	$53,157	$(1,378)		$461,221
Change from prior year —$	57,119	(6,391)	5,555	(7,153)		49,130
Change from prior year — %	19.5%	(9.6)%	11.7%	N.M.	%	11.9%

2005

Net income — GAAP	$292,429	$66,285	$47,602	$5,775	$412,091
Change from prior year —$	42,466	(6,881)	2,728	(25,147)	13,166
Change from prior year — %	17.0%	(9.4)%	6.1%	(81.3)%	3.3%

Net income — operating	$292,429	$66,285	$47,602	$5,775	$412,091
Change from prior year —$	42,466	1,717	2,728	(23,763)	23,148
Change from prior year — %	17.0%	2.7%	6.1%	(80.4)%	6.0%

2004

Net income — GAAP	$249,963	$73,166	$44,874	$30,922	$398,925
Restructuring releases	—	—	—	(748)	(748)
Gain on sale of automobile loans	—	(8,598)	—	(636)	(9,234)

Net income — operating	$249,963	$64,568	$44,874	$29,538	$388,943

(1)	See Significant Factors Influencing Financial Performance Comparisons section.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Regional Banking
(This section should be read in conjunction with Significant Factors 1, 2, 4, 5 and 7.)
Objectives, Strategies and Priorities
Our Regional Banking line of business provides traditional banking products and services to consumer, small business, and commercial customers located in its eight operating regions within the five states of Ohio, Michigan, West Virginia, Indiana, and Kentucky. It provides these services through a banking network of 371 branches, over 980 ATMs, along with Internet and telephone banking channels. It also provides certain services outside of these five states, including mortgage banking and equipment leasing. Each region is further divided into retail and commercial banking units. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, small business loans, personal and business deposit products, as well as sales of investment and insurance services. At December 31, 2006, Retail Banking accounted for 59% and 78% of total Regional Banking loans and deposits, respectively. Commercial Banking serves middle market and large commercial banking relationships, which use a variety of banking products and services including, but not limited to, commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities.
We have a business model that emphasizes the delivery of a complete set of banking products and services offered by larger banks, but distinguished by local decision-making about the pricing and the offering of these products. Our strategy is to focus on building a deeper relationship with our customers by providing a “Simply the Best” service experience. This focus on service requires continued investments in state-of-the-art platform technology in our branches, award-winning retail and business websites for our customers, extensive development of associates, and internal processes that empower our local bankers to serve our customers better. We expect the combination of local decision-making and “Simply the Best” service will result in a competitive advantage and drive revenue and earnings growth.
2006 versus 2005 Performance
Regional Banking contributed $349.5 million, or 76%, of total company net operating earnings for the year 2006 ending December 31, 2006, up $57.1 million, or 20%, from last year. This improvement primarily reflected a $145.1 million, or 13%, increase in fully taxable equivalent revenue offset by a $63.2 million, or 11%, increase in non-interest expense and a $30.8 million increase in provision for income taxes. Our ROA was 1.71%, up from 1.58% for 2005 with a ROE of 30.6%, up from 28.9% a year-ago.
Regional Banking results for 2006 were impacted by the acquisition of Unizan on March 1, 2006. At the time of acquisition, Unizan had loans of $1.6 billion and core deposits of $1.5 billion, most of which were assigned to Regional Banking. As a result, performance comparisons between 2006 and 2005 are affected, as Unizan results were not in 2005 results. Comparisons of 2006 reported results compared with 2005 pre-merger results are impacted as follows:

•	Increased certain reported period-end balance sheet and credit quality items (e.g. non-performing loans).

•	Increased reported average balance sheet, revenue, expense and credit quality results (e.g. net charge-offs)

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Revenue growth reflected a 13% increase in net interest income resulting from a $1.8 billion increase in average loan balances and a 12 basis point increase in net interest margin. Higher loan and deposit balances reflected improved sales efforts. Average loans and leases increased across all regions:
         Regional Banking Average Loans & Leases

		Change
		from
(in millions of dollars)	2006	2005	2005	2004

Region
Central Ohio	$3,519	11%	$3,179	$2,957
Northern Ohio	2,609	3	2,524	2,373
Southern Ohio/ Kentucky	2,161	6	2,039	1,762
Eastern Ohio(1)	1,268	N.M.	378	341
West Michigan	2,399	2	2,356	2,200
East Michigan	1,581	6	1,492	1,351
West Virginia	1,046	12	921	830
Indiana	985	—	986	813
Mortgage and equipment leasing groups	3,538	5	3,381	2,592

Total loans and leases	$19,106	11%	$17,256	$15,219

     N.M., not a meaningful value.

(1)	Eastern Ohio results reflect the impact of the Unizan acquisition.
Average loans and leases grew in most categories compared to 2005, including residential mortgages, commercial loans, and home equity loans and lines of credit. Residential mortgage and home equity growth rates in 2006 were 13% and 5%, respectively. Residential mortgage loans grew, as interest rates remained low, even though there was a 14% decline in closed loan origination volume from 2005. Commercial loan growth reflected a 15% increase in middle-market commercial and industrial loans as well as a 13% growth in middle-market CRE.
Provision for credit losses decreased $5.9 million, or 12%, compared to 2005. This reduction was driven by a decrease in the allowance for loan losses from 1.22% in 2005 to 1.14% in 2006, but was partially offset by an increase in net charge-offs, including the impact of the Unizan acquisition. The net charge-off ratio remained flat at 0.30% of total average loans.
The increase in non-interest expense was driven primarily by the acquisition of Unizan, but also reflected increased marketing spending to acquire new checking accounts and higher costs related to additional branches. During the year, we opened 8 new banking offices while consolidating 5 offices and relocating several others. The efficiency ratio improved to 52.7% in 2006, compared to 54.0% in 2005.
Many of the key operating performance drivers improved compared with 2005. Since we focus on developing relationships, we monitor the “cross-sell” ratio as an indicator of our sales performance. This ratio measures success in selling multiple products to households. In Retail Banking the 90-day cross-sell ratio was 2.84, up from 2.80 one year ago, while the small business cross-sell ratio was 2.27, down from 2.34 one year ago. In addition, customer bases continued to expand. Period-end Retail Banking non-interest bearing checking account (DDA) households totaled 559,574, an increase of 44,884, or 9%, from 2005. The number of small business DDA relationships was up 6,472, or 12%. The DDA is viewed as the primary banking relationship account as most

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
additional services are cross-sold to customers after first establishing a DDA account. As a result, growth in average deposits was also broad-based:
         Regional Banking Average Deposits

		Change
		from
(in millions of dollars)	2006	2005	2005	2004

Region
Central Ohio	$4,744	6%	$4,496	$4,186
Northern Ohio	3,594	3	3,495	3,266
Southern Ohio/ Kentucky	2,182	19	1,829	1,551
Eastern Ohio(1)	1,554	N.M.	570	523
West Michigan	2,827	5	2,687	2,610
East Michigan	2,299	1	2,271	2,089
West Virginia	1,499	7	1,399	1,341
Indiana	829	14	728	656
Mortgage and equipment leasing groups	182	(8)	198	214

Total deposits	$19,710	12%	$17,673	$16,436

     N.M., not a meaningful value.

(1)	Eastern Ohio results reflect the impact of the Unizan acquisition.
The 12% increase in average deposits reflected 43% growth in domestic time deposits. Interest bearing and non-interest bearing deposits grew 1% and 6%, respectively, from the year-ago period, while savings deposits declined 10%. The number of on-line consumer banking customers at December 31, 2006 grew 18% to 289,868 customers.
2005 versus 2004 Performance
Regional Banking contributed $292.4 million, or 71%, of our net operating earnings in 2005, up $42.5 million, or 17% from 2004. This increase primarily reflected a $104.3 million, or 11% increase in fully taxable equivalent revenue partially offset by a $43.5 million increase in provision for credit losses. Net interest income increased $101.5 million, primarily driven by a 13% increase in average loans, and a 5 basis point rise in net interest margin. The ROA and ROE for Regional Banking were 1.58% and 28.9%, respectively, up from 1.52% and 24.2% in 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 32 — Regional Banking(1)

		Change From 2005			Change From 2004

	2006	Amount	%	2005	Amount	%	2004

INCOME STATEMENT (in thousands of dollars)
Net interest income	$883,536	$104,123	13.4%	$779,413	$101,460	15.0%	$677,953
Provision for credit losses	45,320	(5,926)	(11.6)	51,246	43,532	N.M.	7,714

Net interest income after provision for credit losses	838,216	110,049	15.1	728,167	57,928	8.6	670,239

Service charges on deposit accounts	181,266	15,889	9.6	165,377	(1,082)	(0.7)	166,459
Brokerage and insurance income	17,084	1,154	7.2	15,930	(481)	(2.9)	16,411
Trust services	1,197	283	31.0	914	(91)	(9.1)	1,005
Mortgage banking	38,982	800	2.1	38,182	1,920	5.3	36,262
Other service charges and fees	50,809	6,955	15.9	43,854	2,733	6.6	41,121
Other income	62,147	15,985	34.6	46,162	(215)	(0.5)	46,377

Total non-interest income before securities gains	351,485	41,066	13.2	310,419	2,784	0.9	307,635
Securities gains	—	(18)	(100.0)	18	4	28.6	14

Total non-interest income	351,485	41,048	13.2	310,437	2,788	0.9	307,649

Personnel costs	272,573	29,877	12.3	242,696	(3,486)	(1.4)	246,182
Other expense	379,362	33,345	9.6	346,017	(1,129)	(0.3)	347,146

Total non-interest expense	651,935	63,222	10.7	588,713	(4,615)	(0.8)	593,328

Income before income taxes	537,766	87,875	19.5	449,891	65,331	17.0	384,560
Provision for income taxes(2)	188,218	30,756	19.5	157,462	22,865	17.0	134,597

Net income — operating(1)	$349,548	$57,119	19.5%	$292,429	$42,466	17.0%	$249,963

Revenue — fully taxable equivalent (FTE)
Net interest income	$883,536	$104,123	13.4%	$779,413	$101,460	15.0%	$677,953
Tax equivalent adjustment(2)	1,021	(35)	(3.3)	1,056	41	4.0	1,015

Net interest income (FTE)	884,557	104,088	13.3	780,469	101,501	14.9	678,968
Non-interest income	351,485	41,048	13.2	310,437	2,788	0.9	307,649

Total revenue (FTE)	$1,236,042	$145,136	13.3%	$1,090,906	$104,289	10.6%	$986,617

Total revenue excluding securities gains (FTE)	$1,236,042	$145,154	13.3%	$1,090,888	$104,285	10.6%	$986,603

SELECTED AVERAGE BALANCES (in millions of dollars)
Loans:
Commercial
Middle market commercial and industrial	$4,107	$531	14.8%	$3,576	$303	9.3%	$3,273
Middle market commercial real estate
Construction	1,207	(416)	(25.6)	1,623	232	16.7	1,391
Commercial	2,486	853	52.2	1,633	20	1.2	1,613
Small business loans	2,414	190	8.5	2,224	221	11.0	2,003

Total commercial	10,214	1,158	12.8	9,056	776	9.4	8,280

Consumer
Auto loans — indirect	2	(1)	(33.3)	3	(1)	(25.0)	4
Home equity loans & lines of credit	4,630	202	4.6	4,428	485	12.3	3,943
Residential mortgage	3,956	446	12.7	3,510	816	30.3	2,694
Other loans	305	35	13.0	270	(37)	(12.1)	307

Total consumer	8,893	682	8.3	8,211	1,263	18.2	6,948

Total loans & leases	$19,107	$1,840	10.7%	$17,267	$2,039	13.4%	$15,228

Deposits:
Non-interest bearing deposits	$3,312	$184	5.9%	$3,128	$142	4.8%	$2,986
Interest bearing demand deposits	6,996	82	1.2	6,914	449	6.9	6,465
Savings deposits	2,347	(246)	(9.5)	2,593	(179)	(6.5)	2,772
Domestic time deposits	6,588	1,971	42.7	4,617	828	21.9	3,789
Foreign time deposits	472	49	11.6	423	6	1.4	417

Total deposits	$19,715	$2,040	11.5%	$17,675	$1,246	7.6%	$16,429

N.M., not a meaningful value.

(1)	Operating basis, see Lines of Business section for definition.

(2)	Calculated assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 32 — Regional Banking(1)

		Change From 2005			Change From 2004

	2006	Amount	%	2005	Amount	%	2004

PERFORMANCE METRICS
Return on average assets	1.71%	0.13%		1.58%	0.06%		1.52%
Return on average equity	30.6	1.7		28.9	4.7		24.2
Net interest margin	4.58	0.12		4.46	0.05		4.41
Efficiency ratio	52.7	(1.3)		54.0	(6.1)		60.1

CREDIT QUALITY (in thousands of dollars)
Net charge-offs by loan type
Commercial
Middle market commercial and industrial	$2,499	$(7,000)	(73.7)%	$9,499	$8,523	N.M. %	$976
Middle market commercial real estate	6,264	1,789	40.0	4,475	988	28.3	3,487
Small business loans	15,225	3,274	27.4	11,951	6,385	N.M.	5,566

Total commercial	23,988	(1,937)	(7.5)	25,925	15,896	N.M.	10,029

Consumer
Auto loans	(78)	(107)	N.M.	29	(1)	(3.3)	30
Home equity loans & lines of credit	20,215	2,980	17.3	17,235	3,416	24.7	13,819
Residential mortgage	4,473	2,312	N.M.	2,161	634	41.5	1,527
Other loans	8,324	2,517	43.3	5,807	(136)	(2.3)	5,943

Total consumer	32,934	7,702	30.5	25,232	3,913	18.4	21,319

Total net charge-offs	$56,922	$5,765	11.3%	$51,157	$19,809	63.2%	$31,348

Net charge-offs — annualized percentages
Commercial
Middle market commercial and industrial	0.06%	(0.21)%		0.27%	0.24%		0.03%
Middle market commercial real estate	0.17	0.03		0.14	0.02		0.12
Small business loans	0.63	0.09		0.54	0.26		0.28

Total commercial	0.23	(0.06)		0.29	0.17		0.12

Consumer
Auto loans	(3.90)	(4.87)		0.97	0.22		0.75
Home equity loans & lines of credit	0.44	0.05		0.39	0.04		0.35
Residential mortgage	0.11	0.05		0.06	—		0.06
Other loans	2.73	0.58		2.15	0.22		1.93

Total consumer	0.37	0.06		0.31	—		0.31

Total net charge-offs	0.30%	—%		0.30%	0.09%		0.21%

Non-performing loans and leases (in millions of dollars)
Middle market commercial and industrial	$33	$10	43.5%	$23	$1	4.5%	$22
Middle market commercial real estate	35	19	N.M.	16	14	N.M.	2
Small business loans	26	(3)	(10.3)	29	14	93.3	15
Residential mortgage	29	11	61.1	18	6	50.0	12
Home equity	15	4	36.4	11	4	57.1	7

Total non-performing loans and leases	138	41	42.3	97	39	67.2	58
Other real estate, net (OREO)	50	35	N.M.	15	6	66.7	9

Total non-performing assets	$188	$76	67.9%	$112	$45	67.2%	$67

Accruing loans past due 90 days or more	$47	$6	14.6%	$41	$(41)	(95.3)%	$43
Allowance for loan and lease losses (ALLL) (eop)	221	8	3.8	213	(7)	(3.2)	220
ALLL as a % of total loans and leases	1.14%	(0.08)%		1.22%	(0.11)%		1.33%
ALLL as a % of NPLs	160.1	(59.5)		219.6	(159.7)		379.3
ALLL + OREO as a % of NPAs	144.1	(59.5)		203.6	(138.2)		341.8
NPLs as a % of total loans and leases	0.71	0.16		0.55	0.20		0.35
NPAs as a % of total loans and leases + OREO	0.97	0.33		0.64	0.24		0.40
N.M., not a meaningful value.
eop — End of Period.

(1)	Operating basis, see Lines of Business section for definition.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 32 — Regional Banking(1)

		Change From 2005			Change From 2004

	2006	Amount	%	2005	Amount	%	2004

SUPPLEMENTAL DATA
# employees — full-time equivalent (eop)	4,888	359	7.9%	4,529	(137)	(2.9)%	4,666

Retail Banking

Average loans (in millions)	$5,847	$717	14.0%	$5,130	$625	13.9%	$4,505
Average deposits (in millions)	12,833	1,253	10.8	11,580	549	5.0	11,031

# employees — full-time equivalent (eop)	3,573	328	10.1	3,245	(159)	(4.7)	3,404
# banking offices (eop)	371	37	11.1	334	—	—	334
# ATMs (eop)	988	44	4.7	944	240	34.1	704
# DDA households (eop)(2)	559,574	44,884	8.7	514,690	11,759	2.3	502,931
# New relationships 90-day cross-sell (average)(2)	2.84	0.04	1.4	2.80	0.43	18.1	2.37
# on-line customers (eop)(2)	289,868	44,725	18.2	245,143	33,751	16.0	211,392
% on-line retail household penetration (eop) (2)	49%	4%		45%	5%		40%

Small Business

Average loans (in millions)	$2,414	$190	8.5%	$2,224	$88	4.1%	$2,136
Average deposits (in millions)	2,426	325	15.5	2,101	123	6.2	1,978

# employees — full-time equivalent (eop)	317	47	17.6	269	5	2.0	264
# business DDA relationships (eop)(2)	60,470	6,472	12.0	53,998	3,141	6.2	50,857
# New relationships 90-day cross-sell (average)(2)	2.27	(0.07)	(3.0)	2.34	0.13	6.0	2.21

Commercial Banking

Average loans (in millions)	$7,807	$849	12.2%	$6,958	$611	9.6%	$6,347
Average deposits (in millions)	4,286	479	12.6	3,807	564	17.4	3,243

# employees — full-time equivalent (eop)	467	35	8.2	432	(31)	(6.6)	463
# customers (eop)(2)	5,694	1,058	22.8	4,636	(877)	(15.9)	5,513

Mortgage Banking

Average loans (in millions)(3)	$3,039	$84	2.8%	$2,955	$715	31.9%	$2,240
Average deposits (in millions)	170	(17)	(9.1)	187	10	5.6	177

# employees — full-time equivalent (eop)	530	(53)	(9.0)	583	47	8.8	536

Closed loan volume (in millions)(2)	$2,822	$(462)	(14.1)	$3,284	$(909)	(21.7)	$4,193
Portfolio closed loan volume (in millions)(2)	1,040	(242)	(18.9)	1,282	(1,276)	(49.9)	2,559
Agency delivery volume (in millions)(2)	1,558	(131)	(7.7)	1,689	45	2.7	1,644
Total servicing portfolio (in millions)(2)	12,953	1,371	11.8	11,582	827	7.7	10,755
Portfolio serviced for others (in millions) (2)	8,252	976	13.4	7,276	415	6.0	6,861
Mortgage servicing rights (in millions)(2)	131.1	39.8	43.7	91.3	14.2	18.4	77.1
N.M., not a meaningful value.
N/ A — Not Available.
eop — End of Period.

(1)	Operating basis, see Lines of Business section for definition.

(2)	Periods prior to 2Q06 exclude Unizan.

(3)	Unizan mortgage loans in Retail Banking.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Dealer Sales
(See Significant Factors 3, 5, and 7 and the Operating Lease Assets Section.)
Objectives, Strategies, and Priorities
Our Dealer Sales line of business provides a variety of banking products and services to more than 3,500 automotive dealerships within our primary banking markets, as well as in Arizona, Florida, Georgia, New Jersey, North Carolina, Pennsylvania, South Carolina, and Tennessee. Dealer Sales finances the purchase of automobiles by customers at automotive dealerships; purchases automobiles from dealers and simultaneously leases the automobiles to consumers under long-term leases; finances dealerships’ new and used vehicle inventories, dealership real estate, or dealer working capital needs; and provides other banking services to the automotive dealerships and their owners. Competition from the financing divisions of automobile manufacturers and from other financial institutions is intense. Dealer Sales’ production opportunities are directly impacted by the general automotive sales business, including programs initiated by manufacturers to enhance and increase sales directly. We have been in this line of business for over 50 years.
The Dealer Sales strategy has been to focus on developing relationships with the dealership through its finance department, general manager, and owner. An underwriter who understands each local market makes loan decisions, though we prioritize maintaining pricing discipline over market share.
Automobile lease accounting significantly impacts the presentation of Dealer Sales’ financial results. Automobile leases originated prior to May 2002 are accounted for as automobile operating leases, with leases originated since April 2002 accounted for as direct financing leases. This accounting treatment impacts a number of Dealer Sales’ financial performance results and trends including net interest income, non-interest income, and non-interest expense. Residual values on leased automobiles, including the accounting for residual value losses, are also an important factor in the overall profitability of automobile leases.
2006 versus 2005 Performance
Dealer Sales contributed $59.9 million, or 13%, of the company’s net operating earnings for 2006, down $6.4 million from 2005. This decrease primarily reflected the negative impacts of a lower net contribution from automobile operating lease assets and a decline in net interest income, partially offset by the benefits of a lower provision for credit losses, growth in non-interest income before automobile operating lease income, and a decline in non-interest expense before automobile operating lease expense. Dealer Sales’ ROA was 1.13%, up slightly from 1.12% for 2005, with a ROE of 22.9%, up from 18.7% for 2005.
Automobile operating lease income and automobile operating lease expense continued to decline as that portfolio continued to run off. As a result, the net earnings contribution from automobile operating leases in 2006 was $11.8 million ($43.1 million in automobile operating lease income offset by $31.3 million in automobile operating lease expense), down $17.3 million, or 60%, from the net contribution a year ago of $29.2 million ($133.0 million in automobile operating lease income offset by $103.8 million in automobile operating lease expense). Average automobile operating lease assets declined 74% from the comparable year-ago period.
Net interest income declined $10.6 million, or 7%, from a year ago, reflecting a 6% decline in average loans and leases, as well as a 5 basis point decline in the net interest margin to 2.63% from 2.68%. The decline in average loans and leases reflected the combination of two factors: (1) continued softness in loan and lease production levels over this period from low consumer demand and competitive pricing, and (2) little growth in automobile loans as we continued a program of selling a portion of current loan production.
The decline in the net interest margin continued to reflect aggressive pricing competition combined with increases in funding costs over the last two years on new automobile loan and lease originations. We expect Dealer Sales’ net interest margin to be somewhat lower than the consolidated total company’s, as this line of business does not have significant lower cost deposit balances to offset loan and lease funding costs. This business is directly impacted by the general automotive sales business, as well as programs initiated by manufacturers to enhance and increase sales.
During 2006 compared with 2005, new car sales in the Midwest, as well as on a national basis, remained soft with the domestic automobile manufacturers continuing to post sizeable reductions in sales volumes. In contrast, Dealer Sales’ automobile loan originations were up 14% over last year, supported by more used car financing than a year ago. On the other hand, automobile leasing has become a sales focus for all manufacturers, and as a result, we have experienced a 39% reduction in automobile lease production in 2006 compared with last year, primarily as a result of special leasing programs offered by manufacturers.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
The average length of an automobile loan continued to increase slightly from prior year levels, while the length of an automobile lease remained stable. Profitability of originated automobile loans and leases improved as funding costs stabilized, and our focus on profitable business remained intact despite intense pricing competition.
The provision for credit losses for 2006 decreased $11.7 million, or 45%, from 2005. This decrease primarily reflected lower net charge-offs, which declined $6.1 million and were 0.39% of average total automobile loans and leases for 2006, compared with 0.48% in 2005. Also contributing to the reduction in the provision for credit losses was a decline in the credit risk in the commercial and consumer automobile loan and lease portfolios as well as lower consumer portfolio growth rates as compared to last year.
Non-interest income excluding automobile operating lease income increased $3.9 million, primarily reflecting a $4.2 million increase in other income. This increase resulted from higher servicing related income and gains on sales of automobile loans from our ongoing program of selling up to 50% of our automobile loan and lease current production, offset in part by a decline in lease termination income. Loans sold in 2006 totaled $710 million compared with $414 million in 2005.
Non-interest expense excluding automobile operating lease expense reflected declines in other non-interest expense, partially offset by a $0.6 million, or 3%, increase in personnel costs. Other expense declined $3.1 million, or 5%, primarily due to a $1.8 million reduction in collection related costs and a $4.2 reduction in automobile lease residual value insurance costs, offset in part by an increase in automobile lease residual value losses. The decrease in collection related costs was, in general, a result of lower delinquency and charge-off levels while the reduction in lease residual value insurance costs resulted from overall declines in the lease portfolios. The increase in lease residual value losses was primarily attributed to higher relative losses on vehicles sold at auction, most notably high-line imports and larger sport utility vehicles.
2005 versus 2004 Performance
Dealer Sales contributed $66.3 million, or 16%, of the company’s net operating earnings for 2005, up $1.7 million from 2004. This increase reflected an $18.8 million lower provision for credit losses, a $7.2 decrease in non-interest expense excluding automobile operating lease expense and a $2.5 million increase in non-interest income excluding automobile operating lease income, offset by a $21.2 million decrease in the net earnings contribution from automobile operating lease assets and a $4.2 million decline in net interest income. The improvement in the provision for credit losses was primarily due to a $14.1 million reduction in net charge-offs. The decline in the net earnings contribution from automobile operating lease assets was primarily due to a 61% decline in average operating lease assets as that portfolio continues to run off while the decline in net interest income primarily resulted from a 7 basis point decrease in the net interest margin. Dealer Sales’ ROA was 1.12%, up from 0.99% for 2004, with a ROE of 18.7%, up from 15.8% for 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 33 — Dealer Sales(1)

		Change From 2005			Change From 2004

	2006	Amount	%	2005	Amount	%	2004

INCOME STATEMENT (in thousands of dollars)
Net interest income	$134,931	$(10,595)	(7.3)%	$145,526	$(4,217)	(2.8)%	$149,743
Provision for credit losses	14,206	(11,716)	(45.2)	25,922	(18,775)	(42.0)	44,697

Net interest income after provision for credit losses	120,725	1,121	0.9	119,604	14,558	13.9	105,046

Automobile operating lease income	43,115	(89,900)	(67.6)	133,015	(152,416)	(53.4)	285,431
Service charges on deposit accounts	657	37	6.0	620	(168)	(21.3)	788
Brokerage and insurance income	3,624	(412)	(10.2)	4,036	1,386	52.3	2,650
Trust services	3	—	—	3	3	N.M.	—
Mortgage banking	98	31	46.3	67	6	9.8	61
Other service charges and fees	6	2	50.0	4	3	N.M.	1
Other income	36,364	4,233	13.2	32,131	1,308	4.2	30,823

Total non-interest income before securities gains	83,867	(86,009)	(50.6)	169,876	(149,878)	(46.9)	319,754
Securities gains	—	—	N.M.	—	(469)	(100.0)	469

Total non-interest income	83,867	(86,009)	(50.6)	169,876	(150,347)	(47.0)	320,223

Automobile operating lease expense	31,286	(72,564)	(69.9)	103,850	(131,230)	(55.8)	235,080
Personnel costs	21,808	645	3.0	21,163	(1,857)	(8.1)	23,020
Other expense	59,354	(3,137)	(5.0)	62,491	(5,344)	(7.9)	67,835

Total non-interest expense	112,448	(75,056)	(40.0)	187,504	(138,431)	(42.5)	325,935

Income before income taxes	92,144	(9,832)	(9.6)	101,976	2,642	2.7	99,334
Provision for income taxes(2)	32,250	(3,441)	(9.6)	35,691	925	2.7	34,766

Net income — operating(1)	$59,894	$(6,391)	(9.6)%	$66,285	$1,717	2.7%	$64,568

Revenue — fully taxable equivalent (FTE)
Net interest income	$134,931	$(10,595)	(7.3)%	$145,526	$(4,217)	(2.8)%	$149,743
Tax equivalent adjustment(2)	—	—	N.M.	—	—	N.M.	—

Net interest income (FTE)	134,931	(10,595)	(7.3)	145,526	(4,217)	(2.8)	149,743
Non-interest income	83,867	(86,009)	(50.6)	169,876	(150,347)	(47.0)	320,223

Total revenue (FTE)	$218,798	$(96,604)	(30.6)%	$315,402	$(154,564)	(32.9)%	$469,966

Total revenue excluding securities gains (FTE)	$218,798	$(96,604)	(30.6)%	$315,402	$(154,095)	(32.8)%	$469,497

SELECTED AVERAGE BALANCES (in millions of dollars)
Loans:
Commercial
Middle market commercial and industrial	$821	$85	11.5%	$736	$(22)	(2.9)%	$758
Middle market commercial real estate
Construction	—	(5)	(100.0)	5	—	—	5
Commercial	17	(34)	(66.7)	51	(25)	(32.9)	76

Total commercial	838	46	5.8	792	(47)	(5.6)	839

Consumer
Auto leases — indirect	2,031	(391)	(16.1)	2,422	230	10.5	2,192
Auto loans — indirect	2,055	15	0.7	2,040	(241)	(10.6)	2,281
Home equity loans & lines of credit	—	—	N.M.	—	—	N.M.	—
Other loans	126	21	20.0	105	28	36.4	77

Total consumer	4,212	(355)	(7.8)	4,567	17	0.4	4,550

Total loans & leases	$5,050	$(309)	(5.8)%	$5,359	$(30)	(0.6)%	$5,389

Automobile operating lease assets	$93	$(258)	(73.5)%	$351	$(540)	(60.6)%	$891
Deposits:
Non-interest bearing deposits	$51	$(12)	(19.0)%	$63	$(3)	(4.5)%	$66
Interest bearing demand deposits	2	—	—	2	—	—	2
Foreign time deposits	4	—	—	4	—	—	4

Total deposits	$57	$(12)	(17.4)%	$69	$(3)	(4.2)%	$72

N.M., not a meaningful value.

(1)	Operating basis, see Lines of Business section for definition.

(2)	Calculated assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 33 — Dealer Sales(1)

		Change From 2005			Change From 2004

	2006	Amount	%	2005	Amount	%	2004

PERFORMANCE METRICS
Return on average assets	1.13%	0.01%		1.12%	0.13%		0.99%
Return on average equity	22.9	4.2		18.7	2.9		15.8
Net interest margin	2.63	(0.05)		2.68	(0.07)		2.75
Efficiency ratio	51.4	(8.0)		59.4	(10.0)		69.4
CREDIT QUALITY (in thousands of dollars)
Net charge-offs by loan type
Commercial
Middle market commercial and industrial	$(174)	$(1,606)	N.M. %	$1,432	$1,461	N.M. %	$(29)

Total commercial	(174)	(1,606)	N.M.	1,432	1,461	N.M.	(29)

Consumer
Auto leases	10,445	(1,219)	(10.5)	11,664	827	7.6	10,837
Auto loans	8,408	(3,551)	(29.7)	11,959	(16,585)	(58.1)	28,544
Home equity loans & lines of credit	—	(18)	(100.0)	18	18	N.M.	—
Other loans	1,156	285	32.7	871	190	27.9	681

Total consumer	20,009	(4,503)	(18.4)	24,512	(15,550)	(38.8)	40,062

Total net charge-offs	$19,835	$(6,109)	(23.5)%	$25,944	$(14,089)	(35.2)%	$40,033

Net charge-offs — annualized percentages
Commercial
Middle market commercial and industrial	(0.02)%	(0.21)%		0.19%	0.19%		—%

Total commercial	(0.02)	(0.20)		0.18	0.18		—

Consumer
Auto leases	0.51	0.03		0.48	(0.01)		0.49
Auto loans	0.41	(0.18)		0.59	(0.66)		1.25
Home equity loans & lines of credit	N.M.	N.M.		N.M.	N.M.		N.M.
Other loans	0.92	0.09		0.83	(0.05)		0.88

Total consumer	0.48	(0.06)		0.54	(0.34)		0.88

Total net charge-offs	0.39%	(0.09)%		0.48%	(0.26)%		0.74

Non-performing loans and leases (in millions of dollars)
Middle market commercial and industrial	$—	$—	N.M. %	$—	$—	N.M. %	$—
Middle market commercial real estate	—	—	N.M.	—	—	N.M.	—

Total non-performing loans and leases	—	—	N.M.	—	—	N.M.	—
Other real estate, net (OREO)	—	—	N.M.	—	—	N.M.	—

Total non-performing assets	$—	$—	N.M. %	$—	$—	N.M. %	$—

Accruing loans past due 90 days or more	$6	$(4)	(40)%	$10	$3	43%	$7
Allowance for loan and lease losses (ALLL) (eop)	35	(4)	(10.3)	39	2	5.4	37
ALLL as a % of total loans and leases	0.71%	(0.03)%		0.74%	0.05%		0.69%
ALLL as a % of NPLs	N.M.	N.M.		N.M.	N.M.		N.M.
ALLL + OREO as a % of NPAs	N.M.	N.M.		N.M.	N.M.		N.M.
NPLs as a % of total loans and leases	—	—		—	—		—
NPAs as a % of total loans and leases + OREO	—	—		—	—		—
N.M., not a meaningful value.
eop — End of Period.

(1)	Operating basis, see Lines of Business section for definition.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 33 — Dealer Sales(1)

		Change From 2005			Change From 2004

	2006	Amount	%	2005	Amount	%	2004

SUPPLEMENTAL DATA
# employees — full-time equivalent (eop)	350	(19)	(5.1)%	369	(38)	(9)%	407
Automobile loans

Production (in millions)	$1,716.6	$213.8	14.2%	$1,502.8	$(84.2)	(5.3)%	$1,586.9
% Production new vehicles	48.6%	(7.5)%		56.2%	6.7%		49.5%
Average term (in months)	68.4	3.2		65.2	0.2		65.0
Automobile leases

Production (in millions)	$343.5	$(222.6)	(39.3)%	$566.1	$(494.1)	(46.6)%	$1,060.2
% Production new vehicles	96.9%	(1.8)%		98.7%	(0.5)%		99.2%
Average term (in months)	52.9	(0.5)		53.4	(0.6)		54.0
Average residual %	41.5	(0.2)		41.7	(0.7)		42.4
eop — End of Period.

(1)	Operating basis, see Lines of Business section for definition.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Private Financial and Capital Markets Group
(See Significant Factors 1 and 5)
Objectives, Strategies, and Priorities
The Private Financial and Capital Markets Group (PFCMG) provides products and services designed to meet the needs of higher net worth customers. Revenue is derived through the sale of trust, asset management, investment advisory, brokerage, insurance, and private banking products and services. It also focuses on financial solutions for corporate and institutional customers that include investment banking, sales and trading of securities, mezzanine capital financing, and risk management products. To serve high net worth customers, a unique distribution model is used that employs a single, unified sales force to deliver products and services mainly through Regional Banking distribution channels. PFCMG provides investment management and custodial services to our 29 proprietary mutual funds, including 10 variable annuity funds, which represented approximately $3.9 billion in assets under management at December 31, 2006. The Huntington Investment Company offers brokerage and investment advisory services to both Regional Banking and PFCMG customers through more than 100 licensed investment sales representatives and 600 licensed personal bankers. PFCMG’s insurance entities provide a complete array of insurance products including individual life insurance products ranging from basic term life insurance, to estate planning, group life and health insurance, property and casualty insurance, mortgage title insurance, and reinsurance for payment protection products. Income and related expenses from the sale of brokerage and insurance products is shared with the line of business that generated the sale or provided the customer referral, most notably Regional Banking.
PFCMG’s primary goals are to consistently increase assets under management by offering innovative products and services that are responsive to our clients’ changing financial needs and to grow the balance sheet mainly through increased loan volume achieved through improved cross-selling efforts. To grow managed assets, the Huntington Investment Company (HIC) sales team has been utilized as the distribution source for trust and investment management. Additionally, PFCMG has been successful in introducing innovative investment management products.
2006 versus 2005 Performance
PFCMG contributed $53.2 million, or 12% of the company’s operating earnings for the year ended December 31, 2006, up $5.6 million, or 12%, from the previous year. The improvement reflected a $21.3 million increase in fully taxable equivalent revenue; partially offset by a $1.5 million increase in the provision for credit losses and an $11.2 million increase in total non-interest expense. The ROA and ROE for 2006 were 2.50% and 35.4%, respectively, compared to 2.41% and 36.6%, respectively, for 2005.
The overall improvement in performance for 2006 was largely the result of continued success in the trust and asset management business. At December 31, 2006, assets under management were $12.2 billion, a 13% increase from December 31, 2005. Total trust assets amounted to nearly $52 billion, a 13% increase from the prior year and total trust fees increased 16% year over year. The Unizan acquisition completed in the first quarter 2006 contributed $1.1 billion of the $6.0 billion growth in total trust assets, and $0.8 billion of the $1.1 billion growth in managed assets, and $5.2 million of the $12.3 million increase in trust income. Core growth in managed assets resulted from the continued success of utilizing the HIC sales team as the distribution source for trust and investment management products and services. Approximately $243 million in new Huntington Asset Management Accounts (HAMA), which are primarily sold through HIC, were opened during 2006. We also expanded our trust presence in the Florida market by opening two new offices in mid-year 2005 and by opening new offices in Dayton, Indianapolis, and St. Petersburg in the second quarter 2006. By December 31, 2006, total managed assets for these new offices was approximately $220 million. The solid investment performance of our proprietary mutual funds was reflected in strong growth in fund assets. At December 31, 2006, Huntington Fund assets were $3.9 billion, an 11% increase from December 31, 2005, and equity fund assets were $1.5 billion, a 15% increase from the year ago period. In addition, three of the eight equity funds eligible for rating had an overall Morningstar “4 Star” or “5 Star” rating and one fixed-income fund had a Morningstar “5 Star” rating.
Brokerage and insurance revenue also grew significantly in 2006, with brokerage revenue increasing $4.4 million, or 12%, and insurance revenue increasing $1.6 million, or 13%. The growth in brokerage revenue resulted primarily from double digit increases in both mutual fund and annuity sales volume, while the increase in insurance revenue was fueled by a 16% increase in revenue from the agency business combined with the formation of a captive insurance company which now provides various insurance coverage for the Bank’s automobile loan and lease business.
PFCMG showed modest balance sheet growth for 2006. Average loan balances increased 6%, while average deposit balances increased by only 1%. PFCMG’s total loan growth of 6% was consistent with the Bank’s total loan growth of 7%, but PFCMG’s growth occurred largely in consumer loans, which increased 8% year over year, driven by growth in residential mortgage loans.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Deposit growth occurred primarily in consumer certificates of deposit. Deposit growth has been impacted by a redirection of private banking sweep account balances to the Huntington Funds during 2006. Additionally, customers have used deposits to fund new HAMA’s as well as pay down lines of credit due to rising interest rates.
Our results for 2006 also reflected the benefit of a favorable $7.4 million valuation adjustment in the Capital Markets hedge fund portfolio. This contrasts with a $0.4 million hedge fund valuation adjustment for 2005. Partially offsetting this benefit was the impact of increasing the amount of revenue sharing in 2006 (approximately $2 million) with Regional Banking for referrals of mezzanine financing deals.
Non-interest expense increased $11.2 million, or 8.5%, from 2005, due to increased expenses from the Unizan acquisition ($4.0 million), additional sales commissions related to increased brokerage and insurance revenue ($3.4 million), the opening of the new trust offices in 2005 and 2006 ($1.4 million), and share-based compensation expense ($2.6 million).
2005 versus 2004 Performance
PFCMG contributed $47.6 million, or 12%, of the company’s net operating earnings for 2005, up $2.7 million, or 6%, from 2004. The improvement reflected a $12.7 million increase in fully taxable equivalent revenue, partially offset by the negative impact of a $6.8 million increase in non-interest expense. The ROA and ROE for 2005 were 2.41% and 36.6%, respectively, compared with 2.53% and 33.9%, respectively, for 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 34 — Private Financial and Capital Markets Group(1)

		Change From 2005			Change From 2004

	2006	Amount	%	2005	Amount	%	2004

INCOME STATEMENT (in thousands of dollars)
Net interest income	$73,342	$(68)	(0.1)%	$73,410	$11,319	18.2%	$62,091
Provision for credit losses	5,665	1,534	37.1	4,131	1,480	55.8	2,651

Net interest income after provision for credit losses	67,677	(1,602)	(2.3)	69,279	9,839	16.6	59,440

Service charges on deposit accounts	3,726	44	1.2	3,682	(301)	(7.6)	3,983
Brokerage and insurance income	38,101	4,451	13.2	33,650	(3,442)	(9.3)	37,092
Trust services	88,755	12,267	16.0	76,488	10,083	15.2	66,405
Mortgage banking	(1,170)	(261)	28.7	(909)	(268)	41.8	(641)
Other service charges and fees	539	49	10.0	490	38	8.4	452
Other income	26,582	4,903	22.6	21,679	(4,779)	(18.1)	26,458

Total non-interest income before securities gains	156,533	21,453	15.9	135,080	1,331	1.0	133,749
Securities gains	(33)	(103)	N.M.	70	(218)	(75.7)	288

Total non-interest income	156,500	21,350	15.8	135,150	1,113	0.8	134,037

Personnel costs	87,471	11,888	15.7	75,583	1,749	2.4	73,834
Other expense	54,925	(687)	(1.2)	55,612	5,005	9.9	50,607

Total non-interest expense	142,396	11,201	8.5	131,195	6,754	5.4	124,441

Income before income taxes	81,781	8,547	11.7	73,234	4,198	6.1	69,036
Provision for income taxes(2)	28,624	2,992	11.7	25,632	1,470	6.1	24,162

Net income — operating(1)	$53,157	$5,555	11.7%	$47,602	$2,728	6.1%	$44,874

Revenue — fully taxable equivalent (FTE)
Net interest income	$73,342	$(68)	(0.1)%	$73,410	$11,319	18.2%	$62,091
Tax equivalent adjustment(2)	418	52	14.2	366	277	N.M.	89

Net interest income (FTE)	73,760	(16)	(0.0)	73,776	11,596	18.6	62,180
Non-interest income	156,500	21,350	15.8	135,150	1,113	0.8	134,037

Total revenue (FTE)	$230,260	$21,334	10.2%	$208,926	$12,709	6.5%	$196,217

Total revenue excluding securities gains (FTE)	$230,293	$21,437	10.3%	$208,856	$12,927	6.6%	$195,929

SELECTED AVERAGE BALANCES (in millions of dollars)
Loans:
Commercial
Middle market commercial and industrial	$573	$68	13.5%	$505	$80	18.8%	$425
Middle market commercial real estate
Construction	16	(34)	(68.0)	50	26	N.M.	24
Commercial	224	—	—	224	(9)	(3.9)	233

Total commercial	813	34	4.4	779	97	14.2	682

Consumer
Home equity loans & lines of credit	340	16	4.9	324	23	7.6	301
Residential mortgage	625	54	9.5	571	53	10.2	518
Other loans	8	(2)	(20.0)	10	1	11.1	9

Total consumer	973	68	7.5	905	77	9.3	828

Total loans & leases	$1,786	$102	6.1%	$1,684	$174	11.5%	$1,510

Deposits:
Non-interest bearing deposits	$167	$(21)	(11.2)%	$188	$10	5.6%	$178
Interest bearing demand deposits	744	2	0.3	742	2	0.3	740
Savings deposits	36	(6)	(14.3)	42	(5)	(10.6)	47
Domestic time deposits	184	37	25.2	147	42	40.0	105
Foreign time deposits	21	2	10.5	19	(4)	(17.4)	23

Total deposits	$1,152	$14	1.2%	$1,138	$45	4.1%	$1,093

N.M., not a meaningful value.

(1)	Operating basis, see Lines of Business section for definition.

(2)	Calculated assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 34 — Private Financial and Capital Markets Group(1)

		Change From 2005			Change From 2004

	2006	Amount	%	2005	Amount	%	2004

PERFORMANCE METRICS
Return on average assets	2.50%	0.09%		2.41%	(0.12)%		2.53%
Return on average equity	35.4	(1.2)		36.6	2.7		33.9
Net interest margin	3.93	(0.22)		4.15	0.32		3.83
Efficiency ratio	61.8	(1.0)		62.8	(0.7)		63.5

CREDIT QUALITY (in thousands of dollars)
Net charge-offs by loan type
Commercial
Middle market commercial and industrial	$3,993	$1,346	50.9%	$2,647	$1,674	N.M. %	$973
Middle market commercial real estate	(156)	274	(63.7)	(430)	(4,914)	N.M.	4,484

Total commercial	3,837	1,620	73.1	2,217	(3,240)	(59.4)	5,457

Consumer
Home equity loans & lines of credit	1,639	1,273	N.M.	366	(889)	(70.8)	1,255
Residential mortgage	32	(139)	(81.3)	171	(62)	(26.6)	233
Other loans	111	(91)	(45.0)	202	(7)	(3.3)	209

Total consumer	1,782	1,043	N.M.	739	(958)	(56.5)	1,697

Total net charge-offs	$5,619	$2,663	90.1%	$2,956	$(4,198)	(58.7)%	$7,154

Net charge-offs — annualized percentages
Commercial
Middle market commercial and industrial	0.70%	0.18%		0.52%	0.29%		0.23%
Middle market commercial real estate	(0.07)	0.09		(0.16)	(1.90)		1.74

Total commercial	0.47	0.19		0.28	(0.52)		0.80

Consumer
Home equity loans & lines of credit	0.48	0.37		0.11	(0.31)		0.42
Residential mortgage	0.01	(0.02)		0.03	(0.01)		0.04
Other loans	1.39	(0.63)		2.02	(0.30)		2.32

Total consumer	0.18	0.10		0.08	(0.12)		0.20

Total net charge-offs	0.31%	0.13%		0.18%	(0.29)%		0.47%

Non-performing loans and leases (in millions of dollars)
Middle market commercial and industrial	$3	$(2)	(40.0)%	$5	$3	N.M. %	$2
Middle market commercial real estate	—	—	N.M.	—	(2)	(100.0)	2
Residential mortgage	3	3	N.M.	—	(2)	(100)	2

Total non-performing loans and leases	6	1	20.0	5	(1)	(16.7)	6
Other real estate, net (OREO)	—	—	N.M.	—	(36)	(100)	36

Total non-performing assets	$6	$1	20.0%	$5	$(37)	(88.1)%	$42

Accruing loans past due 90 days or more	$6	$1	27.7%	$5	$1	17.5%	$4
Allowance for loan and lease losses (ALLL) (eop)	16	—	—	16	2	14.3	14
ALLL as a % of total loans and leases	0.87%	(0.06)%		0.93%	0.08%		0.85%
ALLL as a % of NPLs	266.7	(53.3)		320.0	86.7		233.3
ALLL + OREO as a % of NPAs	266.7	(53.3)		320.0	201.0		119.0
NPLs as a % of total loans and leases	0.33	0.04		0.29	(0.08)		0.37
NPAs as a % of total loans and leases + OREO	0.33	0.04		0.29	(2.22)		2.51
N.M., not a meaningful value.
eop — End of Period.

(1)	Operating basis, see Lines of Business section for definition.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 34 — Private Financial and Capital Markets Group(1)

		Change From 2005			Change From 2004

	2006	Amount	%	2005	Amount	%	2004

PRIVATE FINANCIAL SUPPLEMENTAL DATA
# employees — full-time equivalent (eop)(2)	836	114	15.8%	722	(8)	(1.1)%	730
# licensed bankers (eop)(3)	684	23	3.5	661	(8)	(1.2)	669

Brokerage and Insurance Income (in thousands)
Mutual fund revenue	$5,470	$(26)	(0.5)%	$5,496	$274	5.2%	$5,222
Annuities revenue	27,759	3,418	14.0	24,341	(2,331)	(8.7)	26,672
12b-1 fees	2,690	65	2.5	2,625	330	14.4	2,295
Discount brokerage commissions and other	5,455	955	21.2	4,500	(1,001)	(18.2)	5,501

Total retail investment sales	41,374	4,412	11.9	36,962	(2,728)	(6.9)	39,690
Investment banking fees	—	—	N.M.	—	—	N.M.	—
Insurance fees and revenue	13,611	1,552	12.9	12,059	226	1.9	11,833

Total brokerage and insurance income	$54,985	$5,964	12.2	$49,021	$(2,502)	(4.9)	$51,523
Fee sharing	17,108	1,165	7.3	15,943	808	5.3	15,135

Total brokerage and insurance income (net of fee sharing)	$37,877	$4,799	14.5%	$33,078	$(3,310)	(9.1)%	$36,388

Mutual fund sales volume (in thousands)(3)	$202,127	$18,399	10.0%	$183,728	$14,128	8.3%	$169,600
Annuities sales volume (in thousands)(3)	534,639	50,776	10.5	483,863	(53,809)	(10.0)	537,672
Trust Services Income (in thousands)
Personal trust revenue	$43,020	$6,468	17.7%	$36,552	$2,965	8.8%	$33,587
Huntington funds revenue	30,178	3,670	13.8	26,508	5,030	23.4	21,478
Institutional trust revenue	12,014	1,771	17.3	10,243	1,551	17.8	8,692
Corporate trust revenue	4,542	508	12.6	4,034	466	13.1	3,568

Total trust services income	$89,754	$12,417	16.1	$77,337	$10,012	14.9	$67,325
Fee sharing	999	150	17.7	849	(71)	(7.7)	920

Total trust services income (net of fee sharing)	$88,755	$12,267	16.0%	$76,488	$10,083	15.2%	$66,405

Assets Under Management (eop) (in billions) (3)
Personal trust	$6.6	$1.1	19.6%	$5.5	$0.2	3.8%	$5.3
Huntington funds	3.9	0.4	10.5	3.5	0.4	12.9	3.1
Institutional trust	0.9	(0.2)	(18.4)	1.1	0.3	39.5	0.8
Corporate trust	0.0	0.0	7.9	0.0	0.0	N.M.	—
Haberer	0.8	0.2	24.9	0.6	0.0	7.0	1

Total assets under management	$12.2	$1.4	13.0%	$10.8	$1.0	10.2%	$9.8

Total Trust Assets (eop) (in billions)(3)
Personal trust	$10.8	$1.5	16.2%	$9.3	$0.4	4.5%	$8.9
Huntington funds	3.9	0.4	10.5	3.5	0.4	12.9	3.1
Institutional trust	31.0	2.9	10.3	28.1	1.0	3.7	27.1
Corporate trust	6.0	1.3	27.3	4.7	1.0	27.0	3.7

Total trust assets	$51.6	$6.0	13.3%	$45.6	$2.8	6.5%	$42.8

Mutual Fund Data(3)
# Huntington mutual funds (eop)(4)	29	—		29	—		29
Sales penetration(5)	4.8%	(0.1)%		4.9%	(0.4)%		5.3%
Revenue penetration (whole dollars)(6)	$3,495	$335	10.6%	$3,160	$(55)	(1.7)%	$3,215
Profit penetration (whole dollars)(7)	1,138	(23)	(2.0)	1,161	158	15.8	1,003
Average sales per licensed banker (whole dollars) annualized	57,595	1,771	3.2	55,824	(12,425)	(18.2)	68,249
Average revenue per licensed banker (whole dollars) annualized	2,750	172	6.7	2,578	(1,061)	(29.2)	3,639
N.M., not a meaningful value.
eop — End of Period.

(1)	Operating basis, see Lines of Business section for definition.

(2)	Includes Capital Markets employees.

(3)	Periods prior to 2Q06 exclude Unizan.

(4)	Includes variable annuity funds.

(5)	Sales (dollars invested) of mutual funds and annuities divided by bank’s retail deposits.

(6)	Investment program revenue per million of the bank’s retail deposits.

(7)	Contribution of investment program to pretax profit per million of the bank’s retail deposits. Contribution is difference between program revenue and program expenses.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Treasury/ Other
(See Significant Factors 2, 4, 5, 6, and 7)
Objectives, Strategies and Priorities
The Treasury/ Other line of business includes revenue and expense related to assets, liabilities, and equity that are not directly assigned or allocated to one of the other three business segments. Assets in this segment include investment securities and bank owned life insurance.
Net interest income includes the net impact of administering our investment securities portfolios as part of overall liquidity management. A match-funded transfer pricing system is used to attribute appropriate funding interest income and interest expense to other business segments. As such, net interest income includes the net impact of any over or under allocations arising from centralized management of interest rate risk. Furthermore, net interest income includes the net impact of derivatives used to hedge interest rate sensitivity.
Non-interest income includes miscellaneous fee income not allocated to other business segments, including bank owned life insurance income. Fee income also includes asset revaluations not allocated to other business segments including the valuation adjustment of MSRs to fair value, as well as any investment securities and trading assets gains or losses.
Non-interest expense includes certain corporate administrative and other miscellaneous expenses not allocated to other business segments.
The provision for income taxes for each of the other business segments is calculated at a statutory 35% tax rate, though our overall effective tax rate is lower. As a result, Treasury/ Other reflects a credit for income taxes representing the difference between the actual effective tax rate and the statutory tax rate used to allocate income taxes to the other segments.
2006 versus 2005 Performance
Treasury/ Other had a net operating loss of $1.4 million in 2006, down $7.1 million from 2005. Performance was heavily influenced by the $84.5 million tax-expense reduction, partially offset by the $73.3 million investment securities losses associated with the balance sheet restructuring, neither of which were allocated to other lines of business.
Net interest income for 2006 was a negative $72.6 million compared with negative net interest income of $35.9 million in 2005. This $36.7 million difference resulted from higher interest expense attributable to the increase in market rates and in the credit provided to other lines of business for their net non-interest bearing sources of funding. The decline was partially offset by the net impact of a 15% increase in average investment securities balances.
Non-interest income for 2006 was a negative $30.8 million, a $47.6 million decline from the comparable year-ago period. This reflected the $73.3 million of securities losses from the balance sheet restructuring. This negative was partially offset by a $12.6 million increase in mortgage banking income, including the impact of adopting fair value accounting for mortgage servicing rights. The year-ago period benefited from a gain on sale of an equity investment.
Non-interest expense increased $31.8 million compared to 2005, with most of the increase due to higher corporate administrative and other miscellaneous expenses not allocated to other business segments, including a $10.0 million funding of the Huntington Foundation.
Provision for income taxes for 2006 was reduced by $84.5 million for previously established federal income tax reserves, as well as the recognition of federal income tax loss carry backs.
2005 versus 2004 Performance
The operating earnings for Treasury/ Other declined $23.8 million, or 80%, to $5.8 million for 2005. Treasury/ Other’s operating earnings comprised only 1.4% of our total net income, from 7.6% of our total net income in 2004. The decline in net income resulted from a $57.5 million decline in net interest income and a $25.7 million decrease in non-interest income, partially offset by a $17.3 million decrease in non-interest expense and a $42.1 million increase in its credit for income taxes. The decline in net interest income resulted from a reduction in the funding needs of other lines of business, due to deposit growth and loan sales in other lines of business.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 35 — Treasury/Other(1)

		Change From 2005				Change From 2004

	2006	Amount	%		2005	Amount	%	2004

INCOME STATEMENT (in thousands of dollars)
Net interest income	$(72,632)	$(36,694)	N.M.	%	$(35,938)	$(57,525)	N.M. %	$21,587
Provision for credit losses	—	—	N.M.		—	—	N.M.	—

Net interest income after provision for credit losses	(72,632)	(36,694)	N.M.		(35,938)	(57,525)	N.M.	21,587

Service charges on deposit accounts	64	1,909	N.M.		(1,845)	(1,730)	N.M.	(115)
Brokerage and insurance income	26	23	N.M.		3	1,357	N.M.	(1,354)
Mortgage banking	3,581	12,588	N.M.		(9,007)	(111)	1.2	(8,896)
Bank owned life insurance income	43,775	3,039	7.5		40,736	(1,561)	(3.7)	42,297
Other income	(5,071)	(146)	3.0		(4,925)	(484)	10.9	(4,441)

Total non-interest income before securities gains	42,375	17,413	69.8		24,962	(2,529)	(9.2)	27,491
Securities gains	(73,158)	(65,015)	N.M.		(8,143)	(23,135)	N.M.	14,992

Total non-interest income	(30,783)	(47,602)	N.M.		16,819	(25,664)	(60.4)	42,483

Total non-interest expense	94,215	31,807	51.0		62,408	(17,283)	(21.7)	79,691

Income before income taxes	(197,630)	(116,103)	N.M.		(81,527)	(65,906)	N.M.	(15,621)
Provision for income taxes(2)	(196,252)	(108,950)	N.M.		(87,302)	(42,143)	93.3	(45,159)

Net income — operating(1)	$(1,378)	$(7,153)	N.M.	%	$5,775	$(23,763)	(80.4)%	$29,538

Revenue — fully taxable equivalent (FTE)
Net interest income	$(72,632)	$(36,694)	N.M.	%	$(35,938)	$(57,525)	N.M. %	$21,587
Tax equivalent adjustment(2)	14,586	2,615	21.8		11,971	1,422	13.5	10,549

Net interest income (FTE)	(58,046)	(34,079)	N.M.		(23,967)	(56,103)	N.M.	32,136
Non-interest income	(30,783)	(47,602)	N.M.		16,819	(25,664)	(60.4)	42,483

Total revenue (FTE)	$(88,829)	$(81,681)	N.M.	%	$(7,148)	$(81,767)	N.M. %	$74,619

Total revenue excluding securities gains (FTE)	$(15,671)	$(16,666)	N.M.	%	$995	$(58,632)	(98.3)%	$59,627

SELECTED AVERAGE BALANCES (in millions of dollars)
Securities	$4,737	$605	14.6%		$4,132	$(922)	(18.2)%	$5,054
Deposits:
Brokered time deposits and negotiable CDs	3,242	123	3.9		3,119	1,282	69.8	1,837
Foreign time deposits	18	7	63.6		11	(53)	(82.8)	64

Total deposits	$3,260	$130	4.2%		$3,130	$1,229	64.7%	$1,901

PERFORMANCE METRICS
Return on average assets	(0.02)%	(0.11)%			0.09%	(0.35)%		0.44%
Return on average equity	(0.1)	(0.6)			0.5	(3.2)		3.7
Net interest margin	(1.13)	(0.60)			(0.53)	(1.14)		0.61
Efficiency ratio	N.M.	N.M.			N.M.	N.M.		N.M.

SUPPLEMENTAL DATA
# employees — full-time equivalent (eop)	2,007	25	1.3%		1,982	(27)	(1.3)%	2,009
N.M., not a meaningful value.
eop — End of Period.

(1)	Operating basis, see Lines of Business section for definition.

(2)	Reconciling difference between company’s actual effective tax rate and 35% tax rate allocated to each business segment.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 36 — Total Company(1)

		Change From 2005			Change From 2004

	2006	Amount	%	2005	Amount	%	2004

INCOME STATEMENT (in thousands of dollars)
Net interest income	$1,019,177	$56,766	5.9%	$962,411	$51,037	5.6%	$911,374
Provision for credit losses	65,191	(16,108)	(19.8)	81,299	26,237	47.6	55,062

Net interest income after provision for credit losses	953,986	72,874	8.3	881,112	24,800	2.9	856,312

Automobile operating lease income	43,115	(89,900)	(67.6)	133,015	(152,416)	(53.4)	285,431
Service charges on deposit accounts	185,713	17,879	10.7	167,834	(3,281)	(1.9)	171,115
Brokerage and insurance income	58,835	5,216	9.7	53,619	(1,180)	(2.2)	54,799
Trust services	89,955	12,550	16.2	77,405	9,995	14.8	67,410
Mortgage banking	41,491	13,158	46.4	28,333	1,547	5.8	26,786
Bank owned life insurance income	43,775	3,039	7.5	40,736	(1,561)	(3.7)	42,297
Other service charges and fees	51,354	7,006	15.8	44,348	2,774	6.7	41,574
Other income	120,022	24,975	26.3	95,047	(4,170)	(4.2)	99,217

Total non-interest income before securities gains	634,260	(6,077)	(0.9)	640,337	(148,292)	(18.8)	788,629
Securities gains	(73,191)	(65,136)	N.M.	(8,055)	(23,818)	N.M.	15,763

Total non-interest income	561,069	(71,213)	(11.3)	632,282	(172,110)	(21.4)	804,392

Automobile operating lease expense	31,286	(72,564)	(69.9)	103,850	(131,230)	(55.8)	235,080
Personnel costs	541,228	59,570	12.4	481,658	(4,148)	(0.9)	485,806
Other expense	428,480	44,168	11.5	384,312	(18,197)	(4.5)	402,509

Total non-interest expense	1,000,994	31,174	3.2	969,820	(153,575)	(13.7)	1,123,395

Income before income taxes	514,061	(29,513)	(5.4)	543,574	6,265	1.2	537,309
Provision for income taxes	52,840	(78,643)	(59.8)	131,483	(16,883)	(11.4)	148,366

Net income — operating(1)	$461,221	$49,130	11.9%	$412,091	$23,148	6.0%	$388,943

Revenue — fully taxable equivalent (FTE)
Net interest income	$1,019,177	$56,766	5.9%	$962,411	$51,037	5.6%	$911,374
Tax equivalent adjustment(2)	16,025	2,632	19.7	13,393	1,740	14.9	11,653

Net interest income (FTE)	1,035,202	59,398	6.1	975,804	52,777	5.7	923,027
Non-interest income	561,069	(71,213)	(11.3)	632,282	(172,110)	(21.4)	804,392

Total revenue (FTE)	$1,596,271	$(11,815)	(0.7)%	$1,608,086	$(119,333)	(6.9)%	$1,727,419

Total revenue excluding securities gains (FTE)	$1,669,462	$53,321	3.3%	$1,616,141	$(95,515)	(5.6)%	$1,711,656

SELECTED AVERAGE BALANCES (in millions of dollars)
Loans:
Commercial
Middle market commercial and industrial	$5,501	$684	14.2%	$4,817	$361	8.1%	$4,456
Middle market commercial real estate
Construction	1,223	(455)	(27.1)	1,678	258	18.2	1,420
Commercial	2,727	819	42.9	1,908	(14)	(0.7)	1,922
Small business loans	2,414	190	8.5	2,224	221	11.0	2,003

Total commercial	11,865	1,238	11.6	10,627	826	8.4	9,801

Consumer
Auto leases — indirect	2,031	(391)	(16.1)	2,422	230	10.5	2,192
Auto loans — indirect	2,057	14	0.7	2,043	(242)	(10.6)	2,285
Home equity loans & lines of credit	4,970	218	4.6	4,752	508	12.0	4,244
Residential mortgage	4,581	500	12.3	4,081	869	27.1	3,212
Other loans	439	54	14.0	385	(8)	(2.0)	393

Total consumer	14,078	395	2.9	13,683	1,357	11.0	12,326

Total loans & leases	$25,943	$1,633	6.7%	$24,310	$2,183	9.9%	$22,127

Automobile operating lease assets	$93	$(258)	(73.5)%	$351	$(540)	(60.6)%	$891
Deposits:
Non-interest bearing deposits	$3,530	$151	4.5%	$3,379	$149	4.6%	$3,230
Interest bearing demand deposits	7,742	84	1.1	7,658	451	6.3	7,207
Savings deposits	2,383	(252)	(9.6)	2,635	(184)	(6.5)	2,819
Domestic time deposits	6,772	2,008	42.1	4,764	870	22.3	3,894
Brokered time deposits and negotiable CDs	3,242	123	3.9	3,119	1,282	69.8	1,837
Foreign time deposits	515	58	12.7	457	(51)	(10.0)	508

Total deposits	$24,184	$2,172	9.9%	$22,012	$2,517	12.9%	$19,495

N.M., not a meaningful value.

(1)	Operating basis, see Lines of Business section for definition.

(2)	Calculated assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 36 — Total Company(1)

		Change From 2005			Change From 2004

	2006	Amount	%	2005	Amount	%	2004

PERFORMANCE METRICS
Return on average assets	1.31%	0.05%		1.26%	0.02%		1.24%
Return on average equity	15.7	(0.3)		16.0	(0.4)		16.4
Net interest margin	3.29	(0.04)		3.33	0.00		3.33
Efficiency ratio	59.4	(0.6)		60.0	(5.6)		65.6
CREDIT QUALITY (in thousands of dollars)
Net charge-offs by loan type
Commercial
Middle market commercial and industrial	$6,318	$(7,260)	(53.5)%	$13,578	$11,658	N.M. %	$1,920
Middle market commercial real estate	6,108	2,063	51.0	4,045	(3,926)	(49.3)	7,971
Small business loans	15,225	3,274	27.4	11,951	6,385	N.M.	5,566

Total commercial	27,651	(1,923)	(6.5)	29,574	14,117	91.3	15,457

Consumer
Auto leases	10,445	(1,219)	(10.5)	11,664	827	7.6	10,837
Auto loans	8,330	(3,658)	(30.5)	11,988	(16,586)	(58.0)	28,574
Home equity loans & lines of credit	21,854	4,235	24.0	17,619	2,545	16.9	15,074
Residential mortgage	4,505	2,173	93.2	2,332	572	32.5	1,760
Other loans	9,591	2,711	39.4	6,880	47	0.7	6,833

Total consumer	54,725	4,242	8.4	50,483	(12,595)	(20.0)	63,078

Total net charge-offs	$82,376	$2,319	2.9%	$80,057	$1,522	1.9%	$78,535

Net charge-offs — annualized percentages
Commercial
Middle market commercial and industrial	0.11%	(0.17)%		0.28%	0.24%		0.04%
Middle market commercial real estate	0.15	0.04		0.11	(0.13)		0.24
Small business loans	0.63	0.09		0.54	0.26		0.28

Total commercial	0.23	(0.05)		0.28	0.12		0.16

Consumer
Auto leases	0.51	0.03		0.48	(0.01)		0.49
Auto loans	0.40	(0.19)		0.59	(0.66)		1.25
Home equity loans & lines of credit	0.44	0.07		0.37	0.01		0.36
Residential mortgage	0.10	0.04		0.06	0.01		0.05
Other loans	2.18	0.39		1.79	0.05		1.74

Total consumer	0.39	0.02		0.37	(0.14)		0.51

Total net charge-offs	0.32%	(0.01)%		0.33%	(0.02)%		0.35%

Non-performing loans and leases (in millions of dollars)
Middle market commercial and industrial	$36	$8	28.6%	$28	$4	16.7%	$24
Middle market commercial real estate	35	19	N.M.	16	12	N.M.	4
Small business loans	26	(3)	(10.3)	29	14	93.3	15
Residential mortgage	32	14	77.8	18	4	28.6	14
Home equity	15	4	36.4	11	4	57.1	7

Total non-performing loans and leases	144	42	41.2	102	38	59.4	64
Other real estate, net (OREO)	50	35	N.M.	15	(30)	(66.7)	45

Total non-performing assets	$194	$77	65.8%	$117	$8	7.3%	$109

Accruing loans past due 90 days or more	$59	$3	5.4%	$56	$2	3.7%	$54
Allowance for loan and lease losses (ALLL) (eop)	272	4	1.5	268	(3)	(1.1)	271
ALLL as a % of total loans and leases	1.04%	(0.06)%		1.10%	(0.05)%		1.15%
ALLL as a % of NPLs	189.0	(74.0)		263.0	(161.0)		424.0
ALLL + OREO as a % of NPAs	166.0	(75.9)		241.9	(48.0)		289.9
NPLs as a % of total loans and leases	0.55	0.13		0.42	0.15		0.27
NPAs as a % of total loans and leases + OREO	0.74	0.26		0.48	0.02		0.46
SUPPLEMENTAL DATA
# employees — full-time equivalent	8,081	479	6.3%	7,602	(210)	(2.7)%	7,812
N.M., not a meaningful value.
eop — End of Period.

(1)	Operating basis, see Lines of Business section for definition.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
RESULTS FOR THE FOURTH QUARTER
Earnings Discussion
2006 fourth quarter earnings were $87.7 million, or $0.37 per common share, compared with $100.6 million, or $0.44 per common share, in the year-ago quarter. Significant items impacting 2006 fourth quarter performance included (see table below):

–	$20.2 million pre-tax ($13.1 million after tax or $0.05 per common share) negative impact related to costs associated with the completion of the balance sheet restructuring announced in the 2006 third quarter. This consisted of $9.0 million pre-tax of investment securities losses as well as $6.8 million of additional impairment on certain asset-backed securities not included in the third quarter restructuring, and $4.4 million pre-tax of other balance sheet restructuring expenses, most notably FHLB funding refinancing costs.

–	$10.0 million pre-tax ($6.5 million after tax or $0.03 per common share) contribution to the Huntington Foundation.

–	$5.2 million pre-tax ($3.6 million after tax or $0.02 per common share) increase in automobile lease residual value losses. This increase reflected higher relative losses on vehicles sold at auction, most notably high-line imports and larger sport utility vehicles.

–	$4.5 million pre-tax ($2.9 million after tax or $0.01 per common share) in severance and consolidation expenses. This reflected severance-related expenses associated with a reduction of 75 Regional Banking staff positions, as well as costs associated with the previously announced retirements of a vice chairman and an executive vice president.

–	$3.3 million pre-tax ($2.1 million after tax or $0.01 per common share) in equity investment gains.

–	$2.5 million pre-tax ($1.6 million after tax or $0.01 per common share) negative impact reflecting a mortgage servicing rights (MSR) mark-to-market net of hedge-related trading activity.

–	$2.6 million pre-tax ($1.7 million after tax or $0.01 per common share) gain related to the sale of MasterCard® stock.

	Three Months Ended

	Impact(2)

(in millions, except per share)	Pre-tax	EPS

December 31, 2006 — GAAP earnings	$87.7 (3)	$0.37
Equity investment gains	3.3	0.01
Gain on sale of MasterCard® stock	2.6	0.01
Balance sheet restructuring	(20.2)	(0.05)
Huntington Foundation contribution	(10.0)	(0.03)
Automobile lease residual value losses	(5.2)	(0.01)
Severance and consolidation expenses	(4.5)	(0.01)
MSR mark-to-market net of hedge-related trading activity	(2.5)	(0.01)
December 31, 2005 — GAAP earnings	$100.6 (3)	$0.44
Net impact of federal tax loss carry back	7.0 (3)	0.03
Balance sheet restructuring	(8.8)	(0.02)
MSR mark-to-market net of hedge-related trading activity	(1.6)	(0.01)

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(3)	After-tax
Net Interest Income, Net Interest Margin, Loans and Leases, Investment Securities, and Deposits
Fully taxable equivalent net interest income increased $14.6 million, or 6% ($17.7 million merger-related), from the year-ago quarter, reflecting the favorable impact of a $2.2 billion, or 8%, increase in average earning assets, as the fully taxable equivalent net interest margin declined 6 basis points to 3.28%. Average total loans and leases increased $1.8 billion, or 7% ($1.7 billion merger-related). The remaining non-merger related increase in average total loans and leases was $0.1 billion, up less than 1% from the year-ago quarter, which primarily reflected growth in commercial loans and residential mortgages, mostly offset by a decline in total average automobile loans and leases as we continued to sell a portion of that production.
Average total commercial loans increased $1.5 billion, or 14% ($0.8 billion merger-related). This growth reflected a $0.9 billion, or 18%, increase in average middle market C&I loans, a $0.3 billion, or 9%, increase in average commercial real estate loans, and a $0.3 billion, or 14%, increase in average small business loans.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Average residential mortgages increased $0.5 billion, or 11% ($0.4 billion merger-related). Average home equity loans increased $0.2 billion, or 4%, but would have declined slightly was it not for the Unizan merger.
Compared with the year-ago quarter, average total automobile loans and leases decreased $0.4 billion, or 9%, with the Unizan merger having no significant impact. The decrease reflected the combination of two factors: (1) continued softness in loan and lease production levels over this period from low consumer demand and competitive pricing, and (2) little growth in automobile loans as we continued a program of selling a portion of current loan production. Average automobile operating lease assets declined $0.2 billion, or 81%, as this portfolio continued to run off. Total automobile loan and lease exposure at quarter end was 15%, down from 18% a year earlier.
Average total investment securities increased 1% from the 2005 fourth quarter.
Average total core deposits in the 2006 fourth quarter increased $1.8 billion, or 10% ($1.5 billion merger-related), from the year-ago quarter. Most of the increase reflected higher average core certificates of deposit, which increased $1.5 billion ($0.6 billion merger-related) resulting from continued customer demand for higher, fixed rate deposit products. Average interest bearing demand deposits increased $0.3 billion ($0.2 billion merger-related) and average non-interest bearing deposits increased $0.1 billion ($0.2 billion merger-related). Average savings and other domestic time deposits declined $0.1 billion, despite $0.5 billion of growth related to the Unizan merger.
Provision for Credit Losses
The provision for credit losses in the 2006 fourth quarter was $15.7 million, down $15.1 million from the year-ago quarter. This quarter’s provision for credit losses reflected the impact of the resolution of two larger commercial real estate relationships and the benefit of slightly improved economic conditions. (See Credit Quality Discussion.)
Non-Interest Income
Non-interest income decreased $6.7 million from the year-ago quarter, including a $17.2 million decline in automobile operating lease income. That portfolio continued to run off since no automobile operating leases have been originated since April 2002. Non-interest income before automobile operating lease income increased $10.5 million, or 8% ($7.2 million merger-related), reflecting:

–	$6.5 million, or 15% ($1.6 million merger-related), increase in service charges on deposit accounts, reflecting a $4.0 million, or 14%, increase in personal service charges, primarily NSF/OD, and a $2.4 million, or 17%, increase in commercial service charge income.

–	$5.6 million increase in other income ($2.1 million merger-related), reflecting $2.8 million in higher equity investment gains, and the $2.6 million gain on sale of MasterCard® stock.

–	$3.1 million, or 15% ($1.7 million merger-related), increase in trust services income, reflecting (1) a $1.6 million increase in higher personal trust income, mostly merger-related, and (2) a $1.0 million increase in fees from Huntington Funds, reflecting 12% fund asset growth.

–	$2.3 million, or 20% ($0.3 million merger-related), increase in other service charges and fees, primarily reflecting a $1.5 million, or 18%, increase in fees generated by higher debit card volume.

–	$1.5 million, or 11% ($0.5 million merger-related), increase in brokerage and insurance income, reflecting the continued focus on both brokerage and insurance sales in our retail banking offices.
Partially offset by:

–	$2.6 million, or 30%, decline in mortgage banking income, reflecting a $2.5 million negative impact of MSR valuation adjustments net of hedge-related losses in the current quarter compared with a negative $1.7 million in the year-ago quarter. The current quarter also included $1.1 million of lower secondary marketing income, as well as a $0.9 million loss on the sale of certain mortgage loans.

–	$15.8 million of investment securities losses in the current quarter reflecting the completion of the investment portfolio restructuring, compared with $8.8 million of securities losses related to the balance sheet restructuring in the year-ago quarter.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Non-Interest Expense
Non-interest expense increased $37.4 million, or 16%, from the year-ago quarter, despite a $13.2 million decline in automobile operating lease expense as that portfolio continued to run off. Non-interest expense before automobile operating lease expense increased $50.6 million, or 24%, from the year-ago quarter, with an estimated $18.0 million attributable to Unizan. The primary drivers of the $50.6 million increase were:

–	$22.4 million increase in other expense, including $3.0 million of merger-related expense, reflecting a $10.0 million contribution to the Huntington Foundation, the effect of which will be to reduce contributions in future periods, $5.2 million of higher residual value losses on automobile leases, and $3.5 million related to the restructuring of FHLB advances.

–	$21.8 million, or 19%, increase in personnel expense, with Unizan contributing $7.7 million of the increase. The remaining $14.1 million increase included $4.5 million of severance and consolidation costs associated with a reduction of 75 staff positions in Regional Banking and costs associated with the previously announced retirements of a vice chairman and an executive vice president. The staff reductions in Regional Banking are expected to reduce annualized personnel costs by approximately $5 million. The increase from the prior quarter also reflected $5.1 million of share-based compensation expense, reflecting the stock option expensing begun in 2006.

–	$2.8 million increase in the amortization of intangibles, substantially all merger-related.

–	$2.1 million, or 13%, increase in equipment expense ($0.5 million merger-related), reflecting higher depreciation associated with recent technology investments.

–	$1.5 million, or 20%, increase in professional services expenses, all merger-related.

–	$1.0 million, or 5%, increase in outside data processing and other services ($0.5 million merger-related).
Income Taxes
The provision for income taxes in the 2006 fourth quarter was $27.3 million with an effective tax rate of 23.8%, up from 22.5% in the year-ago quarter.
Credit Quality
Total net charge-offs for the 2006 fourth quarter were $23.0 million, or an annualized 0.35% of average total loans and leases. This performance remained at the low end of the long-term targeted range of 0.35%-0.45%, but was higher than $17.6 million, or an annualized 0.29%, in the year-ago quarter.
Total commercial net charge-offs in the fourth quarter were $6.8 million, or an annualized 0.22%, up $3.2 million from $3.6 million, or an annualized 0.13%, in the year-ago quarter. Total consumer net charge-offs in the current quarter were $16.2 million, up $2.2 million from $14.0 million in the year-ago quarter. When expressed as an annualized percentage, total consumer net charge-offs in the 2006 fourth quarter were 0.46% of average related loans, up from 0.41% in the year-ago quarter. Home equity net charge-offs in the 2006 fourth quarter were $5.8 million, or an annualized 0.47%, up from $4.5 million, or an annualized 0.38%, in the year-ago quarter.
NPAs were $193.6 million at December 31, 2006, and represented 0.74% of related assets. This represented an $76.4 million, or 65%, increase from $117.2 million, or 0.48% of related assets, at the end of the year-ago quarter. Contributing to the $76.4 million increase in NPAs from the year-ago period were $33.8 million acquired at the time of the Unizan merger, as well as a $34.2 million increase in other real estate owned (OREO). The increase in OREO reflected foreclosed mortgage loans fully insured by the U.S. government, which prior to the 2006 second quarter were reported as over 90-day delinquent but still accruing loans. This change in reporting also contributed to the $26.5 million increase in assets guaranteed by the U.S. government, from $7.3 million at the end of the 2005 fourth quarter to $33.9 million at December 31, 2006. At December 31, 2006, 59% of total NPAs were secured by residential real estate assets or were guaranteed by the U.S. Government, which have shown low loss experience historically. This compared favorably with the 42% level of such NPAs at the end of the year-ago quarter.
NPLs, which exclude OREO, increased $42.2 million, or 41%, from the year-earlier period to $144.1 million at December 31, 2006, with $32.8 million of the increase represented by NPLs acquired in the Unizan merger. NPLs expressed as a percent of total loans and leases were 0.55% at December 31, 2006, up from 0.42% a year.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
The over 90-day delinquent, but still accruing, ratio was 0.23% at December 31, 2006, unchanged from the end of the year-ago quarter.
Allowances for Credit Losses (ACL) and Loan Loss Provision
We maintain two reserves, both of which are available to absorb probable credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL. At December 31, 2006, the ALLL was $272.1 million, which was $3.7 million higher than the reserve level of $268.3 million a year earlier. Expressed as a percent of period-end loans and leases, the ALLL ratio at December 31, 2006, was 1.04%, down from 1.10% a year ago. The level of required loan loss reserves is determined using a highly quantitative methodology, which determines the required levels for both the transaction reserve and economic reserve components. The table below shows the change in the ALLL ratio and each reserve component for the 2006 fourth quarter compared with the 2005 fourth quarter.
         Components of ALLL as a percent of total loans and leases:

	4Q06	4Q05	Change from 4Q05

Transaction reserve	0.86%	0.89%	(0.03)%
Economic reserve	0.18	0.21	(0.03)

Total ALLL	1.04%	1.10%	(0.06)%

The ALLL as a percent of NPLs was 189% at December 31, 2006, down from 263% a year ago. The ALLL as a percent of NPAs was 141% at December 31, 2006, down from 229% a year ago. At December 31, 2006, the AULC was $40.2 million, up from $37.0 million at the end of the year-ago quarter.
On a combined basis, the ACL as a percent of total loans and leases at December 31, 2006, was 1.19%, down from 1.25% a year ago. The ACL as a percent of NPAs was 161% at December 31, 2006, down from 261% a year earlier. The decline in the NPA coverage ratio reflected (1) that a higher percentage of NPAs were secured by residential real estate or guaranteed by the U.S. Government, which have an inherently lower potential for loss, and (2) a reporting change in 2006 to include in NPAs foreclosed loans insured by HUD and serviced by Huntington, that had been previously reported as 90-day past due loans.
Capital
At December 31, 2006, the tangible equity to assets ratio was 6.87%, down from 7.19% a year ago. At December 31, 2006, the tangible equity to risk-weighted assets ratio was 7.65%, down from 7.91% at the end of the year-ago quarter. Contributing to the decline in capital ratios was the implementation of FASB Statement No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans. This decreased equity by $83.0 million but had no effect on reported net income. This implementation contributed 21 basis points of the 32 basis point reduction from the end of last year. The decline in capital ratios from the year-ago period also reflected the repurchase of 16.0 million shares over this 12-month period. Partially offsetting these negative impacts was the positive impact from retained earnings.
Table 37 presents quarterly income statements and Table 38 presents quarterly stock summary, key ratios and statistics, and capital data for eight quarters.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 37 — Selected Quarterly Income Statements

	2006				2005

(in thousands of dollars, except per share amounts)	Fourth	Third	Second	First	Fourth	Third	Second	First

Interest income	$544,841	$538,988	$521,903	$464,787	$442,476	$420,858	$402,326	$376,105
Interest expense	286,852	283,675	259,708	221,107	198,800	179,221	160,426	140,907

Net interest income	257,989	255,313	262,195	243,680	243,676	241,637	241,900	235,198
Provision for credit losses	15,744	14,162	15,745	19,540	30,831	17,699	12,895	19,874

Net interest income after provision for credit losses	242,245	241,151	246,450	224,140	212,845	223,938	229,005	215,324

Service charges on deposit accounts	48,548	48,718	47,225	41,222	42,083	44,817	41,516	39,418
Trust services	23,511	22,490	22,676	21,278	20,425	19,671	19,113	18,196
Brokerage and insurance income	14,600	14,697	14,345	15,193	13,101	13,948	13,544	13,026
Other service charges and fees	13,784	12,989	13,072	11,509	11,488	11,449	11,252	10,159
Mortgage banking income	6,169	8,512	13,616	13,194	8,818	8,285	3,351	7,879
Bank owned life insurance income	10,804	12,125	10,604	10,242	10,389	10,104	10,139	10,104
Gains on sales of automobile loans	1,252	863	532	448	455	502	254	—
Securities gains (losses)	(15,804)	(57,332)	(35)	(20)	(8,770)	101	614	—
Other income	32,398	26,268	28,841	29,420	26,799	24,041	19,496	23,500

Sub-total before operating lease income	135,262	89,330	150,876	142,486	124,788	132,918	119,279	122,282
Operating lease income	5,344	8,580	12,143	17,048	22,534	27,822	36,891	45,768

Total non-interest income	140,606	97,910	163,019	159,534	147,322	160,740	156,170	168,050

Personnel costs	137,944	133,823	137,904	131,557	116,111	117,476	124,090	123,981
Outside data processing and other services	20,695	18,664	19,569	19,851	19,693	18,062	18,113	18,770
Net occupancy	17,279	18,109	17,927	17,966	17,940	16,653	17,257	19,242
Equipment	18,151	17,249	18,009	16,503	16,093	15,531	15,637	15,863
Professional services	8,958	6,438	6,292	5,365	7,440	8,323	9,347	9,459
Marketing	6,207	7,846	10,374	7,301	7,145	6,364	6,934	5,836
Telecommunications	4,619	4,818	4,990	4,825	4,453	4,512	4,801	4,882
Printing and supplies	3,610	3,416	3,764	3,074	3,084	3,102	3,293	3,094
Amortization of intangibles	2,993	2,902	2,992	1,075	218	203	204	204
Other expense	43,365	23,177	21,880	18,227	20,995	21,189	20,579	19,797

Sub-total before operating lease expense	263,821	236,442	243,701	225,744	213,172	211,415	220,255	221,128
Operating lease expense	3,969	5,988	8,658	12,671	17,183	21,637	27,881	37,149

Total non-interest expense	267,790	242,430	252,359	238,415	230,355	233,052	248,136	258,277

Income before income taxes	115,061	96,631	157,110	145,259	129,812	151,626	137,039	125,097
Provision (benefit) for income taxes	27,346	(60,815)	45,506	40,803	29,239	43,052	30,614	28,578

Net income	$87,715	$157,446	$111,604	$104,456	$100,573	$108,574	$106,425	$96,519

Average common shares — diluted	239,881	240,896	244,538	234,363	229,718	233,456	235,671	235,053

Per common share
Net income — diluted	$0.37	$0.65	$0.46	$0.45	$0.44	$0.47	$0.45	$0.41
Cash dividends declared	0.250	0.250	0.250	0.250	0.215	0.215	0.215	0.200

Revenue — fully taxable equivalent (FTE)
Net interest income	$257,989	$255,313	$262,195	$243,680	$243,676	$241,637	$241,900	$235,198
FTE adjustment	4,115	4,090	3,984	3,836	3,837	3,734	2,961	2,861

Net interest income (1)	262,104	259,403	266,179	247,516	247,513	245,371	244,861	238,059
Non-interest income	140,606	97,910	163,019	159,534	147,322	160,740	156,170	168,050

Total revenue (1)	$402,710	$357,313	$429,198	$407,050	$394,835	$406,111	$401,031	$406,109

(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS
HUNTINGTON BANCSHARES INCORPORATED
Table 38 — Quarterly Stock Summary, Key Ratios and Statistics, and Capital Data

Quarterly common stock summary	2006				2005

(in thousands, except per share)	Fourth	Third	Second	First	Fourth	Third	Second	First

Common stock price, per share
High (1)	$24.970	$24.820	$24.410	$24.750	$24.640	$25.410	$24.750	$24.780
Low (1)	22.870	23.000	23.120	22.560	20.970	22.310	22.570	22.150
Close	23.750	23.930	23.580	24.130	23.750	22.470	24.140	23.900
Average closing price	24.315	23.942	23.732	23.649	23.369	24.227	23.771	23.216
Dividends, per share
Cash dividends declared on common stock	$0.250	$0.250	$0.250	$0.250	$0.215	$0.215	$0.215	$0.200

Common shares outstanding
Average — basic	236,426	237,672	241,729	230,968	226,699	229,830	232,217	231,824
Average — diluted	239,881	240,896	244,538	234,363	229,718	233,456	235,671	235,053
Ending	235,474	237,921	237,361	245,183	224,106	229,006	230,842	232,192
Book value per share	$12.80	$13.15	$12.38	$12.56	$11.41	$11.45	$11.40	$11.15

Common share repurchases
Number of shares repurchased	3,050	—	8,100	4,831	5,175	2,598	1,818	—

Quarterly key ratios and statistics

Margin analysis-as a % of average earning assets (2)
Interest income (2)	6.86%	6.73%	6.55%	6.21%	6.01%	5.72%	5.52%	5.21%
Interest expense	3.58	3.51	3.21	2.89	2.67	2.41	2.16	1.90

Net interest margin (2)	3.28%	3.22%	3.34%	3.32%	3.34%	3.31%	3.36%	3.31%

Return on average total assets	0.98%	1.75%	1.25%	1.26%	1.22%	1.32%	1.31%	1.20%
Return on average total shareholders’ equity	11.3	21.0	14.9	15.5	15.5	16.5	16.3	15.5

Capital adequacy	2006				2005

(in millions of dollars)	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,

Total risk-weighted assets	$31,155	$31,330	$31,614	$31,298	$29,599	$29,352	$29,973	$30,267
Tier 1 leverage ratio	8.00%	7.99%	7.62%	8.53%	8.34%	8.50%	8.50%	8.45%
Tier 1 risk-based capital ratio	8.93	8.95	8.45	8.94	9.13	9.42	9.18	9.04
Total risk-based capital ratio	12.79	12.81	12.29	12.91	12.42	12.70	12.39	12.33
Tangible equity/ asset ratio	6.87	7.13	6.46	6.97	7.19	7.39	7.36	7.42
Tangible equity/ risk-weighted assets ratio	7.65	7.97	7.29	7.80	7.91	8.19	8.05	7.84
Average equity/ average assets	8.70	8.30	8.39	8.15	7.89	7.97	8.03	7.76

(1)	High and low stock prices are intra-day quotes obtained from NASDAQ.

(2)	Presented on a fully taxable equivalent basis assuming a 35% tax rate.

REPORT OF MANAGEMENT
The management of Huntington (the Company) is responsible for the financial information and representations contained in the consolidated financial statements and other sections of this report. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. In all material respects, they reflect the substance of transactions that should be included based on informed judgments, estimates, and currently available information. Management maintains a system of internal accounting controls, which includes the careful selection and training of qualified personnel, appropriate segregation of responsibilities, communication of written policies and procedures, and a broad program of internal audits. The costs of the controls are balanced against the expected benefits. During 2006, the audit committee of the board of directors met regularly with Management, Huntington’s internal auditors, and the independent registered public accounting firm, Deloitte & Touche LLP, to review the scope of the audits and to discuss the evaluation of internal accounting controls and financial reporting matters. The independent registered public accounting firm and the internal auditors have free access to, and meet confidentially with, the audit committee to discuss appropriate matters. Also, Huntington maintains a disclosure review committee. This committee’s purpose is to design and maintain disclosure controls and procedures to ensure that material information relating to the financial and operating condition of Huntington is properly reported to its chief executive officer, chief financial officer, internal auditors, and the audit committee of the board of directors in connection with the preparation and filing of periodic reports and the certification of those reports by the chief executive officer and the chief financial officer.
REPORT OF MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company, including accounting and other internal control systems that, in the opinion of Management, provide reasonable assurance that (1) transactions are properly authorized, (2) the assets are properly safeguarded, and (3) transactions are properly recorded and reported to permit the preparation of the financial statements in conformity with accounting principles generally accepted in the United States. Huntington’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. In making this assessment, Management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on that assessment, Management believes that, as of December 31, 2006, the Company’s internal control over financial reporting is effective based on those criteria. Deloitte & Touche LLP, the Company’s independent registered public accounting firm, has issued an attestation report on Management’s assessment of the Company’s internal control over financial reporting.
Thomas E. Hoaglin
Chairman, President, and Chief Executive Officer
Donald R. Kimble
Executive Vice President and Chief Financial Officer
February 21, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HUNTINGTON BANCSHARES INCORPORATED
To the Board of Directors and Shareholders of
Huntington Bancshares Incorporated
Columbus, Ohio
We have audited management’s assessment, included in the accompanying Report of Management’s Assessment of Internal Control over Financial Reporting, that Huntington Bancshares Incorporated and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
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
In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2006 of the Company and our report dated February 21, 2007 expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the Company’s adoption of new accounting standards.
Deloitte & Touche LLP
Columbus, Ohio
February 21, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HUNTINGTON BANCSHARES INCORPORATED
To the Board of Directors and Shareholders of
Huntington Bancshares Incorporated
Columbus, Ohio
We have audited the accompanying consolidated balance sheets of Huntington Bancshares Incorporated and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntington Bancshares Incorporated and subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.
As discussed in Notes 2, 5, 19, and 21 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, SFAS No. 156, Accounting for Servicing of Financial Assets, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2006.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 21, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Deloitte & Touche LLP
Columbus, Ohio
February 21, 2007

CONSOLIDATED BALANCE SHEETS
HUNTINGTON BANCSHARES INCORPORATED

	December 31,

(in thousands, except number of shares)	2006	2005

Assets
Cash and due from banks	$1,080,163	$966,445
Federal funds sold and securities purchased under resale agreements	440,584	74,331
Interest bearing deposits in banks	74,168	22,391
Trading account securities	36,056	8,619
Loans held for sale	270,422	294,344
Investment securities	4,362,924	4,526,520
Loans and leases:
Commercial and industrial loans and leases	7,849,912	6,809,208
Commercial real estate loans	4,504,540	4,036,171
Automobile loans	2,125,821	1,985,304
Automobile leases	1,769,424	2,289,015
Home equity loans	4,926,900	4,762,743
Residential mortgage loans	4,548,918	4,193,139
Other consumer loans	427,910	396,586

Loans and leases	26,153,425	24,472,166
Allowance for loan and lease losses	(272,068)	(268,347)

Net loans and leases	25,881,357	24,203,819

Bank owned life insurance	1,089,028	1,001,542
Premises and equipment	372,772	360,677
Automobile operating lease assets	28,331	189,003
Goodwill	570,876	212,530
Other intangible assets	59,487	4,956
Accrued income and other assets	1,062,851	899,628

Total assets	$35,329,019	$32,764,805

Liabilities and shareholders’ equity
Liabilities
Deposits in domestic offices
Demand deposits — non-interest bearing	$3,615,745	$3,390,044
Interest bearing	20,640,368	18,548,943
Deposits in foreign offices	791,657	470,688

Deposits	25,047,770	22,409,675
Short-term borrowings	1,676,189	1,889,260
Federal Home Loan Bank advances	996,821	1,155,647
Other long-term debt	2,229,140	2,418,419
Subordinated notes	1,286,657	1,023,371
Deferred income tax liability	443,921	743,655
Allowance for unfunded loan commitments and letters of credit	40,161	36,957
Accrued expenses and other liabilities	594,034	530,320

Total liabilities	32,314,693	30,207,304

Shareholders’ equity
Preferred stock — authorized 6,617,808 shares; none outstanding	—	—
Common stock — without par value; authorized 500,000,000 shares; issued 257,866,255 shares; outstanding 235,474,366 and 224,106,172 shares, respectively	2,560,569	2,491,326
Less 22,391,889 and 33,760,083 treasury shares, respectively	(506,946)	(693,576)
Accumulated other comprehensive loss	(55,066)	(22,093)
Retained earnings	1,015,769	781,844

Total shareholders’ equity	3,014,326	2,557,501

Total liabilities and shareholders’ equity	$35,329,019	$32,764,805

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
HUNTINGTON BANCSHARES INCORPORATED

	Year Ended December 31,

(in thousands, except per share amounts)	2006	2005	2004

Interest and fee income
Loans and leases
Taxable	$1,775,445	$1,428,371	$1,132,599
Tax-exempt	2,154	1,466	1,474
Investment securities
Taxable	231,294	157,716	171,852
Tax-exempt	23,901	19,865	17,884
Other	37,725	34,347	23,506

Total interest income	2,070,519	1,641,765	1,347,315

Interest expense
Deposits	717,167	446,919	257,099
Short-term borrowings	72,222	34,334	13,053
Federal Home Loan Bank advances	60,016	34,647	33,253
Subordinated notes and other long-term debt	201,937	163,454	132,536

Total interest expense	1,051,342	679,354	435,941

Net interest income	1,019,177	962,411	911,374
Provision for credit losses	65,191	81,299	55,062

Net interest income after provision for credit losses	953,986	881,112	856,312

Service charges on deposit accounts	185,713	167,834	171,115
Trust services	89,955	77,405	67,410
Brokerage and insurance income	58,835	53,619	54,799
Other service charges and fees	51,354	44,348	41,574
Bank owned life insurance income	43,775	40,736	42,297
Automobile operating lease income	43,115	133,015	285,431
Mortgage banking income	41,491	28,333	26,786
Gains on sales of automobile loans	3,095	1,211	14,206
Securities gains (losses), net	(73,191)	(8,055)	15,763
Other income	116,927	93,836	99,217

Total non-interest income	561,069	632,282	818,598

Personnel costs	541,228	481,658	485,806
Outside data processing and other services	78,779	74,638	72,115
Net occupancy	71,281	71,092	75,941
Equipment	69,912	63,124	63,342
Marketing	31,728	26,279	24,600
Automobile operating lease expense	31,286	103,850	235,080
Professional services	27,053	34,569	36,876
Telecommunications	19,252	18,648	19,787
Printing and supplies	13,864	12,573	12,463
Amortization of intangibles	9,962	829	817
Restructuring reserve releases	—	—	(1,151)
Other expense	106,649	82,560	96,568

Total non-interest expense	1,000,994	969,820	1,122,244

Income before income taxes	514,061	543,574	552,666
Provision for income taxes	52,840	131,483	153,741

Net income	$461,221	$412,091	$398,925

Average common shares — basic	236,699	230,142	229,913
Average common shares — diluted	239,920	233,475	233,856

Per common share
Net income — basic	$1.95	$1.79	$1.74
Net income — diluted	1.92	1.77	1.71
Cash dividends declared	1.000	0.845	0.750

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
HUNTINGTON BANCSHARES INCORPORATED

			Common Stock		Treasury Stock		Accumulated
	Preferred Stock						Other
							Comprehensive	Retained
(in thousands)	Shares	Amount	Shares	Amount	Shares	Amount	Income (Loss)	Earnings	Total

Balance — January 1, 2004	—	$—	257,866	$2,483,542	(28,858)	$(548,576)	$2,678	$337,358	$2,275,002
Comprehensive Income:
Net income								398,925	398,925
Unrealized net losses on investment securities arising during the period, net of reclassification for net realized gains							(22,112)		(22,112)
Unrealized gains on cash flow hedging derivatives							9,694		9,694
Minimum pension liability adjustment							(1,163)		(1,163)

Total comprehensive income									385,344

Cash dividends declared ($0.75 per share)								(172,687)	(172,687)
Stock options exercised				678	2,432	46,561			47,239
Other				(16)	165	2,756			2,740

Balance — December 31, 2004	—	—	257,866	2,484,204	(26,261)	(499,259)	(10,903)	563,596	2,537,638

Comprehensive Income:
Net income								412,091	412,091
Unrealized net losses on investment securities arising during the period, net of reclassification for net realized losses							(21,333)		(21,333)
Unrealized gains on cash flow hedging derivatives							10,954		10,954
Minimum pension liability adjustment							(811)		(811)

Total comprehensive income									400,901

Cash dividends declared ($0.845 per share)								(193,843)	(193,843)
Stock options exercised				2,999	1,866	36,195			39,194
Treasury shares purchased					(9,591)	(231,656)			(231,656)
Other				4,123	226	1,144			5,267

Balance — December 31, 2005	—	—	257,866	2,491,326	(33,760)	(693,576)	(22,093)	781,844	2,557,501

Comprehensive Income:
Net income								461,221	461,221
Unrealized net gains on investment securities arising during the period, net of reclassification for net realized losses							48,270		48,270
Unrealized gains on cash flow hedging derivatives							1,802		1,802
Minimum pension liability adjustment							269		269

Total comprehensive income									511,562

Cumulative effect of change in accounting principle for servicing financial assets, net of tax of $6,521								12,110	12,110
Cumulative effect of change in accounting for funded status of pension plans, net of tax of $44,716							(83,314)		(83,314)
Cash dividends declared ($1.00 per share)								(239,406)	(239,406)
Shares issued pursuant to acquisition				53,366	25,350	522,390			575,756
Recognition of the fair value of share-based compensation				18,574					18,574
Treasury shares purchased					(15,981)	(378,835)			(378,835)
Stock options exercised				(3,007)	2,013	43,836			40,829
Other				310	(14)	(761)			(451)

Balance — December 31, 2006	—	$—	257,866	$2,560,569	(22,392)	$(506,946)	$(55,066)	$1,015,769	$3,014,326

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
HUNTINGTON BANCSHARES INCORPORATED

	Year Ended December 31,

(in thousands of dollars)	2006	2005	2004

Operating activities
Net income	$461,221	$412,091	$398,925
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	65,191	81,299	55,062
Depreciation and amortization	111,649	172,977	306,113
Decrease in accrued income taxes	(69,411)	(66,593)	(22,125)
Deferred income tax (benefit) provision	(288,047)	(32,110)	140,962
Decrease (increase) in trading account securities	24,784	275,765	(302,041)
Pension contribution	(29,800)	(63,600)	(44,667)
Originations of loans held for sale	(2,537,999)	(2,572,346)	(1,858,262)
Principal payments on and proceeds from loans held for sale	2,532,908	2,501,471	1,861,272
Losses (gains) on investment securities	73,191	8,055	(15,763)
Other, net	(119,228)	(42,310)	(8,740)

Net cash provided by operating activities	224,459	674,699	528,216

Investing activities
(Increase) decrease in interest bearing deposits in banks	(48,681)	7	11,229
Net cash received in acquisitions	60,772	—	—
Proceeds from:
Maturities and calls of investment securities	604,286	463,001	881,305
Sales of investment securities	2,829,529	1,995,764	2,386,479
Purchases of investment securities	(3,015,922)	(2,832,258)	(2,438,158)
Proceeds from sales of loans	245,635	—	1,534,395
Net loan and lease originations, excluding sales	(338,022)	(1,012,345)	(4,216,309)
Proceeds from sale of operating lease assets	128,666	280,746	451,264
Purchases of premises and equipment	(47,207)	(57,288)	(56,531)
Other, net	(7,760)	20,415	2,910

Net cash provided by (used for) investing activities	411,296	(1,141,958)	(1,443,416)

Financing activities
Increase in deposits	936,766	1,655,736	2,273,046
(Decrease) increase in short-term borrowings	(292,211)	682,027	(245,071)
Proceeds from issuance of subordinated notes	250,000	—	148,830
Maturity/redemption of subordinated notes	(4,080)	—	(100,000)
Proceeds from Federal Home Loan Bank advances	2,517,210	809,589	1,088
Maturity of Federal Home Loan Bank advances	(2,771,417)	(925,030)	(3,000)
Proceeds from issuance of long-term debt	935,000	—	925,000
Maturity of long-term debt	(1,158,942)	(1,719,403)	(1,455,000)
Purchase of minority interest in consolidated subsidiaries	—	(107,154)	—
Dividends paid on common stock	(231,117)	(200,628)	(168,075)
Repurchases of common stock	(378,835)	(231,656)	—
Other, net	41,842	39,194	47,239

Net cash (used for) provided by financing activities	(155,784)	2,675	1,424,057

Change in cash and cash equivalents	479,971	(464,584)	508,857
Cash and cash equivalents at beginning of year	1,040,776	1,505,360	996,503

Cash and cash equivalents at end of year	$1,520,747	$1,040,776	$1,505,360

Supplemental disclosures:
Income taxes paid	$410,298	$230,186	$34,904
Interest paid	1,024,635	640,679	422,060
Non-cash activities
Mortgage loans exchanged for mortgage-backed securities	—	15,058	115,929
Common stock dividends accrued, paid in subsequent quarter	37,166	28,877	35,662
Common stock and stock options issued for purchase acquisition	575,756	—	—
See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
1. SIGNIFICANT ACCOUNTING POLICIES

–	Nature of Operations — Huntington Bancshares Incorporated (Huntington) is a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through its subsidiaries, Huntington is engaged in providing full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, and discount brokerage services, as well as reinsuring private mortgage, credit life and disability insurance, and other insurance and financial products and services. Huntington’s banking offices are located in Ohio, Michigan, West Virginia, Indiana, and Kentucky. Certain activities are also conducted in other states including Arizona, Florida, Georgia, Maryland, Nevada, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee, and Vermont. Huntington also has a limited purpose foreign office in the Cayman Islands and another in Hong Kong.

–	Basis of Presentation — The consolidated financial statements include the accounts of Huntington and its majority-owned subsidiaries and are presented in accordance with accounting principles generally accepted in the United States (GAAP). All significant intercompany transactions and balances have been eliminated in consolidation. Companies in which Huntington holds more than a 50% voting equity interest or are a variable interest entity (VIE) in which Huntington absorbs the majority of expected losses are consolidated. VIEs in which Huntington does not absorb the majority of expected losses are not consolidated. For consolidated entities where Huntington holds less than a 100% interest, Huntington recognizes a minority interest liability (included in accrued expenses and other liabilities) for the equity held by others and minority interest expense (included in other non-interest expenses) for the portion of the entity’s earnings attributable to minority interests. Investments in companies that are not consolidated are accounted for using the equity method when Huntington has the ability to exert significant influence. Those investments in non-marketable securities for which Huntington does not have the ability to exert significant influence are generally accounted for using the cost method and are periodically evaluated for impairment. Investments in private investment partnerships are carried at fair value. Investments in private investment partnerships and investments that are accounted for under the equity method or the cost method are included in accrued income and other assets and Huntington’s proportional interest in the investments’ earnings are included in other non-interest income.

Huntington evaluates VIEs in which it holds a beneficial interest for consolidation. VIEs, as defined by the Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 46 (Revised 2003), Consolidation of Variable Interest Entities (FIN 46R), are legal entities with insubstantial equity, whose equity investors lack the ability to make decisions about the entity’s activities, or whose equity investors do not have the right to receive the residual returns of the entity if they occur.

The preparation of financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates. See “Mortgage Banking Activities” for more information about a reclassification of certain trading activities associated with mortgage servicing rights. Certain other prior period amounts have been reclassified to conform to the current year’s presentation.

–	Securities — Securities purchased with the intention of recognizing short-term profits are classified as trading account securities and reported at fair value. The unrealized gains or losses on trading account securities are recorded in other non-interest income. All other securities are classified as investment securities. Investment securities include securities designated as available for sale and non-marketable equity securities. Unrealized gains or losses on investment securities designated as available for sale are reported as a separate component of accumulated other comprehensive income/loss in the consolidated statement of shareholders’ equity. Declines in the value of debt and marketable equity securities that are considered other-than-temporary are recorded in non-interest income as securities losses.

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

Investments are reviewed quarterly for indicators of other-than-temporary impairment. This determination requires significant judgment. In making this judgment, Management evaluates, among other factors, the duration and extent to which the fair value of an investment is less than its cost and intent and ability to hold the investment. Investments with an indicator of impairment are further evaluated to determine the likelihood of a significant adverse effect on the fair value and amount of the impairment as necessary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

–	Loans and Leases — Loans and direct financing leases for which Huntington has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are classified in the balance sheet as loans and leases. Loans and leases are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income. Direct financing leases are reported at the aggregate of lease payments receivable and estimated residual values, net of unearned and deferred income. Interest income is accrued as earned using the interest method based on unpaid principal balances. Huntington defers the fees it receives from the origination of loans and leases, as well as the direct costs of those activities, and amortizes these fees and costs on a level-yield basis over the estimated lives of the related loans. Management evaluates direct financing leases individually for impairment.

Loans that Huntington has the intent and ability to sell or securitize are classified as held for sale. Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is determined based on prevailing market prices for loans with similar characteristics. Subsequent declines in fair value are recognized either as a charge-off or as non-interest income, depending on the length of time the loan has been recorded as held for sale. When a decision is made to sell a loan that was not originated or initially acquired with the intent to sell, the loan is reclassified into held for sale. Such reclassifications may occur, and have occurred in the past several years, due to a change in strategy in managing the balance sheet. See Note 5 for further information on recent securitization activities.

Automobile loans and leases include loans secured by automobiles and leases of automobiles that qualify for the direct financing method of accounting. Substantially all of the direct financing leases that qualify for that accounting method do so because the present value of the lease payments and the guaranteed residual value are at least 90% of the cost of the vehicle. Huntington records the residual values of its leases based on estimated future market values of the automobiles as published in the Automotive Lease Guide (ALG), an authoritative industry source. Beginning in October 2000, Huntington purchased residual value insurance for its entire automobile lease portfolio to mitigate the risk of declines in residual values. Residual value insurance provides for the recovery of the vehicle residual value specified by the ALG at the inception of the lease. As a result, the risk associated with market driven declines in used car values is mitigated. Currently, Huntington has three distinct residual value insurance policies in place to address the residual risk in the portfolio. One residual value insurance policy covers all vehicles leased between October 1, 2000 and April 30, 2002, and has an associated total payment cap of $50 million. Any losses above the cap result in additional depreciation expense. A second policy covers all originations from May 2002 through June 2005, and does not have a cap. A third policy, similar in structure to the referenced second policy, is in effect until July 1, 2007, and has covered all originations since June 30, 2005. Leases covered by the last two policies qualify for the direct financing method of accounting. Leases covered by the first policy are accounted for using the operating lease method of accounting and are recorded as operating lease assets in Huntington’s consolidated balance sheet.

Residual values on leased automobiles and equipment are evaluated quarterly for impairment. Impairment of the residual values of direct financing leases is recognized by writing the leases down to fair value with a charge to other non-interest expense. Residual value losses arise if the fair value at the end of the lease term is less than the residual value embedded in the original lease contract. For leased automobiles, residual value insurance covers the difference between the recorded residual value and the fair value of the automobile at the end of the lease term as evidenced by ALG Black Book valuations. This insurance, however, does not cover residual losses that occur when the automobile is sold for a value below ALG Black Book value at the time of sale, which may arise when the automobile has excess wear and tear and/or excess mileage, not reimbursed by the lessee. In any event, the insurance provides a minimum level of coverage of residual value such that the net present value of the minimum lease payments plus the portion of the residual value that is guaranteed exceeds 90 percent of the fair value of the automobile at the inception of the lease.

For leased equipment, the residual component of a direct financing lease represents the estimated fair value of the leased equipment at the end of the lease term. Huntington relies on industry data, historical experience, and independent appraisals to establish these residual value estimates. Additional information regarding product life cycle, product upgrades, as well as insight into competing products are obtained through relationships with industry contacts and are factored into residual value estimates where applicable.

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

Commercial and industrial and commercial real estate loans are evaluated periodically for impairment in accordance with the provisions of Statement No. 114, Accounting by Creditors for Impairment of a Loan, as amended. This Statement requires an

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

allowance to be established as a component of the allowance for loan and lease losses when it is probable that all amounts due pursuant to the contractual terms of the loan or lease will not be collected and the recorded investment in the loan or lease exceeds its fair value. Fair value is measured using either the present value of expected future cash flows discounted at the loan’s or lease’s effective interest rate, the observable market price of the loan or lease, or the fair value of the collateral if the loan or lease is collateral dependent.

Consumer loans and leases, excluding residential mortgage and home equity loans, are subject to mandatory charge-off at a specified delinquency date and are not classified as non-performing prior to being charged off. These loans and leases are generally charged off in full no later than when the loan or lease becomes 120 days past due. Residential mortgage loans are placed on non-accrual status when principal payments are 180 days past due or interest payments are 210 days past due. A charge-off on a residential mortgage loan is recorded when the loan has been foreclosed and the loan balance exceeds the fair value of the collateral. The fair value of the collateral is then recorded as real estate owned and is reflected in other assets in the consolidated balance sheet. (See Note 4 for further information.) A home equity charge-off occurs when it is determined that there is not sufficient equity in the loan to cover Huntington’s position. A write down in value occurs as determined by Huntington’s internal processes, with subsequent losses incurred upon final disposition. In the event the first mortgage is purchased to protect Huntington’s interests, the charge-off process is the same as residential mortgage loans described above.

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

–	Sold Loans — Loans that are sold are accounted for in accordance with Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. For loan sales with servicing retained, an asset is also recorded for the right to service the loans sold, based on the fair value of the servicing rights.

Gains and losses on the loans sold and servicing rights associated with loan sales are determined when the related loans are sold to the trust or third party. Fair values of the servicing rights are based on the present value of expected future cash flows from servicing the underlying loans, net of adequate compensation to service the loans. The present value of expected future cash flows is determined using assumptions for market interest rates, ancillary fees, and prepayment rates. Management also uses these assumptions to assess automobile loan servicing rights for impairment periodically. The servicing rights are recorded in other assets in the consolidated balance sheets. Servicing revenues on mortgage and automobile loans are included in mortgage banking income and other non-interest income, respectively.

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

The determination of the allowance requires significant estimates, including the timing and amounts of expected future cash flows on impaired loans and leases, consideration of current economic conditions, and historical loss experience pertaining to pools of homogeneous loans and leases, all of which may be susceptible to change. The allowance is increased through a provision that is charged to earnings, based on Management’s quarterly evaluation of the factors previously mentioned, and is reduced by charge-offs, net of recoveries, and the allowance associated with securitized or sold loans.

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

The transaction reserve component of the ACL includes both (a) an estimate of loss based on pools of commercial and consumer loans and leases with similar characteristics and (b) an estimate of loss based on an impairment review of each loan greater than $500,000 that is considered to be impaired. For commercial loans, the estimate of loss based on pools of loans and leases with similar characteristics is made through the use of a standardized loan grading system that is applied on an

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

individual loan level and updated on a continuous basis. The reserve factors applied to these portfolios were developed based on internal credit migration models that track historical movements of loans between loan ratings over time and a combination of long-term average loss experience of our own portfolio and external industry data. In the case of more homogeneous portfolios, such as consumer loans and leases, the determination of the transaction reserve is based on reserve factors that include the use of forecasting models to measure inherent loss in these portfolios. Models and analyses are updated frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in loss mitigation or credit origination strategies. Adjustments to the reserve factors are made as needed based on observed results of the portfolio analytics.

The economic reserve incorporates our determination of the impact of risks associated with the general economic environment on the portfolio. The economic reserve is designed to address economic uncertainties and is determined based on economic indices as well as a variety of other economic factors that are correlated to the historical performance of the loan portfolio. Currently, two national and two regionally focused indices are utilized. The two national indices are: (1) the Real Consumer Spending, and (2) Consumer Confidence. The two regionally focused indices are: (1) the Institute for Supply Management Manufacturing, and (2) Non-agriculture Job Creation. Because of this more quantitative approach to recognizing risks in the general economy, the economic reserve may fluctuate from period-to-period, subject to a minimum level specified by policy.

–	Other Real Estate Owned — Other real estate owned (OREO) is comprised principally of commercial and residential real estate properties obtained in partial or total satisfaction of loan obligations. In 2006, OREO also included government insured loans in foreclosure. OREO obtained in satisfaction of a loan is recorded at the estimated fair value less anticipated selling costs based upon the property’s appraised value at the date of transfer, with any difference between the fair value of the property and the carrying value of the loan charged to the allowance for loan losses. Subsequent changes in value are reported as adjustments to the carrying amount, not to exceed the initial carrying value of the assets at the time of transfer. Changes in value subsequent to transfer are recorded in non-interest expense. Gains or losses not previously recognized resulting from the sale of OREO are recognized in non-interest expense on the date of sale.

–	Resell and Repurchase Agreements — Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained or is requested to be returned to Huntington as deemed appropriate.

–	Goodwill and Other Intangible Assets — Under the purchase method of accounting, the net assets of entities acquired by Huntington are recorded at their estimated fair value at the date of acquisition. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. Other intangible assets are amortized either on an accelerated or straight-line basis over their estimated useful lives. Goodwill and other intangible assets are evaluated for impairment on an annual basis at September 30th of each year or whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

–	Mortgage Banking Activities — Huntington recognizes the rights to service mortgage loans as separate assets, which are included in other assets in the consolidated balance sheets, only when purchased or when servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. Servicing rights are initially recorded at fair value. All mortgage servicing rights are subsequently carried at fair value, and are included in other assets.

To determine the fair value of MSRs, Huntington uses a static discounted cash flow methodology incorporating current market interest rates. A static model does not attempt to forecast or predict the future direction of interest rates; rather it estimates the amount and timing of future servicing cash flows using current market interest rates. The current mortgage interest rate influences the prepayment rate; and therefore, the timing and magnitude of the cash flows associated with the servicing asset, while the discount rate determines the present value of those cash flows. Expected mortgage loan prepayment assumptions are derived from a third party model. Management believes these prepayment assumptions are consistent with assumptions used by other market participants valuing similar MSRs.

Huntington hedges the value of MSRs using derivative instruments. Huntington values its derivative instruments using observable market prices, when available. In the absence of observable market prices, Huntington uses discounted cash flow models to estimate the fair value of its derivatives. The interest rates used in these cash flow models are based on forward yield curves. Changes in fair value of these derivatives are reported as a component of mortgage banking income. In 2006,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

Huntington reclassified trading gains/losses associated with MSRs from other non-interest income to mortgage banking income. Prior periods have been reclassified to conform to this presentation.

–	Premises and Equipment — Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Buildings and building improvements are depreciated over an average of 30 to 40 years and 10 to 20 years, respectively. Land improvements and furniture and fixtures are depreciated over 10 years, while equipment is depreciated over a range of three to seven years. Leasehold improvements are amortized over the lesser of the asset’s useful life or the term of the related leases, including any renewal periods for which renewal is reasonably assured. Maintenance and repairs are charged to expense as incurred, while improvements that extend the useful life of an asset are capitalized and depreciated over the remaining useful life.

–	Operating Lease Assets — Operating lease assets consist of automobiles leased to consumers. These assets are reported at cost, including net deferred origination fees or costs, less accumulated depreciation. Net deferred origination fees or costs include the referral payments Huntington makes to automobile dealers, which are deferred and amortized on a straight-line basis over the life of the lease.

Rental income is accrued on a straight line basis over the lease term. Net deferred origination fees or costs are amortized over the life of the lease to operating lease income. Depreciation expense is recorded on a straight-line basis over the term of the lease. Leased assets are depreciated to the estimated residual value at the end of the lease term. Depreciation expense is included in operating lease expense in the non-interest expense section of the consolidated statements of income. On a quarterly basis, residual values of operating leases are evaluated individually for impairment under Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under that Statement, when aggregate future cash flows from the operating lease, including the expected realizable fair value of the leased asset at the end of the lease, are less than the book value of the lease, an immediate impairment write-down is recognized. Otherwise, reductions in the expected residual value result in additional depreciation of the leased asset over the remaining term of the lease. Upon disposition, a gain or loss is recorded for any difference between the net book value of the lease and the proceeds from the disposition of the asset, including any insurance proceeds.

Also, on a quarterly basis, Management evaluates the amount of residual value losses that it anticipates will result from the estimated fair value of leased assets being less than the residual value inherent in the lease. When estimating fair value, Management takes into consideration policy caps that exist in one of its residual value insurance policies and whether it expects aggregate claims under such policies to exceed the cap. Residual value losses exceeding any insurance policy cap are reflected in higher depreciation expense over the remaining life of the affected automobile lease.

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

Starting in 2004, Huntington also began purchasing equipment for lease to customers under operating lease arrangements. These operating lease arrangements required the lessee to make a fixed monthly rental payment over a specified lease term, typically from 36 to 84 months. The equipment, net of accumulated depreciation, are reported in other assets in the consolidated balance sheet.

–	Bank Owned Life Insurance — Huntington’s bank owned life insurance policies are carried at their cash surrender value. Huntington recognizes tax-free income from the periodic increases in the cash surrender value of these policies and from death benefits.

–	Derivative Financial Instruments — A variety of derivative financial instruments, principally interest rate swaps, are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements. These instruments provide flexibility in adjusting the Company’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements.

Huntington also uses derivatives, principally loan sale commitments, in the hedging of its mortgage loan interest rate lock commitments and its mortgage loans held for sale. Mortgage loan sale commitments and the related interest rate lock

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

commitments are carried at fair value on the consolidated balance sheet with changes in fair value reflected in mortgage banking revenue.

Derivative financial instruments, primarily interest rate swaps, are accounted for in accordance with Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement No. 133), as amended. This Statement requires every derivative instrument to be recorded in the consolidated balance sheet as either an asset or a liability (in other assets or other liabilities, respectively) measured at its fair value, with changes to that fair value being recorded through earnings unless specific criteria are met to account for the derivative using hedge accounting.

For those derivatives which hedge accounting is applied, Huntington formally documents the hedging relationship and the risk management objective and strategy for undertaking the hedge. This documentation identifies the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, and, unless the hedge meets all of the criteria to assume there is no ineffectiveness, the method that will be used to assess the effectiveness of the hedging instrument and how ineffectiveness will be measured. The methods utilized to assess retrospective hedge effectiveness, as well as the frequency of testing, vary based on the type of item being hedged and the designated hedge period. For specifically designated fair value hedges of certain fixed-rate debt, Huntington utilizes the short-cut method when all the criteria of paragraph 68 of Statement No. 133 are met. For other fair value hedges of fixed-rate debt including certificates of deposit, Huntington utilizes the dollar offset or the regression method to evaluate hedge effectiveness on a quarterly basis. For fair value hedges of portfolio loans and mortgage loans held for sale, the regression method is used to evaluate effectiveness on a daily basis. For cash flow hedges, the dollar offset method is applied on a quarterly basis. For hedging relationships that are designated as fair value hedges, changes in the fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings and offset against changes in the fair value of the hedged item. For cash flow hedges, changes in the fair value of the derivative are, to the extent that the hedging relationship is effective, recorded as other comprehensive income and subsequently recognized in earnings at the same time that the hedged item is recognized in earnings. Any portion of a hedge that is ineffective is recognized immediately as other non-interest income. When a cash flow hedge is discontinued because the originally forecasted transaction is not probable of occurring, any net gain or loss in accumulated other comprehensive income is recognized immediately as other non-interest income.

Like other financial instruments, derivatives contain an element of credit risk, which is the possibility that Huntington will incur a loss because a counter-party fails to meet its contractual obligations. Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contract provisions.

–	Advertising Costs — Advertising costs are expensed as incurred as a marketing expense, a component of non-interest expense.

–	Income Taxes — Income taxes are accounted for under the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future book and tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are determined using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income at the time of enactment of such change in tax rates. Any interest due for payment of income taxes is included in the provision for income taxes.

–	Treasury Stock — Acquisitions of treasury stock are recorded at cost. The reissuance of shares in treasury for acquisitions, stock option exercises, or for other corporate purposes, is recorded at weighted-average cost.

–	Share-Based Compensation — On January 1, 2006, Huntington adopted the fair value recognition provisions of FASB Statement No. 123 (revised 2004), Share-Based Payment (Statement No. 123R) relating to its share-based compensation plans. Prior to January 1, 2006, Huntington had accounted for share-based compensation plans under the intrinsic value method promulgated by Accounting Principles Board (APB) Opinion 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations. In accordance with APB 25, compensation expense for employee stock options was generally not recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

Under the modified prospective method of Statement No. 123R, compensation expense is recognized during the year ended December 31, 2006, for all unvested stock options, based on the grant date fair value estimated in accordance with the original provisions of Statement No. 123, Accounting for Stock-Based Compensation (Statement No. 123) and for all share-based payments granted after January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of Statement No. 123R. Share-based compensation expense is recorded in personnel costs in the consolidated statements of income. Huntington’s financial results for the prior periods have not been restated.

–	Segment Results — Accounting policies for the lines of business are the same as those used in the preparation of the consolidated financial statements with respect to activities specifically attributable to each business line. However, the preparation of business line results requires management to establish methodologies to allocate funding costs and benefits, expenses, and other financial elements to each line of business. Changes are made in these methodologies utilized for certain balance sheet and income statement allocations performed by Huntington’s management reporting system, as appropriate.

–	Statement of Cash Flows — Cash and cash equivalents are defined as “Cash and due from banks” and “Federal funds sold and securities purchased under resale agreements.”
2. NEW ACCOUNTING STANDARDS
Standards adopted in 2006:

–	FASB Statement No. 123 (revised 2004), Share-Based Payment (Statement No. 123R) — Statement No. 123R was issued in December 2004, requiring that the compensation cost relating to share-based payment transactions be recognized in the financial statements. That cost is measured based on the fair value of the equity or liability instruments issued. Huntington adopted Statement No. 123R, effective January 1, 2006. The impact of adoption to Huntington’s results of operations is presented in Note 19.

–	FASB Statement No. 154, Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3 (Statement No. 154) — In May 2005, the FASB issued Statement No. 154, which replaces APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. Statement No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Statement No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of this new pronouncement was not material to Huntington’s financial condition, results of operations, or cash flows.

–	FASB Statement No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 (Statement No. 155) — On February 16, 2006, the FASB issued Statement No. 155, which amends Statement No. 133 to simplify the accounting for certain derivatives embedded in other financial instruments (hybrid financial instruments) by permitting these hybrid financial instruments to be carried at fair value. Statement No. 155 also establishes a requirement to evaluate interests in securitized financial assets, including collateralized mortgage obligations and mortgage-backed securities, to identify embedded derivatives that would need to be separately accounted for from the financial asset.

In January 2007, the FASB issued Derivatives Implementation Group Issue No. B40 addressing application of Statement No. 155 to collateralized mortgage obligations and mortgage-backed securities. Based on the FASB’s conclusions regarding the applicability of Statement No. 155 to collateralized mortgage obligations and mortgage-backed securities, Management does not believe that the implementation issue will have a significant impact to its financial position or its results of operations. Huntington adopted Statement No. 155 effective January 1, 2006, with no impact to reported financial results.

–	FASB Statement No. 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140 (Statement No. 156) — In March 2006, the FASB issued Statement No. 156, an amendment of Statement No. 140. This Statement requires all separately recognized servicing rights be initially measured at fair value, if practicable. For each class of separately recognized servicing assets and liabilities, this statement permits Huntington to choose either to report servicing assets and liabilities at fair value or at amortized cost. Under the fair value approach, servicing assets and liabilities are recorded at fair value at each reporting date with changes in fair value recorded in earnings in the period in which the changes occur. Under the amortized cost method, servicing assets and liabilities are amortized in proportion to and over the period of estimated net servicing income or net servicing loss and are assessed for impairment based on fair value at each reporting date. Huntington elected to adopt the provisions of Statement No. 156 for mortgage servicing rights effective January 1, 2006, and has recorded mortgage servicing right assets using the fair value provision of the standard. The adoption of Statement No. 156 resulted in an $18.6 million increase in the carrying value of mortgage servicing right assets as of January 1, 2006. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

cumulative effect of this change was $12.1 million, net of taxes, which is reflected as an increase in retained earnings in the Consolidated Statements of Changes in Shareholders’ Equity. (See Note 5)

–	FASB Statement No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132R (Statement No. 158) — In September 2006, the FASB issued Statement No. 158, as an amendment to FASB Statements No. 87, 88, 106 and 132R. Statement No. 158 requires an employer to recognize in its statement of financial position the funded status of its defined benefit plans and to recognize as a component of other comprehensive income, net of tax, any unrecognized transition obligations and assets, the actuarial gains and losses and prior service costs and credits that arise during the period. The recognition provisions of Statement No. 158 are to be applied prospectively and are effective for fiscal years ending after December 15, 2006. In addition, Statement No. 158 requires a fiscal year end measurement of plan assets and benefit obligations, eliminating the use of earlier measurement dates currently permissible. However, the new measurement date requirement will not be effective until fiscal years ended after December 15, 2008. Currently, Huntington utilizes a measurement date of September 30th. The adoption of Statement No. 158 as of December 31, 2006 resulted in a write-down of its pension asset by $125.1 million, and decreased accumulated other comprehensive income by $83.0 million, net of taxes (See Note 21).
Standards not yet adopted as of December 31, 2006:

–	FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes — In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes. This Interpretation of FASB Statement No. 109, Accounting for Income Taxes, contains guidance on the recognition and measurement of uncertain tax positions. Huntington will be required to recognize the impact of a tax position if it is more likely than not that it will be sustained upon examination, based upon the technical merits of the position. The effective date for application of this interpretation is for periods beginning after December 15, 2006. The cumulative effect of applying the provisions of this Interpretation must be reported as an adjustment to the opening balance of retained earnings for that fiscal period. Management does not expect that the impact of this new pronouncement will be material to Huntington’s financial condition, results of operations, or cash flows.

–	FASB Statement No. 157, Fair Value Measurements (Statement No. 157) — In September 2006, the FASB issued Statement No. 157. This Statement establishes a common definition for fair value to be applied to GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. Statement No. 157 is effective for fiscal years beginning after November 15, 2007. Management is currently assessing the impact this Statement will have on its consolidated financial position and results of operations.

–	FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (Statement No. 159) — In February 2007, the FASB issued Statement No. 159. This Statement permits entities to choose to measure financial instruments and certain other financial assets and financial liabilities at fair value. This Statement is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact this Statement will have on its consolidated financial position and results of operations.

3.	INVESTMENT SECURITIES
Investment securities at December 31 were as follows:

		Unrealized

(in thousands of dollars)	Amortized Cost	Gross Gains	Gross Losses	Fair Value

2006
U.S. Treasury	$1,846	$15	$(5)	$1,856
Federal Agencies
Mortgage-backed securities	1,277,184	4,830	(553)	1,281,461
Other agencies	149,917	102	(70)	149,949

Total Federal agencies	1,427,101	4,932	(623)	1,431,410
Asset-backed securities	1,574,572	11,372	(3,140)	1,582,804
Municipal securities	586,467	7,332	(2,376)	591,423
Private label collaterized mortgage obligations	586,088	4,046	(72)	590,062
Other securities	164,829	607	(67)	165,369

Total investment securities	$4,340,903	$28,304	$(6,283)	$4,362,924

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

		Unrealized

(in thousands of dollars)	Amortized Cost	Gross Gains	Gross Losses	Fair Value

2005
U.S. Treasury	$24,199	$131	$(655)	$23,675
Federal Agencies
Mortgage-backed securities	1,309,598	680	(31,256)	1,279,022
Other agencies	349,385	115	(13,034)	336,466

Total Federal agencies	1,658,983	795	(44,290)	1,615,488
Asset-backed securities	1,788,694	4,990	(4,904)	1,788,780
Municipal securities	544,781	5,003	(4,934)	544,850
Private label collaterized mortgage obligations	402,959	171	(9,561)	393,569
Other securities	159,522	751	(115)	160,158

Total investment securities	$4,579,138	$11,841	$(64,459)	$4,526,520

Other securities include Federal Home Loan Bank and Federal Reserve Bank stock, corporate debt and marketable equity securities.
Contractual maturities of investment securities as of December 31 were:

	2006		2005

(in thousands of dollars)	Amortized Cost	Fair Value	Amortized	Fair Value

Under 1 year	$7,490	$7,473	$1,765	$1,765
1-5 years	203,728	203,867	394,254	382,549
6-10 years	170,075	169,680	199,670	196,154
Over 10 years	3,802,375	3,824,111	3,838,730	3,800,751
Non-marketable equity securities	150,754	150,754	89,661	89,661
Marketable equity securities	6,481	7,039	55,058	55,640

Total investment securities	$4,340,903	$4,362,924	$4,579,138	$4,526,520

At December 31, 2006, the carrying value of investment securities pledged to secure public and trust deposits, trading account liabilities, U.S. Treasury demand notes, and security repurchase agreements totaled $1.5 billion. There were no securities of a single issuer, which are not governmental or government-sponsored, that exceeded 10% of shareholders’ equity at December 31, 2006.
The following table provides the gross unrealized losses and fair value of temporarily impaired securities, aggregated by investment category and length of time the individual securities have been in a continuous loss position, at December 31, 2006.

	Less than 12 Months		Over 12 Months		Total

		Unrealized		Unrealized		Unrealized
(in thousands of dollars)	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. Treasury	$99	$—	$146	$(5)	$245	$(5)
Federal agencies
Mortgage-backed securities	131,122	(522)	10,188	(31)	141,310	(553)
Other agencies	99,531	(69)	697	(1)	100,228	(70)
Total Federal agencies	230,653	(591)	10,885	(32)	241,538	(623)

Asset-backed securities	297,916	(2,147)	59,925	(993)	357,841	(3,140)
Municipal securities	141,355	(764)	69,060	(1,612)	210,415	(2,376)
Private label collaterized mortgage obligations	38,309	(72)	—	—	38,309	(72)
Other securities	500	(2)	4,697	(65)	5,197	(67)

Total temporarily impaired securities	$708,832	$(3,576)	$144,713	$(2,707)	$853,545	$(6,283)

In October 2006, after receiving the resolution of the Internal Revenue Service’s audit of Huntington’s consolidated federal tax return for tax years 2002 and 2003, Management began to review its securities portfolio. The resolution of the federal income tax audit for tax years 2002 and 2003 resulted in the recognition of $84.5 million in tax provision benefit. The recognition of the tax benefits increased Huntington’s regulatory capital, providing the capacity to sustain significant after-tax charges. Management

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
reviewed the securities portfolio for restructuring, in response to the inverted structure of interest rates, concerns about the future liquidity of the market for collateralized mortgage obligations from certain interpretations of Statement No. 155, and concerns about the credit risk associated with securities collateralized by mortgage loans to borrowers with low FICO scores. Management recognized securities impairment as of September 30, 2006 of $57.5 million on the securities portfolios under review.
During the fourth quarter of 2006, Management completed its review. As a result, management sold substantially its entire portfolio of US Treasury securities, its callable debt securities issued by agencies of the US government, and certain mortgage-backed securities and collateralized mortgage obligations. Other securities subject to review were not sold and remain in the portfolio. An additional $15.8 million of securities losses were recognized on these securities in the fourth quarter of 2006, including $6.8 million of impairment losses related to securities backed by mortgage loans to borrowers with low FICO scores that were not subject to the initial review.
As of December 31, 2006, Management has evaluated all other investment securities with unrealized losses and all non-marketable securities for impairment. The unrealized losses were caused by interest rate increases. The contractual terms and/or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington has the intent and ability to hold these investment securities until the fair value is recovered, which may be maturity, and therefore, does not consider them to be other-than-temporarily impaired at December 31, 2006.
Gross gains from sales of securities of $8.4 million, $8.5 million, and $34.7 million, were realized in 2006, 2005, and 2004, respectively. Gross losses from the sales of securities totaled $55.2 million in 2006, $16.6 million in 2005, and $19.0 million in 2004. Huntington also recognized an additional $26.4 million of losses relating to securities that were identified as other-than-temporarily impaired.

4.	LOANS AND LEASES
At December 31, 2006, $3.1 billion of commercial and industrial loans were pledged to secure potential discount window borrowings from the Federal Reserve Bank, and $4.9 billion of real estate qualifying loans were pledged to secure advances from the Federal Home Loan Bank. Real estate qualifying loans are comprised of residential mortgage loans secured by first and second liens.
Huntington’s loan and lease portfolio includes lease financing receivables consisting of direct financing leases on equipment, which are included in commercial and industrial loans, and on automobiles. Net investment in lease financing receivables by category at December 31 were as follows:

	At December 31,

(in thousands of dollars)	2006	2005

Commercial and industrial
Lease payments receivable	$624,656	$486,488
Estimated residual value of leased assets	44,893	39,570

Gross investment in commercial lease financing receivables	669,549	526,058
Deferred origination fees and costs	3,983	3,125
Unearned income	(86,849)	(58,476)

Total net investment in commercial lease financing receivables	$586,683	$470,707

Consumer
Lease payments receivable	$857,127	$1,209,088
Estimated residual value of leased assets	1,068,766	1,296,303

Gross investment in consumer lease financing receivables	1,925,893	2,505,391
Deferred origination fees and costs	(810)	(565)
Unearned income	(155,659)	(215,811)

Total net investment in consumer lease financing receivables	$1,769,424	$2,289,015

The future lease rental payments due from customers on direct financing leases at December 31, 2006, totaled $1.5 billion and were as follows: $0.4 billion in 2007; $0.3 billion in 2008; $0.2 billion in 2009; $0.1 billion in 2010 and 2011, and $0.4 billion thereafter. Included in the estimated residual value of leased consumer assets was a valuation reserve of $7.3 million and $5.1 million at December 31, 2006 and 2005, respectively, for expected residual value impairment not covered by residual value insurance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
There is a potential for loan products to contain contractual terms that give rise to a concentration of credit risk that may increase a lending institution’s exposure to risk of nonpayment or realization. Examples of these contractual terms include loans that permit negative amortization, a loan-to-value of greater than 100%, and option adjustable-rate mortgages. Huntington does not offer mortgage loan products that contain these terms. Huntington does offer a home equity loan product that is interest only with an introductory rate that is below the market interest rate for the initial period of the loan term and increases when that period ends. Home equity loans totaled $4.9 billion and $4.8 billion at December 31, 2006 and 2005, respectively, or 19% of total loans at the end of each period. From a credit risk perspective, 87% of the home equity loans had a loan to value ratio of less than 90% at December 31, 2006. The charge-off policy for home equity loans is described in Note 1. There were no other economic, industry, or geographic concentration of credit risk in the loan and lease portfolio at December 31, 2006.
Related Party Transactions
Huntington has made loans to its officers, directors, and their associates. These loans were made in the ordinary course of business under normal credit terms, including interest rate and collateralization, and do not represent more than the normal risk of collection. These loans to related parties for the year ended December 31 are summarized as follows:

(in thousands of dollars)	2006	2005

Balance, beginning of year	$76,488	$89,177
Loans made	105,337	219,728
Repayments	(91,639)	(231,814)
Changes due to status of executive officers and directors	(33,680)	(603)

Balance, end of year	$56,506	$76,488

Non-Performing Assets and Past Due Loans
At December 31, 2006 and 2005, loans in non-accrual status and loans past due 90 days or more and still accruing interest, were as follows:

	At December 31,

(in thousands of dollars)	2006	2005

Commercial and industrial	$58,393	$55,273
Commercial real estate	37,947	18,309
Residential mortgage	32,527	17,613
Home equity	15,266	10,720

Total non-performing loans	144,133	101,915
Other real estate, net	49,487	15,240

Total non-performing assets	$193,620	$117,155

Accruing loans past due 90 days or more	$59,114	$56,138

The amount of interest that would have been recorded under the original terms for total loans classified as non-accrual or renegotiated was $14.2 million for 2006, $7.7 million for 2005, and $3.3 million for 2004. Amounts actually collected and recorded as interest income for these loans totaled $3.4 million, $1.9 million, and $1.9 million for 2006, 2005, and 2004, respectively.

5.	LOAN SALES AND SECURITIZATIONS
Automobile loans
Huntington sold $0.7 billion, $0.4 billion and $1.5 billion of automobile loans in 2006, 2005 and 2004, respectively. Pre-tax gains from the sales of automobile loans totaled $3.1 million, $1.2 million and $14.2 million in 2006, 2005 and 2004, respectively.
Huntington adopted Statement No. 156 as of January 1, 2006. Automobile loan servicing rights are accounted for under the amortization provision of that statement. A servicing asset is established at fair value at the time of the sale using the following assumptions: actual servicing income of 0.55% – 0.65%, adequate compensation for servicing of approximately 0.62%, other ancillary fees of approximately 0.37%, a discount rate of 10% and an estimated return on payments prior to remittance to investors. The servicing asset is then amortized against servicing income. Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows. The primary risk characteristic for measuring servicing assets is payoff rates of the underlying loan pools. Valuation calculations rely on the predicted payoff assumption and, if actual payoff is quicker than expected, then future value would be impaired.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
Changes in the carrying value of automobile loan servicing rights for the three years ended December 31, 2006, and the fair value at the end of each period were as follows:

	Year Ended December 31,

(in thousands of dollars)	2006	2005	2004

Carrying value, beginning of year	$10,805	$20,286	$17,662
New servicing assets	4,748	2,113	16,249
Amortization	(7,637)	(11,528)	(13,625)
Impairment charges	—	(66)	—

Carrying value, end of year	$7,916	$10,805	$20,286

Fair value, end of year	$9,457	$11,658	$21,361
Huntington has retained servicing responsibilities and receives annual servicing fees from 0.55% to 1.00% and other ancillary fees of approximately 0.40% to 0.47% of the outstanding loan balances. Servicing income, net of amortization of capitalized servicing assets, included in other non-interest income amounted to $14.2 million in 2006, $12.5 million in 2005, and $10.1 million in 2004. The unpaid principal balance of automobile loans serviced for third parties was $1.5 billion, $1.7 billion, and $2.3 billion at December 31, 2006, 2005, and 2004, respectively.
During the second quarter of 2006, Huntington transferred $1.2 billion automobile loans and leases to a trust in a securitization transaction. The securitization did not qualify for sale accounting under Statement No. 140 and therefore, is accounted for as a secured financing. There were no automobile loan securitizations in 2005 or 2004.
Residential Mortgage Loans
During 2006, Huntington sold $247.4 million of residential mortgage loans held for investment, resulting in a net pre-tax gain of $0.5 million. During 2004, Huntington sold $199.8 million of residential mortgage loans held for investment, resulting in a net pre-tax gain of $0.5 million. Huntington also exchanged for federal agency mortgage-backed securities $15.1 million and $115.9 million of residential mortgage loans in 2005 and 2004, respectively, and retained all of the resulting securities. Accordingly, these amounts were reclassified from loans to investment securities. There were no such exchanges of residential mortgage loans in 2006.
A mortgage servicing right (MSR) is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. Effective January 1, 2006, the Company adopted Statement No. 156. The same risk management practices are applied to all MSRs and, accordingly, MSRs were identified as a single asset class and were re-measured to fair value as of January 1, 2006, with an adjustment of $12.1 million, net of tax, to retained earnings.
At initial recognition, the MSR asset is established at its fair value using assumptions that are consistent with assumptions used at the time to estimate the fair value of the total MSR portfolio. Subsequent to initial capitalization, MSR assets are carried at fair value and are included in accrued income and other assets. Any increase or decrease in fair value during the period is recorded as an increase or decrease in servicing income, which is reflected in non-interest income in the consolidated statements of income.
The following table is a summary of the changes in MSR fair value for the year ended December 31, 2006:

(in thousands of dollars)	2006

Carrying value, beginning of year	$91,259
Cumulative effect in change in accounting principle	18,631

Fair value, beginning of period	109,890
New servicing assets created	29,013
Servicing assets acquired	2,474
Change in fair value during the period due to:
Time decay(1)	(4,086)
Payoffs(2)	(11,058)
Changes in valuation inputs or assumptions(3)	4,871

Fair value, end of year	$131,104

(1)	Represents decrease in value due to passage of time, including the impact from both regularly scheduled loan principal payments and partial loan paydowns.

(2)	Represents decrease in value associated with loans that paid off during the period.

(3)	Represents change in value resulting primarily from market-driven changes in interest rates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs occur, the precise terms and conditions are typically not readily available. Therefore, the fair value of MSRs is estimated using a discounted future cash flow model. The model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors. Changes in the assumptions used may have a significant impact on the valuation of MSRs.
A summary of key assumptions and the sensitivity of the MSR value at December 31, 2006 to changes in these assumptions follows:

		Decline in fair
		value due to

		10%	20%
		adverse	adverse
(in thousands of dollars)	Actual	change	change

Constant pre-payment rate	12.84%	$(5,984)	$(11,529)
Discount rate	9.41	(4,753)	(9,182)
Caution should be used when reading these sensitivities as a change in an individual assumption and its impact on fair value is shown independent of changes in other assumptions. Economic factors are dynamic and may counteract or magnify sensitivities.
With the adoption of Statement No. 156, servicing rights are recorded at fair value at the end of each reporting period. Prior to 2006, servicing rights were evaluated quarterly for impairment based on the fair value of those rights, using a disaggregated approach. The fair value of the servicing rights was determined by estimating the present value of future net cash flows, taking into consideration market loan prepayment speeds, discount rates, servicing costs, and other economic factors. Temporary impairment was recognized in a valuation allowance against the mortgage servicing rights.
Changes in the impairment allowance for mortgage servicing rights for the two years ended December 31, 2005, were as follows:

	Year Ending December 31,

(in thousands of dollars)	2005	2004

Balance, beginning of year	$(4,775)	$(6,153)
Impairment charges	(15,814)	(18,110)
Impairment recovery	20,185	19,488

Balance, end of year	$(404)	$(4,775)

The unpaid principal balance of residential mortgage loans serviced for third parties was $8.3 billion, $7.3 billion, and $6.9 billion at December 31, 2006, 2005, and 2004, respectively.
Below is a summary of servicing fee income, a component of mortgage banking income, earned during the three years ended December 31, 2006:

(in thousands of dollars)	2006	2005	2004

Servicing fees	$24,659	$22,181	$21,696
Late fees	2,539	2,022	1,725
Ancillary fees	765	797	541

Total fee income	$27,963	$25,000	$23,962

6. ALLOWANCES FOR CREDIT LOSSES (ACL)
The Company maintains two reserves, both of which are available to absorb possible credit losses: an allowance for loan and lease losses (ALLL) and an allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
reserves constitute the total allowances for credit losses (ACL). A summary of the transactions in the allowances for credit losses and details regarding impaired loans and leases follows for the three years ended December 31:

	Year Ended December 31,

(in thousands of dollars)	2006	2005	2004

Allowance for loan and leases losses, beginning of year (ALLL)	$268,347	$271,211	$299,732
Acquired allowance for loan and lease losses	23,785	—	—
Loan and lease losses	(119,692)	(115,848)	(126,115)
Recoveries of loans previously charged off	37,316	35,791	47,580

Net loan and lease losses	(82,376)	(80,057)	(78,535)

Provision for loan and lease losses	62,312	83,782	57,397
Economic reserve transfer(1)	—	(6,253)	—
Allowance for assets sold and securitized(2)	—	(336)	(7,383)

Allowance for loan and lease losses, end of year	$272,068	$268,347	$271,211

Allowance for unfunded loan commitments and letters of credit, beginning of year (AULC)	$36,957	$33,187	$35,522
Acquired AULC			325
Provision for unfunded loan commitments and letters of credit losses	2,879	(2,483)	(2,335)
Economic reserve transfer(1)	—	6,253	—

Allowance for unfunded loan commitments and letters of credit, end of year	$40,161	$36,957	$33,187

Total allowances for credit losses (ACL)	$312,229	$305,304	$304,398

Recorded balance of impaired loans, at end of year(3) :
With specific reserves assigned to the loan and lease balances	$35,212	$41,525	$51,875
With no specific reserves assigned to the loan and lease balances	25,662	14,032	29,296

Total	$60,874	$55,557	$81,171

Average balance of impaired loans for the year(3)	$65,907	$29,441	$54,445
Allowance for loan and lease losses on impaired loans(3)	7,612	14,526	23,447

(1)	During 2005, the economic reserve associated with unfunded loan commitments was transferred from the ALLL to the AULC. This transfer had no impact on net income.

(2)	In conjunction with the automobile loan sales and securitizations in 2006, 2005, and 2004, an allowance for loan and lease losses attributable to the associated loans sold was included as a component of the loan’s carrying value upon their sale.

(3)	Includes impaired commercial and industrial loans and commercial real estate loans with outstanding balances greater than $500,000. A loan is impaired when it is probable that Huntington will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are included in non-performing assets. The amount of interest recognized in 2006, 2005 and 2004 on impaired loans while they were considered impaired was less than $0.1 million, less than $0.1 million, and $1.1 million, respectively. The recovery of the investment in impaired loans with no specific reserves generally is expected from the sale of collateral, net of costs to sell that collateral.
7. PENDING ACQUISITION OF SKY FINANCIAL GROUP, INC.
On December 20, 2006, Huntington announced the signing of a definitive agreement to acquire Sky Financial Group, Inc. (Sky Financial) in a stock and cash transaction expected to be valued at approximately $3.5 billion. Sky Financial is a $17.6 billion diversified financial holding company with over 330 banking offices and over 400 ATMs. Sky Financial serves communities in Ohio, Pennsylvania, Indiana, Michigan and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, asset management services; and Sky Insurance, retail and commercial insurance agency services.
Under the terms of the agreement, Sky Financial shareholders will receive 1.098 shares of Huntington common stock, on a tax-free basis, and a taxable cash payment of $3.023 for each share of Sky Financial common stock. The merger was unanimously approved by both boards and is expected to close in the third quarter of 2007, pending customary regulatory approvals, as well as approval by both companies’ shareholders.
8. BUSINESS COMBINATIONS
On March 1, 2006, Huntington completed its merger with Canton, Ohio-based Unizan Financial Corp. (Unizan). Unizan operated 42 banking offices in five metropolitan markets in Ohio: Canton, Columbus, Dayton, Newark, and Zanesville.
Under the terms of the merger agreement announced January 27, 2004, and amended November 11, 2004, Unizan shareholders of record as of the close of trading on February 28, 2006, received 1.1424 shares of Huntington common stock for each share of Unizan. The total purchase price for Unizan has been allocated to the tangible and intangible assets and liabilities based on their respective fair values as of the acquisition date. Such allocations have not been finalized, and therefore, the allocation of the purchase price included in the Consolidated Balance Sheet is preliminary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
The following table shows the excess purchase price over carrying value of net assets acquired, preliminary purchase price allocation, and resulting goodwill:

(in thousands of dollars)	March 1, 2006

Purchase price	$575,793
Carrying value of net assets acquired	(194,996)

Excess of purchase price over carrying value of net assets acquired	380,797
Purchase accounting adjustments:
Loans and leases	17,466
Premises and equipment	(202)
Accrued income and other assets	257
Deposits	748
Subordinated notes	2,845
Deferred federal income tax liability	6,616
Accrued expenses and other liabilities	8,577

Goodwill and other intangible assets	417,104
Less other intangible assets:
Core deposit intangible	(45,000)
Other identifiable intangible assets	(18,252)

Other intangible assets	(63,252)

Goodwill	$353,852

Of the $63.3 million of acquired intangible assets, $45.0 million was assigned to core deposit intangible, and $18.3 million was assigned to customer relationship intangibles. The core deposit and customer relationship intangibles have useful lives ranging from 10 to 15 years.
Goodwill resulting from the transaction totaled $353.9 million and was assigned to Regional Banking and the Private Financial and Capital Markets Group (PFCMG) in the amount of $335.9 million and $18.0 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
The following table summarizes the estimated fair value of the net assets acquired on March 1, 2006 related to the acquisition of Unizan:

(in thousands of dollars)	March 1, 2006

Assets
Cash and due from banks	$66,544
Interest bearing deposits in banks	3,096
Investment securities	300,416
Loans and leases	1,666,604
Allowance for loan and lease losses	(23,785)

Net loans and leases	1,642,819

Bank owned life insurance	48,521
Premises and equipment	21,603
Goodwill	353,852
Other intangible assets	63,252
Accrued income and other assets	22,012

Total assets	2,522,115
Liabilities
Deposits	1,696,124
Short-term borrowings	79,140
Federal Home Loan Bank advances	102,950
Subordinated notes	23,464
Deferred federal income tax liability	7,123
Accrued expenses and other liabilities	37,521

Total liabilities	1,946,322

Purchase price	$575,793

Huntington’s consolidated financial statements include the results of operations of Unizan since March 1, 2006, the date of acquisition. The following unaudited summary information presents the consolidated results of operations of Huntington on a pro forma basis, as if the Unizan acquisition had occurred at the beginning of 2006 and 2005.

(in thousands, except per share amounts)	2006	2005

Net interest income	$1,030,789	$1,032,083
Provision for credit losses	(66,301)	(87,959)

Net interest income after provision for credit losses	964,488	944,124

Non-interest income	565,853	660,986
Non-interest expense	(1,012,840)	(1,041,532)

Income before income taxes	517,501	563,578
Provision for income taxes	(54,837)	(137,173)

Net income	$462,664	$426,405

Net income per common share
Basic	$1.92	$1.67
Diluted	1.90	1.65
Average common shares outstanding
Basic	240,924	255,417
Diluted	244,145	258,879
The pro forma results include amortization of fair value adjustments on loans, deposits, and debt, and amortization of newly created intangibles and post-merger related charges. The pro forma number of average common shares outstanding includes adjustments for shares issued for the acquisition and the impact of additional dilutive securities but does not assume any incremental share repurchases. The pro forma results presented do not reflect cost savings, or revenue enhancements anticipated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
from the acquisition, and are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.
Effective at the end of the day on December 31, 2006, Huntington acquired Unified Fund Services, Inc. and Unified Financial Securities, Inc. (Unified), an Indianapolis, Indiana based provider of fund accounting, administration, distribution and transfer agent services to mutual funds. Unified will operate as a wholly owned subsidiary of Huntington. The total purchase price for Unified has been allocated to the tangible and intangible assets and liabilities based on their respective fair values as of the acquisition date. Such allocations have not been finalized, and therefore, the allocation of the purchase price included in the Consolidated Balance Sheet is preliminary. The purchase price of this acquisition was immaterial to Huntington’s financial statements.
9. GOODWILL AND OTHER INTANGIBLE ASSETS
Changes to the carrying amount of goodwill by line of business for the years ended December 31, 2006 and 2005, were as follows:

	Regional	Dealer		Treasury/	Huntington
(in thousands of dollars)	Banking	Sales	PFCMG	Other	Consolidated

Balance, December 31, 2005	$199,971	$—	$12,559	$—	$212,530
Goodwill acquired during the period	335,884	—	22,462	—	358,346

Balance, December 31, 2006	$535,855	$—	$35,021	$—	$570,876

As further described in Note 8, of the goodwill acquired during 2006, $353.9 million was a result of the completion of the merger with Unizan and $4.4 million was a result of the acquisition of Unified. There were no impairment losses for the three years ended December 31, 2006, 2005, and 2004.
At December 31, 2006 and 2005, Huntington’s other intangible assets consisted of the following:

	Gross
	Carrying	Accumulated	Net
(in thousands of dollars)	Amount	Amortization	Carrying Value

December 31, 2006
Leasehold purchased	$23,655	$(19,631)	$4,024
Core deposit intangible	45,000	(7,525)	37,475
Borrower relationship	6,570	(456)	6,114
Trust customers	11,430	(796)	10,634
Other	1,622	(382)	1,240

Total other intangible assets	$88,277	$(28,790)	$59,487

December 31, 2005
Leasehold purchased	$23,655	$(18,816)	$4,839
Trust customers	130	(13)	117

Total other intangible assets	$23,785	$(18,829)	$4,956

Amortization expense of other intangible assets for the three years ended December 31, 2006, 2005 and 2004 was $10.0 million, $0.8 million, and $0.8 million, respectively.
The estimated amortization expense of other intangible assets for the next five annual years are as follows:

Amortization
(in thousands of dollars)	Expense

Fiscal year:
2007	$10,040
2008	8,856
2009	7,928
2010	7,106
2011	6,312

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

10.	AUTOMOBILE OPERATING LEASE ASSETS
For periods before May 2002, Huntington purchased vehicles, primarily automobiles, for lease to consumers under operating lease arrangements. These operating lease arrangements required the lessee to make a fixed monthly rental payment over a specified lease term, typically from 36 to 66 months. Rental income is earned by Huntington on these operating lease assets and reported as non-interest income. The assets are depreciated over the term of the lease to the estimated fair value at the end of the lease. The depreciation of these assets is reported as a component of non-interest expense. At the end of the lease, the asset is either purchased by the lessee or returned to Huntington. The following is a summary of operating lease assets at December 31:

	At December 31,

(in thousands of dollars)	2006	2005

Cost of operating lease assets (including residual values of $28,572 and $148,937, respectively)	$90,940	$460,596
Deferred origination fees and costs	(23)	(272)
Accumulated depreciation	(62,586)	(271,321)

Total	$28,331	$189,003

The future lease rental payments due from customers on operating lease assets at December 31, 2006, totaled $5.2 million and are due as follows: $5.2 million in 2007 and less than $0.1 million thereafter. Depreciation expense for each of the years ended December 31, 2006, 2005, and 2004 was $28.6 million, $94.8 million, and $215.0 million, respectively.

11.	PREMISES AND EQUIPMENT
At December 31, premises and equipment stated at cost were comprised of the following:

	At December 31,

(in thousands of dollars)	2006	2005

Land and land improvements	$79,273	$67,787
Buildings	270,942	246,745
Leasehold improvements	154,097	149,466
Equipment	491,428	477,192

Total premises and equipment	995,740	941,190
Less accumulated depreciation and amortization	(622,968)	(580,513)

Net premises and equipment	$372,772	$360,677

Depreciation and amortization charged to expense and rental income credited to net occupancy expense for the three years ended December 31, 2006 were:

	Year Ended December 31,

(in thousands of dollars)	2006	2005	2004

Total depreciation and amortization of premises and equipment	$52,333	$50,355	$50,097
Rental income credited to occupancy expense	11,602	11,010	13,081

12.	SHORT-TERM BORROWINGS
At December 31, short-term borrowings were comprised of the following:

	At December 31,

(in thousands of dollars)	2006	2005

Federal funds purchased	$520,354	$931,097
Securities sold under agreements to repurchase	1,111,959	888,985
Commercial paper	2,677	2,480
Other borrowings	41,199	66,698

Total short-term borrowings	$1,676,189	$1,889,260

Other borrowings consist of borrowings from the U.S. Treasury, funds held as collateral from swap counterparties, and other notes payable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
Information concerning securities sold under agreements to repurchase for the years ended December 31 is summarized as follows:

	Year Ended December 31,

(in thousands of dollars)	2006	2005

Average balance during the year	$1,065,649	$1,125,159
Average interest rate during the year	3.33%	2.17%
Maximum month-end balance during the year	$1,213,673	$1,356,733
Commercial paper is issued by Huntington Bancshares Financial Corporation, a non-bank subsidiary, with principal and interest guaranteed by the parent company.

13.	FEDERAL HOME LOAN BANK ADVANCES
Huntington’s long-term advances from the Federal Home Loan Bank had weighted average interest rates of 5.40% and 4.37% at December 31, 2006 and 2005, respectively. These advances, which predominantly had variable interest rates, were collateralized by qualifying real estate loans. As of December 31, 2006 and 2005, Huntington’s maximum borrowing capacity was $3.2 billion and $1.7 billion, respectively. The advances outstanding at December 31, 2006 of $1.0 billion mature as follows: $0.2 billion in 2007; $0.3 billion in 2008; $0.1 billion in 2009; $0.4 billion in 2010; and less than $0.1 billion in 2011 and thereafter. The terms of advances include various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 2006, Huntington was in compliance with all such covenants.

14.	SUBORDINATED NOTES
At December 31, Huntington’s subordinated notes consisted of the following:

	At December 31,

(in thousands of dollars)	2006	2005

Parent company:
6.06% junior subordinated debentures due 2027(1)	$206,186	$206,186
5.99% junior subordinated debentures due 2028(2)	103,093	103,093
9.88% junior subordinated debentures due 2029	23,428	—
The Huntington National Bank:
8.00% subordinated notes due 2010	152,303	158,620
4.90% subordinated notes due 2014	193,122	193,361
5.50% subordinated notes due 2016	248,908	—
6.60% subordinated notes due 2018	212,526	214,277
5.375% subordinated notes due 2019	147,091	147,834

Total subordinated notes	$1,286,657	$1,023,371

(1)	Variable effective rate at December 31, 2006, based on three month LIBOR + 0.70.

(2)	Variable effective rate at December 31, 2006, based on three month LIBOR + 0.625.
The weighted-average interest rate for subordinated notes was 6.08% and 5.84% at December 31, 2006 and 2005, respectively.
Amounts above are reported net of unamortized discounts and adjustments related to hedging with derivative financial instruments. The derivative instruments, principally interest rate swaps, are used to match the funding rates on certain assets by hedging the cash flow variability associated with certain variable-rate debt by converting the debt to fixed-rate and hedging the fair values of certain fixed-rate debt by converting the debt to a variable rate. See Note 23 for more information regarding such financial instruments. All principal is due upon maturity of the note as described in the table above.
Under FIN 46(R), certain wholly-owned trusts, which had been formed for the sole purpose of issuing trust preferred securities, are not consolidated. The proceeds from the trust preferred securities issuances were invested in junior subordinated debentures of the Parent Company. The obligations of these debentures constitute a full and unconditional guarantee by the Parent Company of the trust securities. The junior subordinated debentures held by the trust included in the Company’s long-term debt was $0.3 billion as of December 31, 2006 and 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

15.	OTHER LONG-TERM DEBT
At December 31, Huntington’s other long-term debt consisted of the following:

	At December 31,

(in thousands of dollars)	2006	2005

The Huntington National Bank	$808,112	$1,576,033
5.68% Securitization trust note payable due 2012(1)	408,745	792,386
6.02% Securitization trust note payable due 2018(2)	962,283	—
7.88% Class C preferred securities of REIT subsidiary, no maturity	50,000	50,000

Total other long-term debt	$2,229,140	$2,418,419

(1)	Variable effective rate at December 31, 2006, based on one month LIBOR +0.33.

(2)	Variable effective rate at December 31, 2006, based on one month LIBOR +0.67.
Amounts above include values related to hedging with derivative financial instruments. The derivative instruments, principally interest rate swaps, are used to match the funding rates on certain assets by hedging the cash flow variability associated with certain variable-rate debt by converting the debt to fixed-rate and hedging the fair values of certain fixed-rate debt by converting the debt to a variable rate. See Note 23 for more information regarding such financial instruments.
The weighted-average interest rate for other long-term debt was 5.48% and 4.34% at December 31, 2006 and 2005, respectively.
The securitization trust notes payable are collaterized by $1.7 billion in automobile loans held in the automobile trusts. The terms of the other long-term debt obligations contain various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 2006, Huntington was in compliance with all such covenants.
Other long-term debt maturities for the next five years are as follows: $0.1 billion in 2007; $0.2 billion in 2008; $0.2 billion in 2009; $0.3 billion in 2010; none in 2011 and $1.4 billion thereafter. These maturities are based upon the par values of long-term debt.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
16. OTHER COMPREHENSIVE INCOME
The components of Huntington’s other comprehensive income in each of the three years ended December 31 were as follows:

	Year Ended December 31,

(in thousands of dollars)	2006	2005	2004

Unrealized losses on investment securities arising during the year:
Unrealized net losses	$1,448	$(41,014)	$(18,555)
Related tax benefit	(752)	14,445	6,689

Net	696	(26,569)	(11,866)

Less: Reclassification of net realized losses (gains) from sales of investment securities during the year:
Realized net losses (gains)	73,191	8,055	(15,763)
Related tax (benefit) expense	(25,617)	(2,819)	5,517

Net	47,574	5,236	(10,246)

Total unrealized losses on investment securities arising during the year, net of reclassification of net realized losses (gains)	48,270	(21,333)	(22,112)

Unrealized gains on cash flow hedging derivatives arising during the year:
Unrealized net gains	2,772	16,852	14,914
Related tax expense	(970)	(5,898)	(5,220)

Net	1,802	10,954	9,694

Defined benefit pension plans:
Cumulative effect of change in accounting for funded status of pension plans	(128,175)	—	—
Minimum pension liability adjustment	414	(1,248)	(1,789)
Related tax benefit	44,716	437	626

Net	(83,045)	(811)	(1,163)

Total other comprehensive loss	$(32,973)	$(11,190)	$(13,581)

Activity in accumulated other comprehensive income for the three years ended December 31, 2006 was as follows:

		Unrealized gains
	Unrealized gains	and losses on
	and losses on	cash flow hedging	Defined benefit
(in thousands of dollars)	investment securities	derivatives	pension plans	Total

Balance, January 1, 2004	$9,429	$(5,442)	$(1,309)	$2,678
Current period change	(22,112)	9,694	(1,163)	(13,581)

Balance, December 31, 2004	(12,683)	4,252	(2,472)	(10,903)
Current period change	(21,333)	10,954	(811)	(11,190)

Balance, December 31, 2005	(34,016)	15,206	(3,283)	(22,093)
Current period change	48,270	1,802	(83,045)	(32,973)

Balance, December 31, 2006	$14,254	$17,008	$(86,328)	$(55,066)

17. SHAREHOLDERS’ EQUITY
On October 18, 2005, the Company announced that the board of directors authorized a new program for the repurchase of up to 15 million shares (the 2005 Repurchase Program). A repurchase program authorized in 2004, with 3.1 million shares remaining, was cancelled and replaced by the 2005 Repurchase Program.
On April 20, 2006, the Company announced that the board of directors authorized a new program for the repurchase of up to 15.0 million shares (the 2006 Repurchase Program). The 2006 Repurchase Program does not have an expiration date. The 2005 Repurchase Program, with 5.0 million shares remaining, was canceled and replaced by the 2006 Repurchase Program. The Company announced its expectation to repurchase the shares from time to time in the open market or through privately negotiated transactions depending on market conditions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
On May 24, 2006, Huntington repurchased 6.0 million shares of common stock from Bear Stearns under an accelerated share repurchase program. The accelerated share repurchase program enabled Huntington to purchase the shares immediately, while Bear Stearns purchased shares in the market over a period of up to four months (the Repurchase Term). In connection with the repurchase of these shares, Huntington entered into a variable share forward sale agreement, which provided for a settlement, reflecting a price differential based on the adjusted volume-weighted average price as defined in the agreement with Bear Stearns. The variable share forward agreement concluded at the end of September 2006, resulting in a nominal settlement of cash to Huntington. This was reflected as an adjustment to treasury shares.
Listed below is the share repurchase activity for the year ended December 31, 2006:

	Total	Average
	Number	Price
	of Shares	Paid Per
Repurchase Programs	Purchased	Share

The 2005 Repurchase Program	4,831,000	$23.46
The 2006 Repurchase Program	11,150,000	23.81

Total Shares Repurchased in 2006	15,981,000	$23.71

18. EARNINGS PER SHARE
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

	Year ended December 31,

(in thousands, except per share amounts)	2006	2005	2004

Net income	$461,221	$412,091	$398,925
Average common shares outstanding	236,699	230,142	229,913
Dilutive potential common shares	3,221	3,333	3,943

Diluted average common shares outstanding	239,920	233,475	233,856

Earnings Per Share
Basic	$1.95	$1.79	$1.74
Diluted	1.92	1.77	1.71
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
Approximately 5.5 million, 5.7 million, and 2.6 million options to purchase shares of common stock outstanding at the end of 2006, 2005, and 2004, respectively, were not included in the computation of diluted earnings per share because the effect would be antidilutive. The weighted average exercise price for these options was $25.69 per share, $25.68 per share, and $26.96 per share at the end of the same respective periods.

19.	SHARE-BASED COMPENSATION
Huntington sponsors nonqualified and incentive share-based compensation plans. These plans provide for the granting of stock options and other awards to officers, directors, and other employees. Stock options are granted at the market price on the date of the grant. Options vest ratably over three years or when other conditions are met. Options granted prior to May 2004 have a maximum term of ten years. All options granted beginning in May 2004 have a maximum term of seven years.
Beginning in 2006, Huntington began granting restricted stock units under the 2004 Stock and Long-Term Incentive Plan. Restricted stock units are issued at no cost to the recipient, and can be settled only in shares at the end of the vesting period, subject to certain service restrictions. The fair value of the restricted stock unit awards was based on the closing market price of the Company’s common stock on the date of award.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
The following table presents the unfavorable impact of adoption of Statement 123R on Huntington’s income before income taxes, net income, and basic and diluted earnings per share for the year ended December 31, 2006.

Share-based
(in millions, except per share amounts)	compensation expense

Income before income taxes	$(18.6)
Net income	(12.1)
Earnings per share
Basic	$(0.05)
Diluted	(0.05)
Prior to the adoption of Statement 123R, Huntington presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the consolidated statements of cash flows. Statement 123R requires the cash flows from tax benefits resulting from tax deductions in excess of compensation costs recognized for those options (excess tax benefits) to be classified as financing cash flows. As a result, the benefits of tax deductions in excess of recognized compensation cost included in net financing cash flows for the year ended December 31, 2006 was $1.0 million.
Consistent with the valuation method used for the disclosure only provisions of Statement No. 123, Huntington uses the Black-Scholes option-pricing model to value share-based compensation expense. This model assumes that the estimated fair value of options is amortized over the options’ vesting periods and the compensation costs would be included in personnel costs on the consolidated statements of income. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the historical volatility of Huntington’s stock. The expected term of options granted is derived from historical data on employee exercises. The expected dividend yield is based on the dividend rate and stock price on the date of the grant. The following table illustrates the weighted-average assumptions used in the option-pricing model for options granted in the three years ended December 31, 2006, 2005 and 2004.

	2006	2005	2004

Assumptions
Risk-free interest rate	4.96%	4.07%	3.78%
Expected dividend yield	4.24	3.34	3.20
Expected volatility of Huntington’s common stock	22.2	26.3	30.9
Expected option term (years)	6.0	6.0	6.0
Weighted-average grant date fair value per share	$4.21	$5.28	$5.78
The following pro forma disclosures for net income and earnings per diluted common share for the years ended December 31, 2005 and 2004, are presented as if Huntington had applied the fair value method of accounting of Statement No. 123 in measuring compensation costs for stock options.

	Year Ended
	December 31,

(in millions, except per share amounts)	2005	2004

Pro forma results
Net income, as reported	$412.1	$398.9
Pro forma expense, net of tax	(11.9)	(14.4)

Pro forma net income	$400.2	$384.5

Net income per common share:
Basic, as reported	$1.79	$1.74
Basic, pro forma	1.74	1.67
Diluted, as reported	1.77	1.71
Diluted, pro forma	1.71	1.64

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
Huntington’s stock option activity and related information for the year ended December 31, 2006, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(in thousands, except per share amounts)	Options	Price	Life (Years)	Value

Outstanding at January 1, 2006	21,004	$21.11
Granted	1,486	23.38
Acquired(1)	656	16.56
Exercised	(2,014)	18.34
Forfeited/expired	(559)	22.56

Outstanding at December 31, 2006	20,573	$21.36	4.8	$59,930

Exercisable at December 31, 2006	14,639	$20.72	4.5	$53,279

(1)	Relates to option plans acquired from the merger with Unizan.
The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the option exercise price. The total intrinsic value of stock options exercised during 2006, 2005, and 2004 was $11.8 million, $11.6 million, and $17.5 million, respectively.
Cash received from the exercise of options for 2006, 2005, and 2004 was $36.8 million, $31.9 million, and $41.4 million, respectively. The tax benefit realized for the tax deductions from option exercises totaled $2.8 million, $8.7 million, and $3.0 million for 2006, 2005, and 2004, respectively.
The following table summarizes the status of Huntington’s nonvested awards for the year ended December 31, 2006:

		Weighted-		Weighted-
		Average		Average
		Grant Date	Restricted	Grant Date
		Fair Value	Stock	Fair Value
(in thousands, except per share amounts)	Options	Per Share	Units	Per Share

Nonvested at January 1, 2006	7,956	$5.53	—	$—
Granted	1,486	4.21	476	23.37
Acquired(1)	19	4.61	—	—
Vested	(3,025)	5.60	—	—
Forfeited	(502)	5.40	(8)	23.34

Nonvested at December 31, 2006	5,934	$5.17	468	$23.37

(1)	Relates to option plans acquired from the merger with Unizan.
As of December 31, 2006, the total unrecognized compensation cost related to nonvested awards was $26.9 million with a weighted-average expense recognition period of 1.9 years. The total fair value of awards vested during the year ended December 31, 2006, was $17.0 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
The following table presents additional information regarding options outstanding as of December 31, 2006.

	Options Outstanding			Exercisable Options

		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
		Contractual	Exercise		Exercise
(in thousands, except per share amounts)	Shares	Life (Years)	Price	Shares	Price

Range of Exercise Prices
$9.91 to $15.00	738	4.7	$14.21	738	$14.21
$15.01 to $20.00	7,133	4.7	18.03	5,844	17.61
$20.01 to $25.00	10,439	5.6	22.86	5,803	22.14
$25.01 to $28.35	2,263	2.1	27.22	2,254	27.23

Total	20,573	4.8	$21.36	14,639	$20.72

On August 27, 2002, common stock options were granted, with certain specified exceptions, to full- and part-time employees under the Huntington Bancshares Incorporated Employee Stock Incentive Plan (the Incentive Plan). Under the terms of the Incentive Plan, these options are to vest on the earlier of August 27, 2007, or at such time as the closing price for Huntington’s common stock for five consecutive trading days reached or exceeded $27.00. As of December 31, 2006, 1.4 million shares under option remain unvested.
Huntington’s board of directors has approved all of the plans. Shareholders have approved each of the plans, except for the broad-based Employee Stock Incentive Plan. Of the 25.3 million awards to grant or purchase shares of common stock authorized for issuance under the plans at December 31, 2006, 21.4 million were outstanding and 3.9 million were available for future grants.

20.	INCOME TAXES
The following is a summary of the provision for income taxes:

	At December 31,

(in thousands of dollars)	2006	2005	2004

Current tax provision
Federal	$340,665	$163,383	$12,779
State	222	210	—

Total current tax provision	340,887	163,593	12,779

Deferred tax (benefit) provision
Federal	(288,475)	(32,681)	140,962
State	428	571	—

Total deferred tax (benefit) provision	(288,047)	(32,110)	140,962

Provision for income taxes	$52,840	$131,483	$153,741

Tax expense (benefit) associated with securities transactions included in the above amounts were ($25.6 million) in 2006, ($2.8 million) in 2005, and $5.5 million in 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
The following is a reconcilement of provision for income taxes to the amount computed at the statutory rate of 35%:

	2006		2005		2004

(in thousands of dollars)	Amount	Rate	Amount	Rate	Amount	Rate

Income tax expense computed at the statutory rate	$179,921	35.0%	$190,251	35.0%	$193,433	35.0%
Increases (decreases):
Tax-exempt interest income	(10,449)	(2.0)	(8,741)	(1.6)	(7,640)	(1.4)
Tax-exempt bank owned life insurance income	(15,321)	(3.0)	(14,257)	(2.6)	(14,804)	(2.7)
Asset securitization activities	(10,157)	(2.0)	(6,651)	(1.2)	(6,278)	(1.1)
Federal tax loss carryback	(33,086)	(6.4)	(28,705)	(5.3)	—	—
General business credits	(7,130)	(1.4)	(6,878)	(1.3)	(7,768)	(1.4)
Repatriation of foreign earnings	—	—	5,741	1.1	—	—
Resolution of federal income tax audit	(52,604)	(10.2)	—	—	—	—
Other, net	1,666	0.3	723	0.1	(3,202)	(0.6)

Provision for income taxes	$52,840	10.3%	$131,483	24.2%	$153,741	27.8%

The significant components of deferred assets and liabilities at December 31, was as follows:

	At December 31,

(in thousands of dollars)	2006	2005

Deferred tax assets:
Allowances for credit losses	$132,085	$123,934
Loss and other carry-forwards	37,872	54,457
Fair Value Adjustments	—	14,082
Pension and other employee benefits	9,645	—
Other	87,241	74,020

Net deferred tax assets	266,843	266,493

Deferred tax liabilities:
Lease financing	547,488	830,303
Fair value adjustments	2,807	—
Pension and other employee benefits	—	41,409
Mortgage servicing rights	32,123	26,375
Other	91,031	71,106

Total deferred tax liability	673,449	969,193

Net deferred tax liability before valuation allowance	406,606	702,700

Valuation Allowance	37,315	40,955

Net deferred tax liability after valuation allowance	$443,921	$743,655

At December 31, 2006, Huntington’s deferred tax asset related to loss and other carry-forwards was $37.9 million. This was comprised of a net operating loss carry-forward of $0.2 million for U.S. federal tax purposes, which will begin expiring in 2023, an alternative minimum tax credit carry-forward of $0.4 million, and a capital loss carry-forward of $37.3 million, which will expire in 2010. A valuation allowance in the amount of $37.3 million has been established for the capital loss carry-forward. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The valuation allowance on this asset decreased $3.6 million from 2005 to 2006 as a result of the 2005 tax return true-up and the estimated utilization of capital losses in 2006. In Management’s opinion the results of future operations will generate sufficient taxable income to realize the net operating loss and the alternative minimum tax credit carry-forward. Consequently, management has determined that a valuation allowance for deferred tax assets was not required as of December 31, 2006 or 2005 relating to these carry-forwards.
21. BENEFIT PLANS
Huntington sponsors the Huntington Bancshares Retirement Plan (the Plan), a non-contributory defined benefit pension plan covering substantially all employees. The Plan provides benefits based upon length of service and compensation levels. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
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
The following table shows the weighted-average assumptions used to determine the benefit obligation at December 31, 2006 and 2005, and the net periodic benefit cost for the years then ended. Huntington selected September 30, 2006 as the measurement date for all calculations and contracted an actuary to provide measurement services.

			Post-Retirement
	Pension Benefits		Benefits

	2006	2005	2006	2005

Weighted-average assumptions used to determine benefit obligations at December 31
Discount rate	5.74%	5.43%	5.74%	5.43%
Rate of compensation increase	5.00	5.00	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31
Discount rate	5.43%	5.81%	5.43%	5.81%
Expected return on plan assets	8.00	7.00	N/A	N/A
Rate of compensation increase	5.00	5.00	N/A	N/A
N/ A, Not Applicable
The expected long-term rate of return on plan assets is an assumption reflecting the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. The expected long-term rate of return is established at the beginning of the plan year based upon historical returns and projected returns on the underlying mix of invested assets. For the year ended December 31, 2006, the long-term rate of return assumption to determine the net periodic benefit cost was raised one percentage point to 8.00% due to favorable historical and expected future results.
The following table reconciles the beginning and ending balances of the benefit obligation of the Plan and the post-retirement benefit plan with the amounts recognized in the consolidated balance sheets at December 31:

			Post-Retirement
	Pension Benefits		Benefits

(in thousands of dollars)	2006	2005	2006	2005

Projected benefit obligation at beginning of measurement year (September 30)	$418,091	$336,007	$43,616	$55,504
Changes due to:
Service cost	17,262	13,936	1,302	1,377
Interest cost	22,157	19,016	2,332	2,903
Benefits paid	(7,491)	(6,897)	(3,540)	(3,738)
Settlements	(11,523)	(9,375)	—	—
Plan amendments	—	—	1,700	—
Actuarial assumptions and gains and losses	(12,792)	65,404	2,811	(12,430)

Total changes	7,613	82,084	4,605	(11,888)

Projected benefit obligation at end of measurement year (September 30)	$425,704	$418,091	$48,221	$43,616

The investment objective of the Plan is to maximize the return on Plan assets over a long time horizon, while meeting the Plan obligations. At September 30, 2006, Plan assets were invested 72% in equity investments and 28% in bonds, with an average duration of 3.7 years on bond investments. The estimated life of benefit obligations was 12 years. Management believes that this mix is appropriate for the current economic environment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
Changes to certain actuarial assumptions, including a higher discount rate decreased the pension benefit obligation at September 30, 2006 by $12.8 million.
The following table reconciles the beginning and ending balances of the fair value of Plan assets with the amounts recognized in the consolidated balance sheets at the September 30 measurement date:

	Pension Benefits

(in thousands of dollars)	2006	2005

Fair value of plan assets at beginning of measurement year (September 30)	$440,787	$353,222
Changes due to:
Actual return on plan assets	30,232	40,798
Employer contributions	29,800	63,600
Settlements	(12,313)	(9,936)
Benefits paid	(7,491)	(6,897)

Total changes	40,228	87,565

Fair value of plan assets at end of measurement year (September 30)	$481,015	$440,787

Huntington’s accumulated benefit obligation under the Plan was $384 million and $372 million at September 30, 2006 and 2005, respectively. In both years, the fair value of Huntington’s plan assets exceeded its accumulated benefit obligation.
The following table shows the components of net periodic benefit cost recognized in the three years ended December 31, 2006:

	Pension Benefits			Post-Retirement Benefits

(in thousands of dollars)	2006	2005	2004	2006	2005	2004

Service cost	$17,552	$14,186	$12,159	$1,302	$1,378	$1,302
Interest cost	22,157	19,016	17,482	2,332	2,903	3,209
Expected return on plan assets	(33,577)	(25,979)	(21,530)	—	—	—
Amortization of transition asset	(1)	(4)	1	1,104	1,104	1,104
Amortization of prior service cost	1	1	1	489	379	583
Amortization of gain	—	—	—	(722)	(126)	—
Settlements	3,565	3,642	3,151	—	—	—
Recognized net actuarial loss	17,509	10,689	7,936	—	—	—

Benefit cost	$27,206	$21,551	$19,200	$4,505	$5,638	$6,198

Included in service costs are $0.4 million, $0.3 million and $0.3 million of plan expenses that were recognized in the three years ended December 31, 2006, 2005 and 2004. It is Huntington’s policy to recognize settlement gains and losses as incurred. Management expects net periodic pension cost to approximate $17.6 million and net periodic post-retirement benefits cost to approximate $5.5 million for 2007.
The estimated transition asset and prior service cost for the Plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are less than $0.1 million. The estimated transition asset, prior service cost and net gain for the post-retirement benefit plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $1.1 million, $0.6 million and ($0.3 million), respectively.
Under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, Huntington has registered for the Medicare subsidy and a $15.5 million reduction in the post-retirement obligation is being recognized over a 10-year period beginning October 1, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
At September 30, 2006 and 2005, The Huntington National Bank, as trustee, held all Plan assets. The Plan assets consisted of investments in a variety of Huntington mutual funds and Huntington common stock as follows:

	Fair Value

	2006		2005

(in thousands of dollars)	Balance	%	Balance	%

Huntington funds — money market	$820	—%	$164	—%
Huntington funds — equity funds	331,022	69	300,080	68
Huntington funds — fixed income funds	133,641	28	125,971	29
Huntington common stock	15,532	3	14,572	3

Fair value of plan assets (September 30)	$481,015	100%	$440,787	100%

The number of shares of Huntington common stock held by the Plan was 642,364 at December 31, 2006 and 2005. The Plan has acquired and held Huntington common stock in compliance at all times with Section 407 of the Employee Retirement Income Security Act of 1978.
Dividends and interest received by the Plan during 2006 and 2005 were $33.4 million and $18.9 million, respectively.
At December 31, 2006, the following table shows when benefit payments, which include expected future service, as appropriate, were expected to be paid:

	Pension	Post-Retirement
(in thousands of dollars)	Benefits	Benefits

Fiscal Year:
2007	$22,412	$4,134
2008	23,105	4,201
2009	23,876	4,275
2010	24,864	4,356
2011	26,526	4,439
2012 through 2016	144,273	21,926
Although not legally required, Huntington made a discretionary contribution to the Plan of $29.8 million in June 2006. There is no expected minimum contribution for 2007 to the Plan. However, Huntington may choose to make a contribution to the Plan up to the maximum deductible limit in the 2007 plan year. Expected contributions for 2007 to the post-retirement benefit plan are $3.2 million.
The assumed health-care cost trend rate has a significant effect on the amounts reported. A one percentage point increase would increase service and interest costs and the post-retirement benefit obligation by less than $0.1 million, respectively. A one-percentage point decrease would reduce service and interest costs and the post-retirement benefit obligation by less than $0.1 million, respectively. The 2007 health-care cost trend rate was projected to be 9.60% for pre-65 participants and 9.70% for post-65 participants compared with an estimate of 9.78% for pre-65 participants and 9.46% for post-65 participants in 2005. These rates are assumed to decrease gradually until they reach 5.0% for both pre-65 participants and post-65 participants in the year 2018 and remain at that level thereafter. Huntington updated the immediate health-care cost trend rate assumption based on current market data and Huntington’s claims experience. This trend rate is expected to decline over time to a trend level consistent with medical inflation and long-term economic assumptions.
Huntington also sponsors other retirement plans, the most significant being the Supplemental Executive Retirement Plan and the Supplemental Retirement Income Plan. These plans are nonqualified plans that provide certain current and former officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2006, Huntington has a pension liability of $27.9 million associated with these plans. At December 31, 2005, the accrued pension liability for these plans totaled $26.6 million. Pension expense for the plans was $2.6 million, $2.3 million, and $2.1 million in 2006, 2005, and 2004, respectively. Huntington recorded a ($0.3 million) and $0.8 million, net of tax, minimum pension liability adjustment within other comprehensive income associated with these unfunded plans in 2006 and 2005, respectively. The adoption of Statement No. 158 eliminated the need to record any further minimum pension liability adjustments associated with these plans.
On December 31, 2006, Huntington adopted the recognition provisions of Statement No. 158, which required Huntington to recognize the funded status of the defined benefit plans on its Consolidated Balance Sheet. Statement No. 158 also required

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
recognition of actuarial gains and losses, prior service cost, and any remaining transition amounts from the initial application of Statements 87 and 106 as a component of accumulated other comprehensive income, net of tax.
The following table illustrates the effect of applying Statement No. 158 for all defined benefit plans on Huntington’s Consolidated Balance Sheet as of December 31, 2006.

	Before		After
	Adoption of		Adoption of
(in thousands of dollars)	Statement No. 158	Adjustments	Statement No. 158

Accrued income and other assets	$ 1,187,932	$(125,081)	$ 1,062,851
Total assets	35,454,100	(125,081)	35,329,019
Accrued expenses and other liabilities	591,354	2,680	594,034
Deferred federal income tax liability	488,637	(44,716)	443,921
Total liabilities	32,356,729	(42,036)	32,314,693
Accumulated other comprehensive income	27,979	(83,045)	(55,066)
Total shareholders’ equity	3,097,371	(83,045)	3,014,326
The following table presents the amounts recognized in the consolidated balance sheets at December 31, 2006 after the adoption of Statement No. 158 for all of Huntington defined benefit plans.:

(in thousands of dollars)	December 31, 2006

Accrued income and other assets	$55,311
Accrued expenses and other liabilities	75,230
Amounts recognized in accumulated other comprehensive income as of December 31, 2006 consist of:

(in thousands of dollars)	December 31, 2006

Net actuarial loss	$(78,209)
Prior service cost	(3,808)
Transition liability	(4,311)

Defined benefit pension plans	$(86,328)

The following table presents the funded status of the Plan and the post-retirement benefit plan with the amounts recognized in the consolidated balance sheet as of December 31, 2005 prior to the adoption of Statement No. 158:

	Pension	Post-Retirement
(in thousands of dollars)	Benefits	Benefits

Projected benefit obligation less (greater) than plan assets	$22,696	$(43,616)
Unrecognized net actuarial loss (gain)	153,308	(11,586)
Unrecognized prior service cost	1,788	3,476
Unrecognized transition liability, net of amortization	6	7,728

Prepaid (accrued) benefit costs, at measurement date	177,798	(43,998)
Contribution made after measurement date	—	1,018

Prepaid (accrued) benefit costs	$177,798	$(42,980)

Huntington has a defined contribution plan that is available to eligible employees. Huntington matches participant contributions dollar for dollar, up to the first 3% of base pay contributed to the plan. The match is 50 cents on the dollar on the 4th and 5th percent of base pay contributed to the plan. The cost of providing this plan was $10.3 million in 2006, $9.6 million in 2005, and $9.2 million in 2004. The number of shares of Huntington common stock held by this plan was 6,708,731 at December 31, 2006, and 7,322,653 at December 31, 2005. The market value of these shares was $159.3 million and $173.9 million at the same respective dates. Dividends received by the plan were $20.3 million during 2006 and $13.9 million during 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
22. FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts and estimated fair values of Huntington’s financial instruments at December 31 are presented in the following table:

	2006		2005

	Carrying		Carrying
(in thousands of dollars)	Amount	Fair Value	Amount	Fair Value

Financial Assets:
Cash and short-term assets	$1,594,915	$1,594,915	$1,063,167	$1,063,167
Trading account securities	36,056	36,056	8,619	8,619
Mortgages held for sale	270,422	270,422	294,344	294,344
Investment securities	4,362,924	4,362,924	4,526,520	4,526,520
Net loans and direct financing leases	25,811,357	25,945,357	24,203,819	24,222,819
Derivatives	44,793	44,793	30,274	30,274
Financial Liabilities:
Deposits	(25,047,770)	(23,754,770)	(22,409,675)	(21,338,675)
Short-term borrowings	(1,676,189)	(1,676,189)	(1,889,260)	(1,889,260)
Federal Home Loan Bank advances	(996,821)	(996,821)	(1,155,647)	(1,155,647)
Subordinated notes	(2,229,140)	(2,229,140)	(1,023,371)	(1,023,371)
Other long term debt	(1,286,657)	(1,351,657)	(2,418,419)	(2,479,419)
Derivatives	(27,041)	(27,041)	(27,427)	(27,427)
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

–	Debt — fixed-rate, long-term debt is based upon quoted market prices or, in the absence of quoted market prices, discounted cash flows using rates for similar debt with the same maturities. The carrying amount of variable-rate obligations approximates fair value.
23. DERIVATIVE FINANCIAL INSTRUMENTS
Derivatives used in Asset and Liability Management Activities
The following table presents the gross notional values of derivatives used in Huntington’s Asset and Liability Management activities at December 31, 2006, identified by the underlying interest rate-sensitive instruments:

	Fair Value	Cash Flow
(in thousands of dollars)	Hedges	Hedges	Total

Instruments associated with:
Deposits	$635,000	$315,000	$950,000
Federal Home Loan Bank advances	—	325,000	325,000
Subordinated notes	750,000	—	750,000
Other long-term debt	50,000	—	50,000

Total notional value at December 31, 2006	$1,435,000	$640,000	$2,075,000

The following table presents additional information about the interest rate swaps used in Huntington’s Asset and Liability Management activities at December 31, 2006:

				Weighted-Average Rate
		Average
	Notional	Maturity	Fair
(in thousands of dollars)	Value	(years)	Value	Receive	Pay

Liability conversion swaps
Receive fixed — generic	$800,000	9.7	$4,008	5.31%	5.59%
Receive fixed — callable	635,000	6.4	(13,459)	4.54	5.27
Pay fixed — generic	640,000	2.6	(191)	5.36	4.91

Total liability conversion swaps	$2,075,000	6.5	$(9,642)	5.09%	5.28%

Interest rate caps used in Huntington’s Asset and Liability Management activities at December 31, 2006, are shown in the table below:

		Average
	Notional	Maturity	Fair	Weighted-Average
(in thousands of dollars)	Value	(years)	Value	Strike Rate

Interest rate caps — purchased	$500,000	2.1	$1,668	5.5%

These derivative financial instruments were entered into for the purpose of altering the interest rate risk of assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amount resulted in a decrease to net interest income of ($3.1 million) in 2006 and an increase of $23.6 million and $24.0 million in 2005 and 2004, respectively.
The amounts recognized in connection with the ineffective portion of Huntington’s fair value hedging in 2006 was $1.4 million, the amounts in 2005 and 2004 were insignificant. During 2006, 2005, and 2004, an insignificant net loss was recognized in connection with the ineffective portion of its cash flow hedging instruments. No amounts were excluded from the assessment of effectiveness during 2006, 2005, and 2004 for derivatives designated as either fair value or cash flow hedges.
At December 31, 2005, the fair value of the swap portfolio used for asset and liability management was a liability of $13.9 million. These values must be viewed in the context of the overall financial structure of Huntington, including the aggregate net position of all on- and off-balance sheet financial instruments. Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate the credit risk associated with derivatives. At December 31, 2006 and 2005, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $42.6 million and $26.2 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
During the first quarter of 2006, Huntington terminated asset and liability conversion interest rate swaps with a total notional value of $2.5 billion. The terminations generated gross gains of $34.9 million and gross losses of $34.5 million, resulting in a net deferred gain of $0.4 million. The net gain (loss) is being amortized into interest income over the remainder of the original terms of the terminated swaps. In 2006, a total of ($1.9 million) was recognized in interest income while ($0.8 million) was recognized in other non-interest income. The additional amounts will be recognized as follows: 2007: $2.9 million, 2008: ($1.4 million), 2009: $0.1 million, and 2010: $1.5 million.
A total of $0.9 million of the unrealized net gain on cash flow hedges is expected to be recognized in 2007.
Derivatives Used in Mortgage Banking Activities
The following is a summary of the derivative assets and liabilities that Huntington used in its mortgage banking activities:

	At December 31,

(in thousands of dollars)	2006	2005

Derivative assets:
Interest rate lock agreements	$236	$669
Forward trades and options	1,176	172

Total derivative assets	1,412	841

Derivative liabilities:
Interest rate lock agreements	(838)	(328)
Forward trades and options	(699)	(1,947)

Total derivative liabilities	(1,537)	(2,275)

Net derivative liability	$(125)	$(1,434)

Derivatives Used in Trading Activities
Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments used in trading activities consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk. The interest rate risk of these customer derivatives is mitigated by entering into similar derivatives having offsetting terms with other counterparties.
Supplying these derivatives to customers results in non-interest income. These instruments are carried at fair value in other assets with gains and losses reflected in other non-interest income. Total trading revenue for customer accommodation was $10.8 million in 2006, $8.3 million in 2005, and $8.8 million in 2004. The total notional value of derivative financial instruments used by Huntington on behalf of customers, including offsetting derivatives was $4.6 billion at the end of 2006 and $4.2 billion at the end of the prior year. Huntington’s credit risk from interest rate swaps used for trading purposes was $40.0 million and $44.3 million at the same dates.
Huntington also uses certain derivative financial instruments to offset changes in value of its residential mortgage servicing assets. These derivatives consist primarily of forward interest rate agreements, and forward mortgage securities. The derivative instruments used are not designated as hedges under Statement No. 133. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income. The total notional value of these derivative financial instruments at December 31, 2006, was $2.6 billion. The total notional amount corresponds to trading assets with a fair value of $40.0 million and trading liabilities with a fair value of $17.5 million. Total gains and losses for the three years ended December 31, 2006, 2005 and 2004 were $1.6 million, ($2.5 million), and ($0.2 million), respectively and were also included in other non-interest income.
In connection with securitization activities, Huntington purchased interest rate caps with a notional value totaling $1.6 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $1.6 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
24. COMMITMENTS AND CONTINGENT LIABILITIES
Commitments to Extend Credit
In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the financial statements. The contract amount of these financial agreements, representing the credit risk, at December 31 were:

	At December 31,

(in millions of dollars)	2006	2005

Contract amount represents credit risk
Commitments to extend credit
Commercial	$4,416	$3,316
Consumer	3,374	3,046
Commercial real estate	1,645	1,567
Standby letters of credit	1,156	1,079
Commercial letters of credit	54	47
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
Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. At December 31, 2006, approximately 47% of standby letters of credit are collateralized and most are expected to expire without being drawn upon. The carrying amount of deferred revenue associated with these guarantees was $4.3 million and $4.0 million at December 31, 2006, and 2005, respectively.
Commercial letters of credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and have maturities of no longer than 90 days. The merchandise or cargo being traded normally secures these instruments.
Commitments to Sell Loans
Huntington enters into forward contracts relating to its mortgage banking business. At December 31, 2006 and 2005, Huntington had commitments to sell residential real estate loans of $319.9 million and $348.3 million, respectively. These contracts mature in less than one year.
During the 2005 second quarter, Huntington entered into a two-year agreement to sell a minimum of 50% of monthly automobile loan production at the cost of such loans, subject to certain limitations, provided the production meets certain pricing, asset quality, and volume parameters. At December 31, 2006 and 2005, approximately $44.3 million and $51.6 million, respectively, of automobile loans related to this commitment were classified as held for sale.
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
Commitments Under Capital and Operating Lease Obligations
At December 31, 2006, Huntington and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses or proportionately adjusted for increases in the consumer or other price indices.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2006, were $31.6 million in 2007, $29.8 million in 2008, $28.4 million in 2009, $26.2 million in 2010, $24.9 million in 2011, and $135.7 million thereafter. At December 31, 2006, total minimum lease payments have not been reduced by minimum sublease rentals of $62.2 million due in the future under noncancelable subleases. At December 31, 2006, the future minimum sublease rental payments that Huntington expects to receive are $16.2 million in 2007; $13.7 million in 2008; $12.9 million in 2009; $10.3 million in 2010; $7.5 million in 2011; and $1.7 million thereafter. The rental expense for all operating leases was $34.8 million, $34.0 million, and $40.4 million for 2006, 2005, and 2004, respectively. Huntington had no material obligations under capital leases.

25.	OTHER REGULATORY MATTERS
On March 1, 2005, Huntington announced entering into a formal written agreement with the Federal Reserve Bank of Cleveland (FRBC), providing for a comprehensive action plan designed to enhance corporate governance, internal audit, risk management, accounting policies and procedures, and financial and regulatory reporting. The agreement called for independent third-party reviews, as well as the submission of written plans and progress reports by Management.
On May 10, 2006, Huntington announced that the FRBC notified Huntington’s board of directors that Huntington had satisfied the provisions of the written agreement dated February 28, 2005, and that the FRBC, under delegated authority of the Board of Governors of the Federal Reserve System, had terminated the written agreement.
Huntington and its bank subsidiary, The Huntington National Bank, are subject to various regulatory capital requirements administered by federal and state banking agencies. These requirements involve qualitative judgments and quantitative measures of assets, liabilities, capital amounts, and certain off-balance sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a material adverse effect on Huntington’s and The Huntington National Bank’s financial statements. Applicable capital adequacy guidelines require minimum ratios of 4.00% for Tier 1 Risk-based Capital, 8.00% for Total Risk-based Capital, and 4.00% for Tier 1 Leverage Capital. To be considered “well-capitalized” under the regulatory framework for prompt corrective action, the ratios must be at least 6.00%, 10.00%, and 5.00%, respectively.
As of December 31, 2006, Huntington and The Huntington National Bank (the Bank) met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for “well-capitalized” institutions. The period-end capital amounts and capital ratios of Huntington and the Bank are as follows:

	Tier 1		Total Capital		Tier 1 Leverage

(in millions of dollars)	2006	2005	2006	2005	2006	2005

Huntington Bancshares Incorporated
Amount	$2,784	$2,701	$3,986	$3,678	$2,784	$2,701
Ratio	8.93%	9.13%	12.79%	12.42%	8.00%	8.34%
The Huntington National Bank
Amount	$1,990	$1,902	$3,214	$3,087	$1,990	$1,902
Ratio	6.47%	6.82%	10.44%	10.56%	5.81%	6.21%
Tier 1 Risk-based Capital consists of total equity plus qualifying capital securities and minority interest, excluding unrealized gains and losses accumulated in other comprehensive income, and non-qualifying intangible and servicing assets. Total Risk-based Capital is Tier 1 Risk-based Capital plus qualifying subordinated notes and allowable allowances for credit losses (limited to 1.25% of total risk-weighted assets). Tier 1 Leverage Capital is equal to Tier 1 Capital. Both Tier 1 Capital and Total Capital ratios are derived by dividing the respective capital amounts by net risk-weighted assets, which are calculated as prescribed by regulatory agencies. Tier 1 Leverage Capital ratio is calculated by dividing the Tier 1 capital amount by average adjusted total assets for the fourth quarter of 2006 and 2005, less non-qualifying intangibles and other adjustments.
Huntington and its subsidiaries are also subject to various regulatory requirements that impose restrictions on cash, debt, and dividends. The Bank is required to maintain cash reserves based on the level of certain of its deposits. This reserve requirement may be met by holding cash in banking offices or on deposit at the Federal Reserve Bank. During 2006 and 2005, the average balance of these deposits were $43.7 million and $57.6 million, respectively.
Under current Federal Reserve regulations, the Bank is limited as to the amount and type of loans it may make to the parent company and non-bank subsidiaries. At December 31, 2006, the Bank could lend $321.3 million to a single affiliate, subject to the qualifying collateral requirements defined in the regulations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
Dividends from the Bank are one of the major sources of funds for Huntington. These funds aid the parent company in the payment of dividends to shareholders, expenses, and other obligations. Payment of dividends to the parent company is subject to various legal and regulatory limitations. Regulatory approval is required prior to the declaration of any dividends in excess of available retained earnings. The amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for the current year and retained net income for the preceding two years, less any required transfers to surplus or common stock. At December 31, 2006, the bank could have declared and paid $0.7 million of additional dividends to the parent company without regulatory approval.
26. PARENT COMPANY FINANCIAL STATEMENTS
The parent company condensed financial statements, which include transactions with subsidiaries, are as follows.

Balance Sheets	December 31,

(in thousands of dollars)	2006	2005

ASSETS
Cash and cash equivalents	$412,724	$227,115
Due from The Huntington National Bank	31,481	250,771
Due from non-bank subsidiaries	277,245	205,208
Investment in The Huntington National Bank	2,035,175	1,660,905
Investment in non-bank subsidiaries	725,875	584,259
Accrued interest receivable and other assets	45,592	128,303

Total assets	$3,528,092	$3,056,561

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term borrowings	$3,252	$3,034
Long-term borrowings	329,898	309,279
Dividends payable, accrued expenses, and other liabilities	180,616	186,747

Total liabilities	513,766	499,060

Shareholders’ equity	3,014,326	2,557,501

Total liabilities and shareholders’ equity	$3,528,092	$3,056,561

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

Statements of Income	Year Ended December 31,

(in thousands of dollars)	2006	2005	2004

Income
Dividends from
The Huntington National Bank	$575,000	$180,000	$400,000
Non-bank subsidiaries	47,476	3,800	8,202
Interest from
The Huntington National Bank	13,167	35,253	13,417
Non-bank subsidiaries	10,880	8,770	7,638
Management fees from subsidiaries	9,539	30,539	34,603
Other	23	406	(810)

Total income	656,085	258,768	463,050

Expense
Personnel costs	31,427	25,060	32,227
Interest on borrowings	17,856	22,772	4,317
Other	20,040	24,741	36,738

Total expense	69,323	72,573	73,282

Income before income taxes and equity in undistributed net income of subsidiaries	586,762	186,195	389,768
Income taxes	(20,922)	(2,499)	(4,223)

Income before equity in undistributed net income of subsidiaries	607,684	188,694	393,991
Increase (decrease) in undistributed net income of:
The Huntington National Bank	(142,672)	208,061	(9,073)
Non-bank subsidiaries	(3,791)	15,336	14,007

Net income	$461,221	$412,091	$398,925

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED

Statements of Cash Flows	Year Ended December 31,

(in thousands of dollars)	2006	2005	2004

Operating activities
Net income	$461,221	$412,091	$398,925
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	146,463	(223,397)	(4,934)
Depreciation and amortization	2,150	2,674	2,690
Change in other, net	170,367	(49,557)	(13,609)

Net cash provided by operating activities	780,201	141,811	383,072

Investing activities
Repayments from subsidiaries	370,049	154,152	117,314
Advances to subsidiaries	(397,216)	(206,765)	(80,197)
Proceeds from sale of securities available for sale	—	—	—

Net cash provided by (used in) investing activities	(27,167)	(52,613)	37,117

Financing activities
Proceeds from issuance of long-term borrowings	250,200	—	—
Payment of borrowings	(249,515)	(99,437)	(101,541)
Dividends paid on common stock	(231,117)	(200,628)	(168,075)
Acquisition of treasury stock	(378,835)	(231,656)	—
Proceeds from issuance of common stock	41,842	39,194	47,239

Net cash used for financing activities	(567,425)	(492,527)	(222,377)

Change in cash and cash equivalents	185,609	(403,329)	197,812
Cash and cash equivalents at beginning of year	227,115	630,444	432,632

Cash and cash equivalents at end of year	$412,724	$227,115	$630,444

Supplemental disclosure:
Interest paid	$17,856	$22,754	$18,495
27. SEGMENT REPORTING
Huntington has three distinct lines of business: Regional Banking, Dealer Sales, and the Private Financial and Capital Markets Group (PFCMG). A fourth segment includes the Treasury function and other unallocated assets, liabilities, revenue, and expense. Lines of business results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. An overview of this system is provided below, along with a description of each segment and discussion of financial results. Prior year results have been reclassified to conform to the current year business segment structure.
The following provides a brief description of the four operating segments of Huntington:
Regional Banking: This segment provides traditional banking products and services to consumer, small business, and commercial customers located in eight operating regions within the five states of Ohio, Michigan, West Virginia, Indiana, and Kentucky. It provides these services through a banking network of 371 branches, over 980 ATMs, plus on-line and telephone banking channels. It also provides certain services outside of these five states, including mortgage banking and equipment leasing. Each region is further divided into Retail and Commercial Banking units. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, small business loans, personal and business deposit products, as well as sales of investment and insurance services. Retail Banking accounts for 59% and 78% of total Regional Banking average loans and deposits, respectively. Commercial Banking serves middle market commercial banking relationships, which use a variety of banking products and services including, but not limited to, commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities.
Dealer Sales: This segment provides a variety of banking products and services to more than 3,500 automotive dealerships within the Company’s primary banking markets, as well as in Arizona, Florida, Georgia, New Jersey, North Carolina, Pennsylvania,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
South Carolina, and Tennessee. Dealer Sales finances the purchase of automobiles by customers at the automotive dealerships, purchases automobiles from dealers and simultaneously leases the automobiles to consumers under long-term operating or direct finance leases, finances the dealerships’ new and used vehicle inventories, dealership real estate, or dealer working capital needs, and provides other banking services to the automotive dealerships and their owners. Competition from the financing divisions of automobile manufacturers and from other financial institutions is intense. Dealer Sales’ production opportunities are directly impacted by the general automotive sales business, including programs initiated by manufacturers to enhance and increase sales directly. Huntington has been in this line of business for over 50 years.
Private Financial and Capital Markets Group (PFCMG): This segment provides products and services designed to meet the needs of higher net worth customers. Revenue is derived through the sale of trust, asset management, investment advisory, brokerage, insurance, and private banking products and services. It also focuses on financial solutions for corporate and institutional customers that include investment banking, sales and trading of securities, mezzanine capital financing, and risk management products. To serve high net worth customers, a unique distribution model is used that employs a single, unified sales force to deliver products and services mainly through Regional Banking distribution channels.
Treasury/ Other: This segment includes revenue and expense related to assets, liabilities, and equity that are not directly assigned or allocated to one of the other three business segments. Assets in this segment include investment securities and bank owned life insurance. The net interest income/(expense) of this segment includes the net impact of administering our investment securities portfolios as part of overall liquidity management. A match-funded transfer pricing system is used to attribute appropriate funding interest income and interest expense to other business segments. As such, net interest income includes the net impact of any over or under allocations arising from centralized management of interest rate risk. Furthermore, net interest income includes the net impact of derivatives used to hedge interest rate sensitivity. Non-interest income includes miscellaneous fee income not allocated to other business segments, including bank owned life insurance income. Fee income also includes asset revaluations not allocated to other business segments including the valuation adjustment of MSRs to fair value, as well as any investment securities and trading assets gains or losses. The non-interest expense includes certain corporate administrative and other miscellaneous expenses not allocated to other business segments. This segment also includes any difference between the actual effective tax rate of Huntington and the statutory tax rate used to allocate income taxes to the other segments.
Use of Operating Earnings to Measure Segment Performance
Management uses earnings on an operating basis, rather than on a GAAP (reported) basis, to measure underlying performance trends for each business segment. Operating earnings represent reported earnings adjusted to exclude the impact of the significant items listed in the reconciliation table below. Analyzing earnings on an operating basis is very helpful in assessing underlying performance trends, a critical factor used to determine the success of strategies and future earnings capabilities. For the years ending December 31, 2006 and 2005, operating earnings were the same as reported GAAP earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
Listed below is certain operating basis financial information reconciled to Huntington’s 2006, 2005, and 2004 reported results by line of business:

	Regional	Dealer		Treasury/	Huntington
INCOME STATEMENTS (in thousands of dollars)	Banking	Sales	PFCMG	Other	Consolidated

2006
Net interest income	$883,536	$134,931	$73,342	$(72,632)	$1,019,177
Provision for credit losses	(45,320)	(14,206)	(5,665)	—	(65,191)
Non-interest income	351,485	83,867	156,500	(30,783)	561,069
Non-interest expense	(651,935)	(112,448)	(142,396)	(94,215)	(1,000,994)
Income taxes	(188,218)	(32,250)	(28,624)	196,252	(52,840)

Operating earnings and net income as reported	$349,548	$59,894	$53,157	$(1,378)	$461,221

2005
Net interest income	$779,413	$145,526	$73,410	$(35,938)	$962,411
Provision for credit losses	(51,246)	(25,922)	(4,131)	—	(81,299)
Non-interest income	310,437	169,876	135,150	16,819	632,282
Non-interest expense	(588,713)	(187,504)	(131,195)	(62,408)	(969,820)
Income taxes	(157,462)	(35,691)	(25,632)	87,302	(131,483)

Operating earnings and net income as reported	$292,429	$66,285	$47,602	$5,775	$412,091

2004
Net interest income	$677,953	$149,743	$62,091	$21,587	$911,374
Provision for credit losses	(7,714)	(44,697)	(2,651)	—	(55,062)
Non-interest income	307,649	320,223	134,037	42,483	804,392
Non-interest expense	(593,328)	(325,935)	(124,441)	(79,691)	(1,123,395)
Income taxes	(134,597)	(34,766)	(24,162)	45,159	(148,366)

Operating earnings	249,963	64,568	44,874	29,538	388,943
Restructuring releases, net of taxes	—	—	—	748	748
Gain on sale of automobile loans, net of taxes	—	8,598	—	636	9,234

Net income	$249,963	$73,166	$44,874	$30,922	$398,925

	Assets		Deposits
	At December 31,		At December 31,

BALANCE SHEETS (in millions of dollars)	2006	2005	2006	2005

Regional Banking	$20,933	$18,850	$20,231	$17,957
Dealer Sales	5,003	5,613	59	65
PFCMG	2,153	2,010	1,162	1,180
Treasury/Other	7,240	6,292	3,596	3,208

Total	$35,329	$32,765	$25,048	$22,410

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HUNTINGTON BANCSHARES INCORPORATED
28. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
The following is a summary of the unaudited quarterly results of operations, for the years ended December 31, 2006 and 2005:

	2006

(in thousands, of dollars except per share data)	Fourth	Third	Second	First

Interest income	$544,841	$538,988	$521,903	$464,787
Interest expense	(286,852)	(283,675)	(259,708)	(221,107)

Net interest income	257,989	255,313	262,195	243,680

Provision for credit losses	(15,744)	(14,162)	(15,745)	(19,540)
Non-interest income	140,606	97,910	163,019	159,534
Non-interest expense	(267,790)	(242,430)	(252,359)	(238,415)

Income before income taxes	115,061	96,631	157,110	145,259
(Provision) benefit for income taxes	(27,346)	60,815	(45,506)	(40,803)

Net income	$87,715	$157,446	$111,604	$104,456

Net income per common share — Basic	$0.37	$0.66	$0.46	$0.45
Net income per common share — Diluted	0.37	0.65	0.46	0.45

	2005

(in thousands of dollars, except per share data)	Fourth	Third	Second	First

Interest income	$442,476	$420,858	$402,326	$376,105
Interest expense	(198,800)	(179,221)	(160,426)	(140,907)

Net interest income	243,676	241,637	241,900	235,198

Provision for credit losses	(30,831)	(17,699)	(12,895)	(19,874)
Non-interest income	147,322	160,740	156,170	168,050
Non-interest expense	(230,355)	(233,052)	(248,136)	(258,277)

Income before income taxes	129,812	151,626	137,039	125,097
Provision for income taxes	(29,239)	(43,052)	(30,614)	(28,578)

Net income	$100,573	$108,574	$106,425	$96,519

Net income per common share — Basic	$0.44	$0.47	$0.46	$0.42
Net income per common share — Diluted	0.44	0.47	0.45	0.41