Form 10-K, Exhibit 13
period 2007-12-31
HUNTINGTON BANCSHARES INC/MD
filed 2008-02-26
CIK 49196

Exhibit 13.1

SELECTED FINANCIAL DATA	HUNTINGTON BANCSHARES INCORPORATED

Table 1 — Selected Financial Data(1)

	Year Ended December 31,
(in thousands of dollars, except per share amounts)	2007	2006	2005	2004	2003
Interest income	$2,742,963	$2,070,519	$1,641,765	$1,347,315	$1,305,756
Interest expense	1,441,451	1,051,342	679,354	435,941	456,770

Net interest income	1,301,512	1,019,177	962,411	911,374	848,986
Provision for credit losses	643,628	65,191	81,299	55,062	163,993

Net interest income after provision for credit losses	657,884	953,986	881,112	856,312	684,993

Service charges on deposit accounts	254,193	185,713	167,834	171,115	167,840
Automobile operating lease income	7,810	43,115	133,015	285,431	489,698
Securities (losses) gains	(29,738)	(73,191)	(8,055)	15,763	5,258
Other non-interest income	444,338	405,432	339,488	346,289	406,357

Total non-interest income	676,603	561,069	632,282	818,598	1,069,153

Personnel costs	686,828	541,228	481,658	485,806	447,263
Automobile operating lease expense	5,161	31,286	103,850	235,080	393,270
Other non-interest expense	619,855	428,480	384,312	401,358	389,626

Total non-interest expense	1,311,844	1,000,994	969,820	1,122,244	1,230,159

Income before income taxes	22,643	514,061	543,574	552,666	523,987
(Benefit) provision for income taxes	(52,526)	52,840	131,483	153,741	138,294

Income before cumulative effect of change in accounting principle	75,169	461,221	412,091	398,925	385,693
Cumulative effect of change in accounting principle, net of tax(2)	—	—	—	—	(13,330)

Net income	$75,169	$461,221	$412,091	$398,925	$372,363

Income before cumulative effect of change in accounting principle per common share — basic	$0.25	$1.95	$1.79	$1.74	$1.68
Net income per common share — basic	0.25	1.95	1.79	1.74	1.62
Income before cumulative effect of change in accounting principle per common share — diluted	0.25	1.92	1.77	1.71	1.67
Net income per common share — diluted	0.25	1.92	1.77	1.71	1.61
Cash dividends declared per common share	1.060	1.000	0.845	0.750	0.670

Balance sheet highlights

Total assets (period end)	$54,697,468	$35,329,019	$32,764,805	$32,565,497	$30,519,326
Total long-term debt (period end)(3)	6,954,909	4,512,618	4,597,437	6,326,885	6,807,979
Total shareholders’ equity (period end)	5,949,140	3,014,326	2,557,501	2,537,638	2,275,002
Average long-term debt(3)	5,714,572	4,942,671	5,168,959	6,650,367	5,816,660
Average shareholders’ equity	4,631,912	2,945,597	2,582,721	2,374,137	2,196,348
Average total assets	44,711,676	35,111,236	32,639,011	31,432,746	28,971,701

Key ratios and statistics

Margin analysis — as a % of average earnings assets
Interest income(4)	7.02%	6.63%	5.65%	4.89%	5.35%
Interest expense	3.66	3.34	2.32	1.56	1.86

Net interest margin(4)	3.36%	3.29%	3.33%	3.33%	3.49%

Return on average total assets	0.17%	1.31%	1.26%	1.27%	1.29%
Return on average total shareholders’ equity	1.6	15.7	16.0	16.8	17.0
Return on average tangible shareholders’ equity(5)	3.9	19.5	17.4	18.5	18.8
Efficiency ratio(6)	62.5	59.4	60.0	65.0	63.9
Dividend payout ratio	N.M.	52.1	47.7	43.9	41.6
Average shareholders’ equity to average assets	10.36	8.39	7.91	7.55	7.58
Effective tax rate	N.M.	10.3	24.2	27.8	26.4
Tangible equity to tangible assets (period end)(7)	5.08	6.93	7.19	7.18	6.80
Tier 1 leverage ratio (period end)	6.77	8.00	8.34	8.42	7.98
Tier 1 risk-based capital ratio (period end)	7.51	8.93	9.13	9.08	8.53
Total risk-based capital ratio (period end)	10.85	12.79	12.42	12.48	11.95

Other data

Full-time equivalent employees (period end)	11,925	8,081	7,602	7,812	7,983
Domestic banking offices (period end)	625	381	344	342	338

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to the “Significant Factors Influencing Financial Performance Comparisons” for additional discussion regarding these key factors.

(2)	Due to the adoption of FASB Interpretation No. 46 “Consolidation of Variable Interest Entities.”

(3)	Includes Federal Home Loan Bank advances, subordinated notes, and other long-term debt.

(4)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Net income less expense for amortization of intangibles (net of tax) for the period divided by average tangible common shareholders’ equity. Average tangible common shareholders’ equity equals average total common shareholders’ equity less other intangible assets and goodwill. Other intangible assets are net of deferred tax.

(6)	Non-interest expense less amortization of intangibles divided by the sum of FTE net interest income and non-interest income excluding securities gains.

(7)	Tangible common shareholders’ equity divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION	HUNTINGTON BANCSHARES INCORPORATED
AND RESULTS OF OPERATIONS

INTRODUCTION

Huntington Bancshares Incorporated (we or our) is a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through our subsidiaries, including our bank subsidiary, The Huntington National Bank (the Bank), organized in 1866, we provide full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, brokerage services, reinsurance of private mortgage insurance, reinsurance of credit life and disability insurance, retail and commercial insurance-agency services, and other financial products and services. Our banking offices are located in Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, Nevada, New Jersey, New York, North Carolina, South Carolina, and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Sky Insurance offers retail and commercial insurance agency services in Ohio, Pennsylvania, and Indiana. International banking services are available through the headquarters office in Columbus and a limited purpose office located in both the Cayman Islands and Hong Kong.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) provides you with information we believe necessary for understanding our financial condition, changes in financial condition, results of operations, and cash flows and should be read in conjunction with the financial statements, notes, and other information contained in this report.

Our discussion is divided into key segments:

–	Introduction — Provides overview comments on important matters including risk factors, acquisitions, and other items. These are essential for understanding our performance and prospects.

–	Discussion of Results of Operations — Reviews financial performance from a consolidated company perspective. It also includes a Significant Items Influencing Financial Performance Comparisons section that summarizes key issues helpful for understanding performance trends including our acquisition of Sky Financial Group, Inc. (Sky Financial) and our relationship with Franklin Credit Management Corporation (Franklin). Key consolidated balance sheet and income statement trends are also discussed in this section.

–	Risk Management and Capital — Discusses credit, market, liquidity, and operational risks, including how these are managed, as well as performance trends. It also includes a discussion of liquidity policies, how we fund ourselves, and related performance. In addition, there is a discussion of guarantees and/or commitments made for items such as standby letters of credit and commitments to sell loans, and a discussion that reviews the adequacy of capital, including regulatory capital requirements.

–	Lines of Business Discussion — Provides an overview of financial performance for each of our major lines of business and provides additional discussion of trends underlying consolidated financial performance.

–	Results for the Fourth Quarter — Provides a discussion of results for the 2007 fourth quarter compared with the year-ago quarter.

A reading of each section is important to understand fully the nature of our financial performance and prospects.

Forward-Looking Statements

This report, including MD&A, contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of our merger with Sky Financial, which are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) merger benefits including expense efficiencies and revenue synergies may not be fully realized and/or within the expected timeframes; (3) merger disruptions may make it more difficult to maintain relationships with clients, associates, or suppliers; (4) changes in economic conditions; (5) movements in interest rates; (6) competitive pressures on product pricing and services; (7) success and timing of other business strategies; (8) the nature, extent, and timing of governmental actions and reforms; and (9) extended disruption of vital infrastructure. Additional factors that could cause results to differ materially from those described above can be

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

found in Huntington’s 2007 Annual Report on Form 10-K, and documents subsequently filed by us with the Securities and Exchange Commission.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. We assume no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, readers of this document are cautioned against placing undue reliance on such statements.

Risk Factors

We, like other financial companies, are subject to a number of risks, many of which are outside of our direct control, though efforts are made to manage those risks while optimizing returns. Among the risks assumed are: (1) credit risk, which is the risk that loan and lease customers or other counterparties will be unable to perform their contractual obligations, (2) market risk, which is the risk that changes in market rates and prices will adversely affect our financial condition or results of operation, (3) liquidity risk, which is the risk that we, or the Bank, will have insufficient cash or access to cash to meet operating needs, and (4) operational risk, which is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. Please refer to the “Risk Management and Capital” section for additional information regarding risk factors. Additionally, more information on risk is set forth under the heading “Risk Factors” included in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings with the SEC.

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

–	Total Allowances for Credit Losses — The allowance for credit losses (ACL) is the sum of the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). At December 31, 2007, the ACL was $645.0 million. The amount of the ACL was determined by judgments regarding the quality of the loan portfolio and loan commitments. All known relevant internal and external factors that affected loan collectibility were considered. The ACL represents the estimate of the level of reserves appropriate to absorb inherent credit losses in the loan and lease portfolio, as well as unfunded loan commitments. We believe the process for determining the ACL considers all of the potential factors that could result in credit losses. However, the process includes judgmental and quantitative elements that may be subject to significant change. To the extent actual outcomes differ from our estimates, additional provision for credit losses could be required, which could adversely affect earnings or financial performance in future periods. At December 31, 2007, the ACL as a percent of total loans and leases was 1.61%. Based on the balances at December 31, 2007, a 10 basis point increase in this ratio to 1.71% would require $40.0 million in additional reserves (funded by additional provision for credit losses), which would have negatively impacted 2007 net income by approximately $26.0 million, or $0.09 per share.

Additionally, we established a specific reserve of $115.3 million associated with our loans to Franklin. To estimate the specific allowance associated with our loans to Franklin, we used estimates of probability-of-default and the loss-given-default for each of Franklin’s three portfolios of loans: acquired first-priority lien residential mortgage loans, acquired second-priority lien residential mortgage loans and originated first-priority lien loans. We used estimates of probability-of-default and the loss-given-default that resulted in an estimated loss of approximately 25% of the $2.1 billion unpaid principal balances of loans that support our loans to Franklin. We estimate that if the probability-of-default from this scenario were increased by 10% for each

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

portfolio and, additionally, the loss-given-default increased for each portfolio, that the provision for credit losses would have increased by approximately $102 million. Our relationship with Franklin is discussed in greater detail in the “Significant Items” section of this report.

–	Fair Value Measurements — The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The majority of assets reported at fair value are based on quoted market prices or on internally developed models that utilize independently sourced market parameters, including interest rate yield curves, option volatilities, and currency rates.

Many of our assets are carried at fair value, including securities, derivatives, mortgage servicing rights (MSRs), and trading assets. Additionally, a smaller portion is carried at the lower of fair value or cost, including loans held-for-sale, while another portion is evaluated for impairment using fair value measurements. At December 31, 2007, approximately $6.2 billion of our assets were recorded at either fair value or at the lower of fair value or cost. In addition to the above mentioned ongoing fair value measurements, fair value is also the unit of measure for recording business combinations. On the date of the Sky Financial acquisition, July 1, 2007, all of Sky Financial’s assets and liabilities, including identifiable intangible assets, were recorded at their estimated fair value. The excess of purchase price over the fair value of net assets acquired was recorded as goodwill. Please refer to Note 3 of the Notes to Consolidated Financial Statements for additional information regarding the purchase, and related goodwill, of Sky Financial.

We estimate the fair value of a financial instrument using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When observable market prices do not exist, we estimate fair value. Our valuation methods consider factors such as liquidity and concentration concerns and, for the derivatives portfolio, counterparty credit risk. Other factors such as model assumptions, market dislocations, and unexpected correlations can affect estimates of fair value. Imprecision in estimating these factors can impact the amount of revenue or loss.

Goodwill
Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. We test the goodwill of each reporting unit for impairment annually, as of October 1, or more frequently if events or circumstances indicate possible impairment. We estimate the fair value of each reporting unit using a combination of a discounted cash flow analysis based on internal forecasts and market-based valuation multiples for comparable businesses. We identified no impairment during the three years ended December 31, 2007. For additional information regarding goodwill and the carrying values by lines of business, please refer to Note 8 of the Notes to the Consolidated Financial Statements.

Mortgage Servicing Rights (MSRs)
MSRs and certain other servicing rights do not trade in an active, open market with readily observable prices. While sales of MSRs occur, the precise terms and conditions are typically not readily available. Therefore, we estimate the fair value of the MSRs on a monthly basis using a third-party valuation model. Fair value is estimated based upon discounted net cash flows calculated from a combination of loan level data and market assumptions. The valuation model combines loans based on common characteristics that impact servicing cash flows (e.g., investor, remittance cycle, interest rate, product type, etc.) in order to project net cash flows. Market valuation assumptions include prepayment speeds, discount rate, and servicing costs. Valuation assumptions are periodically reviewed against available market data (e.g., broker surveys) for reasonableness and adjusted if deemed appropriate.

The recorded MSR asset balance is adjusted to estimated fair value based upon the final month-end valuation, which utilizes the month-end rate curve and prepayment assumptions. Note 6 of the Notes to Consolidated Financial Statements contains an analysis of the impact to the fair value of MSRs resulting from changes in the estimates used by management.

Trading Securities and Securities Available-for-sale
Substantially all of our securities are valued based on quoted market prices. However, certain securities are less actively traded and do not always have quoted market prices. The determination of their fair value, therefore, requires judgment, as this determination may require benchmarking to similar instruments or analyzing default and recovery rates. Examples include certain collateralized mortgage and debt obligations and high-yield debt securities.

Derivatives
Our derivative positions are valued using internally and externally developed models based on observable market parameters (parameters that are actively quoted and can be validated to external sources) or model values where quoted market prices do not exist, including industry-pricing services.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Loans Held-for-sale
Loans held-for-sale are carried at the lower of (a) historical amortized cost or (b) fair value. The fair value of loans held-for-sale is generally based on observable market prices of similar instruments. If market prices are not available, fair value is determined using internally developed models based on the estimated cash flows, adjusted for credit risk. The adjusted cash flows are discounted using a rate that is appropriate for each maturity and incorporates the effects of interest rate changes. At December 31, 2007, loans held-for-sale included $73 million acquired from Sky Financial. The value of the Sky Financial impaired commercial loans held-for-sale is primarily determined by analyzing the underlying collateral of the loan and the external market prices of similar assets.

Other Investments - Equity Investments
We make certain equity investments through investments in equity funds (holding both private and publicly traded equity securities), directly in companies as a minority interest investor, and directly in companies in conjunction with our mezzanine lending activities. We measure these equity investments at fair value, with adjustments to the fair value recognized as a component of other non-interest income. For additional information regarding equity investments, please refer to “Price Risk” in the “Risk Management and Capital” section of this report.

–	Income Taxes — The calculation of our provision for federal income taxes is complex and requires the use of estimates and judgments. We have two accruals for income taxes: Our income tax receivable represents the estimated amount currently due from the federal government, net of any reserve for potential audit issues, and is reported as a component of “accrued income and other assets” in our consolidated balance sheet; our deferred federal income tax liability represents the estimated impact of temporary differences between how we recognize our assets and liabilities under GAAP, how such assets and liabilities are recognized under the federal tax code, and is reported as a component of “accrued expenses and other liabilities” in our consolidated balance sheet.

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

From time to time, we engage in business transactions that may have an effect on our tax liabilities. Where appropriate, we have obtained opinions of outside experts and have assessed the relative merits and risks of the appropriate tax treatment of business transactions taking into account statutory, judicial, and regulatory guidance in the context of the tax position. However, changes to our estimates of accrued taxes can occur due to changes in tax rates, implementation of new business strategies, resolution of issues with taxing authorities regarding previously taken tax positions and newly enacted statutory, judicial, and regulatory guidance. Such changes can affect the amount of our accrued taxes and can be material to our financial position and/or results of operations. The potential impact of our operating results for any of these changes cannot be reasonably estimated. For additional information regarding income taxes, please refer to Note 17 of the Notes to the Consolidated Financial Statements.

Recent Accounting Pronouncements and Developments

Note 2 to the Consolidated Financial Statements discusses new accounting policies adopted during 2007 and the expected impact of accounting policies recently issued but not yet required to be adopted. To the extent the adoption of new accounting standards materially affect financial condition, results of operations, or liquidity, the impacts are discussed in the applicable section of this MD&A and the Notes to the Consolidated Financial Statements.

Acquisitions

Sky Financial Group, Inc. (Sky Financial)

The merger with Sky Financial was completed on July 1, 2007. At the time of acquisition, Sky Financial had assets of $16.8 billion, including $13.3 billion of loans, and total deposits of $12.9 billion. The impact of this acquisition was included in our consolidated results for the last six months of 2007. Additionally, in September of 2007, Sky Bank and Sky Trust, National Association (Sky Trust), merged into the Bank and systems integration was completed. As a result, performance comparisons between 2007 and 2006 are affected.

As a result of this acquisition, we have a significant loan relationship with Franklin. This relationship is discussed in greater detail in the “Significant Items” section of this report.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Unizan Financial Corp.

The merger with Unizan Financial Corp. (Unizan) was completed on March 1, 2006. At the time of acquisition, Unizan had assets of $2.5 billion, including $1.6 billion of loans and core deposits of $1.5 billion. The impact of this acquisition was included in our consolidated results for the last ten months of 2006. As a result, performance comparisons between 2006 and 2005 are affected.

Impact Methodology

For both the Sky Financial and Unizan acquisitions, comparisons of the reported results are impacted as follows:

–	Increased the absolute level of reported average balance sheet, revenue, expense, and the absolute level of certain credit quality results.

–	Increased the absolute level of reported non-interest expense items because of costs incurred as part of merger integration activities, most notably employee retention bonuses, outside programming services related to systems conversions, occupancy expenses, and marketing expenses related to customer retention initiatives. These net merger costs were $85.1 million for 2007, $3.7 million for 2006, and $0.7 million for 2005.

Given the significant impact of the mergers on reported results, we believe that an understanding of the impacts of each merger is necessary to understand better underlying performance trends. When comparing post-merger period results to premerger periods, we use the following terms when discussing financial performance:

–	“Merger-related” refers to amounts and percentage changes representing the impact attributable to the merger.

–	“Merger costs” represent non-interest expenses primarily associated with merger integration activities, including severance expense for key executive personnel.

–	“Non-merger-related” refers to performance not attributable to the merger, and includes “merger efficiencies”, which represent non-interest expense reductions realized as a result of the merger.

After completion of our mergers, we combine the acquired companies’ operations with ours, and do not monitor the subsequent individual results of the acquired companies. As a result, the following methodologies were implemented to estimate the approximate effect of the mergers used to determine “merger-related” impacts.

Balance Sheet Items

Sky Financial

For average loans and leases, as well as total average deposits, Sky Financial’s balances as of June 30, 2007, adjusted for purchase accounting adjustments, and transfers of loans to loans held-for-sale, were used in the comparison. To estimate the impact on 2007 average balances, it was assumed that the June 30, 2007 balances, as adjusted, remained constant over time.

Unizan

For average loans and leases, as well as core average deposits, balances as of the acquisition date were pro-rated to the post-merger period being used in the comparison. For example, to estimate the impact on 2006 first quarter average balances, one-third of the closing date balance was used as those balances were in reported results for only one month of the quarter. Quarterly estimated impacts for the 2006 second, third, and fourth quarter results were developed using this same pro-rata methodology. Full-year 2006 estimated results represent the annual average of each quarter’s estimate. This methodology assumes acquired balances will remain constant over time.

Income Statement Items

Sky Financial

Sky Financial’s actual results for the first six months of 2007, adjusted for the impact of unusual items and purchase accounting adjustments, were determined. This six-month adjusted amount was multiplied by two to estimate an annual impact. This methodology does not adjust for any market related changes, or seasonal factors in Sky Financial’s 2007 six-month results. Nor does it consider any revenue or expense synergies realized since the merger date. The one exception to this methodology of holding the estimated annual impact constant relates to the amortization of intangibles expense where the amount is known and is therefore used.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Unizan

Unizan’s actual full year 2005 results were used for pro-rating the impact on post-merger periods. For example, to estimate the 2006 first quarter impact of the merger on personnel costs, one-twelfth of Unizan’s full-year 2005 personnel costs was used. Full quarter and year-to-date estimated impacts for subsequent periods were developed using this same pro-rata methodology. This results in an approximate impact since the methodology does not adjust for any unusual items or seasonal factors in Unizan’s 2005 reported results, or synergies realized since the merger date. The one exception to this methodology relates to the amortization of intangibles expense where the amount is known and is therefore used.

Certain tables and comments contained within our discussion and analysis provide detail of changes to reported results to quantify the estimated impact of the Sky Financial merger using this methodology.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 3 — Selected Annual Income Statements(1)

	Year Ended December 31,
		Change from 2006			Change from 2005
(in thousands, except per share amounts)	2007	Amount	%	2006	Amount	%	2005	2004	2003
Interest income	$2,742,963	$672,444	32.5%	$2,070,519	$428,754	26.1%	$1,641,765	$1,347,315	$1,305,756
Interest expense	1,441,451	390,109	37.1	1,051,342	371,988	54.8	679,354	435,941	456,770

Net interest income	1,301,512	282,335	27.7	1,019,177	56,766	5.9	962,411	911,374	848,986
Provision for credit losses	643,628	578,437	N.M.	65,191	(16,108)	(19.8)	81,299	55,062	163,993

Net interest income after provision for credit losses	657,884	(296,102)	(31.0)	953,986	72,874	8.3	881,112	856,312	684,993

Service charges on deposit accounts	254,193	68,480	36.9	185,713	17,879	10.7	167,834	171,115	167,840
Trust services	121,418	31,463	35.0	89,955	12,550	16.2	77,405	67,410	61,649
Brokerage and insurance income	92,375	33,540	57.0	58,835	5,216	9.7	53,619	54,799	57,844
Other service charges and fees	71,067	19,713	38.4	51,354	7,006	15.8	44,348	41,574	41,446
Bank owned life insurance income	49,855	6,080	13.9	43,775	3,039	7.5	40,736	42,297	43,028
Mortgage banking	29,804	(11,687)	(28.2)	41,491	13,158	46.4	28,333	26,786	58,180
Securities (losses) gains	(29,738)	43,453	(59.4)	(73,191)	(65,136)	N.M.	(8,055)	15,763	5,258
Automobile operating lease income	7,810	(35,305)	(81.9)	43,115	(89,900)	(67.6)	133,015	285,431	489,698
Other	79,819	(40,203)	(33.5)	120,022	24,975	26.3	95,047	113,423	144,210

Total non-interest income	676,603	115,534	20.6	561,069	(71,213)	(11.3)	632,282	818,598	1,069,153

Personnel costs	686,828	145,600	26.9	541,228	59,570	12.4	481,658	485,806	447,263
Outside data processing and other services	127,245	48,466	61.5	78,779	4,141	5.5	74,638	72,115	66,118
Net occupancy	99,373	28,092	39.4	71,281	189	0.3	71,092	75,941	62,481
Equipment	81,482	11,570	16.5	69,912	6,788	10.8	63,124	63,342	65,921
Amortization of intangibles	45,151	35,189	N.M.	9,962	9,133	N.M.	829	817	816
Marketing	46,043	14,315	45.1	31,728	5,449	20.7	26,279	24,600	25,648
Professional services	40,320	13,267	49.0	27,053	(7,516)	(21.7)	34,569	36,876	42,448
Telecommunications	24,502	5,250	27.3	19,252	604	3.2	18,648	19,787	21,979
Printing and supplies	18,251	4,387	31.6	13,864	1,291	10.3	12,573	12,463	13,009
Automobile operating lease expense	5,161	(26,125)	(83.5)	31,286	(72,564)	(69.9)	103,850	235,080	393,270
Other	137,488	30,839	28.9	106,649	24,089	29.2	82,560	95,417	91,206

Total non-interest expense	1,311,844	310,850	31.1	1,000,994	31,174	3.2	969,820	1,122,244	1,230,159

Income before income taxes	22,643	(491,418)	(95.6)	514,061	(29,513)	(5.4)	543,574	552,666	523,987
(Benefit) provision for income taxes	(52,526)	(105,366)	N.M.	52,840	(78,643)	(59.8)	131,483	153,741	138,294

Income before cumulative effect of change in accounting principle	75,169	(386,052)	(83.7)	461,221	49,130	11.9	412,091	398,925	385,693
Cumulative effect of change in accounting principle, net of tax(2)	—	—	—	—	—	—	—	—	(13,330)

Net income	$75,169	$(386,052)	(83.7)%	$461,221	$49,130	11.9%	$412,091	$398,925	$372,363

Average common shares — basic	300,908	64,209	27.1%	236,699	6,557	2.8%	230,142	229,913	229,401
Average common shares — diluted	303,455	63,535	26.5	239,920	6,445	2.8	233,475	233,856	231,582

Per common share:
Income before cumulative effect of change in accounting principle — basic	$0.25	$(1.70)	(87.2)%	$1.95	$0.16	8.9%	$1.79	$1.74	$1.68
Net income — basic	0.25	(1.70)	(87.2)	1.95	0.16	8.9	1.79	1.74	1.62
Income before cumulative effect of change in accounting principle — diluted	0.25	(1.67)	(87.0)	1.92	0.15	8.5	1.77	1.71	1.67
Net income — diluted	0.25	(1.67)	(87.0)	1.92	0.15	8.5	1.77	1.71	1.61
Cash dividends declared	1.060	0.06	6.0	1.000	0.16	18.3	0.845	0.750	0.670

Revenue — fully taxable equivalent (FTE)
Net interest income	$1,301,512	$282,335	27.7%	$1,019,177	$56,766	5.9%	$962,411	$911,374	$848,986
FTE adjustment	19,249	3,224	20.1	16,025	2,632	19.7	13,393	11,653	9,684

Net interest income(3)	1,320,761	285,559	27.6	1,035,202	59,398	6.1	975,804	923,027	858,670
Non-interest income	676,603	115,534	20.6	561,069	(71,213)	(11.3)	632,282	818,598	1,069,153

Total revenue(3)	$1,997,364	$401,093	25.1%	$1,596,271	$(11,815)	(0.7)%	$1,608,086	$1,741,625	$1,927,823

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to the “Significant Factors Influencing Financial Performance Comparisons” for additional discussion regarding these key factors.

(2)	Due to adoption of FASB Interpretation No. 46 for variable interest entities.

(3)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

DISCUSSION OF RESULTS OF OPERATIONS

This section provides a review of financial performance from a consolidated perspective. It also includes a Significant Items Influencing Financial Performance Comparisons section that summarizes key issues important for a complete understanding of performance trends. Key consolidated balance sheet and income statement trends are discussed in this section. All earnings per share data are reported on a diluted basis. For additional insight on financial performance, please read this section in conjunction with the Lines of Business Discussion.

Summary

2007 versus 2006

We reported 2007 net income of $75.2 million and earnings per common share of $0.25. These results compared unfavorably with net income of $461.2 million and earnings per common share of $1.92 in 2006. Comparisons with the prior year were significantly impacted by: (a) our acquisition of Sky Financial, which closed on July 1, 2007, as well as the credit deterioration of the Franklin relationship that was also acquired with Sky Financial, (b) a 2006 reduction in the provision for income taxes as a result of the favorable resolution to certain federal income tax audits and (c) balance sheet restructuring charges taken in 2006 (see “Significant Items”). The Sky Financial acquisition solidified our position in Ohio, greatly expanded our presence in the central Indiana market, and established western Pennsylvania as a new market.

While the acquisition of Sky Financial had a positive impact to 2007 in many areas, the credit deterioration of the Franklin relationship late in 2007, acquired as part of the Sky Financial merger, was the largest setback to 2007 performance. A negative impact of $423.6 million pretax ($275.4 million after-tax, or $0.91 per common share based upon the annual average outstanding diluted common shares) related to this relationship. Although disappointing, and while we can give no further assurances, this charge represents our best estimate of the inherent loss within this credit relationship.

Other factors negatively impacting our 2007 performance included: (a) the need to build non-Franklin-related allowance for loan losses due to the continued weakness in the residential real estate development markets and (b) the volatility of the financial markets resulting in net market-related losses.

Despite the factors discussed above, 2007 showed positive signs. Expense control was a major highlight for the year. Non-merger-related expenses declined $47.5 million, or 4%, and represented the realization of most of the merger efficiencies that were targeted from the acquisition. Also, commercial loans showed good non-merger-related growth, and there was also strong non-merger-related growth in several key non-interest income activities, including deposit service charges, trust services, and other service charges.

Net interest income for 2007 increased $282.3 million, or 28%, from 2006. The current year included six months of net interest income attributable to the acquisition of Sky Financial, which added $13.3 billion of loans and $12.9 billion of deposits at July 1, 2007. As stated earlier, we saw good non-merger-related growth in total average commercial loans. However, total average automobile loans and leases continued to decline, as expected, due to lower consumer demand and competitive pricing. Additionally, the non-merger-related declines in total average residential mortgages, as well as the lack of growth in non-merger-related total average home equity loans, reflected the continued softness in the real estate markets. Growth in non-merger-related average total deposits was good in 2007, driven by strong growth in interest-bearing demand deposits. Our net interest margin increased seven basis points to 3.36% from 3.29% in 2006.

In addition to the Franklin credit deterioration discussed previously, credit quality generally weakened in 2007 compared with 2006. The ALLL increased to 1.44% in 2007 from 1.04% in the prior year. The ALLL coverage of nonaccruing loans (NALs) decreased to 181% at December 31, 2007, from 189% at December 31, 2006. Nonperforming assets (NPAs) also increased from the prior year, including the NPAs acquired from Sky Financial. The deterioration of all of these measures reflected the continued economic weakness in our Midwest markets, most notably among our borrowers in eastern Michigan and northern Ohio, and within the residential real estate development portfolio.

2006 versus 2005

2006 net income was $461.2 million, or $1.92 per common share, up 12% and 8%, respectively, compared with $412.1 million, or $1.77 per common share, in 2005. The $49.1 million increase in net income primarily reflected:

–	$78.6 million decline in provision for income taxes as the effective tax rate for 2006 was 10.3%, down from 24.2% in 2005. The lower 2006 provision for income taxes reflected the favorable impact of an $84.5 million reduction related to the resolution of a federal income tax audit covering tax years 2002 and 2003 that resulted in the release of federal income tax

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

reserves, as well as the recognition of federal tax loss carry backs. The 2005 effective tax rate of 24.2% was favorably impacted by a combination of factors including the benefit of a federal tax loss carry back, partially offset by the net impact of repatriating foreign earnings.

–	$56.8 million, or 6%, increase in net interest income, reflecting a 7% increase in average earning assets, as the net interest margin of 3.29% declined 4 basis points from 3.33% in the prior year. The increase in average earning assets reflected 7% growth in average total loans and leases, including 12% growth in average total commercial loans and 3% growth in average total consumer loans, and a 15% increase in average investment securities. Growth in earning assets was positively impacted by the acquisition of Unizan on March 1, 2006.

–	$16.1 million decline in provision for credit losses, reflecting overall net improvement in our credit risk performance as reflected in a decline in our allowance for credit losses as a percent of period end loans and leases to 1.04% at December 31, 2006, from 1.10% at the end of 2005.

Partially offset by:

–	$71.2 million, or 11%, decline in non-interest income. Contributing to the decrease was an $89.9 million expected decline in operating lease income, and a $65.1 million increase in securities losses, reflecting the impact of a balance sheet restructuring in late 2006. Partially offsetting these negative factors were increases in several other components of non-interest income, primarily due to the Unizan acquisition.

–	$31.2 million, or 3%, increase in non-interest expense, reflecting increases in several components of non-interest expense, primarily related to the acquisition of Unizan.

Compared with 2005, the ROA for 2006 was 1.31%, up from 1.26%, and the ROE was 15.7%, down slightly from 16.0%.

2006 net income was impacted by a number of significant items, the largest of which were (1) the acquisition of Unizan on March 1, 2006, (2) a reduction in the provision for income taxes, and (3) a balance sheet restructuring, undertaken to utilize the excess capital resulting from the reduction of the provision for income taxes (See “Significant Items”).

Basis of Presentation

Significant Items

Certain components of the income statement are naturally subject to more volatility than others. As a result, readers of this report may view such items differently in their assessment of “underlying” or “core” earnings performance compared with their expectations and/or any implications resulting from them on their assessment of future performance trends.

Therefore, we believe the disclosure of certain “Significant Items” affecting current and prior period results aids readers of this report in better understanding corporate performance so that they can ascertain for themselves what, if any, items they may wish to include or exclude from their analysis of performance, within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly.

To this end, we have adopted a practice of listing as “Significant Items” in our external disclosure documents, including earnings press releases, investor presentations, reports on Forms 10-Q and 10-K, individual and/or particularly volatile items that impact the current period results by $0.01 per share or more. Such “Significant Items” generally fall within the categories discussed below:

Timing Differences

Parts of our regular business activities are naturally volatile, including capital markets income and sales of loans. While such items may generally be expected to occur within a full year reporting period, they may vary significantly from period to period. Such items are also typically a component of an income statement line item and not, therefore, readily discernable. By specifically disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.

Other Items

From time to time, an event or transaction might significantly impact revenues or expenses in a particular reporting period that are judged to be one-time, short-term in nature, and/or materially outside typically expected performance. Examples would be (1) merger costs as they typically impact expenses for only a few quarters during the period of transition; e.g., restructuring charges, asset valuation adjustments, etc.; (2) changes in an accounting principle; (3) one-time tax assessments/refunds; (4) a large gain/loss on the sale of an asset; (5) outsized commercial loan net charge-offs related to fraud; etc. In addition, for the periods covered by this report, the impact of the Franklin restructuring is deemed to be a significant item due to its unusually large size

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

and because it was acquired in the Sky Financial merger and thus it is not representative of our typical underwriting criteria. By disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.

Provision for Credit Losses

While the provision for credit losses may vary significantly among periods, and often exceeds $0.01 per share, we typically exclude it from the list of “Significant Items” unless, in our view, there is a significant, specific credit (or multiple significant, specific credits) affecting comparability among periods. In determining whether any portion of the provision for credit losses should be included as a significant item, we consider, among other things, that the provision is a major income statement caption rather than a component of another caption and, therefore, the period-to-period variance can be readily determined. We also consider the additional historical volatility of the provision for credit losses.

Other Exclusions

“Significant Items” for any particular period are not intended to be a complete list of items that may significantly impact future periods. A number of factors, including those described in Huntington’s 2007 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the SEC, could also significantly impact future periods.

Significant Items Influencing Financial Performance Comparisons

Earnings comparisons among the three years ended December 31, 2007 were impacted by a number of significant items summarized below.

1.	Sky Financial Acquisition. — The merger with Sky Financial was completed on July 1, 2007. At the time of acquisition, Sky Financial had assets of $16.8 billion, including $13.3 billion of loans, and total deposits of $12.9 billion. Sky Financial results are reflected in our consolidated results for six months of 2007. The impacts on the 2007 reported results compared with premerger reporting periods are as follows:

–	Increased the absolute level of reported average balance sheet, revenue, expense, and credit quality results (e.g., net charge-offs).

–	Increased reported non-interest expense items as a result of costs incurred as part of merger integration activities, most notably employee retention bonuses, outside programming services related to systems conversions, and marketing expenses related to customer retention initiatives. These net merger costs were $85.1 million in 2007. This included $13.4 million severance expense relating to the retirement of Sky Financial’s former chairman, president, and chief executive officer, who was appointed Huntington’s president and chief operating officer at the time of the acquisition, but subsequently retired on December 31, 2007.

2.	Franklin Relationship Restructuring. — Performance for 2007 included a $423.6 million ($275.4 million after-tax, or $0.91 per common share based upon the annual average outstanding diluted common shares) negative impact related to our Franklin relationship acquired in the Sky Financial acquisition. On December 28, 2007, the loans associated with Franklin were restructured, resulting in a $405.8 million provision for credit losses and a $17.9 million reduction of net interest income. The net interest income reduction reflected the placement of the Franklin loans on nonaccrual status from November 16, 2007, until December 28, 2007.

At December 31, 2007, following the troubled debt restructuring of our loans to Franklin, we had $1.2 billion of loans to Franklin (net of amounts charged off). An additional $0.3 billion of loans were held by other banks. These other participating banks have no recourse to Huntington. Franklin is a specialty consumer finance company primarily engaged in the servicing and resolution of performing, reperforming, and nonperforming residential mortgage loans. Franklin’s portfolio consists of loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. Franklin purchased these loan portfolios at a discount to the unpaid principal balance and originated loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originated nonprime loans through its wholly-owned subsidiary, Tribeca Lending Corp., and has generally held for investment the loans acquired and a significant portion of the loans originated. Franklin does not have significant exposure to repurchase

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

loans sold to others as substantially all of its loans have been retained. The following table details our loan relationship with Franklin after the restructuring on December 28, 2007:

Table 2 — Commercial Loans to Franklin

				Participated
(in thousands of dollars)	Franklin	Tribeca	Subtotal	to others	Total

Variable rate, term loan (Facility A)	$600,000	$400,000	$1,000,000	$(175,303)	$824,697
Variable rate, subordinated term loan (Facility B)	318,937	91,133	410,070	(73,994)	336,076
Fixed rate, junior subordinated term loan (Facility C)	125,000	—	125,000	(8,224)	116,776
Line of credit facility(1)	1,033	—	1,033	—	1,033
Other variable rate term loans	4,327	44,537	48,864	(22,269)	26,595

Subtotal	1,049,297	535,670	1,584,967	$(279,790)	$1,305,177

Participated to others	(194,045)	(85,745)	(279,790)

Total principal owed to Huntington	855,252	449,925	1,305,177
Amounts charged off	(116,776)	—	(116,776)

Total book value of loans	$738,476	$449,925	$1,188,401

(1) The line of credit facility was not included in the restructuring.

The restructuring resulted in a total debt forgiveness of $300 million, of which Huntington forgave $280 million, which was recorded as a charge-off in 2007. In addition, we charged off our portion of the fixed-rate term loan of $117 million in 2007. These two loan charge-offs were reduced by the unamortized discount associated with the loan and by other amounts received from Franklin.

3.	Unizan Acquisition. — The merger with Unizan was completed on March 1, 2006. At the time of acquisition, Unizan had assets of $2.5 billion, including $1.6 billion of loans and core deposits of $1.5 billion. Unizan results were included in our consolidated results for ten months of 2006. As a result, performance comparisons between 2006 and 2005 are affected. Significant activity related to the Unizan acquisition is indicated in the “Results of Operations” section.

4.	Balance Sheet Restructuring. — In 2006, we utilized the excess capital resulting from the favorable resolution to certain federal income tax audits to restructure certain under-performing components of the balance sheet. Our actions included the review of $2.1 billion of securities for potential sale, the refinancing of a portion of our FHLB funding, and the sale of approximately $100 million of mortgage loans. The review of securities for sale resulted in an initial impairment of $57.3 million, which was recorded as a securities loss. The completion of this review resulted in an additional $9.0 million of securities losses, as well as $6.8 million of other-than-temporary impairment on certain sub-prime mortgage backed securities not included in the initial review. Total securities losses as a result of these actions totaled $73.1 million. The refinancing of FHLB funding and the sale of mortgage loans resulted in total charges of $4.4 million, resulting in total balance sheet restructuring costs of $77.5 million ($0.21 per common share).

5.	Mortgage Servicing Rights (MSRs) and Related Hedging. — Included in net market-related losses are net losses or gains from our MSRs and the related hedging. Additional information regarding MSRs is located under the “Market Risk” heading of the “Risk Management and Capital” section. Net income included the following net impact of MSR hedging activity (see Table 10):

					Per
	Net interest	Non-interest	Pretax	Net	common
(amounts in thousands except per common share)	income	income	income	income	share
2007	$5,797	$(24,784)	$(18,987)	$(12,342)	$(0.04)
2006	36	3,586 (1)	3,622	2,354	0.01
2005	1,688	(9,006)	(7,318)	(4,757)	(0.02)

(1) Includes $5.1 million related to the positive impact of adopting SFAS No 156.

6.	Other Net Market-Related Losses. — Other net market-related losses include losses and gains related to the following market-driven activities: gains and losses from public equity investing included in other non-interest income, net securities gains and losses, net gains and losses from the sale of loans held-for-sale, and the impact from the extinguishment of debt.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Total net market-related losses also include the net impact of MSRs and related hedging (see item 5 above). Net income included the following impact from other net market-related losses:

	Securities		Loss on				Per
	gains/	Public equity	loans	Debt	Pretax	Net	common
(amounts in thousands except per common share)	(losses)	investments	held-for-sale	extinguishment	income	income	share
2007	$(30,486)	$(20,009)	$(34,003)	$8,058	$(76,440)	$(49,686)	$(0.16)
2006	(55)	7,436	—	—	7,381	4,798	0.02
2005	715	—	—	—	715	465	—

7.	Visa® Indemnification. — Performance for 2007 included an accrual of $24.9 million ($16.2 million after-tax, or $0.05 per common share) for estimated indemnification losses arising from third-party litigation against Visa®. Management expects that the value of our future ownership in Visa®, currently not reflected in the financial statements, will ultimately more than offset this accrual. However, no assurance can be given that the proceeds received, if any, resulting from this future ownership would be sufficient to cover the accrued indemnity liabilities.

8.	Effective Tax Rate. — Various items impacted the effective tax rates for 2007, 2006, and 2005. For 2007, our effective tax rate was favorably impacted by lower net income and the impact of tax exempt income, bank owned life insurance, asset securitization activities, and general business credits from investments in low income housing and historic property partnerships. For 2006, impacts included the effects of an $84.5 million ($0.35 per common share) reduction of provision for income taxes from the release of tax reserves as a result of the resolution of the federal income tax audit for 2002 and 2003, and the recognition of a federal tax loss carry back. For 2005, the effective tax rate benefited $26.9 million ($0.12 per common share) from the positive impact of a federal tax loss carry back, partially offset by a net $5.0 million after tax ($0.02 per common share) increase from the repatriation of foreign earnings.

9.	Other Significant Items Influencing Earnings Performance Comparisons. — In addition to the items discussed separately in this section, a number of other items impacted financial results. These included:

2007

–	$10.8 million pretax negative impact primarily due to increases to litigation reserves on existing cases.

2006

–	$10.0 million pretax contribution to the Huntington Foundation.

–	$5.5 million pretax increase in automobile lease residual value losses. This increase reflected higher relative losses on certain vehicles sold at auction, most notably high-line imports and larger sport utility vehicles.

–	$4.8 million in severance and consolidation pretax expenses. This reflected fourth quarter severance-related expenses associated with a reduction of 75 Regional Banking staff positions, as well as costs associated with the retirements of a vice chairman and an executive vice president.

–	$3.7 million of Unizan pretax merger costs, primarily associated with systems conversion expenses.

–	$3.3 million pretax gain on the sale of MasterCard® stock.

–	$3.2 million pretax negative impact associated with the write-down of equity method investments.

–	$2.3 million pretax unfavorable impact due to a cumulative adjustment to defer home equity annual fees.

2005

–	$8.8 million pretax investment securities losses, resulting from the decision to reduce exposure to certain unsecured federal agency securities.

–	$5.1 million of pretax severance and consolidation expenses associated with the consolidation of certain operations functions, including the closing of an item-processing center in Michigan.

–	$3.7 million pretax expense associated with the closed SEC investigation and regulatory-related written agreements.

–	$2.6 million pretax write-offs of equity investments.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 4 reflects the earnings impact of the above-mentioned significant items for periods affected by this Discussion of Results of Operations:

Table 4 — Significant Items Influencing Earnings Performance Comparison(1)

	2007		2006		2005
(in thousands of dollars)	After-tax	EPS	After-tax	EPS	After-tax	EPS
Net income — GAAP	$75,169		$461,221		$412,091
Earnings per share, after tax		$0.25		$1.92		$1.77
Change from prior year — $		(1.67)		0.15		0.06
Change from prior year — %		(87.0)%		8.5%		3.5%

Significant items — favorable (unfavorable) impact:	Earnings(2)	EPS(3)	Earnings(2)	EPS(3)	Earnings(2)	EPS(3)

Franklin Credit relationship restructuring	$(423,645)	$(0.91)	$—	$—	$—	$—
Net market-related (losses) gains	(95,427)	(0.20)	5,860	0.02	(6,603)	(0.02)
Merger costs	(85,084)	(0.18)	(3,749)	(0.01)
Visa® anti-trust indemnification	(24,870)	(0.05)	—	—	—	—
Litigation losses	(10,767)	(0.02)	—	—	—	—
Reduction to federal income tax expense(4)	—	—	84,541	0.35	—	—
MSR FAS 156 accounting change	—	—	5,143	0.01	—	—
Gain on sale of MasterCard® stock	—	—	3,341	0.01	—	—
Balance sheet restructuring	—	—	(77,525)	(0.21)	(8,770)	(0.02)
Huntington Foundation contribution	—	—	(10,000)	(0.03)	—	—
Automobile lease residual value losses	—	—	(5,549)	(0.01)	—	—
Severance and consolidation expenses	—	—	(4,750)	(0.01)	(5,064)	(0.01)
Accounting adjustment for certain equity investments	—	—	(3,240)	(0.01)	—	—
Adjustment to defer home equity annual fees	—	—	(2,254)	(0.01)	—	—
Net impact of federal tax loss carry back(4)	—	—	—	—	26,936	0.12
Net impact of repatriating foreign earnings(4)	—	—	—	—	(5,040)	(0.02)
SEC and regulatory related expenses	—	—	—	—	(3,715)	(0.01)
Write-off of equity investments	—	—	—	—	(2,598)	(0.01)

(1) See Significant Factors Influencing Financial Performance discussion.

(2) Pre-tax unless otherwise noted.

(3) Based upon the annual average outstanding diluted common shares.

(4) After-tax.

Net Interest Income / Average Balance Sheet

(This section should be read in conjunction with Significant Items 1, 2, 3, 4, and 5.)

Our primary source of revenue is net interest income, which is the difference between interest income from earning assets (primarily loans, direct financing leases, and securities), and interest expense of funding sources (primarily interest bearing deposits and borrowings). Earning asset balances and related funding, as well as changes in the levels of interest rates, impact net interest income. The difference between the average yield on earning assets and the average rate paid for interest-bearing liabilities is the net interest spread. Non-interest bearing sources of funds, such as demand deposits and shareholders’ equity, also support earning assets. The impact of the non-interest bearing sources of funds, often referred to as “free” funds, is captured in the net interest margin, which is calculated as net interest income divided by average earning assets. Given the “free” nature of non-interest bearing sources of funds, the net interest margin is generally higher than the net interest spread. Both the net interest spread and net interest margin are presented on a fully-taxable equivalent basis, which means that tax-free interest income has been adjusted to a pre-tax equivalent income, assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 5 shows changes in fully-taxable equivalent interest income, interest expense, and net interest income due to volume and rate variances for major categories of earning assets and interest bearing liabilities.

Table 5 — Change in Net Interest Income Due to Changes in Average Volume and Interest Rates(1)

	2007			2006
	Increase (Decrease) From			Increase (Decrease) From
	Previous Year Due To			Previous Year Due To
Fully-taxable equivalent basis(2)		Yield/			Yield/
(in millions of dollars)	Volume	Rate	Total	Volume	Rate	Total
Loans and direct financing leases	$519.8	$97.8	$617.6	$100.7	$247.1	$347.8
Securities	(27.7)	23.2	(4.5)	30.3	49.8	80.1
Other earning assets	60.2	2.4	62.6	(4.4)	7.8	3.4

Total interest income from earning assets	552.3	123.4	675.7	126.6	304.7	431.3

Deposits	281.2	28.0	309.2	52.7	217.6	270.3
Short-term borrowings	18.3	2.3	20.6	12.6	25.3	37.9
Federal Home Loan Bank advances	32.2	10.4	42.6	9.5	15.8	25.3
Subordinated notes and other long-term debt, including capital securities	6.6	11.1	17.7	(21.5)	59.9	38.4

Total interest expense of interest-bearing liabilities	338.3	51.8	390.1	53.3	318.6	371.9

Net interest income	$214.0	$71.6	$285.6	$73.3	$(13.9)	$59.4

(1)	The change in interest rates due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.

(2)	Calculated assuming a 35% tax rate.

2007 versus 2006

Fully-taxable equivalent net interest income for 2007 increased $285.6 million, or 28%, from 2006. This reflected the favorable impact of a $7.9 billion, or 25%, increase in average earning assets, of which $7.3 billion represented an increase in average loans and leases, as well as the benefit of an increase in the fully-taxable net interest margin of seven basis points to 3.36%. The increase to average earning assets, and to average loans and leases, was primarily merger-related.

The following table details the estimated merger-related impacts on our reported loans and deposits:

Table 6 — Average Loans/Leases and Deposits — Estimated Merger-Related Impacts

	Twelve Months Ended
	December 31,		Change			Non-merger Related
					Merger
(in millions)	2007	2006	Amount	%	Related	Amount	%(1)
Loans/Leases
Total commercial	$17,443	$11,865	$5,578	47.0%	$4,373	$1,205	7.4%
Automobile loans and leases	4,118	4,088	30	0.7	216	(186)	(4.3)
Home equity	6,173	4,970	1,203	24.2	1,193	10	0.2
Residential mortgage	4,939	4,581	358	7.8	556	(198)	(3.9)
Other consumer	529	439	90	20.5	72	18	3.5

Total consumer	15,759	14,078	1,681	11.9	2,037	(356)	(2.2)

Total loans	$33,202	$25,943	$7,259	28.0%	$6,410	$849	2.6%

Deposits
Demand deposits — non-interest bearing	$4,438	$3,530	$908	25.7%	$915	$(7)	(0.2)%
Demand deposits — interest bearing	3,129	2,138	991	46.4	730	261	9.1
Money market deposits	6,173	5,604	569	10.2	498	71	1.2
Savings and other domestic time deposits	3,895	2,992	903	30.2	1,297	(394)	(9.2)
Core certificates of deposit	8,057	5,050	3,007	59.5	2,315	692	9.4

Total core deposits	25,692	19,314	6,378	33.0	5,755	623	2.5
Other deposits	5,374	4,870	504	10.3	672	(168)	(3.0)

Total deposits	$31,066	$24,184	$6,882	28.5%	$6,427	$455	1.5%

(1) Calculated as non-merger related / (prior period + merger-related)

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

The $0.8 billion, or 3%, non-merger-related increase in total average loans compared with the prior year primarily reflected a $1.2 billion, or 7%, increase in average total commercial loans. This increase was the result of strong growth in both middle-market commercial and industrial (C&I) loans and small business loans across substantially all regions. This was partially offset by a $0.4 billion, or 2%, decrease in average total consumer loans reflecting declines in automobile loans and leases and residential mortgages. These declines reflect weaker demand, a softer economy, as well as the continued impact of competitive pricing.

Average other earning assets increased $0.6 billion, primarily reflecting the increase in average trading account securities. The increase in these assets reflected a change in our strategy to use trading account securities to hedge the change in fair value of our mortgage servicing rights.

The $0.5 billion, or 1%, increase in total non-merger related average deposits primarily reflected a $0.6 billion, or 2%, increase in average total core deposits as interest bearing demand deposits grew $0.3 billion, or 9%. While there was also strong growth in core certificates of deposit, this was partially offset by the decline in savings and other domestic deposits, as customers transferred funds from lower rate to higher rate accounts. In 2007, we reduced our dependence on non-core funds (total liabilities less core deposits and accrued expenses and other liabilities) to 30% of total assets, down from 33% in 2006.

2006 versus 2005

Fully-taxable equivalent net interest income increased $59.4 million, or 6% ($59.0 million Unizan merger-related), from 2005, reflecting the favorable impact of a $2.1 billion, or 7%, increase in average earning assets, as the fully-taxable equivalent net interest margin declined 4 basis points to 3.29%. Average total loans and leases increased $1.6 billion, or 7% ($1.4 billion Unizan merger-related).

Average total commercial loans increased $1.2 billion, or 12% ($0.7 billion Unizan merger-related) from 2005. This growth reflected a $0.7 billion, or 15%, increase in average middle-market C&I loans, a $0.4 billion, or 12%, increase in average middle-market commercial real estate loans (CRE), and a $0.1 billion, or 4%, increase in average small business loans.

Average residential mortgages increased $0.5 billion, or 12% ($0.3 billion Unizan merger-related). Average home equity loans increased $0.2 billion, or 5%, but would have increased less than 1% were it not for the Unizan merger.

Average total investment securities increased $0.6 million, or 15%, from 2005.

Average total core deposits in 2006 increased $1.8 billion, or 10% ($1.3 billion Unizan merger-related), from 2005. Most of the increase reflected higher average core certificates of deposit, which increased $1.7 billion ($0.5 billion Unizan merger-related) resulting from continued customer demand for higher, fixed rate deposit products. Average interest bearing demand deposits increased $0.2 billion, primarily all merger-related, and average non-interest bearing deposits increased $0.2 billion ($0.1 billion merger-related). Average savings and other domestic time deposits declined $0.2 billion, despite $0.4 billion of increase related to the Unizan merger.

Table 7 shows average annual balance sheets and fully-taxable equivalent net interest margin analysis for the last five years. It details average balances for total assets and liabilities, as well as shareholders’ equity, and their various components, most notably loans and leases, deposits, and borrowings. It also shows the corresponding interest income or interest expense associated with each earning asset and interest bearing liability category along with the average rate with the difference resulting in the net interest spread. The net interest spread plus the positive impact from the non-interest bearing funds represents the net interest margin.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 7 — Consolidated Average Balance Sheet and Net Interest Margin Analysis

	Average Balances
					Change from
		Change from 2006			2005
Fully-taxable equivalent basis(1)
(in millions of dollars)	2007	Amount	%	2006	Amount	%	2005	2004	2003
Assets
Interest bearing deposits in banks	$260	$207	N.M. %	$53	$—	—%	$53	$66	$37
Trading account securities	642	550	N.M.	92	(115)	(55.6)	207	105	14
Federal funds sold and securities purchased under resale agreement	591	270	84.1	321	59	22.5	262	319	87
Loans held for sale	362	87	31.6	275	(43)	(13.5)	318	243	564
Investment securities:
Taxable	3,653	(544)	(13.0)	4,197	514	14.0	3,683	4,425	3,533
Tax-exempt	646	76	13.3	570	95	20.0	475	412	334

Total investment securities	4,299	(468)	(9.8)	4,767	609	14.6	4,158	4,837	3,867
Loans and leases:(3) Commercial:
Middle market commercial and industrial(4)	8,252	2,694	48.5	5,558	741	15.4	4,817	4,456	4,633
Construction(4)	1,511	261	20.9	1,250	(428)	(25.5)	1,678	1,420	1,219
Commercial(4)	4,267	1,516	55.1	2,751	843	44.2	1,908	1,922	1,800

Middle market commercial real estate	5,778	1,777	44.4	4,001	415	11.6	3,586	3,342	3,019
Small business commercial and industrial and commercial real estate(4)	3,413	1,107	48.0	2,306	82	3.7	2,224	2,003	1,787

Total commercial	17,443	5,578	47.0	11,865	1,238	11.6	10,627	9,801	9,439

Consumer:
Automobile loans	2,633	576	28.0	2,057	14	0.7	2,043	2,285	3,260
Automobile leases	1,485	(546)	(26.9)	2,031	(391)	(16.1)	2,422	2,192	1,423

Automobile loans and leases	4,118	30	0.7	4,088	(377)	(8.4)	4,465	4,477	4,683
Home equity	6,173	1,203	24.2	4,970	218	4.6	4,752	4,244	3,400
Residential mortgage	4,939	358	7.8	4,581	500	12.3	4,081	3,212	2,076
Other loans	529	90	20.5	439	54	14.0	385	393	426

Total consumer	15,759	1,681	11.9	14,078	395	2.9	13,683	12,326	10,585

Total loans and leases	33,202	7,259	28.0	25,943	1,633	6.7	24,310	22,127	20,024
Allowance for loan and lease losses	(382)	(95)	33.1	(287)	(19)	7.1	(268)	(298)	(330)

Net loans and leases	32,820	7,164	27.9	25,656	1,614	6.7	24,042	21,829	19,694

Total earning assets	39,356	7,905	25.1	31,451	2,143	7.3	29,308	27,697	24,593

Automobile operating lease assets	—	(93)	N.M.	93	(258)	(73.5)	351	891	1,697
Cash and due from banks	930	105	12.7	825	(20)	(2.4)	845	843	774
Intangible assets	2,019	1,452	N.M.	567	349	N.M.	218	216	218
All other assets	2,789	326	13.2	2,463	278	12.7	2,185	2,084	2,020

Total Assets	$44,712	$9,600	27.3%	$35,112	$2,473	7.6%	$32,639	$31,433	$28,972

Liabilities and Shareholders’ Equity
Deposits:
Demand deposits — non-interest bearing	$4,438	$908	25.7%	$3,530	$151	4.5%	$3,379	$3,230	$3,080
Demand deposits — interest bearing	3,129	991	46.4	2,138	218	11.4	1,920	1,953	1,822
Money market deposits	6,173	569	10.2	5,604	(134)	(2.3)	5,738	5,254	4,371
Savings and other domestic time deposits	3,895	903	30.2	2,992	(163)	(5.2)	3,155	3,431	3,462
Core certificates of deposit	8,057	3,007	59.5	5,050	1,716	51.5	3,334	2,689	3,115

Total core deposits	25,692	6,378	33.0	19,314	1,788	10.2	17,526	16,557	15,850
Other domestic time deposits of $100,000 or more	1,494	381	34.2	1,113	203	22.3	910	593	389
Brokered time deposits and negotiable CDs	3,239	(3)	(0.1)	3,242	123	3.9	3,119	1,837	1,419
Deposits in foreign offices	641	126	24.5	515	58	12.7	457	508	500

Total deposits	31,066	6,882	28.5	24,184	2,172	9.9	22,012	19,495	18,158
Short-term borrowings	2,245	445	24.7	1,800	421	30.5	1,379	1,410	1,600
Federal Home Loan Bank advances	2,027	658	48.1	1,369	264	23.9	1,105	1,271	1,258
Subordinated notes and other long-term debt	3,688	114	3.2	3,574	(490)	(12.1)	4,064	5,379	4,559

Total interest bearing liabilities	34,588	7,191	26.2	27,397	2,216	8.8	25,181	24,325	22,495

All other liabilities	1,054	(185)	(14.9)	1,239	(257)	(17.2)	1,496	1,504	1,201
Shareholders’ equity	4,632	1,686	57.2	2,946	363	14.1	2,583	2,374	2,196

Total Liabilities and Shareholders’ Equity	$44,712	$9,600	27.3%	$35,112	$2,473	7.6%	$32,639	$31,433	$28,972

Net interest income

Net interest rate spread
Impact of non-interest bearing funds on margin

Net Interest Margin

N.M., not a meaningful value.

(1)	Fully-taxable equivalent (FTE) yields are calculated assuming a 35% tax rate.
(2)	Loan and lease and deposit average rates include impact of applicable derivatives and non-deferrable fees.
(3)	For purposes of this analysis, non-accrual loans are reflected in the average balances of loans.
(4)	2006 reflects a net reclassification of average balances and related interest income from small business commercial and industrial and commercial real estate to middle market commercial and industrial and middle market commercial real estate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Interest Income/Expense					Average Rate(2)
2007	2006	2005	2004	2003	2007	2006	2005	2004	2003

$12.5	$3.2	$1.1	$0.7	$0.6	4.80%	6.00%	2.16%	1.05%	1.53%
37.5	3.8	8.5	4.4	0.6	5.84	4.19	4.08	4.15	4.02
29.9	16.1	6.0	5.5	1.6	5.05	5.00	2.27	1.73	1.80
20.6	16.8	17.9	13.0	30.0	5.69	6.10	5.64	5.35	5.32

221.9	229.4	158.7	171.7	159.6	6.07	5.47	4.31	3.88	4.52
43.4	38.5	31.9	28.8	23.5	6.72	6.75	6.71	6.98	7.04

265.3	267.9	190.6	200.5	183.1	6.17	5.62	4.58	4.14	4.73

614.2	413.1	279.0	196.5	223.5	7.44	7.43	5.79	4.41	4.82
117.4	100.9	107.8	64.2	51.3	7.77	8.08	6.43	4.52	4.21
318.2	205.1	113.2	88.0	89.4	7.46	7.46	5.93	4.58	4.97

435.6	306.0	221.0	152.2	140.7	7.54	7.65	6.16	4.55	4.66
256.4	163.0	137.5	110.3	105.6	7.51	7.07	6.18	5.50	5.91

1,306.2	882.1	637.5	459.0	469.8	7.49	7.43	6.00	4.68	5.00

188.7	135.1	133.3	165.1	242.1	7.17	6.57	6.52	7.22	7.43
80.3	102.9	119.6	109.6	72.8	5.41	5.07	4.94	5.00	5.12

269.0	238.0	252.9	274.7	314.9	6.53	5.82	5.66	6.14	6.73
479.8	369.7	288.6	208.6	166.4	7.77	7.44	6.07	4.92	4.89
285.9	249.1	212.9	163.0	112.2	5.79	5.44	5.22	5.07	5.40
55.5	39.8	39.2	29.5	36.4	10.51	9.07	10.23	7.51	8.55

1,090.2	896.6	793.6	675.8	629.9	6.92	6.37	5.80	5.48	5.95

2,396.4	1,778.7	1,431.1	1,134.8	1,099.7	7.22	6.86	5.89	5.13	5.50

2,762.2	2,086.5	1,655.2	1,358.9	1,315.6	7.02	6.63	5.65	4.89	5.35

—	—	—	—	—	—	—	—	—	—
40.3	19.3	10.6	8.3	10.0	1.29	0.90	0.55	0.42	0.55
232.5	193.1	124.9	65.8	63.0	3.77	3.45	2.18	1.25	1.44
90.7	50.2	42.9	44.1	67.7	2.33	1.68	1.36	1.28	1.96
391.3	214.8	118.7	90.4	114.3	4.86	4.25	3.56	3.36	3.67

754.8	477.4	297.1	208.6	255.0	3.55	3.02	2.10	1.56	2.00
75.7	55.6	30.8	11.3	4.6	5.07	4.99	3.39	1.90	1.17
175.4	169.1	109.4	33.1	24.1	5.41	5.22	3.51	1.80	1.70
20.5	15.1	9.6	4.1	4.6	3.19	2.93	2.10	0.82	0.92

1,026.4	717.2	446.9	257.1	288.3	3.85	3.47	2.40	1.58	1.91
92.8	72.2	34.3	13.0	15.7	4.13	4.01	2.49	0.93	0.98
102.6	60.0	34.7	33.3	24.4	5.06	4.38	3.13	2.62	1.94
219.6	201.9	163.5	132.5	128.5	5.96	5.65	4.02	2.46	2.82

1,441.4	1,051.3	679.4	435.9	456.9	4.17	3.84	2.70	1.79	2.03

$1,320.8	$1,035.2	$975.8	$923.0	$858.7

					2.85	2.79	2.95	3.10	3.32
					0.51	0.50	0.38	0.23	0.17

					3.36%	3.29%	3.33%	3.33%	3.49	%1

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Provision for Credit Losses

(This section should be read in conjunction with Significant Items 1, 2, 3, and the Credit Risk section.)

The provision for credit losses is the expense necessary to maintain the ALLL and the AULC at levels adequate to absorb our estimate of probable inherent credit losses in the loan and lease portfolio and the portfolio of unfunded loan commitments.

The provision for credit losses in 2007 was $643.6 million, up from $65.2 million in 2006, primarily reflecting a $405.8 million increase in the 2007 fourth-quarter provision related to Franklin. The remainder of the increase reflected the continued weakness in our Midwest markets, most notably among our borrowers in eastern Michigan and northern Ohio, and within the residential real estate development portfolio.

The provision for credit losses in 2006 was $65.2 million, down $16.1 million from 2005. The decrease reflected a decline in the transaction component of the ALLL at year-end compared with that at the end of 2005, due to a general improvement in the underlying risk of the loan portfolio. These improvements were reflected in the decline in the ALLL as a percent of period-end total loans and leases to 1.04% at December 31, 2006, from 1.10% in 2005.

Non-Interest Income

(This section should be read in conjunction with Significant Items 1, 3, 4, 5, 6, and 9.)

Table 8 reflects non-interest income for the three years ended December 31, 2007:

Table 8 — Non-Interest Income

	Twelve Months Ended December 31,
		Change from 2006			Change from 2005
(in thousands of dollars)	2007	Amount	%	2006	Amount	%	2005
Service charges on deposit accounts	$254,193	$68,480	36.9%	$185,713	$17,879	10.7%	$167,834
Trust services	121,418	31,463	35.0	89,955	12,550	16.2	77,405
Brokerage and insurance income	92,375	33,540	57.0	58,835	5,216	9.7	53,619
Other service charges and fees	71,067	19,713	38.4	51,354	7,006	15.8	44,348
Bank owned life insurance income	49,855	6,080	13.9	43,775	3,039	7.5	40,736
Mortgage banking	29,804	(11,687)	(28.2)	41,491	13,158	46.4	28,333
Securities losses	(29,738)	43,453	(59.4)	(73,191)	(65,136)	N.M.	(8,055)
Other income	79,819	(40,203)	(33.5)	120,022	24,975	26.3	95,047

Sub-total before automobile operating lease income	668,793	150,839	29.1	517,954	18,687	3.7	499,267
Automobile operating lease income	7,810	(35,305)	(81.9)	43,115	(89,900)	(67.6)	133,015

Total non-interest income	$676,603	$115,534	20.6%	$561,069	$(71,213)	(11.3)%	$632,282

N.M., not a meaningful value.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

2007 versus 2006

Non-interest income increased $115.5 million, or 21%, from a year ago. The $137.4 million of merger-related non-interest income drove the increase, as non-merger-related non-interest income declined. The following table details the estimated merger-related impact on our reported non-interest income:

Table 9 — Non-Interest Income — Estimated Merger-Related Impact

	Twelve Months Ended
	December 31,		Change			Non-merger Related
					Merger
(in thousands)	2007	2006	Amount	%	Related	Amount	%(1)
Service charges on deposit accounts	$254,193	$185,713	$68,480	36.9%	$48,220	$20,260	8.7%
Trust services	121,418	89,955	31,463	35.0	14,018	17,445	16.8
Brokerage and insurance income	92,375	58,835	33,540	57.0	34,122	(582)	(0.6)
Other service charges and fees	71,067	51,354	19,713	38.4	11,600	8,113	12.9
Bank owned life insurance income	49,855	43,775	6,080	13.9	3,614	2,466	5.2
Mortgage banking income	29,804	41,491	(11,687)	(28.2)	12,512	(24,199)	(44.8)
Securities losses	(29,738)	(73,191)	43,453	(59.4)	566	42,887	(59.1)
Other income	79,819	120,022	(40,203)	(33.5)	12,780	(52,983)	(39.9)

Sub-total before automobile operating lease income	668,793	517,954	150,839	29.1	137,432	13,407	2.0
Automobile operating lease income	7,810	43,115	(35,305)	(81.9)	—	(35,305)	(81.9)

Total non-interest income	$676,603	$561,069	$115,534	20.6%	$137,432	$(21,898)	(3.1)%

(1)	Calculated as non-merger related/(prior period + merger-related)

The $21.9 million, or 3%, decrease non-merger-related decline primarily reflected:

–	$53.0 million, or 40%, decline in other income. This decline primarily reflected: (a) $34.0 million loss in 2007 on loans held-for-sale, and (b) $20.0 million of public equity investment losses in 2007 compared with $7.4 million of such gains in 2006.

–	$35.3 million, or 82%, decline in automobile operating lease income.

–	$24.2 million, or 45%, decrease in mortgage banking income primarily reflecting a $28.4 million net negative impact between periods related to MSR valuation, net of hedge-related trading activity (see Table 10).

Partially offset by:

–	$42.9 million less in investment securities losses. Virtually all of the losses in 2006 related to the balance sheet restructuring (see “Significant Items”) and 2007 losses primarily related to the securities impairment losses recognized on certain investment securities.

–	$20.3 million, or 9%, increase in service charges on deposit accounts, primarily reflecting higher personal and commercial service charge income.

–	$17.4 million, or 17%, increase in trust services income. This increase reflected: (a) $9.7 million of revenues associated with the acquisition of Unified Fund Services, and (b) $4.8 million increase in Huntington Fund fees due to growth in Huntington Funds’ managed assets.

–	$8.1 million, or 13%, increase in other service charges and fees primarily reflecting increased debit card fees due to higher volume.

2006 versus 2005

Non-interest income in 2006 decreased $71.2 million, or 11%, from 2005, including an $89.9 million decline in automobile operating lease income. Non-interest income before automobile operating lease income increased $18.7 million, or 4% ($23.9 million Unizan merger-related), reflecting:

–	$23.1 million increase in other income ($7.1 million Unizan merger-related), primarily reflecting $7.0 million in higher equity investment gains, a $5.7 million increase in equipment operating lease income, a $3.3 million gain on sale of MasterCard® stock, and a $2.6 million increase in corporate derivative sales.

–	$17.9 million, or 11% ($5.3 million Unizan merger-related), increase in service charges on deposit accounts, reflecting a $14.3 million, or 13%, increase in personal service charges, primarily non-sufficient fund/overdraft fees, and a $3.6 million, or 6%, increase in commercial service charge income.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

–	$13.2 million, or 46%, increase in mortgage banking income, primarily reflecting a $12.6 million positive impact between years related to MSR valuation, net of hedge-related trading activity.

–	$12.6 million, or 16% ($5.5 million merger-related), increase in trust services income, primarily reflecting (a) $6.5 million, or 18%, increase in personal trust income, mostly Unizan merger-related, and (b) $3.7 million, or 14%, increase in fees from Huntington Funds, reflecting 11% fund asset growth.

–	$7.0 million, or 16% ($1.0 million Unizan merger-related), increase in other service charges and fees, primarily reflecting a $5.3 million, or 17%, increase in fees generated by higher debit card volume.

Partially offset by:

–	$65.1 million increase in investment securities losses, reflecting the $73.2 million of investment securities impairment and losses during 2006 as the balance sheet restructuring was completed.

Table 10 — Mortgage Banking Income

	Twelve Months Ended December 31,
		Change from 2006			Change from 2005
(In thousands of dollars)	2007	Amount	%	2006	Amount	%	2005
Mortgage Banking Income
Origination and secondary marketing	$25,965	$7,748	42.5%	$18,217	$(6,717)	(26.9)%	$24,934
Servicing fees	36,012	11,353	46.0	24,659	2,478	11.2	22,181
Amortization of capitalized servicing(1)	(20,587)	(5,443)	35.9	(15,144)	3,215	(17.5)	(18,359)
Other mortgage banking income	13,198	3,025	29.7	10,173	1,590	18.5	8,583

Sub-total	54,588	16,683	44.0	37,905	566	1.5	37,339
MSR valuation adjustment(1)	(16,131)	(21,002)	N.M.	4,871	500	11.4	4,371
Net trading losses related to MSR hedging	(8,653)	(7,368)	N.M.	(1,285)	12,092	(90.4)	(13,377)

Total mortgage banking income	$29,804	$(11,687)	(28.2)%	$41,491	$13,158	46.4%	$28,333

Capitalized mortgage servicing rights(2)	$207,894	$76,790	58.6%	$131,104	$39,845	43.7%	$91,259
MSR allowance(2)	—	——	—	—	404	N.M.	(404)
Total mortgages serviced for others (in millions) (2)	15,088	6,836	82.8	8,252	976	13.4	7,276

Net Impact of MSR Hedging
MSR valuation adjustment(1)	$(16,131)	$(21,002)	N.M. %	$4,871	$500	11.4%	$4,371
Net trading losses related to MSR hedging	(8,653)	(7,368)	N.M.	(1,285)	12,092	(90.4)	(13,377)
Net interest income related to MSR hedging	5,797	5,761	N.M.	36	(1,652)	(97.9)	1,688

Net impact of MSR hedging	$(18,987)	$(22,609)	N.M. %	$3,622	$10,940	N.M. %	$(7,318)

N.M., not a meaningful value.

(1)	The change in fair value for the period represents the MSR valuation adjustment, net of amortization of capitalized servicing.

(2)	At period end.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Non-Interest Expense

(This section should be read in conjunction with Significant Items 1, 3, 4, 6, 7, and 9.)

Table 11 reflects non-interest expense for the three years ended December 31, 2007:

Table 11 — Non-Interest Expense

	Twelve Months Ended December 31,
		Change from 2006			Change from 2005
(In thousands of dollars)	2007	Amount	%	2006	Amount	%	2005
Salaries	$557,254	$131,597	30.9%	$425,657	$46,068	12.1%	$379,589
Benefits	129,574	14,003	12.1	115,571	13,502	13.2	102,069

Personnel costs	686,828	145,600	26.9	541,228	59,570	12.4	481,658
Outside data processing and other services	127,245	48,466	61.5	78,779	4,141	5.5	74,638
Net occupancy	99,373	28,092	39.4	71,281	189	0.3	71,092
Equipment	81,482	11,570	16.5	69,912	6,788	10.8	63,124
Amortization of intangibles	45,151	35,189	N.M.	9,962	9,133	N.M.	829
Marketing	46,043	14,315	45.1	31,728	5,449	20.7	26,279
Professional services	40,320	13,267	49.0	27,053	(7,516)	(21.7)	34,569
Telecommunications	24,502	5,250	27.3	19,252	604	3.2	18,648
Printing and supplies	18,251	4,387	31.6	13,864	1,291	10.3	12,573
Other	137,488	30,839	28.9	106,649	24,089	29.2	82,560

Sub-total before automobile operating lease expense	1,306,683	336,975	34.8	969,708	103,738	12.0	865,970
Automobile operating lease expense	5,161	(26,125)	(83.5)	31,286	(72,564)	(69.9)	103,850

Total non-interest expense	$1,311,844	$310,850	31.1%	$1,000,994	$31,174	3.2%	$969,820

N.M., not a meaningful value

2007 versus 2006

Non-interest expense increased $310.9 million, or 31%, from a year ago. This included $273.3 million of merger-related expenses, as well as $85.1 million of merger costs related to merger-integration activities. Non-merger-related non-interest expense declined. The following table details the estimated merger-related impact on our reported non-interest expense:

Table 12 — Non-Interest Expense — Estimated Merger-Related Impact

	Twelve Months Ended
	December 31,		Change				Non-merger Related
					Merger	Merger
(in thousands)	2007	2006	Amount	Percent	Related	Costs	Amount	%(1)
Personnel costs	$686,828	$541,228	$145,600	26.9%	$136,500	$31,183	$(22,083)	(3.1)%
Outside data processing and other services	127,245	78,779	48,466	61.5	24,524	18,527	5,415	4.4
Net occupancy	99,373	71,281	28,092	39.4	20,368	8,755	(1,031)	(1.0)
Equipment	81,482	69,912	11,570	16.5	9,598	1,981	(9)	(0.0)
Amortization of intangibles	45,151	9,962	35,189	353.2	34,862	—	327	0.7
Marketing	46,043	31,728	14,315	45.1	8,722	13,523	(7,930)	(14.7)
Professional services	40,320	27,053	13,267	49.0	5,414	6,183	1,670	4.3
Telecommunications	24,502	19,252	5,250	27.3	4,448	1,150	(348)	(1.4)
Printing and supplies	18,251	13,864	4,387	31.6	2,748	1,501	138	0.8
Other expense	137,488	106,649	30,839	28.9	26,096	2,281	2,462	1.8

Sub-total before automobile operating lease expense	1,306,683	969,708	336,975	34.8	273,280	85,084	(21,389)	(1.6)
Automobile operating lease expense	5,161	31,286	(26,125)	(83.5)	—	—	(26,125)	(83.5)

Total non-interest expense	$1,311,844	$1,000,994	$310,850	31.1%	$273,280	$85,084	$(47,514)	(3.5)%

(1)	Calculated as non-merger related / (prior period + merger-related + merger-costs)

The $47.5 million, or 4%, non-merger-related decline primarily reflected:

–	$26.1 million, or 84%, decline in automobile operating lease expense.

–	$22.1 million, or 3%, decline in personnel costs reflecting merger efficiencies including the impact of the reductions to full-time equivalent staff during 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

–	$7.9 million, or 15%, decline in marketing expense.

Partially offset by:

–	$5.4 million, or 4%, increase in outside data processing and other services expenses related to: (a) higher debit card transaction volume, and (b) additional expenditures related to technology-related initiatives.

–	$2.5 million, or 2%, increase in other non-interest expense primarily reflecting: (a) $24.9 million Visa® indemnification charge, and (b) $10.8 million increase to litigation reserves, partially offset by (a) $10.0 million reduction in Huntington charitable foundation contribution, (b) $7.4 million reduction in lease residual value expenses, (c) $7.3 million gains on debt extinguishment, and (d) merger efficiencies.

2006 versus 2005

Non-interest expense in 2006 increased $31.2 million, or 3%, from 2005, despite a $72.6 million decline in automobile operating lease expense as that portfolio declined. Non-interest expense before automobile operating lease expense increased $103.7 million, or 12% ($59.7 million Unizan merger-related), reflecting:

–	$59.6 million, or 12%, increase in personnel expense, with Unizan contributing $25.8 million, or 43%, of the increase. The remaining $33.8 million increase included a $17.0 million increase in share-based compensation, primarily related to the expensing of stock options, which began in 2006, and $9.0 million in higher performance and sales-related compensation.

–	$24.1 million, or 29% ($10.0 million Unizan merger-related), increase in other expense, including a $10.0 million donation to the Huntington Foundation in the fourth quarter, $5.5 million of higher residual value losses on automobile leases, $3.7 million of Unizan merger costs, and $3.5 million related to the fourth quarter restructuring of certain FHLB advances.

–	$9.1 million increase in the amortization of intangibles, substantially all Unizan merger-related.

–	$6.8 million, or 11%, increase in equipment expense ($1.7 million Unizan merger-related), reflecting higher depreciation associated with recent technology investments.

–	$5.4 million, or 21% ($0.9 million Unizan merger-related), increase in marketing expense, reflecting increased campaign and market research expenses.

–	$4.1 million, or 6%, increase in outside data processing and other services ($1.7 million Unizan merger-related), with $2.0 million Unizan merger costs and a $1.7 million increase in debit card processing costs due to higher activity levels.

Partially offset by:

–	$7.5 million, or 22%, decline in professional services expenses, despite Unizan adding $4.9 million, including a reduction in SEC/regulatory related expenses from 2005, as well as declines in collections and other consulting expenses.

Provision for Income Taxes

(This section should be read in conjunction with Significant Items 1, 3, 4, and 8.)

The provision for income taxes was a benefit of $52.5 million for 2007 compared with a $52.8 million provision in 2006 and a $131.5 million provision in 2005. The tax benefit in 2007 was a result of lower pretax income combined with the favorable impact of tax exempt income, bank owned life insurance, asset securitization activities, and general business credits from investments in low income housing and historic property partnerships. The 2006 provision for income taxes included a release of previously established federal income tax reserves due to the resolution of a federal income tax audit covering tax years 2002 and 2003, as well as the recognition of a federal tax loss carryback.

During 2007, the Internal Revenue Service commenced its audit of our consolidated federal income tax returns for tax years 2004 and 2005. In addition, we are subject to ongoing tax examinations in various jurisdictions. We believe that the resolution of these examinations will not have a significant adverse impact on our consolidated financial position or results of operations.

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

The maximum level of credit exposure to individual commercial borrowers is limited by policy guidelines based on the risk of default associated with the credit facilities extended to each borrower or related group of borrowers. All authority to grant commitments is delegated through the independent credit administration function and is monitored and regularly updated. Concentration risk is managed via limits on loan type, geography, industry, loan quality factors, and country limits. We continue to focus on extending credit to commercial customers with existing or expandable relationships within our primary banking markets. Also, we continue to focus on expanding existing relationships with our retail customers and adding new borrowers that meet our risk profile.

The checks and balances in the credit process and the independence of the credit administration and risk management functions are designed to assess the level of credit risk being accepted, facilitate the early recognition of credit problems when they do occur, and to provide for effective problem asset management and resolution.

Credit Exposure Mix

(This section should be read in conjunction with Significant Items 1, 2, and 3.)

As shown in Table 13, at December 31, 2007, our largest credit exposure was total commercial loans, which totaled $22.3 billion and represented 56% of total credit exposure. This portfolio was diversified among middle-market C&I loans, middle-market CRE loans, and small business loans (see “Commercial Credit” discussion below).

Total consumer loans were $17.7 billion at December 31, 2007, and represented 44% of total credit exposure. The consumer portfolio was diversified among home equity loans, residential mortgages, and automobile loans and leases (see “Consumer Credit” discussion below).

As a result of the Sky Financial acquisition in 2007, our mix of loans and leases between total commercial loans and total consumer loans changed, resulting in a higher percentage of total commercial loans than in prior years. We anticipate this higher percentage of total commercial loans to continue in the near-term. Also resulting from the Sky Financial acquisition were increases in total loans and leases across substantially all business segments.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 13 — Loan and Lease Portfolio Composition

	At December 31,
(in millions of dollars)	2007		2006		2005		2004		2003
Commercial(1)
Middle market commercial and industrial(2)	$10,158	25.3%	$5,961	22.8%	$5,084	20.6%	$4,666	19.3%	$4,416	19.7%
Construction	1,946	4.9	1,229	4.7	1,522	6.2	1,602	6.6	1,264	5.6
Commercial	5,858	14.6	2,722	10.4	2,015	8.2	1,917	7.9	1,919	8.6

Total middle market real estate	7,804	19.5	3,951	15.1	3,537	14.4	3,519	14.5	3,183	14.2
Small business commercial and industrial and commercial real estate	4,347	10.8	2,442	9.2	2,224	9.1	2,118	8.8	1,887	8.4

Total commercial	22,309	55.6	12,354	47.1	10,845	44.1	10,303	42.6	9,486	42.3

Consumer:
Automobile loans	3,114	7.8	2,126	8.1	1,985	8.1	1,949	8.1	2,992	13.4
Automobile leases	1,180	2.9	1,769	6.8	2,289	9.3	2,443	10.1	1,902	8.5
Home equity	7,290	18.2	4,927	18.8	4,763	19.3	4,647	19.2	3,746	16.7
Residential mortgage	5,447	13.6	4,549	17.4	4,193	17.0	3,829	15.9	2,531	11.3
Other loans	715	1.7	428	1.7	397	1.4	389	1.7	418	2.0

Total consumer	17,746	44.2	13,799	52.8	13,627	55.1	13,257	55.0	11,589	51.9

Total loans and direct financing leases	40,055	99.8	26,153	99.9	24,472	99.2	23,560	97.6	21,075	94.2

Automobile operating lease assets	68	0.2	28	0.1	189	0.8	587	2.4	1,260	5.6
Securitized loans	—	—	—	—	—	—	—	—	37	0.2

Total credit exposure	$40,123	100.0%	$26,181	100.0%	$24,661	100.0%	$24,147	100.0%	$22,372	100.0%

Total automobile exposure(3)	$4,362	10.9%	$3,923	15.0%	$4,463	18.1%	$4,979	20.6%	$6,191	27.7%

By Business Segment(4)
Regional Banking:
Central Ohio	$5,110	12.8%	$3,570	13.6%
Northwest Ohio	2,284	5.7	462	1.8
Greater Cleveland	3,097	7.7	1,920	7.3
Greater Akron/Canton	2,021	5.0	1,326	5.1
Southern Ohio/Kentucky	2,660	6.6	2,190	8.4
Mahoning Valley	928	2.3	—	—
Ohio Valley	870	2.2	—	—
West Michigan	2,478	6.2	2,421	9.3
East Michigan	1,750	4.4	1,630	6.2
Western Pennsylvania	1,054	2.6	—	—
Pittsburgh	901	2.2	—	—
Central Indiana	1,421	3.5	963	3.7
West Virginia	1,156	2.9	1,124	4.3
Other Regional(2)	6,177	15.6	3,806	14.5

Regional Banking	31,907	79.7	19,412	74.2
Dealer Sales	5,563	13.9	4,908	18.8
Private Financial and Capital Markets Group	2,585	6.4	1,833	7.0
Treasury/Other	—	—	—	—

Total loans and direct financing leases	$40,055	100.0%	$26,153	100.0%

(1)	There were no commercial loans outstanding that would be considered a concentration of lending to a particular industry or group of industries.

(2)	2007 includes loans to Franklin.

(3)	Total automobile loans and leases, operating lease assets, and securitized loans.

(4)	Prior period amounts have been reclassified to conform to the current period business segment structure.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Commercial Credit

(This section should be read in conjunction with Significant Items 1, 2, and 3.)

Table 14 — Commercial & Industrial and Commercial Real Estate Loan and Lease Detail

	At December 31,
(in millions of dollars)	2007	2006	2005	2004	2003
Commercial and industrial loans(1)	$8,468	$4,743	$3,998	$3,632	$3,463
Dealer floor plan loans	795	631	615	645	635
Equipment direct financing leases	895	587	471	389	318

Middle market commercial and industrial loans and leases	10,158	5,961	5,084	4,666	4,416
Small business commercial and industrial loans	2,968	1,889	1,725	1,164	898

Commercial and industrial loans and leases	13,126	7,850	6,809	5,830	5,314

Middle market commercial real estate loans	7,804	3,951	3,537	3,519	3,183
Small business commercial real estate loans	1,379	553	499	954	989

Commercial real estate loans	9,183	4,504	4,036	4,473	4,172

Total commercial loans and leases	$22,309	$12,354	$10,845	$10,303	$9,486

(1)	2007 includes loans to Franklin.

Commercial credit approvals are based on, among other factors, the financial strength of the borrower, assessment of the borrower’s management capabilities, industry sector trends, type of exposure, transaction structure, and the general economic outlook. While these are the primary factors considered, there are a number of other factors that may be considered in the decision process. There are two processes for approving credit risk exposures. The first involves a centralized loan approval process for the standard products and structures utilized in small business banking. In this centralized decision environment, individual credit authority is granted to certain individuals on a regional basis to preserve our local decision-making focus. The second, and more prevalent approach, involves individual approval of exposures. These approvals are consistent with the authority delegated to officers located in the geographic regions who are experienced in the industries and loan structures over which they have responsibility.

All commercial credit extensions are assigned internal risk ratings reflecting the borrower’s probability-of-default and loss-given-default. This two-dimensional rating methodology, which results in 192 individual loan grades, provides granularity in the portfolio management process. The probability-of-default is rated on a scale of 1-12 and is applied at the borrower level. The loss-given-default is rated on a 1-16 scale and is associated with each individual credit exposure based on the type of credit extension and the underlying collateral.

In commercial lending, ongoing credit management is dependent on the type and nature of the loan. In general, quarterly monitoring is normal for all significant exposures. The internal risk ratings are revised and updated with each periodic monitoring event. There is also extensive macro portfolio management analysis on an ongoing basis. We continually review and adjust our risk rating criteria based on actual experience, which may result in further changes to such criteria, in future periods. Accordingly, in 2007, we changed our reserve methodology for small business loans to utilize a small business credit score, consistent with that used for the consumer loan portfolio, as the primary driver of the reserve for commercial loans less than $500 thousand, rather than reserving based on probability-of-default and loss-given-default. The change did not result in a significant change to the allowance for loan and lease losses for these commercial loans.

In addition to the initial credit analysis initiated by the portfolio manager during the underwriting process, the loan review group performs independent credit reviews. The loan review group reviews individual loans and credit processes and conducts a portfolio review at each of the regions on a 15-month cycle. The loan review group validates the risk grades to approximately 50% of the portfolio exposure each calendar year.

Borrower exposures may be designated as monitored credits when warranted by individual company performance, or by industry and environmental factors. Such accounts are subjected to additional quarterly reviews by the business line management, the loan review group, and credit administration in order to adequately assess the borrower’s credit status and to take appropriate action.

A specialized credit workout group is involved in the management of all monitored credits, and handles commercial recoveries, workouts, and problem loan sales, as well as the day-to-day management of relationships rated substandard or lower. The group is

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

responsible for developing an action plan, assessing the risk rating, and determining the adequacy of the reserve, the accrual status, and the ultimate collectibility of the credits managed.

Our commercial loan portfolio is diversified by customer, as well as throughout our geographic footprint. However, in addition to the Franklin relationship discussed previously (See “Significant Items”), the following segment is noteworthy:

Single Family Home Builders

At December 31, 2007, we had $1.5 billion of loans to single family home builders, including loans made to both middle-market and small business home builders. Such loans represented 4% of total loans and leases. Of this portfolio, 66% were to finance projects currently under construction, 26% to finance land under development, and 8% to finance land held for development.

There has been a general slowdown in the housing market across our geographic footprint, reflecting declining prices and excess inventories of houses to be sold, particularly impacting borrowers in our eastern Michigan and northern Ohio markets. As a result, home builders have shown signs of financial deterioration. We have taken the following steps to mitigate the risk arising from this exposure: (1) all loans within the portfolio have been reviewed during the last 12 months and are continuously monitored, (2) credit valuation adjustments have been made when appropriate based on the current condition of each relationship, and (3) reserves have been increased based on proactive risk identification and thorough borrower analysis.

C&I loan and lease commitments and balances outstanding by industry classification code at December 31, 2007, were as follows:

Table 15 — Commercial and Industrial Loans and Leases by Industry Classification Code

	At December 31, 2007
	Commitments		Loans Outstanding
(in millions of dollars)	Amount	%	Amount	%
Industry Classification:
Services	$4,818	24.1%	$3,176	24.2%
Finance, insurance, and real estate(1)	4,042	20.3	3,123	23.8
Manufacturing	3,437	17.2	2,084	15.9
Retail trade	2,853	14.3	1,961	14.9
Contractors and construction	1,593	8.0	964	7.3
Transportation, communications, and utilities	1,061	5.3	649	4.9
Wholesale trade	1,245	6.2	553	4.2
Agriculture and forestry	418	2.1	235	1.8
Energy	295	1.5	222	1.7
Public administration	131	0.7	119	0.9
Other	60	0.3	40	0.4

Total	$19,953	100.0%	$13,126	100.0%

(1)	Includes commitments and loans to Franklin.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Middle-market CRE loans and small business CRE loans totaled $9.2 billion at December 31, 2007. These loans were predominantly to borrowers in our primary banking markets, and were diversified by the type of property, as reflected in the following table:

Table 16 — Commercial Real Estate Loans by Property Type and Borrower Location

	At December 31, 2007
					West		Total
(in millions)	Ohio	Michigan	Pennsylvania	Indiana	Virginia	Other	Amount
Retail properties	$1,217	$224	$190	$144	$21	$14	$1,810	19.7%
Single family home builder	1,053	229	101	75	31	9	1,498	16.3
Office	788	186	121	48	47	8	1,198	13.1
Multi family	851	80	93	77	32	17	1,150	12.5
Industrial and warehouse	624	209	46	57	13	11	960	10.5
Unsecured lines to real estate companies	705	95	31	10	9	2	852	9.3
Raw land and other land uses	595	62	98	44	14	1	814	8.9
Health care	208	41	53	3	4	—	309	3.4
Hotel	147	60	21	6	2	—	236	2.6
Other	265	34	21	27	9	—	356	3.9

Total	$6,453	$1,220	$775	$491	$182	$62	$9,183	100.0%

Consumer Credit

(This section should be read in conjunction with Significant Items 1 and 3.)

Consumer credit approvals are based on, among other factors, the financial strength of the borrower, type of exposure, and the transaction structure. Consumer credit decisions are generally made in a centralized environment utilizing decision models. There is also individual credit authority granted to certain individuals on a regional basis to preserve our local decision-making focus. Each credit extension is assigned a specific probability-of-default and loss-given-default. The probability-of-default is generally a function of the borrower’s most recent credit bureau score (FICO), which we update quarterly, while the loss-given-default is related to the type of collateral and the loan-to-value ratio associated with the credit extension.

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

Collection action is initiated on an “as needed” basis through a centrally managed collection and recovery function. The collection group employs a series of collection methodologies designed to maintain a high level of effectiveness while maximizing efficiency. In addition to the retained consumer loan portfolio, the collection group is responsible for collection activity on all sold and securitized consumer loans and leases. (See the “Nonperforming Assets” section of “Credit Risk”, for further information regarding when consumer loans are placed on nonaccrual status and when the balances are charged-off to the allowance for loan and lease losses.)

Our consumer loan portfolio is diversified throughout our geographic footprint. However, the following two segments are noteworthy:

Home Equity Portfolio

Our home equity portfolio (loans and lines) consists of both first and second position collateral with underwriting criteria based on minimum FICO credit scores, debt-to-income ratios, and loan-to-value (LTV) ratios. We offer closed-end home equity loans with a fixed interest rate and level monthly payments and a variable-rate, interest-only home equity line of credit. At December 31, 2007, we had $3.4 billion of home equity loans and $3.9 billion of home equity lines of credit. Combined, this represented 18% of total loans and leases.

We believe we have granted credit conservatively within this portfolio. We do not originate home equity loans or lines that allow negative amortization, or have LTV ratios at origination greater than 100%. Home equity loans are generally fixed rate with periodic principal and interest payments. We originated $1.0 billion of home equity loans during 2007 with a weighted average LTV ratio at origination of 68% and a weighted average FICO score at origination of 741. Home equity lines of credit generally

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

have variable rates of interest and do not require payment of principal during the 10-year revolving period of the line. During 2007, we originated commitments of $1.5 billion of home equity lines with a weighted average combined LTV ratio at origination of 76% and a weighted average FICO score at origination of 748. The weighted average combined LTV ratio at origination of our home equity portfolio was 75% at December 31, 2007.

During 2007, we actively continued to address the risk profile of this portfolio. We eliminated sourcing new production through brokers, choosing instead to focus production on our own banking network. This action was a continuation of our strategy begun in 2005 to reduce the reliance on brokers, as this channel typically included a higher-risk borrower profile, as well as all of the risks associated with a third party sourcing arrangement. Regarding origination policies, we tightened underwriting standards for borrowers with lower FICO scores and borrowers with higher debt-to-income ratios, and we capped the cumulative LTV for non-owner occupied houses and for second homes at 80%. We also significantly strengthened the process for appraisals, income, and cash flow assessments. While it is still too early to make any declarative statements regarding the impact of these actions, our more recent originations have shown lower levels of cumulative risk during the first 12 months of the loan or line term compared with earlier originations.

Residential Mortgages

At December 31, 2007, we had $5.4 billion of residential real estate loans, which represented 14% of total loans and leases. We focus on higher quality borrowers, and underwrite all applications centrally, or through the use of an automated underwriting system. We do not originate residential mortgage loans that (a) allow negative amortization, (b) have a LTV ratio at origination greater than 100%, or (c) are “option adjustable-rate mortgages (ARMs).” At December 31, 2007, the loans in the portfolio were to borrowers with an average current FICO score of 709 and had an average LTV ratio of 76%.

A majority of the loans in our loan portfolio have adjustable rates. Our ARMs are primarily mortgages that have a fixed rate for the first 3 to 5 years and then adjust annually. These loans comprised 61% of our total residential mortgage loan portfolio at December 31, 2007. At December 31, 2007, ARM loans that were expected to have rates reset totaled $814 million and $661 million in 2008 and 2009, respectively. As over 80% of our ARM borrowers have current FICO scores over 670, and current experience shows that borrowers with FICO scores over 670 are able to effectively pursue refinance options, we believe that we have a relatively limited exposure to ARM reset risk. Nonetheless, we have taken actions to mitigate our risk exposure. We initiate borrower contact at least 6 months prior to the interest rate resetting, and have been successful in converting many ARMs to fixed rate loans through this process. Additionally, where borrowers are experiencing payment difficulties, loans may be modified based on the borrower’s ability to repay the loan.

We had $0.5 billion of Alt-A mortgages in the residential mortgage loan portfolio at December 31, 2007. We define Alt-A mortgages as having one or more of the following characteristics: (1) stated income, (2) lower FICO, and (3) high LTV. While our underwriting standards for this product have permitted extending credit to these borrowers with these characteristics, we have not layered all three of the characteristics to any one borrower. Our exposure relating to the Alt-A product will decline in the future as our originations of this product have declined significantly over the past several years due to stricter credit guidelines, with the ultimate elimination of the product in late 2007. For 2007, originated Alt-A loans totaled $34 million, or only 3%, of the $1.0 billion of total residential mortgage loans originated. This was down significantly from 14% of 2006 residential mortgage loan originations.

Interest-only loans comprised $0.9 billion, or 16%, of residential real estate loans at December 31, 2007. Interest-only loans are underwritten to specific standards including minimum FICO credit scores, stressed debt-to-income ratios, and extensive collateral evaluation. At December 31, 2007, borrowers for interest-only loans had an average current FICO score of 729 and the loans had an average LTV ratio of 79%. We continue to believe that we have mitigated the risk of such loans by matching this product with borrowers appropriately.

Credit Quality

In addition to the negative impact from the previously discussed Franklin restructuring concerning credit quality performance measures for 2007, there was also deterioration in non-Franklin-related loans. This reflected the negative impact of the economic weakness in our Midwest markets, most notably among our borrowers in eastern Michigan and northern Ohio, and within the residential real estate development portfolio. Consumer loans also saw negative trends impacted by the softening economy, but less so than commercial loans.

These factors, in addition to the Sky Financial acquisition, resulted in significant increases to virtually all credit quality measures on an absolute basis: including the level of net charge-offs, NALs, NPAs, and the ACL. We believe the more meaningful way to

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

assess overall credit quality performance for 2007 is through an analysis of credit quality performance ratios. This approach forms the basis of most of the discussion in the three sections immediately following: Nonaccruing Loans and Nonperforming Assets, Allowance for Credit Losses, and Net Charge-offs.

Nonaccruing Loans (NAL/NALs) and Nonperforming Assets (NPA/NPAs)

(This section should be read in conjunction with Significant Items 1, 2, and 3.)

NPAs consist of (1) NALs, which represent loans and leases that are no longer accruing interest and/or have been renegotiated to below market rates based upon financial difficulties of the borrower, (2) troubled-debt restructured loans, (3) NALs held-for-sale, (4) real estate acquired through foreclosure, and (5) other NPAs. Middle-market C&I, CRE, and small business loans are generally placed on nonaccrual status when collection of principal or interest is in doubt or when the loan is 90-days past due. When interest accruals are suspended, accrued interest income is reversed with current year accruals charged to earnings and prior-year amounts generally charged-off as a credit loss.

Consumer loans and leases, excluding residential mortgages and home equity lines and loans, are not placed on nonaccrual status but are charged-off in accordance with regulatory statutes, which is generally no more than 120-days past due. Residential mortgages and home equity loans and lines are placed on nonaccrual status within 180-days past due as to principal and 210-days past due as to interest, regardless of collateral. A charge-off on a residential mortgage loan is recorded when the loan has been foreclosed and the loan balance exceeds the fair value of the real estate. The fair value of the collateral, less the cost to sell, is then recorded as other real estate owned (OREO).

When we believe the borrower’s ability and intent to make periodic interest and principal payments has resumed, and collectibility is no longer in doubt, the loan is returned to accrual status.

Table 17 reflects period-end NALs, NPAs, and past due loans and leases detail for each of the last five years.

Table 17 — Nonaccrual Loans, Nonperforming Assets and Past Due Loans and Leases

	At December 31,
(in thousands of dollars)	2007	2006	2005	2004	2003
Nonaccrual loans and leases:
Middle market commercial and industrial	$51,875	$35,657	$28,888	$24,179	$33,745
Middle market commercial real estate	132,157	34,831	15,763	4,582	18,434
Small business commercial and industrial and commercial real estate	52,114	25,852	28,931	14,601	13,607
Residential mortgage	59,557	32,527	17,613	13,545	9,695
Home equity	24,068	15,266	10,720	7,055	—

Total nonaccrual loans and leases	319,771	144,133	101,915	63,962	75,481
Restructured loans, accruing	1,187,368	—	—	—	—
Other real estate, net:
Residential(1)	72,467	47,898	14,214	8,762	6,918
Commercial	2,804	1,589	1,026	35,844	4,987

Total other real estate, net	75,271	49,487	15,240	44,606	11,905
Impaired loans held-for-sale(2)	73,481	—	—	—	—
Other nonperforming assets(3)	4,379	—	—	—	—

Total nonperforming assets	$1,660,270	$193,620	$117,155	$108,568	$87,386

Nonaccrual loans and leases as a % of total loans and leases	0.80%	0.55%	0.42%	0.27%	0.36%
NPA ratio(4)	4.13	0.74	0.48	0.46	0.41
Accruing loans and leases past due 90 days or more	$140,977	$59,114	$56,138	$54,283	$55,913
Accruing loans and leases past due 90 days or more as a percent of total loans and leases	0.35%	0.23%	0.23%	0.23%	0.27%
Total allowances for credit losses (ACL) as % of:
Total loans and leases	1.61	1.19	1.25	1.29	1.59
Nonaccrual loans and leases	202	217	300	476	444

(1)	Beginning in 2006, OREO includes balances of loans in foreclosure that are serviced for others and, which are fully guaranteed by the U.S. Government, that were reported in 90 day past due loans and leases in prior periods.

(2)	Represent impaired commercial loans acquired in the Sky Financial acquisition that are intended to be sold. Held for sale loans are carried at the lower of cost or market value.

(3)	Other nonperforming assets represent certain investment securities backed by mortgage loans to borrowers with lower FICO scores.

(4)	Nonperforming assets divided by the sum of loans and leases, impaired loans held-for-sale, net other real estate, and other NPAs.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

NPAs were $1.7 billion at December 31, 2007, and represented 4.13% of related assets with most of the NPA increase related to the Sky Financial acquisition. This compared with $193.6 million, or 0.74%, at December 31, 2006. The $1.5 billion increase reflected:

–	$1.2 billion of restructured loans relating to the Franklin relationship acquired in the Sky Financial merger. Although classified as NPAs, these restructured loans were current and accruing interest, and are expected to continue to perform per terms of the restructuring agreement.

–	$175.6 million increase to NALs ($32.7 million Sky Financial merger-related). (See below).

–	$73.5 million, net of sales, of Sky Financial acquired commercial loans which were reclassified as impaired loans held-for-sale and written down to their net realizable fair value.

–	$25.8 million increase to OREO ($11.3 million Sky Financial merger-related).

NALs were $319.8 million at December 31, 2007, compared with $144.1 million at December 31, 2006. The increase of $175.6 million primarily reflected:

–	$97.3 million increase in middle market CRE NALs, reflecting the continued weakness in the residential real estate development markets, particularly among our borrowers in eastern Michigan and northern Ohio.

–	$27.0 million increase in residential mortgage NALs, and $26.3 million increase in small business C&I and CRE NALs reflecting the continued overall economic weakness in our markets.

–	$15.0 million related to one northern Ohio commercial credit in the 2007 second quarter.

NPA activity for each of the past five years was as follows:

Table 18 — Nonperforming Asset Activity

	Year Ended December 31,
(in thousands of dollars)	2007	2006	2005	2004	2003
Nonperforming assets, beginning of year	$193,620	$117,155	$108,568	$87,386	$136,723
New nonperforming assets(1)	468,056	222,043	171,150	137,359	222,043
Restructured loans, accruing(2)	1,187,368	—	—	—	—
Acquired nonperforming assets	144,492	33,843	—	—	—
Returns to accruing status	(24,952)	(43,999)	(7,547)	(3,795)	(16,632)
Loan and lease losses	(126,754)	(46,191)	(38,819)	(37,337)	(109,905)
Payments	(86,093)	(59,469)	(64,861)	(43,319)	(83,886)
Sales	(95,467)	(29,762)	(51,336)	(31,726)	(60,957)

Nonperforming assets, end of year	$1,660,270	$193,620	$117,155	$108,568	$87,386

(1)	Beginning in 2006, OREO includes balances of loans in foreclosure, which are fully guaranteed by the U.S. Government, that were reported in 90 day past due loans and leases in prior periods.

(2)	Restructured loans are net of loan losses and payments.

Allowances for Credit Losses (ACL)

(This section should be read in conjunction with Significant Items 1, 2, and 3.)

We maintain two reserves, both of which are available to absorb credit losses: the ALLL and the AULC. When summed together, these reserves constitute the total ACL. Our credit administration group is responsible for developing the methodology and determining the adequacy of the ACL.

The ALLL represents the estimate of probable losses inherent in the loan portfolio at the balance sheet date. Additions to the ALLL result from recording provision expense for loan losses or recoveries, while reductions reflect charge-offs, net of recoveries, or the sale of loans. The AULC is determined by applying the transaction reserve process, which is described later in this section, to the unfunded portion of the portfolio adjusted by an applicable funding expectation.

We have an established monthly process to determine the adequacy of the ACL that relies on a number of analytical tools and benchmarks. No single statistic or measurement, in itself, determines the adequacy of the allowance. The allowance is comprised of two components: the transaction reserve and the economic reserve.

The transaction reserve component of the ACL includes both (a) an estimate of loss based on pools of commercial and consumer loans and leases with similar characteristics, and (b) an estimate of loss based on an impairment review of each loan greater than $500,000 that is considered to be impaired. For commercial loans, the estimate of loss based on pools of loans and leases with similar characteristics is made through the use of a standardized loan grading system that is applied on an individual loan level and updated on a continuous basis. The reserve factors applied to these portfolios were developed based on internal credit

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

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

The economic reserve incorporates our determination of the impact of risks associated with the general economic environment on the portfolio. The economic reserve is designed to address economic uncertainties and is determined based on economic indices as well as a variety of other economic factors that are correlated to the historical performance of the loan portfolio. Currently, two national and two regionally focused indices are utilized. The two national indices are: (1) Real Consumer Spending, and (2) Consumer Confidence. The two regionally focused indices are: (1) Institute for Supply Management Manufacturing, and (2) Non-agriculture Job Creation. Because of this more quantitative approach to recognizing risks in the general economy, the economic reserve may fluctuate from period to period, subject to a minimum level specified by policy.

The table below presents the components of the ACL expressed as a percent of total period-end loans and leases at the end of the past five years:

Table 19 — ACL as a Percent of Total Period End Loans and Leases

	At December 31,
	2007	2006	2005	2004	2003
Transaction reserve	1.27%	0.86%	0.89%	0.83%	1.02%
Economic reserve	0.17	0.18	0.21	0.32	0.40

Total ALLL	1.44	1.04	1.10	1.15	1.42
Total AULC	0.17	0.15	0.15	0.14	0.17

Total ACL	1.61%	1.19%	1.25%	1.29%	1.59%

The increase in the ACL at December 31, 2007, compared with the prior year-end, is primarily related to the increase in the transaction reserve component of the ALLL due to the Franklin relationship. Another factor in the ACL increase was the declining credit quality in the residential real estate development portfolio.

A change in the transaction reserve component of the ALLL is a direct indicator of the direction of credit risk in the portfolio. The increase in the transaction reserve component at December 31, 2007, compared with the prior year-end, reflected the impact of increasing monitored credits during 2007, primarily resulting from softness in the residential and commercial real estate markets in the Midwest, and the impact of the Sky Financial acquisition. The economic reserve is a calculated addition to the transaction reserve to capture potential volatility associated with the economic environment. With the acquisition of Sky Financial, we adjusted our methodology to calculate the economic reserve component of the ALLL. While we continue to utilize the same primary economic indicators, after the acquisition of Sky Financial, we now apply the resulting factor to the exposure associated with the loan and lease portfolio instead of relating it to the calculated transaction reserve component. The Sky Financial reserve methodology included an unallocated portion, which we combined into our existing economic reserve. As the economic environment changes in future periods, the economic reserve will directly be affected by such changes. We believe that this new calculation is a better measure of the macro-economic environment’s impact on the credit performance of our portfolio.

Given the expectation of continued stress in commercial real estate markets, as well as weak performance of the eastern Michigan and northern Ohio economies, we expect modest increases in the ALLL ratio during 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 20 — Allocation of Allowances for Credit Losses(1)

	At December 31,
(in thousands of dollars)	2007		2006		2005		2004		2003
Commercial:
Middle market commercial and industrial(2)	$247,948	25.3%	$83,046	22.9%	$82,963	20.8%	$87,485	19.8%	$103,237	21.0%
Middle market commercial real estate	155,340	19.5	63,729	15.1	60,667	14.4	54,927	14.9	63,294	15.1
Small business commercial and industrial and commercial real estate	65,265	10.9	42,978	9.3	40,056	9.1	32,009	9.0	30,455	8.9

Total commercial	468,553	55.7	189,753	47.3	183,686	44.3	174,421	43.7	196,986	45.0

Consumer:
Automobile loans and leases	28,635	10.7	28,400	14.9	33,870	17.5	41,273	18.6	58,375	23.2
Home equity	45,957	18.2	32,572	18.8	30,245	19.5	29,275	19.3	25,995	17.7
Residential mortgage	20,746	13.6	13,349	17.4	13,172	17.1	18,995	16.3	11,124	12.0
Other loans	14,551	1.8	7,994	1.6	7,374	1.6	7,247	2.1	7,252	2.1

Total consumer	109,889	44.3	82,315	52.7	84,661	55.7	96,790	56.3	102,746	55.0

Total allowance for loan and lease losses	$578,442	100.0%	$272,068	100.0%	$268,347	100.0%	$271,211	100.0%	$299,732	100.0%

Allowance for unfunded loan commitments and letters of credit	66,528		40,161		36,957		33,187		35,522

Total allowances for credit losses	$644,970		$312,229		$305,304		$304,398		$335,254

(1)	Percentages represent the percentage of each loan and lease category to total loans and leases.

(2)	2007 includes additional allowance associated with loans to Franklin.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 21 — Summary of Allowances for Credit Losses and Related Statistics

	Year Ended December 31,
(in thousands of dollars)	2007	2006	2005	2004	2003
Allowance for loan and lease losses, beginning of year	$272,068	$268,347	$271,211	$299,732	$300,503
Acquired allowance for loan and lease losses	188,128	23,785	—	—	—
Loan and lease charge-offs
Commercial:
Middle market commercial and industrial(1)	(337,527)	(14,706)	(22,247)	(21,115)	(86,220)
Construction	(11,890)	(4,156)	(534)	(2,477)	(3,092)
Commercial	(27,808)	(3,009)	(4,311)	(5,650)	(6,762)

Middle market commercial real estate	(39,698)	(7,165)	(4,845)	(8,127)	(9,854)
Small business	(23,286)	(19,922)	(16,707)	(10,250)	(16,309)

Total commercial	(400,511)	(41,793)	(43,799)	(39,492)	(112,383)

Consumer:
Automobile loans	(28,607)	(20,262)	(25,780)	(45,336)	(57,889)
Automobile leases	(12,634)	(13,527)	(12,966)	(11,689)	(5,633)

Automobile loans and leases	(41,241)	(33,789)	(38,746)	(57,025)	(63,522)
Home equity	(37,221)	(24,950)	(20,129)	(17,514)	(14,166)
Residential mortgage	(12,196)	(4,767)	(2,561)	(1,975)	(915)
Other loans	(26,773)	(14,393)	(10,613)	(10,109)	(10,548)

Total consumer	(117,431)	(77,899)	(72,049)	(86,623)	(89,151)

Total charge-offs	(517,943)	(119,692)	(115,848)	(126,115)	(201,534)

Recoveries of loan and lease charge-offs
Commercial:
Middle market commercial and industrial	$7,665	$8,387	$8,669	$19,195	$10,416
Construction	45	602	399	12	164
Commercial	1,408	454	401	144	1,744

Middle market commercial real estate	1,453	1,056	800	156	1,908
Small business	6,449	4,698	4,756	4,684	4,684

Total commercial	15,567	14,141	14,225	24,035	17,008

Consumer:
Automobile loans	11,422	11,932	13,792	16,761	17,603
Automobile leases	2,127	3,082	1,302	853	(75)

Automobile loans and leases	13,549	15,014	15,094	17,614	17,528
Home equity	2,795	3,096	2,510	2,440	2,052
Residential mortgage	825	262	229	215	83
Other loans	7,575	4,803	3,733	3,276	3,054

Total consumer	24,744	23,175	21,566	23,545	22,717

Total recoveries	40,312	37,316	35,791	47,580	39,725

Net loan and lease charge-offs	(477,631)	(82,376)	(80,057)	(78,535)	(161,809)

Provision for loan and lease losses	628,802	62,312	83,782	57,397	164,616
Economic reserve transfer	—	—	(6,253)	—	—
Allowance for assets sold and securitized	—	—	(336)	(7,383)	(3,578)
Allowance for loans transferred to held for sale	(32,925)	—	—	—	—

Allowance for loan and lease losses, end of year	$578,442	$272,068	$268,347	$271,211	$299,732

Allowance for unfunded loan commitments and letters of credit, beginning of year	$40,161	$36,957	$33,187	$35,522	$36,145
Acquired AULC	11,541	325	—	—	$—
Provision for unfunded loan commitments and letters of credit losses	14,826	2,879	(2,483)	(2,335)	(623)
Economic reserve transfer	—	—	6,253	—	—

Allowance for unfunded loan commitments and letters of credit, end of year	$66,528	$40,161	$36,957	$33,187	$35,522

Allowance for credit losses, end of year	$644,970	$312,229	$305,304	$304,398	$335,254

Net loan and lease losses as a % of average total loans and leases	1.44%	0.32%	0.33%	0.35%	0.81%
Allowance for credit losses as a % of total period end loans and leases	1.61	1.19	1.25	1.29	1.59

(1)	2007 includes chargeoffs related to loans to Franklin.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Net Charge-offs

(This section should be read in conjunction with Significant Items 1, 2, and 3.)

Table 22 reflects net loan and lease charge-off detail for each of the last five years.

Table 22 — Net Loan and Lease Charge-offs

	At December 31,
(in thousands of dollars)	2007	2006	2005	2004	2003
Net charge-offs by loan and lease type:
Commercial:
Middle market commercial and industrial(1)	$329,862	$6,318	$13,578	$1,920	$75,803
Construction	11,845	3,553	135	2,465	2,928
Commercial	26,400	2,555	3,910	5,506	5,019

Middle market commercial real estate	38,245	6,108	4,045	7,971	7,947
Small business commercial and industrial and commercial real estate	16,837	15,225	11,951	5,566	11,625

Total commercial	384,944	27,651	29,574	15,457	95,375

Consumer:
Automobile loans	17,185	8,330	11,988	28,574	40,266
Automobile leases	10,507	10,445	11,664	10,837	5,728

Automobile loans and leases	27,692	18,775	23,652	39,411	45,994
Home equity	34,426	21,854	17,619	15,074	12,114
Residential mortgage	11,371	4,505	2,332	1,760	832
Other loans	19,198	9,591	6,880	6,833	7,494

Total consumer	92,687	54,725	50,483	63,078	66,434

Total net charge-offs	$477,631	$82,376	$80,057	$78,535	$161,809

Net charge-offs — annualized percentages:
Commercial:
Middle market commercial and industrial(1)	4.00%	0.11%	0.28%	0.04%	1.64%
Construction	0.78	0.29	0.01	0.17	0.24
Commercial	0.62	0.09	0.20	0.29	0.28

Middle market commercial real estate	0.66	0.15	0.11	0.24	0.26
Small business commercial and industrial and commercial real estate	0.49	0.66	0.54	0.28	0.65

Total commercial	2.21	0.23	0.28	0.16	1.01

Consumer:
Automobile loans	0.65	0.40	0.59	1.25	1.24
Automobile leases	0.71	0.51	0.48	0.49	0.40

Automobile loans and leases	0.67	0.46	0.53	0.88	0.98
Home equity	0.56	0.44	0.37	0.36	0.36
Residential mortgage	0.23	0.10	0.06	0.05	0.04
Other loans	3.63	2.18	1.79	1.74	1.76

Total consumer	0.59	0.39	0.37	0.51	0.63

Net charge-offs as a % of average loans	1.44%	0.32%	0.33%	0.35%	0.81%

(1)	2007 includes net charge-offs associated with loans to Franklin.

Total commercial net charge-offs during 2007 were $384.9 million, or an annualized 2.21% of average related balances, including $308.5 million related to the Franklin restructuring. The remaining $76.4 million of net charge-offs that were non-Franklin-related was higher than the $27.7 million in the prior year-end. In 2007, we provided an additional $24.8 million for loan losses related to two eastern Michigan home builder credits and one northern Ohio automotive supplier credit. Also in 2007, we charged off $22.2 million against these reserves. The remaining increase reflected continued economic weakness in our Midwest markets, most notably among our borrowers in eastern Michigan and northern Ohio, as well as the impact of the Sky Financial acquisition.

Total consumer net charge-offs during 2007 were $92.7 million, or an annualized 0.59% of average related balances. This was higher than the 0.39% in the prior year-end period. The increases in automobile loan and lease net charge-offs from the prior year-end reflected the impact of the acquisition of the Sky Financial portfolio, as well as seasonal factors. The increases in residential mortgage and home equity net charge-offs reflected continued market weakness, particularly in the eastern Michigan and northern Ohio markets.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Total net charge-offs during 2007 were $477.6 million, or an annualized 1.44% of average related balances. After adjusting for the $308.5 million related to the Franklin restructuring, total net charge-offs during 2007 were $169.1 million, compared with $82.4 during 2006.

Investment Portfolio

(This section should be read in conjunction with Significant Item 1, 3, 4, 5, and 6.)

We routinely review our available-for-sale portfolio, and recognize impairment write-downs based primarily on fair market value, issuer-specific factors and results, and our intent to hold such investments.

Available-for-sale portfolio

Our available-for-sale portfolio is evaluated in light of established asset/liability management objectives, and changing market conditions which could affect the profitability of the portfolio, as well as the level of interest rate risk we are exposed to.

Within our securities available-for-sale portfolio are asset-backed securities. At December 31, 2007, the securities in this portfolio had a fair value that was $35 million less than their book value. We have performed a credit analysis of the asset-backed securities that we hold. We do not believe that there has been an adverse change in the estimated cash flows that we expect to receive from these securities and therefore believe the $35 million of impairment to be temporary. Table 23 details our asset-backed securities exposure.

Table 23 — Asset-Backed Securities Exposure

	December 31, 2007			December 31, 2006
Collateral Type			Average			Average
(in thousands of dollars)	Book value	Fair value	Credit Rating	Book value	Fair value	Credit Rating
Alt-A mortgage loans	$560,654	$547,358	AAA	$937,368	$942,751	AAA
Trust preferred securities	301,231	279,175	A	448,203	452,645	A
Commodities	—	—	—	30,000	30,056	AAA
Other securities(1)	7,769	7,956	BB−	159,001	157,352	BBB

Total	$869,654	$834,489		$1,574,572	$1,582,804

(1)	Other securities represent certain investment securities backed by mortgage loans to borrowers with lower FICO scores.

Also within our securities available-for-sale portfolio are municipal securities. Of these securities, 80% have a rating of AAA, mostly due to bond insurance. Of these insured bonds, 13% are guaranteed by American Municipal Bond Assurance Corp. and 12% are guaranteed by Financial Guaranty Insurance Co., both of which recently experienced ratings downgrades. We believe that, if all municipal bonds were not covered by insurance, then 12% of the bonds would have other guarantors, 10% of the bonds would be rated AAA, 56% of the bonds would be rated AA, 19% of the bonds would be rated A, and 3% of the bonds would be rated below A.

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

Interest Rate Risk

Overview

Interest rate risk is the risk to earnings and value arising from changes in market interest rates. Interest rate risk arises from timing differences in the repricings and maturities of interest bearing assets and liabilities (reprice risk), changes in the expected maturities of assets and liabilities arising from embedded options, such as borrowers’ ability to prepay residential mortgage loans at any time and depositors’ ability to terminate certificates of deposit before maturity (option risk), changes in the shape of the yield curve whereby interest rates increase or decrease in a non-parallel fashion (yield curve risk), and changes in spread relationships between different yield curves, such as U.S. Treasuries and LIBOR (basis risk.)

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Our board of directors establishes broad policy limits with respect to interest rate risk. Our Market Risk Committee (MRC) establishes specific operating guidelines within the parameters of the board of directors’ policies. In general, we seek to minimize the impact of changing interest rates on net interest income and the economic values of assets and liabilities. Our MRC regularly monitors the level of interest rate risk sensitivity to ensure compliance with board of directors approved risk limits.

Interest rate risk management is an active process that encompasses monitoring loan and deposit flows complemented by investment and funding activities. Effective management of interest rate risk begins with understanding the dynamic characteristics of assets and liabilities and determining the appropriate interest rate risk posture given line-of-business forecasts, management objectives, market expectations and policy constraints.

Income Simulation and Economic Value Analysis

Interest rate risk measurement is performed monthly. Two broad approaches to modeling interest rate risk are employed: income simulation and economic value analysis. An income simulation analysis is used to measure the sensitivity of forecasted net interest income to changes in market rates over a one-year time horizon. Although bank owned life insurance and automobile operating lease assets are classified as non-interest earning assets, and the income from these assets is in non-interest income, these portfolios are included in the interest sensitivity analysis because both have attributes similar to fixed-rate interest earning assets. Economic Value of Equity (EVE) analysis is used to measure the sensitivity of the values of period-end assets and liabilities to changes in interest rates. EVE serves as a complement to income simulation modeling as it provides risk exposure estimates for time periods beyond the one-year simulation horizon.

The models used for these measurements take into account prepayment speeds on mortgage loans, mortgage-backed securities, and consumer installment loans, as well as cash flows of other assets and liabilities. Balance sheet growth assumptions are also considered in the income simulation model. The models include the effects of derivatives, such as interest rate swaps, interest rate caps, floors, and other types of interest rate options.

The baseline scenario for income simulation analysis, with which all other scenarios are compared, is based on market interest rates implied by the prevailing yield curve as of the period end. Alternative interest rate scenarios are then compared with the baseline scenario. These alternative market rate scenarios include parallel rate shifts on both a gradual and immediate basis, movements in rates that alter the shape of the yield curve (e.g., flatter or steeper yield curve), and current rates remaining unchanged for the entire measurement period. Scenarios are also developed to measure short-term repricing risks, such as the impact of LIBOR-based rates rising or falling faster than the prime rate.

The simulations for evaluating short-term interest rate risk exposure are scenarios that model gradual 100 and 200 basis point increasing and decreasing parallel shifts in interest rates over the next 12-month period beyond the interest rate change implied by the current yield curve. The table below shows the results of the scenarios as of December 31, 2007, and December 31, 2006. All of the positions were well within the board of directors’ policy limits.

Table 24 — Net Interest Income at Risk

	Net Interest Income at Risk (%)
Basis point change scenario	–200	–100	+100	+200

Board policy limits	–4.0%	–2.0%	–2.0%	–4.0%

December 31, 2007	–3.0%	–1.3%	+1.4%	+2.2%
December 31, 2006	0.0%	0.0%	–0.2%	–0.4%

The net interest income at risk reported as of December 31, 2007, shows a change from the prior year to an asset sensitive position. Two primary factors contribute to the change: (1) an increase in trading portfolio securities used to hedge the value of our MSRs and (2) a thorough review of the interest rate risk model and assumptions during the second half of 2007 that resulted in implementing several significant changes that increased the reprice risk of commercial loans.

The primary simulations for EVE at risk assume an immediate and parallel increase in rates of +/− 100 and +/− 200 basis points beyond any interest rate change implied by the current yield curve. The table below outlines the December 31, 2007, results compared with December 31, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 25 — Economic Value of Equity at Risk

	Economic Value of Equity at Risk (%)
Basis point change scenario	–200	–100	+100	+200

Board policy limits	–12.0%	–5.0%	–5.0%	–12.0%

December 31, 2007	–0.3%	+1.1%	–4.4%	–10.8%
December 31, 2006	+0.5%	+1.4%	–4.7%	–11.3%

The EVE at risk reported as of December 31, 2007 incorporates a methodology change resulting from the acquisition of Sky Financial. Prior to the acquisition, EVE at risk was measured on the basis of total shareholders’ equity. Subsequent to the acquisition, EVE at risk is measured on the basis of net equity. This change in the measurement of EVE risk did not affect our compliance with limits that have been set by our board of directors. The table below reconciles the difference between total shareholders’ equity and net equity.

	December 31,	December 31,
(in thousands of dollars)	2007	2006
Total Shareholders’ Equity	$5,949,140	$3,014,326
Less:
Goodwill	3,059,333	570,876
Other intangible assets(1)	278,181	38,667
Add:
Allowance for credit losses(2)	576,404	312,229

Net Equity	$3,188,031	$2,717,012

(1)	Other intangible assets are net of deferred tax.

(2)	Limited to 1.25% of gross risk-weighted assets.

Mortgage Servicing Rights (MSRs)

(This section should be read in conjunction with Significant Item 5.)

MSR fair values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly reduced by prepayments. Prepayments usually increase when mortgage interest rates decline and decrease when mortgage interest rates rise. A hedging strategy is used to minimize the impact from MSR fair value changes. However, volatile changes in interest rates can diminish the effectiveness of these hedges. We typically report MSR fair value adjustments net of hedge-related trading activity.

Beginning in 2006, we adopted Statement of Financial Accounting Standards (Statement) No. 156, Accounting for Servicing of Financial Assets (an amendment of FASB Statement No. 140), which allowed us to carry MSRs at fair value. This resulted in a $5.1 million pretax ($0.01 per common share) positive impact in 2006. Under the fair value approach, servicing assets and liabilities are recorded at fair value at each reporting date. Changes in fair value between reporting dates are recorded as an increase or decrease in mortgage banking income. MSR assets are included in other assets.

Prior to 2006, we recognized impairment when our valuation of MSRs was less than the recorded book value. We recognized temporary impairment due to changes in interest rates through a valuation reserve and recorded a direct write-down of the book value of MSRs for other-than-temporary declines in valuation. Changes and fluctuations in interest rate levels between periods resulted in some periods reporting an MSR temporary impairment, while other periods report a recovery of previously recognized MSR temporary impairment.

We use trading account securities and trading derivatives to offset MSR valuation changes. The valuations of trading securities and trading derivatives that we use generally react to interest rate changes in an opposite direction compared with changes in MSR valuations. As a result, changes in interest rate levels that impact MSR valuations should result in corresponding offsetting, or partially offsetting, trading gains or losses. As such, in periods where MSR fair values decline, the fair values of trading account securities and derivatives typically increase, resulting in a recognition of trading gains that offset, or partially offset, the decline in fair value recognized for the MSR, and vice versa. The MSR valuation changes and the gains or losses from the trading account securities and trading derivatives are recorded as a components of mortgage banking income, although any interest income from the securities is included in interest income.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Price Risk

(This section should be read in conjunction with Significant Item 6.)

Price risk represents the risk of loss arising from adverse movements in the prices of financial instruments that are carried at fair value and are subject to fair value accounting. We have price risk from trading securities, which includes instruments to hedge MSRs. We also have price risk from securities owned by our broker-dealer subsidiaries, foreign exchange positions, equity investments, investments in securities backed by mortgage loans, and marketable equity securities held by our insurance subsidiaries. We have established loss limits on the trading portfolio, on the amount of foreign exchange exposure that can be maintained, and on the amount of marketable equity securities that can be held by the insurance subsidiaries.

Equity Investment Portfolios

In reviewing our equity investment portfolio, we consider general economic and market conditions, including industries in which private equity merchant banking and community development investments are made, and adverse changes affecting the availability of capital. We determine any impairment based on all of the information available at the time of the assessment. New information or economic developments in the future could result in recognition of additional impairment.

From time to time, we invest in various investments with equity risk. Such investments include investment funds that buy and sell publicly traded securities, investment funds that hold securities of private companies, direct equity investments in companies (public and private), and direct equity interests in private companies in connection with our mezzanine lending activities. These investments are reported as a component of “accrued income and other assets” on our consolidated balance sheet. At December 31, 2007, we had a total of $45.5 million of such investments, down from $55.0 million at December 31, 2006. The following table details the components of this change during 2007.

Table 26 — Equity Investment Activity

	Balance at	New		Returns of		Balance at
(in thousands of dollars)	December 31, 2006	Investments	Acquired	Capital	Gain/(Loss)	December 31, 2007
Type:
Public equity	$34,173	$—	$2,143	$—	$(20,009)	$16,307
Private equity	14,942	3,187	2,879	(660)	(146)	20,202
Direct investment	5,900	3,137	—	—	—	9,037

Total	$55,015	$6,324	$5,022	$(660)	$(20,155)	$45,546

The majority of the equity investment losses in 2007 was attributable to funds that buy and sell publicly traded securities. These investments were in funds that focus on the financial services sector that, in 2007, performed worse than the broad equity market.

Investment decisions that incorporate credit risk require the approval of the independent credit administration function. The degree of initial due diligence and subsequent review is a function of the type, size, and collateral of the investment. Performance is monitored on a regular basis, and reported to the MRC and the Executive Credit Risk Committee.

Liquidity Risk

Liquidity risk arises from the possibility that funds may not be available to satisfy current or future commitments based on external macro market issues, asset and liability activities, investor perception of financial strength, and events unrelated to the company such as war, terrorism, or financial institution market specific issues. We manage liquidity risk at both the Bank and at the parent company, Huntington Bancshares Incorporated.

Liquidity policies and limits are established by our board of directors, with operating limits set by the MRC, based upon analyses of the ratio of loans to deposits, the percentage of assets funded with non-core or wholesale funding, and the amount of liquid assets available to cover non-core funds maturities. In addition, guidelines are established to ensure diversification of wholesale funding by type, source, and maturity and provide sufficient balance sheet liquidity to cover 100% of wholesale funds maturing within a six-month time period. A contingency funding plan is in place, which includes forecasted sources and uses of funds under various scenarios in order to prepare for unexpected liquidity shortages, including the implications of any rating changes. The MRC meets monthly to identify and monitor liquidity issues, provide policy guidance, and oversee adherence to, and the maintenance of, the contingency funding plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Conditions in the capital markets were volatile during 2007. As a result, there were significant disruptions in a variety of funding arrangements typically used by many banks, including the availability of liquid markets for the sale of mortgage loan production not conforming to secondary market standards required by Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC). In addition, many banks relying on short term funding structures such as commercial paper and alternative collateral repurchase agreements have had limited access to these markets. We have maintained a diversified wholesale funding structure with an emphasis on reducing the risk from maturing borrowings resulting in minimal reliance on the short term funding markets. We do not have an active commercial paper funding program and, while historically active in the securitization markets (primarily indirect auto loans and leases), we do not rely heavily on these sources of funding. In addition, we do not provide liquidity facilities for conduits, structured investment vehicles, or other off-balance sheet financing structures. Indicative credit spreads have widened in the secondary market for our debt. We expect these spreads to remain wider than in prior periods for the foreseeable future.

Sources of Liquidity

Our primary source of funding for the Bank is retail and commercial core deposits. As of December 31, 2007, these core deposits, of which our Regional Banking line of business provided 95%, funded 58% of total assets. The types and sources of deposits by business segment at December 31, 2007, are detailed in Table 27. At December 31, 2007, total core deposits represented 84% of total deposits, an increase from 79% at the prior year-end.

Core deposits are comprised of interest bearing and non-interest bearing demand deposits, money market deposits, savings and other domestic time deposits, consumer certificates of deposit both over and under $100,000, and non-consumer certificates of deposit less than $100,000. Non-core deposits consists of: (1) other domestic time deposits of $100,000 or more, comprised primarily of public fund certificates of deposit greater than $100,000, (2) brokered time deposits, representing funds obtained by or through a deposit broker that were issued in denominations of $100,000 or more and, in turn, participated by the broker to its customers in denominations of $100,000 or less, (3) negotiable certificates of deposit, representing large denomination certificates of deposit (generally $1 million or more) that can be sold but cannot be cashed in before maturity, and (4) foreign deposits that are interest bearing and mature in one year or less.

Core deposits can also increase our need for liquidity as certificates of deposit mature or are withdrawn early and as non-maturity deposits, such as checking and savings account balances, are withdrawn.

Domestic time deposits of $100,000 or more, and brokered deposits and negotiable CDs totaled $5.4 billion at the end of 2007 and $4.5 billion at the end of 2006. The contractual maturities of these deposits at December 31, 2007 were: $2.2 billion in three months or less, $1.0 billion in three months through six months, $0.6 billion in six months through twelve months, and $1.6 billion after twelve months.

Demand deposit overdrafts that have been reclassified as loan balances were $23.4 million and $12.5 million at December 31, 2007 and 2006, respectively.

Sources of wholesale funding include other domestic time deposits of $100,000 or more, brokered deposits and negotiable CDs, deposits in foreign offices, short-term borrowings, Federal Home Loan Bank (FHLB) advances, other long-term debt and subordinated notes. At December 31, 2007, total wholesale funding was $15.3 billion, an increase from $11.5 billion at December 31, 2006. The $15.3 billion portfolio at December 31, 2007, had a weighted average maturity of 4.4 years. We are a member of the FHLB of Cincinnati, which provides funding to members through advances. These advances carry maturities from one month to 20 years. At December 31, 2007, our wholesale funding included a maximum borrowing capacity of $4.8 billion, of which $3.1 billion of advances were drawn. All FHLB borrowings are collateralized with mortgage-related assets such as residential mortgage loans and home equity loans. To provide further liquidity, we have a $6.0 billion domestic bank note program with $2.8 billion available for future issuance under this program as of December 31, 2007, that enables us to issue notes with maturities from one month to 30 years.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 27 — Deposit Composition

	At December 31,
(in millions of dollars)	2007		2006		2005		2004		2003
By Type
Demand deposits — non-interest bearing	$5,372	14.2%	$3,616	14.4%	$3,390	15.1%	$3,392	16.3%	$2,987	16.2%
Demand deposits — interest bearing	4,049	10.7	2,389	9.5	2,016	9.0	2,087	10.0	2,027	11.0
Money market deposits	6,643	17.6	5,362	21.4	5,364	23.9	5,699	27.4	4,384	23.7
Savings and other domestic time deposits	4,774	12.6	2,986	11.9	3,094	13.8	3,503	16.9	3,591	19.4
Core certificates of deposit	10,736	28.4	5,365	21.4	3,988	17.8	2,755	13.3	2,731	14.8

Total core deposits	31,574	83.5	19,718	78.6	17,852	79.6	17,436	83.9	15,720	85.1

Other domestic time deposits of $100,000 or more	2,065	5.5	1,192	4.8	887	4.0	794	3.8	520	2.8
Brokered deposits and negotiable CDs	3,377	8.9	3,346	13.4	3,200	14.3	2,097	10.1	1,772	9.6
Deposits in foreign offices	727	2.1	792	3.2	471	2.1	441	2.2	475	2.5

Total deposits	$37,743	100.0%	$25,048	100.0%	$22,410	100.0%	$20,768	100.0%	$18,487	100.0%

Total core deposits:
Commercial	$9,018	28.6%	$6,063	30.7%	$5,352	30.0%	$5,294	30.4%	$4,255	27.1%
Personal	22,556	71.4	13,655	69.3	12,500	70.0	12,142	69.6	11,465	72.9

Total core deposits	$31,574	100.0%	$19,718	100.0%	$17,852	100.0%	$17,436	100.0%	$15,720	100.0%

By Business Segment(1)
Regional Banking:
Central Ohio	$6,332	16.8%	$5,013	20.0%
Northwest Ohio	2,838	7.5	1,044	4.2
Greater Cleveland	3,195	8.5	1,995	8.0
Greater Akron/Canton	2,637	7.0	1,895	7.6
Southern Ohio/Kentucky	2,629	7.0	2,276	9.1
Mahoning Valley	1,551	4.1	—	—
Ohio Valley	1,289	3.4	—	—
West Michigan	2,920	7.7	2,757	11.0
East Michigan	2,442	6.5	2,418	9.7
Western Pennsylvania	1,643	4.4	—	—
Pittsburgh	948	2.5	—	—
Central Indiana	1,896	5.0	819	3.3
West Virginia	1,590	4.2	1,516	6.1
Other Regional	772	2.0	495	2.0

Regional Banking	32,682	86.6	20,228	81.0
Dealer Sales	58	0.2	59	0.2
Private Financial and Capital Markets Group	1,626	4.3	1,168	4.7
Treasury/Other(2)	3,377	8.9	3,593	14.1

Total deposits	$37,743	100.0%	$25,048	100.0%

(1)	Prior period amounts have been reclassified to conform to the current period business segment structure.

(2)	Comprised largely of national market deposits.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 28 — Federal Funds Purchased and Repurchase Agreements

	At December 31,
(in millions of dollars)	2007	2006	2005	2004	2003
Balance at year end	$2,706	$1,632	$1,820	$1,124	$1,378
Weighted average interest rate at year-end	3.54%	4.25%	3.46%	1.31%	0.73%
Maximum amount outstanding at month-end during the year	$2,961	$2,366	$1,820	$1,671	$2,439
Average amount outstanding during the year	2,295	1,822	1,319	1,356	1,707
Weighted average interest rate during the year	4.14%	4.02%	2.41%	0.88%	1.22%

Other potential sources of liquidity include the sale or maturity of investment securities, the sale or securitization of loans, and the issuance of common and preferred securities. The Bank also has access to the Federal Reserve’s discount window. At December 31, 2007, a total of $4.5 billion of commercial loans were pledged to secure potential future borrowings through this facility.

The relatively short-term nature of our loans and leases also provides significant liquidity. As shown in Table 29, of the $22.3 billion total commercial loans at December 31, 2007, approximately 33% matures within one year. In addition, during 2007 and 2006, $253 million and $691 million, respectively, in indirect automobile loans were sold, with such sales representing another source of liquidity.

Table 29 — Maturity Schedule of Commercial Loans

	At December 31, 2007
	One Year	One to	After		Percent
(in millions of dollars)	or Less	Five Years	Five Years	Total	of Total
Commercial and industrial	$4,708	$6,052	$2,366	$13,126	58.8%
Commercial real estate — construction	671	1,190	101	1,962	8.8
Commercial real estate — commercial	1,962	2,817	2,442	7,221	32.4

Total	$7,341	$10,059	$4,909	$22,309	100.0%

Variable interest rates	$6,900	$7,804	$4,285	$18,989	85.1%
Fixed interest rates	441	2,255	624	3,320	14.9

Total	$7,341	$10,059	$4,909	$22,309	100.0%

Percent of total	32.9%	45.1%	22.0%	100.0%

At December 31, 2007, the portfolio of investment securities totaled $4.5 billion, of which $2.3 billion was pledged to secure public and trust deposits, interest rate swap agreements, U.S. Treasury demand notes, and securities sold under repurchase agreements. The composition and maturity of these securities are presented in Table 30. Another source of liquidity is non-pledged securities, which decreased to $1.7 billion at December 31, 2007, from $2.7 billion at December 31, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 30 — Investment Securities

	At December 31,
(in thousands of dollars)	2007	2006	2005
U.S. Treasury	$556	$1,856	$23,675
Federal agencies	1,744,216	1,431,410	1,615,488
Other	2,755,399	2,929,658	2,887,357

Total investment securities	$4,500,171	$4,362,924	$4,526,520

Duration in years(1)	3.2	3.2	2.8

	Amortized
	Cost	Fair Value	Yield(2)
U.S. Treasury Under 1 year	$299	$303	3.89%
1-5 years	250	253	3.89
6-10 years	—	—	—
Over 10 years	—	—	—

Total U.S. Treasury	549	556	3.89

Federal agencies
Mortgage backed securities
Under 1 year	—	—	—
1-5 years	—	—	—
6-10 years	1	1	5.98
Over 10 years	1,559,387	1,571,991	5.96

Total mortgage-backed Federal agencies	1,559,388	1,571,992	5.96

Other agencies
Under 1 year	101,367	101,412	5.14
1-5 years	62,121	64,010	5.19
6-10 years	6,707	6,802	5.93
Over 10 years	—	—	—

Total other Federal agencies	170,195	172,224	5.17

Total Federal agencies	1,729,583	1,744,216	5.89

Municipal securities
Under 1 year	61	61	7.69
1-5 years	14,814	15,056	5.89
6-10 years	179,423	181,018	5.89
Over 10 years	497,086	501,191	6.70

Total municipal securities	691,384	697,326	6.47

Private label CMO
Under 1 year	—	—	—
1-5 years	—	—	—
6-10 years	—	—	—
Over 10 years	784,339	783,047	5.77

Total private label CMO	784,339	783,047	5.77

Asset backed securities
Under 1 year	—	—	—
1-5 years	—	—	—
6-10 years	—	—	—
Over 10 years	869,654	834,489	6.13

Total asset backed securities	869,654	834,489	6.13

Other
Under 1 year	2,750	2,744	4.74
1-5 years	10,399	10,401	4.77
6-10 years	446	452	5.50
Over 10 years	3,606	4,004	—
Non-marketable equity securities	414,583	414,583	6.31
Marketable equity securities	8,368	8,353	5.34

Total other	440,152	440,537	6.13

Total investment securities	$4,515,661	$4,500,171	6.02%

(1)	The average duration assumes a market driven pre-payment rate on securities subject to pre-payment.

(2)	Weighted average yields were calculated using amortized cost on a fully taxable equivalent basis, assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Parent Company Liquidity

The parent company’s funding requirements consist primarily of dividends to shareholders, income taxes, funding of non-bank subsidiaries, repurchases of our stock, debt service, acquisitions, and operating expenses. The parent company obtains funding to meet obligations from dividends received from direct subsidiaries, net taxes collected from subsidiaries included in the federal consolidated tax return, fees for services provided to subsidiaries, and the issuance of debt securities.

At December 31, 2007, the parent company had $153.5 million in cash or cash equivalents. This declined significantly compared with the prior year-end reflecting a cash payment in 2007 of $357.0 million to the former shareholders of Sky Financial as part of the purchase price. On October 16, 2007, Huntington declared a quarterly cash dividend on its common stock of $0.265 per common share, payable January 2, 2008, to shareholders of record on December 14, 2007. Also, on January 16, 2008, Huntington declared a quarterly cash dividend on its common stock of $0.265 per common share, payable April 1, 2008, to shareholders of record on March 14, 2007. Based on the regulatory dividend limitation, the Bank could not have declared and paid a dividend to the parent company at December 31, 2007, without regulatory approval. We do not anticipate that the parent company will receive dividends from the Bank until the second half of 2008. To help meet any additional liquidity needs, we have an open-ended, automatic shelf registration statement filed and effective with the SEC, which permits us to issue an unspecified amount of debt or equity securities.

Considering anticipated earnings and planned issuances of debt, we believe the parent company has sufficient liquidity to meet its cash flow obligations.

Credit Ratings

Credit ratings by the three major credit rating agencies are an important component of our liquidity profile. Among other factors, the credit ratings are based on financial strength, credit quality and concentrations in the loan portfolio, the level and volatility of earnings, capital adequacy, the quality of management, the liquidity of the balance sheet, the availability of a significant base of core retail and commercial deposits, and our ability to access a broad array of wholesale funding sources. Adverse changes in these factors could result in a negative change in credit ratings and impact not only the ability to raise funds in the capital markets, but also the cost of these funds. In addition, certain financial on- and off-balance sheet arrangements contain credit rating triggers that could increase funding needs if a negative rating change occurs. Letter of credit commitments for marketable securities, interest rate swap collateral agreements, and certain asset securitization transactions contain credit rating provisions. (See the “Liquidity Risks” section in Part 1 of the 2007 Annual Report on Form 10-K for additional discussion.)

As a result of credit deterioration due to our lending relationship with Franklin, and its related 2007 fourth quarter restructuring, the following rating agency changes were made on November 16, 2007: (1) the three credit rating agencies, presented in the table below, reduced the outlook from Stable to Negative for all ratings, (2) Moody’s Investor Service placed all ratings on review for possible downgrade, and (3) Fitch Ratings downgraded the rating on senior unsecured notes and subordinated notes by one grade. On February 22, 2008, Moody’s Investor Service confirmed the ratings of Huntington and the Bank. The ratings outlook remains negative. To date, the rating agency actions have not had an adverse impact on ratings triggers inherent in financial contracts. We believe that sufficient liquidity exists to meet the funding needs of the Bank and the parent company.

These developments are reflected in the following table presenting the credit ratings as of December 31, 2007, for the parent company and the Bank:

Table 31 — Credit Ratings

December 31, 2007
	Senior Unsecured	Subordinated
	Notes	Notes	Short-Term	Outlook
Huntington Bancshares Incorporated
Moody’s Investor Service	A3	Baal	P-2	Negative
Standard and Poor’s	BBB+	BBB	A-2	Negative
Fitch Ratings	A–	BBB+	F1	Negative

The Huntington National Bank
Moody’s Investor Service	A2	A3	P-1	Negative
Standard and Poor’s	A–	BBB+	A-2	Negative
Fitch Ratings	A–	BBB+	F1	Negative

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Off-Balance Sheet Arrangements

In the normal course of business, we enter into various off-balance sheet arrangements. These arrangements include financial guarantees contained in standby letters of credit issued by the Bank and commitments by the Bank to sell mortgage loans.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years, and are expected to expire without being drawn upon. Standby letters of credit are included in the determination of the amount of risk-based capital that the parent company, and the Bank, are required to hold.

Through our credit process, we monitor the credit risks of outstanding standby letters of credit. When it is probable that a standby letter of credit will be drawn and not repaid in full, losses are recognized in the provision for credit losses. At December 31, 2007, we had $1.6 billion of standby letters of credit outstanding, of which 38% were collateralized.

We enter into forward contracts relating to the mortgage banking business. At December 31, 2007, and December 31, 2006, we had commitments to sell residential real estate loans of $555.9 million and $319.9 million, respectively. These contracts mature in less than one year.

We do not believe that off-balance sheet arrangements will have a material impact on our liquidity or capital resources.

Table 32 — Contractual Obligations

	At December 31, 2007
	One Year	1 to 3	3 to 5	More than
(in millions of dollars)	or Less	Years	Years	5 years	Total
Deposits without a stated maturity	$20,321	$—	$—	$—	$20,321
Certificates of deposit and other time deposits	12,715	3,736	490	481	17,422
Federal Home Loan Bank advances	46	609	2,400	29	3,084
Short-term borrowings	2,844	—	—	—	2,844
Other long-term debt	222	444	156	1,115	1,937
Subordinated notes	50	145	65	1,674	1,934
Operating lease obligations	47	84	72	160	363
Purchase commitments	111	129	7	13	260

Operational Risk

As with all companies, Huntington is subject to operational risk, which is the inherent risk in the day-to-day operations that could result in losses due to human error, inadequate or failed internal systems and controls, and external events. Operational risk also encompasses compliance (legal) risk, which is the risk of loss from violations of, or noncompliance with, laws, rules, regulations, prescribed practices, or ethical standards. External influences such as market conditions, fraudulent activities, disasters, security risks, and legal risks have also significantly increased the potential for operational loss. We continuously strive to strengthen our system of internal controls to ensure compliance with laws, rules and regulations, and to improve the oversight of our operational risk.

Risk Management, through a combination of business units and centralized processes, manages the risk for the company through processes that assess the overall level of risk on a regular basis and identifies specific risks and the steps being taken to control them. To mitigate operational and compliance risks, we have established a senior management level Operational Risk Committee, headed by the chief operational risk officer, and a senior management level Legal, Regulatory, and Compliance Committee, headed by the director of corporate compliance. The responsibilities of these committees, among other things, include establishing and maintaining management information systems to monitor material risks and to identify potential concerns, risks, or trends that may have a significant impact and develop recommendations to address the identified issues. Both of these committees report any significant findings and recommendations to the executive level Risk Management Committee, headed by the chief risk officer. Additionally, potential concerns may be escalated to the Risk Committee of the board of directors, as appropriate.

The goal of this framework is to implement effective operational risk techniques and strategies, minimize operational losses, and strengthen our overall performance.

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

Shareholders’ equity totaled $5.9 billion at December 31, 2007. This balance represented an increase from $3.0 billion at December 31, 2006, mostly merger-related.

There were no share repurchases during 2007, and no share repurchases are anticipated for 2008. Under the current authorization announced April 20, 2006, there are currently 3.9 million shares remaining available.

During 2007, Huntington Capital III, a trust formed by us, issued $250 million of enhanced trust preferred securities. The securities were secured by junior subordinated notes from the parent company. The enhanced trust preferred securities have a coupon of 6.65% for the first ten years and a floating rate thereafter. They also have a scheduled maturity date of 2037, and may be called, at our discretion, at the 10th and 20th anniversaries of the issuance of the notes. In accordance with FIN 46R, the trust is not consolidated in our balance sheet; the junior subordinated notes issued by the parent company represent the obligation reflected in our balance sheet. The junior subordinate notes issued to this trust qualify as Tier 1 regulatory capital for Huntington.

Our total risk-weighted assets, Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios for the past five years are shown in Table 33 and are well in excess of minimum levels established for “well capitalized” institutions of 5.00%, 6.00%, and 10.00%, respectively. The decrease in the tangible equity to assets ratio from December 31, 2006, primarily reflected the impact of the Sky Financial acquisition, an increase to our intangibles, and the negative impact to equity from the 2007 fourth quarter’s net loss. We anticipate that this ratio will increase over time. The decrease in the tangible equity to risk-weighted asset ratio from December 31, 2006, was also primarily merger-related.

Table 33 — Capital Adequacy

	“Well-	At December 31,
	Capitalized”
(in millions of dollars)	Minimums	2007	2006	2005	2004	2003
Total risk-weighted assets		$46,044	$31,155	$29,599	$29,542	$28,164
Ratios:
Tier 1 leverage ratio	5.00%	6.77%	8.00%	8.34%	8.42%	7.98%
Tier 1 risk-based capital ratio	6.00	7.51	8.93	9.13	9.08	8.53
Total risk-based capital ratio	10.00	10.85	12.79	12.42	12.48	11.95
Tangible equity ratio / asset ratio(1)		5.08	6.93	7.19	7.18	6.80
Tangible equity / risk-weighted assets ratio		5.67	7.72	7.91	7.87	7.31

(1)	Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.

The Bank is primarily supervised and regulated by the Office of the Comptroller of the Currency, which establishes regulatory capital guidelines for banks similar to those established for bank holding companies by the Federal Reserve Board. We intend to maintain the Bank’s risk-based capital ratios at levels at which the Bank would be considered “well capitalized” by regulators. At December 31, 2007, the Bank had Tier 1 and total risk-based capital in excess of the minimum level required to be considered “well capitalized” of $293.4 million and $77.1 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

LINES OF BUSINESS DISCUSSION

This section reviews financial performance from a line of business perspective and should be read in conjunction with the Discussion of Results of Operations, Note 24 of the Notes to Consolidated Financial Statements, and other sections for a full understanding of consolidated financial performance.

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

Acquisition of Sky Financial

The businesses acquired in the Sky Financial merger were fully integrated into each of the corresponding Huntington lines of business as of July 1, 2007. The Sky Financial merger had the largest impact to Regional Banking, but also impacted PFCMG and Treasury/Other. For Regional Banking, the merger added four new banking regions and strengthened our presence in five regions where Huntington previously operated. The merger did not significantly impact Dealer Sales.

After completion of the Sky Financial acquisition, we combined Sky Financial’s operations with ours. Methodologies were implemented to estimate the approximate effect of the acquisition for the entire company; however, these methodologies were not designed to estimate the approximate effect of the acquisition to individual lines of business. As a result, the effect of the acquisition to the individual lines of business is not quantifiable. In the following individual line of business discussions, 2007 fourth quarter results are compared with 2007 third quarter results. We believe that this comparison provides a more meaningful analysis because: (1) the impacts of the Sky Financial acquisition are included in both the 2007 fourth quarter and 2007 third quarter results, and (2) the comparisons of full-year 2007 to full-year 2006 are distorted as a result of the non-quantifiable impact of the Sky Financial acquisition to the individual lines of business.

Funds Transfer Pricing

We use a centralized funds transfer pricing (FTP) methodology to attribute appropriate net interest income to the business segments. The Treasury/Other business segment charges (credits) an internal cost of funds for assets held in (or pays for funding provided by) each line of business. The FTP rate is based on prevailing market interest rates for comparable duration assets (or liabilities). Deposits of an indeterminate maturity receive an FTP credit based on vintage-based pool rates. Other assets, liabilities, and capital are charged (credited) with a four-year moving average FTP rate. The intent of the FTP methodology is to eliminate all interest rate risk from the lines of business by providing matched duration funding of assets and liabilities. The result is to centralize the financial impact, management, and reporting of interest rate and liquidity risk in Treasury/Other where it can be monitored and managed.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Treasury/Other

The Treasury function includes revenue and expense related to assets, liabilities, and equity not directly assigned or allocated to one of the other three business segments. Assets in this segment include insurance, investment securities, and bank owned life insurance.

Net interest income includes the impact of administering our investment securities portfolios and the net impact of derivatives used to hedge interest rate sensitivity. Non-interest income includes miscellaneous fee income not allocated to other business segments such as bank owned life insurance income, insurance revenue, and any investment securities and trading assets gains or losses. Non-interest expense includes certain corporate administrative, merger, and other miscellaneous expenses not allocated to other business segments. The provision for income taxes for the other business segments is calculated at a statutory 35% tax rate, though our overall effective tax rate is lower. As a result, Treasury/Other reflects a credit for income taxes representing the difference between the actual lower effective tax rate and the statutory tax rate used to allocate income taxes to the other segments.

Net Income by Business Segment

The company reported net income of $75.2 million for 2007. This compared with $461.2 million for 2006, a decrease of $386.1 million. The breakdown of 2007 net income by business segment is as follows:

–	Regional Banking: $103.1 million ($237.7 million decrease from 2006)

–	Dealer Sales: $42.4 million ($17.4 million decrease from 2006)

–	PFCMG: $38.9 million ($20.4 million decrease from 2006)

–	Treasury/Other: $109.2 million loss ($110.5 million decrease from 2006)

Regional Banking

(This section should be read in conjunction with Significant Items 1, 2, 3, and 9.)

Objectives, Strategies, and Priorities

Our Regional Banking line of business provides traditional banking products and services to consumer, small business, and commercial customers located in its 13 operating regions within the six states of Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. It provides these services through a banking network of over 600 branches, and almost 1,400 ATMs, along with Internet and telephone banking channels. It also provides certain services outside of these six states, including mortgage banking and equipment leasing. Each region is further divided into retail and commercial banking units. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, small business loans, personal and business deposit products, as well as sales of investment and insurance services. At December 31, 2007, Retail Banking accounted for 51% and 80% of total Regional Banking loans and deposits, respectively. Commercial Banking serves middle market and large commercial banking relationships, which use a variety of banking products and services including, but not limited to, commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities. The commercial loans relating to Franklin are included within Commercial Banking.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 34 — Key Performance Indicators for Regional Banking

	Twelve Months Ended
	December 31,		Change from 2006		2007		Change from 3Q07
(in thousands unless otherwise noted)	2007	2006	Amount	Percent	Fourth	Third	Amount	Percent
Net income (loss)	$103,089	$340,759	$(237,670)	(69.7)%	$(174,023)	$141,716	$(315,739)	N.M. %
Total average assets (in millions of dollars)	27,790	20,467	7,323	35.8	34,551	34,213	338	1.0
Total average deposits (in millions of dollars)	26,352	19,708	6,644	33.7	32,453	32,153	300	0.9
Return on average equity	6.4%	29.8%	(23.4)%	(78.5)	(29.7)%	35.0%	(64.7)%	N.M.
Retail banking # DDA households (eop)	896,567	559,574	336,993	60.2	896,567	910,947	(14,380)	(1.6)
Retail banking # new relationships 90-day cross-sell (average)	2.75	2.98	(0.23)	(7.7)	2.75	2.68	0.07	2.6
Small business # business DDA relationships (eop)	103,765	60,470	43,295	71.6	103,765	104,137	(372)	(0.4)
Small business # new relationships 90-day cross-sell (average)	2.32	2.30	0.02	0.9	2.28	2.34	(0.06)	(2.6)
Mortgage banking closed loan volume (in millions)	$3,493	$2,822	$671	23.8%	$985	$1,029	$(44)	(4.3)%

eop — End of Period.

2007 Fourth Quarter versus 2007 Third Quarter

Regional Banking reported a net loss of $174.0 million for the fourth quarter of 2007. This compares with net income of $141.7 million for the third quarter of 2007, a decline of $315.7 million. The $315.7 million decline primarily reflected a $462.4 million increase to the provision for credit losses. This increase to provision for credit losses was largely due to the credit deterioration of the Franklin relationship acquired in the Sky Financial merger, with a smaller portion due to the negative impact of the economic weakness in our Midwest markets, most notably among our borrowers in eastern Michigan and northern Ohio, and within the single family real estate development portfolio.

Net interest income decreased $14.5 million, primarily reflecting a $17.9 million reduction due to the placement of the Franklin loans on nonaccrual status from November 16, 2007, until December 28, 2007. Excluding the impact of the Franklin reduction, net interest income increased $3.4 million, reflecting a $117 million increase in average total loans and leases, partially offset by a decline in the net interest margin. The decline in the net interest margin reflected the impact of the decline in the rate environment and competitive pricing pressure, particularly on deposits.

Non-interest income increased $2.5 million, or 2%. Factors contributing to this increase were: (1) $3.2 million increase in deposit-related service charges, and (2) $4.0 million increase in fees received from the sales of private financial and capital markets products and services. These increases were partially offset by a $5.6 million decline in mortgage banking income largely due to $5.8 million of higher losses related to MSR valuation, net of hedge-related trading activity.

Non-interest expense increased $11.4 million primarily reflecting: (1) $8.4 million higher allocated maintenance and transaction processing costs resulting from post-conversion Sky Financial-related account volumes, and (2) $5.5 million higher allocated corporate overhead, including executive management severance costs. These increases were partially offset by $2.6 million of lower personnel-related expenses, mostly merger-related.

Net charge-offs totaled $363.2 million, or an annualized 4.49% of average loans and leases, for the 2007 fourth quarter compared with $37.7 million, or an annualized 0.47% of average loans and leases, in the 2007 third quarter. This increase was largely due to the $308.5 million charge off related to Franklin. Excluding the Franklin impact, net charge-offs were $54.7 million. The increase to $54.7 million, compared with $37.7 million in the prior quarter, reflected the economic weakness in our Midwest markets, most notably among our borrowers in eastern Michigan and northern Ohio.

The ROA was (2.00)% compared with 1.64%, and the ROE was (29.7)% compared with 35.0%. These changes reflected the 2007 fourth quarter net loss.

2007 versus 2006

Regional Banking contributed $103.1 million of the company’s net income in 2007, down from $340.8 million, or 70%, in 2006. This decrease primarily reflected a $557.2 million increase in the provision for credit losses. This increase was largely due to the

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

credit deterioration of the Franklin relationship acquired in the Sky Financial merger, with a smaller portion due to the negative impact of the economic weakness in our Midwest markets, most notably among our borrowers in eastern Michigan and northern Ohio, and within the single family real estate development portfolio. Net interest income, non-interest income, non-interest expense, average total loans, and average total deposits all increased from the prior year primarily due to the Sky Financial acquisition. The ROA decreased to 0.37% from 1.66%, and the ROE decreased to 6.4% from 29.8%.

2006 versus 2005

Regional Banking contributed $340.8 million, or 74%, of the company’s net income in 2006, up from $287.9 million, or 18%, from 2005. This increase primarily reflected a $138.4 million, or 13% increase in fully-taxable equivalent revenue partially offset by a $63.0 million, or 11%, increase in non-interest expense and a $28.5 million increase in provision for income taxes. These increases were largely due to the Unizan acquisition. Net interest income increased 13%, primarily due to a $1.1 billion increase in average loan balances and a 13 basis point increase in the net interest margin. The ROA increased to 1.66% from 1.56%, and the ROE increased to 29.8% from 28.4%.

Dealer Sales

(This section should be read in conjunction with Significant Item 1, 3, and 9.)

Objectives, Strategies, and Priorities

Our Dealer Sales line of business provides a variety of banking products and services to more than 3,700 automotive dealerships within our primary banking markets, as well as in Arizona, Florida, Georgia, Nevada, New Jersey, New York, North Carolina, South Carolina, and Tennessee. Dealer Sales finances the purchase of automobiles by customers at the automotive dealerships; purchases automobiles from dealers and simultaneously leases the automobiles to consumers under long-term leases; finances dealerships’ new and used vehicle inventories, land, buildings, and other real estate owned by the dealership, and their working capital needs; and provides other banking services to the automotive dealerships and their owners. Competition from the financing divisions of automobile manufacturers and from other financial institutions is intense. Dealer Sales’ production opportunities are directly impacted by the general automotive sales business, including programs initiated by manufacturers to enhance and increase sales directly. We have been in this line of business for over 50 years.

The Dealer Sales strategy has been to focus on developing relationships with the dealership through its finance department, general manager, and owner. An underwriter who understands each local market makes loan decisions, though we prioritize maintaining pricing discipline over market share.

Table 35 — Key Performance Indicators for Dealer Sales

	Twelve Months Ended
	December 31,		Change from 2006		2007		Change from 3Q07
(in thousands unless otherwise noted)	2007	2006	Amount	Percent	Fourth	Third	Amount	Percent
Net income	$42,362	$59,809	$(17,447)	(29.2)%	$5,860	$9,277	$(3,417)	(36.8)%
Total average assets (in millions of dollars)	5,110	5,313	(203)	(3.8)	5,342	5,243	99	1.9
Return on average equity	23.3%	22.9%	0.4%	1.7	12.8%	21.4%	(8.6)%	(40.2)
Automobile loans production (in millions)	$1,910.7	$1,716.6	194.1	11.3	$487.1	$473.9	$13.2	2.8
Automobile leases production (in millions)	316.3	343.5	(27.2)	(7.9)	76.9	81.8	(4.9)	(6.0)

2007 Fourth Quarter versus 2007 Third Quarter

Dealer Sales contributed $5.9 million of the company’s net income for the fourth quarter of 2007. This compares with $9.3 million for the third quarter of 2007, a decline of $3.4 million, or 37%. The $3.4 million decline primarily reflected a $3.7 million increase to the provision for credit losses due to seasonal factors as well as the softening economy in our markets.

Net interest income increased $0.1 million reflecting a $139 million increase in average total loan and lease balances, partially offset by a 5 basis point decline in the net interest margin. Indirect automobile loans and middle-market commercial loans showed good growth, however these increases were partially offset by declines in average direct finance leases as new lease originations were recorded as operating leases (see below). The decline in the net interest margin to 2.44% for the 2007 fourth quarter from 2.49% for the 2007 third quarter reflected a continuation of competitive pricing pressures and the resulting lower margins on new production as compared with margins on loans and leases that are being repaid.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Non-interest income increased $1.5 million primarily reflecting a $2.0 million increase in automobile operating lease income, reflecting an increase in operating lease assets. Beginning in the 2007 fourth quarter, all lease originations were recorded as operating leases as a result of our recent decision to no longer purchase lease residual value insurance on lease originations. Leases originated prior to October 2007 continue to be covered by lease residual value insurance. This increase was partially offset by a $0.6 million decrease in non-related automobile operating lease income, reflecting declines in lease termination income and insurance related revenues.

Non-interest expense increased $3.2 million primarily reflecting: (1) $1.6 million increase in automobile operating lease expense, reflecting an increase in operating lease assets, as noted previously; and (2) an increase in provisions for lease residual value related losses due to seasonality as well as a softening in general in used car values.

Net charge-offs totaled $10.9 million, or an annualized 0.79% of average related loans and leases, for the 2007 fourth quarter as compared with $8.3 million, or an annualized 0.61%, in the 2007 third quarter. These increases reflected seasonal factors as well as the softening economy in our markets.

The ROA decreased to 0.44% from 0.70%, and the ROE decreased to 12.8% from 21.4%.

2007 versus 2006

Dealer Sales contributed $42.4 million of the company’s net income in 2007, down from $59.8 million, or 29%, from 2006. This decrease primarily reflected: (1) $14.7 million increase to the provision for credit losses due to economic weaknesses in our markets, (2) $9.2 million decrease in net automobile operating lease income due to lower average operating lease assets, (3) $6.6 million decline in non-related automobile operating lease non-interest income, reflecting declines in lease termination income and servicing income due to lower underlying balances, and (4) $1.8 million decline in net interest income due to tightening yields. These factors were partially offset by the benefit of a decreased provision for income taxes, and a $5.4 million decline in non-related automobile operating lease non-interest expense, primarily reflecting a decline in lease residual value insurance and other residual value related losses due to an overall decline in the lease portfolio. The ROA decreased to 0.83% from 1.13%, however the ROE increased to 23.3% from 22.9%.

2006 versus 2005

Dealer Sales contributed $59.8 million, or 13%, of the company’s net income in 2006, down from $66.5 million, or 10%, from 2005. This decrease primarily reflected the negative impacts of a lower contribution from automobile operating lease assets and a decline in net interest income, partially offset by the benefits of a lower provision for credit losses, growth in non-interest income before automobile operating lease income, and a decline in non-interest expense before automobile operating lease expense. Net interest income declined $10.6 million, reflecting a 6% decline in average loans and leases, as well as tightening yields. The ROA was unchanged at 1.13%, and ROE increased to 22.9% from 18.7%.

Private Financial and Capital Markets Group (PFCMG)

(This section should be read in conjunction with Significant Items 1, 3, and 6.)

Objectives, Strategies, and Priorities

The PFCMG provides products and services designed to meet the needs of higher net worth customers. Revenue results from the sale of trust, asset management, investment advisory, brokerage, and private banking products and services. PFCMG also focuses on financial solutions for corporate and institutional customers that include investment banking, sales and trading of securities, mezzanine capital financing, and risk management products. To serve higher net worth customers, a unique distribution model is used that employs a single, unified sales force to deliver products and services mainly through Regional Banking distribution channels. PFCMG provides investment management and custodial services to our Huntington Funds, which consists of 31 proprietary mutual funds, including 11 variable annuity funds. Huntington Fund assets represented 28% of the approximately $16.3 billion total assets under management at December 31, 2007. The Huntington Investment Company offers brokerage and investment advisory services to both Regional Banking and PFCMG customers through a combination of licensed investment sales representatives and licensed personal bankers

PFCMG’s primary goals are to consistently increase assets under management by offering innovative products and services that are responsive to our clients’ changing financial needs and to grow the balance sheet mainly through increased loan volume achieved through improved cross-selling efforts. To grow managed assets, the Huntington Investment Company sales team has been utilized as the distribution source for trust and investment management.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 36 — Key Performance Indicators for Private Financial and Capital Markets Group

	Twelve Months Ended
	December 31,		Change from 2006		2007		Change from 3Q07
(in thousands unless otherwise noted)	2007	2006	Amount	Percent	Fourth	Third	Amount	Percent
Net income	$38,937	$59,377	$(20,440)	(34.4)%	$5,479	$13,378	$(7,899)	(59.0)%
Total average assets (in millions of dollars)	2,505	2,087	418	20.0	2,878	2,803	75	2.7
Return on average equity	22.5%	40.1%	(17.6)%	(43.9)	11.1%	30.9%	(19.8)%	(64.1)
Total brokerage and insurance income	$54,470	$43,156	$11,314	26.2	$14,385	$13,632	$753	5.5
Total assets under management (in billions)	16.3	12.2	4.1	33.6	16.3	16.5	(0.2)	(1.2)
Total trust assets (in billions)	60.1	51.5	8.6	16.7	60.1	60.0	0.1	0.2

2007 Fourth Quarter versus 2007 Third Quarter

PFCMG contributed $5.5 million of the company’s net income for the 2007 fourth quarter. This compares with $13.4 million for the 2007 third quarter, a decline of $7.9 million, or 59%. The $7.9 million decline primarily reflected: (1) $4.0 million increase to the provision for credit losses due to the softening economy in our Midwest markets, and (2) $5.0 million increased losses due to negative market value adjustments on the equity funds portfolio.

Net interest income increased $0.6 million, or 3%, primarily reflecting the favorable impact of a $42 million, or 4%, increase in total average commercial loans, as well as a 5 basis point increase in the net interest margin.

Non-interest income decreased $5.8 million primarily reflecting: (1) $5.0 million increased losses in the equity funds portfolio, as previously noted, (2) $3.6 million reduction in capital markets income as a result of an annual fee sharing adjustment for commercial loan swaps. These declines were partially offset by: (1) $1.5 million increase in trust services income primarily reflecting an 8.5% growth in Huntington Fund average asset balances, and (2) $0.6 billion increase in brokerage and insurance income primarily reflecting increased fixed income commissions and increased sales of retail-life and wealth-transfer insurance products.

Non-interest expense increased $2.9 million primarily reflecting: (1) $2.1 million increase in allocated corporate overhead, including executive management severance costs, (2) $0.5 increased sales commissions, primarily from increased loan swap revenue and a large public finance deal, and (3) $0.2 million increase in licensing fees.

Net charge-offs totaled $3.8 million, or an annualized 0.60% of average related loans and leases, for the 2007 fourth quarter compared with $1.1 million, or an annualized 0.17%, in the 2007 third quarter. These increases reflected the softening economy in our Midwest markets.

The ROA decreased to 0.76% from 1.89%, and the ROE decreased to 11.1% from 30.9%.

2007 versus 2006

PFCMG contributed $38.9 million of the company’s net income in 2007, down from $59.4 million, or 34%, in 2006. This decrease primarily reflected the negative market value adjustments to the equity funds portfolio, partially offset by the positive impact of the Sky Financial acquisition to net interest income and non-interest income. Non-interest income was also positively impacted by the acquisition of Unified Fund Services on December 31, 2006, and the growth of managed assets to $16.3 billion from $12.2 billion. The ROA decreased to 1.55% from 2.85%, and the ROE decreased to 22.5% from 40.1%.

2006 versus 2005

PFCMG contributed $59.4 million, or 13%, of the company’s net income in 2006, up from $50.8 million, or 17%, from 2005. This increase primarily reflected a $25.5 million, or 12%, increase in fully-taxable equivalent revenue partially offset by a $1.6 million increase in the provision for credit losses and an $10.7 million increase in total non-interest expense. These increases were largely due to the Unizan acquisition. The ROA increased to 2.85% from 2.61%, and the ROE increased to 40.1% from 39.1%.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

RESULTS FOR THE FOURTH QUARTER

Earnings Discussion

2007 fourth quarter results were a net loss of $239.3 million, or $0.65 per common share, compared with earnings of $87.7 million, or $0.37 per common share, in the year-ago quarter. Significant items impacting 2007 fourth quarter performance included (see table below):

–	$423.6 million pretax ($0.75 per common share based upon the quarterly average outstanding diluted common shares) negative impact related to the Franklin relationship consisting of a $405.8 million provision for credit losses related to the credit deterioration of the Franklin loans and a $17.9 million reduction of net interest income. The net interest income reduction reflected the placement of the Franklin loans on nonaccrual status from November 16, 2007 until December 28, 2007. During this period, the loan payments from Franklin remained current, with the interest received used to reduce the exposure.

–	$63.5 million pre-tax ($0.11 per common share) negative impact of market-related losses consisting of:

–	$34.0 million loss on loans held-for-sale,

–	$11.6 million of securities losses,

–	$9.4 million of equity investment losses, and

–	$8.6 million net negative impact of MSRs hedging consisting of a net impairment loss of $11.8 million included in non-interest income, partially offset by related net interest income of $3.2 million.

–	$44.4 million pretax ($0.08 per common share) of merger-costs consisting of:

–	$31.0 million related to Sky Financial integration expenses, and

–	$13.4 million related to the previously announced retirement of Sky Financial’s former chairman, president, and chief executive officer, who was appointed Huntington’s president and chief operating officer at the time of the acquisition, but subsequently retired on December 31, 2007. This consisted of a cash payment, the accelerated vesting of stock awards, and retirement benefits.

–	$24.9 million pretax ($0.04 per common share) Visa® indemnification charge associated with its announced anti-trust settlement with American Express® and pending Visa® litigation.

–	$8.9 million pretax ($0.02 per common share) of increases to litigation reserves on existing cases.

	Three Months Ended
	Impact(2)
(in millions, except per share)	Pre-tax	EPS(3)
December 31, 2007 — GAAP earnings	($239.3)	($0.65)
Franklin relationship restructuring	(423.6)	(0.75)
Net market-related losses	(63.5)	(0.11)
Merger costs	(44.4)	(0.08)
Visa® indemnification charge	(24.9)	(0.04)
Increases to litigation reserves	(8.9)	(0.02)

December 31, 2006 — GAAP earnings	$87.7 (4)	$0.37
Gain on sale of MasterCard® stock	2.6	0.01
Completion of balance sheet restructuring	(20.2)	(0.05)
Huntington Foundation contribution	(10.0)	(0.03)
Automobile lease residual value losses	(5.2)	(0.01)
Severance and consolidation expenses	(4.5)	(0.01)

(1)	Includes significant items with $0.01 EPS impact or greater
(2)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted
(3)	Based upon the quarterly average outstanding diluted common shares
(4)	After-tax

Net Interest Income, Net Interest Margin, Loans and Average Balance Sheet

(This section should be read in conjunction with Significant Items 1, 2, 4, and 5.)

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Fully-taxable equivalent net interest income increased $126.2 million from the year-ago quarter. This reflected the favorable impact of a $15.6 billion increase in average earning assets, of which $13.8 billion represented an increase in average loans and leases, partially offset by a slight decrease in the fully-taxable equivalent net interest margin of 2 basis points to 3.26%. The 2007 fourth quarter net interest margin included a negative impact of 15 basis points, reflecting Franklin loans that were put on nonaccrual status from November 16, 2007 until December 28, 2007. The increases in average earning assets, as well as loans and leases, were primarily merger-related. Table 37 details the $13.8 billion reported increase in average loans and leases, and the $13.0 billion reported increase in average total deposits.

Table 37 — Average Loans/Leases and Deposits — Estimated Merger Related Impacts

	Fourth Quarter		Change			Non-Merger Related
					Merger
(in millions)	2007	2006	Amount	%	Related	Amount	%(1)
Loans
Total commercial	$22,323	$12,312	$10,011	81.3%	$8,746	$1,265	6.0%
Automobile loans and leases	4,324	3,949	375	9.5	432	(57)	(1.3)
Home equity	7,297	4,973	2,324	46.7	2,385	(61)	(0.8)
Residential mortgage	5,437	4,635	802	17.3	1,112	(310)	(5.4)
Other consumer	728	430	298	69.3	143	155	27.1

Total consumer	17,786	13,987	3,799	27.2	4,072	(273)	(1.5)

Total loans	$40,109	$26,299	$13,810	52.5%	$12,818	$992	2.5%

Deposits
Demand deposits — non-interest bearing	$5,218	$3,580	$1,638	45.8%	$1,829	$(191)	(3.5)%
Demand deposits — interest bearing	3,929	2,219	1,710	77.1	1,460	250	6.8
Money market deposits	6,845	5,548	1,297	23.4	996	301	4.6
Savings and other domestic deposits	4,813	2,849	1,964	68.9	2,594	(630)	(11.6)
Core certificates of deposit	10,674	5,380	5,294	98.4	4,630	664	6.6

Total core deposits	31,479	19,576	11,903	60.8	11,509	394	1.3
Other deposits	6,196	5,132	1,064	20.7	1,342	(278)	(4.3)

Total deposits	$37,675	$24,708	$12,967	52.5%	$12,851	$116	0.3%

(1)	Calculated as non-merger related / (prior period + merger-related)

The $1.0 billion, or 3%, non-merger-related increase in average total loans primarily reflected:

–	$1.3 billion, or 6%, increase in average total commercial loans, reflecting continued strong growth in middle-market C&I loans.

Partially offset by:

–	$0.3 billion, or 2%, decrease in average total consumer loans. This reflected a decline in residential mortgages due to loan sales over the last 12-month period. The declines in home equity loans and automobile loans and leases reflected weaker demand, a softer economy, as well as the continued impact of competitive pricing.

Also contributing to the growth in average earning assets was a $1.0 billion increase in average trading account securities. The increase in these assets reflected a change in our strategy to use trading account securities to hedge the change in fair value of our MSRs.

The 3.26% fully-taxable net interest margin in the current period, reflected a negative impact of 15 basis points as the Franklin loans were put on nonaccrual status from November 16, 2007 until December 28, 2007. The margin decline also reflected competitive deposit pricing in our markets.

Virtually all of the increase in average total deposits was merger-related. The $0.1 billion non-merger-related increase reflected:

–	$0.4 billion, or 1%, increase in average total core deposits, reflecting strong growth in interest bearing demand deposits and money market accounts. While there was strong growth in core certificates of deposits, this was offset by the decline in savings and other domestic deposits, as customers transferred funds from lower rate to higher rate accounts.

Partially offset by:

–	$0.3 billion, or 4%, decline in other non-core deposits.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Provision for Credit Losses

(This section should be read in conjunction with Significant Items 1 and 2.)

The provision for credit losses in the 2007 fourth quarter was $512.1 million, up from $15.7 million in the year-ago quarter primarily due to the $405.8 million related to Franklin and the negative impact of the economic weakness in our Midwest markets, most notably among our borrowers in eastern Michigan and northern Ohio. Reported 2007 fourth quarter net charge-offs were $377.9 million, including $308.5 million related to Franklin. As a result, the reported provision for credit losses exceeded net charge-offs by $134.2 million. Adjusting for Franklin-related provision and net charge-offs, the non-Franklin-related provision for credit losses was $106.3 million, or $36.9 million greater than related net charge-offs of $69.4 million. (See “Credit Quality” discussion).

Non-Interest Income

(This section should be read in conjunction with Significant Items 1, 4, 5, 6, and 9.)

Non-interest income increased $30.0 million from the year-ago quarter. The $68.7 million of merger-related non-interest income drove the increase, as non-merger-related non-interest income declined. Table 38 details the $30.0 million increase in reported total non-interest income.

Table 38 — Non-Interest Income — Estimated Merger-Related Impact

	Fourth Quarter		Change			Non-Merger Related
					Merger
(in thousands)	2007	2006	Amount	%	Related	Amount	%(1)
Service charges on deposit accounts	$81,276	$48,548	$32,728	67.4%	$24,110	$8,618	11.9%
Trust services	35,198	23,511	11,687	49.7	7,009	4,678	15.3
Brokerage and insurance income	30,288	14,600	15,688	107.5	17,061	(1,373)	(4.3)
Other service charges and fees	21,891	13,784	8,107	58.8	5,800	2,307	11.8
Bank owned life insurance income	13,253	10,804	2,449	22.7	1,807	642	5.1
Mortgage banking income	3,702	6,169	(2,467)	(40.0)	6,256	(8,723)	(70.2)
Securities losses	(11,551)	(15,804)	4,253	(26.9)	283	3,970	(25.6)
Other income	(6,158)	33,650	(39,808)	N.M.	6,390	(46,198)	N.M.

Sub-total before automobile operating lease income	167,899	135,262	32,637	24.1	68,716	(36,079)	(17.7)
Automobile operating lease income	2,658	5,344	(2,686)	(50.3)	—	(2,686)	(50.3)

Total non-interest income	$170,557	$140,606	$29,951	21.3%	$68,716	$(38,765)	(18.5)%

N.M., not a meaningful value.

(1)	Calculated as non-merger related / (prior period + merger-related)

The $38.8 million, or 19%, non-merger-related decline reflected:

–	$48.9 million decline in other income, reflecting the current quarter’s $34.0 million loss on loans held-for-sale, $9.4 million of equity investment losses in the current quarter compared with $3.3 million of gains in the year-ago quarter, and a $2.6 million gain on the sale of MasterCard® stock in the year-ago quarter. (See “Significant Items”).

–	$8.7 million, or 70%, decline in mortgage banking income, reflecting the current quarter’s $11.8 million net negative MSR valuation impact, compared with a $2.5 million net negative MSR valuation impact in the year-ago quarter. (See “Significant Items”).

Partially offset by:

–	$8.6 million, or 12%, increase in service charges on deposit accounts, reflecting strong growth in personal service charge income.

–	$4.7 million, or 15%, increase in trust services income, of which $2.5 million reflected revenue associated with the acquisition of Unified Fund Services at the end of the 2006 fourth quarter, as well as an increase in Huntington Fund fees due to managed asset growth.

–	$4.3 million less in investment securities losses. In the 2007 fourth quarter, net investment securities impairment losses were $11.6 million. This was less than the $15.8 million of such losses in the year-ago quarter, which were included in that quarter’s balance sheet restructuring (see “Significant Items”).

–	$2.3 million, or 12%, increase in other service charges and fees, reflecting higher debit card volume.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Non-Interest Expense

(This section should be read in conjunction with Significant Items 1, 4, 6, 7, and 9.)

Non-interest expense increased $171.8 million from the year-ago quarter. The $136.6 million of merger-related expenses and $44.4 million of merger costs drove the increase, as non-merger-related expenses declined. Table 39 details the $171.8 million increase in reported total non-interest expense.

Table 39 — Non-Interest Expense — Estimated Merger-Related Impact

	Fourth Quarter		Change				Non-Merger Related
					Merger	Merger
(in thousands)	2007	2006	Amount	Percent	Related	Costs	Amount	%(1)
Personnel costs	$214,850	$137,944	$76,906	56%	$68,250	$22,780	$(14,124)	(6.2)%
Outside data processing and other services	39,130	20,695	18,435	89.1	12,262	7,005	(832)	(2.1)
Net occupancy	26,714	17,279	9,435	54.6	10,184	1,204	(1,953)	(6.8)
Equipment	22,816	18,151	4,665	25.7	4,799	175	(309)	(1.3)
Amortization of intangibles	20,163	2,993	17,170	573.7	17,431	—	(261)	(1.3)
Marketing	16,175	6,207	9,968	160.6	4,361	6,915	(1,308)	(7.5)
Professional services	14,464	8,958	5,506	61.5	2,707	3,447	(648)	(4.3)
Telecommunications	8,513	4,619	3,894	84.3	2,224	954	716	9.2
Printing and supplies	6,594	3,610	2,984	82.7	1,374	1,043	567	9.4
Other expense	68,215	43,364	24,851	57.3	13,048	893	10,910	19.0

Sub-total before automobile operating lease expense	437,634	263,820	173,814	65.9	136,640	44,416	(7,242)	(1.6)
Automobile operating lease expense	1,918	3,970	(2,052)	(51.7)	—	—	(2,052)	(51.7)

Total non-interest expense	$439,552	$267,790	$171,762	64.1%	$136,640	$44,416	$(9,294)	(2.1)%

(1)	Calculated as non-merger related / (prior period + merger-related + merger-costs).

The $9.3 million, or 2%, non-merger-related decline reflected:

–	$14.1 million, or 6%, decline in personnel expense, reflecting merger efficiencies including the impact of the reduction of 828, or 6%, full-time equivalent staff during the 2007 third quarter and a 387, or 3%, reduction during the 2007 fourth quarter.

–	$2.0 million, or 7%, decline in net occupancy expense, reflecting merger efficiencies.

Partially offset by:

–	$10.9 million, or 19%, increase in other expense. The increase reflected the current quarter’s $24.9 million Visa® indemnification charge and $8.9 million of increases to litigation reserves on existing cases, partially offset by a $10.0 million reduction in Huntington charitable foundation contributions and merger efficiencies. (See “Significant Items”).

Income Taxes

The provision for income taxes in the 2007 fourth quarter was a benefit of $158.9 million. The effective tax rate for the 2007 fourth quarter was a tax benefit of 39.9%.

Credit Quality

In addition to the negative impact from Franklin on credit quality performance measures, there was also deterioration in non-Franklin-related loans. This reflected the negative impact of the continued economic weakness in our Midwest markets, most notably among our borrowers in eastern Michigan and northern Ohio, and within the residential real estate development portfolio. Consumer loans also saw negative trends impacted by the softening economy, but less so. These factors resulted in significantly higher absolute and relative levels of net charge-offs, NALs, and NPAs. To maintain the adequacy of our reserves, there was a commensurate significant increase in the provision for credit losses (see “Provision for Credit Losses” discussion, above) in order to increase the absolute and relative levels of our ACL.

Since Franklin impacted credit performance metrics significantly, the discussion that follows detail the Franklin impact on those metrics, as well as the performance of the remaining non-Franklin-related loans and leases.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Net Charge-offs

(This section should be read in conjunction with Significant Items 1 and 2.)

Total net charge-offs for the 2007 fourth quarter were $377.9 million, or an annualized 3.77% of average total loans and leases, including $308.5 million due to the Franklin credit deterioration. There were no Franklin-related net charge-offs in the 2007 third quarter. This compared with net charge-offs of $23.0 million, or an annualized 0.35%, in the year-ago quarter, and $47.1 million, or an annualized 0.47%, in the 2007 third quarter.

Total commercial net charge-offs in the 2007 fourth quarter were $344.6 million, or an annualized 6.18%. Non-Franklin-related total commercial net charge-offs in the current quarter were $36.1 million and represented an annualized 0.70% of related loans. This was higher than an annualized 0.22% in the year-ago period, and the annualized 0.31% in the prior quarter.

Total consumer net charge-offs in the current quarter were $33.3 million, or an annualized 0.75%. This was higher than an annualized 0.46% in the year-ago period and 0.67% in the prior quarter. Automobile loan and lease net charge-offs were $10.4 million, or an annualized 0.96% in the 2007 fourth quarter, up from 0.54% in the year-ago period and 0.73% in the prior period. This increase reflected both the impact of the Sky Financial portfolio, as well as seasonal factors. Residential mortgage net charge-offs were $3.3 million, or an annualized 0.25% of related average balances. This was higher than an annualized 0.19% in the year-ago quarter, but down from an annualized 0.32% in the prior quarter. Home equity net charge-offs in the 2007 fourth quarter were $12.2 million, or an annualized 0.67%, up from an annualized 0.47%, in the year-ago quarter and an annualized 0.58% in the prior quarter. The economic weakness in our markets, most notably among our borrowers in eastern Michigan and northern Ohio, continue to impact residential mortgage and home equity net charge-offs.

Nonaccrual Loans (NALs) and Nonperforming Assets (NPAs)

(This section should be read in conjunction with Significant Items 1 and 2.)

NALs were $319.8 million at December 31, 2007, and represented 0.80% of related assets. This compared with $144.1 million, or 0.55%, at the end of the year-ago period, and $249.4 million, or 0.62%, at September 30, 2007. The $70.4 million, or 28%, increase in NALs from the end of the prior quarter reflected a $47.0 million increase in middle market CRE NALs, reflecting the continued softness in the residential real estate development markets, particularly among our borrowers in eastern Michigan and northern Ohio, as well as increases in small business and residential mortgage NALs due to the continued overall economic weakness in our markets.

NPAs, which include NALs, were $1.7 billion at December 31, 2007. This compared with $193.6 million at the end of the year-ago period and $435.0 million at September 30, 2007. The $1.2 billion increase in NPAs from the end of the prior quarter reflected:

–	$1.2 billion of restructured Franklin loans. Though classified as NPAs, these restructured loans were current and accruing interest and are expected to continue to perform per terms of the restructuring agreement.

–	$70.4 million increase in NALs, discussed above.

–	$6.4 million, or 9%, increase in OREO.

Partially offset by:

–	$27.0 million reduction in impaired loans held-for-sale, reflecting a decline of $73.6 million due primarily to sales, as well as impairment and other reductions. The declines were partially offset by $46.6 million of new loans transferred to loans held-for-sale.

–	$11.9 million decline in other NPAs, which represent certain investment securities backed by mortgage loans to borrowers with lower FICO scores, with the reduction reflecting the current quarter’s $11.6 million of investment securities impairment charge.

The over 90-day delinquent, but still accruing, ratio was 0.35% at December 31, 2007, up from 0.23% at the end of the year-ago quarter and from 0.29% at September 30, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 40 — Selected Quarterly Income Statements

	2007				2006
(in thousands of dollars, except per share amounts)	Fourth	Third	Second	First	Fourth	Third	Second	First
Interest income	$814,398	$851,155	$542,461	$534,949	$544,841	$538,988	$521,903	$464,787
Interest expense	431,465	441,522	289,070	279,394	286,852	283,675	259,708	221,107

Net interest income	382,933	409,633	253,391	255,555	257,989	255,313	262,195	243,680
Provision for credit losses	512,082	42,007	60,133	29,406	15,744	14,162	15,745	19,540

Net interest income after provision for credit losses	(129,149)	367,626	193,258	226,149	242,245	241,151	246,450	224,140

Service charges on deposit accounts	81,276	78,107	50,017	44,793	48,548	48,718	47,225	41,222
Trust services	35,198	33,562	26,764	25,894	23,511	22,490	22,676	21,278
Brokerage and insurance income	30,288	28,806	17,199	16,082	14,600	14,697	14,345	15,193
Other service charges and fees	21,891	21,045	14,923	13,208	13,784	12,989	13,072	11,509
Bank owned life insurance income	13,253	14,847	10,904	10,851	10,804	12,125	10,604	10,242
Mortgage banking income	3,702	9,629	7,122	9,351	6,169	8,512	13,616	13,194
Securities (losses) gains	(11,551)	(13,152)	(5,139)	104	(15,804)	(57,332)	(35)	(20)
Other income	(6,158)	31,177	32,792	22,006	33,650	27,131	29,373	29,868

Sub-total before operating lease income	167,899	204,021	154,582	142,289	135,262	89,330	150,876	142,486
Operating lease income	2,658	653	1,611	2,888	5,344	8,580	12,143	17,048

Total non-interest income	170,557	204,674	156,193	145,177	140,606	97,910	163,019	159,534

Personnel costs	214,850	202,148	135,191	134,639	137,944	133,823	137,904	131,557
Outside data processing and other services	39,130	40,600	25,701	21,814	20,695	18,664	19,569	19,851
Net occupancy	26,714	33,334	19,417	19,908	17,279	18,109	17,927	17,966
Equipment	22,816	23,290	17,157	18,219	18,151	17,249	18,009	16,503
Amortization of intangibles	20,163	19,949	2,519	2,520	2,993	2,902	2,992	1,075
Marketing	16,175	13,186	8,986	7,696	6,207	7,846	10,374	7,301
Professional services	14,464	11,273	8,101	6,482	8,958	6,438	6,292	5,365
Telecommunications	8,513	7,286	4,577	4,126	4,619	4,818	4,990	4,825
Printing and supplies	6,594	4,743	3,672	3,242	3,610	3,416	3,764	3,074
Other expense	68,215	29,417	18,459	21,395	43,365	23,177	21,880	18,227

Sub-total before operating lease expense	437,634	385,226	243,780	240,041	263,821	236,442	243,701	225,744
Operating lease expense	1,918	337	875	2,031	3,969	5,988	8,658	12,671

Total non-interest expense	439,552	385,563	244,655	242,072	267,790	242,430	252,359	238,415

Income before income taxes	(398,144)	186,737	104,796	129,254	115,061	96,631	157,110	145,259
(Benefit) Provision for income taxes	(158,864)	48,535	24,275	33,528	27,346	(60,815)	45,506	40,803

Net income	$(239,280)	$138,202	$80,521	$95,726	$87,715	$157,446	$111,604	$104,456

Average common shares — diluted	366,119	368,280	239,008	238,754	239,881	240,896	244,538	234,363

Per common share
Net income — diluted	$(0.65)	$0.38	$0.34	$0.40	$0.37	$0.65	$0.46	$0.45
Cash dividends declared	0.265	0.265	0.265	0.265	0.250	0.250	0.250	0.250

Revenue — fully taxable equivalent (FTE)
Net interest income	$382,933	$409,633	$253,391	$255,555	$257,989	$255,313	$262,195	$243,680
FTE adjustment	5,363	5,712	4,127	4,047	4,115	4,090	3,984	3,836

Net interest income (1)	388,296	415,345	257,518	259,602	262,104	259,403	266,179	247,516
Non-interest income	170,557	204,674	156,193	145,177	140,606	97,910	163,019	159,534

Total revenue (1)	$558,853	$620,019	$413,711	$404,779	$402,710	$357,313	$429,198	$407,050

(1)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

MANAGEMENT’S DISCUSSION AND ANALYSIS	HUNTINGTON BANCSHARES INCORPORATED

Table 41 — Quarterly Stock Summary, Key Ratios and Statistics, and Capital Data

Quarterly common stock summary	2007				2006
(in thousands, except per share)	Fourth	Third	Second	First	Fourth	Third	Second	First
Common stock price, per share
High (1)	$18.390	$22.930	$22.960	$24.140	$24.970	$24.820	$24.410	$24.750
Low (1)	13.500	16.050	21.300	21.610	22.870	23.000	23.120	22.560
Close	14.760	16.980	22.740	21.850	23.750	23.930	23.580	24.130
Average closing price	16.125	18.671	22.231	23.117	24.315	23.942	23.732	23.649

Dividends, per share
Cash dividends declared on common stock	$0.265	$0.265	$0.265	$0.265	$0.250	$0.250	$0.250	$0.250

Common shares outstanding
Average — basic	366,119	365,895	236,032	235,586	236,426	237,672	241,729	230,968
Average — diluted	366,119	368,280	239,008	238,754	239,881	240,896	244,538	234,363
Ending	366,262	365,898	236,244	235,714	235,474	237,921	237,361	245,183
Book value per share	$16.24	$17.08	$12.97	$12.95	$12.80	$13.15	$12.38	$12.56
Tangible book value per share (2)	$7.13	8.10	10.41	10.37	10.21	10.59	9.80	10.04

Common share repurchases
Number of shares repurchased	—	—	—	—	3,050	—	8,100	4,831

Quarterly key ratios and statistics

Margin analysis-as a % of average earning assets (3)
Interest income (3)	6.88%	7.25%	6.92%	6.98%	6.86%	6.73%	6.55%	6.21%
Interest expense	3.62	3.73	3.66	3.62	3.58	3.51	3.21	2.89

Net interest margin (3)	3.26%	3.52%	3.26%	3.36%	3.28%	3.22%	3.34%	3.32%

Return on average total assets	(1.74)%	1.02%	0.92%	1.11%	0.98%	1.75%	1.25%	1.26%
Return on average total shareholders’ equity	(15.3)	8.8	10.6	12.9	11.3	21.0	14.9	15.5
Return on average tangible shareholders’ equity (4)	(30.7)	19.7	13.5	16.4	14.4	26.8	18.9	17.6

Capital adequacy	2007				2006
(in millions of dollars)	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Total risk-weighted assets	$46,044	$45,931	$32,121	$31,473	$31,155	$31,330	$31,614	$31,298
Tier 1 leverage ratio	6.77%	7.57%	9.07%	8.24%	8.00%	7.99%	7.62%	8.53%
Tier 1 risk-based capital ratio	7.51	8.35	9.74	8.98	8.93	8.95	8.45	8.94
Total risk-based capital ratio	10.85	11.58	13.49	12.82	12.79	12.81	12.29	12.91
Tangible equity/asset ratio	5.08	5.70	6.87	7.11	6.93	7.19	6.52	7.02
Tangible equity/risk-weighted assets ratio	5.67	6.46	7.66	7.77	7.72	8.04	7.36	7.86
Average equity/average assets	11.40	11.50	8.66	8.63	8.70	8.30	8.39	8.15

(1)	High and low stock prices are intra-day quotes obtained from NASDAQ.

(2)	Deferred tax liability related to other intangible assets is calculated assuming a 35% tax rate.

(3)	Presented on a fully taxable equivalent basis assuming a 35% tax rate.

(4)	Net income less expense for amortization of intangibles (net of tax) for the period divided by average tangible common shareholders’ equity. Average tangible common shareholders’ equity equals average total common shareholders’ equity less other intangible assets and goodwill. Other intangible assets are net of deferred tax.

REPORT OF MANAGEMENT	HUNTINGTON BANKSHARES INCORPORATED

The management of Huntington (the Company) is responsible for the financial information and representations contained in the consolidated financial statements and other sections of this report. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. In all material respects, they reflect the substance of transactions that should be included based on informed judgments, estimates, and currently available information. Management maintains a system of internal accounting controls, which includes the careful selection and training of qualified personnel, appropriate segregation of responsibilities, communication of written policies and procedures, and a broad program of internal audits. The costs of the controls are balanced against the expected benefits. During 2007, the audit committee of the board of directors met regularly with Management, Huntington’s internal auditors, and the independent registered public accounting firm, Deloitte & Touche LLP, to review the scope of the audits and to discuss the evaluation of internal accounting controls and financial reporting matters. The independent registered public accounting firm and the internal auditors have free access to, and meet confidentially with, the audit committee to discuss appropriate matters. Also, Huntington maintains a disclosure review committee. This committee’s purpose is to design and maintain disclosure controls and procedures to ensure that material information relating to the financial and operating condition of Huntington is properly reported to its chief executive officer, chief financial officer, internal auditors, and the audit committee of the board of directors in connection with the preparation and filing of periodic reports and the certification of those reports by the chief executive officer and the chief financial officer.

REPORT OF MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company, including accounting and other internal control systems that, in the opinion of Management, provide reasonable assurance that (1) transactions are properly authorized, (2) the assets are properly safeguarded, and (3) transactions are properly recorded and reported to permit the preparation of the financial statements in conformity with accounting principles generally accepted in the United States. Huntington’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. In making this assessment, Management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on that assessment, Management believes that, as of December 31, 2007, the Company’s internal control over financial reporting is effective based on those criteria.

Thomas E. Hoaglin
Chairman, President, and Chief Executive Officer

Donald R. Kimble
Executive Vice President and Chief Financial Officer

February 25, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HUNTINGTON BANCSHARES INCORPORATED

To the Board of Directors and Shareholders of
Huntington Bancshares Incorporated
Columbus, Ohio

We have audited the internal control over financial reporting of Huntington Bancshares Incorporated and subsidiaries (the “Company”) as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2007 of the Company and our report dated February 25, 2008 expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the Company’s adoption of new accounting standards.

Columbus, Ohio
February 25, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HUNTINGTON BANCSHARES INCORPORATED

To the Board of Directors and Shareholders of
Huntington Bancshares Incorporated
Columbus, Ohio

We have audited the accompanying consolidated balance sheets of Huntington Bancshares Incorporated and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntington Bancshares Incorporated and subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1, 2, 6, and 18 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, SFAS No. 156, Accounting for Servicing of Financial Assets, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2006.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Columbus, Ohio
February 25, 2008

CONSOLIDATED BALANCE SHEETS	HUNTINGTON BANCSHARES INCORPORATED

	December 31,
(in thousands, except number of shares)	2007	2006

Assets
Cash and due from banks	$1,416,597	$1,080,163
Federal funds sold and securities purchased under resale agreements	592,649	440,584
Interest bearing deposits in banks	340,090	74,168
Trading account securities	1,032,745	36,056
Loans held for sale	494,379	270,422
Investment securities	4,500,171	4,362,924
Loans and leases:
Commercial and industrial loans and leases	13,125,565	7,849,912
Commercial real estate loans	9,183,052	4,504,540
Automobile loans	3,114,029	2,125,821
Automobile leases	1,179,505	1,769,424
Home equity loans	7,290,063	4,926,900
Residential mortgage loans	5,447,126	4,548,918
Other consumer loans	714,998	427,910

Loans and leases	40,054,338	26,153,425
Allowance for loan and lease losses	(578,442)	(272,068)

Net loans and leases	39,475,896	25,881,357

Bank owned life insurance	1,313,281	1,089,028
Premises and equipment	557,565	372,772
Goodwill	3,059,333	570,876
Other intangible assets	427,970	59,487
Accrued income and other assets	1,486,792	1,091,182

Total assets	$54,697,468	$35,329,019

Liabilities and shareholders’ equity
Liabilities
Deposits in domestic offices
Demand deposits — non-interest bearing	$5,371,747	$3,615,745
Interest bearing	31,644,460	20,640,368
Deposits in foreign offices	726,714	791,657

Deposits	37,742,921	25,047,770
Short-term borrowings	2,843,638	1,676,189
Federal Home Loan Bank advances	3,083,555	996,821
Other long-term debt	1,937,078	2,229,140
Subordinated notes	1,934,276	1,286,657
Accrued expenses and other liabilities	1,206,860	1,078,116

Total liabilities	48,748,328	32,314,693

Shareholders’ equity
Preferred stock — authorized 6,617,808 shares; none outstanding
Common stock — No par value and authorized 500,000,000 shares; issued 257,866,255 shares; outstanding 235,474,366 shares		2,560,569
Par value of $0.01 and authorized 1,000,000,000 shares; issued 387,504,687 shares; outstanding 366,261,676 shares	3,875
Capital surplus	5,703,316
Less 21,243,011 and 22,391,889 treasury shares at cost, respectively	(480,129)	(506,946)
Accumulated other comprehensive loss:
Unrealized (losses) gains on investment securities	(10,011)	14,254
Unrealized gains on cash flow hedging derivatives	4,553	17,008
Pension and other postretirement benefit adjustments	(44,153)	(86,328)
Retained earnings	771,689	1,015,769

Total shareholders’ equity	5,949,140	3,014,326

Total liabilities and shareholders’ equity	$54,697,468	$35,329,019

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF INCOME	HUNTINGTON BANCSHARES INCORPORATED

	Year Ended December 31,
(in thousands, except per share amounts)	2007	2006	2005

Interest and fee income
Loans and leases
Taxable	$2,388,799	$1,775,445	$1,428,371
Tax-exempt	5,213	2,154	1,466
Investment securities
Taxable	221,877	231,294	157,716
Tax-exempt	26,920	23,901	19,865
Other	100,154	37,725	34,347

Total interest income	2,742,963	2,070,519	1,641,765

Interest expense
Deposits	1,026,388	717,167	446,919
Short-term borrowings	92,810	72,222	34,334
Federal Home Loan Bank advances	102,646	60,016	34,647
Subordinated notes and other long-term debt	219,607	201,937	163,454

Total interest expense	1,441,451	1,051,342	679,354

Net interest income	1,301,512	1,019,177	962,411
Provision for credit losses	643,628	65,191	81,299

Net interest income after provision for credit losses	657,884	953,986	881,112

Service charges on deposit accounts	254,193	185,713	167,834
Trust services	121,418	89,955	77,405
Brokerage and insurance income	92,375	58,835	53,619
Other service charges and fees	71,067	51,354	44,348
Bank owned life insurance income	49,855	43,775	40,736
Mortgage banking income	29,804	41,491	28,333
Securities (losses), net	(29,738)	(73,191)	(8,055)
Other income	87,629	163,137	228,062

Total non-interest income	676,603	561,069	632,282

Personnel costs	686,828	541,228	481,658
Outside data processing and other services	127,245	78,779	74,638
Net occupancy	99,373	71,281	71,092
Equipment	81,482	69,912	63,124
Amortization of intangibles	45,151	9,962	829
Marketing	46,043	31,728	26,279
Professional services	40,320	27,053	34,569
Telecommunications	24,502	19,252	18,648
Printing and supplies	18,251	13,864	12,573
Other expense	142,649	137,935	186,410

Total non-interest expense	1,311,844	1,000,994	969,820

Income before income taxes	22,643	514,061	543,574
(Benefit) provision for income taxes	(52,526)	52,840	131,483

Net income	$75,169	$461,221	$412,091

Average common shares — basic	300,908	236,699	230,142
Average common shares — diluted	303,455	239,920	233,475

Per common share
Net income — basic	$0.25	$1.95	$1.79
Net income — diluted	0.25	1.92	1.77
Cash dividends declared	1.060	1.000	0.845

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY	HUNTINGTON BANCSHARES INCORPORATED

								Accumulated
	Preferred Stock		Common Stock			Treasury Stock		Other
					Capital			Comprehensive	Retained
(in thousands)	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	Earnings	Total

Balance — January 1, 2005	—	$—	257,866	$2,484,204		(26,261)	$(499,259)	$(10,903)	$563,596	$2,537,638
Comprehensive Income:
Net income									412,091	412,091
Unrealized net losses on investment securities arising during the period, net of reclassification for net realized losses, net of tax of $11,626								(21,333)		(21,333)
Unrealized gains on cash flow hedging derivatives, net of tax of ($5,898)								10,954		10,954
Minimum pension liability adjustment, net of tax of $437								(811)		(811)

Total comprehensive income										400,901

Cash dividends declared ($0.845 per share)									(193,843)	(193,843)
Stock options exercised				2,999		1,866	36,195			39,194
Treasury shares purchased						(9,591)	(231,656)			(231,656)
Other				4,123		226	1,144			5,267

Balance — December 31, 2005	—	—	257,866	2,491,326		(33,760)	(693,576)	(22,093)	781,844	2,557,501

Comprehensive Income:
Net income									461,221	461,221
Unrealized net gains on investment securities arising during the period, net of reclassification for net realized losses, net of tax of ($26,369)								48,270		48,270
Unrealized gains on cash flow hedging derivatives, net of tax of ($970)								1,802		1,802
Minimum pension liability adjustment, net of tax of ($145)								269		269

Total comprehensive income										511,562

Cumulative effect of change in accounting principle for servicing financial assets, net of tax of $6,521									12,110	12,110
Cumulative effect of change in accounting for funded status of pension plans, net of tax of $44,861								(83,314)		(83,314)
Cash dividends declared ($1.00 per share)									(239,406)	(239,406)
Shares issued pursuant to acquisition				53,366		25,350	522,390			575,756
Recognition of the fair value of share-based compensation				18,574						18,574
Treasury shares purchased						(15,981)	(378,835)			(378,835)
Stock options exercised				(3,007)		2,013	43,836			40,829
Other				310		(14)	(761)			(451)

Balance — December 31, 2006	—	—	257,866	2,560,569		(22,392)	(506,946)	(55,066)	1,015,769	3,014,326

Comprehensive Income:
Net income									75,169	75,169
Unrealized net losses on investment securities arising during the period, net of reclassification(1) for net realized gains, net of tax of $13,245								(24,265)		(24,265)
Unrealized losses on cash flow hedging derivatives, net of tax of $6,707								(12,455)		(12,455)
Change in accumulated unrealized losses for pension and other post-retirement obligations, net of tax of ($22,710)								42,175		42,175

Total comprehensive income										80,624

Assignment of $0.01 par value per share for each share of common stock				(2,557,990)	2,557,990					—
Cash dividends declared ($1.06 per share)									(319,249)	(319,249)
Shares issued pursuant to acquisitions			129,639	1,296	3,130,996	188	4,245			3,136,537
Recognition of the fair value of share-based compensation					21,836					21,836
Stock options exercised					(9,040)	1,111	25,822			16,782
Other					1,534	(150)	(3,250)			(1,716)

Balance — December 31, 2007	—	$—	387,505	$3,875	$5,703,316	(21,243)	$(480,129)	$(49,611)	$771,689	$5,949,140

(1)	Reclassification adjustments represent net unrealized gains or losses as of December 31 of the prior year on investment securities that were sold during the current year. For the years ended December 31, 2007, 2006, and 2005 the reclassification adjustments were $19,330, net of tax of ($10,408), $47,574, net of tax of ($25,617), and $5,236, net of tax of ($2,819), respectively.

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS	HUNTINGTON BANCSHARES INCORPORATED

	Year Ended December 31,
(in thousands)	2007	2006	2005
Operating activities
Net income	$75,169	$461,221	$412,091
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	643,628	65,191	81,299
Depreciation and amortization	127,261	111,649	172,977
Net decrease in current and deferred income taxes	(157,169)	(357,458)	(98,703)
Net (increase) decrease in trading account securities	(996,689)	24,784	275,765
Pension contribution	—	(29,800)	(63,600)
Originations of loans held for sale	(2,815,854)	(2,537,999)	(2,572,346)
Principal payments on and proceeds from loans held for sale	2,693,132	2,532,908	2,501,471
Other, net	87,743	(46,037)	(34,255)

Net cash (used for) provided by operating activities	(342,779)	224,459	674,699

Investing activities
Increase in interest bearing deposits in banks	(188,971)	(48,681)	7
Net cash (paid) received in acquisitions	(80,060)	60,772	—
Proceeds from:
Maturities and calls of investment securities	405,482	604,286	463,001
Sales of investment securities	1,528,480	2,829,529	1,995,764
Purchases of investment securities	(1,317,630)	(3,015,922)	(2,832,258)
Proceeds from sales of loans	108,588	245,635	—
Net loan and lease originations, excluding sales	(1,746,814)	(338,022)	(1,012,345)
Proceeds from sale of operating lease assets	27,591	128,666	280,746
Purchases of premises and equipment	(109,450)	(47,207)	(57,288)
Other, net	(32,586)	(7,760)	20,415

Net cash (used for) provided by investing activities	(1,405,370)	411,296	(1,141,958)

Financing activities
(Decrease) increase in deposits	(165,625)	936,766	1,655,736
Increase (decrease) in short-term borrowings	1,464,542	(292,211)	682,027
Proceeds from issuance of subordinated notes	250,010	250,000	—
Maturity/redemption of subordinated notes	(46,660)	(4,080)	—
Proceeds from Federal Home Loan Bank advances	2,853,120	2,517,210	809,589
Maturity/redemption of Federal Home Loan Bank advances	(1,492,899)	(2,771,417)	(925,030)
Proceeds from issuance of long-term debt	—	935,000	—
Maturity of long-term debt	(353,079)	(1,158,942)	(1,719,403)
Dividends paid on common stock	(289,758)	(231,117)	(200,628)
Repurchases of common stock	—	(378,835)	(231,656)
Other, net	16,997	41,842	(67,960)

Net cash provided by (used for) financing activities	2,236,648	(155,784)	2,675

Increase in cash and cash equivalents	488,499	479,971	(464,584)
Cash and cash equivalents at beginning of period	1,520,747	1,040,776	1,505,360

Cash and cash equivalents at end of period	$2,009,246	$1,520,747	$1,040,776

Supplemental disclosures:
Income taxes paid	$104,645	$410,298	$230,186
Interest paid	1,434,007	1,024,635	640,679
Non-cash activities
Mortgage loans exchanged for mortgage-backed securities	—	—	15,058
Common stock dividends accrued, paid in subsequent quarter	76,762	37,166	28,877
Common stock and stock options issued for purchase acquisitions	3,136,537	575,756	—

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

1. SIGNIFICANT ACCOUNTING POLICIES

–	Nature of Operations — Huntington Bancshares Incorporated (Huntington or The Company) is a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through its subsidiaries, Huntington is engaged in providing full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, and discount brokerage services, as well as reinsuring private mortgage, credit life and disability insurance, and other insurance and financial products and services. Huntington’s banking offices are located in Ohio, Michigan, West Virginia, Indiana, Kentucky and Pennsylvania. Certain activities are also conducted in other states including Arizona, Florida, Georgia, Maryland, Nevada, New Jersey, North Carolina, South Carolina, Tennessee, and Vermont. Huntington also has a limited purpose foreign office in the Cayman Islands and another in Hong Kong.

–	Basis of Presentation — The consolidated financial statements include the accounts of Huntington and its majority-owned subsidiaries and are presented in accordance with accounting principles generally accepted in the United States (GAAP). All significant intercompany transactions and balances have been eliminated in consolidation. Companies in which Huntington holds more than a 50% voting equity interest or are a variable interest entity (VIE) in which Huntington absorbs the majority of expected losses are consolidated. VIEs in which Huntington does not absorb the majority of expected losses are not consolidated. For consolidated entities where Huntington holds less than a 100% interest, Huntington recognizes a minority interest liability (included in accrued expenses and other liabilities) for the equity held by others and minority interest expense (included in other long-term debt) for the portion of the entity’s earnings attributable to minority interests. Investments in companies that are not consolidated are accounted for using the equity method when Huntington has the ability to exert significant influence. Those investments in non-marketable securities for which Huntington does not have the ability to exert significant influence are generally accounted for using the cost method and are periodically evaluated for impairment. Investments in private investment partnerships are carried at fair value. Investments in private investment partnerships and investments that are accounted for under the equity method or the cost method are included in accrued income and other assets and Huntington’s proportional interest in the investments’ earnings are included in other non-interest income.

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

The preparation of financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates. Significant estimates are further discussed in the critical accounting policies included in Management’s Discussion and Analysis of Financial Condition and Results of Operations. Certain prior period amounts have been reclassified to conform to the current year’s presentation.

–	Securities — Securities purchased with the intention of recognizing short-term profits or which are actively bought and sold are classified as trading account securities and reported at fair value. The unrealized gains or losses on trading account securities are recorded in other non-interest income, except for gains and losses on trading account securities used to hedge the fair value of mortgage servicing rights, which are included in mortgage banking income. All other securities are classified as investment securities. Investment securities include securities designated as available for sale and non-marketable equity securities. Unrealized gains or losses on investment securities designated as available for sale are reported as a separate component of accumulated other comprehensive loss in the consolidated statement of shareholders’ equity. Declines in the value of debt and marketable equity securities that are considered other-than-temporary are recorded in non-interest income as securities losses.

Securities transactions are recognized on the trade date (the date the order to buy or sell is executed). The amortized cost of sold securities is used to compute realized gains and losses. Interest and dividends on securities, including amortization of premiums and accretion of discounts using the effective interest method over the period to maturity, are included in interest income.

Non-marketable equity securities include holdings of VISA, Inc. Class B common stock and stock acquired for regulatory purposes, such as Federal Home Loan Bank stock and Federal Reserve Bank stock. These securities are generally accounted for at cost and are included in investment securities.

Investments are reviewed quarterly for indicators of other-than-temporary impairment. This determination requires significant judgment. In making this judgment, Management evaluates, among other factors, the expected cash flows of the security, the duration and extent to which the fair value of an investment is less than its cost, the historical and implicit volatility of the security and intent and ability to hold the investment until recovery, which may be maturity. Investments with an indicator of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

impairment are further evaluated to determine the likelihood of a significant adverse effect on the fair value and amount of the impairment as necessary.

–	Loans and Leases — Loans and direct financing leases for which Huntington has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are classified in the balance sheet as loans and leases. Loans and leases are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income. Direct financing leases are reported at the aggregate of lease payments receivable and estimated residual values, net of unearned and deferred income. Interest income is accrued as earned using the interest method based on unpaid principal balances. Huntington defers the fees it receives from the origination of loans and leases, as well as the direct costs of those activities. Huntington also acquires loans at a premium and at a discount to their contractual values. Huntington amortizes loan discounts, loan premiums and net loan origination fees and costs on a level-yield basis over the estimated lives of the related loans. Management evaluates direct financing leases individually for impairment.

Loans that Huntington has the intent to sell or securitize are classified as held for sale. Loans held for sale are carried at the lower of cost or fair value. Fair value is determined based on collateral value and prevailing market prices for loans with similar characteristics. Subsequent declines in fair value are recognized either as a charge-off or as non-interest income, depending on the length of time the loan has been recorded as held for sale. When a decision is made to sell a loan that was not originated or initially acquired with the intent to sell, the loan is reclassified into held for sale. Such reclassifications may occur, and have occurred in the past several years, due to a change in strategy in managing the balance sheet. See Note 5 for further information on recent securitization activities.

Automobile loans and leases include loans secured by automobiles and leases of automobiles that qualify for the direct financing method of accounting. Substantially all of the direct financing leases that qualify for that accounting method do so because the present value of the lease payments and the guaranteed residual value are at least 90% of the cost of the vehicle. Huntington records the residual values of its leases based on estimated future market values of the automobiles as published in the Automotive Lease Guide (ALG), an authoritative industry source. Beginning in October 2000, Huntington purchased residual value insurance for its entire automobile lease portfolio to mitigate the risk of declines in residual values. Residual value insurance provides for the recovery of the vehicle residual value specified by the ALG at the inception of the lease. As a result, the risk associated with market driven declines in used car values is mitigated. Currently, Huntington has three distinct residual value insurance policies in place to address the residual risk in the portfolio. One residual value insurance policy covers all vehicles leased between October 1, 2000 and April 30, 2002, and has an associated total payment cap of $50 million. Any losses above the cap result in additional depreciation expense. A second policy covers all originations from May 1, 2002 through June 30, 2005, and does not have a cap. A third policy, similar in structure to the referenced second policy, was in effect until October 9, 2007, and covered all originations since June 30, 2005. Leases covered by the last two policies qualify for the direct financing method of accounting. Leases covered by the first policy are accounted for using the operating lease method of accounting and are recorded as operating lease assets in Huntington’s consolidated balance sheet.

Automobile leases originated after October 9, 2007 are not covered by a third party residual value insurance policy. The absence of insurance on these automobile leases requires them to be recorded as operating leases (see operating lease assets below).

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

For leased equipment, the residual component of a direct financing lease represents the estimated fair value of the leased equipment at the end of the lease term. Huntington uses industry data, historical experience, and independent appraisals to establish these residual value estimates. Additional information regarding product life cycle, product upgrades, as well as insight into competing products are obtained through relationships with industry contacts and are factored into residual value estimates where applicable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

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

Commercial and industrial and commercial real estate loans are evaluated quarterly for impairment in accordance with the provisions of Statement No. 114, Accounting by Creditors for Impairment of a Loan, as amended. This Statement requires an allowance to be established as a component of the allowance for loan and lease losses when it is probable that all amounts due pursuant to the contractual terms of the loan or lease will not be collected and the recorded investment in the loan or lease exceeds its fair value. Fair value is measured using either the present value of expected future cash flows discounted at the loan’s or lease’s effective interest rate, the observable market price of the loan or lease, or the fair value of the collateral if the loan or lease is collateral dependent. When the present value of expected future cash flows is used, the effective interest rate is the contractual interest rate of the loan adjusted for any premium or discount. When the contractual interest rate is variable, the effective interest rate of the loan changes over time. Interest income is recognized on impaired loans using a cost recovery method unless the receipt of principal and interest as they become contractually due is not in doubt, such as in a troubled debt restructuring (TDR). For TDRs of impaired loans, interest is accrued in accordance with the restructured terms.

Consumer loans and leases, excluding residential mortgage and home equity loans, are subject to mandatory charge-off at a specified delinquency date and are not classified as non-performing prior to being charged off. These loans and leases are generally charged off in full no later than when the loan or lease becomes 120 days past due. Residential mortgage loans are placed on non-accrual status when principal payments are 180 days past due or interest payments are 210 days past due. A charge-off on a residential mortgage loan is recorded when the loan has been foreclosed and the loan balance exceeds the fair value of the collateral. The fair value of the collateral is then recorded as real estate owned and is reflected in other assets in the consolidated balance sheet. (See Note 5 for further information.) A home equity charge-off occurs when it is determined that there is not sufficient equity in the loan to cover Huntington’s position. A write down in value occurs as determined by Huntington’s internal processes, with subsequent losses incurred upon final disposition. In the event the first mortgage is purchased to protect Huntington’s interests, the charge-off process is the same as residential mortgage loans described above.

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

–	Sold Loans and Leases — Loans or direct financing leases that are sold are accounted for in accordance with Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. For loan or lease sales with servicing retained, an asset is also recorded for the right to service the loans sold, based on the fair value of the servicing rights.

Gains and losses on the loans and leases sold and servicing rights associated with loan and lease sales are determined when the related loans or leases are sold to the trust or third party. Fair values of the servicing rights are based on the present value of expected future cash flows from servicing the underlying loans, net of adequate compensation to service the loans. The present value of expected future cash flows is determined using assumptions for market interest rates, ancillary fees, and prepayment rates. Management also uses these assumptions to assess automobile loan servicing rights for impairment periodically. The servicing rights are recorded in other assets in the consolidated balance sheets. Servicing revenues on mortgage and automobile loans are included in mortgage banking income and other non-interest income, respectively.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

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

The economic reserve incorporates our determination of the impact of risks associated with the general economic environment on the portfolio. The economic reserve is designed to address economic uncertainties and is determined based on economic indices as well as a variety of other economic factors that are correlated to the historical performance of the loan portfolio. Currently, two national and two regionally focused indices are utilized. The two national indices are: (1) Real Consumer Spending, and (2) Consumer Confidence. The two regionally focused indices are: (1) the Institute for Supply Management Manufacturing Index, and (2) Non-agriculture Job Creation. Because of this more quantitative approach to recognizing risks in the general economy, the economic reserve may fluctuate from period-to-period, subject to a minimum level specified by policy.

–	Other Real Estate Owned — Other real estate owned (OREO) is comprised principally of commercial and residential real estate properties obtained in partial or total satisfaction of loan obligations. Beginning in 2006, OREO also included government insured loans in the process of foreclosure. OREO obtained in satisfaction of a loan is recorded at the estimated fair value less anticipated selling costs based upon the property’s appraised value at the date of transfer, with any difference between the fair value of the property and the carrying value of the loan charged to the allowance for loan losses. Subsequent changes in value are reported as adjustments to the carrying amount, not to exceed the initial carrying value of the assets at the time of transfer. Changes in value subsequent to transfer are recorded in non-interest expense. Gains or losses not previously recognized resulting from the sale of OREO are recognized in non-interest expense on the date of sale.

–	Resell and Repurchase Agreements — Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained or is requested to be returned to Huntington as deemed appropriate.

–	Goodwill and Other Intangible Assets — Under the purchase method of accounting, the net assets of entities acquired by Huntington are recorded at their estimated fair value at the date of acquisition. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. Other intangible assets are amortized either on an accelerated or straight-line basis over their estimated useful lives. Goodwill and other intangible assets are evaluated for impairment on an annual basis at October 1st of each year or whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

–	Mortgage Banking Activities — Huntington recognizes the rights to service mortgage loans as separate assets, which are included in other assets in the consolidated balance sheets, only when purchased or when servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. Servicing rights are initially recorded at fair value. All mortgage servicing rights are subsequently carried at fair value, and are included in other assets.

To determine the fair value of MSRs, Huntington uses a static discounted cash flow methodology incorporating current market interest rates. A static model does not attempt to forecast or predict the future direction of interest rates; rather it estimates the amount and timing of future servicing cash flows using current market interest rates. The current mortgage interest rate

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

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

Huntington hedges the value of MSRs using derivative instruments and trading account securities. Changes in fair value of these derivatives and trading account securities are reported as a component of mortgage banking income.

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

Rental income is accrued on a straight line basis over the lease term. Net deferred origination fees or costs are amortized over the life of the lease to operating lease income. Depreciation expense is recorded on a straight-line basis over the term of the lease. Leased assets are depreciated to the estimated residual value at the end of the lease term. Depreciation expense is included in other expense in the non-interest expense section of the consolidated statements of income. On a quarterly basis, residual values of operating leases are evaluated individually for impairment under Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Also, on a quarterly basis, Management evaluates the amount of residual value losses that it anticipates will result from the estimated fair value of leased assets being less than the residual value inherent in the lease.

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

Huntington also uses derivatives, principally loan sale commitments, in the hedging of its mortgage loan interest rate lock commitments and its mortgage loans held for sale. Mortgage loan sale commitments and the related interest rate lock commitments are carried at fair value on the consolidated balance sheet with changes in fair value reflected in mortgage banking revenue. Huntington also uses certain derivative financial instruments to offset changes in value of its residential mortgage servicing assets. These derivatives consist primarily of forward interest rate agreements, and forward mortgage securities. The derivative instruments used are not designated as hedges under Statement No. 133. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income.

Derivative financial instruments are accounted for in accordance with Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement No. 133), as amended. This Statement requires derivative instruments to be recorded in the consolidated balance sheet as either an asset or a liability (in other assets or other liabilities, respectively) measured at fair value, with changes to fair value recorded through earnings unless specific criteria are met to account for the derivative using hedge accounting.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

For those derivatives to which hedge accounting is applied, Huntington formally documents the hedging relationship and the risk management objective and strategy for undertaking the hedge. This documentation identifies the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, and, unless the hedge meets all of the criteria to assume there is no ineffectiveness, the method that will be used to assess the effectiveness of the hedging instrument and how ineffectiveness will be measured. The methods utilized to assess retrospective hedge effectiveness, as well as the frequency of testing, vary based on the type of item being hedged and the designated hedge period. For specifically designated fair value hedges of certain fixed-rate debt, Huntington utilizes the short-cut method when all the criteria of paragraph 68 of Statement No. 133 are met. For other fair value hedges of fixed-rate debt including certificates of deposit, Huntington utilizes the dollar offset or the regression method to evaluate hedge effectiveness on a quarterly basis. For fair value hedges of portfolio loans and mortgage loans held for sale, the regression method is used to evaluate effectiveness on a daily basis. For cash flow hedges, the dollar offset method is applied on a quarterly basis. For hedging relationships that are designated as fair value hedges, changes in the fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings and offset against changes in the fair value of the hedged item. For cash flow hedges, changes in the fair value of the derivative are, to the extent that the hedging relationship is effective, recorded as other comprehensive income and subsequently recognized in earnings at the same time that the hedged item is recognized in earnings. Any portion of a hedge that is ineffective is recognized immediately as other non-interest income. When a cash flow hedge is discontinued because the originally forecasted transaction is not probable of occurring, any net gain or loss in accumulated other comprehensive income is recognized immediately as other non-interest income.

Like other financial instruments, derivatives contain an element of credit risk, which is the possibility that Huntington will incur a loss because a counterparty fails to meet its contractual obligations. Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to Huntington, including any accrued interest receivable due from counterparties. Potential credit losses are mitigated through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contract provisions. In accordance with FASB Staff Position (FSP) FIN 39-1, Huntington considers the value of collateral held and collateral provided in determining the net carrying value of it derivatives.

–	Advertising Costs — Advertising costs are expensed as incurred and recorded as a marketing expense, a component of non-interest expense.

–	Income Taxes — Income taxes are accounted for under the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future book and tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are determined using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income at the time of enactment of such change in tax rates. Any interest or penalties due for payment of income taxes are included in the provision for income taxes.

–	Treasury Stock — Acquisitions of treasury stock are recorded at cost. The reissuance of shares in treasury for acquisitions, stock option exercises, or for other corporate purposes, is recorded at weighted-average cost.

–	Share-Based Compensation — On January 1, 2006, Huntington adopted the fair value recognition provisions of FASB Statement No. 123 (revised 2004), Share-Based Payment (Statement No. 123R), relating to its share-based compensation plans. Prior to January 1, 2006, Huntington had accounted for share-based compensation plans under the intrinsic value method promulgated by Accounting Principles Board (APB) Opinion 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations. In accordance with APB 25, compensation expense for employee stock options was generally not recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant.

Under the modified prospective method of Statement No. 123R, compensation expense is recognized during the years ended December 31, 2007 and 2006, for all unvested stock options outstanding at January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement No. 123, Accounting for Stock-Based Compensation (Statement No. 123), and for all share-based payments granted after January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of Statement No. 123R. Share-based compensation expense is recorded in personnel costs in the consolidated statements of income. Huntington’s financial results for the prior periods have not been restated (See Note 16 for further information.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

–	Segment Results — Accounting policies for the lines of business are the same as those used in the preparation of the consolidated financial statements with respect to activities specifically attributable to each business line. However, the preparation of business line results requires management to establish methodologies to allocate funding costs and benefits, expenses, and other financial elements to each line of business. Changes are made in these methodologies utilized for certain balance sheet and income statement allocations performed by Huntington’s management reporting system, as appropriate.

–	Statement of Cash Flows — Cash and cash equivalents are defined as “Cash and due from banks” and “Federal funds sold and securities purchased under resale agreements.”

2. NEW ACCOUNTING STANDARDS

Standards Adopted in 2007:

–	Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48) — In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes. This Interpretation of FASB Statement No. 109, Accounting for Income Taxes, contains guidance on the recognition and measurement of uncertain tax positions. Huntington adopted FIN 48 on January 1, 2007. Huntington recognizes the impact of a tax position if it is more likely than not that it will be sustained upon examination, based upon the technical merits of the position. The adoption of FIN 48 was not significant to Huntington’s consolidated financial statements (See Note 17).

–	FASB Statement No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132R (Statement No. 158) — In September 2006, the FASB issued Statement No. 158, as an amendment to FASB Statements No. 87, 88, 106, and 132R. Huntington adopted the recognition provisions of Statement No. 158 at December 31, 2006. In addition, Statement No. 158 requires a fiscal year end measurement of plan assets and benefit obligations, eliminating the use of earlier measurement dates currently permissible. Huntington has elected the “two-measurement approach” to transition to a fiscal year-end measurement date. The impact of transitioning to a fiscal year-end measurement date on January 1, 2008, was not material to Huntington’s consolidated financial statements.

Standards Not Yet Fully Adopted as of December 31, 2007:

–	FASB Statement No. 157, Fair Value Measurements (Statement No. 157) — In September 2006, the FASB issued Statement No. 157. This Statement establishes a common definition for fair value to be applied to GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. Statement No. 157 is effective for fiscal years beginning after November 15, 2007. Huntington adopted Statement No. 157, effective January 1, 2008. The impact of this new pronouncement was not material to Huntington’s consolidated financial statements.

–	FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (Statement No. 159) — In February 2007, the FASB issued Statement No. 159. This Statement permits entities to choose to measure financial instruments and certain other financial assets and financial liabilities at fair value. This Statement is effective for fiscal years beginning after November 15, 2007. Huntington adopted Statement No. 159, effective January 1, 2008. The impact of this new pronouncement was not material to Huntington’s consolidated financial statements.

–	Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings (SAB 109) — In November 2007, SEC SAB 109 was issued. SAB 109 provides the staff’s views on the accounting for written loan commitments recorded at fair value. To make the staff’s views consistent with Statement No. 156, Accounting for Servicing of Financial Assets, and Statement No. 159, SAB 109 revises and rescinds portions of SAB No. 105, Application of Accounting Principles to Loan Commitments, and requires that the expected net future cash flows related to the associated servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. The provisions of SAB 109 are applicable to written loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company is currently assessing the impact this Statement will have on its consolidated financial statements.

–	FASB Statement No. 141 (Revised 2007), Business Combinations (Statement No. 141R) — Statement No. 141R was issued in December 2007. The revised statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement. Statement No. 141R requires prospective application for business combinations consummated in fiscal years beginning on or after December 15, 2008. Early application is prohibited.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

–	FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (Statement No. 160) — Statement No. 160 was issued in December 2007. The statement requires that noncontrolling interests in subsidiaries be initially measured at fair value and classified as a separate component of equity. The statement is effective for fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently assessing the impact this Statement will have on its consolidated financial statements.

3. ACQUISITIONS

On July 1, 2007, Huntington completed its merger with Sky Financial Group, Inc. (Sky Financial) in a stock and cash transaction valued at $3.5 billion. Sky Financial operated over 330 banking offices and over 400 ATMs and served communities in Ohio, Pennsylvania, Indiana, Michigan, and West Virginia.

Under the terms of the merger agreement, Sky Financial shareholders received 1.098 shares of Huntington common stock, on a tax-free basis, and a taxable cash payment of $3.023 for each share of Sky Financial common stock. The aggregate purchase price was $3.5 billion, including $0.4 billion of cash and $3.1 billion of common stock and options to purchase common stock. The value of the 129.6 million shares issued in connection with the merger was determined based on the average market price of Huntington’s common stock over a 2-day period immediately before and after the terms of the merger were agreed to and announced. The assets and liabilities of the acquired entity were recorded on the Company’s balance sheet at their fair values as of July 1, 2007, the acquisition date.

The following table shows the excess purchase price over carrying value of net assets acquired, preliminary purchase price allocation, and resulting goodwill:

(in thousands)	July 1, 2007

Equity consideration	$3,133,232
Cash consideration	357,031
Direct acquisition costs	36,501

Purchase price	3,526,764
Carrying value of tangible net assets acquired	(1,111,393)

Excess of purchase price over carrying value of net assets acquired	2,415,371
Purchase accounting adjustments:
Loans and leases	192,142
Loans held for sale	137,511
Premises and equipment	51,083
Accrued income and other assets	(33,762)
Accrued expenses and other liabilities	109,153

Goodwill and other intangible assets	2,871,498
Less other intangible assets:
Core deposit intangible	(328,300)
Other identifiable intangible assets	(80,450)

Other intangible assets	(408,750)

Goodwill	$2,462,748

Huntington is in the process of preparing valuations of acquired bank branches and operating facilities and will adjust goodwill upon completion of the valuation process. Huntington does not expect any amount of goodwill from the Sky Financial merger to be deductible for tax purposes.

Of the $408.8 million of acquired intangible assets, $328.3 million was assigned to core deposit intangible, and $80.5 million was assigned to customer relationship intangibles. The core deposit and customer relationship intangibles are amortized using an accelerated method of amortization based on the weighted-average useful lives of 8 and 14 years, respectively.

In 2007, exit costs liabilities of $59.3 million were recorded as purchase accounting adjustments and $30.8 million was charged against the accrual. The key components of the liability were lease termination costs for Sky closed buildings of $21.0 million, Sky employee termination benefits of $24.1 million and contract termination costs of $14.2 million. The employee termination benefits included severance payments and related benefits for approximately 1,050 Sky employees terminated or notified of their pending termination in connection with the merger.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

The following table summarizes the preliminary estimated fair value of the net assets acquired on July 1, 2007 related to the acquisition of Sky Financial:

(in thousands)	July 1, 2007

Assets
Cash and due from banks	$341,566
Federal funds sold and securities purchased under resale agreements(1)	1,023,284
Loans held for sale	167,296
Securities and other earning assets	853,633
Loans and leases	12,577,906
Goodwill and other intangible assets	2,871,498
Accrued income and other assets	603,947

Total assets	18,439,130
Liabilities Deposits	12,850,717
Borrowings	1,888,290
Accrued expenses and other liabilities	173,359

Total liabilities	14,912,366

Purchase price	$3,526,764

(1)	The federal funds sold and securities purchased under resale agreements were with Huntington.

Huntington’s consolidated financial statements include the results of operations of Sky Financial after July 1, 2007, the date of acquisition. The following unaudited summary information presents the consolidated results of operations of Huntington on a pro forma basis, as if the Sky Financial acquisition had occurred at the beginning of each of the periods presented.

(in thousands, except per share amounts)	2007	2006

Net interest income	$1,602,506	$1,583,047
Provision for credit losses	(683,152)	(102,045)

Net interest income after provision for credit losses	919,354	1,481,002

Non-interest income	748,221	779,939
Non-interest expense	(1,633,509)	(1,516,481)

Income before income taxes	34,066	744,460
Benefit (provision) for income taxes	49,651	(128,396)

Net income	$83,717	$616,064

Net income per common share
Basic	$0.23	$1.72
Diluted	0.23	1.70
Average common shares outstanding
Basic	365,696	357,393
Diluted	367,069	361,537

The pro forma results include amortization of fair value adjustments on loans, deposits, and debt, and amortization of newly created intangible assets and post-merger acquisition related expenses. The pro forma results for 2007 also include certain non-recurring items, including a $72.4 million loss on the sale of securities by Sky Financial in anticipation of the merger and $11.3 million of additional personnel expenses for retention bonuses and the vesting of stock options. The pro forma number of average common shares outstanding includes adjustments for shares issued for the acquisition and the impact of additional dilutive securities. The pro forma results presented do not reflect cost savings or revenue enhancements anticipated from the acquisition, and are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the periods presented, nor are they necessarily indicative of future consolidated results.

Effective October 2, 2007, Huntington acquired Archer-Meek-Weiler Agency, Inc., Columbus, Ohio (Archer-Meek-Weiler). Archer-Meek-Weiler is a full-service agency that sells personal and commercial insurance as well as group benefits. Throughout the year, Huntington acquired several small companies specializing in providing 3rd party products and services related to the banking industry. These acquisitions, individually, and in the aggregate, are not material to Huntington’s consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

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

4. INVESTMENT SECURITIES

Investment securities at December 31 were as follows:

		Unrealized
(in thousands)	Amortized Cost	Gross Gains	Gross Losses	Fair Value

2007
U.S. Treasury	$549	$7	$—	$556
Federal Agencies Mortgage-backed securities	1,559,388	13,743	(1,139)	1,571,992
Other agencies	170,195	2,031	(2)	172,224

Total Federal agencies	1,729,583	15,774	(1,141)	1,744,216
Asset-backed securities	869,654	2,915	(38,080)	834,489
Municipal securities	691,384	8,507	(2,565)	697,326
Private label collaterized mortgage obligations	784,339	4,109	(5,401)	783,047
Other securities	440,152	432	(47)	440,537

Total investment securities	$4,515,661	$31,744	$(47,234)	$4,500,171

		Unrealized
(in thousands)	Amortized Cost	Gross Gains	Gross Losses	Fair Value
2006
U.S. Treasury	$1,846	$15	$(5)	$1,856
Federal Agencies
Mortgage-backed securities	1,277,184	4,830	(553)	1,281,461
Other agencies	149,917	102	(70)	149,949

Total Federal agencies	1,427,101	4,932	(623)	1,431,410
Asset-backed securities	1,574,572	11,372	(3,140)	1,582,804
Municipal securities	586,467	7,332	(2,376)	591,423
Private label collaterized mortgage obligations	586,088	4,046	(72)	590,062
Other securities	164,829	607	(67)	165,369

Total investment securities	$4,340,903	$28,304	$(6,283)	$4,362,924

Other securities include Federal Home Loan Bank and Federal Reserve Bank stock, corporate debt and marketable equity securities.

Contractual maturities of investment securities as of December 31 were:

	2007		2006
(in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Under 1 year	$104,477	$104,520	$7,490	$7,473
1-5 years	87,584	89,720	203,728	203,867
6-10 years	186,577	188,273	170,075	169,680
Over 10 years	3,714,072	3,694,722	3,802,375	3,824,111
Non-marketable equity securities	414,583	414,583	150,754	150,754
Marketable equity securities	8,368	8,353	6,481	7,039

Total investment securities	$4,515,661	$4,500,171	$4,340,903	$4,362,924

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

At December 31, 2007, the carrying value of investment securities pledged to secure public and trust deposits, trading account liabilities, U.S. Treasury demand notes, and security repurchase agreements totaled $2.3 billion. There were no securities of a single issuer, which are not governmental or government-sponsored, that exceeded 10% of shareholders’ equity at December 31, 2007.

The following table provides the gross unrealized losses and fair value of temporarily impaired securities, aggregated by investment category and length of time the individual securities have been in a continuous loss position, at December 31, 2007.

	Less than 12 Months		Over 12 Months		Total
		Unrealized		Unrealized		Unrealized
(in thousands)	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agencies
Mortgage-backed securities	128,629	(1,139)	—	—	128,629	(1,139)
Other agencies	497	(2)	—	—	497	(2)

Total Federal agencies	129,126	(1,141)	—	—	129,126	(1,141)
Asset-backed securities	653,603	(33,422)	71,790	(4,658)	725,393	(38,080)
Municipal securities	163,721	(1,432)	106,305	(1,133)	270,026	(2,565)
Private label collaterized mortgage obligations	273,137	(5,401)	—	—	273,137	(5,401)
Other securities	6,627	(47)	—	—	6,627	(47)

Total temporarily impaired securities	$1,226,214	$(41,443)	$178,095	$(5,791)	$1,404,309	$(47,234)

As of December 31, 2007, Management has evaluated all other investment securities with unrealized losses and all non-marketable securities for impairment. The remaining unrealized losses were caused by interest rate increases. The contractual terms and/or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington has the intent and ability to hold these investment securities until the fair value is recovered, which may be maturity, and therefore, does not consider them to be other-than-temporarily impaired at December 31, 2007.

Gross gains from sales of securities of $15.2 million, $8.4 million, and $8.5 million, were realized in 2007, 2006, and 2005, respectively. Gross losses from the sales of securities totaled $1.6 million in 2007, $55.2 million in 2006, and $16.6 million in 2005. For the periods ended December 31, 2007 and 2006, Huntington also recognized an additional $43.3 million and $26.4 million, respectively of losses relating to securities that were identified as other-than-temporarily impaired. These securities, included in the asset-backed securities portfolio, had a total carrying value of $7.8 million at December 31, 2007.

5. LOANS AND LEASES

At December 31, 2007, $4.5 billion of commercial and industrial loans were pledged to secure potential discount window borrowings from the Federal Reserve Bank, and $6.7 billion of real estate qualifying loans were pledged to secure advances from the Federal Home Loan Bank. Real estate qualifying loans are comprised of residential mortgage loans secured by first and second liens.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Huntington’s loan and lease portfolio includes lease financing receivables consisting of direct financing leases on equipment, which are included in commercial and industrial loans, and on automobiles. Net investment in lease financing receivables by category at December 31 were as follows:

	At December 31,
(in thousands)	2007	2006

Commercial and industrial
Lease payments receivable	$977,183	$624,656
Estimated residual value of leased assets	52,438	44,893

Gross investment in commercial lease financing receivables	1,029,621	669,549
Deferred origination fees and costs	4,469	3,983
Unearned income	(139,422)	(86,849)

Total net investment in commercial lease financing receivables	$894,668	$586,683

Consumer
Lease payments receivable	$543,640	$857,127
Estimated residual value of leased assets	740,621	1,068,766

Gross investment in consumer lease financing receivables	1,284,261	1,925,893
Deferred origination fees and costs	(1,368)	(810)
Unearned income	(103,388)	(155,659)

Total net investment in consumer lease financing receivables	$1,179,505	$1,769,424

The future lease rental payments due from customers on direct financing leases at December 31, 2007, totaled $1.5 billion and were as follows: $0.5 billion in 2008; $0.4 billion in 2009; $0.3 billion in 2010; $0.2 billion in 2011, and $0.1 billion in 2012 and thereafter. Included in the estimated residual value of leased consumer assets was a valuation reserve of $4.5 million and $7.3 million at December 31, 2007 and 2006, respectively, for expected residual value impairment not covered by residual value insurance.

Franklin Credit Management Corporation (Franklin) Portfolio
As a result of the acquisition of Sky Financial, the Company has a commercial lending relationship with Franklin Credit Management Corporation (Franklin). Franklin is a specialty consumer finance company primarily engaged in the servicing and resolution of performing, reperforming and nonperforming residential mortgage loans. Franklin’s portfolio consists of loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. Franklin purchased these loan portfolios at a discount to the unpaid principal balance and originated loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originated non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and has generally held for investment the loans acquired and a significant portion of the loans originated. Tribeca currently accounts for approximately 25% of Franklin’s business activities.

Commercial loans to Franklin and its Tribeca subsidiary at December 31, 2007 were as follows:

				Participated to
(in thousands)	Franklin	Tribeca	Subtotal	others	Total

Variable rate, term loan (Facility A)	$600,000	$400,000	$1,000,000	$(175,303)	$824,697
Variable rate, subordinated term loan (Facility B)	318,937	91,133	410,070	(73,994)	336,076
Fixed rate, junior subordinated term loan (Facility C)	125,000	—	125,000	(8,224)	116,776
Line of credit facility	1,033	—	1,033	—	1,033
Other variable rate term loans	4,327	44,537	48,864	(22,269)	26,595

Subtotal	1,049,297	535,670	1,584,967	$(279,790)	$1,305,177
Participated to others	(194,045)	(85,745)	(279,790)

Total principal owed to Huntington	855,252	449,925	1,305,177
Amounts charged off	(116,776)		(116,776)

Total book value of loans	$738,476	$449,925	$1,188,401

The loan participations to others have no recourse to Huntington. The term debt exposure is secured by over 30,000 individual first- and second-priority lien residential mortgages. In addition, pursuant to an exclusive lockbox arrangement, Huntington receives all payments made to Franklin and Tribeca on these individual mortgages.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Single Family Homebuilders
At December 31, 2007, Huntington had $1.5 billion of loans to single family homebuilders, including loans made to both middle market and small business homebuilders. Such loans represented 4% of total loans and leases. Of this portfolio, 66% were to finance projects currently under construction, 26% to finance land under development, and 8% to finance land held for development.

There has been a slowdown in the housing market across Huntington’s geographic footprint, reflecting declining prices and excess inventories of houses to be sold, particularly in the eastern Michigan and northern Ohio markets. As a result, homebuilders have shown signs of financial deterioration. Huntington has taken the following steps to mitigate the risk arising from this exposure: (1) all loans have been reviewed three times during the last 12 months and are continuously monitored, (2) credit valuation adjustments have been made across the entire portfolio based on the current condition of each relationship, and (3) reserves have been increased based on proactive risk identification and thorough borrower analysis.

Home Equity and Residential Mortgage Loans
There is a potential for loan products to contain contractual terms that give rise to a concentration of credit risk that may increase a lending institution’s exposure to risk of nonpayment or realization. Examples of these contractual terms include loans that permit negative amortization, a loan-to-value of greater than 100%, and option adjustable-rate mortgages. Huntington does not offer mortgage loan products that contain these terms. Home equity loans totaled $7.3 billion and $4.9 billion at December 31, 2007 and 2006, respectively, or 18% and 19% of total loans at the end of each respective period. From a credit risk perspective, 84% of the home equity loans had a loan to value ratio of less than 90% at December 31, 2007. The charge-off policy for home equity loans is described in Note 1. Other than the credit risk concentration described above, there was no other economic, industry, or geographic concentration of credit risk in the loan and lease portfolio at December 31, 2007.

Related Party Transactions
Huntington has made loans to its officers, directors, and their associates. These loans were made in the ordinary course of business under normal credit terms, including interest rate and collateralization, and do not represent more than the normal risk of collection. These loans to related parties for the year ended December 31 are summarized as follows:

(in thousands)	2007	2006
Balance, beginning of year	$56,506	$76,488
Loans made	125,229	105,337
Repayments	(98,366)	(91,639)
Changes due to status of executive officers and directors	13,024	(33,680)

Balance, end of year	$96,393	$56,506

Nonaccrual Loans, Non-Performing Assets and Past Due Loans and Leases

At December 31, 2007 and 2006, loans in non-accrual status, loans past due 90 days or more and still accruing interest, and restructured loans were as follows:

	At December 31,
(in thousands)	2007	2006
Commercial and industrial	$87,679	$58,393
Commercial real estate	148,467	37,947
Residential mortgage	59,557	32,527
Home equity	24,068	15,266

Total nonaccrual loans and leases	319,771	144,133
Restructured loans	1,187,368	—
Other real estate, net	75,271	49,487
Impaired loans held for sale(1)	73,481	—
Other nonperforming assets(2)	4,379	—

Total nonperforming assets	$1,660,270	$193,620

Accruing loans past due 90 days or more	$140,977	$59,114

(1)	Represent loans obtained from the Sky acquisition that are intended to be sold. Held for sale loans are carried at the lower of cost or fair value.

(2)	Other NPAs represent certain investment securities backed by mortgage loans to borrowers with lower FICO scores.

The amount of interest that would have been recorded under the original terms for total loans classified as non-accrual or renegotiated was $51.3 million for 2007, $14.2 million for 2006, and $7.7 million for 2005. Amounts actually collected and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

recorded as interest income for these loans totaled $2.3 million, $3.4 million, and $1.9 million for 2007, 2006, and 2005, respectively.

6. LOAN SALES AND SECURITIZATIONS

Residential Mortgage Loans

For the years ended December 31, 2007 and 2006, Huntington sold $109.5 million and $247.4 million of residential mortgage loans held for investment, resulting in minimal pre-tax gains in each year.

A mortgage servicing right (MSR) is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. MSRs are accounted for under the fair value provisions of Statement No. 156. The same risk management practices are applied to all MSRs and, accordingly, MSRs were identified as a single asset class and were re-measured to fair value as of January 1, 2006, with an adjustment of $12.1 million, net of tax, to retained earnings.

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

The following table is a summary of the changes in MSR fair value for the years ended December 31, 2007 and 2006:

(in thousands)	2007	2006
Fair value, beginning of period	$131,104	$109,890
New servicing assets created	32,058	29,013
Servicing assets acquired	81,450	2,474
Change in fair value during the period due to:
Time decay(1)	(6,226)	(4,086)
Payoffs(2)	(14,361)	(11,058)
Changes in valuation inputs or assumptions(3)	(16,131)	4,871

Fair value, end of year	$207,894	$131,104

(1)	Represents decrease in value due to passage of time, including the impact from both regularly scheduled loan principal payments and partial loan paydowns.

(2)	Represents decrease in value associated with loans that paid off during the period.

(3)	Represents change in value resulting primarily from market-driven changes in interest rates.

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

A summary of key assumptions and the sensitivity of the MSR value at December 31, 2007 to changes in these assumptions follows:

		Decline in fair
		value due to
		10%	20%
		adverse	adverse
(in thousands)	Actual	change	change
Constant pre-payment rate	13.34%	$(9,488)	$(18,601)
Discount rate	9.28	(7,004)	(13,557)

Caution should be used when reading these sensitivities as a change in an individual assumption and its impact on fair value is shown independent of changes in other assumptions. Economic factors are dynamic and may counteract or magnify sensitivities.

Servicing fees, net of amortization of capitalized servicing assets, included in mortgage banking income amounted to $15.4 million, $9.5 million, and $3.8 million in 2007, 2006, and 2005, respectively. The unpaid principal balance of residential mortgage loans serviced for third parties was $15.1 billion, $8.3 billion, and $7.3 billion at December 31, 2007, 2006, and 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Automobile Loans
Sales of automobile loans for which servicing is retained were $259.2 million, $710.3 million and $425.6 million in 2007, 2006 and 2005, respectively. Pre-tax gains related to sales of automobile loans totaled $2.1 million, $3.1 million and $1.2 million in 2007, 2006 and 2005, respectively.

Automobile loan servicing rights are accounted for under the amortization provision of Statement No. 156. A servicing asset is established at fair value at the time of the sale using the following assumptions: actual servicing income of 0.55% — 0.65%, adequate compensation for servicing of approximately 0.69%, other ancillary fees of approximately 0.41%, a discount rate of 10% and an estimated return on payments prior to remittance to investors. The servicing asset is then amortized against servicing income. Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows. The primary risk characteristic for measuring servicing assets is payoff rates of the underlying loan pools. Valuation calculations rely on the predicted payoff assumption and, if actual payoff is quicker than expected, then future value would be impaired.

Changes in the carrying value of automobile loan servicing rights for the two years ended December 31, 2007, 2006 and 2005, and the fair value at the end of each period were as follows:

	Year Ended December 31,
(in thousands)	2007	2006
Carrying value, beginning of year	$7,916	$10,805
New servicing assets	1,900	4,748
Amortization	(5,717)	(7,637)
Impairment charges	—	—

Carrying value, end of year	$4,099	$7,916

Fair value, end of year	$5,005	$9,457

Huntington has retained servicing responsibilities and receives annual servicing fees from 0.55% to 1.00% and other ancillary fees of approximately 0.40% to 0.60% of the outstanding loan balances. Servicing income, net of amortization of capitalized servicing assets, included in other non-interest income amounted to $11.9 million in 2007, $14.2 million in 2006, and $12.5 million in 2005. The unpaid principal balance of automobile loans serviced for third parties was $1.0 billion, $1.5 billion, and $1.7 billion at December 31, 2007, 2006, and 2005, respectively.

During the second quarter of 2006, Huntington transferred $1.2 billion automobile loans and leases to a trust in a securitization transaction. The securitization did not qualify for sale accounting under Statement No. 140 and therefore, is accounted for as a secured financing. There were no automobile loan securitizations in 2007 or 2005.

7. ALLOWANCES FOR CREDIT LOSSES (ACL)

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

	Year Ended December 31,
(in thousands)	2007	2006	2005
Allowance for loan and leases losses, beginning of year (ALLL)	$272,068	$268,347	$271,211
Acquired allowance for loan and lease losses	188,128	23,785	—
Loan and lease losses	(517,943)	(119,692)	(115,848)
Recoveries of loans previously charged off	40,312	37,316	35,791

Net loan and lease losses	(477,631)	(82,376)	(80,057)

Provision for loan and lease losses	628,802	62,312	83,782
Economic reserve transfer(1)	—	—	(6,253)
Allowance for assets sold and securitized(2)	—	—	(336)
Allowance for loans transferred to held-for-sale	(32,925)	—	—

Allowance for loan and lease losses, end of year	$578,442	$272,068	$268,347

Allowance for unfunded loan commitments and letters of credit, beginning of year (AULC)	$40,161	$36,957	$33,187
Acquired AULC	11,541	325
Provision for unfunded loan commitments and letters of credit losses	14,826	2,879	(2,483)
Economic reserve transfer(1)	—	—	6,253

Allowance for unfunded loan commitments and letters of credit, end of year	$66,528	$40,161	$36,957

Total allowances for credit losses (ACL)	$644,970	$312,229	$305,304

Recorded balance of impaired loans, at end of year(3):
With specific reserves assigned to the loan and lease balances(4)	$1,318,518	$35,212	$41,525
With no specific reserves assigned to the loan and lease balances	33,062	25,662	14,032

Total	$1,351,580	$60,874	$55,557

Average balance of impaired loans for the year(3)	$424,797	$65,907	$29,441
Allowance for loan and lease losses on impaired loans(3)	142,058	7,612	14,526

(1)	During 2005, the economic reserve associated with unfunded loan commitments was transferred from the ALLL to the AULC. This transfer had no impact on net income.

(2)	In conjunction with the automobile loan sales and securitizations in 2005, an allowance for loan and lease losses attributable to the associated loans sold was included as a component of the loan’s carrying value upon their sale.

(3)	Includes impaired commercial and industrial loans and commercial real estate loans with outstanding balances greater than $500,000. A loan is impaired when it is probable that Huntington will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are included in non-performing assets. The amount of interest recognized in 2007, 2006 and 2005 on impaired loans while they were considered impaired was $0.9 million, less than $0.1 million, and less than $0.1 million, respectively. The recovery of the investment in impaired loans with no specific reserves generally is expected from the sale of collateral, net of costs to sell that collateral.

(4)	The loans to Franklin, classified as troubled debt restructuring, are included in impaired loans at the end of the year.

8. GOODWILL AND OTHER INTANGIBLE ASSETS

Changes to the carrying amount of goodwill by line of business for the years ended December 31, 2007 and 2006, were as follows:

	Regional	Dealer		Treasury/	Huntington
(in thousands)	Banking	Sales	PFCMG	Other	Consolidated

Balance, January 1, 2006	$199,971	$—	$12,559	$—	$212,530
Goodwill acquired during the period	335,884	—	22,462	—	358,346

Balance, December 31, 2006	535,855	—	35,021	—	570,876
Goodwill acquired during the period	2,370,804	—	56,946	61,845	2,489,595
Adjustments	(504)	—	(4,450)	3,816	(1,138)

Balance, December 31, 2007	$2,906,155	$—	$87,517	$65,661	$3,059,333

The change in goodwill for 2007, primarily related to the acquisitions of Sky Financial and Archer-Meek-Weiler, and the finalization of purchase accounting adjustments from the acquisitions made late in 2006. There were no impairment losses for each of the three years ended December 31, 2007, 2006, and 2005. In accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized, but is evaluated for impairment on an annual basis at October 1st of each year or whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

At December 31, 2007 and 2006, Huntington’s other intangible assets consisted of the following:

	Gross
	Carrying	Accumulated	Net
(in thousands)	Amount	Amortization	Carrying Value

December 31, 2007
Core deposit intangible	$373,300	$(46,057)	$327,243
Customer relationship	104,574	(7,055)	97,519
Other	23,655	(20,447)	3,208

Total other intangible assets	$501,529	$(73,559)	$427,970

December 31, 2006
Core deposit intangible	$45,000	$(7,525)	$37,475
Customer relationship	19,622	(1,634)	17,988
Other	23,655	(19,631)	4,024

Total other intangible assets	$88,277	$(28,790)	$59,487

The estimated amortization expense of other intangible assets for the next five years is as follows:

Amortization
(in thousands)	Expense

2008	$75,642
2009	67,366
2010	59,597
2011	52,600
2012	45,503

9. PREMISES AND EQUIPMENT

At December 31, premises and equipment were comprised of the following:

	At December 31,
(in thousands)	2007	2006

Land and land improvements	$122,224	$79,273
Buildings	355,560	270,942
Leasehold improvements	176,952	154,097
Equipment	565,303	491,428

Total premises and equipment	1,220,039	995,740
Less accumulated depreciation and amortization	(662,474)	(622,968)

Net premises and equipment	$557,565	$372,772

Depreciation and amortization charged to expense and rental income credited to net occupancy expense for the three years ended December 31, 2007, 2006 and 2005 were:

	Year Ended December 31,
(in thousands)	2007	2006	2005

Total depreciation and amortization of premises and equipment	$64,052	$52,333	$50,355
Rental income credited to occupancy expense	12,808	11,602	11,010

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

10.	SHORT-TERM BORROWINGS

At December 31, short-term borrowings were comprised of the following:

	At December 31,
(in thousands)	2007	2006

Federal funds purchased	$1,013,119	$520,354
Securities sold under agreements to repurchase	1,693,307	1,111,959
Other borrowings	137,212	43,876

Total short-term borrowings	$2,843,638	$1,676,189

Other borrowings consist of borrowings from the U.S. Treasury and other notes payable.

Information concerning securities sold under agreements to repurchase for the years ended December 31 is summarized as follows:

	Year Ended December 31,
(in thousands)	2007	2006

Average balance during the year	$1,490,264	$1,065,649
Average interest rate during the year	3.59%	3.33%
Maximum month-end balance during the year	$2,188,629	$1,213,673

11. FEDERAL HOME LOAN BANK ADVANCES

Huntington’s long-term advances from the Federal Home Loan Bank had weighted average interest rates of 5.11% and 5.40% at December 31, 2007 and 2006, respectively. These advances, which predominantly had variable interest rates, were collateralized by qualifying real estate loans. As of December 31, 2007 and 2006, Huntington’s maximum borrowing capacity was $4.8 billion and $3.2 billion, respectively. The advances outstanding at December 31, 2007 of $3.1 billion mature as follows: less than $0.1 billion in 2008; $0.1 billion in 2009; $0.5 billion in 2010; $1.5 billion in 2011; $1.0 billion in 2012, and less than $0.1 billion thereafter.

12. SUBORDINATED NOTES

At December 31, Huntington’s subordinated notes consisted of the following:

	At December 31,
(in thousands)	2007	2006

Parent company:
6.11% subordinated notes due 2008	$50,020	$—
6.21% subordinated notes due 2013	48,070	—
5.66% junior subordinated debentures due 2027(1)	184,836	206,186
5.62% junior subordinated debentures due 2028(2)	93,093	103,093
8.54% junior subordinated debentures due 2029	23,389	23,428
5.60% junior subordinated debentures due 2030	66,848	—
6.14% junior subordinated debentures due 2033(3)	6,224	—
6.13% junior subordinated debentures due 2033(4)	31,411	—
5.76% junior subordinated debentures due 2036(5)	78,465	—
6.16% junior subordinated debentures due 2036(5)	78,466	—
6.69% junior subordinated debentures due 2067(6)	249,356	—
The Huntington National Bank:
8.18% subordinated notes due 2010	145,167	152,303
6.21% subordinated notes due 2012	64,773	—
5.00% subordinated notes due 2014	198,076	193,122
5.59% subordinated notes due 2016	253,365	248,908
6.67% subordinated notes due 2018	213,793	212,526
5.45% subordinated notes due 2019	148,924	147,091

Total subordinated notes	$1,934,276	$1,286,657

(1)	Variable effective rate at December 31, 2007, based on three month LIBOR + 0.70.
(2)	Variable effective rate at December 31, 2007, based on three month LIBOR + 0.625.
(3)	Variable effective rate at December 31, 2007, based on three month LIBOR + 3.25.
(4)	Variable effective rate at December 31, 2007, based on three month LIBOR + 2.95.
(5)	Variable effective rate at December 31, 2007, based on three month LIBOR + 1.40.
(6)	The junior subordinated debentures due 2067 are subordinate to all other junior subordinated debentures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

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

In 2007, $31.4 million of the junior subordinated debentures due in 2027 and 2028 were repurchased resulting in a gain of $2.9 million and was recorded in other non-interest income.

Under FIN 46(R), certain wholly-owned trusts, which had been formed for the sole purpose of issuing trust preferred securities, are not consolidated. The proceeds from the trust preferred securities issuances were invested in junior subordinated debentures of the Parent Company. The obligations of these debentures constitute a full and unconditional guarantee by the Parent Company of the trust securities. The junior subordinated debentures held by the trust included in the Company’s long-term debt was $0.8 billion as of December 31, 2007 and $0.3 billion in 2006.

13. OTHER LONG-TERM DEBT

At December 31, Huntington’s other long-term debt consisted of the following:

	At December 31,
(in thousands)	2007	2006

The Huntington National Bank	$715,465	$808,112
5.33% Securitization trust note payable due 2012(1)	155,666	408,745
5.57% Securitization trust note payable due 2018(2)	1,015,947	962,283
7.88% Class C preferred securities of REIT subsidiary, no maturity	50,000	50,000

Total other long-term debt	$1,937,078	$2,229,140

(1)	Variable effective rate at December 31, 2007, based on one month LIBOR + 0.33.
(2)	Variable effective rate at December 31, 2007, based on one month LIBOR + 0.67.

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

The weighted-average interest rate for other long-term debt was 5.23% and 5.48% at December 31, 2007 and 2006, respectively.

The securitization trust notes payable are collateralized by $1.4 billion in automobile loans held in the automobile trusts. The terms of the other long-term debt obligations contain various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 2007, Huntington was in compliance with all such covenants.

Other long-term debt maturities for the next five years are as follows: $0.2 billion in 2008; $0.2 billion in 2009; $0.3 billion in 2010; none in 2011; $0.2 billion in 2012 and $1.0 billion thereafter. These maturities are based upon the par values of long-term debt.

14. SHAREHOLDERS’ EQUITY

Change in Par Value and Shares Authorized

During the second quarter of 2007, Huntington amended its charter to, among other things, assign a par value of $0.01 to each share of common stock. Shares of common stock previously had no assigned par value. Huntington also amended its charter to increase the number of authorized shares of common stock from 500 million shares to 1.0 billion shares.

Share Repurchase Program

On April 20, 2006, the Company announced that its board of directors authorized a new program for the repurchase of up to 15 million shares of common stock (the 2006 Repurchase Program). The 2006 Repurchase Program does not have an expiration date. The 2006 Repurchase Program cancelled and replaced the prior share repurchase program, authorized by the board of directors in 2005. The Company announced its expectation to repurchase the shares from time to time in the open market or through privately negotiated transactions depending on market conditions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Huntington did not repurchase any shares under the 2006 Repurchase Program for the year ended December 31, 2007. At the end of the period, 3.9 million shares may be purchased under the 2006 Repurchase Program.

15. EARNINGS PER SHARE

Basic earnings per share is the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares. The calculation of basic and diluted earnings per share for each of the three years ended December 31 was as follows:

	Year ended December 31,
(in thousands, except per share amounts)	2007	2006	2005

Net income	$75,169	$461,221	$412,091
Average common shares outstanding	300,908	236,699	230,142
Dilutive potential common shares	2,547	3,221	3,333

Diluted average common shares outstanding	303,455	239,920	233,475

Earnings Per Share
Basic	$0.25	$1.95	$1.79
Diluted	0.25	1.92	1.77

Potentially dilutive common shares include incremental shares issued upon exercise of outstanding stock options, the vesting of restricted stock units and awards, and the distribution of shares from deferred compensation plans. Dilutive potential common shares related to stock options are computed based on the number of shares subject to options that have an exercise price less than the average market price of Huntington’s common stock for the period.

Approximately 14.9 million, 5.5 million, and 5.7 million options to purchase shares of common stock outstanding at the end of 2007, 2006, and 2005, respectively, were not included in the computation of diluted earnings per share because the effect would be antidilutive. The weighted average exercise price for these options was $23.20 per share, $25.69 per share, and $25.68 per share at the end of each respective period.

16. SHARE-BASED COMPENSATION

Huntington sponsors nonqualified and incentive share-based compensation plans. These plans provide for the granting of stock options and other awards to officers, directors, and other employees. Stock options are granted at the closing market price on the date of the grant. Options vest ratably over three years or when other conditions are met. Options granted prior to May 2004 have a term of ten years. All options granted after May 2004 have a term of seven years.

Beginning in 2006, Huntington began granting restricted stock units under the 2004 Stock and Long-Term Incentive Plan. Restricted stock units are issued at no cost to the recipient, and can be settled only in shares at the end of the vesting period, subject to certain service restrictions. The fair value of the restricted stock unit awards is the closing market price of the Company’s common stock on the date of award.

Huntington uses the Black-Scholes option-pricing model to value share-based compensation expense. This model assumes that the estimated fair value of options is amortized over the options’ vesting periods. Compensation costs are included in personnel costs on the consolidated statements of income. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the historical volatility of Huntington’s stock. The expected term of options granted is derived from historical data on employee exercises. The expected dividend yield is based on the dividend rate and stock price on the date of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

grant. The following table illustrates the weighted-average assumptions used in the option-pricing model for options granted in the three years ended December 31, 2007, 2006 and 2005.

	2007	2006	2005
Assumptions
Risk-free interest rate	4.74%	4.96%	4.07%
Expected dividend yield	5.26	4.24	3.34
Expected volatility of Huntington’s common stock	21.1	22.2	26.3
Expected option term (years)	6.0	6.0	6.0
Weighted-average grant date fair value per share	$2.80	$4.21	$5.28

The following pro forma disclosures for net income and earnings per diluted common share for the year ended December 31, 2005 are presented as if Huntington had applied the fair value method of accounting of Statement No. 123 in measuring compensation costs for stock options.

Year Ended
December 31,
(in millions, except per share amounts)	2005
Pro forma results
Net income, as reported	$412.1
Pro forma expense, net of tax	(11.9)

Pro forma net income	$400.2

Net income per common share:
Basic, as reported	$1.79
Basic, pro forma	1.74
Diluted, as reported	1.77
Diluted, pro forma	1.71

Huntington’s stock option activity and related information for the year ended December 31, 2007, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(in thousands, except per share amounts)	Options	Price	Life (Years)	Value
Outstanding at January 1, 2007	20,573	$21.36
Granted	2,131	20.03
Acquired(1)	7,374	18.40
Exercised	(1,048)	18.10
Forfeited/expired	(965)	22.80

Outstanding at December 31, 2007	28,065	$20.55	4.5	$1,578

Exercisable at December 31, 2007	24,106	$20.32	4.2	$1,578

(1)	Relates to option plans acquired from the merger with Sky Financial.

As a result of the acquisition of Sky Financial, the outstanding stock options to purchase Sky Financial’s common stock were converted into 7.4 million options to purchase shares of Huntington common stock with a weighted average exercise price of $18.40. All shares were fully vested on the conversion date and were included in the purchase price of Sky Financial.

The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the option exercise price. The total intrinsic value of stock options exercised during 2007, 2006 and 2005 was $4.3 million, $11.8 million, and $11.6 million, respectively.

For the years ended December 31, 2007 and 2006, share-based compensation expense was $21.8 million and $18.6 million, respectively. The tax benefits recognized related to share-based compensation for the years ended December 31, 2007 and 2006, were $7.6 million and $6.5 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Cash received from the exercise of options for 2007, 2006, and 2005 was $17.4 million, $36.8 million, and $31.9 million, respectively. The tax benefit realized for the tax deductions from option exercises totaled $2.8 million, $2.8 million, and $8.7 million for 2007, 2006, and 2005, respectively.

Huntington issues shares to fulfill stock option exercises from available shares held in treasury. At December 31, 2007, the Company believes there are adequate shares in treasury to satisfy anticipated stock option exercises in 2008.

The following table summarizes the status of Huntington’s nonvested share awards for the year ended December 31, 2007:

		Weighted-		Weighted-
		Average		Average
	Restricted	Grant Date	Restricted	Grant Date
	Stock	Fair Value	Stock	Fair Value
(in thousands, except per share amounts)	Units	Per Share	Awards	Per Share
Nonvested at January 1, 2007	468	$23.37	—	$—
Granted	682	20.00	222	22.74
Vested	(8)	23.34	(222)	22.74
Forfeited	(56)	21.56	—	—

Nonvested at December 31, 2007	1,086	$21.35	—	$—

In connection with the merger of Sky Financial, Huntington granted restricted stock awards of 221,569 shares of Huntington common stock. The restricted stock awards vest in equal monthly installments at the end of each calendar month from the completion of the merger through December 31, 2009, subject to acceleration on certain terminations of employment and change in control transactions. The vesting of the restricted stock awards accelerated on December 31, 2007, with the retirement of the executive to whom they were granted.

The weighted-average grant date fair value of nonvested shares granted for the years ended December 31, 2007 and 2006, were $20.67 and $23.37, respectively. The total fair value of awards vested during the years ended December 31, 2007 and 2006, was $3.5 million and $17.0 million, respectively. As of December 31, 2007, the total unrecognized compensation cost related to nonvested awards was $15.1 million with a weighted-average expense recognition period of 2.2 years.

The following table presents additional information regarding options outstanding as of December 31, 2007.

	Options Outstanding			Exercisable Options
		Weighted-
		Average
		Remaining	Weighted-		Weighted-
		Contractual	Average		Average
		Life	Exercise		Exercise
(in thousands, except per share amounts)	Shares	(Years)	Price	Shares	Price
Range of Exercise Prices
$9.91 to $15.00	1,979	2.9	$14.00	1,979	$14.00
$15.01 to $20.00	9,182	4.1	17.80	9,171	17.80
$20.01 to $25.00	14,673	5.4	22.14	10,725	22.20
$25.01 to $28.35	2,231	1.1	27.21	2,231	27.21

Total	28,065	4.5	$20.55	24,106	$20.32

On August 27, 2002, common stock options were granted, with certain specified exceptions, to full- and part-time employees under the Huntington Bancshares Incorporated Employee Stock Incentive Plan (the Incentive Plan). Under the terms of the Incentive Plan, all options vested on August 27, 2007. The options outstanding under this grant have a weighted average exercise price of $19.94 per share.

Huntington’s board of directors has approved all of the plans. Shareholders have approved each of the plans, except for the broad-based Employee Stock Incentive Plan. Of the 28.3 million awards to grant or purchase shares of common stock authorized for issuance under the plans at December 31, 2007, 22.0 million were outstanding and 6.3 million were available for future grants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

17. INCOME TAXES

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, city, and foreign jurisdictions. Federal income tax audits have been resolved through 2003. Various state and other jurisdictions remain open to examination for tax years 2000 and forward.

As of December 31, 2007, there were no unrecognized tax benefits. Huntington does not anticipate the total amount of unrecognized tax benefits to significantly change within the next 12 months.

The Company recognizes interest and penalties on income tax assessments or income tax refunds in the financial statements as a component of its provision for income taxes. There were no amounts recognized for interest and penalties for the years ended December 31, 2007, 2006, and 2005 and no amounts accrued at December 31, 2007 and 2006.

The following is a summary of the provision for income taxes (benefit):

	At December 31,
(in thousands)	2007	2006	2005
Current tax (benefit) provision
Federal	$135,196	$340,665	$163,383
State	288	222	210

Total current tax provision	135,484	340,887	163,593

Deferred tax (benefit) provision
Federal	(188,518)	(288,475)	(32,681)
State	508	428	571

Total deferred tax benefit	(188,010)	(288,047)	(32,110)

(Benefit) provision for income taxes	$(52,526)	$52,840	$131,483

Tax benefit associated with securities transactions included in the above amounts were $10.4 million in 2007, $25.6 million in 2006, and $2.8 million in 2005.

The following is a reconcilement of provision for income taxes:

	2007	2006	2005
(in thousands)	Amount	Amount	Amount

Provision for income taxes computed at the statutory rate	$7,925	$179,921	$190,251
Increases (decreases):
Tax-exempt interest income	(13,161)	(10,449)	(8,741)
Tax-exempt bank owned life insurance income	(17,449)	(15,321)	(14,257)
Asset securitization activities	(18,627)	(10,157)	(6,651)
Federal tax loss carryback	—	(33,086)	(28,705)
General business credits	(8,884)	(7,130)	(6,878)
Repatriation of foreign earnings	—	—	5,741
Resolution of federal income tax audit	—	(52,604)	—
Other, net	(2,330)	1,666	723

(Benefit) provision for income taxes	$(52,526)	$52,840	$131,483

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

The significant components of deferred assets and liabilities at December 31, was as follows:

	At December 31,
(in thousands)	2007	2006
Deferred tax assets:
Allowances for credit losses	$170,231	$132,085
Loss and other carry-forwards	36,500	37,872
Fair value adjustments	33,238	40,971
Partnerships investments	22,257	5,327
Operating assets	30,286	21,291
Accrued expense/prepaid	41,446	30,995
Other	51,239	29,628

Total deferred tax assets	385,197	298,169

Deferred tax liabilities:
Lease financing	413,227	547,488
Pension and other employee benefits	21,154	34,133
Purchase accounting adjustments	27,913	13,978
Mortgage servicing rights	38,732	32,123
Loan origination costs	16,793	19,497
Other	56,256	57,556

Total deferred tax liability	574,075	704,775

Net deferred tax liability before valuation allowance	188,878	406,606

Valuation allowance	35,852	37,315

Net deferred tax liability	$224,730	$443,921

At December 31, 2007, Huntington’s deferred tax asset related to loss and other carry-forwards was $36.5 million. This was comprised of a net operating loss carry-forward of $0.1 million for U.S. federal tax purposes, which will begin expiring in 2023, an alternative minimum tax credit carry-forward of $0.5 million, and a capital loss carry-forward of $35.9 million, which will expire in 2010. A valuation allowance in the amount of $35.9 million has been established for the capital loss carry-forward because management believes it is more likely than not that realization will not occur. The valuation allowance on this asset decreased $1.4 million from 2006 to 2007 as a result of the unexpected realization of capital gains. In Management’s opinion the results of future operations will generate sufficient taxable income to realize the net operating loss and the alternative minimum tax credit carry-forward. Consequently, management has determined that a valuation allowance for deferred tax assets was not required as of December 31, 2007 or 2006 relating to these carry-forwards.

At December 31, 2007 and 2006, federal income taxes had not been provided on $90.1 million and $30.8 million of undistributed earnings of foreign subsidiaries that have been reinvested for an indefinite period of time. If the earnings had been distributed, an additional $20.4 million and $11.1 million of tax expense would have resulted in 2007 and 2006, respectively.

18. BENEFIT PLANS

Huntington sponsors the Huntington Bancshares Retirement Plan (the Plan), a non-contributory defined benefit pension plan covering substantially all employees. The Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code. There was no minimum required contribution to the Plan in 2007.

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

The following table shows the weighted-average assumptions used to determine the benefit obligation at December 31, 2007 and 2006, and the net periodic benefit cost for the years then ended. Huntington selected September 30, 2007 as the measurement date for all calculations and contracted an actuary to provide measurement services.

			Post-Retirement
	Pension Benefits		Benefits
	2007	2006	2007	2006
Weighted-average assumptions used to determine benefit obligations at December 31
Discount rate	6.30%	5.74%	6.30%	5.74%
Rate of compensation increase	5.00	5.00	N/A	N/A

Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31
Discount rate	5.97%	5.43%	5.97%	5.43%
Expected return on plan assets	8.00	8.00	N/A	N/A
Rate of compensation increase	5.00	5.00	N/A	N/A

N/A, Not Applicable

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

The following table reconciles the beginning and ending balances of the benefit obligation of the Plan and the post-retirement benefit plan with the amounts recognized in the consolidated balance sheets at December 31:

			Post-Retirement
	Pension Benefits		Benefits
(in thousands)	2007	2006	2007	2006
Projected benefit obligation at beginning of measurement year (September 30)	$425,704	$418,091	$48,221	$43,616
Changes due to:
Service cost	19,087	17,262	1,608	1,302
Interest cost	24,408	22,157	2,989	2,332
Benefits paid	(7,823)	(7,491)	(3,242)	(3,540)
Settlements	(12,080)	(11,523)	—	—
Plan amendments	2,295	—	15,685	1,700
Actuarial assumptions and gains and losses	(23,763)	(12,792)	(6,253)	2,811

Total changes	2,124	7,613	10,787	4,605

Projected benefit obligation at end of measurement year (September 30)	$427,828	$425,704	$59,008	$48,221

The investment objective of the Plan is to maximize the return on Plan assets over a long time horizon, while meeting the Plan obligations. At September 30, 2007, Plan assets were invested 75% in equity investments and 25% in bonds, with an average duration of 3.8 years on bond investments. The estimated life of benefit obligations was 12 years. Management believes that this mix is appropriate for the current economic environment.

Changes to certain actuarial assumptions, including a higher discount rate, decreased the pension benefit obligation at September 30, 2007 by $23.8 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

The following table reconciles the beginning and ending balances of the fair value of Plan assets with the amounts recognized in the consolidated balance sheets at the September 30 measurement date:

	Pension Benefits
(in thousands)	2007	2006
Fair value of plan assets at beginning of measurement year (September 30)	$481,015	$440,787
Changes due to:
Actual return on plan assets	56,981	30,232
Employer contributions	—	29,800
Settlements	(13,280)	(12,313)
Benefits paid	(7,823)	(7,491)

Total changes	35,878	40,228

Fair value of plan assets at end of measurement year (September 30)	$516,893	$481,015

Huntington’s accumulated benefit obligation under the Plan was $387 million and $384 million at September 30, 2007 and 2006, respectively. In both years, the fair value of Huntington’s plan assets exceeded its accumulated benefit obligation.

The following table shows the components of net periodic benefit cost recognized in the three years ended December 31, 2007:

	Pension Benefits			Post-Retirement Benefits
(in thousands)	2007	2006	2005	2007	2006	2005
Service cost	$19,087	$17,552	$14,186	$1,608	$1,302	$1,378
Interest cost	24,408	22,157	19,016	2,989	2,332	2,903
Expected return on plan assets	(37,056)	(33,577)	(25,979)	—	—	—
Amortization of transition asset	4	(1)	(4)	1,104	1,104	1,104
Amortization of prior service cost	1	1	1	379	489	379
Amortization of gain	—	—	—	(368)	(722)	(126)
Settlements	2,218	3,565	3,642	—	—	—
Recognized net actuarial loss	11,076	17,509	10,689	—	—	—

Benefit cost	$19,738	$27,206	$21,551	$5,712	$4,505	$5,638

Included in service costs are $0.4 million, $0.4 million and $0.3 million of plan expenses that were recognized in the three years ended December 31, 2007, 2006 and 2005. It is Huntington’s policy to recognize settlement gains and losses as incurred. Management expects net periodic pension cost to approximate $16.2 million and net periodic post-retirement benefits cost to approximate $5.7 million for 2008.

The estimated transition asset, prior service cost and net gain for the plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $4.7 million, $0.6 million and ($1.1 million), respectively.

Under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, Huntington has registered for the Medicare subsidy and a resulting $15.5 million reduction in the post-retirement obligation is being recognized over a 10-year period beginning October 1, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

At September 30, 2007 and 2006, The Huntington National Bank, as trustee, held all Plan assets. The Plan assets consisted of investments in a variety of Huntington mutual funds and Huntington common stock as follows:

	Fair Value
	2007		2006
(in thousands)	Balance	%	Balance	%
Huntington funds — money market	$65	—%	$820	—%
Huntington funds — equity funds	375,883	73	331,022	69
Huntington funds — fixed income funds	129,867	25	133,641	28
Huntington common stock	11,078	2	15,532	3

Fair value of plan assets (September 30)	$516,893	100%	$481,015	100%

The number of shares of Huntington common stock held by the Plan was 642,364 at December 31, 2007 and 2006. The Plan has acquired and held Huntington common stock in compliance at all times with Section 407 of the Employee Retirement Income Security Act of 1978.

Dividends and interest received by the Plan during 2007 and 2006 were $52.2 million and $33.4 million, respectively.

At December 31, 2007, the following table shows when benefit payments, which include expected future service, as appropriate, were expected to be paid:

(in thousands of dollars)	Pension Benefits	Post-Retirement Benefits
2008	$22,907	$5,351
2009	24,460	5,526
2010	26,695	5,711
2011	30,201	5,879
2012	33,418	5,953
2013 through 2017	193,426	29,713

There is no expected minimum contribution for 2008 to the Plan. However, Huntington may choose to make a contribution to the Plan up to the maximum deductible limit in the 2008 plan year. Expected contributions for 2008 to the post-retirement benefit plan are $4.6 million.

The assumed health-care cost trend rate has an effect on the amounts reported. A one percentage point increase would decrease service and interest costs and the post-retirement benefit obligation by less than $0.1 million and $0.6 million, respectively. A one-percentage point decrease would increase service and interest costs and the post-retirement benefit obligation by less than $0.1 million and $0.5 million, respectively. The 2008 health-care cost trend rate was projected to be 9.2% for pre-65 participants and 10.0% for post-65 participants compared with an estimate of 9.6% for pre-65 participants and 9.7% for post-65 participants in 2006. These rates are assumed to decrease gradually until they reach 5.0% for both pre-65 participants and post-65 participants in the year 2019 and remain at that level thereafter. Huntington updated the immediate health-care cost trend rate assumption based on current market data and Huntington’s claims experience. This trend rate is expected to decline over time to a trend level consistent with medical inflation and long-term economic assumptions.

Huntington also sponsors other retirement plans, the most significant being the Supplemental Executive Retirement Plan and the Supplemental Retirement Income Plan. These plans are nonqualified plans that provide certain current and former officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2007 and 2006, Huntington has an accrued pension liability of $49.3 million and $27.9 million , respectively associated with these plans. Pension expense for the plans was $2.5 million, $2.6 million, and $2.3 million in 2007, 2006, and 2005, respectively. Huntington recorded a ($0.3 million) and $0.8 million, net of tax, minimum pension liability adjustment within other comprehensive income associated with these unfunded plans in 2006 and 2005, respectively. The adoption of Statement No. 158 eliminated the need to record any further minimum pension liability adjustments associated with these plans.

On December 31, 2006, Huntington adopted the recognition provisions of Statement No. 158, which required Huntington to recognize the funded status of the defined benefit plans on its Consolidated Balance Sheet. Statement No. 158 also required recognition of actuarial gains and losses, prior service cost, and any remaining transition amounts from the initial application of Statements 87 and 106 as a component of accumulated other comprehensive income, net of tax.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

The following table presents the amounts recognized in the consolidated balance sheets at December 31, 2007 and 2006 for all of Huntington defined benefit plans.:

(in thousands)	2007	2006

Accrued income and other assets	$89,246	$55,311
Accrued expenses and other liabilities	85,228	75,230

The following tables present the amounts recognized in accumulated other comprehensive loss (net of tax) as of December 31, 2007 and 2006 and the changes in accumulated other comprehensive income for the year ended December 31, 2007.

(in thousands)	2007	2006

Net actuarial loss	$(36,301)	$(78,209)
Prior service cost	(4,914)	(3,808)
Transition liability	(2,938)	(4,311)

Defined benefit pension plans	$(44,153)	$(86,328)

		Tax Expense
(in thousands)	Pre-tax	(benefit)	Net of tax

Balance, beginning of year	(132,813)	46,485	(86,328)
Net actuarial (loss) gain:
Amounts arising during the year	53,312	(18,659)	34,653
Amortization included in net periodic benefit costs	12,169	(4,260)	7,909
Prior service cost:
Amounts arising during the year	(2,318)	811	(1,507)
Amortization included in net periodic benefit costs	615	(215)	400
Transition obligation:
Amounts arising during the year	—	—	—
Amortization included in net periodic benefit costs	1,107	(387)	720

Balance, end of year	(67,928)	23,775	(44,153)

Huntington has a defined contribution plan that is available to eligible employees. Huntington matches participant contributions, up to the first 3% of base pay contributed to the plan. Half of the employee contribution is matched on the 4th and 5th percent of base pay contributed to the plan. The cost of providing this plan was $12.9 million in 2007, $10.3 million in 2006, and $9.6 million in 2005. The number of shares of Huntington common stock held by this plan was 6,591,876 at December 31, 2007, and 6,708,731 at December 31, 2006. The market value of these shares was $97.3 million and $159.3 million at the same respective dates. Dividends received by the plan were $27.9 million during 2007 and $20.3 million during 2006.

19. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of Huntington’s financial instruments at December 31 are presented in the following table:

	2007		2006
	Carrying		Carrying
(in thousands)	Amount	Fair Value	Amount	Fair Value

Financial Assets:
Cash and short-term assets	$2,349,336	$2,349,336	$1,594,915	$1,594,915
Trading account securities	1,032,745	1,032,745	36,056	36,056
Loans held for sale	494,379	494,460	270,422	270,422
Investment securities	4,500,171	4,500,171	4,362,924	4,362,924
Net loans and direct financing leases	39,475,896	40,158,604	25,811,357	25,945,357
Derivatives	101,893	101,893	44,793	44,793
Financial Liabilities:
Deposits	(37,742,921)	(36,295,978)	(25,047,770)	(23,754,770)
Short-term borrowings	(2,843,638)	(2,776,882)	(1,676,189)	(1,676,189)
Federal Home Loan Bank advances	(3,083,555)	(3,084,590)	(996,821)	(996,821)
Other long term debt	(1,937,078)	(1,956,342)	(2,229,140)	(2,229,140)
Subordinated notes	(1,934,276)	(1,953,570)	(1,286,657)	(1,351,657)
Derivatives	(79,883)	(79,883)	(27,041)	(27,041)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

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

The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

–	Loans Held for Sale — generally based on collateral value and observable market prices of similar instruments. If market prices are not available, fair value is determined using internally developed models based on the estimated cash flows, adjusted for credit risk. The credit risk adjustment is discounted using a rate that is appropriate for each maturity and incorporates the effects of interest rate changes.

–	Investment Securities — based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. Retained interests in securitized assets are valued using a discounted cash flow analysis. The carrying amount and fair value of securities exclude the fair value of asset/liability management interest rate contracts designated as hedges of securities available for sale.

–	Loans and Direct Financing Leases — variable-rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans and leases are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans and leases with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of probable losses in the loan and lease portfolio.

–	Deposits — demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed-rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

–	Debt — fixed-rate, long-term debt is based upon quoted market prices or, in the absence of quoted market prices, discounted cash flows using rates for similar debt with the same maturities. The carrying amount of variable-rate obligations approximates fair value and do not reflect the impact of Huntington’s own credit risk.

20. DERIVATIVE FINANCIAL INSTRUMENTS

Derivatives Used in Asset and Liability Management Activities

The following table presents the gross notional values of derivatives used in Huntington’s Asset and Liability Management activities at December 31, 2007, identified by the underlying interest rate-sensitive instruments:

	Fair Value	Cash Flow
(in thousands )	Hedges	Hedges	Total

Instruments associated with:
Deposits	$560,000	$315,000	$875,000
Federal Home Loan Bank advances	—	525,000	525,000
Subordinated notes	750,000	—	750,000
Other long-term debt	50,000	—	50,000

Total notional value at December 31, 2007	$1,360,000	$840,000	$2,200,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

The following table presents additional information about the interest rate swaps used in Huntington’s Asset and Liability Management activities at December 31, 2007:

		Average		Weighted-Average Rate
	Notional	Maturity	Fair
(in thousands )	Value	(years)	Value	Receive	Pay

Liability conversion swaps
Receive fixed — generic	$820,000	8.5	$16,881	5.28%	5.24%
Receive fixed — callable	540,000	5.8	(4,604)	4.80	4.91
Pay fixed — generic	840,000	1.5	(9,050)	5.14	4.98

Total liability conversion swaps	$2,200,000	5.2	$3,227	5.11%	5.06%

Interest rate caps used in Huntington’s Asset and Liability Management activities at December 31, 2007, are shown in the table below:

		Average
	Notional	Maturity	Fair	Weighted-Average
(in thousands )	Value	(years)	Value	Strike Rate

Interest rate caps — purchased	$500,000	1.1	$57	5.5%

These derivative financial instruments were entered into for the purpose of altering the interest rate risk of assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amount resulted in a decrease to net interest income of ($3.0 million) in 2007, ($3.1 million) in 2006 and an increase of $23.6 million in 2005.

The amounts recognized in connection with the ineffective portion of Huntington’s fair value hedging in 2007 was ($1.1 million), and in 2006 was $1.4 million. The amounts recognized in 2005 were insignificant. During 2007, 2006, and 2005, an insignificant net loss was recognized in connection with the ineffective portion of its cash flow hedging instruments. No amounts were excluded from the assessment of effectiveness during 2007, 2006, and 2005 for derivatives designated as either fair value or cash flow hedges.

At December 31, 2006, the fair value of the swap portfolio used for asset and liability management was a liability of $9.6 million. These values must be viewed in the context of the overall financial structure of Huntington, including the aggregate net position of all on- and off-balance sheet financial instruments. Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate the credit risk associated with derivatives. At December 31, 2007 and 2006, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $31.4 million and $42.6 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.

During 2006, Huntington terminated certain interest rate swaps used to hedge the future expected cash flows of certain FHLB advances and deferred these gains in accumulated other comprehensive income. The deferred swap gains were being amortized into interest expense over the remaining terms of the outstanding advances. During the second quarter of 2007, Huntington prepaid the FHLB advances, and recognized a gain of $4.1 million, which represented the remaining unamortized portion of the terminated swap gains.

During the 2007 third quarter, Huntington recognized a gain of $0.4 million on the remaining portion of unamortized interest rate swaps used to hedge the future expected cash flows relating to certain trust preferred debt that was redeemed during the quarter.

A total of $4.4 million of the unrealized net losses on cash flow hedges is expected to be recognized in 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Derivatives Used in Mortgage Banking Activities

The following is a summary of the derivative assets and liabilities that Huntington used in its mortgage banking activities:

	At December 31,
(in thousands)	2007	2006

Derivative assets:
Interest rate lock agreements	$753	$236
Forward trades and options	260	1,176

Total derivative assets	1,013	1,412

Derivative liabilities:
Interest rate lock agreements	(800)	(838)
Forward trades and options	(4,262)	(699)

Total derivative liabilities	(5,062)	(1,537)

Net derivative liability	$(4,049)	$(125)

Huntington also uses certain derivative financial instruments to offset changes in value of its residential mortgage servicing assets. These derivatives consist primarily of forward interest rate agreements, and forward mortgage securities. The derivative instruments used are not designated as hedges under Statement No. 133. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income. The total notional value of these derivative financial instruments at December 31, 2007, was $1.0 billion. The total notional amount corresponds to trading assets with a fair value of $7.0 million and trading liabilities with a fair value of $4.3 million. Total gains and losses for the three years ended December 31, 2007, 2006 and 2005 were ($1.7 million), $1.6 million, and ($2.5 million), respectively and were also included in mortgage banking income.

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

Supplying these derivatives to customers results in non-interest income. These instruments are carried at fair value in other assets with gains and losses reflected in other non-interest income. Total trading revenue for customer accommodation was $17.8 million in 2007, $10.8 million in 2006, and $8.3 million in 2005. The total notional value of derivative financial instruments used by Huntington on behalf of customers, including offsetting derivatives was $6.4 billion at the end of 2007 and $4.6 billion at the end of the prior year. Huntington’s credit risk from interest rate swaps used for trading purposes was $116.0 million and $40.0 million at the same dates.

In connection with securitization activities, Huntington purchased interest rate caps with a notional value totaling $1.4 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $1.4 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

21. COMMITMENTS AND CONTINGENT LIABILITIES

Commitments to Extend Credit

In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the financial statements. The contract amount of these financial agreements, representing the credit risk, at December 31 were:

	At December 31,
(in millions)	2007	2006

Contract amount represents credit risk
Commitments to extend credit
Commercial	$6,756	$4,416
Consumer	4,680	3,374
Commercial real estate	2,565	1,645
Standby letters of credit	1,549	1,156

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

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. At December 31, 2007, approximately 38% of standby letters of credit are collateralized and most are expected to expire without being drawn upon. The carrying amount of deferred revenue associated with these guarantees was $4.6 million and $4.3 million at December 31, 2007, and 2006, respectively.

Commitments to Sell Loans

Huntington enters into forward contracts relating to its mortgage banking business. At December 31, 2007 and 2006, Huntington had commitments to sell residential real estate loans of $555.9 million and $319.9 million, respectively. These contracts mature in less than one year.

Litigation

Between December 19, 2007 and February 1, 2008, two putative class actions were filed in the United States District Court for the Southern District of Ohio, Eastern Division, against the Company and certain of its current or former officers and directors purportedly on behalf of purchasers of the Company’s securities during the periods July 20, 2007 to November 16, 2007 or July 20, 2007 to January 10, 2008. These complaints seek to allege that the defendants violated Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated there under, and Section 20(a) of the Exchange Act by issuing a series of allegedly false and/or misleading statements concerning the Company’s financial results, prospects, and condition, relating, in particular, to the Company’s transactions with Franklin Credit Management (“Franklin”). It is expected that both cases will be consolidated into a single action. At this early stage of these lawsuits, it is not possible for management to assess the probability of an adverse outcome, or reasonably estimate the amount of any potential loss.

On January 16, 2008, a shareholder derivative action was filed in the Court of Common Pleas of Delaware County, Ohio, against certain of the Company’s current or former officers and directors seeking to allege breach of fiduciary duty, waste of corporate assets, and unjust enrichment, all in connection with the Company’s acquisition of Sky Financial Group, Inc., certain transactions between the Company and Franklin Credit Management, and the financial disclosures relating to such transactions. The Company is named as a nominal defendant in this action. At this early stage of the lawsuit, it is not possible for management to assess the probability of an adverse outcome, or reasonably estimate the amount of any potential loss.

On February 20, 2008, a putative class action lawsuit was filed in the United States District Court for the Southern District of Ohio against the Company, the Huntington Bancshares Incorporated Pension Review Committee, the Huntington Investment and Tax Savings Plan (the Plan) Administrative Committee, and certain of the Company’s officers and directors purportedly on behalf of participants in or beneficiaries of the Plan between July 20, 2007 and the present. The complaint seeks to allege breaches of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

fiduciary duties in violation of the Employee Retirement Income Security Act (ERISA) relating to the Company’s stock being offered as an investment alternative for participants in the Plan. The complaint seeks money damages and equitable relief. At this early stage of this lawsuit, it is not possible for management to assess the probability of a material adverse outcome, or reasonably estimate the amount of any potential loss.

It is possible that the ultimate resolution of these matters, if unfavorable, may be material to the results of operations for a particular period. However, although no assurance can be given, based on information currently available, consultation with counsel, and available insurance coverage, management believes that the eventual outcome of these claims against the Company and its subsidiaries will not, individually or in the aggregate, have a material adverse effect on its consolidated financial position or results of operations.

Commitments Under Capital and Operating Lease Obligations

At December 31, 2007, Huntington and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses or proportionately adjusted for increases in the consumer or other price indices.

The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2007, were $46.6 million in 2008, $43.6 million in 2009, $40.2 million in 2010, $37.7 million in 2011, $34.6 million in 2012, and $160.2 million thereafter. At December 31, 2007, total minimum lease payments have not been reduced by minimum sublease rentals of $52.8 million due in the future under noncancelable subleases. At December 31, 2007, the future minimum sublease rental payments that Huntington expects to receive are $15.9 million in 2008; $14.1 million in 2009; $11.6 million in 2010; $8.5 million in 2011; $1.0 million in 2012; and $1.7 million thereafter. The rental expense for all operating leases was $51.3 million, $34.8 million, and $34.0 million for 2007, 2006, and 2005, respectively. Huntington had no material obligations under capital leases.

22. OTHER REGULATORY MATTERS

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

As of December 31, 2007, Huntington and The Huntington National Bank (the Bank) met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for “well-capitalized” institutions. The period-end capital amounts and capital ratios of Huntington and the Bank are as follows:

	Tier 1		Total Capital		Tier 1 Leverage
(in millions)	2007	2006	2007	2006	2007	2006

Huntington Bancshares Incorporated
Amount	$3,460	$2,784	$4,995	$3,986	$3,460	$2,784
Ratio	7.51%	8.93%	10.85%	12.79%	6.77%	8.00%
The Huntington National Bank
Amount	$3,037	$1,990	$4,650	$3,214	$3,037	$1,990
Ratio	6.64%	6.47%	10.17%	10.44%	5.99%	5.81%

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

agencies. Tier 1 Leverage Capital ratio is calculated by dividing the Tier 1 capital amount by average adjusted total assets for the fourth quarter of 2007 and 2006, less non-qualifying intangibles and other adjustments.

Huntington and its subsidiaries are also subject to various regulatory requirements that impose restrictions on cash, debt, and dividends. The Bank is required to maintain cash reserves based on the level of certain of its deposits. This reserve requirement may be met by holding cash in banking offices or on deposit at the Federal Reserve Bank. During 2007 and 2006, the average balance of these deposits were $39.7 million and $43.7 million, respectively.

Under current Federal Reserve regulations, the Bank is limited as to the amount and type of loans it may make to the parent company and non-bank subsidiaries. At December 31, 2007, the Bank could lend $465.0 million to a single affiliate, subject to the qualifying collateral requirements defined in the regulations. The Bank has committed to a plan to reduce its exposure to Franklin to 15% of its total risk-based capital by September 30, 2008. Management anticipates that it can achieve this plan through a combination of expected repayments of principal, the transfer of these balances to a subsidiary of the holding company, or through the sale of the loans to third parties.

Dividends from the Bank are one of the major sources of funds for Huntington. These funds aid the parent company in the payment of dividends to shareholders, expenses, and other obligations. Payment of dividends to the parent company is subject to various legal and regulatory limitations. Regulatory approval is required prior to the declaration of any dividends in excess of available retained earnings. The amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for the current year and retained net income for the preceding two years, less any required transfers to surplus or common stock. At December 31, 2007, the bank could not have declared and paid additional dividends to the parent company without regulatory approval.

23. PARENT COMPANY FINANCIAL STATEMENTS

The parent company condensed financial statements, which include transactions with subsidiaries, are as follows.

Balance Sheets	December 31,
(in thousands)	2007	2006
ASSETS
Cash and cash equivalents	$153,489	$412,724
Due from The Huntington National Bank	144,526	31,481
Due from non-bank subsidiaries	332,517	277,245
Investment in The Huntington National Bank	5,573,495	2,035,175
Investment in non-bank subsidiaries	878,409	725,875
Accrued interest receivable and other assets	165,416	45,592

Total assets	$7,247,852	$3,528,092

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term borrowings	$2,578	$3,252
Long-term borrowings	902,169	329,898
Dividends payable, accrued expenses, and other liabilities	393,965	180,616

Total liabilities	1,298,712	513,766

Shareholders’ equity	5,949,140	3,014,326

Total liabilities and shareholders’ equity(1)	$7,247,852	$3,528,092

(1) See page 76 for Huntington’s Consolidated Statements of Changes in Shareholders’ Equity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Statements of Income	Year Ended December 31,
(in thousands)	2007	2006	2005
Income
Dividends from
The Huntington National Bank	$239,000	$575,000	$180,000
Non-bank subsidiaries	41,784	47,476	3,800
Interest from
The Huntington National Bank	18,622	13,167	35,253
Non-bank subsidiaries	12,180	10,880	8,770
Management fees from subsidiaries	3,882	9,539	30,539
Other	1,180	23	406

Total income	316,648	656,085	258,768

Expense
Personnel costs	24,818	31,427	25,060
Interest on borrowings	41,189	17,856	22,772
Other	14,667	20,040	24,741

Total expense	80,674	69,323	72,573

Income before income taxes and equity in undistributed net income of subsidiaries	235,974	586,762	186,195
Income taxes	(39,509)	(20,922)	(2,499)

Income before equity in undistributed net income of subsidiaries	275,483	607,684	188,694
Increase (decrease) in undistributed net income of:
The Huntington National Bank	(176,083)	(142,672)	208,061
Non-bank subsidiaries	(24,231)	(3,791)	15,336

Net income	$75,169	$461,221	$412,091

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Statements of Cash Flows	Year Ended December 31,
(in thousands)	2007	2006	2005
Operating activities
Net income	$75,169	$461,221	$412,091
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease (increase) in equity in undistributed net income of subsidiaries	200,315	146,463	(223,397)
Depreciation and amortization	4,367	2,150	2,674
Other, net	(51,283)	170,367	(49,557)

Net cash provided by operating activities	228,568	780,201	141,811

Investing activities
Net cash paid for acquisition	(313,311)	—	—
Repayments from subsidiaries	333,469	370,049	154,152
Advances to subsidiaries	(442,418)	(397,216)	(206,765)
Proceeds from sale of securities available for sale	—	—	—

Net cash provided by (used in) investing activities	(422,260)	(27,167)	(52,613)

Financing activities
Proceeds from issuance of long-term borrowings	250,010	250,200	—
Payment of borrowings	(42,577)	(249,515)	(99,437)
Dividends paid on common stock	(289,758)	(231,117)	(200,628)
Acquisition of treasury stock	—	(378,835)	(231,656)
Proceeds from issuance of common stock	16,782	41,842	39,194

Net cash used for financing activities	(65,543)	(567,425)	(492,527)

Change in cash and cash equivalents	(259,235)	185,609	(403,329)
Cash and cash equivalents at beginning of year	412,724	227,115	630,444

Cash and cash equivalents at end of year	$153,489	$412,724	$227,115

Supplemental disclosure:
Interest paid	$41,189	$17,856	$22,754

24. SEGMENT REPORTING

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

The following provides a brief description of the four operating segments of Huntington:

Regional Banking: This segment provides traditional banking products and services to consumer, small business and commercial customers located in its 13 operating regions within the six states of Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. It provides these services through a banking network of over 600 branches, and over 1,400 ATMs, along with Internet and telephone banking channels. It also provides certain services outside of these six states, including mortgage banking and equipment leasing. Each region is further divided into retail and commercial banking units. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, small business loans, personal and business deposit products, as well as sales of investment and insurance services. At December 31, 2007, Retail Banking accounted for 51% and 80% of total Regional Banking loans and deposits, respectively. Commercial Banking serves middle market and large commercial banking relationships, which use a variety of banking products and services including, but not limited to, commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Dealer Sales: This segment provides a variety of banking products and services to more than 3,600 automotive dealerships within the Company’s primary banking markets, as well as in Arizona, Florida, Georgia, Nevada, New Jersey, New York, North Carolina, South Carolina, and Tennessee. Dealer Sales finances the purchase of automobiles by customers at the automotive dealerships, purchases automobiles from dealers and simultaneously leases the automobiles to consumers under long-term leases, finances the dealerships’ new and used vehicle inventories, land, buildings, and other real estate owned by the dealerships, or dealer working capital needs; and provides other banking services to the automotive dealerships and their owners. Competition from the financing divisions of automobile manufacturers and from other financial institutions is intense. Dealer Sales’ production opportunities are directly impacted by the general automotive sales business, including programs initiated by manufacturers to enhance and increase sales directly. Huntington has been in this line of business for over 50 years.

Private Financial and Capital Markets Group (PFCMG): This segment provides products and services designed to meet the needs of higher net worth customers. Revenue is derived through the sale of trust, asset management, investment advisory, brokerage, and private banking products and services. PFCMG also focuses on financial solutions for corporate and institutional customers that include investment banking, sales and trading of securities, mezzanine capital financing, and risk management products. To serve high net worth customers, a unique distribution model is used that employs a single, unified sales force to deliver products and services mainly through Regional Banking distribution channels.

Treasury/Other: This segment includes revenue and expense related to assets, liabilities, and equity that are not directly assigned or allocated to one of the other three business segments. Assets in this segment include investment securities and bank owned life insurance. Net interest income/(expense) includes the net impact of administering our investment securities portfolios as part of overall liquidity management. A match-funded transfer pricing system is used to attribute appropriate funding interest income and interest expense to other business segments. As such, net interest income includes the net impact of any over or under allocations arising from centralized management of interest rate risk. Furthermore, net interest income includes the net impact of derivatives used to hedge interest rate sensitivity. Non-interest income includes miscellaneous fee income not allocated to other business segments, including bank owned life insurance income. Fee income also includes asset revaluations not allocated to other business segments, as well as any investment securities and trading assets gains or losses. The non-interest expense includes certain corporate administrative, merger costs, and other miscellaneous expenses not allocated to other business segments. This segment also includes any difference between the actual effective tax rate of Huntington and the statutory tax rate used to allocate income taxes to the other segments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

Listed below is certain operating basis financial information reconciled to Huntington’s 2007, 2006, and 2005 reported results by line of business:

	Regional	Dealer		Treasury/	Huntington
INCOME STATEMENTS (in thousands)	Banking	Sales	PFCMG	Other	Consolidated

2007
Net interest income	$1,116,920	$133,139	$84,442	$(32,989)	$1,301,512
Provision for credit losses	(602,483)	(28,879)	(12,266)	—	(643,628)
Non-interest income	460,535	41,721	157,708	16,639	676,603
Non-interest expense	(816,374)	(80,807)	(169,980)	(244,683)	(1,311,844)
Income taxes	(55,509)	(22,812)	(20,967)	151,814	52,526

Net income	$103,089	$42,362	$38,937	$(109,219)	$75,169

2006
Net interest income	$883,177	$134,927	$73,097	$(72,024)	$1,019,177
Provision for credit losses	(45,296)	(14,206)	(5,689)	—	(65,191)
Non-interest income	340,005	83,599	157,240	(19,775)	561,069
Non-interest expense	(653,641)	(112,307)	(133,297)	(101,749)	(1,000,994)
Income taxes	(183,486)	(32,204)	(31,974)	194,824	(52,840)

Net income	$340,759	$59,809	$59,377	$1,276	$461,221

2005
Net interest income	$779,706	$145,523	$72,767	$(35,585)	$962,411
Provision for credit losses	(51,255)	(25,922)	(4,122)	—	(81,299)
Non-interest income	305,041	169,675	132,114	25,452	632,282
Non-interest expense	(590,598)	(187,039)	(122,580)	(69,603)	(969,820)
Income taxes	(155,014)	(35,783)	(27,363)	86,677	(131,483)

Net income	$287,880	$66,454	$50,816	$6,941	$412,091

	Assets		Deposits
	At December 31,		At December 31,
BALANCE SHEETS (in millions)	2007	2006	2007	2006

Regional Banking	$34,360	$21,055	$32,626	$20,122
Dealer Sales	5,823	5,169	58	59
PFCMG	2,963	2,097	1,626	1,168
Treasury/Other	11,551	7,008	3,433	3,699

Total	$54,697	$35,329	$37,743	$25,048

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	HUNTINGTON BANCSHARES INCORPORATED

25. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations, for the years ended December 31, 2007 and 2006:

	2007
(in thousands, except per share data)	Fourth	Third	Second	First
Interest income	$814,398	$851,155	$542,461	$534,949
Interest expense	(431,465)	(441,522)	(289,070)	(279,394)

Net interest income	382,933	409,633	253,391	255,555

Provision for credit losses	(512,082)	(42,007)	(60,133)	(29,406)
Non-interest income	170,557	204,674	156,193	145,177
Non-interest expense	(439,552)	(385,563)	(244,655)	(242,072)

Income (loss) before income taxes	(398,144)	186,737	104,796	129,254
(Provision) benefit for income taxes	158,864	(48,535)	(24,275)	(33,528)

Net income (loss)	$(239,280)	$138,202	$80,521	$95,726

Net income per common share — Basic	$(0.65)	$0.38	$0.34	$0.41
Net income per common share — Diluted	(0.65)	0.38	0.34	0.40

	2006
(in thousands, except per share data)	Fourth	Third	Second	First
Interest income	$544,841	$538,988	$521,903	$464,787
Interest expense	(286,852)	(283,675)	(259,708)	(221,107)

Net interest income	257,989	255,313	262,195	243,680

Provision for credit losses	(15,744)	(14,162)	(15,745)	(19,540)
Non-interest income	140,606	97,910	163,019	159,534
Non-interest expense	(267,790)	(242,430)	(252,359)	(238,415)

Income before income taxes	115,061	96,631	157,110	145,259
(Provision) benefit for income taxes	(27,346)	60,815	(45,506)	(40,803)

Net income	$87,715	$157,446	$111,604	$104,456

Net income per common share — Basic	$0.37	$0.66	$0.46	$0.45
Net income per common share — Diluted	0.37	0.65	0.46	0.45