Form 10-K, Exhibit 13
period 2008-12-31
HUNTINGTON BANCSHARES INC/MD
filed 2009-02-24
CIK 49196

Exhibit 13.1

Selected Financial Data	Huntington Bancshares Incorporated

Table 1 — Selected Financial Data(1)

	Year Ended December 31,
(in thousands, except per share amounts)	2008	2007	2006	2005	2004
Interest income	$2,798,322	$2,742,963	$2,070,519	$1,641,765	$1,347,315
Interest expense	1,266,631	1,441,451	1,051,342	679,354	435,941

Net interest income	1,531,691	1,301,512	1,019,177	962,411	911,374
Provision for credit losses	1,057,463	643,628	65,191	81,299	55,062

Net interest income after provision for credit losses	474,228	657,884	953,986	881,112	856,312

Service charges on deposit accounts	308,053	254,193	185,713	167,834	171,115
Automobile operating lease income	39,851	7,810	43,115	133,015	285,431
Securities (losses) gains	(197,370)	(29,738)	(73,191)	(8,055)	15,763
Other non-interest income	556,604	444,338	405,432	339,488	346,289

Total noninterest income	707,138	676,603	561,069	632,282	818,598

Personnel costs	783,546	686,828	541,228	481,658	485,806
Automobile operating lease expense	31,282	5,161	31,286	103,850	235,080
Other non-interest expense	662,546	619,855	428,480	384,312	401,358

Total noninterest expense	1,477,374	1,311,844	1,000,994	969,820	1,122,244

(Loss) Income before income taxes	(296,008)	22,643	514,061	543,574	552,666
(Benefit) provision for income taxes	(182,202)	(52,526)	52,840	131,483	153,741

Net (loss) income	$(113,806)	$75,169	$461,221	$412,091	$398,925

Dividends on preferred shares	46,400	—	—	—	—

Net (loss) income applicable to common shares	$(160,206)	$75,169	$461,221	$412,091	$398,925

Net (loss) income per common share — basic	$(0.44)	$0.25	$1.95	$1.79	$1.74
Net (loss) income per common share — diluted	(0.44)	0.25	1.92	1.77	1.71
Cash dividends declared per common share	0.6625	1.060	1.000	0.845	0.750

Balance sheet highlights

Total assets (period end)	$54,352,859	$54,697,468	$35,329,019	$32,764,805	$32,565,497
Total long-term debt (period end)(2)	6,870,705	6,954,909	4,512,618	4,597,437	6,326,885
Total shareholders’ equity (period end)	7,227,141	5,949,140	3,014,326	2,557,501	2,537,638
Average long-term debt(2)	7,374,681	5,714,572	4,942,671	5,168,959	6,650,367
Average shareholders’ equity	6,393,788	4,631,912	2,945,597	2,582,721	2,374,137
Average total assets	54,921,419	44,711,676	35,111,236	32,639,011	31,432,746

Key ratios and statistics

Margin analysis — as a % of average earnings assets
Interest income(3)	5.90%	7.02%	6.63%	5.65%	4.89%
Interest expense	2.65	3.66	3.34	2.32	1.56

Net interest margin(3)	3.25%	3.36%	3.29%	3.33%	3.33%

Return on average total assets	(0.21)%	0.17%	1.31%	1.26%	1.27%
Return on average total shareholders’ equity	(1.8)	1.6	15.7	16.0	16.8
Return on average tangible shareholders’ equity(4)	(2.1)	3.9	19.5	17.4	18.5
Efficiency ratio(5)	57.0	62.5	59.4	60.0	65.0
Dividend payout ratio	N.M.	N.M.	52.1	47.7	43.9
Average shareholders’ equity to average assets	11.64	10.36	8.39	7.91	7.55
Effective tax rate	N.M.	N.M.	10.3	24.2	27.8
Tangible common equity to tangible assets (period end)(6)	4.04	5.08	6.93	7.19	7.18
Tangible equity to tangible assets (period end)(7)	7.72	5.08	6.93	7.19	7.18
Tier 1 leverage ratio (period end)	9.82	6.77	8.00	8.34	8.42
Tier 1 risk-based capital ratio (period end)	10.72	7.51	8.93	9.13	9.08
Total risk-based capital ratio (period end)	13.91	10.85	12.79	12.42	12.48

Other data

Full-time equivalent employees (period end)	10,951	11,925	8,081	7,602	7,812
Domestic banking offices (period end)	613	625	381	344	342

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to the “Significant Items” for additional discussion regarding these key factors.

(2)	Includes Federal Home Loan Bank advances, subordinated notes, and other long-term debt.

(3)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(4)	Net (loss) income less expense excluding amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total shareholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(5)	Noninterest expense less amortization of intangibles divided by the sum of FTE net interest income and noninterest income excluding securities gains.

(6)	Tangible common equity (total common equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax, and calculated assuming a 35% tax rate.

(7)	Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax, and calculated assuming a 35% tax rate.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Management’s Discussion and Analysis of Financial Condition	Huntington Bancshares Incorporated

and Results of Operations

INTRODUCTION

Huntington Bancshares Incorporated (we or our) is a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through our subsidiaries, including our bank subsidiary, The Huntington National Bank (the Bank), organized in 1866, we provide full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, brokerage services, customized insurance service programs, and other financial products and services. Our banking offices are located in Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. Selected financial service activities are also conducted in other states including: Auto Finance and Dealer Services (AFDS) offices in Arizona, Florida, Tennessee, Texas, and Virginia; Private Financial, Capital Markets, and Insurance Group (PFCMIG) offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. International banking services are available through the headquarters office in Columbus and a limited purpose office located in both the Cayman Islands and Hong Kong.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) provides you with information we believe necessary for understanding our financial condition, changes in financial condition, results of operations, and cash flows and should be read in conjunction with the financial statements, notes, and other information contained in this report.

Our discussion is divided into key segments:

–	Introduction — Provides overview comments on important matters including risk factors, acquisitions, and other items. These are essential for understanding our performance and prospects.

–	Discussion of Results of Operations — Reviews financial performance from a consolidated company perspective. It also includes a “Significant Items” section that summarizes key issues helpful for understanding performance trends. Key consolidated average balance sheet and income statement trends are also discussed in this section.

–	Risk Management and Capital — Discusses credit, market, liquidity, and operational risks, including how these are managed, as well as performance trends. It also includes a discussion of liquidity policies, how we obtain funding, and related performance. In addition, there is a discussion of guarantees and/or commitments made for items such as standby letters of credit and commitments to sell loans, and a discussion that reviews the adequacy of capital, including regulatory capital requirements.

–	Lines of Business Discussion — Provides an overview of financial performance for each of our major lines of business and provides additional discussion of trends underlying consolidated financial performance.

–	Results for the Fourth Quarter — Provides a discussion of results for the 2008 fourth quarter compared with the 2007 fourth quarter.

A reading of each section is important to understand fully the nature of our financial performance and prospects.

Forward-Looking Statements

This report, including MD&A, contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (a) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (b) changes in economic conditions; (c) movements in interest rates and spreads; (d) competitive pressures on product pricing and services; (e) success and timing of other business strategies; (f) the nature, extent, and timing of governmental actions and reforms, including the rules of participation for the Trouble Asset Relief Program voluntary Capital Purchase Plan under the Emergency Economic Stabilization Act of 2008, which may be changed unilaterally and retroactively by legislative or regulatory actions; and (g) extended disruption of vital infrastructure. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2008 Form 10-K.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. We assume no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Risk Factors

We, like other financial companies, are subject to a number of risks that may adversely affect our financial condition or results of operation, many of which are outside of our direct control, though efforts are made to manage those risks while optimizing returns. Among the risks assumed are: (1) credit risk, which is the risk of loss due to loan and lease customers or other counterparties not being able to meet their financial obligations under agreed upon terms, (2) market risk, which is the risk of loss due to changes in the market value of assets and liabilities due to changes in market interest rates, foreign exchange rates, equity prices, and credit spreads, (3) liquidity risk, which is the risk of loss due to the possibility that funds may not be available to satisfy current or future obligations based on external macro market issues, investor and customer perception of financial strength, and events unrelated to the company such as war, terrorism, or financial institution market specific issues, and (4) operational risk, which is the risk of loss due to human error, inadequate or failed internal systems and controls, violations of, or noncompliance with, laws, rules, regulations, prescribed practices, or ethical standards, and external influences such as market conditions, fraudulent activities, disasters, and security risks.

Throughout 2008, we operated in what is now being labeled by many industry observers as the most difficult environment for financial institutions in many decades. What began as a subprime lending crises in 2007, turned into a widespread housing, banking, and capital markets crisis in 2008. As a result, 2008 represented a year of tremendous capital markets turmoil as capital markets ceased to function and credit markets were largely closed to businesses and consumers. The unavailability of credit to many borrowers and lack of credit flow, even between banks, contributed to the weakening of the economy, especially in the second half of 2008, and the 2008 fourth quarter in particular.

Concurrent with and reflecting this environment, the weakness that had been centered primarily in the housing and capital markets segments, spilled over into other segments of the economy. The most visible sector negatively impacted was manufacturing, and most notably, the automobile industry. As 2008 ended, it was estimated that the United States economy had lost 3.6 million jobs, with approximately 50% of those losses occurring in the fourth quarter. According to the United States Labor Department, nationwide unemployment at 2008 year-end was 7.6%.

While the United States government took several actions in 2008 and into 2009, such as the largest stimulus plan in United States’ history, and is considering even further actions, no assurances can be given regarding their effectiveness in strengthening the capital markets and improving the economy. Therefore, for the foreseeable future, we believe we will be operating in a heightened risk environment. Of the major risk factors, those most likely to affect us are credit risk, market risk, and liquidity risk.

As related to credit risk, we anticipate continued pressure on credit quality performance, including higher loan delinquencies, net charge-offs, and the level of nonaccrual loans. All loan portfolios are expected to be impacted, although we believe the impact will be more concentrated in our commercial loan portfolio. Until unemployment levels decline, and the economic outlook improves, we anticipate that we will continue to build our allowance for credit losses in both absolute and relative terms.

With regard to market risk, the continuation of volatile capital markets is likely to be reflected in wide fluctuations in the valuation of certain assets, most notably mortgage asset-backed investment securities. Such fluctuations may result in additional asset value write-downs and other-than-temporary impairment (OTTI) charges.

We believe that actions taken by regulatory agencies and government bodies in late 2008 have been effective in reducing systemic liquidity risk. Specific actions included the FDIC raising the deposit insurance limit to $250,000 and providing full guarantees on noninterest bearing deposits at all FDIC-insured financial institutions. Among other actions, the most significant was the passage in October 2008 of the $700 billion Emergency Economic Stabilization Act; the cornerstone of which was the Troubled Asset Relief Program (TARP). The TARP’s voluntary Capital Purchase Plan (CPP) made available $350 billion of funds to banks and other financial institutions. We participated in TARP, which increased capital by $1.4 billion, as well as other such programs.

More information on risk is set forth below, and under the heading “Risk Factors” included in Item 1A of our 2008 Form 10-K for the year ended December 31, 2008. Additional information regarding risk factors can also be found in the “Risk Management and Capital” discussion.

Critical Accounting Policies and Use of Significant Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The preparation of financial statements in conformity with GAAP requires us to establish critical accounting policies and make accounting estimates, assumptions, and judgments that affect amounts recorded and reported in our financial statements. Note 1 of the Notes to Consolidated Financial Statements lists significant accounting policies we use in the development and presentation of our financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors necessary for an understanding and evaluation of our company, financial position, results of operations, and cash flows.

An accounting estimate requires assumptions about uncertain matters that could have a material effect on the financial statements if a different amount within a range of estimates were used or if estimates changed from period to period. Estimates are made

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

under facts and circumstances at a point in time, and changes in those facts and circumstances could produce results that differ from when those estimates were made. The most significant accounting estimates and their related application are discussed below. This analysis is included to emphasize that estimates are used in connection with the critical and other accounting policies and to illustrate the potential effect on the financial statements if the actual amount were different from the estimated amount.

–	Total Allowances for Credit Losses — The allowance for credit losses (ACL) is the sum of the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). At December 31, 2008, the ACL was $944.4 million. The amount of the ACL was determined by judgments regarding the quality of the loan portfolio and loan commitments. All known relevant internal and external factors that affected loan collectibility were considered. The ACL represents the estimate of the level of reserves appropriate to absorb inherent credit losses in the loan and lease portfolio, as well as unfunded loan commitments. We believe the process for determining the ACL considers all of the potential factors that could result in credit losses. However, the process includes judgmental and quantitative elements that may be subject to significant change. To the extent actual outcomes differ from our estimates, additional provision for credit losses could be required, which could adversely affect earnings or financial performance in future periods.

At December 31, 2008, the ACL as a percent of total loans and leases was 2.30%. To illustrate the potential effect on the financial statements of our estimates of the ACL, a 10 basis point, or 4%, increase would have required $41.1 million in additional reserves (funded by additional provision for credit losses), which would have negatively impacted 2008 net income by approximately $26.7 million, or $0.07 per common share.

Additionally, in 2007, we established a specific reserve of $115.3 million associated with our loans to Franklin Credit Management Corporation (Franklin). At December 31, 2008, our specific ALLL for Franklin loans increased to $130.0 million, and represented approximately 20% of the remaining loans outstanding. Table 21 details our probability-of-default and recovery-after-default performance assumptions for estimating anticipated cash flows from the Franklin loans that were used to determine the appropriate amount of specific ALLL for the Franklin loans. The calculation of our specific ALLL for the Franklin portfolio is dependent, among other factors, on the assumptions provided in the table, as well as the current one-month LIBOR rate on the underlying loans to Franklin. As the one-month LIBOR rate increases, the specific ALLL for the Franklin portfolio could also increase. Our relationship with Franklin is discussed in greater detail in the “Commercial Credit” section of this report.

–	Fair Value Measurements — The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. We estimate the fair value of a financial instrument using a variety of valuation methods. Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value. When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value. When observable market prices do not exist, we estimate fair value. Our valuation methods consider factors such as liquidity and concentration concerns and, for the derivatives portfolio, counterparty credit risk. Other factors such as model assumptions, market dislocations, and unexpected correlations can affect estimates of fair value. Imprecision in estimating these factors can impact the amount of revenue or loss recorded.

Many of our assets are carried at fair value, including securities, mortgage loans held-for-sale, derivatives, mortgage servicing rights (MSRs), and trading assets. At December 31, 2008, approximately $5.1 billion of our assets were recorded at fair value. In addition to the above mentioned ongoing fair value measurements, fair value is also the unit of measure for recording business combinations.

FASB Statement No. 157, Fair Value Measurements, establishes a framework for measuring the fair value of financial instruments that considers the attributes specific to particular assets or liabilities and establishes a three-level hierarchy for determining fair value based on the transparency of inputs to each valuation as of the fair value measurement date. The three levels are defined as follows:

–	Level 1 — quoted prices (unadjusted) for identical assets or liabilities in active markets.

–	Level 2 — inputs include quoted prices for similar assets and liabilities in active markets, quoted prices of identical or similar assets or liabilities in markets that are not active, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

–	Level 3 — inputs that are unobservable and significant to the fair value measurement.

At the end of each quarter, we assess the valuation hierarchy for each asset or liability measured. From time to time, assets or liabilities may be transferred within hierarchy levels due to changes in availability of observable market inputs to measure fair value at the measurement date. Transfers into or out of hierarchy levels are based upon the fair value at the beginning of the reporting period.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

The table below provides a description and the valuation methodologies used for financial instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy. The fair values measured at each level of the fair value hierarchy can be found in Note 19 of the Notes to the Consolidated Financial Statements.

Table 2 — Fair Value Measurement of Financial Instruments

Financial Instrument(1)	Hierarchy	Valuation methodology

Loans held-for-sale	Level 2	Loans held-for-sale are estimated using security prices for similar product types.

Investment Securities & TradingAccount Securities(2)	Level 1	Consist of U.S. Treasury and other federal agency securities, and money market mutual funds which generally have quoted prices.

	Level 2	Consist of U.S. Government and agency mortgage-backed securities and municipal securities for which an active market is not available. Third-party pricing services provide a fair value estimate based upon trades of similar financial instruments.

	Level 3	Consist of asset-backed securities and certain private label CMOs, for which we estimate the fair value. Assumptions used to determine the fair value of these securities have greater subjectivity due to the lack of observable market transactions. Generally, there are only limited trades of similar instruments and a discounted cash flow approach is used to determine fair value.

Mortgage Servicing Rights (MSRs)(3)	Level 3	MSRs do not trade in an active, open market with readily observable prices. Although sales of MSRs do occur, the precise terms and conditions typically are not readily available. Fair value is based upon the final month-end valuation, which utilizes the month-end rate curve and prepayment assumptions.

Derivatives(4)	Level 1	Consist of exchange traded options and forward commitments to deliver mortgage-backed securities which have quoted prices.

	Level 2	Consist of basic asset and liability conversion swaps and options, and interest rate caps. These derivative positions are valued using internally developed models that use readily observable market parameters.

	Level 3	Consist of interest rate lock agreements related to mortgage loan commitments. The determinination of fair value includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan, which is a significant unobservable assumption.

Equity Investments(5)	Level 3	Consist of equity investments via equity funds (holding both private and publicly-traded equity securities), directly in companies as a minority interest investor, and directly in companies in conjunction with our mezzanine lending activities. These investments do not have readily observable prices. Fair value is based upon a variety of factors, including but not limited to, current operating performance and future expectations of the particular investment, industry valuations of comparable public companies, and changes in market outlook.

(1)	Refer to Notes 1 and 19 of the Notes to the Consolidated Financial Statements for additional information.

(2)	Refer to Note 4 of the Notes to the Consolidated Financial Statements for additional information.

(3)	Refer to Note 6 of the Notes to the Consolidated Financial Statements for additional information.

(4)	Refer to Note 20 of the Notes to the Consolidated Financial Statements for additional information.

(5)	Certain equity investments are accounted for under the equity method and, therefore, are not subject to the fair value disclosure requirements.

Alt-A mortgage-backed / Private-label collateralized mortgage obligation (CMO) securities, included within our Level 3 investment securities portfolio, represent mortgage-backed securities collateralized by first-lien residential mortgage loans. As the lowest level input that is significant to the fair value measurement in its entirety is Level 3, we classify all securities within this portfolio as Level 3. The securities are priced with the assistance of an outside third-party consultant using a discounted cash flow approach

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

using the third-party’s proprietary pricing model. The model uses inputs such as estimated prepayment speeds, losses, recoveries, default rates that are implied by the underlying performance of collateral in the structure or similar structures, discount rates that are implied by market prices for similar securities, and collateral structure types and house price depreciation and appreciation that are based upon macroeconomic forecasts.

We analyzed both our Alt-A mortgage-backed and private-label CMO securities portfolios to determine if the impairment in these portfolios was other-than-temporary. We performed this analysis, with the assistance of third-party consultants with knowledge of the structures of these securities and expertise in the analysis and pricing of mortgage-backed securities, and using the guidance in FSP EITF 99-20-1, to determine whether we believed it probable that we would have a loss of principal on a security within the portfolio in the future. All securities in these portfolios remained current with respect to interest and principal at December 31, 2008. (See Note 2 of the Notes to the Consolidated Financial Statements for additional information regarding FSP EITF 99-20-1.)

For each security with any indication of impairment, we analyzed nine reasonably possible scenarios, based around the scenario that we considered most likely. To develop these nine scenarios, we analyzed the amount of principal loss that we would expect to have if the expected default rate of the loans underlying the security were 10% higher and 10% lower than the most likely default scenario, a range we believe covers the reasonably possible scenarios for these securities. We also analyzed, for each of these default scenarios, the amount of principal loss that we would expect to have if the severity of the losses that we experienced at default were both 10% higher and 10% lower than the most likely severity-of-loss scenario, a range we believe covers the reasonably possible scenarios for these securities.

For each security subject to this additional review, we analyzed all nine of these scenarios to determine whether principal loss was probable. As a result of this analysis, we believe that we will experience a loss of principal on 19 Alt-A mortgage-backed securities and one private-label CMO security. The analysis indicated future expected losses of principal on these other-than-temporarily impaired securities ranged from 0.5% to 75.2% of the par value of the securities in our most-likely scenario. The average amount of expected principal loss was 9.6% of the par value of the securities. These losses were projected to occur beginning anywhere from 25 months to as many as 151 months in the future. We measured the amount of impairment on these securities using the fair value of the security in the scenario we considered to be most likely, using discount rates ranging from 14% to 23%, depending on both the potential variability of outcomes for each security and the expected duration of cash flows for each security. As a result, we recorded $176.9 million of OTTI for our Alt-A mortgage-backed securities and $5.7 million of OTTI for our private-label CMO security.

Recognition of additional OTTI could be required for our Alt-A mortgage-backed and private-label CMO securities. To estimate potential impairment losses, we perform stress testing under which we increase probability-of-default and loss-given-default performance assumptions related to the underlying collateral mortgages. Increasing probability-of-default and loss-given-default estimates to 150% and 125%, respectively, of our current most-likely case estimates would result in: (a) the recognition of additional OTTI of $74.3 million, or $0.13 per common share, and (b) a reduction to our equity position of $17.1 million, as most of the decline in fair value would already be reflected in our equity.

Pooled-trust-preferred securities, also included within our Level 3 investment securities portfolio, represent collateralized debt obligations (CDOs) backed by a pool of debt securities issued by financial institutions. As the lowest level input that is significant to the fair value measurement in its entirety is Level 3, we classify all securities within this portfolio as Level 3. The collateral is generally trust preferred securities and subordinated debt securities issued by banks, bank holding companies, and insurance companies. The first and second-tier bank trust preferred securities, which comprise 80% of the pooled-trust-preferred securities portfolio, are priced with the assistance of an outside third-party consultant using a discounted cash flow approach, and the independent third-party’s proprietary pricing models. The model uses inputs such as estimated default and deferral rates that are implied from the underlying performance of the issuers in the structure, and discount rates that are implied by market prices for similar securities and collateral structure types. Insurance company securities, which comprise 20% of the pooled-trust-preferred securities portfolio, are priced by utilizing a third-party pricing service that determines the fair value based upon trades of similar financial instruments.

Cash flow analyses of the first and second-tier bank trust preferred securities issued by banks and bank holding companies were conducted to test for any OTTI, and in accordance with FSP EITF 99-20-1, OTTI was recorded in certain securities within these portfolios as we concluded it was probable that all cash flows would not be collected. The discount rate used to calculate the cash flows ranged from 11%-15%, and was heavily impacted by an illiquidity premium due to the lack of an active market for these securities. We assumed that all issuers deferring interest payments would ultimately default, and we assumed a 10% recovery rate on such defaults. In addition, future defaults were estimated based upon an analysis of the financial strength of the issuers. As a result of this testing, we recognized OTTI of $14.5 million in the pooled-trust-preferred securities portfolio during 2008.

Recognition of additional OTTI could be required for our pooled-trust-preferred securities. Our estimates of potential OTTI are performed on a security-by-security basis. The significant variable in estimating OTTI on these securities is the probability of default by banks issuing underlying collateral securities. Tripling the default assumptions we used to evaluate these securities at December 31, 2008,

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

would result in: (a) the recognition of additional OTTI of $64.3 million, or $0.11 per common share, and (b) a reduction to our equity position of only $5.1 million as most of the decline in fair value would already be reflected in our equity.

Certain other assets and liabilities which are not financial instruments also involve fair value measurements. A description of these assets and liabilities, and the methodologies utilized to determine fair value are discussed below:

Goodwill
Goodwill is tested for impairment annually, as of October 1, based upon reporting units, to determine whether any impairment exists. Goodwill is also tested for impairment on an interim basis if an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Impairment losses, if any, would be reflected in noninterest expense. For 2008, we performed interim evaluations of our goodwill balances at June 30, 2008 and December 31, 2008 as well as our annual goodwill impairment assessment as of October 1, 2008. Based on our analyses, we concluded that the fair value of our reporting units exceeded the fair value of our assets and liabilities and therefore goodwill was not considered impaired at any of those dates.

Huntington identified four reporting units: Regional Banking, Private Financial & Capital Markets Group, Insurance, and AFDS. The reporting units were identified after establishing Huntington’s operating segments. Components of the regional banking segment have been aggregated as one reporting unit based upon the similar economic and operating characteristics of the components. Although Insurance is included within the Private Financial & Capital Markets Group segment for 2008, it is evaluated as a separate reporting unit since the nature of the products and services differ from the rest of the Private Financial & Capital Markets Group segment. The AFDS unit does not have goodwill, and therefore, is not subject to goodwill impairment testing.

The first step of impairment testing required a comparison of each reporting unit’s fair value to carrying value to identify potential impairment. An independent third party was engaged to assist with the impairment assessment.

To determine the fair value of the Private Financial & Capital Markets Group and Insurance reporting units, a market approach was utilized. Revenue, earnings and market capitalization multiples of comparable public companies were selected and applied to the reporting units’ results to calculate fair value. Using this approach, the Private Financial & Capital Markets Group and Insurance reporting units passed the first step, and as a result, no further impairment testing was required and goodwill was determined to not be impaired for these reporting units.

At December 31, 2008, our goodwill totaled $3.1 billion. Of this $3.1 billion, $2.9 billion, or 95%, was allocated to Regional Banking. To determine the fair value of the Regional Banking reporting unit, both an income (discounted cash flows) and market approach were utilized. The income approach is based on discounted cash flows derived from assumptions of balance sheet and income statement activity. It also factors in costs of equity and weighted-average costs of capital to determine an appropriate discount rate. The market approach is similar to the method for the Private Financial & Capital Markets Group and Insurance units as described above. The results of the income and market approach were weighted to arrive at the final calculation of fair value. As market capitalization has declined across the banking industry, we believed that a heavier weighting on the income approach was more representative of a market participant’s view. The Regional Banking unit did not pass the first step of the impairment test, and therefore, we conducted the second step of the impairment testing. The second step required a comparison of the implied fair value of goodwill to the carrying amount of goodwill.

The aggregate fair values were compared to market capitalization as an assessment of the appropriateness of the fair value measurements. As our stock price fluctuated greatly during 2008, we used our average stock price for the 30 days preceding the valuation date to determine market capitalization. The comparison between the aggregate fair values and market capitalization indicates an implied premium. A control premium analysis indicated that the implied premium was within range of the overall premiums observed in the market place.

To determine the implied fair value of goodwill, the fair value of Regional Banking (as determined in step one) is allocated to all assets and liabilities of the reporting unit including any recognized or unrecognized intangible assets. The allocation is done as if the reporting unit had been acquired in a business combination, and the fair value of the reporting unit was the price paid to acquire the reporting unit. Key valuations were the assessment of core deposit intangibles, the mark-to-fair value of outstanding debt, and discount on the loan portfolio. The mark adjustment on our outstanding debt is based upon observable trades or modeled prices using current yield curves and market spreads. The valuation of the loan portfolio indicated discounts that we believe were consistent with transactions occurring in the marketplace.

The results of this allocation indicated the implied fair value of Regional Banking’s goodwill exceeded the carrying amount of goodwill for Regional Banking, and therefore, goodwill was not impaired.

It is possible that our assumptions and conclusions regarding the valuation of our reporting units could change adversely and could result in impairment of our goodwill. Such impairment could have a material effect on our financial position and results of operations.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Pension
Pension plan assets consist of mutual funds and Huntington common stock. Investments are accounted for at cost on the trade date and are reported at fair value. Mutual funds are valued at quoted redemption value. Huntington common stock is traded on a national securities exchange and is valued at the last reported sales price.

The discount rate and expected return on plan assets used to determine the benefit obligation and pension expense for December 31, 2008 are both assumptions. Any deviation from these assumptions could cause actual results to change.

Other Real Estate Owned (OREO)
OREO obtained in satisfaction of a loan is recorded at its estimated fair value less anticipated selling costs based upon the property’s appraised value at the date of transfer, with any difference between the fair value of the property and the carrying value of the loan charged to the ALLL. Subsequent declines in value are reported as adjustments to the carrying amount, and are charged to noninterest expense. Gains or losses not previously recognized resulting from the sale of OREO are recognized in noninterest expense on the date of sale.

–	Income Taxes — The calculation of our provision for federal income taxes is complex and requires the use of estimates and judgments. We have two accruals for income taxes: Our income tax receivable represents the estimated amount currently due from the federal government, net of any reserve for potential audit issues, and is reported as a component of “accrued income and other assets” in our consolidated balance sheet; our deferred federal income tax asset or liability represents the estimated impact of temporary differences between how we recognize our assets and liabilities under GAAP, and how such assets and liabilities are recognized under the federal tax code.

In the ordinary course of business, we operate in various taxing jurisdictions and are subject to income and nonincome taxes. The effective tax rate is based in part on our interpretation of the relevant current tax laws. We believe the aggregate liabilities related to taxes are appropriately reflected in the consolidated financial statements. We review the appropriate tax treatment of all transactions taking into consideration statutory, judicial, and regulatory guidance in the context of our tax positions. In addition, we rely on various tax opinions, recent tax audits, and historical experience.

From time to time, we engage in business transactions that may have an effect on our tax liabilities. Where appropriate, we have obtained opinions of outside experts and have assessed the relative merits and risks of the appropriate tax treatment of business transactions taking into account statutory, judicial, and regulatory guidance in the context of the tax position. However, changes to our estimates of accrued taxes can occur due to changes in tax rates, implementation of new business strategies, resolution of issues with taxing authorities regarding previously taken tax positions and newly enacted statutory, judicial, and regulatory guidance. Such changes could affect the amount of our accrued taxes and could be material to our financial position and/or results of operations. (See Note 17 of the Notes to the Consolidated Financial Statements.)

Recent Accounting Pronouncements and Developments

Note 2 to the Consolidated Financial Statements discusses new accounting pronouncements adopted during 2008 and the expected impact of accounting pronouncements recently issued but not yet required to be adopted. To the extent the adoption of new accounting standards materially affect financial condition, results of operations, or liquidity, the impacts are discussed in the applicable section of this MD&A and the Notes to the Consolidated Financial Statements.

Acquisitions

Sky Financial Group, Inc. (Sky Financial)

The merger with Sky Financial was completed on July 1, 2007. At the time of acquisition, Sky Financial had assets of $16.8 billion, including $13.3 billion of loans, and total deposits of $12.9 billion. The impact of this acquisition was included in our consolidated results for the last six months of 2007. Additionally, in September 2007, Sky Bank and Sky Trust, National Association (Sky Trust), merged into the Bank and systems integration was completed. As a result, performance comparisons between 2008 and 2007, and 2007 and 2006, are affected.

As a result of this acquisition, we have a significant loan relationship with Franklin. This relationship is discussed in greater detail in the “Commercial Credit” section of this report.

Unizan Financial Corp. (Unizan)

The merger with Unizan was completed on March 1, 2006. At the time of acquisition, Unizan had assets of $2.5 billion, including $1.6 billion of loans and core deposits of $1.5 billion. The impact of this acquisition was included in our consolidated results for the last ten months of 2006. As a result, performance comparisons between 2007 and 2006, and 2006 and 2005, are affected.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Impact Methodology

For both the Sky Financial and Unizan acquisitions, comparisons of the reported results are impacted as follows:

–	Increased the absolute level of reported average balance sheet, revenue, expense, and the absolute level of certain credit quality results.

–	Increased the absolute level of reported noninterest expense items because of costs incurred as part of merger integration activities, most notably employee retention bonuses, outside programming services related to systems conversions, occupancy expenses, and marketing expenses related to customer retention initiatives.

Given the significant impact of the mergers on reported results, we believe that an understanding of the impacts of each merger is necessary to understand better underlying performance trends. When comparing post-merger period results to premerger periods, we use the following terms when discussing financial performance:

–	“Merger-related” refers to amounts and percentage changes representing the impact attributable to the merger.

–	“Merger costs” represent noninterest expenses primarily associated with merger integration activities, including severance expense for key executive personnel.

–	“Non-merger-related” refers to performance not attributable to the merger, and includes “merger efficiencies”, which represent noninterest expense reductions realized as a result of the merger.

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

Unizan

For average loans and leases, as well as core average deposits, balances as of the acquisition date were pro-rated to the post-merger period being used in the comparison. For example, to estimate the impact on 2006 first quarter average balances, one-third of the closing date balance was used as those balances were in reported results for only one month of the quarter. Quarterly estimated impacts for the 2006 second, third, and fourth quarter results were developed using this same pro-rata methodology. Full-year 2006 estimated results represent the annual average of each quarter’s estimate. This methodology assumed acquired balances remained constant over time.

Income Statement Items

Sky Financial

Sky Financial’s actual results for the first six months of 2007, adjusted for the impact of unusual items and purchase accounting adjustments, were determined. This six-month adjusted amount was multiplied by two to estimate an annual impact. This methodology does not adjust for any market-related changes, or seasonal factors in Sky Financial’s 2007 six-month results. Nor does it consider any revenue or expense synergies realized since the merger date. The one exception to this methodology of holding the estimated annual impact constant relates to the amortization of intangibles expense where the amount is known and is therefore used.

Unizan

Unizan’s actual full-year 2005 results were used for pro-rating the impact on post-merger periods. For example, to estimate the 2006 first quarter impact of the merger on personnel costs, one-twelfth of Unizan’s full-year 2005 personnel costs was used. Full quarter and year-to-date estimated impacts for subsequent periods were developed using this same pro-rata methodology. This results in an approximate impact since the methodology does not adjust for any unusual items or seasonal factors in Unizan’s 2005 reported results, or synergies realized since the merger date. The one exception to this methodology relates to the amortization of intangibles expense where the amount is known and is therefore used.

Certain tables and comments contained within our discussion and analysis provide detail of changes to reported results to quantify the estimated impact of the Sky Financial merger using this methodology.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Table 3 — Selected Annual Income Statements(1)

	Year Ended December 31,
		Change from 2007			Change from 2006
(in thousands, except per share amounts)	2008	Amount	Percent	2007	Amount	Percent	2006	2005	2004
Interest income	$2,798,322	$55,359	2.0%	$2,742,963	$672,444	32.5%	$2,070,519	$1,641,765	$1,347,315
Interest expense	1,266,631	(174,820)	(12.1)	1,441,451	390,109	37.1	1,051,342	679,354	435,941

Net interest income	1,531,691	230,179	17.7	1,301,512	282,335	27.7	1,019,177	962,411	911,374
Provision for credit losses	1,057,463	413,835	64.3	643,628	578,437	N.M.	65,191	81,299	55,062

Net interest income after provision for credit losses	474,228	(183,656)	(27.9)	657,884	(296,102)	(31.0)	953,986	881,112	856,312

Service charges on deposit accounts	308,053	53,860	21.2	254,193	68,480	36.9	185,713	167,834	171,115
Brokerage and insurance income	137,796	45,421	49.2	92,375	33,540	57.0	58,835	53,619	54,799
Trust services	125,980	4,562	3.8	121,418	31,463	35.0	89,955	77,405	67,410
Electronic banking	90,267	19,200	27.0	71,067	19,713	38.4	51,354	44,348	41,574
Bank owned life insurance income	54,776	4,921	9.9	49,855	6,080	13.9	43,775	40,736	42,297
Automobile operating lease income	39,851	32,041	N.M.	7,810	(35,305)	(81.9)	43,115	133,015	285,431
Mortgage banking	8,994	(20,810)	(69.8)	29,804	(11,687)	(28.2)	41,491	28,333	26,786
Securities (losses) gains	(197,370)	(167,632)	N.M.	(29,738)	43,453	(59.4)	(73,191)	(8,055)	15,763
Other	138,791	58,972	73.9	79,819	(40,203)	(33.5)	120,022	95,047	113,423

Total noninterest income	707,138	30,535	4.5	676,603	115,534	20.6	561,069	632,282	818,598

Personnel costs	783,546	96,718	14.1	686,828	145,600	26.9	541,228	481,658	485,806
Outside data processing and other services	128,163	918	0.7	127,245	48,466	61.5	78,779	74,638	72,115
Net occupancy	108,428	9,055	9.1	99,373	28,092	39.4	71,281	71,092	75,941
Equipment	93,965	12,483	15.3	81,482	11,570	16.5	69,912	63,124	63,342
Amortization of intangibles	76,894	31,743	70.3	45,151	35,189	N.M.	9,962	829	817
Professional services	53,667	13,347	33.1	40,320	13,267	49.0	27,053	34,569	36,876
Marketing	32,664	(13,379)	(29.1)	46,043	14,315	45.1	31,728	26,279	24,600
Automobile operating lease expense	31,282	26,121	N.M.	5,161	(26,125)	(83.5)	31,286	103,850	235,080
Telecommunications	25,008	506	2.1	24,502	5,250	27.3	19,252	18,648	19,787
Printing and supplies	18,870	619	3.4	18,251	4,387	31.6	13,864	12,573	12,463
Other	124,887	(12,601)	(9.2)	137,488	30,839	28.9	106,649	82,560	95,417

Total noninterest expense	1,477,374	165,530	12.6	1,311,844	310,850	31.1	1,000,994	969,820	1,122,244

(Loss) Income before income taxes	(296,008)	(318,651)	N.M.	22,643	(491,418)	(95.6)	514,061	543,574	552,666
(Benefit) provision for income taxes	(182,202)	(129,676)	N.M.	(52,526)	(105,366)	N.M.	52,840	131,483	153,741

Net (Loss) Income	(113,806)	(188,975)	N.M.	75,169	(386,052)	(83.7)	461,221	412,091	398,925

Dividends on preferred shares	46,400	46,400	N.M.	—	—	—	—	—	—

Net (loss) income applicable to common shares	$(160,206)	$(235,375)	N.M. %	$75,169	$(386,052)	(83.7)%	$461,221	$412,091	$398,925

Average common shares — basic	366,155	65,247	21.7%	300,908	64,209	27.1%	236,699	230,142	229,913
Average common shares — diluted(2)	366,155	62,700	20.7	303,455	63,535	26.5	239,920	233,475	233,856

Per common share:
Net income — basic	$(0.44)	$(0.69)	N.M. %	$0.25	$(1.70)	(87.2)%	$1.95	$1.79	$1.74
Net income — diluted	(0.44)	(0.69)	N.M.	0.25	(1.67)	(87.0)	1.92	1.77	1.71
Cash dividends declared	0.6625	(0.40)	(37.5)	1.060	0.06	6.0	1.000	0.845	0.750

Revenue — fully taxable equivalent (FTE)
Net interest income	$1,531,691	$230,179	17.7%	$1,301,512	$282,335	27.7%	$1,019,177	$962,411	$911,374
FTE adjustment	20,218	969	5.0	19,249	3,224	20.1	16,025	13,393	11,653

Net interest income(3)	1,551,909	231,148	17.5	1,320,761	285,559	27.6	1,035,202	975,804	923,027
Noninterest income	707,138	30,535	4.5	676,603	115,534	20.6	561,069	632,282	818,598

Total revenue(3)	$2,259,047	$261,683	13.1%	$1,997,364	$401,093	25.1%	$1,596,271	$1,608,086	$1,741,625

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to “Significant Factors” for additional discussion regarding these key factors.

(2)	For the year ended December 31, 2008, the impact of the convertible preferred stock issued in April of 2008 was excluded from the diluted share calculation. It was excluded because the result would have been higher than basic earnings per common share (anti-dilutive) for the year.

(3)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

DISCUSSION OF RESULTS OF OPERATIONS

This section provides a review of financial performance from a consolidated perspective. It also includes a “Significant Items” section that summarizes key issues important for a complete understanding of performance trends. Key consolidated balance sheet and income statement trends are discussed. All earnings per share data are reported on a diluted basis. For additional insight on financial performance, please read this section in conjunction with the “Lines of Business” discussion.

Summary

2008 versus 2007

We reported a net loss of $113.8 million in 2008, representing a loss per common share of $0.44. These results compared unfavorably with net income of $75.2 million, or $0.25 per common share, in 2007. Comparisons with the prior year were significantly impacted by a number of factors that are discussed later in the “Significant Items” section.

During 2008, the primary focus within our industry continued to be credit quality. The economy deteriorated substantially throughout the year in our regions, and continued to put stress on our borrowers. Our expectation is that the economy will remain under stress, and that no improvement will be seen through at least the end of 2009.

The largest setback to 2008 performance was the credit quality deterioration of the Franklin relationship that occurred in the 2008 fourth quarter resulting in a negative impact of $454.3 million, or $0.81 per common share. The loan restructuring associated with our relationship with Franklin, completed during the 2007 fourth quarter, continued to perform consistent with the terms of the restructuring agreement through the 2008 third quarter. However, cash flows that we received deteriorated significantly during the 2008 fourth quarter, reflecting a more severe than expected deterioration in the overall economy. This, and other factors discussed in the “Franklin relationship” section, resulted in a significant partial charge-off of the loans to Franklin. Although disappointing, and while we can give no further assurances, this charge represents our best estimate of the inherent loss within this credit relationship.

Non-Franklin-related net charge-offs (NCOs) and provision levels increased substantially compared with 2007. During 2008, the non-Franklin-related allowance for credit losses (ACL) as a percentage of total loans and leases increased to 2.01% compared with 1.36% at the prior year-end. Non-Franklin-related nonaccrual loans (NALs) also significantly increased to $851.9 million, compared with $319.8 million at the prior year-end, reflecting increased NALs in our commercial real estate (CRE) loans, particularly the single family home builder and retail properties segments, and within our commercial and industrial (C&I) portfolio related to businesses that support residential development. We expect to see continued levels of elevated charge-offs and provision expense during 2009.

Our year-end regulatory capital levels were strong. Our tangible equity ratio improved 264 basis points to 7.72% compared with the prior year-end, reflecting the benefits of a $0.6 billion preferred stock issuance in the 2008 second quarter and a $1.4 billion preferred stock issuance in the 2008 fourth quarter as a result of our participation in the Troubled Assets Relief Program (TARP) voluntary Capital Purchase Plan (CPP) (see “Risk Factors” included in Item 1A of our 2008 Form 10-K for the year ended December 31, 2008). However, our tangible common equity ratio declined 104 basis points compared with the prior year-end, and we believe that it is important that we begin rebuilding our common equity. To that end, we reduced our quarterly common stock dividend to $0.01 per common share, effective with the dividend declared on January 22, 2009. Our period-end liquidity position was sound, as we have conservatively managed our liquidity position at both the parent company and bank levels. At December 31, 2008, the parent company had sufficient cash for operations and does not have any debt maturities for several years. Further, the Bank has a manageable level of debt maturities during the next 12-month period. In the 2008 fourth quarter, the FDIC introduced the Temporary Liquidity Guarantee Program (TLGP). One component of this program guarantees certain newly issued senior unsecured debt. In the 2009 first quarter, the Bank issued $600 million of debt as part of the TLGP.

Fully taxable net interest income in 2008 increased $231.1 million, or 18%, compared with 2007. The prior year reflected only six months of net interest income attributable to the acquisition of Sky Financial compared with twelve months for 2008. The Sky Financial acquisition added $13.3 billion of loans and $12.9 billion of deposits at July 1, 2007. There was good non-merger-related growth in total average commercial loans, partially offset by a decline in total average residential mortgages reflecting the continued slowdown in the housing market, as well as loan sales. Fully taxable net interest income in 2008 was negatively impacted by an 11 basis point decline in the net interest margin compared with 2007, primarily due to the interest accrual reversals resulting from loans being placed on nonaccrual status, as well as deposit pricing. We anticipate the net interest margin will remain under modest pressure during 2009 resulting from the absolute low-level of current interest rates and expected continued aggressive deposit pricing in our markets.

Noninterest income in 2008 increased $30.5 million, or 5%, compared with 2007. Comparisons with the prior year were affected by: (a) $153.2 million of lower noninterest income resulting from Significant Items (see “Significant Items” discussion), and (b) $137.4 million increase resulting from the Sky Financial acquisition. Considering the impact of both of these items, the remaining components of noninterest income increased $45.0 million, or 6%. The increase primarily reflects automobile operating

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

lease income, and a 9% increase in brokerage and insurance income reflecting growth in annuity sales. These increases were partially offset by a 7% decline in trust services income reflecting the impact of lower market values on asset management revenues.

Expenses were well controlled, with our efficiency ratio improving to 57.0% in 2008 compared with 62.5% in 2007. Noninterest expense in 2008 increased $165.5 million, or 13%, compared with 2007. Comparisons with the prior year were affected by: (a) $62.4 million of net lower expenses resulting from Significant Items (see “Significant Items” discussion), and (b) $208.1 million increase resulting from the Sky Financial acquisition, including the impact of restructuring and merger costs. Considering the impact of both of these items, the remaining components of noninterest expense increased $20.4 million, or 1%. The increase primarily reflected increased collection and OREO expenses as the economy continues to weaken, as well as increased insurance expense and automobile operating lease expense. These increases are partially offset by a decline in personnel expense, as well as other expense categories, due to merger/restructuring efficiencies.

2007 versus 2006

We reported 2007 net income of $75.2 million and earnings per common share of $0.25. These results compared unfavorably with net income of $461.2 million and earnings per common share of $1.92 in 2006. Comparisons with the prior year were significantly impacted by: (a) our acquisition of Sky Financial, which closed on July 1, 2007, as well as the credit deterioration of the Franklin relationship that was also acquired with Sky Financial, (b) a 2006 reduction in the provision for income taxes as a result of the favorable resolution to certain federal income tax audits, and (c) balance sheet restructuring charges taken in 2006.

The credit deterioration of the Franklin relationship late in 2007 was the largest setback to 2007 performance. A negative impact of $423.6 million pretax ($275.4 million after-tax, or $0.91 per common share based upon the annual average outstanding diluted common shares) related to this relationship. Other factors negatively impacting our 2007 performance included: (a) the building of the non-Franklin-related allowance for loan losses due to continued weakness in the residential real estate development markets and (b) the volatility of the financial markets resulting in net market-related losses.

The negative factors discussed above were partially offset by the $47.5 million, or 4%, decline in non-merger-related expenses, representing the realization of most of the merger efficiencies that were targeted from the acquisition. Also, commercial loans showed good non-merger-related growth, and there was also strong non-merger-related growth in several key noninterest income activities, including deposit service charges, trust services, and electronic banking income.

Fully taxable net interest income for 2007 increased $285.6 million, or 28%, from 2006. Six months of net interest income attributable to the acquisition of Sky Financial was included in 2007. There was good non-merger-related growth in total average commercial loans. However, total average automobile loans and leases declined, as expected, due to lower consumer demand and competitive pricing. Additionally, the non-merger-related declines in total average residential mortgages, as well as the lack of growth in non-merger-related total average home equity loans, reflected the continued softness in the real estate markets, as well as loan sales. Growth in non-merger-related average total deposits was good in 2007, driven by strong growth in interest-bearing demand deposits. Our net interest margin increased seven basis points to 3.36% from 3.29% in 2006.

In addition to the Franklin credit deterioration discussed previously, credit quality generally weakened in 2007 compared with 2006. The ALLL increased to 1.44% in 2007 from 1.04% in the prior year. The ALLL coverage of NALs decreased to 181% at December 31, 2007, from 189% at December 31, 2006. Nonperforming assets (NPAs) also increased from the prior year, including the NPAs acquired from Sky Financial. The deterioration of all of these measures reflected the continued economic weakness in our Midwest markets, most notably among our borrowers in eastern Michigan and northern Ohio, and within the residential real estate development portfolio.

Significant Items

Definition of Significant Items

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

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

To this end, we have adopted a practice of listing as “Significant Items”, individual and/or particularly volatile items that impact the current period results by $0.01 per share or more. Such “Significant Items” generally fall within the categories discussed below:

Timing Differences

Parts of our regular business activities are naturally volatile, including capital markets income and sales of loans. While such items may generally be expected to occur within a full-year reporting period, they may vary significantly from period to period. Such items are also typically a component of an income statement line item and not, therefore, readily discernable. By specifically disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.

Other Items

From time to time, an event or transaction might significantly impact revenues or expenses in a particular reporting period that is judged to be infrequent, short-term in nature, and/or materially outside typically expected performance. Examples would be (1) merger costs as they typically impact expenses for only a few quarters during the period of transition; including related restructuring charges and asset valuation adjustments; (2) changes in an accounting principle; (3) large and infrequent tax assessments/refunds; (4) a large gain/loss on the sale of an asset; and (5) outsized commercial loan net charge-offs related to fraud. In addition, for the periods covered by this report, the impact of the Franklin relationship is deemed to be a significant item due to its unusually large size and because it was acquired in the Sky Financial merger and thus it is not representative of our typical underwriting criteria. By disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.

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

Other Exclusions

“Significant Items” for any particular period are not intended to be a complete list of items that may significantly impact future periods. A number of factors, including those described in Huntington’s 2008 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the SEC, could also significantly impact future periods.

Significant Items Influencing Financial Performance Comparisons

Earnings comparisons among the three years ended December 31, 2008, 2007, and 2006 were impacted by a number of significant items summarized below.

1.	Sky Financial Acquisition. The merger with Sky Financial was completed on July 1, 2007. The impacts of Sky Financial on the 2008 reported results compared with the 2007 reported results are as follows:

–	Increased the absolute level of reported average balance sheet, revenue, expense, and credit quality results (e.g., NCOs).

–	Increased reported noninterest expense items as a result of costs incurred as part of merger integration and post- merger restructuring activities, most notably employee retention bonuses, outside programming services related to systems conversions, and marketing expenses related to customer retention initiatives. These net merger costs were $21.8 million ($0.04 per common share) in 2008 and $85.1 million ($0.18 per common share) in 2007.

2.	Franklin Relationship. Our relationship with Franklin was acquired in the Sky Financial acquisition. The impacts of the Franklin relationship on the 2008 reported results compared with the 2007 reported results are as follows:

–	Performance for 2008 included a $454.3 million ($0.81 per common share) negative impact. In the 2008 fourth quarter, the cash flow from Franklin’s mortgages, which represent the collateral for our loans, deteriorated significantly. This deterioration resulted in a $438.0 million provision for credit losses, $9.0 million reduction of net interest income as the loans were placed on nonaccrual status, and $7.3 million of interest-rate swap losses recorded to noninterest income.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

–	Performance for 2007 included a $423.6 million ($0.91 per common share) negative impact. On December 28, 2007, the loans associated with Franklin were restructured, resulting in a $405.8 million provision for credit losses and a $17.9 million reduction of net interest income.

3.	Visa® Initial Public Offering (IPO). Prior to the Visa® IPO occurring in March 2008, Visa® was owned by its member banks, which included the Bank. Impacts related to the Visa® IPO included a positive impact of $42.1 million ($0.07 per common share) in 2008, and a negative impact of $24.9 million ($0.04 per common share) in 2007. The impacts included:

–	In 2007, we recorded a $24.9 million ($0.05 per common share) for our pro-rata portion of an indemnification charge provided to Visa® by its member banks for various litigation filed against Visa®. Subsequently, in 2008, we reversed $17.0 million ($0.03 per common share) of the $24.9 million, as an escrow account was established by Visa® using a portion of the proceeds received from the IPO. This escrow accent was established for the potential settlements relating to this litigation thereby mitigating our potential liability from the indemnification. The accrual, and subsequent reversal, was recorded to noninterest expense.

–	In 2008, a $25.1 million gain ($0.04 per common share), was recorded in other noninterest income resulting from the proceeds of the IPO in 2008 relating to the sale of a portion of our ownership interest in Visa®.

4.	Mortgage Servicing Rights (MSRs) and Related Hedging. Included in total net market-related losses are net losses or gains from our MSRs and the related hedging. (See “Mortgage Servicing Rights” located within the “Market Risk” section). Net income included the following net impact of MSR hedging activity (see Table 10):

(in thousands, except per share amounts)
					Per
	Net interest	Noninterest	Pretax	Net	common
Period	income	income	(loss) income	(loss) income	share
2008	$33,139	$(63,955)	$(30,816)	$(20,030)	$(0.05)
2007	5,797	(24,784)	(18,987)	(12,342)	(0.04)
2006	36	3,586 (1)	3,622	2,354	0.01

(1) Includes $5.1 million related to the positive impact of adopting SFAS No 156.

5.	Other Net Market-Related Gains or Losses. Other net market-related gains or losses included gains and losses related to the following market-driven activities: net securities gains and losses, gains and losses from public and private equity investments included in other noninterest income, net losses from the sale of loans included primarily in other noninterest income (except as otherwise noted), and the impact from the extinguishment of debt included in other noninterest expense. Total net market-related losses also include the net impact of MSRs and related hedging (see item 4 above). Net income included the following impact from other net market-related losses:

(in thousands, except per share amounts)
					Debt			Per
	Securities	Equity	Net loss on		extinguish-	Pretax	Net	common
Period	losses	investments	loans sold		ment	(loss) income	(loss) income	share
2008	$(197,370)	$(5,892)	$(5,131	)(1)	$23,541	$(184,852)	$(120,154)	$(0.33)
2007(2)	(30,486)	(20,009)	(34,003)		8,058	(76,440)	(49,686)	(0.16)
2006	(73,191)	7,436	(859	)(3)	—	(66,614)	(43,299)	(0.18)

(1) This amount included a $2.1 million gain reflected in mortgage banking income.

(2) $748 thousand of securities losses related to debt extinguishment, therefore, this amount is reflected as debt extinguishment in the above table.

(3) This amount is reflected entirely in mortgage banking income.

The 2008 securities losses total included OTTI adjustments of $176.9 million in our Alt-A mortgage-backed securities portfolio (see “Investment Portfolio” discussion within the “Credit Risk” section).

6.	Other Significant Items Influencing Earnings Performance Comparisons. In addition to the items discussed separately in this section, a number of other items impacted financial results. These included:

2008

–	$12.4 million ($0.02 per common share) of asset impairment, including (a) $5.9 million venture capital loss included in other noninterest income, (b) $4.0 million charge off of a receivable included in other noninterest expense, and (c) $2.5 million write-down of leasehold improvements in our Cleveland main office included in net occupancy expense.

–	$7.9 million ($0.02 per common share) benefit to provision for income taxes, representing a reduction to the previously established capital loss carryforward valuation allowance as a result of the 2008 first quarter Visa® IPO.

2007

–	$10.8 million ($0.02 per common share) pretax negative impact primarily due to increases in litigation reserves on existing cases.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

2006

–	$84.5 million ($0.35 per common share) reduction of provision for income taxes from the release of tax reserves as a result of the resolution of the federal income tax audit for 2002 and 2003, and recognition of a federal tax loss carryback.

–	$10.0 million ($0.03 per common share) pretax contribution to the Huntington Foundation.

–	$4.8 million ($0.01 per common share) in severance and consolidation pretax expenses. This reflected fourth quarter severance-related expenses associated with a reduction of 75 Regional Banking staff positions, as well as costs associated with the retirements of a vice chairman and an executive vice president.

–	$3.7 million ($0.01 per common share) of Unizan pretax merger costs, primarily associated with systems conversion expenses.

–	$3.5 million ($0.01 per common share) pretax negative impact associated with the refinancing of Federal Home Loan Bank (FHLB) funding.

–	$3.3 million ($0.01 per common share) pretax gain on the sale of MasterCard® stock.

–	$3.2 million ($0.01 per common share) pretax negative impact associated with the write-down of equity method investments.

–	$2.3 million ($0.01 per common share) pretax unfavorable impact due to a cumulative adjustment to defer home equity annual fees.

Table 4 reflects the earnings impact of the above-mentioned significant items for periods affected by this Results of Operations discussion:

Table 4 — Significant Items Influencing Earnings Performance Comparison (1)

	2008		2007		2006
(in thousands)	After-tax	EPS	After-tax	EPS	After-tax	EPS
Net income — GAAP	$(113,806)		$75,169		$461,221
Earnings per share, after tax		$(0.44)		$0.25		$1.92
Change from prior year — $		(0.69)		(1.67)		0.15
Change from prior year — %		N.M. %		(87.0)%		8.5%
Significant items — favorable (unfavorable) impact:	Earnings(2)	EPS(3)	Earnings(2)	EPS(3)	Earnings(2)	EPS(3)
Aggegate impact of Visa IPO	$25,087	$0.04	$—	$—	$—	$—
Visa® anti-trust indemnification	16,995	0.03	(24,870)	(0.05)	—	—
Deferred tax valuation allowance benefit(4)	7,892	0.02	—	—	—	—
Franklin Credit relationship	(454,278)	(0.81)	(423,645)	(0.91)	—	—
Net market-related losses	(215,667)	(0.38)	(95,427)	(0.10)	(62,992)	(0.17)
Merger/Restructuring costs	(21,830)	(0.04)	(85,084)	(0.18)	(3,749)	(0.01)
Asset impairment	(12,400)	(0.02)	—	—	—	—
Litigation losses	—	—	(10,767)	(0.02)	—	—
Reduction to federal income tax expense(4)	—	—	—	—	84,541	0.35
Gain on sale of MasterCard® stock	—	—	—	—	3,341	0.01
Huntington Foundation contribution	—	—	—	—	(10,000)	(0.03)
Severance and consolidation expenses	—	—	—	—	(4,750)	(0.01)
FHLB refinancing	—	—	—	—	(3,530)	(0.01)
Accounting adjustment for certain equity investments	—	—	—	—	(3,240)	(0.01)
Adjustment to defer home equity annual fees	—	—	—	—	(2,254)	(0.01)

N.M., not a meaningful value.

(1)	See Significant Factors Influencing Financial Performance discussion.
(2)	Pre-tax unless otherwise noted.
(3)	Based upon the annual average outstanding diluted common shares.
(4)	After-tax.

Net Interest Income / Average Balance Sheet

(This section should be read in conjunction with Significant Items 1, 2, and 4.)

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

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

net interest spread. Noninterest bearing sources of funds, such as demand deposits and shareholders’ equity, also support earning assets. The impact of the noninterest bearing sources of funds, often referred to as “free” funds, is captured in the net interest margin, which is calculated as net interest income divided by average earning assets. Given the “free” nature of noninterest bearing sources of funds, the net interest margin is generally higher than the net interest spread. Both the net interest spread and net interest margin are presented on a fully taxable equivalent basis, which means that tax-free interest income has been adjusted to a pre-tax equivalent income, assuming a 35% tax rate.

The table below shows changes in fully taxable equivalent interest income, interest expense, and net interest income due to volume and rate variances for major categories of earning assets and interest bearing liabilities.

Table 5 — Change in Net Interest Income Due to Changes in Average Volume and Interest Rates(1)

	2008			2007
	Increase (Decrease) From			Increase (Decrease) From
	Previous Year Due To			Previous Year Due To
Fully-taxable equivalent basis(2)		Yield/			Yield/
(in millions)	Volume	Rate	Total	Volume	Rate	Total
Loans and direct financing leases	$504.7	$(449.6)	$55.1	$519.8	$97.8	$617.6
Securities	17.0	(16.2)	0.8	(27.7)	23.2	(4.5)
Other earning assets	19.1	(18.7)	0.4	60.2	2.4	62.6

Total interest income from earning assets	540.8	(484.5)	56.3	552.3	123.4	675.7

Deposits	206.8	(301.5)	(94.7)	224.0	85.2	309.2
Short-term borrowings	5.1	(55.6)	(50.5)	18.3	2.3	20.6
Federal Home Loan Bank advances	49.3	(44.1)	5.2	32.2	10.4	42.6
Subordinated notes and other long-term debt, including capital securities	22.3	(57.1)	(34.8)	6.6	11.1	17.7

Total interest expense of interest-bearing liabilities	283.5	(458.3)	(174.8)	281.1	109.0	390.1

Net interest income	$257.3	$(26.2)	$231.1	$271.2	$14.4	$285.6

(1) The change in interest rates due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.

(2)	Calculated assuming a 35% tax rate.

2008 versus 2007

Fully taxable equivalent net interest income for 2008 increased $231.1 million, or 18%, from 2007. This reflected the favorable impact of a $8.4 billion, or 21%, increase in average earning assets, of which $7.8 billion represented an increase in average loans and leases, partially offset by a decrease in the fully-taxable net interest margin of 11 basis points to 3.25%. The increase to average earning assets, and to average loans and leases, reflected the Sky Financial acquisition.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

The following table details the estimated merger-related impacts on our reported loans and deposits:

Table 6 — Average Loans/Leases and Deposits — Estimated Merger-Related Impacts — 2008 vs. 2007

					Change Attributable to:
	Twelve Months Ended
	December 31,		Change			Non-merger-related
					Merger-
(in millions)	2008	2007	Amount	Percent	Related	Amount	Percent(1)
Loans/Leases
Commercial and industrial	$13,588	$10,636	$2,952	27.8%	$2,388	$564	4.3%
Commerical real estate	9,732	6,807	2,925	43.0	1,986	939	10.7

Total commercial	$23,320	$17,443	$5,877	33.7%	$4,374	$1,503	6.9%
Automobile loans and leases	4,527	4,118	409	9.9	216	193	4.5
Home equity	7,404	6,173	1,231	19.9	1,193	38	0.5
Residential mortgage	5,018	4,939	79	1.6	556	(477)	(8.7)
Other consumer	691	529	162	30.6	72	90	15.0

Total consumer	17,640	15,759	1,881	11.9	2,037	(156)	(0.9)

Total loans and leases	$40,960	$33,202	$7,758	23.4%	$6,411	$1,347	3.4%

Deposits
Demand deposits — noninterest bearing	$5,095	$4,438	$657	14.8%	$915	$(258)	(4.8)%
Demand deposits — interest bearing	4,003	3,129	874	27.9	730	144	3.7
Money market deposits	6,093	6,173	(80)	(1.3)	498	(578)	(8.7)
Savings and other domestic time deposits	4,949	4,001	948	23.7	1,297	(349)	(6.6)
Core certificates of deposit	11,527	8,057	3,470	43.1	2,315	1,155	11.1

Total core deposits	31,667	25,798	5,869	22.7	5,755	114	0.4
Other deposits	6,169	5,268	901	17.1	672	229	3.9

Total deposits	$37,836	$31,066	$6,770	21.8%	$6,427	$343	0.9%

(1) Calculated as non-merger related / (prior period + merger-related)

The $1.3 billion, or 3%, non-merger-related increase in average total loans and leases primarily reflected:

–	$1.5 billion, or 7%, growth in average total commercial loans, with growth reflected in both the C&I and CRE portfolios. The growth in CRE loans was primarily to existing borrowers with a focus on traditional income producing property types and was not related to the single family home builder segment. The growth in C&I loans reflected a combination of draws associated with existing commitments, new loans to existing borrowers, and some originations to new high quality borrowers.

Partially offset by:

–	$0.2 billion, or 1%, decline in total average consumer loans reflecting a $0.5 billion, or 9%, decline in residential mortgages due to loan sales, as well as the continued slowdown in the housing markets. This decrease was partially offset by a $0.2 billion, or 4%, increase in average automobile loans and leases reflecting higher automobile loan originations, although automobile loan origination volumes have declined throughout 2008 due to the industry wide decline in sales. Automobile lease origination volumes have also declined throughout 2008. During the 2008 fourth quarter, we exited the automobile leasing business.

Average other earning assets increased $0.6 billion, primarily reflecting the increase in average trading account securities. The increase in these assets reflected a change in our strategy to use trading account securities to hedge the change in fair value of our MSRs, however, the practice of hedging the change in fair value of our MSRs using on-balance sheet trading assets ceased at the end of 2008.

The $0.3 billion, or 1%, increase in average total deposits reflected growth in other deposits. These deposits were primarily other domestic time deposits of $100,000 or more reflecting increases in commercial and public fund deposits. Changes from the prior year also reflected customers transferring funds from lower rate to higher rate accounts such as certificates of deposit as short-term rates had fallen.

2007 versus 2006

Fully taxable equivalent net interest income for 2007 increased $285.6 million, or 28%, from 2006. This reflected the favorable impact of a $7.9 billion, or 25%, increase in average earning assets, of which $7.3 billion represented an increase in average loans and leases, as well as the benefit of an increase in the fully-taxable net interest margin of seven basis points to 3.36%. The increase to average earning assets, and to average loans and leases, was primarily merger-related.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

The following table details the estimated merger-related impacts on our reported loans and deposits:

Table 7 — Average Loans/Leases and Deposits — Estimated Merger-Related Impacts

	Twelve Months Ended
	December 31,		Change			Non-merger-related
					Merger-
(in millions)	2007	2006	Amount	Percent	Related	Amount	Percent(1)
Loans/Leases
Commercial and industrial	$10,636	$7,323	$3,313	45.2%	$2,388	$925	9.5%
Commercial real estate	6,807	4,542	2,265	49.9	1,986	279	4.3

Total commercial	17,443	11,865	5,578	47.0	4,374	1,204	7.4
Automobile loans and leases	4,118	4,088	30	0.7	216	(186)	(4.3)
Home equity	6,173	4,970	1,203	24.2	1,193	10	0.2
Residential mortgage	4,939	4,581	358	7.8	556	(198)	(3.9)
Other consumer	529	439	90	20.5	72	18	3.5

Total consumer	15,759	14,078	1,681	11.9	2,037	(356)	(2.2)

Total loans and leases	$33,202	$25,943	$7,259	28.0%	$6,411	$848	2.6%

Deposits
Demand deposits — noninterest bearing	$4,438	$3,530	$908	25.7%	$915	$(7)	(0.2)%
Demand deposits — interest bearing	3,129	2,138	991	46.4	730	261	9.1
Money market deposits	6,173	5,604	569	10.2	498	71	1.2
Savings and other domestic time deposits	4,001	3,060	941	30.8	1,297	(356)	(8.2)
Core certificates of deposit	8,057	5,050	3,007	59.5	2,315	692	9.4

Total core deposits	25,798	19,382	6,416	33.1	5,755	661	2.6
Other deposits	5,268	4,802	466	9.7	672	(206)	(3.8)

Total deposits	$31,066	$24,184	$6,882	28.5%	$6,427	$455	1.5%

(1)	Calculated as non-merger related / (prior period + merger-related)

The $0.8 billion, or 3%, non-merger-related increase in total average loans compared with the prior year primarily reflected a $1.2 billion, or 7%, increase in average total commercial loans. This increase was the result of strong growth in both C&I loans and CRE loans across substantially all regions. This was partially offset by a $0.4 billion, or 2%, decrease in average total consumer loans reflecting declines in automobile loans and leases and residential mortgages. These declines reflect weaker demand, a softer economy, as well as the continued impact of competitive pricing. In addition to these factors, loan sales contributed to the decline in residential mortgages.

Average other earning assets increased $0.6 billion, primarily reflecting the increase in average trading account securities. The increase in these assets reflected a change in our strategy to use trading account securities to hedge the change in fair value of our MSRs.

The $0.5 billion, or 1%, increase in total non-merger-related average deposits primarily reflected a $0.7 billion, or 3%, increase in average total core deposits as interest bearing demand deposits grew $0.3 billion, or 9%. While there was also strong growth in core certificates of deposit, this was partially offset by the decline in savings and other domestic deposits, as customers transferred funds from lower rate to higher rate accounts. In 2007, we reduced our dependence on noncore funds (total liabilities less core deposits and accrued expenses and other liabilities) to 30% of total assets, down from 33% in 2006.

Table 8 shows average annual balance sheets and fully taxable equivalent net interest margin analysis for the last five years. It details average balances for total assets and liabilities, as well as shareholders’ equity, and their various components, most notably loans and leases, deposits, and borrowings. It also shows the corresponding interest income or interest expense associated with each earning asset and interest bearing liability category along with the average rate with the difference resulting in the net interest spread. The net interest spread plus the positive impact from the noninterest bearing funds represents the net interest margin.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Table 8 — Consolidated Average Balance Sheet and Net Interest Margin Analysis

	Average Balances
					Change from
		Change from 2007			2006
Fully-taxable equivalent basis(1)
(in millions)	2008	Amount	Percent	2007	Amount	Percent	2006	2005	2004
Assets
Interest bearing deposits in banks	$303	$43	16.5%	$260	$207	N.M. %	$53	$53	$66
Trading account securities	1,090	448	69.8	642	550	N.M.	92	207	105
Federal funds sold and securities purchased under resale agreement	435	(156)	(26.4)	591	270	84.1	321	262	319
Loans held for sale	416	54	14.9	362	87	31.6	275	318	243
Investment securities:
Taxable	3,878	225	6.2	3,653	(544)	(13.0)	4,197	3,683	4,425
Tax-exempt	705	59	9.1	646	76	13.3	570	475	412

Total investment securities	4,583	284	6.6	4,299	(468)	(9.8)	4,767	4,158	4,837
Loans and leases:(3) Commercial:
Commercial and industrial	13,588	2,953	27.8	10,636	3,308	45.1	7,327	6,171	5,466
Construction	2,061	527	34.4	1,533	275	21.8	1,259	1,738	1,468
Commercial	7,671	2,397	45.4	5,274	1,995	60.8	3,279	2,718	2,867

Commercial real estate	9,732	2,924	42.9	6,807	2,270	50.0	4,538	4,456	4,335

Total commercial	23,320	5,877	33.7	17,443	5,578	47.0	11,865	10,627	9,801

Consumer:
Automobile loans	3,676	1,043	39.6	2,633	576	28.0	2,057	2,043	2,285
Automobile leases	851	(634)	(42.7)	1,485	(546)	(26.9)	2,031	2,422	2,192

Automobile loans and leases	4,527	409	9.9	4,118	30	0.7	4,088	4,465	4,477
Home equity	7,404	1,231	19.9	6,173	1,203	24.2	4,970	4,752	4,244
Residential mortgage	5,018	79	1.6	4,939	358	7.8	4,581	4,081	3,212
Other loans	691	162	30.6	529	90	20.5	439	385	393

Total consumer	17,640	1,881	11.9	15,759	1,681	11.9	14,078	13,683	12,326

Total loans and leases	40,960	7,758	23.4	33,202	7,259	28.0	25,943	24,310	22,127
Allowance for loan and lease losses	(695)	(313)	81.9	(382)	(95)	33.1	(287)	(268)	(298)

Net loans and leases	40,265	7,445	22.7	32,820	7,164	27.9	25,656	24,042	21,829

Total earning assets	47,787	8,431	21.4	39,356	7,905	25.1	31,451	29,308	27,697

Automobile operating lease assets	180	163	N.M.	17	(76)	(81.7)	93	351	891
Cash and due from banks	958	28	3.0	930	105	12.7	825	845	843
Intangible assets	3,446	1,427	70.7	2,019	1,452	N.M.	567	218	216
All other assets	3,245	473	17.1	2,772	309	12.5	2,462	2,185	2,084

Total Assets	$54,921	$10,209	22.8%	$44,712	$9,600	27.3%	$35,111	$32,639	$31,433

Liabilities and Shareholders’ Equity
Deposits:
Demand deposits — noninterest bearing	$5,095	$657	14.8%	$4,438	$908	25.7%	$3,530	$3,379	$3,230
Demand deposits — interest bearing	4,003	874	27.9	3,129	991	46.4	2,138	1,920	1,953
Money market deposits	6,093	(80)	(1.3)	6,173	569	10.2	5,604	5,738	5,254
Savings and other domestic time deposits	4,949	948	23.7	4,001	941	30.8	3,060	3,206	3,434
Core certificates of deposit	11,527	3,470	43.1	8,057	3,007	59.5	5,050	3,334	2,689

Total core deposits	31,667	5,869	22.7	25,798	6,416	33.1	19,382	17,577	16,560
Other domestic time deposits of $100,000 or more	1,951	563	40.6	1,388	343	32.8	1,045	859	590
Brokered time deposits and negotiable CDs	3,243	4	0.1	3,239	(3)	(0.1)	3,242	3,119	1,837
Deposits in foreign offices	975	334	52.1	641	126	24.5	515	457	508

Total deposits	37,836	6,770	21.8	31,066	6,882	28.5	24,184	22,012	19,495
Short-term borrowings	2,374	129	5.7	2,245	445	24.7	1,800	1,379	1,410
Federal Home Loan Bank advances	3,281	1,254	61.9	2,027	658	48.1	1,369	1,105	1,271
Subordinated notes and other long-term debt	4,094	406	11.0	3,688	114	3.2	3,574	4,064	5,379

Total interest bearing liabilities	42,490	7,902	22.8	34,588	7,191	26.2	27,397	25,181	24,325

All other liabilities	942	(112)	(10.6)	1,054	(185)	(14.9)	1,239	1,496	1,504
Shareholders’ equity	6,394	1,762	38.0	4,632	1,686	57.2	2,945	2,583	2,374

Total Liabilities and Shareholders’ Equity	$54,921	$10,209	22.8%	$44,712	$9,600	27.3%	$35,111	$32,639	$31,433

Net interest income

Net interest rate spread
Impact of noninterest bearing funds on margin

Net Interest Margin

N.M., not a meaningful value.

(1)	Fully-taxable equivalent (FTE) yields are calculated assuming a 35% tax rate.
(2)	Loan and lease and deposit average rates include impact of applicable derivatives and non-deferrable fees.
(3)	For purposes of this analysis, non-accrual loans are reflected in the average balances of loans.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Interest Income/Expense					Average Rate(2)
2008	2007	2006	2005	2004	2008	2007	2006	2005	2004
$7.7	$12.5	$3.2	$1.1	$0.7	2.53%	4.80%	6.00%	2.16%	1.05%
57.5	37.5	3.8	8.5	4.4	5.28	5.84	4.19	4.08	4.15
10.7	29.9	16.1	6.0	5.5	2.46	5.05	5.00	2.27	1.73
25.0	20.6	16.8	17.9	13.0	6.01	5.69	6.10	5.64	5.35

217.9	221.9	229.4	158.7	171.7	5.62	6.07	5.47	4.31	3.88
48.2	43.4	38.5	31.9	28.8	6.83	6.72	6.75	6.71	6.98

266.1	265.3	267.9	190.6	200.5	5.81	6.17	5.62	4.58	4.14

770.2	791.0	536.3	362.9	250.6	5.67	7.44	7.32	5.88	4.58
104.2	119.4	101.5	111.7	66.9	5.05	7.80	8.07	6.42	4.55
430.1	395.8	244.3	162.9	141.5	5.61	7.50	7.45	5.99	4.95

534.3	515.2	345.8	274.6	208.4	5.49	7.57	7.61	6.16	4.81

1,304.5	1,306.2	882.1	637.5	459.0	5.59	7.49	7.43	6.00	4.68

263.4	188.7	135.1	133.3	165.1	7.17	7.17	6.57	6.52	7.22
48.1	80.3	102.9	119.6	109.6	5.65	5.41	5.07	4.94	5.00

311.5	269.0	238.0	252.9	274.7	6.88	6.53	5.82	5.66	6.14
475.2	479.8	369.7	288.6	208.6	6.42	7.77	7.44	6.07	4.92
292.4	285.9	249.1	212.9	163.0	5.83	5.79	5.44	5.22	5.07
68.0	55.5	39.8	39.2	29.5	9.85	10.51	9.07	10.23	7.51

1,147.1	1,090.2	896.6	793.6	675.8	6.50	6.92	6.37	5.80	5.48

2,451.6	2,396.4	1,778.7	1,431.1	1,134.8	5.99	7.22	6.86	5.89	5.13

2,818.6	2,762.2	2,086.5	1,655.2	1,358.9	5.90	7.02	6.63	5.65	4.89

—	—	—	—	—	—	—	—	—	—
22.2	40.3	19.3	10.6	8.3	0.55	1.29	0.90	0.55	0.42
117.5	232.5	193.1	124.9	65.8	1.93	3.77	3.45	2.18	1.25
92.9	96.1	53.5	45.2	44.2	1.88	2.40	1.75	1.41	1.29
491.6	391.1	214.8	118.7	90.4	4.27	4.85	4.25	3.56	3.36

724.2	760.0	480.7	299.4	208.7	2.73	3.55	3.02	2.10	1.56
73.6	70.5	52.3	28.5	11.2	3.76	5.08	5.00	3.32	1.88
118.8	175.4	169.1	109.4	33.1	3.66	5.41	5.22	3.51	1.80
15.2	20.5	15.1	9.6	4.1	1.56	3.19	2.93	2.10	0.82

931.8	1,026.4	717.2	446.9	257.1	2.85	3.85	3.47	2.40	1.58
42.3	92.8	72.2	34.3	13.0	1.78	4.13	4.01	2.49	0.93
107.8	102.6	60.0	34.7	33.3	3.29	5.06	4.38	3.13	2.62
184.8	219.6	201.9	163.5	132.5	4.51	5.96	5.65	4.02	2.46

1,266.7	1,441.4	1,051.3	679.4	435.9	2.98	4.17	3.84	2.70	1.79

$1,551.9	$1,320.8	$1,035.2	$975.8	$923.0

					2.92	2.85	2.79	2.95	3.10
					0.33	0.51	0.50	0.38	0.23

					3.25%	3.36%	3.29%	3.33%	3.33%

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Provision for Credit Losses

(This section should be read in conjunction with Significant Item 1, 2, and the Credit Risk section.)

The provision for credit losses is the expense necessary to maintain the ALLL and the allowance for AULC at levels adequate to absorb our estimate of probable inherent credit losses in the loan and lease portfolio and the portfolio of unfunded loan commitments and letters of credit.

The provision for credit losses in 2008 was $1,057.5 million, up $413.8 million from 2007, and exceeded NCOs by $299.4 million. The $413.8 million increase reflects $32.2 million of higher provision related to Franklin ($438.0 million in 2008 compared with $405.8 million in 2007). The remaining increase in 2008 from 2007 primarily reflected the continued economic weakness across all our regions and within the single family home builder segment of our CRE portfolio.

The provision for credit losses in 2007 was $643.6 million, up from $65.2 million in 2006, primarily reflecting a $405.8 million increase in the 2007 fourth-quarter provision related to Franklin. The remainder of the increase reflected the continued weakness across all our regions, most notably among our borrowers in eastern Michigan and northern Ohio, and within the single family home builder segment of our CRE portfolio.

Noninterest Income

(This section should be read in conjunction with Significant Items 1, 2, 3, 4, 5, and 6.)

Table 9 reflects noninterest income for the three years ended December 31, 2008:

Table 9 — Noninterest Income

	Twelve Months Ended December 31,
		Change from 2007			Change from 2006
(in thousands)	2008	Amount	Percent	2007	Amount	Percent	2006
Service charges on deposit accounts	$308,053	$53,860	21.2%	$254,193	$68,480	36.9%	$185,713
Brokerage and insurance income	137,796	45,421	49.2	92,375	33,540	57.0	58,835
Trust services	125,980	4,562	3.8	121,418	31,463	35.0	89,955
Electronic banking	90,267	19,200	27.0	71,067	19,713	38.4	51,354
Bank owned life insurance income	54,776	4,921	9.9	49,855	6,080	13.9	43,775
Mortgage banking	8,994	(20,810)	(69.8)	29,804	(11,687)	(28.2)	41,491
Securities losses	(197,370)	(167,632)	N.M.	(29,738)	43,453	(59.4)	(73,191)
Other income	138,791	58,972	73.9	79,819	(40,203)	(33.5)	120,022

Sub-total	667,287	(1,506)	(0.2)	668,793	150,839	29.1	517,954
Automobile operating lease income	39,851	32,041	N.M.	7,810	(35,305)	(81.9)	43,115

Total noninterest income	$707,138	$30,535	4.5%	$676,603	$115,534	20.6%	$561,069

N.M., not a meaningful value.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Table 10 details mortgage banking income and the net impact of MSR hedging activity for the three years ended December 31, 2008:

Table 10 — Mortgage Banking Income

	Twelve Months Ended December 31,
		Change from 2007			Change from 2006
(in thousands)	2008	Amount	Percent	2007	Amount	Percent		2006
Mortgage Banking Income
Origination and secondary marketing	$37,257	$11,292	43.5%	$25,965	$7,748	42.5%		$18,217
Servicing fees	45,558	9,546	26.5	36,012	11,353	46.0		24,659
Amortization of capitalized servicing(1)	(26,634)	(6,047)	29.4	(20,587)	(5,443)	35.9		(15,144)
Other mortgage banking income	16,768	3,570	27.0	13,198	3,025	29.7		10,173

Sub-total	72,949	18,361	33.6	54,588	16,683	44.0		37,905
MSR valuation adjustment(1)	(52,668)	(36,537)	N.M.	(16,131)	(21,002)	N.M.		4,871
Net trading losses related to MSR hedging	(11,287)	(2,634)	30.4	(8,653)	(7,368)	N.M.		(1,285)

Total mortgage banking income	$8,994	$(20,810)	(69.8)%	$29,804	$(11,687)	(28.2)%		$41,491

Average trading account securities used to hedge MSRs (in millions)	$1,031	$437	73.6%	$594	$568	N.M.	%	$26
Capitalized mortgage servicing rights(2)	167,438	(40,456)	(19.5)	207,894	76,790	58.6		131,104
Total mortgages serviced for others (in millions)(2)	15,754	666	4.4	15,088	6,836	82.8		8,252
MSR % of investor servicing portfolio	1.06%	(0.32)	(23.2)%	1.38%	(0.21)	(13.2)%		1.59%

Net Impact of MSR Hedging
MSR valuation adjustment(1)	$(52,668)	$(36,537)	N.M. %	$(16,131)	$(21,002)	N.M.	%	$4,871
Net trading losses related to MSR hedging	(11,287)	(2,634)	30.4	(8,653)	(7,368)	N.M.		(1,285)
Net interest income related to MSR hedging	33,139	27,342	N.M.	5,797	5,761	N.M.		36

Net impact of MSR hedging	$(30,816)	$(11,829)	62.3%	$(18,987)	$(22,609)	N.M.	%	$3,622

N.M., not a meaningful value.

(1)	The change in fair value for the period represents the MSR valuation adjustment, net of amortization of capitalized servicing.

(2)	At period end.

2008 versus 2007

Noninterest income increased $30.5 million, or 5%, from a year ago.

Table 11 — Noninterest Income — Estimated Merger-Related Impact — 2008 vs. 2007

					Change attributable to:
	Twelve Months Ended
	December 31,		Change					Other
					Merger-	Significant
(in thousands)	2008	2007	Amount	Percent	Related	Items		Amount	Percent(1)
Service charges on deposit accounts	$308,053	$254,193	$53,860	21.2%	$48,220	$—		$5,640	1.9%
Brokerage and insurance income	137,796	92,375	45,421	49.2	34,122	—		11,299	8.9
Trust services	125,980	121,418	4,562	3.8	14,018	—		(9,456)	(7.0)
Electronic banking	90,267	71,067	19,200	27.0	11,600	—		7,600	9.2
Bank owned life insurance income	54,776	49,855	4,921	9.9	3,614	—		1,307	2.4
Mortgage banking income	8,994	29,804	(20,810)	(69.8)	12,512	(37,102	)(2)	3,780	8.9
Securities losses	(197,370)	(29,738)	(167,632)	N.M.	566	(168,198	)(3)	—	—
Other income	138,791	79,819	58,972	73.9	12,780	52,065	(4)	(5,873)	(6.3)

Sub-total	667,287	668,793	(1,506)	(0.2)	137,432	(153,235)		14,297	1.8
Automobile operating lease income	39,851	7,810	32,041	N.M.	—	—		32,041	N.M.

Total noninterest income	$707,138	$676,603	$30,535	4.5%	$137,432	$(153,235)		$46,338	5.7%

N.M., not a meaningful value.

(1)	Calculated as other / (prior period + merger-related).

(2)	Refer to Significant Items 4 and 5 of the “Significant Items” discussion.

(3)	Refer to Significant Item 5 of the “Significant Items” discussion.

(4)	Refer to Significant Items 2, 3, 5 and 6 of the “Significant Items” discussion.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

The $30.5 million increase in total noninterest income reflected $137.4 million of merger-related impacts, and the net change of $153.2 million from Significant Items (see “Significant Items” discussion). After adjusting for these factors, total noninterest income increased $46.3 million, or 6%, reflecting:

–	$32.0 million increase in automobile operating lease income as all leases originated since the 2007 fourth quarter were recorded as operating leases. During the 2008 fourth quarter, we exited the automobile leasing business.

–	$11.3 million, or 9%, increase in brokerage and insurance income reflecting growth in annuity sales and the 2007 fourth quarter acquisition of an insurance company.

–	$7.6 million, or 9%, increase in electronic banking income reflecting increased debit card transaction volumes.

Partially offset by:

–	$9.5 million, or 7%, decline in trust services income reflecting the impact of lower market values on asset management revenues.

–	$5.9 million, or 6%, decline in other noninterest income, primarily reflecting lower derivatives revenue.

2007 versus 2006

Noninterest income increased $115.5 million, or 21%, from a year ago.

Table 12 — Noninterest Income — Estimated Merger-Related Impact — 2007 vs. 2006

					Change attributable to:
	Twelve Months Ended
	December 31,		Change					Other
					Merger-	Significant
(in thousands)	2007	2006	Amount	Percent	Related	Items		Amount	Percent(1)
Service charges on deposit accounts	$254,193	$185,713	$68,480	36.9%	$48,220	$—		$20,260	8.7%
Trust services	121,418	89,955	31,463	35.0	14,018	—		17,445	16.8
Brokerage and insurance income	92,375	58,835	33,540	57.0	34,122	—		(582)	(0.6)
Electronic banking	71,067	51,354	19,713	38.4	11,600	—		8,113	12.9
Bank owned life insurance income	49,855	43,775	6,080	13.9	3,614	—		2,466	5.2
Mortgage banking income	29,804	41,491	(11,687)	(28.2)	12,512	(27,511	)(2)	3,312	6.1
Securities losses	(29,738)	(73,191)	43,453	(59.4)	566	42,887	(3)	—	—
Other income	79,819	120,022	(40,203)	(33.5)	12,780	(58,547	)(4)	5,564	4.2

Sub-total	668,793	517,954	150,839	29.1	137,432	(43,171)		56,578	8.6
Automobile operating lease income	7,810	43,115	(35,305)	(81.9)	—	—		(35,305)	(81.9)

Total noninterest income	$676,603	$561,069	$115,534	20.6%	$137,432	$(43,171)		$21,273	3.0%

(1)	Calculated as other / (prior period + merger-related).

(2)	Refer to Significant Items 4 and 5 of the “Significant Items” discussion.

(3)	Refer to Significant Item 5 of the “Signficant Items” discussion.

(4)	Refer to Significant Items 5 and 6 of the “Signficant Items” discussion.

The $115.5 million increase in total noninterest income reflected the $137.4 million of merger-related noninterest income, and the net charge of $43.2 million from Significant Items (see “Significant Items” discussion). The remaining $21.3 million, or 3%, increase in non-merger-related noninterest income primarily reflected:

–	$20.3 million, or 9%, increase in service charges on deposit accounts, primarily reflecting higher personal and commercial service charge income.

–	$17.4 million, or 17%, increase in trust services income. This increase reflected: (a) $9.7 million of revenues associated with the acquisition of Unified Fund Services, and (b) $4.8 million increase in Huntington Fund fees due to growth in Huntington Funds’ managed assets.

–	$8.1 million, or 13%, increase in electronic banking income primarily reflecting increased debit card fees due to higher volume.

–	$5.6 million, or 4%, increase in other income. This increase primarily reflected higher derivatives revenue.

–	$4.2 million, or 8%, increase in mortgage banking income primarily reflecting increased fees due to higher origination volumes.

Partially offset by:

–	$35.3 million, or 82%, decline in automobile operating lease income.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Noninterest Expense

(This section should be read in conjunction with Significant Items 1, 3, 5, and 6.)

Table 13 reflects noninterest expense for the three years ended December 31, 2008:

Table 13 — Noninterest Expense

	Twelve Months Ended December 31,
		Change from 2007			Change from 2006
(in thousands)	2008	Amount	Percent	2007	Amount	Percent	2006
Salaries	$634,881	$77,627	13.9%	$557,254	$131,597	30.9%	$425,657
Benefits	148,665	19,091	14.7	129,574	14,003	12.1	115,571

Personnel costs	783,546	96,718	14.1	686,828	145,600	26.9	541,228
Outside data processing and other services	128,163	918	0.7	127,245	48,466	61.5	78,779
Net occupancy	108,428	9,055	9.1	99,373	28,092	39.4	71,281
Equipment	93,965	12,483	15.3	81,482	11,570	16.5	69,912
Amortization of intangibles	76,894	31,743	70.3	45,151	35,189	N.M.	9,962
Professional services	53,667	13,347	33.1	40,320	13,267	49.0	27,053
Marketing	32,664	(13,379)	(29.1)	46,043	14,315	45.1	31,728
Telecommunications	25,008	506	2.1	24,502	5,250	27.3	19,252
Printing and supplies	18,870	619	3.4	18,251	4,387	31.6	13,864
Other	124,887	(12,601)	(9.2)	137,488	30,839	28.9	106,649

Sub-total	1,446,092	139,409	10.7	1,306,683	336,975	34.8	969,708
Automobile operating lease expense	31,282	26,121	N.M.	5,161	(26,125)	(83.5)	31,286

Total noninterest expense	$1,477,374	$165,530	12.6%	$1,311,844	$310,850	31.1%	$1,000,994

N.M., not a meaningful value.

2008 versus 2007

Table 14 — Noninterest Expense — Estimated Merger-Related Impact — 2008 vs. 2007

					Change attributable to:
	Twelve Months Ended
	December 31,		Change						Other
					Merger-	Restructuring/	Significant
(in thousands)	2008	2007	Amount	Percent	Related	Merger Costs	Items		Amount	Percent(1)
Personnel costs	$783,546	$686,828	$96,718	14.1%	$136,500	$(17,633)	$—		$(22,149)	(2.7)%
Outside data processing and other services	128,163	127,245	918	0.7	24,524	(16,017)	—		(7,589)	(5.6)
Net occupancy	108,428	99,373	9,055	9.1	20,368	(6,487)	2,500	(2)	(7,326)	(6.5)
Equipment	93,965	81,482	12,483	15.3	9,598	942	—		1,943	2.1
Amortization of intangibles	76,894	45,151	31,743	70.3	32,962	—	—		(1,219)	(1.6)
Professional services	53,667	40,320	13,347	33.1	5,414	(6,399)	—		14,332	36.4
Marketing	32,664	46,043	(13,379)	(29.1)	8,722	(13,410)	—		(8,691)	(21.0)
Telecommunications	25,008	24,502	506	2.1	4,448	(550)	—		(3,392)	(11.9)
Printing and supplies	18,870	18,251	619	3.4	2,748	(1,433)	—		(696)	(3.6)
Other expense	124,887	137,488	(12,601)	(9.2)	26,096	(2,267)	(64,863	)(3)	28,433	17.6

Sub-total	1,446,092	1,306,683	139,409	10.7	271,380	(63,254)	(62,363)		(6,354)	(0.4)
Automobile operating lease expense	31,282	5,161	26,121	N.M.	—	—	—		26,121	N.M.

Total noninterest expense	$1,477,374	$1,311,844	$165,530	12.6%	$271,380	$(63,254)	$(62,363)		$19,767	1.3%

N.M., not a meaningful value.

(1)	Calculated as other / (prior period + merger-related + restructuring/merger costs).

(2)	Refer to Significant Item 6 of the “Significant Items” discussion.

(3)	Refer to Significant Items 3, 5, and 6 of the “Significant Items” discussion.

As shown in the above table, noninterest expense increased $165.5 million, or 13%, from a year ago. Of the $165.5 million increase, $271.4 million pertained to merger-related expenses, partially offset by $63.3 million of lower merger/restructuring costs and $62.4 million lower expenses related to Significant Items (see “Significant Items” discussion). After adjusting for these factors, total noninterest expense increased $19.8 million, or 1%, reflecting:

–	$28.4 million, or 18%, increase in other expense primarily reflecting higher Federal Deposit Insurance Corporation (FDIC) insurance expense (discussed below) and OREO losses.

–	$26.1 million increase in automobile operating lease expense as all leases originated since the 2007 fourth quarter were recorded as operating leases. During the 2008 fourth quarter, we exited the automobile leasing business.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

–	$14.3 million, or 36%, increase in professional services, reflecting increased legal and collection costs. We expect that collection costs will remain at higher levels throughout 2009.

Partially offset by:

–	$22.1 million, or 3%, decline in personnel expense reflecting the benefit of merger and restructuring efficiencies.

–	$8.7 million, or 21%, decline in marketing expense.

–	$7.6 million, or 6%, decline in outside data processing and other services reflecting merger efficiencies.

–	$7.3 million, or 6%, decline in net occupancy expense, reflecting merger efficiencies.

As a participating FDIC insured bank, we were assessed quarterly deposit insurance premiums totaling $24.1 million during 2008. However, we received a one-time assessment credit from the FDIC which substantially offset our 2008 deposit insurance premium and, therefore, only $7.9 million of deposit insurance premium expense was recognized during 2008. In late 2008, the FDIC raised assessment rates for the first quarter of 2009 by a uniform 7 basis points, resulting in a range between 12 and 50 basis points, depending upon the risk category of the institution. At the same time, the FDIC proposed further changes in the assessment system beginning in the 2009 second quarter. The final rule, expected to be issued in early 2009, could result in adjustments to the proposed changes. Based on these proposed changes, as well as the full consumption of the one-time assessment credit prior to 2009 (discussed above), our full-year 2009 deposit insurance premium expense will increase compared with our full-year 2008 deposit insurance premium expense. We anticipate this increase will negatively impact our earnings per common share by $0.07-$0.09. See “Risk Factors” included in Item 1A of our 2008 Form 10-K for the year ended December 31, 2008 for additional discussion.

In the 2009 first quarter, details of an expense reduction initiative were announced. We anticipate this initiative will reduce expenses approximately $100 million, net of one-time expenses in 2009, compared with 2008 levels.

2007 versus 2006

Noninterest expense increased $310.9 million, or 31%, from 2006.

Table 15 — Noninterest Expense — Estimated Merger-Related Impact-2007 vs. 2006

					Change Attributable to:
	Twelve Months Ended
	December 31,		Change						Other
					Merger-	Restructuring/	Significant
(in thousands)	2007	2006	Amount	Percent	Related	Merger Costs	Items		Amount	Percent(1)
Personnel costs	$686,828	$541,228	$145,600	26.9%	$136,500	$30,487	$(4,750	)(2)	$(16,637)	(2.3)%
Outside data processing and other services	127,245	78,779	48,466	61.5	24,524	16,996	—		6,946	5.8
Net occupancy	99,373	71,281	28,092	39.4	20,368	8,495	—		(771)	(0.8)
Equipment	81,482	69,912	11,570	16.5	9,598	1,936	—		36	0.0
Amortization of intangibles	45,151	9,962	35,189	N.M.	34,862	—	—		327	0.7
Marketing	46,043	31,728	14,315	45.1	8,722	12,789	—		(7,196)	(13.5)
Professional services	40,320	27,053	13,267	49.0	5,414	6,046	—		1,807	4.7
Telecommunications	24,502	19,252	5,250	27.3	4,448	1,002	—		(200)	(0.8)
Printing and supplies	18,251	13,864	4,387	31.6	2,748	1,332	—		307	1.7
Other expense	137,488	106,649	30,839	28.9	26,096	2,252	14,797	(3)	(12,306)	(9.1)

Sub-total	1,306,683	969,708	336,975	34.8	273,280	81,335	10,047		(27,687)	(2.1)
Automobile operating lease expense	5,161	31,286	(26,125)	(83.5)	—	—	—		(26,125)	(83.5)

Total noninterest expense	$1,311,844	$1,000,994	$310,850	31.1%	$273,280	$81,335	$10,047		$(53,812)	(4.0)%

N.M., not a meaningful value.

(1)	Calculated as other / (prior period + merger-related + restructuring/merger costs).

(2)	Refer to Significant Item 6 of the “Significant Items” discussion.

(3)	Refer to Significant Items 3, 5, and 6 of the “Significant Items” discussion.

Of the $310.9 million increase, $273.3 million reflected merger-related expenses, $81.3 million reflected merger costs related to merger/integration activities, and $10.0 million reflected the net change related to Significant Items (see “Significant Items” discussion). Considering the impact of these items, noninterest expense declined $53.8 million, or 4%, reflecting:

–	$26.1 million, or 84%, decline in automobile operating lease expense.

–	$16.6 million, or 2%, decline in personnel costs reflecting merger efficiencies including the impact of the reductions to full-time equivalent staff during 2007.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

–	$12.3 million, or 9%, decline in other noninterest expense primarily reflecting lower lease residual value expenses.

–	$7.2 million, or 14%, decline in marketing expense.

Partially offset by:

–	$6.9 million, or 6%, increase in outside data processing and other services expenses related to: (a) higher debit card transaction volume, and (b) additional expenditures related to technology-related initiatives.

Provision for Income Taxes

(This section should be read in conjunction with Significant Items 1, 2, and 6.)

The provision for income taxes was a benefit of $182.2 million for 2008 compared with a benefit of $52.5 million in 2007 and a $52.8 million provision in 2006. The tax benefit in 2008 was a result of a pretax loss combined with the favorable impact of the decrease to the capital loss valuation reserve, tax exempt income, bank owned life insurance, asset securitization activities, and general business credits from investments in low income housing and historic property partnerships. The tax benefit in 2007 was a result of lower pretax income combined with the favorable impact of tax exempt income, bank owned life insurance, asset securitization activities, and general business credits from investments in low income housing and historic property partnerships. The 2006 provision for income taxes included a release of previously established federal income tax reserves due to the resolution of a federal income tax audit covering tax years 2002 and 2003, as well as the recognition of a federal tax loss carryback.

During 2008, the Internal Revenue Service (IRS) completed the audit of our consolidated federal income tax returns for tax years 2004 and 2005. In addition, we are subject to ongoing tax examinations in various state and local jurisdictions. Both the IRS and state tax officials have proposed adjustments to the Company’s previously filed tax returns. Management believes that the tax positions taken by the Company related to such proposed adjustments were correct and supported by applicable statutes, regulations, and judicial authority, and intends to vigorously defend them. It is possible that the ultimate resolution of the proposed adjustments, if unfavorable, may be material to the results of operations in the period it occurs. However, although no assurances can be given, we believe that the resolution of these examinations will not, individually or in the aggregate, have a material adverse impact on our consolidated financial position.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

RISK MANAGEMENT AND CAPITAL

Risk identification and monitoring are key elements in overall risk management. We believe our primary risk exposures are credit, market, liquidity, and operational risk. Credit risk is the risk of loss due to adverse changes in the borrower’s ability to meet its financial obligations under agreed upon terms. Market risk represents the risk of loss due to changes in the market value of assets and liabilities due to changes in interest rates, exchange rates, and equity prices. Liquidity risk arises from the possibility that funds may not be available to satisfy current or future obligations based on external macro market issues, investor perception of financial strength, and events unrelated to the company such as war, terrorism, or financial institution market specific issues. Operational risk arises from the inherent day-to-day operations of the company that could result in losses due to human error, inadequate or failed internal systems and controls, and external events.

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

Credit Risk

Credit risk is the risk of loss due to our counterparties not being able to meet their financial obligations under agreed upon terms. We are subject to credit risk in our lending, trading, and investment activities. The nature and degree of credit risk is a function of the types of transactions, the structure of those transactions, and the parties involved. The majority of our credit risk is associated with lending activities, as the acceptance and management of credit risk is central to profitable lending. We also have credit risk associated with our investment and derivatives activities. Credit risk is incidental to trading activities and represents a significant risk that is associated with our investment securities portfolio (see “Investment Securities Portfolio” discussion). Credit risk is mitigated through a combination of credit policies and processes, market risk management activities, and portfolio diversification.

The maximum level of credit exposure to individual commercial borrowers is limited by policy guidelines based on each borrower or related group of borrowers. All authority to grant commitments is delegated through the independent credit administration function and is monitored and regularly updated. Concentration risk is managed via limits on loan type, geography, industry, loan quality factors, and country limits. We continue to focus predominantly on extending credit to retail and commercial customers with existing or expandable relationships within our primary banking markets. Also, we continue to add new borrowers that meet our targeted risk and profitability profile.

The checks and balances in the credit process and the independence of the credit administration and risk management functions are designed to appropriately assess the level of credit risk being accepted, facilitate the early recognition of credit problems when they do occur, and to provide for effective problem asset management and resolution.

Counterparty Risk

In the normal course of business, we engage with other financial counterparties for a variety of purposes including investing, asset and liability management, mortgage banking, and for trading activities. As a result, we are exposed to credit risk, or the risk of loss if the counterparty fails to perform according to the terms of our contract or agreement.

We minimize counterparty risk through credit approvals, limits, and monitoring procedures similar to those used for our commercial portfolio (see “Commercial Credit” discussion), generally entering into transactions only with counterparties that carry high quality ratings, and obtain collateral when appropriate.

The majority of the financial institutions with whom we are exposed to counterparty risk are large commercial banks. The potential amount of loss, which would have been recognized at December 31, 2008, if a counterparty defaulted, did not exceed $20 million for any individual counterparty.

Credit Exposure Mix

(This section should be read in conjunction with Significant Items 1 and 2.)

As shown in Table 16, at December 31, 2008, commercial loans totaled $23.6 billion, and represented 57% of our total credit exposure. This portfolio was diversified between C&I and CRE loans (see “Commercial Credit” discussion).

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Total consumer loans were $17.5 billion at December 31, 2008, and represented 42% of our total credit exposure. The consumer portfolio was diversified among home equity loans, residential mortgages, and automobile loans and leases (see “Consumer Credit” discussion). Our home equity and residential mortgages portfolios represented $12.3 billion, or 30%, of our total loans and leases. These portfolios are discussed in greater detail below in the “Consumer Credit” section.

Table 16 — Loan and Lease Portfolio Composition

	At December 31,
(in millions)	2008		2007		2006		2005		2004
Commercial(1)
Commercial and industrial	$12,891	31.2%	$11,939	29.8%	$7,850	30.0%	$6,809	27.6%	$5,830	24.1%
Franklin Credit Management Corporation	650	1.6	1,187	3.0	—	—	—	—	—	—
Construction	2,080	5.0	1,962	4.9	1,229	4.7	1,538	6.2	1,663	6.9
Commercial	8,018	19.4	7,221	18.0	3,275	12.5	2,498	10.1	2,810	11.6

Total commercial real estate	10,098	24.4	9,183	22.9	4,504	17.2	4,036	16.3	4,473	18.5

Total commercial	23,639	57.2	22,309	55.7	12,354	47.2	10,845	43.9	10,303	42.6

Consumer:
Automobile loans	3,901	9.4	3,114	7.8	2,126	8.2	1,985	8.0	1,949	8.1
Automobile leases	563	1.4	1,180	2.9	1,769	6.8	2,289	9.3	2,443	10.1
Home equity	7,557	18.3	7,290	18.2	4,927	18.8	4,763	19.3	4,647	19.2
Residential mortgage	4,761	11.5	5,447	13.6	4,549	17.4	4,193	17.0	3,829	15.9
Other loans	671	1.6	715	1.6	428	1.5	397	1.7	389	1.7

Total consumer	17,453	42.2	17,746	44.1	13,799	52.7	13,627	55.3	13,257	55.0

Total loans and direct financing leases	41,092	99.4	40,055	99.8	26,153	99.9	24,472	99.2	23,560	97.6

Automobile operating lease assets	243	0.6	68	0.2	28	0.1	189	0.8	587	2.4

Total credit exposure	$41,335	100.0%	$40,123	100.0%	$26,181	100.0%	$24,661	100.0%	$24,147	100.0%

Total automobile exposure(2)	$4,707	11.4%	$4,362	10.9%	$3,923	15.0%	$4,463	18.1%	$4,979	20.6%

By Business Segment(3)
Regional Banking:
Central Ohio	$5,338	13.0%	$5,150	12.8%
Northwest Ohio	2,123	5.2	2,281	5.7
Greater Cleveland	3,308	8.1	3,104	7.7
Greater Akron/Canton	2,628	6.4	2,477	6.2
Southern Ohio/Kentucky	3,150	7.7	2,668	6.7
Mahoning Valley	1,244	3.0	1,275	3.2
West Michigan	2,680	6.5	2,479	6.2
East Michigan	1,800	4.4	1,748	4.4
Pittsburgh	1,942	4.7	1,859	4.6
Central Indiana	1,562	3.8	1,421	3.5
West Virginia	1,325	3.2	1,156	2.9
Other Regional	4,775	11.6	5,062	12.6

Regional Banking	31,875	77.6	30,680	76.5
Dealer Sales	5,956	14.5	5,633	14.1
Private Financial and Capital Markets Group	2,611	6.3	2,554	6.4
Treasury/Other(4)	650	1.6	1,188	3.0

Total loans and direct financing leases	$41,092	100.0%	$40,055	100.0%

(1)	There were no commercial loans outstanding that would be considered a concentration of lending to a particular industry or group of industries.

(2)	Total automobile loans and leases, operating lease assets, and securitized loans.

(3)	Prior period amounts have been reclassified to conform to the current period business segment structure.

(4)	2008 and 2007 included loans to Franklin.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Commercial Credit

(This section should be read in conjunction with Significant Items 1 and 2.)

Our commercial loan portfolio is diversified by C&I and CRE loans as shown in the table below:

Table 17 — Commercial & Industrial and Commercial Real Estate Loan and Lease Detail

	At December 31,
(in millions)	2008	2007	2006	2005	2004
Commercial and industrial loans	$10,902	$10,786	$6,632	$5,723	$4,796
Franklin Credit Management Corporation	650	1,187	—	—	—
Dealer floor plan loans	960	795	631	615	645
Equipment direct financing leases	1,029	895	587	471	389

Commercial and industrial loans and leases	13,541	13,126	7,850	6,809	5,830
Commercial real estate loans	10,098	9,183	4,504	4,036	4,473

Total commercial loans and leases	$23,639	$22,309	$12,354	$10,845	$10,303

Commercial credit approvals are based on, among other factors, the financial strength of the borrower, assessment of the borrower’s management capabilities, industry sector trends, type of exposure, transaction structure, and the general economic outlook. While these are the primary factors considered, there are a number of other factors that may be considered in the decision process. There are two processes for approving credit risk exposures. The first, and more prevalent approach, involves individual approval of exposures. These approvals are consistent with the authority delegated to officers located in the geographic regions who are experienced in the industries and loan structures over which they have responsibility. The second involves a centralized loan approval process for the standard products and structures utilized in small business banking. In this centralized decision environment, Where the above primary factors are the basis for approval, individual credit authority is granted to certain individuals on a regional basis to preserve our local decision-making focus. In addition to disciplined, consistent, and judgmental factors, a primary credit evaluation tool is a sophisticated credit scoring process. To provide consistent oversight, a centralized portfolio management team monitors and reports on the performance of the small business banking loans.

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

In commercial lending, ongoing credit management is dependent on the type and nature of the loan. We monitor all significant exposures on a periodic basis. The internal risk ratings are assessed and updated with each periodic monitoring event. There is also extensive macro portfolio management analysis on an ongoing basis. We continually review and adjust our risk rating criteria based on actual experience, which may result in further changes to such criteria, in future periods. The continuous analysis and review process results in a determination of an appropriate ALLL amount for our commercial loan portfolio.

In addition to the initial credit analysis initiated during the underwriting process, the loan review group performs credit analyses to provide an independent review and assessment of the quality and/or exposure of the loan. The loan review group reviews individual loans and credit processes and conducts a portfolio review at each of the regions on a 15-month cycle. The loan review group validates the risk grades on approximately 70% of the portfolio exposure each calendar year.

Borrower exposures may be designated as monitored credits when warranted by individual company performance, or by industry and environmental factors. Such accounts are subjected to additional quarterly reviews by the business line management, the loan review group, and credit administration in order to adequately assess the borrower’s credit status and to take appropriate action.

A specialized credit workout group is involved in the management of all monitored credits, and handles commercial recoveries, workouts, and problem loan sales, as well as the day-to-day management of relationships rated substandard or lower. This group is responsible for developing an action plan, assessing the risk rating, and determining the adequacy of the reserve, the accrual status, and the ultimate collectibility of the credits managed.

C&I loan and lease commitments and balances outstanding by industry classification at December 31, 2008, were as follows:

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Table 18 — Commercial and Industrial Loans and Leases by Industry Classification

	At December 31, 2008
	Commitments		Loans Outstanding
(in millions)	Amount	Percent	Amount	Percent
Industry Classification:
Services	$5,005	25.0%	$3,363	24.8%
Manufacturing	3,806	19.0	2,423	17.9
Finance, insurance, and real estate	2,721	13.6	1,953	14.4
Retail trade — Auto Dealers	1,488	7.4	1,306	9.6
Retail trade — Other than Auto Dealers	1,521	7.6	810	6.0
Contractors and construction	1,504	7.5	948	7.0
Transportation, communications, and utilities	1,105	5.5	767	5.7
Franklin Credit Management Corporation	650	3.2	650	4.8
Wholesale trade	1,135	5.7	536	4.0
Agriculture and forestry	574	2.9	411	3.0
Energy	302	1.5	207	1.5
Public administration	123	0.6	100	0.7
Other	88	0.5	67	0.6

Total	$20,022	100.0%	$13,541	100.0%

C&I loan credit quality data regarding NCOs, nonaccrual loans, and accruing loans past due 90 days or more by industry classification for 2008 and 2007 are presented in the table below:

Table 19 — Commercial and Industrial Credit Quality Data by Industry Classification

	Year Ended December 31,				At December 31,
					2007		2008	2007
	2008						2008	2007
	Net Charge-offs
					Nonaccrual Loans		Accruing loans past due
(in millions)	Amount	Percentage	Amount	Percentage			90 days or more
Industry Classification:
Services	$18.6	0.57%	$5.5	0.21%	$73.9	$24.0	$3.2	$2.4
Manufacturing	16.4	0.73	14.5	0.86	67.5	12.2	1.5	0.2
Finance, insurance, and real estate	13.5	0.75	4.4	0.48	46.6	15.3	2.0	1.4
Retail trade — Auto Dealers	2.2	0.20	—	—	6.2	1.9	0.5	1.3
Retail trade — Other than Auto Dealers	23.1	2.66	2.5	0.30	28.6	14.5	0.9	1.1
Contractors and construction	10.7	1.87	3.6	0.62	13.5	5.9	0.7	1.1
Transportation, communications, and utilities	4.5	0.67	2.0	0.38	11.4	3.2	1.6	0.4
Franklin Credit Management Corporation	423.3	39.01	308.5	20.27	650.2	—	—	—
Wholesale trade	12.3	1.24	4.1	0.91	19.6	3.9	0.1	2.2
Agriculture and forestry	0.7	0.32	—	—	2.3	5.6	0.3	0.4
Energy	0.1	0.02	—	—	9.6	0.2	—	—
Public administration	0.5	0.42	0.1	0.13	0.6	0.6	—	—
Other	0.2	0.06	0.4	1.03	2.7	0.3	0.1	0.0

Total(1)	$526.2	3.87%	$345.8	3.25%	$932.6	$87.7	$10.9	$10.5

(1)	Excluding the Franklin Credit Management Corporation charge-offs in 2008 and 2007, the net charge-off percentages were 0.83% and 0.41%, respectively.

Our commercial loan portfolio, including CRE, is diversified by customer size, as well as throughout our geographic footprint. However, the following segments are noteworthy:

Franklin Relationship

(This section should be read in conjunction with Significant Items 1 and 2.)

Franklin is a specialty consumer finance company primarily engaged in the servicing and resolution of performing, reperforming, and nonperforming residential mortgage loans. Franklin’s portfolio consists of loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of the Federal National Mortgage Association (FNMA or Fannie Mae) and the Federal Home Loan Mortgage Corporation (FHLMC or Freddie Mac) and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, and higher levels of consumer debt, or past credit difficulties. Through the 2007 fourth quarter, Franklin purchased these loan portfolios at a discount to the unpaid principal balance and originated loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

inherent in these types of loans. Franklin originated nonprime loans through its wholly owned subsidiary, Tribeca Lending Corp., and has generally held for investment the loans acquired and a significant portion of the loans originated.

Loans to Franklin are funded by a bank group, of which we are the lead bank and largest participant. The loans participated to other banks have no recourse to Huntington. The term debt exposure is secured by approximately 30,000 individual first- and second-priority lien residential mortgages. In addition, pursuant to an exclusive lockbox arrangement, we receive substantially all payments made to Franklin on these individual mortgages.

Through the 2008 third quarter, the Franklin relationship continued to perform and accrue interest. While the cash flow generated by the underlying collateral declined slightly, it continued to exceed the requirements of the restructuring agreement. However, during the 2008 fourth quarter, the cash flows deteriorated significantly, reflecting a much more rapid than expected deterioration in the economy. Principal payments continued to contract in the Franklin first mortgage portfolios. In addition, interest collections declined in the Franklin second mortgage portfolios as delinquencies increased, and proceeds from the sale of foreclosed properties decreased. These factors, coupled with the fact that the severity of the economic downturn increased in the 2008 fourth quarter and the likelihood that these trends will continue for the foreseeable future, resulted in a significant deterioration in our expectations of future cash flows from Franklin’s mortgage loans, which represent the collateral for our loans. As such, the change in our estimates of the future expected cash flows resulted in the following actions taken during the 2008 fourth quarter: (a) $423.3 million of our loans to Franklin were charged-off, (b) $9.0 million of interest was reversed as the remaining $650.2 million of loans were placed on nonaccrual status, (c) $7.3 million of interest swap exposure was written off, and (d) $438.0 million of provision expense was taken to replenish and increase the remaining specific loan loss reserve.

As a result of these actions, at December 31, 2008, our total loans outstanding to Franklin were $650.2 million, down $538.2 million from $1,188.4 million at December 31, 2007. As mentioned previously, the outstanding $650.2 million was placed on nonaccrual status at the end of 2008.

The following table details our loan relationship with Franklin as of December 31, 2008, and changes from December 31, 2007:

Table 20 — Commercial Loans to Franklin

	At December 31, 2008
				Participated	Previously	Huntington
(in thousands)	Franklin	Tribeca	Subtotal	to others	charged off(1)	Total
Variable rate, term loan (Facility A)	$502,436	$355,451	$857,887	$(144,789)	$(62,873)	$650,225
Variable rate, subordinated term loan (Facility B)	314,013	96,226	410,239	(68,149)	(342,090)	—
Fixed rate, junior subordinated term loan (Facility C)	125,000	—	125,000	(8,224)	(116,776)	—
Line of credit facility	1,958	—	1,958	—	(1,958)	—
Other variable rate term loans	40,937	—	40,937	(20,468)	(20,469)	—

Subtotal	984,344	451,677	1,436,021	$(241,630)	$(544,166)	$650,225

Participated to others	(150,271)	(91,359)	(241,630)

Total principal owed to Huntington	834,073	360,318	1,194,391
Previously charged off(1)	(435,097)	(109,069)	(544,166)

Total book value of loans	$398,976	$251,249	$650,225

(1)	Includes $4.1 million of interest payments received and applied to reduce the recorded balance.

Our specific ALLL for the Franklin portfolio was $130.0 million, up from $115.3 million at December 31, 2007, and represented 20% of the loan’s book value. Subtracting the specific reserve from total loans outstanding, our total net exposure to Franklin at December 31, 2008, was $520.2 million. The table below details our probability-of-default and recovery-after-default performance assumptions for estimating anticipated cash flows from the Franklin loans that were used to determine the appropriate amount of specific ALLL for the Franklin loans. The calculation of our specific ALLL for the Franklin portfolio is dependent, among other factors, on the assumptions provided in the table, as well as the current one-month LIBOR rate on the underlying loans to Franklin. As the one-month LIBOR rate increases, the specific ALLL for the Franklin portfolio could also increase.

Table 21 — Franklin Performance Assumptions

		Huntington collateral performance assumptions
		December 31, 2008
	UPB (1)	Probability of Default	Recovery After Default
Purchased 2nd mortgages	$808 million	90%	2%
Purchased 1st mortgages	449 million	75	45
Tribeca originated 1st mortgages	448 million	80	60

Total underlying collateral	$1,705 million

(1)	As of September 30, 2008, unpaid principal balance (“UPB”) of mortgage collateral supporting total bank debt, including OREO. Data was obtained from the September 30, 2008, 10-Q filing of Franklin.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

As another assessment of the adequacy of our specific ALLL for Franklin, during the 2008 fourth quarter, we obtained updated estimates of the fair values on all residential properties securing the Franklin first-lien mortgage loans, which included OREO. Our share of the updated first-mortgage collateral, net of the other participants within the bank group, totaled $898 million at December 31, 2008. We analyzed this value assuming a 40% discount to the fair value estimates to determine costs to sell the underlying collateral and potential declines in the estimated values. We also included $23 million of other collateral, primarily cash, that we have supporting these loans. Using the collateral values, we have collateral coverage of 108% against the exposure that we have from the loan, net of its specific ALLL. In this analysis, we assigned no value to the portfolio of second-lien mortgage loans, even though the portfolio is currently generating approximately $5 million per month of cash flow that is applied directly to the recorded balance.

The U.S. government recently announced an industry-wide, six-month moratorium on mortgage foreclosures. While this will likely have some impact on the performance of the mortgages representing the collateral for our loans to Franklin, we believe that its short-term nature will not materially impact the cash flow assumptions used in our analysis supporting our 2008 fourth quarter actions. Cash collections through mid-February 2009 remained consistent with our valuation analysis expectations.

Automotive Industry

The table below provides a summary of loans outstanding and total exposure from loans, unused commitments, and standby letters of credit to companies related to the automotive industry.

Table 22 — Automotive Industry Exposure(1)

	December 31,
	2008			2007
	Loans	% of Total	Total	Loans	% of Total	Total
(in millions)	Outstanding	Loans	Exposure	Outstanding	Loans	Exposure
Suppliers:
Domestic	$182		$331	$235		$351
Foreign	33		46	27		38

Total Suppliers	215	0.52%	377	261	0.64%	389
Dealer:
Floor plan — domestic	553		747	432		604
Floor plan — foreign	408		544	363		498
Other	346		464	286		395

Total Dealer	1,306	3.18	1,755	1,081	2.63	1,496

Total Automotive	$1,521	3.70%	$2,131	$1,342	3.27%	$1,885

(1)	Companies with > 25% of revenue derived from the automotive industry.

We do not have any direct exposure to any automobile manufacturing companies, including companies that currently have significant operations within our geographic regions. However, we do have $377 million of exposure to companies that derive more than 25% of their revenues from contracts with the automobile manufacturing companies. This low level of exposure is reflective of our industry-level risk-limits approach. Our floorplan exposure is centered in large, multi-dealership entities. Client selection is a primary focus for us in this industry.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Commercial Real Estate Portfolio

As shown in Table 23, commercial real estate loans totaled $10.1 billion and represented 25% of our total loan exposure at December 31, 2008.

Table 23 — Commercial Real Estate Loans by Property Type and Borrower Location

	At December 31, 2008
							Total	% of
(in millions)	Ohio	Michigan	Pennsylvania	Indiana	West Virginia	Other	Amount	portfolio
Retail properties	$1,610	$228	$222	$148	$54	$3	$2,265	22.4%
Single family home builders	1,127	246	97	73	33	13	1,589	15.7
Office	728	209	171	56	53	5	1,222	12.1
Multi family	845	83	106	116	29	9	1,188	11.8
Industrial and warehouse	719	198	39	72	24	2	1,054	10.4
Lines to real estate companies	771	172	39	16	31	1	1,030	10.2
Raw land and other land uses	512	111	87	42	14	—	766	7.6
Health care	283	63	59	3	3	—	411	4.1
Hotel	193	64	20	12	15	—	304	3.0
Other	214	12	16	12	6	9	269	2.7

Total	$7,002	$1,386	$856	$550	$262	$42	$10,098	100.0%

Net charge-offs	$40.2	$17.1	$0.6	$5.6	$2.3	$2.9	$68.7
Net charge-offs — annualized percentage	0.65%	1.34%	0.09%	1.06%	1.07%	0.36%	0.71%
Non-accrual loans	$276.9	$124.3	$10.2	$23.1	$0.1	$11.1	$445.7
% of portfolio	3.95%	8.97%	1.19%	4.20%	0.04%	26.43%	4.41%
Accruing loans past due 90 days or more	$47.2	$6.9	$2.0	$0.4	$—	$2.9	$59.4
% of portfolio	0.67%	0.50%	0.23%	0.07%	—%	6.90%	0.59%

CRE loan credit quality data regarding NCOs, NALs, and accruing loans past due 90 days or more by industry classification code for 2008 and 2007 are presented in the table below:

Table 24 — Commercial Real Estate Loans Credit Quality Data by Property Type

	Year Ended December 31,				At December 31,
					2007		2008	2007
	2008						2008	2007
	Net charge-offs
					Nonaccrual Loans		Accruing loans past due
(in millions)	Amount	Percentage	Amount	Percentage			90 days or more
Retail properties	$7.0	0.38%	$4.0	0.35%	$78.3	$8.2	$4.2	$8.3
Single family home builder	35.0	2.87	23.2	2.19	200.4	65.1	8.6	6.4
Office	1.7	0.15	0.9	0.11	19.9	5.7	0.3	1.9
Multi family	9.5	0.84	2.0	0.24	42.9	23.3	12.3	0.4
Industrial and warehouse	2.3	0.24	2.8	0.44	20.4	8.6	2.1	0.2
Lines to real estate companies	4.6	0.46	—	—	26.3	16.0	5.2	0.6
Raw land and other land uses	5.1	0.34	5.3	0.48	33.5	15.5	7.9	6.2
Health care	1.0	0.27	0.6	0.24	6.2	1.3	3.7	0.0
Hotel	—	—	0.2	0.11	0.8	0.2	14.5	0.6
Other	2.4	0.97	0.1	0.05	16.9	4.5	0.4	—

Total	$68.7	0.71%	$39.1	0.57%	$445.7	$148.5	$59.4	$24.6

We manage the risks inherent in this portfolio through origination policies, concentration limits, on-going loan level reviews, recourse requirements, and continuous portfolio risk management activities. Our origination policies for this portfolio include loan product-type specific policies such as loan-to-value (LTV), debt service coverage ratios, and pre-leasing requirements, as applicable. Except for our mezzanine portfolio, we generally: (a) limit our loans to 80% of the appraised value of the commercial real estate, (b) require net operating cash flows to be 125% of required interest and principal payments, and (c) if the commercial real estate is non-owner occupied, require that at least 50% of the space of the project be pre-leased. We also may require more conservative loan terms, depending on the project.

Dedicated commercial real estate professionals located in our banking regions originated the majority of this portfolio. Appraisals from approved vendors are reviewed by an appraisal review group within Huntington to ensure the quality of the valuation used in the underwriting process. The portfolio is diversified by project type and loan size. This diversification is a significant piece of the credit risk management strategies employed for this portfolio. Our loan review staff provides an assessment of the quality of the underwriting and structure and confirms that an appropriate internal risk rating has been assigned to the loan.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Appraisal values are updated as needed, in conformity with regulatory requirements. Given the stressed environment for some loan types, we have initiated on-going portfolio level reviews of segments such as single family home builders and retail properties (see “Single Family Home Builders” and “Retail properties” discussions). These reviews often generate an updated appraisal based on the current occupancy or sales volume associated with the project being reviewed.

At the portfolio level, we actively monitor the concentrations and performance metrics of all loan types, with a focus on higher risk segments. Macro-level stress-test scenarios based on home-price depreciation trends for the builder segment are embedded in our performance expectations. An intense credit quality review of this portfolio was conducted during 2008. As a result of this review, we anticipate the current stress within this portfolio will continue throughout 2009, leading to elevated charge-offs, NALs, and ALLL levels.

Table 24 provides certain performance metrics for the CRE loan portfolio by state. Michigan and Ohio have experienced the most stress historically as measured by delinquency and loss rates.

Single Family Home Builders

At December 31, 2008, we had $1.6 billion of loans to single family home builders, which also includes mobile home parks, condominium construction, land held for development, etc. Such loans represented 4% of total loans and leases. Of this portfolio, 69% were to finance projects currently under construction, 15% to finance land under development, and 16% to finance land held for development. The $1.6 billion represented a $91 million, or 6%, increase compared with the December 31, 2007 balance. The increase primarily reflects reclassifications during the 2008 first quarter from other CRE segments, primarily associated with smaller loans acquired during the Sky Financial acquisition. This portfolio is included within our CRE portfolio, discussed above.

The housing market across our geographic footprint remained stressed, reflecting relatively lower sales activity, declining prices, and excess inventories of houses to be sold, particularly impacting borrowers in our East Michigan and northern Ohio regions. Further, a portion of the loans extended to borrowers located within our geographic regions was to finance projects outside of our geographic regions. We anticipate the residential developer market will continue to be depressed, and anticipate continued pressure on the single family home builder segment in 2009. As previously mentioned, all significant exposures are monitored on a periodic basis. This monthly process includes: (a) all loans greater than $50 thousand within this portfolio have been reviewed continuously over the past 18 months and continue to be monitored, (b) credit valuation adjustments have been made when appropriate based on the current condition of each relationship, and (c) reserves have been increased based on proactive risk identification and thorough borrower analysis.

Retail Properties

Our portfolio of commercial real estate loans secured by retail properties totaled $2.3 billion, or approximately 6% of total loans and leases, at December 31, 2008. Loans to this borrower segment increased from $1.8 billion at December 31, 2007. Credit approval in this loan segment is generally dependant on pre-leasing requirements, and net operating income from the project must cover interest expense by specified percentages when the loan is fully funded.

The weakness of the economic environment in our geographic regions significantly impacted the projects that secure the loans in this portfolio segment. Increased unemployment levels compared with recent years, and the expectation that these levels will continue to increase for the foreseeable future, are expected to adversely affect our borrowers’ ability to repay of these loans. We have increased the level of credit risk management scrutiny that we exert over this portfolio, and analyze our retail property loans at a much more detailed level, combining property type, geographic location, tenants, and other data, to assess and manage our credit concentration risks within this portfolio.

Consumer Credit

(This section should be read in conjunction with Significant Item 1.)

Consumer credit approvals are based on, among other factors, the financial strength and payment history of the borrower, type of exposure, and the transaction structure. Consumer credit decisions are generally made in a centralized environment utilizing decision models. There is also individual credit authority granted to certain individuals on a regional basis to preserve our local decision-making focus. Each credit extension is assigned a specific probability-of-default and loss-given-default. The probability-of-default is generally a function of the borrower’s most recent credit bureau score (FICO), which we update quarterly, while the loss-given-default is related to the type of collateral and the loan-to-value ratio associated with the credit extension.

In consumer lending, credit risk is managed from a loan type and vintage performance analysis. All portfolio segments are continuously monitored for changes in delinquency trends and other asset quality indicators. We make extensive use of portfolio assessment models to continuously monitor the quality of the portfolio, which may result in changes to future origination strategies. The continuous analysis and review process results in a determination of an appropriate ALLL amount for our consumer loan portfolio. The independent risk management group has a consumer process review component to ensure the effectiveness and efficiency of the consumer credit processes.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Collection action is initiated on an “as needed” basis through a centrally managed collection and recovery function. The collection group employs a series of collection methodologies designed to maintain a high level of effectiveness while maximizing efficiency. In addition to the retained consumer loan portfolio, the collection group is responsible for collection activity on all sold and securitized consumer loans and leases. Please refer to the “Nonperforming Assets” discussion for further information regarding the placement of consumer loans on nonaccrual status and the charging off of balances to the ALLL.

Our consumer loan portfolio is primarily comprised of traditional residential mortgages, home equity loans and lines of credit, and automobile loans and leases. The residential mortgage and home equity portfolios are diversified throughout our geographic footprint.

As the performance of our automobile loan and lease portfolio changed during 2007, adjustments were made to our underwriting processes and modeling approach that resulted in increased average FICO score and lower LTV ratios. The positive effects have continued into 2008 as originations have shown lower levels of cumulative risk compared with 2007 originations. Our automobile loan and lease portfolio is primarily located within our banking footprint, with no out-of-footprint state representing more than 10% of our 2008 originations. Florida, an out-of-footprint state that we have consistently operated in for over 10 years, represented 10% of our automobile loan and lease originations during 2008.

The general slowdown in the housing market has impacted the performance of our residential mortgage and home equity portfolios over the past year. While the degree of price depreciation varies across our markets, all regions throughout our footprint have been affected.

Given the market conditions in our markets as described above in the single family home builder section, the home equity and residential mortgage portfolios are particularly noteworthy, and are discussed below:

Table 25 — Selected Home Equity and Residential Mortgage Portfolio Data

	Home Equity Loans		Home Equity Lines of Credit		Residential Mortgages
	12/31/08	12/31/07	12/31/08	12/31/07	12/31/08	12/31/07
Ending Balance	$3.1 billion	$3.4 billion	$4.4 billion	$3.9 billion	$4.8 billion	$5.4 billion
Portfolio Weighted Average LTV ratio(1)	70%	69%	78%	78%	76%	76%
Portfolio Weighted Average FICO(2)	725	732	720	724	707	709

	Year Ended December 31, 2008
	Home Equity Loans		Home Equity Lines of Credit		Residential Mortgages
Originations		$501 million		$1,939 million		$607 million
Origination Weighted Average LTV ratio(1)		66%		74%		74%
Origination Weighted Average FICO(2)		741		755		735

(1)	The loan-to-value (LTV) ratios for home equity loans and home equity lines of credit are cumulative LTVs reflecting the balance of any senior loans.

(2)	Portfolio Weighted Average FICO reflects currently updated customer credit scores whereas Origination Weighted Average FICO reflects the customer credit scores at the time of loan origination.

Home Equity Portfolio

Our home equity portfolio (loans and lines of credit) consists of both first and second mortgage loans with underwriting criteria based on minimum FICO credit scores, debt-to-income ratios, and LTV ratios. Included in our home equity loan portfolio are $1.5 billion of loans where the loan is secured by a first-mortgage lien on the property. We offer closed-end home equity loans with a fixed interest rate and level monthly payments and a variable-rate, interest-only home equity line of credit. The weighted average cumulative LTV ratio at origination of our home equity portfolio was 75% at December 31, 2008, unchanged from December 31, 2007.

We believe we have granted credit conservatively within this portfolio. We have not originated home equity loans or lines of credit that allow negative amortization. Also, we have not originated home equity loans or lines of credit with an LTV ratio at origination greater than 100%, except for infrequent situations with high quality borrowers. Home equity loans are generally fixed-rate with periodic principal and interest payments. Home equity lines of credit generally have variable-rates of interest and do not require payment of principal during the 10-year revolving period of the line.

We have taken several actions to mitigate the risk profile of this portfolio. We reduced, and in 2007, ultimately stopped originating new production through brokers, a culmination of our strategy begun in early 2005 to diminish our exposure to the broker channel. Reducing our reliance on brokers also lowers the risk profile as this channel typically included a higher-risk borrower profile, as well as the risks associated with a third party sourcing arrangement. Also, we have focused production within our banking footprint. In 2008, a home-equity line-of-credit management program was initiated to reduce our exposure to higher-risk customers including, but not limited to, the reduction of line-of-credit limits.

We continue to make appropriate origination policy adjustments based on our own assessment of an appropriate risk profile as well as industry actions. As an example, the significant changes made in 2008 by Fannie Mae and Freddie Mac resulted in the reduction of our maximum LTV ratio on second-mortgage loans, even for customers with high FICO scores. While it is still too early to make any

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

declarative statements regarding the impact of these actions, our more recent originations have shown consistent, or lower, levels of cumulative risk during the first twelve months of the loan or line of credit term compared with earlier originations.

Residential Mortgages

We focus on higher quality borrowers, and underwrite all applications centrally, or through the use of an automated underwriting system. We do not originate residential mortgage loans that allow negative amortization or are “payment option adjustable-rate mortgages.” Additionally, we generally do not originate residential mortgage loans that have an LTV ratio greater than 95%, although such loans with an LTV ratio of up to 100% are originated in certain limited situations. Also, our residential mortgage portfolio has immaterial loan balances with teaser-rates, that is, loans with a lower introductory interest rates that generally increase after the introductory period has expired.

A majority of the loans in our loan portfolio have adjustable rates. Our adjustable-rate mortgages (ARMs) are primarily residential mortgages that have a fixed-rate for the first 3 to 5 years and then adjust annually. These loans comprised approximately 63% of our total residential mortgage loan portfolio at December 31, 2008. At December 31, 2008, ARM loans that were expected to have rates reset in 2009 and 2010 totaled $889 million and $486 million, respectively. Given the quality of our borrowers and the decline in interest rates during 2008, we believe that we have a relatively limited exposure to ARM reset risk. Nonetheless, we have taken actions to mitigate our risk exposure. We initiate borrower contact at least six months prior to the interest rate resetting, and have been successful in converting many ARMs to fixed-rate loans through this process. Additionally, where borrowers are experiencing payment difficulties, loans may be re-underwritten based on the borrower’s ability to repay the loan.

We had $445.4 million of Alt-A mortgage loans in the residential mortgage loan portfolio at December 31, 2008, compared with $531.4 million at December 31, 2007. These loans have a higher risk profile than the rest of the portfolio as a result of origination policies including stated income, stated assets, and higher acceptable LTV ratios. At December 31, 2008, borrowers for Alt-A mortgages had an average current FICO score of 671 and the loans had an average LTV ratio of 88%, essentially unchanged from December 31, 2007. Total Alt-A NCOs were an annualized 1.80% for 2008, compared with an annualized 0.81% for 2007. Our exposure related to this product will decline in the future as we stopped originating these loans in 2007.

Interest-only loans comprised $691.9 million, or 15%, of residential real estate loans at December 31, 2008, compared with $856.4 million, or 16%, at December 31, 2007. Interest-only loans are underwritten to specific standards including minimum FICO credit scores, stressed debt-to-income ratios, and extensive collateral evaluation. At December 31, 2008, borrowers for interest-only loans had an average current FICO score of 724 and the loans had an average LTV ratio of 78%, compared with 729 and 79%, respectively, at December 31, 2007. Total interest-only NCOs were an annualized 0.21% for 2008, compared with an annualized 0.05% for 2007. We continue to believe that we have mitigated the risk of such loans by matching this product with appropriate borrowers.

Credit Quality

We believe the most meaningful way to assess overall credit quality performance for 2008 is through an analysis of credit quality performance ratios. This approach forms the basis of most of the discussion in the three sections immediately following: NALs and NPAs, ACL, and NCOs.

Credit quality performance in 2008 was negatively impacted by the deterioration of the Franklin portfolio (see “Franklin Relationship” discussion), as well as the continued economic weakness across our Midwest markets. These economic factors influenced the performance of NCOs and NALs, as well as an expected commensurate significant increase in the provision for credit losses (see “Provision for Credit Losses” located within the “Discussion of Results of Operations section) that increased the absolute and relative levels of our ACL. We anticipate a challenging full-year in 2009 with regards to credit quality, resulting in continued levels of elevated NCOs, NALs, NPAs, and ACL across all of our loan portfolios.

Nonaccruing Loans (NAL/NALs) and Nonperforming Assets (NPA/NPAs)

(This section should be read in conjunction with Significant Items 1 and 2.)

NPAs consist of (a) NALs, which represent loans and leases that are no longer accruing interest, (b) NALs held-for-sale, (c) OREO, and (d) other NPAs. C&I and CRE loans are generally placed on nonaccrual status when collection of principal or interest is in doubt or when the loan is 90-days past due. When interest accruals are suspended, accrued interest income is reversed with current year accruals charged to earnings and prior-year amounts generally charged-off as a credit loss.

Consumer loans and leases, excluding residential mortgages and home equity lines and loans, are not placed on nonaccrual status but are charged-off in accordance with regulatory statutes, which is generally no more than 120-days past due. Residential mortgages and home equity loans and lines are placed on nonaccrual status within 180-days past due as to principal and 210-days past due as to interest, regardless of collateral. A charge-off on a residential mortgage loan is recorded when the loan has been foreclosed and the loan balance exceeds the fair value of the real estate. The fair value of the collateral, less the cost to sell, is then recorded as OREO.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

When we believe the borrower’s ability and intent to make periodic interest and principal payments has resumed, and collectibility is no longer in doubt, the loan is returned to accrual status.

Table 26 reflects period-end NALs, NPAs, accruing restructured loans (ARLs), and past due loans and leases detail for each of the last five years.

Table 26 — Nonaccrual Loans (NALs), Nonperforming Assets (NPAs) and Past Due Loans and Leases

	At December 31,
(in thousands)	2008	2007	2006	2005	2004
Nonaccrual loans and leases (NALs):
Commercial and industrial	$282,423	$87,679	$58,393	$55,273	$34,692
Franklin Credit Management Corporation	650,225	—	—	—	—
Commercial real estate	445,717	148,467	37,947	18,309	8,670
Residential mortgage	98,951	59,557	32,527	17,613	13,545
Home equity	24,831	24,068	15,266	10,720	7,055

Total nonaccrual loans and leases	1,502,147	319,771	144,133	101,915	63,962
Other real estate, net:
Residential(1)	63,058	60,804	47,898	14,214	8,762
Commercial	59,440	14,467	1,589	1,026	35,844

Total other real estate, net	122,498	75,271	49,487	15,240	44,606
Impaired loans held-for-sale(2)	12,001	73,481	—	—	—
Other nonperforming assets(3)	—	4,379	—	—	—

Total nonperforming assets (NPAs)	1,636,646	472,902	193,620	117,155	108,568
Accruing restructured loans (ARLs):
Franklin	—	1,187,368	—	—	—
Other	306,417	—	—	—	—

Total ARLs(4)	306,417	1,187,368	—	—	—

Total NPAs and ARLs	$1,943,063	$1,660,270	$193,620	$117,155	$108,568

Nonaccrual loans and leases as a % of total loans and leases	3.66%	0.80%	0.55%	0.42%	0.27%
NPA ratio(5)	3.97	1.18	0.74	0.48	0.46
NPA and ARL ratio(6)	4.71	4.13	0.74	0.48	0.46
Accruing loans and leases past due 90 days or more	$203,985	$140,977	$59,114	$56,138	$54,283
Accruing loans and leases past due 90 days or more as a percent of total loans and leases	0.50%	0.35%	0.23%	0.23%	0.23%
Total allowances for credit losses (ACL) as% of:
Total loans and leases	2.30	1.61	1.19	1.25	1.29
Nonaccrual loans and leases	63	202	217	300	476
NPAs	58	136	261	280	384
NPAs and ARLs	49	39	261	280	384

(1)	Beginning in 2006, OREO includes balances of loans in foreclosure that are serviced for others and, which are fully guaranteed by the U.S. Government, that were reported in 90 day past due loans and leases in prior periods.

(2)	Impaired loans held-for-sale are carried at the lower of cost or fair value less costs to sell.

(3)	Other nonperforming assets represent certain investment securities backed by mortgage loans to borrowers with lower FICO scores.
(4)	Represents accruing loans that have been restructured. 2007 includes only Tranche A and B of the Franklin relationship. In 2008, Tranche B of the Franklin relationship was charged off, and Tranche A was placed on nonaccrual status. In addition, 2008 includes only other commercial loans and residential mortgage loans that have been restructured.
(5)	NPAs divided by the sum of loans and leases, impaired loans held-for-sale, net other real estate, and other NPAs.
(6)	NPAs and ARLs divided by the sum of loans and leases, impaired loans held-for-sale, net other real estate, and other NPAs.

NPAs, which include NALs, were $1,636.6 million at December 31, 2008, and represented 3.97% of related assets. This compared with $472.9 million, or 1.18%, at December 31, 2007. The $1,163.7 million increase reflected:

–	$1,182.4 million increase to NALs, discussed below.

–	$47.2 million increase to OREO, primarily reflecting two foreclosures during the 2008 fourth quarter.

Partially offset by:

–	$61.5 million decrease in impaired loans held-for-sale, primarily reflecting loan sales and payments.

NALs were $1,502.1 million at December 31, 2008, compared with $319.8 million at December 31, 2007. The increase of $1,182.4 million primarily reflected:

–	$650.2 million increase related to the placing of the Franklin portfolio on nonaccrual status (see “Franklin relationship” discussion).

–	$297.3 million increase in CRE NALs reflecting the continued softness in the residential real estate development markets and overall economic weakness in our markets. The increase was spread across all regions, but was more concentrated to our borrowers in the Greater Cleveland, Northwest Ohio, and East Michigan regions.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

–	$194.7 million increase in non-Franklin-related C&I NALs reflecting the overall economic weakness in our markets. The increase was spread across all regions.

As part of our loss mitigation process, we increased our efforts in 2008 to re-underwrite, modify, or restructure loans when borrowers are experiencing payment difficulties, and these loan restructurings are based on the borrower’s ability to repay the loan.

NPA activity for each of the past five years was as follows:

Table 27 — Nonperforming Asset Activity

	Year Ended December 31,
(in thousands)	2008	2007	2006	2005	2004
Nonperforming assets, beginning of year	$472,902	$193,620	$117,155	$108,568	$87,386
New nonperforming assets	1,082,063	468,056	222,043	171,150	137,359
Franklin Credit Management Corporation(1)	650,225	—	—	—	—
Acquired nonperforming assets	—	144,492	33,843	—	—
Returns to accruing status	(42,161)	(24,952)	(43,999)	(7,547)	(3,795)
Loan and lease losses	(221,831)	(126,754)	(46,191)	(38,819)	(37,337)
Payments	(194,692)	(86,093)	(59,469)	(64,861)	(43,319)
Sales	(109,860)	(95,467)	(29,762)	(51,336)	(31,726)

Nonperforming assets, end of year	$1,636,646	$472,902	$193,620	$117,155	$108,568

(1)	The activity above excludes the 2007 impact of the placement of the loans to Franklin on nonaccrual status and their return to accrual status upon the restructuring of these loans. At 2007 year-end, the loans to Franklin were not included in the nonperforming assets total.

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

We have an established monthly process to determine the adequacy of the ACL that relies on a number of analytical tools and benchmarks. No single statistic or measurement, in itself, determines the adequacy of the allowance. The allowance is comprised of two components: the transaction reserve and the economic reserve. Changes to the transaction reserve component of the ALLL are impacted by changes in the estimated loss inherent in our loan portfolios. For example, our process requires increasingly higher level of reserves as a loan’s internal classification moves from higher quality rankings to lower, and vice versa. This movement across the credit scale is called migration.

The transaction reserve component of the ACL includes both (a) an estimate of loss based on pools of commercial and consumer loans and leases with similar characteristics, and (b) an estimate of loss based on an impairment review of each loan greater than $1 million for business-banking loans, and $500,000 for all other loans, that is considered to be impaired. For commercial loans, the estimate of loss based on pools of loans and leases with similar characteristics is made through the use of a standardized loan grading system that is applied on an individual loan level and updated on a continuous basis. The reserve factors applied to these portfolios were developed based on internal credit migration models that track historical movements of loans between loan ratings over time and a combination of long-term average loss experience of our own portfolio and external industry data. In the case of more homogeneous portfolios, such as consumer loans and leases, the determination of the transaction reserve is based on reserve factors that include the use of forecasting models to measure inherent loss in these portfolios. We update the models and analyses frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in the loss mitigation or credit origination strategies. Adjustments to the reserve factors are made, as needed, based on observed results of the portfolio analytics.

The general economic reserve incorporates our determination of the impact of risks associated with the general economic environment on the portfolio. The reserve is designed to address economic uncertainties and is determined based on economic indices as well as a variety of other economic factors that are correlated to the historical performance of the loan portfolio. Currently, two national and two regionally focused indices are utilized. The two national indices are: (1) Real Consumer Spending, and (2) Consumer Confidence. The two regionally focused indices are: (1) Institute for Supply Management Manufacturing, and

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

(2) Non-agriculture Job Creation. Because of this approach to recognizing risks in the general economy, the general economic reserve may fluctuate from period to period, subject to a minimum level specified by policy.

The estimated loss factors assigned to credit exposures across our portfolios are updated from time to time based on changes in actual performance. During the 2008 first quarter, we updated the expected loss factors used to estimate the AULC. The lower expected loss factors were based on our observations of how unfunded loan commitments have historically become funded loans.

As shown in the following tables, the ALLL increased to $900.2 million at December 31, 2008, from $578.4 million at December 31, 2007. Expressed as a percent of period-end loans and leases, the ALLL ratio increased to 2.19% at December 31, 2008, from 1.44% at December 31, 2007. This $321.8 million increase primarily reflected the impact of the continued economic weakness across our Midwest markets. Also contributing to the increase, albeit to a lesser degree, was the reclassification of the $12.1 million economic reserve component of the AULC to the economic reserve component of the ALLL, resulting in the entire economic reserve component of the ACL residing in the ALLL. This action also contributed to the decrease in the AULC to $44.1 million at December 31, 2008, from $66.5 million at December 31, 2007. Expressed as a percent of total period end loans and leases, the AULC ratio decreased to 0.11% at December 31, 2008, from 0.17% at December 31, 2008. At December 31, 2008, the specific ALLL related to Franklin was $130.0 million, an increase from $115.3 million at December 31, 2007.

The ALLL as a percentage of NALs decreased to 60% from 181%. As new nonaccruals are identified, we conduct formal impairment testing that may result in an increase to our ALLL. A significant portion of the increases in the ALLL has been a result of this impairment testing process. As such, we are comfortable that we have taken appropriate action regarding NALs.

Table 28 — Allocation of Allowances for Credit Losses(1)

	At December 31,
(in thousands)	2008		2007		2006		2005		2004
Commercial:
Commercial and industrial	$282,201	31.4%	$180,286	29.8%	$117,481	30.0%	$116,016	27.8%	$108,892	24.7%
Franklin Credit Management Corporation	130,000	1.6	115,269	3.0	—	—	—	—	—	—
Commercial real estate	322,681	24.6	172,998	22.9	72,272	17.2	67,670	16.5	65,529	19.0

Total commercial	734,882	57.6	468,553	55.7	189,753	47.2	183,686	44.3	174,421	43.7

Consumer:
Automobile loans and leases	44,712	10.9	28,635	10.7	28,400	14.9	33,870	17.5	41,273	18.6
Home equity	63,538	18.3	45,957	18.2	32,572	18.8	30,245	19.5	29,275	19.7
Residential mortgage	44,463	11.6	20,746	13.6	13,349	17.4	13,172	17.1	18,995	16.3
Other loans	12,632	1.6	14,551	1.8	7,994	1.7	7,374	1.6	7,247	1.7

Total consumer	165,345	42.4	109,889	44.3	82,315	52.8	84,661	55.7	96,790	56.3

Total allowance for loan and lease losses	$900,227	100.0%	$578,442	100.0%	$272,068	100.0%	$268,347	100.0%	$271,211	100.0%

Allowance for unfunded loan commitments and letters of credit	44,139		66,528		40,161		36,957		33,187

Total allowances for credit losses	$944,366		$644,970		$312,229		$305,304		$304,398

(1)	Percentages represent the percentage of each loan and lease category to total loans and leases.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Table 29 — Summary of Allowances for Credit Losses and Related Statistics

	Year Ended December 31,
(in thousands)	2008	2007	2006	2005	2004
Allowance for loan and lease losses, beginning of year	$578,442	$272,068	$268,347	$271,211	$299,732
Acquired allowance for loan and lease losses	—	188,128	23,785	—	—
Loan and lease charge-offs
Commercial:
Franklin Credit Management Corporation	(423,269)	(308,496)	—	—	—
Other commecial and industrial	(115,165)	(50,961)	(33,244)	(37,731)	(30,212)

Commercial and industrial	(538,434)	(359,457)	(33,244)	(37,731)	(30,212)

Construction	(6,631)	(11,902)	(4,156)	(534)	(2,500)
Commercial	(65,565)	(29,152)	(4,393)	(5,534)	(6,780)

Commercial real estate	(72,196)	(41,054)	(8,549)	(6,068)	(9,280)

Total commercial	(610,630)	(400,511)	(41,793)	(43,799)	(39,492)

Consumer:
Automobile loans	(56,217)	(28,607)	(20,262)	(25,780)	(45,336)
Automobile leases	(15,891)	(12,634)	(13,527)	(12,966)	(11,689)

Automobile loans and leases	(72,108)	(41,241)	(33,789)	(38,746)	(57,025)
Home equity	(70,457)	(37,221)	(24,950)	(20,129)	(17,514)
Residential mortgage	(23,012)	(12,196)	(4,767)	(2,561)	(1,975)
Other loans	(30,122)	(26,773)	(14,393)	(10,613)	(10,109)

Total consumer	(195,699)	(117,431)	(77,899)	(72,049)	(86,623)

Total charge-offs	(806,330)	(517,942)	(119,692)	(115,848)	(126,115)

Recoveries of loan and lease charge-offs
Commercial:
Franklin Credit Management Corporation	—	—	—	—	—
Other commecial and industrial	12,269	13,617	12,376	12,731	23,639

Commercial and industrial	12,269	13,617	12,376	12,731	23,639

Construction	5	48	602	399	75
Commercial	3,451	1,902	1,163	1,095	321

Commercial real estate	3,456	1,950	1,765	1,494	396

Total commercial	15,725	15,567	14,141	14,225	24,035

Consumer:
Automobile loans	14,989	11,422	11,932	13,792	16,761
Automobile leases	2,554	2,127	3,082	1,302	853

Automobile loans and leases	17,543	13,549	15,014	15,094	17,614
Home equity	2,901	2,795	3,096	2,510	2,440
Residential mortgage	1,765	825	262	229	215
Other loans	10,328	7,575	4,803	3,733	3,276

Total consumer	32,537	24,744	23,175	21,566	23,545

Total recoveries	48,263	40,311	37,316	35,791	47,580

Net loan and lease charge-offs	(758,067)	(477,631)	(82,376)	(80,057)	(78,535)

Provision for loan and lease losses	1,067,789	628,802	62,312	83,782	57,397
Economic reserve transfer	12,063	—	—	(6,253)	—
Allowance for assets sold and securitized	—	—	—	(336)	(7,383)
Allowance for loans transferred to held for sale	—	(32,925)	—	—	—

Allowance for loan and lease losses, end of year	$900,227	$578,442	$272,068	$268,347	$271,211

Allowance for unfunded loan commitments and letters of credit, beginning of year	$66,528	$40,161	$36,957	$33,187	$35,522
Acquired allowance for unfunded loan commitments and letters of credit	—	11,541	325	—	—
Provision for unfunded loan commitments and letters of credit losses	(10,326)	14,826	2,879	(2,483)	(2,335)
Economic reserve transfer	(12,063)	—	—	6,253	—

Allowance for unfunded loan commitments and letters of credit, end of year	$44,139	$66,528	$40,161	$36,957	$33,187

Allowance for credit losses, end of year	$944,366	$644,970	$312,229	$305,304	$304,398

Allowance for loan and lease losses as a % of total period end loans and leases	2.19%	1.44%	1.04%	1.10%	1.15%
Allowance for unfunded loan commitments and letters of credit as a % of total period end loans and leases	0.11	0.17	0.15	0.15	0.14

Allowance for credit losses as a % of total period end loans and leases	2.30%	1.61%	1.19%	1.25%	1.29%

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Net Charge-offs (NCOs)

(This section should be read in conjunction with Significant Items 1 and 2.)

Table 30 reflects NCO detail for each of the last five years.

Table 30 — Net Loan and Lease Charge-offs

	Year Ended December 31,
(in thousands)	2008	2007	2006	2005	2004
Net charge-offs by loan and lease type:
Commercial:
Franklin Credit Management Corporation	$423,269	$308,496 (1)	$—	$—	$—
Other commercial and industrial	102,896	37,344	20,868	25,000	6,573

Commercial and industrial	526,165	345,840	20,868	25,000	6,573

Construction	6,626	11,854	3,553	135	2,425
Commercial	62,114	27,250	3,230	4,439	6,459

Commercial real estate	68,740	39,104	6,783	4,574	8,884

Total commercial	594,905	384,944	27,651	29,574	15,457

Consumer:
Automobile loans	41,228	17,185	8,330	11,988	28,574
Automobile leases	13,337	10,507	10,445	11,664	10,837

Automobile loans and leases	54,565	27,692	18,775	23,652	39,411
Home equity	67,556	34,426	21,854	17,619	15,074
Residential mortgage	21,247	11,371	4,505	2,332	1,760
Other loans	19,794	19,198	9,591	6,880	6,833

Total consumer	163,162	92,687	54,725	50,483	63,078

Total net charge-offs	$758,067	$477,631	$82,376	$80,057	$78,535

Net charge-offs — annualized percentages:
Commercial:
Franklin Credit Management Corporation	39.01%	20.27%	—%	—%	—%
Other commercial and industrial	0.82	0.41	0.28	0.41	0.12

Commercial and industrial	3.87	3.25	0.28	0.41	0.12

Construction	0.32	0.77	0.28	0.01	0.17
Commercial	0.81	0.52	0.10	0.16	0.23

Commercial real estate	0.71	0.57	0.15	0.10	0.20

Total commercial	2.55	2.21	0.23	0.28	0.16

Consumer:
Automobile loans	1.12	0.65	0.40	0.59	1.25
Automobile leases	1.57	0.71	0.51	0.48	0.49

Automobile loans and leases	1.21	0.67	0.46	0.53	0.88
Home equity	0.91	0.56	0.44	0.37	0.36
Residential mortgage	0.42	0.23	0.10	0.06	0.05
Other loans	2.86	3.63	2.18	1.79	1.74

Total consumer	0.92	0.59	0.39	0.37	0.51

Net charge-offs as a % of average loans	1.85%	1.44%	0.32%	0.33%	0.35%

(1)	2007 includes charge-offs totaling $397.0 million associated with the Franklin restructuring. These charge-offs were reduced by the unamortized discount associated with the loans, and by other amounts received by Franklin totaling $88.5 million, resulting in net charge-offs totaling $308.5 million.

Total commercial NCOs during 2008 were $594.9 million, or an annualized 2.55% of average related balances, compared with $384.9 million or an annualized 2.21% in 2007. Both 2008 and 2007 included Franklin relationship-related NCOs of $423.3 million and $308.5 million, respectively. Non-Franklin-related NCOs in 2008 were $102.9, compared with non-Franklin-related NCOs in 2007 of $37.3 million. The non-Franklin-related increase of $65.6 million in C&I NCOs reflected the continued economic weakness in our regions as the increase was spread across all regions and consisted primarily of smaller loans, as well as the impact of the Sky Financial acquisition. The $29.6 million increase in CRE NCOs was centered in the single family home builder portfolio spread across our regions.

In reviewing commercial NCOs trends, it is helpful to understand that reserves for such loans are usually established in periods prior to that in which any related NCOs are typically recognized. As the quality of a commercial credit deteriorates, it migrates from a higher quality loan classification to a lower quality classification. As a part of our normal process, the credit is reviewed and reserves are established or increased as warranted. It is usually not until a later period that the credit is resolved and a NCO is

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

recognized. If the previously established reserves exceed that needed to satisfactorily resolve the problem credit, a recovery would be recognized; if not, a final NCO is recorded. Increases in reserves precede increases in NALs. Once a credit is classified as NAL, it is evaluated for specific reserves. As a result, an increase in NALs does not necessarily result in an increase in reserves. In sum, the typical sequence are periods of building reserve levels, followed by periods of higher NCOs that are applied against these previously established reserves.

Total consumer NCOs during 2008 were $163.2 million, or an annualized 0.92%, compared with $92.7 million, or an annualized 0.59%, in 2007. The increases were spread across all consumer loan portfolios, and across all our regions.

The increases in automobile loan and lease NCOs from the prior year-end reflected the negative impact resulting from declines in used-car prices, as well as the impact of the Sky Financial acquisition. The automobile lease NCO rate is also negatively impacted, as the portfolio is running off as no new leases are being originated. Although we anticipate that automobile loan and lease NCOs will remain under pressure due to continued economic weakness in our regions, we believe that our focus on higher quality borrowers, as evidenced by the average FICO scores at origination exceeding 750 in 2008, over the last several years will continue to result in better performance relative to other peer bank automobile portfolios.

The increase in our home equity NCOs reflected the continued negative impacts resulting from the general economic and housing market slowdown, as well as the impact of the Sky Financial acquisition. The impact was evident across all our regions, but performance was most impacted in our Michigan regions. Given that we have: (a) no exposure to the very volatile west coast market, (b) insignificant exposure to the Florida markets, resulting from loans made to our Private Banking customers in that area, (c) less than 10% of the portfolio originated via the broker channel, and (d) conservatively assessed the borrowers’ ability to repay at the time of underwriting the loan, we continue to believe our home equity NCO experience will compare favorably relative to the industry.

The increase in our residential mortgage NCOs reflected the negative impacts resulting from the general economic conditions and housing-related pressures. We expect to see additional stress across our regions in future periods. We anticipate that our portfolio performance will continue to be positively impacted by our origination strategy that specifically excluded the more exotic mortgage structures. In addition, improved loss-mitigation strategies have been in place for over a year, and are helping to successfully address risks in our ARM portfolio.

Total NCOs during 2008 were $758.1 million, or an annualized 1.85% of average related balances compared with $477.6 million, or annualized 1.44% of average related balances in 2007. After adjusting for NCOs of $423.3 million in 2008 and $308.5 million in 2007 related to the Franklin relationship, total NCOs during 2008 were $334.8 million, compared with $169.1 million during 2007. We anticipate a challenging full-year in 2009 with regards to credit quality, resulting in continued levels of elevated NCOs across all of our loan and lease portfolios.

Investment Securities Portfolio

(This section should be read in conjunction with Significant Item 5.)

We routinely review our investment securities portfolio, and recognize impairment write-downs based primarily on fair value, issuer-specific factors and results, and our intent to hold such investments. Our investment securities portfolio is evaluated in light of established asset/liability management objectives, and changing market conditions that could affect the profitability of the portfolio, as well as the level of interest rate risk to which we are exposed.

Our investment securities portfolio is comprised of various financial instruments. At December 31, 2008, our investment securities portfolio totaled $4.4 billion. The composition and maturity of the portfolio is presented on the following table. Please refer to the “Critical Accounting Policies and Use of Significant Estimates” section for additional information regarding fair value measurements and the three-level hierarchy for determining fair value.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Table 31 — Investment Securities

	At December 31,
(in thousands)	2008	2007	2006
U.S. Treasury	$11,157	$556	$1,856
Federal agencies	2,231,821	1,744,216	1,431,410
Other	2,141,479	2,755,399	2,929,658

Total investment securities	$4,384,457	$4,500,171	$4,362,924

Duration in years(1)	5.2	3.2	3.2

	Amortized
	Cost	Fair Value	Yield(2)
U.S. Treasury
Under 1 year	$11,141	$11,157	1.44%
1-5 years	—	—	—
6-10 years	—	—	—
Over 10 years	—	—	—

Total U.S. Treasury	11,141	11,157	1.44

Federal agencies
Mortgage backed securities
Under 1 year	—	—	—
1-5 years	—	—	—
6-10 years	1	—	5.87
Over 10 years	1,625,655	1,627,581	5.85

Total mortgage-backed Federal agencies	1,625,656	1,627,581	5.85

Other agencies
Under 1 year	—	—	—
1-5 years	579,546	595,912	2.93
6-10 years	7,954	8,328	4.30
Over 10 years	—	—	—

Total other Federal agencies	587,500	604,240	2.95

Total Federal agencies	2,213,156	2,231,821	5.07

Municipal securities
Under 1 year	—	—	—
1-5 years	51,890	54,184	5.92
6-10 years	216,433	222,086	6.05
Over 10 years	441,825	434,076	6.74

Total municipal securities	710,148	710,346	6.46

Private label CMO
Under 1 year	—	—	—
1-5 years	—	—	—
6-10 years	—	—	—
Over 10 years	674,506	523,515	5.63

Total private label CMO	674,506	523,515	5.63

Asset backed securities
Under 1 year	—	—	—
1-5 years	—	—	—
6-10 years	—	—	—
Over 10 years	652,881	464,027	9.28

Total asset-backed securities	652,881	464,027	9.28

Other
Under 1 year	549	552	3.33
1-5 years	6,546	6,563	3.65
6-10 years	798	811	3.45
Over 10 years	64	136	5.41
Non-marketable equity securities	427,973	427,973	5.47
Marketable equity securities	8,061	7,556	4.17

Total other	443,991	443,591	5.34

Total investment securities	$4,705,823	$4,384,457	5.82%

(1)	The average duration assumes a market driven pre-payment rate on securities subject to pre-payment.
(2)	Weighted average yields were calculated using amortized cost on a fully taxable equivalent basis, assuming a 35% tax rate.

Declines in the fair value of available for sale investment securities are recorded as either temporary impairment or other-than-temporary impairment (OTTI). Temporary adjustments are recorded when the fair value of a security fluctuates from its historical cost. Temporary adjustments are recorded in accumulated other comprehensive income, and impact our equity position. Temporary adjustments do not impact net income. A recovery of available for sale security prices also is recorded as an adjustment to other comprehensive income for securities that are temporarily impaired, and results in a positive impact to our equity position.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

OTTI is recorded when the fair value of an available for sale security is less than historical cost, and it is probable that all contractual cash flows will not be collected. OTTI is recorded to noninterest income, and therefore, results in a negative impact to net income. Because the available for sale securities portfolio is recorded at fair value, the conclusion as to whether an investment decline is other-than-temporarily impaired, does not significantly impact our equity position, as the amount of the temporary adjustment has already been reflected in accumulated other comprehensive income/loss. A recovery in the value of an other-than-temporarily impaired security is recorded as additional interest income over the remaining life of the security.

Given the continued disruption in the financial markets, we may be required to recognize additional OTTI losses in future periods with respect to our available for sale investment securities portfolio. The amount and timing of any additional OTTI will depend on the decline in the underlying cash flows of the securities.

The table below presents the credit ratings as of December 31, 2008, for certain investment securities:

Table 32 — Credit Ratings of Selected Investment Securities(1)

	Average Credit Rating of Fair Value Amount at December 31, 2008
	Amortized
(in thousands)	Cost	Fair Value	AAA	AA +/-	A +/-	BBB +/-	<BBB-	Not Rated
Municipal securities	$710,148	$710,346	$96,268	$472,094	$117,574	$11,394	$—	$13,016
Private label CMO securities	674,506	523,515	329,165	53,057	85,159	14,296	41,838	—
Alt-A mortgage-backed securities	368,927	322,421	51,341	19,320	88,947	9,380	153,433	—
Pooled-trust-preferred securities	283,954	141,606	10,142	12,000	—	26,024	93,440	—

(1)	Credit ratings reflect the lowest current rating assigned by a nationally recognized credit rating agency.

Given the current economic conditions, the asset-backed securities and private-label CMO portfolios are noteworthy, and are discussed below. Asset-backed securities comprise both Alt-A mortgage backed securities and pooled-trust-preferred securities.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Asset-backed and Private-label CMO securities

Table 33 details our asset-backed and private-label CMO securities exposure:

Table 33 — Mortgage Loan Backed and Pooled Trust Preferred Securities Selected Data At December 31, 2008

(in thousands)

Alt-A mortgage-backed securities

	Impaired	Unimpaired	Total
Par value	$406,074	$143,615	$549,689
Book value	227,933	140,994	368,927
Unrealized losses	—	(46,506)	(46,506)

Fair value	$227,933	$94,488	$322,421

Cumulative OTTI	$176,928	$—	$176,928
Average Credit Rating			BBB-
Weighted average:(1)
Fair value	56%	66%	59%
Expected loss	9.6	—	7.1

Pooled-trust-preferred securities

Par value	$25,500	$273,351	$298,851
Book value	10,715	273,239	283,954
Unrealized losses	—	(142,348)	(142,348)

Fair value	$10,715	$130,891	$141,606

Cumulative OTTI	$14,508	$—	$14,508
Average Credit Rating			BBB-
Weighted average:(1)
Fair value	42%	48%	47%
Expected loss	8.0	—	0.7

Private-label CMO securities

Par value	$23,212	$664,930	$688,142
Book value	16,996	657,510	674,506
Unrealized losses	—	(150,991)	(150,991)

Fair value	$16,996	$506,519	$523,515

Cumulative OTTI	$5,728	$—	$5,728
Average Credit Rating			A
Weighted average:(1)
Fair value	73%	76%	76%
Expected loss	0.5	—	—

(1)	Based on par values.

As shown in the above table, the securities in the asset-backed securities and private-label CMO securities portfolios had a fair value that was $339.8 million less than their book value (net of impairment) at December 31, 2008, resulting from increased liquidity spreads and extended duration. We consider the $339.8 million of impairment to be temporary, as we believe that it is not probable that not all contractual cash flows will be collected on the related securities. However, in 2008, we recognized OTTI of $176.9 million within the Alt-A mortgage-backed securities portfolio, $14.5 million within the pooled-trust-preferred securities portfolio, and $5.7 million within the private-label CMO securities portfolio. We anticipate that the OTTI exceeds the expected actual future loss (that is, credit losses) that we will experience. Any subsequent recovery of OTTI will be recorded to interest income over the remaining life of the security. Please refer to the “Critical Account Policies and Use of Significant Estimates” for additional information.

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

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Interest Rate Risk

Interest rate risk is the risk to earnings and value arising from changes in market interest rates. Interest rate risk arises from timing differences in the repricings and maturities of interest bearing assets and liabilities (reprice risk), changes in the expected maturities of assets and liabilities arising from embedded options, such as borrowers’ ability to prepay residential mortgage loans at any time and depositors’ ability to terminate certificates of deposit before maturity (option risk), changes in the shape of the yield curve whereby interest rates increase or decrease in a nonparallel fashion (yield curve risk), and changes in spread relationships between different yield curves, such as U.S. Treasuries and LIBOR (basis risk.)

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

Interest rate risk management is an active process that encompasses monitoring loan and deposit flows complemented by investment and funding activities. Effective management of interest rate risk begins with understanding the dynamic characteristics of assets and liabilities and determining the appropriate interest rate risk position given Line of Business forecasts, management objectives, market expectations, and policy constraints.

“Asset sensitive position” refers to a decrease in short-term interest rates that is expected to generate lower net interest income as rates earned on our interest earning assets would reprice downward more quickly than rates paid on our interest bearing liabilities. Conversely, “liability sensitive position” refers to a decrease in short-term interest rates that is expected to generate higher net interest income as rates paid on our interest bearing liabilities would reprice downward more quickly than rates earned on our interest earning assets.

Income Simulation and Economic Value Analysis

Interest rate risk measurement is performed monthly. Two broad approaches to modeling interest rate risk are employed: income simulation and economic value analysis. An income simulation analysis is used to measure the sensitivity of forecasted net interest income to changes in market rates over a one-year time horizon. Although bank owned life insurance and automobile operating lease assets are classified as noninterest earning assets, and the income from these assets is in noninterest income, these portfolios are included in the interest sensitivity analysis because both have attributes similar to fixed-rate interest earning assets. Economic value of equity (EVE) analysis is used to measure the sensitivity of the values of period-end assets and liabilities to changes in market interest rates. EVE serves as a complement to income simulation modeling as it provides risk exposure estimates for time periods beyond the one-year simulation horizon.

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

The baseline scenario for income simulation analysis, with which all other scenarios are compared, is based on market interest rates implied by the prevailing yield curve as of the period end. Alternative interest rate scenarios are then compared with the baseline scenario. These alternative interest rate scenarios include parallel rate shifts on both a gradual and immediate basis, movements in interest rates that alter the shape of the yield curve (e.g., flatter or steeper yield curve), and current interest rates remaining unchanged for the entire measurement period. Scenarios are also developed to measure short-term repricing risks, such as the impact of LIBOR-based interest rates rising or falling faster than the prime rate.

The simulations for evaluating short-term interest rate risk exposure are scenarios that model gradual “+/-100” and “+/-200” basis point parallel shifts in market interest rates over the next 12-month period beyond the interest rate change implied by the current yield curve. As of December 31, 2008, management instituted an assumption that market interest rates would not fall below 0% over the next 12-month period for the scenarios that used the “-100” and “-200” basis point parallel shift in market interest rates. The table below shows the results of the scenarios as of December 31, 2008, and December 31, 2007. All of the positions were well within the board of directors’ policy limits.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Table 34 — Net Interest Income at Risk

	Net Interest Income at Risk (%)
Basis point change scenario	–200	–100	+100	+200

Board policy limits	–4.0%	–2.0%	–2.0%	–4.0%

December 31, 2008	–0.3%	–0.9%	+0.6%	+1.1%
December 31, 2007	–3.0%	–1.3%	+1.4%	+2.2%

The net interest income at risk reported as of December 31, 2008 for the ‘‘+200 basis point scenario” shows a change from the prior year to a lower near-term asset sensitive position, reflecting actions taken by us to reduce net interest income at risk. The factors contributing to the change include:

–	1.9% incremental liability sensitivity reflecting the execution of $2.5 billion of receive fixed-rate, pay variable-rate interest rate swaps, and the termination of $0.2 billion of pay fixed-rate, receive variable-rate interest rate swaps during the 2008 first quarter.

–	1.6% incremental asset sensitivity reflecting improved rate-deposit-pricing and balance-sensitivity models in the 2008 fourth quarter. The impact of these improved models, discussed above, resulted in significantly less sensitivity to changes in market interest rates.

–	1.6% incremental liability sensitivity reflecting the execution of a net increase of $2.3 billion of receive fixed-rate, pay variable-rate interest rate swaps during the 2008 fourth quarter.

–	0.9% incremental asset sensitivity reflecting the receipt of $1.4 billion of equity capital resulting from the TARP voluntary CPP funds during the 2008 fourth quarter (see “Capital” section).

The remainder of the change in net interest income at risk “+200” basis points was primarily related to slower growth in fixed-rate loans and a shift in deposits towards fixed-rate time deposits from money market accounts, offset by the impact of slower prepayments on mortgage assets.

The primary simulations for EVE at risk assume immediate “+/-100” and ‘‘+/-200” basis point parallel shifts in market interest rates beyond the interest rate change implied by the current yield curve. The table below outlines the December 31, 2008, results compared with December 31, 2007. All of the positions were well within the board of directors’ policy limits.

Table 35 — Economic Value of Equity at Risk

	Economic Value of Equity at Risk (%)
Basis point change scenario	–200	–100	+100	+200

Board policy limits	–12.0%	–5.0%	–5.0%	–12.0%

December 31, 2008	–3.4%	–1.0%	–2.6%	–7.2%
December 31, 2007	–0.3%	+1.1%	–4.4%	–10.8%

The EVE at risk reported as of December 31, 2008 for the “+200 basis point scenario” shows a change from the prior year to a lower long-term liability sensitive position. The factors contributing to the change include:

–	3.0% incremental asset sensitivity reflecting improved rate-deposit-pricing and balance-sensitivity models in the 2008 fourth quarter. The impact of these improved models, discussed above, resulted in significantly less sensitivity to changes in market interest rates.

–	1.9% incremental asset sensitivity reflecting the receipt of $1.4 billion of equity capital resulting from the TARP voluntary CPP funds during the 2008 fourth quarter (see “Capital” section).

The remainder of the change in EVE at risk “+200” basis points was primarily related to slower growth in fixed-rate loans, a shift in deposits towards fixed-rate time deposits from money market accounts, and the impact of expected faster prepayments on mortgage assets going forward, offset by the net increase in receive fixed-rate, pay variable-rate interest rate swaps executed during 2008.

Mortgage Servicing Rights (MSRs)

(This section should be read in conjunction with Significant Item 4.)

MSR fair values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly reduced by prepayments. Prepayments usually increase when mortgage interest rates decline and decrease when mortgage interest rates rise. We have employed strategies to reduce the

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

risk of MSR fair value changes. In addition, a third party has been engaged to provide improved valuation tools and assistance with our strategies with the objective to decrease the volatility from MSR fair value changes. However, volatile changes in interest rates can diminish the effectiveness of these hedges. We typically report MSR fair value adjustments net of hedge-related trading activity in the mortgage banking income category of noninterest income.

Beginning in 2006, we adopted Statement of Financial Accounting Standards (Statement) No. 156, Accounting for Servicing of Financial Assets (an amendment of FASB Statement No. 140), which allowed us to carry MSRs at fair value. This resulted in a $5.1 million pretax ($0.01 per common share) positive impact in 2006. Under the fair value approach, servicing assets and liabilities are recorded at fair value at each reporting date. Changes in fair value between reporting dates are recorded as an increase or decrease in mortgage banking income. MSR assets are included in other assets, and are presented in Table 10.

Through late 2008, we used trading account securities and trading derivatives to offset MSR valuation changes. The valuations of trading securities and trading derivatives that we use generally react to interest rate changes in an opposite direction compared with changes in MSR valuations. As a result, changes in interest rate levels that impact MSR valuations should result in corresponding offsetting, or partially offsetting, trading gains or losses. As such, in periods where MSR fair values decline, the fair values of trading account securities and derivatives typically increase, resulting in a recognition of trading gains that offset, or partially offset, the decline in fair value recognized for the MSR, and vice versa. The MSR valuation changes and the gains or losses from the trading account securities and trading derivatives are recorded as a components of mortgage banking income, although any interest income from the securities is included in interest income.

At December 31, 2008, we had a total of $167.4 million of MSRs representing the right to service $15.8 billion in mortgage loans. (See Note 7 of the Notes to the Consolidated Financial Statements.)

Price Risk

(This section should be read in conjunction with Significant Item 5.)

Price risk represents the risk of loss arising from adverse movements in the prices of financial instruments that are carried at fair value and are subject to fair value accounting. We have price risk from trading securities, which included instruments to hedge MSRs, however the strategy of using trading securities to hedge MSRs ceased in late 2008. We also have price risk from securities owned by our broker-dealer subsidiaries, foreign exchange positions, equity investments, investments in securities backed by mortgage loans, and marketable equity securities held by our insurance subsidiaries. We have established loss limits on the trading portfolio, on the amount of foreign exchange exposure that can be maintained, and on the amount of marketable equity securities that can be held by the insurance subsidiaries.

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

From time to time, we invest in various investments with equity risk. Such investments include investment funds that buy and sell publicly traded securities, investment funds that hold securities of private companies, direct equity or venture capital investments in companies (public and private), and direct equity or venture capital interests in private companies in connection with our mezzanine lending activities. These investments are reported as a component of “accrued income and other assets” on our consolidated balance sheet. At December 31, 2008, we had a total of $44.7 million of such investments, down from $48.7 million at December 31, 2007. The following table details the components of this change during 2008:

Table 36 — Equity Investment Activity

	Balance at	New	Returns of		Balance at
(in thousands)	December 31, 2007	Investments	Capital	Gain/(Loss)	December 31, 2008
Type:
Public equity	$16,583	$—	$—	$(4,454)	$12,129
Private equity	20,202	7,579	(391)	(1,439)	25,951
Direct investment	11,962	2,161	(4,443)	(3,104)	6,576

Total	$48,747	$9,740	$(4,834)	$(8,997)	$44,656

The equity investment losses in 2008 reflected a $5.9 million venture capital loss during the 2008 first quarter, and $4.5 million of losses on public equity investment funds that buy and sell publicly traded securities, and private equity investments. These

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

investments were in funds that focus on the financial services sector that, during 2008, performed worse than the broad equity market.

Investment decisions that incorporate credit risk require the approval of the independent credit administration function. The degree of initial due diligence and subsequent review is a function of the type, size, and collateral of the investment. Performance is monitored on a regular basis, and reported to the MRC and the Risk Committee of the board of directors.

Liquidity Risk

Liquidity risk is the risk of loss due to the possibility that funds may not be available to satisfy current or future commitments based on external macro market issues, investor and customer perception of financial strength, and events unrelated to the company such as war, terrorism, or financial institution market specific issues. We manage liquidity risk at both the Bank and at the parent company, Huntington Bancshares Incorporated.

Liquidity policies and limits are established by our board of directors, with operating limits set by the MRC, based upon analyses of the ratio of loans to deposits, the percentage of assets funded with noncore or wholesale funding, and the amount of liquid assets available to cover noncore funds maturities. In addition, guidelines are established to ensure diversification of wholesale funding by type, source, and maturity and provide sufficient balance sheet liquidity to cover 100% of wholesale funds maturing within a six-month period. A contingency funding plan is in place, which includes forecasted sources and uses of funds under various scenarios in order to prepare for unexpected liquidity shortages, including the implications of any rating changes. The MRC meets monthly to identify and monitor liquidity issues, provide policy guidance, and oversee adherence to, and the maintenance of, the contingency funding plan.

Conditions in the capital markets remained volatile throughout 2008 resulting from the disruptions caused by the crises of investment banking firms and subsequent forced portfolio liquidations from a variety of investment funds. As a result, liquidity premiums and credit spreads widened significantly and many investors remained invested in lower risk investments such as U.S. Treasuries. Many banks relying on short-term funding structures, such as commercial paper, alternative collateral repurchase agreements, or other short-term funding vehicles, have had limited access to these funding markets. We, however, have maintained a diversified wholesale funding structure with an emphasis on reducing the risk from maturing borrowings resulting in minimizing our reliance on the short-term funding markets. We do not have an active commercial paper funding program and, while historically we have used the securitization markets (primarily indirect auto loans and leases) to provide funding, we do not rely heavily on these sources of funding. In addition, we do not provide liquidity facilities for conduits, structured investment vehicles, or other off-balance sheet financing structures. As expected, indicative credit spreads have widened in the secondary market for our debt. We expect these spreads to remain wider than in prior periods for the foreseeable future.

Bank Liquidity and Sources of Liquidity

Our primary sources of funding for the Bank are retail and commercial core deposits. As of December 31, 2008, these core deposits, of which our Regional Banking line of business provided 95%, funded 60% of total assets. The types and sources of deposits by business segment at December 31, 2008, are detailed in Table 37. At December 31, 2008, total core deposits represented 85% of total deposits, an increase from 84% at the prior year-end.

Core deposits are comprised of interest bearing and noninterest bearing demand deposits, money market deposits, savings and other domestic time deposits, consumer certificates of deposit both over and under $100,000, and nonconsumer certificates of deposit less than $100,000. Noncore deposits are comprised of brokered money market deposits and certificates of deposit, foreign time deposits, and other domestic time deposits of $100,000 or more comprised primarily of public fund certificates of deposit greater than $100,000.

Core deposits may increase our need for liquidity as certificates of deposit mature or are withdrawn before maturity and as nonmaturity deposits, such as checking and savings account balances, are withdrawn. Additionally, we are exposed to the risk that customers with large deposit balances will withdraw all or a portion of such deposits as the FDIC establishes certain limits on the amount of insurance coverage provided to depositors (see “Risk Factors” included in Item 1A of our 2008 Form 10-K for the year ended December 31, 2008). To mitigate our uninsured deposit risk, we have joined the Certificate of Deposit Account Registry Service (CDARS), a program that allows customers to invest up to $50 million in certificates of deposit through one participating financial institution, with the entire amount being covered by FDIC insurance.

Demand deposit overdrafts that have been reclassified as loan balances were $17.1 million and $23.4 million at December 31, 2008 and 2007, respectively.

In 2008, we reduced our dependence on noncore funds (total liabilities less core deposits and accrued expenses and other liabilities) to 29% of total assets, down from 30% in 2007. However, to the extent that we are unable to obtain sufficient liquidity through core deposits, we may meet our liquidity needs through sources of wholesale funding. These sources include other domestic time deposits of $100,000 or more, brokered deposits and negotiable CDs, deposits in foreign offices, short-term

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

borrowings, FHLB advances, other long-term debt, and subordinated notes. At December 31, 2008, total wholesale funding was $13.8 billion, a decrease from $15.3 billion at December 31, 2007. The $13.8 billion portfolio at December 31, 2008, had a weighted average maturity of 4.2 years.

Domestic time deposits of $100,000 or more, brokered deposits and negotiable CDs totaled $4.9 billion at the end of 2008 and $5.2 billion at the end of 2007. The contractual maturities of these deposits at December 31, 2008 were as follows: $1.9 billion in three months or less, $0.8 billion in three months through six months, $1.2 billion in six months through twelve months, and $1.0 billion after twelve months.

We are a member of the FHLB of Cincinnati, which provides funding to members through advances. These advances carry maturities from one month to 20 years. At December 31, 2008, our wholesale funding included a maximum borrowing capacity of $4.6 billion, of which $2.0 billion remained unused at December 31, 2008. All FHLB borrowings are collateralized with mortgage-related assets such as residential mortgage loans and home equity loans.

The Bank also has access to the Federal Reserve’s discount window and Term Auction Facility (TAF). As of December 31, 2008, a total of $8.4 billion of commercial loans and home equity lines of credit were pledged to these facilities. As of December 31, 2008, we had no outstanding TAF borrowings, with a combined total of $6.7 billion of borrowing capacity available from both facilities. Also, we have a $6.0 billion domestic bank note program with $2.8 billion available for future issuance under this program as of December 31, 2008, that enables us to issue notes with maturities from one month to 30 years.

Table 37 — Deposit Composition

	At December 31,
(in millions)	2008		2007		2006		2005		2004
By Type
Demand deposits — noninterest bearing	$5,477	14.4%	$5,372	14.2%	$3,616	14.4%	$3,390	15.1%	$3,392	16.3%
Demand deposits — interest bearing	4,083	10.8	4,049	10.7	2,389	9.5	2,016	9.0	2,087	10.0
Money market deposits	5,182	13.7	6,643	17.6	5,362	21.4	5,364	23.9	5,699	27.4
Savings and other domestic time deposits	4,846	12.8	4,968	13.2	3,061	12.2	3,143	14.0	3,556	17.1
Core certificates of deposit	12,727	33.5	10,736	28.4	5,365	21.4	3,988	17.8	2,755	13.3

Total core deposits	32,315	85.2	31,768	84.1	19,793	78.9	17,901	79.8	17,489	84.1

Other domestic time deposits of $100,000 or more	1,541	4.1	1,871	5.0	1,117	4.5	838	3.7	741	3.6
Brokered deposits and negotiable CDs	3,354	8.8	3,377	8.9	3,346	13.4	3,200	14.3	2,097	10.1
Deposits in foreign offices	733	1.9	727	2.0	792	3.2	471	2.2	441	2.2

Total deposits	$37,943	100.0%	$37,743	100.0%	$25,048	100.0%	$22,410	100.0%	$20,768	100.0%

Total core deposits:
Commercial	$7,758	24.0%	$9,018	28.4%	$6,063	30.6%	$5,352	29.9%	$5,294	30.3%
Personal	24,557	76.0	22,750	71.6	13,730	69.4	12,549	70.1	12,195	69.7

Total core deposits	$32,315	100.0%	$31,768	100.0%	$19,793	100.0%	$17,901	100.0%	$17,489	100.0%

By Business Segment(1)
Regional Banking:
Central Ohio	$6,192	16.3%	$6,320	16.7%
Northwest Ohio	2,602	6.9	2,836	7.5
Greater Cleveland	3,170	8.4	3,202	8.5
Greater Akron/Canton	3,210	8.5	3,189	8.4
Southern Ohio/Kentucky	2,665	7.0	2,629	7.0
Mahoning Valley	2,269	6.0	2,334	6.2
West Michigan	2,933	7.7	2,919	7.7
East Michigan	2,659	7.0	2,444	6.5
Pittsburgh	2,652	7.0	2,536	6.7
Central Indiana	1,869	4.9	1,895	5.0
West Virginia	1,818	4.8	1,589	4.2
Other Regional	835	2.2	732	1.9

Regional Banking	32,874	86.7	32,625	86.3
Dealer Sales	66	0.2	60	0.2
Private Financial and Capital Markets Group	1,785	4.7	1,639	4.3
Treasury/Other(2)	3,218	8.4	3,419	9.2

Total deposits	$37,943	100.0%	$37,743	100.0%

(1)	Prior period amounts have been reclassified to conform to the current period business segment structure.

(2)	Comprised largely of national market deposits.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Table 38 — Federal Funds Purchased and Repurchase Agreements

	At December 31,
(in millions)	2008	2007	2006	2005	2004
Balance at year-end	$1,389	$2,706	$1,632	$1,820	$1,124
Weighted average interest rate at year-end	0.44%	3.54%	4.25%	3.46%	1.31%
Maximum amount outstanding at month-end during the year	$3,607	$2,961	$2,366	$1,820	$1,671
Average amount outstanding during the year	2,485	2,295	1,822	1,319	1,356
Weighted average interest rate during the year	1.75%	4.14%	4.02%	2.41%	0.88%

Other potential sources of liquidity include the sale or maturity of investment securities, the sale or securitization of loans, and the issuance of common and preferred securities. During 2008, we reduced our dependency on overnight funding through: (a) an on-balance sheet securitization transaction, which raised $887 million of longer-term funding, (b) the net proceeds of our perpetual convertible preferred stock issuance, (c) the sale of $473 million of residential real estate loans, and (d) managing down of certain nonrelationship collateralized public funds deposits and related collateral securities. These actions reduced the outstanding national market maturities to $0.8 billion over the next 12 months. We anticipate that these maturities can be met through core deposit growth, FHLB advances, and normal national market funding sources, including brokered deposits and additional securitizations.

The relatively short-term nature of our loans and leases also provides significant liquidity. As shown in the table below, of the $23.6 billion total commercial loans at December 31, 2008, approximately 42% matures within one year.

Table 39 — Maturity Schedule of Commercial Loans

	At December 31, 2008
	One Year	One to	After		Percent
(in millions)	or Less	Five Years	Five Years	Total	of total
Commercial and industrial	$6,185	$5,245	$2,111	$13,541	57.3%
Commercial real estate - construction	1,007	979	94	2,080	8.8
Commercial real estate - commercial	2,646	3,547	1,825	8,018	33.9

Total	$9,838	$9,771	$4,030	$23,639	100.0%

Variable interest rates	$9,409	$7,617	$3,407	$20,433	86.4%
Fixed interest rates	429	2,154	623	3,206	13.6

Total	$9,838	$9,771	$4,030	$23,639	100.0%

Percent of total	41.6%	41.3%	17.1%	100.0%

At December 31, 2008, the fair value of our portfolio of investment securities totaled $4.4 billion, of which $2.7 billion was pledged to secure public and trust deposits, interest rate swap agreements, U.S. Treasury demand notes, and securities sold under repurchase agreements. The composition and maturity of these securities were presented in Table 31. Another source of liquidity is nonpledged securities, which decreased to $1.2 billion at December 31, 2008, from $1.7 billion at December 31, 2007.

In the 2008 fourth quarter, the FDIC introduced the TLGP. One component of this program guarantees certain newly issued senior unsecured debt. In the 2009 first quarter, we issued $600 million of such debt, and anticipate using the resultant proceeds to satisfy all of our maturing unsecured debt obligations in 2009.

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

At December 31, 2008, the parent company had $1.1 billion in cash or cash equivalents, compared with $0.2 billion at December 31, 2007. The $0.9 billion change primarily reflected the receipt of the $1.4 billion proceeds resulting from our participation in the TARP voluntary CPP, partially offset by a $0.5 billion subordinated note issued by the Bank to the parent company. Quarterly cash dividends paid on our common stock totaled $291.1 million during 2008. Table 51 provides additional detail regarding quarterly dividends declared per common share. Based on our most current quarterly common stock dividend declared of $0.01 per common share, cash demands of $59.5 million will be required in 2009 to pay declared dividends.

During 2008, we issued an aggregate $569 million of Series A Preferred Stock. The Series A Preferred Stock will pay, as declared by our board of directors, dividends in cash at a rate of 8.50% per annum, payable quarterly. (See Note 15 of the Notes to Consolidated Financial Statements.) Cash dividends paid on the Series A Preferred Stock totaled $23.4 million during 2008. An additional cash demand of $12.1 million is required in the 2009 first quarter, representing a quarterly cash dividend declared on our Series A Preferred Stock that was not payable until after January 1, 2009.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Also during 2008, we received $1.4 billion of equity capital by issuing to the U.S. Department of Treasury 1.4 million shares of Series B Preferred Stock as a result of our participation in the TARP voluntary CPP. The Series B Preferred Stock will pay cumulative dividends at a rate of 5% per year for the first five years and 9% per year thereafter, resulting in quarterly cash demands of $17.5 million through 2012, and $31.5 million thereafter. (See Note 15 of the Notes to the Consolidated Financial Statements for additional information regarding the Series B Preferred Stock issuance.)

Based on a regulatory dividend limitation, the Bank could not have declared and paid a dividend to the parent company at December 31, 2008, without regulatory approval. We do not anticipate the resumption of cash bank dividends to the parent company for the foreseeable future as we continue to build Bank regulatory capital above our already “well-capitalized” level. To help meet any additional liquidity needs, we have an open-ended, automatic shelf registration statement filed and effective with the SEC, which permits us to issue an unspecified amount of debt or equity securities.

With the exception of the common and preferred dividends previously discussed, the parent company does not have any significant cash demands. There are no debt maturities until 2013, when a debt maturity of $50 million is payable.

Considering our participation in the TARP voluntary CPP (see “Risk Factors” included in Item 1A of our 2008 Form 10-K for the year ended December 31, 2008), anticipated earnings, capital raised from the 2008 second quarter preferred-stock issuance, other factors discussed above, and other analyses that we have performed, we believe the parent company has sufficient liquidity to meet its cash flow obligations for the foreseeable future.

Credit Ratings

Credit ratings by the three major credit rating agencies are an important component of our liquidity profile. Among other factors, the credit ratings are based on financial strength, credit quality and concentrations in the loan portfolio, the level and volatility of earnings, capital adequacy, the quality of management, the liquidity of the balance sheet, the availability of a significant base of core retail and commercial deposits, and our ability to access a broad array of wholesale funding sources. Adverse changes in these factors could result in a negative change in credit ratings and impact not only the ability to raise funds in the capital markets, but also the cost of these funds. In addition, certain financial on- and off-balance sheet arrangements contain credit rating triggers that could increase funding needs if a negative rating change occurs. Letter of credit commitments for marketable securities, interest rate swap collateral agreements, and certain asset securitization transactions contain credit rating provisions. (See “Risk Factors” included in Item 1A of our 2008 Form 10-K for the year ended December 31, 2008)

The most recent credit ratings for the parent company and the Bank are as follows:

Table 40 — Credit Ratings

February 13, 2009
	Senior Unsecured	Subordinated
	Notes	Notes	Short-term	Outlook
Huntington Bancshares Incorporated
Moody’s Investor Service	A3	Baal	P-2	Negative
Standard and Poor’s	BBB	BBB-	A-2	Negative
Fitch Ratings	A-	BBB+	F1	Stable

The Huntington National Bank
Moody’s Investor Service	A2	A3	P-1	Negative
Standard and Poor’s	BBB+	BBB	A-2	Negative
Fitch Ratings	A-	BBB+	F1	Stable

A security rating is not a recommendation to buy, sell, or hold securities, is subject to revision or withdrawal at any time by the assigning rating organization, and should be evaluated independently of any other rating.

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

Through our credit process, we monitor the credit risks of outstanding standby letters of credit. When it is probable that a standby letter of credit will be drawn and not repaid in full, losses are recognized in the provision for credit losses. At December 31, 2008, we had $1.3 billion of standby letters of credit outstanding, of which 49% were collateralized. Included in this $1.3 billion total are

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

letters of credit issued by the Bank that support $0.5 billion of securities that were issued by our customers and sold by The Huntington Investment Company (HIC), our broker-dealer subsidiary. If the Bank’s short-term credit ratings were downgraded, the Bank could be required to obtain funding in order to purchase the entire amount of these securities pursuant to its letters of credit. Due to lower demand, investors began returning these securities to the Bank. Subsequently, the Bank tendered these securities to its trustee, where the securities were held for re-marketing, maturity, or payoff. Pursuant to the letters of credit issued by the Bank, the Bank repurchased $197.4 million of these securities, net of payments and maturities, during 2008. See “Risk Factors” included in Item 1A of our Form 10-K for the year ended December 31, 2008 for additional information.

We enter into forward contracts relating to the mortgage banking business to hedge the exposures we have from commitments to extend new residential mortgage loans to our customers and from our held-for-sale mortgage loans. At December 31, 2008 and December 31, 2007, we had commitments to sell residential real estate loans of $759.4 million and $555.9 million, respectively. These contracts mature in less than one year.

We do not believe that off-balance sheet arrangements will have a material impact on our liquidity or capital resources.

Table 41 — Contractual Obligations(1)

	At December 31, 2008
	One Year	1 to 3	3 to 5	More than
(in millions)	or Less	Years	Years	5 years	Total
Certificates of deposit and other time deposits	$13,093	$5,325	$702	$132	$19,252
Deposits without a stated maturity	18,691	—	—	—	18,691
Federal Home Loan Bank advances	221	1,292	1,068	8	2,589
Other long-term debt	266	462	453	1,150	2,331
Subordinated notes	—	143	113	1,694	1,950
Short-term borrowings	1,309	—	—	—	1,309
Operating lease obligations	47	86	77	188	398
Purchase commitments	112	116	21	4	253

(1) Amounts do not include associated interest payments.

Operational Risk

As with all companies, we are subject to operational risk. Operational risk is the risk of loss due to human error, inadequate or failed internal systems and controls, violations of, or noncompliance with, laws, rules, regulations, prescribed practices, or ethical standards, and external influences such as market conditions, fraudulent activities, disasters, and security risks. We continuously strive to strengthen our system of internal controls to ensure compliance with laws, rules and regulations, and to improve the oversight of our operational risk.

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

During 2008, we received $1.4 billion of equity capital by issuing to the U.S. Department of Treasury 1.4 million shares of Series B Preferred Stock, and a ten-year warrant to purchase up to 23.6 million shares of Huntington’s common stock, par value $0.01 per share, at an exercise price of $8.90 per share. The proceeds received were allocated to the preferred stock and additional paid-in-capital. The resulting discount on the preferred stock will be amortized, resulting in additional dilution to Huntington’s earnings per share. (See Note 15 of the Notes to the Consolidated Financial Statements for additional information regarding the Series B Preferred Stock issuance). Also, during 2008, we issued an aggregate $0.6 billion of Series A Preferred Stock. The Series A Preferred

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Stock is nonvoting and may be convertible at any time, at the option of the holder, into 83.668 shares of Huntington common stock.

As shown in Table 42, our consolidated tangible equity to assets ratio was 7.66% at December 31, 2008, an increase from 5.08% at December 31, 2007. The 258 basis point increase from December 31, 2007, primarily reflected an increase in shareholder’ equity largely due to the issuance of Series A Preferred Stock during the 2008 second quarter, and the issuance of Series B Preferred Stock during the 2008 fourth quarter as a result of our participation in the TARP voluntary CPP. (See “Risk Factors” included in Item 1A of our 2008 Form 10-K for the year ended December 31, 2008).

Table 42 — Capital Adequacy

		“Well-	At December 31,
		Capitalized”
		Minimums	2008	2007	2006	2005	2004
Total risk-weighted assets (in millions)	Consolidated		$46,994	$46,044	$31,155	$29,599	$29,542
	Bank		46,477	45,731	30,779	29,243	29,093
Ratios:
Tier 1 leverage ratio(1)	Consolidated	5.00%	9.82%	6.77%	8.00%	8.34%	8.42%
	Bank	5.00	5.99	5.99	5.81	6.21	5.66
Tier 1 risk-based capital ratio(1)	Consolidated	6.00	10.72	7.51	8.93	9.13	9.08
	Bank	6.00	6.44	6.64	6.47	6.82	6.08
Total risk-based capital ratio(1)	Consolidated	10.00	13.91	10.85	12.79	12.42	12.48
	Bank	10.00	10.71	10.17	10.44	10.56	10.16
Tangible equity / asset ratio(2)	Consolidated		7.72	5.08	6.93	7.19	7.18
Tangible common equity / asset ratio(3)	Consolidated		4.04	5.08	6.93	7.19	7.18
Tangible equity / risk-weighted assets ratio	Consolidated		8.38	5.67	7.72	7.91	7.87
Average equity / average asset ratio	Consolidated		12.85	11.40	10.70	11.40	11.50

(1)	Based on an interim decision by the banking agencies on December 14, 2006, we have excluded the impact of adopting Statement 158 from the regulatory capital calculations.

(2)	Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax, and calculated assuming a 35% tax rate.

(3)	Tangible common equity (total common equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax, and calculated assuming a 35% tax rate.

The Bank is primarily supervised and regulated by the Office of the Comptroller of the Currency (OCC), which establishes regulatory capital guidelines for banks similar to those established for bank holding companies by the Federal Reserve Board. We intend to maintain both the parent company’s and the Bank’s risk-based capital ratios at levels at which each would be considered “well-capitalized” by regulators. Regulatory capital ratios are the primary metrics used by regulators in assessing the “safety and soundness” of banks. At December 31, 2008, the Bank had Tier 1 and Total risk-based capital in excess of the minimum level required to be considered “well-capitalized” of $0.2 billion and $0.3 billion, respectively; and the parent company had Tier 1 and Total risk-based capital in excess of the minimum level required to be considered “well-capitalized” of $2.2 billion and $1.8 billion, respectively. The parent company has the ability to provide additional capital to the Bank.

Our tangible common equity (TCE) ratio at 2008 year-end was 4.04%, down from 5.08% at 2007 year-end. In recent months, equity markets have increased their focus on the absolute level of TCE ratios. This focus is not done within a “safety and soundness” context, as that is reflected through our regulatory capital ratios, but rather is more centered in stock price valuation analysis. Being mindful of this, certain actions, including selective asset sales and other reduction strategies, are under various stages of consideration and implementation to reduce the size of our balance sheet with the intent of providing additional support to our TCE ratio.

Our participation in the TARP voluntary CPP (see “Risk Factors” included in Item 1A of our 2008 Form 10-K for the year ended December 31, 2008)  increased our Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio by approximately three percentage points.

Shareholders’ equity totaled $7.2 billion at December 31, 2008. This represented an increase compared with $5.9 billion at December 31, 2007, primarily reflecting the previously discussed issuances of Series A Preferred Stock and Series B Preferred Stock in 2008.

Additionally, to accelerate the building of capital and to lower the cost of issuing the aforementioned securities, we reduced our quarterly common stock dividend to $0.1325 per common share, effective with the dividend paid July 1, 2008. The quarterly common stock dividend was further reduced to $0.01 per common share, effective with the dividend to be paid April 1, 2009.

No shares were repurchased during 2008. At the end of the period, 3.9 million shares were available for repurchase under the 2006 Repurchase Program for the year-ended December 31, 2008; however, on February 18, 2009, the 2006 Repurchase Program was terminated. Additionally, as a condition to participate in the TARP, we may not repurchase any additional shares without prior approval from the Department of Treasury.

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

We have three distinct lines of business: Regional Banking, AFDS, and the Private Financial, Capital Markets, and Insurance Group (PFCMIG). A fourth segment includes our Treasury function and other unallocated assets, liabilities, revenue, and expense. Lines of business results are determined based upon our management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around our organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. An overview of this system is provided below, along with a description of each segment and discussion of financial results.

During 2008, certain organizational changes resulted in the transfer of specific components to other lines of business. The primary transfers in 2008 were: (a) the Insurance business to PFCMIG from Treasury/Other, (b) the Franklin assets to Treasury/Other from Regional Banking, and (c) Operations and Technology Services to Regional Banking from Treasury/Other. Prior period amounts have been reclassified to conform to the current period presentation.

Acquisition of Sky Financial

The businesses acquired in the Sky Financial merger were fully integrated into each of the corresponding Huntington lines of business as of July 1, 2007. The Sky Financial merger had the largest impact to Regional Banking, but also impacted PFCMIG and Treasury/Other. For Regional Banking, the merger added two new banking regions and strengthened our presence in five regions where Huntington previously operated. The merger did not significantly impact AFDS.

Methodologies were implemented to estimate the approximate effect of the acquisition for the entire company; however, these methodologies were not designed to estimate the approximate effect of the acquisition to individual lines of business. As a result, the effect of the acquisition to the individual lines of business is not quantifiable. In the following line of business discussions for Regional Banking and PFCMIG, the discussion is primarily focused on the 2008 fourth quarter results compared with the 2008 third quarter results. We believe that this comparison provides the most meaningful analysis because: (a) the impacts of the Sky Financial acquisition are included in both periods, and (b) the comparisons of the 2008 reported results to the 2007 reported results are distorted as a result of the nonquantifiable impact of the Sky Financial acquisition to the Regional Banking and PFCMIG lines of business, however this comparison is briefly discussed, and (c) the comparisons of the 2008 fourth quarter to the 2007 fourth quarter are distorted as a result of numerous significant adjustments (see “Significant Items” located within the “Discussion of Results of Operations” section), including adjustments related to Franklin, during both the 2008 and 2007 fourth quarters. As a result, we believe that a more meaningful analysis of our core activities is obtained by comparisons to the prior quarter; as such, comparisons are less affected by the impact of the overall economic changes. As mentioned previously, AFDS was not significantly impacted by the acquisition. As a result, the AFDS line of business discussion compares full-year 2008 reported results with full-year 2007 reported results.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

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

Fee Sharing

Our lines of business operate in cooperation to provide products and services to our customers. Revenue is recorded in the line of business responsible for the related product or service. Fee sharing is recorded to allocate portions of such revenue to other lines of business involved in selling to or providing service to customers. The most significant revenues for which fee sharing is recorded relate to customer derivatives and brokerage services, which are recorded by PFCMIG and shared with Regional Banking.

Treasury/Other

The Treasury function includes revenue and expense related to assets, liabilities, and equity not directly assigned or allocated to one of the other three business segments. Assets in this segment include investment securities, bank owned life insurance, and our loan to Franklin. The financial impact associated with our FTP methodology, as described above, is also included in this segment.

Net interest income includes the impact of administering our investment securities portfolios and the net impact of derivatives used to hedge interest rate sensitivity. Noninterest income includes miscellaneous fee income not allocated to other business segments such as bank owned life insurance income, and any investment securities and trading assets gains or losses. Noninterest expense includes certain corporate administrative, merger, and other miscellaneous expenses not allocated to other business segments. The provision for income taxes for the other business segments is calculated at a statutory 35% tax rate, though our overall effective tax rate is lower. As a result, Treasury/Other reflects a credit for income taxes representing the difference between the lower actual effective tax rate and the statutory tax rate used to allocate income taxes to the other segments.

Net Income by Business Segment

The company reported net loss of $417.3 million in the 2008 fourth quarter. This compared with a net income of $75.1 million in the 2008 third quarter. The breakdown of net income for the 2008 fourth quarter by business segment is as follows:

–	Regional Banking: $6.9 million loss ($109.3 million decline compared with 2008 third quarter)

–	AFDS: $11.7 million loss ($11.7 million decline compared with 2008 third quarter)

–	PFCMIG: $10.3 million income ($11.2 million decrease compared with 2008 third quarter)

–	Treasury/Other: $408.9 million loss ($360.2 million decline compared with 2008 third quarter)

Regional Banking

(This section should be read in conjunction with Significant Items 1, 4, and 6.)

Objectives, Strategies, and Priorities

Our Regional Banking line of business provides traditional banking products and services to consumer, small business, and commercial customers located in its 11 operating regions within the six states of Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. It provides these services through a banking network of over 600 branches, and almost 1,400 ATMs, along with internet and telephone banking channels. It also provides certain services on a limited basis outside of these six states, including mortgage banking and equipment leasing. Each region is further divided into retail and commercial banking units. Retail products and services include home equity loans and lines of credit, mortgage loans, direct installment loans, small business loans, personal and business deposit products, as well as sales of investment and insurance services. At December 31, 2008, Retail Banking (including Home Lending) accounted for 52% and 85% of total Regional Banking loans and deposits, respectively. Commercial Banking serves middle market commercial banking relationships, which use a variety of banking products and services including, but not limited to, commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities.

We have a business model that emphasizes the delivery of a complete set of banking products and services offered by larger banks, but distinguished by local decision-making about the pricing and the offering of these products. Our strategy is to focus on

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

building a deeper relationship with our customers by providing a “Simply the Best” service experience. This focus on service requires continued investments in state-of-the-art platform technology in our branches, award-winning retail and business websites for our customers, extensive development of associates, and internal processes that empower our local bankers to serve our customers better. We expect the combination of local decision-making and “Simply the Best” service provides a competitive advantage and supports revenue and earnings growth.

Table 43 — Key Performance Indicators for Regional Banking

			Change from 2007		2008		Change from 3Q08
(in thousands unless otherwise noted)	2008	2007	Amount	Percent	Fourth Qtr	Third Qtr	Amount	Percent
Net interest income	$1,413,287	$1,071,975	$341,312	31.8%	$368,779	$350,672	$18,107	5.2%
Provision for credit losses	523,488	177,588	345,900	N.M.	248,765	100,328	148,437	N.M.
Noninterest income	504,991	453,881	51,110	11.3	111,752	141,119	(29,367)	(20.8)
Noninterest expense	968,820	872,607	96,213	11.0	242,354	233,887	8,467	3.6
Provision (Benefit) for income taxes	149,089	166,481	(17,392)	(10.4)	(3,706)	55,152	(58,858)	N.M.

Net income (loss)	$276,881	$309,180	$(32,299)	(10.4)%	$(6,882)	$102,424	$(109,306)	N.M. %

Total average assets (in millions)	$33,488	$27,275	$6,213	22.8%	$33,639	$33,310	$329	1.0%
Total average loans/leases (in millions)	31,382	25,052	6,330	25.3	31,814	31,365	449	1.4
Total average deposits (in millions)	32,947	26,328	6,619	25.1	32,907	33,100	(193)	(0.6)
Net interest margin	4.45%	4.22%	0.23%	5.5	4.55%	4.41%	0.14%	3.2
Net charge-offs (NCOs)	$261,903	$129,913	$131,990	N.M.	$106,722	$69,073	$37,649	54.5
NCOs as a % of average loans and leases	0.83%	0.52%	0.3%	59.6	1.33%	0.88%	0.45%	51.1
Return on average equity	12.2	19.0	(6.8)	(35.8)	(1.2)	18.0	(19.2)	N.M.
Retail banking # DDA households (eop)	896,412	896,567	(155)	(0.0)	896,412	898,966	(2,554)	(0.3)
Retail banking # new relationships 90-day cross-sell (average)	2.12	2.75	(0.63)	(22.9)	2.12	2.23	(0.11)	(4.9)
Small business # business DDA relationships (eop)	107,241	103,765	3,476	3.3	107,241	106,538	703	0.7
Small business # new relationships 90-day cross-sell (average)	2.07	2.28	(0.21)	(9.2)	2.07	2.07	—	—
Mortgage banking closed loan volume (in millions)	$3,773	$3,493	$280	8.0%	$724	$680	$44	6.5%

N.M., not a meaningful value.

eop — End of Period.

2008 Fourth Quarter versus 2008 Third Quarter

Regional Banking reported a net loss of $6.9 million in the 2008 fourth quarter, compared with net income of $102.4 million in the 2008 third quarter.

The most notable factors contributing to the $109.3 million decline in net income were a $148.4 million increase to the provision for credit losses reflecting a $37.6 million increase in NCOs and a $281.0 million increase in NALs from prior quarter levels. The increase in NCOs was entirely a result of the commercial loan portfolio as consumer NCOs declined slightly. The increase in NALs was primarily driven also by commercial NALs, which increased $273 million. The increase in both NCOs and NALs reflected the overall economic weakness across our regions. The increase in the CRE segment of our commercial loan portfolio was primarily centered in the single family home builder segment.

Fully taxable equivalent net interest income increased $18.1 million, or 5%, from the prior quarter reflecting a $0.5 billion, or 2%, increase in total average earning assets and a 14 basis point improvement in the net interest margin to 4.55% from 4.41%. The improvement in the net interest margin is largely a result of decreases in our funding costs for nonearning assets, as well as widening spreads on our loan portfolios as interest rates declined during the 2008 fourth quarter combined with continued disciplined pricing on new loan originations.

The commercial portfolio, specifically the CRE segment, primarily drove the growth in total average loans and leases. Average CRE loans increased $386 million, or 2%, primarily due to funding letters of credit that had supported floating rate bonds issued by our customers. Average C&I loans increased $87 million, or 1%. Average consumer loans were little changed compared with the prior quarter. Average residential mortgages declined $80 million, or 2%, reflecting the continued slow down of the housing markets. The decline in average residential mortgages was partially offset by home equity growth of $47 million, or 1%, as a result of the current rate environment.

Average deposits declined $0.2 billion, or 1%, compared with the prior quarter. The decline was primarily due to a decrease in foreign deposits related to two customers in our Central Ohio region. Despite a reduction in the number of DDA households,

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

consumer deposits increased $618 million, or 3%, reflecting increased marketing efforts for consumer time deposit accounts in the fourth quarter. The decline in number of DDA households was centered primarily in our Central Indiana region, which has had significant consumer account attrition resulting from the Sky Financial acquisition. We are optimistic that this account attrition trend will curtail in 2009. Although the number of DDA households declined, total consumer deposits for our Central Indiana region increased $23 million, or 2%. The increase in consumer deposits was offset by a $706 million, or 8%, decline in commercial deposits, reflecting the weakening economic conditions and interest rate declines.

Noninterest income decreased $29.4 million, or 21%, primarily reflecting: (a) $5.2 million decrease in service charges on deposit accounts primarily due to a decrease in nonsufficient fund and overdraft fees, a continuing trend as a result of current economic conditions, (b) $17.2 million decrease in mortgage banking income primarily reflecting a $15.6 million decline in the net hedging impact of MSRs, and (c) $5.6 million decline in other noninterest income primarily resulting from interest rate swap losses recognized in the fourth quarter, of which, one loan relationship in the Greater Cleveland region accounted for approximately 80%.

Noninterest expense increased $8.5 million, or 4%, reflecting: (a) $2.4 million increase in marketing expense as a result of considerable marketing efforts in the 2008 fourth quarter, (b) $2.0 million increase in personnel expense resulting from lower salary deferrals driven by lower origination activity (c) $1.4 million increase in commercial loan collections expense, and (d) $1.1 million increase in franchise and other taxes.

2008 versus 2007

Regional Banking reported net income of $276.9 million in 2008, compared with net income of $309.2 million in 2007. The $32.3 million decline included a $345.9 million increase in provision for credit losses reflecting a $132.0 million increase in NCOs, and a $526 million increase in NALs compared with the prior year-end. The increase in NCOs was driven by the $92.1 million increase in the commercial loan portfolio. The increase in NALs was primarily driven by the commercial NALs, which increased $490 million. The increase in both NCOs and NALs reflected the overall economic weakness across our regions. The increase in the CRE segment of our commercial loan portfolio was primarily centered in the single family home builder segment. The increase to provision for credit losses was partially offset by the net positive impact of the Sky Financial acquisition on July 1, 2007. The acquisition increased net interest income, noninterest income, noninterest expense, average total loans and average total deposits from the prior year.

2007 versus 2006

Regional Banking reported net income of $309.2 million in 2007, compared with $311.6 million in 2006. This decrease primarily reflected a $132.3 million increase in the provision for credit losses. This increase was largely due to the negative impact of the economic weakness in our Midwest markets, most notably among our borrowers in eastern Michigan and northern Ohio, and within the single family real estate development portfolio. The increase to the provision for credit losses was partially offset by the net positive impact of the Sky Financial acquisition on July 1, 2007. The acquisition increased net interest income, noninterest income, noninterest expense, average total loans, and average total deposits from the prior year.

Auto Finance and Dealer Services (AFDS)

(This section should be read in conjunction with Significant Item 6.)

Objectives, Strategies, and Priorities

Our AFDS line of business provides a variety of banking products and services to more than 3,400 automotive dealerships within our primary banking markets, as well as in Arizona, Florida, Tennessee, Texas, and Virginia. AFDS finances the purchase of automobiles by customers at the automotive dealerships; finances dealerships’ new and used vehicle inventories, land, buildings and other real estate owned by the dealership; finances dealership working capital needs; and provides other banking services to the automotive dealerships and their owners. Competition from the financing divisions of automobile manufacturers and from other financial institutions is intense. AFDS’ production opportunities are directly impacted by the general automotive sales business, including programs initiated by manufacturers to enhance and increase sales directly. We have been in this line of business for over 50 years.

The AFDS strategy has been to focus on developing relationships with the dealership through its finance department, general manager, and owner. An underwriter who understands each local market makes loan decisions, though we prioritize maintaining pricing discipline over market share.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Table 44 — Key Performance Indicators for Auto Finance and Dealer Services

			Change from 2007
(in thousands unless otherwise noted)	2008	2007	Amount	Percent
Net interest income	$142,966	$133,947	$9,019	6.7%
Provision for credit losses	75,155	30,603	44,552	N.M.
Noninterest income	59,870	41,745	18,125	43.4
Noninterest expense	127,897	80,924	46,973	58.0
(Benefit) Provision for income taxes	(76)	22,457	(22,533)	N.M.

Net income	$(140)	$41,708	$(41,848)	N.M. %

Total average assets (in millions)	$5,735	$5,130	$605	11.8%
Total average loans/leases (in millions)	5,857	5,198	659	12.7
Net interest margin	2.39%	2.52%	(0.13)%	(5.2)
Net charge-offs (NCOs)	$57,398	$29,289	$28,109	96.0
NCOs as a% of average loans and leases	0.98%	0.56%	0.42%	75.0
Return on average equity	(0.1)	22.9	(23.0)	N.M.
Automobile loans production (in millions)	$2,212.5	$1,910.7	$302	15.8
Automobile leases production (in millions)	209.7	316.3	(106.6)	(33.7)

N.M., not a meaningful value.

2008 versus 2007

AFDS reported a net loss of $0.1 million during 2008, compared with net income of $41.7 million in 2007. This decline primarily reflected a $44.6 million increase to the provision for credit losses resulting from the continuing economic and automobile industry related weaknesses in our regions, as well as declines in values of used vehicles, which have resulted in lower recovery rates on sales of repossessed vehicles.

Fully taxable equivalent net interest income increased $9.0 million, or 7%, reflecting strong automobile loan origination volumes which totaled $2.2 billion during 2008, compared with $1.9 billion in 2007. Although declining in recent months, automobile loan origination volumes increased 16% during 2008 compared with 2007. This increase reflected the consistent execution of our commitment of service quality to our dealers, as well as market dynamics that have resulted in some competitors reducing their automobile lending activities. Average lease balances (operating and direct leases, combined), declined $0.5 billion reflecting consistent declines in automobile lease production volumes since the 2007 second quarter, as well as the decision during the 2008 fourth quarter to discontinue lease origination activities. The increase in total net average loans and leases was partially offset by a decline in the net interest margin to 2.39% in 2008 from 2.52% in 2007 due to higher balances of noninterest earning assets, primarily operating leases.

Noninterest income (excluding operating lease income) declined $13.9 million primarily reflecting declines in servicing income as our serviced-loan portfolio continued to run-off, lower fee income from the sale of Huntington Plus loans as this program was reduced and ultimately discontinued in 2008, and declines in fee income associated with customers exercising their purchase options on leased vehicles.

Noninterest expense (excluding operating lease expense) increased $20.9 million primarily reflecting a $17.7 million increase in losses on sales of vehicles returned at the end of their lease terms. At 2008 year-end, market values for used vehicles, as measured by the Manheim Used Vehicle Value Index, declined to the lowest levels since April 1995.

Automobile operating lease income increased $5.9 million and consisted of a $32.0 million increase in noninterest income, offset by a $26.1 million increase in noninterest expense. These increases primarily reflected a significant increase in operating lease assets resulting from all automobile lease originations since the 2007 fourth quarter being recorded as operating leases. However, as previously noted, lease origination activities were discontinued during the 2008 fourth quarter.

2007 versus 2006

AFDS reported net income of $41.7 million in 2007, compared with $59.8 million in 2006. This decrease primarily reflected: (1) $16.4 million increase to the provision for credit losses due to economic weaknesses in our markets, (2) $9.2 million decrease in net automobile operating lease income due to lower average operating lease assets, (3) $6.6 million decline in nonrelated automobile operating lease noninterest income, reflecting declines in lease termination income and servicing income due to lower underlying balances, and (4) $1.1 million decline in net interest income due to tightening yields.

These above factors were partially offset by the benefit of a decreased provision for income taxes, and a $5.3 million decline in nonrelated automobile operating lease noninterest expense, primarily reflecting a decline in lease residual value insurance and other residual value related losses due to an overall decline in the lease portfolio.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Private Financial, Capital Markets, and Insurance Group (PFCMIG)

(This section should be read in conjunction with Significant Items 1, 5, and 6.)

Objectives, Strategies, and Priorities

PFCMIG provides products and services designed to meet the needs of higher net worth customers. Revenue results from the sale of trust, asset management, investment advisory, brokerage, insurance and private banking products and services. The Insurance Group provides retail and commercial insurance agency services. PFCMIG also focuses on financial solutions for corporate and institutional customers that include investment banking, sales and trading of securities, mezzanine capital financing, and interest rate risk management products. To serve higher net worth customers, a unique distribution model is used that employs a single, unified sales force to deliver products and services mainly through Regional Banking distribution channels. PFCMIG provides investment management and custodial services to the Huntington Funds, which consists of 32 proprietary mutual funds, including 11 variable annuity funds. Huntington Funds assets represented 29% of the approximately $13.3 billion total assets under management at December 31, 2008. The Huntington Investment Company offers brokerage and investment advisory services to both Regional Banking and PFCMIG customers through a combination of licensed investment sales representatives and licensed personal bankers. PFCMIG provides a complete array of insurance products including individual life insurance products ranging from basic term-life insurance to estate planning, group life and health insurance, property and casualty insurance, mortgage title insurance, and reinsurance for payment protection products.

PFCMIG’s primary goals are to consistently increase assets under management by offering innovative products and services that are responsive to our clients’ changing financial needs and to grow the balance sheet mainly through increased loan volume achieved through improved cross-selling efforts. To grow managed assets, the Huntington Investment Company sales team has been utilized as the distribution source for trust and investment management.

Table 45 — Key Performance Indicators for Private Financial, Capital Markets, and Insurance Group

			Change from 2007		2008		Change from 3Q08
(in thousands unless otherwise noted)	2008	2007	Amount	Percent	Fourth Qtr	Third Qtr	Amount	Percent
Net interest income	$103,186	$83,208	$19,978	24.0%	$27,822	$25,676	$2,146	8.4%
Provision for credit losses	20,820	11,672	9,148	78.4	6,988	2,700	4,288	N.M.
Noninterest income	254,372	201,170	53,202	26.4	58,462	68,765	(10,303)	(15.0)
Noninterest expense	246,446	203,806	42,640	20.9	63,494	58,733	4,761	8.1
Provision for income taxes	31,603	24,116	7,487	31.0	5,531	11,553	(6,022)	(52.1)

Net income	$58,689	$44,784	$13,905	31.0%	$10,271	$21,455	$(11,184)	(52.1)%

Total average assets (in millions)	$3,137	$2,565	$572	22.3%	$3,250	$3,088	$162	5.2%
Total average loans/leases (in millions)	2,594	2,185	409	18.7	2,629	2,599	30	1.2
Net interest margin	3.86%	3.70%	0.16%	4.3	4.06%	3.82%	0.24%	6.3
Net charge-offs (NCOs)	$15,497	$9,933	$5,564	56.0	$11,303	$689	$10,614	N.M.
NCOs as a % of average loans and leases	0.60%	0.45%	0.15%	33.3	1.71%	0.11%	1.60%	N.M.
Return on average equity	22.6	23.8	(1.2)	(5.0)	14.5	31.0	(16.5)	(53.2)
Noninterest income shared with other lines-of-business(fee sharing)(1)	52,328	40,731	11,597	28.5	11,145	10,584	561	5.3
Total assets under management (in billions)	13.3	16.3	(3.0)	(18.4)	13.3	14.3	(1.0)	(7.0)
Total trust assets (in billions)	$44.0	$60.1	$(16.1)	(26.8)%	$44.0	$49.7	$(5.7)	(11.5)%

N.M., not a meaningful value.

(1)	Amount is not included in noninterest income reported above.

2008 Fourth Quarter versus 2008 Third Quarter

PFCMIG reported net income of $10.3 million in the 2008 fourth quarter, compared with $21.5 million in the 2008 third quarter.

The primary factors contributing to the decrease of $11.2 million: (a) $4.3 million increase in provision for credit losses primarily as a result of increased NCOs, which included the impact of a net $5.5 million charge-off in the mezzanine lending portfolio and (b) $5.3 million decrease in other noninterest income primarily reflecting a $5.0 million decline in the equity funds portfolio ($1.8 million loss in the current quarter, compared with $3.2 million gain in the prior quarter).

Net interest income increased $2.1 million, or 8%, reflecting a 24 basis point improvement in the net interest margin to 4.06% from 3.82%. The increase in the net interest margin reflected a 14 basis point impact associated with interest received on a

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

mezzanine NAL that was repaid combined with increased spreads on the home equity portfolio due to the timing differences between customer-rate resets and interest rate declines.

In addition to the decline in the equity funds portfolio discussed above, noninterest income decreased as a result of: (a) $3.2 million decline in trust services income mainly reflecting a $5.7 billion decline in total trust assets due to the impact of lower market values, and (b) $1.8 million decline in brokerage and insurance income primarily reflecting the general decline in market and economic conditions.

Noninterest expense increased $4.8 million, or 8%. This increase resulted primarily from: (a) $2.6 million increase in other noninterest expense primarily resulting from the increased expense associated with partnership distributions to the mezzanine lending joint venture partner and (b) $2.1 million increase in personnel expense largely due to increased commission expense.

2008 versus 2007

PFCMIG reported net income of $58.7 million in 2008, compared with $44.8 million in 2007. This increase primarily reflected the impact of the Sky Financial acquisition on July 1, 2007, and a $14.1 million improvement in the market value adjustments to the equity funds portfolio. These benefits were partially offset by: (a) $9.1 million increase in provision for credit losses resulting from a 15 basis point increase in NCOs primarily reflecting increased charge-offs in the home equity portfolio, and (b) a decrease in total managed assets to $13.3 billion from $16.3 billion reflecting the impact of lower market values associated with the decline in the general economic and market conditions.

2007 versus 2006

PFCMIG reported net income of $44.8 million in 2007, compared with $61.9 million in 2006. This decrease primarily reflected the negative market value adjustments to the equity funds portfolio, partially offset by the positive impact of the Sky Financial acquisition to net interest income and noninterest income. Noninterest income was also positively impacted by the acquisition of Unified Fund Services on December 31, 2006, and the growth of managed assets to $16.3 billion from $12.2 billion.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

RESULTS FOR THE FOURTH QUARTER

Earnings Discussion

2008 fourth quarter results were a net loss of $417.3 million, or $1.20 per common share, compared with a net loss of $239.3 million, or $0.65 per common share, in the year-ago quarter. Significant items impacting 2008 fourth quarter performance included (see table below):

–	$454.3 million pre-tax ($0.81 per common share) negative impact related to our relationship with Franklin consisting of:

–	$438.0 million of provision for credit losses,

–	$9.0 million of interest income reversals as the loans were placed on nonaccrual loan status, and

–	$7.3 million of interest rate swap losses.

–	$141.7 million pre-tax ($0.25 per common share) negative impact of net market-related losses consisting of:

–	$127.1 million of securities losses, related to OTTI on certain investment securities,

–	$12.6 million net negative impact of MSR hedging consisting of a $22.1 million net impairment loss reflected in noninterest income, partially offset by a $9.5 million net interest income benefit, and

–	$2.0 million of equity investment losses.

–	$2.9 million ($0.01 per common share) increase to provision for income taxes, representing an increase to the previously established capital loss carryforward valuation allowance related to the decline in value of Visa® shares held and the reduction of shares resulting from the revised conversion ratio.

–	$4.6 million pre-tax ($0.01 per common share) decline in other noninterest expense, representing a partial reversal of the 2007 fourth quarter accrual of $24.9 million for our portion of the bank guaranty covering indemnification charges against Visa® following its funding of an escrow account for a portion of such indemnification.

Table 46 — Significant Items Impacting Earnings Performance Comparisons

	Three Months Ended
	Impact(1)
(in millions, except per share amounts)	Pre-tax		EPS(2)
December 31, 2008 — GAAP loss	$(417.3	)(2)	($1.20)
– Franklin relationship	(454.3)		(0.81)
– Net market-related losses	(141.7)		(0.25)
– Visa®-related deferred tax valuation allowance provision	(2.9	)(2)	(0.01)
– Visa® indemnification	4.6		0.02
September 30, 2008 — GAAP earnings	$75.1	(2)	$0.17
– Net market-related losses	(47.1)		(0.08)
– Visa®-related deferred tax valuation allowance provision	(3.7	)(2)	(0.01)
December 31, 2007 — GAAP earnings	($239.3)		($0.65)
– Franklin relationship restructuring	(423.6)		(0.75)
– Net market-related losses	(63.5)		(0.11)
– Merger costs	(44.4)		(0.08)
– Visa® indemnification charge	(24.9)		(0.04)
– Increases to litigation reserves	(8.9)		(0.02)

(1)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted
(2)	After-tax

Net Interest Income, Net Interest Margin, Loans and Average Balance Sheet

(This section should be read in conjunction with Significant Item 2.)

Fully taxable equivalent net interest income decreased $8.3 million, or 2%, from the year-ago quarter. This reflected the unfavorable impact of an 8 basis point decline in the net interest margin to 3.18%. Average earning assets increased $0.3 billion, or 1%, reflecting a $1.3 billion, or 3%, increase in average total loans and leases, partially offset by declines in other earning assets, most notably federal funds sold.

Table 47 details the $1.3 billion increase in average loans and leases.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Table 47 — Loans and Leases — 4Q08 vs. 4Q07

	Fourth Quarter		Change
(in billions)	2008	2007	Amount	Percent
Average Loans and Leases
Commercial and industrial	$13.7	$13.3	$0.5	4%
Commercial real estate	10.2	9.1	1.2	13

Total commercial	24.0	22.3	1.6	7

Automobile loans and leases	4.5	4.3	0.2	5
Home equity	7.5	7.3	0.2	3
Residential mortgage	4.7	5.4	(0.7)	(13)
Other consumer	0.7	0.7	(0.1)	(7)

Total consumer	17.5	17.8	(0.3)	(2)

Total loans and leases	$41.4	$40.1	$1.3	3%

The $1.3 billion, or 3%, increase in average total loans and leases primarily reflected:

–	$1.6 billion, or 7%, increase in average total commercial loans, with growth reflected in both C&I loans and CRE loans. The $1.2 billion, or 13%, increase in average CRE loans reflected a combination of factors, including the previously mentioned funding of letters of credit that had supported floating rate bonds, loans to existing borrowers, and draws on existing commitments, and loans to new business customers. The new loan activity, both to existing and new customers, was focused on traditional income producing property types and was not related to the single family residential developer segment. The $0.5 billion, or 4%, growth in average C&I loans reflected a combination of draws associated with existing commitments, new loans to existing borrowers, and some originations to new high credit quality customers. Given our consistent positioning in the market, we have been able to attract new relationships that historically dealt exclusively with competitors. These “house account” types of relationships are typically the highest quality borrowers and bring with them the added benefit of significant new deposit and other noncredit relationships.

Partially offset by:

–	$0.3 billion, or 2%, decrease in average total consumer loans. This reflected a $0.7 billion, or 13%, decline in average residential mortgages, reflecting the impact of a loan sale in the 2008 second quarter, as well as the continued slump in the housing markets. Average home equity loans increased 3%, due to significant activity in home equity lines, particularly in the second half of the year due to the significantly lower rate environment. There was a decrease in the level of home equity loans, as borrowers moved back to the variable-rate product. Huntington has underwritten home equity lines with credit policies designed to continue to improve the risk profile of the portfolio. Notably, our interest rate stress policies associated with this variable-rate product continue to be in place. While clearly some borrowers have increased their funding percentage, the overall funding percentage on the home equity lines increased only slightly to 48%. Average automobile loans and leases increased 5% from the year-ago quarter, despite the dramatic decline in automobile sales that negatively affected growth in the 2008 fourth quarter due to the growth experienced earlier in 2008. Even though automobile loan origination volumes have declined, the impact of prepayments on this portfolio is lower because of loan sales in prior years.

Table 48 details the $0.1 billion reported decrease in average total deposits.

Table 48 — Deposits — 4Q08 vs. 4Q07

	Fourth Quarter		Change
(in billions)	2008	2007	Amount	Percent
Average Deposits
Demand deposits — noninterest bearing	$5.2	$5.2	$(0.0)	(0)%
Demand deposits — interest bearing	4.0	3.9	0.1	2
Money market deposits	5.5	6.8	(1.3)	(20)
Savings and other domestic deposits	4.8	5.0	(0.2)	(3)
Core certificates of deposit	12.5	10.7	1.8	17

Total core deposits	32.0	31.7	0.3	1
Other deposits	5.6	6.0	(0.4)	(7)

Total deposits	$37.6	$37.7	$(0.1)	(0)%

The $0.1 billion decrease in average total deposits reflected growth in average total core deposits, as average other deposits declined. Changes from the year-ago period reflected the continuation of customers transferring funds from lower rate to higher rate accounts like certificates of deposits as short-term rates have fallen. Specifically, average core certificates of deposit increased $1.8 billion, or 17%, whereas average money market deposits and savings and other domestic deposits decreased 20% and 3%, respectively.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Provision for Credit Losses

(This section should be read in conjunction with Significant Item 2.)

The provision for credit losses in the 2008 fourth quarter was $722.6 million, up $597.2 million from the third quarter, of which $438.0 million reflected the Franklin relationship actions during the current quarter. The provision for credit losses in the current quarter was $210.5 million higher than in the year-ago quarter. (See “Franklin Relationship” located within the “Credit Risk” section and “Significant Items” located within the “Discussion of Results of Operations” section for additional details).

Noninterest Income

(This section should be read in conjunction with Significant Items 2, 4, 5 and 6.)

Noninterest income decreased $103.5 million, or 61%, from the year-ago quarter.

Table 49 — Noninterest Income — 4Q08 vs. 4Q07

					Change attributable to:
	Fourth Quarter		Change				Other
					Significant
(in thousands)	2008	2007	Amount	Percent	Items		Amount	Percent
Service charges on deposit accounts	$75,247	$81,276	$(6,029)	(7.4)%	$—		$(6,029)	(7.4)%
Brokerage and insurance income	31,233	30,288	945	3.1	—		945	3.1
Trust services	27,811	35,198	(7,387)	(21.0)	—		(7,387)	(21.0)
Electronic banking	22,838	21,891	947	4.3	—		947	4.3
Bank owned life insurance income	13,577	13,253	324	2.4	—		324	2.4
Automobile operating lease income	13,170	2,658	10,512	N.M.	—		10,512	N.M.
Mortgage banking income	(6,747)	3,702	(10,449)	N.M.	(10,318	)(1)	(131)	(3.5)
Securities (losses) gains	(127,082)	(11,551)	(115,531)	N.M.	(115,531	)(2)	—	0.0
Other income	17,052	(6,158)	23,210	N.M.	34,088	(3)	(10,878)	N.M.

Total noninterest income	$67,099	$170,557	$(103,458)	(60.7)%	$(91,761)		$(11,697)	(6.9)%

N.M., not a meaningful value.

(1)	Refer to Significant Item 4 of the “Significant Items” discussion.

(2)	Refer to Significant Item 5 of the “Significant Items” discussion.

(3)	Refer to Significant Items 2, 5, and 7 of the “Significant Items” discussion.

The $103.5 million decrease in total noninterest income reflected the $91.8 million negative impact in the current quarter from significant items (see “Significant Items” located within the “Discussion of Results of Operations” section), as well as a 12% decline in the remaining components of noninterest income. The $10.9 million decline in other income reflected lower capital markets income.

Noninterest Expense

(This section should be read in conjunction with Significant Items 1 and 3.)

Noninterest expense decreased $49.5 million, or 11%, from the year-ago quarter.

Table 50 — Noninterest Expense — 4Q08 vs. 4Q07

						Change attributable to:
	Fourth Quarter		Change					Other
					Restructuring/	Significant
(in thousands)	2008	2007	Amount	Percent	Merger Costs	Items		Amount	Percent(1)
Personnel costs	$196,785	$214,850	$(18,065)	(8.4)%	$(22,780)	$—		$4,715	2.5%
Outside data processing and other services	31,230	39,130	(7,900)	(20.2)	(7,005)	—		(895)	(2.8)
Net occupancy	22,999	26,714	(3,715)	(13.9)	(1,204)	—		(2,511)	(9.8)
Equipment	22,329	22,816	(487)	(2.1)	(175)	—		(312)	(1.4)
Amortization of intangibles	19,187	20,163	(976)	(4.8)	—	—		(976)	(4.8)
Professional services	17,420	14,464	2,956	20.4	(3,447)	—		6,403	58.1
Marketing	9,357	16,175	(6,818)	(42.2)	(6,915)	—		97	1.0
Automobile operating lease expense	10,483	1,918	8,565	N.M.	—	—		8,565	N.M.
Telecommunications	5,892	8,513	(2,621)	(30.8)	(954)	—		(1,667)	(22.1)
Printing and supplies	4,175	6,594	(2,419)	(36.7)	(1,043)	—		(1,376)	(24.8)
Other expense	50,237	68,215	(17,978)	(26.4)	(893)	(29,430	)(2)	12,345	18.3

Total noninterest expense	$390,094	$439,552	$(49,458)	(11.3)%	$(44,416)	$(29,430)		$24,388	6.2%

N.M., not a meaningful value.

(1)	Calculated as other / (prior period + restructuring/merger costs)

(2)	Refer to Significant Item 3 of the “Significant Items” discussion.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Of the $49.5 million decline, $44.4 million represented Sky Financial merger/restructuring costs in the year-ago quarter with $29.4 million from significant items (see “Significant Items” discussion located within the “Discussion of Results of Operations” section). The remaining $24.4 million, or 6%, increase primarily reflected a $12.3 million, or 18%, increase in other expense due to higher automobile lease residual losses, corporate insurance expense, and FDIC insurance premiums.

Income Taxes

The provision for income taxes in the 2008 fourth quarter was a benefit of $251.9 million, resulting in an effective tax rate benefit of 37.6%. The effective tax rates in prior quarter and year-ago quarters were 18.5% and a benefit of 39.9% respectively.

Credit Quality

Credit quality performance in the 2008 fourth quarter was negatively impacted by the Franklin relationship actions (see “Franklin Relationship” located within the “Credit Risk” section and “Significant Items” located within the “Discussion of Results of Operations” section), as well as accelerated economic weakness in our Midwest markets. These economic factors influenced the performance of NCOs and NALs, as well as an expected commensurate significant increase in the provision for credit losses (see “Provision for Credit Losses” located within the “Discussion of Results of Operations” section) that significantly increased the absolute and relative levels of our ACL.

Net Charge-offs

(This section should be read in conjunction with Significant Item 2.)

Total NCOs for the 2008 fourth quarter were $560.6 million, or an annualized 5.41% of average total loans and leases. This was up significantly from total NCOs in the year-ago quarter of $377.9 million, or an annualized 3.77%. The 2008 fourth quarter, as well as the year-ago quarter, included Franklin relationship-related NCOs of $423.3 million and $308.5 million, respectively.

Total commercial NCOs for the 2008 fourth quarter were $511.8 million, or an annualized 8.54% of related loans, up from the year-ago quarter of $344.6 million, or an annualized 6.18%. Franklin relationship-related NCOs in the current and year-ago quarter were $423.3 million and $308.5 million, respectively. Non-Franklin C&I NCOs in the 2008 fourth quarter were $50.2 million, or an annualized 1.58%, of related loans. The current quarter’s non-Franklin C&I NCOs reflected the impact of two relationships totaling $11.5 million, with the rest of the increase spread among smaller loans across the portfolio.

Current quarter CRE NCOs were $38.4 million, or an annualized 1.50%, up from $20.7 million, or an annualized 0.92% in the prior quarter. The fourth quarter losses were centered in the single family home builder portfolio, spread across our regions.

Total consumer NCOs in the current quarter were $48.8 million, or an annualized 1.12% of related loans, up from $33.3 million, or an annualized 0.75%, in the year-ago quarter.

Automobile loan and lease NCOs were $18.6 million, or an annualized 1.64% in the current quarter, up from 0.96% in the year-ago period. NCOs for automobile loans were an annualized 1.53% in the current quarter, up from 0.96% in the year-ago quarter, with NCOs for automobile leases also increasing to an annualized 2.31% from 0.96%. Both automobile loan and automobile lease NCOs continued to be negatively impacted by declines in used car prices, with automobile lease NCO rates also being negatively impacted by a portfolio that is in a run-off mode. Although we anticipate that automobile loan and lease NCOs will remain under pressure due to continued economic weakness in our markets, we believe that our focus on prime borrowers over the last several years will continue to result in better performance relative to other peer bank automobile portfolios.

Home equity NCOs in the 2008 fourth quarter were $19.2 million, or an annualized 1.02%, up from an annualized 0.67%, in the year-ago quarter. This portfolio continued to be negatively impacted by the general economic and housing market slowdown. The impact was evident across our footprint, particularly so in our Michigan markets. Given that we have no exposure to the very volatile West Coast and minimal exposure to Florida markets, less than 10% of the portfolio was originated via the broker channel, and our conservative assessment of the borrower’s ability to repay at the time of underwriting, we continue to believe our home equity NCO experience will compare very favorably relative to the industry.

Residential mortgage NCOs were $7.3 million, or an annualized 0.62% of related average balances. This was up from an annualized 0.25% in the year-ago quarter. The residential portfolio is subject to the regional economic and housing related pressures, and we expect to see additional stress in our markets in future periods. Our portfolio performance will continue to be positively impacted by our origination strategy that specifically excluded the more exotic mortgage structures. In addition, loss mitigation strategies have been in place for over a year and are helping to successfully address risks in our ARM portfolio.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Nonaccrual Loans (NALs) and Nonperforming Assets (NPAs)

(This section should be read in conjunction with Significant Item 2.)

NALs were $1,502.1 million at December 31, 2008, and represented 3.66% of total loans and leases. This was significantly higher than $319.8 million, or 0.80%, at the end of the year-ago period. Of the $1,182.4 million increase in NALs from the end of the year-ago quarter, $650.2 million were related to the placing of the Franklin portfolio on nonaccrual status, $297.3 million increase in CRE NALs and a $194.8 million increase in non-Franklin-related C&I NALs.

NPAs, which include NALs, were $1,636.6 million at December 31, 2008. This was significantly higher than the $472.9 million at the end of the year-ago period. The $1,163.7 million increase in NPAs from the end of the year-ago period reflected the $1,182.4 million increase in NALs.

The over 90-day delinquent, but still accruing, ratio was 0.50% at December 31, 2008, up from 0.35% at the end of the year-ago quarter. The 15 basis point increase in the 90-day delinquent ratio from December 31, 2007, primarily reflected increases in loan balances over 90-days delinquent in our commercial real estate and residential mortgage portfolios.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Table 51 — Selected Quarterly Income Statement Data(1)

	2008				2007
(in thousands, except per share amounts)	Fourth	Third	Second	First	Fourth	Third	Second	First
Interest income	$662,508	$685,728	$696,675	$753,411	$814,398	$851,155	$542,461	$534,949
Interest expense	286,143	297,092	306,809	376,587	431,465	441,522	289,070	279,394

Net interest income	376,365	388,636	389,866	376,824	382,933	409,633	253,391	255,555
Provision for credit losses	722,608	125,392	120,813	88,650	512,082	42,007	60,133	29,406

Net interest income (loss) after provision for credit losses	(346,243)	263,244	269,053	288,174	(129,149)	367,626	193,258	226,149

Service charges on deposit accounts	75,247	80,508	79,630	72,668	81,276	78,107	50,017	44,793
Brokerage and insurance income	31,233	34,309	35,694	36,560	30,288	28,806	17,199	16,082
Trust services	27,811	30,952	33,089	34,128	35,198	33,562	26,764	25,894
Electronic banking	22,838	23,446	23,242	20,741	21,891	21,045	14,923	13,208
Bank owned life insurance income	13,577	13,318	14,131	13,750	13,253	14,847	10,904	10,851
Automobile operating lease income	13,170	11,492	9,357	5,832	2,658	653	1,611	2,888
Mortgage banking (loss) income	(6,747)	10,302	12,502	(7,063)	3,702	9,629	7,122	9,351
Securities (losses) gains	(127,082)	(73,790)	2,073	1,429	(11,551)	(13,152)	(5,139)	104
Other income (loss)	17,052	37,320	26,712	57,707	(6,158)	31,177	32,792	22,006

Total noninterest income	67,099	167,857	236,430	235,752	170,557	204,674	156,193	145,177

Personnel costs	196,785	184,827	199,991	201,943	214,850	202,148	135,191	134,639
Outside data processing and other services	31,230	32,386	30,186	34,361	39,130	40,600	25,701	21,814
Net occupancy	22,999	25,215	26,971	33,243	26,714	33,334	19,417	19,908
Equipment	22,329	22,102	25,740	23,794	22,816	23,290	17,157	18,219
Amortization of intangibles	19,187	19,463	19,327	18,917	20,163	19,949	2,519	2,520
Professional services	17,420	13,405	13,752	9,090	14,464	11,273	8,101	6,482
Marketing	9,357	7,049	7,339	8,919	16,175	13,186	8,986	7,696
Automobile operating lease expense	10,483	9,093	7,200	4,506	1,918	337	875	2,031
Telecommunications	5,892	6,007	6,864	6,245	8,513	7,286	4,577	4,126
Printing and supplies	4,175	4,316	4,757	5,622	6,594	4,743	3,672	3,242
Other expense	50,237	15,133	35,676	23,841	68,215	29,417	18,459	21,395

Total noninterest expense	390,094	338,996	377,803	370,481	439,552	385,563	244,655	242,072

(Loss) Income before income taxes	(669,238)	92,105	127,680	153,445	(398,144)	186,737	104,796	129,254
(Benefit) Provision for income taxes	(251,949)	17,042	26,328	26,377	(158,864)	48,535	24,275	33,528

Net (loss) income	$(417,289)	$75,063	$101,352	$127,068	$(239,280)	$138,202	$80,521	$95,726

Dividends on preferred shares	23,158	12,091	11,151	—	—	—	—	—

Net income (loss) applicable to common shares	$(440,447)	$62,972	$90,201	$127,068	$(239,280)	$138,202	$80,521	$95,726

Average common shares — basic	366,054	366,124	366,206	366,235	366,119	365,895	236,032	235,586
Average common shares — diluted (2)	366,054	367,361	367,234	367,208	366,119	368,280	239,008	238,754

Per common share
Net (loss) income — basic	$(1.20)	$0.17	$0.25	$0.35	$(0.65)	$0.38	$0.34	$0.40
Net (loss) income — diluted	(1.20)	0.17	0.25	0.35	(0.65)	0.38	0.34	0.40
Cash dividends declared	0.1325	0.1325	0.1325	0.2650	0.2650	0.2650	0.2650	0.2650
Return on average total assets	(3.04)%	0.55%	0.73%	0.93%	(1.74)%	1.02%	0.92%	1.11%
Return on average total shareholders’ equity	(23.7)	4.7	6.4	8.7	(15.3)	8.8	10.6	12.9
Return on average tangible shareholders’ equity (3)	(43.2)	11.6	15.0	22.0	(30.7)	19.7	13.5	16.4
Net interest margin (4)	3.18	3.29	3.29	3.23	3.26	3.52	3.26	3.36
Efficiency ratio (5)	64.6	50.3	56.9	57.0	73.5	57.7	57.8	59.2
Effective tax rate (benefit)	(37.6)	18.5	20.6	17.2	(39.9)	26.0	23.2	25.9

Revenue — fully taxable equivalent (FTE)
Net interest income	$376,365	$388,636	$389,866	$376,824	$382,933	$409,633	$253,391	$255,555
FTE adjustment	3,641	5,451	5,624	5,502	5,363	5,712	4,127	4,047

Net interest income (4)	380,006	394,087	395,490	382,326	388,296	415,345	257,518	259,602
Noninterest income	67,099	167,857	236,430	235,752	170,557	204,674	156,193	145,177

Total revenue (4)	$447,105	$561,944	$631,920	$618,078	$558,853	$620,019	$413,711	$404,779

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to the “Significant Items” section for additional discussion regarding these key factors.
(2)	For the three-month periods ended December 31, 2008, September 30, 2008, and June 30, 2008, the impact of the convertible preferred stock issued in April of 2008 totaling 47.6 million shares, 47.6 million shares, and 39.8 million shares, respectively, were excluded from the diluted share calculations. They were excluded because the results would have been higher than basic earnings per common share (anti-dilutive) for the periods.
(3)	Net income excluding expense for amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total stockholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.
(4)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.
(5)	Noninterest expense less amortization of intangibles divided by the sum of FTE net interest income and noninterest income excluding securities (losses) gains.

Management’s Discussion and Analysis	Huntington Bancshares Incorporated

Table 52 — Quarterly Stock Summary, Key Ratios and Statistics, and Capital Data

Quarterly common stock summary	2008				2007
(in thousands, except per share amounts)	Fourth	Third	Second	First	Fourth	Third	Second	First
Common stock price, per share
High (1)	$11.650	$13.500	$11.750	$14.870	$18.390	$22.930	$22.960	$24.140
Low (1)	5.260	4.370	4.940	9.640	13.500	16.050	21.300	21.610
Close	7.660	7.990	5.770	10.750	14.760	16.980	22.740	21.850
Average closing price	8.276	7.510	8.783	12.268	16.125	18.671	22.231	23.117

Dividends, per share
Cash dividends declared on common stock	$0.1325	$0.1325	$0.1325	$0.265	$0.265	$0.265	$0.265	$0.265

Common shares outstanding
Average — basic	366,054	366,124	366,206	366,235	366,119	365,895	236,032	235,586
Average — diluted	366,054	367,361	367,234	367,208	366,119	368,280	239,008	238,754
Ending	366,058	366,069	366,197	366,226	366,262	365,898	236,244	235,714
Book value per share	$14.61	$15.86	$15.87	$16.13	$16.24	$17.08	$12.97	$12.95
Tangible book value per share (2)	5.63	6.84	6.82	7.08	7.13	8.10	10.41	10.37

Quarterly key ratios and statistics

Margin analysis-as a% of average earning assets (3)
Interest income (3)	5.57%	5.77%	5.85%	6.40%	6.88%	7.25%	6.92%	6.98%
Interest expense	2.39	2.48	2.56	3.17	3.62	3.73	3.66	3.62

Net interest margin (3)	3.18%	3.29%	3.29%	3.23%	3.26%	3.52%	3.26%	3.36%

Return on average total assets	(3.04)%	0.55%	0.73%	0.93%	(1.74)%	1.02%	0.92%	1.11%
Return on average total shareholders’ equity	(23.7)	4.7	6.4	8.7	(15.3)	8.8	10.6	12.9
Return on average tangible shareholders’ equity (4)	(43.2)	11.6	15.0	22.0	(30.7)	19.7	13.5	16.4

Capital adequacy	2008				2007
(in millions of dollars)	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Total risk-weighted assets	$46,994	$46,608	$46,602	$46,546	$46,044	$45,931	$32,121	$31,473
Tier 1 leverage ratio	9.82%	7.99%	7.88%	6.83%	6.77%	7.57%	9.07%	8.24%
Tier 1 risk-based capital ratio	10.72	8.80	8.82	7.56	7.51	8.35	9.74	8.98
Total risk-based capital ratio	13.91	12.03	12.05	10.87	10.85	11.58	13.49	12.82
Tangible common equity/asset ratio (5)	4.04	4.88	4.80	4.92	5.08	5.70	6.87	7.11
Tangible equity/asset ratio (6)	7.72	5.98	5.90	4.92	5.08	5.70	6.87	7.11
Tangible equity/risk-weighted assets ratio	8.38	6.59	6.58	5.57	5.67	6.46	7.66	7.77
Average equity/average assets	12.85	11.56	11.44	10.70	11.40	11.50	8.66	8.63

(1)	High and low stock prices are intra-day quotes obtained from NASDAQ.

(2)	Deferred tax liability related to other intangible assets is calculated assuming a 35% tax rate.

(3)	Presented on a fully taxable equivalent basis assuming a 35% tax rate.

(4)	Net income less expense for amortization of intangibles (net of tax) for the period divided by average tangible common shareholders’ equity. Average tangible common shareholders’ equity equals average total common shareholders’ equity less other intangible assets and goodwill. Other intangible assets are net of deferred tax.

(5)	Tangible common equity (total common equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax, and calculated assuming a 35% tax rate.

(6)	Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax, and calculated assuming a 35% tax rate.

Report of Management	Huntington Bankshares Incorporated

The management of Huntington (the Company) is responsible for the financial information and representations contained in the consolidated financial statements and other sections of this report. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. In all material respects, they reflect the substance of transactions that should be included based on informed judgments, estimates, and currently available information. Management maintains a system of internal accounting controls, which includes the careful selection and training of qualified personnel, appropriate segregation of responsibilities, communication of written policies and procedures, and a broad program of internal audits. The costs of the controls are balanced against the expected benefits. During 2008, the audit committee of the board of directors met regularly with Management, Huntington’s internal auditors, and the independent registered public accounting firm, Deloitte & Touche LLP, to review the scope of the audits and to discuss the evaluation of internal accounting controls and financial reporting matters. The independent registered public accounting firm and the internal auditors have free access to, and meet confidentially with, the audit committee to discuss appropriate matters. Also, Huntington maintains a disclosure review committee. This committee’s purpose is to design and maintain disclosure controls and procedures to ensure that material information relating to the financial and operating condition of Huntington is properly reported to its chief executive officer, chief financial officer, internal auditors, and the audit committee of the board of directors in connection with the preparation and filing of periodic reports and the certification of those reports by the chief executive officer and the chief financial officer.

Report of Management’s Assessment of Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company, including accounting and other internal control systems that, in the opinion of Management, provide reasonable assurance that (1) transactions are properly authorized, (2) the assets are properly safeguarded, and (3) transactions are properly recorded and reported to permit the preparation of the financial statements in conformity with accounting principles generally accepted in the United States. Huntington’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008. In making this assessment, Management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on that assessment, Management believes that, as of December 31, 2008, the Company’s internal control over financial reporting is effective based on those criteria. The Company’s internal control over financial reporting as of December 31, 2008 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing on page 80, which expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008

Stephen D. Steinour
Chairman, President, and Chief Executive Officer

Donald R. Kimble
Executive Vice President and Chief Financial Officer

February 23, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HUNTINGTON BANCSHARES INCORPORATED

To the Board of Directors and Shareholders of
Huntington Bancshares Incorporated
Columbus, Ohio

We have audited the internal control over financial reporting of Huntington Bancshares Incorporated and subsidiaries (the “Company”) as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2008 of the Company and our report dated February 23, 2009 expressed an unqualified opinion on those financial statements.

Columbus, Ohio
February 23, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
HUNTINGTON BANCSHARES INCORPORATED

To the Board of Directors and Shareholders of
Huntington Bancshares Incorporated
Columbus, Ohio

We have audited the accompanying consolidated balance sheets of Huntington Bancshares Incorporated and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntington Bancshares Incorporated and subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.

Columbus, Ohio
February 23, 2009

Consolidated Balance Sheets	Huntington Bancshares Incorporated

	December 31,
(in thousands, except number of shares)	2008	2007

Assets
Cash and due from banks	$806,693	$1,416,597
Federal funds sold and securities purchased under resale agreements	37,975	592,649
Interest bearing deposits in banks	292,561	340,090
Trading account securities	88,677	1,032,745
Loans held for sale	390,438	494,379
Investment securities	4,384,457	4,500,171
Loans and leases:
Commercial and industrial loans and leases	13,540,841	13,125,565
Commercial real estate loans	10,098,210	9,183,052
Automobile loans	3,900,893	3,114,029
Automobile leases	563,417	1,179,505
Home equity loans	7,556,428	7,290,063
Residential mortgage loans	4,761,384	5,447,126
Other consumer loans	670,992	714,998

Loans and leases	41,092,165	40,054,338
Allowance for loan and lease losses	(900,227)	(578,442)

Net loans and leases	40,191,938	39,475,896

Bank owned life insurance	1,364,466	1,313,281
Premises and equipment	519,500	557,565
Goodwill	3,054,985	3,059,333
Other intangible assets	356,703	427,970
Accrued income and other assets	2,864,466	1,486,792

Total assets	$54,352,859	$54,697,468

Liabilities and shareholders’ equity
Liabilities
Deposits in domestic offices
Demand deposits — non-interest bearing	$5,477,439	$5,371,747
Interest bearing	31,732,842	31,644,460
Deposits in foreign offices	733,005	726,714

Deposits	37,943,286	37,742,921
Short-term borrowings	1,309,157	2,843,638
Federal Home Loan Bank advances	2,588,976	3,083,555
Other long-term debt	2,331,632	1,937,078
Subordinated notes	1,950,097	1,934,276
Accrued expenses and other liabilities	1,002,570	1,206,860

Total liabilities	47,125,718	48,748,328

Shareholders’ equity
Preferred stock — authorized 6,617,808 shares;
5.00% Series B Non-voting, Cumulative Preferred Stock, par value of $0.01 and liquidation value per share of $1,000; 1,398,071 shares issued and outstanding	1,308,667	—
8.50% Series A Non-cumulative Perpetual Convertible Preferred Stock, par value and liquidiation value per share of $1,000; 569,000 shares issued and outstanding	569,000	—
Common stock —
Par value of $0.01 and authorized 1,000,000,000 shares; issued 366,972,250 and 367,000,815 shares, respectively; outstanding 366,057,669 and 366,261,676 shares respectively	3,670	3,670
Capital surplus	5,322,428	5,237,783
Less 914,581 and 739,139 treasury shares, at cost	(15,530)	(14,391)
Accumulated other comprehensive loss:
Unrealized losses on investment securities	(207,756)	(10,011)
Unrealized gains on cash flow hedging derivatives	44,638	4,553
Pension and other postretirement benefit adjustments	(163,575)	(44,153)
Retained earnings	365,599	771,689

Total shareholders’ equity	7,227,141	5,949,140

Total liabilities and shareholders’ equity	$54,352,859	$54,697,468

See Notes to Consolidated Financial Statements

Consolidated Statements of Income	Huntington Bancshares Incorporated

	Year Ended December 31,
(in thousands, except per share amounts)	2008	2007	2006

Interest and fee income
Loans and leases
Taxable	$2,447,362	$2,388,799	$1,775,445
Tax-exempt	2,748	5,213	2,154
Investment securities
Taxable	217,882	221,877	231,294
Tax-exempt	29,869	26,920	23,901
Other	100,461	100,154	37,725

Total interest income	2,798,322	2,742,963	2,070,519

Interest expense
Deposits	931,679	1,026,388	717,167
Short-term borrowings	42,261	92,810	72,222
Federal Home Loan Bank advances	107,848	102,646	60,016
Subordinated notes and other long-term debt	184,843	219,607	201,937

Total interest expense	1,266,631	1,441,451	1,051,342

Net interest income	1,531,691	1,301,512	1,019,177
Provision for credit losses	1,057,463	643,628	65,191

Net interest income after provision for credit losses	474,228	657,884	953,986

Service charges on deposit accounts	308,053	254,193	185,713
Brokerage and insurance income	137,796	92,375	58,835
Trust services	125,980	121,418	89,955
Electronic banking	90,267	71,067	51,354
Bank owned life insurance income	54,776	49,855	43,775
Automobile operating lease income	39,851	7,810	43,115
Mortgage banking income	8,994	29,804	41,491
Securities (losses), net	(197,370)	(29,738)	(73,191)
Other income	138,791	79,819	120,022

Total non-interest income	707,138	676,603	561,069

Personnel costs	783,546	686,828	541,228
Outside data processing and other services	128,163	127,245	78,779
Net occupancy	108,428	99,373	71,281
Equipment	93,965	81,482	69,912
Amortization of intangibles	76,894	45,151	9,962
Professional services	53,667	40,320	27,053
Marketing	32,664	46,043	31,728
Automobile operating lease expense	31,282	5,161	31,286
Telecommunications	25,008	24,502	19,252
Printing and supplies	18,870	18,251	13,864
Other expense	124,887	137,488	106,649

Total non-interest expense	1,477,374	1,311,844	1,000,994

(Loss) income before income taxes	(296,008)	22,643	514,061
(Benefit) provision for income taxes	(182,202)	(52,526)	52,840

Net (loss) income	$(113,806)	$75,169	$461,221

Dividends on preferred shares	46,400	—	—

Net (loss) income applicable to common shares	$(160,206)	$75,169	$461,221

Average common shares — basic	366,155	300,908	236,699
Average common shares — diluted	366,155	303,455	239,920

Per common share
Net (loss) income — basic	$(0.44)	$0.25	$1.95
Net (loss) income — diluted	(0.44)	0.25	1.92
Cash dividends declared on common stock	0.6625	1.0600	1.0000

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Shareholders’ Equity	Huntington Bancshares Incorporated

	Preferred Stock
										Accumulated
	Series B		Series A		Common Stock			Treasury Stock		Other
							Capital			Comprehensive	Retained
(in thousands)	Shares	Amount	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	Earnings	Total
Balance — January 1, 2006	—	$—	—	$—	224,682	$1,808,130	$—	(576)	$(10,380)	$(22,093)	$781,844	$2,557,501
Comprehensive Income:
Net income											461,221	461,221
Unrealized net gains on investment securities arising during the period, net of reclassification(1) for net realized losses, net of tax of $(26,369)										48,270		48,270
Unrealized gains on cash flow hedging derivatives, net of tax of ($970)										1,802		1,802
Minimum pension liability adjustment, net of tax of ($145)										269		269

Total comprehensive income												511,562

Cumulative effect of change in accounting principle for servicing financial assets, net of tax of $6,521											12,110	12,110
Cumulative effect of change in accounting for funded status of pension plans, net of tax of $44,861										(83,314)		(83,314)
Cash dividends declared ($1.00 per share)											(239,406)	(239,406)
Shares issued pursuant to acquisition					25,350	575,756						575,756
Recognition of the fair value of share-based compensation						18,574						18,574
Treasury shares purchased					(15,981)	(378,835)						(378,835)
Other share-based compensation activity					2,013	40,829						40,829
Other						310		(14)	(761)			(451)

Balance — December 31, 2006	—	—	—	—	236,064	2,064,764	—	(590)	(11,141)	(55,066)	1,015,769	3,014,326

Comprehensive Income:
Net income											75,169	75,169
Unrealized net losses on investment securities arising during the period, net of reclassification(1) for net realized losses, net of tax of $13,245										(24,265)		(24,265)
Unrealized losses on cash flow hedging derivatives, net of tax of $6,707										(12,455)		(12,455)
Change in accumulated unrealized losses for pension and other post-retirement obligations, net of tax of ($22,710)										42,175		42,175

Total comprehensive income												80,624

Assignment of $0.01 par value per share for each share of Common Stock						(2,062,403)	2,062,403					—
Cash dividends declared ($1.06 per share)											(319,249)	(319,249)
Shares issued pursuant to acquisition					129,827	1,298	3,135,239					3,136,537
Recognition of the fair value of share-based compensation							21,836					21,836
Other share-based compensation activity					1,111	11	15,943					15,954
Other							2,362	(150)	(3,250)			(888)

Balance — December 31, 2007	—	—	—	—	367,002	3,670	5,237,783	(740)	(14,391)	(49,611)	771,689	5,949,140

Cumulative effect of change in accounting principle for fair value of assets and libilities, net of tax of ($803)											1,491	1,491
Cumulative effect of changing measurement date date provisions for pension and post-retirement assets and obligations, net of tax of $4,570										(3,834)	(4,654)	(8,488)

Balance, beginning of period — as adjusted	—	—	—	—	367,002	3,670	5,237,783	(740)	(14,391)	(53,445)	768,526	5,942,143
Comprehensive Loss:
Net (loss) income											(113,806)	(113,806)
Unrealized net losses on investment securities arising during the period, net of reclassification(1) for net realized losses, net of tax of $108,131										(197,745)		(197,745)
Unrealized gains on cash flow hedging derivatives, net of tax of ($21,550)										40,021		40,021
Change in accumulated unrealized losses for pension and other post-retirement obligations, net of tax of $62,240										(115,588)		(115,588)

Total comprehensive loss												(387,118)

Issuance of Preferred Class B stock	1,398	1,306,726										1,306,726
Issuance of Preferred Class A stock			569	569,000			(18,866)					550,134
Issuance of warrants convertible to common stock							90,765					90,765
Amortization of discount		1,941									(1,941)	—
Cash dividends declared:
Common ($0.6625 per share)											(242,522)	(242,522)
Preferred Class B ($6.528 per share)											(9,126)	(9,126)
Preferred Class A ($62.097 per share)											(35,333)	(35,333)
Recognition of the fair value of share-based compensation							14,091					14,091
Other share-based compensation activity					(30)	—	(874)				(199)	(1,073)
Other(2)							(471)	(175)	(1,139)	64		(1,546)

Balance — December 31, 2008	1,398	$1,308,667	569	$569,000	366,972	$3,670	$5,322,428	(915)	$(15,530)	$(326,693)	$365,599	$7,227,141

(1)	Reclassification adjustments represent net unrealized gains or losses as of December 31 of the prior year on investment securities that were sold during the current year. For the years ended December 31, 2008, 2007, and 2006 the reclassification adjustments were $128,290, net of tax of ($69,080), $19,330, net of tax of ($10,408), and $47,574, net of tax of ($25,617), respectively.

(2)	Primarily represents net share activity for amounts held in deferred compensation plans.

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows	Huntington Bancshares Incorporated

	Year Ended December 31,
(in thousands)	2008	2007	2006
Operating activities
Net (loss) income	$(113,806)	$75,169	$461,221
Adjustments to reconcile net (loss) income to net cash provided by (used for) operating activities:
Provision for credit losses	1,057,463	643,628	65,191
Losses on investment securities	197,370	29,738	73,191
Depreciation and amortization	244,860	127,261	111,649
Change in current and deferred income taxes	(251,827)	(157,169)	(357,458)
Net decrease (increase) in trading account securities	92,976	(996,689)	24,784
Originations of loans held for sale	(3,063,375)	(2,815,854)	(2,537,999)
Principal payments on and proceeds from loans held for sale	3,096,129	2,693,132	2,532,908
Other, net	(22,461)	58,005	(149,028)

Net cash provided by (used for) operating activities	1,237,329	(342,779)	224,459

Investing activities
Increase in interest bearing deposits in banks	(228,554)	(188,971)	(48,681)
Net cash (paid) received in acquisitions	—	(80,060)	60,772
Proceeds from:
Maturities and calls of investment securities	386,232	405,482	604,286
Sales of investment securities	555,719	1,528,480	2,829,529
Purchases of investment securities	(1,338,274)	(1,317,630)	(3,015,922)
Proceeds from sales of loans	471,362	108,588	245,635
Net loan and lease originations, excluding sales	(2,358,653)	(1,746,814)	(338,022)
Purchases of operating lease assets	(226,378)	(76,940)	(29,008)
Proceeds from sale of operating lease assets	25,091	27,591	128,666
Purchases of premises and equipment	(59,945)	(109,450)	(47,207)
Proceeds from sales of other real estate	54,520	35,883	14,392
Other, net	19,172	8,471	6,856

Net cash (used for) provided by investing activities	(2,699,708)	(1,405,370)	411,296

Financing activities
Increase (decrease) in deposits	195,142	(165,625)	936,766
(Decrease) increase in short-term borrowings	(1,316,155)	1,464,542	(292,211)
Proceeds from issuance of subordinated notes	—	250,010	250,000
Maturity/redemption of subordinated notes	(76,659)	(46,660)	(4,080)
Proceeds from Federal Home Loan Bank advances	1,865,294	2,853,120	2,517,210
Maturity/redemption of Federal Home Loan Bank advances	(2,360,368)	(1,492,899)	(2,771,417)
Proceeds from issuance of long-term debt	887,111	—	935,000
Maturity of long-term debt	(540,266)	(353,079)	(1,158,942)
Net proceeds from issuance of preferred stock	1,947,625	—	—
Dividends paid on preferred stock	(23,242)	—	—
Dividends paid on common stock	(279,608)	(289,758)	(231,117)
Repurchases of common stock	—	—	(378,835)
Other, net	(1,073)	16,997	41,842

Net cash provided by (used for) financing activities	297,801	2,236,648	(155,784)

(Decrease) increase in cash and cash equivalents	(1,164,578)	488,499	479,971
Cash and cash equivalents at beginning of year	2,009,246	1,520,747	1,040,776

Cash and cash equivalents at end of year	$844,668	$2,009,246	$1,520,747

Supplemental disclosures:
Income taxes paid	$69,625	$104,645	$410,298
Interest paid	1,282,877	1,434,007	1,024,635
Non-cash activities
Common stock dividends accrued, paid in subsequent year	39,675	76,762	37,166
Preferred stock dividends accrued, paid in subsequent year	21,218	—	—
Common stock and stock options issued for purchase acquisitions	—	3,136,537	575,756

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

1. SIGNIFICANT ACCOUNTING POLICIES

–	Nature of Operations — Huntington Bancshares Incorporated (Huntington or The Company) is a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through its subsidiaries, including its bank subsidiary, The Huntington National Bank (the Bank), Huntington is engaged in providing full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, brokerage services, customized insurance service programs, and other financial products and services. Huntington’s banking offices are located in Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. Selected financial service activities are also conducted in other states including: Auto Finance and Dealer Services offices in Arizona, Florida, Nevada, New Jersey, New York, Tennessee, and Texas; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Huntington Insurance offers retail and commercial insurance agency services in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. International banking services are available through the headquarters office in Columbus and a limited purpose office located in both the Cayman Islands and Hong Kong.

–	Basis of Presentation — The consolidated financial statements include the accounts of Huntington and its majority-owned subsidiaries and are presented in accordance with accounting principles generally accepted in the United States (GAAP). All intercompany transactions and balances have been eliminated in consolidation. Companies in which Huntington holds more than a 50% voting equity interest or are a variable interest entity (VIE) in which Huntington absorbs the majority of expected losses are consolidated. Huntington evaluates VIEs in which it holds a beneficial interest for consolidation. VIEs, as defined by the Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 46 (Revised 2003), Consolidation of Variable Interest Entities (FIN 46R), are legal entities with insubstantial equity, whose equity investors lack the ability to make decisions about the entity’s activities, or whose equity investors do not have the right to receive the residual returns of the entity if they occur. VIEs in which Huntington does not absorb the majority of expected losses are not consolidated. For consolidated entities where Huntington holds less than a 100% interest, Huntington recognizes a minority interest liability (included in accrued expenses and other liabilities) for the equity held by others and minority interest expense (included in other long-term debt) for the portion of the entity’s earnings attributable to minority interests. Investments in companies that are not consolidated are accounted for using the equity method when Huntington has the ability to exert significant influence. Those investments in non-marketable securities for which Huntington does not have the ability to exert significant influence are generally accounted for using the cost method and are periodically evaluated for impairment. Investments in private investment partnerships are carried at fair value. Investments in private investment partnerships and investments that are accounted for under the equity method or the cost method are included in accrued income and other assets and Huntington’s proportional interest in the investments’ earnings are included in other non-interest income.

The preparation of financial statements in conformity with GAAP requires Management to make estimates and assumptions that significantly affect amounts reported in the financial statements. Huntington uses significant estimates and employs the judgments of management in determining the amount of its allowance for credit losses and income tax accruals and deferrals, in its fair value measurements of investment securities, derivatives, mortgage loans held for sale, mortgage servicing rights and in the evaluation of impairment of loans, goodwill, investment securities, and fixed assets. As with any estimate, actual results could differ from those estimates. Significant estimates are further discussed in the critical accounting policies included in Management’s Discussion and Analysis of Financial Condition and Results of Operations. Certain prior period amounts have been reclassified to conform to the current year’s presentation.

–	Securities — Securities purchased with the intention of recognizing short-term profits or which are actively bought and sold are classified as trading account securities and reported at fair value. The unrealized gains or losses on trading account securities are recorded in other non-interest income, except for gains and losses on trading account securities used to hedge the fair value of mortgage servicing rights, which are included in mortgage banking income. All other securities are classified as investment securities. Investment securities include securities designated as available for sale and non-marketable equity securities. Unrealized gains or losses on investment securities designated as available for sale are reported as a separate component of accumulated other comprehensive loss in the consolidated statement of changes in shareholders’ equity. Declines in the value of debt and marketable equity securities that are considered other-than-temporary are recorded in non-interest income as securities losses.

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

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

Investments are reviewed quarterly for indicators of other-than-temporary impairment. This determination requires significant judgment. In making this judgment, Management evaluates, among other factors, the expected cash flows of the security, the duration and extent to which the fair value of an investment is less than its cost, the historical and implicit volatility of the security and intent and ability to hold the investment until recovery, which may be maturity. Investments with an indicator of impairment are further evaluated to determine the likelihood of a significant adverse effect on the fair value and amount of the impairment as necessary. Once an other-than-temporary impairment is recorded, when future cash flows can be reasonable estimated, future cash flows are re-allocated between interest and principal cash flows to provide for a level-yield on the security.

–	Loans and Leases — Loans and direct financing leases for which Huntington has the intent and ability to hold for the foreseeable future (at least 12 months), or until maturity or payoff, are classified in the balance sheet as loans and leases. Loans and leases are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income. Direct financing leases are reported at the aggregate of lease payments receivable and estimated residual values, net of unearned and deferred income. Interest income is accrued as earned using the interest method based on unpaid principal balances. Huntington defers the fees it receives from the origination of loans and leases, as well as the direct costs of those activities. Huntington also acquires loans at a premium and at a discount to their contractual values. Huntington amortizes loan discounts, loan premiums and net loan origination fees and costs on a level-yield basis over the estimated lives of the related loans. Management evaluates direct financing leases individually for impairment.

Loans that Huntington has the intent to sell or securitize are classified as held for sale. Loans held for sale (excluding loans originated or acquired with the intent to sale) are carried at the lower of cost or fair value. The fair value option was elected for this financial instrument to facilitate hedging of the loans. Fair value is determined based on collateral value and prevailing market prices for loans with similar characteristics. Subsequent declines in fair value are recognized either as a charge-off or as non-interest income, depending on the length of time the loan has been recorded as held for sale. When a decision is made to sell a loan that was not originated or initially acquired with the intent to sell, the loan is reclassified into held for sale. Such reclassifications may occur, and have occurred in the past several years, due to a change in strategy in managing the balance sheet.

Automobile loans and leases include loans secured by automobiles and leases of automobiles that qualify for the direct financing method of accounting. Substantially all of the direct financing leases that qualify for that accounting method do so because, at the time of origination, the present value of the lease payments and the guaranteed residual value were at least 90% of the cost of the vehicle. Huntington records the residual values of its leases based on estimated future market values of the automobiles as published in the Automotive Lease Guide (ALG), an authoritative industry source. Prior to October 9, 2007, Huntington purchased residual value insurance which provided for the recovery of the vehicle residual value specified by the ALG at the inception of the lease. As a result, the risk associated with market driven declines in used car values was mitigated. In December 2008, Huntington reached a settlement with its residual value insurance carrier releasing such carrier from all obligations under its residual value insurance policies with Huntington in return for a lump sum one time payment.

Automobile leases originated after October 9, 2007 were not covered by a third party residual value insurance policy at the time of origination. The absence of insurance on these automobile leases required them to be recorded as operating leases (see operating lease assets below).

Residual values on leased automobiles and equipment are evaluated quarterly for impairment. Impairment of the residual values of direct financing leases is recognized by writing the leases down to fair value with a charge to other non-interest expense. Residual value losses arise if the expected fair value at the end of the lease term is less than the residual value recorded at original lease, net of estimated amounts reimbursable by the lessee. Future declines in the expected residual value of the leased equipment would result in expected losses of the leased equipment.

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

Commercial loans are evaluated periodically for impairment in accordance with the provisions of Statement No. 114, Accounting by Creditors for Impairment of a Loan (Statement 114), as amended. Statement 114 requires an allowance to be established as a component of the allowance for loan and lease losses when, based upon current information and events, it is probable that all amounts due according to the contractual terms of the loan or lease will not be collected. The amount of the impairment is

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

measured using the present value of expected future cash flows discounted at the loan’s or lease’s effective interest rate, or, as a practical expedient, the observable market price of the loan or lease, or, the fair value of the collateral if the loan or lease is collateral dependent. When the present value of expected future cash flows is used, the effective interest rate is the contractual interest rate of the loan adjusted for any premium or discount. When the contractual interest rate is variable, the effective interest rate of the loan changes over time. Interest income is recognized on impaired loans using a cost recovery method unless the receipt of principal and interest as they become contractually due is not in doubt, such as in a troubled debt restructuring (TDR). TDRs of impaired loans that continue to perform under the restructured terms continue to accrue interest.

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

For non-performing loans and leases, cash receipts are applied entirely against principal until the loan or lease has been collected in full, after which time any additional cash receipts are recognized as interest income. When, in management’s judgment, the borrower’s ability to make required interest and principal payments resumes and collectibility is no longer in doubt, the loan or lease is returned to accrual status. When interest accruals are suspended, accrued interest income is reversed with current year accruals charged to earnings and prior year amounts generally charged-off as a credit loss.

–	Sold Loans and Leases — Loans or direct financing leases that are sold are accounted for in accordance with FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (Statement No. 140). For loan or lease sales with servicing retained, an asset is also recorded for the right to service the loans sold, based on the fair value of the servicing rights.

Gains and losses on the loans and leases sold and servicing rights associated with loan and lease sales are determined when the related loans or leases are sold to the trust or third party. Fair values of the servicing rights are based on the present value of expected future cash flows from servicing the underlying loans, net of adequate compensation to service the loans. The present value of expected future cash flows is determined using assumptions for market interest rates, ancillary fees, and prepayment rates. Management also uses these assumptions to assess automobile loan servicing rights for impairment periodically. The servicing rights are recorded in accrued income and other assets in the consolidated balance sheets. Servicing revenues on mortgage and automobile loans are included in mortgage banking income and other non-interest income, respectively.

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

The determination of the allowance requires significant estimates, including the timing and amounts of expected future cash flows on impaired loans and leases, consideration of current economic conditions, and historical loss experience pertaining to pools of homogeneous loans and leases, all of which may be susceptible to change. The allowance is increased through a provision for credit losses that is charged to earnings, based on Management’s quarterly evaluation of the factors previously mentioned, and is reduced by charge-offs, net of recoveries, and the allowance associated with securitized or sold loans.

The ACL consists of two components, the transaction reserve, which includes specific reserves in accordance with Statement No. 114, and the economic reserve. Loan and lease losses related to the transaction reserve are recognized and measured pursuant to Statement No. 5, Accounting for Contingencies, and Statement No. 114, while losses related to the economic reserve are recognized and measured pursuant to Statement No. 5. The two components are more fully described below.

The transaction reserve component of the ACL includes both (a) an estimate of loss based on pools of commercial and consumer loans and leases with similar characteristics and (b) an estimate of loss based on an impairment review of each loan greater than $1 million for business-banking loans, and $500,000 for all other loans that is considered to be impaired. For commercial loans, the estimate of loss based on pools of loans and leases with similar characteristics is made through the use of a standardized loan grading system that is applied on an individual loan level and updated on a continuous basis. The reserve factors applied to these portfolios were developed based on internal credit migration models that track historical movements of

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

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

–	Other Real Estate Owned — Other real estate owned (OREO) is comprised principally of commercial and residential real estate properties obtained in partial or total satisfaction of loan obligations. OREO also includes government insured loans in the process of foreclosure. OREO obtained in satisfaction of a loan is recorded at the estimated fair value less anticipated selling costs based upon the property’s appraised value at the date of transfer, with any difference between the fair value of the property and the carrying value of the loan charged to the allowance for loan losses. Subsequent changes in value are reported as adjustments to the carrying amount, not to exceed the initial carrying value of the assets at the time of transfer. Changes in value subsequent to transfer are recorded in non-interest expense. Gains or losses not previously recognized resulting from the sale of OREO are recognized in non-interest expense on the date of sale.

–	Resell and Repurchase Agreements — Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained or is requested to be returned to Huntington in accordance with the agreement.

–	Goodwill and Other Intangible Assets — Under the purchase method of accounting, the net assets of entities acquired by Huntington are recorded at their estimated fair value at the date of acquisition. The excess cost of the acquisition over the fair value of net assets acquired is recorded as goodwill. Other intangible assets are amortized either on an accelerated or straight-line basis over their estimated useful lives. Goodwill is evaluated for impairment on an annual basis at October 1st of each year or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Other intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

–	Mortgage Banking Activities — Huntington recognizes the rights to service mortgage loans as separate assets, which are included in other assets in the consolidated balance sheets, only when purchased or when servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. Servicing rights are initially recorded at fair value. All mortgage loan servicing rights (MSRs) are subsequently carried at fair value, and are included in other assets.

To determine the fair value of MSRs, Huntington uses a option adjusted spread cash flow analysis incorporating market implied forward interest rates to estimate the future direction of mortgage and market interest rates. The forward rates utilized are derived from the current yield curve for U.S. dollar interest rate swaps and are consistent with pricing of capital markets instruments. The current and projected mortgage interest rate influences the prepayment rate; and therefore, the timing and magnitude of the cash flows associated with the MSR. Expected mortgage loan prepayment assumptions are derived from a third party model. Management believes these prepayment assumptions are consistent with assumptions used by other market participants valuing similar MSRs.

Huntington hedges the value of MSRs using derivative instruments and trading account securities. Changes in fair value of these derivatives and trading account securities are reported as a component of mortgage banking income.

–	Premises and Equipment — Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Buildings and building improvements are depreciated over an average of 30 to 40 years and 10 to 20 years, respectively. Land improvements and furniture and fixtures are depreciated over 10 years, while equipment is depreciated over a range of three to seven years. Leasehold improvements are amortized over the lesser of the asset’s useful life or the term of the related leases, including any renewal periods for which renewal is reasonably assured. Maintenance and repairs are charged to expense as incurred, while improvements that extend the useful life of an asset are capitalized and depreciated over the remaining useful

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

life. Premises and Equipment is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

–	Bank Owned Life Insurance — Huntington’s bank owned life insurance policies are carried at their cash surrender value. Huntington recognizes tax-exempt income from the periodic increases in the cash surrender value of these policies and from death benefits. A portion of cash surrender value is supported by holdings in separate accounts. Huntington has also purchased insurance for these policies to provide protection of the value of the holdings within these separate accounts. The cash surrender value of the policies exceeds the value of the underlying holdings in the separate accounts covered by these insurance policies by approximately $27 million at December 31, 2008.

–	Derivative Financial Instruments — A variety of derivative financial instruments, principally interest rate swaps, are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements. These instruments provide flexibility in adjusting Huntington’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements.

Derivative financial instruments are accounted for in accordance with Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement No. 133), as amended. This Statement requires derivative instruments to be recorded in the consolidated balance sheet as either an asset or a liability (in other assets or other liabilities, respectively) and measured at fair value, with changes to fair value recorded through earnings unless specific criteria are met to account for the derivative using hedge accounting.

Huntington also uses derivatives, principally loan sale commitments, in hedging its mortgage loan interest rate lock commitments and its mortgage loans held for sale. Mortgage loan sale commitments and the related interest rate lock commitments are carried at fair value on the consolidated balance sheet with changes in fair value reflected in mortgage banking revenue. Huntington also uses certain derivative financial instruments to offset changes in value of its residential mortgage loan servicing assets. These derivatives consist primarily of forward interest rate agreements, and forward mortgage securities. The derivative instruments used are not designated as hedges under Statement No. 133. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income.

For those derivatives to which hedge accounting is applied, Huntington formally documents the hedging relationship and the risk management objective and strategy for undertaking the hedge. This documentation identifies the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, and, unless the hedge meets all of the criteria to assume there is no ineffectiveness, the method that will be used to assess the effectiveness of the hedging instrument and how ineffectiveness will be measured. The methods utilized to assess retrospective hedge effectiveness, as well as the frequency of testing, vary based on the type of item being hedged and the designated hedge period. For specifically designated fair value hedges of certain fixed-rate debt, Huntington utilizes the short-cut method when all the criteria of paragraph 68 of Statement No. 133 are met. For other fair value hedges of fixed-rate debt, including certificates of deposit, Huntington utilizes the cumulative dollar offset or the regression method to evaluate hedge effectiveness on a quarterly basis. For fair value hedges of portfolio loans, the regression method is used to evaluate effectiveness on a daily basis. For cash flow hedges, the cumulative dollar offset method is applied on a quarterly basis. For hedging relationships that are designated as fair value hedges, changes in the fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings and offset against changes in the fair value of the hedged item. For cash flow hedges, changes in the fair value of the derivative are, to the extent that the hedging relationship is effective, recorded as other comprehensive income and subsequently recognized in earnings at the same time that the hedged item is recognized in earnings. Any portion of a hedge that is ineffective is recognized immediately as other non-interest income. When a cash flow hedge is discontinued because the originally forecasted transaction is not probable of occurring, any net gain or loss in accumulated other comprehensive income is recognized immediately as other non-interest income.

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

–	Advertising Costs — Advertising costs are expensed as incurred and recorded as a marketing expense, a component of non-interest expense.

–	Income Taxes — Income taxes are accounted for under the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future book and tax consequences attributable to temporary differences between the financial

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are determined using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income at the time of enactment of such change in tax rates. Any interest or penalties due for payment of income taxes are included in the provision for income taxes. To the extent that Huntington does not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is recorded. All positive and negative evidence is reviewed when determining how much of a valuation allowance is recognized on a quarterly basis. In determining the requirements for a valuation allowance, sources of possible taxable income are evaluated including future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in appropriate carryback years, and tax-planning strategies. Huntington applies a more likely than not recognition threshold for all tax uncertainties in accordance in FIN 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48). Huntington reviews its tax positions quarterly.

–	Treasury Stock — Acquisitions of treasury stock are recorded at cost. The reissuance of shares in treasury is recorded at weighted-average cost.

–	Share-Based Compensation — Huntington uses the fair value recognition provisions of FASB Statement No. 123 (revised 2004), Share-Based Payment (Statement No. 123R), relating to its share-based compensation plans. Under these provisions, compensation expense is recognized based on the fair value of unvested stock options and awards over the requisite service period.

–	Segment Results — Accounting policies for the lines of business are the same as those used in the preparation of the consolidated financial statements with respect to activities specifically attributable to each business line. However, the preparation of business line results requires management to establish methodologies to allocate funding costs and benefits, expenses, and other financial elements to each line of business. Changes are made in these methodologies utilized for certain balance sheet and income statement allocations performed by Huntington’s management reporting system, as appropriate.

–	Statement of Cash Flows — Cash and cash equivalents are defined as “Cash and due from banks” and “Federal funds sold and securities purchased under resale agreements.”

–	Fair Value Measurements — The Company records certain of its assets and liabilities at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurements are classified within one of three levels in a valuation hierarchy based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

2. NEW ACCOUNTING STANDARDS

Standards Adopted in 2008:

–	FASB Statement No. 157, Fair Value Measurements (Statement No. 157) — In September 2006, the FASB issued Statement No. 157. This Statement establishes a common definition for fair value to be applied to GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. Statement No. 157 is effective for fiscal years beginning after November 15, 2007. Huntington adopted Statement No. 157 effective January 1, 2008. The financial impact of this pronouncement was not material to Huntington’s consolidated financial statements (see Consolidated Statements of Changes in Shareholders’ Equity and Note 19).

In February 2008, the FASB issued two Staff Positions (FSPs) on Statement No. 157: FSP 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement Under Statement 13,” and FSP 157-2, “Effective Date of FASB Statement No. 157.” FSP 157-1 excludes fair value measurements related to leases from the disclosure requirements of Statement No. 157. FSP 157-2 delays the effective date of Statement No. 157 for all non-recurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. Huntington is applying the deferral guidance in FSP 157-2, and accordingly, has not applied the non-recurring disclosure to non-financial assets or non-financial liabilities valued at fair value on a non-recurring basis.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

In October 2008, the FASB issued FSP 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” This FSP addresses application issues related to Statement No. 157, Fair Value Measurements, in determining the fair value of a financial asset when the market for that financial asset is not active. The fair value of these securities has been calculated using a discounted cash flow model and market liquidity premiums as permitted by the FSP (see Note 19).

–	FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (Statement No. 159) — In February 2007, the FASB issued Statement No. 159. This Statement permits entities to choose to measure certain financial assets and financial liabilities at fair value. This Statement is effective for fiscal years beginning after November 15, 2007. Huntington adopted Statement No. 159, effective January 1, 2008. The impact of this new pronouncement was not material to Huntington’s consolidated financial statements (see Consolidated Statements of Changes in Shareholders’ Equity and Note 19).

–	FSP FIN 39-1, Amendment of FASB Interpretation No. 39 (FSP 39-1) — In April 2007, the FASB issued FSP 39-1, Amendment of FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts. FSP 39-1 permits entities to offset fair value amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting agreement. FSP 39-1 clarifies that the fair value amounts recognized for the right to reclaim cash collateral, or the obligation to return cash collateral, arising from the same master netting arrangement, should also be offset against the fair value of the related derivative instruments. The Company has historically presented all of its derivative positions and related collateral on a gross basis.

Effective January 1, 2008, the Company adopted a net presentation for derivative positions and related collateral entered into under master netting agreements pursuant to the guidance in FIN 39 and FSP 39-1. The adoption of this guidance resulted in balance sheet reclassifications of certain cash collateral-based short-term investments against the related derivative liabilities and certain deposit liability balances against the related fair values of derivative assets. The effects of these reclassifications will fluctuate based on the fair values of the derivative contracts but overall are not expected to have a material impact on either total assets or total liabilities. The adoption of this presentation change did not have an impact on stockholders’ equity, results of operations, or liquidity.

–	Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value Through Earnings (SAB 109) — In November 2007, the SEC issued SAB 109. SAB 109 provides the staff’s views on the accounting for written loan commitments recorded at fair value. To make the staff ’s views consistent with Statement No. 156, Accounting for Servicing of Financial Assets, and Statement No. 159, SAB 109 revises and rescinds portions of SAB No. 105, Application of Accounting Principles to Loan Commitments, and requires that the expected net future cash flows related to the associated servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. The provisions of SAB 109 are applicable to written loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. Huntington adopted SAB 109, effective January 1, 2008. The impact of this new pronouncement was not material to Huntington’s consolidated financial statements.

–	FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (Statement No. 161) — The FASB issued Statement No. 161 in March 2008. This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. Huntington early adopted the provisions of Statement No. 161 in the fourth quarter of 2008. The impact of adoption was not material to Huntington’s consolidated financial statements.

–	FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles (Statement No. 162) — Statement No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement became effective on November 15, 2008. The impact of adoption was not material to Huntington’s consolidated financial statements.

–	FSP FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) About Transfers of Financial Assets and Interests in Variable Interest Entities — In December 2008, the FASB issued this FSP to amend the disclosure guidance in Statement No. 140 and Interpretation No. 46 (revised December 2003). The FSP requires public entities to provide additional disclosures about transfers of financial assets and their involvement with variable interest entities. The FSP is effective for Huntington at December 31, 2008. Additional disclosures have been provided in Notes 12 and 13.

–	FSP EITF 99-20-1, Amendments to the Impairment and Interest Income Measurement Guidance of EITF Issue No. 99-20 — In January 2009, the FASB issued FSP EITF 99-20-1 to amend the impairment guidance in EITF Issue No. 99-20

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

in order to achieve more consistent determination of whether an other-than-temporary impairment (OTTI) has occurred. Prior to this FSP, the impairment model in EITF 99-20 was different from FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. This FSP amended EITF 99-20 to more closely align the OTTI guidance therein to the guidance in Statement No. 115. Retrospective application to a prior interim or annual period is prohibited. The guidance in this FSP was considered in the assessment of OTTI for various securities at December 31, 2008. See Note 4.

Standards Not Yet Fully Adopted as of December 31, 2008:

–	FASB Statement No. 141 (Revised 2007), Business Combinations (Statement No. 141R) — Statement No. 141R was issued in December 2007. The revised statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement. Statement No. 141R requires prospective application for business combinations consummated in fiscal years beginning on or after December 15, 2008. Early application is prohibited.

–	FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (Statement No. 160) — Statement No. 160 was issued in December 2007. The Statement requires that noncontrolling interests in subsidiaries be initially measured at fair value and classified as a separate component of equity. The Statement is effective for fiscal years beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this new Statement will not have a material impact on Huntington’s consolidated financial statements.

–	FASB Statement No. 163, Accounting for Financial Guarantee Insurance Contracts — an interpretation of FASB Statement No. 60 (Statement No. 163) — Statement No. 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. This Statement requires expanded disclosures about financial guarantee insurance contracts. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The adoption of this Statement will not have a material impact on the Company’s consolidated financial statements.

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

On March 1, 2006, Huntington completed its merger with Canton, Ohio-based Unizan Financial Corp. (Unizan). Unizan operated 42 banking offices in five communities in Ohio: Canton, Columbus, Dayton, Newark, and Zanesville. Under the terms of the merger agreement announced January 27, 2004, and amended November 11, 2004, Unizan shareholders of record as of the close of trading on February 28, 2006, received 1.1424 shares of Huntington common stock for each share of Unizan. The total purchase price for Unizan has been allocated to the tangible and intangible assets and liabilities based on their respective fair values as of the acquisition date.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

4. INVESTMENT SECURITIES

Investment securities at December 31 were as follows:

		Unrealized
(in thousands)	Amortized Cost	Gross Gains	Gross Losses	Fair Value
2008
U.S. Treasury	$11,141	$16	$—	$11,157
Federal Agencies
Mortgage-backed securities	1,625,656	18,822	(16,897)	1,627,581
Other agencies	587,500	16,748	(8)	604,240

Total Federal agencies	2,213,156	35,570	(16,905)	2,231,821
Asset-backed securities	652,881	—	(188,854)	464,027
Municipal securities	710,148	13,897	(13,699)	710,346
Private label collaterized mortgage obligations	674,506	—	(150,991)	523,515
Other securities	443,991	114	(514)	443,591

Total investment securities	$4,705,823	$49,597	$(370,963)	$4,384,457

		Unrealized
(in thousands)	Amortized Cost	Gross Gains	Gross Losses	Fair Value
2007
U.S. Treasury	$549	$7	$—	$556
Federal Agencies Mortgage-backed securities	1,559,388	13,743	(1,139)	1,571,992
Other agencies	170,195	2,031	(2)	172,224

Total Federal agencies	1,729,583	15,774	(1,141)	1,744,216
Asset-backed securities	869,654	2,915	(38,080)	834,489
Municipal securities	691,384	8,507	(2,565)	697,326
Private label collaterized mortgage obligations	784,339	4,109	(5,401)	783,047
Other securities	440,152	432	(47)	440,537

Total investment securities	$4,515,661	$31,744	$(47,234)	$4,500,171

Other securities include $240.6 million of stock issued by the Federal Home Loan Bank of Cincinnati, $45.7 million of stock issued by the Federal Home Loan Bank of Indianapolis, and $141.7 million of Federal Reserve Bank stock. Other securities also include corporate debt and marketable equity securities. Huntington did not have any material equity positions in Fannie Mae and Freddie Mac.

Contractual maturities of investment securities as of December 31 were:

	2008			2007
(in thousands)	Amortized Cost	Fair Value		Amortized Cost	Fair Value
Under 1 year	$11,690	$11,709		$104,477	$104,520
1-5 years	637,982	656,659		87,584	89,720
6-10 years	225,186	231,226		186,577	188,273
Over 10 years	3,394,931	3,049,334		3,714,072	3,694,722
Non-marketable equity securities	427,973	427,973	(1)	414,583	414,583	(1)
Marketable equity securities	8,061	7,556		8,368	8,353

Total investment securities	$4,705,823	$4,384,457		$4,515,661	$4,500,171

(1)	Non-marketable equity securities are valued at amortized cost.

At December 31, 2008, the carrying value of investment securities pledged to secure public and trust deposits, trading account liabilities, U.S. Treasury demand notes, and security repurchase agreements totaled $3.4 billion. There were no securities of a single issuer, which are not governmental or government-sponsored, that exceeded 10% of shareholders’ equity at December 31, 2008.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

The following tables provide detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities have been in a continuous loss position, at December 31, 2008 and December 31, 2007.

	Less than 12 Months		Over 12 Months		Total
2008		Unrealized		Unrealized		Unrealized
(in thousands)	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agencies
Mortgage-backed securities	417,988	(16,897)	—	—	417,988	(16,897)
Other agencies	—	—	2,028	(8)	2,028	(8)

Total Federal agencies	417,988	(16,897)	2,028	(8)	420,016	(16,905)
Asset-backed securities	61,304	(24,220)	164,074	(164,634)	225,378	(188,854)
Municipal securities	276,990	(6,951)	40,913	(6,748)	317,903	(13,699)
Private label CMO	449,494	(130,914)	57,024	(20,077)	506,518	(150,991)
Other securities	1,132	(323)	1,149	(191)	2,281	(514)

Total temporarily impaired securities	$1,206,908	$(179,305)	$265,188	$(191,658)	$1,472,096	$(370,963)

	Less than 12 Months		Over 12 Months		Total
2007		Unrealized		Unrealized		Unrealized
(in thousands)	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agencies
Mortgage-backed securities	128,629	(1,139)	—	—	128,629	(1,139)
Other agencies	497	(2)	—	—	497	(2)

Total Federal agencies	129,126	(1,141)	—	—	129,126	(1,141)
Asset-backed securities	653,603	(33,422)	71,790	(4,658)	725,393	(38,080)
Municipal securities	163,721	(1,432)	106,305	(1,133)	270,026	(2,565)
Private label CMO	273,137	(5,401)	—	—	273,137	(5,401)
Other securities	6,627	(47)	—	—	6,627	(47)

Total temporarily impaired securities	$1,226,214	$(41,443)	$178,095	$(5,791)	$1,404,309	$(47,234)

The following table is a summary of securities gains and losses realized for the three years ended December 31, 2008, 2007 and 2006:

(in thousands)	2008	2007	2006
Gross gains on sales of securities	$9,364	$15,216	$8,413
Losses on sales of securities	(10)	(1,680)	(55,150)
Other-than-temporary impairment recorded	(206,724)	(43,274)	(26,454)

Total securities gains (losses)	$(197,370)	$(29,738)	$(73,191)

As of December 31, 2008, Management has evaluated all other investment securities with unrealized losses and all non-marketable securities for impairment. The unrealized losses are primarily the result of wider liquidity spreads on asset-backed securities and, additionally, increased market volatility on non-agency mortgage and asset-backed securities that are backed by certain mortgage loans. The fair values of these assets have been impacted by various market conditions. In addition, the expected average lives of the asset-backed securities backed by trust preferred securities have been extended, due to changes in the expectations of when the underlying securities would be repaid. The contractual terms and/or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington has reviewed its asset-backed portfolio with independent third parties and does not believe there is any other-than-temporary impairment from these securities other than what has already been recorded. Huntington has the intent and ability to hold these investment securities until the fair value is recovered, which may be maturity, and therefore, does not consider them to be other-than-temporarily impaired at December 31, 2008.

5. LOANS AND LEASES

At December 31, 2008, $8.4 billion of commercial and industrial loans and home equity loans were pledged to secure potential discount window borrowings from the Federal Reserve Bank, and $6.6 billion of qualifying real estate loans were pledged to secure advances from the Federal Home Loan Bank. Qualifying real estate loans are comprised of residential mortgage loans secured by first and second liens.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

Huntington’s loan and lease portfolio includes lease financing receivables consisting of direct financing leases on equipment, which are included in commercial and industrial loans, and on automobiles. Net investments in lease financing receivables by category at December 31 were as follows:

	At December 31,
(in thousands)	2008	2007

Commercial and industrial
Lease payments receivable	$1,119,487	$977,183
Estimated residual value of leased assets	56,705	52,438

Gross investment in commercial lease financing receivables	1,176,192	1,029,621
Net deferred origination costs	3,946	4,469
Unearned income	(151,296)	(139,422)

Total net investment in commercial lease financing receivables	$1,028,842	$894,668

Consumer
Lease payments receivable	$246,919	$543,640
Estimated residual value of leased assets	362,512	740,621

Gross investment in consumer lease financing receivables	609,431	1,284,261
Net deferred origination fees	(840)	(1,368)
Unearned income	(45,174)	(103,388)

Total net investment in consumer lease financing receivables	$563,417	$1,179,505

The future lease rental payments due from customers on direct financing leases at December 31, 2008, totaled $1.4 billion and were as follows: $0.5 billion in 2009; $0.4 billion in 2010; $0.3 billion in 2011; $0.1 billion in 2012; and $0.1 billion in 2013 and thereafter.

Other than the credit risk concentrations described below, there were no other concentrations of credit risk greater than 10% of total loans in the loan and lease portfolio at December 31, 2008.

Franklin Credit Management relationship

Franklin is a specialty consumer finance company primarily engaged in the servicing and resolution of performing, reperforming, and nonperforming residential mortgage loans. Franklin’s portfolio consists of loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of the Federal National Mortgage Association (FNMA or Fannie Mae) and the Federal Home Loan Mortgage Corporation (FHLMC or Freddie Mac) and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, and higher levels of consumer debt, or past credit difficulties. Through the fourth quarter of 2007, Franklin purchased these loan portfolios at a discount to the unpaid principal balance and originated loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originated nonprime loans through its wholly owned subsidiary, Tribeca Lending Corp., and has generally held for investment the loans acquired and a significant portion of the loans originated.

Loans to Franklin are funded by a bank group, of which we are the lead bank and largest participant. The loans participated to other banks have no recourse to Huntington. The term debt exposure is secured by approximately 30,000 individual first- and second-priority lien residential mortgages. In addition, pursuant to an exclusive lockbox arrangement, we receive substantially all payments made to Franklin on these individual mortgages.

The following table details Huntington’s loan relationship with Franklin as of December 31, 2008:

Commercial Loans to Franklin

			Bank Group	Participated	Previously	Huntington
(in thousands)	Franklin	Tribeca	Exposure	to others	charged off(1)	Total
Variable rate, term loan (Facility A)	$502,436	$355,451	$857,887	$(144,789)	$(62,873)	$650,225
Variable rate, subordinated term loan (Facility B)	314,013	96,226	410,239	(68,149)	(342,090)	—
Fixed rate, junior subordinated term loan (Facility C)	125,000	—	125,000	(8,224)	(116,776)	—
Line of credit facility	1,958	—	1,958	—	(1,958)	—
Other variable rate term loans	40,937	—	40,937	(20,468)	(20,469)	—

Subtotal	984,344	451,677	1,436,021	$(241,630)	$(544,166)	$650,225

Participated to others	(150,271)	(91,359)	(241,630)

Total principal owed to Huntington	834,073	360,318	1,194,391
Previously charged off(1)	(435,097)	(109,069)	(544,166)

Total book value of loans	$398,976	$251,249	$650,225

(1)	Includes $4.1 million of interest payments received and applied to the recorded balance.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

Included in the allowance for loan and lease losses at December 31, 2008 was a specific reserve of $130.0 million associated with the loans to Franklin. The calculation of our specific ALLL for the Franklin portfolio is dependent, among other factors, on the assumptions provided in the table, as well as the current one-month London Inerbank Offering Rate (LIBOR) rate on the underlying loans to Franklin. As the one-month LIBOR rate increases, the specific ALLL for the Franklin portfolio could also increase. The discount rate used is based upon the effective interest rate of the loans prior to their restructuring in December 2007. As this effective interest rate was based upon LIBOR, the specific ALLL for the Franklin portfolio may also increase when LIBOR rates increase.

The Bank has met its commitment to reduce its exposure to Franklin to its legal lending limit.

Single Family Home Builders

At December 31, 2008, Huntington had $1.6 billion of loans to single family homebuilders, including loans made to both middle market and small business homebuilders. Such loans represented 4% of total loans and leases. Of this portfolio, 69% were to finance projects currently under construction, 15% to finance land under development, and 16% to finance land held for development.

The housing market across Huntington’s geographic footprint remained stressed, reflecting relatively lower sales activity, declining prices, and excess inventories of houses to be sold, particularly impacting borrowers in our eastern Michigan and northern Ohio regions. Further, a portion of the loans extended to borrowers located within Huntington’s geographic regions was to finance projects outside of our geographic regions. The Company anticipates the residential developer market will continue to be depressed, and anticipates continued pressure on the single family home builder segment in 2009. Huntington has taken the following steps to mitigate the risk arising from this exposure: (a) all loans greater than $50 thousand within this portfolio have been reviewed continuously over the past 18 months and continue to be monitored, (b) credit valuation adjustments have been made when appropriate based on the current condition of each relationship, and (c) reserves have been increased based on proactive risk identification and thorough borrower analysis.

Retail properties

Huntington’s portfolio of commercial real estate loans secured by retail properties totaled $2.3 billion, or approximately 6% of total loans and leases, at December 31, 2008. Loans to this borrower segment increased from $1.8 billion at December 31, 2007. Credit approval in this loan segment is generally dependant on pre-leasing requirements, and net operating income from the project must cover interest expense when the loan is fully funded.

The weakness of the economic environment in the Company’s geographic regions significantly impacted the projects that secure the loans in this portfolio segment. Increased unemployment levels compared with recent years, and the expectation that these levels will continue to increase for the foreseeable future, are expected to adversely affect our borrowers’ ability to repay of these loans. Huntington is currently performing a detailed review of all loans in this portfolio segment. Collateral characteristics of individual loans including project type (strip center, big box store, etc.), geographic location by zip code, lease-up status, and tenant information (anchor and other) are being analyzed. Portfolio management models are being refined to provide information related to credit, concentration and other risks, which will allow for improved forward-looking identification and proactive management of risk in this portfolio segment.

Home Equity and Residential Mortgage Loans

There is a potential for loan products to contain contractual terms that give rise to a concentration of credit risk that may increase a lending institution’s exposure to risk of nonpayment or realization. Examples of these contractual terms include loans that permit negative amortization, a loan-to-value of greater than 100%, and option adjustable-rate mortgages. Huntington does not offer mortgage loan products that contain these terms. Home equity loans totaled $7.6 billion and $7.3 billion at December 31, 2008 and 2007, respectively, or 18% of total loans at the end of each respective period. At December 31, 2008, from a credit risk perspective, 84% of the home equity loans had a loan to value ratio at origination of less than 90%. The charge-off policy for home equity loans is described in Note 1.

As part of the Company’s loss mitigation process, Huntington increased its efforts in 2008 to re-undewrite, modify, or restructure loans when borrowers are experiencing payment difficulties, and these loan restructurings are based on the borrower’s ability to repay the loan.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

Related Party Transactions

Huntington has made loans to its officers, directors, and their associates. These loans were made in the ordinary course of business under normal credit terms, including interest rate and collateralization, and do not represent more than the normal risk of collection. These loans to related parties for the year ended December 31 are summarized as follows:

(in thousands)	2008	2007
Balance, beginning of year	$96,393	$56,506
Loans made	121,417	125,229
Repayments	(127,023)	(98,366)
Changes due to status of executive officers and directors	—	13,024

Balance, end of year	$90,787	$96,393

6. MORTGAGE SERVICING RIGHTS

For the years ended December 31, 2008 and 2007, Huntington sold $2.8 billion and $1.9 billion of residential mortgage loans with servicing retained, resulting in net pre-tax gains of $27.8 million and $23.9 million, respectively recorded in other non-interest income.

A MSR is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. MSRs are accounted for under the fair value provisions of Statement No. 156. The same risk management practices are applied to all MSRs and, accordingly, MSRs were identified as a single asset class and were re-measured to fair value as of January 1, 2006, with an adjustment of $12.1 million, net of tax, to retained earnings.

At initial recognition, the MSR asset is established at its fair value using assumptions that are consistent with assumptions used at the time to estimate the fair value of the total MSR portfolio. Subsequent to initial capitalization, MSR assets are carried at fair value and are included in accrued income and other assets. Any increase or decrease in fair value during the period is recorded as an increase or decrease in servicing income, which is reflected in mortgage banking income in the consolidated statements of income.

In the second quarter of 2008, Huntington refined its MSR valuation to incorporate market implied forward interest rates to estimate the future direction of mortgage and discount rates. The forward rates utilized are derived from the current yield curve for U.S. dollar interest rate swaps and are consistent with pricing of capital markets instruments. In prior periods, the MSR valuation model assumed that interest rates remained constant over the life of the servicing asset cash flows. The impact of this change was not material to the valuation of the MSR asset.

The following table is a summary of the changes in MSR fair value for the years ended December 31, 2008 and 2007:

(in thousands)	2008	2007
Fair value, beginning of period	$207,894	$131,104
New servicing assets created	38,846	32,058
Servicing assets acquired	—	81,450
Change in fair value during the period due to:
Time decay(1)	(7,842)	(6,226)
Payoffs(2)	(18,792)	(14,361)
Changes in valuation inputs or assumptions(3)	(52,668)	(16,131)

Fair value, end of year	$167,438	$207,894

(1)	Represents decrease in value due to passage of time, including the impact from both regularly scheduled loan principal payments and partial loan paydowns.

(2)	Represents decrease in value associated with loans that paid off during the period.

(3)	Represents change in value resulting primarily from market-driven changes in interest rates.

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

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

A summary of key assumptions and the sensitivity of the MSR value at December 31, 2008 to changes in these assumptions follows:

		Decline in fair
		value due to
		10%	20%
		adverse	adverse
(in thousands)	Actual	change	change
Constant pre-payment rate	24.50%	$(9,362)	$(19,200)
Spread over forward interest rate swap rates	430bps	(2,759)	(5,519)

Caution should be used when reading these sensitivities as a change in an individual assumption and its impact on fair value is shown independent of changes in other assumptions. Economic factors are dynamic and may counteract or magnify sensitivities.

Total servicing fees included in mortgage banking income amounted to $45.6 million, $36.0 million, and $24.7 million in 2008, 2007, and 2006, respectively. The unpaid principal balance of residential mortgage loans serviced for third parties was $15.8 billion, $15.1 billion, and $8.3 billion at December 31, 2008, 2007, and 2006, respectively.

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

	Year Ended December 31,
(in thousands)	2008	2007	2006
Allowance for loan and leases losses, beginning of year (ALLL)	$578,442	$272,068	$268,347
Acquired allowance for loan and lease losses	—	188,128	23,785
Loan and lease losses	(806,329)	(517,943)	(119,692)
Recoveries of loans previously charged off	48,262	40,312	37,316

Net loan and lease losses	(758,067)	(477,631)	(82,376)

Provision for loan and lease losses	1,067,789	628,802	62,312
Economic reserve transfer	12,063	—	—
Allowance for loans transferred to held-for-sale	—	(32,925)	—

Allowance for loan and lease losses, end of year	$900,227	$578,442	$272,068

Allowance for unfunded loan commitments and letters of credit, beginning of year (AULC)	$66,528	$40,161	$36,957
Acquired AULC	—	11,541	325
(Reduction in) provision for unfunded loan commitments and letters of credit losses	(10,326)	14,826	2,879
Economic reserve transfer	(12,063)	—	—

Allowance for unfunded loan commitments and letters of credit, end of year	$44,139	$66,528	$40,161

Total allowances for credit losses (ACL)	$944,366	$644,970	$312,229

Recorded balance of impaired loans, at end of year(1):
With specific reserves assigned to the loan and lease balances(2)	$1,122,575	$1,318,518	$35,212
With no specific reserves assigned to the loan and lease balances	75,799	33,062	25,662

Total	$1,198,374	$1,351,580	$60,874

Average balance of impaired loans for the year(1)	$1,369,857	$424,797	$65,907
Allowance for loan and lease losses on impaired loans(1)	301,457	142,058	7,612

(1)	Includes impaired commercial and industrial loans and commercial real estate loans with outstanding balances greater than $1 million for business-banking loans, and $500,000 for all other loans. A loan is impaired when it is probable that Huntington will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are included in non-performing assets. The amount of interest recognized in 2008, 2007 and 2006 on impaired loans while they were considered impaired was $55.8 million, $0.9 million, and less than $0.1 million, respectively. The recovery of the investment in impaired loans with no specific reserves generally is expected from the sale of collateral, net of costs to sell that collateral.

(2)	As a result of the troubled debt restructuring, the loans to Franklin are included in impaired loans at the end of 2007 and in 2008.

As shown in the table above, in 2008, the economic reserve component of the AULC was reclassified to the economic reserve component of the ALLL, resulting in the entire economic reserve component of the ACL residing in the ALLL.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

8. GOODWILL AND OTHER INTANGIBLE ASSETS

Changes to the carrying amount of goodwill by line of business for the years ended December 31, 2008 and 2007, were as follows:

	Regional		Treasury/	Huntington
(in thousands)	Banking	PFCMIG	Other	Consolidated

Balance, January 1, 2007	$535,855	$35,021	$—	$570,876
Goodwill acquired during the period	2,370,804	56,946	61,845	2,489,595
Adjustments	(504)	(4,450)	3,816	(1,138)

Balance, December 31, 2007	2,906,155	87,517	65,661	3,059,333
Adjustments	(17,811)	65,661	(52,198)	(4,348)

Balance, December 31, 2008	$2,888,344	$153,178	$13,463	$3,054,985

The change in consolidated goodwill for the year ended December 31, 2008, primarily related to final purchase accounting adjustments of acquired bank branches, operating facilities, and other contingent obligations primarily from the Sky Financial acquisition made on July 1, 2007. Huntington transferred goodwill relating to the insurance business from Treasury/Other to PFCMIG and transferred other goodwill from Regional Banking to Treasury/Other in response to other organizational changes. Huntington does not expect a material amount of goodwill from mergers in 2007 to be deductible for tax purposes.

In accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets (Statement No. 142), goodwill is not amortized, but is evaluated for impairment on an annual basis at October 1st of each year or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Due to the adverse changes in the business climate in which the Company operates, a goodwill impairment test was also performed as of June 30, 2008 and December 31, 2008 relating to the carrying value of goodwill of our reporting units, in accordance with Statement No. 142. Based on these analyses, the Company concluded that the fair value of its reporting units exceeds the fair value of its assets and liabilities and therefore goodwill was not considered impaired.

At December 31, 2008 and 2007, Huntington’s other intangible assets consisted of the following:

	Gross
	Carrying	Accumulated	Net
(in thousands)	Amount	Amortization	Carrying Value

December 31, 2008
Core deposit intangible	$373,300	$(111,163)	$262,137
Customer relationship	104,574	(16,776)	87,798
Other	29,327	(22,559)	6,768

Total other intangible assets	$507,201	$(150,498)	$356,703

December 31, 2007
Core deposit intangible	$373,300	$(46,057)	$327,243
Customer relationship	104,574	(7,055)	97,519
Other	23,655	(20,447)	3,208

Total other intangible assets	$501,529	$(73,559)	$427,970

The estimated amortization expense of other intangible assets for the next five years is as follows:

Amortization
(in thousands)	Expense

2009	$68,372
2010	60,455
2011	53,310
2012	46,066
2013	40,429

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

9. PREMISES AND EQUIPMENT

At December 31, premises and equipment were comprised of the following:

	At December 31,
(in thousands)	2008	2007

Land and land improvements	$119,042	$122,224
Buildings	352,294	355,560
Leasehold improvements	185,278	176,952
Equipment	557,653	565,303

Total premises and equipment	1,214,267	1,220,039
Less accumulated depreciation and amortization	(694,767)	(662,474)

Net premises and equipment	$519,500	$557,565

Depreciation and amortization charged to expense and rental income credited to net occupancy expense for the three years ended December 31, 2008, 2007 and 2006 were:

	Year Ended December 31,
(in thousands)	2008	2007	2006

Total depreciation and amortization of premises and equipment	$77,956	$64,052	$52,333
Rental income credited to occupancy expense	12,917	12,808	11,602

10. SHORT-TERM BORROWINGS

At December 31, short-term borrowings were comprised of the following:

	At December 31,
(in thousands)	2008	2007

Federal funds purchased	$50,643	$1,013,119
Securities sold under agreements to repurchase	1,238,484	1,693,307
Other borrowings	20,030	137,212

Total short-term borrowings	$1,309,157	$2,843,638

Other borrowings consist of borrowings from the U.S. Treasury and other notes payable.

11. FEDERAL HOME LOAN BANK ADVANCES

Huntington’s long-term advances from the Federal Home Loan Bank had weighted average interest rates of 1.23% and 5.11% at December 31, 2008 and 2007, respectively. These advances, which predominantly had variable interest rates, were collateralized by qualifying real estate loans. As of December 31, 2008 and 2007, Huntington’s maximum borrowing capacity was $4.6 billion and $4.8 billion, respectively. The advances outstanding at December 31, 2008 of $2.6 billion mature as follows: $0.2 billion in 2009; $0.1 billion in 2010; $1.2 billion in 2011; $1.1 billion in 2012; less than $0.1 billion in 2013 and thereafter.

12. OTHER LONG-TERM DEBT

At December 31, Huntington’s other long-term debt consisted of the following:

	At December 31,
(in thousands)	2008	2007

4.63% The Huntington National Bank medium-term notes due through 2018(1)	$505,177	$715,465
1.34% Securitization trust note payable due 2012(2)	4,005	155,666
4.08% Securitization trust notes payable due through 2013(3)	721,555	—
1.68% Securitization trust note payable due 2018(4)	1,050,895	1,015,947
7.88% Class C preferred securities of REIT subsidiary, no maturity	50,000	50,000

Total other long-term debt	$2,331,632	$1,937,078

(1)	Bank notes had fixed rates with a weighted-average interest rate of 4.63% at December 31, 2008.
(2)	Variable effective rate at December 31, 2008, based on one month LIBOR + 0.33.
(3)	Combination of fixed and variable rates with a weighted average interest rate of 4.08% at December 31, 2008.
(4)	Variable effective rate at December 31, 2008, based on one month LIBOR + 0.67.

Amounts above are net of unamortized discounts and adjustments related to hedging with derivative financial instruments. The derivative instruments, principally interest rate swaps, are used to hedge the fair values of certain fixed-rate debt by converting the debt to a variable rate. See Note 20 for more information regarding such financial instruments.

Other long-term debt maturities for the next five years are as follows: $0.3 billion in 2009; $0.5 billion in 2010; none in 2011; $0.3 billion in 2012; $0.1 billion in 2013 and $1.1 billion thereafter. These maturities are based upon the par values of long-term debt.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

The terms of the other long-term debt obligations contain various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 2008, Huntington was in compliance with all such covenants.

In the 2009 first quarter, the Bank issued $600 million of guaranteed debt through the Temporary Liquidity Guarantee Program (TLGP) with the FDIC. Huntington anticipates using the resultant proceeds to satisfy all maturing unsecured debt obligations in 2009.

Loan Securitizations

Consolidated loan securitizations at December 31, 2008, consist of auto loan and lease securitization trusts formed in 2008, 2006 and 2000. Huntington has determined that the trusts are not qualified special purpose entities and, therefore, are variable interest entities based upon equity guidelines established in FIN 46R. Huntington owns 100% of the trusts and is the primary beneficiary of the VIEs, therefore, the trusts are consolidated. The carrying amount and classification of the trusts’ assets and liabilities included in the consolidated balance sheet are as follows:

	December 31, 2008
(in thousands)	2008 Trust	2006 Trust	2000 Trust	Total
Assets
Cash	$31,758	$205,179	$24,850	$261,787
Loans and leases	824,218	1,230,791	100,149	2,155,158
Allowance for loan and lease losses	(8,319)	(12,368)	(1,011)	(21,698)

Net loans and leases	815,899	1,218,423	99,138	2,133,460
Accrued income and other assets	5,998	6,853	433	13,284

Total assets	$853,655	$1,430,455	$124,421	$2,408,531

Liabilities
Other long-term debt	$721,555	$1,050,895	$4,005	$1,776,455
Accrued interest and other liabilities	1,253	11,193	—	12,446

Total liabilities	$722,808	$1,062,088	$4,005	$1,788,901

The auto loans and leases are designated to repay the securitized note. Huntington services the loans and leases and uses the proceeds from principal and interest payments to pay the securitized notes during the amortization period. Huntington has not provided financial or other support that it was not previously contractually required.

13.	SUBORDINATED NOTES

At December 31, Huntington’s subordinated notes consisted of the following:

	At December 31,
(in thousands)	2008	2007

Parent company:
6.11% subordinated notes due 2008	$—	$50,020
6.21% subordinated notes due 2013	48,391	48,070
4.12% junior subordinated debentures due 2027(1)	158,366	184,836
2.62% junior subordinated debentures due 2028(2)	71,093	93,093
8.54% junior subordinated debentures due 2029	23,347	23,389
4.20% junior subordinated debentures due 2030	65,910	66,848
7.71% junior subordinated debentures due 2033(3)	30,929	31,411
8.07% junior subordinated debentures due 2033(4)	6,186	6,224
2.43% junior subordinated debentures due 2036(5)	78,136	78,465
4.84% junior subordinated debentures due 2036(5)	78,137	78,466
6.69% junior subordinated debentures due 2067(6)	249,408	249,356
The Huntington National Bank:
8.18% subordinated notes due 2010	143,261	145,167
6.21% subordinated notes due 2012	64,816	64,773
5.00% subordinated notes due 2014	221,727	198,076
5.59% subordinated notes due 2016	284,048	253,365
6.67% subordinated notes due 2018	244,769	213,793
5.45% subordinated notes due 2019	181,573	148,924

Total subordinated notes	$1,950,097	$1,934,276

(1)	Variable effective rate at December 31, 2008, based on three month LIBOR + 0.70.

(2)	Variable effective rate at December 31, 2008, based on three month LIBOR + 0.625.

(3)	Variable effective rate at December 31, 2008, based on three month LIBOR + 3.25.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

(4)	Variable effective rate at December 31, 2008, based on three month LIBOR + 2.95.

(5)	Variable effective rate at December 31, 2008, based on three month LIBOR + 1.40.

(6)	The junior subordinated debentures due 2067 are subordinate to all other junior subordinated debentures.

Amounts above are reported net of unamortized discounts and adjustments related to hedging with derivative financial instruments. The derivative instruments, principally interest rate swaps, are used to match the funding rates on certain assets to hedge the interest rate values of certain fixed-rate debt by converting the debt to a variable rate. See Note 20 for more information regarding such financial instruments. All principal is due upon maturity of the note as described in the table above.

In 2008 and 2007, $48.5 million and $31.4 million of the junior subordinated debentures due in 2027 and 2028 were repurchased resulting in gains of $21.4 million and $2.9 million, respectively, recorded in other non-interest expense.

Trust Preferred Securities

Under FIN 46R, certain wholly-owned trusts are not consolidated. The trusts have been formed for the sole purpose of issuing trust preferred securities, from which the proceeds are then invested in Huntington junior subordinated debentures, which are reflected in Huntington’s consolidated balance sheet as subordinated notes included in the table on the previous page under Parent Company. The trust securities are the obligations of the trusts and are not consolidated within Huntington’s balance sheet. A list of trust preferred securities outstanding at December 31, 2008 follows:

	Principal amount
	of subordinated	Investment in
	note/debenture	unconsolidated
(in thousands)	issued to trust(1)	subsidiary

Huntington Capital I	$158,366	$6,186
Huntington Capital II	71,093	3,093
Huntington Capital III	249,408	10
BankFirst Ohio Trust Preferred	23,347	619
Sky Financial Capital Trust I	65,910	1,856
Sky Financial Capital Trust II	30,929	929
Sky Financial Capital Trust III	78,136	2,320
Sky Financial Capital Trust IV	78,137	2,320
Prospect Trust I	6,186	186

Total	$761,512	$17,519

(1)	Represents the principal amount of debentures issued to each trust, including unamortized original issue discount.

Huntington’s investment in the unconsolidated trust represents the only risk of loss.

Each issue of the junior subordinated debentures has an interest rate equal to the corresponding trust securities distribution rate. Huntington has the right to defer payment of interest on the debentures at any time, or from time to time for a period not exceeding five years, provided that no extension period may extend beyond the stated maturity of the related debentures. During any such extension period, distributions to the trust securities will also be deferred and Huntington’s ability to pay dividends on its common stock will be restricted. Periodic cash payments and payments upon liquidation or redemption with respect to trust securities are guaranteed by Huntington to the extent of funds held by the trusts. The guarantee ranks subordinate and junior in right of payment to all indebtedness of the company to the same extent as the junior subordinated debt. The guarantee does not place a limitation of the amount of additional indebtedness that may be incurred by Huntington.

14. SHAREHOLDERS’ EQUITY

Issuance of Convertible Preferred Stock

In the second quarter of 2008, Huntington completed the public offering of 569,000 shares of 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock (Series A Preferred Stock) with a liquidation preference of $1,000 per share, resulting in an aggregate liquidation preference of $569 million.

Each share of the Series A Preferred Stock is non-voting and may be convertible at any time, at the option of the holder, into 83.6680 shares of common stock of Huntington, which represents an approximate initial conversion price of $11.95 per share of common stock (for a total of approximately 47.6 million shares at December 31, 2008). The conversion rate and conversion price will be subject to adjustments in certain circumstances. On or after April 15, 2013, at the option of Huntington, the Series A Preferred Stock will be subject to mandatory conversion into Huntington’s common stock at the prevailing conversion rate, if the closing price of Huntington’s common stock exceeds 130% of the then applicable conversion price for 20 trading days during any 30 consecutive trading day period.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

Troubled Asset Relief Program (TARP)

On November 14, 2008, Huntington received $1.4 billion of equity capital by issuing to the U.S. Department of Treasury 1.4 million shares of Huntington’s 5.00% Series B Non-voting Cumulative Preferred Stock, par value $0.01 per share with a liquidation preference of $1,000 per share and a ten-year warrant to purchase up to 23.6 million shares of Huntington’s common stock, par value $0.01 per share, at an exercise price of $8.90 per share. The proceeds received were allocated to the preferred stock and additional paid-in-capital based on their relative fair values. The resulting discount on the preferred stock is amortized against retained earnings and is reflected in Huntington’s consolidated statement of income as “Dividends on preferred shares,” resulting in additional dilution to Huntington’s earnings per share. The warrants would be immediately exercisable, in whole or in part, over a term of 10 years. The warrants were included in Huntington’s diluted average common shares outstanding (subject to anti-dilution). Both the preferred securities and warrants were accounted for as additions to Huntington’s regulatory Tier 1 and Total capital.

The Series B Preferred Stock is not mandatorily redeemable and will pay cumulative dividends at a rate of 5% per year for the first five years and 9% per year thereafter. Huntington cannot redeem the preferred securities during the first three years after issuance except with the proceeds from a “qualified equity offering.” Any redemption before three years or thereafter requires Federal Reserve approval. The Series B Preferred Stock will rank on equal priority with Huntington’s existing 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock.

A company that participates must adopt certain standards for executive compensation, including (a) prohibiting “golden parachute” payments as defined in the Emergency Economic Stabilization Act of 2008 (EESA) to senior Executive Officers; (b) requiring recovery of any compensation paid to senior Executive Officers based on criteria that is later proven to be materially inaccurate; (c) prohibiting incentive compensation that encourages unnecessary and excessive risks that threaten the value of the financial institution, and (d) accept restrictions on the payment of dividends and the repurchase of common stock.

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

Huntington did not repurchase any shares under the 2006 Repurchase Program for the year ended December 31, 2008. At the end of the period, 3.9 million shares were available for repurchase; however, as a condition to participate in the TARP, Huntington may not repurchase any additional shares without prior approval from the Department of Treasury. On February 18, 2009, the board of directors terminated the 2006 Repurchase Program.

15. (LOSS) EARNINGS PER SHARE

Basic (loss) earnings per share is the amount of (loss) earnings (adjusted for dividends declared on preferred stock) available to each share of common stock outstanding during the reporting period. Diluted (loss) earnings per share is the amount of (loss) earnings available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares include incremental shares issued for stock options, restricted stock units, distributions from deferred compensation plans, and the conversion of the Company’s convertible preferred stock and warrants (See Note 14). Potentially dilutive common shares are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive. For diluted (loss) earnings per share, net (loss) income available to common shares can be affected by the conversion of the Company’s convertible preferred stock. Where the effect of this conversion

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

would be dilutive, net (loss) income available to common shareholders is adjusted by the associated preferred dividends. The calculation of basic and diluted (loss) earnings per share for each of the three years ended December 31 was as follows:

	Year Ended December 31,
(in thousands, except per share amounts)	2008	2007	2006
Basic (loss) earnings per common share
Net (loss) income	$(113,806)	$75,169	$461,221
Preferred stock dividends and amortization of discount	(46,400)	—	—

Net (loss) income available to common shareholders	$(160,206)	$75,169	$461,221
Average common shares issued and outstanding	366,155	300,908	236,699
Basic (loss) earnings per common share	$(0.44)	$0.25	$1.95
Diluted (loss) earnings per common share
Net (loss) income available to common shareholders	$(160,206)	$75,169	$461,221
Effect of assumed preferred stock conversion	—	—	—

Net (loss) income applicable to diluted earnings per share	$(160,206)	$75,169	$461,221
Average common shares issued and outstanding	366,155	300,908	236,699
Dilutive potential common shares:
Stock options and restricted stock units	—	1,887	2,917
Shares held in deferred compensation plans	—	660	304
Conversion of preferred stock	—	—	—

Dilutive potential common shares:	—	2,547	3,221

Total diluted average common shares issued and outstanding	366,155	303,455	239,920
Diluted (loss) earnings per common share	$(0.44)	$0.25	$1.92

Due to the loss attributable to common shareholders for the year ended December 31, 2008, no potentially dilutive shares are included in loss per share calculation as including such shares in the calculation would reduce the reported loss per share. Approximately 26.3 million, 14.9 million and 5.5 million options to purchase shares of common stock outstanding at the end of 2008, 2007, and 2006, respectively, were not included in the computation of diluted earnings per share because the effect would be antidilutive. The weighted average exercise price for these options was $19.45 per share, $23.20 per share, and $25.69 per share at the end of each respective period.

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

In 2006, Huntington also began granting restricted stock units. Restricted stock units are issued at no cost to the recipient, and can be settled only in shares at the end of the vesting period, subject to certain service restrictions. The fair value of the restricted stock unit awards is the closing market price of the Company’s common stock on the date of award.

Huntington uses the Black-Scholes option-pricing model to value share-based compensation expense. This model assumes that the estimated fair value of options is amortized over the options’ vesting periods. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the estimated volatility of Huntington’s stock over the expected term of the option. The expected dividend yield is based on the estimated dividend rate and stock price over the expected term of

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

the option. The following table illustrates the weighted-average assumptions used in the option-pricing model for options granted in the three years ended December 31, 2008, 2007 and 2006.

	2008	2007	2006
Assumptions
Risk-free interest rate	3.41%	4.74%	4.96%
Expected dividend yield	5.28	5.26	4.24
Expected volatility of Huntington’s common stock	34.8	21.1	22.2
Expected option term (years)	6.0	6.0	6.0
Weighted-average grant date fair value per share	$1.54	$2.80	$4.21

For the years ended December 31, 2008, 2007, and 2006, share-based compensation expense was $14.1 million, $21.8 million, and $18.6 million, respectively. The tax benefits recognized related to share-based compensation for the years ended December 31, 2008, 2007, and 2006, were $4.9 million, $7.6 million and $6.5 million, respectively.

Huntington’s stock option activity and related information for the year ended December 31, 2008, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(in thousands, except per share amounts)	Options	Price	Life (Years)	Value
Outstanding at January 1, 2008	28,065	$20.55
Granted	1,876	7.23
Forfeited/expired	(3,652)	21.66

Outstanding at December 31, 2008	26,289	$19.45	3.8	$1,142

Exercisable at December 31, 2008	22,694	$20.32	3.5	$ —

The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the option exercise price. There were no exercises of stock options in 2008. The total intrinsic value of stock options exercised during 2007 and 2006 was $4.3 million and $11.8 million, respectively.

Cash received from the exercise of options for 2007 and 2006 was $17.4 million and $36.8 million, respectively. The tax benefit realized for the tax deductions from option exercises totaled $2.8 million for each respective year.

The following table summarizes the status of Huntington’s nonvested share awards for the year ended December 31, 2008:

		Weighted-
		Average
	Restricted	Grant Date
	Stock	Fair Value
(in thousands, except per share amounts)	Units	Per Share

Nonvested at January 1, 2008	1,086	$21.35
Granted	877	7.09
Vested	(54)	20.78
Forfeited	(86)	18.61

Nonvested at December 31, 2008	1,823	$14.64

The weighted-average grant date fair value of nonvested shares granted for the years ended December 31, 2008, 2007 and 2006, were $7.09, $20.67 and $23.37, respectively. The total fair value of awards vested during the years ended December 31, 2008, 2007 and 2006, was $0.4 million, $3.5 million, and $17.0 million, respectively. As of December 31, 2008, the total unrecognized compensation cost related to nonvested awards was $12.1 million with a weighted-average expense recognition period of 1.8 years.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

The following table presents additional information regarding options outstanding as of December 31, 2008.

	Options Outstanding			Exercisable Options
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
		Contractual	Exercise		Exercise
(in thousands, except per share amounts)	Shares	Life (Years)	Price	Shares	Price
Range of Exercise Prices
$6.97 to $10.00	1,833	6.6	$7.17	3	$9.91
$10.01 to $15.00	1,910	1.9	14.00	1,892	14.01
$15.01 to $20.00	7,887	3.1	17.65	7,832	17.65
$20.01 to $25.00	13,268	4.4	22.14	11,600	22.30
$25.01 to $28.35	1,391	0.4	27.68	1,367	27.66

Total	26,289	3.8	$19.45	22,694	$20.32

Huntington’s board of directors has approved all of the plans. Shareholders have approved each of the plans, except for the broad-based Employee Stock Incentive Plan. Of the 32.0 million awards to grant or purchase shares of common stock authorized for issuance under the plans at December 31, 2008, 28.1 million were outstanding and 3.9 million were available for future grants. Huntington issues shares to fulfill stock option exercises and restricted stock units from available authorized shares. At December 31, 2008, the Company believes there are adequate authorized shares to satisfy anticipated stock option exercises in 2009.

On January 14, 2009, Huntington announced that Stephen D. Steinour, has been elected Chairman, President and Chief Executive Officer. In connection with his employment agreement, Huntington awarded Mr. Steinour an inducement option to purchase 1,000,000 shares of Huntington’s common stock, with a per share exercise price equal to $4.95, the closing price of Huntington’s common stock on January 14, 2009. The option vests in equal increments on each of the first five anniversaries of the date of grant, and expires on the seventh anniversary. The options had a grant date fair value of $1.85.

17. INCOME TAXES

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, city and foreign jurisdictions. Federal income tax audits have been completed through 2005. Various state and other jurisdictions remain open to examination for tax years 2000 and forward.

Both the IRS and state tax officials have proposed adjustments to the Company’s previously filed tax returns. Management believes that the tax positions taken by the Company related to such proposed adjustments were correct and supported by applicable statutes, regulations, and judicial authority, and intends to vigorously defend them. It is possible that the ultimate resolution of the proposed adjustments, if unfavorable, may be material to the results of operations in the period it occurs. However, although no assurance can be given, we believe that the resolution of these examinations will not, individually or in the aggregate, have a material adverse impact on our consolidated financial position.

As of December 31, 2008, there were no significant unrecognized income tax benefits. Huntington does not anticipate the total amount of unrecognized tax benefits to significantly change within the next 12 months.

The company recognizes interest and penalties on income tax assessments or income tax refunds, if any, in the financial statements as a component of its provision for income taxes. There were no significant amounts recognized for interest and penalties for the years ended December 31, 2008, 2007, and 2006 and no significant amounts accrued at December 31, 2008 and 2007.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

The following is a summary of the provision for income taxes (benefit):

	Year Ended December 31,
(in thousands)	2008	2007	2006
Current tax (benefit) provision
Federal	$(30,164)	$135,196	$340,665
State	(102)	288	222

Total current tax (benefit) provision	(30,266)	135,484	340,887

Deferred tax (benefit) provision
Federal	(152,306)	(188,518)	(288,475)
State	370	508	428

Total deferred tax (benefit) provision	(151,936)	(188,010)	(288,047)

(Benefit) provision for income taxes	$(182,202)	$(52,526)	$52,840

Tax benefit associated with securities transactions included in the above amounts were $69.1 million in 2008, $10.4 million in 2007, and $25.6 million in 2006.

The following is a reconcilement of (benefit) provision for income taxes:

	Year Ended December 31,
(in thousands)	2008	2007	2006
(Benefit) provision for income taxes computed at the statutory rate	$(103,603)	$7,925	$179,921
Increases (decreases):
Tax-exempt interest income	(12,484)	(13,161)	(10,449)
Tax-exempt bank owned life insurance income	(19,172)	(17,449)	(15,321)
Asset securitization activities	(14,198)	(18,627)	(10,157)
Federal tax loss carryforward/carryback	(12,465)	—	(33,086)
General business credits	(10,481)	(8,884)	(7,130)
Reversal of valuation allowance	(7,101)	—	—
Resolution of federal income tax audit	—	—	(52,604)
Other, net	(2,698)	(2,330)	1,666

(Benefit) provision for income taxes	$(182,202)	$(52,526)	$52,840

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

The significant components of deferred assets and liabilities at December 31, was as follows:

	At December 31,
(in thousands)	2008	2007
Deferred tax assets:
Allowances for credit losses	$220,450	$170,231
Loss and other carryforwards	16,868	36,500
Fair value adjustments	170,360	33,238
Securities adjustments	44,380	—
Partnerships investments	7,402	22,257
Operating assets	—	30,286
Accrued expense/prepaid	42,153	41,446
Purchase accounting adjustments	3,289	—
Other	14,014	51,239

Total deferred tax assets	518,916	385,197

Deferred tax liabilities:
Lease financing	283,438	413,227
Pension and other employee benefits	33,687	21,154
Purchase accounting adjustments	—	27,913
Mortgage servicing rights	31,921	38,732
Operating assets	5,358	—
Loan origination costs	34,698	16,793
Other	13,929	56,256

Total deferred tax liability	403,031	574,075

Net deferred tax asset (liability) before valuation allowance	$115,885	$(188,878)

Valuation allowance	(14,536)	35,852

Net deferred tax asset (liability)	$101,349	$(224,730)

At December 31, 2008, Huntington’s deferred tax asset related to loss and other carry-forwards was $16.9 million. This was comprised of net operating loss carry-forward of $2.2 million for U.S. Federal tax purposes, which will begin expiring in 2023, an alternative minimum tax credit carry-forward of $0.7 million, a general business credit carryover of $0.3 million, and a capital loss carry-forward of $13.7 million, which will expire in 2010. A valuation allowance in the amount of $13.7 million has been established for the capital loss carry-forward because management believes it is more likely than not that the realization of these assets will not occur. The valuation allowance on this asset decreased $22.1 million ($12.3 million capital gain recognized, $7.9 million capital gain estimated and $1.9 million as a decrease to goodwill) from 2007. In addition, a valuation allowance of $0.8 million was established in 2008 related to a stock option deferred tax asset. In Management’s opinion the results of future operations will generate sufficient taxable income to realize the net operating loss, alternative minimum tax and general business credit carry-forward. Consequently, management has determined that a valuation allowance for deferred tax assets was not required as of December 31, 2008 or 2007 relating to these carry-forwards.

At December 31, 2008 federal income taxes had not been provided on $125.6 million of undistributed earnings of foreign subsidiaries that have been reinvested for an indefinite period of time. If the earnings had been distributed, an additional $44.0 million of tax expense would have resulted in 2008.

18. BENEFIT PLANS

Huntington sponsors the Huntington Bancshares Retirement Plan (the Plan), a non-contributory defined benefit pension plan covering substantially all employees. The Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code. There was no minimum required contribution to the Plan in 2008.

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

On January 1, 2008, Huntington transitioned to fiscal year-end measurement date of plan assets and benefit obligations as required by FASB Statement No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

FASB Statements No. 87, 88, 106, and 132R (Statement No. 158). Huntington previously used a measurement date of September 30 to value plan assets and benefit obligations. As a result of the change in measurement date, Huntington recognized a charge to beginning retained earnings of $4.7 million, representing the net periodic benefit costs for the last three months of 2007, and a charge to the opening balance of accumulated other comprehensive loss of $3.8 million, representing the change in fair value of plan assets and benefit obligations for the last three months of 2007 (net of amortization included in net periodic benefit cost).

The following table shows the weighted-average assumptions used to determine the benefit obligation at December 31, 2008 and 2007, and the net periodic benefit cost for the years then ended.

			Post-Retirement
	Pension Benefits		Benefits
	2008	2007	2008	2007
Weighted-average assumptions used to determine benefit obligations at December 31
Discount rate	6.17%	6.30%	6.17%	6.30%
Rate of compensation increase	4.00	5.00	N/A	N/A

Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31
Discount rate	6.47%	5.97%	6.47%	5.97%
Expected return on plan assets	8.00	8.00	N/A	N/A
Rate of compensation increase	5.00	5.00	N/A	N/A

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

The following table reconciles the beginning and ending balances of the benefit obligation of the Plan and the post-retirement benefit plan with the amounts recognized in the consolidated balance sheets at December 31:

			Post-Retirement
	Pension Benefits		Benefits
(in thousands)	2008	2007	2008	2007
Projected benefit obligation at beginning of measurement year	$427,828	$425,704	$59,008	$48,221
Impact of change in measurement date	(1,956)	—	(804)	—
Changes due to:
Service cost	23,680	19,087	1,679	1,608
Interest cost	26,804	24,408	3,612	2,989
Benefits paid	(8,630)	(7,823)	(3,552)	(3,242)
Settlements	(12,459)	(12,080)	—	—
Plan amendments	—	2,295	—	15,685
Actuarial assumptions and gains and losses	14,429	(23,763)	490	(6,253)

Total changes	43,824	2,124	2,229	10,787

Projected benefit obligation at end of measurement year	$469,696	$427,828	$60,433	$59,008

Changes to certain actuarial assumptions, including a lower discount rate, increased the pension benefit obligation at December 31, 2008 by $14.4 million.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

The following table reconciles the beginning and ending balances of the fair value of Plan assets at the December 31, 2008 and September 30, 2007 measurement dates with the amounts recognized in the consolidated balance sheets at the December 31, 2008 and 2007:

	Pension Benefits
(in thousands)	2008	2007
Fair value of plan assets at beginning of measurement year	$516,893	$481,015
Impact of change in measurement date	(10,347)	—
Changes due to:
Actual (loss) return on plan assets	(127,354)	56,981
Employer contributions	50,000	—
Settlements	(13,482)	(13,280)
Benefits paid	(8,631)	(7,823)

Total changes	(99,467)	35,878

Fair value of plan assets at end of measurement year	$407,079	$516,893

Huntington’s accumulated benefit obligation under the Plan was $433 million at December 31, 2008 and $387 million at September 30, 2007. As of December 31, 2008, the accumulated benefit obligation exceeded the fair value of Huntington’s plan assets by $26 million.

The following table shows the components of net periodic benefit cost recognized in the three years ended December 31, 2008:

	Pension Benefits			Post-Retirement Benefits
(in thousands)	2008	2007	2006	2008	2007	2006
Service cost	$23,680	$19,087	$17,552	$1,679	$1,608	$1,302
Interest cost	26,804	24,408	22,157	3,612	2,989	2,332
Expected return on plan assets	(39,145)	(37,056)	(33,577)	—	—	—
Amortization of transition asset	5	4	(1)	1,104	1,104	1,104
Amortization of prior service cost	314	1	1	379	379	489
Amortization of gain	—	—	—	(1,095)	(368)	(722)
Settlements	7,099	2,218	3,565	—	—	—
Recognized net actuarial loss	3,550	11,076	17,509	—	—	—

Benefit cost	$22,307	$19,738	$27,206	$5,679	$5,712	$4,505

Included in service costs are $0.6 million, $0.4 million and $0.4 million of plan expenses that were recognized in the three years ended December 31, 2008, 2007 and 2006. It is Huntington’s policy to recognize settlement gains and losses as incurred. Management expects net periodic pension cost, excluding any expense of settlements, to approximate $18.6 million and net periodic post-retirement benefits cost to approximate $6.1 million for 2009.

The estimated transition asset, prior service cost and net loss for the plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is approximately $1.0 million, $1.0 million and $7.1 million, respectively.

Under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, Huntington has registered for the Medicare subsidy and a resulting $15.5 million reduction in the post-retirement obligation is being recognized over a 10-year period beginning October 1, 2005.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

At December 31, 2008 and September 30, 2007, the end of each measurement year, The Huntington National Bank, as trustee, held all Plan assets. The Plan assets consisted of investments in a variety of Huntington mutual funds and Huntington common stock as follows:

	Fair Value
	December 31, 2008		September 30, 2007
(in thousands)	Balance	%	Balance	%
Cash	$50,000	12%	$—	—%
Huntington funds — money market	295	—	65	—
Huntington funds — equity funds	197,583	48	375,883	73
Huntington funds — fixed income funds	128,655	32	129,867	25
Huntington common stock	30,546	8	11,078	2

Fair value of plan assets	$407,079	100%	$516,893	100%

The investment objective of the Plan is to maximize the return on Plan assets over a long time horizon, while meeting the Plan obligations. At December 31, 2008, Plan assets were invested 12% in cash, 56% in equity investments and 32% in bonds, with an average duration of 3.2 years on bond investments. The balance in cash represents Huntington’s contribution to the Plan at December 31, 2008. The contribution will be invested in a combination of equity and fixed-income investments that satisfy the long-term objectives of the Plan. The estimated life of benefit obligations was 11 years. Although it may fluctuate with market conditions, management has targeted a long-term allocation of Plan assets of 70% in equity investments and 30% in bond investments.

The number of shares of Huntington common stock held by the Plan at December 31, 2008 and September 30, 2007 was 3,919,986 and 642,364, respectively. The Plan has acquired and held Huntington common stock in compliance at all times with Section 407 of the Employee Retirement Income Security Act of 1978.

Dividends and interest received by the Plan during 2008 and 2007 were $21.0 million and $52.2 million, respectively.

At December 31, 2008, the following table shows when benefit payments, which include expected future service, as appropriate, were expected to be paid:

(in thousands)	Pension Benefits	Post-Retirement Benefits
2009	$24,549	$5,047
2010	26,585	5,169
2011	29,404	5,428
2012	33,069	5,684
2013	35,151	5,832
2014 through 2018	202,037	30,459

Although not required, Huntington made a $50 million contribution to the plan in December 2008. There is no expected minimum contribution for 2009 to the Plan. However, Huntington may choose to make a contribution to the Plan up to the maximum deductible limit in the 2009 plan year. Expected contributions for 2009 to the post-retirement benefit plan are $4.2 million.

The assumed health-care cost trend rate has an effect on the amounts reported. A one percentage point increase would decrease service and interest costs and the post-retirement benefit obligation by $0.1 million and $0.8 million, respectively. A one-percentage point decrease would increase service and interest costs and the post-retirement benefit obligation by $0.1 million, and $0.7 million respectively. The 2009 health-care cost trend rate was projected to be 8.8% for pre-65 participants and 9.8% for post-65 participants compared with an estimate of 9.2% for pre-65 participants and 10.0% for post-65 participants in 2008. These rates are assumed to decrease gradually until they reach 4.5% for both pre-65 participants and post-65 participants in the year 2019 and remain at that level thereafter. Huntington updated the immediate health-care cost trend rate assumption based on current market data and Huntington’s claims experience. This trend rate is expected to decline over time to a trend level consistent with medical inflation and long-term economic assumptions.

Huntington also sponsors other retirement plans, the most significant being the Supplemental Executive Retirement Plan and the Supplemental Retirement Income Plan. These plans are nonqualified plans that provide certain current and former officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2008 and 2007, Huntington has an accrued pension liability of $38.5 million and $49.3 million, respectively associated with these plans. Pension expense for the plans was $2.4 million, $2.5 million, and $2.6 million in 2008, 2007, and 2006, respectively. Huntington recorded a ($0.3 million), net of tax, minimum pension liability adjustment within other comprehensive

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

income associated with these unfunded plans in 2006. The adoption of Statement No. 158 eliminated the need to record any further minimum pension liability adjustments associated with these plans.

On December 31, 2006, Huntington adopted the recognition provisions of Statement No. 158, which required Huntington to recognize the funded status of the defined benefit plans on its Consolidated Balance Sheet. Statement No. 158 also required recognition of actuarial gains and losses, prior service cost, and any remaining transition amounts from the initial application of Statements No. 87, Employers Accounting for Pensions, and Statement No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, as a component of accumulated other comprehensive income, net of tax.

The following table presents the amounts recognized in the consolidated balance sheets at December 31, 2008 and 2007 for all of Huntington defined benefit plans.:

(in thousands)	2008	2007

Accrued income and other assets	$—	$89,246
Accrued expenses and other liabilities	161,585	85,228

The following tables present the amounts recognized in accumulated other comprehensive loss (net of tax) as of December 31, 2008 and 2007 and the changes in accumulated other comprehensive income for the years ended December 31, 2008 and 2007.

(in thousands)	2008	2007

Net actuarial loss	$(156,762)	$(36,301)
Prior service cost	(4,123)	(4,914)
Transition liability	(2,691)	(2,938)

Defined benefit pension plans	$(163,576)	$(44,153)

	2008			2007
		Tax Expense	Net		Tax Expense	Net
(in thousands)	Pre-tax	(benefit)	of tax	Pre-tax	(benefit)	of tax

Balance, beginning of year	$(67,928)	$23,775	$(44,153)	$(132,813)	$46,485	$(86,328)
Impact of change in measurement date	(1,485)	520	(965)	—	—	—
Net actuarial (loss) gain:
Amounts arising during the year	(186,923)	65,423	(121,500)	53,312	(18,659)	34,653
Amortization included in net periodic benefit costs	2,608	(913)	1,695	12,169	(4,260)	7,909
Prior service cost:
Amounts arising during the year	—	—	—	(2,318)	811	(1,507)
Amortization included in net periodic benefit costs	964	(337)	627	615	(215)	400
Transition obligation:
Amounts arising during the year	(1)	—	(1)	—	—	—
Amortization included in net periodic benefit costs	1,109	(388)	721	1,107	(387)	720

Balance, end of year	$(251,656)	$88,080	$(163,576)	$(67,928)	$23,775	$(44,153)

Huntington has a defined contribution plan that is available to eligible employees. Huntington matches participant contributions, up to the first 3% of base pay contributed to the plan. Half of the employee contribution is matched on the 4th and 5th percent of base pay contributed to the plan. In the first quarter 2009, the Company announced the suspension of the contribution match to the plan. The cost of providing this plan was $15.0 million in 2008, $12.9 million in 2007, and $10.3 million in 2006. The number of shares of Huntington common stock held by this plan was 8,055,336 at December 31, 2008, and 6,591,876 at December 31, 2007. The market value of these shares was $61.7 million and $97.3 million at the same respective dates. Dividends received by the plan were $14.3 million during 2008 and $27.9 million during 2007.

19. FAIR VALUES OF ASSETS AND LIABILITIES

As discussed in Note 2, “New Accounting Pronouncements”, Huntington adopted fair value accounting standards Statement No. 157 and Statement No. 159 effective January 1, 2008. Huntington elected to apply the provisions of Statement No. 159, the fair value option, for mortgage loans originated with the intent to sell which are included in loans held for sale. Previously, a majority of the mortgage loans held for sale were recorded at fair value under the fair value hedging requirements of Statement No. 133. Application of the fair value option allows for both the mortgage loans held for sale and the related derivatives purchased to hedge interest rate risk to be carried at fair value without the burden of hedge accounting under Statement No. 133. The election was

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

applied to existing mortgage loans held for sale as of January 1, 2008, and is also being applied prospectively to mortgage loans originated for sale. As of the adoption date, the carrying value of the existing loans held for sale was adjusted to fair value through a cumulative-effect adjustment to beginning retained earnings. This adjustment represented an increase in value of $2.3 million, or $1.5 million after tax.

The following table summarizes the impact of adopting the fair value accounting standards as of January 1, 2008:

		Net Increase
	As of	to Retained	As of
	January 1, 2008	Earnings	January 1, 2008
(in thousands)	prior to Adoption	upon Adoption	after Adoption

Mortgage loans held for sale	$420,895	$2,294	$423,189
Tax impact		(803)

Cumulative effect adjustment, net of tax		$1,491

At December 31, 2008, mortgage loans held for sale had an aggregate fair value of $378.4 million and an aggregate outstanding principal balance of $368.8 million. Interest income on these loans is recorded in interest and fees on loans and leases. Included in mortgage banking income were net gains resulting from changes in fair value of these loans, including net realized gains of $32.2 million for the year ended December 31, 2008.

Statement No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Statement No. 157 also establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Securities

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include US Treasury and other federal agency securities, and money market mutual funds. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Level 2 securities include US Government and agency mortgage-backed securities and municipal securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include asset backed securities and private label CMOs, for which Huntington obtains third party pricing. With the current market conditions, the assumptions used to determine the fair value of many Level 3 securities have greater subjectivity due to the lack of observable market transactions.

Mortgage Loans Held for Sale

Mortgage loans held for sale are estimated using security prices for similar product types and, therefore, are classified in Level 2.

Mortgage Servicing Rights

MSRs do not trade in an active, open market with readily observable prices. For example, sales of MSRs do occur, but the precise terms and conditions typically are not readily available. Accordingly, MSRs are classified in Level 3.

Equity Investments

Equity investments are valued initially based upon transaction price. The carrying values are then adjusted from the transaction price to reflect expected exit values as evidenced by financing and sale transactions with third parties, or when determination of a valuation adjustment is considered necessary based upon a variety of factors including, but not limited to, current operating performance and future expectations of the particular investment, industry valuations of comparable public companies, and

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

changes in market outlook. Due to the absence of quoted market prices and inherent lack of liquidity and the long-term nature of such assets, these equity investments are included in Level 3. Certain equity investments are accounted for under the equity method and, therefore, are not subject to the fair value disclosure requirements.

Derivatives

Huntington uses derivatives for a variety of purposes including asset and liability management, mortgage banking, and for trading activities. Level 1 derivatives consist of exchange traded options and forward commitments to deliver mortgage backed securities which have quoted prices. Level 2 derivatives include basic asset and liability conversion swaps and options, and interest rate caps. Derivative instruments offered to customers are adjusted for credit considerations related to the customer based upon individual credit considerations. These derivative positions are valued using internally developed models that use readily observable market parameters. Derivatives in Level 3 consist of interest rate lock agreements related to mortgage loan commitments. The valuation includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan, which is a significant unobservable assumption.

Assets and liabilities measured at fair value on a recurring basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at Reporting Date Using
				Netting	Balance at
(in thousands)	Level 1	Level 2	Level 3	Adjustments(1)	December 31, 2008

Assets
Trading account securities	$51,888	$36,789			$88,677
Investment securities	626,130	2,342,812	$987,542		3,956,484
Mortgage loans held for sale		378,437			378,437
Mortgage servicing rights			167,438		167,438
Derivative assets	233	668,906	8,182	$(218,326)	458,995
Equity investments			36,893		36,893
Liabilities
Derivative liabilities	11,588	377,248	50	(305,519)	83,367

(1)	Amounts represent the impact of legally enforceable master netting agreements that allow the Company to settle positive and negative positions and cash collateral held or placed with the same counterparties.

The table below presents a rollforward of the balance sheet amounts for the year ended December 31, 2008, for financial instruments measured on a recurring basis and classified as Level 3. The classification of an item as Level 3 is based on the significance of the unobservable inputs to the overall fair value measurement. However, Level 3 measurements may also include observable components of value that can be validated externally. Accordingly, the gains and losses in the table below included changes in fair value due in part to observable factors that are part of the valuation methodology. During the 2008 third quarter, the market for private label CMOs became less liquid, and as a result, inputs into the determination of the fair values of Huntington’s private label CMOs could not be determined principally from or corroborated by observable market data. Consequently, Management has transferred these securities into Level 3. Transfers into Level 3 are presented in the tables below at fair value at the beginning of the reporting period.

	Level 3 Fair Value Measurements
	Year Ended December 31, 2008
	Mortgage	Net Interest	Investment	Equity
(in thousands)	Servicing Rights	Rate Locks	Securities	investments

Balance, January 1, 2008	$207,894	$(46)	$834,489	$41,516
Total gains/losses:
Included in earnings	(40,769)	8,683	(198,812)	(9,242)
Included in other comprehensive loss			(303,389)
Purchases, issuances, and settlements	313	(505)	(127,793)	4,619
Transfers in/out of Level 3			783,047

Balance, December 31, 2008	$167,438	$8,132	$987,542	$36,893

The amount of total gains or losses for the period included in earnings (or other comprehensive loss) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$(40,769)	$8,179	$(502,201)	$(3,469)

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

The table below summarizes the classification of gains and losses due to changes in fair value, recorded in earnings for Level 3 assets and liabilities for the year ended December 31, 2008.

	Level 3 Fair Value Measurements
	Year Ended December 31, 2008
	Mortgage	Net Interest	Investment	Equity
(in thousands)	Servicing Rights	Rate Locks	Securities	Investments

Classification of gains and losses in earnings:
Mortgage banking income	$(40,769)	$8,683
Securities losses			$(202,621)
Interest and fee income			3,809
Non-interest expense				$(9,242)

Total	$(40,769)	$8,683	$(198,812)	$(9,242)

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities may be required to be measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition. These assets and liabilities are not measured at fair value on an ongoing basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment.

Periodically, Huntington records nonrecurring adjustments of collateral-dependent loans measured for impairment in accordance with Statement No. 114, “Accounting by Creditors for Impairment of a Loan,” when establishing the allowance for credit losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. In cases where the carrying value exceeds the fair value of the collateral, an impairment charge is recognized. During 2008, Huntington identified $307.9 million of loans where the carrying value exceeded the fair value of the underlying collateral for the loan. These loans were written down to their fair value (a level 3 input) of $204.6 million and a nonrecurring fair value loss of $103.3 million was recorded within the provision for credit losses.

Fair Values of Financial Instruments

The carrying amounts and estimated fair values of Huntington’s financial instruments at December 31 are presented in the following table:

	2008		2007
	Carrying		Carrying
(in thousands)	Amount	Fair Value	Amount	Fair Value

Financial Assets:
Cash and short-term assets	$1,137,229	$1,137,229	$2,349,336	$2,349,336
Trading account securities	88,677	88,677	1,032,745	1,032,745
Loans held for sale	390,438	390,438	494,379	494,460
Investment securities	4,384,457	4,384,457	4,500,171	4,500,171
Net loans and direct financing leases	40,191,938	33,856,153	39,475,896	40,158,604
Derivatives	458,995	458,995	101,893	101,893
Financial Liabilities:
Deposits	(37,943,286)	(38,363,248)	(37,742,921)	(36,295,978)
Short-term borrowings	(1,309,157)	(1,252,861)	(2,843,638)	(2,776,882)
Federal Home Loan Bank advances	(2,588,976)	(2,588,445)	(3,083,555)	(3,084,590)
Other long term debt	(2,331,632)	(1,979,441)	(1,937,078)	(1,956,342)
Subordinated notes	(1,950,097)	(1,287,150)	(1,934,276)	(1,953,570)
Derivatives	(83,367)	(83,367)	(79,883)	(79,883)

The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include trading account securities, customers’ acceptance liabilities, short-term borrowings, bank acceptances outstanding, Federal Home Loan Bank Advances and cash and short-term assets, which include cash and due from banks, interest-bearing deposits in banks, and federal funds sold and securities purchased under resale agreements. Loan commitments and letters of credit generally have short-term, variable-rate features and contain clauses that limit Huntington’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value. Not all the financial instruments listed in the table above are subject to the disclosure provisions of Statement No. 157.

Certain assets, the most significant being operating lease assets, bank owned life insurance, and premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage and non-mortgage servicing rights, deposit base, and other customer relationship intangibles are not considered financial instruments and are not

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

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

The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

Loans and Direct Financing Leases

Variable-rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans and leases are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans and leases with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of probable losses and the credit risk associated in the loan and lease portfolio. The valuation of the loan portfolio reflected discounts that Huntington believed are consistent with transactions occurring in the market place.

Deposits

Demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed-rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

Debt

Fixed-rate, long-term debt is based upon quoted market prices, which are inclusive of Huntington’s credit risk. In the absence of quoted market prices, discounted cash flows using market rates for similar debt with the same maturities are used in the determination of fair value.

20. DERIVATIVE FINANCIAL INSTRUMENTS

As described in Note 1, Huntington utilizes a variety of derivative financial instruments to reduce certain risks. Huntington records derivatives at fair value, as further described in Note 19. Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate counter party credit risk. At December 31, 2008 and 2007, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $40.7 million and $31.4 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.

At December 31, 2008, Huntington pledged $312.1 million cash collateral to various counterparties, while various other counterparties pledged $232.1 million to Huntington to satisfy collateral netting agreements. In the event of credit downgrades, Huntington could be required to provide an additional $27.0 million in collateral.

A total of $2.8 million of the unrecognized net gains on cash flow hedges is expected to be recognized in 2009.

Derivatives Used in Asset and Liability Management Activities

The following table presents the gross notional values of derivatives used in Huntington’s Asset and Liability Management activities at December 31, 2008, identified by the underlying interest rate-sensitive instruments:

	Fair Value	Cash Flow
(in thousands)	Hedges	Hedges	Total

Instruments associated with:
Loans	$—	$5,305,000	$5,305,000
Deposits	80,000	—	80,000
Federal Home Loan Bank advances	—	280,000	280,000
Subordinated notes	675,000	—	675,000
Other long-term debt	50,000	—	50,000

Total notional value at December 31, 2008	$805,000	$5,585,000	$6,390,000

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

The following table presents additional information about the interest rate swaps and caps used in Huntington’s asset and liability management activities at December 31, 2008:

		Average		Weighted-Average Rate
	Notional	Maturity	Fair
(in thousands )	Value	(years)	Value	Receive	Pay

Asset conversion swaps
Receive fixed — generic	$5,305,000	1.8	$82,743	2.50%	1.03%

Total asset conversion swaps	5,305,000	1.8	82,743	2.50	1.03
Liability conversion swaps
Receive fixed — generic	750,000	7.5	139,846	5.32	3.11
Receive fixed — callable	55,000	6.5	314	4.89	2.59
Pay fixed — generic	280,000	1.0	(1,266)	1.89	5.05

Total liability conversion swaps	1,085,000	5.6	138,894	4.41	3.59

Total swap portfolio	6,390,000	2.5	221,637	2.82%	1.47%

				Weighted-Average Strike Rate

Purchased caps
Interest rate caps	300,000	0.5	32	5.50%

Total purchased caps	$300,000	0.5	$32	5.50%

Purchased floors
Interest rate floors	200,000	3.1	8,932	3.00%

Total purchased floors	$200,000	3.1	$8,932	3.00%

These derivative financial instruments were entered into for the purpose of altering the interest rate risk of assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amount resulted in an increase/(decrease) to net interest income of $10.5 million in 2008, ($3.0 million) in 2007 and ($3.1 million) in 2006.

At December 31, 2007, the fair value of the swap portfolio used for asset and liability management was $3.2 million.

The following table presents the fair values at December 31, 2008 and 2007 of Huntington’s derivatives that are designated and not designated as hedging instruments under Statement No. 133. Amounts in the table below are presented without the impact of any net collateral arrangements

Asset Derivatives Included in Accrued Income and Other Assets

	At December 31,
(in thousands)	2008	2007

Interest rate contracts designated as hedging instruments	$230,601	$16,043
Interest rate contracts not designated as hedging instruments	436,131	113,246

Total Contracts	$666,732	$129,289

Liability Derivatives Included in Accrued Expenses and Other Liabilities

	At December 31,
(in thousands)	2008	2007

Interest rate contracts designated as hedging instruments	$—	$12,759
Interest rate contracts not designated as hedging instruments	377,249	78,122

Total Contracts	$377,249	$90,881

Fair value hedges effectively convert deposits, subordinated and other long term debt from fixed rate obligations to floating rate. The changes in fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

and offset against changes in the fair value of the hedged item. The following table presents the increase or (decrease) to interest expense for the years ending December 31, 2008 and 2007 for derivatives designated as fair value hedges under Statement No 133:

Derivatives in fair		Increase (decrease)
value hedging relationships	Location of change in fair value recognized in earnings on derivative	to interest expense
(in thousands)		2008	2007
Interest Rate Contracts
Deposits	Interest Expense — Deposits	$(2,322)	$4,120
Subordinated notes	Interest Expense — Subordinated notes and other long term debt	(15,349)	260
Other long term debt	Interest Expense — Subordinated notes and other long term debt	3,810	6,598

Total		$(13,861)	$10,978

For cash flow hedges, interest rate swap contracts were entered into that pay fixed-rate interest in exchange for the receipt of variable-rate interest without the exchange of the contract’s underlying notional amount, which effectively converts a portion of its floating-rate debt to fixed-rate. This reduces the potentially adverse impact of increases in interest rates on future interest expense. In like fashion, certain LIBOR-based commercial and industrial loans were effectively converted to fixed-rate by entering into contracts that swap certain variable-rate interest payments for fixed-rate interest payments at designated times.

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

The following table presents the gains and losses recognized in other comprehensive loss (OCL) and the location in the consolidated statements of income of gains and losses reclassified from OCL into earnings for the years ending December 31, 2008 and 2007 for derivatives designated as effective cash flow hedges under Statement No 133:

				Amount of
	Amount of			gain or (loss)
	gain or (loss)			reclassified from
	recognized in			accumulated OCL
Derivatives in cash flow	OCL on derivative		Location of gain or (loss) reclassified	into earnings
hedging relationships	(effective portion)		from accumulated OCL into earnings (effective portion)	(effective portion)
(in thousands)	2008	2007		2008	2007
Interest rate contracts
Loans	$54,887	$—	Interest and fee income — loans and leases	$(9,207)	$10,257
FHLB Advances	2,394	(4,186)	Interest expense — FHLB Advances	(12,490)	(13,034)
Deposits	2,842	(1,946)	Interest expense — deposits	(4,169)	(360)
Subordinated notes	(101)	—	Interest expense — subordinated notes and other long term debt	(4,408)	(5,512)
Other long term debt	239	(125)	Interest expense — subordinated notes and other long term debt	(865)	(886)

Total	$60,261	$(6,257)		$(31,139)	$(9,535)

The following table details the gains recognized in non-interest income on the ineffective portion on interest rate contracts for derivatives designated as cash flow hedging hedges for the years ending December 31, 2008 and 2007.

Derivatives in cash flow hedging relationships
(in thousands)	2008	2007
Interest rate contracts
Loans	$3,821	$—
FHLB Advances	783	9

Total	$4,604	$9

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

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk. The interest rate risk of these customer derivatives is mitigated by entering into similar derivatives having offsetting terms with other counterparties. The credit risk to these customers is evaluated and included in the calculation of fair value.

The fair values of these derivative financial instruments, which are included in other assets, were $41.9 million and $32.2 million at December 31, 2008 and 2007. Changes in fair value of $27.0 million in 2008, $17.8 million in 2007, and $10.8 million in 2006 are reflected in other non-interest income. The total notional values of derivative financial instruments used by Huntington on behalf of customers, including offsetting derivatives, were $10.9 billion and $6.4 billion at the end of 2008 and 2007, respectively. Huntington’s credit risks from interest rate swaps used for trading purposes were $429.9 million and $116.0 million at the same dates, respectively.

Huntington also uses certain derivative financial instruments to offset changes in value of its residential mortgage servicing assets. These derivatives consist primarily of forward interest rate agreements and forward mortgage securities. The derivative instruments used are not designated as hedges under Statement No. 133. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income. The total notional value of these derivative financial instruments at December 31, 2008 and 2007, was $2.2 billion and $1.0 billion. The total notional amount at December 31, 2007 corresponds to trading assets with a fair value of $28.6 million and trading liabilities with a fair value of $13.5 million. The gains and losses related to derivative instruments included in mortgage banking income for the years ended December 31, 2008, 2007 and 2006 were ($19.0 million), ($25.5 million), and $1.6 million, respectively. Total MSR hedging gains and losses for the three years ended December 31, 2008, 2007 and 2006 were $22.4 million, ($1.7 million), and ($1.2 million), respectively and were also included in mortgage banking income. In addition, $2.6 million of trading gains on interest rate swaps were recognized in interest income.

In connection with securitization activities, Huntington purchased interest rate caps with a notional value totaling $1.3 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $1.3 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income.

21. COMMITMENTS AND CONTINGENT LIABILITIES

Commitments to Extend Credit

In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the financial statements. The contract amount of these financial agreements, representing the credit risk, at December 31 were:

	At December 31,
(in millions)	2008	2007

Contract amount represents credit risk
Commitments to extend credit
Commercial	$6,494	$6,756
Consumer	4,964	4,680
Commercial real estate	1,951	2,565
Standby letters of credit	1,272	1,549

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

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. The carrying amount of deferred revenue associated with these guarantees was $4.5 million and $4.6 million at December 31, 2008, and 2007, respectively.

Huntington uses an internal loan grading system to assess an estimate of loss on its loan and lease portfolio. The same loan grading system is used to help monitor credit risk associated with the standby letters of credit. Under this risk rating system as of

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

December 31, 2008, approximately $223 million of the standby letters of credit were rated strong; approximately $1 billion were rated average; and approximately $47 million were rated substandard.

Commercial letters of credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and generally have maturities of no longer than 90 days. The merchandise or cargo being traded normally secures these instruments.

Commitments to Sell Loans

Huntington enters into forward contracts relating to its mortgage banking business. At December 31, 2008 and 2007, Huntington had commitments to sell residential real estate loans of $759.4 million and $555.9 million, respectively. These contracts mature in less than one year.

Litigation

Between December 19, 2007 and February 1, 2008, three putative class actions were filed in the United States District Court for the Southern District of Ohio, Eastern Division, against Huntington and certain of its current or former officers and directors purportedly on behalf of purchasers of Huntington securities during the periods July 20, 2007 to November 16, 2007 or July 20, 2007 to January 10, 2008. These complaints seek to allege that the defendants violated Section 10(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act by issuing a series of allegedly false and/or misleading statements concerning Huntington’s financial results, prospects, and condition, relating, in particular, to its transactions with Franklin Credit Management (Franklin). On June 5, 2008, two cases were consolidated into a single action. On August 22, 2008, a consolidated complaint was filed asserting a class period of July 19, 2007 through November 16, 2007. At this stage, it is not possible for management to assess the probability of an adverse outcome, or reasonably estimate the amount of any potential loss. A third putative class action lawsuit was filed in the same court on January 18, 2008, with substantially the same allegations, but was dismissed on March 4, 2008.

Three putative derivative class action lawsuits were filed in the Court of Common Pleas of Delaware County, Ohio, the United States District Court for the Southern District of Ohio, Eastern Division, and the Court of Common Pleas of Franklin County, Ohio, between January 16, 2008, and April 17, 2008, against certain of Huntington’s current or former officers and directors variously seeking to allege breaches of fiduciary duty, waste of corporate assets, abuse of control, gross mismanagement, and unjust enrichment, all in connection with Huntington’s acquisition of Sky Financial, certain transactions between Huntington and Franklin, and the financial disclosures relating to such transactions. Huntington is named as a nominal defendant in each of these actions. At this stage of the lawsuits, it is not possible for management to assess the probability of an adverse outcome, or reasonably estimate the amount of any potential loss.

Between February 20, 2008 and February 29, 2008, three putative class action lawsuits were filed in the United States District Court for the Southern District of Ohio, Eastern Division, against Huntington, the Huntington Bancshares Incorporated Pension Review Committee, the Huntington Investment and Tax Savings Plan (the Plan) Administrative Committee, and certain of the Company’s officers and directors purportedly on behalf of participants in or beneficiaries of the Plan between either July 1, 2007 or July 20, 2007 and the present. The complaints seek to allege breaches of fiduciary duties in violation of the Employee Retirement Income Security Act (ERISA) relating to Huntington stock being offered as an investment alternative for participants in the Plan. The complaints sought money damages and equitable relief. On May 13, 2008, the three cases were consolidated into a single action. On August 4, 2008, a consolidated complaint was filed asserting a class period of July 1, 2007 through the present. On February 9, 2009, the court entered an order dismissing with prejudice the consolidated lawsuit in its entirety. Due to the possibility of an appeal, it is not possible for management to assess the probability of an eventual material adverse outcome, or reasonably estimate the amount of any potential loss at this time.

On May 7, 2008, a putative class action lawsuit was filed in the United States District Court for the Southern District of Ohio, Eastern Division, against Huntington (as successor in interest to Sky Financial), and certain of Sky Financial’s former officers on behalf of all persons who purchased or acquired Sky Financial common stock in connection with and as a result of Sky Financial’s October 2006 acquisition of Waterfield Mortgage Company. The complaint seeks to allege that the defendants violated Sections 11, 12, and 15 of the Securities Act of 1933 in connection with the issuance of allegedly false and misleading registration and proxy statements leading up to the Waterfield acquisition and their disclosures about the nature and extent of Sky Financial’s lending relationship with Franklin. At this stage of this lawsuit, it is not possible for management to assess the probability of an adverse outcome, or reasonably estimate the amount of any potential loss.

It is possible that the ultimate resolution of these matters, if unfavorable, may be material to the results of operations for a particular period. However, although no assurance can be given, based on information currently available, consultation with counsel, and available insurance coverage, management believes that the eventual outcome of these claims against the Company will not, individually or in the aggregate, have a material adverse effect on Huntington’s consolidated financial position.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

Low Income Housing Tax Credit Partnerships

Huntington makes certain equity investments in various limited partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit (“LIHTC”) pursuant to Section 42 of the Internal Revenue Code. The purpose of these investments is to achieve a satisfactory return on capital, to facilitate the sale of additional affordable housing product offerings and to assist us in achieving goals associated with the Community Reinvestment Act. The primary activities of the limited partnerships include the identification, development, and operation of multi-family housing that is leased to qualifying residential tenants. Generally, these types of investments are funded through a combination of debt and equity.

Huntington does not own a majority of the limited partnership interests in these entities and is not the primary beneficiary. Huntington uses the equity method to account for our investment in these entities. These investments are included in accrued income and other assets. At December 31, 2008, we have commitments of $216 million of which $166 million are funded. The unfunded portion is included in accrued expenses and other liabilities.

Commitments Under Capital and Operating Lease Obligations

At December 31, 2008, Huntington and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses or proportionately adjusted for increases in the consumer or other price indices.

The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2008, were $47.3 million in 2009, $44.4 million in 2010, $42.0 million in 2011, $40.0 million in 2012, $37.2 million in 2013, and $186.6 million thereafter. At December 31, 2008, total minimum lease payments have not been reduced by minimum sublease rentals of $49.7 million due in the future under noncancelable subleases. At December 31, 2008, the future minimum sublease rental payments that Huntington expects to receive are $17.5 million in 2009; $13.9 million in 2010; $10.4 million in 2011; $2.7 million in 2012; $2.3 million in 2013; and $2.9 million thereafter. The rental expense for all operating leases was $53.4 million, $51.3 million, and $34.8 million for 2008, 2007, and 2006, respectively. Huntington had no material obligations under capital leases.

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

As of December 31, 2008, Huntington and The Huntington National Bank (the Bank) met all capital adequacy requirements and had regulatory capital ratios in excess of the levels established for “well-capitalized” institutions. The period-end capital amounts and capital ratios of Huntington and the Bank are as follows:

	Tier 1		Total Capital		Tier 1 Leverage
(in millions)	2008	2007	2008	2007	2008	2007

Huntington Bancshares Incorporated
Amount	$5,036	$3,460	$6,535	$4,995	$5,036	$3,460
Ratio	10.72%	7.51%	13.91%	10.85%	9.82%	6.77%
The Huntington National Bank
Amount	$2,995	$3,037	$4,978	$4,650	$2,995	$3,037
Ratio	6.44%	6.64%	10.71%	10.17%	5.99%	5.99%

Tier 1 Risk-based Capital consists of total equity plus qualifying capital securities and minority interest, excluding unrealized gains and losses accumulated in other comprehensive income, and non-qualifying intangible and servicing assets. Total Risk-based Capital is Tier 1 Risk-based Capital plus qualifying subordinated notes and allowable allowances for credit losses (limited to 1.25% of total risk-weighted assets). Tier 1 Leverage Capital is equal to Tier 1 Capital. Both Tier 1 Capital and Total Capital ratios are derived by dividing the respective capital amounts by net risk-weighted assets, which are calculated as prescribed by regulatory agencies. Tier 1 Leverage Capital ratio is calculated by dividing the Tier 1 capital amount by average adjusted total assets for the fourth quarter of 2008 and 2007, less non-qualifying intangibles and other adjustments.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

The parent company has the ability to provide additional capital to the Bank to maintain the Bank’s risk-based capital ratios at levels at which would be considered “well-capitalized.”

 123.1

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

Huntington and its subsidiaries are also subject to various regulatory requirements that impose restrictions on cash, debt, and dividends. The Bank is required to maintain cash reserves based on the level of certain of its deposits. This reserve requirement may be met by holding cash in banking offices or on deposit at the Federal Reserve Bank. During 2008 and 2007, the average balance of these deposits were $44.8 million and $39.7 million, respectively.

Under current Federal Reserve regulations, the Bank is limited as to the amount and type of loans it may make to the parent company and non-bank subsidiaries. At December 31, 2008, the Bank could lend $497.7 million to a single affiliate, subject to the qualifying collateral requirements defined in the regulations.

Dividends from the Bank are one of the major sources of funds for Huntington. These funds aid the parent company in the payment of dividends to shareholders, expenses, and other obligations. Payment of dividends to the parent company is subject to various legal and regulatory limitations. Regulatory approval is required prior to the declaration of any dividends in excess of available retained earnings. The amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for the current year and retained net income for the preceding two years, less any required transfers to surplus or common stock. At December 31, 2008, the bank could not have declared and paid additional dividends to the parent company without regulatory approval.

23. PARENT COMPANY FINANCIAL STATEMENTS

The parent company condensed financial statements, which include transactions with subsidiaries, are as follows.

Balance Sheets	December 31,
(in thousands)	2008	2007
ASSETS
Cash and cash equivalents(1)	$1,122,056	$153,489
Due from The Huntington National Bank	532,746	144,526
Due from non-bank subsidiaries	338,675	332,517
Investment in The Huntington National Bank	5,274,261	5,607,872
Investment in non-bank subsidiaries	854,575	844,032
Accrued interest receivable and other assets	146,167	165,416

Total assets	$8,268,480	$7,247,852

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term borrowings	$1,852	$2,578
Long-term borrowings	803,699	902,169
Dividends payable, accrued expenses, and other liabilities	235,788	393,965

Total liabilities	1,041,339	1,298,712

Shareholders’ equity	7,227,141	5,949,140

Total liabilities and shareholders’ equity(2)	$8,268,480	$7,247,852

(1) Includes restricted cash of $125,000 at December 31, 2008.
(2) See page 85 for Huntington’s Consolidated Statements of Changes in Shareholders’ Equity.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

Statements of Income	Year Ended December 31,
(in thousands)	2008	2007	2006
Income
Dividends from
The Huntington National Bank	$142,254	$239,000	$575,000
Non-bank subsidiaries	69,645	41,784	47,476
Interest from
The Huntington National Bank	19,749	18,622	13,167
Non-bank subsidiaries	12,700	12,180	10,880
Management fees from subsidiaries	—	3,882	9,539
Other	108	1,180	23

Total income	244,456	316,648	656,085

Expense
Personnel costs	24,398	24,818	31,427
Interest on borrowings	44,890	41,189	17,856
Other	240	14,667	20,040

Total expense	69,528	80,674	69,323

Income before income taxes and equity in undistributed net income of subsidiaries	174,928	235,974	586,762
Income taxes	(120,371)	(39,509)	(20,922)

Income before equity in undistributed net income of subsidiaries	295,299	275,483	607,684
Increase (decrease) in undistributed net income of:
The Huntington National Bank	(98,863)	(176,083)	(142,672)
Non-bank subsidiaries	(310,242)	(24,231)	(3,791)

Net (loss) income	$(113,806)	$75,169	$461,221

Statements of Cash Flows	Year Ended December 31,
(in thousands)	2008	2007	2006
Operating activities
Net (loss) income	$(113,806)	$75,169	$461,221
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	266,851	200,315	146,463
Depreciation and amortization	2,071	4,367	2,150
Other, net	65,076	(51,283)	170,367

Net cash provided by operating activities	220,192	228,568	780,201

Investing activities
Net cash paid for acquisition	—	(313,311)	—
Repayments from subsidiaries	540,308	333,469	370,049
Advances to subsidiaries	(1,337,165)	(442,418)	(397,216)

Net cash used in investing activities	(796,857)	(422,260)	(27,167)

Financing activities
Proceeds from issuance of long-term borrowings	—	250,010	250,200
Payment of borrowings	(98,470)	(42,577)	(249,515)
Dividends paid on preferred stock	(23,242)	—	—
Dividends paid on common stock	(279,608)	(289,758)	(231,117)
Acquisition of treasury stock	—	—	(378,835)
Proceeds from issuance of preferred stock	1,947,625	—	—
Proceeds from issuance of common stock	(1,073)	16,782	41,842

Net cash provided by (used in) financing activities	1,545,232	(65,543)	(567,425)

Change in cash and cash equivalents	968,567	(259,235)	185,609
Cash and cash equivalents at beginning of year	153,489	412,724	227,115

Cash and cash equivalents at end of year	$1,122,056	$153,489	$412,724

Supplemental disclosure:
Interest paid	$44,890	$41,189	$17,856
Dividends in-kind received from The Huntington National Bank	124,689	—	—

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

24. SEGMENT REPORTING

Huntington has three distinct lines of business: Regional Banking, Auto Finance and Dealer Sales (AFDS), and the Private Financial, Capital Markets, and Insurance Group (PFCMIG). A fourth segment includes the Treasury function and other unallocated assets, liabilities, revenue, and expense. Lines of business results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. An overview of this system is provided below, along with a description of each segment and discussion of financial results.

The following provides a brief description of the four operating segments of Huntington:

Regional Banking: This segment provides traditional banking products and services to consumer, small business and commercial customers located in its 11 operating regions within the six states of Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. It provides these services through a banking network of over 600 branches, and over 1,400 ATMs, along with Internet and telephone banking channels. It also provides certain services outside of these six states, including mortgage banking and equipment leasing. Each region is further divided into retail and commercial banking units. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, small business loans, personal and business deposit products, as well as sales of investment and insurance services. At December 31, 2008, Retail Banking accounted for 52% and 85% of total Regional Banking loans and deposits, respectively. Commercial Banking serves middle market and large commercial banking relationships, which use a variety of banking products and services including, but not limited to, commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities.

Auto Finance and Dealer Sales (AFDS): This segment provides a variety of banking products and services to more than 3,600 automotive dealerships within the Company’s primary banking markets, as well as in Arizona, Florida, Nevada, New Jersey, New York, Tennessee and Texas. AFDS finances the purchase of automobiles by customers at the automotive dealerships, purchases automobiles from dealers and simultaneously leases the automobiles to consumers under long-term leases, finances the dealerships’ new and used vehicle inventories, land, buildings, and other real estate owned by the dealerships, or dealer working capital needs; and provides other banking services to the automotive dealerships and their owners. Competition from the financing divisions of automobile manufacturers and from other financial institutions is intense. AFDS’ production opportunities are directly impacted by the general automotive sales business, including programs initiated by manufacturers to enhance and increase sales directly. Huntington has been in this line of business for over 50 years.

Private Financial, Capital Markets, and Insurance Group (PFCMIG): This segment provides products and services designed to meet the needs of higher net worth customers. Revenue is derived through the sale of trust, asset management, investment advisory, brokerage, insurance ,and private banking products and services. PFCMIG also focuses on financial solutions for corporate and institutional customers that include investment banking, sales and trading of securities, mezzanine capital financing, and risk management products. To serve high net worth customers, a unique distribution model is used that employs a single, unified sales force to deliver products and services mainly through Regional Banking distribution channels.

Treasury/Other: This segment includes revenue and expense related to assets, liabilities, and equity that are not directly assigned or allocated to one of the other three business segments. Assets in this segment include investment securities and bank owned life insurance and loans to Franklin. Net interest income/(expense) includes the net impact of administering our investment securities portfolios as part of overall liquidity management. A match-funded transfer pricing system is used to attribute appropriate funding interest income and interest expense to other business segments. As such, net interest income includes the net impact of any over or under allocations arising from centralized management of interest rate risk. Furthermore, net interest income includes the net impact of derivatives used to hedge interest rate sensitivity. Non-interest income includes miscellaneous fee income not allocated to other business segments, including bank owned life insurance income. Fee income also includes asset revaluations not allocated to other business segments, as well as any investment securities and trading assets gains or losses. The non-interest expense includes certain corporate administrative, merger costs, and other miscellaneous expenses not allocated to other business segments. This segment also includes any difference between the actual effective tax rate of Huntington and the statutory tax rate used to allocate income taxes to the other segments.

During 2008, certain organizational changes resulted in the transfer of certain businesses/assets to other segments. The primary transfers in 2008 were: (a) the insurance business to PFCMIG from Treasury/Other, and (b) Franklin to Treasury/Other from Regional Banking. Prior period amounts have been reclassified to conform to the current period presentation.

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

Listed below is certain operating basis financial information reconciled to Huntington’s 2008, 2007, and 2006 reported results by line of business:

	Regional			Treasury/	Huntington
INCOME STATEMENTS (in thousands)	Banking	AFDS	PFCMIG	Other	Consolidated

2008
Net interest income	$1,413,287	$142,966	$103,186	$(127,748)	$1,531,691
Provision for credit losses	(523,488)	(75,155)	(20,820)	(438,000)	(1,057,463)
Non-interest income	504,991	59,870	254,372	(112,095)	707,138
Non-interest expense	(968,820)	(127,897)	(246,446)	(134,211)	(1,477,374)
Income taxes	(149,089)	76	(31,603)	362,818	182,202

Net (loss) income as reported	$276,881	$(140)	$58,689	$(449,236)	$(113,806)

2007
Net interest income	$1,071,975	$133,947	$83,208	$12,382	$1,301,512
Provision for credit losses	(177,588)	(30,603)	(11,672)	(423,765)	(643,628)
Non-interest income	453,881	41,745	201,170	(20,195)	676,601
Non-interest expense	(872,607)	(80,924)	(203,806)	(154,505)	(1,311,842)
Income taxes	(166,481)	(22,457)	(24,116)	265,580	52,526

Net income as reported	$309,180	$41,708	$44,784	$(320,503)	$75,169

2006
Net interest income	$877,114	$134,998	$73,701	$(66,636)	$1,019,177
Provision for credit losses	(45,316)	(14,209)	(5,666)	—	(65,191)
Non-interest income	340,553	83,602	169,448	(32,534)	561,069
Non-interest expense	(692,968)	(112,358)	(142,252)	(53,416)	(1,000,994)
Income taxes	(167,784)	(32,211)	(33,330)	180,485	(52,840)

Net income as reported	$311,599	$59,822	$61,901	$27,899	$461,221

	Assets		Deposits
	At December 31,		At December 31,
BALANCE SHEETS (in millions)	2008	2007	2008	2007

Regional Banking	$34,435	$34,670	$32,874	$32,625
AFDS	6,395	5,891	67	60
PFCMIG	3,413	3,003	1,785	1,639
Treasury/Other	10,110	11,133	3,217	3,419

Total	$54,353	$54,697	$37,943	$37,743

Notes to Consolidated Financial Statements	Huntington Bancshares Incorporated

25.	QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations, for the years ended December 31, 2008 and 2007:

	2008
(in thousands, except per share data)	Fourth	Third	Second	First
Interest income	$662,508	$685,728	$696,675	$753,411
Interest expense	(286,143)	(297,092)	(306,809)	(376,587)

Net interest income	376,365	388,636	389,866	376,824

Provision for credit losses	(722,608)	(125,392)	(120,813)	(88,650)
Non-interest income	67,099	167,857	236,430	235,752
Non-interest expense	(390,094)	(338,996)	(377,803)	(370,481)

(Loss) income before income taxes	(669,238)	92,105	127,680	153,445
Benefit (provision) for income taxes	251,949	(17,042)	(26,328)	(26,377)

Net (loss) income	(417,289)	75,063	101,352	127,068
Dividends on preferred shares	(23,158)	(12,091)	(11,151)	—

Net (loss) income applicable to common shares	$(440,447)	$62,972	$90,201	$127,068

Net (loss) income per common share — Basic	$(1.20)	$0.17	$0.25	$0.35
Net (loss) income per common share — Diluted	(1.20)	0.17	0.25	0.35

	2007
(in thousands, except per share data)	Fourth	Third	Second	First
Interest income	$814,398	$851,155	$542,461	$534,949
Interest expense	(431,465)	(441,522)	(289,070)	(279,394)

Net interest income	382,933	409,633	253,391	255,555

Provision for credit losses	(512,082)	(42,007)	(60,133)	(29,406)
Non-interest income	170,557	204,674	156,193	145,177
Non-interest expense	(439,552)	(385,563)	(244,655)	(242,072)

(Loss) income before income taxes	(398,144)	186,737	104,796	129,254
Benefit (provision) for income taxes	158,864	(48,535)	(24,275)	(33,528)

Net (loss) income	$(239,280)	$138,202	$80,521	$95,726

Net (loss) income per common share — Basic	$(0.65)	$0.38	$0.34	$0.41
Net (loss) income per common share — Diluted	(0.65)	0.38	0.34	0.40